As filed with the Securities and Exchange Commission on February 5, 2021
Registration No. 333-251402

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bonanza Creek Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1311 (Primary Standard Industrial Classification Code Number)	61-1630631 (I.R.S. Employer Identification Number)
410 17th Street, Suite 1400
Denver, CO 80202
(720) 440-6100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Skip Marter
Bonanza Creek Energy, Inc.
410 17th Street, Suite 1400
Denver, CO 80202
(720) 440-6100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
With copies to:
Shelley A. Barber Robert L. Kimball Vinson & Elkins LLP 1114 Avenue of the Americas, 32nd Floor New York, NY 10036 (212) 237-0000	Kenneth A. Wonstolen Senior Vice President-General Counsel and Secretary HighPoint Resources Corporation 555 17th Street, Suite 3700 Denver, CO 80202 (303) 293-9100	Sean T. Wheeler Matthew R. Pacey Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 (713) 836-3600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Check one:
Large accelerated filer ☐Accelerated filer ☒Non-accelerated filer ☐Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Bonanza Creek Energy Operating Company, LLC(1)	Delaware	20-4830537
Holmes Eastern Company, LLC(1)	Delaware	26-4665456
Rocky Mountain Infrastructure, LLC(1)	Delaware	47-5626659
Boron Merger Sub, Inc.(1)	Delaware	85-3779044

(1)
The address, including zip code, and telephone number, including area code, for the registrant is 410 17th Street, Suite 1400, Denver Colorado, 80202, (720) 440-6100.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. Bonanza Creek and HighPoint may not complete the Exchange Offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2021
PROSPECTUS

BONANZA CREEK ENERGY, INC.
HIGHPOINT RESOURCES CORPORATION
Offer to exchange any and all of the 7.0% Senior Notes due 2022 and the 8.75% Senior Notes due 2025
of HighPoint Operating Corporation (“HighPoint OpCo”)
Solicitation of Consents to Proposed Amendments to Related Indentures
and
Solicitation of Votes on a Prepackaged Plan of Reorganization

MESSAGE TO HOLDERS OF HIGHPOINT SENIOR NOTES:
We are delivering this Prospectus to you in connection with the proposed merger of Bonanza Creek and HighPoint (as defined below), which is described in more detail herein. In order to successfully consummate the merger out of court, we require the following action from holders of the HighPoint Senior Notes (as defined below):
1.
Participation in the Exchange Offers (as defined below) by holders of not less than 97.5% of the aggregate principal amount outstanding of each series of the HighPoint Senior Notes; and

2.
Consent by such holders to the proposed amendments to the HighPoint Senior Notes indentures described herein.

If the conditions to the Exchange Offers are not satisfied, the merger and exchange of the HighPoint Senior Notes may be implemented through a Chapter 11 filing by HighPoint and its subsidiaries. Holders of the HighPoint Senior Notes are also being asked to:
1.
Vote to accept the Prepackaged Plan (as defined below) in order to consummate the merger in court in the event the Exchange Offers are not completed out-of-court.

The Exchange Offers and the Consent Solicitations will expire at 5:00 p.m., New York City time, on            , 2021, unless extended by Bonanza Creek and HighPoint (such date and time, as they may be extended, the “Expiration Deadline”). In order to be eligible to receive the Exchange Consideration (as defined herein), holders of HighPoint Senior Notes must validly tender their HighPoint Senior Notes by the Expiration Deadline. Votes to accept or reject the Prepackaged Chapter 11 Plan of HighPoint and its subsidiaries in the form attached to this Prospectus as annexes J and K (as same may be modified, amended or supplemented from time to time, the “Prepackaged Plan”) must be received no later than 5:00 p.m., New York City time, on           , 2021 (the “Voting Deadline”). Holders of HighPoint Senior Notes may not validly tender HighPoint Senior Notes in an Exchange Offer without delivering a Consent in the corresponding Consent Solicitation. However, holders of HighPoint Senior Notes may deliver votes to accept or reject the Prepackaged Plan without tendering their HighPoint Senior Notes in the Exchange Offers. Holders of HighPoint Senior Notes who tender HighPoint Senior Notes in the Exchange Offers will not have withdrawal rights unless Bonanza Creek grants withdrawal rights in connection with an amendment to certain terms of the Exchange Offers as described herein.

The Exchange Offers
General.   Upon the terms and subject to the conditions described herein, Bonanza Creek is offering to exchange shares of its common stock and newly issued senior notes of Bonanza Creek for any and all of the 7.0% Senior Notes due October 15, 2022 of HighPoint OpCo (the “2022 Notes”) and the 8.75% Senior Notes due June 15, 2025 of HighPoint OpCo (the “2025 Notes” and, together with the 2022 Notes, the “HighPoint Senior Notes”). We refer to the offer with respect to each series of HighPoint Senior Notes as an “Exchange Offer” and the offers together as the “Exchange Offers.”
If the Exchange Offers are successful, holders of HighPoint Senior Notes will receive the following for each $1,000 principal amount of HighPoint Senior Notes validly tendered and accepted for exchange:
•
Exchange Consideration:   The Exchange Consideration consisting of at least the following, each of which is subject to increase based on the level of participation in the Exchange Offers and subject to adjustment for fractional shares and minimum denominations:

◦
14.90274240 shares of Bonanza Creek common stock (having a value of $318.77 based on the closing price of Bonanza Creek common stock on February 1, 2021); and

◦
$138.46153846 principal amount of new Bonanza Creek Senior Notes, described below;

•
Interest:   A cash payment equal to accrued and unpaid interest on the HighPoint Senior Notes from the most recent interest payment date to, but not including, the Settlement Date; and

•
Consent Fee:   A cash payment of $2.50 to be paid by HighPoint upon satisfaction of the conditions to the Change of Control Amendment.

Please read this Prospectus (as it may be supplemented and amended from time to time, this “Prospectus”) carefully for additional details regarding the Exchange Offers and the payments described above.
Aggregate Exchange Consideration.   Bonanza Creek is offering a combination of two types of consideration in the Exchange Offers, each of which is subject to the maximum aggregate amounts set forth below:
•
Bonanza Creek common stock:   an aggregate of 9,314,214 shares (the “Stock Consideration”) of Bonanza Creek common stock, par value $0.01 per share (“Bonanza Creek common stock”); and

•
Bonanza Creek Senior Notes:   an aggregate principal amount of 7.5% Senior Notes due 2026 of Bonanza Creek (the “Bonanza Creek Senior Notes”) equal to $100 million minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers (the “Notes Consideration”). As a result, the aggregate Notes Consideration will vary based on the principal amount of HighPoint Senior Notes tendered.

The maximum amount of each type of consideration will be allocated pro rata to holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers. Each type of consideration received by holders of the HighPoint Senior Notes per $1,000 principal amount of notes will be at least equal to the minimum amounts set forth below. However, the aggregate Notes Consideration and the mix of consideration per $1,000 principal amount of notes tendered will vary based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold. We refer to the aggregate Stock Consideration and the aggregate Notes Consideration together as the “Aggregate Exchange Consideration.”
Minimum Exchange Consideration and Proration.   Upon the terms and subject to the conditions set forth in this Prospectus, holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers, will receive, on the Settlement Date, the Exchange Consideration for each $1,000 principal amount of HighPoint Senior Notes. The “Exchange Consideration” will consist of at least the following for each $1,000 principal amount of HighPoint Senior Notes accepted for exchange:
•
14.90274240 shares of Bonanza Creek common stock, subject to adjustment to avoid fractional shares as described below; and

•
$138.46153846 principal amount of Bonanza Creek Senior Notes, subject to adjustment for minimum denominations as described below.

As a result of the proration of the Aggregate Exchange Consideration described above, tendering holders will receive additional shares of Bonanza Creek common stock, additional principal amounts of Bonanza Creek Senior Notes, or both, based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold. If less than 100% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive additional shares of Bonanza Creek common stock upon proration of the aggregate Stock Consideration. If greater than 97.5% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive a higher principal amount of Bonanza Creek Senior Notes upon proration of the aggregate Notes Consideration.
Illustrative Table and Graph.   The following table sets forth the minimum amounts of each type of consideration tendering holders will receive for each $1,000 principal amount of HighPoint Senior Notes tendered, the implied total value of the minimum consideration, and the consent fee payable in connection with the Change of Control Amendment. The graph following the table shows numerical examples of the mix of consideration holders would receive at specified participation levels between the minimum participation threshold of 97.5% and 100.0% participation.
Exchange Offer Consideration, Minimum Participation Condition and Consent Fee
Title of Series of HighPoint Senior Notes/ CUSIP/ISIN Numbers	Aggregate Principal Amount Outstanding	Minimum Stock Consideration per $1,000 principal amount of HighPoint Senior Notes tendered(1)	Minimum Notes Consideration per $1,000 principal amount of HighPoint Senior Notes tendered(2)	Implied Total Value of Minimum Exchange Consideration(3)(4)	Minimum Participation Condition(5)	Change of Control Amendment Consent Fee(6)
7.0% Senior Notes due 2022 06846NAD6 / US06846NAD66	$350,000,000	14.90274240	$138.46153846	$457.23	97.5%	$2.50
8.75% Senior Notes due 2025 06846NAF1 / US06846NAF15	$275,000,000	14.90274240	$138.46153846	$457.23	97.5%	$2.50
Indicative Mix and Implied Value of Consideration
per $1,000 Principal Amount of HighPoint Senior Notes Tendered

(1)
If less than 100% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive additional shares of Bonanza Creek common stock upon proration of the aggregate Stock Consideration.

(2)
If greater than 97.5% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive a higher principal amount of Bonanza Creek Senior Notes upon proration of the aggregate Notes Consideration. The aggregate Notes Consideration equals $100 million minus the outstanding aggregate principal amount of the HighPoint Senior Notes that are not validly tendered and accepted in the Exchange Offers. If 97.5% of the aggregate principal amount outstanding of HighPoint Senior Notes are exchanged in the Exchange Offers, $84,375,000 aggregate principal amount of Bonanza Creek Senior Notes will be issued and $15,625,000 aggregate principal amount of HighPoint Senior Notes will remain outstanding. If 100.0% of the aggregate principal amount outstanding of HighPoint Senior Notes are exchanged in the Exchange Offers, $100,000,000 aggregate principal amount of Bonanza Creek Senior Notes will be issued.
(3)
Does not include accrued and unpaid interest to, but not including, the Settlement Date, which will be paid in cash on the Settlement Date to holders of HighPoint Senior Notes accepted for exchange in the Exchange Offers. If the Exchange Offers are not consummated and the exchange is effected through the Prepackaged Plan, no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes.

(4)
Provided for illustrative purposes only. Value of Bonanza Creek common stock calculated based on the closing price per share of Bonanza Creek common stock of $21.39 on February 1, 2021 as quoted on the New York Stock Exchange.

(5)
The Exchange Offers are subject to the condition that not less than 97.5% of each series of the HighPoint Senior Notes is validly tendered in the Exchange Offers. See “— Conditions to the Exchange Offers and Consent Solicitations.”

(6)
Upon satisfaction of the Minimum Participation Condition (as defined below), HighPoint will pay consenting holders a consent fee of $2.50 per $1,000 principal amount of HighPoint Senior Notes.

Exchange Offer Informational Website.   Holders of HighPoint Senior Notes may visit https://dm.epiq11.com/HighPoint to review information about the principal amount of HighPoint Senior Notes that have been tendered, the calculation of the mix of consideration holders would receive at those tendered amounts, and the implied total value of that consideration consistent with the preceding graph. The information contained in that website is not part of this Prospectus.
Interest.   Holders of HighPoint Senior Notes accepted for exchange in the Exchange Offers will also receive a cash payment equal to the accrued and unpaid interest in respect of such HighPoint Senior Notes from the most recent interest payment date to, but not including, the Settlement Date. If the Exchange Offers are not consummated and the exchange is effected through the Prepackaged Plan, no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes. Interest on the Bonanza Creek Senior Notes will accrue from the Settlement Date.
No Withdrawal Rights.   Holders of HighPoint Senior Notes who tender HighPoint Senior Notes in the Exchange Offers will not have withdrawal rights unless Bonanza Creek grants withdrawal rights in connection with an amendment to certain terms of the Exchange Offers.
Bonanza Creek Senior Notes and Guarantees.   See “Description of the Bonanza Creek Senior Notes” for a description of the terms of the Bonanza Creek Senior Notes. The Bonanza Creek Senior Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis, initially by each of Bonanza Creek’s subsidiaries and in the future by each restricted subsidiary that guarantees a credit facility of Bonanza Creek.
No Fractional Shares; Minimum Denominations.   Calculations of Stock Consideration will be rounded down with respect to each holder to the nearest whole share, and no fractional shares of Bonanza Creek common stock will be issued for the HighPoint Senior Notes. Calculations of Notes Consideration will be rounded down with respect to each holder to the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof, and no additional shares of Bonanza Creek common stock will be issued or payment made in compensation for such adjustments.
Settlement Date
Bonanza Creek plans to issue the Bonanza Creek common stock and the Bonanza Creek Senior Notes offered in the Exchange Offers on the effective time of the merger (such date, the “Settlement Date”), which is expected to occur promptly following the satisfaction or waiver of the closing conditions in the merger agreement and assuming that the conditions to the Exchange Offers are satisfied or, where permitted, waived, not later than on the third business day following the Expiration Deadline. If the conditions to the Exchange Offers are not satisfied or waived, but the conditions to the Prepackaged Plan are satisfied, HighPoint will file the HighPoint Chapter 11 cases and seek confirmation of the Prepackaged Plan, in which case all HighPoint Senior Notes would be canceled in exchange for Bonanza Creek common stock and the Bonanza Creek Senior Notes, as set forth in the Prepackaged Plan. The treatment of the HighPoint Senior Notes under the Prepackaged Plan and Bonanza Creek’s obligations to consummate the merger if the HighPoint Chapter 11 cases are commenced are described herein.
Exchange Listings
Bonanza Creek common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BCEI.” Bonanza Creek intends to apply for listing of the shares of Bonanza Creek common stock issuable to holders of HighPoint Senior Notes in connection with the Exchange Offers on the NYSE. The HighPoint Senior Notes are not, and the Bonanza Creek Senior Notes will not be, listed on any securities exchange. Currently, there is no public market for the Bonanza Creek Senior Notes. The Bonanza Creek Senior Notes and the related guarantees will have the terms as described in “Description of the Bonanza Creek Senior Notes.”
When the merger is completed, the HighPoint common stock will cease to be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, HighPoint will not file periodic reports or information with the U.S. Securities and Exchange Commission (the “SEC”) or, if the Proposed Amendments (as defined below) for the HighPoint Senior Notes become operative, with the HighPoint Senior Notes Trustee (as defined herein) or any holders of the HighPoint Senior Notes. Consequently, the liquidity, market value and price volatility of the HighPoint Senior Notes that remain outstanding after the completion of the Exchange Offers may be materially and adversely affected.
The Consent Solicitations
In connection with the Exchange Offers, HighPoint is soliciting, on behalf of HighPoint OpCo, consents (each, a “Consent Solicitation” and together, the “Consent Solicitations”), upon the terms and subject to the conditions set forth in this Prospectus from all eligible holders of the HighPoint Senior Notes (the “Consents”) to certain proposed amendments to the HighPoint Indentures (as defined below) that would (i) make such amendments to the definition of “Change of Control” and other related provisions in the indentures as are required to expressly exclude the merger and the other transactions contemplated by the merger agreement from such definitions and related provisions (the “Change of Control Amendment”), and (ii) eliminate the majority of the restrictive covenants and certain events of default (the “Other Indenture Amendments,” and together with the Change of Control Amendment the “Proposed Amendments”), as more fully described under “The Proposed Amendments.”
Upon receipt of the consent of the holders of a majority of the aggregate principal amount of a series of HighPoint Senior Notes outstanding, HighPoint OpCo will enter into supplemental indentures (each, a “Supplemental Indenture” and together, the “Supplemental Indentures”), each attached hereto as Annexes C, D, E and F, respectively, to implement the Proposed Amendments with respect to such series of HighPoint Senior Notes. However, the Proposed Amendments will not become operative until, in the case of the Change of Control Amendment, the payment of the Change of Control Amendment Consent Fee and, in the case of the Other Indenture Amendments, concurrently with the settlement of the Exchange Offers on the Settlement Date, subject to satisfaction or waiver of the conditions to the Exchange Offers. Upon satisfaction of the Minimum Participation Condition (as defined below), HighPoint will pay consenting holders a consent fee of $2.50 per $1,000 principal amount of HighPoint Senior Notes (the “Change of Control Amendment Consent Fee”). If the Proposed Amendments become operative, all holders who do not validly tender their HighPoint Senior Notes in the Exchange Offers will be bound by the Proposed Amendments even though they did not consent to the Proposed Amendments. Bonanza Creek and HighPoint can provide no assurance that the conditions to the Exchange Offers and Consent Solicitations will be satisfied. The Proposed Amendments to the HighPoint Indentures are described in this Prospectus under “The Proposed Amendments,” and the conditions to the Exchange Offers and Consent Solicitations are described in this Prospectus under “Description of the Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” Holders of HighPoint Senior Notes may not validly tender HighPoint Senior Notes in an Exchange Offer without delivering a Consent in the corresponding Consent Solicitation and may not deliver a Consent in a Consent Solicitation without tendering HighPoint Senior Notes in the corresponding Exchange Offer. Consents delivered in the Consent Solicitations are irrevocable.
Holders of HighPoint Senior Notes who tender into the Exchange Offers will also be required to waive, among other things, any existing defaults on or with respect to the HighPoint Senior Notes that may be modified or eliminated by majority vote of the HighPoint Senior Notes and any rights to rescind their acceptance of the Exchange Offers after the Expiration Deadline (the “HighPoint Senior Notes Waivers”). Unless otherwise specified or the context otherwise requires, references to “Consents” herein also refer to the HighPoint Senior Notes Waivers.
Conditions to the Exchange Offers and Consent Solicitations
Bonanza Creek’s obligations under the Exchange Offers are subject to the satisfaction, amendment or waiver of certain conditions, including (i) not less than 97.5% of the aggregate principal amount outstanding of each series of the HighPoint Senior Notes being validly tendered in accordance with the terms of the Exchange Offers prior to the Expiration Deadline (the “Minimum Participation Condition”); (ii) the satisfaction of the closing conditions in the Agreement and Plan of Merger, dated as of November 9, 2020, by and among Bonanza Creek, HighPoint and Boron Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Bonanza Creek (“Merger Sub”) (as amended by Amendment No. 1, dated January 29, 2021, by and among Bonanza Creek, Highpoint and Merger Sub (the “Merger Agreement Amendment”), as may be further amended from time to time, the “merger agreement”), providing for Bonanza Creek’s acquisition of HighPoint (the “merger” and such conditions to the merger, the “Merger Condition” and together with the Minimum Participation Condition and certain other conditions, the “Exchange Conditions”); and (iii) the General Conditions (as defined herein). Bonanza Creek and HighPoint may, at any time prior to the Expiration Deadline, amend the Exchange Conditions with respect to one or both of the Exchange Offers and waive any of the General Conditions (except the condition that the registration statement of which this Prospectus forms a part has been declared effective by the SEC), in each case, pursuant to the terms of, and subject to the amendment provisions set forth in, the merger agreement and the Transaction Support Agreement (as defined below) and subject to applicable law. Effectiveness of the Proposed Amendments is subject, in the case of the Change of Control Amendment, to the satisfaction of the Minimum Participation Condition and payment of the Change of Control Amendment Consent Fee and, in the case of the Other Indenture Amendments, to the satisfaction, amendment or waiver of the Exchange Conditions and the General Conditions and the closing of the Exchange Offers on the Settlement Date. The terms and conditions of Bonanza Creek’s obligations under the Exchange Offers and HighPoint’s obligations under the Consent Solicitations are described in further detail under “The Exchange Offers and Consent Solicitations.”
Any waiver of a condition or amendment of a term by Bonanza Creek and HighPoint with respect to an Exchange Offer will automatically waive such condition or amend such term with respect to the corresponding Consent Solicitation, as applicable. Bonanza Creek and HighPoint may waive the conditions or amend the terms of any Exchange Offer without waiving the conditions or amending the terms of the other Exchange Offer, subject to the terms of the merger agreement and the Transaction Support Agreement.
The Prepackaged Plan (Annex I) and Plan Solicitation
Concurrently with the Exchange Offers and Consent Solicitations, HighPoint is soliciting votes from the holders of the HighPoint Senior Notes to accept or reject the Prepackaged Plan (the “Plan Solicitation”). The Prepackaged Plan is an alternative method of consummating the transactions if certain closing conditions contained in the merger agreement to consummate the transactions out of court are not met or waived. In the event that the conditions to the Exchange Offers and Consent Solicitation are not satisfied or waived (to the extent waivable), or HighPoint is unable to obtain the required approval of its stockholders to consummate the transactions out of court, but HighPoint receives acceptances of the Prepackaged Plan from a majority of holders of HighPoint Senior Notes that vote on the Prepackaged Plan, including at least two-thirds of the aggregate principal amount of HighPoint Senior Notes that vote on the Prepackaged Plan, and the other requisite conditions to the Prepackaged Plan are satisfied, HighPoint will seek confirmation of the Prepackaged Plan in the HighPoint Chapter 11 cases. At this time, HighPoint has not formally approved the commencement of the HighPoint Chapter 11 cases, although the merger agreement obligates HighPoint to commence the HighPoint Chapter 11 cases if the HighPoint out-of-court proposal is not approved or the Minimum Participation Condition is not satisfied, and the conditions to filing the Prepackaged Plan have been satisfied. A copy of the Prepackaged Plan is attached to this Prospectus as Annex I. For a more detailed description of the Prepackaged Plan, see the HighPoint disclosure statement attached to this Prospectus as Annex H. The HighPoint disclosure statement, which is accompanied by a ballot to be used for voting on the Prepackaged Plan, is being distributed with this Prospectus to the holders of HighPoint Senior Notes to solicit votes to accept or reject the Prepackaged Plan.
The Merger
The merger agreement, among other things, provides for (i) the merger of Merger Sub into HighPoint, with HighPoint continuing its existence as the surviving company as a subsidiary of Bonanza Creek following the merger (the “surviving company”); (ii) the commencement by Bonanza Creek and HighPoint of the Exchange Offers and Consent Solicitations, respectively; and (iii) the Plan Solicitation by HighPoint (collectively the “transactions”). Following the closing of the merger and the other transactions, based on the number of shares of Bonanza Creek common stock outstanding as of the date of the merger agreement, Bonanza Creek’s existing stockholders will own approximately 68% of the issued and outstanding shares of Bonanza Creek and HighPoint’s existing stockholders and the holders of HighPoint Senior Notes will own approximately 32% of the issued and outstanding shares of Bonanza Creek. Based on the number of shares of Bonanza Creek common stock outstanding as of the date of the merger agreement, existing stockholders of HighPoint are expected to own 1.6% of Bonanza Creek while participating holders of HighPoint Senior Notes are expected to own 30.4% of Bonanza Creek and up to $100 million of Bonanza Creek Senior Notes, and the transaction would imply an exchange ratio of 0.114 shares of Bonanza Creek common stock for each outstanding share of HighPoint common stock, par value $0.001 per share (“HighPoint common stock”). The merger agreement is attached to this Prospectus as Annex A.

Bonanza Creek and HighPoint will each hold special meetings of their respective stockholders in connection with the transactions (respectively, the “Bonanza Creek special meeting” and “HighPoint special meeting” and collectively, the “special meetings”). At the Bonanza Creek special meeting, holders of Bonanza Creek common stock (collectively, the “Bonanza Creek stockholders”) will be asked to vote on the proposal (the “share issuance proposal”) to approve the issuance of shares of Bonanza Creek common stock to the holders of HighPoint common stock (the “HighPoint stockholders”) and to the holders of the HighPoint Senior Notes in connection with the transactions pursuant to the terms of the merger agreement (the “Share Issuance”). Approval of the share issuance proposal requires the affirmative vote of a majority of votes cast by Bonanza Creek stockholders entitled to vote thereon and present or represented by proxy at the Bonanza Creek special meeting. At the HighPoint special meeting, HighPoint stockholders will be asked to vote on the proposal to approve the execution, delivery and performance of the merger agreement and the transactions contemplated thereby (the “HighPoint Merger Proposal”). Approval of the HighPoint Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HighPoint common stock entitled to vote on the proposal. If the HighPoint Merger Proposal is not approved by the HighPoint stockholders, the merger may still be consummated through the HighPoint Chapter 11 cases, subject to the satisfaction, amendment or waiver of the other closing conditions in the merger agreement.
The Transaction Support Agreement (Annex G)
Concurrently with the execution and delivery of the merger agreement, HighPoint entered into a transaction support agreement (as may be amended from time to time, the “Transaction Support Agreement”) with certain of its affiliates, the HPR Consenting Noteholders (as defined in the Transaction Support Agreement), which hold at least 77% of the aggregate outstanding principal amount of the 2022 Notes and at least 97% of the aggregate outstanding principal amount of the 2025 Notes and the HPR Consenting Shareholders (as defined in the Transaction Support Agreement), which hold at least 46.5% of the HighPoint common stock. Pursuant to the Transaction Support Agreement, the HPR Consenting Noteholders agreed to (i) tender all of their HighPoint Senior Notes in the Exchange Offers, (ii) vote their respective HighPoint Claims/Interests to accept the Prepackaged Plan, (iii) support the transactions, including the merger and the Prepackaged Plan, (iv) not solicit competing proposals or offers for other deals, (v) subject to certain exceptions, not initiate any proceeding of any kind with respect to the HighPoint Chapter 11 cases, and (vi) subject to certain exceptions, transfer any of their HighPoint Senior Notes. Bonanza Creek and Merger Sub are third party beneficiaries of certain provisions in the Transaction Support Agreement, including provisions relating to, among other things, (i) the obligation by the HPR Consenting Noteholders to tender all of their HighPoint Senior Notes in the Exchange Offers, (ii) the obligation by the HPR Consenting Noteholders to vote their respective HighPoint Claims/Interests to accept the Prepackaged Plan, and (iii) certain representations and warranties of the HPR Consenting Noteholders.
The Form of Registration Rights Agreement (Annex B)
Concurrently with the execution and delivery of the merger agreement, Bonanza Creek and Franklin Advisors, Inc., as investment manager on behalf of certain funds and accounts (“Franklin”) agreed upon a form of registration rights agreement (the “Form of Registration Rights Agreement”) pursuant to which, among other things and subject to certain restrictions, upon Franklin’s request, Bonanza Creek will be required to file with the SEC a registration statement on Form S-3 registering for resale the shares of Bonanza Creek common stock issued to Franklin in the merger and to conduct certain underwritten offerings. The Registration Rights Agreement will also provide Franklin with customary piggyback registration rights. Additionally, pursuant to the Registration Rights Agreement, Franklin will agree to certain restrictions on sales of Bonanza Creek common stock. The Registration Rights Agreement shall be executed, delivered and become effective at the effective time of the merger agreement and shall not become effective if the merger agreement is terminated prior to the consummation of the transactions contemplated thereby.

Participating in the Exchange Offers and the Consent Solicitations or voting for the Prepackaged Plan involves risks. See “Risk Factors” beginning on page 53.
Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Offers, the Consent Solicitations, or the Plan Solicitation, passed upon the merits or fairness of the Exchange Offers, the Consent Solicitations, or Plan Solicitation or passed upon the adequacy or accuracy of the disclosure in the Prospectus. Any representation to the contrary is a criminal offense.
We have not retained any dealer manager or solicitation agent in connection with the Exchange Offers and Consent Solicitations or the Plan Solicitation and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offers, Consent Solicitations or Plan Solicitation.

None of Bonanza Creek, HighPoint, HighPoint OpCo, the HighPoint Senior Notes Trustee, the trustee with respect to the Bonanza Creek Senior Notes (the “Bonanza Creek Senior Notes Trustee”), the exchange agent and information agent for the Exchange Offers and Consent Solicitations (the “Exchange Agent” or the “Information Agent”), the HPR Consenting Noteholders, the notice and voting agent for the Plan Solicitation (the “Voting Agent”) or any of their affiliates, makes any recommendation as to whether you should exchange HighPoint Senior Notes for Bonanza Creek common stock and Bonanza Creek Senior Notes in response to the Exchange Offers and Consent Solicitations and no one has been authorized by any of them to make such a recommendation.

The date of this Prospectus is                 , 2021
This Prospectus is part of a registration statement that Bonanza Creek filed with the SEC. In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus. Bonanza Creek and HighPoint have not authorized anyone to provide you with any other information. Bonanza Creek and HighPoint are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this Prospectus, as well as the information Bonanza Creek previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date.

ADDITIONAL INFORMATION
Both Bonanza Creek and HighPoint file annual, quarterly, and current reports, proxy statements, and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from Bonanza Creek at www.bonanzacrk.com and from HighPoint at www.hpres.com, as applicable. The information contained on, or that may be accessed through, Bonanza Creek’s and HighPoint’s websites is not incorporated by reference into, and is not a part of this Prospectus.
The Registrants have filed with the SEC a registration statement on Form S-4 with respect to the shares of Bonanza Creek common stock and the Bonanza Creek Senior Notes (and the related guarantees) issuable to holders of HighPoint Senior Notes in the Exchange Offers, of which this Prospectus forms a part. This Prospectus constitutes the Prospectus of the Registrants filed as part of the registration statement. As permitted by SEC rules, this Prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules, and exhibits, at the SEC’s website mentioned above. Statements contained in this Prospectus as to the contents of any contract or other documents referred to in this Prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement.
This Prospectus incorporates important business and financial information about Bonanza Creek from documents that are not included in or delivered with this Prospectus. This information, and information included in the annexes attached hereto regarding HighPoint, is available to you without charge upon your request. We have not retained any dealer manager or solicitation agent in connection with the Exchange Offers and Consent Solicitations or the Plan Solicitation and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offers, Consent Solicitations or Plan Solicitation. Epiq Corporate Restructuring LLC (“Epiq”) is serving as the Exchange Agent and Information Agent in connection with the Exchange Offers and Consent Solicitations and as Voting Agent in connection with the Plan Solicitation. You can obtain the documents incorporated by reference into this Prospectus or attached to this Prospectus, including copies of financial statements and management’s discussion and analysis, free of charge by requesting them in writing or by telephone from the appropriate company or Epiq at the following addresses and telephone numbers:
Bonanza Creek Energy, Inc. 410 17th Street, Suite 1400 Denver, CO 80202 (720) 440-6100	HighPoint Resources Corporation 555 17th Street, Suite 3700 Denver, CO 80202 (303) 293-9100
Exchange Agent, Information Agent and Voting Agent
HighPoint Resources Corporation
c/o Epiq Corporate Restructuring LLC
By Mail or Hand:
10300 SW Allen Boulevard
Beaverton, OR 97005
Call (Toll-Free): (855) 914-4726
Call (International): (503) 520-4495
By E-mail:
tabulation@epiqglobal.com
Referencing “HighPoint Resources” in the subject line
If you would like to request any documents, please do so by                 , 2021, which is five business days prior to the Expiration Deadline, in order to receive them before the Expiration Deadline.
For a more detailed description of the information incorporated by reference into this Prospectus or attached to this Prospectus and how you may obtain it, please see “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS
This Prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by the Registrants (File No. 333-251402), constitutes a prospectus under the Securities Act of Bonanza Creek with respect to the shares of Bonanza Creek common stock and the Bonanza Creek Senior Notes issuable to holders of HighPoint Senior Notes in connection with the transactions and a prospectus of the other Registrants with respect to the guarantees of the Bonanza Creek Senior Notes. The HighPoint disclosure statement attached hereto as Annex H constitutes a solicitation by HighPoint of votes to accept or reject the Prepackaged Plan in accordance with Section 1125 of the Bankruptcy Code. Such solicitation is being conducted to obtain acceptances of the Prepackaged Plan from holders of HighPoint Senior Notes prior to the filing of any HighPoint Chapter 11 cases. Because no HighPoint Chapter 11 cases have yet been commenced, neither this document nor the HighPoint disclosure statement have been approved by any court as satisfying the requirements of the Bankruptcy Code. At this time, HighPoint has not formally approved the commencement of the HighPoint Chapter 11 cases, although the merger agreement obligates HighPoint to commence the HighPoint Chapter 11 cases if the HighPoint out-of-court proposal is not approved or the Minimum Participation Condition in the Exchange Offers is not satisfied, and the conditions to filing the Prepackaged Plan have been satisfied. If the transactions are consummated out of court, HighPoint will not commence a bankruptcy case to consummate the Prepackaged Plan.
You should rely only on the information contained in, attached to or incorporated by reference into this Prospectus. No one has been authorized to provide you with information that is different from that contained in, attached to or incorporated by reference into, this Prospectus. This Prospectus is dated                  , 2021, and you should assume that the information contained in this Prospectus is accurate only as of such date. You should also assume that the information attached to and incorporated by reference into this Prospectus is only accurate as of the date of such information. Neither the mailing of this Prospectus to holders of HighPoint Senior Notes nor the issuance by Bonanza Creek of shares of Bonanza Creek common stock and the Bonanza Creek Senior Notes pursuant to the merger agreement will create any implication to the contrary.
This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of votes in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this Prospectus regarding Bonanza Creek has been provided by Bonanza Creek, and information contained in this Prospectus regarding HighPoint has been provided by HighPoint.
No action with respect to the Exchange Offers has been or will be taken in any jurisdiction (except the United States) that would permit a public offering of the offered securities, or the possession, circulation or distribution of this Prospectus or any material relating to Bonanza Creek, HighPoint or the offered securities where action for that purpose is required. Accordingly, the HighPoint Senior Notes and the Bonanza Creek Senior Notes, as applicable, may not be offered, sold or exchanged, directly or indirectly, and neither this Prospectus nor any other offering material or advertisement in connection with the Exchange Offers may be distributed or published, in or from any such jurisdiction, except in compliance with any applicable rules or regulations of any such jurisdiction.
All currency amounts referenced in this Prospectus are in U.S. dollars. All references in this Prospectus to:
•
“2020 reverse split” refer to the reverse stock split, completed as of October 30, 2020, of the HighPoint common stock at a ratio of 1 for 50 and resulting reduction of the number of shares of HighPoint common stock authorized to be issued by HighPoint from 400,000,000 shares to 8,000,000 shares;

•
“2022 Notes” refer to HighPoint OpCo’s 7.0% Senior Notes due October 15, 2022;

•
“2022 Notes Base Indenture” refer to the fourth supplemental indenture, dated March 12, 2012, to the HighPoint Base Indenture by and among HighPoint OpCo, the HighPoint Senior Notes Trustee, and the subsidiary guarantors party thereto, as amended and supplemented to the date hereof.

•
“2022 Notes Indenture” refer to the HighPoint Base Indenture as amended and supplemented by the 2022 Notes Base Indenture;

•
“2025 Notes” refer to HighPoint OpCo’s 8.75% Senior Notes due June 15, 2025;

•
“2025 Notes Indenture” refer to the indenture, dated April 28, 2017, by and among HighPoint OpCo, the HighPoint Senior Notes Trustee, and the subsidiary guarantors party thereto, as amended and supplemented to the date hereof;

•
“Aggregate Exchange Consideration” refer to (i) the aggregate Stock Consideration and (ii) the aggregate Notes Consideration;

•
“Aggregate Merger Consideration” refer to an aggregate amount of shares of Bonanza Creek common stock equal to the Existing HighPoint Stockholder Equity Recovery, as set forth in the merger agreement;

•
“Amended HighPoint Credit Facility” refer to HighPoint OpCo’s fourth amended and restated credit facility, which was entered into on September 14, 2018;

•
“Bankruptcy Code” refer to the United States Bankruptcy Code, as amended;

•
“Bonanza Creek” refer to Bonanza Creek Energy, Inc., a Delaware corporation;

•
“Bonanza Creek board” refer to the Bonanza Creek board of directors;

•
“Bonanza Creek bylaws” refer to the fourth amended and restated bylaws of Bonanza Creek;

•
“Bonanza Creek certificate of incorporation” refer to the third amended and restated certificate of incorporation of Bonanza Creek;

•
“Bonanza Creek common stock” refer to the common stock of Bonanza Creek, par value $0.01 per share;

•
“Bonanza Creek Credit Facility” refer to the debt facility of Bonanza Creek as defined in “Description of the Bonanza Creek Senior Notes”;

•
“Bonanza Creek Senior Notes” refer to the 7.5% Senior Notes due 2026 to be issued by Bonanza Creek in connection with the Exchange Offers or the HighPoint Chapter 11 cases;

•
“Bonanza Creek Senior Notes Indenture” refer to that certain indenture to be entered into by Bonanza Creek, the Bonanza Creek Senior Notes Trustee and the guarantors party thereto on the Settlement Date, which will govern the Bonanza Creek Senior Notes;

•
“Bonanza Creek special meeting” refer to the meeting of the Bonanza Creek stockholders in connection with the transactions, as may be adjourned or postponed from time to time;

•
“Change of Control Amendment” refer to the Proposed Amendment to the HighPoint Indentures that would make such amendments to the definition of “Change of Control” and other related provisions in the HighPoint Indentures as are required to expressly exclude the merger and the other transactions contemplated by the merger agreement from such definitions and related provisions;

•
“Claims” refer to each impaired class of creditor claims against HighPoint;

•
“closing” refer to the closing of the transactions;

•
“closing date” refer to the date of the effective time;

•
“combined company” refer to Bonanza Creek, after giving effect to the merger;

•
“confirmation order” refer to a final order confirming the Prepackaged Plan entered by the Bankruptcy Court;

•
“Consent Solicitations” refer to the solicitation of the Consents by HighPoint, upon the terms and subject to the conditions set forth in this Prospectus;

•
“Consents” refer to those consents solicited by HighPoint to the Proposed Amendments to the HighPoint Indentures, upon the terms and subject to the conditions set forth in this Prospectus;

•
“DGCL” refer to Delaware General Corporation Law;

•
“EBITDAX” refer to earnings before interest, income taxes, depreciation, depletion, amortization and exploration expense;

•
“effective time” refer to the effective time of the merger;

•
“Eligible Shares” refer to each (i) issued and outstanding share of HighPoint common stock (but excluding (x) any shares of HighPoint common stock held by HighPoint as treasury shares or by Bonanza Creek or Merger Sub immediately prior to the effective time and, in each case, not held on behalf of third parties and (y) any shares of HighPoint common stock held by any direct or indirect subsidiary of HighPoint or Bonanza Creek (other than Merger Sub)), (ii) award of restricted HighPoint common stock outstanding immediately prior to the effective time and (iii) share of HighPoint common stock underlying an award of restricted stock units issued pursuant to the HighPoint Equity Plan outstanding or payable immediately prior to the effective time;

•
“Epiq” refer to Epiq Corporate Restructuring, LLC;

•
“Evercore” refer to Evercore Group L.L.C.;

•
“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•
“Exchange Conditions” refer, collectively, to the Merger Condition, the Minimum Participation Condition and conditions (iii) through (iv) set forth under “Description of the Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations”;

•
“Exchange Consideration” refer to the mix of Stock Consideration and Notes Consideration payable with respect to each $1,000 principal amount of HighPoint Senior Notes accepted for exchange in the Exchange Offers, calculated as set forth in “Description of the Exchange Offers and Consent Solicitations — Exchange Consideration, Interest and Change of Control Amendment Fee;”

•
“Exchange Offers” refer to the offers by Bonanza Creek to exchange any and all of the HighPoint Senior Notes for the Exchange Consideration;

•
“Expiration Deadline” refer to 5:00 p.m., New York City time, on                 , 2021, as may be extended by Bonanza Creek and HighPoint;

•
“Existing HighPoint Stockholder Equity Recovery” refer to 490,221 shares of Bonanza Creek common stock;

•
“Fifth Creek” refer to Fifth Creek Energy Company, LLC;

•
“Form of Registration Rights Agreement” refer to that certain form of registration rights agreement attached hereto as Annex B, to be entered into by Bonanza Creek and Franklin at the Effective Time;

•
“Franklin” refer to Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts;

•
“GAAP” refer to accounting principles generally accepted in the United States of America;

•
“HighPoint” refer to HighPoint Resources Corporation, a Delaware corporation;

•
“HighPoint Bankruptcy Proposal” refer to the proposal to approve the Prepackaged Plan to be filed in the HighPoint Chapter 11 cases in the event that the HighPoint out-of-court proposal is not approved or the Minimum Participation Condition in the Exchange Offers is not satisfied;

•
“HighPoint Base Indenture” refer to the base indenture dated July 8, 2009, by and among HighPoint OpCo, the HighPoint Senior Notes Trustee, and the subsidiary guarantors party thereto;

•
“HighPoint board” refer to the HighPoint board of directors;

•
“HighPoint Chapter 11 cases” refer to the filing, if any, by HighPoint and its subsidiaries of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code;

•
“HighPoint Claims/Interests” refer to Claims and Interests collectively;

•
“HighPoint common stock” refer to the common stock of HighPoint, par value $0.001 per share;

•
“HighPoint disclosure statement” refer to the disclosure statement describing the Prepackaged Plan;

•
“HighPoint Equity Plan” refer to HighPoint’s 2012 Equity Incentive Plan;

•
“HighPoint Indentures” refer to the 2022 Notes Indenture and the 2025 Notes Indenture, collectively;

•
“HighPoint OpCo” refer to HighPoint Operating Corporation (f/k/a Bill Barrett Corporation), a Delaware corporation;

•
“HighPoint out-of-court proposal” refer to the proposal to approve and adopt the merger agreement;

•
“HighPoint restructuring transactions” refer to the Exchange Offers and the Prepackaged Plan, collectively;

•
“HighPoint Senior Notes” refer to the 2022 Notes and the 2025 Notes;

•
“HighPoint Senior Notes Waivers” refer to the waiver of any existing defaults on or with respect to the HighPoint Senior Notes that may be modified or eliminated by majority vote of the HighPoint Senior Notes and any rights to rescind their acceptance of the Exchange Offers after the Expiration Deadline made by holders of HighPoint Senior Notes who tender into the Exchange Offers;

•
“HighPoint special meeting” refer to the meeting of the HighPoint stockholders in connection with the transactions, as may be adjourned or postponed from time to time;

•
“HighPoint stockholders” refer to holders of HighPoint common stock;

•
“Holders of a HighPoint Claim/Interest” refer to holders of HighPoint Claims/Interests;

•
“HPR Consenting Noteholders” refer collectively to the HPR Consenting 2022 Noteholders and the HPR Consenting 2025 Noteholders;

•
“HPR Consenting 2022 Noteholders” refer to such term as defined in the Transaction Support Agreement;

•
“HPR Consenting 2025 Noteholders” refer to such term as defined in the Transaction Support Agreement;

•
“HPR Consenting Shareholders” refer to such term as defined in the Transaction Support Agreement;

•
“initial determination date” refer to the date that is three business days after the Expiration Deadline;

•
“Interests” refer to each impaired class of stockholder interests in HighPoint;

•
“K&E” refer to Kirkland & Ellis LLP;

•
“merger” refer to the merger of Merger Sub with and into HighPoint pursuant to the merger agreement, with HighPoint as the surviving company;

•
“merger agreement” refer to the Original Merger Agreement as amended by the Merger Agreement Amendment, as further amended, supplemented or otherwise modified through the date hereof;

•
“Merger Agreement Amendment” refer to Amendment No. 1 to the Original Merger Agreement, dated January 29, 2021, by and among Bonanza Creek, HighPoint and Merger Sub;

•
“Merger Condition” refer to the conditions to the merger as described in the merger agreement providing for Bonanza Creek’s acquisition of HighPoint;

•
“merger consideration” refer to the right of each holder of Eligible Shares to receive in exchange for each Eligible Share (i) a number of shares of Bonanza Creek common stock obtained by dividing the Existing HighPoint Stockholder Equity Recovery by the Eligible Shares and rounding the resulting number of shares to five decimal places and (ii) cash in lieu of fractional shares;

•
“Merger Sub” refer to Boron Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Bonanza Creek;

•
“Minimum Participation Condition” refer to the express condition that not less than 97.5% of the aggregate outstanding principal amount of each series of the HighPoint Senior Notes will have been validly tendered in accordance with the terms of the Exchange Offers prior to the Expiration Deadline;

•
“Notes Consideration” refer to the aggregate principal amount of Bonanza Creek Senior Notes to be issued in the Exchange Offers, which will be equal to $100 million minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers;

•
“NYMEX Strip” refer to New York Mercantile Exchange strip;

•
“NYSE” refer to the New York Stock Exchange;

•
“Original Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 9, 2020, by and among Bonanza Creek, HighPoint and Merger Sub;

•
“Other Indenture Amendments” refer to the Proposed Amendment to the HighPoint Indentures that would eliminate the majority of the restrictive covenants and certain events of default;

•
“outside date” refer to 5:00 p.m. Denver, CO time on each of (a) April 8, 2021 if no HighPoint Chapter 11 cases have been filed by that date or (b) thirty days following the date by which the confirmation order must be entered if the HighPoint Chapter 11 cases have been filed;

•
“Petition Date” refer to the date of filing of the HighPoint Chapter 11 cases;

•
“Prepackaged Plan” refer to a prepackaged plan of reorganization for HighPoint and its subsidiaries;

•
“Proposed Amendments” refer to the Change of Control Amendment and the Other Indenture Amendments, collectively;

•
“Requisite Conditions to the Prepackaged Plan” refer to certain conditions to the Prepackaged Plan, including the following: (a) the requisite votes of HighPoint Senior Notes accepting the Prepackaged Plan are obtained and Bonanza Creek stockholder approval is obtained; (b) HighPoint obtains debt financing in an amount and on terms reasonably acceptable to Bonanza Creek to permit HighPoint to continue its business in the ordinary course following the filing of the HighPoint Chapter 11 cases; and (c) a firm commitment for senior secured debt financing with aggregate available commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount is obtained by Bonanza Creek;

•
“Requisite Consents” refer to the Consents of the holders of a majority of the aggregate principal amount of each series of the HighPoint Senior Notes outstanding;

•
“SEC” refer to the Securities and Exchange Commission;

•
“Settlement Date” refer to the effective time of the merger, which is expected to occur promptly following the satisfaction or waiver of the closing conditions in the merger agreement and assuming that the conditions to the Exchange Offers are satisfied or, where permitted, waived, not later than on the third business day following the Expiration Deadline;

•
“Share Issuance” refer to the issuance of shares of Bonanza Creek common stock to the HighPoint stockholders and to the holders of the HighPoint Senior Notes in connection with the transactions pursuant to the terms of the merger agreement;

•
“special meetings” refer to the Bonanza Creek special meeting and the HighPoint special meeting collectively;

•
“Stock Consideration” refer to an aggregate of 9,314,214 shares of Bonanza Creek common stock;

•
“stockholder support agreement” refer to the voting and support agreement between Fifth Creek, Bonanza Creek, Merger Sub and HighPoint;

•
“stockholder support agreement shares” refer to all shares of HighPoint common stock beneficially owned by Fifth Creek, and any additional shares of HighPoint common stock that Fifth Creek acquires between the date of the stockholder support agreement and the termination of the stockholder support agreement;

•
“surviving company” refer to HighPoint following the merger (as a wholly owned subsidiary of Bonanza Creek);

•
“tax plan” refer to the tax benefits preservation plan entered into on November 9, 2020 by and between Bonanza Creek and Broadridge Corporate Issuer Solutions, Inc.;

•
“transactions” refer to the merger, the Exchange Offers, the Consent Solicitation and the Plan Solicitation, collectively;

•
“Transaction Support Agreement” refer to that certain transaction support agreement, dated as of November 9, 2020, by and between HighPoint, certain of its affiliates, the HPR Consenting 2022 Noteholders, which hold at least 77% of the aggregate outstanding principal amount of the 2022 Notes, the HPR Consenting 2025 Noteholders, which hold at least 97% of the aggregate outstanding principal amount of the 2025 Notes, and the HPR Consenting Shareholders, which hold at least 46.5% of the HighPoint common stock;

•
“United States Trustee” refer to the Office of the United States Trustee; and

•
“Voting Deadline” refer to                 , 2021, no later than 5:00 p.m., New York City time, which is the date on which votes to accept or reject the Prepackaged Plan must be received by.

IMPORTANT TIMES AND DATES
Please take note of the following important times and dates in connection with the Exchange Offers, Consent Solicitations and Plan Solicitation. These dates assume no extension of the Expiration Deadline.
Date	Time and Calendar Date	Event
Launch Date	, 2021	The commencement of the Exchange Offers, Consent Solicitations and Plan Solicitation.
Proposed Amendments Effective Date	Upon receipt of the consent of the holders of a majority of the aggregate principal amount of a series of HighPoint Senior Notes outstanding	HighPoint OpCo will enter into Supplemental Indentures for such series of HighPoint Senior Notes effecting the Proposed Amendments with respect to such series of HighPoint Senior Notes.
Change of Control Amendment Consent Fee Payment Date	Upon satisfaction of the Minimum Participation Condition	HighPoint will pay the Change of Control Amendment Consent Fee to holders who have tendered HighPoint Senior Notes prior to such date
Change of Control Amendment Operative Date	Upon payment of the Change of Control Amendment Consent Fee	The Change of Control Amendment in the Supplemental Indentures will become operative.
Voting Deadline	5:00 p.m., New York City time, on , 2021, unless extended.	The deadline for holders of the HighPoint Senior Notes to vote to accept or reject the Prepackaged Plan.
Expiration Deadline	5:00 p.m., New York City time, on , 2021, unless extended with respect to an Exchange Offer	The deadline for holders to tender HighPoint Senior Notes in order to be eligible to receive the Exchange Consideration for HighPoint Senior Notes accepted for exchange in the Exchange Offers and to consent to the Proposed Amendments in the Consent Solicitations.
Settlement Date and the Other Indenture Amendments Operative Date	On the effective time of the merger, which is expected to occur promptly following the satisfaction or waiver of the closing conditions in the merger agreement and assuming that the conditions to the Exchange Offers are satisfied or, where permitted, waived, not later than on the third business day following the Expiration Deadline.
Bonanza Creek will deposit with The Depository Trust Company (“DTC”), upon the direction of the Exchange Agent, the Bonanza Creek common stock and the Bonanza Creek Senior Notes to be delivered in exchange for the HighPoint Senior Notes accepted for exchange and accrued and unpaid interest to, but not including, the Settlement Date.
Subject to the satisfaction of the Exchange Conditions, the date on which the Other Indenture Amendments shall become operative.

QUESTIONS AND ANSWERS
The following are some questions that you may have regarding the Exchange Offers, the Consent Solicitations, the Prepackaged Plan, the merger and the related transactions and the answers to those questions. Bonanza Creek and HighPoint urge you to carefully read the entirety of this Prospectus, including the annexes hereto and the information incorporated herein, because the information in this section does not provide all the information that might be important to you with respect to the Exchange Offers, the Consent Solicitations, the Prepackaged Plan, the merger and the related transactions.
Q:
Who is making the Exchange Offers?

A:
Bonanza Creek, the issuer of the Bonanza Creek Senior Notes and the Bonanza Creek common stock, is making the Exchange Offers.

Q:
What are the Exchange Offers?

A:
Bonanza Creek is offering to exchange shares of its common stock and newly issued senior notes of Bonanza Creek for any and all of the 2022 Notes and 2025 Notes of HighPoint OpCo. The Exchange Consideration will consist of at least the following for each $1,000 principal amount of HighPoint Senior Notes validly tendered and accepted for exchange, each of which is subject to increase based on the level of participation in the Exchange Offers:

•
14.90274240 shares of Bonanza Creek common stock (having a value of $318.77 based on the closing price of Bonanza Creek common stock on February 1, 2021), subject to adjustment for fractional shares; and

•
$138.46153846 principal amount of new Bonanza Creek Senior Notes, subject to adjustment for minimum denominations.

The aggregate Exchange Consideration will consist of 9,314,214 shares of Bonanza Creek common stock and an aggregate principal amount of Bonanza Creek Senior Notes equal to $100 million minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers. The maximum amount of each type of consideration will be allocated pro rata to holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers. Each type of consideration received by holders of the HighPoint Senior Notes per $1,000 principal amount of notes will be at least equal to the minimum amounts set forth above. However, the aggregate Notes Consideration and the mix of consideration per $1,000 principal amount of notes tendered will vary based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold, see “Description of the Exchange Offers and Consent Solicitations — Indicative Mix and Implied Value of Exchange Consideration.”
Q:
Who is soliciting Consents in the Consent Solicitations?

A:
HighPoint, parent guarantor of the HighPoint Senior Notes, is soliciting Consents in the Consent Solicitations on behalf of HighPoint OpCo.

Q:
What are the Consent Solicitations?

A:
In connection with the Exchange Offers, HighPoint is soliciting, on behalf of HighPoint OpCo, Consents from all holders of the HighPoint Senior Notes to adopt the Proposed Amendments to the HighPoint Indentures. The Proposed Amendments include (i) the Change of Control Amendment, which excludes the transactions from the definition of Change of Control in the HighPoint Indentures, and (ii) the Other Indenture Amendments, which eliminate the majority of the restrictive covenants and certain events of default from the HighPoint Indentures. For additional information regarding the Consent Solicitations, see “Description of the Exchange Offers and Consent Solicitations — The Consent Solicitations.”

Q:
Why is Bonanza Creek making the Exchange Offers, and why is HighPoint making the Consent Solicitations?

A:
Bonanza Creek is making the Exchange Offers and HighPoint is soliciting the Consents in connection with Bonanza Creek’s proposed acquisition of HighPoint through the merger. The Exchange Offers and the Consent Solicitations are being conducted in an effort to consummate the merger without filing the HighPoint Chapter 11 cases. Completion of the merger out of court requires, among other things, the separate approvals of both the Bonanza Creek stockholders and the HighPoint stockholders, the satisfaction of the Minimum Participation Condition with respect to the Exchange Offers and the effectiveness of the Proposed Amendments solicited in the Consent Solicitations. Successful consummation of the Exchange Offers will reduce the post-merger combined senior unsecured indebtedness of Bonanza Creek from $625 million aggregate principal amount of HighPoint Senior Notes to $100 million aggregate principal amount of Bonanza Creek Senior Notes (and the related guarantees) plus the principal amount of any HighPoint Senior Notes that remain outstanding. The Proposed Amendments will amend the HighPoint Indentures to exclude the transactions from the definition of a “Change of Control” and to eliminate a majority of the restrictive covenants with respect to any HighPoint Senior Notes that remain outstanding. If the Minimum Participation Condition is not satisfied, the Proposed Amendments are not approved, or if majority HighPoint stockholder approval is not obtained, HighPoint intends to file the HighPoint Chapter 11 cases to consummate the merger and the exchange of the HighPoint Senior Notes for the Exchange Consideration. Concurrently with the Exchange Offers, Consent Solicitations, and stockholder solicitations, HighPoint is soliciting acceptances from its stockholders and holders of the HighPoint Senior Notes for the Prepackaged Plan.
Q:
What will I receive if I tender my HighPoint Senior Notes in the Exchange Offers and if I participate in the Consent Solicitations?

A:
Bonanza Creek is offering a combination of two types of consideration in the Exchange Offers, each of which is subject to the maximum aggregate amounts set forth below:

•
an aggregate of 9,314,214 shares of Bonanza Creek common stock; and

•
an aggregate principal amount of the Bonanza Creek Senior Notes equal to $100 million minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers.

The maximum amount of each type of consideration will be allocated pro rata to holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers. The following table sets forth the minimum amounts of each type of consideration tendering holders will receive for each $1,000 principal amount of HighPoint Senior Notes tendered, the implied total value of the minimum consideration, and the consent fee payable in connection with the Change of Control Amendment.
Exchange Offer Consideration, Minimum Participation Condition and Consent Fee*
Title of Series of HighPoint Senior Notes/ CUSIP/ISIN Numbers	Aggregate Principal Amount Outstanding	Minimum Stock Consideration per $1,000 principal amount of HighPoint Senior Notes tendered(1)	Minimum Notes Consideration per $1,000 principal amount of HighPoint Senior Notes tendered(2)	Implied Total Value of Minimum Exchange Consideration(3)(4)	Minimum Participation Condition(5)	Change of Control Amendment Consent Fee(6)
7.0% Senior Notes due 2022 06846NAD6 / US06846NAD66	$350,000,000	14.90274240	$138.46153846	$457.23	97.5%	$2.50
8.75% Senior Notes due 2025 06846NAF1 / US06846NAF15	$275,000,000	14.90274240	$138.46153846	$457.23	97.5%	$2.50

*
Footnotes provided following the graph below.

Each type of consideration received by holders of the HighPoint Senior Notes per $1,000 principal amount of notes will be at least equal to the minimum amounts set forth above. However, the aggregate Notes Consideration and the mix of consideration per $1,000 principal amount of notes tendered will vary based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold. As a result of the proration of the Aggregate Exchange Consideration, tendering holders will receive additional shares of Bonanza Creek common stock, additional principal amounts of Bonanza Creek Senior Notes, or both, based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold. If less than 100% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive additional shares of Bonanza Creek common stock upon proration of the aggregate Stock Consideration. If greater than 97.5% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive a higher principal amount of Bonanza Creek Senior Notes upon proration of the aggregate Notes Consideration.
The following graph shows numerical examples of the mix of consideration holders would receive at specified participation levels between the minimum participation threshold of 97.5% and 100.0% participation.
Indicative Mix and Implied Value of Consideration
per $1,000 Principal Amount of HighPoint Senior Notes Tendered

(1)
If less than 100% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive additional shares of Bonanza Creek common stock upon proration of the aggregate Stock Consideration.

(2)
If greater than 97.5% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive a higher principal amount of Bonanza Creek Senior Notes upon proration of the aggregate Notes Consideration. The aggregate Notes Consideration equals $100 million minus the outstanding aggregate principal amount of the HighPoint Senior Notes that are not validly tendered and accepted in the Exchange Offers. If 97.5% of the aggregate principal amount outstanding of HighPoint Senior Notes are exchanged in the Exchange Offers, $84,375,000 aggregate principal amount of Bonanza Creek Senior Notes will be issued and $15,625,000 aggregate principal amount of HighPoint Senior Notes will remain outstanding. If 100.0% of the aggregate principal amount outstanding of HighPoint Senior Notes are exchanged in the Exchange Offers, $100,000,000 aggregate principal amount of Bonanza Creek Senior Notes will be issued.

(3)
Does not include accrued and unpaid interest to, but not including, the Settlement Date, which will be paid in cash on the Settlement Date to holders of HighPoint Senior Notes accepted for exchange in the Exchange Offers. If the Exchange Offers are not consummated and the exchange is effected through the Prepackaged Plan, no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes.

(4)
Provided for illustrative purposes only. Value of Bonanza Creek common stock calculated based on the closing price per share of Bonanza Creek common stock of $21.39 on February 1, 2021 as quoted on the New York Stock Exchange.

(5)
The Exchange Offers are subject to the condition that not less than 97.5% of each series of the HighPoint Senior Notes is validly tendered in the Exchange Offers. See “— Conditions to the Exchange Offers and Consent Solicitations.”

(6)
Upon satisfaction of the Minimum Participation Condition, HighPoint will pay consenting holders a consent fee of $2.50 per $1,000 principal amount of HighPoint Senior Notes.

Q:
Will I be paid the accrued and unpaid interest on my HighPoint Senior Notes accepted for exchange on the Settlement Date?

A:
Holders of the HighPoint Senior Notes accepted for exchange in the Exchange Offers will also receive a cash payment equal to the accrued and unpaid interest in respect of such HighPoint Senior Notes from the most recent interest payment date to, but not including, the Settlement Date. If the Exchange Offers are not consummated and the exchange is effected through the Prepackaged Plan, no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes. Interest on the Bonanza Creek Senior Notes will accrue from the Settlement Date.

Q:
How important is my participation in the Exchange Offers?

A:
Your participation in the Exchange Offers is very important and you are encouraged to tender your HighPoint Senior Notes in the Exchange Offers as soon as possible. Your decision to tender or not tender your HighPoint Senior Notes in the Exchange Offers will have a direct effect on whether the Minimum Participation Condition is satisfied and whether the merger can be consummated outside of court. If the Minimum Participation Condition is not satisfied, the Exchange Offers will not be consummated and Bonanza Creek and HighPoint will seek to complete the merger through the Prepackaged Plan if the conditions to the Prepackaged Plan are satisfied.

Please see “What are the primary costs, disadvantages and advantages of consummating the transaction through the Prepackaged Plan rather than outside of court?” in this section for further detail on the consequences of not completing the merger and Exchange Offers outside of court.
Please see “Risk Factors — Risks Relating to the Non-Exchanging Holders of the HighPoint Senior Notes” for further detail on the consequences of choosing not to participate in the Exchange Offers and Consent Solicitations.
Q:
What are the consequences of not participating in an Exchange Offer and the Consent Solicitations?

A:
If you do not exchange your HighPoint Senior Notes in the Exchange Offers, and if the Exchange Offers are successful, you will remain a creditor of HighPoint, and you will not become a creditor of Bonanza Creek. HighPoint OpCo, HighPoint and the other guarantors of the HighPoint Senior Notes will be wholly-owned subsidiaries of Bonanza Creek following the merger, but Bonanza Creek and its existing subsidiaries will not guarantee the HighPoint Senior Notes. Therefore, holders of HighPoint Senior Notes will have no recourse to Bonanza Creek or to its existing subsidiaries or their assets in the event of a default under the indentures governing the HighPoint Senior Notes. In addition, the Proposed Amendments will become operative on or before the Settlement Date and will eliminate the majority of the restrictive covenants and certain events of default in the HighPoint Indentures. The elimination or modification of the covenants and other provisions in the HighPoint Indentures as contemplated by the Proposed Amendments would, among other things, permit Bonanza Creek to take actions that could increase the credit risk associated with the HighPoint Senior Notes and might adversely affect the liquidity or market price of the HighPoint Senior Notes or otherwise be adverse to the interests of the holders of the HighPoint Senior Notes. Additionally, the trading market for any remaining HighPoint Senior Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading market of any remaining HighPoint Senior Notes more volatile. Furthermore, if the Minimum Participation Condition is not satisfied, the Exchange Offers will not be completed and the merger cannot be consummated outside of bankruptcy. If the Exchange Offers are not successful and the Requisite Conditions to the Prepackaged Plan are satisfied, HighPoint intends to file the HighPoint Chapter 11 cases to consummate the merger through the Prepackaged Plan, in which case all HighPoint Senior Notes would be canceled in exchange for Bonanza Creek common stock and the Bonanza Creek Senior Notes, as set forth in the Prepackaged Plan. However, even if the Prepackaged Plan is approved, the results of a HighPoint Chapter 11 filing cannot be predicted with certainty and holders of HighPoint Senior Notes may receive less consideration for their HighPoint Senior Notes than what Bonanza Creek is offering in the Exchange Offers. In addition, if the other conditions to the merger are not satisfied, including the Bonanza Creek Shareholder Consent (as defined in the merger agreement) and the HighPoint Shareholder Consent (as defined in the merger agreement), the merger agreement may be terminated and HighPoint may be required to seek other means to restructure in or out of bankruptcy. See “Risk Factors — Risks Relating to the Non-Exchanging Holders of the HighPoint Senior Notes.”
Q:
What amount of HighPoint Senior Notes is Bonanza Creek seeking in the Exchange Offers?

A:
Bonanza Creek is seeking to exchange any and all of the $625,000,000 aggregate principal amount of the outstanding HighPoint Senior Notes in the Exchange Offers.

Q:
How do the HighPoint Senior Notes differ from the Bonanza Creek Senior Notes to be issued in the Exchange Offer?

A:
The HighPoint Senior Notes are the obligations solely of HighPoint and its subsidiaries, and are subject to the terms included in the applicable HighPoint Indenture. The Bonanza Creek Senior Notes will be the obligations solely of Bonanza Creek and certain subsidiary guarantors, including HighPoint, and will be governed by an indenture to be entered into by Bonanza Creek and the Bonanza Creek Senior Notes Trustee on the Settlement Date (the “Bonanza Creek Senior Notes Indenture”). The HighPoint Indentures and the Bonanza Creek Senior Notes Indenture differ in certain respects, including the applicable covenants, merger and consolidation terms and events of default. See “Description of the Differences Between the HighPoint Senior Notes and the Bonanza Creek Senior Notes” for a description of the differences between the indentures. Furthermore if the Proposed Amendments are approved and become effective, they will amend the HighPoint Indentures in such a way that will result in terms that are less restrictive and afford reduced protections to remaining holders that do not elect to exchange in the Exchange Offer compared to those currently in place and those applicable to the Bonanza Creek Senior Notes. See “The Proposed Amendments” for a description of the Proposed Amendments to the HighPoint Indentures.

Q:
What will be the ranking of the Bonanza Creek Senior Notes?

A:
The Bonanza Creek Senior Notes and guarantees will constitute senior unsecured obligations of Bonanza Creek. They will rank equal in right of payment with all of Bonanza Creek’s and its guarantors’ existing and future senior unsecured indebtedness, including any HighPoint Senior Notes that remain outstanding after the Settlement Date (however, such HighPoint Senior Notes that remain outstanding will not have the benefit of guarantees from any of Bonanza Creek or Bonanza Creek’s current subsidiaries); senior in right of payment to all of Bonanza Creek’s and its guarantors’ future subordinated indebtedness; effectively subordinated to Bonanza Creek’s and its guarantors’ existing and future secured indebtedness, including indebtedness under the Bonanza Creek Credit Facility, to the extent of the value of the assets securing such indebtedness; and effectively junior to all of the indebtedness and other liabilities, including trade payables, of any subsidiaries that are designated unrestricted subsidiaries pursuant to the terms of the Bonanza Creek Senior Notes Indenture. See “Description of the Bonanza Creek Senior Notes — Brief Description of the Notes and the Subsidiary Guarantees.”

Q:
Will the Bonanza Creek Senior Notes be freely tradable?

A:
Yes. The Bonanza Creek Senior Notes are being issued in a transaction registered under the Securities Act on a registration statement of which this Prospectus forms a part. The consummation of the Exchange Offers is conditioned on the SEC declaring this registration statement effective (which cannot be waived).

Q:
Will the Bonanza Creek Senior Notes be listed on an exchange?

A:
Bonanza Creek has not applied and does not intend to apply for listing of the Bonanza Creek Senior Notes on any exchange.

Q:
What do I need to do now?

A:
After you have carefully read and considered the information contained in, attached to or incorporated by reference into this Prospectus, please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet the applicable requested deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, custodian or other nominee well in advance of the Expiration Deadline, and in any event, not less than five business days prior to the Expiration Deadline, in order to allow adequate processing time for their instruction. Tendering HighPoint Senior Notes through ATOP does not constitute a vote on the Prepackaged Plan. In order to vote on the Prepackaged Plan, holders of HighPoint Senior Notes must vote in accordance with the instructions contained in the Beneficial Ballot or provide instructions to their respective nominees in accordance with the instructions contained in the Master Ballot.

For additional information on procedures for tendering, please see “Description of the Exchange Offers and Consent Solicitations — Procedures for Tendering.”
For additional information on procedures for voting on the Prepackaged Plan, please see “Description of the Prepackaged Plan — Procedures for Voting on the Prepackaged Plan.”
Q:
Are there any risks that I should consider as holder of HighPoint Senior Notes in deciding whether or not to participate in the Exchange Offers and Consent Solicitations or vote on the Prepackaged Plan?

A:
Yes. You should read and carefully consider the risks set forth in “Risk Factors.” You also should read and carefully consider the risk factors of Bonanza Creek and HighPoint contained in the documents that are attached to and incorporated by reference into this Prospectus.

Q:
How can I deliver Consents in the Consent Solicitations?

A:
If you tender HighPoint Senior Notes in an Exchange Offer, you will be deemed to deliver your Consent to the Proposed Amendment for the corresponding HighPoint Indenture with respect to the principal amount of such tendered HighPoint Senior Notes. Holders of HighPoint Senior Notes may not validly tender HighPoint Senior Notes in an Exchange Offer without delivering a Consent in the corresponding Consent Solicitation and may not deliver a Consent in a Consent Solicitation without tendering HighPoint Senior Notes in the corresponding Exchange Offer. Consents delivered in the Consent Solicitations are irrevocable.

Q:
May I tender only a portion of the HighPoint Senior Notes that I hold?

A:
Yes. You may tender any portion of the HighPoint Senior Notes that you hold, provided that if you tender less than all of your HighPoint Senior Notes, you should ensure that you retain a principal amount of HighPoint Senior Notes amounting to at least the minimum denomination equal to $2,000. Furthermore, if you tender an amount of HighPoint Senior Notes that results in the issuance of less than $2,000 principal amount of Bonanza Creek Senior Notes, then the Exchange Consideration you receive will consist of only the pro rata shares of Bonanza Creek common stock and the Change of Control Amendment Consent Fee with respect to such tender of HighPoint Senior Notes, but no Bonanza Creek Senior Notes will be issued in exchange therefor.

Q:
What is the minimum amount of HighPoint Senior Notes required to be tendered in the Exchange Offers?

A:
The Exchange Offers are conditioned upon the valid tender of HighPoint Senior Notes of at least 97.5% of the aggregate principal amount of each series of the HighPoint Senior Notes outstanding.

Q:
What are the conditions to the Exchange Offers and Consent Solicitations?

A:
Bonanza Creek’s obligations under the Exchange Offers are subject to the satisfaction, amendment or waiver of certain conditions, including (i) the Minimum Participation Condition; (ii) the Merger Condition and (iii) the General Conditions. See “Description of the Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.”

Q:
Will Bonanza Creek accept all tenders of HighPoint Senior Notes?

A:
Subject to the satisfaction or, where permitted, waiver of the conditions to the Exchange Offers, Bonanza Creek will accept for exchange any and all HighPoint Senior Notes that have been validly tendered in the Exchange Offers before the Expiration Deadline.

Q:
What will Bonanza Creek do with the HighPoint Senior Notes accepted for exchange in the Exchange Offers?

A:
The HighPoint Senior Notes surrendered in connection with the Exchange Offers and accepted for exchange will be retired or cancelled at Bonanza Creek’s option and will not be reissued.

Q:
Who may participate in the Exchange Offers?

A:
All holders of the HighPoint Senior Notes may participate in the Exchange Offers.

Q:
When will Bonanza Creek issue the Bonanza Creek Senior Notes?

A:
Assuming the conditions to the Exchange Offers are satisfied or, where permitted, waived, Bonanza Creek will issue the Bonanza Creek Senior Notes in book-entry form on the Settlement Date.

Q:
What Consents are required to effect the Proposed Amendments to the HighPoint Indentures?

A:
The Consents of the holders of a majority of the aggregate principal amount of each series of the HighPoint Senior Notes outstanding will be required in order to effectuate the Proposed Amendments to each of the HighPoint Indentures (the “Requisite Consents”). However, the Proposed Amendments will not become operative until, in the case of the Change of Control Amendment, the payment of the Change of Control Amendment Consent Fee upon satisfaction of the Minimum Participation Condition and, in the case of the Other Indenture Amendments, concurrently with the settlement of the Exchange Offers on the Settlement Date, subject to satisfaction or waiver of the conditions to the Exchange Offers.

Q:
When will the Proposed Amendments become operative?

A:
Upon receipt of the Consent of the holders of a majority of the aggregate principal amount of a series of HighPoint Senior Notes outstanding, HighPoint OpCo will enter into the applicable Supplemental Indentures to implement the Proposed Amendments with respect to such series of HighPoint Senior Notes. However, the Proposed Amendments will not become operative until, in the case of the Change of Control Amendment, the payment of the Change of Control Amendment Consent Fee and, in the case of the Other Indenture Amendments, concurrently with the settlement of the Exchange Offers on the Settlement Date, subject to satisfaction or waiver of the conditions to the Exchange Offers. Upon satisfaction of the Minimum Participation Condition, HighPoint will pay consenting holders the Change of Control Amendment Consent Fee. If for any reason an Exchange Offer is not completed, the Proposed Amendments to the corresponding HighPoint Indenture for that series will not become operative with respect to the related HighPoint Senior Notes and the HighPoint Senior Notes will be subject to the same terms and conditions as existed before the Exchange Offers were made; provided, however, that if the Minimum Participation Condition has been satisfied and HighPoint has paid the Change of Control Amendment Consent Fee, the Change of Control Amendment will remain operative with respect to the related HighPoint Senior Notes.

Q:
When will the Exchange Offers expire?

A:
The Exchange Offers and Consent Solicitations will expire at 5:00 p.m., New York City time, on           , 2021, unless extended with respect to an Exchange Offer and the corresponding Consent Solicitation pursuant to the terms of the merger agreement and the Transaction Support Agreement, in which case the Expiration Deadline will be the latest date and time to which such Exchange Offers are extended. See “Description of the Exchange Offers and Consent Solicitations — Expiration Deadline; Extensions; Amendments; Termination.”

Q:
Can I withdraw my HighPoint Senior Notes after I tender them? Can I revoke the Consent related to my HighPoint Senior Notes after I deliver it?

A:
Holders of HighPoint Senior Notes who tender HighPoint Senior Notes in the Exchange Offers will not have withdrawal rights except in the limited circumstances described below. If Bonanza Creek (i) changes the aggregate Stock Consideration or the aggregate Notes Consideration, (ii) changes the formula for determining the proration of Exchange Consideration with respect to each $1,000 principal amount of HighPoint Senior Notes tendered, (iii) reduces the Minimum Participation Condition, or (iv) reduces the principal amount of HighPoint Senior Notes subject to the Exchange Offer, then previously tendered HighPoint Senior Notes may be validly withdrawn within five business days after the date that notice of such change or permitted withdrawal is first published or given or sent to holders of the HighPoint Senior Notes by Bonanza Creek. See “Description of the Exchange Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents.”

Q:
How do I exchange my HighPoint Senior Notes if I am a beneficial owner of HighPoint Senior Notes held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee? Will the record holder exchange my HighPoint Senior Notes for me?

A:
If you are a holder of HighPoint Senior Notes and wish to participate in the Exchange Offers and Consent Solicitations and your HighPoint Senior Notes are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your HighPoint Senior Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, custodian or other nominee well in advance of the Expiration Deadline, and in any event, not less than five business days prior to the Expiration Deadline, in order to allow adequate processing time for their instruction.

Custodial entities that are participants in DTC must tender HighPoint Senior Notes through ATOP, which is maintained by DTC. No letter of transmittal is required for tenders through ATOP. Tenders through any other method will require a letter of transmittal for the Exchange Offers and Consent Solicitations. Bonanza Creek has not provided guaranteed delivery procedures in conjunction with the Exchange Offers and Consent Solicitations.
Tendering HighPoint Senior Notes through ATOP does not constitute a vote on the Prepackaged Plan. Holders of HighPoint Senior Notes must submit a Beneficial Ballot, or if a nominee, a Master Ballot (as applicable), so that it is actually received by the Voting Agent prior to the Voting Deadline in order for such vote to be counted. Please see “Procedures for Voting on the Prepackaged Plan.”
Q:
Will I have to pay any fees or commissions if I tender my HighPoint Senior Notes for exchange in the Exchange Offers?

A:
You will not be required to pay any fees or commissions to Bonanza Creek, HighPoint, HighPoint OpCo, the Exchange Agent or the Information Agent in connection with the Exchange Offers. If you hold HighPoint Senior Notes through a broker, dealer, commercial bank, trust company or other nominee that tenders your HighPoint Senior Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:
Will a holder recognize gain or loss on the exchange of HighPoint Senior Notes for Bonanza Creek Senior Notes?

A:
A U.S. holder (as defined in “Material United States Federal Income Tax Consequences”) that tenders HighPoint Senior Notes in exchange for Bonanza Creek Senior Notes and Bonanza Creek common stock will generally recognize taxable gain or loss for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Consequences to Exchanging and Consenting U.S. Holders of HighPoint Senior Notes — Exchange Offers — Taxable Exchange.”

Q:
What will be the U.S. federal income tax treatment of holders who do not tender their HighPoint Senior Notes pursuant to the Exchange Offers nor consent to the Proposed Amendments?

A:
Although the U.S. federal income tax treatment is not free from doubt, Bonanza Creek and HighPoint intend to take the position that the implementation of the Proposed Amendments do not result in a deemed exchange of HighPoint Senior Notes for U.S. federal income tax purposes. Based on the foregoing position, a non-participating holder’s adjusted tax basis, holding period and market discount (if any) with respect to the HighPoint Senior Notes should remain unchanged following the adoption of the Proposed Amendments. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Consequences to Non-Participating Holders.”

Q:
Is any recommendation being made about the Exchange Offers and the Consent Solicitations?

A:
None of Bonanza Creek, HighPoint, HighPoint OpCo or the HighPoint Senior Notes Trustee or the Bonanza Creek Senior Notes Trustee, the Exchange Agent, the Information Agent, the HPR Consenting Noteholders or any of their affiliates, makes any recommendation as to whether you should exchange HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock in response to the Exchange Offers and Consent Solicitations, and no one has been authorized by any of them to make such a recommendation.

Q:
What is the Form of Registration Rights Agreement?

A:
The Form of Registration Rights Agreement is that certain agreed upon form of registration rights agreement between Bonanza Creek and Franklin pursuant to which, among other things and subject to certain restrictions, upon Franklin’s request, Bonanza Creek will be required to file with the SEC a registration statement on Form S-3 registering for resale the shares of Bonanza Creek common stock issued to Franklin in the merger and to conduct certain underwritten offerings. The Registration Rights Agreement will also provide Franklin with customary piggyback registration rights. Additionally, pursuant to the Registration Rights Agreement, Franklin will agree to certain restrictions on sales of Bonanza Creek common stock. The Registration Rights Agreement shall be executed, delivered and become effective at the effective time of the merger agreement and shall not become effective if the merger agreement is terminated prior to the consummation of the transactions contemplated thereby.

Q:
What is the Prepackaged Plan?

A:
The Prepackaged Plan is an alternative method of consummating the transactions if certain closing conditions contained in the merger agreement to consummate the transactions out of court are not met or waived. In the event that the conditions to the Exchange Offers and Consent Solicitation are not satisfied or waived (to the extent waivable), or HighPoint is unable to obtain the required approval of its stockholders to consummate the transactions out of court, but HighPoint receives acceptances of the Prepackaged Plan from a majority of holders of HighPoint Senior Notes that vote on the Prepackaged Plan and at least two-thirds of the aggregate principal amount of HighPoint Senior Notes that vote on the Prepackaged Plan, and the other Requisite Conditions to the Prepackaged Plan are satisfied, HighPoint will seek confirmation of the Prepackaged Plan in the HighPoint Chapter 11 cases. At this time, HighPoint has not formally approved the commencement of the HighPoint Chapter 11 cases, although the merger agreement obligates HighPoint to commence the HighPoint Chapter 11 cases if the Minimum Participation Condition is not satisfied and the conditions to filing the Prepackaged Plan have been satisfied. A copy of the Prepackaged Plan is attached to this document as Annex I. For a more detailed description of the Prepackaged Plan, see the HighPoint disclosure statement attached to this document as Annex H.
Q:
Who would own Bonanza Creek immediately following the transactions?

A:
Following the closing of the transactions, based on the number of shares of Bonanza Creek common stock outstanding as of the date of the merger agreement, Bonanza Creek’s existing stockholders would own approximately 68% of the issued and outstanding shares of Bonanza Creek and HighPoint’s existing stockholders and the holders of HighPoint Senior Notes would own approximately 32% of the issued and outstanding shares of Bonanza Creek. Based on the number of shares of Bonanza Creek common stock outstanding as of the date of the merger agreement, existing HighPoint stockholders would own approximately 1.6% of Bonanza Creek while participating holders of HighPoint Senior Notes would own approximately 30.4% of Bonanza Creek and up to $100 million of Bonanza Creek Senior Notes. Based on the number of shares of Bonanza Creek common stock outstanding as of the date of the merger agreement, the transaction would imply an exchange ratio of 0.114 shares of Bonanza Creek common stock for each outstanding share of HighPoint common stock.

Q:
What will be the composition of the Bonanza Creek board and Bonanza Creek management following the completion of the transactions?

A:
Upon completion of the merger, Eric Greager will remain in his role of President and Chief Executive Officer of Bonanza Creek. The other members of Bonanza Creek’s management team will be announced at or prior to the completion of the merger.

Additionally, the merger agreement provides that, as of the effective time, the Bonanza Creek board will have seven members consisting of (i) two independent directors appointed by the HPR Consenting Noteholders that are acceptable to Bonanza Creek (each such director, a “HighPoint Director”) and (ii) five directors appointed by Bonanza Creek, consisting of Brian Steck as Chairman of the Bonanza Creek board and four other directors of the Bonanza Creek board as of immediately prior to the effective time.
Q:
Will the shares of Bonanza Creek common stock received at the time of completion of the transactions be traded on an exchange?

A:
Yes. Bonanza Creek intends to apply for listing of the shares of Bonanza Creek common stock issuable to holders of HighPoint Senior Notes in connection with the Exchange Offers on the NYSE.

Q:
What are the primary costs, disadvantages and advantages of consummating the transactions through the Prepackaged Plan rather than outside of court?

A:
Consummating the transactions through the Prepackaged Plan adds extra costs and uncertainties inherent in the bankruptcy process. The costs of the bankruptcy process could be material and could include both direct costs, including fees paid to attorneys and professionals, and indirect costs, such as adverse impacts on customer relations. In addition, there can be no assurance that the Bankruptcy Court will confirm the Prepackaged Plan.

On the other hand, consummating the transactions through the Prepackaged Plan may provide several benefits to Bonanza Creek and HighPoint’s stockholders, including the ability to consummate the transactions without satisfying the Minimum Participation Condition with respect to the Exchange Offers.
Q:
Why is HighPoint soliciting votes on the Prepackaged Plan if the transactions can be consummated out of court?

A:
HighPoint has prepared the Prepackaged Plan as an alternative method of consummating the transactions if certain closing conditions contained in the merger agreement to consummate the transactions out of court are not met or waived. HighPoint may consummate the transactions through the HighPoint Chapter 11 cases and confirmation of the Prepackaged Plan if it receives the affirmative vote of the requisite majority of holders of HighPoint Senior Notes, and at least two-thirds of the aggregate principal amount of HighPoint Senior Notes, that vote on the Prepackaged Plan and the Bankruptcy Court confirms the Prepackaged Plan. See “Risk Factors — Risks Relating to the Prepackaged Plan and Other Bankruptcy Law Considerations.”
Q:
How would the Prepackaged Plan be implemented?

A:
The Prepackaged Plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that, if confirmed by the Bankruptcy Court, would implement the transactions, as further described in “The Prepackaged Plan.”

Q:
What vote is needed for the Bankruptcy Court to confirm the Prepackaged Plan?

A:
For the Prepackaged Plan to be confirmed by the Bankruptcy Court without invoking the “cram down” provisions of the Bankruptcy Code, each impaired class of creditor claims against HighPoint (“Claims”) and each impaired class of stockholder interests in HighPoint (“Interests” and, together with Claims, “HighPoint Claims/Interests”) must vote to accept the Prepackaged Plan. An impaired class of Claims accepts a plan of reorganization if the holders of at least two-thirds in amount and a majority in number of the Claims in such class who actually cast votes accept the plan. An impaired class of Interests accepts a plan of reorganization if the holders of at least two-thirds in amount of such class who actually cast votes accept the plan. If the Prepackaged Plan is confirmed by the Bankruptcy Court and becomes effective, the Prepackaged Plan will bind all holders of Claims against and Interests in HighPoint, regardless of whether such holders voted to accept or reject the Prepackaged Plan and regardless of whether such holders voted on the Prepackaged Plan. As more fully discussed in the Prepackaged Plan, only holders of HighPoint Senior Notes and HighPoint’s stockholders are impaired classes entitled to vote on the Prepackaged Plan. Neither the holders of Claims with respect to HighPoint’s existing credit facility nor any other classes are impaired and entitled to vote on the Prepackaged Plan.

The confirmation and effectiveness of the Prepackaged Plan are subject to conditions that may not be satisfied. There can be no assurance that all requirements for confirmation and effectiveness of the Prepackaged Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Prepackaged Plan have been satisfied.
If HighPoint does not receive the requisite acceptances from holders of HighPoint Senior Notes to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, the Prepackaged Plan will not be confirmed or become effective.
If the “cram down” provisions of the Bankruptcy Code are invoked, the acceptance of the HighPoint stockholders of the Prepackaged Plan will not be required if the requisite majority of the holders of the HighPoint Senior Notes votes to accept the Prepackaged Plan and the Bankruptcy Court confirms such plan. See “Risk Factors — Risks Relating to the Prepackaged Plan and Other Bankruptcy Law Considerations.”
At this time, HighPoint has not formally approved the commencement of the HighPoint Chapter 11 cases, although the merger agreement obligates HighPoint to commence the HighPoint Chapter 11 cases if the HighPoint out-of-court proposal is not approved or the Minimum Participation Condition in the Exchange Offers is not satisfied, and the conditions to filing the Prepackaged Plan have been satisfied. If the transactions are consummated out of court, HighPoint will not commence a bankruptcy proceeding to consummate the Prepackaged Plan.
Q:
How important is my vote on the Prepackaged Plan?

A:
Approval of the Prepackaged Plan by the holders of HighPoint Senior Notes requires the affirmative vote of the majority of holders of HighPoint Senior Notes, and at least two-thirds of the aggregate principal amount of HighPoint Senior Notes, that vote on the Prepackaged Plan. If the HighPoint stockholders do not approve the HighPoint Out-of-Court Proposal or the Minimum Participation Condition in the Exchange Offers is not satisfied (or waived), the merger cannot be consummated unless

HighPoint files the HighPoint Chapter 11 cases, which HighPoint may elect not do if the requisite votes to accept the Prepackaged Plan are not obtained.
Q:
When do Bonanza Creek and HighPoint expect to complete the transactions?

A:
Bonanza Creek and HighPoint currently expect to complete the transactions in the first quarter of fiscal year 2021. However, neither Bonanza Creek nor HighPoint can predict the actual date on which the transactions will be completed, nor can the parties ensure that the transactions will be completed, because completion is subject to conditions beyond the control of either company. Please see “The Merger — Regulatory Approvals” and “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
What happens if the requisite stockholder approvals are not obtained, the Minimum Participation Condition is not satisfied or the transactions are not completed?

A:
If, prior to or at the initial determination date, the Minimum Participation Condition is satisfied and if HighPoint stockholder approval and Bonanza Creek stockholder approval are obtained, then the parties will consummate the merger and the Exchange Offers on an out-of-court basis, subject to the other conditions set forth in the merger agreement.

If, at the initial determination date, the Minimum Participation Condition is not satisfied or HighPoint stockholder approval is not obtained but the Requisite Conditions to the Prepackaged Plan are satisfied, then HighPoint will file the HighPoint Chapter 11 cases and seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and the parties will, subject to the applicable conditions set forth in the merger agreement, consummate the merger and the exchange of the HighPoint Senior Notes for the Exchange Consideration through the Prepackaged Plan.
If, at the initial determination date, (i) either the Minimum Participation Condition is not satisfied or HighPoint stockholders have not approved the merger and (ii) the Requisite Conditions to the Prepackaged Plan are not satisfied, then HighPoint will have until April 8, 2021 to either satisfy both conditions in the foregoing clause (i) and close the merger and the Exchange Offers on an out-of-court basis or satisfy the Requisite Conditions to the Prepackaged Plan, and by April 15, 2021, file the HighPoint Chapter 11 cases and seek confirmation of the Prepackaged Plan within 45 days after the Petition Date.
At any time after November 9, 2020, in the event the HighPoint board determines that it is in the best interests of HighPoint, (i) HighPoint may file the HighPoint Chapter 11 cases and seek to satisfy the Requisite Conditions to the Prepackaged Plan and otherwise seek a confirmation of the Prepackaged Plan, and (ii) Bonanza Creek will seek to obtain stockholder approval, be bound by the terms of the merger agreement, and consummate the merger and the exchange of the HighPoint Senior Notes for the Exchange Consideration through the Prepackaged Plan if the Prepackaged Plan is confirmed by May 24, 2021 and the other conditions to the merger have been satisfied after entry of the confirmation order (but prior to June 23, 2021).
In the event of a filing of an involuntary bankruptcy petition (an “involuntary insolvency event”) against HighPoint (i)(a) prior to the initial determination date, depending on whether certain requisite conditions have been met, HighPoint will have up to 60 days after such involuntary insolvency event to seek a dismissal order of such petition (a “dismissal order”) so as to allow the Exchange Offers to be completed and the merger agreement to remain in full force and effect or (b) after the initial determination date, if the Minimum Participation Condition has been satisfied and HighPoint stockholder approval and Bonanza Creek stockholder approval have been obtained, then HighPoint will have up to 60 days after such involuntary insolvency event to seek a dismissal order and the merger agreement will remain in full force and effect; (ii) if on such date of filing, the Minimum Participation Condition has not been satisfied or the required HighPoint stockholder approval has not been obtained but the Requisite Conditions to the Prepackaged Plan have otherwise been satisfied, then HighPoint must stipulate to Chapter 11 bankruptcy relief and Bonanza Creek will be bound by the terms of the merger agreement and consummate the merger and the exchange of the HighPoint Senior Notes through the Prepackaged Plan; and (iii) if on the date of such involuntary insolvency event, the Minimum Participation Condition has not been satisfied or HighPoint stockholder approval or Bonanza Creek stockholder approval has not been obtained, and if the Requisite Conditions to the Prepackaged Plan have not been satisfied, then HighPoint may stipulate to Chapter 11 bankruptcy relief such that Bonanza Creek may be bound by the terms of the merger agreement through May 24, 2021 and consummate the merger and the exchange of the HighPoint Senior Notes through the Prepackaged Plan.
A copy of the Prepackaged Plan is attached to this Prospectus as Annex I along with related solicitation materials for holders of the HighPoint Senior Notes.
In the event HighPoint files the HighPoint Chapter 11 cases, HighPoint is required to, among other things, file an objection to and oppose any effort by any party to dismiss the HighPoint Chapter 11 cases or convert them into Chapter 7 cases, appoint a trustee or examiner, defeat confirmation of the Prepackaged Plan, appoint an official committee of Interest holders, or seek entry of an order that is inconsistent with the merger agreement or the Prepackaged Plan in any material respect. HighPoint and Bonanza Creek also undertake covenants, among others, to further the transactions, negotiate definitive documents in good faith, and not file any motion or other document that is inconsistent with the merger agreement and the Prepackaged Plan.
If the HighPoint Chapter 11 cases are commenced and the merger agreement is rejected by HighPoint in bankruptcy, then HighPoint will, subject to applicable law, be obligated to pay a termination fee of $15 million to Bonanza Creek (minus the $6 million transaction expense fee previously paid). Please see “The Prepackaged Plan” for additional information regarding the Prepackaged Plan.
Conditions include, with respect to the Prepackaged Plan, entry of an order of the Bankruptcy Court confirming the Prepackaged Plan, consummation of the merger, entry into an exit credit facility, and the receipt of all necessary consents and regulatory approvals, among others, and, with respect to the merger, the conditions described in “The Merger Agreement — Conditions to Completion of the Merger” and further described in “Risk Factors Relating to the Merger — The merger is subject to a number of conditions to the obligations of both Bonanza Creek and HighPoint to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the merger or result in termination of the merger agreement.” The conditions precedent to the Prepackaged Plan and merger may not all be satisfied or waived, in which case, the merger may not be completed and it is unclear in which manner HighPoint would reorganize their business and what, if anything, Holders of HighPoint Claims/Interests would ultimately receive in any such possible reorganization.
Under specified circumstances, HighPoint or Bonanza Creek may be required to reimburse the other party’s expenses or pay a termination fee upon or subsequent to termination of the merger agreement, as described in “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement.”
Q:
What are the Bonanza Creek Rights?

A:
Effective November 19, 2020, each share of Bonanza Creek common stock has an associated right (each, a “Bonanza Creek Right”) to purchase one one-thousandth (subject to adjustment) of a share of Bonanza Creek’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), pursuant to the terms of the tax plan. Please see “Description of Capital Stock — Description of the Rights” for additional information regarding the Bonanza Creek Rights.

Q:
How can I find more information about Bonanza Creek and HighPoint?

A:
You can find more information about Bonanza Creek and HighPoint from various sources described in “Where You Can Find More Information.”

Q:
To whom should I direct any questions?

A:
Questions concerning procedures relating to the Exchange Offers, Consent Solicitations or Plan Solicitation and requests for additional copies of this Prospectus should be directed to the Information Agent:

HighPoint Resources Corporation
c/o Epiq Corporate Restructuring LLC
By Mail or Hand:
10300 SW Allen Boulevard
Beaverton, OR 97005
Call (Toll-Free): (855) 914-4726
Call (International): (503) 520-4495
By E-mail:
tabulation@epiqglobal.com
Referencing “HighPoint Resources” in the subject line

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this Prospectus and the documents attached to or incorporated by reference into this Prospectus and may not contain all the information that may be important to you. To understand the Exchange Offers, the Consent Solicitations, the Prepackaged Plan and the merger more fully, and to obtain a more complete description of the legal terms of the merger agreement, the Prepackaged Plan and the agreements related thereto, you should carefully read this entire document, including the annexes attached hereto and the documents incorporated herein and to which Bonanza Creek and HighPoint refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”
The Parties
Bonanza Creek Energy, Inc.
Bonanza Creek is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. Bonanza Creek’s assets and operations are concentrated in rural, unincorporated Weld County, Colorado, within the Wattenberg Field, focused on the Niobrara and Codell formations.
Bonanza Creek is a Delaware corporation with principal executive offices located at 410 17th Street, Suite 1400, Denver, CO 80202. Its telephone number is (720) 440-6100. Shares of Bonanza Creek common stock are listed for trading on the NYSE under the symbol: “BCEI.” Additional information about Bonanza Creek and its subsidiaries is included in documents incorporated by reference into this Prospectus. See “Where You Can Find More Information.”
HighPoint Resources Corporation
HighPoint is a Denver, CO-based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. HighPoint’s principal executive offices are located at 555 17th Street, Suite 3700, Denver, CO 80202. Its telephone number is (303) 293-9100. Shares of HighPoint’s common stock are traded on the NYSE under the symbol “HPR.” Additional information about HighPoint and its subsidiaries is included in documents attached to this Prospectus as Annexes J, K, L and M. See also “Where You Can Find More Information.”
HighPoint OpCo
HighPoint OpCo, formerly known as Bill Barrett Corporation, is the issuer of the HighPoint Senior Notes and became a wholly-owned subsidiary of HighPoint as a result of a merger transaction between Bill Barrett Corporation and a subsidiary of HighPoint in March 2018. On the closing date of the merger, HighPoint became a guarantor of the 2022 Notes and the 2025 Notes.
Merger Sub
Merger Sub is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into HighPoint, with HighPoint surviving as a direct, wholly owned subsidiary of Bonanza Creek and the separate corporate existence of Merger Sub will cease.
Merger Sub’s principal executive office is located at c/o Bonanza Creek Energy, Inc., 410 17th Street, Suite 1400, Denver, CO 80202 and its telephone number is (720) 440-6100.
The Subsidiary Guarantors
Initially, all of Bonanza Creek’s subsidiaries will be guarantors of the Bonanza Creek Senior Notes. Each of Bonanza Creek’s subsidiaries is directly or indirectly wholly owned by Bonanza Creek and each subsidiary other than Merger Sub is engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. Other than Merger Sub, each of Bonanza Creek’s subsidiaries is a Delaware limited liability company with its principal executive office located at c/o Bonanza Creek Energy, Inc., 410 17th Street, Suite 1400, Denver, CO 80202 and its telephone number (720) 440-6100.
Following the consummation of the merger and the related transactions, HighPoint and each of its subsidiaries will become wholly owned subsidiaries of Bonanza Creek and will guarantee the Bonanza Creek Senior Notes.
The Merger
Upon satisfaction or waiver of the conditions to closing in the merger agreement, at the effective time, Merger Sub will merge with and into HighPoint, Merger Sub’s separate corporate existence will cease, and HighPoint will be the surviving company following the merger. Each Eligible Share will be converted into the right to receive the merger consideration. Cash will be paid in lieu of the issuance of fractional shares, if any, upon the conversion of Eligible Shares into the merger consideration. In addition, HighPoint will take all actions as may be necessary so that at the effective time, each outstanding restricted stock unit and share of restricted common stock in respect of HighPoint common stock will be treated as described in “The Merger — Treatment of HighPoint Equity Awards in the Merger.”
Bonanza Creek and HighPoint will each hold special meetings of their respective stockholders in connection with the transactions. At the Bonanza Creek special meeting, Bonanza Creek stockholders will be asked to vote on the share issuance proposal to approve the Share Issuance. Approval of the share issuance proposal requires the affirmative vote of a majority of votes cast by Bonanza Creek stockholders entitled to vote thereon and present or represented by proxy at the Bonanza Creek special meeting. At the HighPoint special meeting, HighPoint stockholders will be asked to vote on the HighPoint Merger Proposal. Approval of the HighPoint Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HighPoint common stock entitled to vote on the proposal. If the HighPoint Merger Proposal is not approved by the HighPoint stockholders, the merger may still be consummated through the HighPoint Chapter 11 cases, subject to the satisfaction, amendment or waiver of the other closing conditions in the merger agreement.
The Exchange Offers
Bonanza Creek is offering to exchange (i) 9,314,214 shares of its common stock and (ii) up to $100 million aggregate principal amount of Bonanza Creek Senior Notes for any and all of the 2022 Notes and 2025 Notes of HighPoint OpCo. The maximum amount of each type of consideration will be allocated pro rata to holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers. The Exchange Consideration will consist of at least the following for each $1,000 principal amount of HighPoint Senior Notes validly tendered and accepted for exchange:
•
14.90274240 shares of Bonanza Creek common stock (having a value of $318.77 based on the closing price of Bonanza Creek common stock on February 1, 2021), subject to adjustment for fractional shares; and

•
$138.46153846 principal amount of new Bonanza Creek Senior Notes, subject to adjustment for minimum denominations.

The Aggregate Exchange Consideration to be allocated pro rata to holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers will consist of (i) 9,314,214 shares of Bonanza Creek common stock and (ii) an aggregate principal amount of Bonanza Creek Senior Notes equal to $100 million minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers. Each type of consideration received by holders of the HighPoint Senior Notes per $1,000 principal amount of notes will be at least equal to the minimum amounts set forth above. However, the aggregate Notes Consideration and the mix of consideration per $1,000 principal amount of notes tendered will vary based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold, see “Description of the Exchange Offers and Consent Solicitations — Exchange Consideration, Interest and Change of Control Amendment Consent Fee.”

The Consent Solicitation
In connection with the Exchange Offers, HighPoint is soliciting, on behalf of HighPoint OpCo, Consents from all holders of the HighPoint Senior Notes to adopt the Proposed Amendments to the HighPoint Indentures. The Proposed Amendments include (i) the Change of Control Amendment, which excludes the transactions from the definition of Change of Control in the HighPoint Indentures, and (ii) the Other Indenture Amendments, which eliminate the majority of the restrictive covenants and certain events of default from the HighPoint Indentures. For additional information regarding the Consent Solicitations, see “Description of the Exchange Offers and Consent Solicitations — The Consent Solicitations.”
The Prepackaged Plan (Annex I) and the Plan Solicitation
Through the Plan Solicitation, HighPoint is soliciting votes from the holders of HighPoint Senior Notes to accept or reject the Prepackaged Plan. The Prepackaged Plan is an alternative method of consummating the transactions if certain closing conditions contained in the merger agreement to consummate the transactions out of court are not met or waived. In the event that the conditions to the Exchange Offers and Consent Solicitation are not satisfied or waived (to the extent waivable), or HighPoint is unable to obtain the required approval of its stockholders to consummate the transactions out of court, but HighPoint receives acceptances of the Prepackaged Plan from a majority of holders of HighPoint Senior Notes that vote on the Prepackaged Plan and at least two-thirds of the aggregate principal amount of HighPoint Senior Notes that vote on the Prepackaged Plan, and the other Requisite Conditions to the Prepackaged Plan are satisfied, HighPoint will seek confirmation of the Prepackaged Plan in the HighPoint Chapter 11 cases. At this time, HighPoint has not formally approved the commencement of the HighPoint Chapter 11 cases, although the merger agreement obligates HighPoint to commence the HighPoint Chapter 11 cases if the Minimum Participation Condition is not satisfied and the conditions to filing the Prepackaged Plan have been satisfied. A copy of the Prepackaged Plan is attached to this document as Annex I. For a more detailed description of the Prepackaged Plan, see the HighPoint disclosure statement attached to this document as Annex H.
The Transaction Support Agreement (Annex G)
Concurrently with the execution and delivery of the merger agreement, HighPoint entered the Transaction Support Agreement with certain of its affiliates, the HPR Consenting Noteholders (as defined in the Transaction Support Agreement), which hold at least 77% of the aggregate outstanding principal amount of the 2022 Notes and at least 97% of the aggregate outstanding principal amount of the 2025 Notes and the HPR Consenting Shareholders (as defined in the Transaction Support Agreement), which hold at least 46.5% of the equity interests of HighPoint. Pursuant to the Transaction Support Agreement, the HPR Consenting Noteholders agreed to (i) tender all of their HighPoint Senior Notes in the Exchange Offers, (ii) vote their respective Company Claims/Interests (as defined in the Transaction Support Agreement) to accept the Prepackaged Plan, (iii) support the transactions, including the merger and the Prepackaged Plan, (iv) not solicit competing proposals or offers for other deals, (v) subject to certain exceptions, not initiate any proceeding of any kind with respect to the HighPoint Chapter 11 cases, and (vi) subject to certain exceptions, transfer any of their HighPoint Senior Notes. Bonanza Creek and Merger Sub are third party beneficiaries of certain provisions in the Transaction Support Agreement, including provisions relating to, among other things, (i) the obligation by the HPR Consenting Noteholders to tender all of their HighPoint Senior Notes in the Exchange Offers, (ii) the obligation by the HPR Consenting Noteholders to vote their respective Company Claims/Interests to accept the Prepackaged Plan, and (iii) certain representations and warranties of the HPR Consenting Noteholders.
The Form of Registration Rights Agreement (Annex B)
Concurrently with the execution and delivery of the merger agreement, Bonanza Creek and Franklin agreed upon the Form of Registration Rights Agreement pursuant to which, among other things and subject to certain restrictions, upon Franklin’s request, Bonanza Creek will be required to file with the SEC a registration statement on Form S-3 registering for resale the shares of Bonanza Creek common stock issued to Franklin in the merger and to conduct certain underwritten offerings. The Registration Rights Agreement will also provide Franklin with customary piggyback registration rights. Additionally, pursuant to the Registration Rights Agreement, Franklin will agree to certain restrictions on sales of Bonanza Creek common stock. The Registration Rights Agreement will be executed, delivered and become effective at the effective time of the merger agreement and will not become effective if the merger agreement is terminated prior to the consummation of the transactions contemplated thereby.
Board of Directors and Management of Bonanza Creek Following Completion of the Merger
Upon completion of the merger, Eric Greager will remain in his role of President and Chief Executive Officer of Bonanza Creek. The other members of Bonanza Creek’s management team will be announced at or prior to the completion of the merger.
Additionally, the merger agreement provides that, as of the effective time, the Bonanza Creek board will have seven members consisting of (i) two independent directors appointed by the HPR Consenting Noteholders who are acceptable to Bonanza Creek and (ii) five directors appointed by Bonanza Creek, consisting of Brian Steck as Chairman of the Bonanza Creek board and four other directors of the Bonanza Creek board as of immediately prior to the effective time.
Appraisal Rights or Dissenters’ Rights
No appraisal rights or dissenters’ rights will be available with respect to the merger or the Share Issuance for Bonanza Creek stockholders or HighPoint stockholders. Holders of the HighPoint Senior Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers and Consent Solicitations.
Accounting Treatment of the Merger
Bonanza Creek and HighPoint prepare their respective financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. Bonanza Creek will be treated as the acquirer for accounting purposes.
U.S. Federal Income Tax Consequences
For a discussion of the material U.S. federal income tax consequences of the Exchange Offers and the Consent Solicitations, see “Material United States Federal Income Tax Consequences.”
Regulatory Approvals
Antitrust Clearance
The completion of the merger may be subject to antitrust review in the United States; however, because the relevant merger consideration is below the threshold at or above which a pre-merger notification filing may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no filing or waiting period requirements under the HSR Act apply and neither Bonanza Creek nor HighPoint must furnish any information to the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) in connection with such a filing.
At any time before or after consummation of the merger, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Bonanza Creek or HighPoint or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
Securities and Exchange Commission
In connection with the Exchange Offers, Bonanza Creek has filed a registration statement with the SEC under the Securities Act, of which this Prospectus forms a part, that must be declared effective by the

SEC and pursuant to which the issuance of shares of Bonanza Creek common stock and Bonanza Creek Senior Notes issuable as Exchange Consideration upon the effective time will be registered with the SEC.
Listing of Bonanza Creek Common Stock
The Bonanza Creek common stock is listed on the NYSE under the symbol “BCEI.” Bonanza Creek intends to apply for listing of the shares of Bonanza Creek common stock issuable to holders of HighPoint Senior Notes in connection with the Exchange Offers on the NYSE. The HighPoint Senior Notes are not, and the Bonanza Creek Senior Notes will not be, listed on any securities exchange.
Conditions to Completion of the Merger
The obligations of Bonanza Creek and HighPoint to consummate the merger are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the following mutual conditions:
•
(i) either (a) approval of the HighPoint out-of-court proposal by the HighPoint stockholders shall have been obtained or (b) the confirmation order confirming the Prepackaged Plan will have been entered and (ii) approval of the Bonanza Creek share issuance proposal by the Bonanza Creek stockholders shall have been obtained;

•
any waiting period applicable to the transactions under the HSR Act shall have been terminated or shall have expired, and any consents or approvals required pursuant to any other applicable antitrust laws shall have been obtained;

•
no governmental entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions, including the merger, and no law shall have been adopted that makes consummation of the transactions, including the merger, illegal or otherwise prohibited;

•
the registration statements on Form S-4, of which this Prospectus and the joint proxy statement/prospectus respectively form parts, filed by Bonanza Creek in connection with the issuance of shares of Bonanza Creek common stock in the merger and the issuance of shares of Bonanza Creek common stock and the Bonanza Creek Senior Notes (and related guarantees) in the HighPoint restructuring transactions, shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

•
either (i)(a) the Minimum Participation Condition shall have been satisfied and (b) the Other Indenture Amendments Operative Date and the Change of Control Amendment Operative Date shall have each occurred or (ii) the confirmation order shall have been entered confirming the Prepackaged Plan and all conditions to the effective time shall have been satisfied or waived; and

•
the shares of Bonanza Creek common stock to be issued pursuant to the merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

The obligations of HighPoint and Bonanza Creek to effect the merger are also subject to the satisfaction, or waiver by the other party, of certain additional conditions described in “The Merger Agreement — Conditions to Completion of the Merger.”
The obligations of Bonanza Creek to consummate the merger is subject to the satisfaction (or waiver exclusively by Bonanza Creek, to the extent permissible under applicable laws) of certain conditions, including that Bonanza Creek has procured senior secured debt financing on terms reasonably acceptable to Bonanza Creek with aggregate available commitments (drawn and undrawn, collectively) of not less than $250,000,000 in principal amount as of the effective time.
As further discussed under the section entitled “Risk Factors,” neither Bonanza Creek nor HighPoint can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement
Bonanza Creek and HighPoint may mutually agree in writing to terminate the merger agreement before consummating the merger, even after approval of the share issuance proposal by the Bonanza Creek stockholders and the merger by the HighPoint stockholders has been obtained. In addition, either Bonanza Creek or HighPoint may terminate the merger agreement under certain other circumstances described in “The Merger Agreement — Termination of the Merger Agreement”.
The merger agreement requires Bonanza Creek to pay HighPoint a termination fee of $15 million and reimburse HighPoint for the $6 million transaction expense fee previously paid if the merger agreement is terminated under certain circumstances. The merger agreement requires HighPoint to pay Bonanza Creek a termination fee of $15 million, less the amount of the $6 million transaction expense fee previously paid, if the merger agreement is terminated under certain circumstances. In no event shall Bonanza Creek or HighPoint be required to pay the termination fee on more than one occasion. If one party receives payment of expenses (as described below ), then the amount of the termination fee payable to such party will be reduced by such expenses.
In addition, unless otherwise entitled to a termination fee, (i) Bonanza Creek may be obligated to pay HighPoint $7,500,000 for costs and expenses incurred in connection with the negotiation, execution and performance of the merger agreement and the transactions, including the merger, following a termination by either party as a result of the failure to obtain the Bonanza Creek stockholder approval following a Bonanza Creek recommendation change and (ii) HighPoint may be obligated to pay Bonanza Creek $7,500,000 for costs and expenses incurred in connection with the negotiation, execution and performance of the merger agreement and the transactions, including the merger, following a termination by Bonanza Creek as a result of (1) the failure to obtain the HighPoint stockholder approval or satisfy the Minimum Participation Condition and (2) the confirmation order which would otherwise enable the transactions to occur without the approval of the HighPoint out-of-court proposal by the HighPoint stockholders or satisfaction of the Minimum Participation Condition not being entered on or prior to the outside date. See “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement.”
Completion of the Merger
Unless the parties agree otherwise, the closing of the merger will take place on a date that is three business days after the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the terms of the merger agreement of the last of the conditions to closing (other than any such conditions which by their nature cannot be satisfied until the date of closing, but subject to the satisfaction or waiver of such conditions at the closing of the merger).
As soon as practicable following the closing, a certificate of merger with respect to the merger, prepared and executed in accordance with the relevant provisions of the DGCL, will be filed with the Office of the Secretary of State of the State of Delaware. The merger will become effective at such time as the parties agree and shall specify in the certificate of merger.
Bonanza Creek and HighPoint have targeted to complete the merger in the first quarter of fiscal year 2021 in the event the HighPoint Chapter 11 cases are not filed, subject to the receipt of the required Bonanza Creek stockholder approval and HighPoint stockholder approval, regulatory approvals, satisfaction of the Minimum Participation Condition in the Exchange Offers and the satisfaction or waiver of the other conditions to the merger, in each case, as set forth in the merger agreement (described under “The Merger Agreement — Conditions to Completion of the Merger”), or in the second quarter of 2021 under the Prepackaged Plan in the event the HighPoint Chapter 11 cases are filed, subject to receipt of the required Bonanza Creek stockholder approval, regulatory approvals, Requisite Conditions to the Prepackaged Plan and entry of the confirmation order, and the satisfaction or waiver of the other conditions to the merger, in each case, as set forth in the merger agreement (described under “The Merger Agreement — Conditions to Completion of the Merger”).
Description of the Rights
On November 9, 2020, in connection with the adoption of the tax plan, the Bonanza Creek board declared a dividend of one Bonanza Creek right for each of the issued and outstanding shares of Bonanza

Creek common stock. Each Bonanza Creek right entitles the registered holder, subject to the terms of the tax plan, to purchase from Bonanza Creek one one-thousandth of a share of Bonanza Creek’s Series A Preferred Stock, par value $0.01 per share, at a price of $100.00, subject to certain adjustments. The description and terms of the Bonanza Creek rights and Series A Preferred Stock are set forth in the tax plan by and between Bonanza Creek and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent and in the Certificate of Designations of Bonanza Creek’s Series A Junior Participating Preferred Stock, filed as Exhibits 3.1 and 4.1, respectively, to Bonanza Creek’s Current Report on Form 8-K filed on November 9, 2020, incorporated by reference herein. Please see “Description of Capital Stock — Description of the Rights” for additional information regarding the Bonanza Creek rights.
Description of the Differences Between the HighPoint Senior Notes and the Bonanza Creek Senior Notes
Holders of HighPoint Senior Notes receiving Bonanza Creek Senior Notes in connection with the Exchange Offers will have different rights once they become holders of Bonanza Creek Senior Notes due to differences between the terms of the indentures governing the HighPoint Senior Notes and the Bonanza Creek Senior Notes. These differences are described in more detail in “Description of the Differences Between the HighPoint Senior Notes and the Bonanza Creek Senior Notes.” Furthermore, the Proposed Amendments, if approved, will amend the HighPoint Indentures in such a way that will result in terms that are less restrictive and afford reduced protections to remaining holders that do not elect to exchange in the Exchange Offer compared to those currently in place and those applicable to the Bonanza Creek Senior Notes. See “The Proposed Amendments” for a description of the amendments to the HighPoint Indentures
Risk Factors
Before deciding whether to participate in the Exchange Offers and the Consent Solicitations, or to vote in the Plan Solicitation, you should carefully consider all of the information contained in, attached to or incorporated by reference into this Prospectus, including the specific risk factors under the heading “Risk Factors.”

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS
The following is a brief summary of certain terms of the Exchange Offers and Consent Solicitations. It may not contain all the information that is important to you. For additional information regarding the Exchange Offers, Consent Solicitations and the Bonanza Creek Senior Notes, see “Description of the Exchange Offers and Consent Solicitations” and “Description of the Bonanza Creek Senior Notes.”
Bonanza Creek Senior Notes Issuer
Bonanza Creek Energy, Inc., a Delaware corporation.
HighPoint Senior Notes Issuer
HighPoint Operating Corporation (f/k/a Bill Barrett Corporation) (“HighPoint OpCo”), a Delaware corporation.
Bonanza Creek Senior Notes Offered
An aggregate principal amount of 7.5% Senior Notes due 2026 equal to $100,000,000 minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers.
Bonanza Creek Common Stock Offered
An aggregate of 9,314,214 shares of Bonanza Creek common stock, par value $0.01 per share.
Exchange Offers by Bonanza Creek
Bonanza Creek is offering all holders of the HighPoint Senior Notes to exchange any and all of the HighPoint Senior Notes for the Exchange Consideration set forth below. Holders of the HighPoint Senior Notes accepted for exchange in the Exchange Offers will also receive a cash payment equal to the accrued and unpaid interest in respect of such HighPoint Senior Notes from the most recent interest payment date to, but not including, the Settlement Date. If the Exchange Offers are not consummated and the exchange is effected through the Prepackaged Plan, no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes. Interest on the Bonanza Creek Senior Notes will accrue from the Settlement Date. See “Description of the Exchange Offers and Consent Solicitations.”
Exchange Consideration
Bonanza Creek is offering a combination of two types of consideration in the Exchange Offers, each of which is subject to the maximum aggregate amounts set forth below:
•
an aggregate of 9,314,214 shares of Bonanza Creek common stock; and

•
an aggregate principal amount of the Bonanza Creek Senior Notes equal to $100 million minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers. As a result, the aggregate Notes Consideration will vary based on the principal amount of HighPoint Senior Notes tendered.

The maximum amount of each type of consideration will be allocated pro rata to holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers. The Exchange Consideration per $1,000 principal amount of HighPoint Senior Notes accepted for exchange will be at least equal to the following minimum amounts of each type of Exchange Consideration, which is subject to increase based on the level of participation in the Exchange Offers and subject to adjustment for fractional shares and minimum denominations:

•
14.90274240 shares of Bonanza Creek common stock (having a value of $318.77 based on the closing price of Bonanza Creek common stock on February 1, 2021); and

•
$138.46153846 principal amount of new Bonanza Creek Senior Notes.

As a result of the proration of the Aggregate Exchange Consideration, tendering holders will receive additional shares of Bonanza Creek common stock, additional principal amounts of Bonanza Creek Senior Notes, or both, based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold. If less than 100% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive additional shares of Bonanza Creek common stock upon proration of the aggregate Stock Consideration. If greater than 97.5% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive a higher principal amount of Bonanza Creek Senior Notes upon proration of the aggregate Notes Consideration.
Please see “Description of the Exchange Offers and Consent Solicitations — Indicative Mix and Implied Value of Exchange Consideration” for additional numerical examples of the mix of consideration holders would receive at specified participation levels at and between the minimum participation threshold of 97.5% and 100.0% participation. In addition, holders of HighPoint Senior Notes may visit https://dm.epiq11.com/HighPoint to review information about the principal amount of HighPoint Senior Notes that have been tendered, the calculation of the mix of consideration holders would receive at those tendered amounts, and the implied total value of that consideration. The information contained in that website is not part of this Prospectus.
See “Description of the Exchange Offers and Consent Solicitations — Exchange Consideration, Interest and Change of Control Amendment Consent Fee” for more detail regarding the Exchange Consideration.
Denomination
Pursuant to the Exchange Offers, calculations of share amounts for the Exchange Consideration will be rounded down with respect to each holder to the nearest whole share, and no fractional shares of Bonanza Creek common stock will be issued for the HighPoint Senior Notes. Calculations of principal amounts for Bonanza Creek Senior Notes for the Exchange Consideration will be rounded down with respect to each holder to the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of Bonanza Creek common stock will be issued or payment made in compensation for such adjustments.
Consent Solicitations by HighPoint
In connection with the Exchange Offers, HighPoint is soliciting, on behalf of HighPoint OpCo, Consents from all holders of the HighPoint Senior Notes to adopt the Proposed Amendments to the HighPoint Indentures. If you tender HighPoint Senior Notes in an Exchange Offer, you will be deemed to deliver your Consent to the Proposed Amendment for the corresponding HighPoint Indenture with respect to the principal amount of such tendered

HighPoint Senior Notes. Holders of HighPoint Senior Notes may not validly tender HighPoint Senior Notes in an Exchange Offer without delivering a Consent in the corresponding Consent Solicitation and may not deliver a consent in a Consent Solicitation without tendering HighPoint Senior Notes in the corresponding Exchange Offer. Consents submitted in the Consent Solicitation delivered in the Consent Solicitations will be irrevocable.
Proposed Amendments
The Proposed Amendments include (i) the Change of Control Amendment, which excludes the transactions from the definition of Change of Control in the HighPoint Indentures, and (ii) the Other Indenture Amendments, which eliminate the majority of the restrictive covenants and certain events of default from the HighPoint Indentures.
Supplemental Indentures; Change of Control Amendment Consent Fee
Upon receipt of the Consent of the holders of a majority of the aggregate principal amount of a series of HighPoint Senior Notes outstanding (the “Requisite Consents”), HighPoint will enter into the applicable Supplemental Indentures to implement the Proposed Amendments with respect to such series of HighPoint Senior Notes. However, the Proposed Amendments will not become operative until, in the case of the Change of Control Amendment, the payment of the Change of Control Amendment Consent Fee and, in the case of the Other Indenture Amendments, concurrently with the settlement of the Exchange Offers on the Settlement Date, subject to satisfaction or waiver of the conditions to the Exchange Offers. Upon satisfaction of the Minimum Participation Condition, HighPoint will pay consenting holders the Change of Control Amendment Consent Fee.
If the Proposed Amendments are approved and effected with respect to a HighPoint Indenture, they will be binding on all holders of the related HighPoint Senior Notes, including those who do not deliver their Consent to the Proposed Amendments and do not tender their HighPoint Senior Notes in the Exchange Offers. If for any reason an Exchange Offer is not completed, the Proposed Amendments to the corresponding HighPoint Indenture for that series will not become operative with respect to the related HighPoint Senior Notes and the HighPoint Senior Notes will be subject to the same terms and conditions as existed before the Exchange Offers were made; provided, however, that if the Minimum Participation Condition has been satisfied and HighPoint has paid the Change of Control Amendment Consent Fee, the Change of Control Amendment will remain operative with respect to the related HighPoint Senior Notes. See “Description of the Exchange Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents.”
HighPoint Senior Notes
Waivers
Holders of HighPoint Senior Notes who tender into the Exchange Offers will also be required to accept the HighPoint Senior Notes Waivers, which waive, among other things, any existing defaults on or with respect to the HighPoint Senior Notes that may be modified or eliminated by majority vote of the HighPoint Senior Notes and any rights to rescind their acceptance of the Exchange Offers after the Expiration Deadline.

Expiration Deadline
The Exchange Offers and Consent Solicitations will expire at 5:00 p.m., New York City time, on          , 2021, unless extended with respect to an Exchange Offer and the corresponding Consent Solicitation.
Settlement Date
On the effective time of the merger, which is expected to occur promptly following the satisfaction or waiver of the closing conditions in the merger agreement and assuming that the conditions to the Exchange Offers are satisfied or, where permitted, waived, not later than on the third business day following the Expiration Deadline.
Withdrawal of Tenders and Revocation of Consents
Holders of HighPoint Senior Notes who tender HighPoint Senior Notes in the Exchange Offers will not have withdrawal rights except in the limited circumstances described below. If Bonanza Creek (i) changes the aggregate Stock Consideration or the aggregate Notes Consideration, (ii) changes the formula for determining the proration of Exchange Consideration with respect to each $1,000 principal amount of HighPoint Senior Notes tendered, (iii) reduces the Minimum Participation Condition, or (iv) reduces the principal amount of HighPoint Senior Notes subject to the Exchange Offer, then previously tendered HighPoint Senior Notes may be validly withdrawn within five business days after the date that notice of such change or permitted withdrawal is first published or given or sent to holders of the HighPoint Senior Notes by Bonanza Creek. Consents delivered in the Consent Solicitation will be irrevocable. See “Description of the Exchange Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents.”
Conditions to the Exchange Offers and Consent
Solicitation
Bonanza Creek’s obligations under the Exchange Offers are subject to the satisfaction, amendment or waiver of certain conditions, including (i) the Minimum Participation Condition; (ii) the Merger Condition and (iii) the General Conditions. See “Description of the Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.”
Form of Registration Rights Agreement
The Form of Registration Rights Agreement is that certain agreed upon form of registration rights agreement between Bonanza Creek and Franklin pursuant to which, among other things and subject to certain restrictions, upon Franklin’s request, Bonanza Creek will be required to file with the SEC a registration statement on Form S-3 registering for resale the shares of Bonanza Creek common stock issued to Franklin in the merger and to conduct certain underwritten offerings. The Registration Rights Agreement will provide Franklin with customary piggyback registration rights. Additionally, pursuant to the Registration Rights Agreement, Franklin will agree to certain restrictions on sales of Bonanza Creek common stock. The Registration Rights Agreement will be executed, delivered and become effective at the effective time of the merger agreement and will not become effective if the merger agreement is terminated prior to the consummation of the transactions contemplated thereby.

Termination; Extension; Amendment
Bonanza Creek and HighPoint may, at any time prior to the Expiration Deadline, amend the Exchange Conditions with respect to one or both of the Exchange Offers and waive any of the General Conditions (except the condition that the registration statement of which this Prospectus forms a part has been declared effective by the SEC), in each case, pursuant to the terms of, and subject to the amendment provisions set forth in, the merger agreement and the Transaction Support Agreement, as each may be amended from time to time, and subject to applicable law. Any waiver of a condition or amendment of a term by Bonanza Creek and HighPoint with respect to an Exchange Offer will automatically waive such condition or amend such term with respect to the corresponding Consent Solicitation, as applicable. Bonanza Creek and HighPoint may waive the conditions or amend the terms of either Exchange Offer without waiving the conditions or amending the terms of the other Exchange Offer. For additional information, See “Description of the Exchange Offers and Consent Solicitations — Expiration Deadline; Extensions; Amendments; Termination.”
Procedures for Tendering
If you are a holder of HighPoint Senior Notes and wish to participate in the Exchange Offers and Consent Solicitations and your HighPoint Senior Notes are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your HighPoint Senior Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet the deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, custodian or other nominee well in advance of the Expiration Deadline, and in any event, not less than five business days prior to the Expiration Deadline in order to allow adequate processing time for their instruction.
Custodial entities that are participants in DTC must tender HighPoint Senior Notes through ATOP, which is maintained by DTC. No letter of transmittal is required for tenders through ATOP. Tenders through any other methods will require a letter of transmittal for the Exchange Offers and Consent Solicitations. Bonanza Creek has not provided guaranteed delivery procedures in conjunction with the Exchange Offers and Consent Solicitations.
Consequences of Failure to Exchange
If you do not exchange your HighPoint Senior Notes in the Exchange Offers, and if the Exchange Offers are successful, you will remain a creditor of HighPoint, and you will not become a creditor of Bonanza Creek. HighPoint OpCo, HighPoint and the other guarantors of the HighPoint Senior Notes will be wholly-owned subsidiaries of Bonanza Creek following the merger, but Bonanza Creek and its existing subsidiaries will not guarantee the HighPoint Senior Notes. Therefore, holders of HighPoint Senior Notes will have no recourse to Bonanza Creek or to its existing subsidiaries or their assets in the event of a default under the indentures governing the HighPoint Senior Notes. In addition, the Proposed Amendments will become operative on or before the Settlement Date and will eliminate the majority of the restrictive covenants and certain events of default in the HighPoint Indentures.

The elimination or modification of the covenants and other provisions in the HighPoint Indentures as contemplated by the Proposed Amendments would, among other things, permit Bonanza Creek to take actions that could increase the credit risk associated with the HighPoint Senior Notes and might adversely affect the liquidity or market price of the HighPoint Senior Notes or otherwise be adverse to the interests of the holders of the HighPoint Senior Notes. When the merger is completed, the HighPoint common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act. Accordingly, HighPoint will not file periodic reports or information with the SEC or, if the Proposed Amendments become operative, with the HighPoint Senior Notes Trustee or any holders of the HighPoint Senior Notes.
In addition, if the Proposed Amendments to the HighPoint Senior Notes become operative, those Proposed Amendments will apply to all HighPoint Senior Notes that are not exchanged in an Exchange Offer, even though the holders of such remaining HighPoint Senior Notes did not consent to the Proposed Amendments. Thereafter, all such HighPoint Senior Notes will be subject to the terms of the applicable Supplemental Indentures, which will be less restrictive and afford reduced protections to any remaining holders of HighPoint Senior Notes compared to those currently in place and those applicable to the Bonanza Creek Senior Notes.
Additionally, the trading market for any remaining HighPoint Senior Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading market of any remaining HighPoint Senior Notes more volatile. As of the date hereof, $350 million aggregate principal amount of the 2022 Notes and $275 million aggregate principal amount of the 2025 Notes are outstanding. If the Minimum Participation Condition is satisfied, no more than 2.5% of each series of HighPoint Senior Notes will remain outstanding, or a maximum of $8.750 million aggregate principal amount of the 2022 Notes and $6.875 million aggregate principal amount of the 2025 Notes. Consequently, the liquidity, market value and price of HighPoint Senior Notes that remain outstanding may be materially and adversely affected. Therefore, if your HighPoint Senior Notes are not tendered and accepted in an Exchange Offer, it may become more difficult for you to sell or transfer your unexchanged HighPoint Senior Notes.
Furthermore, if the Minimum Participation Condition is not satisfied or waived or amended in accordance with the terms of the merger agreement and Transaction Support Agreement, the Exchange Offers will not be completed and the merger cannot be consummated outside of bankruptcy. If the Exchange Offers are not successful and the Requisite Conditions to the Prepackaged Plan are satisfied, HighPoint intends to file the HighPoint Chapter 11 cases to consummate the merger and the exchange of HighPoint Senior Notes for the Exchange Consideration through the Prepackaged Plan, in which case all HighPoint Senior Notes would be canceled in exchange for Bonanza Creek common stock and the Bonanza Creek Senior Notes, as set forth in the Prepackaged Plan. However, even if the Prepackaged Plan is approved, the results of a HighPoint Chapter 11 filing cannot be predicted with certainty and holders of HighPoint Senior Notes may receive less consideration for their HighPoint Senior Notes than what Bonanza Creek is offering in the Exchange Offers. In addition, if the other conditions to the merger are not satisfied, including the Bonanza Creek Shareholder Consent and the HighPoint Shareholder Consent, the merger agreement may be terminated and HighPoint may be required to seek other means to restructure in or out of bankruptcy.
See “Risk Factors — Risks Relating to the Non-Exchanging Holders of the HighPoint Senior Notes.”
Brokerage Fees and
Commissions
No brokerage fees or commissions are payable by the holders of the HighPoint Senior Notes to the Exchange Agent or the Information Agent, Bonanza Creek, HighPoint or HighPoint OpCo in connection with the Exchange Offers and Consent Solicitations. If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.
U.S. Federal Income Tax Consequences
For a discussion of the material U.S. federal income tax consequences of the Exchange Offers, Consent Solicitations and the ownership and disposition of any Bonanza Creek Senior Notes and Bonanza Creek common stock received pursuant to the Exchange Offers, see “Material United States Federal Income Tax Consequences.”
Use of Proceeds
None of Bonanza Creek, HighPoint or HighPoint OpCo will receive any cash proceeds from the Exchange Offers and Consent Solicitations or the issuance of the Bonanza Creek Senior Notes and the Bonanza Creek common stock. See “Use of Proceeds.”
Exchange Agent and Information Agent
Epiq is serving as the Exchange Agent and Information Agent in connection with the Exchange Offers and Consent Solicitations. The address and telephone numbers of Epiq are listed on the back cover of this Prospectus.
No Recommendation
None of Bonanza Creek, HighPoint, HighPoint OpCo, the HighPoint Senior Notes Trustee, the Bonanza Creek Senior Notes Trustee, the Exchange Agent, the Information Agent, the HPR Consenting Noteholders or any of their affiliates, makes any recommendation as to whether you should exchange HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock in response to the Exchange Offers or deliver Consents in the Consent Solicitations, and no one has been authorized by any of them to make such a recommendation.
Further Information
Questions or requests for assistance related to the Exchange Offers and Consent Solicitations or for additional copies of this Prospectus may be directed to the Information Agent at its telephone numbers and address listed on the back cover page of this Prospectus. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers and Consent Solicitations. The contact information for the Exchange Agent is set forth on the back cover page of this Prospectus. See also “Where You Can Find More Information.”

SUMMARY OF THE TERMS OF THE BONANZA CREEK SENIOR NOTES
The following is a brief summary of certain terms of the Bonanza Creek Senior Notes. It may not contain all the information that is important to you. For additional information regarding the Bonanza Creek Senior Notes, see “Description of the Bonanza Creek Senior Notes.”
Issuer
Bonanza Creek Energy, Inc., a Delaware corporation.
Securities
Up to $100,000,000 aggregate principal amount of 7.50% Senior Notes due 2026.
Maturity
April 30, 2026.
Interest
7.50%. The Bonanza Creek Senior Notes offered by this Prospectus will pay interest semi-annually in cash in arrears on April 30 and October 31 of each year, beginning on October 31, 2021.
Guarantees
The Bonanza Creek Senior Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by each restricted subsidiary that guarantees a credit facility of Bonanza Creek. Initially, all of Bonanza Creek’s subsidiaries will be guarantors of the Bonanza Creek Senior Notes. Following the consummation of the merger and the related transactions, HighPoint and each of its subsidiaries will become wholly owned subsidiaries of Bonanza Creek and will guarantee the Bonanza Creek Senior Notes.
Ranking
The Bonanza Creek Senior Notes and guarantees will constitute senior unsecured obligations of Bonanza Creek. They will rank:
•
equal in right of payment with all of Bonanza Creek’s and its guarantors’ existing and future senior indebtedness, including any HighPoint Senior Notes that remain outstanding after the Settlement Date;

•
senior in right of payment to all of Bonanza Creek’s and its guarantors’ future subordinated indebtedness;

•
effectively subordinated to Bonanza Creek’s and its guarantors’ existing and future secured indebtedness, including indebtedness under the Bonanza Creek Credit Facility, to the extent of the value of the assets securing such indebtedness; and

•
effectively junior to all of the indebtedness and other liabilities, including trade payables, of any subsidiaries that do not guarantee the Bonanza Creek Senior Notes and any subsidiaries that are designated unrestricted subsidiaries pursuant to the terms of the Bonanza Creek Senior Notes Indenture.

Optional Redemption
Bonanza Creek may, at its option, redeem some or all of the Bonanza Creek Senior Notes at any time or from time to time on or after April 30, 2022, at 100% of the principal amount thereof. Prior to such time, Bonanza Creek may, at its option, redeem some or all of the Bonanza Creek Senior Notes at any time or from time to time at 107.5% of the principal amount thereof. See “Description of the Bonanza Creek Senior Notes — Optional Redemption.”
Mandatory Offer to
Repurchase
If a specified change of control occurs, subject to certain conditions, Bonanza Creek must make an offer to purchase the Bonanza Creek Senior Notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of the Bonanza Creek Senior Notes — Change of Control.”

Certain asset dispositions will be triggering events that may require Bonanza Creek to use the net proceeds from those asset dispositions to make an offer to purchase the Bonanza Creek Senior Notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if those proceeds are not otherwise used within 360 days to repay indebtedness or to invest in replacement assets or assets related to Bonanza Creek’s business, capital stock of a restricted subsidiary or other specified investments. Bonanza Creek Senior Notes will be repurchased pro rata if the net proceeds from those asset dispositions are not sufficient to purchase all the new notes. See “Description of the Bonanza Creek Senior Notes — Certain Covenants — Limitation on Asset Sales.”
Bonanza Creek may not have sufficient funds or the terms of its other debt may prevent it from purchasing the Bonanza Creek Senior Notes upon a change of control or asset disposition.
Certain Covenants
The indenture governing the Bonanza Creek Senior Notes, among other things, will limit the ability of Bonanza Creek and its restricted subsidiaries to:
•
incur additional indebtedness and issue preferred stock;

•
pay dividends or make other distributions in respect of Bonanza Creek common stock;

•
make other restricted payments and investments;

•
create liens;

•
restrict distributions or other payments from Bonanza Creek’s restricted subsidiaries;

•
sell assets, including capital stock of restricted subsidiaries;

•
merge or consolidate with other entities; and

•
enter into transactions with affiliates.

These covenants are subject to a number of important qualifications and limitations. See “Description of the Bonanza Creek Senior Notes — Certain Covenants.”
Absence of Established
Market
The Bonanza Creek Senior Notes will be new securities for which there is currently no market. Bonanza Creek cannot assure you that a liquid market for the Bonanza Creek Senior Notes will develop or be maintained. Bonanza Creek does not intend to apply for a listing of the notes on any securities exchange or for the inclusion of the Bonanza Creek Senior Notes on any automated dealer quotation system.
Trustee
U.S. Bank National Association
Risk Factors
Investing in the Bonanza Creek Senior Notes involves substantial risk. You should carefully consider the risk factors set forth or cross-referenced in the sections entitled “Risk Factors” and the other information contained in this Prospectus and the documents incorporated by reference herein, prior to making an investment in the Bonanza Creek Senior Notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BONANZA CREEK
The following table presents selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data as of December 31, 2019 and 2018 and for the years ended December 31, 2019, and 2018, the period from April 29, 2017 through December 31, 2017(Successor) and the period from January 1, 2017 through April 28, 2017 (Predecessor), is derived from Bonanza Creek’s audited consolidated financial statements and related notes thereto included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this Prospectus. The selected historical consolidated financial data for the nine months ended September 30, 2020, and 2019, and as of September 30, 2020, is derived from Bonanza Creek’s unaudited interim consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference into this Prospectus.
The selected historical consolidated financial data as of December 31, 2017 (Successor), 2016 (Predecessor) and 2015 (Predecessor), and for the years ended December 31, 2016 (Predecessor) and 2015 (Predecessor), is derived from Bonanza Creek’s audited consolidated financial statements and related notes thereto for such years, which have not been included or incorporated by reference into this Prospectus. The selected historical consolidated financial data as of September 30, 2019, is derived from Bonanza Creek’s unaudited interim consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which has not been included or incorporated by reference into this Prospectus.
In presenting the selected historical consolidated financial data in conformity with GAAP, Bonanza Creek is required to make estimates and assumptions that affect the amounts reported. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference into this Prospectus, for a detailed discussion of the accounting policies that Bonanza Creek believes require subjective and complex judgments that could potentially affect reported results. The unaudited financial statements as of and for the periods described above have been prepared on the same basis as the audited consolidated financial statements incorporated by reference in this Prospectus and include all normal and recurring adjustments necessary for a fair statement of the information for the periods presented.
The selected historical consolidated financial data is only a summary and is not necessarily indicative of the future performance of Bonanza Creek, nor does it include the effects of the merger discussed in this Prospectus. Factors that impact the comparability of the selected historical consolidated financial data is also noted in the following table. This summary should be read together with other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes of Bonanza Creek included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference into this Prospectus. For additional information, see the section entitled “Where You Can Find More Information.”

			Successor			Predecessor
	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2020	2019	2019	2018	2017(1)	2017(2)	2016	2015
			(In thousands, except per share data)
Statement of Operations Data:
Total operating net revenues	$155,455	$233,553	$313,220	$276,657	$123,535	$68,589	$195,295	$292,679
Net income (loss)	42,900	69,922	67,067	168,186	(5,020)	2,660	(198,950)	(745,547)
Basic net income (loss) per common share	$2.07	$3.39	$3.25	$8.20	$(0.25)	$0.05	$(4.04)	$(15.57)
Basic weighted-average common shares outstanding	20,753	20,603	20,612	20,507	20,427	49,559	49,268	47,874
Diluted net income (loss) per common share	$2.06	$3.38	$3.24	$8.16	$(0.25)	$0.05	$(4.04)	$(15.57)
Diluted weighted-average common shares outstanding	20,826	20,671	20,681	20,603	20,427	50,971	49,268	47,874
Selected Cash Flow Data:
Net cash provided by (used in) operating activities	$111,444	$163,008	$224,647	$116,598	$27,574	$(19,884)	$14,563	$226,023
Net cash used in investing activities	(57,509)	(196,226)	(255,158)	(164,376)	(82,641)	(6,022)	(67,460)	(452,573)
Net cash provided by (used in) financing activities	(61,158)	28,674	28,604	47,998	(2,398)	15,406	112,062	245,307
Sales Volumes:
Oil (MBbls)	3,787.6	3,859.8	5,135.9	3,840.8	2,012.7	1,068.5	4,309.9	6,072.3
Natural gas (MMcf)	10,490.6	8,524.7	11,966.8	8,591.2	5,938.0	3,336.1	12,231.3	14,551.1
Natural gas liquids (MBbls)	1,399.9	1,042.2	1,431.1	1,141.2	762.4	449.0	1,587.0	1,821.9
Balance Sheet Data:
Cash and cash equivalents	$3,777	$8,371	$11,008	$12,916	$12,711		$80,565	$21,341
Total assets	1,148,775	1,199,743	1,206,318	1,061,534	830,371		1,134,478	1,259,641
Debt
Credit Facility	20,000	80,000	80,000	50,000	—		—	—
Prior Credit Facility	—	—	—	—	—		191,667	79,000
Senior Notes, net of unamortized premium and deferred financing costs	—	—	—	—	—		793,698	792,666
Total stockholders’ equity	$982,952	$937,924	$936,690	$863,913	$688,334		$19,061	$209,407

(1)
April 29, 2017 through December 31, 2017.

(2)
January 1, 2017 through April 28, 2017.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HIGHPOINT
The following table sets forth selected historical consolidated financial data that has been derived from HighPoint’s audited consolidated financial statements as of and for each of the five years in the period ended December 31, 2019, as well as from HighPoint’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2020 and 2019, and the related notes thereto. This disclosure does not include the effects of the merger. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of HighPoint or the combined company, and the following information should be read in conjunction with, and is qualified in its entirety by, HighPoint’s consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in HighPoint’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, each of which is attached to this Prospectus as Annexes J and L, respectively. The selected statement of operations data for the years ended December 31, 2016 and 2015 and selected balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from HighPoint’s audited consolidated financial statements for such years, which have not been included in this Prospectus. The selected balance sheet data as of September 30, 2019 has been derived from HighPoint’s unaudited consolidated financial statements as of September 30, 2019, which have not been included in this Prospectus. For additional information, see the section entitled “Where You Can Find More Information.” HighPoint’s historical and future filings with the SEC can also be found at www.sec.gov.
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(unaudited, in thousands, except per share data)		(in thousands, except per share data)
Selected Statement of Operations Data:
Total operating revenues	$190,213	$330,846	$452,659	$453,017	$252,839	$178,819	$207,892
Net Income (Loss)	(1,099,072)	(87,025)	(134,830)	121,220	(138,225)	(170,378)	(487,771)
Income per common share:
Basic	$(259.52)	$(20.69)	$(32.04)	$32.19	$(89.92)	$(153.77)	$(504.94)
Diluted	$(259.52)	$(20.69)	$(32.04)	$32.03	$(89.92)	$(153.77)	$(504.94)
Weighted average common shares outstanding, basic	4,235	4,206	4,208	3,766	1,537	1,108	966
Weighted average common shares outstanding, diluted	4,235	4,206	4,208	3,785	1,537	1,108	966
Selected Cash Flow and Other Financial Data:
Net cash provided by operating activities	$126,728	$195,394	$278,635	$231,441	$121,990	$121,736	$193,678
Capital expenditures(1)	97,039	326,651	361,005	508,908	260,659	98,292	287,411
Selected Balance Sheet Data:
Cash and cash equivalents	$26,894	$19,568	$16,449	$32,774	$314,466	$275,841	$128,836
Total Assets	902,213	2,263,627	2,156,052	2,252,460	1,390,706	1,385,341	1,506,520
Long-term debt, net of debt issuance costs(2)	760,054	793,530	758,911	617,387	617,744	711,808	794,652
Stockholders’ equity (deficit)	(12,615)	1,129,563	1,083,318	1,212,098	598,554	571,543	549,416
Total liabilities and stockholders’ equity	$902,213	$2,263,627	$2,156,052	$2,252,460	$1,390,706	$1,385,341	$1,506,520

(1)
Includes exploration and abandonment expense, which are expensed under successful efforts accounting, of $1.8 million and $2.6 million for the nine months ended September 30, 2020 and 2019, respectively, and $5.9 million, $0.8 million, $0.5 million, $4.1 million and $3.0 million for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively. Also includes furniture, fixtures and equipment costs of $0.5 million and $4.2 million for the nine months ended September 30, 2020 and 2019, respectively, and $4.6 million, $0.7 million, $1.0 million, $1.1 million and $1.3 million for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

(2)
HighPoint adopted ASU 2015-03 and ASU 2015-15 effective January 1, 2016, which required that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability and as a result, $8.7 million of debt issuance costs related to our long-term debt were reclassified from deferred financing costs and other noncurrent assets to long-term debt in our consolidated balance sheet as of December 31, 2015.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2020, and for the year ended December 31, 2019, are presented as if the merger had occurred on January 1, 2019. The summary unaudited pro forma condensed combined balance sheet data is presented as if the merger had occurred on September 30, 2020. The following summary unaudited pro forma condensed combined financial data has been prepared for illustrative purposes only, reflects transaction-related pro forma adjustments, based on available information and certain assumptions that Bonanza Creek believes are reasonable, and is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma combined financial data does not purport to project the future financial condition or results of operations of the combined company.
Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following summary unaudited pro forma condensed combined financial data should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes thereto included in this Prospectus. For additional information, see the section entitled “Where You Can Find More Information.”
	For the Nine Months Ended September 30, 2020	For the Year Ended December 31, 2019
	(in thousands, except per share amounts)
Pro Forma Condensed Combined Statement of Operations Data:
Total operating net revenues	$345,668	$765,879
Net income (loss)	$(958,144)	$390,817
Net income (loss) per common share, basic	$(31.36)	$12.85
Net income (loss) per common share, diluted	$(31.28)	$12.82
As of September 30, 2020
(in thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$8,632
Total assets	$1,756,599
Total liabilities	$572,456
Total stockholders’ equity	$1,184,143

SUMMARY PRO FORMA COMBINED PROVED RESERVES AND PRODUCTION DATA
The following tables present the estimated pro forma combined net proved developed and undeveloped reserves for the year ended December 31, 2019, giving effect to the merger as if it had been completed on December 31, 2019. The pro forma production data set forth below gives effect to the merger as if it had been completed on January 1, 2019.
The following summary pro forma reserve and production information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors.” The summary pro forma reserve and production information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes thereto included in this Prospectus. For additional information, see the section entitled “Where You Can Find More Information.”
	As of December 31, 2019
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined
Proved reserves:
Oil (MBbls)	64,413	74,094	138,507
Natural gas (MMcf)	212,200	181,301	393,501
NGLs (MBbls)	22,161	23,128	45,289
Oil equivalents (MBoe)(1)	121,941	127,440	249,381
Proved developed reserves:
Oil (MBbls)	25,397	25,651	51,048
Natural gas (MMcf)	105,840	89,356	195,196
NGLs (MBbls)	11,566	11,243	22,809
Oil equivalents (MBoe)(1)	54,603	51,787	106,390
Proved undeveloped reserves:
Oil (MBbls)	39,016	48,443	87,459
Natural gas (MMcf)	106,360	91,945	198,305
NGLs (MBbls)	10,595	11,885	22,480
Oil equivalents (MBoe)(1)	67,338	75,653	142,991

(1)
Determined using the ratio of 6 Mcf of natural gas to 1 Bbl of crude oil.

	For the Nine Months Ended September 30, 2020
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined
Production:
Oil (MBbls)	3,787.6	4,731.0	8,518.6
Natural gas (MMcf)	10,490.6	12,564.0	23,054.6
NGLs (MBbls)	1,399.9	1,798.0	3,197.9
Oil equivalents (MBoe)(1)	6,935.9	8,623.0	15,558.9

(1)
Determined using the ratio of 6 Mcf of natural gas to 1 Bbl of crude oil.

	For the Year Ended December 31, 2019
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined
Production:
Oil (MBbls)	5,135.9	7,668.0	12,803.9
Natural gas (MMcf)	11,966.8	16,614.0	28,580.8
NGLs (MBbls)	1,431.1	2,101.0	3,532.1
Oil equivalents (MBoe)(1)	8,561.5	12,538.0	21,099.5

(1)
Determined using the ratio of 6 Mcf of natural gas to 1 Bbl of crude oil.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following tables present Bonanza Creek’s and HighPoint’s historical and pro forma per share data as of and for the year ended December 31, 2019 and as of and for the nine months ended September 30, 2020. The pro forma per share data as of and for the year ended December 31, 2019, and as of and for the nine months ended September 30, 2020, is presented as if the merger had been completed on January 1, 2019. The information provided in the table below is unaudited.
Historical per share data of Bonanza Creek for the year ended December 31, 2019, and the nine months ended September 30, 2020, was derived from Bonanza Creek’s historical financial statements for the respective periods. Historical per share data of HighPoint for the year ended December 31, 2019, and the nine months ended September 30, 2020, was derived from HighPoint’s historical financial statements for the respective periods. This information should be read in conjunction with the historical consolidated financial statements and related notes of Bonanza Creek and HighPoint filed by each with the SEC and attached to or incorporated by reference into this Prospectus, and with the unaudited pro forma combined financial statements included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”. For additional information, see the section entitled “Where You Can Find More Information.”
The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the merger had been completed as of the beginning of the period.
	As of and for the Nine Months Ended September 30, 2020
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined	Pro Forma Equivalent HighPoint(1)
Net income (loss) per common share
Basic	$2.07	$(259.52)	$(31.36)	$(3.58)
Diluted	$2.06	$(259.52)	$(31.28)	$(3.57)
Book Value Per Share	$47.18	$(2.93)	$38.65	$4.41
Cash Dividends Per Share	$—	$—	$—	$—
	As of and for the Year Ended December 31, 2019
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined	Pro Forma Equivalent HighPoint(1)
Net income (loss) per common share
Basic	$3.25	$(32.04)	$12.85	$1.46
Diluted	$3.24	$(32.04)	$12.82	$1.46
Book Value Per Share(2)	$45.37	$253.50
Cash Dividends Per Share	$—	$—	$—	$—

(1)
Pro forma equivalent per common share amounts were determined using the pro forma combined per common share data multiplied by 0.114 (the unadjusted exchange ratio).

(2)
Pro forma combined net book value per common share and pro forma equivalent net book value per common share as of December 31, 2019, are not meaningful as the estimated pro forma adjustments were calculated as of September 30, 2020.

MARKET PRICE INFORMATION
Bonanza Creek common stock is listed on the NYSE under the symbol “BCEI.” HighPoint’s common stock is listed on the NYSE under the symbol “HPR.”
The high and low trading prices for the Bonanza Creek’s common stock as of November 6, 2020, the last trading day immediately before the public announcement of the merger, were $18.03 and $15.88, respectively. The high and low trading prices for the HighPoint common stock as of November 6, 2020, the last trading day immediately before the public announcement of the merger, were $5.98 and $5.40, respectively.
As of February 1, 2021, the last date before the date of this Prospectus for which it was practicable to obtain this information, there were 20,839,227 shares of Bonanza Creek common stock outstanding and 4,305,075 shares of HighPoint common stock outstanding.
Because the number of shares of Bonanza Creek common stock to be issued as merger consideration to HighPoint stockholders will not be adjusted for changes in the market price of either Bonanza Creek common stock or HighPoint common stock, the market value of Bonanza Creek common stock that HighPoint stockholders will have the right to receive on the date the merger is completed may vary significantly from the market value of the Bonanza Creek common stock that HighPoint stockholders would receive if the merger were completed on the date of this Prospectus.
The following table sets forth the closing sale price per share of Bonanza Creek common stock as reported on the NYSE and the closing sale price per share of HighPoint common stock as reported on the NYSE, in each case on November 6, 2020, the last trading day before the public announcement of the parties entering into the merger agreement, and on            , 2021, the last practicable trading day prior to the mailing of this Prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of HighPoint common stock as of the same two dates. The implied value was calculated by multiplying the NYSE closing price of a share of Bonanza Creek common stock on the relevant date by the unadjusted exchange ratio of 0.114 shares of Bonanza Creek common stock for each share of HighPoint common stock. The actual exchange ratio will be dependent on the number of shares of Bonanza Creek common stock outstanding on the effective time.
	Bonanza Creek Common Stock Closing Price		HighPoint Common Stock Closing Price		Unadjusted Exchange Ratio	Implied Per Share Value of Merger Consideration
November 6, 2020		$16.08		$5.47	0.114		$1.83
, 2021	$		$			$
Holders of HighPoint Senior Notes are encouraged to obtain current market quotations for Bonanza Creek common stock and to review carefully the other information contained in this Prospectus, attached hereto or incorporated by reference herein. No assurance can be given concerning the market price of Bonanza Creek common stock before or after the effective time of the merger. Please see “Where You Can Find More Information” for the location of information incorporated by reference into this Prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus, and the documents to which Bonanza Creek and HighPoint refer you within this Prospectus, as well as oral statements made or to be made by Bonanza Creek and HighPoint, include “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the United States Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this Prospectus, including those that address activities, events, or developments that Bonanza Creek or HighPoint expects, believes, or anticipates will or may occur in the future, are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the merger, the expected timetable for completing the merger, the results, effects, benefits and synergies of the merger, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities, and anticipated future performance and any other statements regarding Bonanza Creek’s or HighPoint’s future expectations, beliefs, plans, objectives, financial conditions, assumptions, or future events or performance that are not historical facts. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “should,” “could,” “would,” “may,” “might,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “future,” “assume,” “forecast,” “focus,” “target,” “continue,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking.
Bonanza Creek and HighPoint caution investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside Bonanza Creek’s and HighPoint’s control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this Prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties that could cause actual results to differ from those described in forward-looking statements include the following:
•
the merger agreement may be terminated in accordance with its terms and the merger may not be completed;

•
Bonanza Creek stockholders may not approve the share issuance proposal;

•
HighPoint stockholders may not approve the HighPoint out-of-court proposal and HighPoint may need to reorganize in bankruptcy as a result;

•
the risk that the Minimum Participation Condition is not satisfied and that HighPoint may need to reorganize in bankruptcy as a result;

•
the risks related to the impact of the HighPoint Chapter 11 cases, if any, and the Prepackaged Plan on HighPoint’s business, operations, financial condition, liquidity or cash flow;

•
if required, the ability of HighPoint to consummate the transaction on the terms set forth in the Prepackaged Plan;

•
the possibility that the Bankruptcy Court does not confirm the Prepackaged Plan, if the HighPoint Chapter 11 cases are commenced;

•
the parties may not be able to satisfy the conditions to the completion of the merger in a timely manner or at all;

•
the merger may not be accretive, and may be dilutive, to Bonanza Creek’s earnings per share, which may negatively affect the market price of Bonanza Creek common stock;

•
Bonanza Creek and HighPoint may incur significant transaction and other costs in connection with the merger in excess of those anticipated by Bonanza Creek or HighPoint;

•
the combined company may fail to realize anticipated synergies or other benefits expected from the merger in the timeframe expected or at all;

•
the ultimate timing, outcome, and results of integrating the operations of HighPoint and Bonanza Creek;

•
the merger and its announcement and/or completion could have an adverse effect on business or employee relationships;

•
the risk related to disruption of management time from ongoing business operations due to the merger;

•
the merger may disrupt current plans and operations that may harm Bonanza Creek’s or HighPoint’s respective businesses;

•
the effects of the business combination of HighPoint and Bonanza Creek, including the combined company’s future financial condition, results of operations, strategy, and plans;

•
changes in capital markets and the ability of the combined company to finance operations in the manner expected;

•
regulatory approval of the transaction;

•
any litigation relating to the merger;

•
risks to Bonanza Creek’s and HighPoint’s operating results and businesses generally, including the volatility of oil and natural gas prices and the uncertainty of estimates of oil and natural gas reserves; and

•
the uncertainty of the value of the Exchange Consideration due to the fixed number of Bonanza Creek common stock and Bonanza Creek Senior Notes to be issued to all holders of HighPoint Senior Notes participating in the Exchange Offers and potential fluctuation in the market price of Bonanza Creek common stock.

The foregoing list of factors is not exhaustive. For further discussion of these and other risks, contingencies, and uncertainties applicable to Bonanza Creek and HighPoint, please see “Risk Factors” in this Prospectus as well as Bonanza Creek’s and HighPoint’s other filings with the SEC incorporated herein by reference or attached hereto. Please see “Where You Can Find More Information” for more information about the SEC filings incorporated by reference or attached into this Prospectus.
All subsequent written or oral forward-looking statements attributable to Bonanza Creek, HighPoint, or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained in this section. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Bonanza Creek nor HighPoint assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

RISK FACTORS
In deciding whether to participate in the Exchange Offers and the Consent Solicitations, or vote in the Plan Solicitation, holders of HighPoint Senior Notes, should carefully consider the following risk factors and all of the information contained in, attached hereto or incorporated by reference herein, including, but not limited to, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” as well as Bonanza Creek’s and HighPoint’s other filings with the SEC incorporated herein by reference or attached hereto. Please see “Where You Can Find More Information.”
Risks Relating to the Exchange Offers and Consent Solicitations
•
The Exchange Consideration will vary depending on the aggregate principal amount of HighPoint Senior Notes tendered in the Exchange Offers but will be at least equal to the minimum amounts of each type of Exchange Consideration.

•
The consideration to be received in the Exchange Offers and Consent Solicitations does not reflect any valuation of the HighPoint Senior Notes or the Exchange Consideration and is subject to market volatility.

•
The Expiration Deadline may be extended or the Exchange Offers and Consent Solicitations may not be consummated.

•
The Exchange Offers will be treated as a taxable exchange for U.S. federal income tax purposes.

•
The U.S. federal income tax treatment of the adoption of the Proposed Amendments is unclear.

•
The Bonanza Creek Senior Notes may be treated as issued with original issue discount for U.S. federal income tax purposes, which amount will not be determinable prior to the exchange and may be substantial.

•
Upon consummation of the Exchange Offers, holders who exchange HighPoint Senior Notes will lose their rights under such HighPoint Senior Notes.

Risks Relating to the Non-Exchanging Holders of the HighPoint Senior Notes
•
The Exchange Offers and Consent Solicitations are expected to result in reduced liquidity for the HighPoint Senior Notes that are not exchanged.

•
The Proposed Amendments to the HighPoint Indentures will reduce protection to remaining holders of HighPoint Senior Notes.

•
If the Minimum Participation Condition is not satisfied, the Exchange Offers will not be completed and the merger cannot be consummated outside of bankruptcy. If HighPoint completes a restructuring through a bankruptcy proceeding, treatment of the HighPoint Senior Notes in connection with a Prepackaged Plan cannot be predicted with certainty.

Risks Relating to the Bonanza Creek Senior Notes
•
Bonanza Creek’s ability to service its debt and meet its cash requirements depends on many factors, some of which are beyond its control.

•
The Bonanza Creek Senior Notes will be structurally subordinated to all indebtedness of those of Bonanza Creek’s existing or future subsidiaries that are not, or do not become, guarantors of the Bonanza Creek Senior Notes.

•
Restrictions in Bonanza Creek’s existing and future debt agreements could limit its growth and its ability to respond to changing conditions.

•
Bonanza Creek may not be able to repurchase the Bonanza Creek Senior Notes upon a change of control.

•
U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the Bonanza Creek Senior Notes, and any guarantees as a fraudulent transfer.

•
If an active trading market does not develop for the Bonanza Creek Senior Notes, you may be unable to sell your Bonanza Creek Senior Notes at a price that you deem sufficient or at all.

Risks Relating to the Prepackaged Plan and Other Bankruptcy Law Considerations on HighPoint Chapter 11 Cases
•
The Prepackaged Plan may have a material adverse effect on HighPoint’s operations.

•
Even if HighPoint receives all necessary acceptances and meets all other conditions precedent for the Prepackaged Plan, the HighPoint board may not approve the commencement of the HighPoint Chapter 11 cases and the transactions, including the merger, may not be completed.

•
The Bankruptcy Court may not confirm the Prepackaged Plan or may require HighPoint to re-solicit votes with respect to the Prepackaged Plan.

•
HighPoint may fail to meet all conditions precedent to effectiveness of the Prepackaged Plan and merger.

•
If HighPoint commences the HighPoint Chapter 11 cases, contingencies may affect distributions to holders of allowed HighPoint Claims/Interests.

•
Other parties in interest might be permitted to propose alternative plans of reorganization that may be less favorable to certain of HighPoint’s constituencies than the Prepackaged Plan.

•
HighPoint cannot predict the amount of time that it would spend in bankruptcy for the purpose of implementing the Prepackaged Plan and a lengthy bankruptcy proceeding could disrupt HighPoint’s business as well as impair the prospect for reorganization on the terms contained in the Prepackaged Plan.

•
HighPoint may seek to amend, waive, modify or withdraw the Prepackaged Plan at any time prior to the confirmation of the Prepackaged Plan.

Risks Relating to the Merger
•
Because the market price of Bonanza Creek common stock will fluctuate, HighPoint stockholders and holders of HighPoint equity awards cannot be sure of the value of the shares of Bonanza Creek common stock they will receive, in the aggregate, in the merger. In addition, because the number of shares of Bonanza Creek common stock to be issued in the merger is fixed, the number of shares of Bonanza Creek common stock to be received, in the aggregate, by HighPoint stockholders and holders of HighPoint equity awards in the merger will not change between now and the time the merger is completed to reflect changes in the trading prices of Bonanza Creek common stock or HighPoint common stock.

•
The merger is subject to a number of conditions to the obligations of both Bonanza Creek and HighPoint to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the merger and the Exchange Offers or the consummation of the Prepackaged Plan, or may result in termination of the merger agreement.

•
The business relationships of Bonanza Creek and HighPoint may be subject to disruption due to uncertainty associated with the merger.

•
The merger agreement subjects Bonanza Creek and HighPoint to restrictions on their respective business activities prior to the effective time.

•
Bonanza Creek and HighPoint are expected to incur significant transaction costs in connection with the merger, which may be in excess of those anticipated by them.

•
The Transaction Support Agreement may be terminated.

•
Litigation relating to the merger could result in an injunction preventing the completion of the merger and/or substantial costs to Bonanza Creek and HighPoint.

Risks Relating to Bonanza Creek Following the Merger
•
Bonanza Creek may be unable to integrate the business of HighPoint successfully or realize the anticipated benefits of the merger.

•
Following the merger, the market price of Bonanza Creek common stock may be depressed by the perception that former HighPoint stockholders or holders of HighPoint Senior Notes may sell the shares of common stock they will acquire at closing and for other reasons related to the merger.

•
Franklin will become a significant holder of Bonanza Creek common stock following completion of the merger.

•
The merger may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.

•
The financial forecasts are based on various assumptions that may not be realized.

Risks Relating to the Exchange Offers and Consent Solicitations
Each type of consideration received by holders of the HighPoint Senior Notes per $1,000 principal amount of notes will be at least equal to the minimum amounts of each type of Exchange Consideration. However, the aggregate Notes Consideration and the mix of consideration per $1,000 principal amount of HighPoint Senior Notes tendered will vary based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold.
Each type of consideration received by holders of the HighPoint Senior Notes per $1,000 principal amount of notes will be at least equal to the minimum amounts of each type of Exchange Consideration described below. However, the aggregate Notes Consideration and the mix of consideration per $1,000 principal amount of HighPoint Senior Notes tendered will vary based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold. Bonanza Creek is offering a combination of two types of consideration in the Exchange Offers, each of which is subject to the maximum aggregate amounts set forth below:
•
an aggregate of 9,314,214 shares of Bonanza Creek common stock; and

•
an aggregate principal amount of the Bonanza Creek Senior Notes equal to $100 million minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers.

The maximum amount of each type of consideration will be allocated pro rata to holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers. The Exchange Consideration per $1,000 principal amount of HighPoint Senior Notes accepted in the Exchange Offers will be equal to at least the following minimum amounts of each type of Exchange Consideration, which is subject to increase based on the level of participation in the Exchange Offers and subject to adjustment for fractional shares and minimum denominations:
•
14.90274240 shares of Bonanza Creek common stock (having a value of $318.77 based on the closing price of Bonanza Creek common stock on February 1, 2021); and

•
$138.46153846 principal amount of new Bonanza Creek Senior Notes.

As a result of the proration of the Aggregate Exchange Consideration, tendering holders will receive additional shares of Bonanza Creek common stock, additional principal amounts of Bonanza Creek Senior Notes, or both, based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold. If less than 100% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive additional shares of Bonanza Creek common stock upon proration of the aggregate Stock Consideration. If greater than 97.5% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive a higher principal amount of Bonanza Creek Senior Notes upon proration of the aggregate Notes Consideration.
Please see “Description of the Exchange Offers and Consent Solicitations — Indicative Mix and Implied Value of Exchange Consideration” for additional numerical examples of the mix of consideration holders would receive at specified participation levels at and between the minimum participation threshold of 97.5% and 100.0% participation. In addition, holders of HighPoint Senior Notes may visit https://dm.epiq11.com/HighPoint to review information about the principal amount of HighPoint Senior Notes that have been tendered, the calculation of the mix of consideration holders would receive at those tendered amounts, and the implied total value of that consideration. The information contained in that website is not part of this Prospectus.
Under certain circumstances, Bonanza Creek and HighPoint may agree to amend the Minimum Participation Condition pursuant to the terms, and subject to the conditions, of the merger agreement and the Transaction Support Agreement. If the Minimum Participation Condition is reduced without changing the calculation of the aggregate principal amount of Bonanza Creek Senior Notes (and the related guarantees) to be issued to tendering holders of HighPoint Senior Notes, the aggregate principal amount of the Bonanza Creek Senior Notes to be distributed among tendering holders of HighPoint Senior Notes would be significantly reduced as a result of a higher aggregate principal amount of HighPoint Senior Notes remaining outstanding. In such event, each holder would receive a lower principal amount of Bonanza Creek Senior Notes in exchange for each $1,000 principal amount of HighPoint Senior Notes tendered in the Exchange Offers. If Bonanza Creek reduces the Minimim Participation Condition or makes certain other changes to the terms of the Exchange Offers, then previously tendered HighPoint Senior Notes may be validly withdrawn within five business days after the date that notice of such change or permitted withdrawal is first published or given or sent to holders of the HighPoint Senior Notes by Bonanza Creek. Please see “Description of the Exchange Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents.”
The consideration to be received in the Exchange Offers and Consent Solicitations does not reflect any valuation of the HighPoint Senior Notes or the Exchange Consideration and is subject to market volatility.
Bonanza Creek and HighPoint have made no determination that the consideration to be received in the Exchange Offers and Consent Solicitations represents a fair valuation of the HighPoint Senior Notes, the Bonanza Creek Senior Notes or the Bonanza Creek common stock. Neither of Bonanza Creek nor HighPoint has obtained a fairness opinion from any financial advisor about the fairness to HighPoint or to you of the consideration to be received by holders of HighPoint Senior Notes who tender their HighPoint Senior Notes. As described in “The Merger — Background of the Merger,” at the request of the Bonanza Creek board, Bonanza Creek’s financial advisor rendered an oral opinion, confirmed by delivery of a written opinion dated November 8, 2020, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the HighPoint stakeholders’ 32% pro forma equity percentage was fair, from a financial point of view, to Bonanza Creek. In addition, as described in "The Merger — Background of the Merger," on November 8, 2020, HighPoint's financial advisor rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as it considered relevant, the Aggregate Merger Consideration to be paid to the holders of the Eligible Shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. However, the opinions of the Bonanza Creek and HighPoint financial advisors did not address the fairness to HighPoint or to you of the consideration to be received by holders of HighPoint Senior Notes who tender their HighPoint Senior Notes.
The Expiration Deadline may be extended or the Exchange Offers and Consent Solicitations may not be consummated.
The Exchange Offers and Consent Solicitations are subject to the satisfaction of certain conditions, including the Minimum Participation Condition and the other conditions to the consummation of the merger pursuant to the merger agreement. If these conditions are not satisfied, waived or amended in accordance with the terms of the merger agreement and Transaction Support Agreement, prior to the Expiration Deadline, Bonanza Creek and HighPoint may choose to extend the Expiration Deadline. However, they are not obligated to extend the Expiration Deadline or seek to amend the conditions and may be unable to do so pursuant to the terms and conditions of the merger agreement and the Transaction Support Agreement. In addition, Bonanza Creek and HighPoint may terminate the Exchange Offers and Consent Solicitations at any time, subject to the terms of the merger agreement and Transaction Support Agreement, whether or not the Expiration Deadline has been extended. Accordingly, holders of HighPoint Senior Notes participating in the Exchange Offers and Consent Solicitations may have to wait longer than expected to receive the Exchange Consideration and may not receive the Exchange Consideration at all if the Exchange Offers are terminated, during which time those holders of HighPoint Senior Notes will not be able to effect transfers of their HighPoint Senior Notes tendered in the applicable Exchange Offer and Consent Solicitation and those holders of HighPoint Senior Notes will not be able to withdraw their tendered HighPoint Senior Notes unless Bonanza Creek grants withdrawal rights in connection with an amendment to certain terms of the Exchange Offers. See “Description of the Exchange Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents.”.
Late deliveries of HighPoint Senior Notes or any other failure to comply with the terms and conditions of the Exchange Offers and Consent Solicitations could prevent a holder from exchanging its HighPoint Senior Notes.
Holders of HighPoint Senior Notes are responsible for complying with all the procedures of the Exchange Offers and Consent Solicitations. The issuance of the Exchange Consideration in exchange for HighPoint Senior Notes will only occur upon proper completion of the procedures described in this Prospectus under “Description of the Exchange Offers and Consent Solicitations.” Therefore, holders of HighPoint Senior Notes who wish to exchange them for Bonanza Creek Senior Notes and Bonanza Creek common stock should allow sufficient time for timely completion of the exchange procedures. Neither Bonanza Creek nor the Exchange Agent is obligated to extend any or all of the Exchange Offers and Consent Solicitations or notify you of any failure to follow the proper procedures.
HighPoint may repurchase, or Bonanza Creek may purchase, any HighPoint Senior Notes that are not tendered in the Exchange Offers on terms that are more favorable to the holders of the HighPoint Senior Notes than the terms of the Exchange Offers.
HighPoint, Bonanza Creek or their respective affiliates may, to the extent permitted by applicable law and subject to the terms of the merger agreement, after the Expiration Deadline of the Exchange Offers, acquire HighPoint Senior Notes that are not tendered and accepted in the Exchange Offers and Consent Solicitations through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption or otherwise, upon such terms and at such prices as HighPoint, Bonanza Creek or their respective affiliates may determine, which with respect to the HighPoint Senior Notes may be more or less favorable to holders than the terms of the Exchange Offers. There can be no assurance as to which, if any, of these alternatives or combinations thereof HighPoint, Bonanza Creek or their respective affiliates may choose to pursue in the future.
The exchange of HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock will be treated as a taxable exchange for U.S. federal income tax purposes.
The exchange of HighPoint Senior Notes for Bonanza Creek Senior Notes pursuant to the Exchange Offers will be a taxable exchange for U.S. federal income tax purposes, in which a U.S. holder (as defined in “Material United States Federal Income Tax Consequences”) would recognize gain or loss, as described in “Material United States U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences to Exchanging and Consenting U.S. Holders of HighPoint Senior Notes — Exchange Offers — Taxable Exchange.”
The U.S. federal income tax treatment of the adoption of the Proposed Amendments is unclear.
Although the U.S. federal income tax treatment is not free from doubt, Bonanza Creek and HighPoint intend to take the position that the implementation of the Proposed Amendments does not result in a deemed exchange of HighPoint Senior Notes for U.S. federal income tax purposes. Based on the foregoing position, a non-participating holder’s adjusted tax basis, holding period and market discount (if any) with respect to the HighPoint Senior Notes should remain unchanged following the adoption of the Proposed Amendments. However, the Internal Revenue Service could take a different position with respect to such tax treatment, including treating the Proposed Amendments as resulting in a deemed exchange of the HighPoint Senior Notes. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Consequences to Exchanging and Consenting U.S. Holders of HighPoint Senior Notes — Change of

Control Amendment,” “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Consequences to Exchanging and Consenting Non-U.S. Holders of HighPoint Senior Notes — Change of Control Amendment” and “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Consequences to Non-Participating Holders.”
The Bonanza Creek Senior Notes may be treated as issued with original issue discount for U.S. federal income tax purposes, which amount will not be determinable prior to the exchange and may be substantial.
The Bonanza Creek Senior Notes will be treated as issued with original issue discount for U.S. federal income tax purposes if the difference between the stated principal amount of the Bonanza Creek Senior Notes and their “issue price,” as determined under Treasury regulations, is equal to or greater than a specified de minimis amount. The amount of such original issue discount may be substantial. If the Bonanza Creek Senior Notes are treated as issued with original issue discount, holders subject to U.S. federal income tax will be required to include such original issue discount in gross income (as ordinary income) on a constant yield to maturity basis in advance of the receipt of the cash attributable to such original issue discount, regardless of such holders’ method of accounting for U.S. federal income tax purposes. The determination of the issue price will made by Bonanza Creek following the consummation of the Exchange Offers so the amount of original issue discount will not be determinable prior to the exchange. See “Material United States Federal Income Tax Consequences.”
Upon consummation of the Exchange Offers, holders who exchange HighPoint Senior Notes will lose their rights under such HighPoint Senior Notes.
If you tender HighPoint Senior Notes and your HighPoint Senior Notes are accepted for exchange pursuant to the Exchange Offers, you will lose all of your rights as a holder of the exchanged HighPoint Senior Notes, including, without limitation, your right to future interest and principal payments with respect to the exchanged HighPoint Senior Notes. In addition, the HighPoint Senior Notes are issued by entities that, upon completion of the merger, will be subsidiaries of Bonanza Creek and, as such, any HighPoint Senior Notes that remain outstanding will be structurally senior to the Bonanza Creek Senior Notes with respect to the assets held by HighPoint and its subsidiaries, but not with respect to any assets held by other subsidiaries of Bonanza Creek.
You may not receive Bonanza Creek Senior Notes in the Exchange Offers and Consent Solicitations if the applicable procedures for the Exchange Offers and Consent Solicitations are not followed.
Bonanza Creek will issue the Bonanza Creek Senior Notes in exchange for your HighPoint Senior Notes only if you tender your HighPoint Senior Notes and deliver properly completed documentation for the applicable Exchange Offer. You must deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP and other required documents before expiration of the Exchange Offers and Consent Solicitations. See “Description of the Exchange Offers and Consent Solicitations — Procedures for Tendering” for a description of the procedures to be followed to tender your HighPoint Senior Notes.
You should allow sufficient time to ensure delivery of the necessary documents. None of Bonanza Creek, HighPoint, HighPoint OpCo, the Exchange Agent or the Information Agent is under any duty to give notification of defects or irregularities with respect to the tenders of the HighPoint Senior Notes for exchange or the related Consents.
Risks Relating to the Non-Exchanging Holders of the HighPoint Senior Notes
The Exchange Offers and Consent Solicitations are expected to result in reduced liquidity for the HighPoint Senior Notes that are not exchanged.
As of the date hereof, $350 million aggregate principal amount of the 2022 Notes and the $275 million aggregate principal amount of the 2025 Notes are outstanding. If the Minimum Participation Condition is satisfied, no more than 2.5% of each series of HighPoint Senior Notes will remain outstanding , or a maximum of $8.750 million aggregate principal amount of the 2022 Notes and $6.875 million aggregate principal amount of the 2025 Notes. Consequently, the trading market for each series of the HighPoint Senior Notes that are not exchanged could become more limited than the existing trading market for the HighPoint Senior Notes of that series and could cease to exist altogether due to the reduction in the principal amount of such HighPoint Senior Notes outstanding upon consummation of the Exchange Offers and Consent Solicitations. A more limited trading market might adversely affect the liquidity, market price and price volatility of any series of the HighPoint Senior Notes. If a market for any series of HighPoint Senior Notes that are not exchanged exists or develops, such HighPoint Senior Notes may trade at a discount to the price at which they would trade if the principal amount outstanding were not reduced.
There can be no assurance that an active market in any series of the HighPoint Senior Notes will exist, develop or be maintained, or as to the prices at which the HighPoint Senior Notes may trade, whether or not the Exchange Offers and Consent Solicitations are consummated.
The Proposed Amendments to the HighPoint Indentures will reduce protection to remaining holders of HighPoint Senior Notes.
If the Proposed Amendments to the HighPoint Indentures are adopted, the covenants and certain other terms of the HighPoint Senior Notes will be less restrictive and will afford reduced protection to holders of the HighPoint Senior Notes compared to those currently in place and those applicable to the Bonanza Creek Senior Notes. The Proposed Amendments to the HighPoint Indentures include the Change of Control Amendment, which excludes the transactions from the definition of “Change of Control” in the HighPoint Indentures. As a result of the Change of Control Amendment, which is a condition to the Exchange Offers, HighPoint OpCo will not make a Change of Control Offer (as defined in the HighPoint Indentures) in connection with the transactions and holders of HighPoint Senior Notes will not have an opportunity to tender their HighPoint Senior Notes in connection with the transactions other than through the Exchange Offers.
The Other Indenture Amendments will eliminate the majority of the restrictive covenants and certain events of default in the HighPoint Indentures. The elimination or modification of the covenants and other provisions in the HighPoint Indentures contemplated by the Proposed Amendments would, among other things, permit Bonanza Creek to take actions that could increase the credit risk associated with the HighPoint Senior Notes, and might adversely affect the liquidity or market price of the HighPoint Senior Notes or otherwise be adverse to the interests of the holders of the HighPoint Senior Notes.
If the Proposed Amendments are adopted, each non-exchanging holder of the applicable series of HighPoint Senior Notes will be bound by the Proposed Amendments even though that holder did not consent to them. See “The Proposed Amendments.”
Following the merger, the non-exchanging holders will remain creditors of HighPoint, and will not become creditors of Bonanza Creek. HighPoint will no longer be a reporting company or have reporting obligations to holders of HighPoint Senior Notes through the HighPoint Indentures.
If you do not exchange your HighPoint Senior Notes in the Exchange Offers, and the Exchange Offers are successful, you will remain a creditor of HighPoint, and you will not become a creditor of Bonanza Creek. HighPoint OpCo, HighPoint and the other guarantors of the HighPoint Senior Notes will be wholly-owned subsidiaries of Bonanza Creek following the merger, but Bonanza Creek and its existing subsidiaries will not guarantee the HighPoint Senior Notes. Therefore, holders of HighPoint Senior Notes will have no recourse to Bonanza Creek or to its existing subsidiaries or their assets in the event of a default under the indentures governing the HighPoint Senior Notes. In addition, when the merger is completed, the HighPoint common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act. Accordingly, HighPoint will not file periodic reports or information with the SEC or, if the Requisite Consents for the Proposed Amendments are received, with the HighPoint Senior Notes Trustee or any holders of the HighPoint Senior Notes.
If the Minimum Participation Condition is not satisfied, the Exchange Offers will not be completed and the merger cannot be consummated outside of bankruptcy. If HighPoint completes a restructuring through a bankruptcy proceeding, treatment of the HighPoint Senior Notes in connection with a Prepackaged Plan cannot be predicted with certainty.
If the conditions to the Exchange Offers are not satisfied or waived, but the conditions to the Prepackaged Plan are satisfied, HighPoint will file the HighPoint Chapter 11 cases, in which case all

HighPoint Senior Notes would be canceled in exchange for Bonanza Creek common stock and the Bonanza Creek Senior Notes, as set forth in the Prepackaged Plan. However, even if the Prepackaged Plan is approved, the results of a HighPoint Chapter 11 filing cannot be predicted with certainty and holders of HighPoint Senior Notes may receive less consideration for their HighPoint Senior Notes than what Bonanza Creek is offering in the Exchange Offers.
If the Exchange Offers are not consummated, including as a result of the failure to satisfy the Minimum Participation Condition, but HighPoint receives sufficient votes to accept the Prepackaged Plan, holders of HighPoint Senior Notes that did not tender their HighPoint Senior Notes in the Exchange Offers or vote to accept the Prepackaged Plan may nevertheless receive the Exchange Consideration in exchange for their HighPoint Senior Notes.
If the merger is consummated in the HighPoint Chapter 11 cases through the Prepackaged Plan, all holders of HighPoint Senior Notes will receive the same treatment as other noteholders in their class of claims and will be bound by the terms of the Prepackaged Plan whether or not they voted to accept the Prepackaged Plan. If the Prepackaged Plan is approved, holders of HighPoint Senior Notes that did not vote to accept the Prepackaged Plan or abstained from voting will nevertheless receive Bonanza Creek Senior Notes and Bonanza Creek common stock in exchange for their HighPoint Senior Notes; provided, however that if the class of claims constituting the HighPoint Senior Notes under the Prepackaged Plan does not vote to accept the Prepackaged Plan in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, the merger agreement may be terminated and HighPoint may be forced to attempt to restructure in or out of bankruptcy without the merger.
If the Exchange Offers and Consent Solicitations are not consummated and the Prepackaged Plan is not confirmed, the merger agreement will be terminated and HighPoint will likely need to seek relief under the Bankruptcy Code without the benefit of the merger or a plan of reorganization approved by its creditors prior to commencement of any bankruptcy cases. If HighPoint seeks bankruptcy relief under such circumstances, holders of HighPoint Senior Notes may receive consideration that is substantially less than what is being offered in the Exchange Offers and Consent Solicitation or the Prepackaged Plan and it will take longer to receive.
The consummation of the merger is conditioned on, among other things, either the success of the Exchange Offers and Consent Solicitation or the approval of the Prepackaged Plan. If such conditions are not met by the applicable outside date in the merger agreement, Bonanza Creek and HighPoint would each be permitted to terminate the merger agreement and HighPoint would not have the support of Bonanza Creek with respect to the restructuring. HighPoint believes that seeking relief under the Bankruptcy Code other than in connection with the Prepackaged Plan could materially adversely affect the relationships between HighPoint and its existing and potential customers, employees, credit support providers, partners and other stakeholders.
An announcement that the conditions to the consummation of the merger have not been satisfied or that the merger agreement has been terminated could have similar effects.
Furthermore, if the merger agreement is terminated, without near term access to capital, continued funding from existing or new lenders and other significant developments, there continues to be substantial risk that HighPoint could be, among other things, unable to repay the HighPoint Senior Notes at maturity. In this instance, holders of the HighPoint Senior Notes who fail to validly tender their HighPoint Senior Notes and/or whose tendered HighPoint Senior Notes are not accepted for exchange by Bonanza Creek may not be paid in full. If HighPoint becomes subject to a bankruptcy or similar proceeding prior to the repayment of such HighPoint Senior Notes, you may recover less than you would have had you tendered such HighPoint Senior Notes for the Exchange Consideration in the Exchange Offers and Consent Solicitations.
Bonanza Creek cannot assure you that existing credit ratings for the HighPoint Senior Notes will be maintained.
Credit rating agencies continually review their ratings for the companies and for the securities they follow. Bonanza Creek and HighPoint cannot assure that, as a result of the Exchange Offers, the Consent Solicitation, or otherwise, one or more rating agencies would not take action to downgrade or negatively comment upon their respective ratings on HighPoint’s existing debt, including the HighPoint Senior Notes, or their respective rankings on HighPoint, including by assigning a rating of “selective default” to HighPoint as a result of the Offers and Consent Solicitation. The Exchange Offers and Consent Solicitation are not conditional on the maintaining of any credit ratings, or the absence of adverse action by the rating agencies, relating to HighPoint’s existing debt, including the HighPoint Senior Notes. A negative change in HighPoint’s ratings or the perception that such a change could occur may adversely affect the market price of the HighPoint common stock and its other securities, including the HighPoint Senior Notes.
Risks Relating to the Bonanza Creek Senior Notes
Bonanza Creek’s ability to service its debt and meet its cash requirements depends on many factors, some of which are beyond its control.
Bonanza Creek’s ability to satisfy its debt obligations, including the Bonanza Creek Senior Notes and any HighPoint Senior Notes that remain outstanding following the Exchange Offers, will depend on its ability to generate sufficient cash flow to service its debt, which in turn depends on its future financial performance. A range of economic, competitive, business and industry factors will affect Bonanza Creek’s future financial performance, and, as a result, its ability to generate cash flow from operations and to pay its debt, including its obligations under the Bonanza Creek Senior Notes. Many of these factors, such as oil and gas prices, economic and financial conditions in the oil and gas industry and the global economy, the impact of legislative or regulatory actions on how Bonanza Creek conducts its business or competition and initiatives of its competitors, are beyond Bonanza Creek’s control.
Pursuant to the merger agreement, Bonanza Creek and HighPoint have agreed to use their respective reasonable best efforts to procure, through the amendment or restatement of Bonanza Creek’s existing credit facility, or through a new credit facility, or any combination of the foregoing, senior secured debt financing on terms reasonably acceptable to Bonanza Creek with aggregate available commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount. It is anticipated that Bonanza Creek will prepay amounts outstanding under HighPoint’s existing credit facility at the effective time of the merger. However, there can be no assurance that Bonanza Creek and HighPoint will be successful in procuring such a credit facility on commercially reasonable terms or at all.
Furthermore, Bonanza Creek cannot assure you that its business will generate sufficient cash flow from operations, or that future borrowings will be available to Bonanza Creek under the proposed credit facility or from other debt financing, in an amount sufficient to enable Bonanza Creek to service its indebtedness or to fund its other liquidity needs. If Bonanza Creek does not generate sufficient cash flow from operations to service its indebtedness, Bonanza Creek may have to undertake alternative financing plans, such as refinancing or restructuring its indebtedness, selling assets, or raising additional capital. Bonanza Creek’s ability to restructure or refinance its indebtedness will depend on the capital markets and its financial condition at such time. Any refinancing of Bonanza Creek’s indebtedness could be at higher interest rates and may require Bonanza Creek to comply with more onerous covenants, which could further restrict its business operations. In addition, the terms of future debt agreements may, and Bonanza Creek’s existing and planned debt agreements, including the indenture governing the Bonanza Creek Senior Notes, will, restrict Bonanza Creek from implementing some of these alternatives. Bonanza Creek’s inability to generate sufficient cash flow to service its indebtedness, or to refinance its obligations (including the negotiation by Bonanza Creek and HighPoint of a new or amended and restated credit facility) on commercially reasonable terms, would have an adverse effect, which could be material, on its business, financial position, and operating results. To the extent that Bonanza Creek will incur additional indebtedness, the risks associated with Bonanza Creek’s leverage, including its possible inability to service its debt, would increase.
Any decline in Bonanza Creek’s corporate credit ratings or the rating of the Bonanza Creek Senior Notes could adversely affect the value of the Bonanza Creek Senior Notes.
Any decline in the ratings of Bonanza Creek’s corporate credit or the Bonanza Creek Senior Notes or any indications from the rating agencies that their ratings on the Bonanza Creek’s corporate credit or the Bonanza Creek Senior Notes are under surveillance or review with possible negative implications could adversely affect the value of the Bonanza Creek Senior Notes. In addition, a ratings downgrade could adversely affect Bonanza Creek’s or its subsidiary guarantors’ ability to access capital.
Your right to receive payments on the Bonanza Creek Senior Notes or the related guarantees is effectively subordinated to the rights of Bonanza Creek’s and its restricted subsidiaries’ existing and future secured creditors.
The Bonanza Creek Credit Facility is secured by liens on substantially all of Bonanza Creek’s assets and the assets of its restricted subsidiaries. Accordingly, the Bonanza Creek Senior Notes and the related guarantees will be effectively subordinated to any secured indebtedness incurred under the revolving credit facility to the extent of the value of the assets securing the Bonanza Creek Credit Facility. In the event of any distribution or payment of Bonanza Creek’s or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of Bonanza Creek’s or its restricted subsidiaries’ assets that constitute their collateral. Holders of Bonanza Creek Senior Notes will participate ratably with all holders of Bonanza Creek’s unsecured indebtedness that is deemed to be of the same class as the Bonanza Creek Senior Notes, and potentially with all of Bonanza Creek’s or any restricted subsidiary’s other general creditors, based upon the respective amounts owed to each holder or creditor, in its remaining assets. In any of the foregoing events, Bonanza Creek cannot assure you that there will be sufficient assets to pay amounts due on the Bonanza Creek Senior Notes. As a result, holders of Bonanza Creek Senior Notes may receive less, ratably, than holders of secured indebtedness.
The Bonanza Creek Senior Notes will be structurally subordinated to all indebtedness of those of Bonanza Creek’s existing or future subsidiaries that are not, or do not become, guarantors of the Bonanza Creek Senior Notes.
While all of Bonanza Creek’s subsidiaries, including HighPoint and its subsidiaries after the consummation of the merger, will be subsidiary guarantors under the indenture governing the Bonanza Creek Senior Notes, future subsidiaries of Bonanza Creek may not become guarantors of the Bonanza Creek Senior Notes. Non-guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Bonanza Creek Senior Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Bonanza Creek Senior Notes will be structurally subordinated to all indebtedness and other obligations of the non-guarantor subsidiaries such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of the subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of the subsidiary’s assets before Bonanza Creek would be entitled to any payment. In addition, the indenture governing the Bonanza Creek Senior Notes will, subject to some limitations, permit non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.
Notwithstanding Bonanza Creek’s current indebtedness levels and restrictive covenants, Bonanza Creek may still be able to incur substantial additional debt or make certain restricted payments, which could exacerbate the risks described herein.
Bonanza Creek and its subsidiaries may be able to incur substantial additional indebtedness in the future. As of September 30, 2020, Bonanza Creek had approximately $20 million of indebtedness outstanding, all of which was secured indebtedness under the Bonanza Creek Credit Facility. As of September 30, 2020, HighPoint had $625 million of unsecured indebtedness and approximately $140 million of secured indebtedness outstanding, including $625 aggregate principal amount of the HighPoint Senior Notes and $140 million under the HighPoint credit facility. After giving effect to the consummation of the merger, before deducting any fees and expenses, Bonanza Creek and its subsidiary guarantors would have had as of September 30, 2020:
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$160 million of secured indebtedness under the new or amended and restated Bonanza Creek Credit Facility; and

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$100 million in aggregate principal amount of senior unsecured notes, consisting of the Bonanza Creek Senior Notes and any HighPoint Senior Notes that remain outstanding if the Exchange Offers are consummated out of court;

Although the indenture governing the Bonanza Creek Senior Notes the Bonanza Creek Credit Facility contain, or will contain, restrictions on Bonanza Creek’s ability to incur indebtedness, those restrictions are subject to a number of exceptions. In particular, Bonanza Creek may borrow under the Bonanza Creek Credit Facility. In addition, if Bonanza Creek designates some of its restricted subsidiaries under the indenture as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture governing the Bonanza Creek Senior Notes and engage in other activities in which restricted subsidiaries may not engage. Bonanza Creek may also consider investments in joint ventures or acquisitions that may increase its indebtedness. Also, under the indenture governing the Bonanza Creek Senior Notes, Bonanza Creek will be able to make restricted payments in certain circumstances. The terms of the indenture governing the Bonanza Creek Senior Notes, subject to certain limitations, will not prohibit Bonanza Creek or its subsidiaries from incurring various forms of secured and unsecured indebtedness, including the permitted indebtedness described under “Description of the New Notes.” Adding new debt to current debt levels or making otherwise restricted payments could intensify the related risks that Bonanza Creek and its subsidiaries now face.
Restrictions in Bonanza Creek’s existing and future debt agreements could limit its growth and its ability to respond to changing conditions.
The indentures and credit agreements governing Bonanza Creek’s indebtedness, including the indenture governing the Bonanza Creek Senior Notes, contain, or will contain, a number of significant restrictive covenants in addition to covenants restricting the incurrence of additional debt. These covenants limit Bonanza Creek’s ability and the ability of its restricted subsidiaries, among other things, to:
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incur additional indebtedness and issue preferred stock;

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pay dividends or make other distributions in respect of Bonanza Creek common stock;

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make other restricted payments and investments;

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create liens;

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restrict distributions or other payments from Bonanza Creek’s restricted subsidiaries;

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sell assets, including capital stock of restricted subsidiaries;

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merge or consolidate with other entities; and

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enter into transactions with affiliates.

The Bonanza Creek Credit Facility requires it, among other things, to maintain certain financial ratios and satisfy certain financial condition tests or reduce its debt. These restrictions may also limit Bonanza Creek’s ability to obtain future financings, withstand a future downturn in its business or the economy in general, or otherwise conduct necessary corporate activities. Bonanza Creek may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indenture governing the Bonanza Creek Senior Notes and the agreement governing the Bonanza Creek Credit Facility impose on it.
A breach of any covenant in the agreements governing Bonanza Creek’s debt would result in a default under such agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under such agreement and in a default with respect to, and acceleration of, the debt outstanding under any other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, Bonanza Creek may not be able to make all of the required payments or borrow sufficient funds to refinance such accelerated debt. Even if new financing were then available, it may not be on terms that are acceptable to Bonanza Creek.
Bonanza Creek may not be able to repurchase the Bonanza Creek Senior Notes upon a change of control.
Upon the occurrence of certain kinds of change of control events, Bonanza Creek will be required to offer to repurchase all outstanding Bonanza Creek Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all Bonanza Creek Senior Notes have been previously called for redemption. Other debt securities that Bonanza Creek may issue in the future that rank equally in right of payment with the notes may have similar rights. Bonanza Creek’s failure to purchase tendered Bonanza Creek Senior Notes would constitute an event of default under the indenture governing the Bonanza Creek Senior Notes, which in turn would constitute an event of default under the Bonanza Creek Credit Facility. In addition, the occurrence of a change of control (as defined under the Bonanza Creek Credit Facility) in itself would constitute an event of default under the Bonanza Creek Credit Facility.
Therefore, it is possible that Bonanza Creek may not have sufficient funds at the time of the change of control to make the required repurchase of Bonanza Creek Senior Notes. Moreover, the Bonanza Creek Credit Facility restricts, and any future indebtedness Bonanza Creek incurs may restrict, Bonanza Creek’s ability to repurchase the Bonanza Creek Senior Notes, including following a change of control event. As a result, following a change of control event, Bonanza Creek may not be able to repurchase Bonanza Creek Senior Notes unless it first repays all indebtedness outstanding under the Bonanza Creek Credit Facility and any of its other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit it to repurchase the Bonanza Creek Senior Notes. Bonanza Creek may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding Bonanza Creek Senior Notes may therefore require Bonanza Creek to refinance its other outstanding debt, which it may not be able to do on commercially reasonable terms, if at all.
These repurchase requirements may also delay or make it more difficult for others to obtain control of Bonanza Creek. See “Description of Bonanza Creek Senior Notes — Change of Control.”
Bonanza Creek may enter into transactions that would not constitute a change of control that could affect its ability to satisfy its obligations under the Bonanza Creek Senior Notes.
Legal uncertainty regarding what constitutes a specified change of control and the provisions of the indenture governing the Bonanza Creek Senior Notes may allow Bonanza Creek to enter into transactions such as acquisitions, refinancings or recapitalizations that would not constitute a specified change of control but may increase its outstanding indebtedness or otherwise affect its ability to satisfy its obligations under the Bonanza Creek Senior Notes. The definition of change of control for purposes of the Bonanza Creek Senior Notes includes phrases relating to the transfer of “all or substantially all” of its assets (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly your ability to require Bonanza Creek to repurchase Bonanza Creek Senior Notes as result of transfer of less than all of its assets to another person may be uncertain. See “Description of the Bonanza Creek Senior Notes — Change of Control.”
U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the Bonanza Creek Senior Notes, and any guarantees as a fraudulent transfer, and, if that occurs, you may not receive any payments on the Bonanza Creek Senior Notes or may be required to return payments received on the Bonanza Creek Senior Notes.
U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Bonanza Creek Senior Notes and the incurrence of the guarantees, if any, of the Bonanza Creek Senior Notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Bonanza Creek Senior Notes or the guarantees thereof (or the grant of collateral securing any such obligations) could be voided, subordinated or limited as a fraudulent transfer or conveyance if Bonanza Creek or any guarantors of the Bonanza Creek Senior Notes, as applicable, (i) issued the Bonanza Creek Senior Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors, or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the Bonanza Creek Senior Notes or incurring the guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:
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Bonanza Creek or any guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Bonanza Creek Senior Notes or the incurrence of the guarantees;

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the issuance of the Bonanza Creek Senior Notes or the incurrence of the guarantees left Bonanza Creek or any guarantor, as applicable, with an unreasonably small amount of capital or assets to carry on its business;

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Bonanza Creek or any guarantor intended to, or believed that Bonanza Creek or such guarantor would, incur debts beyond Bonanza Creek’s or such guarantor’s ability to pay as they mature; or

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Bonanza Creek or any guarantor were a defendant in an action for money damages, or had a judgment for money damages docketed against Bonanza Creek or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such guarantor did not obtain a reasonably equivalent tangible benefit directly or indirectly from the issuance of the Bonanza Creek Senior Notes.
Bonanza Creek cannot be certain as to the standards a court would use to determine whether or not Bonanza Creek or any guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Bonanza Creek Senior Notes or the guarantees would be subordinated to Bonanza Creek’s or any guarantor’s other debt. In general, however, a court would deem an entity insolvent if:
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the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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it could not pay its debts as they became due.

If a court were to find that the issuance of the Bonanza Creek Senior Notes, the incurrence of a guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the Bonanza Creek Senior Notes or such guarantee or subordinate or limit the Bonanza Creek Senior Notes or such guarantee to presently existing and future indebtedness of Bonanza Creek or of the related guarantor, or require the holders of the Bonanza Creek Senior Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Bonanza Creek Senior Notes or the related guarantees. Further, the avoidance of the Bonanza Creek Senior Notes could result in an event of default with respect to Bonanza Creek and its subsidiaries’ other debt that could result in acceleration of such debt.
Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless. Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the Bonanza Creek Senior Notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of Bonanza Creek Senior Notes engaged in some type of inequitable conduct, (ii) such inequitable conduct resulted in injury to Bonanza Creek’s other creditors or conferred an unfair advantage upon the holder of Bonanza Creek Senior Notes and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.
If an active trading market does not develop for the Bonanza Creek Senior Notes, you may be unable to sell your Bonanza Creek Senior Notes or to sell your Bonanza Creek Senior Notes at a price that you deem sufficient.
The Bonanza Creek Senior Notes are a new issuance of securities with no established trading market, and Bonanza Creek does not intend to list the Bonanza Creek Senior Notes on any securities exchange or automated quotation system. An active trading market for the Bonanza Creek Senior Notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your Bonanza Creek Senior Notes at their fair market value or at all.

Many of the covenants contained in the Bonanza Creek Senior Notes Indenture will terminate if the Bonanza Creek Senior Notes are rated investment grade by both S&P and Moody’s and no default has occurred and is continuing.
Many of the covenants in the Bonanza Creek Senior Notes Indenture governing the Bonanza Creek Senior Notes will terminate if the Bonanza Creek Senior Notes are rated investment grade by both S&P and Moody’s, provided at such time no default with respect to such Bonanza Creek Senior Notes has occurred and is continuing. The covenants restrict, among other things, Bonanza Creek’s ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the Bonanza Creek Senior Notes will ever be rated investment grade, or that if they are rated investment grade, that the Bonanza Creek Senior Notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force.
Risks Relating to Bonanza Creek Common Stock
In addition, Bonanza Creek common stock is subject to the risks described in the “Risk Factor- Risks relating to Bonanza Creek common stock” section of Bonanza Creek’s most recent Annual Report on Form 10-K as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into or attached to this Prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into or attached to this Prospectus.
Risks Relating to the Prepackaged Plan and Other Bankruptcy Law Considerations on HighPoint Chapter 11 Cases
The Prepackaged Plan may have a material adverse effect on HighPoint’s operations.
The solicitation of votes on the Prepackaged Plan and any subsequent commencement of the HighPoint Chapter 11 cases could adversely affect the relationship between HighPoint and its customers, employees, partners and others. There is a risk, due to uncertainty about HighPoint’s future, that, among other things:
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HighPoint’s customers’ confidence in the abilities of HighPoint to operate could erode, resulting in a significant decline in HighPoint’s revenues, profitability and cash flow;

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it may become more difficult to retain, attract or replace key employees;

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employees could be distracted from the performance of their duties or more easily attracted to other career opportunities; and

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HighPoint’s suppliers, vendors, and service providers could terminate their relationships with HighPoint or require financial assurances or enhanced performance, subject to HighPoint’s assertions in the Bankruptcy Court of certain protections under the Bankruptcy Code.

The Transaction Support Agreement may be terminated.
As more fully set forth in Section 12 of the Transaction Support Agreement attached to this Prospectus as Annex G, the Transaction Support Agreement may be terminated upon the occurrence of certain events, including, among others, HighPoint’s failure to meet specified milestones relating to the Exchange Offers and the filing, confirmation, and consummation of the Prepackaged Plan, and breaches by HighPoint, the HPR Consenting Noteholders and/or the HPR Consenting Shareholders of their respective obligations under the Transaction Support Agreement. The termination of the merger agreement is also a basis to terminate the Transaction Support Agreement. To the extent that events giving rise to termination of the Transaction Support Agreement occur, the Transaction Support Agreement may terminate prior to the Expiration Deadline, in which case the HPR Consenting Noteholders would not be obligated to tender their HighPoint Senior Notes in the Exchange Offers. If the HPR Consenting Noteholders do not participate in the Exchange Offers, the Minimum Participation Condition cannot be satisfied. In addition, termination of the Transaction Support Agreement prior to the confirmation or consummation of the Prepackaged Plan could result in the loss of support for the Prepackaged Plan by important creditor constituencies and could result in the loss of use of cash collateral by HighPoint under certain circumstances. Any such loss of support could adversely affect HighPoint’s ability to confirm and/or consummate the Prepackaged Plan. As a result, termination of the Transaction Support Agreement could result in the merger not being consummated.
Even if HighPoint receives all necessary acceptances and meets all other conditions precedent for the Prepackaged Plan, the HighPoint board may not approve the commencement of the HighPoint Chapter 11 cases and the transactions, including the merger, may not be completed.
At this time, HighPoint has not formally approved the commencement of the HighPoint Chapter 11 cases, although the merger agreement obligates HighPoint to commence the HighPoint Chapter 11 cases if the HighPoint out-of-court proposal is not approved or the Minimum Participation Condition in the Exchange Offers is not satisfied, and the conditions to filing the Prepackaged Plan have been satisfied. Although HighPoint may file the HighPoint Chapter 11 cases to complete the transactions through the Prepackaged Plan in the event the necessary approvals for the out of court transactions are not met, the approval of the HighPoint board is required before the HighPoint Chapter 11 cases can be commenced. Even if HighPoint receives all necessary acceptances and meets all other conditions precedent for the Prepackaged Plan, the HighPoint board may not approve the commencement of the HighPoint Chapter 11 cases and the transactions, including the merger, may not be completed. Failing to commence the HighPoint Chapter 11 cases as required by the merger agreement, in the absence of a HighPoint superior proposal (as defined below), would result in a default under the merger agreement and may have a material adverse effect on HighPoint’s results of operations, cash flows, financial position and stock prices.
The Bankruptcy Court may not confirm the Prepackaged Plan or may require HighPoint to re-solicit votes with respect to the Prepackaged Plan.
HighPoint cannot assure you that the Prepackaged Plan, if filed, will be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is “feasible,” that all claims and interests have been classified in compliance with the provisions of Section 1122 of the Bankruptcy Code, and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of Section 1129 of the Bankruptcy Code have been met with respect to the Prepackaged Plan.
If the Prepackaged Plan is filed, there can be no assurance that modifications to such plan would not be required for confirmation, or that such modifications would not require a re-solicitation of votes on the Prepackaged Plan.
Moreover, the Bankruptcy Court could fail to approve the HighPoint disclosure statement attached hereto as Annex H and determine that the votes in favor of the Prepackaged Plan should be disregarded. HighPoint then would be required to recommence the solicitation process, which would include re-filing the HighPoint disclosure statement and materially extend the time period and the court process to obtain approval of the Prepackaged Plan.
If the Prepackaged Plan is not confirmed, the merger agreement will likely be terminated pursuant to its terms and the HighPoint Chapter 11 cases may be converted to cases under Chapter 7 of the Bankruptcy Code. Pursuant to Chapter 7, a trustee would be appointed or elected to liquidate HighPoint’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of Holders of HighPoint Claims/Interests and the HighPoint liquidation analysis are set forth under Exhibit F of the HighPoint disclosure statement attached hereto as Annex H. HighPoint believes that liquidation under Chapter 7 of the Bankruptcy Code would result in, among other things, smaller distributions, if any, being made to creditors and Interest holders than those provided for in the Prepackaged Plan because of:

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the likelihood that HighPoint’s assets would need to be sold or otherwise disposed of in a less orderly fashion over a short period of time;

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additional administrative expenses involved in the appointment of a trustee; and

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additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of HighPoint’s operations.

The Bankruptcy Court may find the solicitation of votes inadequate.
Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a Chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 case in accordance with Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). The Federal Rules of Bankruptcy Procedure are referred to as the “Bankruptcy Rules.” Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:
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solicitation comply with applicable non-bankruptcy law;

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the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

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the time prescribed for voting is not unreasonably short.

With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, whereupon the Prepackaged Plan could not be confirmed without a resolicitation of votes to accept or reject the Prepackaged Plan. While HighPoint believes that the requirements of Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
HighPoint may not be able to satisfy the voting requirements for confirmation of the Prepackaged Plan.
If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Prepackaged Plan, HighPoint may seek, as promptly as practicable thereafter, confirmation of the Prepackaged Plan by the Bankruptcy Court . If the Prepackaged Plan does not receive the required support from voting creditors and stockholders, HighPoint may elect to amend the Prepackaged Plan in accordance with the merger agreement and the Transaction Support Agreement, and, seek confirmation regardless of the rejection of the Prepackaged Plan by voting creditors or stockholders, or the merger agreement may be terminated in accordance with its terms and HighPoint may seek to sell its assets pursuant to Section 363 of the Bankruptcy Code, or proceed with liquidation.
Even if HighPoint receives all acceptances necessary for the Prepackaged Plan to become effective, HighPoint may fail to meet all conditions precedent to effectiveness of the Prepackaged Plan and merger.
Although HighPoint believes that the effective time of the Prepackaged Plan would occur very shortly after confirmation of the Prepackaged Plan, there can be no assurance as to such timing.
The confirmation and effectiveness of the Prepackaged Plan and merger are subject to certain conditions that may or may not be satisfied. Conditions include, with respect to the Prepackaged Plan, entry of an order of the Bankruptcy Court confirming the Prepackaged Plan, consummation of the merger, entry into an exit credit facility, and the receipt of all necessary consents and regulatory approvals, among others, and, with respect to the merger, the conditions described in “The Merger Agreement — Conditions to Completion of the Merger” and further described in “Risk Factors Relating to the Merger — The merger is subject to a number of conditions to the obligations of both Bonanza Creek and HighPoint to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the merger or result in termination of the merger agreement.” The conditions precedent to the Prepackaged Plan and merger may not all be satisfied or waived, in which case, the merger may not be completed and it is unclear in which manner HighPoint would reorganize their business and what, if anything, Holders of HighPoint Claims/Interests would ultimately receive in any such possible reorganization.

A Holder of a HighPoint Claim/Interest may object to, and the Bankruptcy Court may disagree with HighPoint’s classification of HighPoint Claims/Interests.
Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. Although HighPoint believes that the classification of HighPoint Claims/Interests under the Prepackaged Plan complies with the requirements set forth in the Bankruptcy Code, once any HighPoint Chapter 11 cases have been commenced, a Holder of a HighPoint Claim/Interests could challenge the classification. In such event, the cost of the Prepackaged Plan and the time needed to confirm the Prepackaged Plan may increase, and HighPoint cannot assure you that the Bankruptcy Court will agree with its classification of HighPoint Claims/Interests. If the Bankruptcy Court concludes that the classifications of HighPoint Claims/Interest under the Prepackaged Plan do not comply with the requirements of the Bankruptcy Code, HighPoint may need to modify the Prepackaged Plan. Such modification could require a resolicitation of votes on the Prepackaged Plan. The Bankruptcy Court may not confirm the Prepackaged Plan if it determines that HighPoint’s classifications of HighPoint Claims/Interests are not appropriate.
The SEC, the United States Trustee, or other parties may object to the Prepackaged Plan on account of the third-party release provisions.
If HighPoint commences the HighPoint Chapter 11 cases to confirm the Prepackaged Plan, any party in interest, including the SEC and the United States Trustee, could object to the Prepackaged Plan on, among other grounds, that the third-party releases are not given consensually or in a permissible non-consensual manner. In response to such an objection, the Bankruptcy Court could determine that the third-party releases are not valid under the Bankruptcy Code. If the Bankruptcy Court made such a determination, the Prepackaged Plan may not be confirmed without being modified to remove the third party release provisions. This could result in certain holders of HighPoint Claims/Interests withdrawing their support for the Prepackaged Plan, substantial delay in confirmation of the Prepackaged Plan, or the Prepackaged Plan not being confirmed.
If HighPoint commences the HighPoint Chapter 11 cases, contingencies may affect distributions to holders of allowed HighPoint Claims/Interests.
The distributions available to holders of allowed HighPoint Claims/Interests under the Prepackaged Plan can be affected by a variety of contingencies, including, among others, whether the Bankruptcy Court orders certain allowed Claims to be subordinated to other allowed Claims. The occurrence of any and all such contingencies could affect distributions under the Prepackaged Plan.
Other parties in interest might be permitted to propose alternative plans of reorganization that may be less favorable to certain of HighPoint’s constituencies than the Prepackaged Plan.
If HighPoint commences the HighPoint Chapter 11 cases to confirm the Prepackaged Plan or any other Chapter 11 cases, other parties in interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization to the Prepackaged Plan. Under the Bankruptcy Code, a debtor-in-possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization for a period of 120 days from the filing. However, such exclusivity period can be reduced or terminated upon order of the Bankruptcy Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization.
If other parties in interest were to propose an alternative plan of reorganization following expiration or termination of HighPoint’s exclusivity periods, such a plan may be less favorable to Holders of HighPoint Claims/Interests and may seek to exclude such holders from retaining any equity or debt, as applicable, under their plan. An alternative plan may seek to effectuate transactions other than the merger and may not provide Bonanza Creek common stock or new Bonanza Creek Senior Notes to Holders of HighPoint Claims/Interests. Alternative plans of reorganization may also treat the Claims of a number of other constituencies less favorably, including, among others, HighPoint’s employees and HighPoint’s commercial partners. HighPoint considers maintaining relationships with its senior creditors, stockholders, employees and commercial partners as critical to maintaining the value of HighPoint following consummation of the transaction, and has sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share HighPoint’s assessments and may seek to impair the Claims of such constituencies to a greater degree. If there were competing plans of reorganization, the HighPoint Chapter 11 cases would likely become longer, more complicated and much more expensive. If this were to occur, or if HighPoint’s employees or other important constituencies to HighPoint’s business reacted adversely to an alternative plan of reorganization, the adverse consequences discussed in the first risk factor “— the Prepackaged Plan may have a material adverse effect on HighPoint’s operations,” could also occur.
HighPoint’s business may be negatively affected if HighPoint is unable to assume its executory contracts.
An executory contract is a contract on which performance remains due to some extent by both parties to the contract. The Prepackaged Plan provides for the assumption of each executory contract and unexpired lease, unless it is the subject of a motion to reject that is pending on the Prepackaged Plan’s effective date or has been rejected pursuant to an order of the Bankruptcy Court under sections 365 and 1123 of the Bankruptcy Code. HighPoint intends to preserve as much of the benefit of its existing contracts and leases as possible. However, with respect to some limited classes of executory contracts, HighPoint may need to obtain the consent of the counterparty to maintain the benefit of the contract. There is no guarantee that such consent either would be forthcoming or that conditions would not be attached to any such consent that makes assuming the contracts unattractive. HighPoint then would be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them and, as a result HighPoint’s business might suffer.
HighPoint may be unsuccessful in obtaining first day orders to permit it to pay its key vendors and its employees in the ordinary course of business
HighPoint has tried to address potential concerns of its key customers, vendors, employees and other parties in interest that might arise from the filing of the HighPoint Chapter 11 cases and confirmation of the Prepackaged Plan through a variety of provisions incorporated into or contemplated by the Prepackaged Plan, including HighPoint’s intention to seek appropriate court orders to permit HighPoint to pay its prepetition and postpetition accounts payable to parties in interest in the ordinary course, including its key vendors and employees. However, there can be no guarantee that HighPoint will be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party in interest HighPoint may seek to treat in this manner, and, as a result, HighPoint’s business might suffer.
HighPoint cannot predict the amount of time that it would spend in bankruptcy for the purpose of implementing the Prepackaged Plan and a lengthy bankruptcy proceeding could disrupt HighPoint’s business as well as impair the prospect for reorganization on the terms contained in the Prepackaged Plan
While HighPoint expects that the HighPoint Chapter 11 cases filed solely for the purpose of implementing the Prepackaged Plan would be of short duration and would not be unduly disruptive to HighPoint’s business, HighPoint cannot be certain that this would be the case. Although the Prepackaged Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that HighPoint may spend in bankruptcy, and HighPoint cannot be certain that the Prepackaged Plan would be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Prepackaged Plan could itself have an adverse effect on HighPoint’s business. There is a risk, due to uncertainty about HighPoint’s future, that, among other things:
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customers could move to HighPoint’s competitors, including competitors that have comparatively greater financial resources and that are in comparatively less financial distress;

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employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

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commercial partners could terminate their relationship with HighPoint or demand financial assurances or enhanced performance, any of which could impair HighPoint’s prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of HighPoint’s business, as well as create concerns for employees, suppliers and customers, and could permit Bonanza Creek to terminate the merger agreement if the Prepackaged Plan is not confirmed within the time period set forth in the merger agreement.

The disruption that bankruptcy proceedings would have upon HighPoint’s business could increase with the length of time it takes to complete the proceedings. If HighPoint is unable to obtain confirmation of the Prepackaged Plan on a timely basis because of a challenge to the Prepackaged Plan or otherwise, HighPoint may be forced to operate in bankruptcy for an extended period of time while it tries to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.
HighPoint may seek to amend, waive, modify or withdraw the Prepackaged Plan at any time prior to the confirmation of the Prepackaged Plan.
HighPoint reserves the right, prior to the confirmation or substantial consummation thereof, subject to the provisions of Section 1127 of the Bankruptcy Code, applicable law, the merger agreement, the stockholder support agreement, and the Transaction Support Agreement, to amend the terms of the Prepackaged Plan or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Prepackaged Plan. The potential effect of any such amendment or waiver on the holders of HighPoint Claims/Interests cannot presently be foreseen but may include a change in the economic effect of the Prepackaged Plan on some or all of the proposed classes or a change in the relative rights of such classes. All holders of HighPoint Claims/Interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances, but prior to confirmation of the Prepackaged Plan, HighPoint seeks to modify the Prepackaged Plan, the previously solicited acceptances will be valid only if (1) all classes of adversely affected creditors and interest holders accept the modification in writing or (2) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders accepting HighPoint Claims/Interests or is otherwise permitted by the Bankruptcy Code.
HighPoint may object to the amount or classification of HighPoint Claims/Interests.
Except as otherwise provided in the Prepackaged Plan, HighPoint reserves the right to object to the amount or classification of any HighPoint Claims/Interests under the Prepackaged Plan. The estimates set forth in the HighPoint disclosure statement attached hereto as Annex H cannot be relied on by any Holder of a HighPoint Claim/Interest where such HighPoint Claim/Interest is subject to an objection. Any Holder of a HighPoint Claim/Interest that is subject to an objection thus may not receive its expected share of the estimated distributions described in this document.
The Bankruptcy Court may not approve HighPoint’s use of cash collateral.
If the HighPoint Chapter 11 cases are filed, HighPoint will ask the Bankruptcy Court to authorize HighPoint to use cash collateral, and, potentially, enter into postpetition financing arrangements to fund the HighPoint Chapter 11 cases, which requests will be made in accordance with the terms of Transaction Support Agreement. Such access to cash collateral and/or postpetition financing will provide liquidity during the pendency of the HighPoint Chapter 11 cases. There is no assurance that the Bankruptcy Court will approve such use of cash collateral and/or postpetition financing on the terms requested. Moreover, if the HighPoint Chapter 11 cases take longer than expected to conclude, HighPoint may exhaust its available cash collateral and/or postpetition financing. There is no assurance that HighPoint will be able to obtain an extension of the right to use cash collateral and/or postpetition financing, in which case, the liquidity necessary for the orderly functioning of HighPoint’s business may be impaired materially.
Risks Relating to the Merger
Because the market price of Bonanza Creek common stock will fluctuate, holders of HighPoint Senior Notes cannot be sure of the value of the shares of Bonanza Creek common stock they will receive, in the aggregate, in the Exchange Offers. In addition, because the Aggregate Stock Consideration is fixed, the number of shares of Bonanza Creek common stock to be received, in the aggregate, by holders of HighPoint Senior Notes in the merger will not change, but the number of shares to be received per $1,000 principal amount of HighPoint Senior Notes tendered will vary depending on the aggregate amount of HighPoint Senior Notes tendered in the Exchange Offers, but will not be adjusted to reflect changes in the trading price of Bonanza Creek common stock between now and the time the Exchange Offers are completed.
The number of shares of Bonanza Creek common stock to be issued in the Exchange Offers is fixed, which means that it will not change between now and the Expiration Deadline, regardless of whether the market price of Bonanza Creek common stock changes. Therefore, the value of the Exchange Consideration will depend, in part, on the market price of Bonanza Creek common stock at the effective time. The market price of Bonanza Creek common stock has fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this Prospectus to the date the merger is completed or the prepacked plan becomes effective and thereafter. The market price of Bonanza Creek common stock, when received by holders of HighPoint Senior Notes after the merger is completed, or the Prepackaged Plan becomes effective could be greater than, less than or the same as the market price of Bonanza Creek common stock on the date of this Prospectus. Accordingly, you should obtain current stock price quotations for Bonanza Creek common stock before deciding whether or not to tender your HighPoint Senior Notes in the Exchange Offers. In addition, holders of HighPoint Senior Notes will not be able to determine the number of shares of Bonanza Creek common stock they will receive in exchange for each $1,000 principal amount of HighPoint Senior Notes tendered until the Expiration Deadline (if the Minimum Participation Condition is satisfied) or the Chapter 11 Cases are filed.
Please see “Description of the Exchange Offers and Consent Solicitations — Indicative Mix and Implied Value of Exchange Consideration” for numerical examples of the mix of consideration and implied value of the Exchange Consideration holders would receive at specified participation levels. In addition, holders of HighPoint Senior Notes may visit https://dm.epiq11.com/HighPoint to review information about the principal amount of HighPoint Senior Notes that have been tendered, the calculation of the mix of consideration holders would receive at those tendered amounts, and the implied total value of that consideration. The information contained in that website is not part of this Prospectus.
The market price for Bonanza Creek common stock following the closing may be affected by factors different from those that historically have affected or currently affect Bonanza Creek common stock.
Upon completion of the merger, holders of HighPoint Senior Notes will receive shares of Bonanza Creek common stock as part of the Exchange Consideration in the Exchange Offers or pursuant to the Prepackaged Plan. Bonanza Creek’s financial position may differ from its financial position before the completion of the transactions, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting the results of operations of Bonanza Creek and those currently affecting the results of operations of HighPoint. Accordingly, the market price and performance of Bonanza Creek common stock is likely to be different from the performance of Bonanza Creek common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Bonanza Creek common stock, regardless of Bonanza Creek’s actual operating performance. For a discussion of the businesses of Bonanza Creek and important factors to consider in connection with those businesses, see the documents attached hereto or incorporated by reference and referred to in “Where You Can Find More Information.”
Bonanza Creek and HighPoint may have to obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.
The completion of the merger may be subject to antitrust review in the United States. While no filing or waiting period requirements under the HSR Act apply, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
The merger is subject to a number of conditions to the obligations of both Bonanza Creek and HighPoint to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the merger and the Exchange Offers or the consummation of the Prepackaged Plan, or may result in termination of the merger agreement.
The obligations of Bonanza Creek and HighPoint to consummate the merger are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the following mutual conditions:

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(i) either (a) approval of the HighPoint out-of-court proposal by the HighPoint stockholders shall have been obtained or (b) the confirmation order confirming the Prepackaged Plan will have been entered and (ii) approval of the Bonanza Creek share issuance proposal by the Bonanza Creek stockholders shall have been obtained;

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any waiting period applicable to the transactions under the HSR Act shall have been terminated or shall have expired, and any consents or approvals required pursuant to any other applicable antitrust laws shall have been obtained;

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no governmental entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions, including the merger, and no law shall have been adopted that makes consummation of the transactions, including the merger, illegal or otherwise prohibited;

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the registration statements on Form S-4, of which this Prospectus and the Plan Solicitation respectively form parts, filed by Bonanza Creek in connection with the issuance of shares of Bonanza Creek common stock in the merger and the issuance of shares of Bonanza Creek common stock and the Bonanza Creek Senior Notes (and related guarantees) in the HighPoint restructuring transactions, shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

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either (i)(a) the Minimum Participation Condition shall have been satisfied and (b) the Supplemental Indentures effective time shall have occurred or (ii) the confirmation order shall have been entered confirming the Prepackaged Plan and all conditions to the effective time occurring under the Prepackaged Plan shall have been satisfied or waived; and

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the shares of Bonanza Creek common stock to be issued pursuant to the merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

The obligation of HighPoint to effect the merger is also subject to the satisfaction, or waiver by HighPoint, of the following additional conditions:
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the accuracy of the representations and warranties of Bonanza Creek set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of November 9, 2020 and as of the closing date (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and HighPoint’s receipt of an officer’s certificate from Bonanza Creek to that effect;

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performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the merger agreement by Bonanza Creek and Merger Sub prior to the effective time, and HighPoint’s receipt of an officer’s certificate from Bonanza Creek to that effect; and

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receipt of an opinion from K&E (or other legal counsel selected by HighPoint and reasonably satisfactory to Bonanza Creek), counsel to HighPoint, to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of Bonanza Creek to effect the merger is also subject to the satisfaction, or waiver by Bonanza Creek, of the following additional conditions:
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the accuracy of the representations and warranties of HighPoint set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of November 9, 2020 and as of the closing date (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and Bonanza Creek’s receipt of an officer’s certificate from HighPoint to that effect;

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performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the merger agreement by HighPoint prior to the effective time, and Bonanza Creek’s receipt of an officer’s certificate from HighPoint to that effect; and

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Bonanza Creek and its subsidiaries, including HighPoint after giving effect to the transactions, collectively, will have obtained senior secured debt financing on terms reasonably acceptable to Bonanza Creek with aggregate available commitments of not less than $250 million in principal amount.

Many of the conditions to completion of the merger are not within either Bonanza Creek’s or HighPoint’s control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the outside date, it is possible that the merger agreement may be terminated. Although Bonanza Creek and HighPoint have agreed in the merger agreement to use reasonable best efforts, subject to certain limitations, to complete the merger as promptly as practicable, these and other conditions to the completion of the merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the merger may take longer, and could cost more, than Bonanza Creek and HighPoint expect. Neither Bonanza Creek nor HighPoint can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent them from occurring. Any delay in completing the merger may adversely affect the cost savings and other benefits that Bonanza Creek and HighPoint expect to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained or obtained prior to the termination date.
In particular, if the HighPoint out-of-court proposal is not approved or the Minimum Participation Condition in the Exchange Offers is not satisfied, and the conditions to filing the Prepackaged Plan have been satisfied, HighPoint intends to file the HighPoint Chapter 11 cases to consummate the merger and the exchange of the HighPoint Senior Notes for the Exchange Consideration. For additional information, please see “Risk Factors — Risk Factors Relating to the Prepackaged Plan and Other Bankruptcy Law Considerations on HighPoint Chapter 11 Cases.”
Uncertainties associated with the merger may cause a loss of management personnel and other key employees of HighPoint, which could adversely affect the future business and operations of Bonanza Creek following the merger.
Bonanza Creek and HighPoint are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Bonanza Creek’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of HighPoint may experience uncertainty about their roles within Bonanza Creek following the merger or other concerns regarding the timing and completion of the merger or the operations of Bonanza Creek following the merger, any of which may have an adverse effect on the ability of HighPoint to retain or attract key management and other key personnel. If HighPoint is unable to retain personnel, including HighPoint’s key management, who are critical to the future operations of the companies, Bonanza Creek and HighPoint could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key HighPoint personnel could diminish the anticipated benefits of the merger. No assurance can be given that Bonanza Creek, following the merger, will be able to retain or attract key management personnel and other key employees of HighPoint to the same extent that Bonanza Creek and HighPoint have previously been able to retain or attract their own employees.
The business relationships of Bonanza Creek and HighPoint may be subject to disruption due to uncertainty associated with the merger, which could have a material adverse effect on the results of operations, cash flows and financial position of Bonanza Creek or HighPoint pending and following the merger.
Parties with which Bonanza Creek or HighPoint do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Bonanza Creek or HighPoint following the merger. Bonanza Creek’s and HighPoint’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Bonanza Creek or HighPoint following the merger. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of Bonanza Creek or HighPoint, regardless of whether the merger is completed, as well as a material and adverse effect on Bonanza Creek’s ability to realize the expected cost savings and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.
The merger agreement subjects Bonanza Creek and HighPoint to restrictions on their respective business activities prior to the effective time.
The merger agreement subjects Bonanza Creek and HighPoint to restrictions on their respective business activities prior to the effective time. The merger agreement obligates each of Bonanza Creek and HighPoint to generally conduct its businesses in the ordinary course until the effective time and to use its reasonable best efforts to (i) preserve substantially intact its present business organization, goodwill and assets, (ii) keep available the services of its current officers and employees and (iii) preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it. These restrictions could prevent Bonanza Creek and HighPoint from pursuing certain business opportunities that arise prior to the effective time and are outside the ordinary course of business. See “The Merger Agreement — Conduct of Business” for additional details.
The merger agreement limits Bonanza Creek’s and HighPoint’s respective ability to pursue alternatives to the merger, may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Bonanza Creek or HighPoint to pay the other party a termination fee.
The merger agreement contains certain provisions that restrict each of Bonanza Creek’s and HighPoint’s ability to initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a competing proposal with respect to Bonanza Creek or HighPoint, as applicable, and Bonanza Creek and HighPoint have each agreed to certain terms and conditions relating to their ability to engage in, continue or otherwise participate in any discussions with respect to, provide a third party confidential information with respect to or enter into any an acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to a competing proposal. Further, even if the Bonanza Creek board or the HighPoint board changes, withdraws, modifies, or qualifies its recommendation with respect to the share issuance proposal or the HighPoint out-of-court proposal, as applicable, unless the merger agreement has been terminated in accordance with its terms, both parties will still be required to submit the share issuance proposal and the HighPoint out-of-court proposal, as applicable, to a vote at their respective special meetings. In addition, Bonanza Creek and HighPoint generally have an opportunity to offer to modify the terms of the merger agreement in response to any competing acquisition proposals (solely with respect to HighPoint) or intervening events before the HighPoint board or Bonanza Creek board, respectively, may withdraw or qualify their respective recommendations. The merger agreement further provides that, under specified circumstances, including after receipt of certain alternative acquisition proposals, HighPoint may be required to pay Bonanza Creek a cash termination fee equal to $15 million (minus the $6 million transaction expense fee previously paid) or Bonanza Creek may be required to pay HighPoint a cash termination fee equal to $15 million. See “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement” for additional details.
These provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of HighPoint or Bonanza Creek from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, in HighPoint’s case, to pay consideration with a higher per share value than the total value proposed to be paid or received in the merger. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense reimbursement that may become payable in certain circumstances.
Failure to complete the merger out of court or in connection with the Prepackaged Plan could have a material adverse effect on the results of operations, cash flows and financial position of HighPoint.
If the merger is not completed for any reason, including as a result of failure to satisfy the Minimum Participation Condition or obtain the requisite votes on the Prepackaged Plan, obtain all requisite regulatory approvals or if the Bonanza Creek stockholders or HighPoint stockholders fail to approve the applicable proposals or if the HighPoint restructuring transactions are not completed, the ongoing business of HighPoint may be materially adversely affected and, without realizing any of the benefits of having completed the merger, HighPoint would be subject to a number of risks, including the following:
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HighPoint may experience negative reactions from the financial markets, including negative impacts on its stock price;

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HighPoint and its subsidiaries may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners;

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HighPoint will still be required to pay certain significant costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

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HighPoint may be required to pay a termination fee as required by the merger agreement;

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the merger agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the merger agreement, which may delay or prevent HighPoint from undertaking business opportunities that, absent the merger agreement, may have been pursued;

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matters relating to the merger (including integration planning) require substantial commitments of time and resources by each company’s management, which may have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies;

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litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Bonanza Creek or HighPoint to perform their respective obligations pursuant to the merger agreement; and

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HighPoint pursuing Chapter 11 or Chapter 7 proceedings resulting in recoveries for creditors and stockholders that are less than contemplated under the Prepackaged Plan or resulting in no recovery for certain creditors and stockholders.

If the merger is not completed, the risks described above may materialize and they may have a material adverse effect on HighPoint’s results of operations, cash flows, financial position and stock price. See “—Risk Factors Relating to the Prepackaged Plan and Other Bankruptcy Law Considerations on HighPoint Chapter 11 Cases” for additional information.
Completion of the merger may trigger change in control or other provisions in certain agreements to which HighPoint is a party, including under the Indentures governing the HighPoint Senior Notes if the Consent Solicitations are not successful.
The completion of the merger may trigger change in control or other provisions in certain agreements to which HighPoint is a party. If Bonanza Creek and HighPoint are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, or seeking monetary damages. Even if Bonanza Creek and HighPoint are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to HighPoint.
In addition, the indentures governing the HighPoint Senior Notes include provisions that would require HighPoint to offer to repurchase the HighPoint Senior Notes at 101% of the principal amount thereof in connection with the merger. In connection with the Exchange Offers, HighPoint is soliciting, on behalf of HighPoint OpCo, the Consent from holders of the HighPoint Senior Notes to adopt the Proposed Amendments which would, among other things, amend this provision to exclude the merger. If the Requisite Consents are not received to amend this provision, the merger cannot be completed out of court.
Bonanza Creek and HighPoint are expected to incur significant transaction costs in connection with the merger, which may be in excess of those anticipated by them.
Bonanza Creek and HighPoint have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Bonanza Creek and HighPoint whether or not the merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. Bonanza Creek will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Bonanza Creek and HighPoint will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the merger and the integration of the two companies’ businesses. While Bonanza Creek and HighPoint have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by Bonanza Creek or HighPoint even if the merger is not completed, could have an adverse effect on Bonanza Creek’s or HighPoint’s financial condition and operating results. At the time of the signing of the merger agreement, HighPoint paid Bonanza Creek a transaction expense fee of $6 million in cash in consideration for the substantial cost and expense to be incurred by Bonanza Creek in pursuing consummation of the transactions; however, such amount may not be sufficient to cover all of Bonanza Creek’s costs associated with the transactions. Additionally, if the transactions are consummated through the HighPoint Chapter 11 cases, HighPoint expects to incur significant, non-recurring costs in connection with the administration of the HighPoint Chapter 11 cases.
Litigation relating to the merger could result in an injunction preventing the completion of the merger and/or substantial costs to Bonanza Creek and HighPoint.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Bonanza Creek’s and HighPoint’s respective liquidity and financial condition.
Lawsuits that may be brought against Bonanza Creek, HighPoint or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the merger. One of the conditions to the closing of the merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, that injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect Bonanza Creek’s and HighPoint’s respective business, financial position and results of operation.
There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Bonanza Creek’s or HighPoint’s business, financial condition, results of operations and cash flows.
Creditors may allege defaults.
Holders of some of HighPoint’s outstanding indebtedness may allege that the merger constitutes either a breach or a default or a change in control of HighPoint under their debt instruments entitling them to immediate repayment of their indebtedness. See “Description of Indebtedness — HighPoint.” The magnitude of any resulting adverse consequences would depend upon, among other factors, the diligence and vigor with which debt holders seek to assert any such rights and pursue any such remedies, and HighPoint’s ability to prevail in its interpretation of the debt instruments or otherwise resolve matters on acceptable terms.
Additionally, as discussed further in “Description of Indebtedness — HighPoint”, it is probable HighPoint will breach a financial covenant in the Amended HighPoint Credit Facility (as defined below) in the second quarter of 2021. If this breach were to occur, HighPoint does not receive a waiver from its lenders and the debt under the Amended HighPoint Credit Facility is accelerated, all of the amount borrowed under the Amended HighPoint Credit Facility will become due, and cross-defaults will occur under the HighPoint Indentures. Further, if HighPoint’s independent auditor includes an explanatory paragraph regarding HighPoint’s ability to continue as a “going concern” in its report on its financial statements for the year ending December 31, 2020 and the debt under the Amended HighPoint Credit Facility is accelerated, a cross-default could result under the HighPoint Indentures. On February 1, 2021, HighPoint, the RBL Agent (as defined in the Prepackaged Plan), the consenting lenders party thereto, and the other parties thereto entered into a Consent and Agreement, which, among other things, provided that any “going concern” qualification in HighPoint’s independent auditor report on its financial statements for the year ending December 31, 2020 in connection with HighPoint’s anticipated financial covenant breach in 2021 (as previously described) shall not constitute a default or event of default under the Amended Highpoint Credit Facility. If HighPoint fails to comply with the other covenants or other terms of any agreements governing HighPoint’s debt, the lenders under the Amended HighPoint Credit Facility and holders of the HighPoint Senior Notes may, among other things, have the right to accelerate the maturity of the relevant debt and foreclose upon the collateral, if any, securing that debt. The occurrence of any such event would adversely affect HighPoint’s financial condition.
Risks Relating to Bonanza Creek Following the Merger
Bonanza Creek may be unable to integrate the business of HighPoint successfully or realize the anticipated benefits of the merger.
The merger involves the combination of two companies that currently operate as independent public companies. The combination of two independent businesses is complex, costly and time consuming, and each of Bonanza Creek and HighPoint will be required to devote significant management attention and resources to integrating the business practices and operations of HighPoint into Bonanza Creek. Potential difficulties that Bonanza Creek and HighPoint may encounter as part of the integration process include the following:
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the inability to successfully combine the business of HighPoint in a manner that permits Bonanza Creek to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the merger;

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complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

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the assumption of contractual obligations with less favorable or more restrictive terms; and

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potential unknown liabilities and unforeseen increased expenses or delays associated with the merger.

In addition, Bonanza Creek and HighPoint have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in:
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diversion of the attention of each company’s management; and

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the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the merger, or could reduce each company’s earnings or otherwise adversely affect the business and financial results of Bonanza Creek following the merger.
Following the consummation of the merger, the market price of Bonanza Creek common stock may be depressed by the perception that former HighPoint stockholders or holders of HighPoint Senior Notes may sell the shares of common stock they will acquire at closing and for other reasons related to the merger.
Subject to applicable securities laws, certain former stockholders or holders of HighPoint Senior Notes, including Franklin (as described below), may also seek to sell shares of Bonanza Creek common stock held by them on the effective date, following the consummation of the merger. The merger agreement contains no restriction on their ability to sell such shares of Bonanza Creek common stock. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Bonanza Creek common stock, may affect the market for, and the market price of, shares of Bonanza Creek common stock in an adverse manner.
Concurrently with the execution and delivery of the merger agreement, Bonanza Creek and Franklin agreed upon the Form of the Registration Rights Agreement pursuant to which, among other things and subject to certain restrictions, upon Franklin’s request, Bonanza Creek will be required to file with the SEC a registration statement on Form S-3 registering for resale the shares of Bonanza Creek common stock issued to Franklin in the merger and to conduct certain underwritten offerings. The Registration Rights Agreement will also provide Franklin with customary piggyback registration rights.
Additionally, pursuant to Registration Rights Agreement, Franklin will agree to certain restrictions on sales of Bonanza Creek common stock, beginning at the effective time and lasting until the earlier of (i) the second anniversary of the effective time and (ii) the last day of the fiscal quarter in which Franklin owns less than 10% of the outstanding Bonanza Creek common stock. During this time, unless Franklin has received the prior written consent of Bonanza Creek, its monthly sales of Bonanza Creek common stock will be limited to (a) from the effective time until the seven month anniversary of the effective time, 1% of the outstanding Bonanza Creek common stock, (b) beginning on the seven month anniversary of the effective time until the one year anniversary of the effective time, 1.5% of the outstanding Bonanza Creek common stock and (c) for the second year following the effective time, 2% of the outstanding Bonanza Creek common stock. The Registration Rights Agreement will be executed, delivered and become effective at the effective time and will not become effective if the merger agreement is terminated prior to the consummation of the transactions contemplated thereby.
Franklin will become a significant holder of Bonanza Creek common stock following completion of the merger.
Upon completion of the merger, assuming there is no decrease in Franklin’s holdings of HighPoint Senior Notes prior to completion of the merger, Franklin would be expected to own approximately 22.7% of Bonanza Creek common stock, representing approximately 22.7% of Bonanza Creek’s combined voting power. As a result, although Franklin has indicated to Bonanza Creek that it intends to be a passive investor, Bonanza Creek believes that Franklin may have some ability to influence Bonanza Creek’s management and affairs. Further, the existence of a new significant stockholder may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of Bonanza Creek’s other stockholders to approve transactions that they may view as being in their best interests or in the best interests of Bonanza Creek.
In the event that Franklin becomes and continues to be the owner of a significant amount of Bonanza Creek common stock, the prospect that it may be able to influence matters requiring Bonanza Creek stockholder approval may continue. In any of these matters, the interests of Franklin and of other Bonanza Creek stockholders may differ or conflict. In addition, Franklin and its affiliates may, from time to time, acquire interests in businesses that directly or indirectly compete with Bonanza Creek’s business or that of Bonanza Creek’s significant existing or potential customers. Other businesses in which Franklin and its affiliates may acquire significant interests may acquire or seek to acquire assets that Bonanza Creek seeks to acquire and, as a result, those acquisition opportunities may not be available to Bonanza Creek or may be more expensive for Bonanza Creek to pursue. Moreover, in the event that Franklin becomes and continues to be the owner of a significant concentration of Bonanza Creek common stock, such an ownership stake may also adversely affect the trading price of Bonanza Creek common stock to the extent investors perceive a disadvantage in owning stock of a company with a significant stockholder.
The unaudited pro forma condensed combined financial statements, the summary pro forma combined reserves and production data and the unaudited prospective financial and operating information prepared by Bonanza Creek and HighPoint included in this Prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of Bonanza Creek after the merger may differ materially.
The unaudited pro forma information and the unaudited prospective financial information in this Prospectus is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that Bonanza Creek and HighPoint believe are reasonable, and is not necessarily indicative of what Bonanza Creek’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, Bonanza Creek’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this Prospectus. The unaudited pro forma condensed combined financial statements have been prepared with the assumption that Bonanza Creek will be identified as the acquirer under GAAP and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.
The financial forecasts are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the sections “The Merger — Certain Bonanza Creek Unaudited Prospective Financial and Operating Information” and “The Merger — Certain HighPoint Unaudited Prospective Financial and Operating Information” were based on assumptions of, and information available to, Bonanza Creek management and HighPoint management, as applicable, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond Bonanza Creek’s and HighPoint’s control and may not be realized. Many factors mentioned in this Prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Bonanza Creek’s and HighPoint’s estimates. In view of these uncertainties, the inclusion of financial estimates in this Prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
Bonanza Creek’s and HighPoint’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither Bonanza Creek nor HighPoint undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.
The financial estimates of Bonanza Creek and HighPoint included in this Prospectus have been prepared by, and are the responsibility of, Bonanza Creek and HighPoint, as applicable. Moreover, neither Bonanza Creek’s nor HighPoint’s independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to Bonanza Creek’s or HighPoint’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, Bonanza Creek’s and HighPoint’s prospective financial information. The reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this Prospectus and should not be read to do so. See “The Merger — Certain Bonanza Creek Unaudited Prospective Financial and Operating Information” and “The Merger — Certain HighPoint Unaudited Prospective Financial and Operating Information” for more information.
The synergies attributable to the merger may vary from expectations.
Bonanza Creek may fail to realize the anticipated benefits and synergies expected from the merger, which could adversely affect Bonanza Creek’s business, financial condition and operating results. The success of the merger will depend, in significant part, on Bonanza Creek’s ability to successfully integrate the acquired business, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the combination. Bonanza Creek believes that the addition of HighPoint will complement Bonanza Creek’s strategy by providing operational and financial scale, increasing free cash flow, and enhancing Bonanza Creek’s corporate rate of return. However, achieving these goals requires, among other things, realization of the targeted cost synergies expected from the merger. This growth and the anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If Bonanza Creek is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the merger within the anticipated timing or at all, Bonanza Creek’s business, financial condition and operating results may be adversely affected.
The future results of Bonanza Creek following the merger will suffer if Bonanza Creek does not effectively manage its expanded operations.
Following the merger, the size of the business of Bonanza Creek will increase significantly. Bonanza Creek’s future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Bonanza Creek may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that Bonanza Creek will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.
The merger may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.
Following the merger, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of Bonanza Creek or HighPoint may terminate or scale back their current or prospective business relationships with Bonanza Creek. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that Bonanza Creek is too closely allied with one of their competitors. In addition, Bonanza Creek and HighPoint have contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require Bonanza Creek or HighPoint to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the merger, or if Bonanza Creek, following the merger, loses the benefits of the contracts of Bonanza Creek or HighPoint, Bonanza Creek’s business and financial performance could suffer.
The transactions in connection with the merger could trigger a limitation on the utilization of the historic U.S. net operating loss carryforwards of Bonanza Creek and will trigger a limitation on the utilization of the historic U.S. net operating loss carryforwards of HighPoint.
Bonanza Creek’s ability to utilize U.S. net operating loss carryforwards (including any historic loss carryforwards of HighPoint) to reduce future taxable income following the consummation of the merger will be subject to various limitations under the Code. Section 382 of the Code imposes such a limitation upon the occurrence of an ownership change resulting from issuances of a company’s stock or the sale or exchange of such company’s stock by certain stockholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such company’s stock by such stockholders within a rolling three-year period. The limitation with respect to such loss carryforwards generally would be equal to (i) the fair market value of the company’s equity multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. In addition, any limitation would be increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains inherent in the assets sold, and further, if there is a net unrealized built-in loss at the time of an ownership change, then the limitation may apply to tax attributes other than just loss carryforwards, such as depreciable basis. Based on the information currently available, Bonanza Creek believes that the transactions in connection with the merger, if consummated, likely will not result in an ownership change with respect to Bonanza Creek but will result in an ownership change with respect to HighPoint, which would trigger a limitation on Bonanza Creek’s ability to utilize any historic loss carryforwards and built-in losses of HighPoint following the consummation of the merger.
However, issuances, sales and/or exchanges of Bonanza Creek common stock (including, potentially, relatively small transactions and transactions beyond Bonanza Creek’s control), taken together with prior transactions with respect to Bonanza Creek common stock and the merger, could trigger an ownership change and therefore a limitation on Bonanza Creek’s ability to utilize its U.S. loss carryforwards. Bonanza Creek adopted the tax plan to reduce the likelihood that it would experience an ownership change under Section 382 of the Code. However, if Bonanza Creek experiences an ownership change, any resulting limitation under Section 382 of the Code could cause some of such loss carryforwards to expire before Bonanza Creek would be able to utilize them to reduce taxable income in future periods, possibly resulting in a substantial income tax expense or write down of its tax assets or both.
Following the completion of the merger, Bonanza Creek may incorporate HighPoint’s hedging activities into Bonanza Creek’s business, and Bonanza Creek may be exposed to additional commodity price risks arising from such hedges.
To mitigate its exposure to changes in commodity prices, HighPoint hedges oil prices from time to time, primarily through the use of certain derivative instruments. If Bonanza Creek assumes existing HighPoint hedges, Bonanza Creek will bear the economic impact of all of HighPoint’s current hedges following the completion of the merger. Actual crude oil prices may differ from the combined company’s expectations and, as a result, such hedges may or may not have a negative impact on Bonanza Creek’s business.
Bonanza Creek’s Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Bonanza Creek stockholders, which could limit Bonanza Creek stockholders’ ability to obtain a favorable judicial forum for disputes with Bonanza Creek or its directors, officers, or other employees.
The Bonanza Creek certificate of incorporation provides that, unless Bonanza Creek consents in writing to the selection of an alternative forum, the sole and exclusive forum shall be the Court of Chancery of the State of Delaware for (i) any derivative action or proceeding brought on behalf of Bonanza Creek, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Bonanza Creek to Bonanza Creek or the Bonanza Creek stockholders, (iii) any action asserting a claim against Bonanza Creek arising pursuant to any provision of the DGCL, the Bonanza Creek certificate of incorporation or the Bonanza Creek bylaws (or any action to interpret, apply or enforce any provision thereof), or (iv) any action asserting a claim against Bonanza Creek governed by the internal affairs doctrine, in each such case subject to said court of chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Bonanza Creek’s exclusive forum provision is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce the forum selection provision with respect to such claims, and in any event, the Bonanza Creek stockholders would not be deemed to have waived Bonanza Creek’s compliance with federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Bonanza Creek is deemed to have received notice of and consented to the foregoing forum selection provision. This provision may limit Bonanza Creek stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Bonanza Creek or its directors, officers, or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Bonanza Creek may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition, prospects, or results of operations. Please see “Comparison of Stockholder Rights — Exclusive Forum.”
Other Risk Factors Relating to Bonanza Creek and HighPoint
As a result of entering into the merger agreement, Bonanza Creek’s and HighPoint’s businesses are and will be subject to the risks described above. In addition, Bonanza Creek and HighPoint are, and following completion of the merger, Bonanza Creek will be, subject to the risks described in Bonanza Creek’s and HighPoint’s most recent Annual Report on Form 10-K as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into or attached to this Prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into or attached to this Prospectus.

GUARANTOR DISCLOSURES
The Bonanza Creek Senior Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by each restricted subsidiary that guarantees a credit facility of Bonanza Creek. Initially, all of Bonanza Creek’s subsidiaries will be guarantors of the Bonanza Creek Senior Notes. Following the consummation of the merger and the related transactions, HighPoint and each of its subsidiaries will become wholly owned subsidiaries of Bonanza Creek and will guarantee the Bonanza Creek Senior Notes.
Bonanza Creek and its subsidiaries have filed this Prospectus with the SEC registering, among other securities, the Bonanza Creek Senior Notes, which will be fully and unconditionally guaranteed, initially by each of Bonanza Creek’s subsidiaries and in the future by each restricted subsidiary that guarantees a credit facility of Bonanza Creek. Pursuant to Rule 3-10 of Regulation S-X, subsidiary guarantors of securities issued by the parent are not required to provide separate financial statements, provided that the subsidiary obligor is consolidated into the parent company’s consolidated financial statements, the subsidiary guarantee is “full and unconditional” and, subject to certain exceptions as set forth below, the alternative disclosure required by Rule 13-01 is provided, which includes narrative disclosure and summarized financial information. Accordingly, separate consolidated financial statements of the subsidiary guarantors have not been presented.
Furthermore, as permitted under Rule 13-01(a)(4)(vi) of Regulation S-X, the Registrants have excluded the summarized financial information for the subsidiary guarantors because the assets, liabilities and results of operations of the subsidiary guarantors are not materially different than the corresponding amounts in Bonanza Creek’s consolidated financial statements incorporated by reference herein, and management believes such summarized financial information would be repetitive and would not provide incremental value to investors.

USE OF PROCEEDS
None of Bonanza Creek, HighPoint or HighPoint OpCo will receive any cash proceeds from the Exchange Offers and Consent Solicitations or the issuance of the Bonanza Creek Senior Notes and the Bonanza Creek common stock. The HighPoint Senior Notes surrendered in connection with the Exchange Offers and accepted for exchange will be retired or cancelled at Bonanza Creek’s option and will not be reissued.

DESCRIPTION OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS
The Exchange Offers
Bonanza Creek is offering holders of each series of HighPoint Senior Notes the opportunity to exchange any and all of their HighPoint Senior Notes for Bonanza Creek Senior Notes and shares of Bonanza Creek common stock, upon the terms and subject to the conditions set forth in this Prospectus (each an “Exchange Offer” and together, the “Exchange Offers”). Holders of HighPoint Senior Notes will be eligible to receive the Exchange Consideration set forth under “— Exchange Consideration, Interest and Change of Control Amendment Consent Fee” below for HighPoint Senior Notes validly tendered at or before the Expiration Deadline, which in any case will be at least equal to the minimum amounts of each type of Exchange Consideration described therein. Please see “— Indicative Mix and Implied Value of Exchange Consideration” for numerical examples of the mix of consideration holders would receive at specified participation levels between the minimum participation threshold of 97.5% and 100.0% participation.
In addition to the Exchange Consideration, holders of the HighPoint Senior Notes accepted for exchange in the Exchange Offers will also receive a cash payment equal to the accrued and unpaid interest in respect of such HighPoint Senior Notes from the most recent interest payment date to, but not including, the Settlement Date. If the Exchange Offers are not consummated and the exchange is effected through the Prepackaged Plan, no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes. Interest on the Bonanza Creek Senior Notes will accrue from the Settlement Date.
The Consent Solicitations
In connection with the Exchange Offers, HighPoint is soliciting, on behalf of HighPoint OpCo, consents (each, a “Consent Solicitation” and together, the “Consent Solicitations”), upon the terms and subject to the conditions set forth in this Prospectus from all eligible holders of the HighPoint Senior Notes to certain proposed amendments to the HighPoint Indentures that would (i) make such amendments to the definition of “Change of Control” and other related provisions in the indentures as are required to expressly exclude the merger and the transactions contemplated by the merger agreement from such definitions and related provisions (the “Change of Control Amendment”), and (ii) eliminate the majority of the restrictive covenants and certain events of default (the “Other Indenture Amendments,” and together with the Change of Control Amendment the “Proposed Amendments”). These amendments are more fully described under “The Proposed Amendments.”
Upon receipt of the consent of the holders of a majority of the aggregate principal amount of a series of HighPoint Senior Notes outstanding (the “Requisite Consents”), HighPoint OpCo will enter into the applicable Supplemental Indentures to implement the Proposed Amendments with respect to such series of HighPoint Senior Notes. However, the Proposed Amendments will not become operative until, in the case of the Change of Control Amendment, the payment of the Change of Control Amendment Consent Fee and, in the case of the Other Indenture Amendments, concurrently with the settlement of the Exchange Offers on the Settlement Date, subject to satisfaction or waiver of the conditions to the Exchange Offers. Upon satisfaction of the Minimum Participation Condition, HighPoint will pay consenting holders the Change of Control Amendment Consent Fee.
If the Proposed Amendments are approved and effected with respect to the HighPoint Indentures, they will be binding on all holders of the related HighPoint Senior Notes, including those who do not deliver their consent to the Proposed Amendments and do not tender their HighPoint Senior Notes in the Exchange Offers. If for any reason an Exchange Offer is not completed, the Proposed Amendments to the corresponding HighPoint Indenture for that series will not become operative with respect to the related HighPoint Senior Notes and the HighPoint Senior Notes will be subject to the same terms and conditions as existed before the Exchange Offers were made; provided, however, that if the Minimum Participation Condition has been satisfied and HighPoint has paid the Change of Control Amendment Consent Fee, the Change of Control Amendment will remain operative with respect to the related HighPoint Senior Notes. You may not validly tender HighPoint Senior Notes in an Exchange Offer without delivering a Consent in the corresponding Consent Solicitation and may not deliver a consent in the Consent Solicitation without tendering HighPoint Senior Notes in the applicable Exchange Offer. If you tender HighPoint Senior Notes in an Exchange

Offer, you will be deemed to deliver your consent, with respect to the principal amount of such tendered HighPoint Senior Notes, to the Proposed Amendments. Consents delivered in the Consent Solicitations are irrevocable.
By consenting to the Proposed Amendments to the HighPoint Indentures governing the applicable HighPoint Senior Notes, you will be deemed to have consented to the HighPoint Senior Notes Waivers, which waive any default, event of default or other consequence under such HighPoint Indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the Supplemental Indentures effecting the Proposed Amendments).
The Proposed Amendments to the indentures governing the HighPoint Senior Notes constitute a single proposal and a consenting and tendering holder must consent to the adoption of the Proposed Amendments in their entirety and may not consent selectively with respect to certain Proposed Amendments.
Exchange Consideration, Interest and Change of Control Amendment Consent Fee
If the Exchange Offers are successful, holders of HighPoint Senior Notes will receive the following for each $1,000 principal amount of HighPoint Senior Notes validly tendered and accepted for exchange:
•
Exchange Consideration:   The Exchange Consideration consisting of at least the following, each of which is subject to increase based on the level of participation in the Exchange Offers and subject to adjustment for fractional shares and minimum denominations:

•
14.90274240 shares of Bonanza Creek common stock (having a value of $318.77 based on the closing price of Bonanza Creek common stock on February 1, 2021); and

•
$138.46153846 principal amount of new Bonanza Creek Senior Notes, described below;

•
Interest:   A cash payment equal to accrued and unpaid interest on the HighPoint Senior Notes from the most recent interest payment date to, but not including, the Settlement Date; and

•
Consent Fee:   A cash payment of $2.50 to be paid by HighPoint upon satisfaction of the conditions to the Change of Control Amendment.

Aggregate Exchange Consideration.   Bonanza Creek is offering a combination of two types of consideration in the Exchange Offers, each of which is subject to the maximum aggregate amounts set forth below:
•
Stock Consideration:   an aggregate of 9,314,214 shares of Bonanza Creek common stock; and

•
Notes Consideration:   an aggregate principal amount of Bonanza Creek Senior Notes equal to $100 million minus the total principal amount of HighPoint Senior Notes not validly tendered and accepted in the Exchange Offers. As a result, the aggregate Notes Consideration will vary based on the principal amount of HighPoint Senior Notes tendered.

The maximum amount of each type of consideration will be allocated pro rata to holders of HighPoint Senior Notes validly tendered and accepted in the Exchange Offers. Each type of consideration received by holders of the HighPoint Senior Notes per $1,000 principal amount of notes will be at least equal to the minimum amounts set forth below. However, the aggregate Notes Consideration and the mix of consideration per $1,000 principal amount of notes tendered will vary based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold.
Minimum Exchange Consideration and Proration.   The “Exchange Consideration” will consist of at least the following for each $1,000 principal amount of HighPoint Senior Notes accepted for exchange:
•
14.90274240 shares of Bonanza Creek common stock, subject to adjustment to avoid fractional shares as described below; and

•
$138.46153846 principal amount of Bonanza Creek Senior Notes, subject to adjustment for minimum denominations as described below.

As a result of the proration of the Aggregate Exchange Consideration described above, tendering holders will receive additional shares of Bonanza Creek common stock, additional principal amounts of

Bonanza Creek Senior Notes, or both, based on the principal amount of HighPoint Senior Notes tendered at or above the 97.5% minimum participation threshold. If less than 100% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive additional shares of Bonanza Creek common stock upon proration of the aggregate Stock Consideration. If greater than 97.5% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive a higher principal amount of Bonanza Creek Senior Notes upon proration of the aggregate Notes Consideration.
Please see “— Indicative Mix and Implied Value of Exchange Consideration” for numerical examples of the mix of consideration holders would receive at specified participation levels at and between the minimum participation threshold of 97.5% and 100.0% participation.
Illustrative Table.   The following table sets forth the minimum amounts of each type of consideration tendering holders will receive for each $1,000 principal amount of HighPoint Senior Notes tendered, the implied total value of the minimum consideration, and the consent fee payable in connection with the Change of Control Amendment:
Exchange Offer Consideration, Minimum Participation Condition and Consent Fee
Title of Series of HighPoint Senior Notes/ CUSIP/ISIN Numbers	Aggregate Principal Amount Outstanding	Minimum Stock Consideration per $1,000 principal amount of HighPoint Senior Notes tendered(1)	Minimum Notes Consideration per $1,000 principal amount of HighPoint Senior Notes tendered(2)	Implied Total Value of Minimum Exchange Consideration(3)(4)	Minimum Participation Condition(5)	Change of Control Amendment Consent Fee(6)
7.0% Senior Notes due 2022 06846NAD6 / US06846NAD66	$350,000,000	14.90274240	$138.46153846	$457.23	97.5%	$2.50
8.75% Senior Notes due 2025 06846NAF1 / US06846NAF15	$275,000,000	14.90274240	$138.46153846	$457.23	97.5%	$2.50

(1)
If less than 100% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive additional shares of Bonanza Creek common stock upon proration of the aggregate Stock Consideration.

(2)
If greater than 97.5% of HighPoint Senior Notes are validly tendered and accepted in the Exchange Offers, holders will receive a higher principal amount of Bonanza Creek Senior Notes upon proration of the aggregate Notes Consideration. The aggregate Notes Consideration equals $100 million minus the outstanding aggregate principal amount of the HighPoint Senior Notes that are not validly tendered and accepted in the Exchange Offers. If 97.5% of the aggregate principal amount outstanding of HighPoint Senior Notes are exchanged in the Exchange Offers, $84,375,000 aggregate principal amount of Bonanza Creek Senior Notes will be issued and $15,625,000 aggregate principal amount of HighPoint Senior Notes will remain outstanding. If 100.0% of the aggregate principal amount outstanding of HighPoint Senior Notes are exchanged in the Exchange Offers, $100,000,000 aggregate principal amount of Bonanza Creek Senior Notes will be issued.

(3)
Does not include accrued and unpaid interest to, but not including, the Settlement Date, which will be paid in cash on the Settlement Date to holders of HighPoint Senior Notes accepted for exchange in the Exchange Offers. If the Exchange Offers are not consummated and the exchange is effected through the Prepackaged Plan, no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes.

(4)
Provided for illustrative purposes only. Value of Bonanza Creek common stock calculated based on the closing price per share of Bonanza Creek common stock of $21.39 on February 1, 2021 as quoted on the New York Stock Exchange.

(5)
The Exchange Offers are subject to the condition that not less than 97.5% of each series of the HighPoint Senior Notes is validly tendered in the Exchange Offers. See “— Conditions to the Exchange Offers and Consent Solicitations.”

(6)
Upon satisfaction of the Minimum Participation Condition, HighPoint will pay consenting holders a consent fee of $2.50 per $1,000 principal amount of HighPoint Senior Notes.

No Fractional Shares; Minimum Denominations.   Pursuant to the Exchange Offers, calculations of share amounts for the Exchange Consideration will be rounded down with respect to each holder to the nearest whole share and no fractional shares of Bonanza Creek common stock will be issued for the HighPoint Senior Notes. Calculations of principal amounts for Bonanza Creek Senior Notes for the Exchange Consideration will be rounded down with respect to each holder to the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of Bonanza Creek common stock will be issued or payment made in compensation for such adjustments. If a tender of HighPoint Senior Notes results in the issuance of less than $2,000 principal amount of Bonanza Creek Senior Notes, then only the pro rata shares of Bonanza Creek common stock will be issued and the Change of Control Amendment Consent Fee will be paid with respect to such tender of HighPoint Senior Notes, and no Bonanza Creek Senior Notes will be issued in exchange therefor. No alternative, conditional or contingent tenders will be accepted. Holders who do not tender all of their HighPoint Senior Notes should ensure that they retain a principal amount of HighPoint Senior Notes amounting to at least the minimum denomination equal to $2,000.
Stock Split Adjustments.   In the event of any change in the number of shares of Bonanza Creek common stock, or securities convertible or exchangeable into or exercisable for shares of Bonanza Creek common stock (including options to purchase Bonanza Creek common stock), prior to the effective time of the merger, by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number of shares of Bonanza Creek common stock to be issued pursuant to the Exchange Offers shall be equitably adjusted to reflect the effect of such change.
Indicative Mix and Implied Value of Exchange Consideration
The following table shows numerical examples of the mix of consideration holders would receive at specified participation levels between the minimum participation threshold of 97.5% and 100.0% participation.
Indicative Mix and Implied Value of Consideration
per $1,000 Principal Amount of HighPoint Senior Notes Tendered
Exchange Consideration per $1,000 principal amount of HighPoint Senior Notes Tendered	Participation Level
	97.5%	98.0%	98.5%	99.0%	99.5%	100.0%
Stock Consideration	15.28486400	15.20688000	15.12968772	15.05327515	14.97763055	14.90274240
Notes Consideration	$138.46153846	$142.85714286	$147.20812183	$151.51515152	$155.77889447	$160.00000000
Implied Total Value of Consideration(1)(2)	$465.40	$468.13	$470.83	$473.50	$476.15	$478.77

(1)
Does not include accrued and unpaid interest to, but not including, the Settlement Date, which will be paid in cash on the Settlement Date to holders of HighPoint Senior Notes accepted for exchange in the Exchange Offers. If the Exchange Offers are not consummated and the exchange is effected through the Prepackaged Plan, no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes.

(2)
Provided for illustrative purposes only. Value of Bonanza Creek common stock calculated based on the closing price per share of Bonanza Creek common stock of $21.39 on February 1, 2021 as quoted on the New York Stock Exchange.

Exchange Offer Informational Website:   Holders of HighPoint Senior Notes may also visit https://dm.epiq11.com/HighPoint to review information about the principal amount of HighPoint Senior Notes that have been tendered, the calculation of the mix of consideration holders would receive at those tendered amounts, and the implied total value of that consideration consistent with the preceding table. The information contained in that website is not part of this Prospectus.
Expiration Deadline; Extensions; Amendments; Termination
The Exchange Offers and Consent Solicitations will expire at 5:00 p.m., New York City time, on           , 2021, unless extended with respect to an Exchange Offer and the corresponding Consent

Solicitation. If the Expiration Deadline is extended, Bonanza Creek will notify the Exchange Agent and will make a public announcement thereof before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Deadline. The public announcement will include the approximate principal amount of the HighPoint Senior Notes that had been validly tendered. During any extension of the Expiration Deadline, all HighPoint Senior Notes previously tendered in an extended Exchange Offer will remain subject to such Exchange Offer and may be accepted for exchange by Bonanza Creek.
Bonanza Creek and HighPoint may, at any time prior to the Expiration Deadline, amend the Exchange Conditions with respect to one or both of the Exchange Offers and waive any of the General Conditions (except the condition that the registration statement of which this Prospectus forms a part has been declared effective by the SEC), in each case, pursuant to the terms of, and subject to the amendment provisions set forth in, the merger agreement and the Transaction Support Agreement and subject to applicable law.
If Bonanza Creek and HighPoint exercise any such right, they will give written notice thereof to the Exchange Agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which Bonanza Creek and HighPoint may choose to make a public announcement of any extension, amendment or termination of any or all of the Exchange Offers and Consent Solicitations, Bonanza Creek and HighPoint will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release. The minimum period during which any of the Exchange Offers and Consent Solicitations will remain open following material changes in the terms of such Exchange Offer and Consent Solicitation or in the information concerning such Exchange Offer and Consent Solicitation will depend upon the facts and circumstances of such change, including the relative materiality of the changes. In accordance with Rule 14e-1 under the Exchange Act, if Bonanza Creek and HighPoint elect to change the consideration offered or the percentage of HighPoint Senior Notes sought (subject to a two percent de minimis exception), the applicable Exchange Offer and Consent Solicitation will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of HighPoint Senior Notes. If the terms of either or both of the Exchange Offers and Consent Solicitations are amended in a manner determined by Bonanza Creek and HighPoint to constitute a material change adversely affecting any holder of HighPoint Senior Notes, Bonanza Creek and HighPoint will promptly disclose any such amendment in a manner reasonably calculated to inform holders of HighPoint Senior Notes of such amendment, and Bonanza Creek and HighPoint will extend such Exchange Offer and Consent Solicitation for a time period that it deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of HighPoint Senior Notes, if such Exchange Offer and Consent Solicitation would otherwise expire during such time period. If Bonanza Creek makes certain changes affecting the Exchange Consideration, then previously tendered HighPoint Senior Notes may be validly withdrawn within five business days after the date that notice of such change or permitted withdrawal is first published or given or sent to holders of the HighPoint Senior Notes by Bonanza Creek. See “—Withdrawal of Tenders and Revocation of Consents.”
Subject to applicable law, Bonanza Creek reserves the absolute right to: (i) waive any defect or irregularity in any tender with respect to any particular HighPoint Senior Note or any particular holder; or (ii) permit a defect or irregularity to be corrected within such time as it may determine. Tenders shall not be deemed to have been received or accepted until all defects and irregularities have been cured or waived within such time as Bonanza Creek may determine in its sole discretion. None of Bonanza Creek, HighPoint, HighPoint OpCo or the Exchange Agent or any other person shall be under any duty to give notification of any defects or irregularities relating to tenders or incur any liability for failure to give such notification.
Settlement Date
The Settlement Date will be on the effective time of the merger, which is expected to occur promptly following the satisfaction or waiver of the closing conditions in the merger agreement and assuming that the conditions to the Exchange Offers are satisfied or, where permitted, waived, not later than on the third business day following the Expiration Deadline. Bonanza Creek will not be obligated to accept the HighPoint Senior Notes for exchange or deliver the Bonanza Creek common stock and Bonanza Creek Senior Notes unless the applicable Exchange Offer and Consent Solicitation is consummated.

Conditions to the Exchange Offers and Consent Solicitations
Notwithstanding any other provisions of the Exchange Offers and Consent Solicitations, or any extension of the Exchange Offers and Consent Solicitations, Bonanza Creek will not be required to accept any HighPoint Senior Notes or issue Bonanza Creek Senior Notes and Bonanza Creek common stock if any of the following conditions have not been satisfied or waived (pursuant to the terms of, and subject to the provisions set forth in, the merger agreement and the Transaction Support Agreement and subject to applicable law) prior to the Expiration Deadline:
(i)
not less than 97.5% of the aggregate outstanding principal amount outstanding of each series of the HighPoint Senior Notes being validly tendered in accordance with the terms of the Exchange Offers prior to the Expiration Deadline (the “Minimum Participation Condition”);

(ii)
the satisfaction or waiver of the conditions to the merger as described in the merger agreement providing for Bonanza Creek’s acquisition of HighPoint (the “Merger Condition”);

(iii)
the HighPoint Chapter 11 cases shall not have been filed;

(iv)
an involuntary insolvency event (as defined in the merger agreement) that is not dismissed within the time periods set forth in the merger agreement shall not have occurred;

(v)
the merger agreement shall not have been terminated;

(vi)
(x) the HighPoint Senior Notes Trustee shall have executed and delivered one or more of the applicable Supplemental Indentures relating to the Proposed Amendments and not objected in any respect to, or taken any action that could in Bonanza Creek’s reasonable judgment adversely affect the Consent Solicitations or HighPoint OpCo’s ability to effect the Proposed Amendments, nor shall such trustee have taken any action that challenges the validity or effectiveness of the procedures used to solicit Consents (including the form thereof), and (y) the Change of Control Amendments with respect to each series of HighPoint Senior Notes shall have become operative (the conditions set forth in items (i) through (vi), the “Exchange Conditions”);

(vii)
the HighPoint Senior Notes Trustee, with respect to the HighPoint Indentures, shall not have been directed by any holders of HighPoint Senior Notes to object in any respect to, or take any action that could, in Bonanza Creek’s reasonable judgment, adversely affect the consummation of the Exchange Offers or the exchange of HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock under the Exchange Offers or the ability to effect the Proposed Amendments, nor shall the HighPoint Senior Notes Trustee have taken any action that challenges the validity or effectiveness of the procedures used by Bonanza Creek in making the Exchange Offers or the exchange of HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock under the Exchange Offers;

(viii)
the registration statement of which this Prospectus forms a part has been declared effective by the SEC; and

(ix)
no action or event shall have occurred, been threatened, or may occur, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offers or the Consent Solicitations by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that challenges the making of the Exchange Offers, the exchange of the HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock under the Exchange Offers or the Consent Solicitations or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any manner, the Exchange Offers, the exchange of the HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock under the Exchange Offers or the Consent Solicitations (the conditions set forth in items (vii) through (ix), the “General Conditions”).

Notwithstanding any other provisions of the Exchange Offers and Consent Solicitations, or any extension of the Exchange Offers and Consent Solicitations, HighPoint will not be required to (i) enter into, or to cause HighPoint OpCo or the HighPoint Senior Notes Trustee to enter into, the Supplemental Indentures, until the Requisite Consents have been received; or (ii) pay the Change of Control Amendment Consent Fee until the Minimum Participation Condition (as such condition may be amended pursuant to the terms of, and subject to the provisions set forth in, the merger agreement and the Transaction Support Agreement) has been satisfied prior to the Expiration Deadline. The Proposed Amendments shall not become operative until, in the case of the Change of Control Amendment, the payment of the Change of Control Amendment Consent Fee upon satisfaction of the Minimum Participation Condition and, in the case of the Other Indenture Amendments, the satisfaction, amendment or waiver of the Exchange Conditions and the General Conditions and the closing of the Exchange Offers on the Settlement Date.
Bonanza Creek and HighPoint may, at any time prior to the Expiration Deadline, amend the Exchange Conditions with respect to one or both of the Exchange Offers pursuant to the terms of the merger agreement and the Transaction Support Agreement, and waive any of the General Conditions (except the condition that the registration statement of which this Prospectus forms a part has been declared effective by the SEC). Pursuant to the merger agreement, no term or condition of the Exchange Offers or Consent Solicitations may be amended or modified without the prior written consent of Bonanza Creek and HighPoint, which consent shall not be unreasonably withheld. Furthermore, pursuant to the Transaction Support Agreement, certain amendments or waivers to the terms or conditions of the Exchange Offers and the Consent Solicitations, including any amendment or waiver that decreases the amount or changes the form of consideration to be paid to holders of HighPoint Senior Notes, would require the consent of the Required HPR Consenting Noteholders (as defined in the Transaction Support Agreement). The Transaction Support Agreement also provides for consent by the HPR Consenting Shareholders (as defined therein) for certain waivers or amendments to the merger agreement, the Prospectus, the terms of the Bonanza Creek Senior Notes and certain other documents. Any such amendment, termination, modification, extension or waiver with respect to any and all of the Exchange Offers by Bonanza Creek and HighPoint will automatically amend, terminate, modify, extend or waive conditions precedent to the corresponding Consent Solicitation, as applicable. Bonanza Creek and HighPoint may amend the terms of any Exchange Offer without amending the terms of the other Exchange Offer.
Treatment of HighPoint Senior Notes Not Tendered in the Exchange Offers and Consent Solicitations
If you do not exchange your HighPoint Senior Notes in the Exchange Offers, and the Exchange Offers are successful, you will remain a creditor of HighPoint, and you will not become a creditor of Bonanza Creek. HighPoint OpCo, HighPoint and the other guarantors of the HighPoint Senior Notes will be wholly-owned subsidiaries of Bonanza Creek following the merger, but Bonanza Creek and its existing subsidiaries will not guarantee the HighPoint Senior Notes. Therefore, holders of HighPoint Senior Notes will have no recourse to Bonanza Creek or to its existing subsidiaries or their assets in the event of a default under the indentures governing the HighPoint Senior Notes. In addition, the Proposed Amendments will become operative on or before the Settlement Date and will eliminate the majority of the restrictive covenants and certain events of default in the HighPoint Indentures. The elimination or modification of the covenants and other provisions in the HighPoint Indentures as contemplated by the Proposed Amendments would, among other things, permit Bonanza Creek to take actions that could increase the credit risk associated with the HighPoint Senior Notes and might adversely affect the liquidity or market price of the HighPoint Senior Notes or otherwise be adverse to the interests of the holders of the HighPoint Senior Notes. When the merger is completed, the HighPoint common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act. Accordingly, HighPoint will not file periodic reports or information with the SEC or, if the Proposed Amendments to the HighPoint Indentures become operative, with the HighPoint Senior Notes Trustee or any holders of the HighPoint Senior Notes.
Thereafter, all such HighPoint Senior Notes will be subject to the terms included in the applicable Supplemental Indentures, which will be less restrictive and afford reduced protections to any remaining holders of HighPoint Senior Notes compared to those currently in place and those applicable to the Bonanza Creek Senior Notes.
Additionally, the trading market for any remaining HighPoint Senior Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading market of any remaining HighPoint Senior Notes more volatile. As of the date hereof, $350 million aggregate principal amount of the 2022 Notes and $275 million aggregate principal amount of the 2025 Notes are outstanding. If the Minimum Participation Condition is satisfied, no more than 2.5% of each series of HighPoint Senior Notes will remain outstanding, or a maximum of $8.750 million aggregate principal amount of the 2022 Notes and $6.875 million aggregate principal amount of the 2025 Notes. Consequently, the liquidity, market value and price of HighPoint Senior Notes that remain outstanding may be materially and adversely affected. Therefore, if your HighPoint Senior Notes are not tendered and accepted in an Exchange Offer, it may become more difficult for you to sell or transfer your unexchanged HighPoint Senior Notes.
Furthermore, if the Minimum Participation Condition is not satisfied, the Exchange Offers will not be completed and the merger cannot be consummated outside of bankruptcy. If the Exchange Offers are not successful and the Requisite Conditions to the Prepackaged Plan are satisfied, HighPoint intends to file the HighPoint Chapter 11 cases to consummate the merger and the exchange of HighPoint Senior Notes for the Exchange Consideration through the Prepackaged Plan, in which case all HighPoint Senior Notes would be canceled in exchange for Bonanza Creek common stock and the Bonanza Creek Senior Notes, as set forth in the Prepackaged Plan. However, even if the Prepackaged Plan is approved, the results of a HighPoint Chapter 11 filing cannot be predicted with certainty and holders of HighPoint Senior Notes may receive less consideration for their HighPoint Senior Notes than what Bonanza Creek is offering in the Exchange Offers. In addition, if the other conditions to the merger are not satisfied, including the Bonanza Creek Shareholder Consent and the HighPoint Shareholder Consent, the merger agreement may be terminated and HighPoint may be required to seek other means to restructure in or out of bankruptcy.
See “Risk Factors — Risks Relating to the Non-Exchanging Holders of the HighPoint Senior Notes.”
Effect of Tender
Any tender by a holder of HighPoint Senior Notes, and Bonanza Creek’s subsequent acceptance of that tender, of HighPoint Senior Notes will constitute a binding agreement between that holder and Bonanza Creek upon the terms and subject to the conditions of the Exchange Offers and Consent Solicitations described in this Prospectus. The participation in the Exchange Offers and Consent Solicitations by a tendering holder of HighPoint Senior Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered HighPoint Senior Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties and an automatic consent to the Proposed Amendments to the HighPoint Indentures, as described under “The Proposed Amendments” and delivery of the HighPoint Senior Notes Waivers.
Representations, Warranties and Covenants of Holders of HighPoint Senior Notes
By tendering HighPoint Senior Notes in accordance with the terms of and subject to the conditions set forth in this Prospectus, a holder of HighPoint Senior Notes, or the beneficial holder of HighPoint Senior Notes on behalf of which the holder has tendered, will, subject to the terms and conditions of the Exchange Offers and Consent Solicitations generally, be deemed, among other things, to:
•
irrevocably sell, assign and transfer to or upon Bonanza Creek’s order or the order of Bonanza Creek’s nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all HighPoint Senior Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against HighPoint or any fiduciary, trustee, fiscal agent or other person connected with the HighPoint Senior Notes arising under, from or in connection with those HighPoint Senior Notes;

•
consent to the adoption of the Proposed Amendments to the HighPoint Indentures, as described under “The Proposed Amendments”;

•
waive any and all rights with respect to the HighPoint Senior Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those HighPoint Senior Notes; and

•
release and discharge HighPoint and the trustee with respect to the HighPoint Indentures governing the HighPoint Senior Notes from any and all claims that the holder may have, now or in the future, arising out of or related to the HighPoint Senior Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the HighPoint Senior Notes tendered thereby, other than accrued and unpaid interest on the HighPoint Senior Notes or as otherwise expressly provided in this Prospectus, or to participate in any redemption or defeasance of the HighPoint Senior Notes tendered thereby.
In addition, each holder of HighPoint Senior Notes tendered in the Exchange Offers and Consent Solicitations upon submission of such tender will be deemed to represent, warrant and agree that:
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it has received and reviewed this Prospectus;

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it is the beneficial owner (as defined herein) of, or a duly authorized representative of one or more beneficial owners of, the HighPoint Senior Notes tendered thereby, and it has full power and authority to tender such HighPoint Senior Notes;

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the HighPoint Senior Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and Bonanza Creek will acquire good, indefeasible and unencumbered title to those HighPoint Senior Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when Bonanza Creek accepts the same;

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it will not sell, pledge, hypothecate or otherwise encumber or transfer HighPoint Senior Notes tendered thereby from the date of such tender, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

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it acknowledges that none of Bonanza Creek, HighPoint, HighPoint OpCo, the trustee with respect to the HighPoint Senior Notes or Bonanza Creek Senior Notes, as applicable, the Exchange Agent, the Information Agent, the HPR Consenting Noteholders or any of their respective affiliates, has made any recommendation or given any advice, legal, financial or otherwise, in connection with the Exchange Offers or Consent Solicitations or given any assurance, guarantee or representation as to projected success, profitability, return, performance, result, effect, consequence or benefit of the Exchange Offers and Consent Solicitations and it represents that is has made its own decision with regard to the Exchange Offers and Consent Solicitations;

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the tender of HighPoint Senior Notes shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this Prospectus;

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the tender of HighPoint Senior Notes shall, subject to the terms and conditions of the Exchange Offers and Consent Solicitations, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the HighPoint Senior Notes tendered thereby in favor of Bonanza Creek or any other person or persons as Bonanza Creek may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of HighPoint Senior Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the applicable Exchange Offer and Consent Solicitation, and to vest in Bonanza Creek or its nominees those HighPoint Senior Notes; and

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either (a) such holder is not (i) an “employee benefit plan” that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan to which Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), applies, (iii) an entity or account the underlying assets of which are considered to include “plan assets” of such employee benefit plan or plan, (iv) a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) that has not made an election under Section 401(d) of the Code, or a non-U.S. plan or (b) such holder’s acquisition and holding of the Bonanza Creek Senior Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Law”).

The representations, warranties and agreements of a holder tendering HighPoint Senior Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Deadline and the Settlement Date. For purposes of this Prospectus, the “beneficial owner” of any HighPoint Senior Notes means any holder that exercises investment discretion with respect to those HighPoint Senior Notes.
Appraisal Rights and Dissenters’ Rights
Holders of the HighPoint Senior Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers and Consent Solicitations.
Acceptance of HighPoint Senior Notes for Exchange and Delivery of Bonanza Creek Senior Notes and Bonanza Creek Common Stock
On the Settlement Date, the Bonanza Creek Senior Notes and the Bonanza Creek common stock to be issued in exchange for the Bonanza Creek Senior Notes tendered and accepted in the Exchange Offers and Consent Solicitations, will be delivered in book-entry form.
Bonanza Creek will be deemed to accept HighPoint Senior Notes that have been validly tendered by holders of HighPoint Senior Notes as provided in this Prospectus when, and if, Bonanza Creek gives oral or written notice of acceptance to the Exchange Agent. Following receipt of that notice by the Exchange Agent and subject to the terms and conditions of the Exchange Offers and Consent Solicitations, delivery of the Bonanza Creek Senior Notes and the Bonanza Creek common stock will be made by the Exchange Agent on the Settlement Date. The Exchange Agent will act as agent for tendering holders of HighPoint Senior Notes for the purpose of receiving HighPoint Senior Notes and transmitting Bonanza Creek Senior Notes and Bonanza Creek common stock as of the Settlement Date. If any tendered HighPoint Senior Notes are not accepted for any reason described in the terms and conditions of the Exchange Offers and Consent Solicitations, such unaccepted HighPoint Senior Notes will be returned without expense to the tendering holders promptly after the expiration or termination of the Exchange Offers and Consent Solicitations, and no consent to the Proposed Amendments will be deemed to be given with respect to such unaccepted HighPoint Senior Notes; provided, however, that if the Minimum Participation Condition has been satisfied and HighPoint has paid the Change of Control Amendment Consent Fee, the Change of Control Amendment will remain operative with respect to the related HighPoint Senior Notes.
If, for any reason, acceptance for exchange of tendered HighPoint Senior Notes, or issuance of Bonanza Creek Senior Notes and Bonanza Creek common stock in exchange for validly tendered HighPoint Senior Notes, pursuant to the applicable Exchange Offer is delayed, or Bonanza Creek is unable to accept tendered HighPoint Senior Notes for exchange or to issue Bonanza Creek Senior Notes and Bonanza Creek common stock in exchange for validly tendered HighPoint Senior Notes pursuant to the Exchange Offers, then the Exchange Agent may, nevertheless, on behalf of Bonanza Creek, retain the tendered HighPoint Senior Notes, without prejudice to the rights of Bonanza Creek described under “— Expiration Deadline; Extensions; Amendments; Termination” and “— Conditions to the Exchange Offers and Consent Solicitations” above and “— Withdrawal of Tenders and Revocation of Consents” below, but subject to Rule 14e-1 under the Exchange Act, which requires that Bonanza Creek pay the consideration offered or return the HighPoint Senior Notes tendered promptly after the termination or withdrawal of any Exchange Offer, and the tendered HighPoint Senior Notes may not be withdrawn unless Bonanza Creek grants withdrawal rights in connection with an amendment to certain terms of the Exchange Offers. See “— Withdrawal of Tenders and Revocation of Consents.”
Under no circumstances will any interest be payable because of any delay by the Exchange Agent or DTC in the transmission of Bonanza Creek Senior Notes and Bonanza Creek common stock to the holders of accepted HighPoint Senior Notes or otherwise.
Procedures for Tendering
If you wish to participate in the Exchange Offers and Consent Solicitations and your HighPoint Senior Notes are held by a custodial entity such as a commercial bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your HighPoint Senior Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee well in advance of the Expiration Deadline, and in any event, no less than five business days prior to the Expiration Deadline, as applicable, in order to allow adequate processing time for their instruction.
To participate in the Exchange Offers and Consent Solicitations, you must arrange to comply with the ATOP procedures for book-entry transfer described below prior to the Expiration Deadline. Tendering HighPoint Senior Notes through ATOP does not constitute a vote on the Prepackaged Plan. Holders of HighPoint Senior Notes must submit a Beneficial Ballot, or if a nominee, a Master Ballot (as applicable), so that it is actually received by the Voting Agent prior to the Voting Deadline in order for such vote to be counted. Please see “Procedures for Voting on the Prepackaged Plan.”
The Exchange Agent and DTC have confirmed that the Exchange Offers and Consent Solicitations are eligible for ATOP processing with respect to book-entry notes held through DTC. An agent’s message must be transmitted to and received by the Exchange Agent prior to the Expiration Deadline. HighPoint Senior Notes will not be deemed to have been tendered until the agent’s message is received by the Exchange Agent. There are not any guaranteed delivery procedures applicable to the Exchange Offers and Consent Solicitations under the terms of this Prospectus or other materials provided herewith.
The method of delivery of HighPoint Senior Notes and all other required documents to the Exchange Agent is at the election and risk of the holders of HighPoint Senior Notes. For documents, holders of HighPoint Senior Notes should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent prior to the Expiration Deadline. Do not send HighPoint Senior Notes to anyone other than the Exchange Agent via an agent’s message.
Bonanza Creek common stock and Bonanza Creek Senior Notes to be issued in exchange for the HighPoint Senior Notes tendered and accepted in the Exchange Offers will be so issued only after timely receipt by the Exchange Agent of: (i) certificates for all physically delivered HighPoint Senior Notes in proper form for transfer, or timely confirmation of book-entry transfer of such HighPoint Senior Notes for such purposes; (ii) a properly completed and duly executed letter of transmittal in the form provided on behalf of Bonanza Creek or the surviving company or a duly transmitted “agent’s message” under DTC procedures, as the case may be, for such purpose; (iii) a duly executed form of the Consents and HighPoint Senior Notes Waiver or a duly transmitted “agent’s message” under DTC procedures; and (iv) in the case of any other physically delivered HighPoint Senior Notes, any other documents required by the letter of transmittal.
All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered HighPoint Senior Notes will be determined by Bonanza Creek in its absolute discretion, which determination will be final and binding. Bonanza Creek reserves the absolute right to reject any and all tendered HighPoint Senior Notes determined by Bonanza Creek not to be in proper form or not to be tendered properly or any tendered HighPoint Senior Notes Bonanza Creek’s acceptance of which would, in the opinion of Bonanza Creek’s counsel, be unlawful. Bonanza Creek also reserves the right to waive, in its absolute discretion, any defects, irregularities or conditions of tender as to particular HighPoint Senior Notes, whether or not waived in the case of other HighPoint Senior Notes. Bonanza Creek’s interpretation of the terms and conditions of the Exchange Offers and Consent Solicitations will be final and binding on all parties.
Unless waived, any defects or irregularities in connection with tenders of HighPoint Senior Notes must be cured within the time Bonanza Creek determines. Although Bonanza Creek intends to notify holders of defects or irregularities with respect to tenders of HighPoint Senior Notes, none of Bonanza Creek, HighPoint, HighPoint OpCo, the Exchange Agent, the Information Agent, the HPR Consenting Noteholders or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of HighPoint Senior Notes and consent to the Proposed Amendments with respect to such HighPoint Senior Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.
Withdrawal of Tenders and Revocation of Consents
Holders of HighPoint Senior Notes who tender HighPoint Senior Notes in the Exchange Offers will not have withdrawal rights except in the limited circumstances described below. If Bonanza Creek (i) changes the aggregate Stock Consideration or the aggregate Notes Consideration, (ii) changes the formula for determining the proration of Exchange Consideration with respect to each $1,000 principal amount of HighPoint Senior Notes tendered, (iii) reduces the Minimum Participation Condition, or (iv) reduces the principal amount of HighPoint Senior Notes subject to the Exchange Offer, then previously tendered HighPoint Senior Notes may be validly withdrawn within five business days after the date that notice of such change or permitted withdrawal is first published or given or sent to holders of the HighPoint Senior Notes by Bonanza Creek. Consents delivered in the Consent Solicitation will be irrevocable.
Solely in the event where withdrawal rights are provided in the limited circumstances described above, for such a withdrawal of a tender to be effective, a tendering holder may withdraw its acceptance through ATOP. Validly withdrawn HighPoint Senior Notes may be re-tendered by again following the procedures described in “— Procedures for Tendering” above prior to the Expiration Deadline.”
Exchange Agent; Information Agent
Epiq has been appointed as the Exchange Agent and the Information Agent for the Exchange Offers and Consent Solicitations. All correspondence in connection with the Exchange Offers and Consent Solicitations should be sent or delivered by each holder of HighPoint Senior Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address listed on the back cover page of this Prospectus. Questions concerning tender procedures and requests for additional copies of this Prospectus should be directed to the Information Agent at the address and telephone numbers listed on the back cover page of this Prospectus. Holders of HighPoint Senior Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offers and Consent Solicitations. HighPoint and Bonanza Creek will pay the Exchange Agent and the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.
Other Fees and Expenses
Bonanza Creek will bear the expenses of soliciting tenders of the HighPoint Senior Notes. Solicitations of holders of HighPoint Senior Notes may be made by mail, e-mail, facsimile transmission, telephone or in person by any Information Agent, Exchange Agent as well as by Bonanza Creek and HighPoint officers and other employees and those of Bonanza Creek and HighPoint affiliates. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges and Consents.
Tendering holders of HighPoint Senior Notes accepted in the Exchange Offers and Consent Solicitations will not be obligated to pay brokerage commissions or fees to Bonanza Creek, HighPoint, HighPoint OpCo, the Exchange Agent or the Information Agent or, except as set forth below, to pay transfer taxes with respect to the exchange of their HighPoint Senior Notes. If, however, a tendering holder of HighPoint Senior Notes handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder of HighPoint Senior Notes may be required to pay brokerage fees or commissions.
Transfer Taxes
You will not be obligated to pay any transfer taxes in connection with the tender of HighPoint Senior Notes in the Exchange Offers and Consent Solicitations unless you instruct Bonanza Creek to cause Bonanza Creek to issue Bonanza Creek Senior Notes or Bonanza Creek common stock, or request that HighPoint Senior Notes not tendered or accepted in the Exchange Offers and Consent Solicitations be returned, to a person other than the tendering holder of HighPoint Senior Notes. In those cases, you will be responsible for the payment of any applicable transfer taxes.
Recommendation
NONE OF BONANZA CREEK, HIGHPOINT, HIGHPOINT OPCO, THE TRUSTEE WITH RESPECT TO THE HIGHPOINT SENIOR NOTES OR BONANZA CREEK SENIOR NOTES, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE HPR CONSENTING NOTEHOLDERS OR ANY AFFILIATE OF ANY OF THEM, MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS OF THE HIGHPOINT SENIOR NOTES SHOULD EXCHANGE THEIR HIGHPOINT

SENIOR NOTES FOR BONANZA CREEK SENIOR NOTES AND BONANZA CREEK COMMON STOCK IN RESPONSE TO THE EXCHANGE OFFERS AND CONSENT TO THE PROPOSED AMENDMENTS TO THE HIGHPOINT INDENTURES IN RESPONSE TO THE CONSENT SOLICITATIONS.
Registration Rights of Franklin
In connection with the execution of the merger agreement, Bonanza Creek agreed upon the Form of the Registration Rights Agreement with Franklin pursuant to which, among other things and subject to certain restrictions, upon Franklin’s request, Bonanza Creek will be required to file with the SEC a registration statement on Form S-3 registering for resale the shares of the Bonanza Creek common stock issued to Franklin upon consummation of the merger and to conduct certain underwritten offerings. The Registration Rights Agreement will also provide Franklin with customary piggyback registration rights.
Additionally, pursuant to the Registration Rights Agreement, Franklin will agree to certain restrictions on sales of Bonanza Creek common stock, beginning at the effective time of the merger and lasting until the earlier of (i) the second anniversary of the effective time of the merger and (ii) the last day of the fiscal quarter in which Franklin owns less than 10% of the outstanding Bonanza Creek common stock. During this time, unless Franklin has received the prior written consent of Bonanza Creek, its monthly sales of Bonanza Creek common stock will be limited to (a) from the effective time until the seventh month anniversary of the effective time, 1% of the outstanding Bonanza Creek common stock, (b) beginning on the seven month anniversary of the effective time until the one year anniversary of the effective time, 1.5% of the outstanding Bonanza Creek common stock, and (c) for the second year following the effective time, 2% of the outstanding Bonanza Creek common stock.
The Registration Rights Agreement will be executed, delivered and become effective at the effective time of the merger and will not become effective if the merger agreement is terminated prior to the consummation of the transactions contemplated thereby. The Form of Registration Rights Agreement is attached to this Prospectus as Annex B.

THE PROPOSED AMENDMENTS
The following is a summary of the Proposed Amendments (as defined below). The Bonanza Creek Senior Notes to be issued in the Exchange Offers will be governed by an indenture to be entered into on the Settlement Date (the “Bonanza Creek Indenture”) by and among Bonanza Creek, the Bonanza Creek Senior Notes Trustee and the guarantors party thereto. The 2022 Notes were issued pursuant to the base indenture dated July 8, 2009, by and among HighPoint OpCo, Deutsche Bank Trust Company Americas, as trustee (the “HighPoint Senior Notes Trustee”), and the subsidiary guarantors party thereto (the “HighPoint Base Indenture”), as supplemented by the fourth supplemental indenture thereto, dated March 12, 2012 (the “2022 Notes Base Indenture” and the 2022 Notes Base Indenture, as amended and supplemented to the date hereof, together with the HighPoint Base Indenture, the “2022 Notes Indenture”). The 2025 Notes were issued pursuant to the indenture, dated April 28, 2017, by and among HighPoint OpCo, the HighPoint Senior Notes Trustee, and the subsidiary guarantors party thereto (as amended and supplemented to the date hereof, the “2025 Notes Indenture,” collectively with the 2022 Notes Indenture, the “HighPoint Indentures”).
HighPoint is soliciting, on behalf of HighPoint OpCo, the Consents of holders of the HighPoint Senior Notes, upon the terms and subject to the conditions set forth in this Prospectus, to (i) make such amendments to the definition of “Change of Control” and other related provisions in the indentures as are required to expressly exclude the merger and the other transactions contemplated by the merger agreement from such definitions and related provisions (the “Change of Control Amendment”), and (ii) eliminate the majority of the restrictive covenants and certain events of default (the “Other Indenture Amendments,” and together with the Change of Control Amendment the “Proposed Amendments”). The descriptions of the amendments to the HighPoint Indentures set forth below do not purport to be complete. Effectiveness of the Proposed Amendments is subject, in the case of the Change of Control Amendment, to the satisfaction of the Minimum Participation Condition and, in the case of the Other Indenture Amendments, to the satisfaction, amendment or waiver of the Exchange Conditions and the General Conditions and the closing of the Exchange Offers on the Settlement Date. Upon receipt of the consent of the holders of a majority of the aggregate principal amount of a series of HighPoint Senior Notes outstanding, HighPoint OpCo will enter into supplemental indentures (each, a “Supplemental Indenture” and together, the “Supplemental Indentures”) to implement the Proposed Amendments with respect to such series of HighPoint Senior Notes, which are attached hereto as Annex C, D, E and F, respectively.
The Change of Control Amendment would make the following amendments to the 2022 Notes Indenture and the 2025 Notes Indenture:
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amend the definition of “Change of Control” to specifically exclude the transactions from such definition; and

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make such amendments to other related provisions as are required to expressly exclude the transactions from the application of Section 4.13 (“Change of Control”).

The Other Indenture Amendments would delete in their entirety the following covenants from the 2022 Notes Indenture and the 2025 Notes Indenture:
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Section 4.03 (“Reports to Holders”)

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Section 4.04 (“Existence”)

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Section 4.06 (“Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”)

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Section 4.07 (“Limitation on Restricted Payments”)

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Section 4.08 (“Limitation on Asset Sales”)

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Section 4.09 (“Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”)

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Section 4.10 (“Limitation on Liens”)

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Section 4.11 (“Limitation on Transactions with Affiliates”)

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Section 4.12 (“Limitations on Restricted and Unrestricted Subsidiaries”)

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Section 4.13 (“Change of Control”)

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Section 4.14 (“Additional Subsidiary Guarantors”)

The Proposed Amendments would also make certain conforming and other changes to the 2022 Notes Indenture and the 2025 Notes Indenture, including modification or deletion of certain definitions and cross references and certain changes to the definition of “Events of Default” to give effect to the deletion of the covenants described above. Specifically, the HighPoint Indentures would be amended to eliminate (1) any events of default which relate to (a) with respect to a series of the HighPoint Senior Notes, the non-payment or acceleration of indebtedness other than such series of HighPoint Senior Notes, (b) the failure to discharge judgments for the payment of money, or (c) the bankruptcy or insolvency of subsidiaries of HighPoint OpCo, and (2) any provisions which condition mergers or consolidations on compliance with any financial criteria.
The Proposed Amendments constitute a single proposal and a consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.
By consenting to the Proposed Amendments to the HighPoint Indentures governing the applicable HighPoint Senior Notes, you will be deemed to have consented to the HighPoint Senior Notes Waivers, which waive any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the Supplemental Indentures effecting the Proposed Amendments).

DESCRIPTION OF THE DIFFERENCES BETWEEN
THE HIGHPOINT SENIOR NOTES AND THE BONANZA CREEK SENIOR NOTES
The following is a summary comparison of the material terms of the Bonanza Creek Senior Notes and the HighPoint Senior Notes that differ. The Bonanza Creek Senior Notes to be issued in the Exchange Offers will be governed by the Bonanza Creek Indenture. The 2022 Notes were issued pursuant to 2022 Notes Indenture. The 2025 Notes were issued pursuant to the 2025 Notes Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the Bonanza Creek Indenture and the HighPoint Indentures, as applicable. Forms of those indentures are filed as exhibits to the registration statement of which this Prospectus forms a part and are also available from the Information Agent upon request.
Other terms used in the comparison of the Bonanza Creek Senior Notes and the HighPoint Senior Notes below and not otherwise defined in this Prospectus have the meanings given to those terms in the Bonanza Creek Indenture or the HighPoint Indentures, as applicable. Article and section references in the descriptions of the notes below refer to the indenture under which the applicable notes were or will be issued.
The description of the HighPoint Senior Notes reflects the HighPoint Senior Notes as currently constituted and does not reflect any changes to the covenants and other terms of the HighPoint Senior Notes or the HighPoint Indentures that may be effected following the Consent Solicitations as described under “The Proposed Amendments.” The summary of the HighPoint Senior Notes reflects a summary of the 2025 Notes Indenture with any material differences in the earlier 2022 Notes Indenture noted.
	HighPoint Senior Notes	Bonanza Creek Senior Notes
Principal Amount	2025 Notes – $275,000,000 aggregate principal amount outstanding 2022 Notes – $350,000,000 aggregate principal amount outstanding	Up to $100 million aggregate principal amount of Bonanza Creek Senior Notes to be distributed pro rata among all holders of HighPoint Senior Notes accepted in the Exchange Offers; the aggregate principal amount of the Bonanza Creek Senior Notes will equal $100 million minus the outstanding aggregate principal amount of the HighPoint Senior Notes that are not tendered in the Exchange Offers.
Maturity	2025 Notes – June 15, 2025 2022 Notes – October 15, 2022	April 30, 2026
Interest Rate	2025 Notes – 8.75% 2022 Notes – 7.0%	7.5%
Interest Payment Dates	2025 Notes – June 15 and December 15 2022 Notes – April 15 and October 15	April 30 and October 31
Optional Redemption
Section 3.01 of the 2025 Notes Indenture
The 2025 Notes Indenture provides that HighPoint OpCo may redeem the 2025 Notes, in whole or in part, at any time on or after June 15, 2020 at the redemption prices described in the 2025 Notes Indenture, plus accrued and unpaid interest, if any.
Section 3.01 of the 2022 Notes Indenture:
The 2022 Notes Indenture provides that HighPoint OpCo may redeem the 2022 Notes, in whole or in part, at any time on or after October 15, 2017 at the redemption prices described in the 2022 Notes Indenture, plus accrued and unpaid interest, if any.

Section 3.01 of the Bonanza Creek Indenture
The Bonanza Creek Indenture will provide that Bonanza Creek may redeem the Bonanza Creek Senior Notes in whole or in part, prior to April 30, 2022 at a redemption price equal to 107.50% of the aggregate principal amount of the Bonanza Creek Senior Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption.
The Bonanza Creek Senior Notes will be redeemable at par at any time on or after April 30, 2022.

	HighPoint Senior Notes	Bonanza Creek Senior Notes
Reports to Holders
Section 4.03 of the 2025 Notes Indenture
The 2025 Notes Indenture requires HighPoint OpCo to file quarterly, annual and current reports as required by the SEC, including separate financial information for Restricted Subsidiaries and Unrestricted Subsidiaries.
In the event that any direct or indirect parent company of HighPoint OpCo becomes a guarantor of 2025 Notes, HighPoint OpCo may satisfy its obligations under this covenant by furnishing financial information relating to such parent, subject to certain conditions.

Section 4.03 of the Bonanza Creek Indenture
The Bonanza Creek Indenture will require the same information to be filed with the SEC, except that the Bonanza Creek Indenture will not require that separate financial information be provided for Restricted Subsidiaries and Unrestricted Subsidiaries.

Covenant Suspension
Section 4.05 of the 2025 Notes Indenture
During any period of time that (a) the 2025 Notes have an Investment Grade Rating and (b) no Event of Default has
occurred and is continuing under the 2025 Notes Indenture, HighPoint OpCo and its Restricted Subsidiaries will not be subject to the provisions of the 2025 Notes Indenture described below:
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“— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

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“— Limitation on Restricted Payments”;

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“— Limitation on Asset Sales”;

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“— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

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Clauses (2) and (3) of “When Company May Merge or Transfer Assets”;

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Clause (3) of “When Subsidiary of Guarantor May Merge or Consolidate”;

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“— Limitation on Transactions with Affiliates”; and

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“— Additional Subsidiary Guarantors.”

Section 4.05 of the Bonanza Creek Indenture
The Bonanza Creek Indenture will contain Covenant Suspension provisions in substantially the same form as those in the 2025 Notes Indenture except that Clause (3) of “When Subsidiary of Guarantor May Merge or Consolidate” will not be suspended.

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock
Section 4.06 of the 2025 Notes Indenture
Other than Permitted Indebtedness, HighPoint OpCo will not, and will not cause or permit any of its Restricted Subsidiaries to, incur any Indebtedness (including, without limitation, Acquired Indebtedness) and HighPoint OpCo will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or issuance of Preferred Stock, then HighPoint OpCo and the Restricted Subsidiaries may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock, in each case, if on the date of such incurrence after giving pro forma effect to the

Section 4.06 of the Bonanza Creek Indenture
Except as described below, the Bonanza Creek Indenture will contain provisions regarding the Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock covenant in substantially the same form as those in the 2025 Notes Indenture.
The following clauses of the definition of “Permitted Indebtedness” differ from the 2025 Notes Indentures:
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The Credit Facility basket will be modified to permit the incurrence of Indebtedness under a Credit Facility not to exceed the greater of (i) $550.0 million and (ii) the Borrowing Base as in effect as of the date of such incurrence; provided, that any Indebtedness incurred

HighPoint Senior Notes	Bonanza Creek Senior Notes

incurrence thereof and the receipt and application of the proceeds therefrom, HighPoint OpCo’s Consolidated EBITDAX Coverage Ratio would have been greater than 2.25 to 1.0.
The definition of “Permitted Indebtedness” includes:
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Indebtedness and Preferred Stock outstanding on the Issue Date;

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Indebtedness of HighPoint OpCo or any Restricted Subsidiary incurred pursuant to the Credit Facilities; provided, however, that immediately after giving effect to the incurrence of Indebtedness under the Credit Facilities, the aggregate principal amount of all Indebtedness incurred under this clause and then outstanding does not exceed the greater of (i) $450.0 million and (ii) the Borrowing Base under the Senior Credit Facility as in effect as of the date of such incurrence; provided, that any Indebtedness incurred under this clause must be secured on a basis that is or would be pari passu with the Senior Credit Facility as in effect on the date of the 2025 Notes Indentures;

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Indebtedness of a Restricted Subsidiary to, or Preferred Stock of a Restricted Subsidiary held by, HighPoint OpCo or to a Restricted Subsidiary for so long as such Indebtedness or Preferred Stock is held by HighPoint OpCo or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than HighPoint OpCo or a Restricted Subsidiary;

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Indebtedness of HighPoint OpCo to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of HighPoint OpCo to any Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and (ii) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness so held by a Person other than HighPoint OpCo not constituting Permitted Indebtedness under this clause by HighPoint OpCo;

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Refinancing Indebtedness issued to Refinance certain Permitted Indebtedness;

•
Capitalized Lease Obligations and Purchase Money Indebtedness of HighPoint OpCo or any of its Restricted Subsidiaries incurred after the Issue Date at any one time outstanding not to exceed the greater of (a) 2.0% of Adjusted Consolidated Net under the Credit Facility basket must be secured on a basis that is or would be pari passu with the Senior Credit Facility as in effect on the date of the Indenture;
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The basket sizes in the Capitalized Lease Obligations, guarantee of Indebtedness of joint ventures and general incurrence clauses will be increased to reflect the size of Bonanza Creek after the merger with HighPoint.

The definition of “Credit Facility” will be revised as follows:
•
“Credit Facility” means, one or more debt facilities or other financing arrangements (including, without limitation, the Senior Credit Facility), commercial paper facilities, letters of credit facilities, bankers’ acceptances or indentures), in each case with banks or other institutional lenders that engage in making bank loans or similar extensions of credit in the ordinary course, providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other borrowings, in each case, as amended, restated, modified, renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time.

HighPoint Senior Notes	Bonanza Creek Senior Notes

Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $50.0 million;
•
Permitted Acquisition Indebtedness;

•
Indebtedness of HighPoint OpCo or any Restricted Subsidiary arising from guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of (a) $20.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof;

•
additional Indebtedness of HighPoint OpCo or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding not to exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence or issuance and the application of proceeds thereof; and (b) $75.0 million;

•
and certain other customary carve outs.

In the 2025 Notes Indenture “Credit Facility” means, “with respect to HighPoint OpCo or any Restricted Subsidiary, one or more debt facilities (or other financing arrangement (including, without limitation, the Senior Credit Facility, commercial paper facilities, letters of credit facilities, bankers’ acceptances or indentures), in each case with banks or other institutional lenders that engage in making bank loans or similar extensions of credit in the ordinary course, providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other borrowings, in each case, as amended, restated, modified, renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time; provided that any Credit Facility includes assignment provisions substantially similar to the assignment provisions contained in the Senior Credit Facility as in effect on the date of the 2025 Notes Indenture.”
Material Differences between the 2025 Notes Indenture and the 2022 Notes Indenture:
The definition of “Credit Facility” in the 2022 Notes Indenture is broader than the definition in the 2025 Notes Indenture.
In the 2022 Notes Indenture “Credit Facility” means, “with respect to HighPoint OpCo or any Restricted Subsidiary, one or more debt facilities (including the Senior Credit Facility)

	HighPoint Senior Notes	Bonanza Creek Senior Notes

or debt issuances or letters of credit or any successor or replacement agreement, in each case, as amended, restated, modified, renewed or refinanced in whole or in part from time to time.”
In the 2022 Notes Indenture, the Credit Facility basket in the definition of “Permitted Indebtedness” is limited to the greater of (i) $1,000.0 million and (ii) an amount equal to the sum of (A) $400.0 million plus (B) 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness. The Credit Facility basket in the 2022 Notes Indenture is not limited to Indebtedness that is secured on a basis pari passu with the Senior Credit Facility.

Limitation on Restricted Payments
Section 4.07 of the 2025 Notes Indenture
HighPoint OpCo will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)
declare or pay any dividend or make any distribution (other than dividends amongst HighPoint OpCo and its Restricted Subsidiaries paid in Qualified Capital Stock) on or in respect of shares of the Capital Stock of HighPoint Senior Notes or any Restricted Subsidiary to holders of such Capital Stock;

(2)
purchase, redeem or otherwise acquire or retire for value any Capital Stock of HighPoint OpCo or any Restricted Subsidiary (including transactions with similar effect), subject to certain exceptions;

(3)
make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of HighPoint OpCo or a Subsidiary Guarantor that is subordinate or junior in right of payment to the 2025 Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be (other than a purchase, repurchase or other acquisition of any such subordinated or junior Indebtedness that is so purchased, repurchased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within 120 days of the date of such purchase, repurchase or other acquisition); or

(4)
make any Investment (other than a Permitted Investment) in any other Person;

Section 4.07 of the Bonanza Creek Indenture
The restriction on payments made pursuant to subsection (3) of the Limitation on Restricted Payments covenant applies to a time period of one year in the Bonanza Creek Indenture as opposed to the time period of 120 days in the 2025 Notes Indenture.
The term Measurement Date in the 2025 Notes Indenture is replaced with the term Issue Date in the Bonanza Creek Indenture, which will be the date of original issuance of the Bonanza Creek Senior Notes.
A starter basket equal to $250 million will be added in the Bonanza Creek Senior Notes.
“Fair Market Value” will not be required to be determined by the Board of Directors under the Bonanza Creek Indenture
Certain permitted payment basket sizes increased in the Bonanza Creek Indenture to reflect the size of Bonanza Creek following its merger with HighPoint.

	HighPoint Senior Notes	Bonanza Creek Senior Notes

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”;
provided, however, that no Permitted Investment shall be deemed to be a Restricted Payment), if at the time of such
Restricted Payment or immediately after giving effect thereto:
(i)
a Default or an Event of Default shall have occurred and be continuing;

(ii)
HighPoint OpCo is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with HighPoint OpCo’s

Limitations on Asset Sales
Section 4.08 of the 2025 Notes Indenture
Any Asset Sales by HighPoint OpCo and any of its Restricted Subsidiaries must comply with certain conditions including the following:
•
HighPoint OpCo or Restricted Subsidiary must receive Fair Market Value for the assets;

•
Either (a) 75% of the consideration must be in the form of cash or Cash Equivalents or (b) the Fair Market Value of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 15% of the Adjusted Consolidated Net Tangible Assets of HighPoint OpCo at the time such determination is made; and

•
the Net Cash Proceeds relating to such Asset Sale shall be used within 360 days after the Asset Sale to (i) repay certain Indebtedness, (ii) invest in Replacement Assets, (iii) invest in properties that will be used in the Crude Oil and Natural Gas Business or to make a Permitted Industry Investment, (iv) invest in Capital Stock of Subsidiaries under certain circumstances or (v) any combination of the foregoing clauses (i) through (iv).

Subject to certain exceptions, any Asset Sale proceeds that are not invested as set forth above must be applied by HighPoint OpCo or such Restricted Subsidiary to make an offer to purchase outstanding 2025 Notes and any Pari Passu Indebtedness (to the extent required by the terms of such Indebtedness) at a price equal to 100% of the principal amount of such Indebtedness.
The Asset Sale provisions cannot be amended or waived without consent of all holders of the 2025 Notes after an Asset Sale has occurred.

Section 4.08 of the Bonanza Creek Indenture
The Asset Sale covenant in the Bonanza Creek Indenture is substantially similar to the 2025 Indenture, but will be less restrictive in certain ways, including the following:
•
determination of the Fair Market Value of the Asset Sale will not need to be made by the Board of Directors;

•
Asset Sale proceeds may be used to repay any Pari Passu Indebtedness;

•
items deemed cash or Cash Equivalents expanded, including the obligation of any purchaser or transferee of oil and gas properties in which Bonanza Creek or a Restricted Subsidiary retains an interest, or their Affiliates, to fund all or a portion of the costs and expenses of exploring or developing such properties; and

•
permits the amendment or waiver of the Asset Sale provisions by a majority of holders even after an Asset Sale has occurred.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	Section 4.09 of the 2025 Notes Indenture HighPoint OpCo will not, and will not cause or permit any of its Restricted Subsidiaries to,	Section 4.09 of the Bonanza Creek Indenture The Bonanza Creek Indenture will additionally allow encumbrances and restrictions existing

	HighPoint Senior Notes	Bonanza Creek Senior Notes

directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make other distributions on Capital Stock; (ii) make loans or advances, or to pay any Indebtedness or other obligation owed, to HighPoint OpCo or any other Restricted Subsidiary (iii) guarantee any Indebtedness or any other obligation of HighPoint OpCo or any Restricted Subsidiary; or (iv) transfer any of its property or assets to HighPoint OpCo or any other Restricted Subsidiary, subject to customary exceptions, including restrictions and encumbrances existing under or by reason of:
•
the Senior Credit Facility

•
Pari Passu Indebtedness

•
Contracts entered in the ordinary course of business that do not individually or in the aggregate, detract from the ability of HighPoint OpCo and its Restricted Subsidiaries to realize the value of any of their material property or assets.

under or by reason of:
•
any encumbrance or restriction contained in the terms of any Indebtedness permitted to be incurred pursuant to the “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant if (x) either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) any such encumbrance or restriction will not affect Bonanza Creek’s ability to make principal or interest payments on the Bonanza Creek Senior Notes, as determined in good faith by Bonanza Creek, and (y) the encumbrance or restriction is not materially more restrictive, taken as a whole, than the provisions contained in the Senior Credit Facility or the Indenture; and

•
any Permitted Investment

Limitation on Liens
Section 4.10 of the 2025 Notes Indenture
HighPoint OpCo will not, and will not cause or permit any of its Restricted Subsidiaries to, incur any Liens of any kind, which Liens secure Indebtedness, against or upon any property or assets of HighPoint OpCo or any of its Restricted Subsidiaries, other than Permitted Liens, unless: (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the 2025 Notes or any Subsidiary Guarantee, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the 2025 Notes are senior in priority to such Indebtedness; and (2) in all other cases, the 2025 Notes and the Subsidiary Guarantees are equally and ratably secured with the Indebtedness so secured for so long as such Indebtedness is so secured.
“Permitted Liens” include:
•
Liens existing on the Issue Date;

•
Liens securing Indebtedness under Credit Facilities;

•
Liens of HighPoint OpCo or a Subsidiary Guarantor on assets of any Restricted Subsidiary;

•
Liens securing certain Refinancing Indebtedness;

•
Liens securing Acquired Indebtedness incurred in accordance with the “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant, subject to certain

Section 4.10 of the Bonanza Creek Indenture
The following clauses of the definition of “Permitted Liens” differ from the 2025 Notes Indentures as follows:
•
Liens securing Indebtedness under Credit Facilities will be limited to Credit Facilities permitted to be incurred under the Credit Facility Basket in the “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant;

•
Acquired Indebtedness clause expanded to permit Liens on Preferred Stock acquired pursuant to a merger or consolidation or Acquired Indebtedness or Preferred Stock that becomes Indebtedness in connection with the acquisition of assets, in each case, incurred pursuant to the “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant; and

•
Liens incurred in the ordinary course of business will be increased to Liens in the aggregate not exceeding the greater of (x) $100.0 million or (y) 5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of the proceeds thereof.

	HighPoint Senior Notes	Bonanza Creek Senior Notes

limitations;
•
Liens securing certain Refinancing Indebtedness secured by a Lien;

•
Liens incurred in the ordinary course in the aggregate not exceeding the greater of (x) $50.0 million or (y) 5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of the proceeds thereof; and

•
certain other customary Liens.

Limitation on Transactions with Affiliates
Section 4.11 of the 2025 Notes Indenture
Subject to certain exceptions, HighPoint OpCo will not or permit any of its Restricted Subsidiaries to enter into related transaction with or for the benefit of any of their respective Affiliates in excess of $2 million unless the terms of such Affiliate Transaction taken as a whole are (i) fair and reasonable to HighPoint OpCo or the applicable Restricted Subsidiary and (ii) are no less favorable to HighPoint OpCo or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a non-Affiliate. Affiliate Transactions involving aggregate payments or other property with a Fair Market Value in excess of $25 million shall be approved by a majority of the disinterested members of the Board of Directors of HighPoint OpCo.

Section 4.11 of the Bonanza Creek Indenture
The Limitation on Transactions with Affiliates covenant in the Bonanza Creek Indenture will be expanded to permit Affiliate Transactions in excess of $2 million that are either (i) fair and reasonable to Bonanza Creek or the applicable Restricted Subsidiary from a financial point of view or (ii) are no less favorable to Bonanza Creek or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a non-Affiliate.
Affiliate Transactions involving aggregate payments or other property with a Fair Market Value in excess of $25 million shall be approved by the Board of Directors of Bonanza Creek, including a majority of the disinterested members of the Board of Directors of Bonanza Creek, if any.

Limitation on Restricted and Unrestricted Subsidiaries
Section 4.12 of the 2025 Notes Indenture
All subsidiaries on the Issue Date will be Restricted Subsidiaries and, subject to certain exceptions, all newly formed or acquired Subsidiaries must be designated as Restricted or Unrestricted Subsidiaries by the Board of Directors, provided that any designation of a Subsidiary as an Unrestricted Subsidiary is in compliance with the covenant described above under “— Limitation on Restricted Payments.”
The Board of Directors of HighPoint OpCo may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if (i) no Default or Event of Default would arise; (ii) the Indebtedness of such Subsidiary is permitted under the “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” covenant and HighPoint OpCo could incur at least $1.00 of additional Indebtedness under such covenant after giving effect to such incurrence; and (iii) such Subsidiary becomes a Subsidiary Guarantor of the 2025 Notes if such Subsidiary is an obligor or guarantor of at least $10.0 million in aggregate principal amount of Indebtedness.

Section 4.12 of the Bonanza Creek Indenture
The Bonanza Creek Indenture permits Bonanza Creek, without a resolution from the Board of Directors, to designate or redesignate Subsidiaries as Restricted Subsidiaries or Unrestricted Subsidiaries as long as (i) no Default or Event of Default would arise from such designation, (ii) such designation would be permitted under the covenant described above under “— Limitation on Restricted Payments,” and (iii) with respect the designation of a Subsidiary as an Unrestricted Subsidiary, such Subsidiary does not receive credit support from, or own Capital Stock of, or hold a Lien on any property of, Bonanza Creek or any Restricted Subsidiary.

	HighPoint Senior Notes	Bonanza Creek Senior Notes
The Board of Directors of HighPoint OpCo may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) no Default or Event of Default would arise; (ii) such designation is made in compliance with the covenant described above under “— Limitation on Restricted Payments,” and (iii) such Subsidiary does not receive credit support from, or own Capital Stock of, or hold a Lien on any property of, HighPoint OpCo or any Restricted Subsidiary.
Change of Control
Section 4.13 of the 2025 Notes Indenture
The 2025 Notes Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that HighPoint OpCo purchase all or any portion of such Holder’s Notes (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus unpaid accrued interest, if any, thereon to the date of purchase. The Change of Control Offer must be made within 30 days following the date of the Change of Control. The Change of Control provisions cannot be amended or waived without consent of all holders of the 2025 Notes after a Change of Control has occurred.
A “Change of Control” under the 2025 Notes Indenture means “the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of HighPoint OpCo to any Person or Group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act (whether or not otherwise in compliance with the provisions of the 2025 Notes Indenture), but excluding any such sale, lease, exchange or other transfer to (x) one or more Permitted Holders or (y) as part of a transaction in compliance with Article 5 (if, in the case of this clause (y)), the owners of the Capital Stock of HighPoint OpCo immediately prior to such transaction own at least a majority of the Capital Stock of such Transferee immediately after such transaction by economic or voting interest; (b) the approval by HighPoint OpCo of any plan or proposal for the liquidation or dissolution of HighPoint OpCo (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group, other than one or more Permitted Holders, shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or Group shall be deemed to be a beneficial owner of all securities such Person or Group shall have the right to acquire or vote within one year), directly or indirectly, of Capital Stock representing more than 50% of the aggregate total ordinary voting power

Section 4.13 of the Bonanza Creek Indenture
The Bonanza Creek Indenture limit the scope of the Change of Control provision in the following ways:
•
requires a Change of Control Offer to be made only if a Rating Decline occurs within 60 days after the announcement of a Change of Control and in connection therewith;

•
does not require Bonanza Creek to make a Change of Control Offer if in connection with or in contemplation of any Change of Control, Bonanza Creek has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than 101% of the principal amount thereof and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer;

•
adds a clean up call option if less than 10% of the aggregate principal amount of Notes remain outstanding after a Change of Control Offer or Alternate Offer;

•
permits the amendment or waiver of the Change of Control provisions by a majority of holders even after a Change of Control has occurred; and

•
changes the definition of “Change of Control” to the following:

“Change of Control” means “the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (other than pursuant to a merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of Bonanza Creek to any Person or group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than Bonanza Creek or a Restricted Subsidiary; (2) the approval by Bonanza Creek of any plan or proposal for the liquidation or dissolution of Bonanza Creek (whether or not otherwise in compliance with the provisions of the Indenture); or (3) any transaction as a result of which any Person or group shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or group

	HighPoint Senior Notes	Bonanza Creek Senior Notes

represented by the issued and outstanding Capital Stock of HighPoint OpCo; or (d) the replacement of a majority of the Board of Directors of HighPoint OpCo over a two-year period from the directors who constituted the Board of Directors of HighPoint OpCo at the beginning of such period with directors who shall not have been approved by a vote of at least a majority of the Board of Directors of HighPoint OpCo then still in office who either were members of such Board of Directors at the Issue Date or whose election as a member of such Board of Directors was previously so approved.”
Notwithstanding anything to the contrary herein, the consummation of the Fifth Creek Closing Date Transactions shall not constitute a Change of Control hereunder.

shall be deemed to be a beneficial owner of all securities such Person or group shall have the right to acquire or vote within one year), directly or indirectly, of more than 50% of the Voting Stock of Bonanza Creek, other than any such transaction in which the outstanding Capital Stock of Bonanza Creek is changed into or exchanged for Capital Stock of the surviving Person or any parent thereof that collectively represents at least 50% of the aggregate total Voting Stock of the surviving Person or such parent immediately following such transaction.
Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if (i) Bonanza Creek becomes a direct or indirect wholly owned subsidiary of a holding Bonanza Creek and (ii)(A) the direct or indirect holders of the Voting Stock of such holding Bonanza Creek immediately following that transaction are substantially the same as the holders of Bonanza Creek’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding Bonanza Creek satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding Bonanza Creek; (b) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner and (c) a Change of Control shall not be deemed to occur upon the consummation of the merger or any actions undertaken by Bonanza Creek or any Restricted Subsidiary solely for the purpose of changing the legal structure of Bonanza Creek or such Restricted Subsidiary.”

Additional Subsidiary Guarantors
Section 4.14 of the 2025 Notes Indenture
HighPoint OpCo’s obligations under the 2025 Notes and the Indenture will be jointly and severally guaranteed (the “Subsidiary Guarantees”) by each Restricted Subsidiary (other than any Foreign Subsidiary and any Non-Guarantor Restricted Subsidiary if the Consolidated Net Worth of such Non-Guarantor Restricted Subsidiary, together with the Consolidated Net Worth of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed $10.0 million in the aggregate) that incurs or guarantees any Indebtedness, which when combined with any other Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount. In addition, under certain circumstances, one or more Non-Guarantor Restricted Subsidiaries will be required to guarantee the 2025 Notes

Section 4.14 of the Bonanza Creek Indenture
Under the Bonanza Creek Indenture, any Restricted Subsidiary that guarantees Indebtedness of Bonanza Creek or any Subsidiary Guarantor under a Credit Facility will be required to become a Subsidiary Guarantor.

	HighPoint Senior Notes	Bonanza Creek Senior Notes
such that the Consolidated Net Worth of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $10.0 million.
Merger, Consolidation and Sale of Assets
Section 5.01 of the 2025 Notes Indenture
HighPoint OpCo will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of HighPoint OpCo’s assets unless certain conditions are met including:
•
The surviving entity shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant entitled “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above, or (y) would have a Consolidated EBITDAX Coverage Ratio that is equal to or greater than the Consolidated EBITDAX Coverage Ratio of HighPoint OpCo immediately prior to such transaction, subject to certain exceptions concerning Affiliate and Restricted Subsidiary transactions;

•
No Event of Default has occurred or is continuing (does not apply to transactions with or between Restricted Subsidiaries).

Section 5.01 of the Bonanza Creek Indenture
The Bonanza Creek Indenture will contain provisions regarding the merger, Consolidation and Sale of Assets in substantially the same form as those in the 2025 Notes Indenture.

Events of Default
Section 6.01 of the 2025 Notes Indenture
The following are defined as “Events of Default” in the 2025 Notes Indenture:
(1)
the failure to pay interest on any Notes when the same becomes due and payable and the failure continues for a period of 30 days;

(2)
the failure by HighPoint OpCo to (a) pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, or (b) consummate a purchase of Notes when required pursuant to the covenants described above under (i) “— Change of Control” and (ii) “— Certain Covenants — Limitation on Asset Sales,” which failure, solely in the case of clause (b)(i), continues for a period of 30 days or, solely in the case of clause (b)(ii), continues for a period of 30 days after HighPoint OpCo receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the 2025 Notes (including any Additional Notes);

(3)
the failure to comply with any other covenant contained in the Indenture and

Section 6.01 of the Bonanza Creek Indenture The “Events of Default” in the Bonanza Creek Indenture will be substantially similar to those in the 2025 Notes Indenture.

HighPoint Senior Notes	Bonanza Creek Senior Notes

described above under the caption “— Certain Covenants,” which failure continues for a period of 30 days after HighPoint OpCo receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the 2025 Notes (including any Additional Notes) (except in the case of a failure to comply with any of the terms or provisions of (i) the first paragraph of “— Certain Covenants — Merger, Consolidation and Sale of Assets” which will constitute an Event of Default with such notice requirement but without such passage of time requirement or (ii) “— Certain Covenants — Reports to Holders,” which will constitute an Event of Default only after a period of 90 days after such notice);
(4)
the failure of HighPoint OpCo or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture for 60 days after HighPoint OpCo receives written notice from the Trustee or the Holders of 25% in principal amount of the outstanding Notes (including any Additional Notes) specifying the failure (and demanding that such failure be remedied);

(5)
a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of HighPoint OpCo or of any Restricted Subsidiary (or the payment of which is guaranteed by HighPoint OpCo or any Restricted Subsidiary), whether such Indebtedness exists on the Issue Date or is created thereafter, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $50.0 million;

(6)
one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against HighPoint OpCo or any of its Restricted Subsidiaries

HighPoint Senior Notes	Bonanza Creek Senior Notes

and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;
(7)
certain events of bankruptcy affecting HighPoint OpCo or any of its Significant Subsidiaries, in each such case the events remains unstayed and in effect for 60 days; or

(8)
any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Subsidiary Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (7) above relating to HighPoint OpCo) shall occur and be continuing, the Holders of at least 25% in principal amount of outstanding Notes (including any Additional Notes) may, or the Trustee may, declare the principal of, premium, if any, and accrued and unpaid interest on all the 2025 Notes to be due and payable. If an Event of Default specified in clause (7) above relating to HighPoint OpCo occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable.

DESCRIPTION OF THE BONANZA CREEK SENIOR NOTES
Bonanza Creek Energy, Inc. (the “Issuer”) will issue the notes (the “Notes”) under an indenture to be dated as of the Issue Date (the “Indenture”) among itself, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).
The following summary of certain provisions of the Indenture does not purport to be complete and (except to the extent inconsistent with the following summary) is qualified in its entirety by reference to, the TIA and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Issuer. The definitions of certain capitalized terms used in the following summary are set forth below under “— Definitions.” For purposes of this “Description of the Notes” section, references to the “Issuer” do not include its subsidiaries.
Brief Description of the Notes and the Subsidiary Guarantees
The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment to all existing and future unsubordinated indebtedness of the Issuer and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Subsidiary Guarantees (as defined below) will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to secured indebtedness of the Issuer and the Subsidiary Guarantors, including indebtedness under the Issuer’s Senior Credit Facility to the extent of the value of the assets securing such indebtedness. The Issuer’s Senior Credit Facility is secured by liens on substantially all assets of the Issuer and each guarantor of the Senior Credit Facility, subject to customary exceptions.
Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Issuer may change any paying agent and registrar without notice to holders of the Notes (the “Holders”). The registered Holder of any note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The Issuer will pay principal (and premium, if any) on the Notes at the Trustee’s corporate trust office. At the Issuer’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered addresses of the Holders.
Subsidiary Guarantees
The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Subsidiary Guarantees”) initially, by all of the Subsidiaries of the Issuer, but in the future the Indenture may not require all of our Subsidiaries to guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.
As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Limitation on Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:
•
an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•
a Subsidiary that has previously been a Subsidiary Guarantor and that is designated an Unrestricted Subsidiary will be released from its Subsidiary Guarantee and its obligations under the Indenture; and

•
the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any borrowings or guarantees under any Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.
Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See “— Certain Covenants — Merger, Consolidation and Sale of Assets.”
A Subsidiary Guarantor shall be released from its obligations under its Subsidiary Guarantee and its obligations under the Indenture:
(1)
in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2)
if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

(3)
at such time such Subsidiary Guarantor shall no longer guarantee Indebtedness of the Issuer or any Subsidiary Guarantor under a Credit Facility;

(4)
upon Covenant Defeasance, Legal Defeasance or satisfaction and discharge of the Indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the Indenture; or

(5)
upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing.

Principal, Maturity and Interest
The Notes will mature on April 30, 2026. The Issuer will issue up to $100 million in aggregate principal amount of the Notes pursuant to the Exchange Offers or the Prepackaged Plan on the Issue Date. The Indenture will provide for the issuance of additional notes having identical terms and conditions to the Notes (the “Additional Notes”). The issuance of Additional Notes will be subject to the limitations set forth under the subheading “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
Interest on the Notes will accrue at the rate of 7.50% per annum and will be payable semiannually in cash in arrears on each April 30 and October 31, commencing on October 31, 2021, to the Persons who are registered Holders at the close of business on April 15 and October 16, respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on overdue principal and interest, if any, will accrue at the then applicable interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

If any payment date falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.
The Notes will be issued in denominations of at least $2,000 and integral multiples of $1,000 in excess thereof thereafter.
Optional Redemption
The Notes will be redeemable, at the Issuer’s option, in whole at any time or in part from time to time, prior to April 30, 2022, at a redemption price equal to 107.50% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption. On or after April 30, 2022, the Notes will be redeemable, at the Issuer’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption.
Selection and Notice of Redemption
If less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee either:
(1)
in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)
if the Notes are not then listed or admitted to trading on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (in the case of Global Notes, subject to the procedures of The Depository Trust Company (“DTC”)), unless such method is otherwise prohibited. Any notice of redemption shall be mailed by first-class mail (or sent electronically if DTC is the recipient) at least 10, but not more than 60, days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction of any conditions to such redemption. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has previously deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.
Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Issuer by the date of redemption, or by the date of redemption as so delayed.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales.” The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.

Change of Control
The Indenture will provide that upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Issuer purchase all or any portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof, plus unpaid accrued interest, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).
Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Issuer must send, by first class mail, postage prepaid, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the following:
(1)
that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus unpaid accrued interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)
the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; such purchase date, the “Change of Control Payment Date”); and

(3)
the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.
The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) notice of redemption of all Notes has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.
Any Change of Control Offer may be made in advance of a Change of Control, and, at the Issuer’s discretion, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.
If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control Payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. Other debt securities that the Issuer may issue in the future that rank equally in right of payment with the Notes, may have similar rights. If the Issuer is required to purchase outstanding Notes or such other Indebtedness pursuant to a Change of Control Offer, the Issuer expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, the Issuer cannot assure any Holder that the Issuer would be able to obtain such financing. In addition, the Issuer may be required to obtain a waiver or amendment under the Senior Credit Facility to permit the repurchase of the Notes. The Issuer cannot assure you that it could obtain such a waiver or amendment. Additionally, the occurrence of certain change of control events identified in the Senior Credit Facility would constitute an event of default under the Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the Senior Credit Facility. The failure of the Issuer to make or consummate the Change of Control Offer or pay the required amount for any Notes tendered and not withdrawn when due will constitute a Default under the Indenture and will otherwise give the Trustee and the Holders the rights described under “— Events of Default.” See “Risk Factors — Risks Relating to the Bonanza Creek Senior Notes — Bonanza Creek may not be able to repurchase the Bonanza Creek Senior Notes upon a change of control.”
Restrictions in the Indenture described herein on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments, to engage in mergers or similar transactions and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.
The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future.
A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.
The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of the properties or assets of the Issuer. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuer to repurchase its Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the issuer to another Person or group may be uncertain.
In the event that upon consummation of a Change of Control Offer or Alternate Offer less than 10% of the aggregate principal amount of the Notes (including, without limitation, Additional Notes, if any) that were originally issued are held by Holders other than the Issuer or Affiliates thereof, the Issuer will have the right, upon not less than 10 nor more than 60 days prior notice, given not more than 60 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date.
The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes (including any Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Certain Covenants
Covenant Suspension
During any period of time that (a) the Notes have an Investment Grade Rating and (b) no Event of Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described under:
•
“— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

•
“— Limitation on Restricted Payments”;

•
“— Limitation on Asset Sales”;

•
“— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•
Clauses (2) and (3) of the first paragraph of “Merger, Consolidation and Sale of Assets”;

•
“— Limitation on Transactions with Affiliates”; and

•
“— Subsidiary Guarantors.”

If the Issuer and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a “Fall-Away Period”) and, subsequently, the ratings assigned to the Notes are withdrawn or downgraded so the Notes no longer have an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of the Issuer and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal or downgrade will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the Indenture or cause an Event of Default thereunder.
The Indenture will contain, among others, the following covenants:
Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock
Other than Permitted Indebtedness, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or issuance of Preferred Stock, then the Issuer and the Restricted Subsidiaries or any of them may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock, in each case, if on the date of the incurrence of such Indebtedness or issuance of Preferred Stock, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Issuer’s Consolidated EBITDAX Coverage Ratio would have been greater than 2.25 to 1.0.
For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.
Indebtedness or Preferred Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

The Issuer will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, other than the Notes and the Subsidiary Guarantees, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are at least as favorable to the Holders or such Subsidiary Guarantee as the subordination provisions of such Indebtedness (or agreement).
For purposes of the Indenture, no Indebtedness will be deemed to be subordinate or junior in right of payment to other Indebtedness solely by virtue of not having the benefit of a Lien on assets, or guarantee of a Person, that benefits the other Indebtedness or having the benefit of such a Lien or guarantee ranking subordinate or junior to a Lien or guarantee benefiting the other Indebtedness.
Limitation on Restricted Payments
The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)
declare or pay any dividend or make any distribution (other than dividends or distributions made to the Issuer or any Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Capital Stock of the Issuer or any Restricted Subsidiary to holders of such Capital Stock;

(2)
purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary (or make any other payment on account of, or set apart money for a sinking fund or other analogous fund for the purchase, redemption or other acquisition or retirement for value of, any Capital Stock of the Issuer or any Restricted Subsidiary) other than through the exchange therefor solely of Qualified Capital Stock of the Issuer and other than any acquisition or retirement for value from, or payment to, the Issuer or any Restricted Subsidiary;

(3)
make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be (other than a purchase, repurchase or other acquisition of any such subordinated or junior Indebtedness that is so purchased, repurchased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)
make any Investment (other than a Permitted Investment) in any other Person;

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”; provided, however, that no Permitted Investment shall be deemed to be a Restricted Payment), if at the time of such Restricted Payment or immediately after giving effect thereto:
(i)
a Default or an Event of Default shall have occurred and be continuing;

(ii)
the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the covenant “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; or

(iii)
the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date, except as provided below (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum (without duplication) of:

(a)
50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned after January 1, 2021 and on or prior to the last date of the Issuer’s fiscal quarter immediately preceding such Restricted Payment (treating such period as a single accounting period); plus
(b)
100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer from any Person (other than a Restricted Subsidiary of the Issuer) from the issuance and sale of Qualified Capital Stock of the Issuer after the Issue Date (excluding any net cash proceeds from an Equity Offering used to redeem the Notes); plus

(c)
100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, of any equity contribution received by the Issuer from a holder of the Issuer’s Capital Stock after the Issue Date (excluding any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus

(d)
an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, distributions, redemptions or repurchases, sales or other dispositions thereof, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in “— Limitation on Restricted and Unrestricted Subsidiaries” below), not to exceed, in the case of any such redesignation, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus

(e)
the amount by which Indebtedness of the Issuer is reduced on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Issuer or its Restricted Subsidiaries that is convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer to the holder of such Indebtedness upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Restricted Subsidiary of the Issuer); plus

(f)
an amount equal to the net reduction in Investments (other than Permitted Investments) resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from any Person (other than the Issuer or a Restricted Subsidiary), or from the obligation underlying any guarantee previously entered into by the Issuer or a Restricted Subsidiary no longer existing (and without such guarantee having been called upon), in each case not to exceed the amount in respect of such Investment which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer); plus

(g)
$250 million.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:
(1)
the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if the dividend, redemption or distribution payment, as the case may be, would have been permitted on the date of declaration;

(2)
the acquisition of any Capital Stock of the Issuer or any Restricted Subsidiary, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Qualified Capital Stock of the Issuer;

(3)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, either (i) solely in exchange for Qualified Capital Stock of the Issuer, (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of (a) Qualified Capital Stock of the Issuer or (b) Refinancing Indebtedness or (iii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

(4)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Disqualified Stock of the Issuer or any Subsidiary Guarantor either (i) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Refinancing Indebtedness or (ii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

(5)
if no Default or Event of Default shall have occurred and be continuing, the redemption or repurchase of equity interests in the Issuer held by then present or former officers, directors or employees of the Issuer; provided, that the aggregate cash consideration paid for all such redemptions or repurchases in any calendar year shall not exceed $4.0 million plus (A) the cash proceeds received during such calendar year by the Issuer or any of its Restricted Subsidiaries from the sale of the Issuer’s Qualified Capital Stock to any such officers, directors or employees (provided that the amount of such cash proceeds utilized for any such redemption or repurchase will not increase the amount available for Restricted Payments under clause (iii)(b) of the immediately preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Issuer and its Restricted Subsidiaries (with unused amounts in any calendar year being carried forward to succeeding calendar years);

(6)
if no Default or Event of Default shall have occurred and be continuing, repurchases of Indebtedness that is subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a)
in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the provisions described under “— Change of Control”; or

(b)
in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “— Limitation on Asset Sales”;

(7)
the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer or any Restricted Subsidiary representing fractional shares of such Capital Stock in connection with a merger or consolidation involving the Issuer or Restricted Subsidiary or any other transaction permitted by the Indenture;

(8)
repurchases of Capital Stock deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or conversion price thereof;

(9)
the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Consolidated EBITDAX

Coverage Ratio test described under the caption “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;
(10)
the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Issuer or any Restricted Subsidiary) of Qualified Capital Stock of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Qualified Capital Stock on a pro rata basis based on their respective holdings of such Qualified Capital Stock;

(11)
the defeasance, repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary held by any current or former officers, directors or employees of the Issuer or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(12)
any payments in connection with the Merger Transactions, or any payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(13)
any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

(14)
the purchase or redemption of any Acquired Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of the Senior Credit Facility (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Issuer is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” after giving effect to such purchase or redemption; provided, further, that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption; or

(15)
any other Restricted Payments, which when combined with any other outstanding Restricted Payments made pursuant to this clause (15), does not exceed the greater of (a) $60.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such Restricted Payment.

In determining the aggregate amount of Restricted Payments after the Issue Date in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2), (3)(i), (3)(ii)(a), (7), and (13) of the immediately preceding paragraph shall be included in such calculation, and amounts expended pursuant to clauses (3)(ii)(b), (3)(iii), (4), (5), (6), (8), (9), (10), (11), (12), (14) and (15) of the immediately preceding paragraph shall be excluded from such calculation. In determining the aggregate net cash proceeds or Fair Market Value of Property other than cash received by the Issuer from the issuance and sale of Qualified Capital Stock in accordance with clause (3)(b) of the second preceding paragraph, amounts of cash received by the Issuer pursuant to clauses (2)(ii) or (3)(ii)(a), or the Fair Market Value of Capital Stock of the Issuer or any Restricted Subsidiary or Indebtedness of the Issuer or any Subsidiary Guarantor acquired or retired for value pursuant to clauses (2)(i) or (3)(i), of the immediately preceding paragraph shall be included in such calculation. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) above or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.
A sale will be deemed to be “substantially concurrent” if the related purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal occurs within 90 days before or after such sale.

Limitation on Asset Sales
The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)
the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, which may be determined as of the date of any agreement with respect to such Asset Sale;

(2)
either (a) at least 75% of the consideration received by the Issuer or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition or (b) the Fair Market Value (determined at the time of receipt) of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 15 % of the Adjusted Consolidated Net Tangible Assets of the Issuer at the time such determination is made; and

(3)
the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)
to repay or prepay Indebtedness outstanding under the Senior Credit Facility (or, if the Senior Credit Facility is no longer in existence, any Indebtedness secured by a Lien permitted to be incurred pursuant to “— Limitations on Liens” below);

(b)
to permanently repay, redeem or repurchase any Indebtedness of the Issuer or any Subsidiary Guarantor that is not subordinated to the Notes or the Subsidiary Guarantees;

(c)
to make an investment (including, without limitation, capital expenditures) in (i) properties or assets that replace the properties or assets that were the subject of such Asset Sale or (ii) properties or assets that will be used in the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries or in businesses reasonably related thereto (collectively, “Replacement Assets”);

(d)
to make a Permitted Industry Investment or to acquire or make an investment in Crude Oil and Natural Gas Related Assets;

(e)
to the extent not included in (c) or (d) above, any investment in (i) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary, (ii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, and (iii) Capital Stock of any Subsidiary of Issuer, provided that all the Capital Stock of such Subsidiary held by the Issuer or any of its Restricted Subsidiaries shall entitle the Issuer or such Restricted Subsidiary to not less than a pro rata share of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock; or

(f)
to make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(e).

On the 361st day after an Asset Sale or such earlier date, if any, as the Issuer determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have been received by the Issuer or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Issuer or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30, nor more than 45, days following the applicable Net Proceeds Offer Trigger Date, from all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, the holders of such Pari Passu Indebtedness, on a pro rata basis, that principal amount of Notes (and Pari Passu Indebtedness) purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased

(or, in the event such other Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus unpaid accrued interest, if any, thereon to the date of purchase; provided, however, that if at any time consideration other than cash or Cash Equivalents received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash or non-Cash Equivalents consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.
The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $40.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $40.0 million shall be applied as required pursuant to this covenant). Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds may be temporarily invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.
If the Net Proceeds Offer Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Net Proceeds Offer.
Notwithstanding the first two paragraphs of this covenant, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:
(1)
the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and/or the assumption of obligations secured by Liens that burden some or all of the assets being sold and/or cash or Cash Equivalents; provided that, in the case of any such assumption, (a) the Person assuming such obligations shall have no recourse with respect to such obligations to the Issuer or any of its Restricted Subsidiaries and (b) no assets of the Issuer or any of its Restricted Subsidiaries (other than those assets being sold) are subject to such Liens; and

(2)
such Asset Sale is for Fair Market Value; provided that at least 75% of the total consideration received by the Issuer or any of its Restricted Subsidiaries in connection with any such Asset Sale shall be in the form of Replacement Assets and Crude Oil and Natural Gas Related Assets, the assumption of obligations secured by Liens described in (1) above, cash or Cash Equivalents, or any combination of the foregoing, and that any Net Cash Proceeds so received shall be subject to the provisions of clause (3) of the first paragraph and to the provisions of the second paragraph of this covenant.

For the purposes of clause (2) of both the first and immediately preceding paragraphs of this covenant and for the purposes of clause (1) of the immediately preceding paragraph, the following are deemed to be cash or Cash Equivalents:
(1)
the assumption of Indebtedness or other liabilities shown on the balance sheet of the Issuer (other than obligations in respect of Disqualified Stock of the Issuer and Indebtedness or other liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor and Indebtedness or other liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Sale (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Issuer or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities; and

(2)
securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the Asset Sale, to the extent of cash received in that conversion; and

(3)
with respect to any Asset Sale involving oil and gas properties in which the Issuer or a Restricted Subsidiary retains an interest, the obligation of any purchaser or transferee of such properties or their Affiliates to fund all or a portion of the costs and expenses of exploring or developing such properties.

The requirement of clause (3)(c), (3)(d) or (3)(e) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or investment referred to therein is entered into by the Issuer or any Restricted Subsidiary within the time period specified in clause (3) and such Net Cash Proceeds are subsequently applied in accordance with such agreement within six months following such agreement.
Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders and Pari Passu Indebtedness will be purchased on a pro rata basis (based on principal amounts of Notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount based on the accreted value thereof) tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.
The Issuer’s ability to repurchase Notes in a Net Proceeds Offer may be restricted by the terms of the Senior Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Issuer’s financial resources. The exercise by the Holders of their right to require the Issuer to repurchase the Notes upon a Net Proceeds Offer or a Change of Control Triggering Event could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the applicable lenders to the purchase of Notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Issuer does not obtain a consent or repay the Indebtedness, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness.
The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the consent of a majority in principal amount of the Notes (including Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes).
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.
If all or any portion of any Net Proceeds Offer Amount remains after consummation of a Net Proceeds Offer, the Issuer may use such remaining portion of such Net Proceeds Offer Amount for any purpose not otherwise prohibited by the Indenture.
Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)
pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to pay dividends or make distributions on or in respect of Capital Stock);
(2)
make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made by a Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by the Issuer or such other Restricted Subsidiary, or of Indebtedness or any other obligation owed by any Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by such Restricted Subsidiary shall not be deemed a restriction on the ability of a Restricted Subsidiary to make loans or advances or to pay such Indebtedness or such other obligation);

(3)
guarantee any Indebtedness or any other obligation of the Issuer or any Restricted Subsidiary; or

(4)
transfer any of its property or assets to the Issuer or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:
(1)
With respect to clauses (1)-(4) above:

(a)
applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(b)
any encumbrance or restriction pursuant to or by reason of an agreement in effect at the Issue Date;

(c)
(i) the Indenture or any other indentures governing Pari Passu Indebtedness; provided, however, that the provisions relating to such encumbrances or restriction contained in any such other indenture are no less favorable to the Holders in any material respect as determined by the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrances or restrictions contained in the Indenture or (ii) instruments governing other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially less favorable to the Issuer and its Restricted Subsidiaries taken as a whole, as determined by the Issuer in good faith, than the provisions contained in the Senior Credit Facility and in the Indenture as in effect on the Issue Date;

(d)
the Senior Credit Facility;

(e)
customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Industry Investments”;

(f)
customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(g)
any encumbrance or restriction with respect to any Person at the time it becomes a Restricted Subsidiary or is merged with or into the Issuer or a Restricted Subsidiary, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

(h)
customary restrictions with respect to a Restricted Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

(i)
any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Lien;

(j)
encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Issuer and the Restricted Subsidiaries to realize the value of, property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary;

(k)
an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k), or contained in any amendment to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k); provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement governing Refinancing Indebtedness or amended agreement are, taken as a whole, no less favorable to the Holders in any material respect as determined by the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (b), (c), (d) or (g) or this clause (k);

(l)
Commodity Agreements, Currency Agreements or Interest Rate Agreements permitted from time to time under the Indenture;

(m)
the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

(n)
restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(o)
any encumbrance or restriction contained in the terms of any Indebtedness permitted to be incurred pursuant to “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above if (x) either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) any such encumbrance or restriction will not affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Issuer, and (v) the encumbrance or restriction is not materially more restrictive, taken as a whole, than the provisions contained in the Senior Credit Facility or the Indenture;

(p)
any Permitted Investment; and

(2)
with respect to clause (4) above only:

(a)
any encumbrance or restriction contained in security agreements, mortgages, purchase money agreements, Finance Lease Obligations or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, mortgages, purchase money agreements or similar instruments;

(b)
restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(c)
provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements, unitization agreements and other agreements that are customary in the Crude Oil and Natural Gas Business and entered into in the ordinary course of business; and

(d)
provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, consistent with past practice or (ii) with the approval of the Issuer, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements.

Limitation on Liens
The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, which Liens secure Indebtedness, against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date), other than Permitted Liens, unless:
(1)
in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness for so long as such Indebtedness is so secured; and

(2)
in all other cases, the Notes and the Subsidiary Guarantees are equally and ratably secured with the Indebtedness so secured for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.
Merger, Consolidation and Sale of Assets
Other than the Merger Transaction, the Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), unless:
(1)
either:

(a)
(i) the Issuer shall be the surviving or continuing entity or (ii) the sale or other disposition is by one or more Restricted Subsidiaries to one or more other Restricted Subsidiaries; or

(b)
the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition all or substantially all of the Issuer’s assets (as so determined) (the “Surviving Entity”):

(x)
shall be an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

(y)
shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Issuer to be performed or observed;

(2)
immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred or repaid in connection with or in respect of such transaction as if the same had occurred at the beginning of the applicable Four Quarter Period) and the application of any net proceeds therefrom, the Issuer or such Surviving Entity, as the case may be, either (x) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant entitled “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above, or (y) would have a Consolidated EBITDAX Coverage Ratio that is equal to or greater than the Consolidated EBITDAX Coverage Ratio of the Issuer immediately prior to such transaction; provided, however, that this clause (2) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction, converting to an entity taxable for federal income tax purposes as a corporation or a combination of the foregoing;
(3)
immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; provided, however, that this clause (3) will not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries; and

(4)
the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture, and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided,however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.
Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the Surviving Entity, the Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Issuer’s assets) the Issuer will be relieved of all obligations and covenants under the Indenture and the Notes.
Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under “— Limitation on Asset Sales”) will not, and the Issuer will not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor unless:
(1)
the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(2)
such entity (if other than the Subsidiary Guarantor) assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

(3)
immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Restricted Subsidiary that is a Subsidiary Guarantor need only comply with clause (4) of the first paragraph of this covenant.
Upon any consolidation or merger of any Subsidiary Guarantor in accordance with the second preceding paragraph (excluding any merger or consolidation of a Subsidiary Guarantor whose Subsidiary Guarantee is to be released as specified in the second preceding paragraph and any merger or consolidation of a Subsidiary Guarantor referred to in the immediately preceding paragraph) in which such Subsidiary Guarantor is not the continuing Person, the Person formed by such consolidation or into which such Subsidiary Guarantor is merged shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture and the Notes with the same effect as if such Person had been named as such.
Limitation on Transactions with Affiliates
The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or conduct any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) involving aggregate consideration in excess of $2.0 million with, or for the benefit of, any of their respective Affiliates (each an “Affiliate Transaction”), other than Affiliate Transactions that are on terms that, taken as a whole, are fair and reasonable to the Issuer or the applicable Restricted Subsidiary from a financial point of view, or are no less favorable to the Issuer or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.
Any Affiliate Transaction (and each series of related Affiliate Transactions which are part of a common plan) that involves aggregate payments or other property with a Fair Market Value in excess of $25.0 million shall be approved by the Board of Directors of the Issuer, including a majority of the disinterested members of the Board of Directors of the Issuer, if any, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are part of a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Issuer shall, prior to the consummation thereof, deliver an officers’ certificate to the Trustee certifying that such transaction complies with the foregoing provision.
The restrictions set forth in the second paragraph of this covenant shall not apply to:
(1)
reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(2)
transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture;

(3)
any Investment or other Restricted Payments permitted by the Indenture;

(4)
any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or severance arrangements, stock options and stock ownership, phantom stock or other incentive compensation plans approved by the Issuer;

(5)
(a) loans or advances to officers, directors or employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time; and (b) advances to or reimbursements of officers, directors or employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(6)
the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer, or the receipt by the Issuer of any capital contribution from the holders of its Capital Stock;

(7)
transactions and arrangements in effect, or effected in accordance with agreements or arrangements in effect, on the Issue Date (including the Merger Transaction), including any modifications, extensions or renewals thereof that do not adversely affect the Issuer and its Restricted Subsidiaries, considered as a single enterprise in any material respect as compared to the kinds of transactions, arrangements or agreements in effect on the Issue Date;
(8)
transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an equity interest in, or controls, such Person;

(9)
transactions with any joint venture or similar entity, which joint venture or similar entity is an Affiliate of the Issuer solely because an Affiliate of the Issuer is a general partner in such joint venture or similar entity; provided that Affiliates (all such Affiliates taken together) of the Issuer (other than the Issuer and its Restricted Subsidiaries) do not in the aggregate beneficially own or hold, directly or indirectly, 10% or more of any class of voting interests in such joint venture or similar entity;

(10)
(a) guarantees by the Issuer or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Issuer or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries; and

(11)
any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant.

Limitation on Restricted and Unrestricted Subsidiaries.
On the Issue Date, all of the Subsidiaries of the Issuer will be Restricted Subsidiaries. The Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that (1) any Subsidiary of any already existing Unrestricted Subsidiary shall be (and shall be deemed designated as) an Unrestricted Subsidiary (without necessity for any designation), and (2) subject to the foregoing clause (1), any designation of an Unrestricted Subsidiary (other than during any Fall-Away Period) shall be effective only if the Investment deemed to be made in that Subsidiary is made in compliance with the covenant described above under “— Limitation on Restricted Payments.” After a Subsidiary of the Issuer has been designated as an Unrestricted Subsidiary, the Issuer may, if no Default or Event of Default would arise therefrom, redesignate such Unrestricted Subsidiary to be a Restricted Subsidiary.
After a Subsidiary of the Issuer has been designated as a Restricted Subsidiary, the Issuer also may, if no Default or Event of Default would arise therefrom, redesignate any Restricted Subsidiary to be an Unrestricted Subsidiary if such redesignation is at that time permitted under “— Limitation on Restricted Payments” above. Upon such permitted redesignation, such former Restricted Subsidiary’s Subsidiary Guarantee will be released.
Any such designation or redesignation (other than any deemed designation referred to in clause (1) of the proviso to the first paragraph of this covenant) of an Unrestricted Subsidiary shall be evidenced to the Trustee by the filing with the Trustee of an officers’ certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.
For purposes of the covenant described under “— Limitation on Restricted Payments” above:
(1)
an “Investment” shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Issuer’s equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary (“net worth” to be calculated based upon the Fair Market Value of the assets of such Subsidiary as of any such date of designation as such Fair Market Value is determined in good faith by the Issuer); and

(2)
any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer as such Fair Market Value is determined in good faith by the Issuer.

Notwithstanding the foregoing, the Issuer may not designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary (other than during any Fall-Away Period) if, after such designation or redesignation:
(1)
the Issuer or any Restricted Subsidiary:

(a)
provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); or

(b)
is otherwise directly or indirectly liable for any Indebtedness of such Subsidiary; or

(2)
such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which (a) is not a Subsidiary of the Subsidiary to be so designated and (b) is not also then being designated as an Unrestricted Subsidiary.

During any Fall-Away Period, a Restricted Subsidiary may be redesignated an Unrestricted Subsidiary only if such Restricted Subsidiary does not own, at that time, Restricted Property, unless such Restricted Subsidiary constitutes, at the time of redesignation, less than 15 % of the Issuer’s Adjusted Consolidated Net Tangible Assets.
Subsidiary Guarantors
If, after the Issue Date, the Issuer or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary that guarantees Indebtedness of the Issuer or any Subsidiary Guarantor under a Credit Facility, then, in either case, that Subsidiary will become a Subsidiary Guarantor by executing a supplemental indenture and delivering an officers’ certificate and an opinion of counsel to the Trustee within 30 days after the date that Subsidiary was acquired or created or on which it guaranteed such Indebtedness.
Reports to Holders
The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will file with the Commission for public availability (or furnish to the Holders and securities analysts and prospective investors (upon request):
(1)
all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(2)
all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Issuer may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Issuer, the Subsidiary Guarantors and the Subsidiaries of the Issuer that are not Subsidiary Guarantors in the manner prescribed by the Commission and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer.
The Issuer will be deemed to have furnished to the Holders and to securities analysts and prospective investors the reports or information referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the second paragraph of this covenant if the Issuer has posted such reports or information on the Issuer Website with access to current and prospective investors. For purposes of this covenant, the term “Issuer Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.bonanzacrk.com or such other address as the Issuer may from time to time designate in writing to the Trustee. Information on such website shall not be deemed incorporated by reference into this prospectus.
This covenant will not impose any duty on the Issuer under the Sarbanes-Oxley Act of 2002 and the related Commission rules that would not otherwise be applicable.
No Personal Liability of Directors, Officers and Employees
No director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any of the Issuer’s or any Subsidiary Guarantor’s obligations under the Notes or the Indenture or any Subsidiary Guaranty or any claim based on, in respect of, by reason of, these obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Events of Default
The following events will be defined in the Indenture as “Events of Default”:
(1)
the failure to pay interest on any Notes when the same becomes due and payable and the failure continues for a period of 30 days;

(2)
the failure by the Issuer to (a) pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, or (b) consummate a purchase of Notes when required pursuant to the covenants described above under (i) “— Change of Control” and (ii) “— Certain Covenants — Limitation on Asset Sales,” which failure, solely in the case of clause (b)(i), continues for a period of 30 days or, solely in the case of clause (b)(ii), continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes);

(3)
the failure to comply with any other covenant contained in the Indenture and described above under the caption “— Certain Covenants,” which failure continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes) (except in the case of a failure to comply with any of the terms or provisions of (i) the first paragraph of “— Certain Covenants — Merger, Consolidation and Sale of Assets” which will constitute an Event of Default with such notice requirement but without such passage of time requirement or (ii) “— Certain Covenants — Reports to Holders,” which will constitute an Event of Default only after a period of 90 days after such notice);

(4)
the failure of the Issuer or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture for 60 days after the Issuer receives written notice from the Trustee or the Holders of 25% in principal amount of the outstanding Notes (including any Additional Notes) specifying the failure (and demanding that such failure be remedied);

(5)
a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness of the Issuer or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness exists on the Issue Date or is created thereafter, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $50.0 million;

(6)
one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Issuer or any of its Restricted Subsidiaries and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7)
certain events of bankruptcy affecting the Issuer or any of its Significant Subsidiaries; or

(8)
any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Subsidiary Guarantees (in each case other than in accordance with the terms of the Indenture).

The Indenture will provide that, if an Event of Default (other than an Event of Default specified in clause (7) above relating to the Issuer) occurs and is continuing, the Trustee in the event a responsible officer of the Trustee has actual knowledge of such Event of Default, by notice in writing to the Issuer, or the Holders of at least 25% in aggregate principal amount of outstanding Notes (including any Additional Notes) by notice in writing to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding Notes to be immediately due and payable, which notice shall specify the Event of Default and that it is a “notice of acceleration”. Upon such a declaration, such accelerated amount shall be due and payable immediately. If an Event of Default specified in clause (7) above relating to the Issuer occurs and is continuing, the unpaid principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall, automatically and without any action by the Trustee or any Holder, become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any acceleration resulting therefrom shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) the default relating to such Indebtedness has been waived or cured and, if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.
The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in aggregate principal amount of the Notes (including any Additional Notes) by notice to the Trustee and the Issuer and without notice to any other Holder may rescind and cancel such declaration and its consequences:
(1)
if the rescission would not conflict with any judgment or decree;

(2)
if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)
if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)
in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description of Events of Default above, the Trustee shall have received an officers’ certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.
The Indenture will provide that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may waive (including by any waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

The Indenture will provide that Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including any Additional Notes) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee reasonably determines is unduly prejudicial to the rights of any other Holder or that would in its opinion, potentially involve the Trustee in personal liability.
The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required within ten Business Days to deliver to the Trustee a statement specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the ten-Business Day period.
Legal Defeasance and Covenant Defeasance
The Issuer may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”).
Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for:
(1)
the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)
the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)
the rights, powers, trust, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith; and

(4)
the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to terminate its obligations under “— Change of Control” and under all of the covenants that are described in the “— Certain Covenants” (other than the covenant described in the first paragraph under “— Merger, Consolidation and Sale of Assets,” except to the extent described below) and the operation of clause (2)(b), clauses (3) through (6) and clause (8) under “— Events of Default” and the limitations described in clause (2) of the first paragraph under the covenant “— Merger, Consolidation and Sale of Assets” and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes (“Covenant Defeasance”). In the event of Legal Defeasance, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “— Events of Default” will no longer constitute an Event of Default with respect to the Notes. If the Issuer exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)
the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in

United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;
(2)
in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a)
the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)
since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit) or any other Indebtedness incurred under clause (2) of the definition of “Permitted Indebtedness”;

(6)
the Issuer shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(7)
the Issuer shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; and

(8)
the Issuer shall have delivered to the Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; provided,however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes and other provision which by their terms expressly survive, in each case, as expressly provided for in the Indenture) as to all outstanding Notes when:
(1)
either:

(a)
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or
(b)
all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds (constituting cash in U.S. dollars, non-callable Cash Equivalents within the meaning of clauses (1) or (2) of the definition thereof or a combination of cash in U.S. dollars and such non-callable Cash Equivalents) in an amount sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)
the Issuer has paid all other sums payable under the Indenture by the Issuer; and

(3)
the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Modification of the Indenture
From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder, to conform the Indenture to the Description of the Bonanza Creek Senior Notes herein or to, in certain circumstances, comply with the Indenture. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.
Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including any Additional Notes) issued under the Indenture (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), except that, without the consent of each Holder affected thereby, no amendment may (with respect to Notes held by any non-consenting Holder):
(1)
reduce the amount of Notes whose Holders must consent to an amendment;

(2)
reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)
reduce the principal of or change or have the effect of changing the fixed maturity of any Notes;

(4)
reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above; provided, however, that solely for the avoidance of doubt and without any other implication, redemption shall not be deemed to include any purchase or repurchase of Notes including as described above under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales”;

(5)
make any Notes payable in money other than that stated in the Notes;

(6)
make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default in the payment of principal of, premium, if any, or interest on, the Notes (except (i) a payment required by one of the covenants described above under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales” or (ii) a rescission of acceleration of the Notes by the holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(7)
modify or change any provision of the Indenture or the related definitions affecting the ranking in right of payment of the Notes or any Subsidiary Guarantee as senior unsecured indebtedness of the Issuer or the relevant Subsidiary Guarantors, as the case may be, in a manner which adversely affects the Holders; or

(8)
release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

The Holders of a majority of the principal amount of the Notes (including any Additional Notes) then outstanding (including waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) may waive compliance with certain restrictive covenants and provisions of the Indenture, except in the case of the matters specified in the first paragraph under this caption “Modification of the Indenture.”
The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.
Governing Law
The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
The Trustee
The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. A successor Trustee may be appointed in accordance with the terms of the Indenture.
The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.
Book-Entry, Delivery and Form
We will issue the Notes in the form of global notes (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Notes directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.
DTC has advised us that it is:
•
a limited purpose trust company organized under the laws of the State of New York;

•
a “banking organization” within the meaning of the New York State Banking Law;

•
a member of the Federal Reserve System;

•
a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•
a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of the Global Notes, that nominee will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indentures. Except as provided below under “— Certificated Notes,” owners of beneficial interests in a Global Note:
•
will not be entitled to have Notes represented by the Global Note registered in their names;

•
will not receive or be entitled to receive physical, certificated Notes; and

•
will not be considered the owners or holders of the Notes under the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indentures.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the DTC, as the holder of the Global Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
We will make payments of principal of, premium, if any, and interest on Notes represented by the Global Notes registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Notes held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Notes owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Issuer will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations or otherwise.
Definitions
Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.
“Acquired Indebtedness” means Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.
“Acquired Subordinated Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor that (i) is subordinated or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, (ii) constitutes Acquired Indebtedness and (iii) was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Issuer or any of its Subsidiaries.
“Adjusted Consolidated Net Tangible Assets” or “ACNTA” of a Person means (without duplication), as of the date of determination:
(1)
the sum of:

(a)
discounted future net revenues from proved oil and gas reserves of the Issuer and its Restricted Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal or other income tax), as estimated by a nationally recognized firm of independent petroleum engineers or the Issuer in a reserve report prepared by the Issuer’s petroleum engineers as of a date no earlier than the date of the Issuer’s latest annual consolidated financial statements (or, if such date of determination is within 45 days after the end of such most recently completed fiscal year and no reserve report as of the end of such fiscal year has at the time been prepared, the Issuer’s second preceding fiscal year) or, at the Issuer’s option, the Issuer’s most recently completed fiscal quarter for which internal financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)
estimated proved oil and gas reserves acquired by the Issuer and its Restricted Subsidiaries since the date of such year-end or quarterly reserve report; and

(ii)
estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end or quarterly reserve report due to exploration, development or exploitation, production and other activities, which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each of cases (i) and (ii) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end or quarterly reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:
(iii)
estimated proved oil and gas reserves produced or disposed of since the date of such year-end or quarterly reserve report; and

(iv)
estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end or quarterly reserve report due to changes in geological conditions, exploration, development or exploitation, production or other activities conducted since the date of such reserve report or other factors which would, in accordance with standard industry practice, cause such revisions, in each of cases (iii) and (iv) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end or quarterly reserve report) and, in the case of each of clauses (i), (ii), (iii) and (iv), as estimated by the Issuer’s petroleum engineers or any independent petroleum engineers engaged by the Issuer for that purpose; plus
(b)
the capitalized costs that are attributable to oil and gas properties of the Issuer and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Issuer’s books and records as of a date no earlier than the date of the Issuer’s most recent annual or quarterly financial statements; plus

(c)
the Net Working Capital on a date no earlier than the date of the Issuer’s most recent consolidated annual or quarterly financial statements; plus

(d)
with respect to each other tangible asset of the Issuer or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Issuer’s or its consolidated Restricted Subsidiaries’ gas gathering and processing facilities, land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of the Issuer’s most recent consolidated annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of such other tangible assets of the Issuer and its Restricted Subsidiaries (provided that the Issuer may rely on subclause (i) of this clause (d) if no appraisal is available or has been obtained), as of a date no earlier than the date of the Issuer’s latest audited financial statements; minus

(2)
minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of the Issuer and its consolidated Restricted Subsidiaries reflected in the Issuer’s latest audited financial statements.

In addition to, but without duplication of, the foregoing, for purposes of this definition, “Adjusted Consolidated Net Tangible Assets” shall be calculated after giving effect, on a pro forma basis, to (A) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the “Assets Transaction Date”), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Issuer, (B) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (C) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. If the Issuer changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Issuer were still using the successful efforts method of accounting.
“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.
“Affiliate Transaction” has the meaning set forth under “— Certain Covenants — Limitation on Transactions with Affiliates.”
“Alternate Offer” has the meaning set forth under “— Change of Control.”
“Asset Acquisition” means (1) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division, operating unit, segment, business, group of related assets or line of business of such Person.
“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuer or a Restricted Subsidiary of:
(1)
any Capital Stock of any Restricted Subsidiary; or

(2)
any other property or assets (including any interests therein) (other than cash or Cash Equivalents) of the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include:

(a)
the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is (i) made in compliance with the provisions of “— Certain Covenants — Merger, Consolidation and Sale of Assets” or (ii) subject to the provisions of “— Change of Control”;

(b)
any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of “— Certain Covenants — Limitation on Restricted Payments” above;

(c)
disposals, abandonments or replacements of damaged, unserviceable, worn-out or other obsolete equipment or other assets or assets that are no longer useful in the conduct of the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries;

(d)
the sale, lease, conveyance, disposition or other transfer (each, a “Transfer”) by the Issuer or any Restricted Subsidiary of assets or property, or the issuance or sale of Capital Stock by a Restricted Subsidiary, to the Issuer or one or more Restricted Subsidiaries;

(e)
any disposition or other Transfer of Hydrocarbons or other mineral products in the ordinary course of business or the Transfer of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business;

(f)
any Transfer of an interest in an oil, gas or mineral property, pursuant to a farm-out, farm-in, joint operating, overriding royalty interest, area of mutual interest or unitization agreement, or other similar or customary arrangement or agreement that the Issuer or any Restricted Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property other than Production Payments and Reserve Sales;

(g)
surrender or waiver of contract rights, oil and gas leases or property related thereto, abandonment of any oil or gas property or interests therein or the settlement, release or surrender of contract, tort or other claims of any kind;

(h)
any disposition of defaulted receivables that have been written-off as uncollectible that arose in the ordinary course of business for collection;

(i)
any Asset Swap;

(j)
the Transfer by the Issuer or any Restricted Subsidiary of assets or property in any single transaction or series of related transactions that involve assets or properties having a Fair Market Value (valued at the Fair Market Value of such assets or property at the time of such Transfer) not to exceed $20.0 million;

(k)
a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment (including, without limitation, unwinding any Commodity Agreements, Interest Rate Agreements or Currency Agreements);

(l)
any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(m)
the disposition (whether or not in the ordinary course of the Crude Oil and Natural Gas Business) of oil or gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(n)
the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Issuer or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(o)
the creation or perfection of a Lien (but not, except to the extent contemplated in clause (p) below, the sale or other disposition of the properties or assets subject to such Lien);

(p)
the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor any such Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(q)
the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries; and

(r)
the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

“Asset Swap” means any trade or exchange by the Issuer or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Issuer or such Restricted Subsidiary; provided, further, that any Net Cash Proceeds received must be applied in accordance with “— Certain Covenants — Limitation on Asset Sales.”
“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof including, in the case of a limited partnership, the board of directors of the managing general partner thereof.
“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Borrowing Base” means the “Borrowing Base” as defined in and as determined from time to time pursuant to the Senior Credit Facility; provided that the Borrowing Base under such Credit Facility is determined on a basis substantially consistent with customary terms for oil and gas secured reserve based loan transactions and has a lender group that includes one or more commercial financial institutions which engage in oil and gas reserve based lending in the ordinary course of their respective businesses.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in the City of New York or place of payment are required or authorized by law or other governmental action to be closed.
“Capital Stock” means:
(1)
with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing;
(2)
with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1), (2) and (3) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)
marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)
marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3)
commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Moody’s or S&P;

(4)
certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof or demand deposit accounts and Eurodollar time deposits and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million;

(5)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) or (4) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)
deposits in money market funds investing in instruments of the type specified in clauses (1) through (5) above; and

(7)
money market mutual or similar funds having assets in excess of $100 million.

“Change of Control” means the occurrence of one or more of the following events:
(1)
any sale, lease, exchange or other transfer (other than pursuant to a merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Issuer to any Person or group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than the Issuer or a Restricted Subsidiary;

(2)
the approval by the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture); or

(3)
any transaction as a result of which any Person or group shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or group shall be deemed to be a beneficial owner of all securities such Person or group shall have the right to acquire or vote within one year), directly or indirectly, of more than 50% of the Voting Stock of the Issuer, other than any such transaction in which the outstanding Capital Stock of the Issuer is changed into or exchanged for Capital Stock of the surviving Person or any parent thereof that collectively represents at least 50% of the aggregate total Voting Stock of the surviving Person or such parent immediately following such transaction.

Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if (i) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; (b) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner and (c) a Change of Control shall not be deemed to occur upon the consummation of the Merger Transaction or any actions undertaken by the Issuer or any Restricted Subsidiary solely for the purpose of changing the legal structure of the Issuer or such Restricted Subsidiary.
“Change of Control Offer” has the meaning set forth under “— Change of Control.”
“Change of Control Payment” has the meaning set forth under “— Change of Control.”
“Change of Control Payment Date” has the meaning set forth under “— Change of Control.”
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.
“Commission” means the Securities and Exchange Commission.
“Commodity Agreements” means, with respect to any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement, hedging agreements and other agreements or arrangements or any combination thereof entered into by such Person in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person or its Subsidiaries that are customary in the Crude Oil and Natural Gas Business and that are designed to manage the risks of Hydrocarbon price fluctuations.
“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Company Properties” means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.
“Consolidated EBITDAX” means, for any period, the sum (without duplication) of:
(1)
Consolidated Net Income; and

(2)
to the extent Consolidated Net Income has been reduced thereby:

(a)
all income taxes of the Issuer and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)
Consolidated Interest Expense;

(c)
the amount of any Preferred Stock dividends paid by the Issuer and its Restricted Subsidiaries; and

(d)
Consolidated Non-cash Charges or consolidated exploration expense,

less any non-cash items increasing Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business), all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.
“Consolidated EBITDAX Coverage Ratio” means, with respect to the Issuer, the ratio of (i) Consolidated EBITDAX of the Issuer during the four full fiscal quarters for which financial information in respect thereof is available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDAX Coverage Ratio (the “Transaction Date”) to (ii) Consolidated Fixed Charges of the Issuer for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDAX” and “Consolidated Fixed Charges” shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:
(1)
the incurrence or repayment of any Indebtedness or issuance of Preferred Stock of the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)
any Asset Sales (and the application of the proceeds thereof) or Asset Acquisitions by the Issuer or any Restricted Subsidiary (or by any Person acquired by the Issuer or any Restricted Subsidiary) (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDAX attributable to the assets which are the subject of the Asset Acquisition or Asset Sale (and the application of the proceeds thereof) during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (and the application of the proceeds thereof) or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Four Quarter Period; and (b) any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Four Quarter Period. If the Issuer or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding paragraph shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.
For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets or any other event in connection with any calculation, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including pro forma expense and cost reductions and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the Commission related thereto)).
Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated EBITDAX Coverage Ratio”:
(1)
interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)
if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)
notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to the Issuer for any period, the sum, without duplication, of:
(1)
Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Issuer and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

(2)
the amount of all dividend payments on any series of Preferred Stock of the Issuer or any Restricted Subsidiary (other than dividends paid in Qualified Capital Stock and other than to the Issuer or any Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period.

“Consolidated Interest Expense” means, with respect to the Issuer for any period, the sum of, without duplication:
(1)
the aggregate of the interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of original issue discount and debt issuance cost, (b) the net costs, losses or gains under Interest Rate Agreements, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, plus

(2)
the interest component of Finance Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP, minus

(3)
to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

“Consolidated Net Income” means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:
(1)
any net after-tax gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

(2)
any net after-tax extraordinary or nonrecurring gains (or losses) and any net after-tax gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(3)
the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise;

(4)
the net income of any Person in which the Issuer has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or to a Restricted Subsidiary by such Person (and provided that the Issuer’s equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Issuer or a Restricted Subsidiary during such period);

(5)
(a) any net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (b) any income or loss attributable to any Person acquired in any pooling-of-interests transaction for any period prior to the date of such acquisition;

(6)
in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer’s assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets;

(7)
any non-cash charges related to a ceiling test write-down under GAAP;

(8)
any unrealized non-cash gains or losses or charges in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements (including those resulting from the application of SFAS 133);

(9)
any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, in accordance with GAAP;

(10)
any consolidated non-cash gains or losses arising from changes in GAAP standards or principles after the Issue Date or the cumulative effect thereof;

(11)
all net income or loss of Unrestricted Subsidiaries;

(12)
any asset (including goodwill) impairment or writedown on or related to Crude Oil and Natural Gas Properties or other non-current assets under applicable GAAP or Commission guidelines; and

(13)
any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to maturity.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:
(1)
the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)
the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

“Consolidated Non-cash Charges” means, with respect to the Issuer, for any period, the aggregate depreciation, depletion, amortization, impairment and other non-cash charges or expenses of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).
“consolidation” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term “consolidated” has a correlative meaning to the foregoing.
“Covenant Defeasance” has the meaning set forth under “— Legal Defeasance and Covenant Defeasance.”
“Credit Facility” means, one or more debt facilities or other financing arrangements (including, without limitation, the Senior Credit Facility), commercial paper facilities, letters of credit facilities, bankers’ acceptances or indentures, in each case with banks or other institutional lenders that engage in making bank loans or similar extensions of credit in the ordinary course, providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other borrowings, in each case, as amended, restated, modified, renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time.
“Crude Oil and Natural Gas Business” means:
(1)
the acquisition, exploration, exploitation, development, operation, production, hedging, swapping and disposition of interests in oil, natural gas and other Hydrocarbon properties and assets;

(2)
the gathering, marketing, treating, processing, storage, refining, hedging, swapping, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith; and

(3)
activities arising from, relating to or necessary, appropriate, ancillary, complementary or incidental to the foregoing.

“Crude Oil and Natural Gas Properties” means all Properties, including equity or other ownership interests therein, owned by any Person which contain or have been assigned “proved oil and gas reserves,” as defined in Rule 4-10 of Regulation S-X of the Securities Act.
“Crude Oil and Natural Gas Related Assets” means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Subsidiary of the Issuer which is related to the business of the Issuer and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.
“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement or arrangement to which such Person is a party or beneficiary.
“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
“Disqualified Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than in exchange for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof (other than in exchange for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, in whole or in part, in either case, on or prior to the final stated maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final stated maturity of the Notes shall not constitute Disqualified Stock if:
(1)
the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Asset Sales” and “— Change of Control”; and

(2)
any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto (or concurrently therewith, provided that all of the Notes validly tendered for purchase and not withdrawn pursuant to the requirements described under “— Change of Control” or “— Certain Covenants — Limitation on Asset Sales” are so purchased).

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
“Dollar-Denominated Production Payment” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Equity Offering” means an offering of Qualified Capital Stock of the Issuer, including any Public Equity Offerings and any non-public, unregistered offering or private placement of such Qualified Capital Stock, or any contribution to capital of the Issuer in respect of Qualified Capital Stock of the Issuer.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset or property, the price which would be paid in an arm’s-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise provided in the Indenture, Fair Market Value shall be determined by an officer of the Issuer acting in good faith, which determination will be conclusive for all purposes under the Indenture.
“Fall-Away Period” has the meaning set forth under “Certain covenants — Covenant suspension”.
“Finance Lease Obligation” means, as to any Person, an obligation that is required to be classified and accounted for as a capital lease or finance lease for financial reporting purposes in accordance with GAAP (but excluding any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens,” a Finance Lease Obligation will be deemed to be secured by a Lien on the property being leased.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:
(1)
the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)
statements and pronouncements of the Financial Accounting Standards Board;

(3)
such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)
the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Global Notes” has the meaning set forth under “Book-Entry, Delivery and Form.”
“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)
entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Qualified Capital Stock. The term “guarantee” used as a verb has a corresponding meaning.
“HPR” means HighPoint Resources Corporation, a Delaware corporation (formerly Red Rider Holdco, Inc.).
“HPO” means HighPoint Operating Corporation (formerly Bill Barrett Corporation), a wholly owned subsidiary of HPR.
“HPR Senior Notes” means HPO's 8.75% Senior Notes due 2025 and 7.00% Senior Notes due 2022.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances related to the foregoing, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.
“incur” has the meaning set forth under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” Notwithstanding the foregoing, solely for purposes of determining compliance with “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,” the following will not be deemed to be incurrences of Indebtedness or issuances of Preferred Stock:
(1)
amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)
the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)
the obligation to pay a premium in respect of Indebtedness or Preferred Stock arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Preferred Stock; and

(4)
unrealized losses or charges in respect of hedging obligations (including those resulting from the application of SFAS 133).

“Indebtedness” means with respect to any Person, without duplication:
(1)
the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)
all Finance Lease Obligations of such Person;

(3)
all obligations of such Person representing the deferred purchase price of property, all conditional sale obligations of such Person and all obligations under any title retention agreement (but excluding Trade Accounts Payable), to the extent such obligations would appear as a liability upon the balance sheet of such Person in accordance with GAAP;

(4)
all obligations for the reimbursement of any obligor on any outstanding letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)
guarantees and other contingent obligations in respect of Indebtedness referred to in this definition;

(6)
all obligations of any other Person of the type referred to in clauses (1) through (5) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured;

(7)
all net payment obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements;

(8)
all Disqualified Stock issued by such Person with the “amount” or “principal amount” of

Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price; and
(9)
any guarantee by such Person of production or payment with respect to (A) a Production Payment or (B) Production Payments and Reserve Sales;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute “Indebtedness.”
For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined reasonably and in good faith by the Issuer. Notwithstanding the foregoing, (i) accrued expenses and Trade Accounts Payable arising in the ordinary course of business shall not constitute “Indebtedness” and (ii) except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”
Any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property shall not constitute Indebtedness.
Notwithstanding the foregoing, in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or the Issuer, “Indebtedness” will exclude any obligations arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations, in each case, incurred or assumed in connection with such acquisition or disposition.
The “amount” or “principal amount” of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:
(1)
the “amount” or “principal amount” of any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the accreted value thereof;

(2)
the “amount” or “principal amount” of any Finance Lease Obligation shall be the amount determined in accordance with the definition thereof;

(3)
the “amount” or “principal amount” of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

(4)
the “amount” or “principal amount” of any Interest Rate Agreements included in the definition of Permitted Indebtedness shall be zero;

(5)
the “amount” or “principal amount” of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

(6)
the “amount” or “principal amount” of all other contingent obligations shall be the maximum liability at such date of such Person.

“Independent Advisor” means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or

Affiliates do not, have a direct or indirect material financial interest in the Issuer and (b) which, in the judgment of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.
“Interest Rate Agreements” means, with respect to any Person, (i) any agreements of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and (ii) any interest rate protection agreements, interest rate future agreements, interest rate option agreements, agreements providing for interest rate swaps, caps, floors or collars and similar agreements or arrangements to which such Person is a party or beneficiary.
“Investment” means, with respect to any Person, any direct or indirect:
(1)
loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property valued at the Fair Market Value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others;

(2)
purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(3)
guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above); and

(4)
other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, “Investment” shall exclude direct or indirect advances or payments to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on a balance sheet, endorsements for collection or deposits arising in the ordinary course of business, any loan or extension of credit represented by a bank deposit other than a time deposit, any interest in an oil or gas leasehold to the extent constituting a security under applicable law and extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Issuer or such Restricted Subsidiary, as the case may be. The amount of any Investment shall be its Fair Market Value at the time such Investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.
“Investment Grade Rating” means a Moody’s rating of Baa3 or higher and an S&P rating of BBB- or higher or, if either such Rating Agency ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any other Rating Agency.
“Issue Date” means the date of original issuance of the Notes (excluding, for such purpose any Additional Notes).
“Legal Defeasance” has the meaning set forth under “— Legal Defeasance and Covenant Defeasance.”
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Merger Transaction” means the Agreement of Plan and Merger, dated as of November 9, 2020, by and among the Issuer, Boron Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Issuer, and HPR and all related documents and agreements, in each case as amended, and all transactions contemplated thereby.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Cash Proceeds” means, with respect to any Asset Sale, the aggregate proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, reservoir engineering and investment banking fees and sales commissions and title expenses), (b) taxes (including secondary tax expenses) paid or payable or taxes required to be accrued as a liability under GAAP after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness or Preferred Stock that is required to be repaid in connection with such Asset Sale or that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, (d) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post-closing adjustments or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (e) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.
“Net Proceeds Offer” has the meaning set forth under “— Certain Covenants — Limitation on Asset Sales.”
“Net Proceeds Offer Amount” has the meaning set forth under “— Certain Covenants — Limitation on Asset Sales.”
“Net Proceeds Offer Payment Date” has the meaning set forth under “— Certain Covenants — Limitation on Asset Sales.”
“Net Proceeds Offer Trigger Date” has the meaning set forth under “— Certain Covenants — Limitation on Asset Sales.”
“Net Working Capital” means all current assets (other than current assets from Commodity Agreements) of the Issuer and its consolidated Subsidiaries, minus all current liabilities of the Issuer and its consolidated Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from Commodity Agreements, in each case as set forth in financial statements of the Issuer prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133); provided that current assets and current liabilities shall exclude Consolidated Non-cash Charges.
“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or such Subsidiary Guarantees, as applicable.
“Permitted Acquisition Indebtedness” means Indebtedness or Preferred Stock of the Issuer or any of its Restricted Subsidiaries to the extent such Indebtedness or Preferred Stock was Indebtedness of:
(1)
a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2)
a Person that was merged or consolidated into the Issuer or a Restricted Subsidiary prior to the date on which such Person was merged or consolidated into the Issuer or a Restricted Subsidiary;

provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into the Issuer or a Restricted Subsidiary or the date of such incurrence, as applicable, after giving pro forma effect thereto,
(a)
the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the

Consolidated EBITDAX Coverage Ratio test described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,”
(b)
the Consolidated EBITDAX Coverage Ratio for the Issuer would be equal to or greater than the Consolidated EBITDAX Coverage Ratio for the Issuer immediately prior to such transaction, or

(c)
the Consolidated Net Worth of the Issuer would be equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction.

“Permitted Indebtedness” means, without duplication, each of the following:
(1)
the Notes issued on the Issue Date and any Subsidiary Guarantees of the Notes;

(2)
Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to the Credit Facilities; provided, however, that immediately after giving effect to the incurrence of Indebtedness under the Credit Facilities, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of (i) $550.0 million and (ii) the Borrowing Base as in effect as of the date of such incurrence; provided, that any Indebtedness incurred under this clause (2) must be secured on a basis that is or would be pari passu with the Senior Credit Facility as in effect on the date of the Indenture;

(3)
Indebtedness of a Restricted Subsidiary to, or Preferred Stock of a Restricted Subsidiary held by, the Issuer or to a Restricted Subsidiary for so long as such Indebtedness or Preferred Stock is held by the Issuer or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Restricted Subsidiary; provided, however, that if as of any date any Person other than the Issuer or a Restricted Subsidiary owns or holds any such Indebtedness or Preferred Stock or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness or issuance of the Preferred Stock so held by a Person other than the Issuer or a Restricted Subsidiary not constituting Permitted Indebtedness under this clause (3) by the issuer of such Indebtedness or Preferred Stock;

(4)
Indebtedness (including any HPR Senior Notes acquired or assumed by the Issuer in connection with the Merger Transaction) or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

(5)
the guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness that is (x) referred to in clause (2) or (4) or (y) permitted by the Indenture to be incurred by the Issuer or any Restricted Subsidiary;

(6)
Interest Rate Agreements of the Issuer or a Restricted Subsidiary covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to manage the exposure of the Issuer and its Restricted Subsidiaries to fluctuations in interest rates with respect to Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

(7)
Indebtedness of the Issuer to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary; provided, however, that (i) any Indebtedness of the Issuer to any Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and (ii) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness so held by a Person other than the Issuer not constituting Permitted Indebtedness under this clause (7) by the Issuer;

(8)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9)
Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by (a) payment obligations in connection with self-insurance, or bid, performance, appeal or surety bonds or similar bonds or for completion or performance guarantees or obligations or for similar requirements in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or (b) obligations represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;
(10)
Refinancing Indebtedness issued to Refinance Indebtedness incurred in accordance with “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above (other than pursuant to clauses (3), (6), (7), (8), (9), (11), (12), (13), (14), (17) or (19) of this definition);

(11)
Finance Lease Obligations and Purchase Money Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred after the Issue Date at any one time outstanding not to exceed the greater of (a) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $100.0 million;

(12)
obligations arising in connection with Commodity Agreements of the Issuer or a Restricted Subsidiary;

(13)
Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(14)
Indebtedness relating to Hydrocarbon balancing positions arising in the ordinary course of business;

(15)
Indebtedness of any of the Issuer and the Restricted Subsidiaries to the extent the net proceeds thereof are promptly (a) used to redeem all of the Notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the Indenture as described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”;

(16)
Permitted Acquisition Indebtedness;

(17)
Indebtedness of the Issuer or any Restricted Subsidiary arising from guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of (a) $40.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof;

(18)
Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Issuer and the Restricted Subsidiaries; and

(19)
additional Indebtedness of the Issuer or any of its Restricted Subsidiaries, or the issuance by the Issuer of any Disqualified Stock or by any Restricted Subsidiary of Preferred Stock, in an aggregate principal amount at any time outstanding not to exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock after giving pro forma effect to such incurrence or issuance and the application of proceeds thereof; and (b) $150.0 million.

In the event that an item of Indebtedness or Preferred Stock or proposed Indebtedness or Preferred Stock (including, without limitation, Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1) through (19) above, or is entitled to be incurred under the above covenant entitled “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” even if not Permitted Indebtedness, the Issuer will be permitted to classify or later reclassify (in whole or in part in its sole discretion) such item of Indebtedness or Preferred Stock in any manner (including by dividing and classifying such item of Indebtedness or Preferred Stock in more than one type of Indebtedness or Preferred Stock permitted under such covenant) that complies with that covenant. Indebtedness or Preferred Stock permitted by such covenant need not be permitted solely by reference to one provision permitting such Indebtedness or Preferred Stock but may be permitted in part by one such provision and in part by one or more other provisions permitting such Indebtedness or Preferred Stock. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and the Restricted Subsidiaries may incur under such covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.
“Permitted Industry Investments” means any Investment made in the ordinary course of the business of the Issuer or any Restricted Subsidiary or that is of a nature that is or shall have become of a kind or character that is customarily made in the Crude Oil and Natural Gas Business, including, without limitation, investments or expenditures for exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, properties, interests or arrangements which permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or otherwise or satisfy other objectives customarily achieved through the conduct of the Crude Oil and Natural Gas Business jointly with third parties, including, without limitation:
(1)
capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;

(2)
entry into, and Investments in the form of or pursuant to, operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, processing agreements, farm-in agreements, farm-out agreements, pooling arrangements, contracts for the sale, transportation, storage or exchange of Hydrocarbons and minerals production sharing agreements, production sales and marketing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, oil or gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or any Restricted Subsidiary, operating agreements, division orders, participation agreements, master limited partnership agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, development agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures (including, without limitation, capital expenditures) in connection therewith or pursuant thereto, Asset Swaps, and exchanges of Company Properties for other Company Properties that, together with any cash and Cash Equivalents in connection therewith, are of at least equivalent value as determined in good faith by the Issuer;

(3)
ownership interests in oil, gas or other Hydrocarbon or mineral properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests and interests therein; and

(4)
Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Issuer or the Subsidiaries pursuant to joint operating agreements.

“Permitted Investments” means:
(1)
Investments by the Issuer or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2)
Investments in the Issuer by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured;

(3)
Investments in cash and Cash Equivalents;

(4)
Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with “— Certain Covenants Limitation on Asset Sales” above;

(5)
Permitted Industry Investments, including prepayments, advances and deposits paid with respect thereto;

(6)
Investments to the extent that Qualified Capital Stock of the Issuer is the consideration paid or provided by the Issuer;

(7)
receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(8)
payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(9)
loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary and otherwise in compliance with the covenant “— Certain Covenants — Limitation on Transactions with Affiliates”;

(10)
stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or in settlement of litigation, arbitration or other disputes with Persons who are not Affiliates;

(11)
Investments in any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)
Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(13)
Investments in any Person to the extent such Investments consist of Commodity Agreements,

Interest Rate Agreements or Currency Agreements otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;
(14)
Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(15)
guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Crude Oil and Natural Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Crude Oil and Natural Gas Business;

(16)
Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the covenants described under “— Certain Covenants — Merger, Consolidation and Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(17)
repurchases of or other Investments in the Notes;

(18)
Investments in any units of any oil and gas royalty trust;

(19)
guarantees of Indebtedness permitted under the covenant described under “— Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(20)
guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Finance Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(21)
advances and prepayments for asset purchases in the ordinary course of business in the Crude Oil and Natural Gas Business of the Issuer or any of its Restricted Subsidiaries;

(22)
Investments made pursuant to the Merger Transaction; and

(23)
additional Investments made after the Issue Date having, when taken together with all other Investments made pursuant to this clause (23) that are outstanding at the time of such additional Investment, an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (a) $100.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such additional Investment.

With respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of such Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.
“Permitted Liens” means each of the following types of Liens:
(1)
Liens existing as of the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

(2)
Liens securing Indebtedness outstanding under the Credit Facilities permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(3)
Liens securing the Notes and the Subsidiary Guarantees and other obligations arising under the Indenture;

(4)
Liens of the Issuer or a Subsidiary Guarantor on assets of any Restricted Subsidiary;

(5)
Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;
(6)
Liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which the Issuer or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7)
statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith or other Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(8)
Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security or old age pension laws or other similar law, rule or regulation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (including letters of credit in connection therewith but exclusive of obligations for the payment of borrowed money), (iii) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other Hydrocarbons and minerals on State, Federal or foreign lands or waters) or (iv) deposits of cash or United States government bonds to secure surety, stay, appeal, indemnity performance or other similar bonds to which such Person is a party or deposits as security for contested taxes or indemnity performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(9)
judgment and attachment Liens not giving rise to an Event of Default;

(10)
easements, rights-of-way, licenses, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(11)
any interest or title of a lessor under any Finance Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Finance Lease Obligation;

(12)
Liens securing Purchase Money Indebtedness of the Issuer or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired or constructed) and (ii) the Lien securing such Indebtedness shall be created within 360 days of such acquisition or construction;

(13)
Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof and Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit or surety bonds do not constitute Indebtedness;
(14)
Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(15)
Liens securing Interest Rate Agreements which Interest Rate Agreements relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Commodity Agreements or Currency Agreements;

(16)
Liens securing Acquired Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case incurred in accordance with “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; provided, however, that (i) such Liens that secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured such Acquired Indebtedness prior to the time such Acquired Indebtedness became Indebtedness of the Issuer or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(17)
Liens on, or related to, properties and assets of the Issuer and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, transportation, marketing, refining or storage, abandonment or operation thereof;

(18)
Liens securing Indebtedness incurred to finance, or Finance Lease Obligations with respect to, the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 360 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(19)
Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Issuer and its Subsidiaries which arise out of operation of law;

(20)
royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, participation agreements, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business;

(21)
with respect to any Properties and assets of the Issuer and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out agreements, farm-in agreements, joint operating agreements, area of mutual interest agreements, partnership agreements, oil, gas, other Hydrocarbons and minerals leases, licenses or sublicenses, assignments, purchase and sale agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of crude oil, natural gas or other Hydrocarbons, unitization and pooling declarations, joint interest billing arrangements and agreements, development agreements, any other agreements, transactions, properties, interests or arrangements referred to in clause (2) of the definition of “Permitted Industry Investments,” and/or other similar or customary arrangements, agreements or interests that the Issuer or any Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property or asset or which are customary in the Crude Oil and Natural Gas Business;
(22)
any (a) interest or title of a lessor or sublessor under any lease, Liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ Liens, tax Liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(23)
survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, minor defects in title or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred or created to secure the payment of borrowed money which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(24)
Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(25)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary on deposit with or in possession of such bank;

(26)
Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(27)
Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge”;

(28)
Liens to secure Production Payments or Production Payments and Reserve Sales; provided, however, that the Liens may not extend to any assets other than those that are the subject of such Production Payments or Production Payments and Reserve Sales, as applicable;

(29)
Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (11), (12), (16), (17), (18), (24), (29) or (30); provided, however, that:

(a)
such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)
the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (11), (12), (16), (17), (18), (24), (29) or (30) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(30)
Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(31)
to the extent not included in any other clause of this definition, leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(32)
Liens arising from Uniform Commercial Code financial statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(33)
to the extent not included in any other clause of this definition, Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary to the extent securing Indebtedness that is non-recourse to the Issuer or to any Restricted Subsidiary;

(34)
Liens incurred in the ordinary course of business with respect to outstanding obligations in the aggregate not exceeding the greater of (x) $100.0 million or (y) 5.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of the proceeds thereof; and

(35)
solely during any Fall-Away Period, any Liens on any properties or assets not constituting a Restricted Property.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).
“Person” means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.
“Preferred Stock” of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.
“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, revenue interest, net revenue interest, reversionary interest, net profits interest, master limited or other partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists or other providers of technical services to the Issuer or a Restricted Subsidiary.
“Property” means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.
“Public Equity Offering” means an underwritten public Equity Offering by the Issuer.

“Purchase Money Indebtedness” means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.
“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for S&P or Moody’s, or both, as the case may be.
“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) the Issuer’s intention to effect a Change of Control.
“Rating Decline” shall be deemed to have occurred if, no later than 60 days after the Rating Date (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes), each of the Rating Agencies decreases its rating of the Notes to a rating that is below its rating of the Notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies; provided, however, that a downgrade of the Notes by the applicable Rating Agency shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a downgrade for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the downgrade in rating does not publicly announce or confirm or inform the Issuer or the Trustee in writing at the request of the Issuer that the downgrade is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade).
“Refinance” means, in respect of any security or Indebtedness or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue a security or Indebtedness or Preferred Stock in exchange or replacement for (or the net proceeds of which are used to Refinance), such security or Indebtedness or Preferred Stock in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means any Indebtedness or Preferred Stock issued in or resulting from a Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or Preferred Stock, in each case that:
(1)
does not have an aggregate principal amount that is greater than the aggregate principal amount of the Indebtedness or Preferred Stock being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium paid in connection with such Refinancing and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing); or

(2)
(x) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness or Preferred Stock, as applicable, being Refinanced and (y) has a final maturity date or redemption date, as applicable, either (i) no earlier than the final maturity date or redemption date, as applicable, of the Indebtedness or Preferred Stock, as applicable, being Refinanced, or (ii) no earlier than 91 days after to the maturity date of the Notes; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of the Issuer or one or more Subsidiary Guarantors, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and/or such Subsidiary Guarantors which were obligors or guarantors of such Indebtedness being Refinanced; (b) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee, then such Refinancing Indebtedness shall be subordinate or junior in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced or shall be Preferred Stock of the obligor on the Indebtedness being Refinanced; (c) if any Preferred Stock being Refinanced was Disqualified Stock of the Issuer, the Refinancing

Indebtedness shall be Disqualified Stock of the Issuer and (d) if any Preferred Stock being refinanced was Preferred Stock of a Restricted Subsidiary, the Refinancing Indebtedness shall be Preferred Stock of such Restricted Subsidiary.
“Replacement Assets” has the meaning set forth under “— Certain Covenants — Limitation on Asset Sales.”
“Restricted Payment” has the meaning set forth under “— Certain Covenants — Limitation on Restricted Payments.”
“Restricted Property” means, with respect to any Fall-Away Period, any Crude Oil and Natural Gas Property having a Fair Market Value in excess of $10.0 million and any facilities directly related to the production of Hydrocarbons from a Restricted Property and includes Capital Stock of a corporation or other Person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Hydrocarbons, (ii) any property which, in the opinion of the Issuer, is not materially important to the total business conducted by the Issuer or its Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of the Issuer, is not materially important to the use or operation of such property.
“Restricted Subsidiary” means any Subsidiary of the Issuer that has not been designated as an Unrestricted Subsidiary pursuant to and in compliance with “— Certain Covenants — Limitation on Restricted and Unrestricted Subsidiaries” above. Any such designation may be revoked, subject to the provisions of such covenant.
“S&P” means Standard & Poor’s Ratings Services.
“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any Property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Credit Facility” means the debt facility provided for under the Credit Agreement dated as of December 7, 2018 among Bonanza Creek Energy, Inc. as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.
“Significant Subsidiary” means a Restricted Subsidiary of a Person that is also a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.
“Subsidiary,” with respect to any Person, means any (i) corporation, association or other business entity of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Subsidiary Guarantee” shall have the meaning assigned to such term under “— Subsidiary Guarantees.”
“Subsidiary Guarantor” means each of the Issuer’s Restricted Subsidiaries on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date;

provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.
“Surviving Entity” has the meaning set forth under “— Certain Covenants — Merger, Consolidation and Sale of Assets.”
“Trade Accounts Payable” means (a) accounts payable or other obligations of the Issuer or any Restricted Subsidiary created or assumed by the Issuer or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion, production and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.
“Unrestricted Subsidiary” means any Subsidiary of the Issuer designated (or deemed designated) as such pursuant to and in compliance with “— Certain Covenants — Limitation on Restricted and Unrestricted Subsidiaries” above. Any such designation may be revoked, subject to the provisions of such covenant.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person, in each case, measured by voting power rather than number of shares.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness or Preferred Stock into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

DESCRIPTION OF BONANZA CREEK COMMON STOCK
If the merger is consummated, holders of HighPoint Senior Notes will receive shares of Bonanza Creek common stock either as part of the Exchange Consideration if their HighPoint Senior Notes are accepted in the Exchange Offers or in connection with the Prepackaged Plan. Bonanza Creek is a Delaware corporation subject to the DGCL and the rights of Bonanza Creek stockholders are governed by the DGCL, the Bonanza Creek certificate of incorporation and the Bonanza Creek bylaws.
The following summary is not a complete statement of the rights of Bonanza Creek stockholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and Bonanza Creek’s governing corporate documents, which holders of HighPoint Senior Notes should read. For information on how copies of these documents may be obtained, please see “Where You Can Find More Information.” Effective November 19, 2020, each share of Bonanza Creek common stock has an associated right to purchase one-one thousandth (subject to adjustment) of a share of the Series A Preferred Stock pursuant to the terms of the tax plan as described below under “Description of Bonanza Creek Common Stock — Description of the Rights.”
Authorized Capital Stock
Bonanza Creek’s authorized capital stock consists of 250,000,000 shares, which include 225,000,000 shares of Bonanza Creek common stock, 25,000,000 shares of preferred stock, par value $0.01 per share (the “Bonanza Creek Preferred Stock”) including 42,000 shares that are designated (but not issued) as Series A Junior Participating Preferred Stock. As of February 1, 2021, there are approximately 20,839,227 shares of Bonanza Creek common stock and no shares of Bonanza Creek Preferred Stock outstanding. Please see “Description of Bonanza Creek Common Stock — Description of the Rights” below for additional information regarding the Bonanza Creek Preferred Stock.
Common Stock
Voting Rights.   Holders of the Bonanza Creek common stock are entitled to one vote per share on all matters to be voted upon by Bonanza Creek stockholders. The holders of the Bonanza Creek common stock do not have cumulative voting rights in the election of directors and election of directors need not be by written ballot. The affirmative vote of at least a majority of Bonanza Creek’s outstanding voting stock will be required to amend or repeal provisions of the Bonanza Creek certificate of incorporation.
Under the Bonanza Creek bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. With respect to any other matter, other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law or Bonanza Creek’s governing documents or with respect to the rights of any preferred stock of Bonanza Creek, the vote of the holders of a majority of the shares having voting power present in person or represented by proxy at a meeting at which a quorum is present will be the act of the stockholders’ meeting.
The relative voting rights of the holders of Series A Preferred Stock are described in “— Description of the Rights” below. The voting rights of the holders of any additional Bonanza Creek Preferred Stock will be determined by the Bonanza Creek board.
Dividend and Liquidation Rights.   Bonanza Creek stockholders may receive dividends when, as and if declared by the Bonanza Creek board out of funds lawfully available for the payment of dividends. As a Delaware corporation, Bonanza Creek may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
The right of Bonanza Creek stockholders to receive dividends and distributions upon liquidation will be subject to the satisfaction of any applicable preference granted to the holders of any Bonanza Creek

Preferred Stock that may then be outstanding. Please see “Description of Bonanza Creek Common Stock — Description of the Rights” below for additional information regarding the Bonanza Creek Preferred Stock.
No Preemptive, Conversion or Redemption Rights.   Bonanza Creek common stock has no preemptive, conversion or exchange rights and is not subject to further calls or assessment by Bonanza Creek. There are no redemption, retraction, purchase for cancellation or sinking fund provisions applicable to the Bonanza Creek common stock, nor are there any provisions discriminating against any existing or prospective holder of the Bonanza Creek common stock as a result of such holder owning a substantial amount of Bonanza Creek common stock.
Number of Directors and Size of Board
The Bonanza Creek board currently has seven members, which, at the effective time, will consist of (i) two independent directors appointed by the HPR Consenting Noteholders who are acceptable to Bonanza Creek and (ii) five directors appointed by Bonanza Creek, consisting of Brian Steck as Chairman of the Bonanza Creek board and four other directors of the Bonanza Creek board as of immediately prior to the effective time. The Bonanza Creek bylaws provide that the number of directors shall be determined by the Bonanza Creek board pursuant to a resolution adopted by a majority of the total number of directors which Bonanza Creek would have if there were no vacancies, subject to the rights of the holders of any series of Bonanza Creek Preferred Stock to elect directors under specified circumstances.
Term of Directors
The Bonanza Creek certificate of incorporation provides for an unclassified board. Each director holds office until his or her successors have been duly elected and qualified, or otherwise until his or her earlier death, resignation or removal.
Vacancies
Under the Bonanza Creek bylaws, and in accordance with the DGCL, subject to the rights of holders of any series of any preferred stock then outstanding, vacancies and newly-created directorships resulting from any increase in the authorized number of directors and any vacancies in the Bonanza Creek board resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next election of directors and such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.
Quorum for Board Meetings
Under the Bonanza Creek bylaws, and in accordance with DGCL, the presence of at least a majority of the total number of authorized directors constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Bonanza Creek board (except as may be otherwise specifically provided by statute or the Bonanza Creek certificate of incorporation).
Annual Meetings of Stockholders
The Bonanza Creek bylaws provide that annual meetings of stockholders shall be held at such dates and times as shall be designated by Bonanza Creek board and stated in the notice of the meeting, at which time the stockholders shall elect a board of directors and transact such other business as may be properly brought before the meeting. The board of directors of each corporation may postpone, reschedule, or cancel any previously scheduled annual meeting of stockholders.
Quorum for Stockholder Meetings
Under the DGCL, and the Bonanza Creek bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Notice of Annual and Special Meetings of Stockholders
Under the DGCL and the Bonanza Creek bylaws, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.
Calling Special Meetings of Stockholders
The Bonanza Creek certificate of incorporation provides that a special meeting of stockholders may be called by the chairman of the Bonanza Creek board, Bonanza Creek’s chief executive officer, Bonanza Creek’s president or the Bonanza Creek board, pursuant to resolutions adopted by a majority of the total number of directors which the Bonanza Creek board would have if there were no vacancies. The Bonanza Creek stockholders do not have the power to call a special meeting of the Bonanza Creek stockholders.
Stockholders Action by Written Consent
The Bonanza Creek certificate of incorporation and the Bonanza Creek bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any action required or permitted to be taken by the Bonanza Creek stockholders must be effected at a duly-called annual or special meeting of the Bonanza Creek stockholders and may not be effected by any consent in writing by such stockholders.
Amendment of Governing Documents
The Bonanza Creek certificate of incorporation grants the Bonanza Creek board the power to adopt, amend or repeal the Bonanza Creek bylaws by affirmative vote of at least a majority of the directors then in office. The Bonanza Creek stockholders may also adopt, amend or repeal the Bonanza Creek bylaws by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon, voting together as a single class; provided, however, that no bylaws subsequently adopted by the Bonanza Creek stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.
Limitation on Liability of Directors
Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although the Delaware law does not change directors’ duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. The Bonanza Creek certificate of incorporation limits the liability of its directors to the fullest extent permitted by this law.
Specifically, each of Bonanza Creek’s directors is not personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability:
•
for any breach of their duty of loyalty to the corporation or its stockholders;

•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•
for any transaction from which the director derived an improper personal benefit.

This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the corporation’s stockholders.

To the extent that a present or former director, officer or employee of Bonanza Creek has been successful on the merits or otherwise in defense of any threatened, pending, or completed proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) reasonably incurred by him or her in connection therewith.
Bonanza Creek may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Bonanza Creek or is or was serving at the request of Bonanza Creek as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not Bonanza Creek would have the power to indemnify such person against such liability.
Any rights to indemnification or advancement of expenses conferred upon any current or former director, officer or employee of Bonanza Creek are contractual, vest when such person becomes a director, officer or employee of Bonanza Creek, and shall continue as vested contract rights even if such person ceases to be a director, officer or employee of Bonanza Creek. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with the rights conferred under the Bonanza Creek bylaws shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses shall be ineffective as to such person, except with respect to any threatened, pending, or completed proceeding that relates to or arises from (and only to the extent such proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.
Anti-Takeover Provisions
Certificate of Incorporation and Bylaws.   The Bonanza Creek certificate of incorporation and Bonanza Creek bylaws contain provisions that are described in the following paragraphs, which may delay, defer, or prevent a change in control of Bonanza Creek, the removal of Bonanza Creek’s existing management or directors, or an offer by a potential acquirer to Bonanza Creek stockholders, including an offer by a potential acquirer at a price higher than the market price for the Bonanza Creek stockholders’ shares.
Among other things, the Bonanza Creek certificate of incorporation and Bonanza Creek bylaws:
•
establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Bonanza Creek stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to Bonanza Creek’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Bonanza Creek’s principal executive offices not less than 120 days and not more than 150 days prior to the first anniversary date of the annual meeting for the preceding year. The Bonanza Creek bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the Bonanza Creek stockholders at an annual or special meeting;

•
provide the Bonanza Creek board the ability to authorize undesignated Bonanza Creek Preferred Stock. This ability makes it possible for the Bonanza Creek board to issue, without stockholder approval, Bonanza Creek Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of Bonanza Creek;

•
provide that the authorized number of directors may be changed only by resolution of the Bonanza Creek board;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that Bonanza Creek stockholders may only act at a duly called meeting and may not act by written consent in lieu of a meeting;

•
provide that Bonanza Creek stockholders are not permitted to call special meetings of Bonanza Creek stockholders. Only the Bonanza Creek board, Chairperson, Chief Executive Officer and President are permitted to call a meeting of stockholders; and

•
provide that the Bonanza Creek board may alter or repeal the Bonanza Creek bylaws or approve new bylaws without further stockholder approval.

Delaware Anti-Takeover Law.   Bonanza Creek is a Delaware corporation subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:
•
the Bonanza Creek board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Bonanza Creek’s voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors or officers and issued pursuant to employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by the Bonanza Creek board on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by the Bonanza Creek board, including discouraging takeover attempts that might result in a premium over the market price for the shares of the Bonanza Creek common stock. With approval of the Bonanza Creek stockholders, Bonanza Creek could amend the Bonanza Creek certificate of incorporation in the future to elect not to be governed by the anti-takeover law.
Exclusive Forum
Unless the Bonanza Creek board or one of its committees consents in writing to the selection of an alternative forum, the sole and exclusive forum shall be the Court of Chancery of the State of Delaware for (i) any derivative action or proceeding brought on behalf of Bonanza Creek, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of Bonanza Creek to Bonanza Creek or Bonanza Creek stockholders, (iii) any action asserting a claim against Bonanza Creek arising pursuant to any provision of the DGCL, the Bonanza Creek certificate of incorporation or the Bonanza Creek bylaws, (iv), any action to interpret, apply, enforce or determine the validity of the Bonanza Creek certificate of incorporation or the Bonanza Creek bylaws, or (v) any action asserting a claim against Bonanza Creek or any director or officer or other employee of Bonanza Creek governed by the internal affairs doctrine, in each such case subject to said court of chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Bonanza Creek shall be deemed to have notice of and consented to the provisions of the Bonanza Creek certificate of incorporation.

Appraisal Rights
Under the DGCL, the stockholders of Delaware corporations have appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. No appraisal rights or dissenters’ rights will be available with respect to the Share Issuance or the merger for existing Bonanza Creek stockholders. Please see “The Merger — Appraisal Rights and Dissenters’ Rights.” Holders of the HighPoint Senior Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers and Consent Solicitations.
Description of the Rights
On November 8, 2020, in connection with the adoption of the tax plan, the Bonanza Creek board declared a dividend of one Bonanza Creek Right for each issued and outstanding share of Bonanza Creek common stock. Each Bonanza Creek Right entitles the registered holder, subject to the terms of the tax plan, to purchase from Bonanza Creek one one-thousandth of a share of Bonanza Creek’s Series A Preferred Stock, par value $0.01 per share, at a price of $100.00, subject to certain adjustments. The description and terms of the Bonanza Creek Rights and Series A Preferred Stock are set forth in the tax plan by and between Bonanza Creek and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, and in the Certificate of Designations of Bonanza Creek’s Series A Junior Participating Preferred Stock, filed as Exhibits 3.1 and 4.1, respectively, to Bonanza Creek’s Current Report on Form 8-K filed on November 9, 2020, incorporated by reference herein.
The purpose of the tax plan is to reduce the risk that Bonanza Creek’s ability to use its net operating losses and certain other tax attributes to reduce potential future income tax obligations would become subject to limitation by reason of Bonanza Creek experiencing an “ownership change,” as defined in Section 382 of the Code. A corporation generally will experience an ownership change if the percentage of the corporation’s stock owned by its “5-percent shareholders,” as defined in Section 382 of the Code, increases by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The tax plan is designed to reduce the likelihood that Bonanza Creek will experience an ownership change under Section 382 of the Code by (i) discouraging any person or group of persons from acquiring beneficial ownership of more than 4.95% of the outstanding shares of Bonanza Creek common stock and (ii) discouraging any existing shareholder currently beneficially holding 4.95% or more of the outstanding shares of Bonanza Creek common stock from acquiring any additional shares of Bonanza Creek common stock.
The rights will trade with Bonanza Creek’s common stock and will expire at the close of business on November 9, 2023. The board of directors of Bonanza Creek will consider an earlier termination of the tax plan under certain conditions as described in the tax plan. The Bonanza Creek Rights will be exercisable if a person or group of persons acquires 4.95% or more of Bonanza Creek’s outstanding common stock. The Bonanza Creek Rights will also be exercisable if a person or group of persons that already owns 4.95% or more of Bonanza Creek’s common stock acquires an additional share. If the Bonanza Creek Rights become exercisable, all holders of Bonanza Creek Rights, other than the person or group of persons triggering the Bonanza Creek Rights, will be entitled to purchase shares of Bonanza Creek common stock at a 50% discount. Bonanza Creek Rights held by the person or group of persons triggering the Bonanza Creek Rights will become void and will not be exercisable.
For a full description of the Bonanza Creek Rights, see Bonanza Creek’s Registration Statement on Form 8-A, filed with the SEC on November 9, 2020, and incorporated by reference herein

CERTAIN BENEFICIAL OWNERS OF BONANZA CREEK COMMON STOCK
To Bonanza Creek’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Bonanza Creek common shares as of the close of business on February 1, 2021 (except as noted in the footnotes below) and with respect to: (i) each person known by Bonanza Creek to beneficially own 5% or more of the outstanding Bonanza Creek common shares; (ii) each member of the Bonanza Creek board; (iii) each named executive officer of Bonanza Creek; and (iv) the members of the Bonanza Creek board and Bonanza Creek’s current executive officers as a group.
Bonanza Creek has determined beneficial ownership in accordance with the rules of the SEC. Information set forth in the tables below with respect to beneficial ownership of Bonanza Creek common stock has been obtained from filings made by the named beneficial ownership with the SEC as of February 1, 2021 or, in the case of Bonanza Creek’s current executive officers and directors, has been provided to us by such individuals. Except as indicated by the footnotes below, Bonanza Creek believes, based on the information furnished to Bonanza Creek, that the persons and entities named in the table below have sole voting and investment power with respect to all Bonanza Creek common shares that he, she or it beneficially owns.
Applicable percentage ownership and voting power is based on approximately 20,839,227 shares of Bonanza Creek common stock outstanding as of February 1, 2021.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 410 17th Street, Suite 1400, Denver, CO 80202.
Name of Beneficial Owner	Common Stock	Warrants(1)	Restricted Stock Units(1)(2)	Non- Qualified Stock Options(3)	Total Stock and Stock- Based Holdings	Percentage of Class(4)
5% Stockholders:
BlackRock, Inc.(5)	2,507,427	0	0	0	2,507,427	12.0%
FMR LLC(6)	2,510,479	0	0	0	2,510,479	12.0%
Dimensional Fund Advisors LP(7)	1,714,748	0	0	0	1,714,748	8.2%
The Vanguard Group(8)	1,264,295	0	0	0	1,264,295	6.1%
Donald Smith & Co., Inc.(9)	1,049,180	0	0	0	1,049,180	5.0%
Directors and Named Executive Officers:
Carrie Hudak	3,468	0	7,897	0	11,365	*
Paul Keglevic	10,223	0	7,897	0	18,120	*
Brian Steck	10,223	0	11,845	0	22,068	*
Jack Vaughn	12,779	0	7,897	0	20,676	*
Scott Vogel	10,223	0	7,897	0	18,120	*
Jeff Wojahn	10,298	0	7,897	0	18,195	*
Eric Greager	47,794	0	138,950	0	186,744	*
Brant DeMuth	12,541	0	36,843	0	49,384	*
Skip Marter	24,792	0	26,058	24,380	75,230	*
Dean Tinsley	12,043	0	22,822	7,609	42,474	*
Sandi Garbiso	3,714	0	14,538	4,871	23,123	*
All Executive Officers and Directors as a Group (consisting of 11 persons)	158,098	0	290,541	36,860	485,499	2.3%

(1)
Warrants to purchase common stock of Bonanza Creek expired at 5:00 p.m., New York City time, on April 28, 2020.

(2)
There are no shares under outstanding RSUs that directors and executive officers may acquire within 60 days from February 1, 2021.

(3)
According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares that the individual has a right to acquire within 60 days of a date reasonably selected by us, through the exercise of any right. The stock options have zero realizable value. Bonanza Creek selected February 1, 2021 as the determination date.
(4)
Based on 20,839,227 shares of common stock outstanding as of February 1, 2021.

(5)
According to a Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. (“BlackRock”), BlackRock has, with respect to Bonanza Creek’s common stock, sole power to vote 2,473,161 shares, shared voting power over no shares, sole power to dispose of 2,507,427 shares, and shared power to dispose of no shares. The 13G/A contained information as of December 31, 2020, and may not reflect current holdings of Bonanza Creek’s common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(6)
According to a Schedule 13G filed with the SEC on April 10, 2020 by FMR LLC (“FMR”), FMR has, with respect to Bonanza Creek’s common stock, sole power to vote 392,438 shares, shared voting power over no shares, sole power to dispose of 2,510,479 shares, and shared power to dispose of no shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(7)
According to a Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional”) Dimensional has, with respect to Bonanza Creek’s common stock, sole power to vote 1,691,086 shares, shared voting power over no shares, sole power to dispose of 1,714,748 shares, and shared power to dispose of no shares. The 13G/A contained information as of December 31, 2019, and may not reflect current holdings of Bonanza Creek’s common stock. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(8)
According to a Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”), in its capacity as an investment advisor, has, with respect to the Bonanza Creek common stock, sole voting power with respect to 20,997 shares, shared voting power with respect to 1,000 shares, sole dispositive power with respect to 1,246,883 shares, and shared dispositive power with respect to 17,412 shares. The 13G/A contained information as of December 31, 2019, and may not reflect current holdings of Bonanza Creek’s common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
According to a Schedule 13G filed with the SEC on February 14, 2020 by Donald Smith & Co., Inc. (“Donald Smith”), Donald Smith has, with respect to Bonanza Creek’s common stock, sole power to vote 1,029,948 shares, shared voting power over no shares, sole power to dispose of 1,046,035 shares, and shared power to dispose of no shares. The 13G contained information as of February 13, 2020, and may not reflect current holdings of Bonanza Creek’s common stock. The address for Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY 10019.

*
Represents less than 1.0%.

DESCRIPTION OF INDEBTEDNESS
Bonanza Creek
Bonanza Creek Credit Facility
On December 7, 2018, Bonanza Creek entered into a reserve-based revolving facility, as the borrower, with JPMorgan Chase Bank, N.A., as the administrative agent, and a syndicate of financial institutions, as lenders (the “Bonanza Creek Credit Facility”). The $750.0 million Bonanza Creek Credit Facility has a maturity date of December 7, 2023 and was governed by an initial borrowing base of $350.0 million. The Bonanza Creek Credit Facility borrowing base is redetermined on a semi-annual basis. The most recent redetermination was concluded on December 22, 2020, resulting in a reaffirmation of the borrowing base and aggregate elected commitments of $260.0 million.
The Bonanza Creek Credit Facility is guaranteed by all restricted domestic subsidiaries of Bonanza Creek (each, a “Bonanza Creek Guarantor” and, together with Bonanza Creek, the “Bonanza Creek Credit Parties”), and is secured by first priority security interests on substantially all assets of each Bonanza Creek Credit Party, subject to customary exceptions.
Bonanza Creek’s obligations under the Bonanza Creek Credit Facility are secured by first priority liens on all of our property and assets (whether real, personal, or mixed, tangible or intangible), including our proved reserves and our oil and gas properties (which term is defined to include fee mineral interests, term mineral interests, leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments, back in interests and reversionary interests).
As of September 30, 2020 and December 31, 2019, Bonanza Creek had $20.0 million and $80.0 million, respectively, outstanding on the Bonanza Creek Credit Facility. As of February 1, 2021, Bonanza Creek had no amounts outstanding under the Bonanza Creek Credit Facility.
Amounts borrowed and repaid under the Bonanza Creek Credit Facility may be reborrowed. The Bonanza Creek Credit Facility may be used only to finance development of oil and gas properties, for working capital and for other general corporate purposes.
Under the original terms of the Bonanza Creek Credit Facility, borrowings bore interest at a per annum rate equal to, at the option of Bonanza Creek, either (i) LIBOR, subject to a 0% LIBOR floor plus a margin of 1.75% to 2.75%, based on the utilization of the Bonanza Creek Credit Facility (the “Eurodollar Rate”) or (ii) a fluctuating interest rate per annum equal to the greatest of (a) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate, (b) the rate of interest published by the Federal Reserve Bank of New York as the federal funds effective rate plus one-half of 1%, (c) the rate of interest published by the Federal Reserve Bank of New York as the overnight bank funding rate plus one-half of 1%, or (d) a LIBOR offered rate for a one-month interest period plus 1%, subject to a 0% LIBOR floor plus a margin of 0.75% to 1.75%, based on the utilization of the Bonanza Creek Credit Facility (the “Reference Rate”). Interest on borrowings that bear interest at the Eurodollar Rate are payable on the last day of the applicable interest period selected by Bonanza Creek, which shall be one, two, three, or six months (provided that if an interest period extends beyond three months, interest shall be paid on each three month anniversary of the start of such interest period), and interest on borrowings that bear interest at the Reference Rate shall be payable quarterly in arrears.
On June 18, 2020, in conjunction with the borrowing base redetermination, Bonanza Creek, together with certain of its subsidiaries, entered into the First Amendment to the Bonanza Creek Credit Facility to, among other things: (i) implement certain anti-cash hoarding provisions, including a weekly mandatory prepayment requirement with respect to the excess of Bonanza Creek’s consolidated cash balance over $35.0 million; (ii) require that, in order to borrow or issue a letter of credit under the Bonanza Creek Credit Facility, the consolidated cash balance not exceed the greater of (a) $35.0 million (both before and after giving effect to such borrowing or letter of credit issuance) or (b) expenditures in respect of oil and gas properties in the ordinary course of business (as agreed to by the administrative agent); (iii) decrease the maximum permitted net leverage ratio from 4.00 to 3.50 and the maximum permitted leverage ratio for purposes of making a restricted payment, investment or optional or voluntary redemption from 3.25 to 2.75;

(iv) increase the Eurodollar Rate margin from 1.75% to 2.75% to 2.00% to 3.00%; (v) increase the Reference Rate margin from 0.75% to 1.75% to 1.00% to 2.00%; and (vi) amend certain other covenants and provisions. Bonanza Creek was in compliance with all covenants as of September 30, 2020, and through the filing date of this report.
The Bonanza Creek Credit Facility contains customary representations and affirmative covenants. The Bonanza Creek Credit Facility also contains customary negative covenants, which, among other things, and subject to certain exceptions, include restrictions on (i) liens, (ii) indebtedness, guarantees and other obligations, (iii) restrictions in agreements on liens and distributions, (iv) mergers or consolidations, (v) asset sales, (vi) restricted payments, (vii) investments, (viii) affiliate transactions, (ix) change of business, (x) foreign subsidiaries, (xi) changes to organizational documents, (xii) use of proceeds and letters of credit, (xiii) hedging transactions, (xiv) changes in fiscal year or fiscal quarter, (xv) operating leases, (xvi) prepayments of certain debt and other obligations, and (xvii) sales or discounts of receivables. The Bonanza Creek Credit Parties are subject to certain financial covenants under the Bonanza Creek Credit Facility, as tested on the last day of each fiscal quarter, including, without limitation, (i) a maximum ratio of Bonanza Creek’s consolidated net indebtedness (subject to certain exclusions) to EBITDAX and (ii) a current ratio, as defined in the Bonanza Creek Credit Facility, inclusive of the unused Commitments then available to be borrowed, to not be less than 1.00 to 1.00.
As of September 30, 2020 and February 1, 2021, Bonanza Creek was in compliance with these ratios. If an event of default exists under the Bonanza Creek Credit Facility, the lenders will be able to accelerate the maturity of the loan and exercise other rights and remedies.
The information set forth above is only a summary and should be read in conjunction with, and is qualified in its entirety by, Bonanza Creek’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, in each case incorporated herein by reference.
Pursuant to the merger agreement, Bonanza Creek and HighPoint have agreed to use their respective reasonable best efforts to procure, through the amendment or restatement of the Bonanza Creek Credit Facility, or through a new credit facility, or any combination of the foregoing, senior secured debt financing on terms reasonably acceptable to Bonanza Creek with aggregate available commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount. It is anticipated that Bonanza Creek will prepay amounts outstanding under HighPoint’s existing credit facility at the effective time. However, there can be no assurance that Bonanza Creek and HighPoint will be successful in procuring such a credit facility on commercially reasonable terms or at all. For additional information regarding the treatment of Bonanza Creek indebtedness in connection with the transactions, please see the section entitled “The Merger — Treatment of Indebtedness.”
HighPoint
HighPoint Credit Facility
On September 14, 2018, HighPoint entered into a fourth amended and restated credit facility (as amended, the “Amended HighPoint Credit Facility”), with JPMorgan Chase Bank, N.A. as administrative agent which, among other things, provides for a maximum credit amount of $1.5 billion, an initial elected commitment amount of $500.0 million and an initial borrowing base of $500.0 million. The Amended HighPoint Credit Facility was amended on May 21, 2020 to, among other things, reduce the aggregate elected commitment amount and the borrowing base from $500.0 million to $300.0 million, increase the applicable margins for interest and commitment fee rates and add provisions requiring the availability under the Amended HighPoint Credit Facility to be at least $50.0 million and anti-cash hording provisions requiring that HighPoint’s weekly cash balance (subject to certain exceptions) to not exceed $35.0 million.
The Amended HighPoint Credit Facility was further amended on October 30, 2020 to, among other things, reduce the aggregate elected commitment amount to $185.0 million, reduce the borrowing base to $200.0 million and remove the provisions requiring availability under the Amended HighPoint Credit Facility to be at least $50.0 million. In addition, provisions were amended to disallow HighPoint from incurring any additional indebtedness for borrowed money. Due to the amendment and restatement of the third amended and restated credit facility, HighPoint recognized a loss on extinguishment of debt of $0.3 million on the Consolidated Statements of Operations for the year ended December 31, 2018. As credit support for future payment under a contractual obligation, a $26.0 million letter of credit has been issued under the Amended HighPoint Credit Facility.
HighPoint had $140.0 million and zero outstanding borrowings under the Amended HighPoint Credit Facility as of December 31, 2019 and 2018, respectively. While the stated maturity date of the Amended HighPoint Credit Facility is September 14, 2023, the Amended HighPoint Credit Facility is subject to a springing maturity date if HighPoint has more than $100.0 million of “Permitted Debt” or “Permitted Refinancing Debt” (as those terms are defined in the Amended HighPoint Credit Facility) that matures prior to December 14, 2023. If that is the case, the maturity date is 91 days prior to the earliest maturity of such Permitted Debt or Permitted Refinancing Debt. Currently, because the 2022 Notes will mature on October 15, 2022, the aggregate amount of those notes exceeds $100.0 million and the notes constitute “Permitted Debt,” the maturity date specified in the Amended HighPoint Credit Facility is the date that is 91 days prior to the maturity date of such notes, or July 16, 2022.
Interest rates on outstanding loans under the Amended HighPoint Credit Facility are either adjusted LIBOR plus applicable margins of 2.5% to 3.5% or an alternate base rate, which is generally the prime rate, plus applicable margins of 1.5% to 2.5%, and the unused commitment fee is 0.5%. The applicable margins and the unused commitment fee rate are determined based on borrowing base utilization. The weighted average annual interest rate incurred on the Amended HighPoint Credit Facility was 3.3% and 4.1% for the three months ended September 30, 2020 and 2019, respectively, and 3.2% and 4.1% for the nine months ended September 30, 2020 and 2019, respectively.
The borrowing base under the Amended HighPoint Credit Facility is determined at the discretion of the lenders, based on the collateral value of HighPoint’s proved reserves, is subject to regular re-determination on or about April 1 and October 1 of each year, and may be further adjusted in accordance with certain asset sales, termination or unwinding of certain hedge agreements or upon issuance of certain permitted debt. Borrowing bases are computed based on proved oil, natural gas and NGL reserves that have been mortgaged to the lenders, hedge positions and estimated future cash flows from such reserves calculated using future commodity pricing provided by HighPoint’s lenders, as well as any other outstanding debt. Lower commodity prices could result in a decreased borrowing base.
The Amended HighPoint Credit Facility contains certain financial covenants that are measured each fiscal quarter. HighPoint is currently in compliance with all financial covenants and has complied with all financial covenants since issuance. However, as discussed in the section entitled “Going Concern” of the Notes to Consolidated Financial Statements of Annex O of this Prospectus, based on HighPoint’s financial projections for the twelve month period following the issuance date of the interim consolidated financial statements set forth therein, it is probable HighPoint will breach a financial covenant in the Amended HighPoint Credit Facility in the second quarter of 2021. If this breach were to occur, HighPoint does not receive a waiver from its lenders, and the debt under the Amended HighPoint Credit Facility is accelerated, all of the amount borrowed under the Amended HighPoint Credit Facility will become due, and cross-defaults will occur under the HighPoint Indentures. Further, if HighPoint’s independent auditor includes an explanatory paragraph regarding HighPoint’s ability to continue as a “going concern” in its report on its financial statements for the year ending December 31, 2020, and the debt under the Amended HighPoint Credit Facility is accelerated as a result, a cross-default could result under the HighPoint Indentures. On February 1, 2021, HighPoint, the RBL Agent (as defined in the Prepackaged Plan), the consenting lenders party thereto, and the other parties thereto entered into a Consent and Agreement, which, among other things, provided that any “going concern” qualification in HighPoint’s independent auditor report on its financial statements for the year ending December 31, 2020 in connection with HighPoint’s anticipated financial covenant breach in 2021 (as previously described) shall not constitute a default or event of default under the Amended Highpoint Credit Facility. If HighPoint fails to comply with the other covenants or other terms of any agreements governing HighPoint’s debt, the lenders under the Amended HighPoint Credit Facility and holders of the HighPoint Senior Notes may, among other things, have the right to accelerate the maturity of the relevant debt and foreclose upon the collateral, if any, securing that debt. The occurrence of any such event would adversely affect HighPoint’s financial condition.

Subject to the satisfaction or waiver or the conditions to the merger, it is anticipated that Bonanza Creek will prepay amounts outstanding under the Amended HighPoint Credit Facility at the effective time. For additional information regarding the treatment of HighPoint indebtedness in connection with the transactions, please see the section entitled “The Merger — Treatment of Indebtedness.”
HighPoint Senior Notes
2022 Notes
The 2022 Notes mature on October 15, 2022, unless earlier redeemed or purchased by HighPoint OpCo. $350.0 million aggregate principal amount of the 2022 Notes are currently outstanding. Interest on the 2022 Notes is payable in arrears semi-annually on April 15 and October 15 of each year. The 2022 Notes are senior unsecured obligations of HighPoint OpCo, rank equal in right of payment with all of HighPoint’s other existing and future senior indebtedness, including the 2025 Notes, and are effectively subordinated to HighPoint OpCo’s secured debt, to the extent of the value securing such debt. The 2022 Notes are redeemable at HighPoint OpCo’s option at par.
2025 Notes
The 2025 Notes mature on June 15, 2025, unless earlier redeemed or purchased by HighPoint OpCo. $275.0 million aggregate principal amount of the 2025 Notes are currently outstanding. Interest on the 2025 Notes is payable in arrears semi-annually on June 15 and December 15 of each year. The 2025 Notes are senior unsecured obligations of HighPoint OpCo, rank equal in right of payment with all of HighPoint OpCo’s other existing and future senior indebtedness, including the 2022 Notes , and are effectively subordinated to HighPoint OpCo’s secured debt, to the extent of the value securing such debt. The 2025 Notes are redeemable at HighPoint OpCo’s option at a redemption price of 106.563% of the principal amount, which rate will step down on June 15, 2021, 2022 and 2023 to 104.375%, 102.188% and 100.000%, respectively.
The issuer of the 2022 Notes and the 2025 Notes is HighPoint OpCo. Pursuant to supplemental indentures entered into in connection with the HighPoint’s merger with Bill Barrett Corporation, HighPoint Resources Corporation became a guarantor of the 2022 Notes and the 2025 Notes in March 2018. The covenants in the indentures governing the HighPoint Senior Notes limit certain activities of HighPoint OpCo and its Restricted Subsidiaries (as defined therein), including limitations on their ability to pay dividends, incur additional indebtedness, make restricted payments, incur liens, sell assets or make loans to HighPoint Resources Corporation. The majority of the restrictive covenants in the indentures are not applicable to HighPoint Resources Corporation as a guarantor of the HighPoint Senior Notes.
The indentures governing the 2022 Notes or the 2025 Notes do not prohibit HighPoint from repurchasing any of the HighPoint Senior Notes from time to time at any price in open market purchases, negotiated transactions or by tender offer or otherwise without any notice to or consent of the holders.
The information set forth above is only a summary and should be read in conjunction with, and is qualified in its entirety by, HighPoint’s Annual Report on Form 10-K for the year ended December 31, 2019 recast for the 2020 reverse split and attached hereto as Annex L, and HighPoint’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, attached hereto as Annex N.
The 2022 Notes and the 2025 Notes are the subject of the Exchange Offers and the Consent Solicitations. If the Exchange Offers are successful, any HighPoint Senior Notes not accepted in the applicable Exchange Offer will remain outstanding as obligations of HighPoint and its subsidiaries as wholly-owned subsidiaries of Bonanza Creek. If the Consent Solicitations are successful, the majority of the restrictive covenants and certain events of default in the HighPoint Indentures will be eliminated through the implementation of the Proposed Amendments. If the Prepackaged Plan is confirmed in the HighPoint Chapter 11 cases, the 2022 Notes and the 2025 Notes will be exchanged for the Exchange Consideration and no HighPoint Senior Notes will remain outstanding. For additional information regarding the treatment of HighPoint indebtedness in connection with the transactions, please see the section entitled “The Merger — Treatment of Indebtedness.”

THE MERGER
This section of the Prospectus describes the material aspects of the merger. This section may not contain all of the information that is important to you. You should carefully read this entire Prospectus and the documents attached hereto and incorporated by reference into this Prospectus, including the full text of the merger agreement, a copy of which is attached to this Prospectus as Annex A, for a more complete understanding of the merger and the transactions related thereto. In addition, important business and financial information about each of Bonanza Creek and HighPoint is included in, attached to or incorporated by reference into this Prospectus and is included in the annexes hereto. Please see “Where You Can Find More Information.”
Effects of the Merger
The merger agreement, among other things, provides for (i) the merger, with HighPoint continuing its existence as the surviving company and a wholly owned subsidiary of Bonanza Creek; and (ii) the commencement by Bonanza Creek of the HighPoint restructuring transactions, such HighPoint restructuring transactions to be consummated simultaneously at the effective time.
In addition, the HighPoint board will take all actions as may be necessary so that, at the effective time, each outstanding restricted stock unit and performance stock unit in respect of HighPoint common stock will be treated as described in “— Interests of Certain HighPoint Directors and Executive Officers in the Merger — Treatment of HighPoint Equity Awards in the Merger.”
Background of the Merger
The HighPoint board, together with HighPoint’s executive management, in the ordinary course and consistent with their fiduciary duties, regularly reviews and assesses HighPoint’s strategic options. Since the merger with Fifth Creek in March 2018, HighPoint management and its board had evaluated multiple strategic combinations. Beginning in late 2019, this process took on increased urgency given structural changes in the oil and gas industry, HighPoint’s limited and reduced access to capital markets and lower market capitalization and investor demands for increased size and scale with lower leverage. Accordingly, the board directed management to intensify its efforts to find a strategic transaction partner and reduce HighPoint’s capital expenditures.
HighPoint and Bonanza Creek independently recognized that a combination could result in savings and synergies from (i) the companies’ contiguous acreage positions located in rural areas of Weld County (and therefore less impacted by legislative and regulatory developments aimed largely at operators in the rural-urban interface north of Denver), (ii) their adjacent oil, gas and water pipeline infrastructure, (iii) their complementary compression facilities, and (iv) the combined company’s access to more processing and takeaway options. Such a combination would also result in the increased size and scale being sought by investors.
HighPoint (formerly known as Bill Barrett Corporation) and Bonanza Creek had considered a strategic combination as far back as 2014. From 2014 through the beginning of 2020, Bonanza Creek and HighPoint conducted preliminary discussions from time-to-time regarding a potential strategic transaction. The last of those discussions was terminated in February 2020 without the parties’ exchanging terms for a potential combination. In connection with those discussions, Bonanza Creek and HighPoint entered into a confidentiality agreement in July 2017 and extended it in September 2017, March 2019, and December 2019. Since the beginning of that period, Evercore has been engaged by Bonanza Creek as its financial advisor and participated in the discussions. HighPoint utilized several financial advisors in these discussions, including Tudor Pickering Holt & Co Advisors LP (“TPH”) and its affiliates, including Perella Weinberg Partners (together with TPH, “TPH-PWP”) since 2017 and J.P. Morgan Securities LLC (“J.P. Morgan”) in January 2020 until discussions were ultimately terminated at the end of February 2020.
On November 20, 2019, the HighPoint board held a special meeting with HighPoint management to discuss potential strategic alternatives, including asset dispositions and business combinations. The HighPoint board came to the view that, given HighPoint’s balance sheet and leverage profile, any potential business combination would require the exchange or equitization of all HighPoint Senior Notes. The HighPoint board directed management to initiate discussions with Franklin, HighPoint’s largest Senior Noteholder. HighPoint senior management discussed in general terms Franklin’s interest in an exchange or equitization on December 6, 2019.
On December 19, 2019, the HighPoint board held a special meeting with management and J.P. Morgan to discuss strategic alternatives. The HighPoint board considered that a standalone restructuring would generate less value given the lack of investor interest in small and mid-cap oil and gas exploration companies. R. Scot Woodall, the Chief Executive Officer and President of HighPoint, and Bill Crawford, HighPoint’s Chief Financial Officer, reported on the meeting with Franklin, noting that Franklin did not favor a standalone restructuring involving a significant equitization of its HighPoint Senior Notes because the resulting equity stake would have limited liquidity and because of the lack of investor interest in small and mid-cap oil and gas exploration companies.
On February 6, 2020, the HighPoint board held a special meeting with management to discuss a divestment initiative undertaken with respect to certain non-operated working interests and overriding royalty interests. J.P. Morgan then joined the meeting to discuss refinancing or exchanging HighPoint Senior Notes. Market conditions continued to be challenging for high yield issuers and action appeared to be necessary over the next three to six months. The HighPoint board and J.P. Morgan also discussed various consolidation opportunities in and out of the DJ Basin.
Beginning in early March 2020, the COVID-19 pandemic began to impact economic matters globally, putting significant downward pressure on oil demand and, thus, prices. The pandemic, combined with the March failure of OPEC+ to come to agreement regarding production quotas, led to a historic collapse in global oil prices. During this period, HighPoint ceased all further drilling and completion activities to preserve liquidity.
On April 6, 2020, the HighPoint board held a special meeting with management to discuss engaging a financial advisor to help prepare for and respond to challenges arising from the deterioration in commodity prices. Mr. Woodall noted that HighPoint’s borrowing base was pending redetermination and that HighPoint could be in violation of the financial covenants relating to its indebtedness by the end of the second quarter of 2021. Messrs. Woodall and Crawford noted that worsening market conditions resulting from the COVID-19 pandemic had further limited HighPoint’s options with respect to refinancing or exchanging its 2022 Notes, which were trading at approximately 30% of par. They also noted that production and reserves would decrease with reduced capital expenditures, which could have an impact on liquidity and access to capital. Given these developments, HighPoint management had initial discussions with TPH-PWP and recommended its re-engagement based on, among other things, TPH-PWP’s experience and familiarity with HighPoint and its reputation for advising companies dealing with challenging financial situations in the oil and gas industry. On April 14, 2020, HighPoint engaged TPH-PWP as its financial advisor, effective as of April 6, 2020.
On April 27, 2020 through April 28, 2020, the HighPoint board had a regularly scheduled meeting with HighPoint management, TPH-PWP and K&E in attendance. TPH-PWP reviewed and discussed strategic alternatives with the HighPoint board. K&E also reviewed and discussed various legal matters, including the fiduciary duties of the board. Also at this board meeting, HighPoint management reviewed its plan to reduce expenses, including by reducing board size, director and executive compensation and the size of the workforce.
On May 4, 2020, HighPoint filed its quarterly report on Form 10-Q for the first quarter of 2020, which included disclosure noting that if current market conditions continue, HighPoint may not be able to comply with the financial covenants under the Amended HighPoint Credit Facility and raising substantial doubt about HighPoint’s ability to continue as a “going concern.”
On May 21, 2020, HighPoint’s borrowing base and aggregate commitments under the Amended HighPoint Credit Facility were reduced to $300 million with a requirement that $50 million of the commitments remain undrawn. Since HighPoint’s outstanding debt and letters of credit were approximately $195 million at the time, HighPoint was left with less than $60 million of liquidity.
During the months of May and June, members of HighPoint management continued to have high level discussions with Franklin about the state of the industry and HighPoint’s financial condition.

On June 26, 2020, Craig S. Glick and Scott A. Gieselman, designees to the HighPoint board by Fifth Creek, HighPoint’s largest stockholder, and partners at NGP Energy Capital Management, L.L.C. (“NGP”), called Jim W. Mogg, independent chairman of the HighPoint board, to inform him that Company A, an NGP-sponsored company focused on the DJ Basin, would submit a proposal to HighPoint for a business combination. Messrs. Glick and Gieselman noted that they did not assist with Company A’s proposal and would recuse themselves from any consideration of the proposal by the HighPoint board. Later that day, Mr. Mogg received a proposal from Company A’s chief executive officer regarding a potential business combination predicated on, among other things, equitization of the HighPoint Senior Notes.
On June 29, 2020, the members of the HighPoint board, other than Messrs. Glick and Gieselman, met with HighPoint management, K&E and TPH-PWP and, following a discussion, decided to engage with Company A. Mr. Woodall also informed the HighPoint board that the financial advisor of Company B, an independent exploration and production company operating in Colorado, had requested HighPoint’s participation in a process initiated by Company B to seek a strategic combination through its pending Chapter 11 proceeding. The HighPoint board also authorized K&E and TPH-PWP to commence discussions with Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), legal advisor to Franklin, to determine Franklin’s interest in supporting Company A’s proposed transaction or a similar transaction through the equitization of all HighPoint Senior Notes. K&E and TPH-PWP then began having regular discussions with Akin Gump.
On July 1, 2020, HighPoint and Company A executed a confidentiality agreement to facilitate due diligence relating to a potential transaction.
On July 2, 2020, a special committee of the HighPoint board was formed, excluding Messrs. Glick and Gieselman, and held the first of several weekly telephone calls with HighPoint management, K&E and TPH-PWP to discuss the status of potential strategic alternatives. The advisors confirmed that Akin Gump, on behalf of Franklin, had executed a confidentiality agreement with HighPoint, reviewed Company A’s proposal, and began reviewing HighPoint diligence materials in a virtual data room (“VDR”). HighPoint’s special committee also discussed three other alternatives that might be explored by HighPoint: (i) standalone restructuring transactions with and without the support of Franklin; (ii) a potential business combination with Company B; and (iii) outreach to other companies regarding a possible strategic transaction. The special committee expressed support for taking further steps with respect to all three alternatives.
HighPoint management and TPH-PWP commenced initial outreach to potential counterparties beginning on July 6, 2020. Throughout July and August 2020, HighPoint executed additional confidentiality agreements. A total of eleven counterparties, including Company A, Company B and Bonanza Creek, were given access to the VDR.
On July 6, 2020, TPH-PWP advised Bonanza Creek’s President and Chief Executive Officer, Eric Greager, that TPH-PWP was HighPoint’s financial advisor and had been instructed by the HighPoint board to conduct a process regarding a potential strategic transaction involving HighPoint. Mr. Greager advised TPH-PWP that Evercore would be Bonanza Creek’s financial advisor in connection with the possible strategic transaction with HighPoint.
TPH-PWP explained to Mr. Greager that a third party (Company A, which TPH-PWP did not name) had recently proposed a business combination with HighPoint and, in connection therewith, Franklin was willing to consider the equitization of Franklin’s HighPoint Senior Notes. TPH-PWP further explained that the HighPoint board had instructed TPH-PWP to launch a process to determine other parties’ interest in a strategic transaction with HighPoint, with initial indications of interest due on August 5, 2020.
On July 8 and 9, 2020, HighPoint and Bonanza Creek confirmed that the confidentiality agreement that was entered into in July 2017 in connection with prior discussions remained in place.
During a July 9, 2020 telephone call with HighPoint’s special committee and HighPoint’s financial and legal advisors, TPH-PWP reported that the outreach to potential counterparties was complete and that five parties, including Bonanza Creek, had expressed interest in engaging in discussions with HighPoint. In a follow-up call on July 16, the advisors updated the HighPoint special committee on progress in obtaining confidentiality agreements with these counterparties in order to facilitate initial proposals by August 5.

On July 10, 2020, Bonanza Creek agreed that Akin Gump, acting as counsel for Franklin, could be given access to information regarding a potential business combination between HighPoint and Bonanza Creek.
On July 15, 2020, Bonanza Creek personnel and Evercore representatives were given access to the VDR. Bonanza Creek personnel and Evercore representatives reviewed data in the VDR and developed an initial, non-binding indication of interest for a business combination with HighPoint.
On July 22, 2020, HighPoint made a management presentation to Company A.
During a July 23, 2020 telephone call with HighPoint’s special committee, a representative of K&E reported that Franklin was willing to support a strategic transaction through equitization if such transaction resulted in a combined company that would have the ability to return significant cash flow to its stockholders. TPH-PWP and Wachtell Lipton Rosen & Katz (“Wachtell”), which was retained as legal advisor to HighPoint on the proposed transaction with Company B, discussed the business combination proposal to be made to Company B, which included (i) the equitization of all of the HighPoint Senior Notes, (ii) HighPoint’s stakeholders owning 35-45% of the combined entity and (iii) the renegotiation of select midstream arrangements of Company B in its Chapter 11 proceedings. The special committee also discussed an unsolicited indication of interest received from Company C on July 22, 2020 expressing interest in exploring a potential strategic transaction and decided to engage with Company C. In the week that followed, HighPoint made two additional management presentations to potential counterparties. On July 29, 2020, HighPoint sent its preliminary non-binding first round proposal to Company B.
On July 30, 2020, HighPoint’s special committee determined that only Mr. Mogg, Edmund Segner, Randy Stein and Lori Lancaster, comprising the independent directors of HighPoint, would deliberate and vote on whether to ratify any HighPoint board decision to pursue a strategic transaction and associated debt restructuring with Company A. Mr. Mogg also informed the HighPoint special committee that he had informed Messrs. Glick and Gieselman that HighPoint had submitted a first round proposal to Company B, and that henceforth they would be included in any further consideration of a potential transaction with Company B, but would remain excluded from discussions involving Company A. Later that day, Company A sent HighPoint a revised merger proposal.
Bonanza Creek engaged Vinson & Elkins LLP (“V&E”) as its legal advisor on August 4, 2020 in connection with the review of the indication of interest for HighPoint. This indication of interest was conveyed to TPH-PWP on August 5, 2020. The indication described a merger under which HighPoint’s stockholders and participating Senior Noteholders would hold 30% of the combined company’s equity and Bonanza Creek’s stockholders would hold the remaining 70%. The indication was expressly based on the assumption that the entirety of HighPoint Senior Notes would be equitized as part of the transaction.
On August 4, 2020, HighPoint was notified by Company B’s financial advisor that HighPoint had been selected to move forward to the second round of Company B’s process.
On August 6, 2020, the Bonanza Creek board held a regular quarterly meeting. A presentation regarding the potential merger with HighPoint was made to the Bonanza Creek board by Evercore and Bonanza Creek senior management. At that meeting, there were also presentations made to the Bonanza Creek board at that meeting regarding other potential strategic transactions with Company D, another energy company, and Company E, another energy company with the backing of a private equity fund. The potential transaction between Bonanza Creek and Company D was in the context of normal course bilateral discussions, whereas Company E had made an unsolicited approach to Bonanza Creek. Bonanza Creek was also participating at that time in the process initiated by Company B. The Bonanza Creek board instructed Bonanza Creek management and Evercore to continue their assessment of a potential business combination transaction with each of these parties.
Also on August 6, 2020, the HighPoint special committee, HighPoint management and HighPoint’s advisors participated in a telephone call. TPH-PWP noted that HighPoint was engaged with six potential counterparties, including (i) Bonanza Creek, (ii) Company A, which had sent a revised merger proposal to HighPoint on July 30, 2020, (iii) Company B; and (iv) Company D, which had also sent HighPoint an indication of interest in a strategic transaction. The committee discussed next steps, including formulating a second round proposal to Company B. The attendees also discussed whether HighPoint should enter into a confidentiality agreement with Franklin to allow management to share detailed financial and operational projections with Franklin. Upon the direction of the special committee, on August 10, 2020, HighPoint and Franklin executed a confidentiality agreement.
During its weekly meeting on August 12, 2020, the HighPoint special committee, HighPoint management and TPH-PWP discussed a sale of drilled, uncompleted wells. TPH-PWP noted that such a sale would not meaningfully extend HighPoint’s ability to continue servicing its indebtedness. TPH-PWP reviewed a standalone restructuring and noted that Franklin still favored a restructuring in the context of a strategic combination. TPH-PWP then reviewed the framework of a restructuring in the context of a potential merger.
Following the HighPoint special committee meeting, the full HighPoint board held a regularly scheduled meeting with HighPoint management and its advisors in attendance. During the meeting, the potential sale of the drilled, uncompleted wells and a standalone restructuring were discussed. The HighPoint board agreed that such steps did not adequately address HighPoint’s needs, and that other strategic alternatives should continue to be pursued.
On August 13, 2020, TPH-PWP advised Mr. Greager and representatives of Evercore that Bonanza Creek should prepare and submit a second round proposal for a business combination by September 3, 2020. TPH-PWP also informed six other parties that they should prepare and submit second round proposals by September 3, 2020.
On August 13, 2020, Company E delivered to Bonanza Creek a non-binding proposal to acquire all outstanding Bonanza Creek common stock for cash. The proposal was conditioned on Company E’s additional due diligence of Bonanza Creek and the negotiation of definitive agreements. The proposal described Company E’s contemplated arrangement of financing, which included Company E’s belief that equity and debt commitments would be delivered and that an additional party would acquire a portion of Bonanza Creek’s assets concurrently with Company E’s acquisition of the remaining portion of Bonanza Creek’s assets. The proposal was set to expire on August 27, 2020.
On August 14, 2020, Company B and HighPoint held reciprocal management presentations.
On August 15, 2020, the Bonanza Creek board held a special meeting and reviewed updated analyses regarding potential transactions with Company D and Company E. These analyses were presented by Evercore representatives and Bonanza Creek senior management. The Bonanza Creek board instructed Evercore to communicate further with Company E, make available to Company E additional diligence materials regarding Bonanza Creek that Company E requested, and attempt to obtain from Company E a higher dollar-amount proposal to acquire Bonanza Creek and more definitive information regarding Company E’s financing arrangement.
Over the next three weeks, Bonanza Creek and Evercore gathered and provided to Company E all additional diligence materials that Company E requested and answered various supplemental questions posed by Company E.
On August 20, 2020, the HighPoint special committee, HighPoint management and HighPoint’s advisors participated in a telephone call. TPH-PWP reviewed a proposal by a new counterparty to contribute its DJ Basin assets, largely consisting of non-operated working interests in HighPoint leases, for HighPoint equity. Following a discussion, the committee noted that this proposal did not serve HighPoint’s objective of deleveraging its balance sheet and adding size and scale. During the following days, HighPoint management made presentations to Bonanza Creek, Company A and Company D.
On August 24, 2020, a joint diligence discussion took place among Bonanza Creek senior management, HighPoint senior management, Evercore and TPH-PWP. During the discussion, Bonanza Creek and HighPoint senior management discussed operational performance and forward-looking business plans pertaining to each of the companies.
On August 26, 2020, the HighPoint board held a special meeting via telephone conference with HighPoint management, Wachtell and TPH-PWP. At the meeting Mr. Woodall noted that HighPoint management recommended that the HighPoint board make a second round proposal to Company B that contemplated, among other things, (i) the equitization of all of the HighPoint Senior Notes, (ii) HighPoint’s

stakeholders owning 35% of the combined entity and (iii) the successful renegotiation of select midstream arrangements of Company B in its Chapter 11 proceeding. Following a discussion of the second round proposal to Company B and the other strategic opportunities under consideration, the HighPoint board decided to proceed in accordance with management’s recommendation.
On August 26, 2020, HighPoint and Akin Gump agreed that Brian Steck, Bonanza Creek’s independent chairman of its board of directors, and Mr. Greager should communicate directly with Brendan Circle, a portfolio manager at Franklin who was serving as Franklin’s lead negotiator.
On August 27, 2020, Mr. Steck and Mr. Circle spoke over the telephone. Mr. Circle explained that Franklin would consider converting its HighPoint Senior Notes in a consolidation transaction. He also explained that Franklin wished to avoid unnecessary transaction or process costs and to focus on ensuring a high level of participation among holders of HighPoint Senior Notes in the equitization.
On August 27, 2020, the Bonanza Creek board held a special meeting. The Bonanza Creek board was advised that mutually acceptable terms for a transaction with Company D could not be reached and that discussions had been terminated. The Bonanza Creek board reviewed updated analyses presented by Evercore representatives and Bonanza Creek senior management regarding a potential transaction with each of Company E, Company B, and HighPoint. During the presentation regarding HighPoint, it was noted that, thus far, no feedback had been provided to Bonanza Creek that the terms of its August 5, 2020 indication of interest needed to be improved in order to be competitive with other bidders. The Bonanza Creek board authorized the delivery to HighPoint of a non-binding proposal to proceed with a merger under which, at closing, HighPoint’s stakeholders would hold 30% of the combined company’s equity and Bonanza Creek stockholders would hold the remaining 70%. The proposal again was based on the assumption that all HighPoint Senior Notes would be equitized in advance of the merger closing. This proposal was delivered to TPH-PWP on September 2, 2020.
On August 28, 2020, HighPoint sent its non-binding second round proposal to Company B.
On September 1, 2020, Company B informed HighPoint that it had terminated discussions with other potential counterparties and was interested in moving forward with HighPoint. Company B also indicated that it was working on a counterproposal to HighPoint’s second round proposal.
On September 2, 2020, Bonanza Creek was advised that Company B had determined to pursue strategic transaction discussions with other potential counterparties and was terminating discussions with Bonanza Creek.
On September 3, 2020, HighPoint received six second round proposals, and during a call on September 4, 2020 among the HighPoint special committee, HighPoint management and HighPoint’s advisors, TPH-PWP provided an overview of the proposals, including the merger proposals received from Bonanza Creek, Company A, Company D and two other counterparties. Mr. Woodall also reported on another potential counterparty’s interest in acquiring HighPoint’s oil and gas assets. TPH-PWP also provided updates on negotiations with Company B. TPH-PWP noted that Company C had declined to provide a second round proposal.
On September 10, 2020, during a HighPoint special committee call with its advisors, Mr. Woodall noted that Franklin had recently entered into confidentiality agreements with respect to Bonanza Creek and Company B. Following Mr. Woodall’s update, TPH-PWP reviewed comparisons and projections of certain business metrics with respect to transactions with the potential counterparties. Mr. Woodall then provided additional details on the process with Company B, including the timeline and Mr. Woodall’s call with the executive chairman of Company B. Since the special committee decided to focus on a transaction with Company B to the exclusion of Company A, the special committee decided that this would be its final meeting. Further consideration of strategic alternatives were thereafter conducted by the full board, including Messrs. Glick and Gieselman.
On September 11, 2020, TPH-PWP contacted Mr. Greager and advised him that the HighPoint board did not consider Bonanza Creek’s September 2, 2020 proposal adequate relative to proposals HighPoint had received from other parties, and the HighPoint board intended to cease discussions with Bonanza Creek.

Mr. Greager asked whether HighPoint would consider a revised proposal from Bonanza Creek, and TPH-PWP responded that it believed the HighPoint board would consider one if it were provided promptly.
On September 14, 2020, Company E delivered to Bonanza Creek a revised, non-binding proposal to acquire all of Bonanza Creek’s common stock for cash at a lower price per share than in Company E’s prior proposal. The proposal was conditioned on completion of non-economic due diligence of Bonanza Creek and negotiation of definitive agreements. While the proposal contemplated a transaction that was not contingent on financing after signing, Company E had not yet secured financing. The proposal was set to expire on September 25, 2020.
Also on September 14, 2020, Company B delivered to HighPoint its counterproposal that contemplated that both parties share the risk and upside associated with its midstream renegotiation efforts. HighPoint subsequently made a counterproposal that holders of HighPoint Senior Notes and HighPoint stockholders should own a greater percentage of the combined entity, which was agreed to by Company B.
On September 15, 2020, the Bonanza Creek board held a special meeting. The Bonanza Creek board reviewed updated analyses presented by Evercore and Bonanza Creek senior management regarding potential transactions with Company E and HighPoint. The Bonanza Creek board instructed Evercore to continue discussions with Company E and refine its analysis of Company E’s September 14, 2020 revised proposal. The Bonanza Creek board also authorized the delivery to HighPoint of a revised proposal. The revised proposal indicated that, at closing, holders of HighPoint Senior Notes and HighPoint stockholders would hold 37.5% of the combined company’s equity and Bonanza Creek stockholders would hold the remaining 62.5%, again with the assumption of full equitization of all HighPoint Senior Notes. The revised proposal did not contemplate any issuance of takeback debt to holders of HighPoint Senior Notes; however, the revised proposal did expressly state that, if holders of HighPoint Senior Notes would prefer, Bonanza Creek would consider including retained or newly issued senior notes as part of the merger consideration. The revised proposal was delivered to TPH-PWP on September 15, 2020.
On September 16, 2020, the HighPoint board held a special meeting with HighPoint management and HighPoint’s advisors. At the meeting, Mr. Woodall reviewed the status of HighPoint’s participation in Company B’s process and TPH-PWP described Company B’s counterproposal. Mr. Woodall then reported that Franklin had expressed continued support for a transaction with Company B, while also indicating that it believed that the Bonanza Creek proposal would entail less execution and potential downside risk. Thereafter, the HighPoint board had a discussion regarding the relative merits of a combination with Company B compared to the other merger proposals under consideration. The HighPoint board noted that Bonanza Creek and Company D presented the only viable alternatives to a transaction with Company B, but that neither Bonanza Creek nor Company D had proposed equity splits that were acceptable.
Also on September 16, 2020, TPH-PWP contacted Mr. Greager and advised that, while the HighPoint board recognized that Bonanza Creek’s September 15, 2020 proposal was a significant improvement from its September 2, 2020 proposal, HighPoint had nonetheless determined to move forward with a different potential counterparty. In response to a question from Mr. Greager, TPH-PWP again indicated that HighPoint would consider a revised proposal if Bonanza Creek wished to submit one. TPH-PWP also called Company A and Company D to communicate that their proposals were not competitive with the other proposals received.
On September 17, 2020, representatives of Bonanza Creek, HighPoint and their respective financial advisors, participated in a diligence call at the request of Bonanza Creek in connection with its upcoming revised proposal submission. During the discussion, Bonanza Creek and HighPoint senior management discussed operational performance pertaining to HighPoint’s recently drilled wells.
On September 20, 2020, the Bonanza Creek board held a special meeting. The Bonanza Creek board reviewed an updated analysis, presented by Evercore representatives and Bonanza Creek senior management regarding potential strategic transactions with Company E and HighPoint. The Bonanza Creek board authorized the delivery to HighPoint of a revised proposal to HighPoint. The proposal indicated that, at closing, holders of HighPoint Senior Notes and HighPoint stockholders would hold 41% of the combined company’s equity and Bonanza Creek stockholders would hold the remaining 59%, again assuming full equitization of all HighPoint Senior Notes. The revised proposal did not contemplate any issuance of takeback debt to holders of HighPoint Senior Notes. However, the revised proposal again expressly stated that, if holders of HighPoint Senior Notes would prefer, Bonanza Creek would consider including retained or newly issued senior notes as part of the merger consideration. The proposal stated that, in general, Bonanza Creek’s current management team would manage the combined company and that the pro forma board of directors would consist of seven members to be agreed by Bonanza Creek and HighPoint. The revised proposal was delivered to TPH-PWP on September 21, 2020.
On September 21, 2020, Mr. Steck and Mr. Circle spoke by telephone. Mr. Circle stated that Franklin was not offering any opinion as to the adequacy of Bonanza Creek’s September 21 revised proposal and that the HighPoint board would be making that determination. Mr. Circle explained that, if the HighPoint board decided to move forward with Bonanza Creek, the inclusion of some level of takeback debt would be helpful from the perspective of holders of HighPoint Senior Notes. He also stated that Franklin preferred that the board of the combined company consist of seven members, designated in accordance with equity ownership in the combined company.
On September 22, 2020, TPH-PWP advised Evercore that the HighPoint board was willing to re-engage with Bonanza Creek based on Bonanza Creek’s September 21, 2020 proposal. On September 24, 2020, TPH-PWP provided to Bonanza Creek an initial draft of the merger agreement between HighPoint and Bonanza Creek.
On September 23, 2020, the HighPoint board convened for a special meeting with HighPoint management and its advisors. Mr. Woodall provided an update regarding the status of discussions with Company B and Bonanza Creek’s new proposal. TPH-PWP then guided the HighPoint board through its analysis of certain metrics relating to transactions with Company B and Bonanza Creek.
Thereafter, representatives from Wachtell updated the HighPoint board regarding due diligence of Company B and the progress Company B had made with respect to renegotiating its midstream arrangements.
In connection with the discussion of the business combination transactions, the HighPoint board also discussed making a proposal to Franklin about how the equity merger consideration was to be split between existing HighPoint stockholders and equitizing holders of HighPoint Senior Notes. To support its advocacy for the highest achievable equity split for HighPoint stockholders, the HighPoint board requested that TPH-PWP provide it with data on the equity retained by existing stockholders of independent exploration and production companies in a restructuring under Chapter 11. The HighPoint board concluded the meeting by deciding that both the Company B and Bonanza Creek transactions should continue to be pursued in parallel. The HighPoint board also authorized TPH-PWP to discuss with Franklin the equity split between HighPoint stockholders and equitizing holders of HighPoint Senior Notes upon a combination with Bonanza Creek.
On September 25, 2020, TPH-PWP provided the HighPoint board with data on the equity retained by existing stockholders of independent exploration and production companies in a restructuring under Chapter 11.
On September 26, 2020, Evercore sent to TPH-PWP a list of material issues with respect to the draft of the merger agreement.
The same day, Messrs. Woodall, Crawford, Circle, Steck and Scott Vogel, an independent director of Bonanza Creek, and TPH-PWP and representatives from Evercore participated in a call to discuss the proposed financial terms of the transaction. During this call, Mr. Circle asked Bonanza Creek to consider adjusting the proposed terms to include new senior notes issued by Bonanza Creek. Specifically, Mr. Circle sought to understand how the pro forma equity ownership percentages between HighPoint and Bonanza Creek would change if the transaction were to include $50 million, $100 million, or $150 million of new senior unsecured notes issued to or held by the holders of HighPoint Senior Notes.
Following this call, Bonanza Creek and Evercore analyzed the aggregate dollar amount of senior notes that Bonanza Creek could reasonably have outstanding after the merger and still maintain acceptable leverage metrics, taking into account the anticipated borrowings that HighPoint would have under its bank credit facility at closing. Utilizing these analyses, Bonanza Creek shared with HighPoint and Franklin various potential options for outstanding senior notes and how each would change the pro forma equity ownership percentages between holders of HighPoint Senior Notes and HighPoint stockholders, on the one hand, and Bonanza Creek’s stockholders, on the other hand.
During the period from the September 15 Bonanza Creek board meeting until late October 2020, Evercore representatives continued to have occasional communications with Company E. Company E did not, however, renew its prior non-binding proposal or present a new proposal.
On October 1, 2020, the HighPoint board held a special meeting with HighPoint management and HighPoint’s advisors. Mr. Mogg indicated that the purpose of the meeting was to receive updates on the negotiations with Company B and Bonanza Creek and also the related negotiations with Franklin on the equity split between equitizing holders of HighPoint Senior Notes and existing stockholders. TPH-PWP noted that Company B was unable to provide any more clarity on how the outstanding issues relating to its midstream arrangements and financing requirements would be resolved in its Chapter 11 proceedings, but HighPoint was making progress with Bonanza Creek and Franklin. Furthermore, Company B indicated its unwillingness to continue negotiations with HighPoint absent exclusivity between the parties. Accordingly, following a discussion, the HighPoint board agreed that Mr. Woodall should inform the executive chairman of Company B that HighPoint was pursuing another alternative.
On October 2, 2020, Bonanza Creek conveyed a revised proposal to HighPoint. Under this revised proposal, which was made expressly on the understanding that it had not yet been approved by the Bonanza Creek board, HighPoint’s stakeholders would hold, at closing, 32% of the combined company’s equity and Bonanza Creek stockholders would hold the remaining 68%. In addition, Bonanza Creek would issue up to $100 million in new senior unsecured notes to holders of HighPoint Senior Notes, with the $100 million amount decreasing to the extent that holders of HighPoint Senior Notes did not participate in the equitization process. The proposal also stated that, in general, Bonanza Creek’s current management team would manage the combined company and that the combined company’s board of directors would consist of five of Bonanza Creek’s seven existing board members and two additional members selected by HighPoint.
On October 7, 2020, discussions with Company B were formally terminated by HighPoint. Around this time, HighPoint management also concluded that based on cash flow projections, it was likely that HighPoint’s independent auditor would include a paragraph about HighPoint’s inability to continue as “going concern” in its report on HighPoint’s financial statements for the year ending December 31, 2020. The inclusion of going concern language would accelerate a default under the Amended HighPoint Credit Facility to the first quarter of 2021 and would, in turn, result in cross defaults under the indentures relating to the HighPoint Senior Notes. HighPoint did not expect to have sufficient cash on hand or available liquidity to repay its outstanding indebtedness in the event of default.
On October 8, 2020, the HighPoint board held a special meeting with HighPoint management and HighPoint’s advisors in attendance. Mr. Woodall updated the board on discussions with Franklin regarding the portion of the equity merger consideration that would be received by HighPoint stockholders relative to holders of HighPoint Senior Notes. TPH-PWP informed the HighPoint board that Franklin indicated that it would support Bonanza Creek’s October 2, 2020 revised proposal. The board discussed the difficulties associated with consummating the proposed transaction in the context of HighPoint’s ability to remain in compliance with the financial covenants related to its indebtedness, and concluded that an agreement that provided the option of a pre packaged bankruptcy as an alternative to an out-of-court exchange should be pursued.
Following this portion of the board meeting, the advisors and management, except for Mr. Woodall, left the meeting, and the board held an executive session. Subsequently, an executive session of only the independent board members, as well as Kenneth A. Wonstolen, HighPoint’s General Counsel and Corporate Secretary, was conducted, during which the consensus reached at the full board meeting was ratified. Accordingly, management was directed to endeavor to reach an agreement with Franklin on the equity split between HighPoint stockholders and holders of HighPoint Senior Notes, and to proceed to finalize definitive agreements consistent with Bonanza Creek’s October 2, 2020 revised proposal.
Later that morning, Franklin and HighPoint agreed to a 95%-5% split between holders of HighPoint Senior Notes and HighPoint stockholders.

On October 8, 2020, the Bonanza Creek board held a special meeting. The Bonanza Creek board reviewed an updated analysis presented by Evercore representatives and Bonanza Creek senior management regarding the potential strategic transaction with HighPoint. The Bonanza Creek board was advised of the October 2, 2020 revised proposal made to HighPoint. On the day of the meeting, TPH-PWP advised Evercore that the HighPoint board had considered Bonanza Creek’s October 2, 2020 revised proposal and was willing to proceed toward definitive agreements consistent with that proposal; Evercore advised the Bonanza Creek board of this communication. The Bonanza Creek board approved the October 2, 2020 revised proposal and authorized Bonanza Creek’s senior management to proceed with negotiating definitive agreements consistent with that proposal. The Bonanza Creek board also authorized Bonanza Creek to enter into an exclusivity agreement with HighPoint that would last until the parties’ execution of definitive agreements or November 5, 2020, whichever was earlier.
On October 8, 2020, K&E sent V&E a revised draft of the merger agreement contemplating a stapled prepackaged Chapter 11 process as an implementation alternative for the transaction.
On October 13, 2020, Mr. Steck spoke to Mr. Mogg. They discussed various elements of the proposed merger. Mr. Mogg suggested that Bonanza Creek communicate directly with Franklin regarding the terms of the Bonanza Creek Senior Notes. Mr. Steck communicated to Mr. Circle the next day that Mr. Vogel and Brant DeMuth, Bonanza Creek’s Chief Financial Officer, would work with Franklin and Akin Gump regarding the terms of the Bonanza Creek Senior Notes.
On October 16, 2020, V&E sent K&E a revised draft of the proposed merger agreement reflecting, among other things, revisions to certain covenants, representations and warranties, termination triggers resulting from failure to satisfy the Minimum Participation Condition, and a mutual closing condition related to the satisfaction of the Minimum Participation Condition or the entering of a Bankruptcy Court order confirming the Prepackaged Plan.
HighPoint and Bonanza Creek continued with their negotiation of the definitive agreements. The negotiations addressed the merger agreement between HighPoint and Bonanza Creek; a description of the Bonanza Creek Senior Notes; the Transaction Support Agreement; the stockholder support agreement; the Registration Rights Agreement, which would, inter alia, dictate the pace at which and the circumstances under which Franklin could sell its shares in the combined company following the closing of the merger; and the form of the Prepackaged Plan that would be filed if the out-of-court process to equitize the HighPoint Senior Notes is not successful or if HighPoint is unable to obtain the required approval from its stockholders.
On October 19, 2020, Bonanza Creek and HighPoint executed an exclusivity agreement with a termination tied to when the parties execute definitive agreements or 11:59 p.m. Mountain Time on November 5, 2020, whichever was earlier.
On October 21, 2020, Bonanza Creek senior management, HighPoint senior management, and representatives of TPH-PWP and Evercore conducted a joint diligence session to discuss the business plan and forward-looking projections for the pro forma company.
On October 22, 2020, V&E sent K&E an initial draft of the description of the Bonanza Creek Senior Notes.
On October 23, 2020, K&E sent V&E an initial draft of the form of the Prepackaged Plan; an initial draft of the Transaction Support Agreement; and a revised draft of the merger agreement.
On October 26, 2020, the Bonanza Creek board held a special meeting. The Bonanza Creek board was advised of the status of negotiations with HighPoint and of Bonanza Creek management’s latest assessment of operational and financial projections for the combined company.
On October 27, 2020, the HighPoint board convened a special meeting with HighPoint management, K&E and TPH-PWP for the purposes of reviewing and discussing the terms of the merger with Bonanza Creek. K&E discussed legal considerations with the HighPoint board, including the board’s fiduciary duties. K&E then reviewed the terms of the merger agreement and the Transaction Support Agreement, the transaction timeline and discussed the remaining open issues. TPH-PWP then presented financial analyses of the potential strategic transaction.

On October 27, 2020, V&E sent K&E a revised draft of the merger agreement providing for, among other things, revisions to the employee matters covenants, a requirement that HighPoint and Bonanza Creek arrange a credit facility with available commitments of at least $250 million for the combined company, and change of control waivers and payments in the exchange offer covenants. On the same day, V&E also sent K&E a revised draft of the Transaction Support Agreement.
On October 29, 2020, K&E sent V&E a revised draft of the Prepackaged Plan.
On October 30, 2020, at a regularly scheduled HighPoint board meeting with HighPoint management, Mr. Woodall reviewed the status of the agreements being negotiated. The board also discussed and approved the payment of a $5 million “tail period” transaction fee to J.P. Morgan in connection with its engagement as a previous advisor.
On October 31, 2020, K&E sent V&E revised drafts of (i) the merger agreement, reflecting , among other things, revisions to the employee benefits covenants and the removal of termination of the Transaction Support Agreement as an event triggering HighPoint’s payment of a termination fee to Bonanza Creek, and (ii) a revised Transaction Support Agreement, reflecting Bonanza Creek’s removal as a party thereto, among other revisions. Also on October 31, 2020, V&E sent K&E a revised draft of the Prepackaged Plan.
On November 2, 2020, Mr. Greager, other members of Bonanza Creek’s senior management team, and Evercore participated in a meeting with HighPoint, Franklin, other holders of HighPoint Senior Notes who had entered into confidentiality agreements, and TPH-PWP to review and discuss the proposed strategic transaction between HighPoint and Bonanza Creek. Later that evening, V&E sent K&E a revised draft of the merger agreement, an initial draft of a voting and support agreement between HighPoint, Bonanza Creek, and supporting holders of HighPoint Senior Notes (the “noteholder support agreement”), and an initial draft of the stockholder support agreement.
Also on November 2, 2020, HighPoint’s borrowing base was reduced to $200 million and aggregate commitments under the Amended HighPoint Credit Facility were reduced to $185 million, with $159 million outstanding, including letters of credit.
On November 3, 2020, K&E sent V&E a revised draft of the Prepackaged Plan, and K&E followed up on November 4, 2020 with a further revised draft of the same. Also on November 4, 2020, V&E and K&E traded drafts of the stockholder support agreement, and V&E sent a revised draft of the Transaction Support Agreement. The parties determined to no longer pursue a noteholder support agreement given the terms of the Transaction Support Agreement.
On November 5, 2020, the Bonanza Creek board held a regular quarterly meeting. The Bonanza Creek board reviewed and discussed with representatives from Evercore and V&E the current terms of the merger agreement with HighPoint and of the other definitive agreements. V&E discussed additional legal considerations with the Bonanza Creek board, including the board’s fiduciary duties. Bonanza Creek management and the Bonanza Creek board also discussed a number of factors, including those outlined under “— Bonanza Creek Reasons for the Merger.” The Evercore representatives presented their analysis of the merger. Later that day, K&E sent V&E revised drafts of the merger agreement, Transaction Support Agreement and Prepackaged Plan.
Also on November 5, 2020, HighPoint and Bonanza Creek amended their exclusivity agreement to extend its termination to when the parties execute definitive agreements or 11:59 p.m. Mountain Time on November 9, 2020, whichever was earlier.
On November 6, 2020, K&E sent V&E a revised draft of the stockholder support agreement providing for termination in the event of a change of recommendation by the HighPoint board. V&E also sent a revised draft of the Transaction Support Agreement to K&E on November 6, 2020. Additionally, Akin Gump sent comments regarding the Prepackaged Plan to K&E (who shared such comments with V&E) on November 6, 2020.
On November 7 and 8, 2020, V&E and K&E traded drafts of the merger agreement and Prepackaged Plan, resolved the remaining open issues and finalized these agreements on the evening of November 8, 2020.

On November 8, 2020, the HighPoint board held a special meeting with HighPoint management, K&E and TPH-PWP in attendance. K&E reviewed the resolution of the remaining issues in the agreements and discussed various other legal matters with the HighPoint board. TPH then delivered its oral opinion, subsequently confirmed by delivery of a written opinion dated November 8, 2020, that, as of such date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as TPH considered relevant, the aggregate merger consideration to be paid to the holders of the Eligible Shares pursuant to the merger agreement is fair from a financial point of view to such holders. However, TPH’s opinion did not address the fairness to HighPoint or to you of the consideration to be received by holders of HighPoint Senior Notes who tender their HighPoint Senior Notes. HighPoint management and the HighPoint board discussed a number of factors, including those outlined under “— HighPoint Reasons for the Merger.” Following that discussion, the HighPoint board unanimously approved the requisite corporate resolutions adopting the merger agreement substantially as presented and the associated actions described in the merger agreement.
On November 8, 2020, the Bonanza Creek board held a special meeting. The Bonanza Creek board again reviewed and discussed with representatives from Evercore and V&E the current terms of the merger agreement with HighPoint and of the other definitive agreements. The Bonanza Creek board was advised that Bonanza Creek and HighPoint were now prepared to execute the definitive agreements. Representatives of Evercore then presented its updated financial analysis. At the request of the Bonanza Creek board, Evercore rendered an oral opinion, confirmed by delivery of a written opinion dated November 8, 2020, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the approximately 32% pro forma equity ownership represented by the shares of Bonanza Creek common stock to be issued to HighPoint stakeholders pursuant to the merger and the HighPoint restructuring transactions, was fair, from a financial point of view, to Bonanza Creek. However, the opinion of the Bonanza Creek financial advisor did not address the fairness to HighPoint or to you of the consideration to be received by holders of HighPoint Senior Notes who tender their HighPoint Senior Notes.
On the same day, V&E, K&E and Akin Gump traded drafts of the merger agreement and Transaction Support Agreement, ultimately coming to a final agreement as to the terms thereof in the evening.
On November 9, 2020, prior to the NYSE’s market opening, HighPoint, Bonanza Creek, the supporting holders of HighPoint Senior Notes, and the HighPoint supporting stockholders, as applicable, executed the merger agreement, Transaction Support Agreement and stockholder support agreement.
On January 29, 2021, V&E, K&E and Akin Gump traded drafts of the Merger Agreement Amendment, which would amend the Agreement and Plan of Merger, dated as of November 9, 2020, by and among Bonanza Creek, HighPoint and Merger Sub (the “Original Merger Agreement”) to provide that the Minimum Participation Condition will be satisfied in the event (i) HighPoint’s stockholders have approved the Merger and (ii) 97.5% of the outstanding principal amount of each series of the HighPoint Senior Notes validly tender in the Exchange Offer, ultimately coming to a final agreement as to the terms thereof in the evening. As a result of the Merger Agreement Amendment, to satisfy the Minimum Participation Condition, 97.5% of the outstanding principal amount of each series of the HighPoint Senior Notes will have to be validly tendered in the Exchange Offer instead of 97.5% of the outstanding principal amount of both series of the HighPoint Senior Notes on an aggregate basis and a majority of the outstanding principal amount of each series of the HighPoint Senior Notes, as set forth in the Original Merger Agreement.
Bonanza Creek Reasons for the Merger
On November 8, 2020, the Bonanza Creek board unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Bonanza Creek board considered a number of factors when evaluating the merger. The Bonanza Creek board considered these factors as a whole and without assigning relative weights to each such factor. The factors included (not necessarily presented in order of relative importance):
•
the belief that the merger will materially increase Bonanza Creek’s scale with a consolidated, contiguous rural DJ leasehold position of approximately 206,000 net acres and 2021 estimated production of 46.5 MBoe/day, 53% of which will be oil;

•
the belief that the merger will significantly increase 2021-2025 cumulative free cash flow;

•
the belief that the merger will be accretive on key financial metrics beginning in 2021, including operating cash flow and levered free cash flow per share;

•
the belief that the merger will provide synergies of approximately $150 million in present value (at a 10% discount factor), representing approximately 45% of Bonanza Creek’s market capitalization at the time of the Bonanza Creek board’s consideration;

•
the belief that the enhanced operating scale and significant synergies will accelerate Bonanza Creek’s cash return business model;

•
the belief that the merger will enhance Bonanza Creek’s margins by reducing its per-unit operating costs, with general and administrative expense below $2.00 per Boe and cash costs of $9.00-10.00 per Boe;

•
the belief that, even accounting for the new Bonanza Creek Senior Notes, the combined company will have a strong balance sheet with a projected estimated leverage of 0.4x net debt to EBITDAX at year-end 2021, assuming NYMEX strip pricing at the time of the Bonanza Creek board’s consideration;

•
that, based on year-end 2019 proved reserves, the merger will increase Bonanza Creek’s proved reserves, on a per-share basis, by approximately 39%;

•
that the merger will enhance Bonanza Creek’s asset base in the DJ Basin through the addition of complementary high-return inventory;

•
the belief that HighPoint’s oil-weighted asset base will integrate smoothly into Bonanza Creek’s development program;

•
that the combination of Bonanza Creek’s and HighPoint’s acreage positions and their complementary midstream assets will create a highly contiguous geographic footprint in the DJ Basin that will allow for significant operational efficiencies;

•
that Bonanza Creek will continue to be led by its current experienced Chief Executive Officer and independent Chairman and that three other current members of the Bonanza Creek board will remain in place, which will enhance the likelihood of attaining the strategic benefits that Bonanza Creek expects to derive from the merger;

•
that the structure of the merger agreement will allow the parties to toggle seamlessly to the Prepackaged Plan if necessary in order to ensure that the transaction is completed, and that the incremental additional cost to complete the HighPoint restructuring in bankruptcy is reasonable;

•
the terms of the merger agreement, including the structure of the transaction, the conditions to each party’s obligation to complete the merger and the ability of Bonanza Creek to terminate the merger agreement under certain circumstances;

•
the belief that the restrictions imposed on Bonanza Creek’s business and operations during the pendency of the merger are reasonable and not unduly burdensome;

•
that the exchange ratio is fixed and will not fluctuate in the event that the market price of HighPoint common stock increases relative to the market price of Bonanza Creek common stock between the date of the merger agreement and the closing of the merger;

•
the likelihood of consummation of the merger and the Bonanza Creek board’s evaluation of the likely time frame necessary to close the merger;

•
that Bonanza Creek stockholders will have the opportunity to vote on the Bonanza Creek stock issuance proposal, which is a condition precedent to the merger;

•
the Bonanza Creek board’s knowledge of, and discussions with Bonanza Creek senior management and its advisors regarding, Bonanza Creek’s and HighPoint’s business operations, financial conditions, results of operations and prospects, taking into account Bonanza Creek’s due diligence investigation of HighPoint;

•
that, pursuant to the voting and support agreement, Fifth Creek has agreed to, among other things, (i) vote all of the stockholder support agreement shares (representing at least 46.5% of HighPoint common stock) (a) in favor of the approval of the HighPoint out-of-court proposal and specified related actions and (b) against specified actions that would adversely affect, discourage or delay the merger, including specified actions that contemplate alternative transactions, (ii) support the transactions, including the merger and the Prepackaged Plan, (iii) not solicit competing proposals or offers for other deals, (iv) not initiate any proceeding of any kind with respect to any voluntary petition by HighPoint for relief under Chapter 11 of the Bankruptcy Code, and (v) subject to certain exceptions, not transfer any of its shares of HighPoint common stock;

•
that, pursuant to the Transaction Support Agreement, HighPoint, certain of its affiliates, the HPR Consenting 2022 Noteholders, the HPR Consenting 2025 Noteholders and the HPR Consenting Shareholders, have agreed to, among other things, the following: (i) the HPR Consenting Noteholders have agreed to tender all of their HighPoint Senior Notes in the Exchange Offers, (ii) the HPR Consenting Shareholders have agreed to vote their shares of HighPoint common stock (a) in favor of the approval of the HighPoint out-of-court proposal and specified related actions and (b) against specified actions that would adversely affect, discourage or delay the merger, including specified actions that contemplate alternative transactions, and (iii) the HPR Consenting Noteholders and the HPR Consenting Shareholders have agreed to vote their respective HighPoint Claims/Interests to accept the Prepackaged Plan; and

•
Evercore’s oral opinion to the Bonanza Creek board on November 8, 2020 (confirmed in writing later that day) that, as of November 8, 2020, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the HighPoint stakeholders’ 32% pro forma equity percentage was fair, from a financial point of view, to Bonanza Creek.

The Bonanza Creek board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated thereby. These factors included (not necessarily presented in order of relative importance):
•
the possibility that the merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Bonanza Creek or HighPoint, including the failure to obtain Bonanza Creek stockholder approval of the Bonanza Creek stock issuance proposal, or the failure to successfully complete the HighPoint restructuring transactions;

•
that the exchange ratio in the merger agreement provides for a fixed number of shares of Bonanza Creek common stock, and, as such, Bonanza Creek stockholders cannot be certain at the time of the Bonanza Creek special meeting of the market value of the merger consideration to be paid, and the possibility that Bonanza Creek stockholders could be adversely affected in the event that the market price of Bonanza Creek common stock increases relative to the market price of HighPoint common stock between the date of the merger agreement and the closing of the merger;

•
that there are significant risks inherent in integrating the operations of HighPoint into Bonanza Creek, including that the expected synergies may not be realized, and that successful integration will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•
that the merger agreement provides that, in certain circumstances, Bonanza Creek could be required to pay a termination fee of $15 million to HighPoint or an expense reimbursement fee of $7.5 million, in both instances in addition to repayment to HighPoint of the $6 million transaction expense fee;

•
that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including failure to receive necessary regulatory approvals;

•
that HighPoint’s obligation to close the merger is conditioned on (i) the affirmative vote of a majority of votes cast by the holders of Bonanza Creek common stock and (ii) either (a) the approval of the holders of a majority of outstanding shares of HighPoint common stock and a successful exchange offer or (b) the confirmation of the Prepackaged Plan;

•
HighPoint’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that HighPoint concurrently with such termination pays to Bonanza Creek a termination fee of $15 million (less the $6 million transaction expense fee);

•
that the restrictions on the conduct of Bonanza Creek’s business prior to the consummation of the merger, although believed to be reasonable and not unduly burdensome, may delay or prevent Bonanza Creek from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Bonanza Creek pending the consummation of the merger;

•
that the merger agreement restricts Bonanza Creek’s ability to entertain other acquisition proposals unless certain conditions are satisfied;

•
the substantial costs to be incurred in connection with the merger, including the costs of the Bonanza Creek stock issuance and the HighPoint restructuring transactions, integrating the businesses of Bonanza Creek and HighPoint, and the other transaction costs to be incurred in connection with the merger;

•
that certain HighPoint directors and executive officers have interests in the merger that are different from, or in addition to, the interests of HighPoint stockholders generally, including, among others, rights to continuing indemnification and directors’ and officers’ liability insurance described in the section titled “— Interests of Certain HighPoint Directors and Executive Officers in the Merger”;

•
the possibility that the $7.5 million expense reimbursement fee (less the $6 million transaction expense fee) that HighPoint would be required to pay under the merger agreement upon termination of the merger agreement under certain circumstances would be insufficient to compensate Bonanza Creek for its costs incurred in connection with the merger agreement;

•
the possibility of losing key employees and skilled workers as a result of the expected consolidation of Bonanza Creek’s and HighPoint’s personnel when the merger is completed; and

•
other risks of the type and nature described in the section titled “Risk Factors.”

This foregoing discussion of the information and factors considered by the Bonanza Creek board and includes all of the material factors considered by the Bonanza Creek board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Bonanza Creek board in evaluating the merger agreement and the related transactions contemplated thereby, and the complexity of these matters, the Bonanza Creek board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Bonanza Creek board may have given different weight to different factors.
It should be noted that certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements.”
HighPoint Reasons for the Merger
By unanimous vote, the HighPoint board, at a meeting held on November 8, 2020 approved the merger agreement and the transactions contemplated thereby. The HighPoint board considered a number of factors when evaluating the merger. The HighPoint board considered these factors as a whole and without assigning relative weights to each such factor. The factors included (not necessarily presented in order of relative importance):
•
A combination of HighPoint with another producer in the DJ Basin would result in:

•
increased size and scale with lower leverage, which were increasingly important to shareholders;

•
savings and synergies from contiguous acreage positions located in rural areas of Weld County, adjacent oil, gas and water pipeline infrastructure, complementary compression facilities, and more processing and takeaway options; and

•
improved differentials because HighPoint’s producing pads can be connected to the Rocky Mountain Infrastructure oil gathering line.

•
Such cost and capital synergies from the combination of Bonanza Creek and HighPoint combination are estimated at approximately $31 million in 2021;

•
A substantial deleveraging of HighPoint’s capital structure is highly desirable, if not essential, to enable HighPoint to continue to have the liquidity and other financial resources and flexibility needed to be a viable enterprise. The combined company after the merger will have a ratio of net debt to 2021 EBITDAX of approximately 0.7x;

•
Achieving substantial deleveraging in conjunction with a combination with another DJ Basin producer, because of the substantially higher aggregate enterprise value achieved through cost savings and synergies, is substantially more beneficial to HighPoint and all of its stakeholders than any standalone recapitalization alternative;

•
The combination with Bonanza Creek is the most desirable alternative available to HighPoint and its stakeholders based upon the financial, managerial and other characteristics of the combined company and based upon the values expected to be realized by HighPoint and its stakeholders under the Bonanza Creek transaction in comparison to any alternative;

•
The HighPoint board considered alternative transactions and, following review of such alternatives with the assistance of HighPoint’s management and financial advisor, believed that it was unlikely that an alternative bidder would consummate a transaction on superior terms and provide HighPoint stockholders and HighPoint Senior Noteholders more valuable consideration, than provided in connection with the merger;

•
Considering the range of commodity prices over the last few years, the merger should achieve greater value for HighPoint stockholders and HighPoint Senior Noteholders than standalone restructuring alternatives, whether consummated voluntarily or through a reorganization or bankruptcy proceedings;

•
HighPoint’s inability under current circumstances to reverse its continued decline in revenues, and its consequent loss of liquidity, makes it critical for HighPoint to move forward to achieve a more viable capital structure;

•
The structure of the transaction enables HighPoint stockholders and HighPoint Senior Noteholders to acquire equity ownership in the combined company, which is more likely to have greater future value and liquidity than their interests in HighPoint as a standalone company;

•
Third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the HighPoint board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the HighPoint board considered that:

•
subject to its compliance with the merger agreement, the HighPoint board can change its recommendation to HighPoint stockholders with respect to the adoption of the merger agreement prior to the adoption of the merger agreement by the vote of its stockholders if it determines, with respect to a superior proposal or an intervening event, in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the HighPoint board’s fiduciary duties; and

•
while the merger agreement contains a termination fee of $15 million, offset by the $6 million transaction expense fee or any expense reimbursement actually paid to Bonanza Creek, depending on the circumstances, that HighPoint would be required to pay to Bonanza Creek pursuant to the termination provisions of the merger agreement, the HighPoint board believes that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers.

•
The merger is structured as a “reorganization” for federal income tax purposes so that stockholders of HighPoint will not recognize gain on the exchange of their shares for Bonanza Creek’s shares;

•
The trading market for Bonanza Creek common stock should provide HighPoint stockholders who receive Bonanza Creek common stock in the merger with greater trading liquidity than is currently available for HighPoint common stock;

•
The written opinion of HighPoint's financial advisor, dated November 8, 2020, to the HighPoint board that, as of such date and based on and subject to the assumptions, limitations and qualifications set forth in the written opinion and based on other matters as it considered relevant, the Aggregate Merger Consideration to be paid to the holders of the Eligible Shares pursuant to the merger agreement is fair from a financial point of view to such holders;

•
The HighPoint board reviewed and considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The HighPoint board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to various regulatory approvals, such approvals were not likely to prevent the completion of the merger;

•
The terms and conditions of the stockholder support agreement, including the commitment by Fifth Creek, holder of approximately 46.5% of the HighPoint common stock, to vote all of the stock beneficially owned by it in favor of the adoption of the merger agreement, unless the voting agreement is terminated by its terms prior to the HighPoint stockholder meeting, including as a result of a change in the HighPoint board’s recommendation; and

•
In approving the merger, the directors also took into account such additional factors as the relative contributions of HighPoint and Bonanza Creek to the revenues and EBITDAX of the combined company, the historical and current trading prices of the common stock of HighPoint and Bonanza, valuations of other comparable companies and overall trends in the oil and gas industry.

The HighPoint board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable, including the following (not necessarily in order of relative importance):
•
Various conditions of the merger, including the successful consummation of the Exchange Offers, the procurement of senior secured debt financing with available commitments of not less than $250 million, and the receipt of required regulatory approvals, may not be satisfied, and the merger may therefore not be able to be consummated;

•
It may be impossible to consummate the merger except through the Prepackaged Plan, and such plan may require consents which cannot be obtained or the Bankruptcy Court may not approve the Prepackaged Plan or, even if successful, the Chapter 11 process may cause serious disruption of HighPoint’s business;

•
HighPoint may not have sufficient liquidity to maintain its operations during the time necessary to consummate the merger;

•
The provisions of the merger agreement which prohibit HighPoint from soliciting or entertaining alternative acquisition proposals and the potential payment to Bonanza Creek by HighPoint of a termination fee of $15 million (which would be offset by the $6 million transaction expense fee or any expense reimbursement actually paid to Bonanza Creek, depending on the circumstances), potentially imposing a substantial financial burden on HighPoint;

•
The risk that the $15 million termination fee and the reimbursement of the $6 million transaction expense fee to which HighPoint may be entitled, subject to the terms and conditions of the merger agreement, in the event Bonanza Creek terminates the agreement in certain circumstances may not be sufficient to compensate HighPoint for the harm it might suffer as a result of such termination;

•
The anticipated cost savings and other synergies may not be achieved, or management or other aspects of the two companies may not be successfully integrated, resulting in substantial reduction in the projected value of the combined company;

•
The merger agreement imposes various limitations on the conduct of HighPoint’s business prior to the merger, which may make it more difficult for HighPoint to respond to changing competitive or financial circumstances;

•
The HighPoint board also considered that, even if the merger agreement is approved by HighPoint stockholders, Bonanza Creek stockholders may not approve the share issuance proposal, which is a closing condition of the merger; and

•
The HighPoint board considered that HighPoint’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of HighPoint stockholders. For more information about such interests, see below under the heading “— Interests of Certain HighPoint Directors and Executive Officers in the Merger.”

The foregoing discussion of factors considered by the HighPoint board is not intended to be exhaustive, and is not provided in any specific order or ranking. In light of the variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the HighPoint board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the HighPoint board may have given different weight to different factors.
It should be noted that this explanation of the reasoning of the HighPoint board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements.”
Certain Bonanza Creek Unaudited Prospective Financial and Operating Information
Bonanza Creek as a matter of course does not make public long-term forecasts as to its future production, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Bonanza Creek board’s evaluation of the proposed merger and related transactions, Bonanza Creek management prepared and provided to the Bonanza Creek board certain unaudited prospective financial and operating information relating to Bonanza Creek for the month ending December 31, 2020 and the fiscal years ending December 31, 2021 through December 31, 2024, and certain unaudited prospective financial and operating information relating to the combined company for the month ending December 31, 2020 and the fiscal years ending December 31, 2021 through December 31, 2024. Bonanza Creek management also prepared and provided to Bonanza Creek’s financial advisor certain unaudited prospective financial and operating information relating to Bonanza Creek for the month ending December 31, 2020 and the fiscal years ending December 31, 2021 through December 31, 2025, which is referred to as the “Bonanza Creek Forecast for Bonanza Creek,” and certain unaudited prospective financial and operating information relating to the combined company for the fiscal years ending December 31, 2020 through December 31, 2025, which is referred to as the “Bonanza Creek Forecast for the Combined Company.” Certain other unaudited prospective financial and operating information relating to Bonanza Creek also was provided to HighPoint and its financial advisor.
The summary of the unaudited prospective financial and operating information below is not included to influence the decision of holders of HighPoint Senior Notes whether to participate in the Exchange Offers and Consent Solicitations or to vote on the Prepackaged Plan, but is provided solely because that information was made available to the Bonanza Creek board and Bonanza Creek’s financial advisor in connection with the merger and related transactions. The inclusion of the below information should not be regarded as an indication that any of Bonanza Creek, HighPoint, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, nor that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
This information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Bonanza Creek’s or HighPoint’s management, including, among others, Bonanza Creek’s and/or HighPoint’s future results, oil and gas industry activity, commodity prices, demand for oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which Bonanza Creek and HighPoint operate, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find More Information.”

The unaudited prospective financial and operating information also reflects assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Bonanza Creek can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Bonanza Creek’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Bonanza Creek contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this Prospectus, relates to historical financial information of Bonanza Creek, and such report does not extend to the forecasts included below and should not be read to do so.
Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Bonanza Creek can give no assurance that, had the unaudited prospective financial and operating information been prepared as of the date of this Prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Bonanza Creek does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the merger or related transactions under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Bonanza Creek or HighPoint of the merger or related transactions, the effect on Bonanza Creek or HighPoint of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger or related transactions. Further, the unaudited prospective financial and operating information does not take into account the effect on Bonanza Creek or HighPoint of any possible failure of the merger or related transactions to occur. None of Bonanza Creek, HighPoint or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding Bonanza Creek’s or HighPoint’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved, and such parties assume no responsibility for, and disclaim any association with, the prospective financial information. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Bonanza Creek, HighPoint or their respective advisors or other representatives or any other person that it is viewed as material information of Bonanza Creek or HighPoint, particularly in light of the inherent risks and uncertainties associated with such forecasts.
In light of the foregoing, as well as the uncertainties inherent in any forecasted information, holders of HighPoint Senior Notes are cautioned not to place undue reliance on such information and are encouraged to review Bonanza Creek’s and HighPoint’s most recent SEC filings for a description of Bonanza Creek’s and HighPoint’s respective reported financial results. See the section entitled “Where You Can Find More Information.”

The tables set forth in the sections entitled “Bonanza Creek Management Forecast for Bonanza Creek” and “Bonanza Creek Management Forecast for the Combined Company” directly below contain certain non-GAAP financial measures, including “EBITDAX,” “Levered Free Cash Flow”, “Total Liquidity” and “Net Debt/LTM EBITDAX”. For purposes of these sections, (i) EBITDAX is defined as earnings before interest, taxes, depreciation, depletion and amortization, adjusted for exploration expense, inclusive of synergies, (ii) Levered Free Cash Flow is defined as EBITDAX less capital expenditures less changes in net working capital and interest expense, (iii) Total Liquidity is defined as cash plus revolver availability, assuming no borrowing base growth and (iv) Net Debt/LTM EBITDAX is defined as Net Debt at year end divided by EBITDAX. EBITDAX, Levered Free Cash Flow, Total Liquidity and Net Debt/LTM EBITDAX are not measures of financial performance under GAAP. Accordingly, such measures should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.
The information below does not — nor is it intended to — replace or supplement the Combined Company’s Financial Projections and Assumptions (the “Projections,” set forth herein as Exhibit D to the HighPoint Disclosure Statement). The Projections were developed by Bonanza Creek, HighPoint and their respective advisors in order to (i) demonstrate the feasibility of the Prepackaged Plan and compliance with Section 1129(a)(11) of Title 11 of the Bankruptcy Code, and (ii) assist each Holder of a Claim/Interest in HighPoint in determining whether to vote to accept or to reject the Prepackaged Plan, should an in-court option be pursued. The Projections incorporate significant assumptions with respect to the pro forma performance of the combined Bonanza Creek and HighPoint entities — including the impact of the debt reduction contemplated by the Prepackaged Plan, and the operational synergies expected to materialize as a result of the merger or related transactions — which will cause the Projections to deviate materially from the unaudited prospective financial and operating information below.
Bonanza Creek Management Forecast for Bonanza Creek
In preparing the prospective financial and operating information described below, the management team of Bonanza Creek used the following natural gas and oil prices, based on NYMEX strip pricing as of November 4, 2020 (amounts may reflect rounding):
	NYMEX Strip Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$39.15	$41.06	$42.56	$43.34	$43.99	$44.69
Gas ($/MMBtu)	$3.05	$3.02	$2.77	$2.54	$2.50	$2.51
The following tables present selected unaudited forecasted financial and operating information of Bonanza Creek contained in the Bonanza Creek Forecast for Bonanza Creek:
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
NYMEX Strip Pricing
Production (MBoe/d)	23.7	25.2	23.2	25.9	37.8	43.3
EBITDAX	$13	$148	$117	$147	$267	$312
Capital expenditures	$0	$88	$140	$168	$282	$213
Levered free cash flow(1)	$12	$30	$(32)	$(27)	$(26)	$101
Net Debt/LTM EBITDAX	(0.1x)	(0.3x)	(0.1x)	0.1x	0.1x	(0.2x)
Total Liquidity	$275	$305	$274	$247	$221	$322

(1)
Represents leveraged free cash flow used to calculate leveraged free cash flow per share data that was presented to the Bonanza Creek board.

Bonanza Creek Management Forecast for the Combined Company
In preparing the prospective financial and operating information described below, the management team of Bonanza Creek used the following natural gas and oil prices, based on oil and natural gas strip pricing as of November 4, 2020 (amounts may reflect rounding):
	NYMEX Strip Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$39.15	$41.06	$42.56	$43.34	$43.99	$44.69
Gas ($/MMBtu)	$3.05	$3.02	$2.77	$2.54	$2.50	$2.51
The following tables present selected unaudited forecasted financial and operating information of Bonanza Creek contained in the Bonanza Creek Forecast for the Combined Company (amounts may reflect rounding):
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
NYMEX Strip Pricing
Production (MBoe/d)	47.5	46.5	43.9	43.0	44.8	44.1
EBITDAX	$32	$323	$269	$254	$277	$279
Capital expenditures	$8	$154	$139	$146	$121	$174
Levered free cash flow(1)	$21	$117	$107	$87	$143	$92
Net Debt/LTM EBITDAX	0.6x	0.4x	0.0x	(0.3x)	(0.8x)	(1.1x)
Total Liquidity	$356	$483	$591	$678	$822	$914

(1)
Represents leveraged free cash flow used to calculate leveraged free cash flow per share data that was presented to the Bonanza Creek board.

Bonanza Creek does not intend to update or otherwise revise the above unaudited financial and operating forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial and operating forecasts are no longer appropriate, except as may be required by applicable law.
Certain HighPoint Unaudited Prospective Financial and Operating Information
HighPoint as a matter of course does not make public long-term forecasts as to its future production, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the HighPoint board’s evaluation of the proposed merger, HighPoint management prepared and provided to the HighPoint board certain unaudited prospective financial and operating information relating to HighPoint for the fiscal years ending December 31, 2020 through December 31, 2025, which is referred to as the “HighPoint Stand Alone Forecast for HighPoint,” and certain unaudited prospective financial and operating information relating to Bonanza Creek for the fiscal years ending December 31, 2020 through December 31, 2025, which is referred to as the “HighPoint Stand Alone Forecast for Bonanza Creek.” Certain other unaudited prospective financial and operating information relating to HighPoint also was provided to Bonanza Creek and its financial advisor.
The summary of the unaudited prospective financial and operating information below is not included to influence the decision of holders of HighPoint Senior Notes whether to participate in the Exchange Offers and Consent Solicitations or to vote on the Prepackaged Plan, but is provided solely because that information was made available to the HighPoint board and HighPoint’s financial advisor in connection with the merger and related transactions. The inclusion of the below information should not be regarded as an indication that any of HighPoint, Bonanza Creek, their respective advisors or other representatives or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The information below does not — nor is it intended to — replace or supplement the Combined Company’s Financial Projections and Assumptions (the “Projections,” set forth herein as Exhibit D to the HighPoint Disclosure Statement). The Projections were developed by Bonanza Creek, HighPoint and their respective advisors in order to (i) demonstrate the feasibility of the Prepackaged Plan and compliance with Section 1129(a)(11) of Title 11 of the Bankruptcy Code, and (ii) assist each holder of a HighPoint Claim/Interest in determining whether to vote to accept or to reject the Prepackaged Plan, should an in-court option be pursued. The Projections incorporate significant assumptions with respect to the pro forma performance of the combined Bonanza Creek and HighPoint entities — including the impact of the debt reduction contemplated by the Prepackaged Plan, and the operational synergies expected to materialize as a result of the merger and related transactions — which will cause the Projections to deviate materially from the unaudited prospective financial and operating information below.
This information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of HighPoint’s or Bonanza Creek’s management, including, among others, HighPoint’s and/or Bonanza Creek’s future results, oil and gas industry activity, commodity prices, demand for oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which HighPoint and Bonanza Creek operate, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find More Information.”
The unaudited prospective financial and operating information also reflects assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. HighPoint can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither HighPoint’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability and such parties assume no responsibility for, and disclaim any association with, the prospective financial information. The report of the independent registered public accounting firm to HighPoint contained in its Annual Report on Form 10-K for the year ended December 31, 2019, recast for the 2020 reverse split, attached to this Prospectus, relates to historical financial information of HighPoint, and such report does not extend to the stand alone forecasts included below and should not be read to do so.
Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. HighPoint can give no assurance that, had the unaudited prospective financial and operating information been prepared as of the date of this Prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, HighPoint does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the merger or related transactions under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on HighPoint or Bonanza Creek of the merger or related transactions, the effect on HighPoint or Bonanza Creek of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger or related transactions. Further, the unaudited prospective financial and operating information does not take into account the effect on HighPoint or Bonanza Creek of any possible failure of the merger or related transactions to occur. None of HighPoint, Bonanza Creek or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding HighPoint’s or Bonanza Creek’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by HighPoint, Bonanza Creek or their respective advisors or other representatives or any other person that it is viewed as material information of HighPoint or Bonanza Creek, particularly in light of the inherent risks and uncertainties associated with such forecasts.
In light of the foregoing, as well as the uncertainties inherent in any forecasted information, holders of HighPoint Senior Notes are cautioned not to place undue reliance on such information and are encouraged to review HighPoint’s and Bonanza Creek’s most recent SEC filings for a description of HighPoint’s and Bonanza Creek’s respective reported financial results. See the section entitled “Where You Can Find More Information.”
The tables set forth in the sections entitled “HighPoint Management Stand Alone Forecast for HighPoint” and “HighPoint Management Stand Alone Forecast for Bonanza Creek” directly below contain certain non-GAAP financial measures, including “EBITDAX” and “Levered Free Cash Flow.” For purposes of these sections, (i) EBITDAX is defined as earnings before interest, taxes, depreciation, depletion and amortization, adjusted for exploration expense and (ii) levered free cash flow is defined as cash flow from operations (inclusive of changes in working capital) less capital expenditures net of other investing cash flows. EBITDAX and Levered Free Cash Flow are not measures of financial performance under GAAP. Accordingly, such measures should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.
HighPoint Management Stand Alone Forecast for HighPoint
In preparing the prospective financial and operating information described below, the management team of HighPoint used the following natural gas and oil prices, based on oil and natural gas strip pricing, Wall Street analysts’ consensus pricing, one-year strip-to-flat $40 WTI / $2.25 Henry Hub and a three-year trailing average. 2020E in all price deck scenarios shown reflects actual spot prices and remaining NYMEX Strip contracts. 2020E reflects a NYMEX Strip price deck in all scenarios shown below in light of an assumed March 1, 2021 closing date for the transactions. In each case, price decks are shown as of November 5, 2020 (amounts may reflect rounding):
	NYMEX Strip Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$38.53	$41.06	$42.56	$43.34	$43.99	$44.69
Gas ($/MMBtu)	$2.12	$3.02	$2.77	$2.54	$2.50	$2.51
	Wall Street Consensus Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$38.53	$46.00	$49.50	$52.00	$52.00	$52.00
Gas ($/MMBtu)	$2.12	$2.70	$2.70	$2.78	$2.78	$2.78

	One-Year Strip-to-Flat Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$38.53	$40.00	$40.00	$40.00	$40.00	$40.00
Gas ($/MMBtu)	$2.12	$2.25	$2.25	$2.25	$2.25	$2.25
	Three-Year Trailing Average Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$38.53	$54.34	$54.34	$54.34	$54.34	$54.34
Gas ($/MMBtu)	$2.12	$2.60	$2.60	$2.60	$2.60	$2.60
The following tables present selected unaudited forecasted financial and operating information of HighPoint contained in the HighPoint Stand Alone Forecast for HighPoint:
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
NYMEX Strip Pricing
Production (MBoe/d)	29.8	20.9	22.0	23.8	18.7	13.4
EBITDAX	$247	$149	$150	$175	$127	$81
Capital expenditures	$119	$72	$121	$118	$6	$2
Levered free cash flow	$23	$31	$(20)	$32	$86	$50
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
Wall Street Consensus Pricing
Production (MBoe/d)	29.8	20.9	22.0	23.8	18.7	13.4
EBITDAX(1)	$247	$152	$183	$224	$162	$102
Capital expenditures	$119	$72	$121	$118	$6	$2
Levered free cash flow(2)	$23	$34	$15	$83	$118	$71
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
One-Year Strip-to-Flat Pricing
Production (MBoe/d)	29.8	20.9	22.0	23.8	18.7	13.4
EBITDAX(1)	$247	$142	$133	$154	$109	$66
Capital expenditures	$119	$72	$121	$118	$6	$2
Levered free cash flow(2)	$23	$22	$(38)	$11	$68	$36
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
Three-Year Trailing Average Pricing
Production (MBoe/d)	29.8	20.9	22.0	23.8	18.7	13.4
EBITDAX(1)	$247	$162	$205	$235	$169	$107
Capital expenditures	$119	$72	$121	$118	$6	$2
Levered free cash flow(2)	$23	$46	$37	$92	$125	$75

HighPoint Management Stand Alone Forecast for Bonanza Creek
In preparing the prospective financial and operating information described below, the management team of HighPoint used the following natural gas and oil prices, based on oil and natural gas strip pricing, Wall Street analysts’ consensus pricing, one-year strip-to-flat $40 WTI / $2.25 Henry Hub and a three-year trailing average. 2020E in all price deck scenarios shown reflects actual spot prices and remaining NYMEX Strip contracts. 2020E reflects a NYMEX Strip price deck in all scenarios shown below in light of an assumed March 1, 2021 closing date for the transactions. In each case, price decks are shown as of November 5, 2020 (amounts may reflect rounding):
	NYMEX Strip Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$38.53	$41.06	$42.56	$43.34	$43.99	$44.69
Gas ($/MMBtu)	$2.12	$3.02	$2.77	$2.54	$2.50	$2.51
	Wall Street Consensus Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$38.53	$46.00	$49.50	$52.00	$52.00	$52.00
Gas ($/MMBtu)	$2.12	$2.70	$2.70	$2.78	$2.78	$2.78
	One-Year Strip-to-Flat Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$38.53	$40.00	$40.00	$40.00	$40.00	$40.00
Gas ($/MMBtu)	$2.12	$2.25	$2.25	$2.25	$2.25	$2.25
	Three-Year Trailing Average Pricing
	2020E	2021E	2022E	2023E	2024E	2025E
Commodity Prices
Oil ($/Bbl)	$38.53	$54.34	$54.34	$54.34	$54.34	$54.34
Gas ($/MMBtu)	$2.12	$2.60	$2.60	$2.60	$2.60	$2.60
The following tables present selected unaudited forecasted financial and operating information of Bonanza Creek contained in the HighPoint Stand Alone Forecast for Bonanza Creek (amounts may reflect rounding):
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
NYMEX Strip Pricing
Production (MBoe/d)	25.2	25.2	23.2	25.9	37.8	43.3
EBITDAX(1)	$163	$149	$117	$147	$267	$312
Capital expenditures	$63	$83	$143	$193	$268	$188
Levered free cash flow(2)	$104	$53	$(26)	$(21)	$(25)	$100

	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
Wall Street Consensus Pricing
Production (MBoe/d)	25.2	25.2	23.2	25.9	37.8	43.3
EBITDAX(1)	$163	$165	$145	$191	$332	$379
Capital expenditures	$63	$83	$143	$193	$268	$188
Levered free cash flow(2)	$104	$68	$2	$23	$40	$167
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
One-Year Strip-to-Flat Pricing
Production (MBoe/d)	25.2	25.2	23.2	25.9	37.8	43.3
EBITDAX(1)	$163	$141	$102	$127	$233	$267
Capital expenditures	$63	$83	$143	$193	$268	$188
Levered free cash flow(2)	$104	$45	$(42)	$(40)	$(61)	$20
	2020E	2021E	2022E	2023E	2024E	2025E
($ in millions, except production)
Three-Year Trailing Average Pricing
Production (MBoe/d)	25.2	25.2	23.2	25.9	37.8	43.3
EBITDAX(1)	$164	$191	$164	$200	$348	$396
Capital expenditures	$63	$83	$143	$193	$268	$188
Levered free cash flow(2)	$105	$93	$23	$30	$54	$184
HighPoint does not intend to update or otherwise revise the above unaudited financial and operating forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial and operating forecasts are no longer appropriate, except as may be required by applicable law.
Interests of Certain HighPoint Directors and Executive Officers in the Merger
In considering the Exchange Offers and Consent Solicitations and the Plan Solicitation, holders of HighPoint Senior Notes should be aware that the executive officers and directors of HighPoint have interests in the merger that may be different from, or in addition to, the interests of holders of HighPoint Senior Notes.
These interests include, but are not limited to, the treatment in the merger of the outstanding HighPoint restricted stock units and HighPoint restricted stock awards, the lapse of certain repayment obligations with respect to 2020 payments, deferred compensation plan benefits and rights to ongoing indemnification and insurance coverage. These interests are described in more detail below, and certain of them are quantified in the narrative and tabular disclosure included in the section entitled “— Quantification of Payments and Benefits to HighPoint’s Named Executive Officers.” The members of the HighPoint board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in approving the merger agreement.
Certain Assumptions
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur. As a result, the actual amounts, if any, to be received by an executive officer or director may differ in material respects from the amounts set forth below. Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share of HighPoint common stock is $4.01, which is the average closing price per share of HighPoint common stock as reported on the NYSE over the first five business days following the first public announcement of the merger and transactions on November 9, 2020;

•
the effective time is February 1, 2021, which solely for purposes of this transaction-related compensation disclosure is the latest practicable date prior to the filing of this Prospectus;

•
each director and executive officer remained engaged by HighPoint through the effective time;

•
quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each director or executive officer as of February 1, 2021, the latest practicable date prior to the filing of this Prospectus; and

•
the amounts set forth in the tables below regarding executive officer compensation are based on compensation levels as of February 1, 2021, the latest practicable date prior to the filing of this Prospectus.

Treatment of HighPoint Shares of Common Stock in the Merger
Each of HighPoint’s directors and executive officers will be entitled to receive, for each share of HighPoint common stock he or she holds, the same per share merger consideration in cash in the same manner as other stockholders.
Treatment of HighPoint Equity Awards in the Merger
The merger agreement provides for the treatment set forth below with respect to the awards held by HighPoint’s non-employee directors and executive officers at the effective time. The value of the vesting acceleration of each applicable director or executive officer’s equity awards is calculated assuming a price per share of HighPoint common stock of $4.01, which is the average closing price per share of HighPoint common stock as reported on the NYSE over the first five business days following the first public announcement of the merger transactions on November 9, 2020 (the price required pursuant to Item 402(t) of Regulation S-K, as detailed below). The estimated values below may vary from actual payments due to the fact that the merger consideration has yet to be determined.
HighPoint Restricted Stock Units:   Each outstanding HighPoint RSU Award, whether vested or unvested, will terminate and be cancelled as of immediately prior to the effective time and be converted into the right to receive the merger consideration, net of any taxes, with respect to the number of shares of HighPoint common stock subject to the award of HighPoint restricted stock units immediately prior to the effective time.
The following table sets forth, for each of HighPoint’s non-employee directors, the aggregate number of HighPoint restricted stock units held by HighPoint’s non-employee directors as of February 1, 2021 and the value of the merger consideration each of them can expect to receive for such awards on or promptly following the effective time. No executive officer of HighPoint holds restricted stock units.
Payments to Non-Employee Directors in respect of Awards of Restricted Stock Units
Director Name	Number of Restricted Stock Units (#)	Estimated Value of the Merger Consideration for Restricted Stock Units ($)
Jim W. Mogg	1,773	$7,110
Andrew C. Kidd	1,753	$7,030
Lori A. Lancaster	1,773	$7,110
Randy I. Stein	1,773	$7,110
Edmund P. Segner	5,110	$20,491

HighPoint Restricted Stock:   Each outstanding award of HighPoint restricted stock that is outstanding as of immediately prior to the effective time will terminate and be cancelled as of immediately prior to the effective time and be converted into the right to receive the merger consideration, net of any taxes, with respect to the number of shares of HighPoint common stock subject to the award of HighPoint restricted stock immediately prior to the effective time.
The following table sets forth, for each of HighPoint’s executive officers, the aggregate number of shares of HighPoint restricted stock held by such executive officers as of February 1, 2021 and the value of the merger consideration each of them can expect to receive for such awards on or promptly following the effective time. No non-employee director of HighPoint holds restricted stock.
Payments to Executive Officers in respect of Awards of Restricted Stock
Executive Name	Number of Shares of Restricted Stock (#)	Estimated Value of the Merger Consideration for the Restricted Stock ($)
R. Scot Woodall	26,449	$106,060
Paul W. Geiger, III	9,546	$38,279
William M. Crawford	6,928	$27,781
Kenneth A. Wonstolen	4,965	$19,910
Larry C. Busnardo	2,101	$8,425
Jerry D. Vigil	1,463	$5,867
Retention and Sale Payment Agreements
On October 6, 2020, each of HighPoint’s executive officers entered into a Retention and Sale Payment Agreement under which they received the following lump sum payment: $3,066,465 for R. Scot Woodall, $1,731,490 for Paul W. Geiger, III, $1,461,126 for William M. Crawford, $1,285,995 for Kenneth A. Wonstolen, $616,529 for Larry C. Busnardo and $532,744 for Jerry D. Vigil.
Under the Retention and Sale Payment Agreement, each of HighPoint’s executive officers must repay (i) approximately 94% of the after-tax amount paid to him, if his employment with HighPoint terminates prior to the earlier of (a) a change in control of HighPoint or (b) June 30, 2021 and (ii) approximately 6% of the after-tax amount paid to him, if his employment with HighPoint terminates prior to consummation of a sale transaction that constitutes a change in control of HighPoint or such sale transaction does not occur prior to June 30, 2021; provided that, in each case, an executive officer does not have to repay any portion of the amount paid to him upon a termination of his employment by HighPoint without cause or due to his resignation for good reason, subject to his execution of a general release of claims in favor of HighPoint. The merger will constitute a change in control and a sale transaction for purposes of the Retention and Sale Payment Agreements. Each executive officer also (i) waived any rights he has to a cash bonus in respect of the 2020 calendar year or the first quarter of the 2021 calendar year, (ii) waived any current or future rights he has pursuant to HighPoint’s Executive Severance Guidelines and Executive Retirement, Death and Disability Guidelines, (iii) acknowledged the termination of all performance cash units that were previously granted to him and (iv) acknowledged and agreed to the termination of his Change in Control Severance Protection Agreement. In addition, upon a termination of employment by HighPoint without cause or due to the executive’s resignation for good reason, all outstanding HighPoint restricted stock awards that would have vested in the 12 months following such termination will immediately vest (all outstanding HighPoint restricted stock awards vest for Mr. Wonstolen), subject to the executive’s execution of a general release of claims in favor of HighPoint.
Deferred Compensation Plan
Pursuant to the terms of the merger agreement, HighPoint’s Executive Nonqualified Excess Plan will be terminated no sooner than 30 days prior to the effective time and HighPoint will distribute each participant’s account balance in accordance with Section 409A of the Code (including Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) or (B), as applicable). The HighPoint executive officers have the following account balances as of February 1, 2021, which is the latest practicable date prior to the filing of this Prospectus: $519,307.07 for R. Scot Woodall, $66,600.50 for Paul W. Geiger, III, $30,682.38 for William M. Crawford, $16,503.82 for Larry C. Busnardo and $75,224.93 for Jerry D. Vigil. Each of the named executive officers is already vested in his account balances, but the termination in connection with the merger will accelerate the timing of the distribution of such amounts.
Indemnification and Insurance
Bonanza Creek and the surviving company have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes, prior to the effective time, an officer, director or employee of HighPoint or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by HighPoint, in each case, when acting in such capacity (whom we refer to as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any actual or threatened claim, charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling (each, a “proceeding”) to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was an officer, director or employee of HighPoint or any of its subsidiaries, a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by HighPoint or is or was serving at the request of HighPoint or any of its subsidiaries as an officer, director, employee or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at, or after the effective time and whether asserted or claimed prior to, at or after the effective time (which liabilities we refer to as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent permitted under applicable law (and Bonanza Creek and the surviving company will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law).
Bonanza Creek and the surviving company will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving company or its subsidiaries in any manner that would affect (or manage the surviving company or its subsidiaries, with the intent to or in a manner that would affect) adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Bonanza Creek and the surviving company and its subsidiaries will fulfill and honor any indemnification, expense advancement, or exculpation agreements between HighPoint or any of its subsidiaries and any of its officers, directors or employees existing immediately prior to the effective time.
Bonanza Creek and the surviving company will cause to be put in place, and Bonanza Creek will fully prepay immediately prior to the effective time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the effective time (which we refer to as the “tail period”) from an insurance carrier with the same or better credit rating as HighPoint’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as HighPoint’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at, prior to, or after the effective time.
Quantification of Payments and Benefits to HighPoint’s Named Executive Officers
The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each HighPoint “named executive officer” that is based on or otherwise relates to the merger transactions. Under applicable SEC rules, HighPoint’s named executive officers for this purpose are required to consist of HighPoint’s named executive officers for whom disclosure was required in HighPoint’s most recent proxy statement filed with the SEC, who are:
R. Scot Woodall, Chief Executive Officer and President;
Paul W. Geiger, III, Chief Operating Officer;
William M. Crawford, Chief Financial Officer; and
Kenneth A. Wonstolen, Senior Vice President, General Counsel, and Corporate Secretary.
Effective September 13, 2019, Troy L. Schindler, former Senior Vice President, Operations, separated from HighPoint. He has no compensation based on or otherwise related to the merger.
For a description of HighPoint’s named executive officers’ compensation arrangements in connection with the merger transactions quantified below, see above in “Interests of Certain HighPoint Directors and Executive Officers in the Merger.” The amounts set forth in the table below, which represent an estimate of each named executive officer’s “golden parachute” compensation, as of February 1, 2021, which is the latest practicable date prior to the filing of this Prospectus, assume the following:
•
each executive officer remains employed by HighPoint through the effective time;

•
the effective time occurs on February 1, 2021, the latest practicable date prior to the filing of this Prospectus; and

•
the value of the vesting acceleration of the named executive officers’ equity awards is calculated assuming a price per share of HighPoint common stock is $4.01, which is the average closing price per share of HighPoint common stock as reported on the NYSE over the first five business days following the first public announcement of the merger transactions on November 9, 2020.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above, and elsewhere in this Prospectus. As a result, the golden parachute compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
	Cash ($)(1)	Equity ($)(2)	NQDC ($)(3)	Total ($)
R. Scot Woodall	$3,066,465	$106,060	$519,307	$3,691,832
Paul W. Geiger, III	$1,731,490	$38,279	$66,601	$1,836,370
William M. Crawford	$1,461,126	$27,781	$30,682	$1,519,589
Kenneth A. Wonstolen	$1,285,995	$19,910	—	$1,305,905

(1)
The amounts shown in this column reflect the value of the payment made to each named executive officer under the Retention and Sale Payment Agreements. The merger will constitute a change in control and a sale transaction for purposes of the Retention and Sale Payment Agreements and each named executive officer’s repayment obligation with respect to these amounts will lapse. The lapse of the repayment obligations are “single trigger” benefits that lapse at the effective time.

(2)
The amounts shown in this column reflect the sum of the potential value of the acceleration of HighPoint restricted stock awards that each named executive officer could receive in connection with the merger and without regard to applicable tax withholding. These equity benefits are “single trigger” payments payable at or shortly following the effective time.

(3)
The amounts shown in this column reflect the value of the lump sum payment equal to the named executive officer’s account balance under HighPoint’s Executive Nonqualified Excess Plan assuming that the account balances are distributed on or about the effective time. These payments are “single trigger” payments payable immediately prior to, at or shortly following the effective time. Note that each named executive officer is vested in his account balance under the plan, but the plan termination in connection with the merger will accelerate the distribution of such amounts.

Directors to be Appointed to the Bonanza Creek Board
Pursuant to the merger agreement, Bonanza Creek and HighPoint have agreed that two independent directors appointed by the HPR Consenting Noteholders that are acceptable to Bonanza Creek will be appointed to the Bonanza Creek board immediately after the effective time. Any remuneration to be paid to these directors will be consistent with Bonanza Creek’s directors’ remuneration policy. Please see “— Board of Directors and Management of Bonanza Creek Following Completion of the Merger.”
Board of Directors and Management of Bonanza Creek Following Completion of the Merger
Upon completion of the merger, Eric Greager will remain in his role of President and Chief Executive Officer of Bonanza Creek. The other members of Bonanza Creek’s management team will be announced at or prior to the completion of the merger.
Additionally, the merger agreement provides that, as of the effective time, the Bonanza Creek board will have seven members consisting of (i) two independent directors appointed by the HPR Consenting Noteholders who are acceptable to Bonanza Creek and (ii) five directors appointed by Bonanza Creek, consisting of Brian Steck as Chairman of the Bonanza Creek board and four other directors of the Bonanza Creek board as of immediately prior to the effective time.
Accounting Treatment of the Merger
Bonanza Creek and HighPoint prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. Bonanza Creek will be treated as the acquirer for accounting purposes.
Exchange Offer and the Prepackaged Plan
Completion of the merger out of court requires, among other things, the satisfaction of the Minimum Participation Condition with respect to the Exchange Offers. If the Minimum Participation Condition is not satisfied, or if majority HighPoint stockholder approval is not obtained and the conditions to the Prepackaged Plan are satisfied, HighPoint may file the HighPoint Chapter 11 cases to consummate the merger and the exchange of the HighPoint Senior Notes for the Exchange Consideration. Please see “Description of the Exchange Offers and Consent Solicitations.” For more information regarding the Prepackaged Plan, please see “The Prepackaged Plan.”
Regulatory Approvals
Antitrust Clearance
The completion of the merger may be subject to antitrust review in the United States; however, because the relevant merger consideration is below the threshold at or above which a pre-merger notification filing may be required pursuant to the HSR Act, no filing or waiting period requirements under the HSR Act apply and neither Bonanza Creek nor HighPoint must furnish any information to the FTC or the DOJ in connection with such a filing.
At any time before or after consummation of the merger, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Bonanza Creek or HighPoint or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
Securities and Exchange Commission
In connection with the Exchange Offers, Bonanza Creek has filed a registration statement with the SEC under the Securities Act, of which this Prospectus forms a part, that must be declared effective by the

SEC and pursuant to which the issuance of shares of Bonanza Creek common stock and Bonanza Creek Senior Notes issuable as Exchange Consideration upon the effective time will be registered with the SEC.
Treatment of Indebtedness
As of September 30, 2020, Bonanza Creek had approximately $20 million principal amount of outstanding indebtedness, consisting of amounts outstanding under its existing credit facility, and HighPoint had $765 million principal amount of outstanding indebtedness, consisting of amounts outstanding under its existing credit facility and the HighPoint Senior Notes and net of debt issuance costs. Pursuant to the merger agreement, Bonanza Creek and HighPoint have agreed to use their respective reasonable best efforts to procure, through the amendment or restatement of Bonanza Creek’s existing credit facility, or through a new credit facility, or any combination of the foregoing, senior secured debt financing on terms reasonably acceptable to Bonanza Creek with aggregate available commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount. It is anticipated that Bonanza Creek will prepay amounts outstanding under HighPoint’s existing credit facility at the effective time.
Pursuant to this Prospectus, Bonanza Creek is commencing the Exchange Offers to exchange any and all of the $625 million in aggregate principal amount of HighPoint Senior Notes outstanding, for (i) an aggregate of 9,314,214 shares of Bonanza Creek common stock and (ii) up to $100 million aggregate principal amount of Bonanza Creek Senior Notes (and the related guarantees), in each case, to be issued pro rata to holders of HighPoint Senior Notes based on the aggregate principal amount of HighPoint Senior Notes validly tendered in the Exchange Offers. The aggregate principal amount of the Bonanza Creek Senior Notes to be distributed pro rata among holders of HighPoint Senior Notes who validly tender HighPoint Senior Notes in the Exchange Offers will equal $100 million minus the outstanding aggregate principal amount of the HighPoint Senior Notes that are not tendered in the Exchange Offers. Holders of the HighPoint Senior Notes accepted for exchange in the Exchange Offers will also receive a cash payment equal to the accrued and unpaid interest in respect of such HighPoint Senior Notes from the most recent interest payment date to, but not including, the closing date. Conversely, under the Prepackaged Plan, the aggregate principal amount of Bonanza Creek Senior Notes to be issued will be equal to $100 million (because all of the HighPoint Senior Notes will be satisfied or discharged by the Prepackaged Plan) and no cash payment will be made for accrued and unpaid interest on the HighPoint Senior Notes. For a description of the Exchange Offers, see “Description of the Exchange Offers and Consent Solicitations.”
For a description of Bonanza Creek’s and HighPoint’s existing indebtedness, see the section entitled “Description of Indebtedness,” along with Bonanza Creek’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed on November 6, 2020, and HighPoint’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed on November 9, 2020, respectively, each of which is attached to or incorporated by reference into this Prospectus. Please see “Where You Can Find More Information” for additional information.
Treatment of HighPoint Equity Awards in the Merger
The merger agreement provides for the following treatment of HighPoint equity awards granted under the HighPoint Equity Plan:
(i)
Each outstanding HighPoint Stock Award will terminate and be cancelled as of immediately prior to the effective time and be converted into the right to receive the merger consideration, net of any taxes withheld (which taxes shall be withheld by the surviving company and deemed conveyed to the holder as shares of Bonanza Creek common stock that would otherwise be received by the holder), with respect to the number of shares of HighPoint common stock subject to such HighPoint Stock Award immediately prior to the effective time.

(ii)
Each outstanding HighPoint RSU Award, whether vested or unvested, will terminate and be cancelled as of immediately prior to the effective time and be converted into the right to receive the merger consideration, net of any taxes withheld (which taxes shall be withheld by the surviving company and deemed conveyed to the holder as shares of Bonanza Creek common stock that would otherwise be received by the holder), with respect to the number of shares of HighPoint common stock subject to such HighPoint RSU Award immediately prior to the effective time.

Dividend Policy
Bonanza Creek does not currently intend to pay dividends. The Bonanza Creek board will establish the combined company’s dividend policy based on the combined company’s financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that the Bonanza Creek board considers relevant. The terms of the combined company’s debt agreements will contain restrictions on its ability to pay dividends. The terms of agreements governing debt that the combined company may incur in the future may also limit or prohibit dividend payments. Additionally, the right of Bonanza Creek stockholders to receive dividends and distributions upon liquidation will be subject to the satisfaction of any applicable preference granted to the holders of any Bonanza Creek preferred stock that may then be outstanding. Accordingly, Bonanza Creek cannot assure you that it will either pay dividends in the future or continue to pay any dividend that it may commence in the future.
For additional information on the treatment of dividends pursuant to the merger agreement, see “The Merger Agreement — Conduct of Business.”
Listing of Bonanza Creek Common Stock; Delisting and Deregistration of HighPoint Common Stock
The Bonanza Creek common stock is listed on the NYSE under the symbol “BCEI.” Bonanza Creek intends to apply for listing of the shares of Bonanza Creek common stock issuable to holders of HighPoint Senior Notes in connection with the Exchange Offers on the NYSE. The HighPoint Senior Notes are not, and the Bonanza Creek Senior Notes will not be, listed on any securities exchange.
When the merger is completed, the HighPoint common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act.
Appraisal Rights and Dissenters’ Rights
No appraisal rights or dissenters’ rights will be available with respect to the merger or the Share Issuance for Bonanza Creek stockholders or HighPoint stockholders. Holders of the HighPoint Senior Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers and Consent Solicitations.

THE MERGER AGREEMENT
The following describes the material provisions of the merger agreement, which is attached as Annex A to this Prospectus and incorporated by reference herein, and certain exhibits thereto. The summary of the material provisions of the merger agreement below and elsewhere in this Prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Bonanza Creek and HighPoint encourage you to read carefully the merger agreement in its entirety before making any investment or voting decisions as it is the principal legal document governing the business combination between Bonanza Creek and HighPoint described in this Prospectus. This section is only intended to provide you with information regarding the terms of the merger agreement. Neither Bonanza Creek nor HighPoint intends that the merger agreement will be a source of business or operational information about Bonanza Creek or HighPoint. Accordingly, the representations, warranties, covenants, and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this Prospectus and in the public filings Bonanza Creek and HighPoint make with the SEC, as described in “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Bonanza Creek and HighPoint are responsible for considering whether additional disclosure of material information is required to make the statements in this Prospectus not misleading. Factual disclosures about Bonanza Creek and HighPoint contained in this Prospectus or Bonanza Creek’s or HighPoint’s public reports filed with the SEC may supplement, update, or modify the factual disclosures about Bonanza Creek or HighPoint contained in the merger agreement and described in the summary. The representations, warranties, and covenants made in the merger agreement by Bonanza Creek and HighPoint are qualified and subject to important limitations agreed to by Bonanza Creek and HighPoint in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this Prospectus. For the foregoing reasons, the representations, warranties, and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this Prospectus and in the documents attached to or incorporated by reference into this Prospectus. Please see “Where You Can Find More Information.”
Terms of the Merger; Merger Consideration
The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, (i) at the effective time, Merger Sub will merge with and into HighPoint, with HighPoint continuing its existence as the surviving company following the merger and continuing as a wholly owned subsidiary of Bonanza Creek, and (ii) as promptly as practicable after November 9, 2020, Bonanza Creek will commence the Exchange Offers to exchange any and all of the HighPoint Senior Notes validly tendered for shares of Bonanza Creek common stock and Bonanza Creek Senior Notes and HighPoint will commence the Consent Solicitations and will solicit votes on the Prepackaged Plan, with the Exchange Offers or the Prepackaged Plan, as applicable, to be consummated simultaneously with the effective time, subject to satisfaction of the applicable conditions.
At the effective time, each Eligible Share will be converted automatically into the right to receive the merger consideration.

Effective November 19, 2020, each share of Bonanza Creek common stock has an associated right to purchase one one-thousandth (subject to adjustment) of a share of the Series A Preferred Stock pursuant to the terms of the tax plan. Please see “Description of Bonanza Creek Common Stock — Description of the Rights” for additional information regarding Bonanza Creek rights.
Bonanza Creek will not issue any fractional shares of Bonanza Creek common stock in connection with the merger. In lieu of any fractional shares of Bonanza Creek common stock to which a HighPoint stockholder would otherwise have been entitled, each HighPoint stockholder shall receive cash, without interest, in an amount equal to the product of (i) such fractional part of a share of Bonanza Creek common stock multiplied by (ii) the volume weighted average trading price of Bonanza Creek common stock on the NYSE, as reported by Bloomberg, L.P., for the five consecutive trading days immediately prior to the closing date.
Exchange Offers and Consent Solicitations
For information regarding the Exchange Offers, please see “The Exchange Offer and Consent Solicitation.”
Prepackaged Plan
For information regarding the Prepackaged Plan, please see “The Prepackaged Plan.”
Completion of the Merger
Unless the parties agree otherwise, the closing of the merger will take place on a date that is three business days after the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the terms of the merger agreement of the last of the conditions to closing (other than any such conditions which by their nature cannot be satisfied until the date of closing, but subject to the satisfaction or waiver of such conditions at the closing of the merger).
As soon as practicable following the closing, a certificate of merger with respect to the merger, prepared and executed in accordance with the relevant provisions of the DGCL, will be filed with the Office of the Secretary of State of the State of Delaware. The merger will become effective at such time as the parties agree and shall specify in the certificate of merger.
Bonanza Creek and HighPoint have targeted to complete the merger in the first quarter of fiscal year 2021 in the event the HighPoint Chapter 11 cases are not filed, subject to the receipt of the required Bonanza Creek stockholder approval and HighPoint stockholder approval, regulatory approvals, satisfaction of the Minimum Participation Condition in the Exchange Offers and the satisfaction or waiver of the other conditions to the merger, in each case, as set forth in the merger agreement (described below under “— Conditions to Completion of the Merger”), or in the second quarter of 2021 under the Prepackaged Plan in the event the HighPoint Chapter 11 cases are filed, subject to receipt of the required Bonanza Creek stockholder approval, regulatory approvals, Requisite Conditions to the Prepackaged Plan and entry of the confirmation order, and the satisfaction or waiver of the other conditions to the merger, in each case, as set forth in the merger agreement (described below under “— Conditions to Completion of the Merger”).
Bonanza Creek Management and the Bonanza Creek Board Following the Merger
Upon completion of the merger, Eric Greager will remain in his role of President and Chief Executive Officer of Bonanza Creek. The other members of Bonanza Creek’s management team will be announced at or prior to the completion of the merger.
Additionally, pursuant to the merger agreement, the Bonanza Creek board will consist of seven directors as of the effective time, of whom (i) five directors will be designated by Bonanza Creek, which designees will consist of Brian Steck and four other members of the Bonanza Creek board as of immediately prior to the effective time, as will be designated in writing by Bonanza Creek prior to the effective time, and (ii) two directors will be designated by the HPR Consenting Noteholders, which designees shall be acceptable to Bonanza Creek and determined to be independent by the Bonanza Creek board, as will be designated in writing by the supporting noteholders prior to the effective time. Mr. Steck will remain as

Chairman of the Bonanza Creek board. Prior to the effective time, Bonanza Creek shall take all actions necessary or appropriate to cause the resignation of two directors serving on the Bonanza Creek board to become effective prior to the effective time such that the Bonanza Creek board will consist of five directors as of immediately prior to the effective time.
Representations and Warranties
Bonanza Creek and HighPoint have each made representations and warranties to the other. HighPoint’s representations and warranties relate to, among other topics, the following:
•
organization, good standing, and qualification to conduct business;

•
capitalization;

•
corporate authority to enter into the merger agreement;

•
absence of conflicts with, or violations of, organizational documents, other contracts, and applicable laws;

•
required regulatory filings and consents and approvals of governmental entities;

•
SEC reports and financial statements and internal controls and procedures;

•
absence of certain changes or events;

•
absence of undisclosed material liabilities;

•
accuracy of information supplied or to be supplied in this Prospectus;

•
compliance with applicable laws and permits;

•
compensation and employee benefits;

•
employment and labor matters;

•
tax matters;

•
litigation;

•
intellectual property;

•
real property, rights-of-way, reserve reports, oil and gas leases, and oil and gas interests;

•
environmental matters;

•
material contracts;

•
derivative transactions and hedging;

•
insurance;

•
receipt of the opinion of HighPoint’s financial advisor that, as of November 8, 2020 and based on and subject to the assumptions, limitations and qualifications set forth in its opinion and based on other matters as it considered relevant, the Aggregate Merger Consideration to be paid to the holders of the Eligible Shares pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•
absence of undisclosed brokers’ fees and expenses;

•
related party transactions;

•
certain regulatory matters;

•
inapplicability of state takeover statutes and anti-takeover laws;

•
tax treatment; and

•
absence of other representations and warranties.

Bonanza Creek’s representations and warranties relate to, among other topics, the following, as applicable:
•
organization, good standing, and qualification to conduct business;

•
capitalization;

•
corporate authority to enter into the merger agreement;

•
absence of conflicts with, or violations of, organizational documents, other contracts, and applicable laws;

•
required regulatory filings and consents and approvals of governmental entities;

•
SEC reports and financial statements and internal controls and procedures;

•
absence of certain changes or events;

•
absence of undisclosed material liabilities;

•
accuracy of information supplied or to be supplied in this Prospectus;

•
compliance with applicable laws and permits;

•
compensation and employee benefits;

•
employment and labor matters;

•
tax matters;

•
litigation;

•
intellectual property;

•
real property, rights-of-way, reserve reports, oil and gas leases, and oil and gas interests;

•
environmental matters;

•
material contracts;

•
derivative transactions and hedging;

•
insurance;

•
receipt of the opinion from Bonanza Creek’s financial advisor that, as of November 8, 2020, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the HighPoint stakeholders’ 32% pro forma equity percentage was fair, from a financial point of view, to Bonanza Creek;

•
absence of undisclosed brokers’ fees and expenses;

•
related party transactions;

•
the conduct of Merger Sub since its formation;

•
certain regulatory matters;

•
tax treatment; and

•
absence of other representations and warranties.

Certain of the representations and warranties given by Bonanza Creek and HighPoint, as applicable, are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to a party means any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of Bonanza Creek or HighPoint or its subsidiaries to consummate the merger and the transactions or (b) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operation of such party and its subsidiaries, taken as a whole; provided, however, that, in the case of clause (b) above, no effect (by itself or when taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be deemed to be or constitute a “material adverse effect” or be taken into account when determining whether a “material adverse effect” has occurred or may, would or could occur: (1) general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally, (2) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (3) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), (4) political conditions (or changes in such conditions), the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), (5) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters and weather conditions, (6) the announcement of the merger agreement or the pendency or consummation of the transactions (other than with respect to any representation or warranty that is intended to address the consequences resulting from the execution and delivery of the merger agreement or the announcement or consummation of the transactions), (7) the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is requested in writing by Bonanza Creek or expressly required by, the merger agreement, the public announcement of the merger agreement or the transactions (provided that this clause (7) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions), (8) changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or interpretations thereof), or that result from any action taken for the purpose of complying with the foregoing, (9) any changes in the share price or trading volume of such party’s stock or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect), or (10) (A) the filing of the HighPoint Chapter 11 cases or the operation of HighPoint’s business in accordance with the Bankruptcy Code in connection with the HighPoint Chapter 11 cases, or (B) the occurrence of an involuntary insolvency event with respect to HighPoint; provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (1) through (5) and (9), disproportionately adversely affect Bonanza Creek or HighPoint and their respective subsidiaries, as applicable, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “material adverse effect” has occurred or may, would or could occur solely to the extent they are disproportionate).
Conduct of Business
Pursuant to the merger agreement, each of Bonanza Creek and HighPoint has agreed to restrict the conduct of its respective business between November 9, 2020 and the earlier of the effective time and the termination of the merger agreement.
Conduct of Business by HighPoint and its Subsidiaries
In general, except as previously disclosed to Bonanza Creek, expressly permitted or required by the merger agreement or applicable law (including any COVID-19 measures), required by the Prepackaged Plan if the HighPoint Chapter 11 cases have been commenced, or as otherwise consented to in writing by Bonanza Creek (such consent not to be unreasonably withheld, delayed or conditioned), until the earlier of the effective time and the termination of the merger agreement, HighPoint has agreed to, and to cause each of its subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to (i) preserve substantially intact its present business organization, goodwill and assets, (ii) keep available the services of its current officers and employees and (iii) preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.
In addition, except as previously disclosed to Bonanza Creek, expressly required by the merger agreement, applicable law, any governmental entity or the Prepackaged Plan if the HighPoint Chapter 11 cases have been commenced, or otherwise consented to in writing by Bonanza Creek (such consent not to be unreasonably withheld, delayed or conditioned), until the earlier of the effective time and the termination of the merger agreement, HighPoint has agreed that it will not, and will not permit its subsidiaries to:
(i)
(A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, HighPoint or its subsidiaries, except for dividends and distributions by a wholly owned subsidiary of HighPoint (or pro rata dividends and distributions payable to holders of interests in non-wholly owned subsidiaries) to HighPoint or another subsidiary of HighPoint; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in HighPoint or any of its subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, HighPoint or any subsidiary of HighPoint, except as required by the terms of any capital stock or equity interest existing and disclosed to Bonanza Creek as of November 9, 2020;

(ii)
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, HighPoint or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) issuances by a wholly owned subsidiary of HighPoint of such subsidiary’s capital stock or other equity interests to HighPoint or any other wholly owned subsidiary of HighPoint; and (B) shares of capital stock issued as a dividend made in accordance with the bullet above;

(iii)
amend or propose to amend HighPoint’s organizational documents or amend or propose to amend the organizational documents of any of HighPoint’s subsidiaries (other than ministerial changes);

(iv)
(A) merge, consolidate, combine or amalgamate with any person other than between wholly owned subsidiaries of HighPoint or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than acquisitions of inventory, equipment or other similar assets in the ordinary course of business or pursuant to existing contracts;

(v)
sell, lease, swap, exchange, transfer, farmout, license, encumber (other than certain permitted encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, encumber (other than certain permitted encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties; other than (A) pursuant to a “Company Contract” (as defined in the merger agreement) in effect on November 9, 2020, sales, leases, exchanges or dispositions for which the consideration is less than $100,000 individually or $1 million in the aggregate, (B) among HighPoint and its wholly owned subsidiaries or among wholly owned subsidiaries of HighPoint, (C) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) the sale of hydrocarbons in the ordinary course of business or (E) swaps of assets or property, which may include cash consideration, of up to $175,000 in the aggregate for all such swap transactions;

(vi)
authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HighPoint or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of HighPoint;

(vii)
change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of HighPoint and its subsidiaries, except as required by GAAP or applicable law;

(viii)
make, change or revoke any material tax election, but excluding any election that must be made periodically and is made consistent with past practice, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle or compromise any material proceeding regarding any taxes, or surrender any right to claim a material tax refund;

(ix)
take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure could prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(x)
except as required pursuant to an existing HighPoint benefit plan, (A) grant or commit to grant any new increases in the compensation, bonus, severance, termination pay or other benefits payable or that may become payable to any of its current or former directors, officers, or employees at or above the level of vice president except as required by applicable law or as is provided to a newly hired employee as permitted under the merger agreement (and so long as such newly hired employee’s compensation and other terms are comparable to those of the employee that he or she is replacing), (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any HighPoint benefit plan, (C) grant or commit to grant any equity-based awards, (D) enter into any new, or amend any existing, offer letter or employment or severance or termination agreement with any director, officer or employee at or above the level of vice president, (E) pay or commit to pay any bonuses, other than the payment of annual or other short-term cash bonuses for completed performance periods, (F) establish, enter into or adopt any material HighPoint benefit plan which was not in existence as of November 9, 2020 (or any arrangement that would be a HighPoint benefit plan if it had been in existence as of November 9, 2020), or amend or terminate any HighPoint benefit plan, in each case, except for changes to the contractual terms of health and welfare plans made in the ordinary course of business that do not result in a material increase in cost to HighPoint, or (G) hire or terminate (other than for cause) any employee, except as is reasonably necessary to replace any employee;

(xi)
recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;

(xii)
(A) retire, repay, defease, repurchase or redeem all or any portion of the Amended HighPoint Credit Facility or the HighPoint Senior Notes; (B) incur, create, assume, waive or release any indebtedness or guarantee any such indebtedness of another person; or (C) create any encumbrances on any property or assets of HighPoint or any of its subsidiaries in connection with any indebtedness thereof, other than certain permitted encumbrances; provided, however, that the foregoing clauses (B) and (C) will not restrict the incurrence of indebtedness under existing credit facilities or the creation of any encumbrances securing any indebtedness under such existing credit facilities;

(xiii)
(A) enter into any contract that would be a contract if it were in effect on November 9, 2020 or (B) modify, amend, terminate or assign, or waive or assign any rights under, any contract (including the renewal of existing contract on substantially the same terms in the ordinary course of business consistent with past practice), subject to certain exceptions, in the ordinary course of business consistent with past practice;

(xiv)
cancel, modify or waive any debts or claims held by HighPoint or any of its subsidiaries or waive any rights held by HighPoint or any of its subsidiaries having a value in excess of $200,000 individually or $1 million in the aggregate;

(xv)
waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any proceeding in respect of taxes) except solely for monetary payments of no more than $200,000 individually or $1 million in the aggregate, net of applicable insurance payments, recoveries or proceeds, or on a basis that would (A) prevent or materially delay consummation of the merger or the transactions or (B) result in the imposition of any term or condition that would restrict the future activity or conduct of Bonanza Creek or its subsidiaries or a finding or admission of a violation of law;

(xvi)
make or commit to make any capital expenditures except for capital expenditures scheduled to be made pursuant to and in accordance with HighPoint’s capital expenditure budget as disclosed to Bonanza Creek or capital expenditures to repair damage resulting from insured casualty events or capital expenditures of no more than $250,000 in the aggregate required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform for HighPoint and its subsidiaries (provided that HighPoint will notify Bonanza Creek of any such emergency expenditure as soon as reasonably practicable);

(xvii)
fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of HighPoint and its subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(xviii)
make any changes with respect to material accounting policies, except as required by changes in GAAP, COPAS standards or by applicable law;

(xix)
unwind, cancel, defease or otherwise terminate any derivative transaction, including any commodity hedging arrangement or related contract;

(xx)
take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied; or

(xxi)
agree to commit to take any action that is prohibited by the foregoing.

Conduct of Business by Bonanza Creek and its Subsidiaries
In general, except as previously disclosed to HighPoint, expressly permitted or required by the merger agreement or applicable law (including any COVID-19 measures) or as otherwise consented to in writing by HighPoint (such consent not to be unreasonably withheld, delayed or conditioned), until the earlier of the effective time and the termination of the merger agreement, Bonanza Creek has agreed to, and to cause each of its subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to (i) preserve substantially intact its present business organization, goodwill and assets, (ii) keep available the services of its current officers and employees and (iii) preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.
In addition, except as previously disclosed to HighPoint, expressly required by the merger agreement or applicable law or as otherwise consented to in writing by HighPoint (such consent not to be unreasonably withheld, delayed or conditioned), until the earlier of the effective time and the termination of the merger agreement, Bonanza Creek has agreed that it will not, and will not permit its subsidiaries to:
•
(A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Bonanza Creek or its subsidiaries, except (1) for dividends and distributions by a wholly owned subsidiary of Bonanza Creek (or pro rata dividends and distributions payable to holders of interests in non-wholly owned subsidiaries) to Bonanza Creek or another subsidiary of Bonanza Creek or (2) in accordance with the tax plan, (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Bonanza Creek or any of its subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Bonanza Creek or any subsidiary of Bonanza Creek, except as required by the terms of any capital stock or equity interest of a subsidiary or in respect of any equity awards outstanding as of November 9, 2020 or issued after November 9, 2020 in accordance with the terms of the merger agreement, in accordance with the terms of the Bonanza Creek equity plan and applicable award agreements;
•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Bonanza Creek or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Bonanza Creek common stock upon the vesting or lapse of any restrictions on any awards granted under the Bonanza Creek equity plan and outstanding on November 9, 2020 or issued in compliance with clause (C) below; (B) issuances by a wholly owned subsidiary of Bonanza Creek of such subsidiary’s capital stock or other equity interests to Bonanza Creek or any other wholly owned subsidiary of Bonanza Creek; (C) grants of awards under the Bonanza Creek equity plan in the ordinary course of business consistent with past practice; (D) issuances of Bonanza Creek common stock in connection with transactions consummated in compliance with the conduct of business covenant below relating to merging, consolidating, combining or amalgamating with other persons; and (E) pursuant to the tax plan;

•
amend or propose to amend Bonanza Creek’s organizational documents or amend or propose to amend the organizational documents of any subsidiary of Bonanza Creek (other than ministerial changes);

•
(A) merge, consolidate, combine or amalgamate with any person other than between wholly owned subsidiaries of Bonanza Creek or, in the case of a subsidiary of Bonanza Creek, in connection with any acquisition permitted by clause (B), or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, in each case other than (y) in one or more of such transactions involving oil and gas properties that do not involve consideration valued in excess of $75 million in the aggregate, or (z) acquisitions of inventory, equipment or other similar assets in the ordinary course of business or pursuant to existing contracts;

•
sell, lease, swap, exchange, transfer, farmout, license, encumber (other than certain permitted encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, encumber (other than certain permitted encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties; other than (A) pursuant to a “Parent Contract” (as defined in the merger agreement) in effect on November 9, 2020, sales, leases exchanges or dispositions for which the consideration is less than $100,000 individually or $1 million in the aggregate, (B) among Bonanza Creek and its wholly owned subsidiaries or among wholly owned subsidiaries of Bonanza Creek, (C) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) the sale of hydrocarbons in the ordinary course of business, or (E) swaps of assets or property, which may include cash consideration, of up to $250,000 in the aggregate for all such swap transactions;

•
authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Bonanza Creek or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of Bonanza Creek;

•
change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Bonanza Creek and its subsidiaries, except as required by GAAP or applicable law;

•
make, change or revoke any material tax election, but excluding any election that must be made periodically and is made consistent with past practice, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle any material proceeding regarding any taxes or surrender any right to claim a material tax refund;

•
take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure could prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
(A) incur, create, assume, waive or release any indebtedness or guarantee any such indebtedness of another person or (B) incur, create, assume, waive or release any encumbrances on any property or assets of Bonanza Creek or any of its subsidiaries in connection with any indebtedness thereof, other than certain permitted encumbrances; provided, however, that the foregoing will not restrict the incurrence of indebtedness under existing credit facilities or the creation of any encumbrances securing any such indebtedness under existing credit facilities;

•
except as required pursuant to an existing Bonanza Creek benefit plan or in the ordinary course of business consistent with past practice, (A) grant or commit to grant any new increases in the compensation, bonus, severance, termination pay or other benefits payable or that may become payable to any of its current or former directors, officers, or employees at or above the level of vice president except as required by applicable law or as is provided to a newly hired employee as permitted under the merger agreement (and so long as such newly hired employee’s compensation and other terms are comparable to those of the employee that he or she is replacing), (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Bonanza Creek benefit plan, (C) grant or commit to grant any equity-based awards, (D) enter into any new, or amend any existing, offer letter or employment or severance or termination agreement with any director, officer or employee at or above the level of vice president, (E) pay or commit to pay any bonuses, other than the payment of annual or other short-term cash bonuses for completed performance periods, (F) establish, enter into or adopt any material Bonanza Creek benefit plan which was not in existence as of November 9, 2020 (or any arrangement that would be a Bonanza Creek benefit plan if it had been in existence as of November 9, 2020), or amend or terminate any Bonanza Creek benefit plan, in each case, except as required by law or the terms of such Bonanza Creek benefit plan, or (G) hire or terminate (other than for cause) any employee, except as is reasonably necessary to replace any employee;

•
recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;

•
(A) enter into any contract that would be a Parent Contract if it were in effect on November 9, 2020, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract (including the renewal of existing Parent Contracts on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, (1) with respect to contracts involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Bonanza Creek or its subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) hydrocarbons in the ordinary course of business, and (2) with respect to the tax plan, subject to Bonanza Creek’s covenant below regarding not amending, modifying or waiving any provision of the tax plan;

•
cancel, modify or waive any debts or claims held by Bonanza Creek or any of its subsidiaries or waive any rights held by Bonanza Creek or any of its subsidiaries having a value in excess of $200,000 individually or $1 million in the aggregate;

•
waive, release, assign, settle, or compromise or offer or propose to waive, release, assign, settle or compromise any proceedings (excluding any proceeding in respect of taxes) except solely for monetary payments of no more than $200,000 individually or $1 million in the aggregate, net of applicable insurance payments, recoveries or proceeds, or on a basis that would (A) prevent or materially delay consummation of the merger or the transactions, or (B) result in the imposition of any term or condition that would restrict the future activity or conduct of Bonanza Creek or its subsidiaries or a finding or admission of a violation of law;

•
make or commit to make any capital expenditures, except for capital expenditures made pursuant to and in accordance with Bonanza Creek’s capital expenditure budget for the scheduled period or capital expenditures to repair damage resulting from insured casualty events or capital expenditures of no more than $250,000 in the aggregate required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for Bonanza Creek and its subsidiaries (provided that Bonanza Creek will notify HighPoint of any such emergency expenditure as soon as reasonably practicable);
•
fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Bonanza Creek and its subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice;

•
make any changes with respect to material accounting policies, except as required by changes in GAAP, COPAS standards or by applicable law;

•
amend, modify or waive any provision of the tax plan in such a manner that would, solely as a result of the consummation of the transactions and except as expressly contemplated by the tax plan, (i) result in a Person (as defined in the tax plan) being deemed to be an Acquiring Person (as defined in the tax plan) or (ii) require the Bonanza Creek rights to be exercised, exchanged or triggered, in each case, other than as expressly contemplated by the merger agreement and the tax plan;

•
take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied; or

•
agree or commit to take any action that is prohibited by the foregoing.

Employee Matters
Pursuant to the merger agreement, each of Bonanza Creek and HighPoint have agreed to the following arrangements with respect to the post-closing compensation and benefits of employees of HighPoint or its subsidiaries who were employed by HighPoint or any of its subsidiaries on the date of closing and who continue to be employed by Bonanza Creek or any of its subsidiaries on the date of closing (the “HighPoint Employees”):
•
Between November 9, 2020 and the effective time, HighPoint and its subsidiaries will make their employees available to Bonanza Creek so that Bonanza Creek may interview such employees and evaluate their roles and responsibilities with HighPoint and its subsidiaries, including with respect to potential promotions, transfers or job eliminations following the closing of the merger.

•
Each HighPoint Employee will, for a period of twelve months following the closing, be provided with annual base salary or base wage rate, and employee benefits that are, in the aggregate, substantially comparable to those in effect for similarly situated employees of Bonanza Creek and its subsidiaries. If a HighPoint Employee’s employment is involuntarily terminated other than for cause within 12 months following the closing of the merger (or such longer period as required under the applicable HighPoint benefit plan) such HighPoint Employee will be provided with severance benefits (subject to satisfying any applicable release requirements) that are no less favorable than those in effect for such HighPoint Employee immediately prior to closing; provided that the covenants within this paragraph will not apply to HighPoint Employees that are party to those certain Retention and Sale Payment retention agreements executed with HighPoint prior to closing (“excluded employees”), and such excluded employees will only be entitled to receive the severance benefits set forth in such Retention and Sale Payment retention agreements.

•
Bonanza Creek will, or will cause the surviving company and its subsidiaries to assume and honor their obligations under all employment, severance, change in control, retention and other agreements, if any, between the HighPoint or a subsidiary and a HighPoint Employee, including certain scheduled HighPoint benefit plans (provided that this will not be construed to limit any amendments otherwise permitted by the terms of the applicable agreements).

•
The parties will, or will cause the surviving company and its subsidiaries to, use commercially reasonable efforts to credit the HighPoint Employees for purposes of vesting, eligibility, severance and benefit accrual under the Bonanza Creek benefit plans (other than (i) for any purposes with respect to any defined benefit plans, retiree medical benefits or disability benefits or to the extent it would result in a duplication of benefits or compensation for the same period of service or (ii) with respect to excluded employees, any severance benefits or rights) in which the HighPoint Employees participate, for such HighPoint Employee’s service with HighPoint and its subsidiaries, as applicable, to the same extent and for the same purposes that such service was taken into account under a corresponding HighPoint Employee benefit plan in effect immediately prior to the closing date, to the extent that such credit does not result in duplicate benefits.
•
The parties will, or will cause the surviving company and its subsidiaries to, use commercially reasonable efforts to waive pre-existing condition limitations, eligibility requirements and waiting periods under the Bonanza Creek health benefit plans provided to HighPoint Employees, and provide credit to HighPoint Employees for the plan year in which the closing date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing date for which payment has been made, in each case to the extent permitted by the applicable insurance plan provider and only to the extent such deductibles or limits for medical expenses were satisfied or did not apply under the analogous HighPoint employee benefit plan in effect immediately prior to the closing date.

•
Upon advance written request by Bonanza Creek no later than three business days prior to the closing date, HighPoint will cause HighPoint and its subsidiaries to take all necessary and appropriate actions to cause each 401(k) plan to be terminated and all participants to cease participating under any such 401(k) plan, in each case, no later than the business day preceding the closing date. Additionally, no sooner than the date 30 days prior to the closing date (or another earlier date approved by the Bankruptcy Court, if applicable), HighPoint will take and will cause its subsidiaries to take all necessary and appropriate actions to terminate the Executive Nonqualified Excess Plan (the “excess plan”) and distribute to each participant in the excess plan such participant’s account balance under the excess plan in accordance with Section 409A of the Code.

Notwithstanding the foregoing, nothing in the merger agreement is intended to confer upon any individual the right to remain employed for any period of time or to restrict Bonanza Creek’s, the surviving company’s or any of their respective affiliates’ right to (i) terminate any individual’s employment at any time and for any reason, (ii) provide any person any right to employment or service with Bonanza Creek or any of its subsidiaries or any particular term or condition of employment or service, or (iii) terminate, revise or amend any of their respective employee benefit plans sponsored, maintained or contributed to by HighPoint, Bonanza Creek or any of their respective affiliates.
Treatment of HighPoint Equity Awards in the Merger
The merger agreement provides for the following treatment of HighPoint equity awards granted under the HighPoint Equity Plan:
(1)
Each outstanding award of restricted HighPoint common stock issued pursuant to the HighPoint Equity Plan that is outstanding immediately prior to the effective time (each, a “HighPoint Stock Award”) will terminate and be cancelled as of immediately prior to the effective time and be converted into the right to receive the merger consideration, net of any taxes withheld (which taxes shall be withheld by the surviving company and deemed conveyed to the holder as shares of Bonanza Creek common stock that would otherwise be received by the holder), with respect to the number of shares of HighPoint common stock subject to such HighPoint Stock Award immediately prior to the effective time.

(2)
Each outstanding award of restricted stock units issued pursuant to the HighPoint Equity Plan that is outstanding or payable immediately prior to the effective time (each, a “HighPoint RSU Award”), whether vested or unvested, will terminate and be cancelled as of immediately prior to the effective time and be converted into the right to receive the merger consideration, net of any taxes withheld (which taxes shall be withheld by the surviving company and deemed conveyed to the holder as shares of Bonanza Creek common stock that would otherwise be received by the holder), with respect to the number of shares of HighPoint common stock subject to such HighPoint RSU Award immediately prior to the effective time.

No Solicitation; Changes in Recommendation
No Solicitation by Bonanza Creek
Bonanza Creek has agreed that, from and after November 9, 2020, Bonanza Creek and its officers and directors will, and will cause Bonanza Creek’s subsidiaries and their respective officers and directors to, and will use reasonable best efforts to cause the other representatives of Bonanza Creek and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “Bonanza Creek competing proposal” (as defined below). Within one business day of November 9, 2020, Bonanza Creek was required to deliver a written notice to each person that has received non-public information regarding Bonanza Creek within the six months prior to November 9, 2020 pursuant to a confidentiality agreement for purposes of evaluating any transaction that could be a Bonanza Creek competing proposal and for whom no similar notice had been delivered prior to November 9, 2020 requesting the prompt return or destruction of all confidential information concerning Bonanza Creek and any of its subsidiaries previously provided to such person. Bonanza Creek was also required to immediately terminate any physical and electronic data access related to any such potential Bonanza Creek competing proposal previously granted to such persons.
Bonanza Creek has also agreed that, from and after November 9, 2020, Bonanza Creek and its officers and directors will not, and will cause Bonanza Creek’s subsidiaries and their respective officers and directors not to, directly or indirectly:
•
initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Bonanza Creek competing proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of a Bonanza Creek competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Bonanza Creek competing proposal;

•
furnish any information regarding Bonanza Creek or its subsidiaries, or access to the properties, assets or employees of Bonanza Creek or its subsidiaries, to any person in connection with or in response to any Bonanza Creek competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Bonanza Creek competing proposal; or

•
enter into any letter of intent or agreement in principle, or other agreement providing for a Bonanza Creek competing proposal (other than certain confidentiality agreements, as described below under the section entitled “— No Solicitation; Changes in Recommendation — Bonanza Creek: No Solicitation Exceptions”).

Notwithstanding the foregoing, Bonanza Creek or any of its representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Bonanza Creek superior proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its representatives of the restrictions described in this section “— No Solicitation; Changes in Recommendation” (without conveying, requesting or attempting to gather any other information except as otherwise permitted under Bonanza Creek’s non-solicitation covenants in the merger agreement).
From and after November 9, 2020, Bonanza Creek will promptly (and in any event within 24 hours) notify HighPoint of the receipt by Bonanza Creek (either directly or indirectly) of any Bonanza Creek competing proposal or any expression of interest, inquiry, proposal or offer with respect to a Bonanza Creek competing proposal made on or after November 9, 2020 or any request for information or data relating to Bonanza Creek or any of its subsidiaries made by any person in connection with a Bonanza Creek competing proposal or any request for discussions or negotiations with Bonanza Creek or a representative of Bonanza Creek relating to a Bonanza Creek competing proposal (including the identity of such person), and Bonanza Creek will provide to HighPoint promptly (and in any event within 24 hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a Bonanza Creek competing proposal made in writing provided to Bonanza Creek or any of its subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Bonanza Creek competing proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Bonanza Creek will keep HighPoint reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and will promptly (and in any event within 24 hours) apprise HighPoint of the status, to the extent Bonanza Creek is permitted to be engaged in under its non-solicitation covenants, of any such discussions or negotiations and will provide to HighPoint as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other written materials provided to Bonanza Creek or its representatives from any person. Bonanza Creek will notify HighPoint if Bonanza Creek determines, to the extent permitted under its non-solicitation covenants, to begin providing information or to engage in discussions or negotiations concerning a Bonanza Creek competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.
Definition of Bonanza Creek Competing Proposal
A “Bonanza Creek competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly:
•
any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of Bonanza Creek or any of its subsidiaries (including capital stock of or ownership interests in any subsidiary) that generated 15% or more of Bonanza Creek’s and its subsidiaries’ assets (by fair market value), net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

•
any acquisition of beneficial ownership by any person or group of 15% or more of the outstanding shares of Bonanza Creek common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the outstanding shares of Bonanza Creek common stock or any other securities entitled to vote on the election of directors; or

•
any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bonanza Creek which is structured to permit any person or group to acquire beneficial ownership of at least 15% of Bonanza Creek’s and its subsidiaries’ assets or equity interests.

Bonanza Creek: No Solicitation Exceptions
Prior to, but not after, the time the Bonanza Creek share issuance proposal has been approved by the Bonanza Creek stockholders, Bonanza Creek and its representatives may engage in the second and third bullets in the second paragraph of the section above titled “— No Solicitation; Changes in Recommendation — No Solicitation by Bonanza Creek” with any person if Bonanza Creek receives a bona fide written Bonanza Creek competing proposal from such person and such Bonanza Creek competing proposal did not arise from a breach of the obligations described in “— No Solicitation; Changes in Recommendation — No Solicitation by Bonanza Creek”; provided, however, that:
•
no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Bonanza Creek” may be furnished until Bonanza Creek receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to Bonanza Creek in the aggregate than the terms of the Confidentiality Agreement dated July 20, 2017 between Bonanza Creek and HighPoint (as amended, the “Confidentiality Agreement”) and that such confidentiality agreement does not contain provisions that prohibit Bonanza Creek from complying with the obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Bonanza Creek”;

•
any such non-public information has previously been made available to, or is made available to, HighPoint prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such person;

•
prior to taking any such actions, the Bonanza Creek board or any committee thereof determines in good faith, after consultation with Bonanza Creek’s financial advisors and outside legal counsel, that such Bonanza Creek competing proposal is, or would reasonably be expected to lead to, a Bonanza Creek superior proposal; and

•
prior to taking any such actions, the Bonanza Creek board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the Bonanza Creek board to the Bonanza Creek stockholders under applicable law.

•
In the event (i) the HighPoint board determines that the filing of the HighPoint Chapter 11 cases is in the best interests of HighPoint and files the HighPoint Chapter 11 cases (and such filing is not as a result of the Minimum Participation Condition not being satisfied or majority HighPoint stockholder not being obtained), or (ii) an involuntary insolvency event occurs prior to HighPoint’s voluntary commencement of the HighPoint Chapter 11 cases, then Bonanza Creek will, in each case, not be subject to any of the no solicitation covenants described in “— No Solicitation; Changes in Recommendation — No Solicitation by Bonanza Creek” or the restrictions described in “— Conduct of Business — Conduct of Business by Bonanza Creek and its Subsidiaries,” in each case to the extent such covenants and restrictions would impede or prohibit Bonanza Creek from entering into another merger or acquisition transaction. Notwithstanding the foregoing, Bonanza Creek will not be permitted to enter into another merger or acquisition transaction that would prevent, materially impair or materially delay its ability to consummate the transactions, and, if Bonanza Creek does enter into a merger or acquisition transaction following the commencement of the HighPoint Chapter 11 cases, then HighPoint will comply with the Bankruptcy Code regarding the need for disclosure of such merger or acquisition transaction in the HighPoint Chapter 11 cases.

No Solicitation by HighPoint
HighPoint has agreed that, from and after November 9, 2020, HighPoint and its officers and directors will, and will cause HighPoint’s subsidiaries and their respective officers and directors to, and will use reasonable best efforts to cause the other representatives of HighPoint and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “HighPoint competing proposal” (as defined below). Within one business day of November 9, 2020, HighPoint was required to deliver a written notice to each person that received non-public information regarding HighPoint within the six months prior to November 9, 2020 pursuant to a confidentiality agreement with HighPoint for the purposes of evaluating any transaction that could be a HighPoint competing proposal and for whom no similar notice had been delivered prior to November 9, 2020 requesting the prompt return or destruction of all confidential information concerning HighPoint and any of its subsidiaries furnished to such person prior to November 9, 2020. HighPoint was also required to immediately terminate any physical and electronic data access relating to any such potential HighPoint competing proposal previously granted to such persons.
HighPoint has also agreed that, from and after November 9, 2020, HighPoint and its officers and directors will not, and will cause HighPoint’s subsidiaries and their respective officers and directors not to, and will use reasonable best efforts to cause the other representatives of HighPoint and its subsidiaries not to, directly or indirectly:
•
initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a HighPoint competing proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of a HighPoint competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a HighPoint competing proposal;

•
furnish any non-public information regarding HighPoint or its subsidiaries, or access to the properties, assets or employees of HighPoint or its subsidiaries, to any person in connection with or in response to any HighPoint competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a HighPoint competing proposal; or

•
enter into any letter of intent or agreement in principle, or other agreement providing for a HighPoint competing proposal (other than certain confidentiality agreements, as described below under the section entitled “— No Solicitation; Changes in Recommendation — HighPoint: No Solicitation Exceptions”).

Notwithstanding the foregoing, HighPoint or any of its representatives may, in response to an unsolicited inquiry or proposal from a third party, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a “HighPoint superior proposal” (as defined below) and inform a third party or its representatives of the restrictions described in this section “— No Solicitation; Changes in Recommendation” (without conveying, requesting or attempting to gather any other information except as specifically permitted under HighPoint’s non-solicitation covenants in the merger agreement).
From and after November 9, 2020, HighPoint will promptly (and in any event within 24 hours) notify Bonanza Creek of the receipt by HighPoint (either directly or indirectly) of any HighPoint competing proposal or any expression of interest, inquiry, proposal or offer with respect to a HighPoint competing proposal made on or after November 9, 2020 or any request for information or data relating to HighPoint or any of its subsidiaries made by any person in connection with a HighPoint competing proposal or any request for discussions or negotiations with HighPoint or a representative of HighPoint relating to a HighPoint competing proposal (including the identity of such person), and HighPoint will provide to Bonanza Creek promptly (and in any event within 24 hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a HighPoint competing proposal made in writing provided to HighPoint or any of its subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a HighPoint competing proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter HighPoint will keep Bonanza Creek reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and will promptly (and in any event within 24 hours) apprise Bonanza Creek of the status, to the extent HighPoint is permitted to be engaged in by HighPoint’s non-solicitation covenants, of any such discussions and negotiations and will provide to Bonanza Creek as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other written materials provided to HighPoint or its representatives from any person. Without limiting the foregoing, HighPoint must notify Bonanza Creek if HighPoint determines, to the extent permitted under HighPoint’s non-solicitation covenants, to begin providing information or to engage in discussions or negotiations concerning a HighPoint competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.
Definition of HighPoint Competing Proposal
A “HighPoint competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Bonanza Creek or any of its subsidiaries) involving directly or indirectly:
•
any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of HighPoint or any of its subsidiaries (including capital stock of or ownership interests in any subsidiary) that generated 15% or more of HighPoint’s and its subsidiaries’ assets (by fair market value), net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

•
any acquisition of beneficial ownership by any person or group of 15% or more of the outstanding shares of HighPoint common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the outstanding shares of HighPoint common stock or any other securities entitled to vote on the election of directors; or

•
any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving HighPoint or any of its subsidiaries which is structured to permit any person or group to acquire beneficial ownership of at least 15% of HighPoint’s and its subsidiaries’ assets or equity interests.

HighPoint: No Solicitation Exceptions
Prior to, but not after, the time the HighPoint out-of-court proposal has been approved by the HighPoint stockholders, HighPoint and its representatives may engage in the second and third bullets in the second paragraph of the section above titled “— No Solicitation; Changes in Recommendation — No Solicitation by HighPoint” with any person if HighPoint receives a bona fide written HighPoint competing proposal from such person and such HighPoint competing proposal did not arise from a breach of the obligations described in “— No Solicitation; Changes in Recommendation — No Solicitation by HighPoint”; provided, however, that:
•
no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by HighPoint” may be furnished until HighPoint receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to HighPoint in the aggregate than the terms of the Confidentiality Agreement and that such confidentiality agreement does not contain provisions that prohibit HighPoint from complying with the obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by HighPoint”;

•
any such non-public information has previously been made available to, or is made available to, Bonanza Creek prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such person;

•
prior to taking any such actions, the HighPoint board or any committee thereof determines in good faith, after consultation with HighPoint’s financial advisors and outside legal counsel, that such HighPoint competing proposal is, or would reasonably be expected to lead to, a HighPoint superior proposal; and

•
prior to taking any such actions, the HighPoint board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the HighPoint board to the HighPoint stockholders under applicable law.

Bonanza Creek: Restrictions on Change of Recommendation
Subject to certain exceptions described below, Bonanza Creek and its officers and directors and other representatives will not, will cause its subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Bonanza Creek and its subsidiaries not to, directly or indirectly:
•
withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to HighPoint, the Bonanza Creek board recommendation;

•
fail to include the Bonanza Creek board recommendation in this Prospectus;

•
publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to a Bonanza Creek competing proposal (other than certain confidentiality agreements, as described above under the section entitled “— No Solicitation; Changes in Recommendation — Bonanza Creek: No Solicitation Exceptions”) (a “Bonanza Creek alternative acquisition agreement”);

•
in the case of a Bonanza Creek competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Bonanza Creek common stock (other than by HighPoint or an affiliate of HighPoint), fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (i) three business days prior to the date of the Bonanza Creek special meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date of the Bonanza Creek special meeting) or (ii) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•
if a Bonanza Creek competing proposal will have been publicly announced or disclosed (other than pursuant to the foregoing bullet), fail to publicly reaffirm the Bonanza Creek board recommendation on or prior to the earlier of (i) five business days after HighPoint so requests in writing or (ii) three business days prior to the date of the Bonanza Creek special meeting (or promptly after announcement or disclosure of such Bonanza Creek competing proposal if announced or disclosed on or after the third business day prior to the date of the Bonanza Creek special meeting); or
•
cause or permit Bonanza Creek to enter into a Bonanza Creek alternative acquisition agreement.

We refer to the taking of any of the actions described in the bullets above as a “Bonanza Creek recommendation change.”
HighPoint: Restrictions on Change of Recommendation
Subject to certain exceptions described below, HighPoint and its officers and directors and other representatives will not, will cause its subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of HighPoint and its subsidiaries not to, directly or indirectly:
•
withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Bonanza Creek and Merger Sub, the HighPoint board recommendation;

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fail to include the HighPoint board recommendation in this Prospectus;

•
approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any HighPoint competing proposal;

•
publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements, as described above under the section entitled “— No Solicitation; Changes in Recommendation — HighPoint: No Solicitation Exceptions”) relating to a HighPoint competing proposal (a “HighPoint alternative acquisition agreement”);

•
in the case of a HighPoint competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of HighPoint common stock (other than by Bonanza Creek or an affiliate of Bonanza Creek), fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (i) three business days prior to the date of the HighPoint special meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date of the HighPoint special meeting) or (ii) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•
if a HighPoint competing proposal will have been publicly announced or disclosed (other than pursuant to the foregoing bullet), fail to publicly reaffirm the HighPoint board recommendation on or prior to the earlier of (i) five business days after Bonanza Creek so requests in writing or (ii) three business days prior to the date of the HighPoint special meeting (or promptly after announcement or disclosure of such HighPoint competing proposal if announced or disclosed on or after the third business day prior to the date of the HighPoint special meeting); or

•
cause or permit HighPoint to enter into a HighPoint alternative acquisition agreement.

We refer to the taking of any of the actions described in the bullets above as a “HighPoint recommendation change.”
Bonanza Creek: Permitted Changes of Recommendation in Connection with Superior Proposals
Prior to, but not after, the time the share issuance proposal has been approved by the Bonanza Creek stockholders, in response to a bona fide written Bonanza Creek competing proposal from a third party that was not solicited at any time following the execution of the merger agreement and did not arise from a breach of the obligations set forth Bonanza Creek’s non-solicitation covenants, if the Bonanza Creek board so chooses, the Bonanza Creek board may effect a Bonanza Creek change of recommendation if:
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the Bonanza Creek board or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Bonanza Creek competing proposal is a Bonanza Creek superior proposal (as defined below);

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the Bonanza Creek board determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Bonanza Creek recommendation change in response to such Bonanza Creek superior proposal would be inconsistent with the fiduciary duties owed by the Bonanza Creek board to the Bonanza Creek stockholders under applicable law;

•
Bonanza Creek provides HighPoint written notice of such proposed action and the basis therefore five business days in advance, which notice will set forth in writing that the Bonanza Creek board or a committee thereof intends to consider whether to take such action and includes a copy of the available proposed Bonanza Creek competing proposal and any applicable transaction and financing documents;

•
after giving such notice and prior to effecting such Bonanza Creek recommendation change or termination, Bonanza Creek negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with HighPoint (to the extent HighPoint wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Bonanza Creek board or a committee thereof not to effect a Bonanza Creek recommendation change in response thereto; and

•
at the end of the five business day period, prior to taking action to effect a Bonanza Creek recommendation change, the Bonanza Creek board or a committee thereof takes into account any adjustments or revisions to the terms of the merger agreement proposed by HighPoint in writing and any other information offered by HighPoint in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Bonanza Creek recommendation change in response to such Bonanza Creek superior proposal would be inconsistent with the fiduciary duties owed by the Bonanza Creek board to the Bonanza Creek stockholders under applicable law, provided that in the event of any material changes regarding any Bonanza Creek superior proposal (it being understood that any amendment or modification to the economic terms of any such Bonanza Creek superior proposal will be deemed material), Bonanza Creek will be required to deliver a new written notice to HighPoint and to comply with the requirements set forth in these bullets with respect to such new written notice, except that the advance written notice obligation set forth in these bullets will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original five business day notice period.

Definition of Bonanza Creek Superior Proposal
A “Bonanza Creek superior proposal” means a bona fide written proposal that is not solicited after November 9, 2020 and is made after November 9, 2020 by any person or group (other than HighPoint or any of its affiliates) to acquire, directly or indirectly, (i) businesses or assets of Bonanza Creek or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 80% or more of the fair market value of such assets or that generated 80% or more of Bonanza Creek’s and its subsidiaries’ net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, respectively, or (ii) more than 80% of the outstanding shares of Bonanza Creek common stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Bonanza Creek board, after consultation with Bonanza Creek’s financial advisors:
•
if consummated, would result in a transaction more favorable to Bonanza Creek stockholders from a financial point of view than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by HighPoint in response to such proposal or otherwise);

•
is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the Bonanza Creek board; and

•
for which, if applicable, financing is fully committed or determined in good faith to be available by the Bonanza Creek board.

Bonanza Creek: Permitted Changes of Recommendation in Connection with Intervening Events
Prior to, but not after, the time the share issuance proposal has been approved by the Bonanza Creek stockholders, in response to a Bonanza Creek intervening event that occurs or arises after the execution of the merger agreement and that did not arise from or in connection with a breach of the merger agreement by Bonanza Creek, Bonanza Creek may, if the Bonanza Creek board so chooses, effect a Bonanza Creek change of recommendation; provided that such a Bonanza Creek recommendation change may not be made unless and until:
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the Bonanza Creek board or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that a Bonanza Creek intervening event (as defined below) has occurred;

•
the Bonanza Creek board determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Bonanza Creek recommendation change in response to such Bonanza Creek intervening event would be inconsistent with the fiduciary duties owed by the Bonanza Creek board to the Bonanza Creek stockholders under applicable law;

•
Bonanza Creek provides HighPoint written notice of such proposed action and the basis therefore five business days in advance, which notice will set forth in writing that the Bonanza Creek board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Bonanza Creek intervening event;

•
after giving such notice and prior to effecting such Bonanza Creek recommendation change or termination, Bonanza Creek negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with HighPoint (to the extent HighPoint wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Bonanza Creek board or a committee thereof not to effect a Bonanza Creek recommendation change in response thereto; and

•
at the end of the five business day period, prior to taking action to effect a Bonanza Creek recommendation change, the Bonanza Creek board or a committee thereof takes into account any adjustments or revisions to the terms of the merger agreement proposed by HighPoint in writing and any other information offered by HighPoint in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Bonanza Creek recommendation change in response to such Bonanza Creek intervening event would be inconsistent with the fiduciary duties owed by the Bonanza Creek board to the Bonanza Creek stockholders under applicable law, provided that in the event of any material changes regarding any Bonanza Creek intervening event, Bonanza Creek will be required to deliver a new written notice to HighPoint and to comply with the requirements set forth in these bullets with respect to such new written notice, except that the advance written notice obligation set forth in these bullets will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original five business day notice period.

Definition of Bonanza Creek Intervening Event
A “Bonanza Creek intervening event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Bonanza Creek that occurs or arises after November 9, 2020 that was not known to or reasonably foreseeable by the Bonanza Creek board as of November 9, 2020 (or if known, the magnitude or material consequences of which were not known by the

Bonanza Creek board as of November 9, 2020); provided, however, that in no event shall (i) the receipt, existence or terms of a Bonanza Creek competing proposal or any matter relating thereto or of consequence thereof, (ii) the filing of the HighPoint Chapter 11 cases or the operation of HighPoint’s business in accordance with the Bankruptcy Code in connection with the HighPoint Chapter 11 cases, or (iii) the occurrence of an involuntary insolvency event with respect to HighPoint, in each case, be considered a Bonanza Creek intervening event.
HighPoint: Permitted Changes of Recommendation in Connection with Superior Proposals
Prior to, but not after, the time the HighPoint out-of-court proposal has been approved by the HighPoint stockholders, in response to a bona fide written HighPoint competing proposal from a third party that was not solicited at any time following the execution of the merger agreement and did not arise from a breach of the obligations set forth HighPoint’s non-solicitation covenants, if the HighPoint board so chooses, the HighPoint board may effect a HighPoint change of recommendation if:
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the HighPoint board or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such HighPoint competing proposal is a HighPoint superior proposal (as defined below);

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the HighPoint board determines in good faith, after consultation with its outside legal counsel, that the failure to effect a HighPoint recommendation change in response to such HighPoint superior proposal would be inconsistent with the fiduciary duties owed by the HighPoint board to the HighPoint stockholders under applicable law;

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HighPoint provides Bonanza Creek written notice of such proposed action and the basis therefore five business days in advance, which notice will set forth in writing that the HighPoint board or a committee thereof intends to consider whether to take such action and includes a copy of the available proposed HighPoint competing proposal and any applicable transaction and financing documents;

•
after giving such notice and prior to effecting such HighPoint recommendation change or termination, HighPoint negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Bonanza Creek (to the extent Bonanza Creek wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the HighPoint board or a committee thereof not to effect a HighPoint recommendation change in response thereto; and

•
at the end of the five business day period, prior to taking action to effect a HighPoint recommendation change, the HighPoint board or a committee thereof takes into account any adjustments or revisions to the terms of the merger agreement proposed by Bonanza Creek in writing and any other information offered by Bonanza Creek in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a HighPoint recommendation change in response to such HighPoint superior proposal would be inconsistent with the fiduciary duties owed by the HighPoint board to the HighPoint stockholders under applicable law, provided that in the event of any material changes regarding any HighPoint superior proposal (it being understood that any amendment or modification to the economic terms of any such HighPoint superior proposal will be deemed material), HighPoint will be required to deliver a new written notice to Bonanza Creek and to comply with the requirements set forth in these bullets with respect to such new written notice, except that the advance written notice obligation set forth in these bullets will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original five business day notice period.

Definition of HighPoint Superior Proposal
A “HighPoint superior proposal” means a bona fide written proposal that is not solicited after November 9, 2020 and is made after November 9, 2020 by any person or group (other than Bonanza Creek or any of its affiliates) to acquire, directly or indirectly, (i) businesses or assets of HighPoint or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 80% or more of the fair market value of such assets or that generated 80% or more of HighPoint’s and its subsidiaries’ net revenue or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, respectively, or (ii) more than 80% of the outstanding shares of HighPoint common stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the HighPoint board, after consultation with HighPoint’s financial advisors:
•
if consummated, would result in a transaction more favorable to HighPoint stockholders from a financial point of view than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by Bonanza Creek in response to such proposal or otherwise);

•
is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the HighPoint board; and

•
for which, if applicable, financing is fully committed or determined in good faith to be available by the HighPoint board.

HighPoint: Permitted Changes of Recommendation in Connection with Intervening Events
Prior to, but not after, the time the HighPoint out-of-court proposal has been approved by the HighPoint stockholders, in response to a HighPoint intervening event that occurs or arises after the execution of the merger agreement and that did not arise from or in connection with a breach of the merger agreement by HighPoint, HighPoint may, if the HighPoint board so chooses, effect a HighPoint change of recommendation; provided that such a HighPoint recommendation change may not be made unless and until:
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the HighPoint board determines in good faith, after consultation with its financial advisors and outside legal counsel, that a HighPoint intervening event (as defined below) has occurred;

•
the HighPoint board determines in good faith, after consultation with its outside legal counsel, that the failure to effect a HighPoint recommendation change in response to such HighPoint intervening event would be inconsistent with the fiduciary duties owed by the HighPoint board to the HighPoint stockholders under applicable law;

•
HighPoint provides Bonanza Creek written notice of such proposed action and the basis therefore five business days in advance, which notice will set forth in writing that the HighPoint board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the HighPoint intervening event;

•
after giving such notice and prior to effecting such HighPoint recommendation change or termination, HighPoint negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Bonanza Creek (to the extent Bonanza Creek wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the HighPoint board not to effect a HighPoint recommendation change in response thereto; and

•
at the end of the five business day period, prior to taking action to effect a HighPoint recommendation change, the HighPoint board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Bonanza Creek in writing and any other information offered by Bonanza Creek in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a HighPoint recommendation change in response to such HighPoint intervening event would be inconsistent with the fiduciary duties owed by the HighPoint board to the HighPoint stockholders under applicable law, provided that in the event of any material changes regarding any HighPoint intervening event, HighPoint will be required to deliver a new written notice to Bonanza Creek and to comply with the requirements set forth in these bullets with respect to such new written notice, except that the advance written notice obligation set forth in these bullets will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original five business day notice period.

Definition of HighPoint Intervening Event
A “HighPoint intervening event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to HighPoint that occurs or arises after November 9, 2020 that was not known to or reasonably foreseeable by the HighPoint board as of November 9, 2020 (or if known, the magnitude or material consequences of which were not known by the HighPoint board as of November 9, 2020); provided, however, that in no event shall the receipt, existence or terms of a HighPoint competing proposal or any matter relating thereto or of consequence thereof constitute a HighPoint intervening event. A HighPoint intervening event may include an involuntary insolvency event.
Bonanza Creek: Confidentiality and Standstill Agreements
From November 9, 2020 and continuing until the earlier of the effective time and the termination of the merger agreement, Bonanza Creek has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the time the Bonanza Creek share issuance proposal has been approved by the Bonanza Creek stockholders, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Bonanza Creek board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the Bonanza Creek board to the Bonanza Creek stockholders under applicable law, Bonanza Creek may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Bonanza Creek competing proposal, on a confidential basis, to the Bonanza Creek board or a committee thereof and communicate such waiver to the applicable third party. Bonanza Creek must advise HighPoint at least two business days prior to taking such action. Bonanza Creek has represented and warranted to HighPoint that it has not taken any action that (i) would be prohibited by this paragraph or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Bonanza Creek board to the Bonanza Creek stockholders under applicable law, would have been prohibited by this paragraph during the 30 days prior to November 9, 2020.
HighPoint: Confidentiality and Standstill Agreements
From November 9, 2020 and continuing until the earlier of the effective time and the termination of the merger agreement, HighPoint has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the time the HighPoint out-of-court proposal has been approved by the HighPoint stockholders, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the HighPoint board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the HighPoint board to the HighPoint stockholders under applicable law, HighPoint may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a HighPoint competing proposal, on a confidential basis, to the HighPoint board or a committee thereof and communicate such waiver to the applicable third party. HighPoint must advise Bonanza Creek at least two business days prior to taking such action. HighPoint has represented and warranted to Bonanza Creek that it has not taken any action that (i) would be prohibited by this paragraph or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the HighPoint board to the HighPoint stockholders under applicable law, would have been prohibited by this paragraph during the 30 days prior to November 9, 2020.
Certain Permitted Disclosure
The Bonanza Creek board and the HighPoint board or any committee of either board may, after consultation with their respective outside legal counsels, make such disclosures as the Bonanza Creek board, the HighPoint board or any committee of either board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in this Prospectus by applicable U.S. federal securities laws. However, if such disclosure has the effect of withdrawing or adversely modifying the recommendation of the Bonanza Creek board or the HighPoint board, as applicable, such disclosure will be deemed a Bonanza Creek recommendation change or a HighPoint recommendation change, as applicable, and the non-disclosing party will have the right to terminate the merger agreement as set forth below in the section entitled “— Termination of the Merger Agreement.”
Efforts to Close the Merger
The parties have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the transactions and, subject to applicable law and as otherwise required by any governmental entity, shall keep each other apprised of the status of matters relating to the consummation of the merger and the transactions, including promptly furnishing the other party with copies of notices or other communications received from any third party or any governmental entity with respect to the merger and the transactions.
HSR and Other Regulatory Approvals
Bonanza Creek and HighPoint have agreed to use their reasonable best efforts to take all actions or do all things necessary, proper or advisable to consummate and make effective the transactions, including (i) the prompt preparation and filing of all forms and other submissions required to be filed with any governmental entity prior to the consummation of the transactions, (ii) the satisfaction of the conditions to consummating the transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, authorization, order or approval of, or any exemption by, any third party, including any governmental entity required to be obtained or made by Bonanza Creek, HighPoint or any of their respective subsidiaries in connection with or that are necessary to consummate the transactions, (iv) taking reasonable actions to defend any proceedings challenging the merger agreement or the consummation of the transactions, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of the merger agreement.
Bonanza Creek and HighPoint shall also:
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each keep the other apprised of the status of matters relating to the completion of the transactions and work cooperatively in connection with obtaining all required consents, clearances, authorizations, orders or approvals of, or any exemptions by, any governmental entity;

•
promptly consult with the other party with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or its counsel) copies of), all filings, notices or other submissions made by such party with any governmental entity or any other information supplied by such party to, or correspondence with, a governmental entity in connection with the merger agreement and the transactions;

•
promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any material communication from any governmental entity regarding the transactions;

•
permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication with any such governmental entity;

•
if either party or any representative thereof receives a request for additional information or documentary material from any governmental entity with respect to the transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in substantial compliance with such request;

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refrain from participating in any meeting or teleconference with any governmental entity where material issues would likely be discussed in connection with the merger agreement and the transactions unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate thereat;

•
furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such governmental entity with respect to the merger agreement and the transactions; and

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furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings, notices or other submissions of information or documents to any such governmental entity; provided, however, that materials may be redacted (i) to remove references concerning the valuation of HighPoint, Bonanza Creek, the transactions or other confidential or competitively sensitive information, (ii) as necessary to comply with contractual requirements and (iii) as necessary to address reasonable privilege waiver risks.

Efforts to Hold the Bonanza Creek and HighPoint Special Meetings
Bonanza Creek Special Meeting
Bonanza Creek has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Bonanza Creek to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the share issuance proposal by Bonanza Creek stockholders, to be held as promptly as reasonably practicable after the clearance of the joint proxy statement/prospectus by the SEC and the registration statement, of which the joint proxy statement/prospectus forms a part, is declared effective by the SEC. Except as permitted in the merger agreement, the Bonanza Creek board must recommend that the Bonanza Creek stockholders vote in favor of the share issuance proposal at the Bonanza Creek special meeting and the Bonanza Creek board must solicit from Bonanza Creek stockholders proxies in favor of the share issuance proposal, and this Prospectus is required to include such recommendation of the Bonanza Creek board.
Bonanza Creek (i) will be required to adjourn or postpone the Bonanza Creek special meeting to the extent necessary to ensure that any legally required supplement or amendment to the joint proxy statement/prospectus is provided to the Bonanza Creek stockholders or if, as of the time the Bonanza Creek special meeting is scheduled, there are insufficient shares of Bonanza Creek common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the Bonanza Creek special meeting, and (ii) may adjourn or postpone the Bonanza Creek special meeting if, as of the time for which the Bonanza Creek special meeting is scheduled, there are insufficient shares of Bonanza Creek common stock represented (either virtually or by proxy) to obtain the approval of the share issuance proposal.
Notwithstanding the foregoing, the Bonanza Creek special meeting will not be adjourned or postponed to a date that is more than 15 business days after the date for which the Bonanza Creek special meeting was previously scheduled (though the Bonanza Creek special meeting shall be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after April 5, 2021.
If requested by HighPoint, Bonanza Creek will promptly provide all voting tabulation reports relating to the Bonanza Creek special meeting and will otherwise keep HighPoint reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Bonanza Creek stockholders with respect thereto. Unless there has been a Bonanza Creek recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Bonanza Creek stockholders or any other person to prevent the approval of the share issuance proposal by Bonanza Creek stockholders.
Once Bonanza Creek has established a record date for the Bonanza Creek special meeting, Bonanza Creek may not change such record date or establish a different record date for the Bonanza Creek special meeting without the prior written consent of HighPoint (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment permitted pursuant to the merger agreement. Bonanza Creek has agreed that its obligations to call, give notice of, convene and hold the Bonanza Creek special meeting will not be affected by the making of a Bonanza Creek recommendation change and such obligations will not be affected by the commencement, announcement, disclosure, or communication to Bonanza

Creek of any Bonanza Creek competing proposal or other proposal or the occurrence or disclosure of any Bonanza Creek intervening event.
HighPoint Special Meeting
HighPoint has agreed to take all action necessary in accordance with applicable laws and the organizational documents of HighPoint to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the HighPoint out-of-court proposal by HighPoint stockholders, to be held as promptly as reasonably practicable after the clearance of the joint proxy statement/prospectus by the SEC and the merger registration statement, of which the joint proxy statement/prospectus forms a part, is declared effective by the SEC. Except as permitted in the merger agreement, the HighPoint board must recommend that the HighPoint stockholders vote in favor of the HighPoint out-of-court proposal and the HighPoint board must solicit from HighPoint stockholders proxies in favor of the HighPoint out-of-court proposal, and the joint proxy statement/prospectus is required to include such recommendation of the HighPoint board.
HighPoint (i) will be required to adjourn or postpone the HighPoint special meeting to the extent necessary to ensure that any legally required supplement or amendment to the joint proxy statement/prospectus is provided to the HighPoint stockholders or if, as of the time the HighPoint special meeting is scheduled, there are insufficient shares of HighPoint common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the HighPoint special meeting, and (ii) may adjourn or postpone the HighPoint special meeting if, as of the time for which the HighPoint special meeting is scheduled, there are insufficient shares of HighPoint common stock represented (either virtually or by proxy) to obtain the approval of the HighPoint out-of-court proposal. Notwithstanding the foregoing, the HighPoint special meeting will not be adjourned or postponed to a date that is more than 15 business days after the date for which the HighPoint special meeting was previously scheduled (though the HighPoint special meeting shall be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after April 5, 2021.
HighPoint will promptly provide all voting tabulation reports relating to the HighPoint special meeting and will otherwise keep Bonanza Creek reasonably informed regarding the status of the solicitation and any material oral or written communications from or to HighPoint stockholders with respect thereto. Unless there has been a HighPoint recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the HighPoint stockholders or any other person to prevent the approval of the HighPoint out-of-court proposal by the HighPoint stockholders.
Once HighPoint has established a record date for the HighPoint special meeting, HighPoint may not change such record date or establish a different record date for the HighPoint special meeting without the prior written consent of Bonanza Creek (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment permitted pursuant to the merger agreement. Without the prior written consent of Bonanza Creek or as required by applicable law, HighPoint may not call any meeting of the HighPoint stockholders other than the HighPoint special meeting. HighPoint has agreed that its obligations to call, give notice of, convene and hold the HighPoint special meeting will not be affected by the making of a HighPoint recommendation change and such obligations will not be affected by the commencement, announcement, disclosure or communication to HighPoint of any HighPoint competing proposal or other proposal (including a HighPoint superior proposal) or the occurrence or disclosure of any HighPoint intervening event. Notwithstanding the foregoing, HighPoint will not be required to convene the HighPoint special meeting (i) after the HighPoint Chapter 11 cases have commenced or (ii) if HighPoint stipulates to bankruptcy relief after the occurrence of an involuntary insolvency event pursuant to the terms of the merger agreement and prior to the filing of the HighPoint Chapter 11 cases in accordance with the terms of the merger agreement.
Timing of Special Meetings
Bonanza Creek and HighPoint are required to cooperate and use their reasonable best efforts to set the record dates for and hold the Bonanza Creek special meeting and the HighPoint special meeting on the same day and within two business days after the Expiration Deadline and at approximately the same time.

Indemnification and Insurance
Bonanza Creek and the surviving company have agreed to, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by HighPoint immediately prior to November 9, 2020, each person who is now, or has been at any time prior to November 9, 2020 or who becomes, prior to the effective time, an officer, director of HighPoint or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by HighPoint, in each case, when acting in such capacity (whom are referred to herein as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was an officer, director of HighPoint or any of its subsidiaries, a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by HighPoint or is or was serving at the request of HighPoint or any of its subsidiaries as an officer, director, employee or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the effective time and whether asserted or claimed prior to, but not after, the effective time (which liabilities are referred to herein as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions, in each case to the fullest extent permitted under applicable law (and Bonanza Creek and the surviving company will, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of HighPoint’s regularly engaged legal counsel or other counsel satisfactory to Bonanza Creek and the surviving company, in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law).
Until the six-year anniversary date of the effective time, neither Bonanza Creek nor the surviving company will amend, repeal or otherwise modify any provision in the organizational documents of the surviving company or its subsidiaries in any manner that would affect (or manage the surviving company or its subsidiaries, with the intent to or in a manner that would affect) adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Bonanza Creek and the surviving company and its subsidiaries will fulfill and honor any indemnification, expense advancement, or exculpation agreements between HighPoint or any of its subsidiaries and any of its officers, directors existing and in effect immediately prior to the effective time.
Bonanza Creek and the surviving company will cause to be put in place, and Bonanza Creek will fully prepay immediately prior to the effective time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the effective time (which is referred to herein as the “tail period”) from an insurance carrier with the same or better credit rating as HighPoint’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as HighPoint’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at, prior to, or after the effective time.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:
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cooperation between Bonanza Creek and HighPoint in the preparation of the joint proxy statement/prospectus and this Prospectus;

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access by each party to certain information about the other party during the period prior to the earlier of the effective time or termination of the merger agreement, as applicable;

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cooperation between Bonanza Creek and HighPoint in connection with public announcements;

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taking all reasonable steps within each party’s control to exempt (or ensure the continued exemption of) the merger and the transactions from the takeover laws of any state that purport to apply to the merger agreement or the transactions;

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certain employee matters;

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requirements of Section 16(a) of the Exchange Act;

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cooperation between Bonanza Creek and HighPoint in the defense or settlement of any stockholder litigation relating to the transactions;

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delisting of shares of HighPoint common stock on the NYSE and listing of the shares of Bonanza Creek common stock to be issued pursuant to the merger on the NYSE prior to the effective time;

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cooperation to obtain the tax opinions regarding the treatment of the merger as a reorganization within the meaning of Section 368(a) of the Code;

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in the event HighPoint has not filed the HighPoint Chapter 11 cases, prepayment of the Amended HighPoint Credit Facility;

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Bonanza Creek and HighPoint using their respective reasonable best efforts to procure, through the amendment or restatement of Bonanza Creek’s existing credit facility, or through a new credit facility, or any combination of the foregoing, senior secured debt financing on terms reasonably acceptable to Bonanza Creek with aggregate available commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount;

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requirements and procedures with respect to the Exchange Offers and solicitation of votes to accept or reject the Prepackaged Plan;

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cooperation regarding the amendment or novation of HighPoint’s derivative contracts; and

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payment by HighPoint to Bonanza Creek of the $6 million transaction expense fee.

Conditions to Completion of the Merger
The obligations of Bonanza Creek and HighPoint to consummate the merger are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the following mutual conditions:
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(i) either (a) approval of the HighPoint out-of-court proposal by the HighPoint stockholders shall have been obtained or (b) the confirmation order confirming the Prepackaged Plan will have been entered and (ii) approval of the share issuance proposal by the Bonanza Creek stockholders shall have been obtained;

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any waiting period applicable to the transactions under the HSR Act shall have been terminated or shall have expired, and any consents or approvals required pursuant to any other applicable antitrust laws shall have been obtained;

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no governmental entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions, including the merger, and no law shall have been adopted that makes consummation of the transactions, including the merger, illegal or otherwise prohibited;

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the registration statements on Form S-4, of which the joint proxy statement/prospectus and this Prospectus respectively form parts, filed by Bonanza Creek in connection with the issuance of shares of Bonanza Creek common stock in the merger and the issuance of shares of Bonanza Creek common stock and the Bonanza Creek Senior Notes (and related guarantees) in the HighPoint restructuring transactions shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

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either (i)(a) the Minimum Participation Condition shall have been satisfied, (b) the Other Indenture Amendments Operative Date and (c) the Change of Control Amendment Operative Date shall have occurred or (ii) the confirmation order shall have been entered confirming the Prepackaged Plan and all conditions to the effective time shall have been satisfied or waived; and

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the shares of Bonanza Creek common stock to be issued pursuant to the merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

The obligation of HighPoint to effect the merger is also subject to the satisfaction, or waiver by HighPoint, of the following additional conditions:
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the accuracy of the representations and warranties of Bonanza Creek set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of November 9, 2020 and as of the closing date (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and HighPoint’s receipt of an officer’s certificate from Bonanza Creek to that effect;

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performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the merger agreement by Bonanza Creek and Merger Sub prior to the effective time, and HighPoint’s receipt of an officer’s certificate from Bonanza Creek to that effect; and

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receipt of an opinion from K&E (or other legal counsel selected by HighPoint and reasonably satisfactory to Bonanza Creek), counsel to HighPoint, to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of Bonanza Creek to effect the merger is also subject to the satisfaction, or waiver by Bonanza Creek, of the following additional conditions:
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the accuracy of the representations and warranties of HighPoint set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of November 9, 2020 and as of the closing date (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and Bonanza Creek’s receipt of an officer’s certificate from HighPoint to that effect;

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performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the merger agreement by HighPoint prior to the effective time, and Bonanza Creek’s receipt of an officer’s certificate from HighPoint to that effect; and

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Bonanza Creek and its subsidiaries, including HighPoint after giving effect to the transactions, collectively, will have obtained senior secured debt financing on terms reasonably acceptable to Bonanza Creek with aggregate available commitments of not less than $250 million in principal amount.

As further discussed under the section entitled “Risk Factors,” neither Bonanza Creek nor HighPoint can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
Bonanza Creek and HighPoint may mutually agree in writing to terminate the merger agreement before consummating the merger, even after approval of the share issuance proposal by the Bonanza Creek stockholders and the merger by the HighPoint stockholders has been obtained.
In addition, either Bonanza Creek or HighPoint may terminate the merger agreement if:
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any governmental entity having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any law that permanently makes consummation of the merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate the merger agreement under this bullet shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the action or event described in this bullet occurring;

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the consummation of the merger has not occurred on or before the outside date; provided that the right to terminate the merger agreement under this bullet shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the failure of the merger to occur on or before such date;
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the other party has breached any representation, warranty, covenant or other agreement contained in the merger agreement, which would give rise to the failure of certain conditions to the merger and such breach is not curable prior to the outside date or, if curable prior to the outside date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the outside date (a “terminable breach”); provided, however, that the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

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(i)(a) the approval of the HighPoint out-of-court proposal by the HighPoint stockholders shall not have been obtained upon a vote at a duly held HighPoint special meeting, or at any adjournment or postponement thereof or the Minimum Participation Condition is not satisfied and (b) the confirmation order confirming the Prepackaged Plan or satisfaction of the Minimum Participation Condition has not been entered on or prior to the outside date; or (ii) the approval of the share issuance proposal by the Bonanza Creek stockholders shall not have been obtained upon a vote at a duly held Bonanza Creek special meeting, or at any adjournment or postponement thereof; or

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(i)(a) the Minimum Participation Condition is not satisfied or (b) the approval of the HighPoint out-of-court proposal by the HighPoint stockholders is not obtained, and (ii) the Requisite Conditions to the Prepackaged Plan, in each case, are not satisfied prior to April 8, 2021.

In addition, the merger agreement may be terminated under the following circumstances:
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by Bonanza Creek, prior to, but not after, the time the HighPoint stockholders approve the HighPoint out-of-court proposal, if the HighPoint board or a committee thereof has effected a HighPoint recommendation change (whether or not such HighPoint recommendation change is permitted by the merger agreement);

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by HighPoint, prior to, but not after, the time the Bonanza Creek stockholders approve the share issuance proposal, if the Bonanza Creek board or a committee thereof has effected a Bonanza Creek recommendation change (whether or not such Bonanza Creek recommendation change is permitted by the merger agreement);

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by Bonanza Creek, in order to enter into a definitive agreement with respect to a Bonanza Creek superior proposal; provided that (i) Bonanza Creek shall not have willfully and materially breached its obligations under its non-solicitation covenants, (ii) such definitive agreement shall be entered into substantially concurrently with the termination of the merger agreement, and (iii) Bonanza Creek shall pay a termination fee of $15 million to HighPoint concurrently with such termination;

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by HighPoint, in order to enter into a definitive agreement with respect to a HighPoint superior proposal; provided that (i) HighPoint shall not have willfully and materially breached its obligations under its non-solicitation covenants, (ii) such definitive agreement shall be entered into substantially concurrently with the termination of the merger agreement, and (iii) HighPoint shall pay a termination fee of $15 million (minus the $6 million transaction expense fee previously paid) to Bonanza Creek concurrently with such termination; or

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by HighPoint (other than with respect to clauses (iii) or (iv) below) or Bonanza Creek if (i) the Transaction Support Agreement is terminated prior to the effective time and the transactions are otherwise unable (or become unable) to be consummated pursuant to the terms of the merger agreement (provided that HighPoint or Bonanza Creek, as applicable, will be deemed for purposes of the section below entitled “— Expenses and Termination Fees Relating to the Termination of the Merger Agreement — Termination Fees Payable by Bonanza Creek”) to have terminated pursuant to this clause (i) if, following termination of the Transaction Support Agreement, HighPoint or Bonanza Creek terminates the merger agreement pursuant to another termination right in the above-referenced section, so long as (w) HighPoint is not then entitled to terminate the merger agreement due to the representations of Bonanza Creek not being true and correct or Bonanza Creek’s non-compliance with its covenants under the merger agreement, (x) HighPoint is not, at the time of the termination of the Transaction Support Agreement, then entitled to terminate the merger agreement due to the approval of the Bonanza Creek stockholders not having been obtained, (y) Bonanza Creek has not, at any time prior to the termination of the Transaction Support Agreement, effected a Bonanza Creek recommendation change, and (z) Bonanza Creek does not terminate the merger agreement in order to pursue a Bonanza Creek superior proposal, (ii) the confirmation order is not entered within the time permitted under the merger agreement; (iii) the Prepackaged Plan is amended, modified or added to in violation of the merger agreement, (iv) the Prepackaged Plan is withdrawn without the prior written consent of Bonanza Creek, (v) the Bankruptcy Court enters an order denying confirmation of the Prepackaged Plan; (vi) the Bankruptcy Court enters an order terminating HighPoint’s exclusive right to file and/or solicit acceptances of a plan of reorganization; or (vii) the Bankruptcy Court enters an order (a) converting the HighPoint Chapter 11 cases to a case under Chapter 7 of the Bankruptcy Code or (b) appointing an examiner with expanded powers beyond those set forth in the Bankruptcy Code or a trustee in the HighPoint Chapter 11 cases (each of the foregoing items (i) through (vii), a “termination of support”).
Expenses and Termination Fees Relating to the Termination of the Merger Agreement
Termination Fees Payable by Bonanza Creek
The merger agreement requires Bonanza Creek to pay HighPoint a termination fee of $15 million if:
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HighPoint terminates the merger agreement following a Bonanza Creek recommendation change as described above in the section entitled “— Termination of the Merger Agreement”;

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Bonanza Creek terminates the merger agreement in order to enter into a definitive agreement with respect to a Bonanza Creek superior proposal, so long as (i) Bonanza Creek has not willfully and materially breached its obligations under its non-solicitation covenants and (ii) such definitive agreement is entered into substantially concurrently with the termination of the merger agreement; or

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(i) (a) either party terminates the merger agreement because the Bonanza Creek stockholder approval is not obtained and on or before the date of any such termination a Bonanza Creek competing proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the Bonanza Creek special meeting or (b) Bonanza Creek terminates the merger agreement following the outside date at a time when HighPoint would be permitted to terminate the merger agreement due to a terminable breach by Bonanza Creek or HighPoint terminates the merger agreement due to a terminable breach by Bonanza Creek and on or before the date of any such termination a Bonanza Creek competing proposal shall have been announced, disclosed or otherwise communicated to the Bonanza Creek board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within 12 months after the date of such termination, Bonanza Creek enters into a definitive agreement with respect to a Bonanza Creek competing proposal (or publicly approves or recommends to the Bonanza Creek stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a Bonanza Creek competing proposal) or consummates a Bonanza Creek competing proposal.

In no event shall Bonanza Creek be required to pay the termination fee on more than one occasion. .
Termination Fees Payable by HighPoint
The merger agreement requires HighPoint to pay Bonanza Creek a termination fee of $15 million, less the amount of the $6 million transaction expense fee previously paid, if:
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the HighPoint Chapter 11 cases are commenced and the merger agreement is rejected by HighPoint pursuant to section 365 of the Bankruptcy Code;

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Bonanza Creek terminates the merger agreement following a HighPoint recommendation change as described above in the section entitled “— Termination of the Merger Agreement”;

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Bonanza Creek terminates the merger agreement on account of the Prepackaged Plan being amended, modified or added to in violation of the merger agreement;

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Bonanza Creek terminates the merger agreement on account of the Prepackaged Plan being withdrawn without the prior written consent of Bonanza Creek;

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Bonanza Creek or HighPoint terminates the merger agreement on account of the Transaction Support Agreement being terminated and the transactions otherwise are unable (or become unable) to be consummated pursuant to the terms of the merger agreement, subject to the proviso described above in the section entitled “— Termination of the Merger Agreement”;

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HighPoint terminates the merger agreement in order to enter into a definitive agreement with respect to HighPoint superior proposal, so long as (i) HighPoint has not willfully and materially breached its obligations under its non-solicitation covenants and (ii) such definitive agreement is entered into substantially concurrently with the termination of the merger agreement; or

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(i) (A) either party terminates the merger agreement because (1) the HighPoint stockholder approval is not obtained or the Minimum Participation Condition is not satisfied and (2) the confirmation order which would otherwise enable the transactions to occur without the approval of the HighPoint out-of-court proposal by the HighPoint stockholders or satisfaction of the Minimum Participation Condition has not been entered on or prior to the outside date, and on or before the date of any such termination a HighPoint competing proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the HighPoint special meeting or (B) HighPoint terminates the merger agreement following the outside date at a time when Bonanza Creek would be permitted to terminate the merger agreement due to a terminable breach by HighPoint or Bonanza Creek terminates the merger agreement due to a terminable breach by HighPoint on or before the date of any such termination a HighPoint competing proposal shall have been announced, disclosed or otherwise communicated to the HighPoint board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within 12 months after the date of such termination, HighPoint enters into a definitive agreement with respect to a HighPoint competing proposal (or publicly approves or recommends to the HighPoint stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a HighPoint competing proposal) or consummates a HighPoint competing proposal.

In no event shall HighPoint be required to pay the termination fee on more than one occasion. If HighPoint receives payment of HighPoint expenses, then the amount of the termination fee payable to HighPoint will be reduced by such HighPoint expenses. If Bonanza Creek receives payment of Bonanza Creek expenses (as described below), then the amount of the termination fee payable to Bonanza Creek will be reduced by such Bonanza Creek expenses.
Expenses
In addition, unless otherwise entitled to a termination fee, (i) Bonanza Creek may be obligated to pay HighPoint $7,500,000 for costs and expenses incurred in connection with the negotiation, execution and performance of the merger agreement and the transactions, including the merger, following a termination by either party as a result of the failure to obtain the Bonanza Creek stockholder approval following a Bonanza Creek recommendation change and (ii) HighPoint may be obligated to pay Bonanza Creek $7,500,000 for costs and expenses incurred in connection with the negotiation, execution and performance of the merger agreement and the transactions, including the merger, following a termination by Bonanza Creek as a result of (1) the failure to obtain the HighPoint stockholder approval or satisfy the Minimum Participation Condition and (2) the confirmation order which would otherwise enable the transactions to occur without the approval of the HighPoint out-of-court proposal by the HighPoint stockholders or satisfaction of the Minimum Participation Condition not being entered on or prior to the outside date.
In no event will Bonanza Creek be entitled to receive more than one payment of the HighPoint termination fee or more than one payment of Bonanza Creek expenses. If Bonanza Creek receives the HighPoint termination fee, then Bonanza Creek will not be entitled to also receive a payment of the Bonanza Creek expenses. If Bonanza Creek receives payment of Bonanza Creek expenses, and following receipt thereof Bonanza Creek becomes entitled to payment of the HighPoint termination fee, then the amount of the HighPoint termination fee payable to Bonanza Creek will be reduced by the amount of Bonanza Creek expenses actually received by Bonanza Creek in excess of the transaction expense fee.

Likewise, in no event will HighPoint be entitled to receive more than one payment of the Bonanza Creek termination fee or more than one payment of HighPoint expenses. If HighPoint receives the Bonanza Creek termination fee, then HighPoint will not be entitled to also receive a payment of HighPoint expenses. If HighPoint receives payment of HighPoint expenses, and following receipt thereof HighPoint becomes entitled to payment of the Bonanza Creek termination fee, then the amount of the Bonanza Creek termination fee payable to HighPoint will be reduced by HighPoint expenses.
Transaction Expense Fee
At the time of the signing of the merger agreement, HighPoint paid Bonanza Creek a transaction expense fee of $6 million in cash in consideration for the substantial cost and expense to be incurred by Bonanza Creek in pursuing consummation of the transactions.
Amendments and Waivers
Subject to applicable law, (i) any provision of the merger agreement may be amended by written agreement of each of the parties; provided that, once adopted by the HighPoint stockholders, no amendments to the merger agreement which by law would require further approval by the HighPoint stockholders shall be made without first obtaining such further approval, and (ii) either party may waive the other party’s compliance with the terms of the merger agreement.
Specific Performance
In addition to any other remedy that may be available to each party, including monetary damages, prior to the termination of the merger agreement, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.
Governing Law
The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On November 9, 2020, Bonanza Creek, Merger Sub and HighPoint, entered into the merger agreement, providing for Bonanza Creek’s acquisition of HighPoint through the merger of Merger Sub with and into HighPoint, with HighPoint continuing its existence as the surviving company and a wholly owned subsidiary of Bonanza Creek following the merger. The merger agreement contemplates that the merger and related transactions described therein may be completed out of court, or, if certain conditions to the completion of the merger out of court are not met, in-court as part of a Chapter 11 reorganization of HighPoint and its subsidiaries.
If the merger and the Exchange Offers are completed, whether out of court or through the HighPoint Chapter 11 cases, based on the number of shares of Bonanza Creek common stock outstanding as of the date of the merger agreement, existing Bonanza Creek stockholders will own approximately 68% of the issued and outstanding shares of Bonanza Creek common stock and stakeholders of HighPoint will own approximately 32% of the issued and outstanding shares of Bonanza Creek common stock. The stakeholders of HighPoint that will receive Bonanza Creek common stock are the HighPoint stockholders and the holders of the HighPoint Senior Notes. Based on the number of shares of Bonanza Creek common stock outstanding as of the date of the merger agreement, existing HighPoint stockholders will own approximately 1.6% of Bonanza Creek while participating holders of HighPoint Senior Notes will own approximately 30.4% of Bonanza Creek and up to $100.0 million of Bonanza Creek Senior Notes, and the transaction would imply an exchange ratio of 0.114 shares of Bonanza Creek common stock for each outstanding share of HighPoint common stock.
The following unaudited pro forma condensed combined financial information (the “pro forma financial statements”) give effect to the proposed merger, which will be accounted for using the acquisition method of accounting with Bonanza Creek identified as the acquirer. Under the acquisition method of accounting, Bonanza Creek will record assets acquired and liabilities assumed from HighPoint at their respective acquisition date fair values at the effective time.
The pro forma financial statements have been prepared from the respective historical consolidated financial statements of Bonanza Creek and HighPoint, adjusted to give effect to the merger. The unaudited pro forma condensed combined statement of operations (the “pro forma statement of operations”) for the nine months ended September 30, 2020, and the year ended December 31, 2019, combine the historical condensed consolidated statements of operations of Bonanza Creek and HighPoint, giving effect to the merger as if it had been consummated on January 1, 2019. The unaudited pro forma combined balance sheet (the “pro forma balance sheet”) combines the historical condensed consolidated balance sheets of Bonanza Creek and HighPoint as of September 30, 2020, giving effect to the merger as if it had been consummated on September 30, 2020. The pro forma financial statements contain certain reclassification adjustments to conform the historical HighPoint financial statement presentation to Bonanza Creek’s financial statement presentation.
The pro forma financial statements are presented to reflect the merger and do not represent what Bonanza Creek’s financial position or results of operations would have been had the merger occurred on the dates noted above, nor do they project the financial position or results of operations of the combined company following the merger. The pro forma financial statements are intended to provide information about the continuing impact of the merger as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on Bonanza Creek’s results of operations, with the exception of certain non-recurring charges to be incurred in connection with the merger, as further described below. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.
Bonanza Creek and HighPoint anticipate that certain non-recurring charges will be incurred in connection with the merger, the substantial majority of which consist of transaction costs related to financial advisors, legal services, and professional accounting services. Any such charge could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months from the closing date of the merger. Accordingly, the pro forma statement of operations for the year ended December 31, 2019 reflects the effects of these non-recurring charges, which are not included in the historical balance sheets of Bonanza Creek or HighPoint as of September 30, 2020.
While the pro forma financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger, management’s estimates of certain cost savings to be realized following closing of the merger are illustrated in Note 4 to the pro forma financial statements. Further, there may be additional charges related to the restructuring or other integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of the date of this Prospectus, and thus, such charges are not reflected in the pro forma financial statements.
As of the date of this Prospectus, Bonanza Creek has used currently available information to determine preliminary fair value estimates for the merger consideration and its allocation to the HighPoint assets acquired and liabilities assumed. Until the merger is completed, Bonanza Creek and HighPoint are limited in their ability to share certain information. Therefore, Bonanza Creek estimated the fair value of HighPoint’s assets and liabilities based on reviews of HighPoint’s SEC filings, preliminary valuation studies, allowed discussions with HighPoint’s management and other due diligence procedures. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the pro forma financial statements.
The final determination of the fair value of HighPoint’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of HighPoint that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Bonanza Creek upon the consummation of the merger will be determined based on the closing price of Bonanza Creek common stock on the closing date of the merger.
As a result of the foregoing, the pro forma adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements presented below. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the pro forma balance sheet and if applicable, the pro forma statements of operations. The final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.
The pro forma financial statements should be read in conjunction with: (i) the accompanying notes to the pro forma financial statements; (ii) the historical consolidated financial statements and accompanying notes contained in Bonanza Creek’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020, each of which are incorporated by reference into this Prospectus; (iii) the historical consolidated financial statements and accompanying notes contained in HighPoint’s Annual Reports on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, each of which are attached to this Prospectus; (iv) other information related to Bonanza Creek and HighPoint contained in, incorporated by reference into or attached to this document, which is described in the sections entitled “Selected Historical Consolidated Financial Data of Bonanza Creek,” “Selected Historical Consolidated Financial Data of HighPoint,” and “Where You Can Find More Information”; and (v) the factors described in the section entitled “Risk Factors.”

BONANZA CREEK ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2020
	Historical		Transaction Accounting Adjustments		Bonanza Creek Pro Forma Combined
	Bonanza Creek	HighPoint	Reclass Adjustments(a)	Pro Forma Adjustments
	(in thousands, except per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$3,777	$26,894	$—	$(22,039)(b)	$8,632
Accounts receivable, net:
Oil and gas sales	28,031	—	31,743	(780)(c)	58,994
Joint interest and other	20,072	—	12,333	(3,322)(c)	29,083
Accounts receivable, net of allowance	—	44,076	(44,076)	—	—
Prepaid expenses and other	3,562	5,566	—	579(i)	9,707
Inventory of oilfield equipment	8,336	—	12,487	—	20,823
Derivative assets	26,062	46,989	—	—	73,051
Total current assets	89,840	123,525	12,487	(25,562)	200,290
Property and equipment (successful efforts method):
Proved properties	1,052,004	2,758,484	(12,487)	(2,287,614)(d)	1,510,387
Less: accumulated depreciation, depletion and amortization	(192,701)	(2,259,675)	9,359	2,250,316 (d)	(192,701)
Total proved properties, net	859,303	498,809	(3,128)	(37,298)	1,317,686
Unproved properties	107,315	231,883	(52,391)	(179,081)(d)	107,726
Wells in progress	50,911	—	52,391	(52,391)(d)	50,911
Other property and equipment, net of accumulated depreciation	3,375	—	11,270	—	14,645
Furniture, equipment and other	—	30,450	(30,450)	—	—
Total property and equipment, net	1,020,904	761,142	(22,308)	(268,770)	1,490,968
Long-term derivative assets	1,301	4,591	—	—	5,892
Right-of-use assets	33,812	—	9,821	—	43,633
Other noncurrent assets	2,918	12,955	—	(57)(i)	15,816
Total assets	$1,148,775	$902,213	$—	$(294,389)	$1,756,599
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$35,518	$47,245	$20,284	$12,939(b)(c)(e)	$115,986
Oil and gas revenue distribution payable	17,918	33,174	—	(780)(c)	50,312
Lease liability	12,622	—	1,955	—	14,577
Production taxes payable	—	22,239	(22,239)	—	—
Derivative liability	5,463	—	—	—	5,463
Total current liabilities	71,521	102,658		12,159	186,338

BONANZA CREEK ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2020 (continued)
	Historical		Transaction Accounting Adjustments		Bonanza Creek Pro Forma Combined
	Bonanza Creek	HighPoint	Reclass Adjustments(a)	Pro Forma Adjustments
	(in thousands, except per share amounts)
Long-term liabilities:
Credit facility	20,000	—	140,000	—	160,000
Long-term debt, net	—	760,054	(140,000)	(520,354)(d)	99,700
Lease liability (long-term)	21,618	—	12,425	—	34,043
Ad valorem taxes	19,442	—	11,256	—	30,698
Derivative liability	2,939	—	601	—	3,540
Deferred income taxes	4,689	1,556	—	—	6,245
Asset retirement obligations for oil and gas properties	25,614	24,413	—	—	50,027
Other noncurrent liabilities	—	26,147	(24,282)	—	1,865
Total liabilities	165,823	914,828	—	(508,195)	572,456
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	4,282	4	—	94(d)(f)(g)	4,380
Additional paid-in capital	705,537	1,781,125	—	(1,543,857)(d)(f)(g)	942,805
Retained earnings (accumulated deficit)	273,133	(1,793,744)	—	1,757,569(e)(f)(j)	236,958
Total stockholders’ equity (deficit)	982,952	(12,615)	—	213,806	1,184,143
Total liabilities and stockholders’ equity	$1,148,775	$902,213	$—	$(294,389)	$1,756,599

BONANZA CREEK ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2020
	Historical		Transaction Accounting Adjustments		Bonanza Creek Pro Forma Combined
	Bonanza Creek	HighPoint	Reclass Adjustments(a)	Pro Forma Adjustments
	(in thousands, except per share amounts)
Operating net revenues:
Oil and gas sales	$155,455	$190,171	$42	$—	$345,668
Other operating revenues, net	—	42	(42)	—	—
Operating expenses:
Lease operating expense	16,887	25,460	—	—	42,347
Midstream operating expense	11,338	—	4,545	—	15,883
Gathering, transportation and processing	11,970	13,983	(4,545)	—	21,408
Severance and ad valorem taxes	1,588	(2,133)	—	—	(545)
Exploration	551	126	—	—	677
Depreciation, depletion, and amortization	67,306	125,355	—	(59,570)(h)	133,091
Impairment of oil and gas properties	—	1,269,049	(80,483)	—	1,188,566
Abandonment and impairment of unproved properties	30,589	—	80,483	—	111,072
Bad debt expense	678	—	—	—	678
General and administrative expense	26,754	35,996	—	—	62,750
Unused commitments	—	13,821	—	—	13,821
Other operating expenses, net	—	(540)	540	—	—
Total operating expenses	167,661	1,481,117	540	(59,570)	1,589,748
Other income (expense):
Derivative gain	64,603	144,649	—	—	209,252
Interest expense, net	(1,557)	(44,117)	—	38,458(i)	(7,216)
Loss on property transactions, net	(1,398)	(4,797)	—	—	(6,195)
Other income (expense)	(1,853)	—	775	—	(1,078)
Interest and other income	—	235	(235)	—	—
Total other income	59,795	95,970	540	38,458	194,763
Income (loss) from operations before taxes	47,589	(1,194,934)	—	98,028	(1,049,317)
Income tax benefit (expense)	(4,689)	95,862	—	—(l)	91,173
Net income (loss)	$42,900	$(1,099,072)	$—	$98,028	$(958,144)
Net income (loss) per common share:
Basic	$2.07				$(31.36)
Diluted	$2.06				$(31.28)
Weighted-average common shares outstanding:
Basic	20,753			9,804(g)	30,557
Diluted	20,826			9,804(g)	30,630

BONANZA CREEK ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
	Historical		Transaction Accounting Adjustments		Bonanza Creek Pro Forma Combined
	Bonanza Creek	HighPoint	Reclass Adjustments(a)	Pro Forma Adjustments
	(in thousands, except per share amounts)
Operating net revenues:
Oil and gas sales	$313,220	$452,274	$385	$—	$765,879
Other operating revenues, net	—	385	(385)	—	—
Operating expenses:
Lease operating expense	25,249	37,796	—	—	63,045
Gas plant and midstream operating expense	12,014	—	5,484	—	17,498
Gathering, transportation and processing	16,682	10,685	(5,484)	—	21,883
Severance and ad valorem taxes	25,598	23,541	—	—	49,139
Exploration	797	143	—	—	940
Depreciation, depletion, and amortization	76,453	321,276	—	(226,496)(h)	171,233
Impairment of oil and gas properties	—	9,642	(9,642)	—	—
Abandonment and impairment of unproved properties	11,201	—	9,642	—	20,843
General and administrative expense	39,668	44,759	—	35,000(e)	119,427
Unused commitments	—	17,706	—	—	17,706
Merger transaction expense	—	4,492	—	—	4,492
Other operating expenses, net	—	402	(402)	—	—
Total operating expenses	207,662	470,442	(402)	(191,496)	486,206
Other income (expense):
Derivative loss	(37,145)	(98,953)	—	—	(136,098)
Interest expense, net	(2,650)	(58,100)	—	48,131(j)	(12,619)
Gain (loss) on sale of properties, net	1,177	(2,901)	—	—	(1,724)
Other income	127	—	389	—	516
Interest and other income	—	791	(791)	—	—
Gain on extinguishment of debt	—	—	—	294,857(k)	294,857
Total other income (expense)	(38,491)	(159,163)	(402)	342,988	144,932
Income (loss) from operations before taxes	67,067	(176,946)	—	534,484	424,605
Income tax benefit (expense)	—	42,116	—	(75,904)(m)	(33,788)
Net income (loss)	$67,067	$(134,830)	$—	$458,580	$390,817
Net income per common share:
Basic	$3.25				$12.85
Diluted	$3.24				$12.82
Weighted-average common shares outstanding:
Basic	20,612			9,804 (g)	30,416
Diluted	20,681			9,804(g)	30,485

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
NOTE 1 — BASIS OF PRESENTATION
The Bonanza Creek and HighPoint historical financial information has been derived from each respective company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and Annual Report on Form 10-K for the year ended December 31, 2019. Certain of HighPoint’s historical amounts have been reclassified to conform to Bonanza Creek’s financial statement presentation, as discussed further in Note 3. The pro forma financial statements should be read in conjunction with Bonanza Creek’s and HighPoint’s historical consolidated financial statements and the notes thereto included in their respective Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2020, and Annual Reports on Form 10-K for the year ended December 31, 2019, which have been incorporated by reference into or attached to this Prospectus. The pro forma balance sheet gives effect to the merger as if it had been completed on September 30, 2020. The pro forma statements of operations give effect to the merger as if it had been completed on January 1, 2019.
The merger and the related adjustments are described in the accompanying notes to the pro forma financial statements. In the opinion of Bonanza Creek’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the pro forma financial statements. The pro forma financial statements do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the merger had occurred on the dates indicated, nor are they indicative of Bonanza Creek’s future financial position or results of operations. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in the section entitled “Risk Factors.”
NOTE 2 — PRELIMINARY ACQUISITION ACCOUNTING
Bonanza Creek and HighPoint currently expect to complete the merger in the first quarter of fiscal year 2021. However, neither Bonanza Creek nor HighPoint can predict the actual date on which the merger will be completed, nor can the parties ensure that the merger will be completed, because completion is subject to conditions beyond the control of either company. Please see the sections entitled “The Merger — Regulatory Approvals” and “The Merger Agreement — Conditions to Completion of the Merger,” within this Prospectus. We currently expect the acquisition to close for an estimated closing price of approximately $337.4 million, subject to customary closing conditions. There can be no assurance the acquisition will close as expected or at all.
Bonanza Creek has determined it is the accounting acquirer to the merger which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations. The allocation of the preliminary estimated purchase price with respect to the merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of September 30, 2020, using currently available information. Due to the fact that the pro forma financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Bonanza Creek’s financial position and results of operations may differ significantly from the pro forma amounts included herein.
The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the closing date of the merger. Bonanza Creek expects to finalize the purchase price allocation as soon as practicable after completing the merger.
The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:
•
Changes in the estimated fair value of Bonanza Creek’s common stock transferred as merger consideration to the HighPoint stockholders and holders of the HighPoint Senior Notes to effectuate the Exchange Offers, based on Bonanza Creek’s closing share price at the closing date of the merger, and the HighPoint common stock outstanding at the closing date of the merger, including outstanding common stock associated with HighPoint’s stock compensation plans;
•
Changes in the estimated fair value of HighPoint’s identifiable assets acquired and liabilities assumed as of the closing date of the merger, which could result from Bonanza Creek’s additional valuation analysis, changes in future oil and natural gas commodity prices, reserves estimates, discount rates and other factors; and

•
The factors described in the section entitled “Risk Factors.”

The following tables present the preliminary merger consideration and preliminary purchase price allocation of the assets acquired and the liabilities assumed in the merger:
Merger Consideration (in thousands except per share amount)
Issued and outstanding shares of HighPoint common stock	4,246
Outstanding awards of restricted HighPoint common stock	59
Issued awards of restricted HighPoint common stock units	12
Eligible shares of HighPoint common stock to be converted into shares of Bonanza Creek common stock(1)	4,317
Exchange ratio (Bonanza Creek common stock for HighPoint common stock)	0.114
Shares of Bonanza Creek common stock to be issued to existing HighPoint common stock holders	490
Shares of Bonanza Creek common stock to be issued to existing HighPoint Senior Note holders	9,314
Total additional shares of Bonanza Creek common stock to be issued as merger consideration	9,804
Closing price per share of Bonanza Creek common stock(2)	$24.21
Merger consideration to be paid in shares of Bonanza Creek common stock	$237,366
Aggregate principal amount of Bonanza Creek Senior Notes	100,000
Total merger consideration	$337,366

(1)
Based on the number of shares of HighPoint common stock issued and outstanding on November 9, 2020.

(2)
Based on the Bonanza Creek closing stock price on November 27, 2020.

Preliminary Purchase Price Allocation
(in thousands)
Assets Acquired
Cash and cash equivalents	$8,155
Accounts receivable – oil and gas sales	31,743
Accounts receivable – joint interest and other	12,333
Prepaid expenses and other	5,414
Inventory of oilfield equipment	12,487
Derivative assets	46,989
Proved properties	458,684
Unproved properties	410
Other property and equipment, net of accumulated depreciation	11,270
Long-term derivative assets	4,591
Right-of-use assets	9,821
Other noncurrent assets	11,504
Total assets to be acquired	$613,401
Liabilities Assumed
Accounts payable and accrued expenses	$48,790
Oil and gas revenue distribution payable	33,174
Lease liability	1,955
Credit facility	140,000
Lease liability (long-term)	12,425
Ad valorem taxes	11,256
Derivative liability	601
Deferred income taxes	1,556
Asset retirement obligations for oil and gas properties	24,413
Other noncurrent liabilities	1,865
Total liabilities to be assumed	276,035
Net assets to be acquired	$337,366
From November 6, 2020, the last trading date prior to the initial public announcement of the merger, to November 27, 2020, the preliminary value of Bonanza Creek’s merger consideration to be issued had increased by approximately $79.7 million, as a result of the increase in the share price of Bonanza Creek’s common stock from $16.08 to $24.21. The final value of the equity portion of the purchase consideration will be determined based on the actual number of shares of Bonanza Creek common stock issued and the market price of Bonanza Creek’s common stock at the closing date of the merger. A 10% increase or decrease in the closing price of Bonanza Creek’s common stock, as compared to the November 27, 2020 closing price of $24.21, would increase or decrease the merger consideration by approximately $23.7 million, assuming all other factors are held constant. An increase or decrease in the closing price of Bonanza Creek’s common stock could potentially result in goodwill or bargain purchase, respectively, as of the closing date of the merger.
Note 3 — Pro Forma Adjustments
The pro forma financial statements have been adjusted to reflect reclassifications of HighPoint’s financial statements to conform to Bonanza Creek’s financial statement presentation, adjustments to historical book values of HighPoint to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated closing price to be paid by Bonanza Creek for the common stock of HighPoint and to HighPoint senior note holders to effectuate the Exchange Offers, the assumption of HighPoint’s debt, estimated direct transaction costs, and the estimated tax impact of pro forma adjustments. These adjustments include the following:
(a)
The following reclassifications were made as a result of the transaction to conform to Bonanza Creek’s presentation:

Pro Forma Balance Sheet as of September 30, 2020:
•
Reclassification of $31.7 million from Accounts receivable, net of allowance to Accounts receivable — Oil and gas sales;

•
Reclassification of $12.3 million from Accounts receivable, net of allowance to Accounts receivable — Joint interest and other;

•
Reclassification of $12.5 million from Proved properties to Inventory of oilfield equipment;

•
Reclassification of $9.4 million from Accumulated depreciation, depletion and amortization and $20.6 million from Furniture, equipment and other to Other property and equipment, net of accumulated depreciation;

•
Reclassification of $9.8 million from Furniture, equipment and other to Right-of-use assets;

•
Reclassification of $52.4 million from Unproved properties to Wells in progress;

•
Reclassification of $22.2 million from Production taxes payable to Accounts payable and accrued expenses;

•
Reclassification of $2.0 million from Accounts payable and accrued expenses to Lease liability;

•
Reclassification of $140.0 million from Long-term debt, net to Credit facility;

•
Reclassification of $11.3 million from Other noncurrent liabilities to Ad valorem taxes;

•
Reclassification of $12.4 million from Other noncurrent liabilities to Lease liability (long-term); and

•
Reclassification of $0.6 million from Other noncurrent liabilities to Derivative liability.

Pro Forma Statement of Operations for the nine months ended September 30, 2020:
•
Reclassification of $0.04 million from Other operating revenue, net to Oil and gas sales;

•
Reclassification of $4.5 million from Gathering, transportation and processing to Midstream operating expense;

•
Reclassification of $80.5 million from Impairment of oil and gas properties to Abandonment and impairment of unproved properties; and

•
Reclassification of $0.5 million from Other operating expenses, net and $0.2 million from Interest and other income to Other income (expense).

Pro Forma Statement of Operations for the year ended December 31, 2019:
•
Reclassification of $0.4 million from Other operating revenue, net to Oil and gas sales;

•
Reclassification of $5.5 million from Gathering, transportation and processing to Gas plant and midstream operating expense.

•
Reclassification of $9.6 million from Impairment of oil and gas properties to Abandonment and impairment of unproved properties; and

•
Reclassification of $0.4 million from Other operating expenses, net and $0.8 million from Interest and other income to Other income.

(b)
Reflects the use of cash and cash equivalents for: (1) the payment of accrued interest payable to holders of the HighPoint Senior Notes for $18.7 million, and (2) the payment of $3.3 million related to issuance costs associated with the senior secured debt financing to be obtained by Bonanza Creek.
(c)
Reflects the elimination of intercompany balances between Bonanza Creek and HighPoint related to joint-ownership interests in certain wells.

(d)
Reflects the adjustments to reflect the preliminary estimated fair value of Bonanza Creek common stock issued to HighPoint stockholders and to effectuate the Exchange Offers (including the write-off of historical debt issuance costs related to the HighPoint Senior Notes) for total merger consideration of $337.4 million allocated to the estimated fair values of the assets acquired and liabilities assumed as follows:

•
$268.8 million decrease to Total property and equipment, net, of which $37.3 million was related to the decrease in value of the proved properties and $231.5 million was related to the decrease in value of the unproved properties acquired; and

•
$100.0 million increase to Long-term debt, net, which is presented net of debt issuance costs of $0.3 million, related to the issuance of the Bonanza Creek Senior Notes;

(e)
Reflects the accrual of non-recurring costs of $35.0 million related to the merger including, among others, fees paid for financial advisors, legal services, and professional accounting services, and the Change of Control Amendment Consent Fee associated with the HighPoint Senior Notes. These costs are not reflected in the historical September 30, 2020 consolidated balance sheets of Bonanza Creek and HighPoint, but are reflected in the Bonanza Creek pro forma balance sheet as of September 30, 2020, as an increase to Accounts payable and accrued expenses and a decrease to Retained earnings (accumulated deficit), and in the Bonanza Creek pro forma statement of operations for the year ended December 31, 2019, within Merger transaction expense as they will be expensed by Bonanza Creek and HighPoint as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statement of operations for the nine months ended September 30, 2020, due to their nonrecurring nature. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the merger.

(f)
Reflects the elimination of HighPoint’s historical equity balances in accordance with the acquisition method of accounting.

(g)
Reflects the estimated increase in shares of Bonanza Creek common stock and capital in excess of par resulting from the issuance of shares of Bonanza Creek common stock to HighPoint stockholders to effect the merger and HighPoint Senior Note holders to effectuate the Exchange Offers.

(h)
Reflects the pro forma adjustments to depreciation, depletion and amortization expense calculated in accordance with the successful efforts method of accounting for oil and gas properties, which were based on the preliminary purchase price allocation of estimated fair value of the proved properties acquired.

(i)
Reflects the following pro forma adjustments related to debt issuance costs and interest expense as of and for the nine-months ended September 30, 2020, respectively:

•
Increase to debt issuance costs of $3.3 million, of which $1.1 million is included within Prepaid expenses and other and $2.2 million is included within Other noncurrent assets, related to the $140.0 million in senior secured debt financing to be obtained by Bonanza Creek, offset by the write-off of the historical debt issuance costs of $1.2 million related to the Bonanza Creek credit facility, of which $0.4 million was included within Prepaid expenses and other and $0.8 million was included within Other noncurrent assets as of September 30, 2020, and the write-off of the historical debt issuance costs of $1.6 million related to the HighPoint credit facility, of which $0.2 million was included within Prepaid expenses and other and $1.4 million was included within Other noncurrent assets as of September 30, 2020;

•
Increase to interest expense of $5.6 million related to the $100.0 million in Bonanza Creek senior unsecured notes;

•
Decrease to interest expense of $37.6 million, including amortization of debt issuance costs, in order to eliminate the historical amounts related to the HighPoint Senior Notes;

•
Increase to interest expense, including amortization of debt issuance costs and net of capitalized interest, of $0.8 million related to the senior secured debt financing to be obtained by Bonanza Creek, offset by a decrease to interest expense, including amortization of debt issuance costs and net of capitalized interest, of $6.4 million in order to eliminate the historical amounts related to the Bonanza Creek credit facility and the HighPoint credit facility. A one-eighth percent increase or decrease in the interest rate would not have had a material impact on the interest expense for the nine-months ended September 30, 2020; and

•
Decrease to interest expense of $0.9 million related to the net change in the commitment fee expected to be incurred in connection with the senior secured debt financing to be obtained by Bonanza Creek.

(j)
Reflects the following pro forma adjustments related to interest expense for the year-ended December 31, 2019:

•
Increase to interest expense of $7.5 million related to the $100.0 million in Bonanza Creek senior unsecured notes;

•
Decrease to interest expense of $50.1 million, including amortization of debt issuance costs, in order to eliminate the historical amounts related to the HighPoint Senior Notes;

•
Increase to interest expense, including amortization of debt issuance costs and net of capitalized interest, of $3.0 million related to the senior secured debt financing to be obtained by Bonanza Creek, offset by a decrease to interest expense, including amortization of debt issuance costs, and net of capitalized interest, of $8.2 million in order to eliminate the historical amounts related to the Bonanza Creek credit facility and the HighPoint credit facility. A one-eighth percent increase or decrease in the interest rate would not have had a material impact on the interest expense for the year ended December 31, 2019;

•
Increase to interest expense of $1.2 million related to the write-off of the historical debt issuance costs included in the Bonanza Creek historical balance sheet as of September 30, 2020, which is reflected in the pro forma statement of operations for the year ended December 31, 2019, as it is expected to be recognized by Bonanza Creek related to the senior secured debt financing to be obtained. This amount and its corresponding tax effect has not been reflected in the pro forma statement of operations for the nine months ended September 30, 2020, due to its nonrecurring nature; and

•
Decrease to interest expense of $1.5 million related to the net change in the commitment fee expected in connection with the senior secured debt financing to be obtained by Bonanza Creek.

(k)
Reflects the gain on extinguishment of debt of $294.9 million related to the Exchange Offers for the HighPoint Senior Notes in which the $625.0 million principle, less $4.9 million of debt issuance costs, are being exchanged for: (1) 9,314,214 shares of Bonanza Creek common stock for an aggregate amount of $225.5 million, and (2) Bonanza Creek Senior Notes for $100.0 million, less $0.3 million of debt issuance costs. The gain of $294.9 million is not reflected in the historical financial statements of Bonanza Creek and HighPoint, but is reflected in the pro forma statement of operations for the year ended December 31, 2019, within Gain on extinguishment of debt, as it is expected to be recognized by HighPoint upon consummation of the Exchange Offers. This amount and its corresponding tax effect has not been reflected in the pro forma statement of operations for the nine months ended September 30, 2020, due to its nonrecurring nature.

(l)
No tax benefit is recognized for the pro forma adjustments for the nine months ended September 30, 2020 due to the existence of significant unrecognized deferred tax assets which are available to offset the impact of the incremental income for the period.

(m)
The pro forma adjustments for the year ended December 31, 2019 include a $294.9 million gain on extinguishment of debt related to the HighPoint Senior Notes, which is excluded from taxable income and directly reduces net operating losses (NOLs) pursuant to Section 108 of the Internal Revenue Code. Valuation allowances were provided on all of the reduced federal NOLs; accordingly, no federal tax expense results from the gain. The amount of excluded income attributable to states is $289.4 million; accordingly, the existing state NOLs were partially reduced by prior valuation allowances with state tax expense on the gain computed as follows, in addition to the tax expense calculated on the pro forma adjustments exclusive of the gain (in thousands):
State NOL reduction – apportioned income	$289,403
Reversal of existing valuation allowances	(60,524)
Reduction in state NOLs net of valuation allowances	228,879
State effective tax rate	3.66%
Tax expense related to gain on extinguishment	$8,377
Pro forma adjustments exclusive of gain – increase to pro forma net income from operations before taxes	$239,627
Combined tax rate	28.18%
Tax expense related to pro forma adjustments exclusive of gain	$67,527
Total tax expense related to pro forma adjustments	$75,904
Note 4 — Management’s Adjustments
Management expects that, following completion of the merger with HighPoint, the post-acquisition company will realize certain cost savings as compared to the historical combined costs of Bonanza Creek and HighPoint operating independently. Management’s adjustments, which are based on estimated cost savings as a result of the integration of personnel, related reduction in payroll and other costs, and the manner in which the post-acquisition company will be integrated and managed prospectively, are not reflected in the pro forma statements of operations. Management expects that the merger will result in approximately $31.0 million in 2021 synergies primarily related to the elimination of duplicative corporate costs and reduced midstream operating expenses, including reduced capital expenditures not reflected in the tables below, with synergies of approximately $150.0 million in present value (at a 10% discount factor).
Material limitations of these adjustments include not fully realizing the anticipated benefits, taking longer to realize these cost savings, or other adverse effects that Bonanza Creek does not currently foresee. Further, there may be additional charges incurred in achieving these cost savings for which management cannot determine the nature and amount as of the date of this Prospectus, and thus, such charges are not reflected in the pro forma statements of operations. These adjustments reflect all Management’s Adjustments that are, in the opinion of management, necessary to a fair statement of the pro forma financial information presented. Future results may vary significantly from the pro forma financial information presented because of various factors, including those discussed in the section entitled “Risk Factors.”
Had the merger been completed as of January 1, 2019, management estimates that the following midstream operating expenses and general and administrative expenses would not have been incurred, on a pre-tax basis:
•
For the nine months ended September 30, 2020, $3.0 million related to midstream operating expenses and $17.4 million related to general and administrative expenses.

•
For the year ended December 31, 2019, $4.0 million related to gas plant and midstream operating expenses and $23.6 million related to general and administrative expenses.

No tax benefit is recognized for the above adjustments for the nine months ended September 30, 2020 due to the existence of significant unrecognized deferred tax assets which are available to offset the impact of the incremental income for the period. The tax effect has been calculated based on the blended federal and state statutory rates applicable to the above adjustments of approximately 28.18% for the year ended December 31, 2019.

The following tables present the estimated effects on the pro forma statements of operations from the elimination of the identified expenses:
	For the Nine Months Ended September 30, 2020
	Bonanza Creek Pro Forma Combined	Management’s Adjustments	As Adjusted
	(in thousands, except per share amounts)
Midstream operating expense	$15,883	$(3,000)	$12,883
General and administrative expense	62,750	(17,400)	45,350
Income (loss) from operations before taxes	(1,049,317)	20,400	(1,028,917)
Net income (loss)	$(958,144)	$20,400	$(937,744)
Net income (loss) per common share:
Basic	$(31.36)	$0.67	$(30.69)
Diluted	$(31.28)	$0.67	$(30.61)
	For the Year Ended December 31, 2019
	Bonanza Creek Pro Forma Combined	Management’s Adjustments	As Adjusted
	(in thousands, except per share amounts)
Gas plant and midstream operating expense	$17,498	$(4,000)	$13,498
General and administrative expenses	119,427	(23,600)	95,827
Income from operations before taxes	424,605	27,600	452,205
Net income	$390,817	$19,822	$410,639
Net income per common share:
Basic	$12.85	$0.65	$13.50
Diluted	$12.82	$0.65	$13.47
Note 5 — Supplemental Pro Forma Oil and Gas Reserves Information
The following tables present the estimated pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2019, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2019.
The following estimated pro forma combined oil and gas reserves information is not necessarily indicative of the results that might have occurred had the merger been completed on January 1, 2019, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.”

	Oil (MBbl)
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined
Balance-December 31, 2018	64,354	58,976	123,330
Extensions, discoveries and infills	8,825	20,847	29,672
Production	(5,136)	(7,668)	(12,804)
Sales of minerals in place	(52)	(25)	(77)
Removed from capital program	(4,926)	—	(4,926)
Purchases of minerals in place	303	1,226	1,529
Revisions to previous estimates	1,045	738	1,783
Balance-December 31, 2019	64,413	74,094	138,507
Proved developed reserves
December 31, 2018	23,725	24,468	48,193
December 31, 2019	25,397	25,651	51,048
Proved undeveloped reserves
December 31, 2018	40,629	34,508	75,137
December 31, 2019	39,016	48,443	87,459

	Natural Gas (MMcf)
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined
Balance-December 31, 2018	165,012	140,275	305,287
Extensions, discoveries and infills	20,604	51,924	72,528
Production	(11,967)	(16,614)	(28,581)
Sales of minerals in place	(110)	(330)	(440)
Removed from capital program	(11,508)	—	(11,508)
Purchases of minerals in place	627	2,123	2,750
Revisions to previous estimates	49,542	3,923	53,465
Balance-December 31, 2019	212,200	181,301	393,501
Proved developed reserves
December 31, 2018	79,630	84,022	163,652
December 31, 2019	105,840	89,356	195,196
Proved undeveloped reserves
December 31, 2018	85,382	56,253	141,635
December 31, 2019	106,360	91,945	198,305

	NGLs (MBbl)
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined
Balance-December 31, 2018	24,930	22,222	47,152
Extensions, discoveries and infills	3,123	6,623	9,746
Production	(1,431)	(2,101)	(3,532)
Sales of minerals in place	(18)	(50)	(68)
Removed from capital program	(1,862)	—	(1,862)
Purchases of minerals in place	102	343	445
Revisions to previous estimates	(2,683)	(3,909)	(6,592)
Balance-December 31, 2019	22,161	23,128	45,289
Proved developed reserves
December 31, 2018	11,703	12,910	24,613
December 31, 2019	11,566	11,243	22,809
Proved undeveloped reserves
December 31, 2018	13,227	9,312	22,539
December 31, 2019	10,595	11,885	22,480
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserve Quantities
The following tables present the estimated pro forma discounted future net cash flows at December 31, 2019. The pro forma standardized measure information set forth below gives effect to the transactions as if the transactions had been completed on January 1, 2019. The disclosures below were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows” reported in Bonanza Creek’s and HighPoint’s respective Annual Reports on Form 10-K for the year ended December 31, 2019; an explanation of the underlying methodology applied, as required by SEC regulations, can be found within the respective Annual Report on Form 10-K. See “Where You Can Find More Information.” The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2019.
Therefore, the following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the transactions been completed on January 1, 2019 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.”

Discounted Future Net Cash Flows
The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2019 are as follows (in thousands):
	For the Year Ended December 31, 2019
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined
Future cash inflows	$3,827,009	$4,375,428	$8,202,437
Future production costs	(1,029,140)	(1,313,032)	(2,342,172)
Future development costs	(850,327)	(1,219,452)	(2,069,779)
Future income tax expense	—	(78,426)	(78,426)
Future net cash flows	1,947,542	1,764,518	3,712,060
10% annual discount for estimated timing of cash flows	(1,089,395)	(790,648)	(1,880,043)
Standardized measure of discounted future net cash flows	$858,147	$973,870	$1,832,017
Sources of Change in Discounted Future Net Cash Flows
The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2019 are as follows (in thousands):
	For the Year Ended December 31, 2019
	Bonanza Creek Historical	HighPoint Historical	Bonanza Creek Pro Forma Combined
Beginning of period	$954,980	$1,276,001	$2,230,981
Changes during the year
Sale of oil and gas produced, net of production costs	(233,677)	(362,320)	(595,997)
Net changes in prices and production costs	(372,233)	(450,944)	(823,177)
Extensions, discoveries and improved recoveries	45,728	177,002	222,730
Development costs incurred	185,086	213,841	398,927
Changes in estimated development cost	81,358	(23,976)	57,382
Purchases of minerals in place	10,135	15,055	25,190
Sales of minerals in place	(309)	(984)	(1,293)
Revisions of previous quantity estimates	79,637	(73,427)	6,210
Net change in income taxes	—	81,965	81,965
Accretion of discount	95,498	130,346	225,844
Changes in production rates and other	11,944	(8,689)	3,255
End of period	$858,147	$973,870	$1,832,017

DESCRIPTION OF THE PREPACKAGED PLAN
Overview
The Prepackaged Plan is an alternative method of consummating the transactions if certain conditions set forth in the merger agreement to consummate the transactions out of court are not met or waived. In the event that the conditions to the Exchange Offers and Consent Solicitations are not satisfied or waived (to the extent waivable), or HighPoint is unable to obtain the required approval of its stockholders to consummate the transactions out of court, but HighPoint receives acceptances of the Prepackaged Plan from a majority of holders of HighPoint Senior Notes that vote on the Prepackaged Plan and at least two-thirds of the aggregate principal amount of HighPoint Senior Notes that vote on the Prepackaged Plan, in order to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code and the other requisite conditions to the Prepackaged Plan are satisfied, HighPoint will seek confirmation of the Prepackaged Plan in the HighPoint Chapter 11 cases. Pursuant to the terms of the Transaction Support Agreement, the HPR Consenting Noteholders, which hold at least 77% of the aggregate outstanding principal amount of the 2022 Notes and at least 97% of the aggregate outstanding principal amount of the 2025 Notes agreed, among other things, to vote their respective HighPoint Claims/Interests to accept the Prepackaged Plan.
At this time, HighPoint has not formally approved the commencement of the HighPoint Chapter 11 cases, although the merger agreement obligates HighPoint to commence the HighPoint Chapter 11 cases if the HighPoint out-of-court proposal is not approved or the Minimum Participation Condition in the Exchange Offers is not satisfied, and the conditions to filing the Prepackaged Plan have been satisfied. A copy of the Prepackaged Plan is attached to this document as Annex I. For a more detailed description of the Prepackaged Plan, see the HighPoint disclosure statement attached to this document as Annex H. The HighPoint disclosure statement, which is accompanied by a ballot to be used for voting on the Prepackaged Plan, is being distributed with this Prospectus to the holders of HighPoint Senior Notes to solicit votes to accept or reject the Prepackaged Plan.
Plan Features
The Prepackaged Plan includes the following key features:
•
Cancellation of Notes Claims and Existing HPR Interests in exchange for Bonanza Creek Common Stock.   Holders of Allowed Notes Claims (as defined in the Prepackaged Plan) and Existing HPR Interests (as defined in the Prepackaged Plan) will receive their pro rata share of 9,804,435 shares of Bonanza Creek common stock, in accordance with and subject to dilution as permitted by the terms set forth in the merger agreement and the Prepackaged Plan. Based on the number of shares of Bonanza Creek common stock outstanding as of November 9, 2020, holders of Allowed Notes Claims will receive approximately 30.4% of the fully diluted Bonanza Creek common stock in the aggregate. Holders of Allowed Existing HPR Interests (as defined in the Prepackaged Plan) will receive approximately 1.6% of the fully diluted Bonanza Creek common stock in the aggregate, and Bonanza Creek stockholders would own the other 68% of Bonanza Creek common stock.

•
New Take Back Notes.   In addition to Bonanza Creek common stock, holders of Allowed Notes Claims will receive each such holder’s pro rata share of $100 million in principal amount of Bonanza Creek Senior Notes.

•
Exit RBL Facility.   The capital structure of Bonanza Creek following the consummation of the transactions contemplated by the Prepackaged Plan will include a senior secured credit facility with aggregate available commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount. Allowed RBL Claims (as defined in the Prepackaged Plan) are unimpaired under the Prepackaged Plan.

•
Operational Claims Unimpaired.   Holders of certain other claims (including Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, Allowed Other Priority Claims, and Allowed General Unsecured Claims, in each case as defined in the Prepackaged Plan) are unimpaired under the Prepackaged Plan.

Out-of-Court vs. In-Court Closing
Pursuant to the merger agreement:
•
If, prior to or at the date that is three days after the Expiration Deadline (the “initial determination date”), the Minimum Participation Condition is satisfied and if HighPoint stockholder approval and Bonanza Creek stockholder approval are obtained, then the parties will consummate the merger and the exchange of the HighPoint Senior Notes for the Exchange Consideration on an out-of-court basis, subject to the other conditions set forth in the merger agreement.

•
If, at the initial determination date, the Minimum Participation Condition is not satisfied or HighPoint stockholder approval is not obtained but the Requisite Conditions to the Prepackaged Plan are satisfied, then HighPoint will file the HighPoint Chapter 11 cases and seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and the parties will, subject to the applicable conditions in the merger agreement, consummate the merger and the exchange of the HighPoint Senior Notes through the Prepackaged Plan.

•
If, at the initial determination date, (i) either the Minimum Participation Condition is not satisfied or HighPoint stockholders have not approved the merger and (ii) the Requisite Conditions to the Prepackaged Plan are not satisfied, then HighPoint will have until April 8, 2021 to either satisfy both conditions in the foregoing clause (i) and close the merger on an out-of-court basis or satisfy the Requisite Conditions to the Prepackaged Plan, file the HighPoint Chapter 11 cases and seek confirmation of the Prepackaged Plan.

At any time after November 9, 2020, in the event the HighPoint board determines that it is in the best interests of HighPoint, (i) HighPoint may file the HighPoint Chapter 11 cases and seek to satisfy the Requisite Conditions to the Prepackaged Plan and otherwise seek a confirmation of the Prepackaged Plan, and (ii) Bonanza Creek will seek to obtain stockholder approval, be bound by the terms of the merger agreement, and consummate the merger and the exchange of the HighPoint Senior Notes through the Prepackaged Plan if the Prepackaged Plan is confirmed by May 24, 2021 and the other conditions to the merger have been satisfied after entry of the confirmation order (but prior to June 23, 2021).
In the event of a filing of an involuntary bankruptcy petition (an “involuntary insolvency event”) (i)(a) prior to the initial determination date, depending on whether certain requisite conditions have been met, HighPoint will have up to 60 days after such involuntary insolvency event to seek a dismissal order so as to allow the Exchange Offers to be completed and the merger agreement to remain in full force and effect or (b) after the initial determination date, if the Minimum Participation Condition has been satisfied and HighPoint stockholder approval and Bonanza Creek stockholder approval have been obtained, then HighPoint will have up to 60 days after such involuntary insolvency event to seek a dismissal order and the merger agreement will remain in full force and effect; (ii) if on such date of filing, the Minimum Participation Condition has not been satisfied or the required HighPoint stockholder approval has not been obtained but the Requisite Conditions to the Prepackaged Plan have otherwise been satisfied, then HighPoint must stipulate to Chapter 11 bankruptcy relief and Bonanza Creek will be bound by the terms of the merger agreement and consummate the merger and the exchange of the HighPoint Senior Notes through the Prepackaged Plan; and (iii) if on the date of such involuntary insolvency event, the Minimum Participation Condition has not been satisfied or HighPoint stockholder approval or Bonanza Creek stockholder approval has not been obtained, and if the Requisite Conditions to the Prepackaged Plan have not been satisfied, then HighPoint may stipulate to Chapter 11 bankruptcy relief such that Bonanza Creek may be bound by the terms of the merger agreement through May 24, 2021 and consummate the merger and the exchange of the HighPoint Senior Notes through the Prepackaged Plan.
Related Matters
In the event HighPoint files the HighPoint Chapter 11 cases, HighPoint is required to, among other things, file an objection to and oppose any effort by any party to dismiss the HighPoint Chapter 11 cases or convert them into Chapter 7 cases, appoint a trustee or examiner, defeat confirmation of the Prepackaged Plan, appoint an official committee of Interest holders, or seek entry of an order that is inconsistent with the merger agreement or the Prepackaged Plan in any material respect. HighPoint and Bonanza Creek also undertake covenants, among others, to further the transactions, negotiate definitive documents in good faith, and not file any motion or other document that is inconsistent with the merger agreement and the Prepackaged Plan.
If the HighPoint Chapter 11 cases are commenced and the merger agreement is rejected by HighPoint in bankruptcy, then HighPoint will, subject to applicable law, be obligated to pay a termination fee of $15 million to Bonanza Creek (minus the $6 million transaction expense fee previously paid).
Summary of Classification and Treatment of Claims and Interests Under the Prepackaged Plan
The table below is only a summary of the classification and treatment of HighPoint Claims/Interests under the Prepackaged Plan. Reference should be made to the HighPoint disclosure statement attached as Annex H hereto (and the Prepackaged Plan attached as Exhibit A thereto) for a complete description of the classification and treatment of HighPoint Claims/Interests.
Class	Claim(1)	Treatment	Impairment and Voting
1	Other Secured Claims	Paid in full in cash, delivery of collateral securing such claim, reinstated, or otherwise rendered unimpaired.	Unimpaired; deemed to accept
2	Other Priority Claims	Paid in full in cash or otherwise rendered unimpaired.	Unimpaired; deemed to accept
3	RBL Claims	Payment in Full in accordance with the RBL Payoff Letter.	Unimpaired; deemed to accept
4	Notes Claims	Pro rata share of (i) 9,314,214 shares of Bonanza Creek common stock, which will constitute approximately 30.4% of the fully diluted aggregate outstanding shares of Bonanza Creek common stock (subject to dilution as contemplated by the terms set forth in the merger agreement and the Prepackaged Plan), and (ii) $100 million in principal of Bonanza Creek Senior Notes.	Impaired; entitled to vote
5	General Unsecured Claims	Paid in full in cash or reinstated.	Unimpaired; deemed to accept
6	Intercompany Claims	Reinstated or canceled and released without any distribution.	Unimpaired/Impaired; deemed to accept/reject
7	Intercompany Interests	Reinstated or canceled and released without any distribution.	Unimpaired/Impaired; deemed to accept/reject
8	Existing HPR Interests	Pro rata share of 490,221 shares of Bonanza Creek common stock, which will constitute approximately 1.6% of the fully diluted aggregate outstanding shares of Bonanza Creek common stock (subject to dilution as contemplated by the terms set forth in the merger agreement and the Prepackaged Plan).	Impaired; entitled to vote
9	Section 510(b) Claims	Cancelled, released, and extinguished.	Impaired; deemed to reject

(1)
Capitalized terms used for claims or interests set forth in the table have the meanings ascribed to such terms in the Prepackaged Plan.

Holders of Claims or Interests Entitled to Vote on the Prepackaged Plan
Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the Bankruptcy Court to confirm the Prepackaged Plan. At a minimum, however, at least one class of impaired Claims under the Prepackaged Plan, must accept the Prepackaged Plan.
Classes of claims or interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, classes of claims or interests that do not receive or retain any property under a plan on account of such claims or interests are deemed to have rejected the plan and do not vote. Acceptances of the Prepackaged Plan are being solicited only from those persons who hold claims or interests in classes that are impaired under the Prepackaged Plan and who are not deemed by the Bankruptcy Code to have rejected the Prepackaged Plan. A class of claims or interests is “impaired” if the legal, equitable, or contractual rights to which the claims or interests entitle the holders of claims or interests of that class are altered.
The following classes of HighPoint Claims/Interests are impaired under the Prepackaged Plan, and all holders of HighPoint Claims/Interests in such classes as of the record date are entitled to vote to accept or reject the Prepackaged Plan: Class 4 — Notes Claims and Class 8 — Existing HPR Interests.
Confirmation of the Prepackaged Plan
If the HighPoint Chapter 11 cases are commenced, HighPoint will promptly request that the Bankruptcy Court hold a confirmation hearing, upon such notice to parties in interest as is required by the Bankruptcy Code and the Bankruptcy Court. Bankruptcy Rule 2002(b) requires no less than 28 days’ notice by mail of the time for filing objections to confirmation of the Prepackaged Plan and of the time and place of the confirmation hearing, unless the Bankruptcy Court shortens or lengthens this period. Parties in interest, including all Holders of HighPoint Claims/Interests, will be provided notice by mail, or by publication if required by the Bankruptcy Court, of the date and time fixed by the Bankruptcy Court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Prepackaged Plan. The Bankruptcy Court will also establish procedures for the filing and service of objections to confirmation of the Prepackaged Plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the Prepackaged Plan.

PROCEDURES FOR VOTING ON THE PREPACKAGED PLAN
Items in connection with the Prepackaged Plan are being distributed separately from this Prospectus, including (a) the ballot for holders of HighPoint Senior Notes (the “Beneficial Ballot”) and (b) the ballot for nominees to reflect the votes of the beneficial holders of HighPoint Senior Notes (the “Master Ballot”). Each beneficial holder of HighPoint Senior Notes will receive a Beneficial Ballot and each nominee holding HighPoint Senior Notes on behalf of beneficial holders or its agent will receive a Master Ballot. The Beneficial Ballots are being provided to the holders of HighPoint Senior Notes for the purposes of (i) directly voting on the Prepackaged Plan and (ii) facilitating the communication of instructions from holders to their respective nominees.
In order to vote on the Prepackaged Plan, holders of HighPoint Senior Notes must vote in accordance with the instructions contained in the Beneficial Ballot or provide instructions to their respective nominees in accordance with the instructions provided by the nominee. Tendering HighPoint Senior Notes through ATOP does not constitute a vote on the Prepackaged Plan. Nominees of holders of HighPoint Senior Notes must reflect such holders’ votes on the Master Ballot included therewith. By providing instructions to their respective nominees to vote on the Prepackaged Plan, holders of HighPoint Senior Notes are directing their respective nominees to execute their Master Ballots on such holders’ behalf that reflects their instructions with respect to the Prepackaged Plan (including each such holder’s exercise or non-exercise of the right to opt out of the releases set forth in the Prepackaged Plan).
A holder of HighPoint Senior Notes as of the Voting Record Date may either vote to ACCEPT the Prepackaged Plan or vote to REJECT the Prepackaged Plan, or is also permitted to take no action with respect to voting on the Prepackaged Plan.
Holders of HighPoint Senior Notes who wish to vote on the Prepackaged Plan by providing voting instructions to their respective nominees must provide the appropriate instructions to their respective nominees in sufficient time to enable their respective nominees to complete the Master Ballots and deliver them to the Voting Agent by the Voting Deadline. For nominees to validly reflect the votes of their holders of HighPoint Senior Notes, nominees must send Master Ballots to the Voting Agent so as to be actually received by the Voting Agent on or prior the Voting Deadline. A validly submitted ballot may be revoked and a holder may modify its vote by causing the delivery of a new ballot to the Voting Agent by the Voting Deadline.
At any time, Bonanza Creek and HighPoint may determine to terminate the Exchange Offer and Consent Solicitation and HighPoint may determine to commence bankruptcy cases prior to the Voting Deadline or the Expiration Deadline. Notwithstanding any such commencement of bankruptcy cases prior to the Voting Deadline or the Expiration Deadline, the voting period shall remain open and parties may nonetheless submit votes to accept or reject the Prepackaged Plan until the Voting Deadline.

MATERIAL ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of Bonanza Creek Senior Notes and the Bonanza Creek common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), on-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to the foregoing provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities and accounts whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clause (i) or (ii) (each of foregoing described in clauses (i), (ii) or (iii), collectively, a “Plan”).
This summary is based on the provisions of ERISA or the Code (and related regulations and administrative and judicial interpretations) as of the date of this offering memorandum. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering the holding of the applicable notes and securities with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of a note and the shares of common stock issuable upon the conversion thereof is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan, including, without limitation:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•
whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•
whether in the future there may be no market in which to sell or otherwise dispose of the notes or our shares of common stock issuable upon the conversion thereof;

•
whether the acquisition or holding of the notes or shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “— Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as plan assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “Material ERISA Considerations — Plan Assets” below).

Each Plan will be deemed to have acknowledged and represented (which acknowledgement and representation shall be deemed repeated and reaffirmed on each day the Plan holds any of the applicable notes and securities) that neither Bonanza Creek, Highpoint nor any of their respective affiliates (collectively, the “Relevant Parties”) have been relied upon for any advice with respect to the Plan’s decision to exchange

HighPoint Senior Notes for Bonanza Creek Common Stock and Bonanza Creek Senior Notes and none of the Relevant Parties shall at any time be relied upon by the Plan as the ERISA Plan’s fiduciary with respect to the ERISA Plan’s investment in the Bonanza Creek Senior Notes and the Bonanza Creek Common Stock. The decision to exchange HighPoint Senior Notes for Bonanza Creek Common Stock and Bonanza Creek Senior Notes must be made solely by each prospective Plan holder on an arm’s length basis.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or an initial purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
In this regard, the Department of Labor (“DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 75-1 respecting specified transactions involving employee benefit plans and broker dealers, respecting dealers and banks, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions that may relate to an investment in the notes, provided that neither the issuer of the notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. Therefore, the fiduciary of a Plan that is considering acquiring and/or holding the notes in reliance on any of these, or any other, PTCEs should carefully review the PTCE and consult with its counsel to confirm that it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Plan Assets
In addition to considering whether the acquisition and holding of the Bonanza Creek Senior Notes and the Bonanza Creek common stock is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by holding notes and securities in Bonanza Creek, be deemed to own an undivided interest its assets, with the result that Bonanza Creek would become an ERISA fiduciary of the investing Plan and that its operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The DOL regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are publicly offered securities, i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in DOL regulations), and are either registered under certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;
(b)
the entity is an “operating company,” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the value of each class of equity interest (disregarding interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

The foregoing discussion is general in nature and is not intended to be all inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes. Holders of the notes and securities described herein have the exclusive responsibility for ensuring that their acquisition and holding of the notes and securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The distribution of the notes and securities to a Plan is in no respect a representation by Bonanza Creek, HighPoint or any of their respective affiliates or representatives that such a transaction meets all relevant legal requirements with respect to investments by any such Plan or that such transaction is appropriate for any such Plan.
Accordingly, by electing to participate in the Exchange Offers and Consent Solicitations and thereby acquiring the Bonanza Creek Senior Notes and the Bonanza Creek Common Stock, each holder will be deemed to have represented and warranted that either (i) no portion of the assets used by such holder to acquire or hold the Bonanza Creek Senior Notes and the Bonanza Creek Common Stock constitutes assets of any Plan or (ii) the exchange for and holding of the Bonanza Creek Senior Notes and the Bonanza Creek Common Stock by such holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Introduction
The following discussion summarizes the material U.S. federal income tax consequences regarding the Exchange Offers and the Consent Solicitations to the holders of the HighPoint Senior Notes. This discussion is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Events subsequent to the date of this Prospectus, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences set forth in this summary. No representations are being made regarding the particular tax consequences of the Exchange Offers and the Consent Solicitations to any specific holder of a HighPoint Senior Note. Bonanza Creek will not seek a ruling from the Internal Revenue Service (the “IRS”) and has not obtained an opinion of counsel regarding any tax consequences of the Exchange Offers and the Consent Solicitations to Bonanza Creek or any holder of a HighPoint Senior Note, Bonanza Creek Senior Note and/or Bonanza Creek common stock. No assurances can be given that the IRS will not assert, or that a court will not sustain, a different tax position from those discussed herein. This discussion only addresses U.S. federal income tax consequences and does not address any other U.S. federal tax consequences (such as estate and gift tax consequences), or the tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. Bonanza Creek intends to treat, and this discussion assumes that, the HighPoint Senior Notes have been, and the Bonanza Creek Senior Notes will be, treated for U.S. federal income tax purposes in accordance with their form and as interests in HighPoint and Bonanza Creek “solely as a creditor” for purposes of section 897 of the Tax Code.
This discussion does not describe all of the tax consequences that may be relevant in light of a holder’s particular circumstances, including, but not limited to, the potential application of provisions of the Tax Code known as the unearned income Medicare contribution tax, or tax consequences applicable to holders of HighPoint Senior Notes, Bonanza Creek Senior Notes and/or Bonanza Creek common stock that are otherwise subject to special treatment under the Tax Code, such as: financial institutions; banks; broker-dealers; insurance companies; tax-exempt organizations; retirement plans or other tax-deferred accounts; mutual funds; real estate investment trusts; traders in securities that elect mark-to-market treatment; persons subject to the alternative minimum tax; persons who hold HighPoint Senior Notes or will hold Bonanza Creek Senior Notes and/or Bonanza Creek common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; persons that have a functional currency other than the U.S. dollar; persons who hold HighPoint Senior Notes or will hold Bonanza Creek Senior Notes and/or Bonanza Creek common stock through non-U.S. brokers or other non-U.S. intermediaries; governments or governmental organizations; partnerships or other pass-through entities or holders of interests therein; and persons required to accelerate the recognition of any item of gross income with respect to HighPoint Senior Notes and/or Bonanza Creek Senior Notes as a result of such income being recognized on an “applicable financial statement” (within the meaning of section 451(b) of the Tax Code). The following discussion assumes that holders hold HighPoint Senior Notes and will hold Bonanza Creek Senior Notes and/or Bonanza Creek common stock as “capital assets” (as defined in section 1221 of the Tax Code).
If an entity that is treated as a partnership for U.S. federal income tax purposes holds HighPoint Senior Notes or will hold Bonanza Creek Senior Notes and/or Bonanza Creek common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding HighPoint Senior Notes or that will hold Bonanza Creek Senior Notes and/or Bonanza Creek common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of HighPoint Senior Notes, Bonanza Creek Senior Notes and/or Bonanza Creek common stock.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of a HighPoint Senior Note, Bonanza Creek Senior Note and/or Bonanza Creek common stock, that is, for U.S. federal income tax purposes:
•
an individual who is a U.S. citizen or U.S. resident alien;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (a) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (b) that has made a valid election under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. holder” is a beneficial owner of a HighPoint Senior Note, Bonanza Creek Senior Note and/or Bonanza Creek common stock that is an individual, corporation, estate or trust that is not a U.S. holder.
THE FOLLOWING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS OF HIGHPOINT SENIOR NOTES SHOULD CONSULT THEIR TAX ADVISORS FOR THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS.
U.S. Federal Income Tax Consequences to Exchanging and Consenting U.S. Holders of HighPoint Senior Notes
Exchange Offers
Taxable Exchange
The following discussion includes only the material U.S. federal income tax consequences of the Exchange Offers and Consent Solicitations to U.S. holders of HighPoint Senior Notes electing to participate in the Exchange Offers and Consent Solicitations. Pursuant to the Exchange Offers and Consent Solicitations, each U.S. holder of HighPoint Senior Notes will receive its pro rata share of Bonanza Creek common stock and Bonanza Creek Senior Notes in exchange for its HighPoint Senior Notes. A U.S. holder of HighPoint Senior Notes electing to participate in the Exchange Offers and Consent Solicitations will be treated as exchanging such HighPoint Senior Notes for Bonanza Creek common stock and Bonanza Creek Senior Notes in a taxable exchange, and each U.S. holder of such HighPoint Senior Notes should recognize gain or loss equal to the difference between (x) the sum of (I) the fair market value of the Bonanza Creek common stock received, and (II) the issue price of the Bonanza Creek Senior Notes received (as discussed below under “— Issue Price”) and (y) such U.S. holder’s adjusted basis in such HighPoint Senior Notes. Whether such gain or loss is capital or ordinary in character will be determined by a number of factors, including the tax status of the U.S. holder, the nature of the HighPoint Senior Notes in such U.S. holder’s hands, whether such HighPoint Senior Notes were purchased at a discount, whether there is any accrued but unpaid interest on such HighPoint Senior Notes and whether and to what extent the U.S. holder has previously claimed a bad debt deduction with respect to such HighPoint Senior Notes. See “— Accrued Interest” and “— Market Discount.” A U.S. holder’s adjusted tax basis in its HighPoint Senior Notes is generally equal to its initial tax basis in such HighPoint Senior Notes (i) increased by, if applicable, any market discount (as described below) previously included in income by such U.S. holder with respect to the HighPoint Senior Notes and (ii) reduced by, if applicable, any amortizable bond premium that the U.S. holder has previously deducted with respect to the HighPoint Senior Notes. Amortizable bond premium is generally defined as the excess of a U.S. holder’s initial tax basis in the HighPoint Senior Notes immediately after its acquisition by such U.S. holder over the principal amount of the HighPoint Senior Notes.
A U.S. holder’s tax basis in the Bonanza Creek common stock received should equal the fair market value of such Bonanza Creek common stock (as of the Settlement Date). A U.S. holder’s initial tax basis in the Bonanza Creek Senior Notes should equal the issue price of such Bonanza Creek Senior Notes (as discussed below under “— Issue Price”). A U.S. holder’s holding period in the Bonanza Creek common stock and the Bonanza Creek Senior Notes received pursuant to the Exchange Offers should begin on the day following the Settlement Date.

Issue Price
The determination of the issue price of the Bonanza Creek Senior Notes will depend on whether the Bonanza Creek Senior Notes and the Bonanza Creek common stock are treated as an investment unit for U.S. federal income tax purposes and whether such investment unit or series of the HighPoint Senior Notes exchanged therefor are treated as publicly traded under the applicable provisions of the Tax Code and Treasury regulations (“publicly traded”). A debt instrument is not treated as publicly traded if the stated principal amount of the issue that includes the debt instrument does not exceed $100 million (the “Small Issue Exception”).
Bonanza Creek intends to treat, and the following discussion assumes, the Bonanza Creek Senior Notes and Bonanza Creek common stock are an investment unit for U.S. federal income tax purposes. Although not free from doubt, an investment unit should be treated as publicly traded only if each property right in the investment unit is publicly traded. Given that the Bonanza Creek Senior Notes will have a stated principal amount of $100 million or less, the Bonanza Creek Senior Notes should not be treated as publicly traded under the Small Issue Exception and, therefore, the investment unit should not be treated as publicly traded. If both or any series of HighPoint Senior Notes are treated as publicly traded, the issue price of the investment unit should be determined based on the fair market value of such HighPoint Senior Notes exchanged therefor and such issue price should be allocated between the Bonanza Creek Senior Notes and the Bonanza Creek common stock based on their relative fair market values. If neither the investment unit nor any series of HighPoint Senior Notes is publicly traded, the issue price of the Bonanza Creek Senior Notes should be the stated principal amount of the Bonanza Creek Senior Notes because the interest rate on the Bonanza Creek Senior Notes is expected to exceed the applicable federal rate published by the IRS.
Bonanza Creek will make its determination of the issue price of the Bonanza Creek Senior Notes and provide holders with such information, in a manner consistent with applicable Treasury regulations.
Bonanza Creek cannot provide any assurance as to whether any series of HighPoint Senior Notes will be treated as publicly traded, the issue price of the Bonanza Creek Senior Notes and whether the Bonanza Creek Senior Notes will be treated as issued with OID (as defined and discussed below). The rules regarding the issue price determination are complex and highly detailed, and U.S. holders of Bonanza Creek Senior Notes should consult their tax advisors regarding (i) the determination of the issue price of the Bonanza Creek Senior Notes, (ii) the application of the investment unit rules, and (iii) the allocation of the issue price of the investment unit between the Bonanza Creek Senior Notes and the Bonanza Creek common stock.
Accrued Interest
To the extent that any amount received by a U.S. holder of a HighPoint Senior Note pursuant to the Exchange Offers and Consent Solicitations is attributable to accrued but unpaid interest on such HighPoint Senior Note, the receipt of such amount should be taxable to the U.S. holder as ordinary interest income (to the extent not already taken into income by the U.S. holder). Conversely, a U.S. holder of a HighPoint Senior Note may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest was previously included in the U.S. holder’s gross income but was not paid in full by HighPoint. Such loss may be ordinary, however, the tax law is unclear on this point.
If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on the HighPoint Senior Notes, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. If the Exchange Offers are conducted in Bankruptcy Court pursuant to the Prepackaged Plan, the Prepackaged Plan will provide that the aggregate consideration to be distributed to holders of HighPoint Senior Notes will be allocated first to any accrued but unpaid interest on such HighPoint Senior Notes, with any excess allocated to the principal amount of such HighPoint Senior Notes. Certain Treasury regulations treat payments as allocated first to any accrued but unpaid interest, and certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes. The IRS could take the position that the consideration received by the holder should be allocated in some way other than as provided in the Prepackaged Plan.

U.S. holders should consult their own tax advisors regarding the allocation of consideration between principal and interest on the HighPoint Senior Notes.
Market Discount
A U.S. holder that acquired any HighPoint Senior Note with “market discount” may be subject to the tax rules governing market discount. In general, a debt instrument issued without OID is considered to have been acquired with market discount if it is acquired other than on original issue and if the holder’s initial tax basis in the debt instrument is less than the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” by at least a specified de minimis amount. If the market discount rules apply, any gain recognized by a U.S. holder on the taxable disposition of a HighPoint Senior Note that was acquired with market discount will be treated as ordinary income to the extent of the market discount that accrued thereon while the HighPoint Senior Note was considered to be held by such U.S. holder (unless the U.S. holder elected to include market discount in income as it accrued).
Change of Control Amendment
Modification of the HighPoint Senior Notes
The U.S. federal income tax consequences to a U.S. holder of the adoption of the Change of Control Amendment and the payment of the Change of Control Amendment Consent Fee depend, in part, upon whether the adoption of the Change of Control Amendment and/or the payment of the Change of Control Amendment Consent Fee results in a “significant modification” of any series of HighPoint Senior Notes.
Under general principles of U.S. federal income tax law, the modification of a debt instrument can give rise to a deemed exchange under Section 1001 of the Tax Code upon which gain or loss is recognized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument, even if no actual exchange of the debt instrument occurs. In this regard, governing Treasury regulations provide that, as a general rule, a modification of a debt instrument is a “signification modification” and thus results in a deemed exchange of the debt instrument when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively (other than certain specified changes), the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant. In addition to the general rule, the Treasury regulations provide specific rules under which certain modifications to a debt instrument are treated as significant modifications.
A specific rule in the Treasury regulations provides that a change in the yield of a debt instrument is not a significant modification if the yield of the modified debt instrument (determined by taking into account any payments made by an obligor to the holder as consideration for the modification) does not vary from the yield of the unmodified debt instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified debt instrument. The Treasury regulations also specifically provide that a modification of a debt instrument that adds, deletes or alters “customary accounting or financial covenants” is not a significant modification but do not define “customary accounting or financial covenants.”
Two or more modifications of a debt instrument over any period of time constitute a significant modification if, had they been done as a single change, the change would have resulted in a significant modification. In testing for a change in yield, any prior modification occurring more than five years before the date of the modification being tested is disregarded. A modification of a debt instrument that is not a significant modification does not result in a deemed exchange of the debt instrument.
The Change of Control Amendment Consent Fee payable with respect to the Change of Control Amendment is less than the specified threshold amount described above. Thus, the change in yield on each series of HighPoint Senior Notes by reason of payment of the Change of Control Amendment Consent Fee should not cause a significant modification of any series of HighPoint Senior Notes under the Treasury regulations.
The Change of Control Amendment waives the application of the change of control provision to the Merger and the other transactions contemplated by the Merger Agreement and, thus, eliminates the ability of non-participating holders in the Exchange Offers to receive 101% of their principal amount, plus accrued and unpaid interest, if any, on the HighPoint Senior Notes upon consummation of the Merger. The Change of Control Amendment will become operative upon payment of the Change of Control Amendment Consent Fee, which will be effective prior to the Settlement Date.
Although not free from doubt, Bonanza Creek and HighPoint intend to take the position that the adoption of the Change of Control Amendment does not result in a deemed exchange of a HighPoint Senior Note for a “new” HighPoint Senior Note because the legal rights or obligations that are altered by such Change of Control Amendment and the degree to which they are altered should not be viewed as economically significant. Based on the foregoing position, a holder of the HighPoint Senior Notes’ adjusted tax basis, holding period and market discount (if any) with respect to the HighPoint Senior Notes should remain unchanged following the adoption of the Change of Control Amendment.
The IRS could take the position, however, that the adoption of the Change of Control Amendment results in a deemed exchange of “old” HighPoint Senior Notes for “new” HighPoint Senior Notes. If such a position were taken and sustained, the deemed exchange would be a taxable transaction unless the deemed exchange constituted a tax-free recapitalization. It is unclear whether such an exchange would qualify as a tax-free recapitalization. If the deemed exchange were treated as a taxable transaction, the U.S. holder would recognize gain or, subject to the application of the wash sale rules, loss in an amount equal to the difference between the issue price of the “new” HighPoint Senior Notes deemed to be received by such U.S. holder in the exchange and the tax basis of the “old” HighPoint Senior Notes deemed to have been surrendered in the exchange. Any such gain attributable to accrued but unrecognized market discount, and any portion of the “new” HighPoint Senior Notes attributable to accrued but unpaid interest, would be subject to tax as ordinary income. The U.S. holder’s holding period in the “new” HighPoint Senior Notes would begin the day after the deemed exchange and such U.S. holder’s basis in the “new” HighPoint Senior Notes would equal the issue price hereof. The “new” HighPoint Senior Notes may also be treated as issued with OID, as described below under “U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of Bonanza Creek Senior Notes,” replacing references to Bonanza Creek Senior Notes with HighPoint Senior Notes. Such a deemed taxable exchange as described in this paragraph would occur prior to, and be separate from, the taxable exchange occurring pursuant to the Exchange Offers. See “Exchange Offers — Taxable Exchange” discussed above.
Consent Fee
The tax treatment of the payment of the Change of Control Amendment Consent Fee to a U.S. holder is uncertain under current law. The IRS has issued a private letter ruling treating a consent fee as a payment on a debt instrument. However, private letter rulings cannot be relied upon as precedent. If the Change of Control Amendment Consent Fee is treated as a payment on the HighPoint Notes, it could be treated first, as a payment of interest, to the extent of accrued but unpaid interest, and then as a payment of principal on the HighPoint Senior Notes. Under such treatment, the portion of the Change of Control Amendment Consent Fee treated as interest would be taxable to a consenting U.S. holder as ordinary interest income (to the extent not already taken into income by the U.S. holder). The portion of the Change of Control Amendment Consent Fee treated as a payment of principal on the HighPoint Senior Notes would decrease such U.S. holder’s adjusted tax basis in such HighPoint Senior Notes and a U.S. holder would recognize gain in the amount of such portion when its HighPoint Senior Notes are retired, or would realize additional gain or a reduced loss upon a sale or other taxable disposition of such HighPoint Senior Notes.
In the alternative, the Change of Control Amendment Consent Fee could be treated as a fee paid as consideration for the Consent Solicitations for the Change of Control Amendment. Under such treatment, consenting U.S. holders would recognize ordinary income for U.S. federal income tax purposes in the amount of the Change of Control Amendment Consent Fee received.
U.S. holders should consult their own tax advisors regarding the tax treatment of the Change of Control Amendment Consent Fee.

U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of Bonanza Creek Senior Notes
Stated Interest and OID on the Bonanza Creek Senior Notes
Stated interest on the Bonanza Creek Senior Notes generally will be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
A Bonanza Creek Senior Note will be treated as issued with original issue discount (“OID”) if the issue price of such Bonanza Creek Senior Note is less than its stated principal amount by at least a specified de minimis amount (an amount equal to 0.25% of the stated principal amount of the Bonanza Creek Senior Note multiplied by the number of complete years to maturity of such Bonanza Creek Senior Note).
If the Bonanza Creek Senior Notes are issued with OID, a U.S. holder of HighPoint Senior Notes would be required to include the OID in such U.S. holder’s gross income as ordinary income for U.S. federal income tax purposes as the OID accrues on a constant yield method (regardless of the U.S. holder’s regular method of U.S. federal income tax accounting), which generally would be in advance of the receipt of the cash attributable to such OID, and generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.
The rules regarding OID are complex. U.S. holders should consult their own tax advisors regarding the application of these rules to their particular situations.
Sale, Exchange, or Other Taxable Disposition of Bonanza Creek Senior Notes
For U.S. federal income tax purposes, a U.S. holder generally will recognize gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of any of its Bonanza Creek Senior Notes in an amount equal to the difference, if any, between (x) the amount realized for the Bonanza Creek Senior Notes and (y) the U.S. holder’s adjusted tax basis in the Bonanza Creek Senior Notes. The amount realized will include the amount of any cash and the fair market value of any other property received for the Bonanza Creek Senior Notes. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a Bonanza Creek Senior Note is attributable to accrued but unpaid interest (including any OID) on a Bonanza Creek Senior Note, this amount generally will not be included in the amount realized but will instead be treated in the same manner as described above under “— Stated Interest and OID on the Bonanza Creek Senior Notes.” A U.S. holder’s adjusted tax basis in a Bonanza Creek Senior Note will generally equal such U.S. holder’s initial tax basis in the Bonanza Creek Senior Note (as described above), increased by any OID previously included in income. Whether such gain or loss is capital or ordinary in character will be determined based on a number of factors, including the tax status of the U.S. holder and the nature of the Bonanza Creek Senior Note to such U.S. holder.
U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of Bonanza Creek Common Stock
Distributions on Bonanza Creek Common Stock
Any distributions of cash or property made to a U.S. holder with respect to the Bonanza Creek common stock generally will be includible in gross income by such U.S. holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed Bonanza Creek’s current and accumulated earnings and profits, the distribution (i) will be treated as a non-taxable return of the U.S. holder’s adjusted basis in the Bonanza Creek common stock and (ii) thereafter as capital gain. A distribution which is treated as a dividend and paid to a corporate U.S. holder of the Bonanza Creek common stock may be eligible for the dividends-received deduction, and a distribution that is treated as a dividend and paid to a non-corporate U.S. holder of the New Bonanza Creek common stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied.

Sale, Exchange, or Other Taxable Disposition of Bonanza Creek Common Stock
For U.S. federal income tax purposes, a U.S. holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of any of its Bonanza Creek common stock in an amount equal to the difference, if any, between (x) the amount realized for the Bonanza Creek common stock and (y) the U.S. holder’s adjusted tax basis in the Bonanza Creek common stock. The amount realized will include the amount of any cash and the fair market value of any other property received for the Bonanza Creek common stock. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has a holding period in the Bonanza Creek common stock of more than one year as of the date of disposition. Non-corporate U.S. holders may be eligible for reduced rates of taxation on long-term capital gains.
THE PRECEDING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF ANY BONANZA CREEK SENOR NOTES AND BONANZA CREEK COMMON STOCK ACQUIRED PURSUANT TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS.
U.S. Federal Income Tax Consequences to Exchanging and Consenting Non-U.S. Holders of HighPoint Senior Notes and Bonanza Creek Common Stock
The following discussion includes only the material U.S. federal income tax consequences of the Exchange Offers and Consent Solicitations to Non-U.S. holders of HighPoint Senior Notes electing to participate in the Exchange Offers and Consent Solicitations. The rules governing the U.S. federal income tax consequences to Non-U.S. holders are complex. Each Non-U.S. holder should consult its tax advisors regarding the U.S. federal, state and local and the foreign tax consequences of the Exchange Offers and Consent Solicitations to such Non-U.S. holders and the ownership and disposition of the Bonanza Creek Senior Notes and Bonanza Creek common stock.
Gain Recognition on Exchanges Offers and Taxable Disposition of Bonanza Creek Senior Notes and Bonanza Creek Common Stock
Whether a Non-U.S. holder recognizes gain or loss in connection with an exchange of HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock or the subsequent taxable disposition of Bonanza Creek Senior Notes or Bonanza Creek common stock, as applicable, and the amount of such gain or loss is generally determined in the same manner as set forth above with respect to U.S. holders. Subject to the rules discussed below under “— Accrued Interest”, “— FATCA” and “— Backup Withholding and Information Reporting,” any gain recognized by a Non-U.S. holder on the exchange of its HighPoint Senior Notes or taxable disposition of Bonanza Creek Senior Notes or Bonanza Creek common stock generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S. holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year in which the Exchange Offers and Consent Solicitations or taxable disposition of the Bonanza Creek Senior Notes occurs and certain other conditions are met, (ii) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States) or (iii) in the case of Bonanza Creek common stock, Bonanza Creek is or has been a USRPHC (as defined below) during the shorter of the Non-U.S. holder’s holding period in the Bonanza Creek common stock or the five-year period ending on the date of the disposition of Bonanza Creek common stock.
If the first exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain recognized, which may be offset by certain U.S. source capital losses. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax in the manner described in “— Income or Gain Effectively Connected with a U.S. Trade or Business.” If the third exception applies, the Non-U.S. holder will be subject to U.S. federal income tax and U.S. federal withholding tax as discussed in “— FIRPTA.”

Accrued Interest
Whether and to what extent a Non-U.S. holder receives amounts attributable to accrued but unpaid interest (including any OID) on a HighPoint Senior Note or a Bonanza Creek Senior Note is generally determined in the same manner as set forth above with respect to U.S. holders. Subject to the rules discussed below under “— FATCA” and “— Backup Withholding and Information Reporting,” amounts received attributable to accrued but unpaid interest (including any OID) on a HighPoint Senior Note or a Bonanza Creek Senior Note to a Non-U.S. holder generally will not be subject to U.S. federal income tax and will be exempt from withholding under the “portfolio interest” exemption if the Non-U.S. holder properly certifies to its foreign status (generally, by providing the withholding agent an IRS Form W-8BEN or W-8BEN-E prior to payment), and:
(i)
the Non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of HighPoint’s or Bonanza Creek’s, respectively, stock entitled to vote;

(ii)
the Non-U.S. holder is not a “controlled foreign corporation” that is a “related person” with respect to HighPoint or Bonanza Creek, respectively;

(iii)
the Non-U.S. holder is not a bank whose receipt of interest on the HighPoint Senior Notes or the Bonanza Creek Senior Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. holder’s trade or business; and

(iv)
such interest is not effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business.

A Non-U.S. holder that does not qualify for exemption from withholding tax with respect to accrued but unpaid interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable income tax treaty rate) on payments that are attributable to accrued but unpaid interest (including any OID). For purposes of providing a properly executed IRS Form W-8BEN or W-BEN-E, special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.
If any accrued but unpaid interest (including any OID) is effectively connected income, the Non-U.S. holder generally will be subject to U.S. federal income tax in the manner described in “— Income or Gain Effectively Connected with a U.S. Trade or Business.”
Dividends on Bonanza Creek Common Stock
Any distributions made with respect to Bonanza Creek common stock will constitute dividends for U.S. federal income tax purposes to the extent of Bonanza Creek’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent those distributions exceed Bonanza Creek’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. holder’s tax basis in the Bonanza Creek common stock and thereafter as capital gain from the sale or exchange of such Bonanza Creek common stock. Subject to the rules discussed below under “— Income or Gain Effectively Connected with a U.S. Trade or Business,” “— FIRPTA” and “— FATCA,” any distribution made to a Non-U.S. holder on the Bonanza Creek common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Income or Gain Effectively Connected with a U.S. Trade or Business
If any interest income or gain realized by a Non-U.S. holder on the exchange of its HighPoint Senior Notes pursuant to the Exchange Offers and Consent Solicitations or subsequent taxable disposition of its Bonanza Creek Senior Notes or Bonanza Creek common stock or any interest income (including any OID) or dividend realized by a Non-U.S. holder in respect of its Bonanza Creek Senior Notes or Bonanza

Creek common stock, respectively, is effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the holder maintains a permanent establishment in the United States to which such gain, interest or dividends is attributable), then the gain, interest income (including any OID) or dividends will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if such Non-U.S. holder were a U.S. holder. Effectively connected income will not be subject to U.S. federal withholding tax if the Non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if such a Non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.
FIRPTA
Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain or loss of a foreign person on a disposition of a United States real property interest (“USRPI”) is deemed to be effectively connected with a trade or business carried on in the United States and subject to U.S. federal income tax. A USRPI includes any interest (other than solely as a creditor) in a domestic corporation if the domestic corporation is a United States real property holding corporation (“USRPHC”). Bonanza Creek believes that it is, and expects to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as the Bonanza Creek common stock continues to be “regularly traded on an established securities market” (within the meaning of the Treasury regulations), only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the Bonanza Creek common stock, more than 5% of the Bonanza Creek common stock will be treated as disposing of a USRPI and will be taxable on gain realized on the disposition of the Bonanza Creek common stock as a result of Bonanza Creek’s status as a USRPHC. If the Bonanza Creek common stock were not considered to be regularly traded on an established securities market, each Non-U.S. holder (regardless of the percentage of Bonanza Creek common stock owned) would be treated as disposing of a USRPI and would be subject to U.S. federal income tax on a taxable disposition of the Bonanza Creek common stock (as described above), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of the Bonanza Creek common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Change of Control Amendment
Modification of the HighPoint Senior Notes
As described in more detail above under “— U.S. Federal Income Tax Consequences to Exchanging and Consenting U.S. Holders of HighPoint Senior Notes — Change of Control Amendment — Modification of the HighPoint Senior Notes,” although not free from doubt, Bonanza Creek and HighPoint intend to take the position that neither the adoption of the Change of Control Amendment nor the payment of the Change of Control Amendment Consent Fee results in a deemed exchange of any series of the HighPoint Senior Notes for U.S. federal income tax purposes. Based on this position, a Non-U.S. holder would not recognize any gain or loss as a result of adoption of the Change of Control Amendment. Even if the adoption of the Change of Control Amendments or the payment of the Change of Control Amendment Consent Fee resulted in a deemed exchange of the HighPoint Senior Notes for U.S. federal income tax purposes, a Non-U.S. holder generally would not be subject to U.S. federal income tax on any gain or loss recognized on the deemed exchange of the HighPoint Senior Notes, or interest deemed received, unless certain exceptions apply (other than as described below under “— Consent Fee”).
Consent Fee
As discussed above under “— U.S. Federal Income Tax Consequences to Exchanging and Consenting U.S. Holders of HighPoint Senior Notes — Change of Control Amendment — Consent Fee,” the tax treatment of the Change of Control Amendment Consent Fee is uncertain. Accordingly, the applicable withholding agent may withhold U.S. federal income tax at a rate of 30% from the Change of Control

Amendment Consent Fee paid to a Non-U.S. holder, unless the Non-U.S. holder establishes that the Change of Control Amendment Consent Fee is effectively connected with the Non-U.S. holder’s U.S. trade or business (by delivering a properly executed IRS Form W-8ECI or other applicable form) or that the Non-U.S. holder is eligible for an exemption from or a reduction in the rate of withholding under the “Business Profits” or “Other Income” article of an applicable income tax treaty (by delivering a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form). If withholding results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the treatment of the Change of Control Amendment Consent Fee and the availability of a refund of U.S. federal withholding taxes, if any.
FATCA
Sections 1471 through 1474 of the Tax Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on “withholdable payments” (as defined in the Tax Code, including payments of interest (including any OID) on a HighPoint Senior Note or Bonanza Creek Senior Note that was not outstanding as of July 1, 2014 and dividends on Bonanza Creek common stock if paid to a “foreign financial institution” or a “non-financial entity” (each as defined in the Tax Code) (including in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Tax Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note or stock which can produce U.S. source interest or dividends, proposed Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury regulations until they are revoked or final Treasury regulations are issued.
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
The 2025 Notes and Bonanza Creek Senior Notes were not outstanding as of July 1, 2014. Accordingly, payments of interest on the 2025 Notes in connection with the Exchange Offers and Consent Solicitations and payments of interest on the Bonanza Creek Senior Notes will be subject to the withholding rules under FATCA. The 2022 Notes were outstanding as of July 1, 2014 and HighPoint intends to take the position that the 2022 Notes have not been significantly modified on or after July 1, 2014. Based on the foregoing position, payments of interest on the 2022 Notes in connection with the Exchange Offers and Consent Solicitations should not be subject to the withholding rules under FATCA. As discussed above under “— U.S. Federal Income Tax Consequences to Exchanging and Consenting U.S. Holders of HighPoint Senior Notes — Change of Control Amendment — Consent Fee,” it is possible that the Change of Control Amendment Consent Fee could be treated as a separate fee rather than as a payment on the HighPoint Notes and the payment of the Change of Control Amendment Consent Fee could be subject to the withholding rules under FATCA.
Holders are encouraged to consult their tax advisors regarding the possible application of FATCA to payments received pursuant to the Exchange Offers and the Consent Solicitations.
Backup Withholding and Information Reporting
Under the Tax Code, interest (including any OID), dividends and other reportable payments may, under certain circumstances, be subject to backup withholding. Backup withholding may apply to payments made pursuant to the Exchange Offers and Consent Solicitations, unless the holder provides the applicable withholding agent with its taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.
In addition, information reporting generally will apply to (i) the exchange of the HighPoint Senior Notes for Bonanza Creek Senior Notes and Bonanza Creek common stock pursuant to the Exchange Offers and Consent Solicitations, and (ii) future payments of interest on, dividends on and the proceeds of the sale or other disposition of a Bonanza Creek Senior Note or Bonanza Creek common stock.
U.S. Federal Income Tax Consequences for Non-Participating Holders
The U.S. federal income tax treatment of U.S. holders and Non-U.S. holders whose HighPoint Senior Notes are not exchanged pursuant to the Exchange Offers and Consent Solicitations (the “non-participating holders”) of the adoption of the Other Indenture Amendments will depend upon whether the Other Indenture Amendments result in a significant modification of the HighPoint Senior Notes for U.S. federal income tax purposes and cause a deemed exchange of the HighPoint Senior Notes for new HighPoint Senior Notes with respect to which gain or loss may be recognized. As described above, under applicable Treasury regulations, the modification of a debt instrument is a significant modification if, based on all the facts and circumstances and, subject to certain exceptions, taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.
While many of the Other Indenture Amendments involve customary accounting or financial covenants, one of the Other Indenture Amendments eliminates the ability of the non-participating holders to receive 101% of their principal amount, plus accrued and unpaid interest, if any, on the HighPoint Senior Notes on the occurrence of any subsequent change of control. Although not free from doubt, Bonanza Creek and HighPoint intend to take the position that the implementation of the Other Indenture Amendments does not result in a deemed exchange of a HighPoint Senior Note for a “new” HighPoint Senior Note by any non-participating holder because (i) to the extent the Other Indenture Amendments are treated as adding, deleting or altering customary accounting or financial covenants, such addition, deletion or alteration is not a significant modification under the Treasury regulations, and (iii) to the extent any of the Other Indenture Amendments are not included in (i), the legal rights or obligations that are altered by such Other Indenture Amendments and the degree to which they are altered should not be viewed as economically significant. Based on the foregoing position, holder’s adjusted tax basis, holding period and market discount (if any) with respect to the HighPoint Senior Notes should remain unchanged following the adoption of the Other Indenture Amendments.
The IRS could take the position, however, that the adoption of the Other Indenture Amendments results in a deemed exchange of the “old” HighPoint Senior Notes for “new” HighPoint Senior Notes. If such a position were taken and sustained, the deemed exchange would be a fully taxable exchange unless the deemed exchange constituted a tax-free recapitalization. It is unclear whether such an exchange would qualify as a tax-free recapitalization. If the deemed exchange were treated as a taxable transaction, the non-participating U.S. holder would recognize gain or, subject to the application of the wash sale rules, loss in an amount equal to the difference between the issue price of the “new” HighPoint Senior Notes deemed to be received by such U.S. holder in the exchange and the tax basis of the “old” HighPoint Senior Notes deemed to have been surrendered in the exchange. Any such gain attributable to accrued but unrecognized market discount, and any portion of the “new” HighPoint Senior Notes attributable to accrued but unpaid interest, would be subject to tax as ordinary income. The non-participating U.S. holder’s holding period in the “new” HighPoint Senior Notes would begin the day after the deemed exchange and such non-participating U.S. holder’s basis in the “new” HighPoint Senior Notes would equal the issue price hereof. The “new” HighPoint Senior Notes may also be treated as issued with OID, as described above under “U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of Bonanza Creek Senior Notes,” replacing references to Bonanza Creek Senior Notes with HighPoint Senior Notes.

In addition, as discussed above in “U.S. Federal Income Tax Consequences to Exchanging and Consenting U.S. Holders of HighPoint Senior Notes — Change of Control Amendment — Modification of HighPoint Senior Notes,” the IRS could take the position that the adoption of the Change of Control Amendment results in a deemed exchange of “old” HighPoint Senior Notes for “new” HighPoint Senior Notes. If such a position were taken and sustained, the deemed exchange would be a taxable transaction occurring prior to, and separate from, the deemed exchange occurring as a result of the Other Indenture Amendments, unless the deemed exchange constituted a tax-free recapitalization.
Non-participating holders should consult their tax advisors regarding the tax consequences to them of the implementation of the Other Indenture Amendments and the Change of Control Amendment, including the tax consequences to them if the Other Indenture Amendments and the Change of Control Amendment result in deemed exchanges of the HighPoint Senior Notes.
THE PRECEDING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF ANY BONANZA CREEK SENOR NOTES AND BONANZA CREEK COMMON STOCK ACQUIRED PURSUANT TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS.

LEGAL MATTERS
The legality of the shares of Bonanza Creek common stock and Bonanza Creek Senior Notes (and related guarantees) issuable in the Exchange Offers or pursuant to the Prepackaged Plan will be passed upon for Bonanza Creek by Vinson & Elkins LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for Bonanza Creek by Vinson & Elkins LLP and for HighPoint by Kirkland & Ellis LLP.
EXPERTS
Bonanza Creek Energy, Inc.
The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Bonanza Creek Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated balance sheet as of December 31, 2018 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2018 and for the period from April 29, 2017 through December 31, 2017 (Successor) and the period from January 1, 2017 through April 28, 2017 (Predecessor), incorporated by reference in this Prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
Estimates of proved reserves attributable to certain interests of Bonanza Creek as of December 31, 2019 and related information included or attached hereto have been prepared based on reports by Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers, and all such information has been so incorporated in reliance on the authority of such experts in such matters.
HighPoint Resources Corporation
The financial statements included in this Prospectus, and the effectiveness of HighPoint’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Certain estimates of HighPoint’s oil and natural gas reserves as of December 31, 2019 included or incorporated by reference herein were based upon evaluations prepared by HighPoint’s internal qualified reserves evaluators and were audited by Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers, and all such information has been so incorporated in reliance on the authority of such experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION
Bonanza Creek and HighPoint each file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC electronically under the Exchange Act. The SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from Bonanza Creek at www.bonanzacrk.com and from HighPoint at www.hpres.com. Information included on these websites is not incorporated by reference into, and is not a part of, this Prospectus.
Bonanza Creek has filed with the SEC a registration statement on Form S-4, of which this Prospectus forms a part. The registration statement registers the shares of Bonanza Creek common stock and the Bonanza Creek Senior Notes (including the related guarantees) issuable to holders of HighPoint Senior Notes in the Exchange Offers or pursuant to the Prepackaged Plan. The registration statement, including the attached exhibits, contains additional relevant information about Bonanza Creek, the Bonanza Creek common stock and the Bonanza Creek Senior Notes (including the related guarantees). The rules and regulations of the SEC allow Bonanza Creek and HighPoint to omit certain information included in the registration statement from this Prospectus.
This Prospectus includes as annexes documents that HighPoint previously filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as set forth below. Any statement contained in such a document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in an annex hereto consisting of a document filed with the SEC subsequent to such document modifies or replaces such statement. The information included in the annexes hereto is incorporated into this Prospectus except to the extent so modified or superseded and except as provided below.
Set forth below is a list of the documents previously filed with the SEC by HighPoint under the Exchange Act that are included as annexes to this Prospectus.
•
HighPoint’s Annual Report on Form 10-K for the year ended December 31, 2019, originally filed with the SEC on February 26, 2020, and recast as of December 16, 2020 for the 2020 reverse split;

•
HighPoint’s Definitive Proxy Statement on Schedule 14A, originally filed with the SEC on March 18, 2020, and recast as of December 16, 2020 for the 2020 reverse split; and

•
HighPoint’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, filed with the SEC on November 9, 2020;

In addition, the SEC allows Bonanza Creek to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this Prospectus, except for any information that is superseded by information included directly in this Prospectus or incorporated by reference subsequent to the date of this Prospectus as described below. This Prospectus also contains summaries of certain provisions contained in some of the Bonanza Creek documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of the Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this Prospectus.
This Prospectus incorporates by reference the documents listed below that Bonanza Creek has previously filed with the SEC. These documents contain important information about Bonanza Creek, its financial condition and other matters.
Bonanza Creek SEC Filings (File No. 001-35371)	Period or File Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2019, filed on February 28, 2020.
Quarterly Reports on Form 10-Q	Quarterly period ended September 30, 2020, filed on November 6, 2020.

Bonanza Creek SEC Filings (File No. 001-35371)	Period or File Date
Quarterly period ended June 30, 2020, filed on August 6, 2020.
Quarterly period ended March 31, 2020, filed on May 8, 2020.
Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed on March 5, 2020, March 30, 2020, June 4, 2020, June 22, 2020. November 9, 2020 (Items 1.01, 3.03, 5.03, 8.01, and 9.01), November 9, 2020 (Items 1.01 and 9.01) and January 27, 2021.
Proxy Statement for 2020 Annual Meeting of Bonanza Creek stockholders on Schedule 14A	Filed on April 24, 2020.

The description of Bonanza Creek capital stock set forth in Bonanza Creek’s Registration Statement on Form 8-A12B, including Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any other amendment or report filed for purposes of updating such description
Filed on April 28, 2017.
In addition, Bonanza Creek incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this Prospectus forms a part and (ii) after the date of this Prospectus and prior to the Expiration Deadline (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this Prospectus, effective as of the date such documents are filed.
Bonanza Creek and HighPoint plan to file their respective annual reports for the fiscal year ended December 31, 2020 with the SEC in February 2021. We encourage you to review these annual reports when filed as they will contain important updated information about Bonanza Creek and HighPoint, respectively.
This Prospectus incorporates important business and financial information about Bonanza Creek from documents that are not attached to this Prospectus. This information, and information included in the annexes attached hereto regarding HighPoint, is available to you without charge upon your request. You can obtain the documents incorporated by reference into this Prospectus or attached to this Prospectus, including copies of the form of indenture for the Bonanza Creek Senior Notes, the HighPoint Indentures, the form of Supplemental Indentures for the HighPoint Senior Notes, the financial statements and management’s discussion and analysis, free of charge by requesting them in writing or by telephone from the appropriate company or the Exchange Agent, Information Agent and Voting Agent at the following addresses and telephone numbers:
Bonanza Creek Energy, Inc. 410 17th Street, Suite 1400 Denver, CO 80202 (720) 440-6100	HighPoint Resources Corporation 555 17th Street, Suite 3700 Denver, CO 80202 (303) 293-9100
Exchange Agent, Information Agent and Voting Agent
HighPoint Resources Corporation
c/o Epiq Corporate Restructuring LLC
By Mail or Hand:
10300 SW Allen Boulevard
Beaverton, OR 97005
Call (Toll-Free): (855) 914-4726
Call (International): (503) 520-4495

By E-mail:
tabulation@epiqglobal.com
Referencing “HighPoint Resources” in the subject line
If you would like to request any documents, please do so by            , 2021, which is five business days prior to the Expiration Deadline, in order to receive them before the Expiration Deadline.
In the event of conflicting information in this Prospectus in comparison to any document incorporated by reference into this Prospectus, or among documents incorporated by reference, the information in the latest filed document controls.
You should rely only on the information contained, attached to or incorporated by reference into this Prospectus. No one has been authorized to provide you with information that is different from that contained in, attached to or incorporated by reference into, this Prospectus. This Prospectus is dated                 , 2021. You should not assume that the information contained in this Prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into or attached to this Prospectus is accurate as of any date other than the date of such incorporated or attached document. Neither Bonanza Creek’s mailing of this Prospectus to holders of HighPoint Senior Notes nor the issuance by Bonanza Creek of Bonanza Creek common stock and Bonanza Creek Senior Notes in the Exchange Offers or pursuant to the Prepackaged Plan will create any implication to the contrary.
This Prospectus contains a description of the representations and warranties that each of HighPoint and Bonanza Creek made to the other in the merger agreement. Representations and warranties made by HighPoint, Bonanza Creek and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this Prospectus or are incorporated by reference into this Prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this Prospectus or are incorporated by reference into this Prospectus. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this Prospectus or are incorporated by reference into this Prospectus should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this Prospectus, incorporated by reference into or attached to this Prospectus.

ANNEX A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
BONANZA CREEK ENERGY, INC.,
BORON MERGER SUB, INC.
and
HIGHPOINT RESOURCES CORPORATION
Dated as of November 9, 2020

ANNEX A	Annex A-95
EXHIBIT A	Exhibit A-106
EXHIBIT B	Exhibit B-110
EXHIBIT C	Exhibit C-112

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of November 9, 2020 (this “Agreement”), is entered into by and among Bonanza Creek Energy, Inc., a Delaware corporation (“Parent”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and HighPoint Resources Corporation, a Delaware corporation (the “Company”).
WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company, the holders of the shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the holders of the Company Common Stock approve and adopt this Agreement and the Transactions, including the Merger;
WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the issuance of the shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), pursuant to the Transactions (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent and the holders of Parent Capital Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (ii) approved and declared advisable this Agreement, and the Transactions, including the Merger;
WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;
WHEREAS, Parent desires to acquire 100% of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a);
WHEREAS, as promptly as practicable after the date hereof, (i) Parent intends to commence an exchange offer (the “Exchange Offer”) to effect the exchange of any or all of the Company Senior Notes for a combination of (x) 9,314,214 shares of common stock of Parent Common Stock, which, based on the number of shares of Parent Common Stock outstanding as of the date hereof, would constitute approximately 30.4% of the fully diluted aggregate outstanding shares of Parent Common Stock immediately after giving effect to the Merger and the Exchange Offer (subject to dilution as permitted herein) and (y) up to $100 million in principal of Parent Senior Notes and (ii) the Company intends to commence the solicitation of the Prepackaged Plan (together with the Exchange Offer, the “Company Restructuring Transactions”) to, among other things, consummate the Merger and the Company Restructuring Transactions, which Company Restructuring Transactions shall be consummated simultaneously with the Effective Time; provided that the Exchange Offer shall be conditioned upon, among other things, the Minimum Participation Condition; provided, further, that if (i) the Minimum Participation Condition is not satisfied and (ii) the Requisite Conditions to the Prepackaged Plan are satisfied, then the Company shall (x) commence the Company Chapter 11 Cases and (y) seek entry of the Confirmation Order as promptly as practicable after commencement of the Company Chapter 11 Cases;
WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) a certain stockholder at the Company (the “Company Designated Stockholder”) and (ii) holders of at least 73% in principal amount of each of the 7.0% Senior Notes of the

Company due October 15, 2022 and the 8.75% Senior Notes of the Company due June 15, 2025 (collectively, the “Company Senior Notes,” and such holders, the “Supporting Noteholders”) have entered into that certain transaction support agreement with the Company and its Subsidiaries (the “Transaction Support Agreement”);
WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company Designated Stockholder has entered into a voting and support Agreement with the Company and Parent (the “Designated Stockholder Support Agreement”);
WHEREAS, (i) Parent has certain tax assets, including net operating loss carryforwards and other tax attributes, (ii) Parent desires to avoid an “ownership change” under Section 382 of the Code prior to, and in connection with, the consummation of the Transactions, and (iii) in furtherance of such objective, concurrently with the execution of this Agreement, Parent and Broadridge Corporate Issuer Solutions, Inc., as rights agent, are entering into a Tax Benefits Preservation Plan (the “Tax Plan”); and
WHEREAS, as further inducement to Parent to enter into this Agreement, substantially concurrently with the execution and delivery of this Agreement, the Company shall pay to Parent, in consideration for the recognition by the Company of the substantial cost and expense to be incurred by Parent in pursuing consummation of the Transactions contemplated hereby, a non-refundable payment in the amount of $6,000,000 in cash (the “Transaction Expense Fee”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Certain Definitions.   As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
Section 1.2   Terms Defined Elsewhere.   As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Definition	Section
Agreement	Preamble
Applicable Date	4.5(a)
Book-Entry Shares	3.3(b)(ii)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Change of Control Amendment	6.23(c)(ii)
Change of Control Amendment Consent Fee	6.23(c)(ii)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.9(f)
Company Affiliate	9.10
Company Alternative Acquisition Agreement	6.3(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(d)(vii)

Definition	Section
Company Common Stock	Recitals
Company Contracts	4.19(b)
Company Designees	2.7(a)
Company Designated Stockholder	Recitals
Company Disclosure Letter	Article IV
Company Employee	6.9(b)
Company FA	4.22
Company Independent Petroleum Engineers	4.17(a)
Company Intellectual Property	4.14(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15
Company Material Real Property Lease	4.15
Company Owned Real Property	4.15
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Related Party Transaction	4.24
Company Reserve Report	4.17(a)
Company Restructuring Transactions	Recitals
Company SEC Documents	4.5(a)
Company Senior Notes	Recitals
Company Stakeholders’ Pro Forma Equity Percentage	5.22
Company Stock Award	3.2(a)
Company Stockholders Meeting	4.4
Company Tax Certificate	6.18(b)
Confidentiality Agreement	6.7(b)
Creditors’ Rights	4.3(a)
days	9.4(e)
Designated Stockholder Support Agreement	Recitals
DGCL	2.1
Dismissal Order	6.24(a)(v)
D&O Insurance	6.10(d)
DTC	3.3(b)(ii)
e-mail	9.3
Effective Time	2.2(b)
Eligible Shares	3.1(b)(i)
Exchange Agent	3.3(a)
Exchange Consideration	6.23(a)
Exchange Fund	3.3(a)
Exchange Offer	Recitals
Exchange Offer Expiration Date	6.23(c)
Exchange Prospectus	4.8
Exchange Ratio	3.1(b)(i)
Exchange Registration Statement	4.8

Definition	Section
Excluded Employees	6.9(b)
Excluded Shares	3.1(b)(iii)
GAAP	4.5(b)
HSR Act	4.4
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Involuntary Insolvency Event Date	6.24(a)(v)
Joint Proxy Statement	4.4
Letter of Transmittal	3.3(b)(i)
made available	9.4(e)
Material Company Insurance Policies	4.20
Material Parent Insurance Policies	5.20
Measurement Date	4.2(a)
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Registration Statement	4.8
Merger Sub	Preamble
Merger Sub Board	Recitals
Minimum Participation Condition	6.23(a)
New Financing	6.22
Non-Cancelled Shares	3.1(b)(iii)
Note Consents	6.23(c)
Note Waivers	6.23(c)
Notes Exchange Agent	6.23(f)
Other Indenture Amendments	6.23(c)(iii)
Outside Date	8.1(b)(ii)
Parent	Preamble
Parent 401(k) Plan	6.9(f)
Parent Affiliate	9.10
Parent Alternative Acquisition Agreement	6.4(d)(iii)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Capital Stock	5.2
Parent Change of Recommendation	6.4(d)(vi)
Parent Common Stock	Recitals
Parent Contracts	5.19(b)
Parent Designees	2.7(a)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent FA	5.22
Parent Independent Petroleum Engineers	5.17(a)
Parent Intellectual Property	5.14(a)
Parent Material Adverse Effect	5.1

Definition	Section
Parent Material Leased Real Property	5.15
Parent Material Real Property Lease	5.15
Parent Owned Real Property	5.15
Parent Permits	5.9(a)
Parent Preferred Stock	5.2(a)
Parent Right	3.1(b)(iv)
Parent Related Party Transaction	5.24
Parent Reserve Report	5.17(a)
Parent SEC Documents	5.5(a)
Parent Series A Junior Participating Preferred Stock	3.1(b)(iv)
Parent Stock Issuance	Recitals
Parent Stockholders Meeting	4.4
Parent Tax Certificate	6.18(b)
pdf	2.2
Registration Statements	4.8
Rights-of-Way	4.16
Second Request	6.8(c)
Supplemental Indenture Effective Date	6.23(j)
Supporting Noteholders	Recitals
Surviving Corporation	2.1
Tail Period	6.10(d)
Tax Plan	Recitals
Tax Plan Record Date	3.1(b)(iv)
Terminable Breach	8.1(b)(iii)
Transaction Expense Fee	Recitals
Transaction Support Agreement	Recitals
Transaction Litigation	6.11
ARTICLE II
THE MERGER
Section 2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).
Section 2.2   Closing.
(a)   The closing of the Merger (the “Closing”) shall take place by the exchange of documents by “portable document format” (“pdf”) or other electronic means at 9:00 a.m., Houston time, on a date that is three (3) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date or place is agreed to in writing by Parent and the Company. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)   As soon as practicable on the Closing Date, the Parties will cause a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) to be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective at such time on the Closing Date as the Parties shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 2.3   Effect of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
Section 2.4   Certificate of Incorporation of the Surviving Corporation.   At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.
Section 2.5   Bylaws of the Surviving Corporation.   The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.
Section 2.6   Directors and Officers of the Surviving Corporation.   The Parties shall take all necessary action, from and after the Effective Time, to cause the directors and officers of Merger Sub as of immediately prior to the Effective Time to be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.
Section 2.7   Directors of Parent.
(a)   At the Effective Time, the Parent Board shall consist of seven (7) directors, of whom (i) five (5) directors shall be designated by Parent, which designees shall consist of Brian Steck and four (4) other members of the Parent Board as of immediately prior to the Effective Time as shall be designated in writing by Parent prior to the Effective Time (the “Parent Designees”), and (ii) two (2) directors shall be designated by the Supporting Noteholders, which designees shall be acceptable to Parent and determined to be independent by the Parent Board and shall be designated in writing by the Supporting Noteholders prior to the Effective Time (the “Company Designees”). Mr. Steck shall remain as the Chairman of the Parent Board following the Effective Time.
(b)   Prior to the Effective Time, Parent shall take all actions necessary or appropriate to cause (i) the resignation of two (2) directors serving on the Parent Board to become effective prior to the Effective Time (pursuant to written resignation letters, copies of which will be provided to the Company) such that, after giving effect to such resignations, the Parent Board shall consist of five (5) Parent Designees as of immediately prior to the Effective Time, and (ii) the two (2) Company Designees to be appointed to the Parent Board as of the Effective Time to fill the vacancies caused by the resignations referred to in clause (i).
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE
Section 3.1   Effect of the Merger on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:
(a)   Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.
(b)   Capital Stock of the Company.
(i)   Subject to the other provisions of this Article III, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and Non-Cancelled Shares, but, for purposes of clarity, including Company Stock Awards and shares of Company Common Stock underlying Company RSU Awards, the “Eligible Shares”) shall be converted into the right to receive from Parent that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (together with any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means a number (rounded to five decimal places) obtained by dividing the Existing Company Stockholder Equity Recovery by Eligible Shares.
(ii)   All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than any Non-Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and (B) any dividends or other distributions in accordance with Section 3.3(g), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).
(iii)   All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be cancelled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by any direct or indirect Subsidiary of the Company or Parent (other than Merger Sub) shall remain outstanding with appropriate adjustment to the number thereof to preserve the relative percentage interest in the Company represented by such shares (collectively, the “Non-Cancelled Shares”).
(iv)   Following November 19, 2020 (the “Tax Plan Record Date”), each share of Parent Common Stock will have an associated right (each, a “Parent Right”) to purchase one-one thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Parent Series A Junior Participating Preferred Stock”), of Parent pursuant to the terms of the Tax Plan, and, following the Tax Plan Record Date, all references in this Agreement to shares of Parent Common Stock shall be deemed to refer to the Parent Rights associated therewith, as appropriate.
(c)   Impact of Stock Splits, Etc.   In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 3.2   Treatment of Equity Compensation Awards.
(a)   Each outstanding award of restricted Company Common Stock issued pursuant to the Company’s 2012 Equity Incentive Plan, as amended (the “Company Equity Plan”) that is outstanding immediately prior to the Effective Time (each, a “Company Stock Award”) shall terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive the Merger Consideration, net of any Taxes withheld pursuant to Section 3.3(i) (which Taxes shall be withheld by the Surviving Corporation and deemed conveyed to the holder as shares of Parent Common Stock that would otherwise be received by the holder pursuant to Section 3.3(a)), with respect to the numbers of shares of Company Common Stock subject to such Company Stock Award immediately prior to the Effective Time. For purposes of clarity, notwithstanding this Section 3.2(a), such Company Stock Awards shall be deemed outstanding shares of Company Common Stock immediately prior to the Effective Time and shall be treated as Eligible Shares within the meaning of Section 3.1(b)(i). Following the Effective Time, no such Company Stock Award that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Stock Award shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange for such Company Stock Award in accordance with this Section 3.2(a).
(b)   Each outstanding award of restricted stock units issued pursuant to the Company Equity Plan that is outstanding or payable immediately prior to the Effective Time (each, a “Company RSU Award”), whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive the Merger Consideration, net of any Taxes withheld pursuant to Section 3.3(i) (which Taxes shall be withheld by the Surviving Corporation and deemed conveyed to the holder as shares of Parent Common Stock that would otherwise be received by the holder pursuant to Section 3.3(a)), with respect to the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time. For purposes of clarity, notwithstanding this Section 3.2(b), the shares of Company Common Stock underlying such Company RSU Awards shall be deemed outstanding shares of Company Common Stock immediately prior to the Effective Time and shall be treated as Eligible Shares within the meaning of Section 3.1(b)(i). Following the Effective Time, no such Company RSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company RSU Award shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange for such Company RSU Award in accordance with this Section 3.2(b).
(c)   Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall pass any necessary resolutions to effect the foregoing provisions of this Section 3.2. The Company shall be entitled to deduct and withhold from the consideration contemplated within this Section 3.2 in accordance with the terms of this Agreement and the Company Equity Plan.
Section 3.3   Payment for Securities; Exchange.
(a)   Exchange Agent; Exchange Fund.   Prior to the Effective Time, Parent shall enter into an agreement with a commercial bank, trust company or transfer agent that is mutually acceptable to the Company and Parent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration (including cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h)) to which such holders shall become entitled pursuant to this Article III. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to in respect of Eligible Shares pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), Section 3.3(g) and Section 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.
(b)   Payment Procedures.
(i)   Certificates.   As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.1(b)(i). Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).
(ii)   Non-DTC Book-Entry Shares.   As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through the Depository Trust Company (“DTC”), (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).
(iii)   DTC Book-Entry Shares.   With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), if any) and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.

(iv)   No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.
(v)   With respect to Certificates, if payment of the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g) payable in respect of such shares of Company Common Stock.
(c)   Termination of Rights.   All Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) payable in respect of the Eligible Shares previously represented by such Certificates.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)   Lost, Stolen, or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) payable in respect of the shares of Company Common Stock formerly represented by such Certificate.
(g)   Distributions with Respect to Unexchanged Shares of Parent Common Stock.   No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate in accordance with this Section 3.3. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.
(h)   No Fractional Shares of Parent Common Stock.   No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.
(i)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation, the Exchange Agent, each of their respective Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that except with respect to withholding of Taxes pursuant to or in accordance with Section 3.2, Parent shall provide at least five (5) days’ written notice to the Company if Parent intends to withhold any amounts under this Section 3.3(i). To the extent that such amounts are so properly deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding, and if withholding is taken in Parent Common Stock, the relevant withholding agent shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the relevant Taxing Authority.
Section 3.4   No Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since January 1, 2019 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.1   Organization, Standing and Power.   Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.
Section 4.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 8,000,000 shares of Company Common Stock and (ii) 75,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on November 6, 2020 (the “Measurement Date”): (A) 4,305,119 shares of Company Common Stock were issued and outstanding, and (B) no shares of Company Preferred Stock were issued and outstanding;
(b)   As of the date of this Agreement, there are 58,775 shares of Company Common Stock subject to outstanding Company Stock Awards and 12,182 shares of Company Common Stock subject to outstanding Company RSU Awards.
(c)   All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts. As of the close of business on the Measurement Date, except as set forth in this Section 4.2 and in the Transaction Support Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, and except for changes since the Measurement Date resulting from the exercise of stock options outstanding at such date, or stock grants or other awards granted in accordance with Section 6.1(b)(ii), there are outstanding: (1) no shares of Company Capital Stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company; and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Other than the Transaction Support Agreement, there are not any stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock or any other shares of Company Capital Stock.
(d)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2 of the Company Disclosure Letter.
(e)   Except as set forth in Schedule 4.2 of the Company Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, all such shares or equity ownership interests are set forth in Schedule 4.2 of the Company Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
Section 4.3   Authority; No Violations; Consents and Approvals.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to the consummation of the Merger, to the Company Stockholder Approval and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company, and assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and the holders of the Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Transactions, including the Merger (such recommendation described in clause (iii), the “Company Board Recommendation”). The Company Stockholder Approval

is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Merger.
(b)   The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of the Company (assuming the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, except for those resulting from the Company Chapter 11 Cases or the Prepackaged Plan, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Except for this Agreement, the Company is not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.
Section 4.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), or any other applicable Antitrust Laws, and the expiration or termination of the applicable waiting period with respect thereto or any Consent required pursuant to any other applicable Antitrust Laws; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to (x) the meeting of the stockholders of the Company to be held for the purposes of obtaining the Company Stockholder Approval (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (y) the meeting of the stockholders of Parent to be held for the purposes of obtaining the Parent Stockholder Approval (including any postponement, adjournment or recess thereof, the “Parent Stockholders Meeting”) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; (f) in connection with the Company Chapter 11 Cases and the Prepackaged Plan, the Confirmation Order; and (g) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5   SEC Documents; Financial Statements.
(a)   Since December 31, 2018 (the “Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed (or if amended, prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or, in the case of Company SEC Documents filed after the date of this Agreement, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.
(c)   The Company has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act utilized by the Company or its Subsidiaries, (ii) is not, and since January 1, 2020 there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and (iii) is not, and since January 1, 2020 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.
Section 4.6   Absence of Certain Changes or Events.
(a)   Since December 31, 2019, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(b)   From December 31, 2019 through the date of this Agreement:
(i)   the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;
(ii)   there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance; and

(iii)   neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(i), (v), (vi), (vii), (viii), (ix), (xiv), (xv), (xvi), (xix) or (xxi) (solely as it relates to the foregoing Sections 6.1(b)(i), (v), (vi), (vii), (viii), (ix), (xiv), (xv), (xvi), (xix) or (xxi))).
Section 4.7   No Undisclosed Material Liabilities.   There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2019 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2019; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (d) liabilities incurred in connection with the Transactions; (e) liabilities incurred as permitted under Section 6.1(b)(xii); and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.8   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) one or more registration statements on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in (i) the Merger will be registered with the SEC (including any amendments or supplements, a “Merger Registration Statement”) and (ii) the Exchange Offer will be registered with the SEC (including the consent solicitation and prospectus constituting a part thereof (the “Exchange Prospectus”), an “Exchange Registration Statement” and, together with the Merger Registration Statement, the “Registration Statements”) shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement, will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.8, the Exchange Registration Statement, the Exchange Prospectus and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.
Section 4.9   Company Permits; Compliance with Applicable Law.
(a)   The Company and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.10   Compensation; Benefits.
(a)   Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Company Benefit Plans.
(b)   True, correct and complete copies (or a description if such plan is not written) of each of the material Company Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Company Benefit Plan required to file a Form 5500, the most recently prepared actuarial reports and financial statements, and all material correspondence to or from any Governmental Entity received in the past three (3) years addressing any matter involving actual or potential material liability relating to a Company Benefit Plan.
(c)   Each Company Benefit Plan has been established, funded, administered and maintained in compliance in all material respects with all applicable Laws, including ERISA and the Code.
(d)   Except as set forth on Schedule 4.10(d) of the Company Disclosure Letter, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Company Benefit Plans.
(e)   All material contributions required to be made by the Company or any of its Subsidiaries to the Company Benefit Plans pursuant to their terms or applicable Law have been timely made or accrued or otherwise been adequately reserved to the extent required by, and in accordance with, GAAP.
(f)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any Company Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by a member of the Company’s Aggregated Group, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person or member of the Company’s Aggregated Group, has engaged in a transaction in connection with which the Company, its Subsidiaries or a member of the Company’s Aggregated Group reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. The Company and its Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(g)   None of the Company, any of its Subsidiaries or any member of their respective Aggregated Groups sponsors, maintains, contributes to or has an obligation to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to, and no Company Benefit Plan is, a plan that is or was subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA), Section 302 of ERISA, or Section 412 of the Code.
(h)   Except as set forth on Schedule 4.10(h) of the Company Disclosure Letter, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law, no Company Benefit Plan provides retiree or post-employment or post-service medical, disability, life insurance or other welfare benefits to any Person.
(i)   Except as set forth on Schedule 4.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Company Employee or other current or former director, officer, employee or independent contractor under any Company Benefit Plan, (ii) directly or indirectly cause the Company to transfer or set aside any material amount of assets to fund any benefits under any Company Benefit Plan, (iii) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, or (iv) result in any payment from the Company or any of its Subsidiaries (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations § 1.280G-1) of the Company or any of its Subsidiaries that would, individually or in combination with any other such payment from the Company or any of its Subsidiaries, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(j)   Neither the Company nor any Subsidiary of the Company has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(k)   Each Company Benefit Plan or any other agreement, arrangement, or plan of the Company or any of its Subsidiaries that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(l)   No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.
Section 4.11   Labor Matters.
(a)   Neither the Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement or other agreement with, and no employee of the Company or its Subsidiaries is represented by, any labor union, works council, or other labor organization. There is no pending or, to the knowledge of the Company, threatened union representation petition involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has knowledge of any activity of any labor organization (or Representative thereof) or employee group (or Representative thereof) to organize any such employees since the Applicable Date.
(b)   There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or any other agreement with any labor union, works council, or other labor organization or any other labor-related Proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened.
(c)   There is, and since the Applicable Date has been, no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.
(d)   The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages and hours, worker classification, employment discrimination, non-retaliation, sexual harassment or discrimination, workers’ compensation, family and medical leave, immigration, recordkeeping and occupational safety and health requirements, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.12   Taxes.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)   All Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing) and all such filed Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid. All withholding Tax requirements imposed on or with respect to payments by the Company or any of its Subsidiaries to employees, creditors, equityholders or other Persons have been satisfied, and the Company and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.
(b)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than any extension or waiver entered into in the ordinary course of business).
(c)   There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP. There are no Proceedings pending or threatened in writing regarding any Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.
(d)   Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity Contract or arrangement (excluding (i) any Contract or arrangement solely between or among the Company and/or any of its Subsidiaries, or (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by reason of assumption, or by operation of Law.
(e)   Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).
(f)   Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(g)   No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.
(h)   There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes described in clause (b) of the definition of Permitted Encumbrances.
(i)   No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Taxing Authority within the three (3)-year period immediately preceding the date of this Agreement with respect to the Company or any of its Subsidiaries.

(j)   Neither the Company nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) or 951A(a) of the Code.
(k)   The Company is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation.
Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.12 and in Section 4.10 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.
Section 4.13   Litigation.   Except (a) as set forth on Schedule 4.13 of the Company Disclosure Letter and (b) for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Oil and Gas Properties or (ii) judgment, decree, injunction, ruling, order, or writ of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, no officer or director of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company.
Section 4.14   Intellectual Property.
(a)   The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no third party is infringing on the Company Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the knowledge of the Company, are free from any malicious code.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries, and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.
Section 4.15   Real Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is in full force and effect and is valid and enforceable against the Company or such Subsidiary and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.
Section 4.16   Rights-of-Way.   Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.17   Oil and Gas Matters.
(a)   Except as would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2019 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles the Company (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which the Company and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; in each case, to the extent occurring after the date of the Company Reserve Report), (2) obligates the Company (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)   Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided (or modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects. To the Company’s knowledge, any assumptions or estimates provided by the Company Subsidiaries to the Company Reserve Engineer in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law) and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries. To the Company’s knowledge, Schedule 4.17(c) of the Company Disclosure Letter sets forth all the material Oil and Gas Leases where the primary term thereof is scheduled to expire by the express terms of such Oil and Gas Lease (in whole or in part) at any time in the twelve (12)-month period immediately following the date of this Agreement.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries that were drilled and completed by the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Company or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment) of such Wells and such other wells that were drilled and completed (and plugged and abandoned) by the Company or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Oil and Gas Properties operated by the Company or its Subsidiaries (and, to the knowledge of the Company, all Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and operated by a third party) have been operated as a reasonably prudent operator in accordance with its past practices.
(g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, consent or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions.
(h)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole and is not reflected in the Company Reserve Reports.
(i)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company as of the date of this Agreement, Schedule 4.17(i) of the Company Disclosure Letter lists, as of December 31, 2019, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Oil and Gas Properties of the Company and its Subsidiaries.
(j)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to Oil and Gas Properties operated by the Company and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).
(k)   As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on the Company or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties that the Company reasonably anticipates will individually require expenditures after the Effective Time of greater than $1,000,000.
Section 4.18   Environmental Matters.
(a)   Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   the Company and its Subsidiaries and their respective operations and assets are, and since the Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and for the past four (4) years has included, obtaining, maintaining and complying with all

Company Permits required under Environmental Law for their respective operations and occupancy of any real property;
(ii)   the Company and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws; and
(iii)   there have been no Releases of Hazardous Materials at any property currently owned or operated by the Company or any of its Subsidiaries, which Releases have resulted in liability to the Company or its Subsidiaries under Environmental Law, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws with respect to any Release of any Hazardous Materials at or from any property currently owned or operated by the Company, by or in connection with the Company’s operations, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling.
(b)   The Company has made available to Parent all environmental investigations, studies, audits, or other analyses conducted during the past four (4) years by or on behalf of the Company that are in the possession or reasonable control of the Company or its Subsidiaries addressing material or potentially material environmental liabilities with respect to any of their operations or any property owned, operated or otherwise used by any of them.
Section 4.19   Material Contracts.
(a)   Schedule 4.19 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:
(i)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
(ii)   each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $100,000 or aggregate payments in excess of $1,000,000;
(iii)   each Contract (A) for Indebtedness or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) or (B) that creates a capitalized lease obligation, except, in the cases of clauses (A) and (B) with an aggregate principal amount not in excess of $200,000, and other than agreements solely between or among the Company and its Subsidiaries;
(iv)   each Contract to which the Company or any Subsidiary of the Company is a party that (A) restricts the ability of the Company or any Subsidiary of the Company to compete in any business or with any Person in any geographical area, (B) requires the Company or any Subsidiary of the Company to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to the Company and its Subsidiaries;
(v)   any Contract providing for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than sixty (60) days and does not allow the Company or such Subsidiary to terminate it without penalty on sixty (60) days’ notice or less, (B) contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time or (C) contains acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead that, in each case, cover, guaranty, dedicate or commit (I) more than 1,000 net acres or (II) volumes in excess of 10,000 MMcf of gas or 2,000 boe of liquid Hydrocarbons on a monthly basis (calculated on a yearly average basis);
(vi)   any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $100,000;
(vii)   each Contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $100,000 in any calendar year or aggregate payments in excess of $1,000,000 over the life of the Contract that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days, other than Contracts related to drilling rigs;
(viii)   each Contract that could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries);
(ix)   each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries (including any Oil and Gas Properties), taken as a whole, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;
(x)   each ISDA Master Agreement for any Derivative Transaction;
(xi)   each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of the Company; and
(xii)   each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract requiring the Company or any of its Subsidiaries to make expenditures from and after January 1, 2020 that either (A) would reasonably be expected to be in excess of $1,000,000 in the aggregate, (B) is material to the operation of the Company and its Subsidiaries, taken as a whole, or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Company or any of its Subsidiaries, to participate in any future transactions with respect to any assets or properties of the Company and its Subsidiaries, in each case, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases.
(b)   Collectively, the Contracts that are required to be set forth in Section 4.19(a) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20   Insurance.   Set forth on Schedule 4.20 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
Section 4.21   Derivative Transactions and Hedging.
(a)   Schedule 4.21 of the Company Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company or any of its Subsidiaries) entered into by the Company or any of its Subsidiaries or for the account of any of their respective customers as of the date hereof pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries. The Company and its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.
(b)   The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein.
Section 4.22   Opinion of Financial Advisor.   The Company Board has received the opinion of Tudor Pickering Holt & Co Advisors LP (“Company FA”) addressed to the Company Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Company FA as set forth therein, the Existing Company Stockholder Equity Recovery pursuant to this Agreement, in the aggregate, is fair from a financial point of view to the holders of Company Common Stock.
Section 4.23   Brokers.   Except for the fees and expenses payable to Company FA, no broker, investment banker, advisor, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
Section 4.24   Related Party Transactions.   Schedule 4.24 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of the Company) is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company or any of its Subsidiaries (each of the foregoing, a “Company Related Party Transaction”).
Section 4.25   Regulatory Matters.
(a)   The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.
(b)   Neither the Company nor any Company Subsidiary owns, holds, or operates any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid or other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (i) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978, or the Interstate Commerce Act, in each case as amended, or (ii) rate regulation or comprehensive nondiscriminatory access regulation by any other federal agency or under the Laws of any state or other local jurisdiction.
Section 4.26   Takeover Laws.   Assuming the accuracy of the representations and warranties set forth in Section 5.25, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law (including Section 203 of the DGCL) or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement, the Transaction Support Agreement or the Transactions.
Section 4.27   Tax Treatment.   After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.28   No Additional Representations.
(a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.28 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Company in this Article IV.
(b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V or in the Transaction Support Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement or the Transaction Support Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions) and that the Company has not relied on any such other representation or warranty not set forth in this Agreement or the Transaction Support Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since January 1, 2019 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 5.1   Organization, Standing and Power.   Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore made available to the Company complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Parent, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.
Section 5.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 225,000,000 shares of Parent Common Stock and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the Measurement Date: (A) 20,834,427 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding; (B) the shares of Parent Common Stock issued and outstanding include 556,927 shares of Parent Common Stock underlying the Parent RSUs, 236,679 shares of Parent Common Stock underlying the Parent PSUs at target performance levels and 72,368 shares of Parent Common Stock underlying options granted pursuant to the Parent’s long-term incentive plan, as amended from time to time (the “Parent Equity Plan”); (C) 2,475,430 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plan; and (D) 42,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of Parent Rights.
(b)   All outstanding shares of Parent Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common

Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Capital Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts (including the Parent Equity Plan). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable Contracts. As of the close of business on the Measurement Date, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, and except for changes since the Measurement Date resulting from the entry by Parent into the Tax Plan or the exercise of stock options outstanding at such date (and the issuance of shares of Parent Common Stock thereunder, which were reserved for issuance as set forth in Section 5.2(a)), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (1) no shares of Parent Capital Stock, Voting Debt or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock, Voting Debt or other voting securities of Parent, and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any (x) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2(b)(y) of the Parent Disclosure Letter. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.
(c)   Except as set forth in Schedule 5.2(c) of the Parent Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, all such shares or equity ownership interests are set forth in Schedule 5.2(c) of the Parent Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
Section 5.3   Authority; No Violations; Consents and Approvals.
(a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub), which shall occur immediately after the execution and delivery of this Agreement, and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and the holders of Parent Capital Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Merger Sub Board, at a meeting duly called and held, has by unanimous vote (A) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (B) approved and declared advisable this Agreement and the Transactions, including the Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance.
(b)   The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of either Parent (assuming that the Parent Stockholder Approval is obtained), any of its Subsidiaries, or Merger Sub, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) pursuant to Section 2.2; (b) the filing of a premerger notification report by Parent under the HSR Act or any other applicable Antitrust Laws, and the expiration or termination of the applicable waiting period with respect thereto or the Consent required pursuant to other applicable Antitrust Laws; (c) the filing with the SEC of (i) the Registration Statements, if any, and Joint Proxy Statement relating to (x) the meeting of the stockholders of the Company to be held for purposes of obtaining the Company Stockholder Approval at the Company Stockholders Meeting and (y) the meeting of the stockholders of Parent to be held for the purposes of obtaining the Parent Stockholder Approval at the Parent Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (d) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (e) filings with the NYSE; (f) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (g) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.5   SEC Documents; Financial Statements.
(a)   Since the Applicable Date, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.
(c)   Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by Parent or its Subsidiaries, (ii) is not, and since January 1, 2020 there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (iii) is not, and since January 1, 2020 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.
Section 5.6   Absence of Certain Changes or Events.
(a)   Since December 31, 2019, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
(b)   From December 31, 2019 through the date of this Agreement:
(i)   Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii)   there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Oil and Gas Properties of Parent and its Subsidiaries, whether or not covered by insurance; and
(iii)   neither Parent nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.2(b)(i), (v), (vi), (vii), (viii), (xiv), (xvi) or (xxi) (solely as it relates to the foregoing Section 6.2(b)(i), (v), (vi), (vii), (viii), (xiv), (xvi) or (xxi)).
Section 5.7   No Undisclosed Material Liabilities.   There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of December 31, 2019 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2019; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (d) liabilities incurred in connection with the Transactions; (e) liabilities incurred as permitted under Section 6.2(b)(x); and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.8   Information Supplied.
(a)   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) any Registration Statement shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Exchange Prospectus or the Joint Proxy Statement, will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement, the Exchange Prospectus and the Registration Statements will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.
Section 5.9   Parent Permits; Compliance with Applicable Law.
(a)   Parent and its Subsidiaries hold and at all times since the Applicable Date held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.10   Compensation; Benefits.
(a)   Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Parent Benefit Plans.
(b)   True, correct and complete copies (or a description if such plan is not written) of each of the material Parent Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Parent Benefit Plan required to file a Form 5500, the most recently prepared actuarial reports and financial statements, and all material correspondence to or from any Governmental Entity received in the past three (3) years addressing any matter involving actual or potential material liability relating to a Parent Benefit Plan.
(c)   Each Parent Benefit Plan has been established, funded, administered and maintained in compliance in all material respects with all applicable Laws, including ERISA and the Code.
(d)   Except as set forth on Schedule 5.10(d) of the Company Disclosure Letter, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Benefit Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Parent Benefit Plans.
(e)   All material contributions required to be made by Parent or any of its Subsidiaries to the Parent Benefit Plans pursuant to their terms or applicable Law have been timely made or accrued or otherwise been adequately reserved to the extent required by, and in accordance with, GAAP.
(f)   Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Parent Benefit Plan. With respect to any Parent Benefit Plan or an Employee Benefit Plan sponsored, maintained or contributed to by a member of the Parent’s Aggregated Group, none of Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other Person or member of the Parent’s Aggregated Group, has engaged in a transaction in connection with which Parent, its Subsidiaries or a member of the Parent’s Aggregated Group reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. Parent and its Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(g)   None of Parent, any of its Subsidiaries or any member of their respective Aggregated Groups sponsors, maintains, contributes to or has an obligation to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to, and no Parent Benefit Plan is, a plan that is or was subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.
(h)   Except as set forth on Schedule 5.10(h) of the Parent Disclosure Letter, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law, no Parent Benefit Plan provides retiree or post-employment or post-service medical, disability, life insurance or other welfare benefits to any Person.
(i)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any employee of Parent or any Subsidiary thereof or other current or former director, officer, employee or independent contractor under any Parent Benefit Plan, (ii) directly or indirectly cause Parent to transfer or set aside any material amount of assets to fund any material benefits under any Parent Benefit Plan, (iii) limit or restrict the right to materially amend, terminate or transfer the assets of any Parent Benefit Plan on or following the Effective Time, or (iv) result in any payment from Parent or any of its Subsidiaries (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations § 1.280G-1) of the Company or any of its Subsidiaries that would, individually or in combination with any other such payment from Parent or any of its Subsidiaries, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(j)   Neither Parent nor any Subsidiary of Parent has any obligation to provide, and no Parent Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(k)   Each Parent Benefit Plan or any other agreement, arrangement, or plan of Parent or any of its Subsidiaries that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(l)   No Parent Benefit Plan is maintained outside the jurisdiction of the United States.
Section 5.11   Labor Matters.
(a)   Neither Parent nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement or other agreement with, and no employee of Parent or any of its Subsidiaries is represented by, any labor union, works council, or other labor organization. There is no pending or, to the knowledge of Parent, threatened union representation petition involving employees of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has knowledge of any activity of any labor organization (or Representative thereof) or employee group (or Representative thereof) to organize any employees since the Applicable Date.
(b)   There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or any other agreement with any labor union, works council, or other labor organization or any other labor-related Proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened.
(c)   There is, and since the Applicable Date has been, no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries.
(d)   Parent and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages and hours, worker classification, employment discrimination, non-retaliation, sexual harassment or discrimination, workers’ compensation, immigration, recordkeeping, family and medical leave and occupational safety and health requirements, and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Applicable Date, neither Parent nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12   Taxes.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a)   All Tax Returns required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing) and all such filed Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid. All withholding Tax requirements imposed on or with respect to payments by Parent or any of its Subsidiaries to employees, creditors, equityholders or other Persons have been satisfied, and Parent and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.
(b)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Parent or any of its Subsidiaries (other than any extension or waiver entered into in the ordinary course of business).
(c)   There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP. There are no Proceedings pending or threatened in writing regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.
(d)   Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity Contract or arrangement (excluding (i) any Contract or arrangement solely between or among Parent and/or any of its Subsidiaries, or (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax). Neither Parent nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is Parent) or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by reason of assumption, or by operation of Law.
(e)   Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).
(f)   Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(g)   No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.
(h)   There are no Encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes described in clause (b) of the definition of Permitted Encumbrances.
(i)   No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Taxing Authority within the three (3)-year period immediately preceding the date of this Agreement with respect to Parent or any of its Subsidiaries.
(j)   Neither Parent nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) or 951A(a) of the Code.

(k)   Each of Parent and Merger Sub is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation.
Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 5.12 and in Section 5.10 are the sole and exclusive representations and warranties of Parent and its Subsidiaries with respect to Taxes.
Section 5.13   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, or writ of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries. To the knowledge of Parent, as of the date hereof, no officer or director of Parent is a defendant in any Proceeding in connection with his or her status as an officer or director of Parent.
Section 5.14   Intellectual Property.
(a)   Parent and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   To the knowledge of Parent, the use of Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no third party is infringing on the Parent Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   Parent and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets owned, used, or held for use by Parent or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Parent and its Subsidiaries, (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the knowledge of Parent, are free from any malicious code.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) Parent and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Parent or its Subsidiaries; and (ii) to the knowledge of Parent, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Parent or its Subsidiaries
Section 5.15   Real Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of Parent’s Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted

Encumbrances, (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) is in full force and effect and is valid and enforceable against Parent or such Subsidiary and, to the knowledge of Parent, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain Proceedings that affect any of Parent’s Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.
Section 5.16   Rights-of-Way.   Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.17   Oil and Gas Matters.
(a)   Except as would not reasonably be expected to have a Parent Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Parent Independent Petroleum Engineers”) relating to Parent interests referred to therein as of December 31, 2019 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.2(b)(v)), Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles Parent (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties, (other than decreases in connection with operations in which the Parent and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries); in each case, to the extent occurring after the date of the Parent Reserve Report (2) obligates Parent (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)   Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineers relating to Parent interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided (or modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects. To the Company’s knowledge, any assumptions or estimates provided by the Company Subsidiaries to the Company Reserve Engineer in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by Parent or its Subsidiaries in accordance with applicable Law) and (iii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries. To the Parent’s knowledge, Schedule 5.17(c) of the Parent Disclosure Letter sets forth all the material Oil and Gas Leases where the primary term thereof is scheduled to expire by the express terms of such Oil and Gas Lease at any time in the twelve (12)-month period immediately following the date of this Agreement.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.
(e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries that were drilled and completed by Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by Parent or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment) of such Wells and such other wells that were drilled and completed (and plugged and abandoned) by Parent or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Oil and Gas Properties operated by Parent or its Subsidiaries (and, to the knowledge of Parent, all Oil and Gas Properties owned or held by Parent or any of its Subsidiaries and operated by a third party) have been operated as a reasonably prudent operator in accordance with its past practices.
(g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, consent or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions.
(h)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has elected to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to Parent and its Subsidiaries, taken as a whole and is not reflected in the Parent Reserve Reports.
(i)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and to the knowledge of Parent as of the date of this Agreement, Schedule 5.17(i) of the Parent Disclosure Letter lists, as of December 31, 2019, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Oil and Gas Properties of Parent and its Subsidiaries.
(j)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to Oil and Gas Properties operated by Parent and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).
(k)   As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on Parent or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties that Parent reasonably anticipates will individually require expenditures after the Effective Time of greater than $1,000,000.
Section 5.18   Environmental Matters.
Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a)   Parent and its Subsidiaries and their respective operations and assets are, and since the Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and for the past four (4) years has included, obtaining, maintaining and complying with all Parent Permits required under Environmental Law for their respective operations and occupancy of any real property;
(b)   Parent and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to Parent’s knowledge, threatened Proceedings under Environmental Laws; and
(c)   there have been no Releases of Hazardous Materials at any property currently owned or operated by Parent or any of its Subsidiaries, which Releases have resulted in liability to Parent or its Subsidiaries under Environmental Law, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws with respect to any Release of any Hazardous Materials at or from any property currently owned or operated by Parent, by or in connection with Parent’s operations, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling.

(d)   Parent has made available to the Company all environmental investigations, studies, audits, or other analyses conducted during the past four (4) years by or on behalf of Parent or that are in the possession or reasonable control of Parent or its Subsidiaries addressing material or potentially material environmental liabilities with respect to any of their operations or any property owned, operated or otherwise used by any of them.
Section 5.19   Material Contracts.
(a)   Schedule 5.19 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:
(i)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
(ii)   each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which Parent reasonably expects that Parent and its Subsidiaries will make annual payments in excess of $100,000 or aggregate payments in excess of $1,000,000;
(iii)   each Contract (A) for Indebtedness or the deferred purchase price of property by Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) or (B) that creates a capitalized lease obligation, except, in the cases of clauses (A) and (B) with an aggregate principal amount not in excess of $200,000, and other than agreements solely between or among Parent and its Subsidiaries;
(iv)   each Contract to which Parent or any Subsidiary of Parent is a party that (A) restricts the ability of Parent or any Subsidiary of Parent to compete in any business or with any Person in any geographical area, (B) requires Parent or any Subsidiary of Parent to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to Parent and its Subsidiaries;
(v)   any Contract providing for the purchase or sale by Parent or any of its Subsidiary of Hydrocarbons that (A) has a remaining term of greater than sixty (60) days and does not allow the Company or such Subsidiary to terminate it without penalty on sixty (60) days’ notice or less, (B) contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time or (C) contains acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead that, in each case, cover, guaranty, dedicate or commit (I) more than 1,000 net acres or (II) volumes in excess of 10,000 MMcf of gas or 2,000 boe of liquid Hydrocarbons on a monthly basis (calculated on a yearly average basis);
(vi)   any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Parent set forth in the Parent Reserve Report), that would reasonably be expected to result in annual payments in excess of $100,000;
(vii)   each Contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $100,000 in any calendar year or aggregate payments in excess of $1,000,000 over the life of the Contract that are not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days, other than Contracts related to drilling rigs;
(viii) each Contract that could require the disposition of any material assets or line of business of Parent or its Subsidiaries;

(ix)   each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Parent or its Subsidiaries (including any Oil and Gas Properties), taken as a whole, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;
(x)   each ISDA Master Agreement for any Derivative Transaction;
(xi)   each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of Parent; and
(xii)   each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract requiring Parent or any of its Subsidiaries to make expenditures from and after January 1, 2020 that either (A) would reasonably be expected to be in excess of $1,000,000 in the aggregate, (B) is material to the operation of Parent and its Subsidiaries, taken as a whole, or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring Parent or any of its Subsidiaries, to participate in any future transactions with respect to any assets or properties of Parent and its Subsidiaries, in each case, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases.
(b)   Collectively, the Contracts that are required to be set forth in Section 5.19(a) are herein referred to as the “Parent Contracts.” A complete and correct copy of each of the Parent Contracts has been made available to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no disputes pending or, to the knowledge of Parent, threatened with respect to any Parent Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.20   Insurance.   Set forth on Schedule 5.20 of the Parent Disclosure Letter is a true, correct and complete list of all material insurance policies held by Parent or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Parent Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Material Parent Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Parent Insurance Policy has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.
Section 5.21   Derivative Transactions and Hedging.
(a)   Schedule 5.21 of the Parent Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of Parent or any of its Subsidiaries) entered into by Parent or any of its Subsidiaries or for the account of any of their respective customers as of the date hereof pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries. The Parent and its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.
(b)   The Parent SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of Parent attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.
Section 5.22   Opinion of Financial Advisor.   The Parent Board has received the opinion of Evercore Group L.L.C. (“Parent FA”) addressed to the Parent Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Parent FA as set forth therein, the Company Stakeholders’ Pro Forma Equity Percentage (as defined below) is fair, from a financial point of view, to Parent. The term “Company Stakeholders’ Pro Forma Equity Percentage” means the ratio, expressed as a percentage, of (a) the total number of shares of Parent Common Stock issued pursuant to the Merger and the Company Restructuring Transactions divided by (b) the total number of shares of Parent Common Stock issued and outstanding immediately following the consummation of the Merger and the Company Restructuring Transactions.
Section 5.23   Brokers.   Except for the fees and expenses payable to Parent FA, no broker, investment banker, advisor or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.
Section 5.24   Related Party Transactions.   Schedule 5.24 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Parent or any of its Subsidiaries whose status as a 5% holder is known to Parent as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of Parent) is a party to any actual or proposed loan, lease or other Contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Parent or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Parent or any of its Subsidiaries (each of the foregoing, a “Parent Related Party Transaction”).
Section 5.25   Business Conduct.   Merger Sub was incorporated on November 5, 2020. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
Section 5.26   Regulatory Matters.
(a)   Parent is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,”

a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.
(b)   All natural gas pipeline systems and related facilities constituting Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.
Section 5.27   Tax Treatment.   After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 5.28   No Additional Representations.
(a)   Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.28 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this Article V.
(b)   Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or in the Transaction Support Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement or the Transaction Support Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions) and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement or the Transaction Support Agreement.
ARTICLE VI
COVENANTS AND AGREEMENTS
Section 6.1   Conduct of Company Business Pending the Merger.
(a)   Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law (including any COVID-19 Measures), (iv) as expressly required by the Prepackaged Plan if the Company Chapter 11 Cases have been commenced, or (v) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, however, that no action or inaction by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).
(b)   Except (i) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly required by this Agreement (including Section 6.4), (iii) as may be required by applicable Law or any Governmental Entity, (iv) as expressly required by the Prepackaged Plan if the Company Chapter 11 Cases have been commenced, or (v) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for dividends and distributions by a wholly owned Subsidiary of the Company (or pro rata dividends and distributions payable to holders of interests in non-wholly owned Subsidiaries) to the Company or another Subsidiary of the Company, (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except as required by the terms of any capital stock or equity interest existing and disclosed to Parent as of the date hereof;
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company, and (B) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);
(iii)   amend or propose to amend the Company’s Organizational Documents or amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries (other than ministerial changes);
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than between wholly owned Subsidiaries of the Company or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than acquisitions of inventory, equipment or other similar assets in the ordinary course of business or pursuant to existing Contracts;
(v)   sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a Company Contract in effect on the date of this Agreement, sales, leases, exchanges or dispositions for which the consideration is less than $100,000 individually or $1,000,000 in the aggregate, (B) among the Company and its wholly owned

Subsidiaries or among wholly owned Subsidiaries of the Company, (C) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) the sale of Hydrocarbons in the ordinary course of business, or (E) swaps of assets or property, which may include cash consideration, of up to $175,000 in the aggregate for all such swap transactions;
(vi)   authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of the Company;
(vii)   change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material Proceeding regarding any Taxes, or surrender any right to claim a material Tax refund;
(ix)   take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure could prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(x)   except as required pursuant to an existing Company Benefit Plan, (A) grant or commit to grant any new increases in the compensation, bonus, severance, termination pay or other benefits payable or that may become payable to any of its current or former directors, officers, or employees at or above the level of vice president except as required by applicable Law or as is provided to a newly hired employee as permitted hereunder (and so long as such newly hired employee’s compensation and other terms are comparable to those of the employee that he or she is replacing), (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (C) grant or commit to grant any equity-based awards, (D) enter into any new, or amend any existing, offer letter or employment or severance or termination agreement with any director, officer or employee at or above the level of vice president, (E) pay or commit to pay any bonuses, other than the payment of annual or other short-term cash bonuses for completed performance periods, (F) establish, enter into or adopt any material Company Benefit Plan which was not in existence as of the date of this Agreement (or any arrangement that would be a Company Benefit Plan if it had been in existence as of the date of this Agreement), or amend or terminate any Company Benefit Plan, in each case, except for changes to the contractual terms of health and welfare plans made in the ordinary course of business that do not result in a material increase in cost to the Company, or (G) hire or terminate (other than for cause) any employee, except as is reasonably necessary to replace any employee;
(xi)   recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;
(xii)   (A) retire, repay, defease, repurchase or redeem all or any portion of the Company Amended Credit Facility or Company Senior Notes, (B) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (C) incur, create, assume, waive or release any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that (1) the foregoing clauses (B) and (C) shall not restrict the incurrence of Indebtedness under existing credit facilities or (2) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clause (1);

(xiii)   (A) enter into any Contract that would be a Company Contract if it were in effect on the date of this Agreement, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (including the renewal of existing Company Contracts on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, with respect to Contracts of the type described in Section 4.19(a)(viii) only, in the ordinary course of business consistent with past practice;
(xiv)   cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having a value in excess of $200,000 individually or $1,000,000 in the aggregate;
(xv)   waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceedings (excluding any Proceeding in respect of Taxes) except solely for monetary payments of no more than $200,000 individually or $1,000,000 in the aggregate, net of applicable insurance payments, recoveries or proceeds, or on a basis that would (A) prevent or materially delay consummation of the Merger or the Transactions, or (B) result in the imposition of any term or condition that would restrict the future activity or conduct of Parent or its Subsidiaries or a finding or admission of a violation of Law;
(xvi)   make or commit to make any capital expenditures, except for capital expenditures made pursuant to and in accordance with the Company’s capital expenditure budget for the period indicated as set forth in Schedule 6.1(b)(xvi) of the Company Disclosure Letter or capital expenditures to repair damage resulting from insured casualty events or capital expenditures of no more than $250,000 in the aggregate required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for the Company and its Subsidiaries (provided that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable);
(xvii)   fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Company and its Subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice;
(xviii)   make any changes with respect to material accounting policies, expect as required by changes in GAAP, COPAS standards or by applicable Law;
(xix)   unwind, cancel, defease or otherwise terminate any Derivative Transaction, including any commodity hedging arrangement or related Contract;
(xx)   take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or
(xxi)   agree to commit to take any action that is prohibited by this Section 6.1(b).
Section 6.2   Conduct of Parent Business Pending the Merger.
(a)   Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law (including any COVID-19 Measures), or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, however, that no action or inaction by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b)   Except (i) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as expressly required by this Agreement (including Section 6.3), (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except (1) for dividends and distributions by a wholly owned Subsidiary of Parent (or pro rata dividends and distributions payable to holders of interests in non-wholly owned Subsidiaries) to Parent or another Subsidiary of Parent or (2) in accordance with the Tax Plan, (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any Subsidiary of Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or in respect of any equity awards outstanding as of the date hereof or issued after the date hereof in accordance with this Agreement, in accordance with the terms of the Parent Equity Plan and applicable award agreements;
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (C) below, (B) issuances by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent, (C) grants of awards under the Parent Equity Plan in the ordinary course of business consistent with past practice, (D) issuances of Parent Common Stock in connection with transactions consummated in compliance with Section 6.2(b)(iv), and (E) pursuant to the Tax Plan;
(iii)   amend or propose to amend Parent’s Organizational Documents or amend or propose to amend the Organizational Documents of any of Parent’s Subsidiaries (other than ministerial changes);
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than between wholly owned Subsidiaries of Parent or, in the case of a Subsidiary of Parent, in connection with any acquisition permitted by clause (B), or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, in each case other than (y) in one or more of such transactions involving oil and gas properties that do not involve consideration valued in excess of $75,000,000 in the aggregate, or (z) acquisitions of inventory, equipment or other similar assets in the ordinary course of business or pursuant to existing Contracts;
(v)   sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a Parent Contract in effect on the date of this Agreement, sales, leases exchanges or dispositions for which the consideration is less than $100,000 individually or $1,000,000 in the aggregate, (B) among Parent and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent, (C) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) the sale of Hydrocarbons in the ordinary course of business, or (E) swaps of assets or property, which may include cash consideration of up to $250,000 in the aggregate for all such swap transactions;
(vi)   authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Parent;
(vii)   change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Proceeding regarding any Taxes, or surrender any right to claim a material Tax refund;
(ix)   take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure could prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(x)   (A) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (B) incur, create, assume, waive or release any Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict the incurrence of Indebtedness (1) under existing credit facilities, or (2) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clause (1);
(xi)   except as required pursuant to an existing Parent Benefit Plan or in the ordinary course of business consistent with past practice, (A) grant or commit to grant any new increases in the compensation, bonus, severance, termination pay or other benefits payable or that may become payable to any of its current or former directors, officers, or employees at or above the level of vice president except as required by applicable Law or as is provided to a newly hired employee as permitted hereunder (and so long as such newly hired employee’s compensation and other terms are comparable to those of the employee that he or she is replacing), (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Parent Benefit Plan, (C) grant or commit to grant any equity-based awards, (D) enter into any new, or amend any existing, offer letter or employment or severance or termination agreement with any director, officer or employee at or above the level of vice president, (E) pay or commit to pay any bonuses, other than the payment of annual or other short-term cash bonuses for completed performance periods, (F) establish, enter into or adopt any material Parent Benefit Plan which was not in existence as of the date of this Agreement (or any arrangement that would be a Parent Benefit Plan if it had been in existence as of the date of this Agreement), or amend or terminate any Parent Benefit Plan, in each case, except as required by Law or the terms of such Parent Benefit Plan, or (G) hire or terminate (other than for cause) any employee, except as is reasonably necessary to replace any employee.
(xii)   recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;
(xiii)   (A) enter into any Contract that would be a Parent Contract if it were in effect on the date of this Agreement, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract (including the renewal of existing Parent Contracts on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, (1) with respect to Contracts of the type described in Section 5.19(a)(ix) only, in the ordinary course of business consistent with past practice, and (2) with respect to the Tax Plan, subject to Section 6.2(b)(xix);

(xiv)   cancel, modify or waive any debts or claims held by Parent or any of its Subsidiaries or waive any rights held by Parent or any of its Subsidiaries having a value in excess of $200,000 individually or $1,000,000 in the aggregate;
(xv)   waive, release, assign, settle, or compromise or offer or propose to waive, release, assign, settle or compromise any Proceedings (excluding any Proceeding in respect of Taxes) except solely for monetary payments of no more than $200,000 individually or $1,000,000 in the aggregate, net of applicable insurance payments, recoveries or proceeds, or on a basis that would (A) prevent or materially delay consummation of the Merger or the Transactions, or (B) result in the imposition of any term or condition that would restrict the future activity or conduct of Parent or its Subsidiaries or a finding or admission of a violation of Law
(xvi)   make or commit to make any capital expenditures, except for capital expenditures made pursuant to and in accordance with Parent’s capital expenditure budget for the period indicated as set forth in Schedule 6.2(b)(xvi) of the Parent Disclosure Letter or capital expenditures to repair damage resulting from insured casualty events or capital expenditures of no more than $250,000 in the aggregate required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for Parent and its Subsidiaries (provided that Parent shall notify the Company of any such emergency expenditure as soon as reasonably practicable);
(xvii)   fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Parent and its Subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice;
(xviii)   make any changes with respect to material accounting policies, expect as required by changes in GAAP, COPAS standards or by applicable Law;
(xix)   amend, modify or waive any provision of the Tax Plan in such a manner that would, solely as a result of the consummation of the Transactions and except as expressly contemplated by Section 1(a)(vi) of the Tax Plan, (A) result in a Person (as such term is defined in the Tax Plan) being deemed to be an Acquiring Person (as such term is defined in the Tax Plan) or (B) require the Parent Rights to be exercised, exchanged or triggered, in each case, other than as expressly contemplated by this Agreement and the Tax Plan;
(xx)   take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or
(xxi)   agree or commit to take any action that is prohibited by this Section 6.2(b).
Section 6.3   No Solicitation by the Company.
(a)   From and after the date of this Agreement, the Company and its officers and directors will, will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Competing Proposal. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons. Within one (1) Business Day of the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the six (6) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Company Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons.

(b)   From and after the date of this Agreement, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:
(i)   initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;
(iii)   furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal; or
(iv)   enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii));
provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Company Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).
(c)   From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent of the receipt by the Company (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Parent promptly (and in any event within 24 hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter the Company shall (A) keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within 24 hours) apprise Parent of the status, to the extent the Company is permitted to be engaged in under this Section 6.3, of any such discussions or negotiations and (B) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Parent if the Company determines, to the extent permitted under this Section 6.3, to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.
(d)   Except as permitted by Section 6.3(e), the Company and its officers and directors and other Representatives will not, and will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:
(i)   withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;
(ii)   fail to include the Company Board Recommendation in the Joint Proxy Statement;
(iii)   approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;
(iv)   publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”); or
(v)   in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Parent Stockholders Meeting) or (B) ten (10) Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;
(vi)   if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (A) five (5) Business Days after the Company so requests in writing or (B) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after announcement or disclosure of such Company Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholders Meeting); or
(vii)   cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).
(e)   Notwithstanding anything in this Agreement to the contrary:
(i)   the Company Board or any committee thereof may after consultation with its outside legal counsel, make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c);
(ii)   prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Section 6.3(b)(ii) or Section 6.3(b)(iii) with any Person if (1) the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Company Competing Proposal did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board or any committee thereof in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from providing any information to Parent in accordance with this Section 6.3 or that otherwise prohibits the Company from complying with the provisions of this Section 6.3), (B) that any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;
(iii)   prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation if:
(A)   the Company Board or any committee thereof determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;
(B)   the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;
(C)   the Company provides Parent written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Company Board or a committee thereof intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;
(D)   after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board or a committee thereof not to effect a Company Change of Recommendation in response thereto; and
(E)   at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period; and
(iv)   prior to, but not after, the receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:
(A)   the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that a Company Intervening Event has occurred;
(B)   the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect such Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;
(C)   the Company provides Parent written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Company Board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;
(D)   after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and
(E)   at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.
(f)   During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board or a committee thereof determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such

“standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board or a committee thereof and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two (2) Business Days prior to taking such action. The Company represents and warrants to Parent that it has not taken any action that (i) would be prohibited by this Section 6.3(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, would have been prohibited by this Section 6.3(f) during the thirty (30) days prior to the date of this Agreement.
(g)   Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by or at the direction of a director or officer of the Company or any of its Subsidiaries in violation of this Section 6.3 shall be deemed to be a breach of this Section 6.3 by the Company.
Section 6.4   No Solicitation by Parent.
(a)   From and after the date of this Agreement, Parent and its officers and directors will, will cause Parent’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Competing Proposal. Within one (1) Business Day of the date of this Agreement Parent shall deliver a written notice to each Person that has received non-public information regarding Parent within the six (6) months prior to the date of this Agreement pursuant to a confidentiality agreement with Parent for purposes of evaluating any transaction that could be a Parent Competing Proposal and for whom no similar notices has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning Parent and any of its Subsidiaries heretofore furnished to such Person. Parent will immediately terminate any physical and electronic data access related to any such potential Parent Competing Proposal previously granted to such Persons.
(b)   From and after the date of this Agreement, Parent and its officers and directors will not, and will cause Parent’s Subsidiaries and their respective officers and directors and other Representatives not to, directly or indirectly:
(i)   initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Parent Competing Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;
(iii)   furnish any information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to any Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;
(iv)   enter into any letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii));
provided, that notwithstanding anything to the contrary in this Agreement, Parent or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Parent Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this

Section 6.4 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).
(c)   From and after the date of this Agreement, Parent shall promptly (and in any event within 24 hours) notify the Company of the receipt by Parent (directly or indirectly) of any Parent Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (including the identity of such Person), and Parent shall provide to the Company promptly (and in any event within 24 hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Parent shall (A) keep the Company reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within 24 hours) apprise the Company of the status, to the extent Parent is permitted to be engaged in under this Section 6.4, of any such discussions or negotiations and (B) provide to the Company as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to Parent or its Representatives from any Person. Without limiting the foregoing, Parent shall notify the Company if Parent determines, to the extent permitted under this Section 6.4, to begin providing information or to engage in discussions or negotiations concerning a Parent Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.
(d)   Except as permitted by Section 6.4(e), Parent and its officers and directors and other Representatives will not, will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly:
(i)   withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;
(ii)   fail to include the Parent Board Recommendation in the Joint Proxy Statement;
(iii)   publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)) relating to a Parent Competing Proposal (a “Parent Alternative Acquisition Agreement”);
(iv)   in the case of a Parent Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Parent Common Stock (other than by the Company or an Affiliate of the Company), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Parent Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Parent Stockholders Meeting) or (B) ten (10) Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;
(v)   if a Parent Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Parent Board Recommendation on or prior to the earlier of (A) five (5) Business Days after the Company so requests in writing or (B) three (3) Business Days prior to the date of the Parent Stockholders Meeting (or promptly after announcement or disclosure of such Parent Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Parent Stockholders Meeting); or
(vi)   cause or permit Parent to enter into a Parent Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Parent Change of Recommendation”).
(e)   Notwithstanding anything in this Agreement to the contrary:
(i)   the Parent Board or any committee thereof may after consultation with its outside legal counsel, make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Change of Recommendation and the Company shall have the right to terminate this Agreement as set forth in Section 8.1(d);
(ii)   prior to, but not after, the receipt of the Parent Stockholder Approval, Parent and its Representatives may engage in the activities prohibited by Sections 6.4(b)(ii) or 6.4(b)(iii) with any Person if (1) Parent receives a bona fide written Parent Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Parent Competing Proposal did not arise from a breach of the obligations set forth in this Section 6.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board or any committee thereof in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from providing any information to the Company in accordance with this Section 6.4 or that otherwise prohibits Parent from complying with the provisions of this Section 6.4), (B) that any such non-public information has previously been made available to, or is made available to, the Company prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that such Parent Competing Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and (D) prior to taking any such actions, the Parent Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;
(iii)   prior to, but not after, the receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, the Parent Board may effect a Parent Change of Recommendation if:
(A)   the Parent Board or any committee thereof determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal;
(B)   the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;

(C)   Parent provides the Company written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Parent Board or a committee thereof intends to consider whether to take such action and include a copy of the available proposed Parent Competing Proposal and any applicable transaction and financing documents;
(D)   after giving such notice and prior to effecting such Parent Change of Recommendation or termination, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board or a committee thereof not to effect a Parent Change of Recommendation in response thereto; and
(E)   at the end of the five (5) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith after consultation with Parent’s financial advisors and outside legal counsel, that the Parent Competing Proposal remains a Parent Superior Proposal and that the failure to effect a Parent Change of Recommendation in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law; provided, that in the event of any material amendment or material modification to any Parent Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Parent Superior Proposal shall be deemed material), Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period; and
(iv)   prior to, but not after, the receipt of the Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Parent, Parent may, if the Parent Board so chooses, effect a Parent Change of Recommendation; provided, however, that such a Parent Change of Recommendation may not be made unless and until:
(A)   the Parent Board or any committee thereof determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that a Parent Intervening Event has occurred;
(B)   the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;
(C)   Parent provides the Company written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Parent Board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Parent Intervening Event;
(D)   after giving such notice and prior to effecting such Parent Change of Recommendation or termination, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board or a committee thereof not to effect a Parent Change of Recommendation in response thereto; and
(E)   at the end of the five (5) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith after consultation with Parent’s financial advisors and outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law; provided, that in the event of any material changes regarding any Parent Intervening Event, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.
(f)   During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, Parent shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time the Parent Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Parent Board or a committee thereof determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law, Parent may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Parent Competing Proposal, on a confidential basis, to the Parent Board or a committee thereof and communicate such waiver to the applicable third party; provided, however, that Parent shall advise the Company at least two (2) Business Days prior to taking such action. Parent represents and warrants to the Company that it has not taken any action that (i) would be prohibited by this Section 6.4(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law, would have been prohibited by this Section 6.4(f) during the thirty (30) days prior to the date of this Agreement.
(g)   Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by or at the direction of a director or officer of Parent or any of its Subsidiaries in violation of this Section 6.4 shall be deemed to be a breach of this Section 6.4 by Parent.
Section 6.5   Preparation of Joint Proxy Statement, Exchange Prospectus, Registration Statements and Prepackaged Plan.
(a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of its capital stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement, the Exchange Prospectus, the Prepackaged Plan and any amendments or supplements thereto. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statements, the Joint Proxy Statement, the Exchange Prospectus and any amendments or supplements thereto.
(b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be filed with the SEC as promptly as practicable following the execution of this Agreement, (i) a mutually acceptable (A) Joint Proxy Statement relating to matters submitted to the holders of Company Common Stock at the Company Stockholders Meeting and matters submitted to holders of Parent Capital Stock at the Parent Stockholders Meeting and (B) Exchange Prospectus (of which the Prepackaged Plan will be a part) and (ii) (A) the Merger Registration Statement (of which the Joint Proxy Statement will be a part) and (B) the Exchange Registration Statement (of which the Exchange Prospectus will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statements, the Joint Proxy Statement and the Exchange Prospectus to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Merger Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and on the same day as the Exchange Registration Statement. Parent and the Company shall use reasonable best efforts to keep the Registration Statements effective as long as is necessary to consummate the Exchange Offer and the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or Exchange Prospectus or the Registration Statements or comments thereon and responses thereto or any request by the SEC for additional information and Parent and the Company shall jointly prepare any response to such comments or requests, and each of Parent and the Company agrees to permit the other (in each case, to the extent practicable), and their respective counsels, to participate in all meetings and conferences with the SEC. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, prior to filing the Registration Statements (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement or Exchange Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the other and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.
(c)   Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statements have become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of (i) the Parent Common Stock issuable in the Exchange Offer or (ii) the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statements, the Exchange Prospectus or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the stockholders of Parent.
Section 6.6   Stockholders Meeting.
(a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Merger Registration Statement is declared effective by the SEC. Except as permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company approve and adopt this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and the Transactions, and the Joint Proxy Statement shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. The Company shall promptly provide Parent with all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder. Without the prior written consent of Parent or as required by applicable Law, the Company shall not call any meeting of the stockholders of the Company other than the Company Stockholders Meeting.
(b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC. Except as permitted by Section 6.4(e), the Parent Board shall recommend that the stockholders of Parent approve the Parent Stock Issuance and the Parent Board shall solicit from stockholders of Parent proxies in favor of the Parent Stock Issuance, and the Joint Proxy Statement shall include the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Parent’s stockholders or any other Person to prevent the Parent Stockholder Approval from being obtained. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.
(c)   The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, on the same day and within two (2) Business Days after the Exchange Offer Expiration Date and at approximately the same time.
(d)   Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, each of the Company and Parent agrees that its obligations to call, give notice of, convene and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Competing Proposal or Parent Competing Proposal or other proposal (including, with respect to the Company, a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company shall not be required to convene the Company Stockholders Meeting after (x) the Company Chapter 11 Cases have commenced or (y) the Company stipulates to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.24(a)(v).
(e)   Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.
Section 6.7   Access to Information.
(a)   Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Exchange Prospectus, the Joint Proxy Statement, any Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent and its Representatives such information concerning its and its Subsidiaries’ business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i)   No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing Contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required Consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);
(ii)   No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other personnel information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;
(iii)   Each Party shall not be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a “Phase II”) of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of the other Party (which may be granted or withheld in such other Party’s sole discretion); and
(iv)   No investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub herein and no Party shall, and each Party shall cause their respective Representatives to not, use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.
(b)   The Confidentiality Agreement dated as of June 15, 2020 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any Party or its Representative pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.
Section 6.8   HSR and Other Approvals.
(a)   Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, including under any applicable Laws, to consummate and make effective the Transactions, including (i) the prompt preparation and filing of all forms, notifications, declarations, registrations, notices and other submissions required to be filed with any Governmental Entity prior to the consummation of the Transactions, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any Consent, clearance, authorization, order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required or requested under the HSR Act or any other Antitrust Laws) required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with or that are necessary to consummate the Transactions, (iv) taking reasonable actions to defend any Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company, Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, Consent or waiver to effectuate the Transactions. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Transactions, the Parties shall cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Additionally, Parent and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Transactions and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, clearance, authorization, order or approval from any Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Parties shall use reasonable best efforts to effect such transfers.
(b)   Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required Consents, clearances, authorizations, orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.8. In that regard, each Party shall promptly consult with the other Party to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of), all filings, notices or other submissions made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any material communication from any Governmental Entity regarding the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication with any such Governmental Entity. If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in substantial compliance with such request. Neither Parent nor the Company shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Transactions, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings, notices or other submissions of information or documents to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 6.8 may be redacted (i) to remove references concerning the valuation of the Company, Parent, the Transaction or other confidential or competitively sensitive information, (ii) as necessary to comply with contractual requirements and (iii) as necessary to address reasonable privilege waiver risks.
(c)   The Company and Parent shall file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, the notification and report forms required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process; provided, however, the final determination as to the appropriate course of action shall be made by Parent.

Section 6.9   Employee Matters.
(a)   Between the date hereof and the Effective Time, the Company shall (and the Company shall cause its Subsidiaries to) make available to Parent the employees of the Company and its Subsidiaries so that Parent may interview such employees and evaluate their roles and responsibilities with the Company and its Subsidiaries, including with respect to potential promotions, transfers, or job eliminations following the Closing.
(b)   The Parties agree that for a period of 12 months following the Closing Date, each employee who is employed as of the Closing Date by the Company or a Subsidiary thereof (each, a “Company Employee”) shall be provided with annual base salary or base wage rate, and employee benefits that are, in the aggregate, substantially comparable to those in effect for similarly situated employees of Parent and its Subsidiaries. In addition, a Company Employee whose employment is involuntarily terminated other than for cause within the period of 12 months following the Closing Date (or such longer change in control coverage period as required under the applicable Company Benefit Plan) shall be provided with severance benefits (subject to satisfying any applicable release requirements) that are no less favorable than those in effect for such Company Employee immediately prior to the Closing Date; provided, however, that the covenants within this Section 6.9(b) shall not apply to the Company Employees listed on Schedule 6.9(b) of the Company Disclosure Letter, which shall consist of the individuals that are a party to those certain Retention and Sale Payment retention agreements executed with the Company prior to the Closing Date (the “Excluded Employees”) which Excluded Employees will, on and after the Closing Date, only be entitled to receive the severance benefits set forth in and subject to the terms and conditions of the Retention and Sale Payment retention agreements provided to Parent.
(c)   Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to assume and honor their respective obligations under all employment, severance, change in control, retention and other agreements, if any, between the Company (or a Subsidiary thereof) and a Company Employee, including, but not limited to, those Company Benefit Plans set forth on Schedule 6.9(c) of the Company Disclosure Letter, it being understood that the foregoing shall not be construed to limit any amendments otherwise permitted by the terms of the applicable agreements.
(d)   From and after the Effective Time, as applicable, the Parties shall, or shall cause the Surviving Corporation and its Subsidiaries, to take commercially reasonable efforts to credit the Company Employees for purposes of vesting, eligibility, severance and benefit accrual under the Parent Benefit Plans and the Company Benefit Plans, as applicable, (other than (i) for any purposes with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical benefits or disability benefits or to the extent it would result in a duplication of benefits or compensation for the same period of service, or (ii) with respect to the Excluded Employees, any severance benefits or rights) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, as applicable, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Benefit Plan in effect immediately prior to the Closing Date, to the extent that such credit does not result in duplicate benefits.
(e)   The Parties shall, or shall cause the Surviving Corporation and its Subsidiaries, to take commercially reasonable efforts to (i) waive any limitation on health coverage of any Company Employees or any of their covered, eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable Parent Benefit Plan to the extent such Company Employee or covered, eligible dependents are covered under an analogous Company Benefit Plan, as applicable, immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Parent Benefit Plan and (ii) give each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider and only to the extent such deductibles or limits for medical expenses were satisfied or did not apply under the analogous Company Benefit Plan in effect immediately prior to the Closing Date.

(f)   Prior to the Closing Date, (i) if requested by Parent in writing at least three (3) days before the Closing, the Company shall cause the Company and its Subsidiaries to take all necessary and appropriate actions to cause (A) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) to be terminated and (B) all participants to cease participating under the Company 401(k) Plan, in each case, effective no later than the Business Day preceding the Closing Date; provided, however, that such actions may be contingent upon Closing and (ii) no sooner than the date thirty (30) days prior to the Closing Date (or such earlier date approved by the Bankruptcy Court, if applicable), the Company shall take and shall cause its Subsidiaries to take all necessary and appropriate actions to terminate the Executive Nonqualified Excess Plan (the “Excess Plan”) and distribute to each participant in the Excess Plan, such participant’s account balance under the Excess Plan in accordance with Section 409A of the Code (including Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) or (B), as applicable). The Company shall provide Parent with an advance copy of all documentation necessary to effect this Section 6.9(f) and a reasonable opportunity to comment thereon prior to the adoption or execution thereof. In the event the Company 401(k) Plan is terminated as set forth in the preceding sentence, as soon as administratively practicable following the Effective Time, Parent shall use commercially reasonable efforts to take any and all action as may be reasonably required, including amendments to a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code designated by Parent (the “Parent 401(k) Plan”) to (A) cause the Parent 401(k) Plan to accept any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in the form of cash in an amount equal to the full account balance distributed or distributable to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan, including any outstanding loans and (B) cause each Company Employee to become a participant in the Parent 401(k) Plan as of the Closing Date (subject to any applicable eligibility requirements, but giving effect to the service crediting provisions of Section 6.9(d)).
(g)   Nothing in this Agreement shall constitute an establishment or termination of, or an amendment to, or be construed as establishing, terminating or amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company, Parent or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Section 6.9. Nothing in this Section 6.9 is intended to (i) prevent Parent, the Surviving Corporation or any of their Affiliates from terminating the employment or service of any Person, including a Company Employee, at any time and for any reason, (ii) provide any Person any right to employment or service or continued employment or service with Parent or any of its Subsidiaries (including following the Effective Time, the Surviving Corporation) or any particular term or condition of employment or service, or (iii) prevent Parent, the Surviving Corporation or any of their Affiliates from terminating, revising or amending any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries.
Section 6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)   Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by the Company immediately prior to the date of this Agreement, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the Effective Time and whether asserted or claimed prior to, but not after, the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of the Company’s regularly engaged legal counsel or other counsel satisfactory to them, in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation or the Indemnified Person within the last three (3) years.
(b)   Parent and the Surviving Corporation agree that, until the six (6) year anniversary date of the Effective Time, that neither Parent nor the Surviving Corporation shall amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors or officers existing and in effect immediately prior to the Effective Time.
(c)   Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or Contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.
(d)   Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at, prior to, or after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(e)   In the event that Parent, the Surviving Corporation or any of their Subsidiaries or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.
Section 6.11   Transaction Litigation.   In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at such Party’s cost) and shall consider in good faith, acting reasonably the other Party’s advice with respect to such Transaction Litigation; provided that the Party that is subject to such Transaction Litigation shall not offer or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.12   Public Announcements.   The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in the case of clauses (a) and (b), such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Parent Competing Proposal, as applicable, and matters related thereto or a Parent Change of Recommendation other than as set forth in Section 6.3 or Section 6.4, as applicable.
Section 6.13   Control of Business.   Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.14   Transfer Taxes.   To the extent any Transfer Taxes are imposed with respect to the Merger and are not eliminated through the application of Section 1146 of the Bankruptcy Code, if applicable, such Transfer Taxes imposed with respect to the Merger shall be borne by the Surviving Corporation. The

Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to such Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law (including under Section 1146 of the Bankruptcy Code, if applicable), of the amount of any such Transfer Taxes.
Section 6.15   Reasonable Best Efforts; Notification.
(a)   Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.
(b)   Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Sections 7.2(a) or 7.3(a) not being met, or (ii) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.
Section 6.16   Section 16 Matters.   Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
Section 6.17   Stock Exchange Listing and Deregistration.   Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least ten (10) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.
Section 6.18   Tax Matters.
(a)   Each of Parent and the Company will use (and will cause each of its Affiliates to use) reasonable best efforts to cause the Merger to qualify, and will not take (and will prevent each of its Affiliates from taking) any actions that could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent and the Company will comply (and will cause each of its Affiliates to comply) with all representations, warranties, and covenants contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, to the extent necessary to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)   Parent and the Company will cooperate in order to facilitate the issuance of the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement. In connection therewith, (i) Parent shall deliver to Kirkland & Ellis LLP and Vinson & Elkins LLP (or other applicable legal counsel) a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement (the “Parent Tax Certificate”) and (ii) the Company shall deliver to such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement (the “Company Tax Certificate”), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC). Parent and the Company shall provide such other information as reasonably requested by Kirkland & Ellis LLP and Vinson & Elkins LLP (or other applicable legal counsel) for purposes of rendering the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement.
(c)   Each of Parent and the Company will notify the other Party promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)   This Agreement is intended to constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).
Section 6.19   Takeover Laws.   None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.
Section 6.20   Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.
Section 6.21   Prepayment of Company Credit Facility.   In the event the Company has not filed the Company Chapter 11 Cases, not less than three Business Days prior to the Closing, the Company shall, and shall cause its Subsidiaries to, deliver to Parent from the administrative agent under the Company Amended Credit Facility, a copy of a payoff letter in form reasonably satisfactory to Parent, setting forth the total amounts payable pursuant to the Company Amended Credit Facility to fully satisfy all principal, interest, fees, costs, and expenses owed to each holder of Indebtedness under the Company Amended Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent under the Company Amended Credit Facility that upon payment in full of all such amounts owed to such holder, all Indebtedness under the Company Amended Credit Facility shall be discharged and satisfied in full, the Loan Documents (as defined in the Company Amended Credit Facility) shall be terminated with respect to the Company and its Subsidiaries that are borrowers or guarantors thereof (or the assets or equity of which secure such Indebtedness) and all liens on the Company and its Subsidiaries and their respective assets and equity securing the Company Amended Credit Facility shall be released and terminated, together with any applicable documents necessary to evidence the release and termination of all liens on the Company and its Subsidiaries and their respective assets and equity securing, and any guarantees by the Company and its Subsidiaries in respect of, such Company Amended Credit Facility.
Section 6.22   Senior Credit Facilities.   The Company and Parent shall use their respective reasonable best efforts to procure, through the amendment or restatement of the Parent Amended Credit Facility, through a new credit facility, or any combination of the foregoing, senior secured debt financing on terms reasonably acceptable to Parent with aggregate available commitments (drawn and undrawn, collectively) of not less than $250,000,000 in principal amount (“New Financing”) as of the Effective Time.
Section 6.23   Exchange Offer.

(a)   Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in this Section 6.23 of this Agreement, Parent shall, as promptly as practicable, commence the Exchange Offer to (i) issue to all holders of Company Senior Notes validly tendered in accordance with the terms of the Exchange Offer prior to the expiration date of the Exchange Offer and not validly withdrawn (x) an aggregate of 9,314,214 shares of Parent Common Stock and (y) the Parent Senior Notes in an aggregate principal amount equal to the Parent Senior Notes Consideration Amount ((x) and (y) collectively, the “Exchange Consideration”) in exchange for any and all of the $625 million in aggregate principal amount outstanding of Company Senior Notes and (ii) in the event the Company has not filed the Company Chapter 11 Cases, pay in cash on the Closing Date all accrued and unpaid interest thereon to, but excluding, the Closing Date. In the Exchange Offer, the number of shares of Parent Common Stock and the aggregate principal amount of Parent Senior Notes to be issued in exchange for each $1,000 principal amount of outstanding Company Senior Notes will vary depending on the aggregate principal amount of Company Senior Notes validly tendered pursuant to the Exchange Offer. Calculations of share amounts for such purpose will be rounded down with respect to each holder to the nearest whole share and no fractional shares of Parent Common Stock will be issued for the Company Senior Notes. Calculations of principal amounts for Parent Senior Notes for such purpose will be rounded down with respect to each holder to the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of Parent Common Stock will be issued or payment made in compensation for such adjustments.
(b)   The obligations of Parent under the Exchange Offer shall be subject to the satisfaction of the conditions to the consummation of the Merger set forth in Article VII of this Agreement and to the further condition that, in the case of the Exchange Offer, not less than 97.5% of the aggregate outstanding principal amount of Company Senior Notes and not less than a majority of the outstanding principal amount of each series of Company Senior Notes shall have been validly tendered in accordance with the terms of the Exchange Offer prior to the expiration date of the Exchange Offer and not validly withdrawn (such 97.5% of the outstanding principal amount of the Company Senior Notes and no less than a majority of the outstanding principal amount of each series of Company Senior Notes validly tendered and not withdrawn being herein referred to as the “Minimum Participation Condition”). Except as otherwise provided in this Agreement, no term or condition of the Exchange Offer may be amended or modified without the prior written consent of Company and Parent, which consent shall not be unreasonably withheld.
(c)   Holders of Company Senior Notes who tender into the Exchange Offer will be required, as a condition to a valid tender, to give their consent (the “Note Consents”) with respect to all Company Senior Notes tendered by them to (i) vote to accept the Prepackaged Plan, (ii) make such amendments to the definition of “Change of Control” and other related provisions in the respective indenture or supplemental indentures to which such Company Senior Notes are subject as are required to expressly exclude the Transactions from such definitions and related provisions (the “Change of Control Amendment”), such Change of Control Amendment shall be subject to a consent fee of $2.50 per $1,000 principal amount of the Company Senior Notes (the “Change of Control Amendment Consent Fee”), which shall be paid by the Company to consenting holders promptly upon satisfaction of the Minimum Participation Condition, and (iii) the following amendments to the respective indenture or supplemental indentures to which such Company Senior Notes are subject, together with such additional amendments thereto or waivers thereof as shall be determined and consented to by each of Parent and the Company to be necessary or desirable (the “Other Indenture Amendments”): amendments to eliminate (A) any covenants which may be modified or eliminated by majority vote of the Company Senior Notes, including without limitation any covenants which restrict (s) the sale of assets, (t) any change of control, (u) the incurrence of indebtedness, (v) the making of restricted payments, (w) the existence of limitations on distributions by Subsidiaries, (x) the existence of Encumbrances, (y) transactions with Affiliates or related persons or (z) the issuance and sale of stock of subsidiaries, (B) any events of default which relate to (x) with respect to a series of Company Senior Notes, the non-payment or acceleration of Indebtedness other than such series of Company Senior Notes, (y) the failure to discharge judgments for the payment of money, or (z) the bankruptcy or insolvency of Subsidiaries, and (C) any provisions which condition mergers or consolidations on compliance with any financial criteria. Such holders will also be required, as a condition to a valid tender but subject to the consummation of the Merger and payment in full of the Exchange Consideration, to waive (the “Note

Waivers”) any and all existing defaults on or with respect to the Company Senior Notes that may be modified or eliminated by majority vote of the Company Senior Notes and any and all rights to rescind their acceptance of the Exchange Offer after the Exchange Offer Expiration Date (as defined in Section 6.23(c)), such waiver of rescission rights to be subject, however, to their withdrawal rights under applicable Law, or to claim any payments relating to the Company Senior Notes tendered under applicable Law, and for any other relief, legal or equitable, based on any possible future judicial, administrative or other governmental or legal determination that the Note Consents or the adoption of the Change of Control Amendment or any of the Other Indenture Amendments are invalid or unenforceable. Notwithstanding anything to the contrary herein, the Note Waivers shall not be deemed to cover claims for violations of federal or state securities Laws relating to the Exchange Offer.
(d)   Provided the conditions to the Exchange Offer set forth in this Section 6.23 above have been satisfied or waived and Parent has fulfilled its obligation hereunder to accept for exchange Company Senior Notes validly tendered and not withdrawn and the Company has not filed the Company Chapter 11 Cases, Company Senior Notes that are not accepted in the Exchange Offer will remain outstanding as obligations of Parent or the Surviving Corporation, as the case may be, after consummation of the Merger and Parent or the Surviving Corporation, as the case may be, alone shall be obligated to comply with the terms thereof, except as may otherwise be provided in the Prepackaged Plan or the Confirmation Order if the Company Chapter 11 Cases are commenced. Such Company Senior Notes shall be modified only to the extent provided in the Change of Control Amendment, the Other Indenture Amendments and the Note Consents.
(e)   The Exchange Offer will expire at 11:59 p.m., New York City time, on the twentieth business day after such commencement, or, consistent with this Agreement and the provisions of Section 6.24, at such later time and date as Parent and the Company shall select consistent with applicable Law and regulations (the “Exchange Offer Expiration Date”).
(f)   The Parent Common Stock and Parent Senior Notes to be issued in exchange for the Company Senior Notes tendered and accepted in the Exchange Offer will be so issued only after timely receipt by the exchange agent selected by Parent (the “Notes Exchange Agent”) of: (i) certificates for all physically delivered Company Senior Notes in proper form for transfer, or timely confirmation of book-entry transfer of such Company Senior Notes for such purposes; (ii) a properly completed and duly executed letter of transmittal in the form provided on behalf of Parent or the Surviving Corporation or a duly transmitted “agent’s message” under DTC procedures, as the case may be, for such purpose; (iii) a duly executed form of Note Consent and Note Waiver or a duly transmitted “agent’s message” under DTC procedures; and (iv) in the case of any other physically delivered Company Senior Notes, any other documents required by the letter of transmittal.
(g)   For purposes of the Exchange Offer, Parent shall be deemed to have accepted for exchange the tendered Company Senior Notes when Parent gives oral or written notice to the Notes Exchange Agent of its acceptance of such notes for exchange. The Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Company Senior Notes and transmitting the Parent Common Stock and Parent Senior Notes in exchange therefor.
(h)   Parent and the Company shall jointly establish such additional procedures and requirements with respect to the conduct of the Exchange Offer and shall cause the same to be communicated to holders of the Company Senior Notes in such manner as they shall determine to be necessary or appropriate, including procedures and requirements as may be necessary to obtain confirmation of the Prepackaged Plan if the Company Chapter 11 Cases are commenced. All questions concerning the timeliness, validity, form, eligibility, and acceptance for exchange or withdrawal of any tender of the Company Senior Notes pursuant to any of the procedures described herein or any additional procedures established by the parties shall be determined jointly by the parties, whose determinations shall be final and binding. Parent reserves the absolute right to: (i) waive any defect or irregularity in any tender with respect to any particular Company Senior Note or any particular holder; or (ii) permit a defect or irregularity to be corrected within such time as it may determine. Tenders shall not be deemed to have been received or accepted until all defects and irregularities have been cured or waived within such time as Parent may determine in its sole discretion. None of Parent, the Company or the Notes Exchange

Agent or any other Person shall be under any duty to give notification of any defects or irregularities relating to tenders or incur any liability for failure to give such notification.
(i)   Parent shall accept the Company Senior Notes tendered in the Exchange Offer, and deposit the Exchange Consideration (including, in the event the Company has not filed the Company Chapter 11 Cases, cash in the amount of any accrued and unpaid interest on the Company Senior Notes from the most recent payment date to, but excluding the Closing Date) with the Note Exchange Agent at the Effective Time.
(j)   In the event the Company has not filed the Company Chapter 11 Cases, promptly upon receipt of the consents of the holders of at least a majority of the outstanding principal amount of a series of Company Senior Notes, the Company shall execute the applicable supplemental indenture providing for the Change of Control Amendment and the Other Indenture Amendments, each such supplemental indenture to become effective immediately upon the execution and delivery thereof (each, a “Supplemental Indenture Effective Date”) (x) each applicable Change of Control Amendment to be operative upon payment of the Change of Control Amendment Consent Fee and (y) the Other Indenture Amendments to become operative only as of the Effective Time.
(k)   In the event of any change in the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number of shares of Parent Common Stock to be issued pursuant to the Exchange Offer shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Parent Common Stock portion of the Exchange Consideration, subject to further adjustment in accordance with this Section 6.23(k). Nothing in this Section 6.23(k) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
Section 6.24   Bankruptcy.
(a)   Notwithstanding any other provision of this Agreement to the contrary, in the event that:
(i)   prior to or at the Initial Determination Date, the Minimum Participation Condition is satisfied, and the Company Stockholder Approval and the Parent Stockholder Approval are obtained, then the Exchange Offer shall be consummated pursuant to the terms of this Agreement, the Company Chapter 11 Cases shall not be filed and the Prepackaged Plan shall be abandoned, unless the Requisite Conditions to the Prepackaged Plan are satisfied and Parent and the Company agree that the filing of the Company Chapter 11 Cases and the confirmation of the Prepackaged Plan are in the best interests of Company and Parent, notwithstanding satisfaction of the Minimum Participation Condition;
(ii)   at the Initial Determination Date, the Minimum Participation Condition is not satisfied or the Company Stockholder Approval is not obtained, but the Requisite Conditions to the Prepackaged Plan are satisfied, then (1) the Company shall file the Company Chapter 11 Cases in the Bankruptcy Court within five (5) Business Days after the Initial Determination Date and seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Parent shall be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if the Confirmation Order is entered within forty-five (45) days of the commencement of the Company Chapter 11 Cases, or such later date as is mutually agreed to in writing by Parent and the Company, and if the other conditions to the Merger set forth in Article VII (other than Section 7.1(a)(i)(B) and Section 7.1(e)(ii), which shall have been satisfied by entry of the Confirmation Order) are satisfied after entry of the Confirmation Order but prior to the Outside Date;
(iii)   at the Initial Determination Date, the Minimum Participation Condition is not satisfied or the Company Stockholder Approval is not obtained, and the Requisite Conditions to the Prepackaged Plan are not satisfied, then the Initial Determination Date shall be extended to the earlier of (x) the date upon which the Minimum Participation Condition is satisfied, and the

Company Stockholder Approval and the Parent Stockholder Approval are obtained, (y) the date upon which the Requisite Conditions to the Prepackaged Plan are satisfied and (z) April 8, 2021. If the Minimum Participation Condition is satisfied and the Company Stockholder Approval and the Parent Stockholder Approval are obtained prior to April 8, 2021, then the provisions of Section 6.24(a)(i) of this Agreement shall apply. If the Requisite Conditions to the Prepackaged Plan are satisfied prior to April 8, 2021, then the provisions of Section 6.24(a)(ii) of this Agreement shall apply;
(iv)   at any time after the date of this Agreement, the Company Board determines that the filing of the Company Chapter 11 Cases is in the best interests of Company, then (1) the Company may file the Company Chapter 11 Cases and shall seek, to the extent not already satisfied, to satisfy the Company Conditions to the Prepackaged Plan and otherwise seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Parent shall (x) seek, to the extent not already satisfied, to satisfy the Parent Conditions to the Prepackaged Plan and (y) be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such Prepackaged Plan is confirmed by the Bankruptcy Court by the Confirmation Order (provided that such Confirmation Order shall be entered by no later than May 24, 2021, or such later date as is mutually agreed to by Parent and the Company) and if the other conditions to the Merger set forth in Article VII (other than Section 7.1(a)(i)(B) and Section 7.1(e)(ii), which shall have been satisfied by entry of the Confirmation Order) are satisfied after entry of the Confirmation Order but prior to the Outside Date;
(v)   an Involuntary Insolvency Event occurs prior to a voluntary commencement of the Company Chapter 11 Cases pursuant to Section 6.24(a)(i), (ii), (iii) or (iv), (1) (A) if the date of the Involuntary Insolvency Event (the “Involuntary Insolvency Event Date”) is prior to the Initial Determination Date, the Company shall have up to sixty (60) days after such Involuntary Insolvency Event Date to obtain from the appropriate court an order which dismisses such Involuntary Insolvency Event (including, with respect to an involuntary petition filed in any bankruptcy court, an order which holds or requires that the court abstain from adjudicating the petition pursuant to 11 U.S.C. §. 305) and which order is not subject to a stay or injunction and is not subject to an appeal and all periods for taking an appeal shall have expired (the “Dismissal Order”), so that the Exchange Offer may be completed, and this Agreement shall remain in full force and effect and Parent shall be bound by all of the terms hereof or (B) if the Involuntary Insolvency Event Date occurs after the Initial Determination Date, and as of the Involuntary Insolvency Event Date the Minimum Participation Condition has been satisfied and the Company Stockholder Approval and Parent Stockholder Approval have been obtained, then (x) the Company shall have up to sixty (60) days after such Involuntary Insolvency Event Date to obtain entry of the Dismissal Order, and (y) this Agreement shall remain in full force and effect and Parent shall consummate the Merger (outside of bankruptcy, unless the Company and Parent mutually consent to file the Company Chapter 11 Cases as contemplated by Section 6.24(a)(i)) pursuant to the terms hereof provided that such Dismissal Order has been obtained before the expiration of such 60-day period; (2) if on the Involuntary Insolvency Event Date the Minimum Participation Condition has not been satisfied or the Company Stockholder Approval has not been obtained but the Requisite Conditions to the Prepackaged Plan have otherwise been satisfied, then the Company shall stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.24(a)(ii) of this Agreement shall apply (including the provisions therein requiring Parent to be obligated to consummate the Merger pursuant to the Prepackaged Plan); and (3) if on the Involuntary Insolvency Event Date the Minimum Participation Condition has not been satisfied or Company Stockholder Approval or Parent Stockholder Approval has not been obtained and the Requisite Conditions to the Prepackaged Plan have not been obtained, then the Company may (but shall not be obligated to) stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.24(a)(iv) of this Agreement shall apply (including the provisions therein requiring Parent to be obligated for a period of time to consummate the Merger pursuant to the Prepackaged Plan).
(b)   As soon as practicable after entering into this Agreement, the Company and Parent shall jointly finalize the Prepackaged Plan (the form attached as an exhibit to the Transaction Support

Agreement being deemed acceptable to the Company and the Parent) and prepare any other Definitive Document not prepared prior to entering into this Agreement, each of which shall be in form and substance reasonably acceptable to the Company and Parent and consistent with the Description of New Take Back Notes attached to the Transaction Support Agreement. Parent and the Company shall include the Prepackaged Plan and related solicitation materials (including a ballot) in the Exchange Prospectus, the solicitation materials sent to the holders of indebtedness under the Company Amended Credit Facility, and solicitation materials sent to the holders of Company Common Stock. The Company and Parent shall cooperate to ensure that the Exchange Offer, including the disclosures to holders of Company Senior Notes made in connection therewith, and the solicitation of holders of indebtedness under the Company Amended Credit Facility and holders of Company Common Stock shall comply with the disclosure requirements of the Bankruptcy Code and applicable Law. The Prepackaged Plan, the Transaction Support Agreement, and the final forms of the other Definitive Documents contemplated by the Transaction Support Agreement may not be amended, modified or added to in a manner that materially adversely impairs the rights of Parent without the prior written consent of the Company and Parent, such consent not to be unreasonably withheld, conditioned or delayed.
(c)   In the event the Company Chapter 11 Cases are commenced, the Company shall, subject to the terms and conditions contained herein:
(i)   do all things reasonable, necessary and appropriate in furtherance of the Transactions;
(ii)   timely file a formal objection to and oppose any effort by any party to (1) dismiss the Company Chapter 11 Cases or convert the Company Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (2) appoint a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (3) defeat confirmation of the Prepackaged Plan, (4) appoint an official committee of equity interest holders, or (5) seek entry of an order that is inconsistent with this Agreement or the Prepackaged Plan in any material respect;
(iii)   negotiate in good faith the Definitive Documents and use commercially reasonable efforts to execute and deliver, effective as of the Effective Time, the Definitive Documents to which the Company will be a party;
(iv)   promptly provide to Parent drafts of all documents, motions, orders, filings or pleadings that the Company proposes to file with the Bankruptcy Court, including the Definitive Documents, and will provide Parent with reasonable opportunity prior to the filing thereof to review such filings, and the Company shall consult and cooperate with Parent with respect to all such filings;
(v)   not object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions; and
(vi)   not file any motion, objection, pleading, or other document with the Bankruptcy Court that, in whole or in part, is not consistent in all material respects with this Agreement and the Prepackaged Plan;
provided, that, nothing in this Section 6.24(c) shall prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or inconsistent with this Agreement.
(d)   In the event the Company Chapter 11 Cases are commenced, Parent shall, subject to the terms and conditions contained herein:
(i)   support confirmation of the Prepackaged Plan and all actions and pleadings undertaken by the Company in the Company Chapter 11 Cases to achieve confirmation thereof;
(ii)   do all things reasonable, necessary and appropriate in furtherance of the Transactions;
(iii)   negotiate in good faith the Definitive Documents and use commercially reasonable efforts to execute and deliver, effective as of the Effective Time, the Definitive Documents to which Parent will be a party (including the Registration Rights Agreement, which Parent shall use commercially reasonable efforts to execute and deliver, effective as of the Effective Time, regardless of whether the Company Chapter 11 Cases were commenced);
(iv)   not object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;
(v)   not propose, file, support, or vote for, as applicable, any Alternative Restructuring Proposal (as defined in the Transaction Support Agreement); and
(vi)   not file any motion, objection, pleading, or other document with the Bankruptcy Court that, in whole or in part, is not consistent in all material respects with this Agreement and the Prepackaged Plan;
provided, that, nothing in this Section 6.24(d) shall prevent Parent from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or inconsistent with this Agreement.
(e)   Company shall cause its Subsidiaries to take all actions and to execute all agreements and documents which are necessary or useful in the preparation of and commencement of the Company Chapter 11 Cases, the preparation, filing and prosecution of the Prepackaged Plan and the entry of the Confirmation Order.
(f)   Concurrent with the commencement of the Exchange Offer, the Company shall send solicitation and disclosure materials to eligible creditors in order to obtain sufficient votes to accept the Prepackaged Plan pursuant to the Bankruptcy Code prior to commencing the Company Chapter 11 Cases.
(g)   If the Company Chapter 11 Cases are commenced pursuant to Section 6.24(a)(iv) or Section 6.24(a)(v), then Parent shall not be subject to the restrictions set forth in Section 6.4 or the restrictions on the conduct of its business set forth in Section 6.2(b)(iv) or Section 6.2(b)(vi) or other restrictions set forth in Section 6.2, to the extent such restrictions would impede or prohibit Parent from entering into another merger or acquisition transaction; provided, however, that Parent may not enter into another merger or acquisition transaction that would prevent, materially impair or materially delay its ability to consummate the Transactions; provided, further, that if Parent enters into a merger or acquisition transaction following the commencement of the Company Chapter 11 Cases pursuant to Section 6.2(b)(iv) or Section 6.2(b)(vi), then the Company will comply with the Bankruptcy Code regarding the need for disclosure of such merger or acquisition transaction in the Company Chapter 11 Cases.
(h)   In the event the Company Chapter 11 Cases are commenced and this Agreement is rejected by the Company pursuant to section 365 of the Bankruptcy Code, then the Company shall, subject to applicable Law, pay to Parent the Company Termination Fee and the Company and Parent agree that (i) the Company Termination Fee represents the Parties’ reasonable estimate of Parent’s actual damages resulting from the breach of this Agreement caused by rejection hereof and that the extent of the actual damages is difficult and impracticable to ascertain and (ii) the receipt of the Company Termination Fee as liquidated damages is reasonable and does not constitute a penalty.
Section 6.25   Derivative Contracts.   The Company shall use commercially reasonable efforts to assist Parent, its Affiliates and its and their Representatives in the amendment, assignment or novation of any Derivative Transaction (including any commodity hedging arrangement or related Contract) of the Company or any of its Subsidiaries, in each case, on terms that are reasonably requested by Parent and effective at and conditioned upon the Closing.
Section 6.26   Transaction Expense Fee   The Company shall pay Parent the Transaction Expense Fee in cash by wire transfer of immediately available funds to an account designated by Parent on the date of execution of this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1   Conditions to Each Party’s Obligation to Consummate the Merger.    The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective

Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:
(a)   Stockholder Approvals.   (i) Either (A) the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company or (B) the Confirmation Order confirming the Prepackaged Plan which would otherwise enable the Transactions to occur without the Company Stockholder Approval shall have been entered and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Parent.
(b)   Regulatory Approval.   Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, and any Consents or approvals required pursuant to any other applicable Antitrust Laws shall have been obtained.
(c)   No Injunctions or Restraints.   No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions, including the Merger, and no Law shall have been adopted that makes consummation of the Transactions, including the Merger, illegal or otherwise prohibited.
(d)   Registration Statements.   The Registration Statements shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.
(e)   Exchange Offer/Prepackaged Plan.   Either (i) (x) the Minimum Participation Condition shall have been satisfied and (y) the Supplemental Indenture Effective Date shall have occurred, or (ii) if the Minimum Participation Condition has not been satisfied, the Confirmation Order shall have been entered confirming the Prepackaged Plan and all conditions to the Effective Time occurring under the Prepackaged Plan shall have been satisfied or waived.
(f)   NYSE Listing and SEC Registration.   The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.
Section 7.2   Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of the Company.   (i) The representations and warranties of the Company (other than those representations and warranties which would be breached as a result of the filing or conduct of the Company Chapter 11 Cases) set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third and fifth sentences of Section 4.2(c) (Capital Structure), Section 4.3(a) (Authority, No Violations, Consents and Approvals), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third and fifth sentences of Section 4.2(c), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of the Company set forth in Section 4.2(c) (Capital Structure) (except for the second sentence of Section 4.2(c)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)   Compliance Certificate.   Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.
(d)   Senior Credit Facilities.   Parent and its Subsidiaries, including the Company after giving effect to the Transactions, collectively, will have entered into valid and binding New Financing.
Section 7.3   Additional Conditions to Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Parent and Merger Sub.   (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second sentence, fifth sentence and seventh sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority, No Violations, Consents and Approvals), and Section 5.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the second sentence, fifth sentence and seventh sentence of Section 5.2(b) for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent set forth in Section 5.2(b) (Capital Structure) (except for the third sentence of Section 5.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Compliance Certificate.   The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.
(d)   Tax Opinion.   The Company shall have received an opinion from Kirkland & Ellis LLP (or other legal counsel selected by the Company and reasonably satisfactory to Parent), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date (and, if requested by the Company, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Kirkland & Ellis LLP (or other applicable legal counsel) shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.
Section 7.4   Frustration of Closing Conditions.   None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:
(a)   by mutual written consent of the Company and Parent;
(b)   by either the Company or Parent:
(i)   if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;
(ii)   if the Merger shall not have been consummated on or before 5:00 p.m. Denver, Colorado time, on (A) April 8, 2021 if no Company Chapter 11 Cases have been filed by that date or (B) thirty (30) days following the date by which the Confirmation Order must be entered under Section 6.24(a) if the Company Chapter 11 Cases have been filed (each such date being the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii)   in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(iv)   if (A)(1) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof or the Minimum Participation Condition is not satisfied, and (2) the Confirmation Order which would otherwise enable the Transactions to occur without the Company Stockholder Approval or satisfaction of the Minimum Participation Condition has not been entered on or prior to the Outside Date, or (B) the Parent Stockholder Approval shall not have been obtained upon a vote at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof;

(c)   by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement);
(d)   by the Company, prior to, but not after, the time the Parent Stockholder Approval is obtained, if the Parent Board or a committee thereof shall have effected a Parent Change of Recommendation (whether or not such Parent Change of Recommendation is permitted by this Agreement);
(e)   by the Company, in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that (i) the Company shall not have Willfully and Materially Breached any of its obligations under Section 6.3, (ii) such definitive agreement with respect to such Company Superior Proposal shall be entered into substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(e) and (iii) the Company shall pay the Company Termination Fee concurrently with such termination;
(f)   by Parent, in order to enter into a definitive agreement with respect to a Parent Superior Proposal; provided, however, that (i) Parent shall not have Willfully and Materially Breached any of its obligations under Section 6.4, (ii) such definitive agreement with respect to such Parent Superior Proposal shall be entered into substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(f) and (iii) Parent shall pay the Parent Termination Fee concurrently with such termination;
(g)   by the Company or Parent if (i)(A) the Minimum Participation Condition is not satisfied or (B) the Company Stockholder Approval is not obtained, and (ii) the Requisite Conditions to the Prepackaged Plan are not satisfied prior to April 8, 2021; or
(h)   by the Company (other than with respect to clauses (iii) or (iv)) or Parent if (i) the Transaction Support Agreement is terminated at any time prior to the Effective Time, and the Transactions are otherwise unable (or become unable) to be consummated pursuant to the terms of this Agreement (provided, that, the Company or Parent, as applicable, shall be deemed, for purposes of Section 8.3, to have terminated pursuant to this Section 8.1(h)(i) if, following the termination of the Transaction Support Agreement, the Company or Parent terminates this Agreement pursuant to another provision set forth in this Section 8.1, so long as (w) the Company is not then entitled to terminate this Agreement pursuant to Section 8.1(b)(iii), (x) the Company is not, at the time of the termination of the Transaction Support Agreement, then entitled to terminate this Agreement pursuant to Section 8.1(b)(iv)(B), (y) Parent has not, at any time prior to the termination of the Transaction Support Agreement, effected a Parent Change of Recommendation, and (z) Parent does not terminate this Agreement under Section 8.1(f)), (ii) the Confirmation Order is not entered within the time permitted by Section 6.24(a), (iii) the Prepackaged Plan is amended, modified or added to in violation of Section 6.24(b), (iv) the Prepackaged Plan is withdrawn without the prior written consent of Parent, (v) the Bankruptcy Court enters an order denying confirmation of the Prepackaged Plan, (vi) the Bankruptcy Court enters an order terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization; or (vii) the Bankruptcy Court enters an order (A) converting the Company Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (B) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Company Chapter 11 Cases.
Section 8.2   Notice of Termination; Effect of Termination.
(a)   A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party. If the Company Chapter 11 Cases have been commenced, the Company agrees, subject to the terms and conditions contained herein, not to assert, or support any assertion that in order to act on the provisions of Section 8.1 or this Section 8.2 Parent shall be required to obtain relief from the automatic stay from the Bankruptcy Court, and the Company waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any notice of termination in accordance with this Section 8.2.

(b)   In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 6.24(h), Section 8.3 and Article I and Article IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of this Agreement or fraud.
(c)   Notwithstanding anything to the contrary in this Agreement, following the filing of the Company Chapter 11 Cases and unless and until there is an order of the Bankruptcy Court providing that the termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of a termination right under Section 8.1(b)(ii) or (h) shall result in the automatic termination of this Agreement to the extent (and then only to the extent) that Parent would otherwise have the ability to terminate this Agreement in accordance with Section 8.1(b)(ii) or (h), five (5) Business Days following such occurrence unless waived in writing by Parent, and in the event this Agreement is automatically terminated pursuant to this Section 8.2(c), for purposes of Section 8.3 and determining whether the Company must pay the Company Termination Fee or Parent Expenses, Parent will be deemed to have terminated the Agreement under Section 8.1(b)(ii) or (h), as applicable, in connection with such automatic termination.
Section 8.3   Expenses and Other Payments.
(a)   Except as otherwise provided in this Agreement (including payment of the Transaction Expense Fee), each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act in connection with the Merger shall be borne equally by Parent and the Company.
(b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), Section 8.1(h)(iii) (Modification of Prepackaged Plan) or Section 8.1(h)(iv) (Withdrawal of Prepackaged Plan), (ii) Parent or the Company terminates this Agreement pursuant to Section 8.1(h)(i) (Termination of Support) or (iii) the Company terminates this Agreement pursuant to Section 8.1(e) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.
(c)   If (i) the Company terminates this Agreement pursuant to Section 8.1(d) (Parent Change of Recommendation), or (ii) Parent terminates this Agreement pursuant to Section 8.1(f) (Parent Superior Proposal), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.
(d)   If either the Company or Parent terminates this Agreement pursuant to (i) Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval or Confirmation Order) and the Company Termination Fee is not otherwise payable by the Company pursuant to this Section 8.3, then the Company shall pay Parent the Parent Expenses or (ii) Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) following the occurrence of any Parent Change of Recommendation and the Parent Termination Fee is not otherwise payable by Parent pursuant to this Section 8.3, then Parent shall pay the Company the Company Expenses in each case, no later than three (3) Business Days after notice of termination of this Agreement.
(e)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval or Confirmation Order), and on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholders Meeting or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when Parent would be permitted to terminate this

Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d)(i). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to “15%” shall be deemed to be a reference to “more than 80%”.
(f)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), and on or before the date of any such termination a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Parent Stockholders Meeting or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) or the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal (or publicly approves or recommends to the stockholders of Parent or otherwise does not oppose, in the case of a tender or exchange offer, a Parent Competing Proposal) or consummates a Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Parent Competing Proposal to “15%” shall be deemed to be a reference to “more than 80%”.
(g)   In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or more than one payment of Parent Expenses. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. If Parent receives payment of Parent Expenses, and following receipt thereof Parent becomes entitled to payment of the Company Termination Fee, then the amount of the Company Termination Fee payable to Parent shall be reduced by the amount of Parent Expenses actually received by Parent in excess of the Transaction Expense Fee. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee or more than one payment of Company Expenses. If the Company receives the Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. If the Company receives payment of Company Expenses, and following receipt thereof the Company becomes entitled to payment of the Parent Termination Fee, then the amount of the Parent Termination Fee payable to the Company shall be reduced by the Company Expenses. If Parent is required to pay the Company the Parent Termination Fee, then Parent shall concurrently with such payment reimburse the Company for the Transaction Expense Fee. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3 or Section 6.24(h), interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3, Section 6.24(h) and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its

Subsidiaries against Parent and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent and Merger Sub shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Schedule Definitions.   All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
Section 9.2   Survival.   Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX, Section 4.28 (No Additional Representations), Section 5.28 (No Additional Representations), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
Section 9.3   Notices.   All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier, in each case as addressed as follows:
(i)   if to Parent or Merger Sub, to:
Bonanza Creek Energy, Inc.
410 17th St.
Denver, CO 80202
Attention: Skip Marter, General Counsel
E-mail: SMarter@bonanzacrk.com

with a required copy to (which copy shall not constitute notice):
Vinson & Elkins LLP
1001 Fannin St.
Houston, TX 77002
Attention: Paul E. Heath
E-mail: pheath@velaw.com
and
Vinson & Elkins LLP
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036
Attention: Shelley A. Barber
E-mail: sbarber@velaw.com
and
Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, TX 75201
Attention: Robert Kimball
E-mail: rkimball@velaw.com
(ii)   if to the Company, to:
HighPoint Resources Corporation.
555 17th St, Suite 3700
Denver, CO 80202
Attention:
Bill Crawford, Chief Financial Officer
Kenneth A. Wonstolen, General Counsel

E-mail:
bcrawford@hpres.com
kwonstolen@hpres.com

with a required copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attention:
Sean T. Wheeler, P.C.
John D. Pitts, P.C.
Cephas Sekhar

E-mail:
sean.wheeler@kirkland.com
john.pitts@kirkland.com
cephas.sekhar@kirkland.com

Section 9.4   Rules of Construction.
(a)   Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
(b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as

applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty, or as an exception to Section 6.1 or Section 6.2, shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties, or to such other subclauses of Section 6.1 or Section 6.2, is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Any capitalized terms herein which are defined with reference to another agreement are defined with reference to such other agreement as of the date hereof, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, solely to the extent (x) permitted by the terms thereof and, if applicable, by the terms of this Agreement and (y) that such amendment, modification, supplement, restatement or replacement has been made available to Parent prior to the date of this Agreement); any Governmental Entity include any successor to that Governmental Entity; (ii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (iii) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (iv) “made available” means, with respect to any document, that such document was (A) in the electronic data room relating to the Transactions maintained by the Company or Parent, as applicable, (B) filed with or furnished to the SEC and available on Edgar, or (C) provided by the Company or Parent, as applicable, in physical form for review by the other Party or its Representatives, in each case, prior to the execution of this Agreement.
Section 9.5   Counterparts.   This Agreement may be executed in two or more counterparts, including via facsimile or email in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 9.6   Entire Agreement; No Third Party Beneficiaries.   This Agreement (together with the Confidentiality Agreement, the Transaction Support Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after the Effective Time and (b) Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent’s or Merger Sub’s Willful and Material Breach of this Agreement or fraud, then the Company’s stockholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company stockholders, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Common Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.
Section 9.7   Governing Law; Venue; Waiver of Jury Trial.
(a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)   UNLESS AND UNTIL THE COMPANY CHAPTER 11 CASES ARE COMMENCED, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE

SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(C)   IF THE COMPANY CHAPTER 11 CASES ARE COMMENCED, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE BANKRUPTCY COURT FOR SO LONG AS THE COMPANY CHAPTER 11 CASES ARE PENDING SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY THE BANKRUPTCY COURT.
(D)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
Section 9.8   Severability.   Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.
Section 9.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
Section 9.10   Affiliate Liability.   Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether stockholders or otherwise), including the Company Designated Stockholder and any Affiliate of the Company Designated Stockholder and (b) any director, officer, employee, Representative or agent of (i) the Company, (ii) the Company Designated Stockholder or any Affiliate of the Company Designated Stockholder or (iii) any Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement, the Transaction Support Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, except in each case as expressly provided by the Transaction Support Agreement as between the Company Designated Stockholder and Parent. Each of the following is herein referred to as a “Parent Affiliate”: (x) any direct or indirect holder of equity interests or securities in Parent (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.
Section 9.11   Specific Performance.   The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 9.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.
Section 9.12   Amendment.   This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 9.13   Extension; Waiver.   At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:

(a)   extend the time for the performance of any of the obligations or acts of the other Party hereunder;
(b)   waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or
(c)   waive compliance with any of the agreements or conditions of the other Party contained herein.
Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 9.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parent, the Company or the Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
PARENT:
BONANZA CREEK ENERGY, INC.
By:
/s/ Eric T. Greager

Name:
Eric T. Greager

Title:
President and Chief Executive Officer

MERGER SUB:
BORON MERGER SUB, INC.
By:
/s/ Cyrus D. Marter IV

Name:
Cyrus D. Marter IV

Title:
President and Secretary

Signature Page to Agreement and Plan of Merger

COMPANY:
HIGHPOINT RESOURCES CORPORATION
By:
/s/ R. Scot Woodall

Name:
R. Scot Woodall

Title:
President & Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“Aggregated Group” means all Persons, entities or trades or businesses (whether or not incorporated) under common control with any other Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Antitrust Laws” means the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.
“Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.
“Bankruptcy Court” shall mean the U.S. Bankruptcy Court for the District of Delaware in which the Company Chapter 11 Cases may be filed or otherwise administered, or any other court to which the Company Chapter 11 Cases may be transferred at any time under applicable Law.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day other than a day on banks in the State of New York are authorized or obligated to be closed.
“Claim” has the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code.
“Company Amended Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of May 21, 2020, among the Company, as guarantor, HighPoint Operating Corporation, a Delaware corporation, as borrower, borrower’s subsidiary, and the banks named therein, as amended by the First Amendment thereto executed effective as of May 21, 2020.
“Company Benefit Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.
“Company Chapter 11 Cases” means voluntary petitions for relief under the Bankruptcy Code filed by the Company, HighPoint Operating Corporation, and Fifth Pocket Production, LLC.
“Company Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of the Company’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 15% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which is structured to permit any Person or group to acquire beneficial ownership of at least 15% of the Company’s and its Subsidiaries’ assets or equity interests.
“Company Conditions to the Prepackaged Plan” shall mean (i) the Requisite Bankruptcy Vote of the Company Senior Notes and (ii) the Interim Financing, if applicable.

“Company Expenses” means a cash amount equal to $7,500,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.
“Company Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to the Company that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement); provided, however, that in no event shall the receipt, existence or terms of a Company Competing Proposal or any matter relating thereto or of consequence thereof constitute a Company Intervening Event. A Company Intervening Event may include an Involuntary Insolvency Event.
“Company Reserve Engineer” means Netherland, Sewell & Associates, Inc.
“Company Stockholder Approval” means the approval of this Agreement and the Transactions by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Organizational Documents of the Company.
“Company Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 80% or more of the fair market value of such assets or that generated 80% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) more than 80% of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Company Board, after consultation with the Company’s financial advisors, that (i) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.
“Company Termination Fee” means $15,000,000, less the amount of the Transaction Expense Fee previously paid.
“Confirmation Order” shall mean a Final Order of the Bankruptcy Court confirming the Prepackaged Plan, which order shall be in form and substance reasonably acceptable to Parent and the Company, and which has not been amended, modified and added to without the express consent of Parent and the Company.
“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.
“Contract” means any contract, legally binding commitment, license, promissory note, loan, bond, mortgage, indenture, lease or other legally binding instrument or agreement (whether written or oral).
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“COPAS” means Council of Petroleum Accountants Society.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity with jurisdiction over the applicable Person in connection with or in response to COVID-19.
“Definitive Documents” has the meaning ascribed to such term in the Transaction Support Agreement.
“Derivative Transaction” means any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.
“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, agreement, arrangement, program, practice, or understanding.
“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).
“Environmental Laws” means any and all Laws pertaining to pollution or protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of, or exposure to, Hazardous Materials enacted or in effect as of or prior to the Closing Date).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Company Stockholder Equity Recovery” means 490,221 shares of Parent Common Stock.
“Final Order” means: (a) an order or judgment of the Bankruptcy Court, as entered on the docket in the Company Chapter 11 Cases (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction; or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Company Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules (or any analogous rules applicable in another court of competent jurisdiction), the Local Bankruptcy Rules of the Bankruptcy Court or sections 502(j) or 1144 of the Bankruptcy Code, may be filed relating to such order shall not prevent such order from being a Final Order.
“Governmental Entity” means any federal, state, local or municipal court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person).
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Hazardous Materials” means any (a) chemical, product, material, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.
“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, casinghead gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced, derived, refined or associated therewith.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Initial Determination Date” shall mean the date that is three (3) Business Days after the Exchange Offer Expiration Date.
“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.
“Interim Financing” shall mean debt financing in an amount and on terms reasonably acceptable to Parent and appropriate to permit the Company to continue its business and operations in the ordinary course following the filing of the Company Chapter 11 Cases.

“Involuntary Insolvency Event” means any filing of an involuntary bankruptcy petition against the Company or any of its Subsidiaries by any party, or the appointment under other applicable state or federal law of a liquidator, receiver or a trustee for the Company or any of its Subsidiaries.
“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that, in respect of clause (b) above, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:
(i)   general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;
(ii)   conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(iii)   conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);
(iv)   political conditions (or changes in such conditions), the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);
(v)   earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions;
(vi)   the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);
(vii)   the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is request in writing by Parent or expressly required by, this Agreement, the public announcement of this Agreement or the Transactions (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions);
(viii)   changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(ix)   any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or
(x)   (A) the filing of the Company Chapter 11 Cases or the operation of the Company’s business in accordance with the Bankruptcy Code in connection with the Company Chapter 11 Cases, or (B) the occurrence of an Involuntary Insolvency Event with respect to Company;
provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i)  — (v) and (ix) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).
“MMcf” means one million cubic feet.
“NYSE” means the New York Stock Exchange.
“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.
“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, (b) all Wells located on or producing from such leases and properties, and (c) Hydrocarbons or revenues therefrom and claims and rights thereto.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other Party” means (a) when used with respect to the Company, Parent and Merger Sub, and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent Amended Credit Facility” means the Credit Agreement, dated as of December 7, 2018, among Parent, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, as amended by the First Amendment thereto executed effective as of June 18, 2020.
“Parent Benefit Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by Parent or any of its Subsidiaries, or under or with respect to which Parent or any of its Subsidiaries has any current or contingent liability or obligation.
“Parent Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of Parent’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 15% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit any Person or group to acquire beneficial ownership of at least 15% of Parent’s and its Subsidiaries’ assets or equity interests.
“Parent Conditions to the Prepackaged Plan” means the Parent Stockholder Approval.
“Parent Expenses” means a cash amount equal to $7,500,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions, less the amount of the Transaction Expense Fee previously paid.
“Parent Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Parent that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Parent Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of a Parent Competing Proposal or any matter relating thereto or of consequence thereof, (ii) the filing of the Company Chapter 11 Cases or the operation of the Company’s business in accordance with the Bankruptcy Code in connection with the Company Chapter 11 Cases, or (iii) the occurrence of an Involuntary Insolvency Event with respect to the Company, in each case, be considered a Parent Intervening Event.
“Parent PSUs” means all restricted shares of Parent Common Stock subject to performance-based vesting conditions, whether granted pursuant to the Parent Equity Plan or otherwise.
“Parent RSUs” means any time-based and/or performance-based restricted stock units granted under the Parent Equity Plan or applicable inducement awards.
“Parent Senior Notes” means the unsecured senior notes to be issued by Parent in connection with the Exchange Offer on substantially the terms set forth on Exhibit B.
“Parent Senior Notes Consideration Amount” means an amount equal to (x) $100 million minus (y) the outstanding principal amount of the Company Senior Notes that neither tender into the Exchange Offer nor are satisfied and discharged by the Bankruptcy Court under the Prepackaged Plan.
“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of a majority of the shares of Parent Capital Stock entitled to vote thereon and present in person and represented by proxy at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.
“Parent Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or group (other than the Company or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 80% or more of the fair market value of such assets or that generated 80% or more of Parent’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) more than 80% of the aggregate outstanding shares of Parent Common Stock whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Parent Board, after consultation with Parent’s financial advisors, that (i) if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by the Company in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Parent Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Parent Board.
“Parent Termination Fee” means $15,000,000.
“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permitted Encumbrances” means:
(a)   to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents, and other similar agreements and documents;
(b)   contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairmen’s, construction and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the financial statements of the Company or Parent, as applicable, in accordance with GAAP;
(c)   Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or the dates of the Parent Reserve Report, as applicable;
(d)   Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;
(e)   such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, have expressly waived in writing;
(f)   all easements, zoning restrictions, conditions, covenants, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;
(g)   any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);
(h)   Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(i)   Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent (without at least a proportionate increase in net revenue interest), as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; or
(j)   with respect to (i) Parent and its Subsidiaries, Encumbrances arising under the Parent Amended Credit Facility and (ii) the Company and its Subsidiaries, Encumbrances arising under the Company Amended Credit Facility.
“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.
“Personal Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.
“Prepackaged Plan” means the “prepackaged” plan of reorganization for the Company and its Subsidiaries that (i) is prepared by the Company and its Subsidiaries in accordance with, and intended by the Company and its Subsidiaries to be confirmed under, the provisions of the Bankruptcy Code (including the confirmation requirements set forth in Section 1129 thereof), (ii) consists of terms, conditions and provisions that are mutually acceptable to the Company and Parent (it being understood and agreed that neither of the Company or Parent will unreasonably withhold, condition or delay its consent to proposed amendments to non-material provisions of the Prepackaged Plan), (iii) is included in the SEC disclosure materials sent to holders of the Company Senior Notes in connection with the Exchange Offer pursuant to Section 6.23(a) and Section 6.5(a), and (iv) which contains terms implementing this Agreement and the Transactions and other terms that are not inconsistent with this Agreement, together with any and all changes, amendment or modifications to, or restatements of, such prepackaged plan which with respect to material provisions have been agreed to by the Company and Parent, without regard to whether such changes, amendments, modifications and restatements are made to the Prepackaged Plan before or after commencement of the Company Chapter 11 Cases.
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), but excluding Taxes and assessments of Governmental Entities.
“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, to be entered into at the Effective Time by Parent and the other Persons party thereto.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“Requisite Bankruptcy Vote of the Company Senior Notes” shall mean (i) a vote to accept the Prepackaged Plan by the holders of at least two-thirds of the outstanding principal amount of the Company Senior Notes that are actually voted, as applicable and (ii) a vote to accept the Prepackaged Plan by a majority in number of the holders of the Company Senior Notes that actually vote, as applicable.
“Requisite Conditions to the Prepackaged Plan” shall mean (i) the Company Conditions to the Prepackaged Plan, (ii) the Parent Conditions to the Prepackaged Plan and (iii) that a firm commitment for the New Financing has been obtained.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.
“Tax Returns” means any return, report, statement, declaration, claim for refund, estimates, information return or other document (including any related or supporting information and amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.
“Taxes” means any and all taxes and similar charges, levies or other governmental assessments of any kind, including income, gross receipts, license, payroll, employment, stamp, occupation, windfall profits, environmental, capital stock, social security, unemployment, disability, transfer, registration, ad valorem, alternative or add-on minimum, estimated, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties, and additions to tax, imposed by any Taxing Authority.
“Taxing Authority” means any Governmental Entity having jurisdiction over the administration or imposition of any Tax.
“Transactions” means the Merger and the other transactions contemplated by this Agreement, including, without limitation, the Company Restructuring Transactions, and each other agreement to be executed and delivered in connection herewith and therewith.
“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act it is required to take under this Agreement by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a breach of this Agreement.

EXHIBIT A
Form of Certificate of Incorporation of the Surviving Corporation

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
HIGHPOINT RESOURCES CORPORATION
[•], 2021
1.   Name.   The name of the corporation is HighPoint Resources Corporation (the “Corporation”).
2.   Address; Registered Office and Agent.   The address of the Corporation’s registered office is c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware; and the name of its registered agent at such address is The Corporation Trust Company.
3.   Purposes.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
4.   Number of Shares.   The Corporation shall have authority to issue 1,000 shares of Common Stock with the par value of $0.01 per share.
5.   Election of Directors.   Unless and except to the extent that the Bylaws of the Corporation (as amended, restated, supplemented or otherwise modified from time to time, the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.
6.   Limitation of Liability; Indemnification.
(A)   The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding.
(B)   The Corporation shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 6 or otherwise.
(C)   The rights to indemnification and advancement of expenses under this Article 6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article 6, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.
(D)   If a claim for indemnification under this Article 6 (following the final disposition of such proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article 6 is not paid in full within twenty (20) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
(E)   The rights conferred on any Covered Person by this Article 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, any provision of this Amended & Restated Certificate of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, this “Certificate of Incorporation”), the Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise.
(F)   This Article 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
(G)   Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Article 6, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated. The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any proceeding, expense, liability or matter that is the subject of this Article 6, (ii) the Corporation shall be primarily liable for all such obligations and any indemnification afforded to a Covered Person in respect of a proceeding, expense, liability or matter that is the subject of this Article 6, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated or insurer of any such person, and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.
(H)   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
7.   Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article 7.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned hereby signs this Second Amended and Restated Certificate of Incorporation as of the date first set forth above.
HIGHPOINT RESOURCES CORPORATION
By: Name: Title:

EXHIBIT B
Term of Parent Senior Notes
Exhibit B

DESCRIPTION OF THE NOTES

EXHIBIT C
Registration Rights Agreement

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2021 (this “Amendment”), is entered into by and among Bonanza Creek Energy, Inc., a Delaware corporation (“Parent”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and HighPoint Resources Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, on November 9, 2020, the Parties entered into the Agreement and Plan of Merger (the “Merger Agreement”); and
WHEREAS, in accordance with Section 9.12 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.   Definitions.   Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement, as amended hereby.
2.   Amendments to the Merger Agreement.
(a)   the eighth recital to the preamble is hereby amended and restated as follows:
“WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) a certain stockholder at the Company (the “Company Designated Stockholder”) and (ii) holders of at least 73% in principal amount of each of the 7.0% Senior Notes issued by HighPoint Operating Corporation, a wholly owned Subsidiary of the Company (“Opco”), due October 15, 2022 and the 8.75% Senior Notes issued by Opco due June 15, 2025 (collectively, the “Company Senior Notes,” and such holders, the “Supporting Noteholders”) have entered into that certain transaction support agreement with the Company and its Subsidiaries (the “Transaction Support Agreement”);”
(b)   Section 1.2 is hereby amended by replacing the reference to “6.23(a)” in the line commencing “Minimum Participation Condition” with a reference to “6.23(b)”;
(c)   Section 6.23(b) is hereby amended and restated as follows:
“(b)   The obligations of Parent under the Exchange Offer shall be subject to the satisfaction of the conditions to the consummation of the Merger set forth in Article VII of this Agreement and to the further condition that, in the case of the Exchange Offer, not less than 97.5% of the aggregate outstanding principal amount of each series of Company Senior Notes shall have been validly tendered in accordance with the terms of the Exchange Offer on or prior to the Exchange Offer Expiration Date and not validly withdrawn (such 97.5% of the outstanding principal amount of each series of Company Senior Notes validly tendered and not withdrawn being herein referred to as the “Minimum Participation Condition”). Except as otherwise provided in this Agreement, no term or condition of the Exchange Offer may be amended or modified without the prior written consent of Company and Parent, which consent shall not be unreasonably withheld.”
3.   References to and Effect on the Merger Agreement.   On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” or words of similar import referring to the Merger Agreement, and any reference to the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall mean the Merger Agreement as amended by this Amendment. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Merger Agreement to the same extent as if fully set forth verbatim therein. All references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and words of similar import, and all references to the date of the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall in all instances continue to refer to November 9, 2020.

4.   Amendment.   Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.
5.   Other Miscellaneous Terms.   The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.
PARENT:
BONANZA CREEK ENERGY, INC.
By:
/s/ Eric T. Greager

Name:
Eric T. Greager

Title:
President and Chief Executive Officer

MERGER SUB:
BORON MERGER SUB, INC.
By:
/s/ Cyrus D. Marter IV

Name:
Cyrus D. Marter IV

Title:
President and Secretary

Signature Page to Amendment No. 1 to
Agreement and Plan of Merger

COMPANY:
HIGHPOINT RESOURCES CORPORATION
By:
/s/ R. Scot Woodall

Name:
R. Scot Woodall

Title:
President & Chief Executive Officer

Signature Page to Amendment No. 1 to
Agreement and Plan of Merger

ANNEX B
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is by and among Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”) and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (the “Holder”).
RECITALS:
WHEREAS, this Agreement is being entered into pursuant to the Agreement and Plan of Merger dated as of November 9, 2020, among the Company, Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and HighPoint Resources Corporation, a Delaware corporation (the “Merger Agreement”); and
WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, including the Exchange Offer (as defined therein), the Company will issue to the Holder the Shares (as defined below) in accordance with the terms of the Merger Agreement.
WHEREAS, this Agreement shall become effective as of the Effective Time (as defined below).
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
As used herein, the following terms shall have the following respective meanings:
“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.
“Affiliate” means as to any Person, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, the Company, on the one hand, and the Holder, on the other hand, shall not be considered Affiliates.
“Agreement” has the meaning set forth in the introductory paragraph.
“Block Trade” has the meaning set forth in Section 2.3.
“Board” means the board of directors of the Company.
“Business Day” means a day other than a day on banks in the State of New York are authorized or obligated to be closed.
“Commission” means the Securities and Exchange Commission or any successor governmental agency.
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Company” has the meaning set forth in the introductory paragraph.
“Company Securities” has the meaning set forth in Section 2.5(c)(i).
“Effective Time” has the meaning assigned such term in the Merger Agreement.
“Exchange Act” means the Securities Exchange Act of 1934 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Exchange Offer” has the meaning assigned such term in the Merger Agreement.
“Final Period” means the period of time beginning on the first anniversary of the Effective Time and ending on the second anniversary of the Effective Time.
“Governmental Entity” means any federal, state, local or municipal court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person).
“Holder” has the meaning set forth in the introductory paragraph and Article V.
“Holder Securities” has the meaning set forth in Section 2.2(b)(i).
“Indemnified Party” has the meaning set forth in Section 3.3.
“Indemnifying Party” has the meaning set forth in Section 3.3.
“Initial Period” means the period of time beginning with the Effective Time and ending on the seven month anniversary of the Effective Time.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor federal statute, and the regulations of U.S. Treasury thereunder, all as the same shall be in effect at the time.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Losses” has the meaning set forth in Section 3.1.
“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.
“Merger” has the meaning assigned such term in the Merger Agreement.
“Merger Agreement” has the meaning set forth in the recitals.
“Organized Offering” means a Shelf Underwritten Offering or a Block Trade.
“Permitted Transferee” means any Affiliate of the Holder, provided that such Transferee has delivered to the Company a duly executed Adoption Agreement.
“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.
“Piggyback Underwritten Offering” has the meaning set forth in Section 2.5(a).
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Registrable Securities” shall mean (a) the Shares and (b) any securities issued or issuable with respect to the Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security is disposed of under Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144 under the Securities Act, or (iii) such

Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Article V; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.
“Registration Expenses” means (a) all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants and independent petroleum engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, and (b) reasonable fees and disbursements of one legal counsel for the Holder; in each case, excluding any Selling Expenses.
“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(b).
“Section 2.5 Maximum Number of Shares” has the meaning set forth in Section 2.5(c).
“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.
“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, and (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering.
“Shares” means the number of shares of Common Stock issuable to the Holder pursuant to the terms of the Exchange Offer as contemplated by the Merger Agreement.
“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).
“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).
“Subsequent Period” means the period of time beginning on the seven month anniversary of the Effective Time and ending on the one year anniversary of the Effective Time.
“Suspension Period” has the meaning set forth in Section 2.4.
“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.
“Underwritten Offering” means a registered underwritten offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.
“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and the Holder could be named as a selling security holder without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.
“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).
ARTICLE II
REGISTRATION RIGHTS
Section 2.1   Shelf Registration.
(a) Within 20 Business Days of the written request of the Holder, which written request may be delivered no earlier than three months after the Effective Time, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the Commission then in effect) (the “Shelf Registration Statement”), and the Company shall use commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI. Following the effective date of the Shelf Registration Statement, the Company shall notify the Holder of the effectiveness of such Registration Statement.
(b) The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities and shall contain a prospectus in such form as to permit the Holder to sell the Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holder and requested by the Holder.
(c) The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 6.1.
(d) When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).
Section 2.2   Underwritten Shelf Offering Requests.
(a) In the event that the Holder elects to dispose of Registrable Securities totaling 5% or more of the outstanding shares of Common Stock of the Company under a Registration Statement pursuant to an Underwritten Offering, the Company shall, at the request of the Holder, subject to the agreement of the Company on the form of such Underwritten Offering (whether a typical underwritten offering, or an overnight or bought deal), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.2(c) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Holder in order to expedite or facilitate the disposition of such Registrable Securities (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in (i) any Shelf Underwritten Offerings that are initiated by the Holder pursuant to this Section 2.2 during the Initial Period, or (ii) more than one Organized Offering that is initiated by the Holder pursuant to this Section 2.2 or Section 2.3 during or after the Subsequent Period.

(b) If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Holder in writing of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by any other Persons having registration rights with respect to such offering, when added to the number of Registrable Securities proposed to be offered by the Holder, would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:
(i) First, all Registrable Securities that the Holder requested to be included therein (the “Holder Securities”), and
(ii) Second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included.
(c) The Company shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as the Managing Underwriter or as other underwriters in connection with such Shelf Underwritten Offering from which the Holder shall select the Managing Underwriter and the other underwriters. The Holder shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.4.
Section 2.3   Block Trades.   In the event that the Holder elects to dispose of Registrable Securities totaling 5% or more of the outstanding shares of Common Stock of the Company pursuant to an unregistered block trade with the assistance of the Company (a “Block Trade”), the Company shall, at the request of the Holder, enter into customary agreements and shall take all such other customary actions as are requested by the Holder in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in (i) any Block Trades that are initiated by the Holder pursuant to this Section 2.3 during the Initial Period, or (ii) more than one Organized Offering that is initiated by the Holder pursuant to Section 2.2 or this Section 2.3 during or after the Subsequent Period.
Section 2.4   Delay and Suspension Rights.   Notwithstanding any other provision of this Agreement, the Company may (i) delay filing or effectiveness of a Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering, (ii) suspend the Holder’s use of any prospectus that is a part of a Shelf Registration Statement upon written notice to the Holder (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event the Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), or (iii) delay a Block Trade, in each case for a period of up to 60 consecutive days, if the Board determines (A) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of Common Stock pursuant to a Registration Statement, (B) that such registration or offering would render the Company unable to comply with applicable securities Laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any 12-month period.
Section 2.5   Piggyback Registration Rights.
(a) Subject to Section 2.5(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to the Holder, which notice shall be held in strict confidence by the Holder and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holder’s rights under this Section 2.5(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.5(a) would adversely affect the offering, no such notice shall be required (and the Holder shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.5(a), the Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holder received notice pursuant to this Section 2.5(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by the Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from the Holder is received within such period, the Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.5(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Holder; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.5(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Holder (which the Holder will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.
(b) The Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw. The Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that the Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to the Holder pursuant to this Section 2.5 and the Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.
(c) If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Holder with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.5 Maximum Number of Shares”), shares of Common Stock in the following priority:
(i) First, (A) if the Piggyback Underwritten Offering is for the account of the Company, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”) or, (B) if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, all shares of Common Stock that such Persons propose to include (the “Other Securities”); and
(ii)Second, (A) if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.5 Maximum Number of Shares,

the shares of Common Stock requested to be included by the Holder and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Holder with respect to such offering, pro rata among the Holder and such other holders based on the number of shares of Common Stock each requested to be included and, (B) if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Section 2.5 Maximum Number of Shares, the shares of Common Stock requested to be included by the Holder.
Section 2.6   Participation in Underwritten Offerings.
(a) In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.5, the underwriting agreement into which the Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company. The Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by Law.
(b) Any participation by the Holder in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company.
(c) In connection with any Piggyback Underwritten Offering in which the Holder includes Registrable Securities pursuant to Section 2.5, the Holder agrees (A) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (B) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.6(a)), custody agreements, lock-ups or “hold back” agreements pursuant to which the Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating holders (not to exceed the shortest number of days that a director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than the Holder or director or employee of, or consultant to, the Company) who owns 10% or more of the outstanding Shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering and (ii) 60 days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering), powers of attorney and questionnaires.
Section 2.7   Registration Procedures.
(a) In connection with its obligations under this Article II (other than Section 2.3), the Company will:
(i) promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Holder set forth in such Registration Statement;
(ii) furnish to the Holder such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Holder may reasonably request;
(iii) if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as the Holder shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the securities owned by the Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;
(iv) in connection with an Underwritten Offering, use all commercially reasonable efforts to provide to the Holder a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering;
(v) promptly notify the Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Holder promptly prepare and file or furnish to the Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;
(vi) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;
(vii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;
(viii) cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed; and
(ix) in connection with any Underwritten Offering or Block Trade, enter into such customary agreements and take such other actions as the Holder shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and
(x) in connection with any Underwritten Offering, cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”).
(b) The Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.7(a)(v), the Holder will forthwith discontinue the Holder’s disposition of Registrable Securities pursuant to the Registration Statement until the Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.7(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in the Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.7(b).

Section 2.8   Cooperation by Holder.   The Company shall have no obligation to include Registrable Securities in any Registration Statement or Underwritten Offering if the Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding the Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.9   Liquidity Agreements.
(a) (i) Upon consummation of the Merger and the Exchange Offer contemplated by the Merger Agreement, the Company issued to the Holder [•]1 Shares, representing [in excess of 20%]2 of the outstanding shares of Common Stock of the Company in accordance with the terms of the Merger Agreement. The Holder owns all of the Shares received by the Holder and any of its Affiliates in the Merger and Exchange Offer. Without the prior written consent of the Company, the Holder agrees not to effect any Transfer, or publicly announce an intention to effect any Transfer, of Company Common Stock for a period from the Effective Time to and including the earlier of:
(A) two years from the Effective Time, and
(B) the last day of the fiscal quarter in which the Holder collectively owns less than 10% of the Company’s outstanding Common Stock.
(ii) The restrictions under this Section 2.9(a) shall not apply to sales by the Holder of shares of Common Stock of the Company that do not, in any one-month period:
(A) during the Initial Period, exceed 1% of the Company’s outstanding Common Stock;
(B) during the Subsequent Period, exceed 1.5% of the Company’s outstanding Common Stock; and
(C) during the Final Period, exceed 2% of the Company’s outstanding Common Stock.
(b) The Holder agrees not to effect any sale or distribution of Registrable Securities for a period of up to 30 days following completion of an Underwritten Offering of equity securities by the Company; provided that (i) the Company gives written notice to the Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed; provided further, that this Section 2.9(b) shall not apply to the Holder if (A) the Holder has delivered (and not revoked) an Opt-Out Notice to the Company or (B) the Holder, owns less than 10% of the Company’s outstanding Common Stock.
(c) Until the two-year anniversary of the Effective Time, the Holder shall provide the Company with written attestation of its compliance with Section 2.9(a) within five Business Days after the last day of each fiscal quarter of the Company.
Section 2.10   Expenses.   The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. The Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
ARTICLE III
INDEMNIFICATION AND CONTRIBUTION
Section 3.1   Indemnification by the Company.   The Company will indemnify and hold harmless the Holder, its officers and directors and each Person (if any) that controls the Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs (including reasonable costs of preparation and reasonable attorneys’ fees

1
NTD: Exact number to be completed at Closing.

2
NTD: Exact number to be completed at Closing.

and any legal or other fees or expenses incurred by such Person in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (“Losses”) as incurred, caused by, arising out of or based upon, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Holder expressly for use therein.
Section 3.2   Indemnification by the Holder.   The Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of the Holder expressly for use in such Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.
Section 3.3   Indemnification Procedures.   In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or Proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Indemnified Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.
Section 3.4   Contribution.
(a) If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and the Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(b) The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, the Holder shall not be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by the Holder, less the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
ARTICLE IV
RULE 144
With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:
(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;
(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and
(c) so long as the Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, to the Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.
ARTICLE V
TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS
The rights to cause the Company to register Registrable Securities or assist in a Block Trade under Article II of this Agreement may be transferred or assigned by the Holder to one or more Transferees of Registrable Securities if such Transferee is a Permitted Transferee and such Transferee has delivered to the

Company a duly executed Adoption Agreement. Following any Transfer in compliance with this Article V, references to the “Holder” in this Agreement shall include the Holder and any Permitted Transferee(s) collectively as a group.
ARTICLE VI
MISCELLANEOUS
Section 6.1   Effectiveness.   This Agreement shall not become effective until the Effective Time and shall thereafter be effective until terminated in accordance with the terms of this Agreement. In the event that the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, this Agreement and all the terms hereunder shall also terminate, regardless of any other provisions set forth in this Agreement.
Section 6.2   Termination.   After effectiveness in accordance with Section 6.1, this Agreement shall terminate, and the parties shall have no further rights or obligations hereunder on (a) the second anniversary of the date hereof or (b) on such earlier date on which both (i) the Holder owns less than 2.5% of the Company’s voting securities and (ii) all Registrable Securities owned by the Holder may be sold without restriction (including any limitation thereunder on volume or manner of sale and without the need for current public information) pursuant to Rule 144 under the Securities Act; provided, however, that Article III shall survive any termination hereof.
Section 6.3   Severability and Construction.   Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Merger Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party hereto shall not incur any liability or obligation unless such party hereto did not in good faith seek to resist or object to the imposition or entering of such order.
Section 6.4   Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.
(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF

OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.7 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.4.
Section 6.5   Adjustments Affecting Registrable Securities.   The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.
Section 6.6   Binding Effects; Benefits of Agreement.   This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by the Holder without the prior written consent of the Company.
Section 6.7   Notices.   All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a) If to the Company, to:
Bonanza Creek Energy, Inc.
410 17th St.
Denver, CO 80202
Attention: Skip Marter, General Counsel
E mail: SMarter@bonanzacrk.com
(b) If to the Holder, to the address or electronic mail addresses of the Holder as it appears on the Holder’s signature page attached hereto or such other address as may be designated in writing by the Holder;

or to such other address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any notice given by delivery, mail, or courier shall be effective when received.
Section 6.8   Modification; Waiver.   This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holder. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 6.9   Entire Agreement.   Except as otherwise explicitly provided herein, this Agreement (together with the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement), and any other documents and instruments executed pursuant hereto or thereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the parties hereto with respect thereto.
Section 6.10   Counterparts.   This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a party hereto has been duly authorized and empowered to execute and deliver this Agreement on behalf of said party hereto.
Section 6.11   Further Assurances.   Subject to the other terms of this Agreement, the parties hereto agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the transactions contemplated by the Merger Agreement, as applicable.
[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.
THE COMPANY:
BONANZA CREEK ENERGY, INC.
By:

Name:

Title:

Signature Page to Registration Rights Agreement

HOLDER:
FRANKLIN ADVISERS, INC.
By:

Name:

Title:

Address:
    [•]
Contact Person: [•]
Telephone No: [•]
Email: [•]
Signature Page to Registration Rights Agreement

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [•], 2021, between Bonanza Creek Energy, Inc. (the “Company”) and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (the “Holder”) (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.
By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.
Acknowledgement.   Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of the Registration Rights Agreement among the Company and the Holder.

2.
Agreement.   Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.
Notice.   Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.
Joinder.   The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:
Contact Person:
Telephone No:
Email:

ANNEX C
HIGHPOINT OPERATING CORPORATION (F/K/A BILL BARRETT CORPORATION),
As Company
And
HIGHPOINT RESOURCES CORPORATION,
And
FIFTH POCKET PRODUCTION, LLC,
As Guarantors

7.00% SENIOR NOTES DUE 2022

FOURTH SUPPLEMENTAL INDENTURE
Dated as of [•], 2021
To
FOURTH SUPPLEMENTAL INDENTURE
Dated as of March 12, 2012
To
BASE INDENTURE
Dated as of July 8, 2009

DEUTSCHE BANK TRUST COMPANY AMERICAS,
As Trustee

This FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of [•], 2021, is among HighPoint Operating Corporation (f/k/a Bill Barrett Corporation), a Delaware corporation (the “Company”), HighPoint Resources Corporation (f/k/a Red Rider Holdco, Inc.), a Delaware corporation (“New Parent” or “HPR”), Fifth Pocket Production, LLC, a Colorado limited liability company (“Fifth Pocket” and, together with HPR the “Guarantors”), and Deutsche Bank Trust Company Americas, a New York State banking corporation, as trustee (the “Trustee”). Capitalized terms used in this Fourth Supplemental Indenture and not otherwise defined in this Fourth Supplemental Indenture have the meanings assigned thereto in the Indenture defined below.
RECITALS
WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture, dated as of July 8, 2009 (the “Base Indenture”), providing for the issuance of Securities comprised of unsecured debentures, notes or other evidences of indebtedness from time to time on terms to be determined by the Company and the Guarantors; and
WHEREAS, pursuant to Section 901 of the Base Indenture, the Company entered into a Fourth Supplemental Indenture dated as of March 12, 2012 (as amended, supplemented or otherwise modified prior to the date hereof with respect to the Notes (as defined below), the “Supplemental Indenture” and, the Base Indenture as amended by the Supplemental Indenture, the “Indenture”), providing for the issuance of $400,000,000 aggregate principal amount of 7.00% Senior Notes due 2022 (the “Notes”);
WHEREAS, Section 8.02 of the Supplemental Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Supplemental Indenture (other than certain provisions enumerated in Section 8.02 of the Supplemental Indenture) with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding (including the consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), by Act of said Holders delivered to the Company and the Trustee;
WHEREAS, on November 9, 2020, HPR entered into an Agreement and Plan of Merger (the “BCEI Merger Agreement”) among Bonanza Creek Energy, Inc., a Delaware corporation (“BCEI”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BCEI (“BCEI Merger Sub”), and HPR. The BCEI Merger Agreement, among other things, provides for (i) the merger of BCEI Merger Sub with and into HPR (the “BCEI Merger”), with HPR continuing its existence as the surviving corporation following the BCEI Merger; and (ii) the commencement by (x) BCEI of an offer to exchange (the “BCEI Exchange Offer”) any and all of the Notes and the 8.75% Senior Notes of the Company due June 15, 2025 (the “2025 Notes”) for shares of BCEI common stock and senior unsecured notes to be issued by BCEI and (y) HPR (on behalf of the Company) of a concurrent consent solicitation (the “HPR Consent Solicitations”) with respect to the Notes and the 2025 Notes. The BCEI Merger Agreement and the transactions contemplated thereby, including the BCEI Exchange Offer and the HPR Consent Solicitations, are referred to collectively as the “BCEI Transactions”.
WHEREAS, in connection with the HPR Consent Solicitations, HPR (on behalf of the Company) solicited, and has received, upon the terms and subject to the conditions set forth in the final Prospectus, dated as of [•], 2021, and filed with the Securities and Exchange Commission as part of BCEI’s registration statement on Form S-4 on [•], 2021 (the “Prospectus”), consents from Holders representing a majority in aggregate principal amount of the Outstanding Notes, to the amendments contemplated hereby;
WHEREAS, the Company and Guarantors, in the exercise of the powers and authority conferred upon and reserved to them, under the provisions of the Indenture and pursuant to appropriate action of their respective Board of Directors, have fully resolved and determined to make, execute and deliver to the Trustee this Fourth Supplemental Indenture to the Supplemental Indenture in the form hereof for the purpose of amending the Supplemental Indenture;
WHEREAS, the execution and delivery of this Fourth Supplemental Indenture by the Company and Guarantors have been duly authorized by Board Resolution;
WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Fourth Supplemental Indenture, a duly executed Officers’ Certificate and Opinion of Counsel, as contemplated by Sections 12.02 and 12.03 of the Supplemental Indenture, and the Company and the

Guarantors have satisfied all other conditions required under Article 8 of the Supplemental Indenture to enable the Company, Guarantors and the Trustee to enter into this Fourth Supplemental Indenture;
WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Fourth Supplemental Indenture for the purpose of amending the Supplemental Indenture in certain respects in accordance with its terms, including Article 8 of the Supplemental Indenture; and
WHEREAS, pursuant to Section 8.02 of the Supplemental Indenture, the Trustee is authorized to execute this Fourth Supplemental Indenture.
NOW, THEREFORE, to comply with the provisions of the Supplemental Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the Holders of the Notes as follows:
ARTICLE I
Section 1.01   This Fourth Supplemental Indenture is the Fourth Supplemental Indenture to the Supplemental Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Supplemental Indenture for any and all purposes.
Section 1.02    This Fourth Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee; provided that the amendments to the Supplemental Indenture in Article II hereof will not become operative until the Company pays the Change of Control Amendment Consent Fee (as defined in the Prospectus) to the Exchange Agent (as defined in the Prospectus) for the benefit of Holders who deliver valid Consents (as defined in the Prospectus) on or prior to the applicable Expiration Deadline (as defined in the Prospectus).
ARTICLE II
Section 2.01   The following definitions are hereby added to Section 2.01 of the Supplemental Indenture in proper alphabetical order:
“BCEI” means Bonanza Creek Energy, Inc., a Delaware corporation.
“BCEI Merger Agreement” means that certain Agreement and Plan of Merger, dated November 9, 2020, among BCEI, Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BCEI (“BCEI Merger Sub”), and New Parent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.
“BCEI Transactions” means the transactions contemplated by the BCEI Merger Agreement, including the merger of BCEI Merger Sub into New Parent with New Parent as the surviving corporation, and by all related documents and agreements, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.
Section 2.02   The definitions of “Change of Control”, “New Parent” and “Permitted Holders” in Section 2.01 of the Supplemental Indenture are hereby amended and restated in their entirety as follows:
“Change of Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or Group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act (whether or not otherwise in compliance with the provisions of this Supplemental Indenture), but excluding any such sale, lease, exchange or other transfer to (x) one or more Permitted Holders or (y) as part of a transaction in compliance with Article 5 (if, in the case of this clause (y), the owners of the Capital Stock of the Company immediately prior to such transaction own at least a majority of the Capital Stock of such Transferee immediately after such transaction by economic or voting interest); (b) the approval by the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group, other than one or more Permitted Holders, shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or Group shall be deemed to be a beneficial owner of all securities such Person or Group shall have the right to acquire or vote within one year), directly or indirectly, of Capital Stock representing more than 50% of the aggregate total ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period with directors who shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the Issue Date or whose election as a member of such Board of Directors was previously so approved. Notwithstanding anything to the contrary herein, the consummation of the Fifth Creek Closing Date Transactions or the BCEI Transactions shall not constitute a Change of Control hereunder.
“New Parent” means HighPoint Resources Corporation, a Delaware corporation (f/k/a Red Rider Holdco, Inc.).
“Permitted Holders” means, at any time, (i) New Parent, (ii) BCEI or (iii) any Person that becomes the direct or indirect parent of the Company, BCEI or of New Parent, so long as at least 50.1% of the total ordinary voting power represented by the issued and outstanding Capital Stock of such Person is held, immediately after the transaction pursuant to which such Person becomes the parent of the Company, BCEI or of New Parent, by Persons who immediately prior to such transaction were beneficial owners (directly or indirectly) of Capital Stock of the Company, BCEI or of New Parent.
ARTICLE III
Section 3.01   Except as specifically modified herein, the Base Indenture, the Supplemental Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Base Indenture and the Supplemental Indenture and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Supplemental Indenture or the Base Indenture, as applicable. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.
Section 3.02   All agreements of the Company and the Guarantors in this Fourth Supplemental Indenture, the Base Indenture, the Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Paying Agent in this Fourth Supplemental Indenture and in the Base Indenture and the Supplemental Indenture shall bind their respective successors.
Section 3.03   THIS FOURTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 3.04   In case one or more of the provisions in this Fourth Supplemental Indenture, in the Base Indenture or the Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 3.05   The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Fourth Supplemental Indenture.
Section 3.06   The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. One signed copy is enough to prove this Fourth Supplemental Indenture. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first written above.
HIGHPOINT OPERATING CORPORATION (F/K/A BILL BARRETT CORPORATION),
a Delaware corporation
By:

Name:
Title:
GUARANTORS:
HIGHPOINT RESOURCES CORPORATION,
a Delaware Corporation
By:

Name:
Title:
FIFTH POCKET PRODUCTION, LLC,
a Colorado limited liability company
By:

Name:
Title:
TRUSTEE:
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee
By:

Name:
Title:
Signature Page to Fourth Supplemental Indenture — 7.00% Senior Notes Due 2022

ANNEX D
HIGHPOINT OPERATING CORPORATION (F/K/A BILL BARRETT CORPORATION),
As Company
And
HIGHPOINT RESOURCES CORPORATION,
And
FIFTH POCKET PRODUCTION, LLC,
As Guarantors

7.00% SENIOR NOTES DUE 2022

FIFTH SUPPLEMENTAL INDENTURE
Dated as of [•], 2021
To
FOURTH SUPPLEMENTAL INDENTURE
Dated as of March 12, 2012
To
BASE INDENTURE
Dated as of July 8, 2009

DEUTSCHE BANK TRUST COMPANY AMERICAS,
As Trustee

This FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of [•], 2021, is among HighPoint Operating Corporation (f/k/a Bill Barrett Corporation), a Delaware corporation (the “Company”), HighPoint Resources Corporation (f/k/a Red Rider Holdco, Inc.), a Delaware corporation (“New Parent” or “HPR”), Fifth Pocket Production, LLC, a Colorado limited liability company (“Fifth Pocket” and, together with HPR the “Guarantors”), and Deutsche Bank Trust Company Americas, a New York State banking corporation, as trustee (the “Trustee”). Capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined in this Fifth Supplemental Indenture have the meanings assigned thereto in the Indenture defined below.
RECITALS
WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture, dated as of July 8, 2009 (the “Base Indenture”), providing for the issuance of Securities comprised of unsecured debentures, notes or other evidences of indebtedness from time to time on terms to be determined by the Company and the Guarantors; and
WHEREAS, pursuant to Section 901 of the Base Indenture, the Company entered into a Fourth Supplemental Indenture dated as of March 12, 2012 (as amended, supplemented or otherwise modified prior to the date hereof with respect to the Notes (as defined below), the “Supplemental Indenture” and, the Base Indenture as amended by the Supplemental Indenture, the “Indenture”), providing for the issuance of $400,000,000 aggregate principal amount of 7.00% Senior Notes due 2022 (the “Notes”);
WHEREAS, Section 8.02 of the Supplemental Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Supplemental Indenture (other than certain provisions enumerated in Section 8.02 of the Supplemental Indenture) with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding (including the consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), by Act of said Holders delivered to the Company and the Trustee;
WHEREAS, on November 9, 2020, HPR entered into an Agreement and Plan of Merger (the “BCEI Merger Agreement”) among Bonanza Creek Energy, Inc., a Delaware corporation (“BCEI”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BCEI (“BCEI Merger Sub”), and HPR. The BCEI Merger Agreement, among other things, provides for (i) the merger of BCEI Merger Sub with and into HPR (the “BCEI Merger”), with HPR continuing its existence as the surviving corporation following the BCEI Merger; and (ii) the commencement by (x) BCEI of an offer to exchange (the “BCEI Exchange Offer”) any and all of the Notes and the 8.75% Senior Notes of the Company due June 15, 2025 (the “2025 Notes”) for shares of BCEI common stock and senior unsecured notes to be issued by BCEI and (y) HPR (on behalf of the Company) of a concurrent consent solicitation (the “HPR Consent Solicitations”) with respect to the Notes and the 2025 Notes. The BCEI Merger Agreement and the transactions contemplated thereby, including the BCEI Exchange Offer and the HPR Consent Solicitations, are referred to collectively as the “BCEI Transactions”.
WHEREAS, in connection with the HPR Consent Solicitations, HPR (on behalf of the Company) solicited, and has received, upon the terms and subject to the conditions set forth in the final Prospectus, dated as of [•], 2021, and filed with the Securities and Exchange Commission as part of BCEI’s registration statement on Form S-4 on [•], 2021 (the “Prospectus”), consents from Holders representing a majority in aggregate principal amount of the Outstanding Notes, to the amendments contemplated hereby;
WHEREAS, the Company and Guarantors, in the exercise of the powers and authority conferred upon and reserved to them, under the provisions of the Indenture and pursuant to appropriate action of their respective Board of Directors, have fully resolved and determined to make, execute and deliver to the Trustee this Fifth Supplemental Indenture to the Supplemental Indenture in the form hereof for the purpose of amending the Supplemental Indenture;
WHEREAS, the execution and delivery of this Fifth Supplemental Indenture by the Company and Guarantors have been duly authorized by Board Resolution;

WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Fifth Supplemental Indenture, a duly executed Officers’ Certificate and Opinion of Counsel, as contemplated by Sections 12.02 and 12.03 of the Supplemental Indenture, and the Company and the Guarantors have satisfied all other conditions required under Article 8 of the Supplemental Indenture to enable the Company, Guarantors and the Trustee to enter into this Fifth Supplemental Indenture;
WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Fifth Supplemental Indenture for the purpose of amending the Supplemental Indenture in certain respects in accordance with its terms, including Article 8 of the Supplemental Indenture; and
WHEREAS, pursuant to Section 8.02 of the Supplemental Indenture, the Trustee is authorized to execute this Fifth Supplemental Indenture.
NOW, THEREFORE, to comply with the provisions of the Supplemental Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the Holders of the Notes as follows:
ARTICLE I
Section 1.01   This Fifth Supplemental Indenture is the Fifth Supplemental Indenture to the Supplemental Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Supplemental Indenture for any and all purposes.
Section 1.02   This Fifth Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee, provided that the amendments to the Supplemental Indenture in Article II hereof will become operative concurrently with the settlement of the BCEI Exchange Offers on the Settlement Date (as defined in the Prospectus), subject to satisfaction or waiver of the conditions to the BCEI Exchange Offers.
ARTICLE II
Section 2.01   The Supplemental Indenture is hereby amended by deleting each of the following sections of the Supplemental Indenture in their entirety and replacing each such reference with “[Intentionally Omitted]”:
(a)
Section 4.03 (“Reports to Holders”);

(b)
Section 4.04 (“Existence”);

(c)
Section 4.06 (“Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”);

(d)
Section 4.07 (“Limitation on Restricted Payments”);

(e)
Section 4.08 (“Limitation on Asset Sales”);

(f)
Section 4.09 (“Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”);

(g)
Section 4.10 (“Limitation on Liens”);

(h)
Section 4.11 (“Limitation on Transactions with Affiliates”);

(i)
Section 4.12 (“Limitations on Restricted and Unrestricted Subsidiaries”);

(j)
Section 4.13 (“Change of Control”);

(k)
Section 4.14 (“Additional Subsidiary Guarantors”); and

(l)
Clause (2) of Section 5.01 (“When Company May Merge or Transfer Assets”).

Section 2.02   The Supplemental Indenture is hereby amended by deleting clauses (5) and (6) of Section 6.01 (“Events of Default”) and replacing each such reference with “[Intentionally Omitted]” and by deleting references to “or any of its Significant Subsidiaries” in clause (7) of Section 6.01 (“Events of Default”).
Section 2.03   The failure to comply with the terms of any of the provisions set forth in Section 2.01 above shall no longer constitute a Default or an Event of Default under the Supplemental Indenture and shall no longer have any other consequence under the Supplemental Indenture and the occurrence of the events described in Section 2.02 above shall no longer constitute Events of Default.
Section 2.04   All definitions set forth in Section 2.01 of the Supplemental Indenture that relate to defined terms used solely in sections deleted by this Fifth Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety.
Section 2.05   All references to Sections of the Supplemental Indenture amended by this Fifth Supplemental Indenture shall mean such Section as amended by this Fifth Supplemental Indenture and all references to Sections of the Supplemental Indenture deleted pursuant to this Fifth Supplemental Indenture are hereby deleted in their entirety in the Supplemental Indenture.
Section 2.06   All references to or descriptions of Sections of the Supplemental Indenture deleted pursuant to this Fifth Supplemental Indenture are hereby deleted in their entirety from the Notes.
Section 2.07   Any and all additional provisions of the Supplemental Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments to the Supplemental Indenture and the Notes set forth in this Fifth Supplemental Indenture.
ARTICLE III
Section 3.01   Except as specifically modified herein, the Base Indenture, the Supplemental Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Base Indenture and the Supplemental Indenture and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Supplemental Indenture or the Base Indenture, as applicable. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fifth Supplemental Indenture refer to this Fifth Supplemental Indenture as a whole and not to any particular section hereof.
Section 3.02   All agreements of the Company and the Guarantors in this Fifth Supplemental Indenture, the Base Indenture, the Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Paying Agent in this Fifth Supplemental Indenture and in the Base Indenture and the Supplemental Indenture shall bind their respective successors.
Section 3.03   THIS FIFTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 3.04   In case one or more of the provisions in this Fifth Supplemental Indenture, in the Base Indenture or the Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 3.05   The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Fifth Supplemental Indenture.

Section 3.06   The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. One signed copy is enough to prove this Fifth Supplemental Indenture. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first written above.
HIGHPOINT OPERATING CORPORATION (F/K/A BILL BARRETT CORPORATION),
a Delaware corporation
By:

Name:
Title:
GUARANTORS:
HIGHPOINT RESOURCES CORPORATION,
a Delaware Corporation
By:

Name:
Title:
FIFTH POCKET PRODUCTION, LLC,
a Colorado limited liability company
By:

Name:
Title:
TRUSTEE:
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:

Name:
Title:
Signature Page to Fifth Supplemental Indenture — 7.00% Senior Notes Due 2022

ANNEX E
HIGHPOINT OPERATING CORPORATION (F/K/A BILL BARRETT CORPORATION),
As Company
And
HIGHPOINT RESOURCES CORPORATION,
And
FIFTH POCKET PRODUCTION, LLC,
As Guarantors

8.75% SENIOR NOTES DUE 2025

FOURTH SUPPLEMENTAL INDENTURE
Dated as of [•], 2021
To
INDENTURE
Dated as of April 28, 2017

DEUTSCHE BANK TRUST COMPANY AMERICAS,
As Trustee

This FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of [•], 2021, is among HighPoint Operating Corporation (f/k/a Bill Barrett Corporation), a Delaware corporation (the “Company”), HighPoint Resources Corporation (f/k/a Red Rider Holdco, Inc.), a Delaware corporation (“New Parent” or “HPR”), Fifth Pocket Production, LLC, a Colorado limited liability company (“Fifth Pocket”and, together with HPR the “Guarantors”), and Deutsche Bank Trust Company Americas, a New York State banking corporation, as trustee (the “Trustee”). Capitalized terms used in this Fourth Supplemental Indenture and not otherwise defined in this Fourth Supplemental Indenture have the meanings assigned thereto in the Indenture defined below.
RECITALS
WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture, dated as of April 28, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), pursuant to which the Company issued $275,000,000 aggregate principal amount of 8.75% Senior Notes due 2025 (the “Notes”);
WHEREAS, Section 8.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture (other than certain provisions enumerated in Section 8.02 of the Indenture) with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding (including the consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), by Act of said Holders delivered to the Company and the Trustee;
WHEREAS, on November 9, 2020, HPR entered into an Agreement and Plan of Merger (the “BCEI Merger Agreement”) among Bonanza Creek Energy, Inc., a Delaware corporation (“BCEI”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BCEI (“BCEI Merger Sub”), and HPR. The BCEI Merger Agreement, among other things, provides for (i) the merger of BCEI Merger Sub with and into HPR (the “BCEI Merger”), with HPR continuing its existence as the surviving corporation following the BCEI Merger; and (ii) the commencement by (x) BCEI of an offer to exchange (the “BCEI Exchange Offer”) any and all of the Notes and the 7.0% Senior Notes of the Company due October 15, 2022 (the “2022 Notes”) for shares of BCEI common stock and senior unsecured notes to be issued by BCEI and (y) HPR (on behalf of the Company) of a concurrent consent solicitation (the “HPR Consent Solicitations”) with respect to the Notes and the 2022 Notes. The BCEI Merger Agreement and the transactions contemplated thereby, including the BCEI Exchange Offer and the HPR Consent Solicitations, are referred to collectively as the “BCEI Transactions”.
WHEREAS, in connection with the HPR Consent Solicitations, HPR (on behalf of the Company) solicited, and has received, upon the terms and subject to the conditions set forth in the final Prospectus, dated as of [•], 2021, and filed with the Securities and Exchange Commission as part of BCEI’s registration statement on Form S-4 on [•], 2021 (the “Prospectus”), consents from Holders representing a majority in aggregate principal amount of the Outstanding Notes, to the amendments contemplated hereby;
WHEREAS, the Company and Guarantors, in the exercise of the powers and authority conferred upon and reserved to them, under the provisions of the Indenture and pursuant to appropriate action of their respective Board of Directors, have fully resolved and determined to make, execute and deliver to the Trustee this Fourth Supplemental Indenture in the form hereof for the purpose of amending the Indenture;
WHEREAS, the execution and delivery of this Fourth Supplemental Indenture by the Company and Guarantors have been duly authorized by Board Resolution;
WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Fourth Supplemental Indenture, a duly executed Officers’ Certificate and Opinion of Counsel, as contemplated by Sections 8.05, 14.02 and 14.03 of the Indenture, and the Company and the Guarantors have satisfied all other conditions precedent under Article 8 of the Indenture to enable the Company, Guarantors and the Trustee to enter into this Fourth Supplemental Indenture;
WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Fourth Supplemental Indenture for the purpose of amending the Indenture in certain respects in accordance with its terms, including Article 8 of the Indenture; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Trustee is authorized to execute this Fourth Supplemental Indenture.
NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the Holders of the Notes as follows:
ARTICLE I
Section 1.01   This Fourth Supplemental Indenture is the Fourth Supplemental Indenture to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
Section 1.02   This Fourth Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee; provided that the amendments to the Indenture in Article II hereof will not become operative until the Company pays the Change of Control Amendment Consent Fee (as defined in the Prospectus) to the Exchange Agent (as defined in the Prospectus) for the benefit of Holders who deliver valid Consents (as defined in the Prospectus) on or prior to the applicable Expiration Deadline (as defined in the Prospectus).
ARTICLE II
Section 2.01   The following definitions are hereby added to Section 2.01 of the Indenture in proper alphabetical order:
“BCEI” means Bonanza Creek Energy, Inc., a Delaware corporation.
“BCEI Merger Agreement” means that certain Agreement and Plan of Merger, dated November 9, 2020, among BCEI, Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BCEI (“BCEI Merger Sub”), and New Parent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.
“BCEI Transactions” means the transactions contemplated by the BCEI Merger Agreement, including the merger of BCEI Merger Sub into New Parent with New Parent as the surviving corporation, and by all related documents and agreements, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.
Section 2.02   The definitions of “Change of Control”, “New Parent” and “Permitted Holders” in Section 2.01 of the Indenture are hereby amended and restated in their entirety as follows:
“Change of Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or Group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act (whether or not otherwise in compliance with the provisions of this Indenture), but excluding any such sale, lease, exchange or other transfer to (x) one or more Permitted Holders or (y) as part of a transaction in compliance with Article 5 (if, in the case of this clause (y), the owners of the Capital Stock of the Company immediately prior to such transaction own at least a majority of the Capital Stock of such Transferee immediately after such transaction by economic or voting interest); (b) the approval by the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group, other than one or more Permitted Holders, shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or Group shall be deemed to be a beneficial owner of all securities such Person or Group shall have the right to acquire or vote within one year), directly or indirectly, of Capital Stock representing more than 50% of the aggregate total ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period with directors who shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the Issue Date or whose election as a member of such Board of Directors was previously so approved. Notwithstanding anything to the contrary herein, the consummation of the Fifth Creek Closing Date Transactions or the BCEI Transactions shall not constitute a Change of Control hereunder.
“New Parent” means HighPoint Resources Corporation, a Delaware corporation (f/k/a Red Rider Holdco, Inc.).
“Permitted Holders” means, at any time, (i) New Parent, (ii) BCEI or (iii) any Person that becomes the direct or indirect parent of the Company, BCEI or of New Parent, so long as at least 50.1% of the total ordinary voting power represented by the issued and outstanding Capital Stock of such Person is held, immediately after the transaction pursuant to which such Person becomes the parent of the Company, BCEI or of New Parent, by Persons who immediately prior to such transaction were beneficial owners (directly or indirectly) of Capital Stock of the Company, BCEI or of New Parent.
ARTICLE III
Section 3.01   Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.
Section 3.02   All agreements of the Company and the Guarantors in this Fourth Supplemental Indenture, the Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Paying Agent in this Fourth Supplemental Indenture and in the Indenture shall bind their respective successors.
Section 3.03   THIS FOURTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 3.04   In case one or more of the provisions in this Fourth Supplemental Indenture, in the Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 3.05   The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Fourth Supplemental Indenture.
Section 3.06   The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. One signed copy is enough to prove this Fourth Supplemental Indenture. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first written above.
HIGHPOINT OPERATING CORPORATION (F/K/A BILL BARRETT CORPORATION),
a Delaware corporation
By:

Name:
Title:
GUARANTORS:
HIGHPOINT RESOURCES CORPORATION,
a Delaware Corporation
By:

Name:
Title:
FIFTH POCKET PRODUCTION, LLC,
a Colorado limited liability company
By:

Name:
Title:
TRUSTEE:
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee
By:

Name:
Title:
Signature Page to Fourth Supplemental Indenture — 8.75% Senior Notes Due 2025

ANNEX F
HIGHPOINT OPERATING CORPORATION (F/K/A BILL BARRETT CORPORATION),
As Company
And
HIGHPOINT RESOURCES CORPORATION,
And
FIFTH POCKET PRODUCTION, LLC,
As Guarantors

8.75% SENIOR NOTES DUE 2025

FIFTH SUPPLEMENTAL INDENTURE
Dated as of [•], 2021
To
INDENTURE
Dated as of April 28, 2017

DEUTSCHE BANK TRUST COMPANY AMERICAS,
As Trustee

This FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of [•], 2021, is among HighPoint Operating Corporation (f/k/a Bill Barrett Corporation), a Delaware corporation (the “Company”), HighPoint Resources Corporation (f/k/a Red Rider Holdco, Inc.), a Delaware corporation (“New Parent” or “HPR”), Fifth Pocket Production, LLC, a Colorado limited liability company (“Fifth Pocket” and, together with HPR the “Guarantors”), and Deutsche Bank Trust Company Americas, a New York State banking corporation, as trustee (the “Trustee”). Capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined in this Fifth Supplemental Indenture have the meanings assigned thereto in the Indenture defined below.
RECITALS
WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture, dated as of April 28, 2017 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Indenture”), pursuant to which the Company issued $275,000,000 aggregate principal amount of 8.75% Senior Notes due 2025 (the “Notes”);
WHEREAS, Section 8.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture (other than certain provisions enumerated in Section 8.02 of the Indenture) with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding (including the consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), by Act of said Holders delivered to the Company and the Trustee;
WHEREAS, on November 9, 2020, HPR entered into an Agreement and Plan of Merger (the “BCEI Merger Agreement”) among Bonanza Creek Energy, Inc., a Delaware corporation (“BCEI”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BCEI (“BCEI Merger Sub”), and HPR. The BCEI Merger Agreement, among other things, provides for (i) the merger of BCEI Merger Sub with and into HPR (the “BCEI Merger”), with HPR continuing its existence as the surviving corporation following the BCEI Merger; and (ii) the commencement by (x) BCEI of an offer to exchange (the “BCEI Exchange Offer”) any and all of the Notes and the 7.0% Senior Notes of the Company due October 15, 2022 (the “2022 Notes”) for shares of BCEI common stock and senior unsecured notes to be issued by BCEI and (y) HPR (on behalf of the Company) of a concurrent consent solicitation (the “HPR Consent Solicitations”) with respect to the Notes and the 2022 Notes. The BCEI Merger Agreement and the transactions contemplated thereby, including the BCEI Exchange Offer and the HPR Consent Solicitations, are referred to collectively as the “BCEI Transactions”.
WHEREAS, in connection with the HPR Consent Solicitations, HPR (on behalf of the Company) solicited, and has received, upon the terms and subject to the conditions set forth in the final Prospectus, dated as of [], 2021, and filed with the Securities and Exchange Commission as part of BCEI’s registration statement on Form S-4 on [], 2021 (the “Prospectus”), consents from Holders representing a majority in aggregate principal amount of the Outstanding Notes, to the amendments contemplated hereby;
WHEREAS, the Company and Guarantors, in the exercise of the powers and authority conferred upon and reserved to them, under the provisions of the Indenture and pursuant to appropriate action of their respective Board of Directors, have fully resolved and determined to make, execute and deliver to the Trustee this Fifth Supplemental Indenture in the form hereof for the purpose of amending the Indenture;
WHEREAS, the execution and delivery of this Fifth Supplemental Indenture by the Company and Guarantors have been duly authorized by Board Resolution;
WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Fifth Supplemental Indenture, a duly executed Officers’ Certificate and Opinion of Counsel, as contemplated by Sections 8.05, 14.02 and 14.03 of the Indenture, and the Company and the Guarantors have satisfied all other conditions precedent under Article 8 of the Indenture to enable the Company, Guarantors and the Trustee to enter into this Fifth Supplemental Indenture;
WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Fifth Supplemental Indenture for the purpose of amending the Indenture in certain respects in accordance with its terms, including Article 8 of the Indenture; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Trustee is authorized to execute this Fifth Supplemental Indenture.
NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the Holders of the Notes as follows:
ARTICLE I
Section 1.01   This Fifth Supplemental Indenture is the Fifth Supplemental Indenture to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
Section 1.02   This Fifth Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee, provided that the amendments to the Indenture in Article II hereof will become operative concurrently with the settlement of the BCEI Exchange Offers on the Settlement Date (as defined in the Prospectus), subject to satisfaction or waiver of the conditions to the BCEI Exchange Offers.
ARTICLE II
Section 2.01   The Indenture is hereby amended by deleting each of the following sections of the Indenture in their entirety and replacing each such reference with “[Intentionally Omitted]”:
(a)
Section 4.03 (“Reports to Holders”);

(b)
Section 4.04 (“Existence”);

(c)
Section 4.06 (“Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”);

(d)
Section 4.07 (“Limitation on Restricted Payments”);

(e)
Section 4.08 (“Limitation on Asset Sales”);

(f)
Section 4.09 (“Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”);

(g)
Section 4.10 (“Limitation on Liens”);

(h)
Section 4.11 (“Limitation on Transactions with Affiliates”);

(i)
Section 4.12 (“Limitations on Restricted and Unrestricted Subsidiaries”);

(j)
Section 4.13 (“Change of Control”);

(k)
Section 4.14 (“Additional Subsidiary Guarantors”); and

(l)
Clause (2) of Section 5.01 (“When Company May Merge or Transfer Assets”).

Section 2.02   The Indenture is hereby amended by deleting clauses (5) and (6) of Section 6.01 (“Events of Default”) and replacing each such reference with “[Intentionally Omitted]” and by deleting references to “or any of its Significant Subsidiaries” in clause (7) of Section 6.01 (“Events of Default”).
Section 2.03   The failure to comply with the terms of any of the provisions set forth in Section 2.01 above shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture and the occurrence of the events described in Section 2.02 above shall no longer constitute Events of Default.
Section 2.04   All definitions set forth in Section 2.01 of the Indenture that relate to defined terms used solely in sections deleted by this Fifth Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety.

Section 2.05   All references to Sections of the Indenture amended by this Fifth Supplemental Indenture shall mean such Section as amended by this Fifth Supplemental Indenture and all references to Sections of the Indenture deleted pursuant to this Fifth Supplemental Indenture are hereby deleted in their entirety in the Indenture.
Section 2.06   All references to or descriptions of Sections of the Indenture deleted pursuant to this Fifth Supplemental Indenture are hereby deleted in their entirety from the Notes.
Section 2.07   Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments to the Indenture and the Notes set forth in this Fifth Supplemental Indenture.
ARTICLE III
Section 3.01   Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fifth Supplemental Indenture refer to this Fifth Supplemental Indenture as a whole and not to any particular section hereof.
Section 3.02   All agreements of the Company and the Guarantors in this Fifth Supplemental Indenture, the Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Paying Agent in this Fifth Supplemental Indenture and in the Indenture shall bind their respective successors.
Section 3.03   THIS FIFTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 3.04   In case one or more of the provisions in this Fifth Supplemental Indenture, in the Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 3.05   The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Fifth Supplemental Indenture.
Section 3.06   The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. One signed copy is enough to prove this Fifth Supplemental Indenture. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first written above.
HIGHPOINT OPERATING CORPORATION (F/K/A BILL BARRETT CORPORATION),
a Delaware corporation
By:

Name:
Title:
GUARANTORS:
HIGHPOINT RESOURCES CORPORATION,
a Delaware Corporation
By:

Name:
Title:
FIFTH POCKET PRODUCTION, LLC,
a Colorado limited liability company
By:

Name:
Title:
TRUSTEE:
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee
By:

Name:
Title:
Signature Page to Fifth Supplemental Indenture — 8.75% Senior Notes Due 2025

ANNEX G
Execution Version
THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
THIS TRANSACTION SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS TRANSACTION SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.
TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of November 9, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):
i.
HighPoint Resources Corporation, a company incorporated under the laws of Delaware (the “Company”), HighPoint Operating Corporation, and Fifth Pocket Production, LLC (the Entities in this clause (i), collectively, the “Company Parties”);

ii.
the undersigned and non-affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 7% Notes Claims1 that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, “HPR Consenting 7% Noteholders”);

iii.
the undersigned and non-affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 8.75% Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, “HPR Consenting 8.75% Noteholders” and, together with HPR Consenting 7% Noteholders, “HPR Consenting Noteholders”); and

iv.
the undersigned and non-affiliated holders of, or investment advisors, sub advisors, or managers of discretionary accounts that hold Existing HPR Interests, that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iv), collectively “HPR Consenting Shareholders” and, together with HPR Consenting Noteholders, the “Consenting Stakeholders”).

RECITALS
WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s-length negotiated certain comprehensive restructuring and recapitalization transactions whereby, among other things, a subsidiary of Bonanza Creek Energy, Inc., a company incorporated under the laws of Delaware (“BCEI”), will merge with and into the Company pursuant to an Agreement and Plan of Merger, in the form attached hereto as Exhibit A, (the “Merger Agreement”) on the terms set forth herein (the transactions described in this Agreement, and in the Merger Agreement, the Plan, and such other Definitive Documents, collectively, the “Restructuring Transactions”);

1 Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 of this Agreement.

WHEREAS, the Restructuring Transactions shall be implemented through, among other things, the contemporaneous consummation of (i) (a) an exchange offer (the “Exchange Offer”) by BCEI and the Company to the holders of the Notes to effect the exchange of the Notes for a combination of (x) 9,314,214 shares of common stock of BCEI (“BCEI Common Stock”), which, based on the number of shares of BCEI Common Stock outstanding as of the date hereof, would constitute approximately 30.4% of the fully diluted aggregate outstanding shares of BCEI Common Stock immediately after giving effect to the Merger and the Exchange Offer (subject to dilution as permitted by the Merger Agreement) and (y) up to $100 million in principal of New Take Back Notes (the terms and conditions governing such notes are set forth in the “Description of New Take Back Notes”, substantially in the form attached hereto as Exhibit B) in accordance with section 6.22 of the Merger Agreement and (b) the exchange of Existing HPR Interests for 490,221 shares BCEI Common Stock, which, based on the number of shares of BCEI Common Stock outstanding as of the date hereof, would constitute approximately 1.6% of the fully diluted aggregate outstanding shares of BCEI Common Stock immediately after giving effect to the Merger and the Exchange Offer (subject to dilution as permitted by the Merger Agreement), in each case, on the terms and conditions described herein and in the Merger Agreement and in accordance with applicable Law, all to be effectuated as part of the Restructuring Transactions through an out-of-court restructuring (the “Out-of-Court Restructuring”) in the event the conditions to consummation of the Merger, the Exchange Offer and the Out-of-Court Restructuring, including the Consent Threshold, are satisfied or waived in accordance with their terms so as to permit consummation of the Restructuring Transactions pursuant to the Out-of-Court Restructuring prior to the Out-of-Court Restructuring Outside Date, and (ii) a solicitation of votes for a “prepackaged” chapter 11 plan of reorganization consistent with the terms of this Agreement, the Merger Agreement, and in form and substance acceptable to the Company Parties and the Required HPR Consenting Noteholders, (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, and including any exhibits and schedules thereto, the “Plan”, substantially in the form attached hereto as Exhibit C) to, among other things, consummate the Merger and the Restructuring Transactions, which Plan shall be implemented, to the extent set forth herein, through voluntary bankruptcy cases to be commenced by the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 — 1532 (as amended from time to time, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, such cases, the “Chapter 11 Cases” and such transactions, the “In-Court Restructuring”) in the event the Requisite Company Shareholder Vote or the conditions to consummation of the Exchange Offer, including the Consent Threshold, and the Out-of-Court Restructuring are not satisfied or waived in accordance with their terms and the Restructuring Transactions cannot be consummated prior to the Out-of-Court Restructuring Outside Date;
WHEREAS, as of the date hereof, HPR Consenting 7% Noteholders hold, in the aggregate, at least 73.35% of the aggregate outstanding principal amount of the 7% Notes;
WHEREAS, as of the date hereof, HPR Consenting 8.75% Noteholders hold, in the aggregate, at least 97.34% of the aggregate outstanding principal amount of the 8.75% Notes;
WHEREAS, as of the date hereof, HPR Consenting Shareholders hold, in the aggregate, 46.5% of the Equity Interests of the Company;
WHEREAS, the Parties agree that this Agreement and the Restructuring Transactions are the product of arm’s-length and good-faith negotiations among all of the Parties; and
WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT
Section 1.   Definitions and Interpretation.
1.01.   Definitions. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement, and the Plan, as applicable. The following terms shall have the following definitions:
“7% Notes” means the 7% senior notes due 2022, issued by the Company pursuant to the 7% Notes Indenture.
“7% Notes Claims” means any Claim against any of the Company Parties, based upon, arising under, or on account of the 7% Notes Indenture.
“7% Notes Indenture” means that certain Fourth Supplemental Indenture, dated as of March 12, 2012, by and among the Company, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time.
“8.75% Notes” means the 8.75% senior notes due 2025, issued by the Company pursuant to the 8.75% Notes Indenture.
“8.75% Notes Claims” means any Claim against any of the Company Parties based upon, arising under, or on account of the 8.75% Notes Indenture.
“8.75% Notes Indenture” means that certain Indenture, dated as of April 28, 2017, by and among the Company, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time.
“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.
“Agent” means any administrative agent, collateral agent, or similar Entity under the HPR RBL Credit Agreement and/or with respect to the Notes (as the context requires), including any successors thereto.
“Agents/Trustees” means, collectively, each of the Agents and Trustees.
“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Merger Agreement, the Plan, and the Description of New Take Back Notes).
“Agreement Effective Date” means the date on which the conditions set forth in Section 2.01 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.
“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Stakeholder that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Stakeholder becomes a party hereto) to the Termination Date, applicable to such Party.
“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions, and includes any Company Competing Proposal (as defined in the Merger Agreement).

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.
“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.
“BCEI” has the meaning set forth in the recitals to this Agreement.
“BCEI Common Stock” has the meaning set forth in the recitals to this Agreement.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.
“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Notes Claims.
“Company Parties” has the meaning set forth in the recitals to this Agreement.
“Company Party Termination Event” has the meaning set forth in Section 12.02.
“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of “cleansing material” or other agreement related to public disclosure of material non-public information, in connection with any proposed Restructuring Transactions.
“Confirmation Order” means, in the event of the In-Court Restructuring, the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification to be obtained from, filed with or delivered to a Governmental Entity or any other Person.
“Consenting Stakeholder Termination Event” has the meaning set forth in Section 12.01.
“Consenting Stakeholders” has the meaning set forth in the preamble of this Agreement.
“Consent Threshold” means, collectively, (i) holders of the 7% Notes representing at least 97.5% of the aggregate outstanding principal amount of the 7% Notes, (ii) holders of the 8.75% Notes representing at least 97.5% of the aggregate outstanding principal amount of the 8.75% Notes, and (iii) holders of the Existing HPR Interests representing greater than 50% of the aggregate issued and outstanding Existing HPR Interests.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Debtors” means those Company Parties that commence Chapter 11 Cases, as applicable, as determined by the Company in consultation with the Consenting Stakeholders.
“Definitive Documents” means the documents listed or described in Section 3.01.
“Description of New Take Back Notes” has the meaning set forth in the recitals to this Agreement.
“Disclosure Statement / Registration Statement(s)” means the registration statement, including the Joint Proxy Statement, with respect to the Restructuring Transactions, including the Merger, the Exchange Offer, and related disclosure statement with respect to the Plan, that is prepared and distributed to (i) in the event of the Out-of-Court Restructuring, the holders of common stock of the Company and holders of the Notes; and (ii) in the event of the In-Court-Restructuring, the holders of Company Claims/Interests that are entitled to vote on the Plan, in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable Law, and all exhibits, schedules, supplements, modifications, and amendments thereto.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials, which order may be the Confirmation Order.
“Effective Date” means the date on which the Out-of-Court Restructuring or the In-Court Restructuring, as applicable, is consummated (which, in the event of the In-Court Restructuring, shall be the effective date of the Plan).
“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.
“Equity Interests” means, collectively, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).
“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time, and including any rule or regulation promulgated thereunder.
“Exchange Offer” has the meaning set forth in the recitals to this Agreement.
“Execution Date” has the meaning set forth in the preamble of this Agreement.
“Existing HPR Interests” means the Equity Interests in the Company.
“First Day Pleadings” means the pleadings and related documentation requesting certain emergency relief, or supporting the request for such relief, that the Company Parties determine, in consultation with counsel to the HPR Consenting Noteholders, are necessary or desirable to file with the Bankruptcy Court on or around the Petition Date and to be heard at the “first day” hearing in the event of the In-Court Restructuring.
“Governance Documents” means, as applicable, the organizational and governance documents for BCEI, giving effect to the Restructuring Transactions, including without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, operating agreements or limited liability company agreements (or equivalent governing documents).
“Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.
“HPR Consenting Noteholders” has the meaning set forth in the recitals to this Agreement.
“HPR Consenting Noteholders’ Advisors” means, (a) Akin Gump Strauss Hauer & Feld LLP, (b) if applicable and only to the extent that the Company Parties commence the Chapter 11 Cases, one (1) local counsel to HPR Consenting Noteholders, and (c) any other advisor that the HPR Consenting Noteholders determine to hire in connection with the Restructuring Transactions with the consent of the Company, not to be unreasonably withheld or delayed.
“HPR Consenting Noteholders’ Advisors’ Expenses” has the meaning set forth in Section 2 of this Agreement.
“HPR Consenting Shareholders” has the meaning set forth in the recitals to this Agreement.
“HPR RBL Amendment” means that certain amendment to the HPR RBL Credit Agreement as described in and on the applicable terms set forth in the Plan.

“HPR RBL Credit Agreement” means, that certain Credit Agreement, dated as of September 14, 2018, among the Company, as borrower, JPMorgan Chase Bank N.A, as administrative agent, and the lenders party thereto.
“HPR RBL Lenders” means the lenders party to the HPR RBL Credit Agreement.
“HPR RBL Payoff Letter” means that certain payoff letter, if applicable, in connection with consummating the Restructuring Transactions, among the Company, as borrower, JPMorgan Chase Bank N.A., as administrative agent, and the lenders under the HPR RBL Credit Agreement, with respect to the payment in full of all obligations outstanding under the HPR RBL Credit Agreement, termination of all commitments thereunder and agreements to release all liens upon the assets of the Company Parties.
“In-Court Restructuring” has the meaning set forth in the recitals to this Agreement.
“In-Court Restructuring Milestones” has the meaning set forth in Schedule 1 to this Agreement.
“In-Court Restructuring Outside Date” has the meaning set forth in Schedule 1 to this Agreement.
“Joinder” means a joinder agreement pursuant to which a newly joining party becomes bound by the terms of this Agreement, the form of which is attached hereto as Exhibit E.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
“Merger Agreement” has the meaning set forth in the recitals of this Agreement.
“Milestones” means the milestones set forth in Schedule 1 to this Agreement.
“New Take Back Notes” means the 7.5% notes due 2026, to be offered by BCEI in the Exchange Offer (or, in the event of the In-Court Restructuring, to be issued under the Plan) to holders of Notes Claims and issued on the Effective Date, as described in the Description of New Take Back Notes and on the applicable terms set forth in the Description of New Take Back Notes.
“New Take Back Notes Indenture” means the indenture with respect to the New Take Back Notes, which indenture shall be consistent with the Description of New Take Back Notes.
“Notes” means, collectively, the 7% Notes, and the 8.75% Notes.
“Notes Claims” means, collectively, the 7% Notes Claims, and the 8.75% Notes Claims.
“Out-of-Court Release” means, in the event of the Out-of-Court Restructuring, customary mutual releases by the Parties and in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders, but in all circumstances consistent with the releases set forth in the Plan.
“Out-of-Court Restructuring” has the meaning set forth in the recitals to this Agreement.
“Out-of-Court Restructuring Outside Date” has the meaning set forth in Schedule 1 to this Agreement.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).
“Parties” has the meaning set forth in the preamble to this Agreement.
“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.
“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.
“Plan” has the meaning set forth in the preamble to this Agreement.
“Plan Supplement” means, in the event of the In-Court Restructuring, the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto.
“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
“Registration Rights Agreement” means the registration rights agreement to be entered into between BCEI and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts, upon consummation of the Restructuring Transactions pursuant to which Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts, shall be entitled to registration rights with respect to shares of BCEI Common Stock received in the Exchange Offer, in the form attached hereto as Exhibit F and attached to the Merger Agreement as Exhibit C thereto.
“Required HPR Consenting 7% Noteholders” means, as of the relevant date, HPR 7% Consenting Noteholders who hold, in the aggregate, greater than 50 percent in principal amount outstanding of 7% Notes Claims held by HPR 7% Consenting Noteholders.
“Required HPR Consenting 8.75% Noteholders” means, as of the relevant date, HPR 8.75% Consenting Noteholders who hold, in the aggregate, greater than 50 percent in principal amount outstanding of 8.75% Notes Claims held by HPR 8.75% Consenting Noteholders.
“Required HPR Consenting Noteholders” means, collectively, the Required HPR 7% Consenting Noteholders and the Required HPR 8.75% Consenting Noteholders.
“Required HPR Consenting Shareholders” means HPR Consenting Shareholders who hold, in the aggregate, greater than 50 percent of outstanding Existing HPR Interests held by HPR Consenting Shareholders.
“Required Consenting Stakeholders” means the Required HPR Consenting Noteholders and the Required HPR Consenting Shareholders.
“Requisite Company Shareholder Vote” means the approval of the Merger Agreement and the transactions contemplated thereby by a majority of the holders of the Existing HPR Interests entitled to vote on the same.
“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a — 77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.
“Solicitation Materials” means all documents, forms and other materials provided in connection with the solicitation of acceptances of the Exchange Offer and the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (other than the Disclosure Statement / Registration Statement(s)).
“Termination Date” means, for any Party to this Agreement, the date on which this Agreement is terminated with respect to such Party in accordance with Section 12.

“Termination Event” means the occurrence of (a) a Company Party Termination Event, (b) a Consenting Stakeholder Termination Event or (c) an HPR Consenting Noteholder Termination Event.
“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, loan, grant, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions), voluntarily or involuntarily.
“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement applicable to its transferor with respect to the Company Claims/Interests being transferred, substantially in the form attached hereto as Exhibit D.
“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under each of the 7% Notes and the 8.75% Notes.
1.02.   Interpretation. For purposes of this Agreement:
(a)   in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(b)   capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(c)   unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)   unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;
(e)   unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)   the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(g)   captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(h)   references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and
(i)   the use of “include” or “including” is without limitation, whether stated or not.
(j)   the phrase “counsel to the Consenting Stakeholders” refers to each counsel specified in Section 14.10 of this Agreement other than counsel to the Company Parties.
Section 2.   Effectiveness of this Agreement.
2.01.   This Agreement shall become effective and binding upon each of the Parties that has executed and delivered counterpart signature pages to this Agreement at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which shall be the date on which all of the following conditions have been satisfied or waived by the applicable Party or Parties in accordance with this Agreement.
(a)   Each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties.

(b)   The following Parties shall have executed and delivered counterpart signature pages of this Agreement:
(i)   holders of at least 66.6% of the aggregate outstanding principal amount of the 7% Notes;
(ii)   holders of at least 66.6% of the aggregate outstanding principal amount of the 8.75% Notes; and
(iii)   holders of at least 46% of the issued and outstanding Existing HPR Interests.
(c)   The Merger Agreement shall have been executed and is effective in accordance with its terms.
(d)   Counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 14.10 hereof (by email or otherwise) immediately upon satisfaction of the conditions to the Agreement Effective Date set forth in this Section 2.01.
(e)   The Company Parties shall have paid in full or reimbursed all reasonable and documented fees and expenses of the HPR Consenting Noteholders’ Advisors (the “HPR Consenting Noteholders’ Advisors’ Expenses”) incurred and invoiced at least two (2) Business Days prior to the Agreement Effective Date that were not previously paid by the Company Parties.
The Company Parties shall be provided signature pages of the Consenting Stakeholders in unredacted form; provided, that the Company Parties and counsel to the Company Parties shall not make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Stakeholders (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Stakeholder, in each case without the prior written consent of such Consenting Stakeholder or the order of a Bankruptcy Court or other court with competent jurisdiction.
Section 3.   Definitive Documents.
3.01.   The Definitive Documents governing the Restructuring Transactions shall include this Agreement, the exhibits hereto, and all other agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including each of the following:
(a)   the Merger Agreement;
(b)   the Disclosure Statement / Registration Statement(s);
(c)   the New Take Back Notes Indenture (including the New Take Back Notes);
(d)   the Governance Documents;
(e)   the Registration Rights Agreement;
(f)   the Plan;
(g)   in connection with an implementation of the Restructuring Transactions through the Out-of-Court Restructuring:
(i)   the Out-of-Court Release;
(ii)   if applicable, the HPR RBL Amendment or HPR RBL Payoff Letter;
(h)   in connection with a potential implementation of the Restructuring Transactions through the In-Court Restructuring:
(i)   the First Day Pleadings and all orders sought pursuant thereto;
(ii)   the Plan Supplement;
(iii)   if applicable, the interim and final orders of the Bankruptcy Court setting forth the terms of use of cash collateral;

(iv)   the Confirmation Order; and
(v)   the Disclosure Statement Order.
3.02.   The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation among the Parties and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions, and any Definitive Document in a form attached to this Agreement (including the Plan) proposed to be amended, modified or supplemented after the Agreement Effective Date, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the applicable terms of the Merger Agreement, the Plan, and the Description of New Take Back Notes as they may be modified, amended, or supplemented in accordance with Section 13, and, in the case of the Merger Agreement, in accordance with the terms thereof, provided, however, that no amendment, modification or supplement proposed or sought to be implemented in regard to any of the Definitive Documents in accordance with the terms of the Merger Agreement shall abrogate or change the rights of the Parties to this Agreement regarding their consent to or acceptance of any Definitive Documents as provided in this Agreement. Further, except as otherwise set forth herein, those Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall be in form and substance reasonably acceptable to the Company Parties and the Required HPR Consenting Noteholders; provided further that the Out-of-Court Release shall be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders, and the Governance Documents and the New Take Back Notes Indenture shall be in form and substance acceptable to the Required HPR Consenting Noteholders and reasonably acceptable to the Company Parties.
3.03.   In connection with determining whether any New Financing is reasonably acceptable to the Company pursuant to Section 6.21 of the Merger Agreement, the Company shall consult with the Required HPR Consenting Noteholders and the Company shall not determine, or inform BCEI, that any such New Financing is acceptable without the consent of the Required HPR Consenting Noteholders (which consent shall not be unreasonably withheld or delayed).
Section 4.   Commitments of the Consenting Stakeholders.
4.01.   General Commitments, Forbearances, and Waivers.
(a)   During the Agreement Effective Period, each Consenting Stakeholder, as applicable, severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, to:
(i)   with respect to each HPR Consenting Noteholder, following the launch of the Exchange Offer, unless the Exchange Offer shall have been terminated, validly tender all of its Notes in the Exchange Offer and not withdraw any such tender;
(ii)   with respect to each HPR Consenting Shareholder, vote at any meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, of the stockholders of the Company, appear at such meeting or otherwise cause the Covered Equity Interests to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all HPR Existing Interests;
A.   in favor of adoption of the Merger Agreement and approving any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Restructuring Transactions, and not withdraw any such vote; and
B.   against (i) any Alternative Restructuring Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and Restructuring Transactions or matters contemplated by the Merger Agreement and (ii) any action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement;

(iii)   support the Restructuring Transactions, including the Merger, and vote or consent, to the extent applicable, all Company Claims/Interests owned or held by such Consenting Stakeholder and exercise any powers or rights available to it (including in any Shareholders’ or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;
(iv)   use commercially reasonable efforts to cooperate with and assist the Company Parties in response to a reasonable request they may make to such Consenting Stakeholder in seeking to obtain additional support for the Restructuring Transactions from the Company Parties’ other stakeholders (it being understood and agreed by the Parties that if such commercially reasonable efforts of such Consenting Stakeholder are in fact employed but prove unsuccessful, such result may not be used by the Company Parties in any respect under Section 12.02);
(v)   with respect to HPR Consenting Noteholders, give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions as of the Effective Date;
(vi)   negotiate in good faith the material terms of the HPR RBL Amendment or the HPR RBL Payoff Letter, as applicable, with a goal of reaching agreement thereon with the HPR RBL Lenders prior to the commencement of the Exchange Offer and the solicitation with respect to the Plan;
(vii)   negotiate in good faith the Definitive Documents and use commercially reasonable efforts to execute and deliver, effective as of the Effective Date, the Definitive Documents to which such Consenting Stakeholder will be a party; and
(viii)   if the Out-of-Court Restructuring is to be consummated, execute and deliver, effective as of the Effective Date, the Out-of-Court Release.
(b)   During the Agreement Effective Period, each Consenting Stakeholder, as applicable, severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:
(i)   object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(ii)   propose, file, support, or vote for, as applicable, any Alternative Restructuring Proposal;
(iii)   file any motion, objection, pleading, or other document with the Bankruptcy Court (if the Restructuring Transactions are to be implemented through the In-Court Restructuring) or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in all material respects with this Agreement and the Plan;
(iv)   initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, if applicable, this Agreement, or the Restructuring Transactions against the Company Parties or the other Parties, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;
(v)   exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery against any of the Company Parties of any Company Claims/Interests; or
(vi)   object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or, if the Restructuring Transactions are to be implemented through the In-Court Restructuring, interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that a Consenting Stakeholder may take such actions as are described in clauses (iii)  — (v), above, solely to the extent necessary to preserve the validity, existence or priority of Company Claims/Interests owned or held by such Consenting Stakeholder.
4.02.   Commitments with Respect to Chapter 11 Cases.
(a)   During the Agreement Effective Period, in connection with a potential implementation of the Restructuring Transactions through the In-Court Restructuring, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Stakeholder of the Disclosure Statement / Registration Statement(s) and any other Solicitation Materials:
(i)   vote each of its Company Claims/Interests to accept the Plan, and not attempt to opt out of any releases thereunder, by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Disclosure Statement / Registration Statement(s) and any other Solicitation Materials and the ballot;
(ii)   to the extent it is permitted to elect whether to opt out of any releases set forth in the Plan, elect not to opt out of such releases by timely delivering its duly executed and completed ballot(s) indicating such election; and
(iii)   not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.
(b)   During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, severally, and not jointly, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.
Section 5.   Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) subject to any applicable Confidentiality Agreement, affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or, if applicable, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) if applicable, limit the rights of a Consenting Stakeholder under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Stakeholder’s obligations hereunder; (e) limit the ability of a Consenting Stakeholder to purchase, sell or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof; (f) except as and to the extent explicitly set forth herein, constitute a waiver or amendment of any term or provision of (i) the 7% Notes Indenture or the 8.75% Notes Indenture (except with respect to those certain indenture amendments and the notes waivers pertaining to the change-in-control put contemplated in furtherance of the Restructuring Transactions), and (ii) the charter, articles or certificate of incorporation (as applicable), bylaws and other organizational, constituent or governance documents of the Company Parties, or (g) except as and to the extent explicitly set forth herein, require any Consenting Stakeholder to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Stakeholder, and any such action or inaction pursuant to this Section 5 shall not be deemed to constitute a breach of this Agreement. Notwithstanding anything to the contrary herein, if a board member that has been appointed by a HPR Consenting Shareholder exercises its rights as a board member under Section 7.01 hereof, such exercise shall not be deemed a breach of any performance obligation due by such HPR Consenting Shareholder hereunder. Notwithstanding anything to the contrary herein (including, without limitation, in Section 4 of this Agreement), to the extent the Company complies with its obligations under Section 6.3 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Company Competing Proposal, each HPR Consenting Noteholder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company can act under Section 6.3 of the Merger Agreement.

Section 6.   Commitments of the Company Parties.
6.01.   Affirmative Commitments.   Subject in all respects to Section 7, during the Agreement Effective Period, the Company Parties agree to:
(a)   support, act in good faith, and take all actions reasonably necessary, or desirable, or reasonably requested by the Required HPR Consenting Noteholders, to implement and consummate the Restructuring Transactions as contemplated by this Agreement, including, but not limited to, (1) launching the Exchange Offer and commencing solicitation of the Plan on a dual track basis; (2) consummate the Restructuring Transactions through the Out-of-Court Restructuring (including using commercially reasonable efforts to satisfy the conditions to the Exchange Offer and the Out-of-Court Restructuring), (3) to the extent the Requisite Company Shareholder Vote has not been obtained or the Consent Threshold or other conditions of the Exchange Offer or the Out-of-Court Restructuring have not been satisfied so as to permit consummation of the Out-of-Court Restructuring prior to the Out-of-Court Restructuring Outside Date (as set forth on Schedule 1 hereto), promptly commencing the Chapter 11 Cases in order to implement the Plan; and (4) in the event the Chapter 11 Cases are commenced, obtaining the Bankruptcy Court’s approval of the Definitive Documents (as applicable), the solicitation of the Plan by means of the Disclosure Statement and related Solicitation Materials, confirmation of the Plan, and the consummation of the Restructuring Transactions pursuant to the Plan, in each case, in accordance with the applicable Milestones set forth on Schedule 1 hereto;
(b)   to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps necessary, or reasonably requested by the Required HPR Consenting Noteholders, to address any such impediment, including, if the Restructuring Transactions are implemented through the In-Court Restructuring, (1) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) for relief that (x) is inconsistent with this Agreement, the Merger Agreement, or the Plan in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions; (2) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization; (3) timely filing a formal objection to any motion, application or proceeding filed with the Bankruptcy Court seeking standing to pursue claims or causes of action of the Debtors against any Consenting Stakeholder or any director, manager, officer or employee of, or lender to, or any consultant or advisor that is retained or engaged by, any of the Consenting Stakeholders; (4) timely filing a formal objection to any motion, application or proceeding challenging the issuance of the New Take Back Notes or the solicitation or consummation of those certain indenture amendments and the notes waivers pertaining to the change-in-control put contemplated in furtherance of the Restructuring Transactions; and (5) timely filing a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the Definitive Documents (or motion filed by such Person that seeks to interfere with the Definitive Documents);
(c)   negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement and the Definitive Documents;
(d)   use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;
(e)   promptly notify counsel to the Consenting Stakeholders in writing (email being sufficient) of (1) the initiation, institution or commencement of any proceeding by a Governmental Entity or other Person against any of the Company Parties challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby, (2) any breach by any of the Company Parties in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement, (3) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) any of the Definitive Documents, including the Requisite Company Shareholder Vote, the conditions to consummation of the Exchange Offer, including the Consent Threshold, and other conditions precedent set forth in this Agreement and in the Merger Agreement, if applicable, to the consummation of the Merger, the Exchange Offer, or the Restructuring Transactions, incapable of being satisfied so as to permit consummation of the Restructuring Transactions prior to the Out-of-Court Restructuring Outside Date or the In-Court Restructuring Outside Date, as applicable, (4) the occurrence of a Termination Event, and/or (5) the receipt of notice from any Governmental Entity or other Person alleging that the consent of such Person is or may be required under any Organizational Document, material contract, permit, Law or otherwise in connection with the consummation of any part of the Restructuring Transactions;
(f)   maintain the good standing and legal existence of each Company Party under the Laws of the state or jurisdiction in which it is incorporated, organized or formed, except to the extent that the Restructuring Transactions are to be implemented through the In-Court Restructuring and any failure to maintain such Company Party’s good standing arises solely as a result of the filing of the Chapter 11 Cases;
(g)   conduct their businesses and operations in the ordinary course in a manner that is consistent with past practices and in compliance with Law; provided, however, that if any Company Party reasonably determines in good faith that the operation of its business in the ordinary course is not advisable due to possible health and safety concerns related to COVID-19, such determination and any actions taken or not taken as a result of such determination that are outside the ordinary course of its business and inconsistent with its past practices shall not be a breach of this Section 6.01(g) (but such Company Party shall promptly inform the HPR Consenting Noteholders’ Advisors of any such determination);
(h)   provide prompt responses, whether by directing the Company Parties’ advisors to respond or otherwise, to reasonable diligence requests from HPR Consenting Noteholders’ Advisors for purposes of HPR Consenting Noteholders’ due diligence investigation in respect of the assets, liabilities, operations, businesses, finances, strategies, prospects and affairs of the Company Parties; provided, that this Section 6.01(h) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose material non-public information in connection with this Agreement; provided, further, that notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements;
(i)   provide, and direct their employees, officers, advisors, and other representatives to provide, to each of the HPR Consenting Noteholders and their respective legal and financial advisors: (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business; (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (iii) such other information as reasonably requested by the HPR Consenting Noteholders and their respective legal and financial advisors; provided, however, notwithstanding the foregoing, in no circumstances shall a Company Party or its employees, officers, advisors, and other representatives be required to disclose or provide access to any information that would (x) adversely impact any attorney-client or similar privileges, (y) contravene any Applicable Law, including privacy laws, or (z) breach any confidentiality obligations due and owing to any party;
(j)   use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;
(k)   in the event of the In-Court Restructuring, provide draft copies of all material and substantive motions, documents and other pleadings to be filed in the Chapter 11 Cases, including, without limitation, the First Day Pleadings, to counsel to the HPR Consenting Noteholders as soon as reasonably practicable, but in no even less than two (2) Business Days prior to the date when the Company Parties plan to file such documents and, without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to the HPR Consenting Noteholders regarding the form and substance of any such proposed filing. Notwithstanding the foregoing, in the event that two (2) Business Days’ notice is not reasonably practicable under the circumstances, the Company Parties shall provide draft copies of any such motions, documents, or other pleadings to counsel to the HPR Consenting Noteholders as soon as otherwise reasonably practicable before the date when the Company Parties intend to file any such motion, documents, or other pleading;
(l)   promptly pay the HPR Consenting Noteholders’ Advisors’ Expenses and (i) in the event of the In-Court Restructuring, pay all remaining outstanding HPR Consenting Noteholders’ Advisors’ Expenses at least one (1) day prior to the Petition Date, and (ii) pay all remaining outstanding HPR Consenting Noteholders’ Advisors’ Expenses at least one (1) Business Day prior to the Effective Date; and
(m)   negotiate in good faith the material terms of the HPR RBL Amendment or the HPR RBL Payoff Letter, as applicable, and any related documents and instruments (including in regard to or in connection with any indebtedness incurred or to be incurred, including by BCEI, in any refinancing of the indebtedness under the HPR RBL Credit Agreement) with a goal of reaching agreement thereon with the HPR RBL Lenders prior to the commencement of the Exchange Offer and the solicitation with respect to the Plan, and provide counsel to the Consenting HPR Noteholders with regular updates as to the status and progress (on not less than a weekly basis or more frequently as circumstances may require) of such negotiations together with current drafts of the HPR RBL Amendment or the HPR RBL Payoff Letter, as applicable, and any related documents and instruments (including in regard to or in connection with any indebtedness incurred or to be incurred, including by BCEI, in any refinancing of the indebtedness under the HPR RBL Credit Agreement) as such documents and instruments are being negotiated.
6.02.   Negative Commitments.   Subject in all respects to Section 7, and except pursuant to consummation of the Restructuring Transactions, during the Agreement Effective Period, each of the Company Parties shall not, without the prior written consent of the affected Required Consenting Stakeholder, directly or indirectly:
(a)   object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(b)   take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions as contemplated in this Agreement;
(c)   waive, amend or modify any of the Definitive Documents, or, if applicable, file with the Bankruptcy Court a pleading seeking to waive, amend or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification or filing contains any provision that is not consistent in all material respects with this Agreement, the Merger Agreement, and the Plan, as applicable;
(d)   in connection with an implementation or potential implementation of the Restructuring Transactions through the In-Court Restructuring, assert, or support any assertion by any Person, that, in order to act on the provisions of Section 12, the Consenting Stakeholders shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and each of the Company Parties hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any notice of termination in accordance with Section 12); and
(e)   if the Restructuring Transactions are to be implemented through the In-Court Restructuring, file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement.

Section 7.   Additional Provisions Regarding Company Parties’ Commitments.
7.01.   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall give prompt written notice to the Consenting Stakeholders of any determination in accordance with this Section 7.01 to take or refrain from taking any action. This Section 7.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 12 hereof, including on account of any action or inaction any Company Party or a governing body of such Company Party may take pursuant to this Section 7.01.
7.02.   Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to consider, respond to, and facilitate Alternative Restructuring Proposals. If any Company Party receives an Alternative Restructuring Proposal with respect to which such Company Party then elects to engage in substantive negotiations with the party making such proposal regarding the terms of such proposal, then such Company Party shall (A) within one (1) Business Day of such engagement, notify counsel to the HPR Consenting Noteholders of the existence of such negotiations (but not the material terms thereof, the identity of the parties involved, any action taken or proposed to be taken by the Company Parties in response thereto, or any other details of the Alternative Transaction Proposal, unless otherwise agreed to by the Company Parties and the party making such proposal); (B) provide counsel to the HPR Consenting Noteholders with regular updates as to the status and progress of such negotiations; and (C) respond promptly to reasonable information requests and questions from counsel to the HPR Consenting Noteholders with respect to the Alternative Restructuring Proposal (but not the items carved out from subpart (A) hereof, unless otherwise agreed to by the Company Parties and the party making such proposal).
7.03.   Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (c) be construed as a waiver of HPR Consenting Noteholders’ rights, if any, to challenge any action or inaction any Company Party or a governing body of such Company Party may take pursuant to Section 7.01. For the avoidance of doubt, nothing in subpart (c) of the foregoing sentence shall be construed to confer any standing or incremental rights or remedies to or for the benefit of such HPR Consenting Noteholders.
7.04.   No Company Party shall amend, or grant any waiver with respect to, the Merger Agreement (a) in a manner that decreases the amount or changes the form of consideration payable to the HPR Consenting Noteholders without the prior written consent of the Required HPR Consenting Noteholders, or (b) that would otherwise have an adverse effect on the HPR Consenting Noteholders or their interests in the Restructuring Transactions, or reasonably be expected to delay or cause the Effective Time (as defined in the Merger Agreement) not to occur, without the prior written consent of the Required HPR Consenting Noteholders, such consent not to be unreasonably withheld or delayed.
Section 8.   Transfer of Interests and Securities.
8.01.   During the Agreement Effective Period, except pursuant to the consummation of the Restructuring Transactions, no Consenting Stakeholder shall (a) Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest or (b) deposit any Company Claims/Interests into a voting trust or enter into a voting agreement (other than this Agreement) or arrangement with respect to such Company Claims/Interests or grant any proxy or power of attorney with respect thereto, unless, in the case of clause (a), either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Consenting Stakeholders, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a

Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claims/Interests Transferred) to counsel to the Company Parties and counsel to the Consenting Stakeholders at or before the time of the proposed Transfer.
8.02.   Upon compliance with the requirements of Section 8.01, the transferee shall be deemed a Consenting Stakeholder, as applicable, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio.
8.03.   This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders), and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claims/Interests acquired) to counsel to the Company Parties and counsel to the Consenting Stakeholders within five (5) Business Days of such acquisition.
8.04.   This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.
8.05.   Notwithstanding Section 8.01, a Consenting Stakeholder may Transfer any Company Claims/Interests to (a) an Entity that is an Affiliate, affiliated fund, or affiliated entity with a common investment advisor, which Entity shall automatically be bound by this Agreement upon Transfer of such Company Claims/Interests and (b) a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within fifteen (15) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a permitted transferee under Section 8.01; and (iii) the Transfer otherwise is a permitted transfer under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.
8.06.   Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any Liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which Lien or encumbrance is released upon the Transfer of such claims and interests.
Section 9.   Representations and Warranties of Consenting Stakeholders.   Each Consenting Stakeholder severally, and not jointly, represents and warrants that the following statements are and will be true and correct, as of the date such Consenting Stakeholder executes and delivers this Agreement, a Joinder or a Transfer Agreement, as applicable, as of the Agreement Effective Date and as of the Effective Date:
(a)   it (i) is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Stakeholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (subject to any Transfer by such Consenting Stakeholder made after the Agreement Effective Date that is described in a notice delivered pursuant to Section 8.01) and (ii) having made reasonable inquiry, is not the beneficial owner or record owner of any Company Claims/

Interests other than those reflected in such Consenting Stakeholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (subject to any Transfer to such Consenting Stakeholder made after the Agreement Effective Date that is described in a notice delivered pursuant to Section 8.01);
(b)   it has the full power and authority to tender, act on behalf of, vote and consent to matters concerning, such Company Claims/Interests as contemplated by this Agreement and to perform its obligations hereunder;
(c)   such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(d)   with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an “accredited investor” (as defined in by Rule 501 of the Exchange Act), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and
(e)   to the knowledge of such Consenting Stakeholder, there is no Proceeding (as defined in the Merger Agreement) pending against, or threatened in writing against such Consenting Stakeholder that would prevent the performance by such Consenting Stakeholder of its obligations under this Agreement or the consummation by such Consenting Stakeholder of the transactions contemplated hereby or by the Merger Agreement or the Plan on a timely basis.
Section 10.   Representations and Warranties of Company Parties.   Each of the Company Parties severally, and not jointly, represents and warrants that, as of the date hereof and as of the Agreement Effective Date:
(a)   each such Party believes that entry into this Agreement is consistent with the exercise of such Party’s fiduciary duties; and
(b)   such Parties and their respective professionals are not encouraging or soliciting any offers or indications of interest for an Alternative Restructuring Proposal with any party and have not encouraged or solicited any such Alternative Restructuring Proposal with any party within one week of the date hereof, except as disclosed to all Parties.
Section 11.   Mutual Representations, Warranties, and Covenants.   Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement, a Joinder or a Transfer Agreement, as applicable, and as of the Effective Date:
(a)   it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)   except as expressly provided in this Agreement, the Merger Agreement, the Plan, and the Bankruptcy Code, if applicable, no consent or approval is required by any other Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;
(c)   the entry into and performance by it of, and the transactions contemplated by, this Agreement, and the Merger Agreement, do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its Organizational Documents;
(d)   except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and
(e)   except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.
Section 12.   Termination Events.
12.01.   Consenting Stakeholder Termination Events.   This Agreement may be terminated (i) with respect to HPR Consenting Noteholders, by the Required HPR Consenting Noteholders, and (ii) with respect to HPR Consenting Shareholders, by the Required HPR Consenting Shareholders, in each case by the delivery to counsel to the Company Parties and the other Consenting Stakeholders of a written notice in accordance with Section 14.10 hereof, upon and at any time after the occurrence of any of the following events (each, a “Consenting Stakeholder Termination Event”) (unless waived in writing by, respectively, the Required HPR Consenting Noteholders or the Required HPR Consenting Shareholders, as applicable):
(a)   the termination of this Agreement by any of the Company Parties;
(b)   as to the Required HPR Consenting Noteholders and the Required HPR Consenting Shareholders, the Company publicly announces, or communicates in writing to any other Party, its intention not to support or pursue the Restructuring Transactions;
(c)   any Company Party or the board of directors of any Company Party takes or refrains from taking any action in any respect on the basis of a determination made pursuant to Section 7.01 by the board of directors recommending not to support or pursue the Restructuring Transactions absent changes to the terms thereof;
(d)   the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured (if susceptible to cure) for eight (8) Business Days after the Required HPR Consenting Noteholders or the Required HPR Consenting Shareholders, as applicable, transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;
(e)   as to the Required HPR Consenting Noteholders, the breach in any material respect by HPR Consenting Shareholders of any of the representations, warranties, or covenants of HPR Consenting Shareholders set forth in this Agreement, such that the non-breaching HPR Consenting Shareholders own or control less than 46% in aggregate amount of all of the outstanding common stock of the Company and such breach remains uncured for eight (8) Business Days after the Required HPR Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;
(f)   the termination of the Merger Agreement by any party thereto in accordance with the terms thereof;
(g)   any of the Milestones set forth in Schedule 1 (as may have been extended with the approval of the Required HPR Consenting Noteholders) is not achieved, except where such Milestone has been waived or extended by the Required HPR Consenting Noteholders; provided, that the right to terminate this Agreement under this Section 12.01(g) shall not be available to a Consenting Stakeholder if the failure of such Milestone to be achieved is caused by, or results from, the breach by such Consenting Stakeholder of their covenants, agreements or other obligations under this Agreement;
(h)   the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Required HPR Consenting Noteholders or the Required HPR Consenting Shareholders, as applicable, transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any of HPR Consenting Noteholders or HPR Consenting Shareholders, as applicable, that requested such ruling or order in contravention of any obligation set out in this Agreement;

(i)   any Company Party (i) commences a voluntary case under the Bankruptcy Code other than the Chapter 11 Cases; (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any Company Party or the property or assets of any Company Party; (iii) seeks any arrangement, adjustment, protection or relief of its debts other than the In-Court Restructuring consistent with the terms of this Agreement and the Plan; or (iv) makes any general assignment for the benefit of its creditors;
(j)   (i) the commencement of an involuntary case (other than commenced by any of the Consenting Stakeholders) against any Company Party under the Bankruptcy Code that is not dismissed or withdrawn within 45 days, or (ii) a court of competent jurisdiction enters a ruling, judgment or order that appoints, or that authorizes or permits the taking of possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any Company Party;
(k)   the Effective Date has not occurred by the In-Court Restructuring Outside Date, as applicable (as such date may have been extended in accordance with the provisions of this Agreement); provided, however, that the right to terminate this Agreement under this Section 12.01(k) shall not be available to a Consenting Stakeholder if the failure of the Effective Date to have occurred by the In-Court Restructuring Outside Date, as applicable, is caused by, or results from, a breach by such Consenting Stakeholder of its covenants, agreements or other obligations under this Agreement; or
(l)   if the Restructuring Transactions are to be implemented through the In-Court Restructuring and:
(i)   the Bankruptcy Court enters an order denying confirmation of the Plan;
(ii)   the Bankruptcy Court enters an order terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;
(iii)   the Company Parties (1) withdraw the Plan, (2) publicly announce, or communicate in writing to any other Party, their intention to withdraw the Plan or not support the Plan, or (3) move to voluntarily dismiss any of the Chapter 11 Cases;
(iv)   the Company Parties amend or modify, or file a pleading seeking authority to amend or modify, any Definitive Document in a manner that is inconsistent with this Agreement or publicly announce their intention to take any such action;
(v)   the Company Parties (i) file any motion seeking to avoid, disallow, subordinate, or recharacterize any Company Claims/Interests, lien, or interest held by any Consenting Stakeholder or (ii) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consent to the standing of any such third party to bring such application, adversary proceeding, or cause of action;
(vi)   the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company Parties seeking an order (without the prior written consent of the Required Consenting Stakeholders), (1) converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (2) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Chapter 11 Cases, or (3) rejecting this Agreement;
(vii)   the Bankruptcy Court grants relief terminating or annulling the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets with an aggregate fair market value in excess of $20 million of the Company Parties; or
(viii)   after entry by the Bankruptcy Court of the Confirmation Order, such order is reversed, stayed, dismissed, or vacated, in each case, in a manner materially inconsistent with this Agreement without the written consent of the Required HPR Consenting Noteholders.
12.02.   Company Party Termination Events.   The Company Parties may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon and at any time after the occurrence of any of the following events (each, a “Company Party Termination Event”):

(a)   the breach in any material respect by HPR Consenting Noteholders of any of the representations, warranties, or covenants of the HPR Consenting Noteholders set forth in this Agreement, such that the non-breaching HPR Consenting Noteholders own or control less than 67.0% in aggregate principal amount of all of the outstanding 7% Notes, or less than 67.0% in aggregate principal amount of all of the outstanding 8.75% Notes, and such breach remains uncured for eight (8) Business Days after the Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;
(b)   the breach in any material respect by HPR Consenting Shareholder of any of the representations, warranties, or covenants of HPR Consenting Shareholder set forth in this Agreement, and such breach remains uncured for eight (8) Business Days after the Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;
(c)   the termination of this Agreement, with respect to HPR Consenting Noteholders, or HPR Consenting Shareholders;
(d)   the board of directors of the Company determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to enter into definitive documentation with respect to an Alternative Restructuring Proposal;
(e)   the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions, including the Merger, and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any of the Company Parties if it sought or requested such ruling or order in contravention of any obligation or restriction set out in this; or
(f)   if the Restructuring Transactions are to be implemented through the In-Court Restructuring, the Bankruptcy Court enters an order denying confirmation of the Plan.
12.03.   Mutual Termination.   This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among: (a) the Required Consenting Stakeholders; and (b) the Company Parties.
12.04.   Effect of Termination.   Upon the occurrence of the Termination Date, this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided, however, that in no event shall any such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date, (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement, or (iii) solely with regard to the Company Parties, obligations under the Merger Agreement which, pursuant to the terms of the Merger Agreement, survive termination of this Agreement, unless the Merger Agreement is otherwise terminated by its terms. If this Agreement is terminated in accordance with its terms by the Required HPR Consenting Noteholders or HPR Consenting Shareholders pursuant to this Section 12, prior to the Confirmation Order being entered by the Bankruptcy Court in the event of the In-Court Restructuring, any and all consents, votes or ballots of any HPR Consenting Noteholder or HPR Consenting Shareholder shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs after the Petition Date, file notice of such withdrawal with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek (x) enforcement of any rights under this Agreement that arose or existed before the Termination Date or (y) such other relief from the Bankruptcy Court as the Company Parties determine in their sole discretion. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.04 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.01(c). Nothing in this Section 12.04 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02 (d).
Section 13.   Amendments and Waivers.
(a)   This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.
(b)   This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed: (i) in the case of a waiver, by the Party against whom the waiver is to be effective (it being understood that (w) the Required Consenting Stakeholders may waive any obligation or requirement of the Company Parties under this Agreement, (x) Required HPR Consenting Noteholders may waive any conditions to the obligations of HPR Consenting Noteholders or any rights of HPR Consenting Noteholders under this Agreement, and (y) Required HPR Consenting Shareholders may waive any conditions to the obligations of HPR Consenting Shareholders or any rights of HPR Consenting Shareholders under this Agreement, and (ii) in the case of a modification, amendment or supplement, by the Required Consenting Stakeholders (provided, for the avoidance of doubt, that all Consenting Stakeholders shall be bound thereby) and the Company Parties; provided, however, that (A) if the proposed modification, amendment, supplement or waiver adversely affects any of the Company Claims/Interests held by a Consenting Stakeholder in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, supplement or waiver has on the Company Claims/Interests held by the Consenting Stakeholders, other than in proportion to the amount of such Company Claims/Interests, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, supplement or waiver, (B) if the proposed modification, amendment, supplement or waiver adversely affects any of the Company Claims/Interests held by HPR Consenting 7% Noteholder or HPR Consenting 8.75% Noteholder, as applicable, in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, supplement or waiver has on the Company Claims/Interests held by HPR Consenting Noteholders, then the consent of each affected HPR Consenting 7% Noteholder or HPR Consenting 8.75% Noteholder as applicable, shall also be required to effectuate such modification, amendment, supplement or waiver, and (C) any modification, amendment or supplement to this Section 13(b) shall require the consent of all Parties. For avoidance of doubt, but subject to Section 7.04, the Merger Agreement may only be modified, amended, or supplemented, and a condition or requirement of the Merger Agreement may be waived only in accordance with the terms and conditions of the Merger Agreement.
(c)   Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.
(d)   The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.   Miscellaneous.
14.01.   Acknowledgement.   Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.
14.02.   Exhibits Incorporated by Reference; Conflicts.   Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern; provided, however, that no provision of this Agreement is intended to nor shall amend, supplement, or waive any provisions of the Merger Agreement or any obligations of the Company thereunder.
14.03.   Further Assurances.   Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.
14.04.   Complete Agreement.   Except as otherwise explicitly provided herein, this Agreement (together with any applicable Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto.
14.05.   GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. If the Chapter 11 Cases are commenced, each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto; and (d) consents to entry of a final and non-appealable order by the Bankruptcy Court.
14.06.   TRIAL BY JURY WAIVER.   EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
14.07.   Execution of Agreement.   This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
14.08.   Rules of Construction.   This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel and, therefore, waive the application of any law, regulation, holding or rule of construction (a) providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document or (b) any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel.

14.09.   Successors and Assigns; Third Parties.   This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, except that (a) each No Recourse Party shall be a third party beneficiary of Section 14.24 and (b) with respect to any breach of this Agreement by HPR Consenting Noteholders, BCEI and Merger Sub shall be third party beneficiaries of Sections 4.01, 4.02, 8.01, 8.02, 9, 11, 12.04, 13, 14.02, 14.07, 14.09, 14.11, 14.15, and 14.17, in each case as and to the extent applicable to HPR Consenting Noteholders; provided, however, that under no circumstances shall BCEI and Merger Sub be entitled to enforce any remedies against (x) the HPR Consenting Noteholders as a result of any breach of this Agreement by the Company Parties or the HPR Consenting Shareholders, or (y) the Company Parties or the HPR Consenting Shareholders as a result of any breach of this Agreement by HPR Consenting Noteholders. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person.
14.10.   Notices.   All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a)   if to a Company Party, to:
HighPoint Resources Corporation.
555 17th St, Suite 3700
Denver, CO 80202
Attention: William M. Crawford, Chief Financial Officer, and
Kenneth A. Wonstolen, Senior VP and General Counsel
E-mail address: bcrawford@hpres.com; and
kwonstolen@hpres.com
with copy to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Mark Kieselstein, P.C., and W. Benjamin Winger
E-mail address: mkieselstein@kirkland.com; and benjamin.winger@kirkland.com
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua A. Sussberg, P.C.
E-mail address: joshua.sussberg@kirkland.com
(b)   if to HPR Consenting Noteholder, the address or e-mail addresses set forth on such HPR Consenting Noteholder’s signature page to this Agreement (or in the signature page to a Joinder or a Transfer Agreement in the case of any Consenting Noteholder that becomes a party hereto after the Agreement Effective Date), with a copy to:
Akin Gump Strauss Hauer & Feld LLP
Bank of America Tower, 1 Bryant Park,
New York, NY 10036
Tel.: (212) 872-1000
Fax: (212) 872-1002
Attention: Michael S. Stamer; Meredith A. Lahaie; and Stephen B. Kuhn
E-mail address: mstamer@akingump.com; mlahaie@akingump.com; and skuhn@akingump.com
(c)   if to HPR Consenting Shareholder, the address or e-mail addresses set forth on such HPR Consenting Shareholder’s signature page to this Agreement (or in the signature page to a Joinder or a

Transfer Agreement in the case of any Consenting Shareholder that becomes a party hereto after the Agreement Effective Date).
Any notice given by delivery, mail, or courier shall be effective when received.
14.11.   Independent Due Diligence and Decision Making.   Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.
14.12.   Enforceability of Agreement.   If the Chapter 11 Cases are commenced, each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.
14.13.   Waiver.   If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
14.14.   Settlement.   If the Restructuring Transactions are not consummated, or if this Agreement is terminated in accordance with its terms for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company Parties or any waiver of any rights such Party may have under any subordination agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
14.15.   Specific Performance.   It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
14.16.   Several, Not Joint, Claims.   Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
14.17.   Severability and Construction.   If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
14.18.   Remedies Cumulative.   All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
14.19.   Capacities of Consenting Stakeholders.   Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.
14.20.   Email Consents.   Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties, the Required HPR Consenting Noteholders or the

Required HPR Consenting Shareholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel (identified in Section 14.10) to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
14.21.   Relationship Among Parties.   Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint, with respect to each Consenting Stakeholder. It is understood and agreed that no Consenting Stakeholder owes any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement, and there are no commitments among or between the Consenting Stakeholders, in each case except as expressly set forth in this Agreement. In this regard, it is understood and agreed that any Consenting Stakeholder may trade in Company Claims/Interests without the consent of any other Party, subject to applicable securities laws and the terms of this Agreement, including Section 8; provided, however, that no Consenting Stakeholder shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Stakeholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act or Rule 13d-5 promulgated thereunder) with any other Party. For the avoidance of doubt, no Consenting Stakeholder shall, nor shall any action taken by a Consenting Stakeholder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting in concert or as a “group.” The decision to commit to enter into the transactions contemplated by this Agreement has been made independently by each Party hereto.
14.22.   Survival.   Notwithstanding the termination of this Agreement pursuant to Section 12 hereof, the terms, provisions, agreements and obligations of the Parties in Sections 1.02, 7, 12, 13, and 14 (other than Section 14.03), and any defined terms used in any of the forgoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.
14.23.   Publicity.   The Company shall submit drafts to counsel to the Consenting Stakeholders identified in Section 14.10 of any press releases or other public statement or public disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) days prior to making any such disclosure; provided that if delivery of such document at least two (2) days in advance of such disclosure is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Stakeholder (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Stakeholder, in each case without the prior written consent of such Consenting Stakeholder or the order of a Bankruptcy Court or other court with competent jurisdiction.
14.24.   No Recourse.   This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to
the Transaction Support Agreement
HIGHPOINT RESOURCES CORPORATION
By:
/s/ R. Scot Woodall

Name:
R. Scot Woodall
Authorized Signatory

HIGHPOINT OPERATING CORPORATION
By:
/s/ R. Scot Woodall

Name:
R. Scot Woodall
Authorized Signatory

FIFTH POCKET PRODUCTION, LLC
By:
/s/ R. Scot Woodall

Name:
R. Scot Woodall
Authorized Signatory

Consenting Stakeholder Signature Page to
the Transaction Support Agreement
AEGON USA INVESTMENT MANAGEMENT, LLC
/s/ Andrew Scriven

Name:
Andrew Scriven

Title: Vice President
Address: 227 West Monroe Street, Suite 6000, Chicago, IL 60606
E-mail address(es): ascriven@aegonam.com
Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement
ALLIANCEBERNSTEIN L.P.
/s/ Paul A. Emerson

Name: Paul A. Emerson
Title: Assistant Secretary
Address: 150 4th Avenue N.
Nashville, TN 37219
E-mail address(es): paul.emerson@alliancebernstein.com
Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement
FRANKLIN ADVISERS, INC., AS INVESTMENT MANAGER ON BEHALF OF CERTAIN FUNDS AND ACCOUNTS
/s/ Brendan Circle

Name: Brendan Circle
Title: SVP
Address:
One Franklin Parkway
San Mateo, CA 94403
Attention: Brendan Circle; Chris Chen
E-mail address(es): brendan.circle@franklintempleton.com; chris.chen@franklintempleton.com
Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement
HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC,
as investment advisor to clients who are Stakeholders
/s/ Anna Marie Lopez

Name: Anna Marie Lopez
Title: Chief Operating Officer
Address:
601 South Figueroa Street, 39th floor
Los Angeles, CA 90017
Attn: Anna Marie Lopez
E-mail address(es): anna.marie.lopez@hwcm.com
Aggregate Amounts Managed in Accounts on behalf of certain discretionary clients who are Stakeholders:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement
USAA HIGH INCOME FUND
/s/ John Spear

Name: John Spear
Title: CIO
Address:
15935 La Cantera Parkway
San Antonio, TX 78256
E-mail address(es): jbass@vcm.com; hcandland@vcm.com
Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement
FIFTH CREEK ENERGY COMPANY, LLC
/s/ Craig S. Glick

Name: Craig S. Glick
Title: Authorized Representative
Address:
c/o NGP
2850 N. Harwood Street, 19th Floor
Dallas, Texas 75201
Attention: Jeffrey A. Zlotky
E-mail address: jzlotky@ngptrs.com
Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	2,000,000

EXHIBIT A
Merger Agreement

EXHIBIT B
Term of Parent Senior Notes

DESCRIPTION OF THE NOTES

EXHIBIT C
Chapter 11 Plan

EXHIBIT D
Provision for Transfer Agreement
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of (the “Agreement”),1 by and among HighPoint Resources Corporation and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“HPR Consenting 7% / 8.75% Noteholder”] [HPR Consenting Shareholder] under the terms of the Agreement.
The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.
Date Executed:

Name:
Title:
Address:
E-mail address(es):
Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
Existing HPR Interests

1
Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT E
Form of Joinder Agreement
Joinder Agreement to Transaction Support Agreement
The undersigned hereby acknowledges that it has reviewed and understands the Transaction Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of            , 2020, by and among HighPoint Resources Corporation, and each of its affiliates that executes the Agreement (collectively, the “Company Parties”), certain holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold 7% Notes Claims (collectively, the “HPR Consenting 7% Noteholders”), certain holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold 8.75% Notes Claims (collectively, the “HPR Consenting 8.75% Noteholders”), certain holders of Equity Interests in HighPoint Resources Corporation (the “HPR Consenting Shareholders”), and agrees to be bound as a [“HPR Consenting 7% / 8.75% Noteholder”] by the terms and conditions thereof.2
The undersigned hereby makes the applicable representations and warranties of the set forth in Section 9 and Section 11 of the Agreement to each other Party, effective as of the date hereof.
This joinder agreement shall be governed by the governing law set forth in the Agreement.
Date:                  , 2020

2
Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

[JOINING PARTY]

Name:
Title:
Address:
E-mail address(es):
Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
Existing HPR Interests

EXHIBIT F
Registration Rights Agreement

ANNEX H
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE
)
In re:	)	Chapter 11
)
HIGHPOINT RESOURCES CORP. et al.,1)		Case No. 21-[ ] ( )
)
Debtors.	)	(Joint Administration Requested)
)
DISCLOSURE STATEMENT RELATING
TO THE DEBTORS’ JOINT PREPACKAGED PLAN OF
REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Domenic E. Pacitti (DE Bar No. 3989)	Joshua A. Sussberg, P.C. (pro hac vice pending)
Michael W. Yurkewicz (DE Bar No. 4165)	KIRKLAND & ELLIS LLP
KLEHR HARRISON HARVEY BRANZBURG LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
919 North Market Street, Suite 1000	601 Lexington Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 426-1189	Telephone: (212) 446-4800
Facsimile: (302) 426-9193	Facsimile: (212) 446-4900
- and -	- and -
Morton R. Branzburg (pro hac vice pending)
KLEHR HARRISON HARVEY BRANZBURG LLP	W. Benjamin Winger (pro hac vice pending)
1835 Market Street, Suite 1400	KIRKLAND & ELLIS LLP
Philadelphia, Pennsylvania 19103	KIRKLAND & ELLIS INTERNATIONAL LLP
Telephone: (215) 569-3007	300 North LaSalle Street
Facsimile: (215) 568-6603	Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Proposed Co-Counsel to the Debtors and Debtors in Possession
Dated:

1
The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are: HighPoint Resources Corporation (0361); HighPoint Operating Corporation (0545); and Fifth Pocket Production, LLC (8360). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 80202.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT
THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE JOINT PREPACKAGED PLAN OF REORGANIZATION OF HIGHPOINT RESOURCES CORPORATION AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE VIII HEREIN.
THE DEBTORS AND CERTAIN HOLDERS OF CLAIMS AND INTERESTS SUPPORT THE PLAN, INCLUDING THE CONSENTING NOTEHOLDERS AND THE CONSENTING SHAREHOLDERS. THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS IN CHAPTER 11. AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.
THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE COURT’S APPROVAL OF THE PLAN.
THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN ANTICIPATED EVENTS IN THE EVENT THE DEBTORS COMMENCE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF SUCH STATUTORY PROVISIONS, THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, SUCH STATUTORY PROVISIONS, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.
IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.
THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE

DEBTORS OR ANY OTHER AUTHORIZED PARTY MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.
THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN, THE MERGER AGREEMENT, AND THE TSA.
THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE REGISTRATION STATEMENTS. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE REGISTRATION STATEMENTS.
IF THE PLAN IS CONFIRMED BY THE COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.
THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO GO EFFECTIVE WILL BE SATISFIED (OR WAIVED).
YOU ARE ENCOURAGED TO READ THE PLAN AND THIS DISCLOSURE STATEMENT IN THEIR ENTIRETY, INCLUDING ARTICLE VIII ENTITLED “RISK FACTORS” BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.
THE COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE BY THE COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT BY THE COURT OF THE MERITS OF THE PLAN.
SUMMARIES OF THE PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS ANNEXED TO THIS DISCLOSURE STATEMENT OR OTHERWISE INCORPORATED HEREIN BY REFERENCE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE IS NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. EXCEPT AS

OTHERWISE PROVIDED IN THE PLAN OR IN ACCORDANCE WITH APPLICABLE LAW, THE DEBTORS ARE UNDER NO DUTY TO UPDATE OR SUPPLEMENT THIS DISCLOSURE STATEMENT.
THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING VOTES FOR THE ACCEPTANCE AND CONFIRMATION OF THE PLAN AND MAY NOT BE RELIED ON FOR ANY OTHER PURPOSE. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE DISCLOSURE STATEMENT AND THE PLAN, THE RELEVANT PROVISIONS OF THE PLAN WILL GOVERN.
THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED HEREIN BY REFERENCE HAS NOT BEEN, AND WILL NOT BE, AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE HEREIN.
THE DEBTORS MAKE STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS, INCLUDING THE FOLLOWING, TO BE FORWARD-LOOKING STATEMENTS:
•
BUSINESS STRATEGY;

•
TECHNOLOGY;

•
FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

•
LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

•
FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING FORECASTS;

•
THE AMOUNT, NATURE, AND TIMING OF CAPITAL EXPENDITURES;

•
AVAILABILITY AND TERMS OF CAPITAL;

•
SUCCESSFUL RESULTS FROM THE DEBTORS’ OPERATIONS;

•
THE MERGER;

•
THE EXPECTED TIMETABLE FOR COMPLETING THE MERGER;

•
THE RESULTS, EFFECTS, BENEFITS AND SYNERGIES OF THE MERGER;

•
PRO FORMA DESCRIPTIONS OF THE REORGANIZED DEBTORS AND BCEI AND THEIR OPERATIONS;

•
THE INTEGRATION AND BENEFITS OF ASSET AND PROPERTY ACQUISITIONS OR THE EFFECTS OF ASSET AND PROPERTY ACQUISITIONS OR DISPOSITIONS ON THE DEBTORS’ CASH POSITION AND LEVELS OF INDEBTEDNESS;

•
COSTS OF CONDUCTING THE DEBTORS’ OTHER OPERATIONS;

•
GENERAL ECONOMIC AND BUSINESS CONDITIONS;

•
EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

•
COUNTERPARTY CREDIT RISK;

•
THE OUTCOME OF PENDING AND FUTURE LITIGATION;

•
UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

•
PLANS, OBJECTIVES, AND EXPECTATIONS;

•
THE ADEQUACY OF THE DEBTORS’ CAPITAL RESOURCES AND LIQUIDITY;

•
RISKS IN CONNECTION WITH ACQUISITIONS;

•
THE POTENTIAL ADOPTION OF NEW GOVERNMENTAL REGULATIONS;

•
THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS;

•
INTEGRATION AND TRANSITION PLANS, SYNERGIES, OPPORTUNITIES, AND ANTICIPATED FUTURE PERFORMANCE; AND

•
ANY OTHER STATEMENTS REGARDING BCEI’S OR THE DEBTORS’ FUTURE EXPECTATIONS, BELIEFS, PLANS, OBJECTIVES, FINANCIAL CONDITIONS, ASSUMPTIONS, OR FUTURE EVENTS OR PERFORMANCE THAT ARE NOT HISTORICAL FACTS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN, EXCEPT IF REQUIRED BY LAW. THESE RISKS, UNCERTAINTIES, AND FACTORS MAY INCLUDE THE FOLLOWING: THE DEBTORS’ ABILITY TO CONFIRM AND CONSUMMATE THE PLAN; THE POTENTIAL THAT THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE MERGER AGREEMENT IS TERMINATED OR THE PLAN IS NOT CONFIRMED; THE DEBTORS’ ABILITY TO REDUCE THEIR OVERALL FINANCIAL LEVERAGE; THE POTENTIAL ADVERSE IMPACT OF THE CHAPTER 11 CASES ON THE DEBTORS’ OPERATIONS, MANAGEMENT, AND EMPLOYEES; THE RISKS ASSOCIATED WITH OPERATING THE DEBTORS’ BUSINESSES DURING THE CHAPTER 11 CASES; CUSTOMER RESPONSES TO THE CHAPTER 11 CASES; THE DEBTORS’ INABILITY TO DISCHARGE OR SETTLE CLAIMS DURING THE CHAPTER 11 CASES; THE MERGER MAY NOT BE ACCRETIVE, AND MAY BE DILUTIVE, TO BCEI’S EARNINGS PER SHARE, WHICH MAY NEGATIVELY AFFECT THE MARKET PRICE OF BCEI COMMON STOCK; BCEI AND THE REORGANIZED DEBTORS, AFTER GIVING EFFECT TO THE MERGER, MAY FAIL TO REALIZE ANTICIPATED SYNERGIES OR OTHER BENEFITS EXPECTED FROM THE MERGER IN THE TIMEFRAME EXPECTED OR AT ALL; THE EFFECTS OF THE BUSINESS COMBINATION OF THE REORGANIZED DEBTORS AND BCEI, INCLUDING FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, STRATEGY, AND PLANS; GENERAL ECONOMIC, BUSINESS, AND MARKET CONDITIONS; CURRENCY FLUCTUATIONS; INTEREST RATE FLUCTUATIONS; PRICE INCREASES; EXPOSURE TO LITIGATION; A DECLINE IN THE DEBTORS’ MARKET SHARE DUE TO COMPETITION; THE DEBTORS’ ABILITY TO IMPLEMENT COST REDUCTION INITIATIVES IN A TIMELY MANNER; THE DEBTORS’ ABILITY TO DIVEST EXISTING BUSINESSES; FINANCIAL CONDITIONS OF THE DEBTORS’ CUSTOMERS; ADVERSE TAX CHANGES; LIMITED ACCESS TO CAPITAL RESOURCES; CHANGES IN DOMESTIC AND FOREIGN LAWS AND REGULATIONS; TRADE BALANCE; NATURAL DISASTERS; GEOPOLITICAL INSTABILITY; AND THE EFFECTS OF GOVERNMENTAL REGULATION ON THE DEBTORS’ BUSINESSES. THE FOREGOING LIST OF FACTORS IS NOT EXHAUSTIVE. FOR FURTHER DISCUSSION OF THESE AND OTHER RISKS, CONTINGENCIES AND UNCERTAINTIES APPLICABLE TO THE DEBTORS, PLEASE SEE ARTICLE VIII ENTITLED “RISK FACTORS.”.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS
The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. The BCEI Common Stock and the New Take Back Notes to be issued in connection with the Plan are the subject of registration statements filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Such registration statements also contemplate the solicitation of votes to accept or reject the Plan (the “Solicitation”).
After the Petition Date, the Debtors and BCEI may also rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”) the offer, issuance, and distribution, if applicable, of securities under the Plan. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.
This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any forward-looking statements in this Disclosure Statement are based on assumptions that are believed to be reasonable, but are subject to a wide range of risks, including risks associated with the following: (a) future financial results and liquidity, including the ability to finance operations in the ordinary course of business; (b) the relationships with and payment terms provided by trade creditors; (c) additional post-restructuring financing requirements; (d) future dispositions and acquisitions; (e) the effect of competitive products, services, or procuring by competitors; (f) changes to the costs of commodities and raw materials; (g) the proposed restructuring and costs associated therewith; (h) the effect of conditions in the local, national, and global economy on the Debtors; (i) the ability to obtain relief from the Court to facilitate the smooth operation of the Debtors’ businesses under chapter 11; (j) the confirmation and consummation of the Plan; (k) the effects of the business combination of the Reorganized Debtors and BCEI; (l) the terms and conditions of the Exit RBL Facility and the BCEI Common Stock and the New Take Back Notes to be entered into, or issued, as the case may be, pursuant to the Plan and the Merger Agreement; and (m) each of the other risks identified in this Disclosure Statement. Due to these uncertainties, reader cannot be assured that any forward-looking statements will prove to be correct. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statements whether as a result of new information, future events, or otherwise, unless instructed to do so by the Court.
You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis, financial projections, and other projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims and Allowed Interests, among other things, may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

EXHIBITS2
EXHIBIT A	Plan of Reorganization
EXHIBIT B	Merger Agreement
EXHIBIT C	TSA
EXHIBIT D	Financial Projections
EXHIBIT E	Valuation Analysis
EXHIBIT F	Liquidation Analysis

2
Each Exhibit is incorporated herein by reference.

I.
INTRODUCTION

HighPoint Resources Corporation, HighPoint Operating Corporation, and Fifth Pocket Production LLC (each, a “Debtor” and, collectively, the “Debtors”, or “HPR”), submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”), dated      .3 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan implements a comprehensive restructuring and certain recapitalization transactions, whereby, among other things, Boron Merger Sub Inc. (“Merger Sub”), a wholly owned affiliate of Bonanza Creek Energy, Inc. (“BCEI”), will merge with and into HighPoint Resources Corporation as contemplated under that certain Agreement and Plan of Merger, dated as of November 9, 2020 (such transaction, the “Merger”, and such agreement, the “Merger Agreement”), a copy of which is attached hereto as Exhibit B, and the Debtors will equitize more than $625 million of funded debt and undertake such other transactions contemplated under the Merger Agreement and that certain Transaction Support Agreement, dated as of November 9, 2020 (the “TSA”), a copy of which is attached hereto as Exhibit C. After giving effect to the Merger and such restructuring transactions, Holders of Allowed Notes Claims will own approximately 30.4 percent in the aggregate, and Holders of Allowed Existing HPR Interests will own approximately 1.6 percent in the aggregate, of BCEI on a fully-diluted basis, in each case based on the number of shares of BCEI Common Stock outstanding as of November 9, 2020. Holders of Allowed Notes Claims will also receive their Pro Rata share of $100 million of New Take Back Notes. Substantially all other creditors will be unimpaired.
Holders of approximately 86% of Notes Claims (the “Consenting Noteholders”), and Holders of approximately 46.5% of Existing HPR Interests (the “Consenting Shareholders”) are party to the TSA and support the Merger and the Plan. Holders of RBL Claims and general unsecured creditors are unimpaired. As set forth herein, the Restructuring Transactions may be implemented on either an out-of-court or in-court basis, depending on the level and timing of consents achieved in connection with the out-of-court process and the other conditions set forth in the Merger Agreement and the TSA. This Disclosure Statement relates to the in-court process. The proposed implementation process facilitates an efficient road to confirmation of the Plan, the subsequent consummation of the Merger, and the restructuring transactions contemplated by the Plan, the TSA, and the Merger Agreement, supported by appropriate due process, and timely emergence from chapter 11. The compromises contemplated under the Plan are fair and equitable. The proposed path forward maximizes value of the Debtors’ estates and provides the opportunity for the best recovery for the benefit of all of its stakeholders.
Headquartered in Denver, Colorado, the Debtors are an oil and gas company engaged in the exploration, development and production of oil, natural gas, and natural gas liquids (“NGLs”). The Debtors’ primary production and development activities are located in the Denver-Julesburg (“DJ”) Basin in Colorado’s eastern plains. As of December 31, 2019, the Debtors held (i) interests in approximately 568 gross wells, a substantial majority of which are Debtor-operated, (ii) approximately 142,600 net acres of developed and undeveloped leasehold, and (iii) estimated proved developed reserves of approximately 51 million barrels of oil equivalent, in the aggregate, of oil, natural gas and natural gas liquids based on Securities and Exchange Commission parameters.
The Debtors, like many of their industry peers, experienced significant challenges over the past several years due to sustained downturns and volatility in commodities markets. In March 2020, such challenges were exacerbated by an unprecedented drop in global energy prices and market uncertainty due to the combined effects of the COVID-19 pandemic and tensions between OPEC and Russia.
The extreme and sudden economic downturn in March 2020 fundamentally changed the economic landscape in which the Debtors operate and prompted them to explore strategic alternatives, including a value-maximizing restructuring transaction or other potential strategic transaction, to address their capital

3
Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

structure, maturity profile and liquidity needs. Specifically, the Debtors’ capital structure consists of approximately $765 million in total principal amount of indebtedness outstanding as of September 30, 2020, including approximately $140 million in aggregate principal amount outstanding under the RBL Facility; $350 million in aggregate principal amount outstanding under the 7% Notes; and $275 million in aggregate principal amount outstanding under the 8.75% Notes.
As a result, in mid-April 2020, the Debtors engaged financial and legal advisors to explore a range of strategic alternatives to enhance the Debtors’ liquidity, evaluate merger and acquisition opportunities, and address their capital structure and maturity profile. During the second and third quarters of 2020, the Debtors undertook an extensive marketing and negotiation process, as further described herein, with their existing stakeholders and other strategic partners in respect of a potential transaction. On November 9, 2020, those efforts ultimately culminated with entry into the Merger Agreement, the TSA, and the Stockholder Support Agreement in furtherance of the business combination with BCEI, restructuring of the Debtors’ balance sheet, and such other transactions contemplated therein, pursuant to which such parties agreed to support the consummation of the Merger and the restructuring transactions, which will be implemented either through the Out-of-Court Restructuring (as defined in the TSA) or the Plan, consistent with the terms of the TSA and the Merger Agreement.
On December 17, 2020, HPR and BCEI filed with the SEC a registration statement, including a joint proxy statement/prospectus relating to the Merger and a registration statement, including a prospectus relating to the Exchange Offer (as defined in the Merger Agreement) (the “Registration Statements”). On         , the Registration Statements became effective. Thereafter, HPR commenced solicitation of its shareholders to approve the Merger, and, in accordance with sections 1125 and 1126 of the Bankruptcy Code, to accept the Plan, which provides for consummation of the Merger through a chapter 11 process. HPR and BCEI also launched the Exchange Offer with respect to the Notes and, by this Disclosure Statement and the accompanying materials, the Debtors are contemporaneously soliciting the votes of holders of Notes Claims on acceptance of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code.
The Debtors acknowledge that their challenges are not unique in today’s world and that an effective and efficient solution requires broad-based support from their various stakeholders. With that in mind, the Debtors have worked tirelessly and deliberately over the last several months to proactively organize stakeholders to enter the Chapter 11 Cases (in the event the Merger and the Restructuring Transactions cannot be closed through an Out-of-Court Restructuring) with a consensual prepackaged restructuring Plan that (i) was designed in close collaboration with its key stakeholders, (ii) implements the business combination with BCEI, (iii) provides BCEI Common Stock and $100 million of New Take Back Notes to holders of the Notes in consideration for the cancellation of more than $625 million of funded debt, (iv) renders RBL Claims and general unsecured creditors unimpaired, (v) delivers a meaningful recovery to existing equity even as Holders of Notes Claims impair their Allowed Claims, and (vi) provides a clear roadmap for the Reorganized Debtors to swiftly and efficiently emerge from bankruptcy and effectuate the Merger, with greater flexibility and freedom to better operate in a new and very different post-COVID-19 landscape.
The Plan implements the Merger and the restructuring transactions contemplated under the Merger Agreement and the TSA. The Plan includes the following key features:
•
Cancellation of Notes Claims and Existing HPR Interests in Exchange for BCEI Common Stock.    Holders of Allowed Notes Claims and Existing HPR Interests will receive their Pro Rata share of 9,804,435 shares of BCEI Common Stock, in accordance with and subject to dilution as permitted by the terms set forth in the Merger Agreement and the Plan. Based on the number of shares of BCEI Common Stock outstanding as of November 9, 2020, Holders of Allowed Notes Claims will receive approximately 30.4 percent of BCEI Common Stock in the aggregate, Holders of Allowed Existing HPR Interests will receive approximately 1.6 percent of BCEI Common Stock in the aggregate, and existing stockholders of BCEI would own approximately 68 percent of BCEI Common Stock.

•
New Take Back Notes.   In addition to BCEI Common Stock, Holders of Allowed Notes Claims will receive their Pro Rata share of $100 million in aggregate principal amount of the New Take Back Notes.

•
Exit RBL Facility.   The capital structure of BCEI following the consummation of the transactions contemplated by the Plan shall include a senior secured credit facility with aggregate available commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount (the “Exit RBL Facility”). Allowed RBL Claims are Unimpaired under the Plan.

•
Operational Claims Unimpaired.   Holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, Allowed Other Priority Claims, and Allowed General Unsecured Claims are Unimpaired under the Plan.

Given the significant support for the Merger and the Debtors’ restructuring transactions, the Debtors elected to pursue an expedited dual-track prepackaged restructuring to maximize value by minimizing both the costs of restructuring and the impact on the Debtors’ businesses. If the Debtors are unable to obtain the necessary consents or satisfy the other conditions to consummate the transactions on an out-of-court basis and the other requisite conditions to filing the Plan as set forth in the Merger Agreement and the TSA have been satisfied, the Debtors anticipate commencing the Chapter 11 Cases on or before           , 2021, and requesting confirmation of the Plan as soon as reasonably practicable thereafter. The Debtors intend to file motions to avoid the need for schedules of assets and liabilities and statements of financial affairs, which will provide them with significant cost savings. The TSA contains certain milestones, including securing confirmation of the Plan within 45 days after the Petition Date, and the occurrence of the Effective Date within 60 days after the Petition Date, and additional milestones as set forth herein. The timeline from the distribution of this Disclosure Statement to the anticipated confirmation hearing provides all parties in interest a full and fair opportunity to participate in the process.
The Merger and the restructuring transactions embodied by the Plan, the TSA, and the Merger Agreement are a significant achievement for the Debtors in the wake of a historically challenging operating environment. Each of the Debtors strongly believes that the Plan is in the best interests of the Debtors’ estates and represents the best available alternative at this time if the conditions to the out-of-court transaction cannot be satisfied. Implementation of the Merger, the TSA, and the restructuring transactions contemplated thereby and in the Plan will help ensure the Debtors maximize the value of their business. For these reasons, the Debtors strongly recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan vote to accept the Plan.
II.
TREATMENT OF CLAIMS AND INTERESTS

A.
Administrative Claims and Priority Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.
1.
General Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, in consultation with BCEI and the Required Consenting Noteholders, each Holder of an Allowed General Administrative Claim will receive in full and final satisfaction of its General Administrative Claim an amount of Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (1) if a General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such General Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed General Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claim without any further action by the Holders of such Allowed General Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.

2.
Professional Fee Claims

a.
Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five (45) days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.
b.
Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account in any way. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.
c.
Professional Fee Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
d.
Post-Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and consummation. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.
3.
Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.
4.
Payment of Trustee Fees

No later than on or prior to the Effective Date, the Trustee shall submit to counsel to the Reorganized Debtors an invoice reflecting any outstanding Trustee Fees for which the Trustee seeks reimbursement from the Reorganized Debtors. The Reorganized Debtors shall pay in full in Cash all reasonable and documented

Trustee Fees incurred by the Trustee without the requirement to file a fee application with the Court and without any requirement for review or approval by the Court or any other party. Thereafter, to the extent the Trustee provides services or incurs costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order, the 7% Notes Indenture or the 8.75% Notes Indenture after the Effective Date, the Trustee shall be entitled to receive from the Reorganized Debtors, without further Court approval, reimbursement of reasonable and documented Trustee Fees incurred in connection with such services.
B.
Classified Claims and Interests Summary

The Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:
Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	RBL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 8	Existing HPR Interests	Impaired	Entitled to Vote
Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

C.
Classified Claims and Interests Details

The following chart provides a summary of the anticipated recovery to Holders of Claims or Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.
The projected recoveries set forth in the table below are estimates only and therefore are subject to change. For a complete description of the Debtors’ classification and treatment of Claims and Interests, reference should be made to the entire Plan.4
Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

4
The recoveries set forth below may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim / Interest	Treatment of Claim / Interest	Projected Amount of Claims/Interests	Estimated % Recovery under Plan
1	Other Secured Claims	Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s) and in consultation with BCEI and the Required Consenting Noteholders: (i) payment in full in Cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Approx. $34.4 million	100%
2	Other Priority Claims	Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (a) Cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim on the later of (i) the Effective Date (or as soon thereafter as reasonably practicable) or (ii) as soon as practicable after the date such Claim becomes due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Other Priority Claim; (b) such other treatment to render such Other Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; or (c) such other treatment as such Holder may agree to or otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.	Approx. $400,000	100%

Class	Claim / Interest	Treatment of Claim / Interest	Projected Amount of Claims/Interests	Estimated % Recovery under Plan
3	RBL Claims	Except to the extent that a Holder of an Allowed RBL Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed RBL Claim, each Holder of an Allowed RBL Claim shall receive Payment in Full in accordance with the RBL Payoff Letter.	Approx. $140.3 million	100%
4	Notes Claims
Except to the extent that a Holder of an Allowed Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Notes Claim, on the Effective Date, each Holder of an Allowed Notes Claim shall receive, in full and final satisfaction of its Notes Claims, its Pro Rata share of the following:
(i)
9,314,214 shares of BCEI Common Stock, which will constitute approximately 30.4 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan; and

(ii)
$100 million in principal of the New Take Back Notes.

			Approx. $641 million	48% -62%
5	General Unsecured Claims	Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each Holder of such General Unsecured Claim shall (i) be paid in Full in Cash in the ordinary course of business, (ii) be Reinstated, or (iii) receive such other treatment as agreed to by the Debtors, BCEI, the Required Consenting Noteholders, and the Holder of an Allowed General Unsecured Claim.	Approx. $14.6 million	100%
6	Intercompany Claims	On the Effective Date, each Intercompany Claim shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Claims.	N/A	0% / 100%

Class	Claim / Interest	Treatment of Claim / Interest	Projected Amount of Claims/Interests	Estimated % Recovery under Plan
7	Intercompany Interests	On the Effective Date, Intercompany Interests shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Interests.	N/A	0% / 100%
8	Existing HPR Interests	Except to the extent that a Holder of an Allowed Existing HPR Interest agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Existing HPR Interest, on the Effective Date, each Holder of an Allowed Existing HPR Interest will receive its Pro Rata share of 490,221 shares of BCEI Common Stock, which will constitute approximately 1.6 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan.	Approx. 4.31 million shares of Existing HPR Interests(5)	Implied value of $22.19 - $31.99 per share of BCEI Common Stock(6)
9	Section 510(b) Claims	On the Effective Date, Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to Holders of such Claims.	None	0%

(5)
As of February 1, 2021.

(6)
Based on pro forma amount of 30,638,863 shares of BCEI Common Stock outstanding after giving effect to the Plan.

D.
Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.
E.
Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
F.
Voting Classes, Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.
G.
Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of BCEI Common

Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.
H.
Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent rights in the TSA and the Merger Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.
I.
Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
J.
Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the TSA, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
III.
SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a ballot (the “Ballot”) to be used for voting on the Plan, is being distributed to the Holders of Claims or Interests in those Classes that are entitled to vote to accept or reject the Plan.
A.
Holders of Claims and Interests Entitled to Vote on the Plan

The Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims and Interests in Classes 4 and 8 (collectively, the “Voting Classes”). The Holders of Allowed Claims and Interests in the Voting Classes are Impaired under the Plan and will receive a distribution under the Plan. Accordingly, Holders of Claims or Interests in the Voting Classes have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 3, 5, 6, 7, and 9.
B.
Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number of claims and interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of more than one-half in number of total allowed claims that have voted and an affirmative vote of at least two-thirds in dollar amount of the total allowed claims that have voted. Acceptance by a class of interests requires an affirmative vote of at least two-thirds in amount of the total allowed interests that have voted.

C.
Certain Factors to Be Considered Prior to Voting

There are a variety of factors that all Holders of Claims and Interests entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include, among other things:
•
unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and the Disclosure Statement;

•
although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors can neither assure such compliance nor that the Court will confirm the Plan;

•
the Debtors may request Confirmation without the acceptance of the Plan by all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

•
any delays of either Confirmation or consummation of the Plan could result in, among other things, increased Administrative Claims and Professional Fee Claims.

While these factors could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, the occurrence or impact of such factors may not necessarily affect the validity of the vote of the Voting Classes or necessarily require a re-solicitation of the votes of Holders of Claims or Interests in the Voting Classes pursuant to section 1127 of the Bankruptcy Code.
For a further discussion of risk factors, please refer to “Risk Factors” described in Article VIII of this Disclosure Statement.
D.
Solicitation Procedures

1.
Claims and Solicitation Agent

The Debtors have retained Epiq Corporate Restructuring LLC to act as, among other things, the Claims and Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan.
2.
Out-of-Court Exchange Offer and Solicitation of Votes on the Merger

If, as discussed in the Registration Statements, the Merger Agreement and the TSA, the conditions to the Out-of-Court Restructuring as set forth in the Merger Agreement and the TSA, are met, the Debtors intend to seek to consummate the Merger, the Exchange Offer, and the restructuring transactions through an out-of-court process and, only in the alternative in accordance with the Plan, through the Chapter 11 Cases. In accordance with applicable securities laws, the votes from Holders of Existing HPR Interests on the Merger, and the administration of the Exchange Offer with respect to Holders of Notes Claims, in each case on an out-of-court basis will be solicited using a joint proxy statement/prospectus, an exchange offer prospectus, and related solicitation materials, which are included as part of the Registration Statements on Form S-4 that have been filed with and declared effective by the SEC. The solicitation process and the solicitation package for the Notes Claims and Existing HPR Interests is explained more fully in the prospectus that form a part of each of the Registration Statements, which may be obtained from the Claims and Solicitation Agent, or from the SEC’s Electronic Data Gathering, Analysis, and Retrieval System, located at https://www.sec.gov/edgar.
3.
Solicitation of Votes on the Plan

The following materials constitute the solicitation package (collectively, the “Solicitation Package”) distributed to Holders of Claims and Interests in the Voting Classes:
•
the form of the notice of the combined hearing to consider approval of the adequacy of the Disclosure Statement and confirmation of the Plan;

•
the Disclosure Statement (including all exhibits hereto, including the Plan and all exhibits thereto); and

•
a customized paper ballot.

4.
Distribution of the Solicitation Package and Plan Supplement

The Debtors will cause the Claims and Solicitation Agent to commence solicitation by distributing the Solicitation Package to Holders of Claims and Interests in the Voting Classes on February      , 2021, which is at least 28 days before the Voting Deadline (i.e., 5:00 p.m. (prevailing Eastern Time) on March       , 2021; provided, however, that the Debtors shall tabulate votes to accept or reject the Plan on behalf of holders of Existing HPR Interests after such time and until the HPR special shareholder meeting to consider approval of the Merger and otherwise in accordance with applicable nonbankruptcy law. The voting record date shall be February 1, 2021.
The Solicitation Package (except the Ballots) may also be obtained from the Claims and Solicitation Agent by: (i) calling the Claims and Solicitation Agent at (855) 914-4726 (toll free) or (503) 520-4495 (international); (ii) emailing Tabulation@epiqglobal.com and referencing “HighPoint Resources” in the subject line; (iii) visiting the Debtors’ restructuring website at https://dm.epiq11.com/HighPoint; and/or (iv) writing to the Claims and Solicitation Agent at HighPoint Resources, c/o Epiq Corporate Restructuring LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005. After the Debtors file the Chapter 11 Cases, you may also obtain copies of any pleadings filed with the Court for free by visiting the Debtors’ restructuring website, https://dm.epiq11.com/HighPoint, or for a fee via PACER at https://www.pacer.gov.
The Debtors shall post the Plan Supplement, to the extent reasonably practicable, on their restructuring website, https://dm.epiq11.com/HighPoint, no later than 7 days before the deadline to vote to accept or reject, or object to confirmation of, the Plan. If the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors shall file the Plan Supplement with the Court no later than one business day after the Petition Date. The Debtors will not serve copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement from the Claims and Solicitation Agent by: (i) calling the Claims and Solicitation Agent at the telephone numbers set forth above; (ii) visiting the Debtors’ restructuring website, http://dm.epiq11.com/HighPoint; or (iii) writing to the Claims and Solicitation Agent at HighPoint Resources c/o Epiq Corporate Restructuring LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005.
IV.
THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.
HPR’s Corporate History and Structure

Present-day HPR was founded in January 2002 by William “Bill” Barrett as “Bill Barrett Corporation”. Bill Barrett Corporation began active exploration and development of oil and natural gas in the Rocky Mountain region in March 2002. In 2004, Bill Barrett Corporation became a public company as part of its initial public offering on the NYSE. On March 19, 2018, HighPoint Resources Corporation was formed and became the successor to Bill Barrett Corporation, as a result of merger between Bill Barrett Corporation and Fifth Creek Energy Operating Company, LLC (“Fifth Creek”). Bill Barrett Corporation became a wholly-owned subsidiary of HighPoint Resources Corporation and subsequently changed its name to HighPoint Operating Corporation.
The chart below depicts the Debtors’ current corporate structure.

B.
The Debtors’ Key Assets and Operations

The Debtors have built a strong asset base through a combination of property acquisitions, development of reserves, and exploration activities. The Debtors have consistently maintained a high degree of operational control over their lease development and producing wells under the belief that retaining control of production enables a lower operating cost structure, lower well costs, improves drilling performance and increases ultimate hydrocarbon recovery through optimization of drilling and completion techniques. Additionally, operating their production allows the Debtors to manage the pace of their horizontal development program and the gathering and marketing of their production more efficiently. The Debtors have sought to continuously monitor and adjust their drilling program with the objective of achieving the highest total returns on their portfolio of drilling opportunities. As the Debtors’ acreage and production expanded, they proactively sought to secure the necessary midstream and associated operational infrastructure to support their drilling schedule and keep pace with their expected production profile.
1.
The Debtors’ Assets and Operations.

The Debtors’ assets and current operations are nearly entirely focused on the DJ Basin located in eastern Colorado and southeastern Wyoming. The DJ Basin is an established area with the Debtors focusing on optimizing and scaling its development programs targeted at the Niobrara and Codell formations, and employing new technologies to optimize oil recoveries and economic returns. Through the merger with Fifth Creek, HPR acquired additional acreage in Hereford field, located in the northern portion of the DJ Basin.

2.
The Debtors’ Industry

The vast majority of the Debtors’ assets are in the upstream sector of the oil and gas industry, which is comprised of E&P activities that focus on locating and extracting crude oil, raw natural gas, and other hydrocarbons from underground. Common upstream assets include wells and simple well pad equipment. The Debtors focus on the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs. Although the Debtors also engage in certain in-field functions such as compression, gathering, processing, and marketing (as well as the ownership and operation of certain salt water disposal wells) — which are typically characterized as mid-stream or downstream activities — the Debtors consider such functions to be ancillary to their upstream E&P activities.
3.
Marketing Contracts

HPR markets all of its produced oil and sells to a variety of purchasers under contracts priced off of the New York Mercantile Exchange. As is customary in the upstream E&P type of business, oil is sold to a relatively small number of customers. In 2019, three customers, each individually accounted for more than 10 percent of the Debtors’ revenues.
Because the Debtors’ oil and natural gas production from their operated properties is sold under market priced agreements, the Debtors are positioned to take advantage of future increases in oil and natural gas prices, but they are also subject to any future price declines. This potential volatility is partially offset through hedging arrangements, as discussed further herein.

C.
The Debtor’s Prepetition Capital Structure

As of September 30, 2020, the Debtors had approximately $765 million in aggregate outstanding principal of funded debt obligations, the details of which are set forth in more detail in the table below:
Funded Debt	Maturity	Outstanding Principal Amount as of September 30, 2020
Secured Debt
RBL Facility	July 16, 2022	$140,000,000
	Total Secured Debt	$140,000,000
Unsecured Debt
7% Notes	October 15, 2022	$350,000,000
8.75% Notes	June 15, 2025	$275,000,000
	Total Unsecured Debt	$625,000,000
	Total Funded Debt	$765,000,000

1.
Secured Debt

a.
RBL Facility.

On September 14, 2018, the Debtors entered into a fourth amended and restated credit facility (the “RBL Facility”), which, among other things, provides for a maximum credit amount of $1.5 billion, an initial elected commitment amount of $500 million and an initial borrowing base of $500 million subject to semiannual redetermination. On May 21, 2020, following a semiannual redetermination, the RBL Facility aggregate elected commitment amount and borrowing base were both reduced from $500 million to $300 million and the applicable margins for interest and commitment fee rates were increased. In addition, provisions were added requiring the availability under the RBL Facility to be at least $50 million and the Debtors’ weekly cash balance (subject to certain exceptions) to not exceed $35 million. On November 2, 2020, the aggregate elected commitment amount was further reduced from $300 million to $185 million and the borrowing base was reduced to $200 million, subject to further adjustment. In addition, this amendment eliminated a minimum availability requirement for borrowings under the RBL Facility and made changes to certain covenants.
While the stated maturity date of the RBL Facility is September 14, 2023, the RBL Facility is subject to a springing maturity date if the Debtors have more than $100 million of “Permitted Debt” or “Permitted Refinancing Debt” (as those terms are defined in the RBL Facility) that matures prior to December 14, 2023. If that is the case, the maturity date is 91 days prior to the earliest maturity of such Permitted Debt or Permitted Refinancing Debt. Currently, because the 7% Notes will mature on October 15, 2022, the aggregate amount of those notes exceeds $100 million and the notes constitute “Permitted Debt”, the maturity date specified in the RBL Facility is the date that is 91 days prior to the maturity date of the 7% Notes, or July 16, 2022.
2.
Unsecured Debt.

a.
7% Notes

Pursuant to the 7% Notes Indenture, the Debtors issued the 7% Notes in an aggregate principal amount of $350 million. The 7% Notes mature on October 15, 2022. Interest is payable on the 7% Notes on April 15 and October 15 of each year. The 7% Notes are senior unsecured obligations ranking equal in right of payment with all of the Debtors’ other existing and future senior indebtedness, including the 8.75% Notes, and effectively subordinated to the Debtors’ secured debt, to the extent of the value securing such debt.
b.
8.75% Notes

Pursuant to the 8.75% Notes Indenture, the Debtors issued the 8.75% Notes in an aggregate principal amount of $275 million. The 8.75% Notes mature on June 15, 2025. Interest is payable on the 8.75% Notes on June 15 and December 15 of each year. The 8.75% Notes are senior unsecured obligations ranking equal in right of payment with all of the Debtors’ other existing and future senior indebtedness, including the 7% Notes, and effectively subordinated to the Debtors’ secured debt, to the extent of the value securing such debt.
3.
Derivatives and Hedging Activities

To provide protection against volatility in commodity prices, the Debtors have historically entered into hedging transactions covering a portion of the Debtors’ anticipated production levels. The Debtors’ hedging transactions have primarily consisted of financially-settled crude oil and natural gas option contracts — generally compromised of a mixture of costless collars, 3-way collars, and swaps — with 13 financial institutions, all of which are lenders under the RBL Facility, or affiliates of lenders. For the nine months ended September 30, 2020, approximately 89% of the Debtors’ oil production over this period was hedged by derivative contracts. As of September 30, 2020, the Debtors’ derivative contracts represented a net asset of approximately $51.580 million on a mark-to-market basis, and the Debtors had hedged 1,150,000 barrels and 2,760,000 MMbtu of their expected remaining 2020 oil and natural gas production, respectively, as of that date.
4.
Existing HPR Interests.

On October 30, 2020, HPR effected a 1-for-50 reverse stock split of its common stock. As of the date hereof, there are approximately 8,000,000 shares authorized and 4,305,252 outstanding with a par value of $0.001. HPR’s common stock trades on the NYSE under the ticker symbol “HPR”.
V.
EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.
Liquidity Challenges Due to Recent Market Volatility and March 2020 Oil Market Crash

The difficulties initially faced in 2020 by the Debtors are consistent with those faced industry-wide. Volatile market conditions have challenged oil and gas companies and others for years. From January 1, 2014 until April 20, 2020, WTI crude oil prices ranged from a high of $107.26 per barrel to a low of -$37.63 per barrel; during that same period Henry Hub natural gas prices ranged from a high of $6.15 per mmbtu to a low of $1.55 per mmbtu.
In early 2020, the initial spread of COVID-19 caused decreased factory output and transportation demand, resulting in a decline in energy prices. To address this, OPEC, led by the Kingdom of Saudi Arabia, called for additional cuts in oil production, subject to agreement by Russia. However, those initial efforts faltered, and the parties failed to reach an agreement as to production levels. Instead, both the Kingdom of Saudi Arabia and Russia announced that they would increase, rather than decrease, production, resulting in surplus supply amidst already decreasing demand for energy. Meanwhile, the COVID-19 pandemic continued and continues to spread, causing governments across the world to institute strict public health and safety measures, including stay-at-home orders that have further decreased energy demand. On April 12, 2020, in an effort to relieve some of the negative impacts on the industry, 23 countries agreed to commit to withholding 9.7 million barrels of oil per day from the global markets. However, that agreement was not enough to counteract the combined effects of the initial price war and the decreased demand due to COVID-19.
The corresponding effects on energy markets have been severe. In March 2020, oil prices plummeted to near $20 per barrel, which was the lowest in nearly twenty years until April 20, 2020, when the WTI crude oil price for May contracts settled at a negative price for the first time in history.

The effect of recent events on companies in the oil and gas industry (not just E&P companies) has been undeniable. However, independent oil and gas companies such as HPR have been especially hard hit, as their revenues are primarily generated from the sale of oil, natural gas, and NGLs. Making matters worse, the drastic decrease in demand and corresponding over-supply of oil, natural gas and NGLs led to an unprecedented storage shortage. Oil and gas companies were left with no option but to consider well shut-ins and other production measures to address the impending storage issue
The current volatility in commodity markets has made it especially difficult for some companies to execute on out-of-court restructuring alternatives. In the first ten months of 2020, 43 E&P companies have filed for chapter 11.
B.
Borrowing Base Redetermination

The Company’s borrowing base is subject to semiannual redetermination under the RBL Facility. Certain considerations including commodity prices, operations, reserve amounts, and regulations, among other things, impact the amount of the borrowing base each redetermination period. On May 21, 2020, the Company received the results of the first semiannual redetermination, resulting in the reduction of the borrowing base commitment from approximately $500 million to approximately $300 million. On November 2, 2020, following the second semiannual redetermination, the borrowing base was further reduced to $200 million, with elected commitments reduced to $185 million. Combined with the other financial and operational challenges described herein, these borrowing base redeterminations further strained the Debtors’ liquidity and challenged the sustainability of the Debtors’ capital structure.
C.
Retention of Advisors

Despite the Debtors’ efforts to mitigate the financial strain brought on by adverse market conditions through non-core asset divestitures and operational “rightsizing,” the Debtors’ liquidity position remained strained and was projected to be insufficient over the long-term to fund the capital-intensive nature of the their business and to service its highly leveraged capital structure. To facilitate a broader capital structure solution, in the first half of 2020, the Company engaged financial and legal advisors to explore strategic alternatives to enhance the Debtors’ liquidity, evaluate strategic merger and acquisition opportunities, and address their capital structure and maturity profile.
D.
Stakeholder Discussions, the TSA, the Merger Agreement

The Debtors’ board, together with the Debtors’ executive management, in the ordinary course and consistent with their fiduciary duties, regularly reviews and assesses the Debtors’ strategic options. Beginning in late 2019, this process took on increased urgency given structural changes in the oil and gas industry described herein, HPR’s limited and reduced access to capital markets and lower market capitalization and investor demands for increased size and scale with lower leverage. Accordingly, the Debtors’ board directed the Debtors’ management to intensify its efforts to find a strategic transaction partner and reduce HPR’s capital expenditures.
In late 2019, the Debtors sought to take proactive steps to optimize their balance sheet and capital needs, including potential strategic actions regarding strategic alternatives, assets dispositions, consolidation and acquisition opportunities, and possible equitization of the Notes. In November 2019, the Debtors’ board directed management to initiate discussions with Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (“Franklin”), HPR’s largest Noteholder. In December 2019, the Debtors’ board held a special meeting with the Debtors’ management and J.P Morgan to discuss strategic alternatives and consolidation opportunities. The Debtors’ board considered that a standalone restructuring would generate less value given the lack of investor interest in small and mid-cap oil and gas exploration companies. In the same meeting, the Debtors’ management reported on the meeting with Franklin, noting that Franklin did not favor a standalone restructuring involving a significant equitization of the Notes because the resulting equity stake would have limited liquidity, and given the lack of investor interest in small and mid-cap oil and gas exploration companies.
In April 2020, the Debtors engaged advisors — including Tudor Pickering Holt & Co Advisors LP and its affiliates, including Perella Weinberg Partners (collectively, “TPH-PWP”) as financial advisors and Kirkland & Ellis LLP as legal advisors — to, among other things, help prepare for and respond to challenges arising from the deterioration in commodity prices, address their liquidity concerns and maturity profile, and assess strategic alternatives. During the months of May and June, 2020, members of the Debtors’ management continued to have high-level discussions with Franklin about the state of the industry and the Debtors’ financial condition.
In June 2020, the Debtors received a proposal from a potential strategic partner regarding a potential business combination transaction predicated on, among other things, equitization of the Notes. Another independent exploration and production company operating in Colorado requested HPR’s participation in a strategic combination through its pending Chapter 11 proceeding. On July 2, 2020, a special committee was formed, excluding two board members designated to the board by Fifth Creek and partners at the sponsor of one of the companies that explored a strategic business combination with HPR, to discuss the status of potential strategic transactions and alternatives.
Beginning in July 2020, HPR, with the assistance of its advisors, commenced an initial outreach to potential counterparties to a strategic transaction. Throughout July and August 2020, HPR provided additional information, including data room access and management presentations, to eleven (11) parties (including BCEI). HPR received five preliminary indications of interest, including from BCEI. In parallel, HPR’s management and its advisors continued to engage with Franklin, and Akin Gump, acting as legal counsel for Franklin, to explore a potential transaction and potential equitization of the Notes in connection with a business combination. Throughout August and September 2020, the Debtors and their advisors received certain merger proposals, including from BCEI, and continued discussions with the potential counterparties. On October 2, 2020, BCEI conveyed a revised proposal to HPR. Under this revised proposal, which was made expressly on the understanding that it had not yet been approved by BCEI’s board, HPR’s stakeholders would hold, at closing, approximately 32 percent of the total BCEI Common Stock, and BCEI stockholders would hold the remaining 68 percent. In addition, BCEI would issue up to $100 million in newly issued senior unsecured notes to HPR’s Noteholders, with the $100 million amount decreasing to the extent that HPR’ Noteholders did not participate in the equitization process. The Debtors understand that, on October 8, 2020, the BCEI board approved this revised proposal and authorized BCEI’s senior management to proceed with negotiating definitive agreements consistent with that proposal.
On November 9, 2020, after extensive negotiations around the terms of the Merger Agreement, the TSA, the Stockholder Support Agreement and the Plan, the Merger Agreement, the TSA, and the Stockholder Support Agreement were executed by the applicable parties thereto. These negotiations resulted in HPR entering into the TSA with holders of approximately 85 percent of the Notes Claims, and an equity holder holding approximately 46.5 percent of Existing HPR Interests. The TSA requires that the Debtors proceed in accordance with the TSA milestones, including securing confirmation of the Plan, if the conditions to consummate the Merger out-of-court are not met, within 45 days after the Petition Date, and the occurrence of the Effective Date within 60 days after the Petition Date.
E.
Insufficient Votes to Effect the Merger Out-of-Court

The Debtors are soliciting votes from Holders of Existing HPR Interests to approve the Merger and BCEI and HPR are soliciting participation from Holders of Notes Claims in the Exchange Offer on an out-of-court basis. Concurrently and in accordance with sections 1125 and 1126 of the Bankruptcy Code, the Debtors are soliciting votes from Holders of Notes Claims and Holders of Existing HPR Interests on the Plan, which contemplates the Merger and the restructuring transactions contemplated by the TSA and the Merger Agreement. If the Debtors do not obtain the necessary votes of Holders of Existing HPR Interests to satisfy corporate law requirements for approval of the Merger, the requisite Holders of Notes Claims do not tender their Notes in the Exchange Offer or the other conditions to consummating the transactions outside of bankruptcy are not satisfied and the requisite conditions to filing the Plan as set forth in the Merger Agreement and the TSA are satisfied, the Debtors may effect the Merger and the Restructuring Transactions through the Plan in the Chapter 11 Cases.
VI.
SUMMARY OF THE PLAN

The Plan contemplates the following key terms, among others described herein and therein:
A.
General Settlement of Claims and Interests

As discussed in detail in the Plan and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the RBL Claims, the Notes Claims, and the Existing HPR Interests and (2) any claim to avoid, subordinate, or disallow any of the RBL Claims, the Notes Claims, or the Existing HPR Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to the Plan and Article VI thereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.
B.
Merger & Restructuring Transactions

On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility, may take such actions, including as set forth below, as are necessary or appropriate to effect the Merger in accordance with the terms of the Merger Agreement, the TSA, and the Plan. Such actions shall include, among other things: (1) Merger Sub will merge with and into HPR, with the Combined Company surviving the Merger as a wholly owned subsidiary of BCEI; (2) holders of Allowed Notes Claims and Existing HPR Interests will receive BCEI Common Stock and holders of Allowed Notes Claims will receive the New Take Back Notes, in each case, on the terms and conditions set forth in the Merger Agreement, the TSA, and the Plan, and in accordance with applicable law; and (3) the entry into, delivery of and effectiveness of the Exit RBL Facility, and the other Exit RBL Documents contemplated to be effective or delivered on the Effective Date.
On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions as contemplated in, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility. The applicable Debtors or the

Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documents, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.
The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Merger Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Merger Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan, subject to the Merger Agreement, the TSA, and the Exit RBL Facility.
The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions by the Debtors and the Reorganized Debtors, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.
On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued by the Debtors or the Reorganized Debtors pursuant to the Merger Agreement, the TSA, and the Restructuring Transactions. Also on the Effective Date, BCEI will issue the BCEI Common Stock and the New Take Back Notes pursuant to the Merger Agreement and under the Plan.
C.
Cancellation of Existing Agreements and Interests

On the Effective Date, except with respect to the Exit RBL Facility or to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agents or Trustees to indemnification under the RBL Credit Agreement and the Indentures shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order.
If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.
Any credit agreement or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan.
D.
Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt or equity securities of the Debtors, the Reorganized Debtors, or BCEI, including BCEI Common Stock and New Take Back Notes; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit RBL Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan or the Merger Agreement, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sale or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
E.
The Restructuring

1.
Reorganized Debtors

On the Effective Date, the New BCEI Board shall be reconstituted, consistent with the Merger Agreement, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.
2.
Sources of Consideration for Plan Distributions

a.
Exit RBL Facility

On the Effective Date, BCEI and the Reorganized Debtors party thereto as guarantors shall enter into the Exit RBL Facility, the terms of which will be set forth in the Exit RBL Documents and subject to the consent rights in the TSA and the Merger Agreement. Confirmation of the Plan shall be deemed approval of the Exit RBL Facility and the Exit RBL Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to, as applicable, enter into and execute the Exit RBL Documents, and such other documents as may be required to effectuate the treatment afforded by the Exit RBL Facility.
On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit RBL Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit RBL Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such senior Liens and security interests as may be permitted under the Exit RBL Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
On the Effective Date, Allowed RBL Claims shall receive Payment in Full using proceeds of the Exit RBL Facility and/or such other funds provided by BCEI, in either case as and to the extent set forth in the RBL Payoff Letter.
b.
BCEI Common Stock

On the Effective Date, the applicable Reorganized Debtor, BCEI, and/or their respective designee(s), which may include the Disbursing Agent, shall issue and distribute BCEI Common Stock to the Holders of Allowed Notes Claims in Class 4, and to Holders of Allowed Interests in Class 8 pursuant to the Plan and in accordance with the Merger Agreement. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued by the Debtors or the Reorganized Debtors pursuant to the Merger Agreement, the TSA, and the Restructuring Transactions. Also on the Effective Date, BCEI will issue the BCEI Common Stock and the New Take Back Notes pursuant to the Merger Agreement and under the Plan.
All of the shares, units, or equity interests of BCEI Common Stock issued pursuant to the Plan and the Merger Agreement shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution, issuance, and conversion referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan and the Merger Agreement, applicable to such distribution, issuance, or conversion and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.
c.
New Take Back Notes

On the Effective Date, BCEI and the Reorganized Debtors party thereto as guarantors will enter into the New Take Back Notes Indenture, pursuant to which BCEI will issue the New Take Back Notes in accordance with the Merger Agreement. Confirmation of the Plan shall be deemed approval of the New Take Back Notes Indenture and the New Take Back Notes, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by BCEI or the applicable Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of BCEI and the applicable Reorganized Debtors to enter into and execute the New Take Back Notes Indenture and issue and guarantee the New Take Back Notes, and such other documents as may be required to effectuate the treatment afforded by the New Take Back Notes Indenture. The obligations under the New Take Back Notes, and the guarantees thereof, will be senior unsecured obligations of BCEI and the applicable Reorganized Debtors.
3.
Corporate Existence

Except as otherwise provided in the Plan and the Merger Agreement, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restriction of the Bankruptcy Code or Bankruptcy Rules.

4.
Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Merger Agreement, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
5.
Corporate Action

Upon the Effective Date, all actions of the Debtors and the Reorganized Debtors contemplated under the Plan and the Merger Agreement, and consistent with, but subject to all terms and conditions of the TSA and the Merger Agreement, shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors or New BCEI Board, as applicable; (3) the issuance and distribution of BCEI Common Stock; (4) the issuance and distribution of New Take Back Notes; (5) implementation of the Restructuring Transactions; (6) entry into the Exit RBL Documents and incurring indebtedness thereunder; (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan, the Merger Agreement and the Exit RBL Documents (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the BCEI Common Stock, the New Take Back Notes Indenture to guarantee the New Take Back Notes, the New Organizational Documents, the Exit RBL Facility, the Exit RBL Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.E.5 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law; provided, however, nothing in Article IV.E.5 of the Plan shall be deemed to have satisfied or waived any terms and conditions of the Merger Agreement.
6.
New Organizational Documents

On or immediately prior to the Effective Date, the New Organizational Documents shall be amended in a manner reasonably acceptable to the Debtors and acceptable to BCEI and the Required Consenting Noteholders and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of organization in accordance with the applicable laws of the respective state, province, or country of organization. The New Organizational Documents will prohibit the issuance of non-voting BCEI Common Stock, to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of organization and the New Organizational Documents.

7.
Directors and Officers of the Reorganized Debtors

To the extent known, the identity of the members of the New BCEI Board and officers of the Reorganized Debtors and BCEI will be disclosed in the Plan Supplement to be filed prior to the Confirmation Hearing. Except as set forth in the Plan Supplement, as of the Effective Date and except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and officers of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor and may be replaced or removed in accordance with such New Organizational Documents.
8.
Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.
In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date, all in accordance with the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.
9.
Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the New BCEI Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.
10.
Certain Securities Law Matters

The offering, issuance, and distribution of BCEI Common Stock and New Take Back Notes, as contemplated by Article III of the Plan, is expected to be registered with the SEC by BCEI pursuant to one or more registration statements on Form S-4, and to the extent otherwise not registered for any reason, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such BCEI Common Stock and New Take Back Notes will be freely tradable in the United States by the recipients thereof, subject to compliance with applicable securities laws and rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents or any agreement entered into by any such recipient and BCEI.

Should the Reorganized Debtors and BCEI elect on or after the Effective Date to reflect any ownership of BCEI Common Stock through the facilities of the DTC, the Reorganized Debtors and BCEI need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of BCEI Common Stock under applicable securities laws.
Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
11.
Employee Matters

Unless otherwise provided herein, and in the Merger Agreement, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements providing for compensation and benefits with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and BCEI, and such person. Except as provided in the Merger Agreement, none of the consummation of the Plan, the Restructuring Transactions, or any assumption of compensation agreements under the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, or similar provisions for purposes herein. Notwithstanding the foregoing, (i) pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law, and (ii) immediately prior to the Effective Date, the Debtors’ Executive Nonqualified Excess Plan (the “Excess Plan”) shall be terminated and the Debtors shall distribute to each participant in the Excess Plan, such participant’s account balance under the Excess Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (including Treasury Regulation Section 1.409A-3(j)(4)(ix)(A)).
12.
Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.
The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation.
The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.
13.
Closing the Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.
F.
Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, payable pursuant to the TSA shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the TSA, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date.
VII.
OTHER KEY ASPECTS OF THE PLAN

A.
Treatment of Executory Contracts and Unexpired Leases

1.
Assumption and Rejection of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease shall be deemed assumed, unless it is the subject of a motion to reject that is pending on the Effective Date or has been rejected pursuant to an order of the Court, without the need for any further notice to or action, order, or approval of the Court, as of the Effective Date, under sections 365 and 1123 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Court approving the above described assumptions and assignments.
Except as otherwise provided in the Plan or as agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.
To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.
2.
Indemnification Obligations

On and as of the Effective Date, all Indemnification Provisions, consistent with applicable law, currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be assumed, reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights. On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.
3.
Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing provided in the Plan shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, must be Filed with the Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.
If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to Article V.C of the Plan, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.
4.
Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the

Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.
5.
Reservation of Rights

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors or any other party in interest that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.
6.
Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
7.
Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
B.
Provisions Governing Distributions

1.
Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest) or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.
2.
Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.
3.
Rights and Powers of Disbursing Agent

a.
Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.
b.
Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.
4.
Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.
Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.
b.
Delivery of Distributions in General

Except as otherwise provided in the Plan, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.
With respect to any distributions on the RBL Claims, distributions are to be made to the RBL Claim Agent.
With respect to any distributions of BCEI Common Stock, to the extent the distribution procedures set forth herein conflict with those contemplated under the Merger Agreement, the procedures set forth under the Merger Agreement shall control unless BCEI and the Reorganized Debtors consent otherwise, such consent not to be unreasonably withheld or delayed, including after taking into account the advice provided by the Disbursing Agent.
c.
Minimum Distributions

With respect to distributions of BCEI Common Stock on account of Allowed Interests, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such Holder shall receive, in lieu thereof, Cash (without interest) in an amount equal to the product of (i) such fractional part of a share of BCEI Common Stock multiplied by (ii) the volume weighted average price of BCEI’s presently issued and outstanding common stock for the five (5) consecutive trading days immediately prior to the Effective Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of Cash, if any, to be paid to such Holders, the Disbursing Agent shall so notify BCEI and the Reorganized Debtors, and they shall cause the Disbursing Agent to forward payments to such Holders subject to and in accordance with the terms hereof and the Merger Agreement. With respect to distributions of BCEI Common Stock on account of Allowed Claims, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such fractional part of a share of BCEI Common Stock will be rounded down to the nearest whole share and no fractional shares of BCEI Common Stock will be issued, and no other compensation will be paid in respect of such fractional shares.
With respect to distributions of New Take Back Notes, the principal amounts of such notes distributable to each Holder of Allowed Notes Claims will be rounded down the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of BCEI Common Stock will be issued or payment made in compensation for such adjustments; provided, however, that insofar as the application of the foregoing rule causes a Holder of Allowed Notes Claims to forfeit all of the New Take Back Notes that would otherwise be distributable to such Holder hereunder, the Reorganized Debtors reserve the right to pay such de minimis Holder Cash in lieu of New Take Back Notes.
d.
Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.
5.
Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.
6.
Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements, including tax withholding by BCEI pursuant to Article III of the Merger Agreement. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, the Disbursing Agent, and BCEI (to the extent set forth in the Merger Agreement) shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including (i) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate, and (ii) with respect to withholding by BCEI pursuant to the Merger Agreement, withholding of Taxes (as defined in the Merger Agreement) taken in BCEI Common Stock. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances. Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The distributing party may require a Holder of an Allowed Claim or Interest to complete and return an Internal Revenue Service Form W-8 or W-9, as applicable to each such Holder, and any other applicable tax forms.
7.
Allocations

Distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims for accrued but unpaid interest (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the amount of accrued but unpaid interest, to the principal amount of such Claims.
8.
No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a prepetition Claim shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.
9.
Foreign Currency Exchange Rate

Except as otherwise provided in a Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

10.
Setoffs and Recoupment

Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than any Allowed Notes Claim held by a Consenting Noteholder), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.
11.
Claims Paid or Payable by Third Parties

a.
Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.
b.
Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.
c.
Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein or in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
C.
Procedures for Resolving Contingent, Unliquidated, and Disputed Claims

1.
Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable, and the Court shall retain jurisdiction to adjudicate Disputed Claim matters. All Proofs of Claim filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in the Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court, shall in all cases be determined by the Court.
For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided in the Plan, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.
2.
Allowance of Claims

After the Effective Date and subject to the terms of the Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed.
3.
Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.
Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.
4.
Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the

Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.
5.
Disallowance of Claims or Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.
D.
Settlement, Release, Injunction, and Related Provisions

1.
Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Merger Agreement, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan including the Definitive Documents (as defined in the TSA), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.
2.
Release of Liens

Except as otherwise provided in the Exit RBL Documents, the Plan, the Merger Agreement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.
3.
Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Merger Agreement, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution, or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.
Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.
4.
Releases by Holders of Claims and Interests

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into or filing of, as applicable, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the TSA, the Merger Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan
Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.
5.
Exculpation

Effective as of the Effective Date, without affecting or limiting either the Debtor Release or the Third Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
6.
Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, and except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
7.
Protections against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
8.
Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.
9.
Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
E.
Conditions Precedent to Consummation of the Plan

1.
Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B of the Plan:
a.
the Court shall have entered the Confirmation Order, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);

b.
the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Court, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);
c.
the TSA shall not have been terminated and shall be in full force and effect;

d.
the Merger shall have been consummated or is anticipated to be consummated concurrent with the occurrence of the Effective Date;

e.
the Exit RBL Documents shall have been executed and delivered (which shall be in form and substance acceptable to the Debtors, BCEI, the Required Consenting Noteholders, and the Exit RBL Agent and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each)), and all conditions precedent to the consummation of such Exit RBL Documents, shall have been waived or satisfied in accordance with their terms;

f.
all Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;

g.
the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and each of the transactions contemplated by the Restructuring Transactions, including the Merger; and

h.
the Debtors shall have paid the Restructuring Expenses.

2.
Waiver of Conditions

The conditions to Confirmation and consummation set forth in Article IX of the Plan may be waived by the Debtors with the consent of the Required Consenting Noteholders and BCEI, in each case not to be unreasonably withheld or delayed, and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.
3.
Effect of Failure of Conditions

If consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity, provided, however, that such termination of the TSA and rendering of the Plan null and void shall not affect the validity or enforceability of any other order entered by the Court or of any agreement, instrument or other documents executed by any Debtor prior to such date of such termination, including, without limitation, the Merger Agreement (except as otherwise provided therein), and any other agreement, instrument or other document executed in connection therewith.
4.
Modification and Amendments

Except as otherwise specifically provided in the Plan and subject to the terms of the TSA and the Merger Agreement, (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).
5.
Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
6.
Revocation or Withdrawal of Plan

Subject to the terms of the TSA and the Merger Agreement (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, BCEI, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, BCEI, or any other Entity.
VIII.
RISK FACTORS

Holders of Claims and Interests should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.
A.
Risks Related to Confirmation and Consummation of the Plan.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims and Interests under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims and Interests in such Impaired Classes.
1.
The Merger Agreement May Be Terminated.

As more fully set forth in Section 8.1 of the Merger Agreement, the Merger Agreement may be terminated upon the occurrence of certain events, including, among others, the Debtors’ failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, and breaches by the Debtors and/or BCEI of their respective obligations under the Merger Agreement. The termination of the TSA is also a basis to terminate the Merger Agreement. To the extent that events giving rise to termination of the Merger Agreement occur, the Merger Agreement may terminate prior to the Confirmation or consummation of the Plan, which would result material changes to the Plan, and could result in the loss of support for the Plan by important creditor constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and/or consummate the Plan.
2.
The TSA May Be Terminated.

As more fully set forth in Section 12 of the TSA, the TSA may be terminated upon the occurrence of certain events, including, among others, the Debtors’ failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, and breaches by the Debtors, the Consenting Noteholders and/or the Consenting Shareholders of their respective obligations under the TSA. The termination of the Merger Agreement is also a basis to terminate the TSA. To the extent that events giving rise to termination of the TSA occur, the TSA may terminate prior to the Confirmation or consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and/or consummate the Plan.
3.
Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Court will reach the same conclusion. If the Court concludes that the classification of Claims and Interests under the Plan do not comply with the requirements of the Bankruptcy Code, the Debtors may need to modify the Plan. Such modification could require a resolicitation of votes on the Plan. The Court may not confirm the Plan if it determines that the Debtors’ classifications of Claims and Interests are not appropriate.
4.
The Debtors May Fail to Satisfy Vote Requirements.

If votes are received in number and amount sufficient to enable the Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may need to seek to confirm an alternative chapter 11 plan or transaction, subject to the terms of the Merger Agreement and the TSA. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Interests and Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.
5.
The Debtors May Seek to Amend, Waive, Modify or Withdraw the Plan at Any Time Prior to Confirmation of the Plan.

The Debtors reserve the right, prior to the confirmation or substantial consummation thereof, subject to the provisions of Section 1127 of the Bankruptcy Code, applicable law, the Merger Agreement, and the TSA, to amend the terms of the Plan or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan. The potential effect of any such amendment or waiver on the holders of Claims and Interests cannot presently be foreseen but may include a change in the economic effect of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes. All Holders of Claims and Interests will receive notice of such amendments or waivers required by applicable law and the Court. If, after receiving sufficient acceptances, but prior to confirmation of the Plan, the Debtors seek to modify the Plan, the previously solicited acceptances will be valid only if (1) all classes of adversely affected creditors and interest holders accept the modification in writing or (2) the Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of accepting creditors and interest holders or is otherwise permitted by the Bankruptcy Code.
6.
The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.
There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Interests and Allowed Claims against them would ultimately receive.
The Debtors, subject to the terms and conditions of the Plan, the Merger Agreement, and the TSA, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.
7.
Nonconsensual Confirmation.

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code if Class 8 — Existing HPR Interests do not vote to accept the Plan. Nevertheless, there can be no assurance that the Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.
8.
Other Parties in Interest Might Be Permitted to Propose Alternative Plans of Reorganization That May Be Less Favorable to Certain of the Debtors’ Constituencies Than the Plan.

During the Chapter 11 Cases, other parties in interest could seek authority from the Court to propose an alternative plan of reorganization to the Debtors’ Plan. Under the Bankruptcy Code, a debtor-in-possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization for a period of 120 days from the filing. However, such exclusivity period can be reduced or terminated upon order of the Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization.
If other parties in interest were to propose an alternative plan of reorganization following expiration or termination of the Debtors exclusivity periods, such a plan may be less favorable to Holders of Allowed Notes Claims or Allowed Existing HPR Interests and may seek to exclude such holders from retaining any equity under their plan. An alternative plan may seek to effectuate transactions other than the Merger and may not provide BCEI Common Stock or New Take Back Notes to Holders of Allowed Notes Claims or Allowed Existing HPR Interests, as applicable. Alternative plans of reorganization may also treat the Claims of a number of other constituencies less favorably, including, among others, the Holders of RBL Claims and the Debtors’ employees and commercial partners. The Debtors consider maintaining relationships with their senior creditors, stockholders, employees and commercial partners as critical to maintaining the value of the Debtors following consummation of the transaction, and has sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share the Debtors’ assessments and may seek to impair the Claims of such constituencies to a greater degree. If there were competing plans of reorganization, the Chapter 11 Cases would likely become longer, more complicated and much more expensive
9.
Continued Risk upon Confirmation.

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, and increasing expenses. See Article VII.A of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.” Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.
In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Chapter 11 Cases. If the Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.
Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors or the Reorganized Debtors, as applicable, may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.
10.
The Court May Find the Solicitation of Acceptances Inadequate.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) and Bankruptcy Rule 3018(b) require that:
•
solicitation comply with applicable non-bankruptcy law;

•
the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

•
the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a Holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a Holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such Holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Court will reach the same conclusion.
11.
The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code.

If the Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, the Merger Agreement would likely be terminated pursuant to its terms and a chapter 7 trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

12.
The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan, subject to the terms of the TSA. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.
13.
The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Effective Date will not take place.
14.
The Effective Date May Not Occur.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.
15.
Contingencies Could Affect Distributions and Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.
The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.
16.
Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan, there may be substantial delay in Confirmation of the Plan, or the Plan not being confirmed.
The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the TSA and Plan and the significant deleveraging and financial benefits that they embody.
B.
Risks Related to Recoveries under the Plan.

1.
The Reorganized Debtors and BCEI May Not Be Able to Achieve Their Projected Financial Results.

The Reorganized Debtors and BCEI may not be able to achieve their projected financial results. The Financial Projections set forth in this Disclosure Statement represent BCEI’s and the Debtors’ management teams’ best estimate of the Reorganized Debtors’ and BCEI’s future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of Reorganized Debtors’ and BCEI’s operations, as well as the United States and world economies in general, and the industry segments in which the Reorganized Debtors and BCEI operate, which has been particularly affected by the recent COVID-19 outbreak and actions taken in response thereto. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Reorganized Debtors and BCEI do not achieve their projected financial results, the value of BCEI Common Stock and the New Take Back Notes may be negatively affected and the Reorganized Debtors and BCEI may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors and BCEI from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.
2.
BCEI Common Stock Is Subject to Dilution.

The ownership percentage represented by BCEI Common Stock distributed on the Effective Date under the Plan and the Merger Agreement will be subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan, and any other securities that may be issued post-emergence, including any securities issued in connection with the conversion of any other options, warrants, convertible securities, or exercisable securities.
3.
Material Tax Implications of the Plan.

Holders of Allowed Claims should carefully review Article XI of this Disclosure Statement, entitled “Material U.S. Federal Income Tax Consequences of the Plan,” to determine how the U.S. federal income tax implications of the Plan and the Chapter 11 Cases may adversely affect the Debtors, the Reorganized Debtors and Holders of certain Claims.
4.
The Debtors May Not Be Able to Accurately Report Their Financial Results.

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.
C.
Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.

1.
Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks.

The Restructuring Transactions are generally designed to reduce the Debtors’ cash interest expense, improve the Debtors’ liquidity, and provide the Debtors with greater flexibility to generate long-term growth. Even if the Restructuring Transactions are implemented, the Reorganized Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions and changes in the Debtors’ industry. As a result of these risks, there is no guarantee that the Restructuring Transactions will achieve the Debtors’ stated goals.
2.
The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

While the Debtors expect the Chapter 11 Cases would be of short duration and would not be unduly disruptive to the Debtors’ business, the Debtors cannot be certain that this would be the case. For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.
These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.
3.
Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan would be confirmed.
A long period of operations under Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.
So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases. The Chapter 11 proceedings may also require the Debtors to seek debtor-in-possession financing to fund operations. If the Debtors are unable to obtain final approval of such financing on favorable terms or at all, the chances of successfully reorganizing the Debtors’ businesses may be seriously jeopardized, the likelihood that the Debtors will instead be required to liquidate or sell their assets may be increased, and, as a result, creditor recoveries may be significantly impaired.
Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.
4.
The Debtors May Be Unsuccessful in Obtaining First Day Orders to Permit Them to Pay Their Vendors or Continue Operating Their Businesses in the Ordinary Course.

The Debtors have attempted to address potential concerns of their customers, vendors, and other key parties in interest that might arise from the filing of the Chapter 11 Cases and the Plan through a variety of provisions incorporated into or contemplated by the Plan, including the Debtors’ intention to seek appropriate Court orders to permit the Debtors to pay their prepetition and postpetition accounts payable to parties in interest in the ordinary course. However, there can be no guarantee that the Debtors will be successful in obtaining the necessary approvals of the Court for such arrangements or for every party in interest the Debtors may seek to treat in this manner, and, as a result, the Debtors’ business might suffer.
5.
The Court May Not Approve the Debtors’ Use of Cash Collateral.

Upon commencing the Chapter 11 Cases, the Debtors will ask the Court to authorize the Debtors to use cash collateral and, potentially, enter into postpetition financing arrangements to fund the Chapter 11 Cases, which requests will be in accordance with the terms of the TSA. Such access to cash collateral and/or postpetition financing will provide liquidity during the pendency of the Chapter 11 Cases. There can be no assurance that the Court will approve such use of cash collateral and/or postpetition financing on the terms requested. Moreover, if the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust their available cash collateral. There is no assurance that the Debtors will be able to obtain an extension of the right to use cash collateral and/or obtain postpetition financing, in which case the liquidity necessary for the orderly functioning of the Debtors’ businesses may be materially impaired.
6.
The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Business, as Well as Impair the Prospect for Reorganization on the Terms Contained in the Plan.

The Debtors estimate that the process of obtaining Confirmation of the Plan by the Court will last between one and five Business Days from the Petition Date, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation or the Effective Date are not satisfied or waived.
Although the Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan will be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could itself have an adverse effect on the Debtors’ business. There is a risk, due to uncertainty about the Debtors’ futures, that, among other things:
•
customers could move to the Debtors’ competitors;

•
employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•
suppliers, vendors, or other business partners could attempt to terminate their relationships with the Debtors or demand financial assurances or enhanced performances, any of which could impair the Debtors’ future prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and would divert the attention of management from the operation of the Debtors’ business.
The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis, because of a challenge to the Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case could increase both the probability and magnitude of the adverse effects described above.
7.
Financial Results May Be Volatile and May Not Reflect Historical Trends.

The Financial Projections attached hereto as Exhibit D are based on assumptions that are an integral part of the projections, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors and BCEI, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and BCEI and some or all of which may not materialize.

In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Reorganized Debtors and BCEI’s operations. These variations may be material and may adversely affect the value of the BCEI Common Stock and the New Take Back Notes and the ability of the Reorganized Debtors and BCEI’s to make payments with respect to their indebtedness. Because the actual results achieved may vary from projected results, perhaps significantly, the Financial Projections should not be relied upon as a guarantee or other assurance of the actual results that will occur.
Further, during the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date. In addition, if the Debtors emerge from the Chapter 11 Cases, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Reorganized Debtors’ operating plans pursuant to a plan of reorganization. The Reorganized Debtors may be required to record certain asset impairments in their financial statements based on valuation thereof.
Lastly, the Financial Projections were developed by BCEI and their advisors, with assistance from the Debtors and their advisors. There can be no assurances that the Debtors’ business plan will not change, perhaps materially, as a result of decisions that the board of directors may make after fully evaluating the strategic direction of the Reorganized Debtors and their business plan. Any deviations from the Reorganized Debtors’ business plan would necessarily cause a deviation.
8.
The Debtors’ Liquidity Needs May Impact Revenue.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources. In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases. The Debtors cannot guarantee that cash on hand, cash flow from operations, and cash provided by the cash collateral, if any, will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.
The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and condition of any debtor-in-possession financing and/or cash collateral order entered by the Court in connection with the Chapter 11 Cases; (b) their ability to maintain adequate cash on hand; (c) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (d) the cost, duration, and outcome of the Chapter 11 Cases. The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control. In the event that cash on hand, cash flow from operations, and cash provided under the cash collateral are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.
9.
Oil, Natural Gas, and NGL Prices Are Volatile, and Continued Low Oil, Natural Gas, or NGL Prices Could Materially Adversely Affect the Debtors’ Business, Results of Operations, and Financial Conditions.

The Debtors’ revenues, profitability and the value of the Debtors’ properties substantially depend on the willingness of their operator customer base to make operating and capital expenditures to explore and drill for, develop, produce, and extract oil, natural gas, and NGLs. Operators’ willingness to conduct such activities are in turn dependent on prevailing oil, natural gas, and NGLs prices. Further, since operators are reluctant to increase drilling activities in a high-volatility commodities pricing environment, demand for the Debtors’ services is affected as much by oil, natural gas, and NGLs price expectations as actual pricing.

In short, the Debtors face a high level of exposure to oil, natural gas, and NGLs price swings. Oil, natural gas, and NGLs are commodities, and therefore, their prices are subject to wide fluctuations in response to changes in supply and demand and are subject to both short-term and long-term cyclical trends. Oil, natural gas, and NGLs prices historically have been volatile and are likely to continue to be volatile in the future, especially given current economic and geopolitical conditions. The Debtors expect such volatility to continue in the future. The prices for oil, natural gas, and NGLs are volatile due to a variety of factors, including, but not limited to:
•
worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas, including the economic impacts of the COVID-19 virus;

•
the domestic and foreign supply of oil and natural gas;

•
the ability of members of the Organization of Petroleum Exporting Countries and other producing countries to agree upon production levels which have an impact on oil prices:

•
social unrest and political instability, particularly in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•
the level and growth of consumer product demand;

•
labor unrest in oil and natural gas producing regions;

•
weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

•
the price and availability of alternative fuels and renewable energy sources;

•
the impact of the U.S. dollar exchange rates on commodity prices;

•
the price of foreign imports;

•
technological advances affecting energy consumption;

•
worldwide economic conditions; and

•
the availability of liquid natural gas imports and exports

As set forth in Article V.A of this Disclosure Statement, in early 2020, the continued spread of COVID-19 led to a decline in factory output and transportation demand, causing oil and gas prices to suffer. Subsequently, in March 2020, a breakdown in dialogue between OPEC and Russia over proposed oil production cuts in the midst of the COVID-19 pandemic caused oil and gas prices to fall to their lowest levels in nearly twenty years. It is impossible to tell with certainty whether actions taken by OPEC and Russia will ultimately correct commodity prices. Further, it is impossible to tell with certainty how, or to what degree, the COVID-19 pandemic will affect the macro economy and commodity prices in the long term.
Continued volatility or weakness in oil, natural gas, and NGLs prices (or the perception that oil, natural gas, and NGLs prices will remain depressed) generally leads to decreased upstream spending, which in turn negatively affects demand for the Debtors’ services. A sustained decline in oil, natural gas, or NGLs prices may materially and adversely affect the Debtors’ future business, financial condition, results of operations, liquidity, or ability to finance planned capital expenditures. As a result, if there is a further decline or sustained depression in commodity prices, the Debtors may, among other things, be unable to maintain or increase their borrowing capacity, meet their debt obligations or other financial commitments, or obtain additional capital, all of which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.
10.
Drilling for and Producing Natural Gas and Oil Are High Risk Activities with Many Uncertainties that Could Adversely Affect the Debtors’ Business, Financial Condition, and Results of Operations.

The Debtors’ future success will depend on, among other things, the success of their development and production activities. The Debtors must incur significant expenditures to identify and acquire properties and to drill and complete wells. The costs of drilling and completing wells are often uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions, and shortages or delays in the delivery of equipment. Additionally, seismic and other technology does not allow the Debtors to know conclusively prior to drilling a well that oil and natural gas is present or economically producible. The results of drilling in new or emerging formations, including the Debtors’ properties in shale formations, are more uncertain initially than drilling results in areas that are developed, have established production, or where the Debtors have a longer history of operation. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical.
Further, the Debtors’ future business, financial condition, results of operations, liquidity, or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay, or cancel drilling, including the following:
•
delays imposed by or resulting from compliance with regulatory requirements;

•
unusual or unexpected geological formations;

•
pressure or irregularities in geological formations;

•
shortages of or delays in obtaining equipment, materials, and qualified personnel;

•
equipment malfunctions, failures, or accidents;

•
unexpected operational events and drilling conditions;

•
pipe or cement failures;

•
casing collapses;

•
lost or damaged oilfield drilling and service tools;

•
loss of drilling fluid circulation;

•
uncontrollable flows of oil, natural gas, and fluids;

•
fires and natural disasters;

•
environmental hazards, such as releases, spills, leaks, ruptures or discharges of toxic gases, brine, well fluids or other hazardous substances, materials or wastes (including petroleum) into the environment;

•
adverse weather conditions;

•
reductions in oil and natural gas prices;

•
natural gas and oil property title problems; and

•
market limitations for natural gas and oil.

If any of these factors were to occur with respect to a particular field, the Debtors could lose all or a part of their investment in the field, or they could fail to realize the expected benefits from the field, either of which could materially and adversely affect their revenue and profitability.
In addition, the Debtors’ operations are subject to the risks inherent in the oil and natural gas industry, including the risks of fires, explosions, and blowouts; pipe failures; abnormally pressured formations; and environmental hazards such as releases, spills, leaks, ruptures or discharges of toxic gases, brine, well fluids or other hazardous substances, materials or wastes (including petroleum) into the environment. As is customary in the oil and natural gas industry, the Debtors maintain insurance against some, but not all, of these risks. The Debtors’ insurance may not be adequate to cover these potential losses or liabilities. Further, insurance coverage may not continue to be available at commercially acceptable premium levels or at all. Although the Debtors historically have maintained certain insurance policies, due to cost considerations, from time to time the Debtors may decline to obtain or maintain coverage for certain drilling activities. Losses and liabilities arising from uninsured or under-insured events could require the Debtors to make large unbudgeted cash expenditures that could adversely impact the results of operations and cash flow.

Further, the Debtors’ success depends upon their ability to find, develop, or acquire additional oil and natural gas reserves that are profitable to produce. Factors that may hinder the Debtors’ ability to acquire or develop additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices, and the number and attractiveness of properties for sale. The Debtors’ decisions to purchase, explore, develop or otherwise exploit properties or prospects will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations. These decisions could significantly reduce the Debtors’ ability to generate cash needed to service the Debtors’ debt and other working capital requirements
11.
The Debtors’ Operations or Ability to Emerge from Bankruptcy May Be Impacted By the Continuing COVID-19 Pandemic.

The continued spread of COVID-19 could have a significant impact on the Debtors’ business, both in the context of consumer demand and production capacity. On a macro level, this pandemic could dampen global growth and ultimately lead to an economic recession. If this occurs, demand for oil, natural gas, or NGLs would likely decline, as would commodity prices generally (including oil and natural gas). Such a scenario would negatively impact the Debtors’ financial performance. In addition, government lockdowns and employee infections could both inhibit the Debtors’ ability to extract and transport their hydrocarbon production. This diminished production would negatively affect the Debtors’ financial performance.
12.
The Debtors’ Business Depends on Third Parties for Gathering and Transportation Services, Which Are Subject to Complex Federal, State and Other Laws That Could Adversely Affect the Cost, Manner or Feasibility of Conducting the Debtor’s Business.

The operations of the third parties on whom the Debtors’ rely for gathering and transportation services are subject to complex and stringent laws and regulations that require obtaining and maintaining numerous permits, approvals and certifications from various federal, state and local government authorities. Most of these actions are susceptible to, and can be expected to be the target of, court challenges. If existing laws and regulations governing such third-party services are revised or reinterpreted through litigation or otherwise, or if new laws and regulations become applicable to their operations, these changes may impair the availability of gathering and pipeline systems for the Debtors’ oil and natural gas. The unavailability of, or lack of, available capacity on these systems and facilities could result in the shut-in of producing wells, the flaring of natural gas that could result in restrictions on production or monetary sanctions, the need to pursue alternative and sometimes more costly transportation options, or the delay, or discontinuance of, development plans. The Debtors have no control over when or if such facilities or services are restored. A total or partial shut-in of the Debtors’ production could materially affect the Debtors due to a resulting lack of cash flows.
13.
The Debtors’ Business Is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business.

The Debtors’ oil and natural gas operations are subject to various federal, state and local governmental regulations, including environmental laws and regulations that impose penalties and other sanctions for noncompliance and that require measures to remediate or mitigate pollution and environmental impacts from current and former operations. Significant expenditures may be required to comply with these laws and regulations. The Debtors could be liable for costs of investigation, removal and remediation, damages to and loss of use of natural resources, loss of profits or impairment of earning capacity, property damages, costs of increased public services, as well as administrative, civil and criminal fines and penalties, and injunctive relief. Certain environmental statutes impose strict, joint and several liability for costs required to investigate, clean up and restore sites where hazardous substances or other waste products have been disposed of or otherwise released (i.e., liability may be imposed regardless of whether the current owner or operator was responsible for the release or contamination or whether the operations were in compliance with all applicable laws at the time the release or contamination occurred). In general, oil and natural gas operations (including hydraulic fracturing operations) recently have been the subject of increased legislative and regulatory attention with respect to public health and environmental matters, which could result in increased costs for environmental compliance, such as emissions control, permitting, or waste handling, storage, transport, remediation or disposal for the oil and natural gas industry and could have a significant impact on the Debtors’ operating costs.
14.
The Debtors’ Operations are Subject to Hazards Inherent in the E&P Sector.

Risks inherent in the E&P sector, such as equipment defects, accidents, and explosions, can cause personal injury, loss of life, suspension of operations, damage to formations, damage to facilities, business interruption and damage to, or destruction of property, equipment and the environment. These risks could expose the Debtors to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages and could result in a variety of claims, losses, regulatory enforcement actions, and remedial obligations that could have an adverse effect on the Debtors’ business and results of operations. The existence, frequency, and severity of such incidents will affect operating costs, insurability and relationships with customers, employees, and regulators.
15.
The Debtors Operate in a Highly Competitive Industry with Significant Potential for Excess Capacity.

The E&P sector is highly competitive and fragmented and includes several large companies that compete in many of the markets in which the Debtors operate, as well as numerous small companies that compete with the Debtors on a local basis. The Debtors’ operations may be adversely affected if their current competitors or new market entrants expand into areas where the Debtors operate. Competitive pressures and other factors may result in significant price competition, particularly during industry downturns, which could have a material adverse effect on the results of operations and the Debtors’ financial condition.
16.
Recent Global Economic Trends Could Adversely Affect the Debtors’ Business, Results of Operations and Financial Condition, Primarily Through Disruption to the Debtors’ Customers’ Business.

Recent global economic conditions, including disruption of financial markets, could adversely affect the Debtors’ business, results of operations and financial condition, primarily through disrupting their customers’ businesses. Higher rates of unemployment and lower levels of business activity generally adversely affect the level of demand for certain of the Debtors’ products and services. In addition, continuation or worsening of general market conditions in the U.S. economy or other national economies important to the Debtors’ business may adversely affect the Debtors’ customers’ level of spending.
17.
The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.
18.
The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations.

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly-skilled employee base. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors have experienced and may continue to experience increased levels of employee attrition. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

D.
Risks Related to the Merger.

1.
Because the Market Price of BCEI Common Stock Will Fluctuate, Holders of Allowed Notes Claims and Allowed Existing HPR Interests Cannot Be Sure of the Value of the Shares of BCEI Common Stock They Will Receive, in the Aggregate, in the Merger. In Addition, Because the Number of Shares of BCEI Common Stock to be Issued in the Merger is Fixed, the Number of Shares of BCEI Common Stock to be Received, in the Aggregate, by Holders of Allowed Notes Claims and Allowed Existing HPR Interests in the Merger Will Not Change Between Now and the Time the Merger is Completed to Reflect Changes in the Trading Prices of BCEI Common Stock.

Upon the Effective Date, each Holder of Allowed Notes Claim shall receive its Pro Rata share of 9,314,214 shares of BCEI Common Stock, which will constitute in the aggregate approximately 30.4 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock, after giving effect to the Merger, and each Holder of Allowed Existing HPR Interests will receive its Pro Rata share of 490,221 shares of BCEI Common Stock, which will constitute approximately 1.6 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with the Exchange Ratio (as defined in the Merger Agreement), as set forth in the Merger Agreement. The number of shares of BCEI Common Stock to be issued in the merger is fixed, which means that it will not change between the date of the announcement of the parties’ entry into the Merger Agreement and the Effective Date, regardless of whether the market price of BCEI Common Stock changes. Therefore, the value of the merger consideration will depend on the market price of BCEI Common Stock at the Effective Date. The market price of BCEI Common Stock has fluctuated since the date of the announcement of the parties’ entry into the Merger Agreement and will continue to fluctuate from the date of this Disclosure Statement to the Effective Date. The market price of BCEI Common Stock, when received by Holders of Allowed Notes Claims and Allowed Existing HPR Interests after the Merger is completed, could be greater than, less than or the same as the market price of BCEI Common Stock on the date of this Disclosure Statement. Accordingly, current stock price quotations for BCEI Common Stock should be obtained before deciding to vote to accept or reject the Plan.
2.
The Market Price for BCEI Common Stock Following the Effective Date May Be Affected by Factors Different From Those That Historically Have Affected or Currently Affect BCEI Common Stock and HPR Common Stock.

Upon the Effective Date, Holders of Allowed Notes Claims and Allowed Existing HPR Interests will receive their Pro Rata shares of BCEI Common Stock. BCEI’s financial position may differ from its financial position before the Effective Date, and the results of operations of the Reorganized Debtors and BCEI may be affected by some factors that are different from those currently affecting the results of operations of BCEI and those currently affecting the results of operations of the Debtors. Accordingly, the market price and performance of BCEI Common Stock is likely to be different from the performance of HPR common stock in the absence of the Merger.
3.
Holders of Existing HPR Interests Will Have a Reduced Ownership after the Effective Date and Will Exercise Less Influence Over the Policies of the Reorganized Debtors and BCEI.

Upon the Effective Date, holders of Existing HPR Interests will own a smaller percentage of BCEI than they currently own of HPR. Upon consummation of the Plan, it is anticipated that holders of Existing HPR Interests will hold approximately 1.6% of the shares of BCEI Common Stock issued and outstanding immediately after the consummation of the Merger. Consequently, Holders of Existing HPR Interests, as a group, will have reduced ownership in BCEI compared to their current ownership and voting power in HPR. As a result, Holders of Existing HPR Interests will have less influence on the policies of the Reorganized Debtors and BCEI than they currently exercise over the management and policies of the Debtors.
4.
The Debtors and BCEI May Have to Obtain Certain Regulatory Approvals and Clearances to Consummate the Merger, Which, If Delayed, Not Granted Or Granted With Unacceptable Conditions, Could Prevent, Substantially Delay or Impair Consummation of the Merger, Result in Additional Expenditures of Money and Resources or Reduce the Anticipated Benefits of the Merger.

The completion of the merger may be subject to antitrust review in the United States. While no filing or waiting period requirements under the HSR Act apply, the United States Department of Justice or the

Federal Trade Commission, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
5.
The Merger is Subject to a Number of Conditions to the Obligations of Both HPR and BCEI to Complete the Merger, which, if not Fulfilled, or Not Fulfilled in a Timely Manner, May Delay Completion of the Merger or Result in Termination of the Merger Agreement.

The obligations of the Debtors and BCEI to consummate the Merger are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the following mutual conditions:
•
(i) the Confirmation Order confirming the Plan shall have been entered and (ii) approval of the BCEI share issuance proposal by the BCEI stockholders shall have been obtained;

•
any waiting period applicable to the transactions under the HSR Act shall have been terminated or shall have expired, and any consents or approvals required pursuant to any other applicable antitrust laws shall have been obtained;

•
no governmental entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions, including the merger, and no law shall have been adopted that makes consummation of the transactions, including the merger, illegal or otherwise prohibited;

•
the registration statements on Form S-4, filed by BCEI in connection with the issuance of BCEI Common Stock in the Merger shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order; and

•
the Confirmation Order shall have been entered confirming the Plan and all conditions to the effective time occurring under the Plan shall have been satisfied or waived; and

•
the shares of BCEI Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

The obligation of HPR to effect the Merger is also subject to the satisfaction, or waiver by HPR, of the following additional conditions:
•
the accuracy of the representations and warranties of BCEI set forth in the Merger Agreement, subject to the materiality standards set forth in the Merger Agreement, as of November 9, 2020 and as of the effective time of the Merger (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and HPR’s receipt of an officer’s certificate from BCEI to that effect;

•
performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the Merger Agreement by BCEI and Merger Sub, prior to the Effective Date, and HPR’s receipt of an officer’s certificate from BCEI to that effect; and

•
receipt of an opinion from Kirkland & Ellis LLP (or other legal counsel selected by the Debtors and reasonably satisfactory to BCEI), counsel to HPR, to the effect that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Tax Code (as defined in Article XI of this Disclosure Statement).

The obligation of BCEI to effect the Merger is also subject to the satisfaction, or waiver by BCEI, of the following additional conditions:
•
the accuracy of the representations and warranties of HPR set forth in the Merger Agreement, subject to the materiality standards set forth in the Merger Agreement, as of November 9, 2020 and as of the effective time of the Merger (except to the extent such representations and warranties speak as of a specified date or period of time, in which case such representations and warranties will be true and correct as of such date or period of time), and BCEI’s receipt of an officer’s certificate from HPR to that effect;
•
performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the Merger agreement by HPR prior to the Effective Date, and BCEI’s receipt of an officer’s certificate from HPR to that effect; and;

•
BCEI and its subsidiaries, including the Combined Company after giving effect to the transactions, collectively, will have obtained the Exit RBL Facility on terms reasonably acceptable to BCEI with aggregate available commitments of not less than $250 million in principal amount.

Many of the conditions to completion of the Merger are not within either the Debtors or BCEI’s control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the outside date, it is possible that the Merger Agreement may be terminated. Although the Debtors and BCEI have agreed in the Merger Agreement to use reasonable best efforts, subject to certain limitations, to complete the Merger as promptly as practicable, these and other conditions to the completion of the Merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the Merger may take longer, and could cost more, than the Debtors and BCEI expect. Neither the Debtors nor BCEI can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the Merger for a significant period of time or prevent them from occurring. Any delay in completing the Merger may adversely affect the cost savings and other benefits that the Debtors and BCEI expect to achieve if the Merger and the integration of the companies’ respective businesses are completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained or obtained prior to the termination date of the Merger.
6.
Uncertainties Associated with the Merger May Cause a Loss of Management Personnel and Other Key Employees of the Debtors, which Could Adversely Affect the Future Business and Operations of the Reorganized Debtors and BCEI following the Merger.

The Debtors and BCEI are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The Reorganized Debtors’ and BCEI’s success after the Merger will depend in part upon their ability to retain key management personnel and other key employees. Current and prospective employees of the Debtors may experience uncertainty about their roles within BCEI following the Merger or other concerns regarding the timing and completion of the Merger or the operations of the Reorganized Debtors and BCEI following the Merger, any of which may have an adverse effect on the ability of the Debtors to retain or attract key management and other key personnel. If the Debtors are unable to retain personnel, including the Debtors’ key management, who are critical to the future operations of the companies, the Reorganized Debtors and BCEI could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key Debtors personnel could diminish the anticipated benefits of the Merger. No assurance can be given that the Reorganized Debtors and BCEI, following the Merger, will be able to retain or attract key management personnel and other key employees of the Debtors to the same extent that BCEI and the Debtors have previously been able to retain or attract their own employees.
7.
The Business Relationships of the Debtors and BCEI May Be Subject to Disruption Due to Uncertainty Associated with the Merger, Which Could Have a Material Adverse Effect on the Results of Operations, Cash Flows and Financial Position of the Reorganized Debtors or BCEI Pending and Following the Merger.

Parties with which the Debtors or BCEI do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with the Reorganized Debtors or BCEI following the Merger. The Debtors’ and BCEI’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than the Reorganized Debtors or BCEI following the Merger. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of the Debtors or BCEI, regardless of whether the Merger is completed, as well as a material and adverse effect on the Reorganized Debtors and BCEI’s ability to realize the expected cost savings and other benefits of the Merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.
8.
The Merger Agreement Subjects the Debtors and BCEI to Restrictions on their Respective Business Activities Prior to the Effective Date.

The Merger Agreement subjects the Debtors and BCEI to restrictions on their respective business activities prior to the Effective Date. The Merger Agreement obligates each of the Debtors and BCEI to generally conduct its businesses in the ordinary course until the Effective Date and to use its reasonable best efforts to (i) preserve substantially intact its present business organization, goodwill and assets, (ii) keep available the services of its current officers and employees and (iii) preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it. These restrictions could prevent the Debtors and BCEI from pursuing certain business opportunities that arise prior to the effective time and are outside the ordinary course of business.
9.
The Debtors’ Directors and Executive Officers Have Interests in the Merger that May Be Different From, or in Addition to, the Interests of the Holders of Notes Claims and the Holders of Existing HPR Interests.

Holders of Notes Claims and Holders of Existing HPR Interests should be aware of and take into account the fact that certain of the Debtors’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Holders of Notes Claims and the Holders of Existing HPR Interests. These interests include, among others, rights to continuing indemnification and directors’ and officers’ liability insurance. The Debtors’ board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the Merger, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and in recommending that Holders of Existing HPR Interests adopt the Merger Agreement.
10.
The Merger Agreement Limits the Debtors’ Ability to Pursue Alternatives to the Merger, May Discourage Other Companies From Making a Favorable Alternative Transaction Proposal and, in Specified Circumstances, Could Require the Debtors to Pay BCEI a Termination Fee.

The Merger Agreement contains certain provisions that restrict the Debtors’ ability to initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a competing proposal with respect to BCEI, and the Debtors have agreed to certain terms and conditions relating to their ability to engage in, continue or otherwise participate in any discussions with respect to, provide a third party confidential information with respect to or enter into any an acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to a competing proposal. Further, even if the Debtors’ board changes, withdraws, modifies, or qualifies its recommendation with respect to the Out-Of-Court Proposal unless the Merger Agreement has been terminated in accordance with its terms, the debtors will still be required to submit the Out-Of-Court Proposal, to a vote at their special meeting. In addition, the Debtors generally have an opportunity to offer to modify the terms of the Merger Agreement in response to any competing acquisition proposals (solely with respect to the Debtors) or intervening events before the Debtors’ board may withdraw or qualify its recommendation. The Merger Agreement further provides that, under specified circumstances, including after receipt of certain alternative acquisition proposals, the Debtors may be required to pay BCEI a cash termination fee equal to $15 million (minus the $6 million transaction expense fee previously paid).
These provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of the Debtors from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, to pay consideration with a higher per share value than the total value proposed to be paid or received in the Merger. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense reimbursement that may become payable in certain circumstances.
11.
Failure to Complete the Merger Could Negatively Impact the Debtors’ Stock Price and Have a Material Adverse Effect on Their Results of Operations, Cash Flows and Financial Position.

If the Merger is not completed for any reason, the ongoing business of the Debtors may be materially adversely affected and, without realizing any of the benefits of having completed the Merger, the Debtors would be subject to a number of risks, including the following:
•
the Debtors may experience negative reactions from the financial markets, including negative impacts on their stock price;

•
the Debtors may experience negative reactions from their customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners;

•
the Debtors will still be required to pay certain significant costs relating to the Merger, such as legal, accounting, financial advisor and printing fees;

•
the Debtors may be required to pay a termination fee as required by the Merger Agreement;

•
the Merger Agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the Merger Agreement, which may delay or prevent the respective companies from undertaking business opportunities that, absent the Merger Agreement, may have been pursued;

•
matters relating to the Merger (including integration planning) require substantial commitments of time and resources by the Debtors’ management, which may have resulted in the distraction of the Debtors’ management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies;

•
litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against the Debtors to perform their obligations pursuant to the Merger Agreement; and

•
pursuing Chapter 11 or Chapter 7 proceedings resulting in recoveries for creditors and stockholders that are less than contemplated under the Plan or resulting in no recovery for certain creditors and stockholders.

If the Merger is not completed, the risks described above may materialize and they may have a material adverse effect on the Debtors’ results of operations, cash flows, financial position and stock price.
12.
BCEI Common Stock to be Received by Holders of Existing HPR Interests Upon Completion of the Merger Will Have Different Rights from Shares of HPR Common Stock.

Upon completion of the Merger, Holders of Existing HPR Interests will no longer hold such Interests. Instead, former Holders of Existing HPR Interests will become BCEI stockholders and while their rights as BCEI stockholders will continue to be governed by the laws of the state of Delaware, their rights will be subject to and governed by the terms of the BCEI third amended and restated certificate of incorporation (the “BCEI Certificate of Incorporation”) and the BCEI fourth amended and restated bylaws (the “BCEI Bylaws”). The laws of the state of Delaware and terms of the BCEI Certificate of Incorporation and the BCEI Bylaws are in some respects different than the terms of the HPR amended and restated certificate of incorporation (the “HPR Certificate of Incorporation”) and the HPR amended and restated bylaws (the “HPR Bylaws”), which currently govern the rights of Holders of Existing HPR Interests.
13.
The Debtors, the Reorganized Debtors, and BCEI are Expected to Incur Significant Transaction Costs in Connection with the Merger, Which May be in Excess of Those Anticipated by Them.

The Debtors, the Reorganized Debtors, and BCEI have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Merger, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by the Debtors and BCEI whether or not the Merger is consummated. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. The Reorganized Debtors and BCEI will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. The Debtors, the Reorganized Debtors, and BCEI will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Merger and the integration of the two companies’ businesses. While the Debtors and BCEI have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by the Debtors even if the Merger is not completed, could have an adverse effect on the Debtors’ financial condition and operating results. At the time of the signing of the Merger Agreement, the Debtors paid BCEI a transaction expense fee of $6 million in cash in consideration for the substantial cost and expense to be incurred by BCEI in pursuing consummation of the transactions; however, such amount may not be sufficient to cover all of BCEI’s costs associated with the transactions. Additionally, if the transactions are consummated through the Chapter 11 Cases, the Debtors expect to incur significant, non-recurring costs in connection with the administration of the Chapter 11 Cases.
14.
Litigation Relating to the Merger Could Result in an Injunction Preventing the Completion of The Merger and/or Substantial Costs to the Debtors and BCEI.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Debtors’ and BCEI’s respective liquidity and financial condition.
Lawsuits that may be brought against the Debtors or BCEI or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Merger. One of the conditions to the closing of the Merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all, which may adversely affect the Debtors’ or BCEI’s respective business, financial position and results of operation.
There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect the Debtors’ or BCEI’s business, financial condition, results of operations and cash flows.
15.
Unaudited Pro Forma Financial Information Included in This Disclosure Statement May Not Be Indicative of the Debtors’, the Reorganized Debtors’ and BCEI’s Actual Financial Position or Results of Operations.

The unaudited pro forma financial information in this Disclosure Statement is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that the Debtor and BCEI believe are reasonable, and is not necessarily indicative of what the Debtors’ or the Reorganized Debtors’, as applicable, and BCEI’s actual financial position or results of operations would have been had the Effective Date occurred on the date indicated.

E.
Risks Related to the Reorganized Debtors and BCEI Following the Effective Date.

1.
The Reorganized Debtors and BCEI May Be Unable to Integrate the Business of the Debtors Successfully or Realize the Anticipated Benefits of the Merger.

The Plan involves the integration of two companies that currently operate as independent public companies. The success of the Plan will depend, in large part, on the ability of the Reorganized Debtors and BCEI following the Effective Date to realize the anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies, from combining the businesses of the Debtors and BCEI. The combination of two independent businesses is complex, costly and time consuming, and the Debtors and BCEI will be required to devote significant management attention and resources to integrating the business practices and operations of the Debtors and BCEI. Potential difficulties that the Reorganized Debtors may encounter as part of the integration process include the following.
Potential difficulties that may be encountered in the integration process include the following:
•
the inability to successfully combine the business of the Debtors in a manner that permits the Reorganized Debtors and BCEI to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the Merger;

•
complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•
the assumption of contractual obligations with less favorable or more restrictive terms; and

•
potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger.

In addition, the Debtors and BCEI have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in:
•
diversion of the attention of each company’s management; and

•
the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the Merger, or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the Reorganized Debtors and BCEI following the Merger.
2.
Following the Consummation of the Merger, the Market Price of BCEI Common Stock May Be Depressed by the Perception that Former HPR Stockholders or Holders of The Notes May Sell the Shares of BCEI Common Stock They Will Acquire on the Effective Date and for Other Reasons Related to the Merger.

Subject to applicable securities laws, certain holders of Existing HPR Interests or the Notes, including Franklin, may also seek to sell shares of BCEI Common Stock held by them on the Effective Date, following the consummation of the Merger. The Merger Agreement contains no restriction on their ability to sell such shares of BCEI Common Stock. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of BCEI Common Stock, may affect the market for, and the market price of, shares of BCEI Common Stock in an adverse manner.
Concurrently with the execution and delivery of the Merger Agreement, BCEI and Franklin agreed upon the form of the Registration Rights Agreement pursuant to which, among other things and subject to certain restrictions, upon Franklin’s request, BCEI will be required to file with the SEC a registration statement on Form S-3 registering for resale the shares of BCEI Common Stock issued to Franklin in the Merger and to conduct certain underwritten offerings. The form of Registration Rights Agreement also provides Franklin with customary piggyback registration rights.

Additionally, pursuant to the form of Registration Rights Agreement, Franklin will agree to certain restrictions on sales of BCEI Common Stock, beginning at the effective time and lasting until the earlier of (i) the second anniversary of the effective time and (ii) the last day of the fiscal quarter in which Franklin owns less than 10% of the outstanding BCEI Common Stock. During this time, unless Franklin has received the prior written consent of BCEI, its monthly sales of BCEI Common Stock will be limited to (a) from the Effective Date until the seven month anniversary of the Effective Date, 1% of the outstanding BCEI Common Stock, (b) beginning on the seven month anniversary of the effective time until the one year anniversary of the effective time, 1.5% of the outstanding BCEI Common Stock, and (c) for the second year following the effective time, 2% of the outstanding BCEI Common Stock. The form of Registration Rights Agreement will be executed, delivered and become effective on the Effective Date and will not become effective if the Merger Agreement is terminated prior to the consummation of the Plan.
3.
The Synergies Attributable to the Merger May Vary From Expectations.

The Reorganized Debtors and BCEI may fail to realize the anticipated benefits and synergies expected from the Merger, which could adversely affect the Reorganized Debtors and BCEI’s business, financial condition and operating results. The success of the Merger will depend, in significant part, on the Reorganized Debtors and BCEI’s ability to successfully integrate their businesses, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the combination. These anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If the Reorganized Debtors and BCEI are not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Merger within the anticipated timing or at all, the Reorganized Debtors’ and BCEI’s business, financial condition and operating results may be adversely affected.
4.
The Future Results of the Reorganized Debtors and BCEI Will Suffer if the Reorganized Debtors and BCEI Do Not Effectively Manage Its Expanded Operations Following the Effective Date.

Following the Effective Date, the size of the Reorganized Debtors’ and BCEI’s business will increase significantly beyond the current size of either the Debtors’ or BCEI’s current business. The Reorganized Debtors’ and BCEI’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. BCEI may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the Reorganized Debtors and BCEI will be successful or that they will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the Plan.
5.
The Merger May Result in a Loss of Customers, Distributors, Suppliers, Vendors, Landlords, Joint Venture Partners and Other Business Partners and May Result in the Termination of Existing Contracts

Following the Effective Date, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of the Reorganized Debtors or BCEI may terminate or scale back their current or prospective business relationships with of the Reorganized Debtors or BCEI. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that BCEI is too closely allied with one of their competitors. In addition, the Debtors and BCEI have contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require the Debtors or BCEI to obtain consents from these other parties in connection with the Merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the Merger, or if the Reorganized Debtors or BCEI, following the Merger, lose the benefits of the contracts of the Debtors or BCEI, the Reorganized Debtors’ and BCEI’s business and financial performance could suffer.

6.
The Transactions in Connection with the Merger Could Trigger a Limitation on the Utilization of the Historic U.S. Net Operating Loss Carryforwards of BCEI and Will Trigger a Limitation on the Utilization of the Historic U.S. Net Operating Loss Carryforwards of the Debtors.

BCEI’s ability to utilize U.S. net operating loss carryforwards (including any historic loss carryforwards of the Debtors) to reduce future taxable income following the consummation of the Merger will be subject to various limitations under the Tax Code. Section 382 of the Tax Code imposes such a limitation upon the occurrence of an ownership change resulting from issuances of a company’s stock or the sale or exchange of such company’s stock by certain stockholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such company’s stock by such stockholders within a rolling three-year period. The limitation with respect to such loss carryforwards generally would be equal to (i) the fair market value of the company’s equity multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. In addition, any limitation would be increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains inherent in the assets sold, and further, if there is a net unrealized built-in loss at the time of an ownership change, then the limitation may apply to tax attributes other than just loss carryforwards, such as depreciable basis. Based on the information currently available, BCEI believes that the transactions in connection with the Merger, if consummated, likely will not result in an ownership change with respect to BCEI but result in an ownership change with respect to the Debtors, which would trigger a limitation on BCEI’s ability to utilize any historic loss carryforwards and built-in losses of the Debtors following the consummation of the Merger.
However, issuances, sales and/or exchanges of BCEI common stock (including, potentially, relatively small transactions and transactions beyond BCEI’s control), taken together with prior transactions with respect to BCEI common stock and the Merger, could trigger an ownership change and therefore a limitation on BCEI’s ability to utilize its U.S. loss carryforwards. BCEI adopted the tax plan to reduce the likelihood that it would experience an ownership change under Section 382 of the Tax Code. However, if BCEI experiences an ownership change, any resulting limitation under Section 382 of the Tax Code could cause some of such loss carryforwards to expire before BCEI would be able to utilize them to reduce taxable income in future periods, possibly resulting in a substantial income tax expense or write down of its tax assets or both.
7.
Following the Completion of The Merger, BCEI May Incorporate the Debtors’ Hedging Activities into BCEI’s Business, and BCEI May Be Exposed to Additional Commodity Price Risks Arising From Such Hedges.

To mitigate their exposure to changes in commodity prices, the Debtors hedge oil prices from time to time, primarily through the use of certain derivative instruments. If BCEI assumes the Debtors’ existing hedges, BCEI will bear the economic impact of all of the Debtors’ current hedges following the completion of the Merger. Actual crude oil prices may differ from the Reorganized Debtors’ and BCEI’s expectations and, as a result, such hedges may or may not have a negative impact on BCEI’s business.
8.
BCEI’s Certificate of Incorporation Designates the Court of Chancery of the State of Delaware as the Sole and Exclusive Forum for Certain Types of Actions and Proceedings That May be Initiated by BCEI Stockholders, Which Could Limit BCEI Stockholders’ Ability to Obtain a Favorable Judicial Forum For Disputes With BCEI or Its Directors, Officers, or Other Employees

The BCEI certificate of incorporation provides that, unless BCEI consents in writing to the selection of an alternative forum, the sole and exclusive forum shall be the Court of Chancery of the State of Delaware for (i) any derivative action or proceeding brought on behalf of BCEI, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of BCEI to BCEI or the BCEI stockholders, (iii) any action asserting a claim against BCEI arising pursuant to any provision of the DGCL, the BCEI certificate of incorporation or the BCEI bylaws (or any action to interpret, apply or enforce any provision thereof), or (iv) any action asserting a claim against BCEI governed by the internal affairs doctrine, in each such case subject to said court of chancery having personal jurisdiction over the indispensable parties named as defendants therein.

BCEI’s exclusive forum provision is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce the forum selection provision with respect to such claims, and in any event, the BCEI stockholders would not be deemed to have waived BCEI’s compliance with federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of BCEI is deemed to have received notice of and consented to the foregoing forum selection provision. This provision may limit BCEI stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with BCEI or its directors, officers, or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, BCEI may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition, prospects, or results of operations.
9.
The Reorganized Debtors and BCEI are Expected to Incur Substantial Expenses Related to the Plan and the Businesses Integration.

The Reorganized Debtors and BCEI are expected to incur substantial expenses in connection with the consummation of the Plan and the integration their businesses. There are a large number of processes, policies, procedures, operations, technologies, and systems that must be integrated, including information technology purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, marketing, and benefits. While the Debtors have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the Reorganized Debtors and BCEI expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the Reorganized Debtors and BCEI taking significant charges against earnings following the Effective Date, and the amount and timing of such charges are uncertain at present.
10.
Uncertainty About the Plan and Diversion of Management Could Harm the Reorganized Debtors and BCEI Following the Effective Date.

The Plan could result in current and prospective employees experiencing uncertainty about their future with the Reorganized Debtors or BCEI, as applicable, following the Plan. These uncertainties may impair the ability of the Reorganized Debtors or BCEI to retain, recruit, or motivate key personnel. In addition, Confirmation of the Plan and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the Reorganized Debtors or BCEI following the Effective Date.
11.
The Exit RBL Facility and the New Take Back Notes Indenture Will Restrict BCEI’s Future Operations, and Could Limit Its Growth and Ability to Respond to Changes.

The Exit RBL Facility and the New Take Back Notes Indenture will impose significant operating and financial restrictions and will limit BCEI and its subsidiaries’ ability to, among other things:
•
incur liens or other encumbrances;

•
make acquisitions, loans and investments;

•
sell or otherwise dispose of assets;

•
incur additional indebtedness and issue preferred stock;

•
pay dividends, make distributions and pay certain indebtedness;

•
enter into sale and leaseback tractions; and

•
enter into swap transactions and certain affiliate transactions.

In addition, under the Exit RBL Facility and the New Take Back Notes Indenture, BCEI will be required to maintain specified financial ratios and satisfy other financial condition tests. These restrictions may also limit BCEI’s ability to obtain future financings, withstand a future downturn in its business or the economy in general, or otherwise conduct necessary corporate activities. There can be no assurance that BCEI will be able to maintain compliance with these covenants in the future and, if it fails to do so, that BCEI will be able to obtain waivers from its senior secured creditors and/or amend the covenants.
A failure by BCEI to comply with the covenants or to maintain the required financial ratios contained in the agreements governing its indebtedness could result in an event of default under such indebtedness after any applicable grace periods, which could adversely affect BCEI’s ability to respond to changes in its business and manage its operations. Additionally, a default by BCEI under one agreement covering BCEI’s indebtedness may trigger cross-defaults under other agreements covering its indebtedness. Upon the occurrence of an event of default or cross-default under any of the agreements governing BCEI’s indebtedness, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the agreements. If any of BCEI’s indebtedness was to be accelerated, there can be no assurance that its assets would be sufficient to repay this indebtedness in full, which could have a material adverse effect on BCEI’s ability to continue to operate as a going concern.
12.
To Service its Indebtedness, BCEI Will Require a Significant Amount of Cash.

BCEI’s ability to satisfy its debt obligations, including the New Take Back Notes, will depend on its ability to generate sufficient cash flow to service its debt, which in turn depends on its future financial performance. A range of economic, competitive, business and industry factors will affect BCEI’s future financial performance, and, as a result, its ability to generate cash flow from operations and to pay its debt, including its obligations under the New Take Back Notes. Many of these factors, such as oil and gas prices, economic and financial conditions in the oil and gas industry and the global economy, the impact of legislative or regulatory actions on how BCEI conducts its business or competition and initiatives of its competitors, are beyond BCEI’s control.
BCEI cannot assure you that its business will generate sufficient cash flow from operations, or that future borrowings will be available to BCEI under the Exit RBL Facility or from other debt financing, in an amount sufficient to enable BCEI to service its indebtedness or to fund its other liquidity needs. If BCEI does not generate sufficient cash flow from operations to service its indebtedness, it may have to undertake alternative financing plans, such as refinancing or restructuring its indebtedness, selling assets, or raising additional capital. BCEI’s ability to restructure or refinance its indebtedness will depend on the capital markets and its financial condition at such time. Any refinancing of BCEI’s indebtedness could be at higher interest rates and may require BCEI to comply with more onerous covenants, which could further restrict its business operations. In addition, the terms of future debt agreements may, and BCEI’s existing and planned debt agreements, including the indenture governing the New Take Back Notes, will, restrict BCEI from implementing some of these alternatives. BCEI’s inability to generate sufficient cash flow to service its indebtedness, or to refinance its obligations on commercially reasonable terms, would have an adverse effect, which could be material, on its business, financial position, and operating results. To the extent that BCEI will incur additional indebtedness, the risks associated with BCEI’s leverage, including its possible inability to service its debt, would increase.
IX.
CONFIRMATION OF THE PLAN

A.
The Confirmation Hearing

Under section 1128(a) of the Bankruptcy Code, the Court, after notice, may hold a hearing to confirm a plan of reorganization. The Debtors will request, on the Petition Date, that the Court approve the Plan and Disclosure Statement. The Confirmation Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment filed with the Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code, the Merger Agreement, and the TSA, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for the Confirmation Hearing, will request that the Court set a date and time for parties in interest to file objections to Confirmation of the Plan. An objection to Confirmation of the Plan must be filed with the Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Court so that it is actually received on or before the deadline to file such objections as set forth therein.
B.
Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.
At the Confirmation Hearing, the Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.
C.
Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).
To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, BCEI and their advisors, with assistance from the Debtors and their advisors, prepared the projected consolidated income statement and statement of cash flows (the “Financial Projections”) of the combined BCEI and Reorganized Debtors entities, upon consummation of the Merger and the Restructuring Transactions contemplated by the Plan. Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors and BCEI.
The Financial Projections are attached hereto as Exhibit D and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.
D.
Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.5
Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan.

5
A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the Holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the Holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the Holder of such claim or equity interest.

Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.
Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.
Pursuant to Article III.E of the Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.
E.
Confirmation without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.
If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.
1.
No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.
2.
Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.
The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.
Valuation Analysis

The Plan provides for BCEI Common Stock to be distributed to Holders of Claims and Interests in Class 4 and 8, upon consummation of the Merger and the restructuring transactions contemplated by the Plan. Accordingly, TPH-PWP performed an analysis of the estimated implied value of the combined BCEI and Reorganized Debtor entities, upon consummation of the Merger and the restructuring transactions contemplated by the Plan, on a going-concern basis as of April 1, 2021, which is attached hereto as Exhibit E (the “Valuation Analysis”). Based on the Valuation Analysis, the combined BCEI and Reorganized Debtors entities, upon consummation of the Merger and the restructuring transactions contemplated by the Plan,will have an implied equity value at emergence of approximately $1.05 billion at the midpoint.
The Valuation Analysis, including the procedures followed, assumptions made, qualifications, and limitations on review undertaken, should be read in conjunction with section VIII of this Disclosure Statement entitled “Risk Factors.” The Valuation Analysis is based on data and information as of January 26, 2021. TPH-PWP makes no representations as to changes to such data and information that may have occurred since the date of the Valuation Analysis.
G.
Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each Holder of a Claim or Interest in such impaired class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting Holder would receive or retain if the debtors liquidated under chapter 7.
Attached hereto as Exhibit F and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims or Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code.
X.
CERTAIN SECURITIES LAW MATTERS

A.
BCEI Common Stock and the New Take Back Notes

As discussed herein and in the Plan, the Plan provides for the offer, issuance, sale, and distribution of BCEI Common Stock and the New Take Back Notes (collectively, the “1145 Securities”).
As discussed herein and in the Plan, the Merger and the restructuring transactions contemplated by the Plan provides for the Reorganized Debtors and BCEI to issue and distribute the BCEI Common Stock and the New Take Back Notes to Holders of Allowed Notes Claims and Holders of Allowed Existing HPR Interests in accordance with Article III of the Plan and the Merger Agreement. The Debtors believe that the BCEI Common Stock and the New Take Back Notes will be “securities,” as defined in section 2(a)(1)1) of the Securities Act, section 101 of the Bankruptcy Code and any applicable Blue Sky Law.
The BCEI Common Stock and the New Take Back Notes to be issued by BCEI pursuant to the Plan and Merger Agreement are expected to be registered by BCEI pursuant to one or more registration statements on Form S-4, and to the extent otherwise not registered for any reason, the Debtors believe that the issuance of the BCEI Common Stock and the New Take Back Notes is, and subsequent transfers of BCEI Common Stock and the New Take Back Notes by the holders thereof that are not “underwriters” (as defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code) will be, exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and/or any applicable state Blue Sky Law as described in more detail below, except in certain limited circumstances.

B.
Issuance and Resale of BCEI Common Stock and the New Take Back Notes

The issuance of the BCEI Common Stock and the New Take Back Notes is expected to be registered by BCEI pursuant to one or more registration statements on Form S-4, in which case, subject to certain exceptions, such securities will be transferable without restriction. To the extent otherwise not registered for any reason, such securities will be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code.
Section 1145 of the Bankruptcy Code provides that Section 5 of the Securities Act and any state law requirements for the issuance of a security do not apply to the offer or sale of stock, options, warrants or other securities by a debtor or a successor to the debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a claim against, interest in, or claim for an administrative expense against such debtor or are issued principally in such exchange or partly for cash and property if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. The Debtors believe that the BCEI Common Stock and the New Take Back Notes issued in exchange for the Claims and Interests described above satisfy the requirements of section 1145(a) of the Bankruptcy Code. Accordingly, recipients will be able to resell the BCEI Common Stock and the New Take Back Notes without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of Section 1145(b)(1) of the Bankruptcy Code.
Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.
The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.
Resales of the BCEI Common Stock and the New Take Back Notes constituting 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of BCEI Common Stock and New Take Back Notes constituting 1145 Securities who are deemed to be “underwriters” may be entitled to resell their BCEI Common Stock and

New Take Back Notes pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the BCEI Common Stock and New Take Back Notes would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to such BCEI Common Stock and New Take Back Notes and, in turn, whether any Person may freely trade such BCEI Common Stock and New Take Back Notes.
Accordingly, the Debtors recommend that potential recipients of the BCEI Common Stock and New Take Back Notes consult their own counsel concerning their ability to freely trade such securities without compliance with the federal law and any applicable state Blue Sky Law. The Debtors make no representation concerning the ability of a person to dispose of the BCEI Common Stock and New Take Back Notes.
XI.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.
Introduction

The following discussion summarizes the material U.S. federal income tax consequences regarding the implementation of the Plan and the Merger to the Debtors, the Reorganized Debtors, certain holders of Notes Claims and Existing HPR Interests. This discussion is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences set forth in this summary. No representations are being made regarding the particular tax consequences of the implementation of the Plan and the Merger to any specific holder of Notes Claims or Existing HPR Interests. The Debtors have not requested, and will not request, a ruling from the Internal Revenue Service (the “IRS”) regarding any tax consequences of the implementation of the Plan and the Merger to the Debtors, the Reorganized Debtors, or Holders of Notes Claims or Existing HPR Interests. No assurances can be given that the IRS will not assert, or that a court will not sustain, a different tax position from those discussed herein. This discussion only addresses U.S. federal income tax consequences and does not address any other U.S. federal tax consequences (such as estate and gift tax consequences), or the tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty.
This discussion does not describe all of the tax consequences that may be relevant in light of a holder’s particular circumstances, including, but not limited to, the potential application of provisions of the Tax Code known as the unearned income Medicare contribution tax, or tax consequences applicable to holders that are otherwise subject to special treatment under the Tax Code, such as: financial institutions; banks; broker-dealers; insurance companies; tax-exempt organizations; retirement plans or other tax-deferred accounts; mutual funds; real estate investment trusts; traders in securities that elect mark-to-market treatment; persons subject to the alternative minimum tax; persons who hold Notes Claims or Existing HPR Interests, or who will hold the BCEI Common Stock or New Take Back Notes, as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; persons that have a functional currency other than the U.S. dollar; persons who hold Notes Claims or Existing HPR Interests, or who will hold the BCEI Common Stock or New Take Back Notes, through non-U.S. brokers or other non-U.S. intermediaries; governments or governmental organizations; partnerships or other pass-through entities or holders of interests therein; persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement” (within the meaning of section 451(b) of the Tax Code); and persons who are themselves in bankruptcy. The following discussion assumes that each holder owns only Claims or Interests in a single Class and holds Notes Claims or Existing HPR Interests, and will hold BCEI Common Stock and New Take Back Notes, as “capital assets” (as defined in section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors or BCEI is a party will be respected for U.S. federal income tax purposes in accordance with their form. This summary does not discuss differences in tax consequences to holders of Notes Claims or Existing HPR Interests that act or receive consideration in a capacity other than as a holder of Notes Claims or Existing HPR Interests, respectively, and the tax consequences for such holders may differ materially from those described below. For the avoidance of doubt, this summary does not address the U.S. federal income tax consequences to holders (1) that have Claims or Interests that are Unimpaired or otherwise entitled to payment in full under the Plan or (2) that are deemed to reject the Plan.
If an entity that is treated as a partnership for U.S. federal income tax purposes holds Notes Claims or Existing HPR Interests, or will hold the BCEI Common Stock or New Take Back Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Notes Claims or Existing HPR Interests, or that will hold the BCEI Common Stock or New Take Back Notes, and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the implementation of the Plan and the Merger and the other matters discussed herein.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Notes Claims, Existing HPR Interests, BCEI Common Stock or New Take Back Notes that is, for U.S. federal income tax purposes.
•
an individual who is a U.S. citizen or U.S. resident alien;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (a) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (b) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. holder” is a beneficial owner of Notes Claims, Existing HPR Interests, BCEI Common Stock or New Take Back Notes that is an individual, corporation, estate or trust that is not a U.S. holder.
THE FOLLOWING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS OF NOTES CLAIMS OR EXISTING HPR INTERESTS SHOULD CONSULT THEIR TAX ADVISORS FOR THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN AND THE MERGER.
B.
Material U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors

1.
Characterization of Restructuring Transactions

As of December 31, 2019, the Debtors had approximately $731 million of federal net operating loss (“NOL”) carryforwards, $5 million of federal capital loss carryforwards, and $469 million of state NOL carryforwards. The Debtors expect to generate additional losses in 2020, which will create an NOL and increase other tax attributes. Any NOLs or other attributes remaining upon implementation of the Plan and the Merger may be able to offset future taxable income, thereby reducing the future aggregate tax obligations of the Reorganized Debtors and BCEI.
The Restructuring Transactions are not expected to give rise to any gain or loss to the Debtors (other than as a result of CODI, as described below). The Debtors’ tax attributes generally will, subject to the rules discussed below regarding CODI and section 382 of the Tax Code, survive the restructuring process and potentially be usable by the Reorganized Debtors and BCEI going forward.
2.
Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize income from the cancelation of indebtedness (“CODI”), for U.S. federal income tax purposes, upon the acquisition or satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. Moreover, the acquisition of a debtor’s outstanding indebtedness by a person bearing a certain relationship to the debtor generally is treated as an acquisition of such indebtedness by the debtor. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness issued, and (iii) the fair market value of any other new consideration given in satisfaction of such indebtedness at the time of the exchange.
Under section 108 of the Tax Code, a debtor is not required to include CODI in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of CODI that it excluded from gross income pursuant to the rule discussed in the preceding sentence. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a debtor with CODI may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. Any excess CODI over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.
The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that is excluding CODI is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of such lower-tier member. If a debtor member’s excluded CODI exceeds its tax attributes, the excess CODI is applied to reduce certain remaining consolidated tax attributes of the affiliated group.
As a result of the Restructuring Transactions, the Debtors expect to realize a substantial amount of CODI. The exact amount of any CODI that will be realized by the Debtors will not be determinable until the consummation of the Plan. Because the Plan provides that holders of Notes Claims will receive non-Cash consideration (e.g., BCEI Common Stock and New Take Back Notes), the amount of CODI, and accordingly the amount of tax attributes required to be reduced, will depend, in part, on the fair market value (and issue price) of the non-Cash consideration received, which cannot be known with certainty at this time.
3.
Limitation of NOL Carryforwards and Other Tax Attributes

Following the Effective Date, the Debtors anticipate that, any NOL carryforwards, capital loss carryforwards and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors that are not reduced according to the CODI rules described above and that are allocable to periods before the Effective Date (collectively, “Pre-Change Losses”) will be subject to limitation under section 382 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the Merger.
Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. The rules of section 382 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that the Merger will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the use of Pre-Change Losses by the Reorganized Debtors and BCEI will be subject to limitation.
For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In this case, the Debtors expect to have a substantial net unrealized built-in loss as of the Effective Date.

a.
General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs, currently 0.99 percent for December 2020). Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.
Notwithstanding the rules described above, if post-ownership change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.
b.
Special Bankruptcy Exception

An exception to the foregoing annual limitation rules generally applies to a debtor corporation in chapter 11 (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change and the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. Despite the availability of this exception, the ability of the Reorganized Debtors and BCEI to utilize the Reorganized Debtors’ Pre-Change Losses after the Effective Date are expected to be adversely affected by an “ownership change” within the meaning of section 382 of the Tax Code occurring on the Effective Date.
C.
Material U.S. Federal Income Tax Consequences to U.S. Holders of Notes Claims or Existing HPR Interests

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and the Merger Agreement. Holders of Notes Claims and Existing HPR Interests should consult their tax advisors regarding the tax consequences of the Restructuring Transactions.
1.
U.S. Holders of Notes Claims

a.
Exchanges of Notes Claims Under the Plan

Pursuant to the Plan, each U.S. holder of an Allowed Notes Claim will receive its Pro Rata share of (a) 9,314,214 shares of BCEI Common Stock, which will constitute in the aggregate approximately 30.4 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan, and (b) $100 million in principal amount of the New Take Back Notes.
A U.S. holder of a Notes Claim will be treated as exchanging such Notes Claim for BCEI Common Stock and New Take Back Notes in a taxable exchange, and each U.S. holder of such Notes Claim should recognize gain or loss equal to the difference between (x) the sum of (I) the fair market value of the BCEI Common Stock received, and (II) the issue price of the New Take Back Notes received (as discussed below under “— Issue Price”) and (y) such U.S. holder’s adjusted basis in such Notes Claim. Whether such gain or loss is capital or ordinary in character will be determined by a number of factors, including the tax status of the U.S. holder, the nature of the Notes Claim in such U.S. holder’s hands, whether such Notes Claim was purchased at a discount, whether there is any accrued but unpaid interest on such Notes Claim and whether and to what extent the U.S. holder has previously claimed a bad debt deduction with respect to such Notes Claim. See “— Accrued Interest” and “— Market Discount.” If such gain or loss is capital in nature, it generally will be long-term capital gain or loss if the U.S. holder’s holding period in its Notes Claim exceeds one year at the time of the exchange. The timing of any such gain recognition would depend on whether a U.S. holder is eligible and elects to use the installment method of reporting. Given that the installment method rules are complex, U.S. holders should consult their tax advisors as to the availability and application of the installment method of reporting to the exchange of Notes Claims under the Plan.
A U.S. holder’s adjusted tax basis in its Notes Claim is generally equal to its initial tax basis in such Notes Claim (i) increased by, if applicable, any market discount (as described below) previously included in income by such U.S. holder with respect to such Notes Claim and (ii) reduced by, if applicable, any amortizable bond premium that the U.S. holder has previously deducted with respect to the Notes Claim. Amortizable bond premium is generally defined as the excess of a U.S. holder’s initial tax basis in the Notes Claim immediately after its acquisition by such U.S. holder over the principal amount of the Notes Claim.
A U.S. holder’s tax basis in the BCEI Common Stock received should equal the fair market value of such BCEI Common Stock as of the date that such U.S. holder receives the BCEI Common Stock. A U.S. holder’s initial tax basis in the New Take Back Notes received should equal the issue price of such New Take Back Notes (as discussed below under “— Issue Price”). A U.S. holder’s holding period in the BCEI Common Stock and the New Take Back Notes received pursuant to the Plan should begin on the day following the date that such U.S. holder receives the BCEI Common Stock and New Take Back Notes.
b.
Issue Price

The determination of the issue price of the New Take Back Notes will depend on whether the New Take Back Notes and the BCEI Common Stock are treated as an investment unit for U.S. federal income tax purposes and whether such investment unit or series of the Notes Claims exchanged therefor are treated as publicly traded under the applicable provisions of the Tax Code and Treasury Regulations (“publicly traded”). A debt instrument is not treated as publicly traded if the stated principal amount of the issue that includes the debt instrument does not exceed $100 million (the “Small Issue Exception”).
The Debtors and BCEI intend to treat the New Take Back Notes and BCEI Common Stock as an investment unit for U.S. federal income tax purposes, and the following discussion assumes that such treatment is correct. Although not free from doubt, an investment unit should be treated as publicly traded only if each property right in the investment unit is publicly traded. Given that the New Take Back Notes will have a stated principal amount of $100 million or less, the New Take Back Notes should not be treated as publicly traded under the Small Issue Exception and, therefore, the investment unit should not be treated as publicly traded. If both or any series of Notes Claims are treated as publicly traded, the issue price of the investment unit should be determined based on the fair market value of such Notes Claims exchanged therefor, and such issue price should be allocated between the New Take Back Notes and the BCEI Common Stock based on their relative fair market values. If neither the investment unit nor any series of Notes Claims is publicly traded, the issue price of the New Take Back Notes should be the stated principal amount of the New Take Back Notes because the interest rate on the New Take Back Notes is expected to exceed the applicable federal rate published by the IRS.
BCEI will make its determination of the issue price of the New Take Back Notes and provide holders with such information, in a manner consistent with applicable Treasury Regulations.
The Debtors cannot provide any assurance as to whether any series of Notes Claims will be treated as publicly traded, the issue price of the New Take Back Notes, or whether the New Take Back Notes will be treated as issued with OID (as defined and discussed below). The rules regarding the issue price determination are complex and highly detailed, and U.S. holders of New Take Back Notes should consult their tax advisors regarding (i) the determination of the issue price of the New Take Back Notes, (ii) the application of the investment unit rules, and (iii) the allocation of the issue price of the investment unit between the New Take Back Notes and the BCEI Common Stock.
c.
Accrued Interest

To the extent that any amount received by a U.S. holder of a Notes Claim pursuant to the Plan is attributable to accrued but unpaid interest on such Notes Claim, the receipt of such amount should be taxable to the U.S. holder as ordinary interest income (to the extent not already taken into income by the U.S. holder). Conversely, a U.S. holder of a Notes Claims may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest was previously included in the U.S. holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary; however, the tax law is unclear on this point.
If the fair market value of the consideration received pursuant to the Plan is not sufficient to fully satisfy all principal and interest on the Notes Claims, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Under the Plan, the aggregate consideration to be distributed to holders of Notes Claims will be allocated first to unpaid interest that accrued on the Notes Claims, if any, with any excess allocated to the principal amount of the Notes Claims. This is consistent with certain Treasury Regulations, which treat payments as allocated first to any accrued but unpaid interest, and certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes. The IRS could take the position that the consideration received by the holder should be allocated in some way other than as provided in the Plan.
d.
Market Discount

A U.S. holder that acquired any Notes Claim with “market discount” may be subject to the tax rules governing market discount. In general, a debt instrument issued without OID (such as the Notes Claims) is considered to have been acquired with market discount if it is acquired other than on original issue and if the holder’s initial tax basis in the debt instrument is less than the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” by at least a specified de minimis amount. If the market discount rules apply, any gain recognized by a U.S. holder on the taxable disposition of a Notes Claim that was acquired with market discount will be treated as ordinary income to the extent of the market discount that accrued thereon while the Notes Claim was considered to be held by such U.S. holder (unless the U.S. holder elected to include market discount in income as it accrued).
2.
U.S. Holders of Existing HPR Interests

a.
Exchanges of Existing HPR Interests Pursuant to the Merger

Pursuant to the Merger, each U.S. holder of Existing HPR Interests will receive its Pro Rata share of 490,221 shares of BCEI Common Stock, which will constitute approximately 1.6 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan.
BCEI and the Debtors intend for the Merger to qualify as a “reorganization” within the meaning of section 368(a) of the Tax Code. Assuming the Merger qualifies as a “reorganization”, the U.S. federal income tax consequences of the Merger to U.S. holders of Existing HPR Interests are as follows:
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except as discussed below under “— Cash Received in Lieu of a Fractional Share of BCEI Common Stock,” no gain or loss will be recognized by U.S. holders on the exchange of Existing HPR Interests for BCEI Common Stock pursuant to the Merger;

•
the aggregate tax basis of the shares of BCEI Common Stock received pursuant to the Merger (including any fractional share interests in BCEI Common Stock deemed received and exchanged for cash, as discussed below) will be equal to the aggregate adjusted tax basis of the Existing HPR Interests for which it is exchanged; and

•
the holding period of BCEI Common Stock received in exchange for Existing HPR Interests (including any fractional share interests in BCEI Common Stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Existing HPR Interests for which it is exchanged.

If a U.S. holder of Existing HPR Interests acquired different blocks of shares comprising its Existing HPR Interests on different dates or at different prices, such U.S. holder’s basis and holding period in its shares of BCEI Common Stock may be determined separately with reference to each block of shares comprising its Existing HPR Interests. Any such U.S. holder should consult its tax advisors regarding the tax bases and/or holding periods of the particular shares of BCEI Common Stock received pursuant to the Merger.
b.
Cash Received in Lieu of a Fractional Share of BCEI Common Stock

A U.S. holder who receives cash in lieu of a fractional share of BCEI Common Stock generally will be treated as having received such fractional share pursuant to the Merger, and then as having sold such fractional share for cash. Gain or loss generally will be recognized based on the difference between the amount of such cash received and the portion of the U.S. holder’s aggregate adjusted tax basis of its Existing HPR Interests surrendered that is allocable to the fractional share of BCEI Common Stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of BCEI Common Stock deemed to be received exceeds one year at the effective time. The deductibility of capital losses is subject to limitation.
A U.S. holder may be required to retain records related to such holder’s Existing HPR Interests and file a statement setting forth certain facts relating to the Merger with its U.S. federal income tax return for the taxable year that includes the Merger.
3.
Ownership and Disposition of New Take Back Notes

a.
Stated Interest and OID on the New Take Back Notes

Stated interest on the New Take Back Notes generally will be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
A New Take Back Note will be treated as issued with original issue discount (“OID”) if the issue price of such New Take Back Note (as described above) is less than its stated principal amount by at least a specified de minimis amount (an amount equal to 0.25% of the stated principal amount of the New Take Back Note multiplied by the number of complete years to maturity of such New Take Back Note). The amount of OID with respect to the New Take Back Notes may be substantial.
If the New Take Back Notes are issued with OID, a U.S. holder of New Take Back Notes would be required to include the OID in such U.S. holder’s gross income as ordinary income for U.S. federal income tax purposes as the OID accrues on a constant yield method (regardless of the U.S. holder’s regular method of U.S. federal income tax accounting), which generally would be in advance of the receipt of the cash attributable to such OID, and generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.
The rules regarding OID are complex. U.S. holders should consult their own tax advisors regarding the application of these rules to their particular situations.
b.
Sale, Exchange, or Other Taxable Disposition of New Take Back Notes

For U.S. federal income tax purposes, a U.S. holder generally will recognize gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of any of its New Take Back Notes in an amount equal to the difference, if any, between (x) the amount realized for the New Take Back Notes and (y) the U.S. holder’s adjusted tax basis in the New Take Back Notes. The amount realized will include the amount of any cash and the fair market value of any other property received for the New Take Back Notes. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a New Take Back Note is attributable to accrued but unpaid interest (including any OID) on a New Take Back Note, this amount generally will not be included in the amount realized but will instead be treated in the same manner as described above under “— Stated Interest and OID on the New Take Back Notes.” A U.S. holder’s adjusted tax basis in a New Take Back Note will generally equal such U.S. holder’s initial tax basis in the New Take Back Note (as described above), increased by any OID previously included in income. Whether such gain or loss is capital or ordinary in character will be determined based on a number of factors, including the tax status of the U.S. holder and the nature of the New Take Back Note to such U.S. holder.
4.
Ownership and Disposition of BCEI Common Stock

a.
Distributions on BCEI Common Stock

Any distributions of cash or property made to a U.S. holder with respect to the BCEI Common Stock generally will be includible in gross income by such U.S. holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed BCEI’s current and accumulated earnings and profits, the distribution (i) will be treated as a non-taxable return of the U.S. holder’s adjusted basis in the BCEI Common Stock and (ii) thereafter as capital gain. A distribution which is treated as a dividend and paid to a corporate U.S. holder of the BCEI Common Stock may be eligible for the dividends-received deduction, and a distribution that is treated as a dividend and paid to a non-corporate U.S. holder of the BCEI Common Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied.
b.
Sale, Exchange, or Other Taxable Disposition of BCEI Common Stock

For U.S. federal income tax purposes, a U.S. holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of any of its BCEI Common Stock in an amount equal to the difference, if any, between (x) the amount realized for the BCEI Common Stock and (y) the U.S. holder’s adjusted tax basis in the BCEI Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received for the BCEI Common Stock. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has a holding period in the BCEI Common Stock of more than one year as of the date of disposition. Non-corporate U.S. holders may be eligible for reduced rates of taxation on long-term capital gains.
THE PRECEDING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE IMPLEMENTATION OF THE PLAN AND THE MERGER AND THE OWNERSHIP AND DISPOSITION OF ANY NEW TAKE BACK NOTES OR BCEI COMMON STOCK ACQUIRED PURSUANT TO THE PLAN OR THE MERGER.
D.
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Notes Claims or Existing HPR Interests

The following discussion includes only certain U.S. federal income tax consequences of the implementation of the Plan and the Merger to Non-U.S. holders of Notes Claims or Existing HPR Interests. The rules governing the U.S. federal income tax consequences to Non-U.S. holders are complex. Each Non-U.S. holder should consult its tax advisors regarding the U.S. federal, state and local and the foreign tax consequences of the implementation of the Plan and the Merger to such Non-U.S. holders and the ownership and disposition of the New Take Back Notes or BCEI Common Stock.
1.
Gain Recognition

Whether a Non-U.S. holder recognizes gain or loss in connection with an exchange of Notes Claims or Existing HPR Interests pursuant to the implementation of the Plan or the Merger or the subsequent taxable disposition of New Take Back Notes or BCEI Common Stock, as applicable, and the amount of such gain or loss is generally determined in the same manner as set forth above with respect to U.S. holders. Subject to the rules discussed below under “— Accrued Interest”, “— FIRPTA”, “— FATCA” and “— Backup Withholding and Information Reporting,” any gain recognized by a Non-U.S. holder on the exchange of its Notes Claims or Existing HPR Interests, or the subsequent taxable disposition of New Take Back Notes or BCEI Common Stock, generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S.

holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year in which the taxable disposition occurs and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States).
If the first exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain recognized, which may be offset by certain U.S. source capital losses. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax in the manner described in “— Income or Gain Effectively Connected with a U.S. Trade or Business.”
2.
Accrued Interest

Whether and to what extent a Non-U.S. holder receives amounts attributable to accrued but unpaid interest (including any OID) on a Notes Claim or a New Take Back Note is generally determined in the same manner as set forth above with respect to U.S. holders. Subject to the rules discussed below under “— FATCA” and “— Backup Withholding and Information Reporting,” amounts received attributable to accrued but unpaid interest (including any OID) on a Notes Claim or a New Take Back Note to a Non-U.S. holder generally will not be subject to U.S. federal income tax and will be exempt from withholding under the “portfolio interest” exemption if the Non-U.S. holder properly certifies to its foreign status (generally, by providing the withholding agent an IRS Form W-8BEN or W-8BEN-E prior to payment), and:
(i)
the Non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Debtors’ or BCEI’s, respectively, stock entitled to vote;

(ii)
the Non-U.S. holder is not a “controlled foreign corporation” that is a “related person” with respect to the Debtors or BCEI, respectively;

(iii)
the Non-U.S. holder is not a bank whose receipt of interest on the Notes Claims or the New Take Back Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. holder’s trade or business; and

(iv)
such interest is not effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business.

A Non-U.S. holder that does not qualify for exemption from withholding tax with respect to accrued but unpaid interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable income tax treaty rate) on payments that are attributable to accrued but unpaid interest (including any OID). For purposes of providing a properly executed IRS Form W-8BEN or W-BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.
If any accrued but unpaid interest (including any OID) is effectively connected income, the Non-U.S. holder generally will be subject to U.S. federal income tax in the manner described under “— Income or Gain Effectively Connected with a U.S. Trade or Business.”
3.
Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest income or gain recognized by a Non-U.S. holder on the exchange of its Notes Claims or Existing HPR Interests pursuant to the implementation of the Plan or Merger or a subsequent taxable disposition of its New Take Back Notes or BCEI Common Stock, or any interest income (including any OID) or dividend realized by a Non-U.S. holder in respect of its New Take Back Notes or BCEI Common Stock, respectively, is effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the holder maintains a permanent establishment in the United States to which such gain, interest or dividends is attributable), then the gain, interest income (including any OID), or dividends will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if such Non-U.S. holder were a U.S. holder. Effectively connected income will not be subject to U.S. federal withholding tax if the Non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if such Non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.
4.
Dividends on BCEI Common Stock

Any distributions made with respect to BCEI Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of BCEI’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent those distributions exceed BCEI’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. holder’s tax basis in the BCEI Common Stock and thereafter as capital gain from the sale or exchange of such BCEI Common Stock. Subject to the rules discussed above under “— Income or Gain Effectively Connected with a U.S. Trade or Business,” and below under “— FIRPTA” and “— FATCA,” any distribution made to a Non-U.S. holder on the BCEI Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
5.
FIRPTA

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain or loss of a foreign person on a disposition of a United States real property interest (“USRPI”) is deemed to be effectively connected with a trade or business carried on in the United States and subject to U.S. federal income tax. Further, any nonrecognition provision shall apply to the disposition of a U.S. real property interest on which gain is realized only to the extent that the transferred USRPI is exchanged for another USRPI that, immediately following such exchange, would be subject to U.S. taxation upon its disposition and if the Non-U.S. holder complies with certain filing requirements. A USRPI includes any interest (other than solely as a creditor, such as the Notes Claims and New Take Back Notes) in a domestic corporation if the domestic corporation is a United States real property holding corporation (“USRPHC”). The Debtors believe that HighPoint Resources Corporation is a USRPHC for U.S. federal income tax purposes. The Debtors also believe that BCEI is, and expect BCEI to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes.
However, as long as the Existing HPR Interests continue to be “regularly traded on an established securities market” (within the meaning of the Treasury Regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Existing HPR Interests, more than 5% of the Existing HPR Interests will be treated as disposing of a USRPI and will be taxable on gain realized on the disposition of the Existing HPR Interests in connection with the implementation of the Plan and the Merger as a result of HighPoint Resources Corporation’s status as a USRPHC. If the Existing HPR Interests were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of Existing HPR Interests owned) would be treated as disposing of a USRPI and would be subject to U.S. federal income tax in connection with the disposition of the Existing HPR Interests in connection with the implementation of the Plan and the Merger, and a 15% withholding tax would apply to the gross proceeds from such disposition.
As long as the BCEI Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the Treasury Regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the BCEI Common Stock, more than 5% of the BCEI Common Stock will be treated as disposing of a USRPI and will be taxable on gain realized on the disposition of the BCEI Common Stock as a result of BCEI’s status as a USRPHC. If the BCEI Common Stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of BCEI Common Stock owned) would be treated as disposing of a USRPI and would be subject to U.S. federal income tax on a taxable disposition of the BCEI Common Stock (as described above), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of the BCEI Common Stock, including regarding potentially applicable income tax treaties that may provide for different rules.
6.
FATCA

Sections 1471 through 1474 of the Tax Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on “withholdable payments” (as defined in the Tax Code, including payments of interest (including any OID) on a Notes Claim or New Take Back Note that was not outstanding as of July 1, 2014 and dividends on BCEI Common Stock if paid to a “foreign financial institution” or a “non-financial entity” (each as defined in the Tax Code) (including in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Tax Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note or stock which can produce U.S. source interest or dividends, proposed Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury regulations until they are revoked or final Treasury regulations are issued.
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
The 8.75% Notes Claims and New Take Back Notes were not outstanding as of July 1, 2014. Accordingly, payments of interest on the 8.75% Notes Claims in connection with the Plan and payments of interest on the New Take Back Notes will be subject to the withholding rules under FATCA. The 7% Notes Claims were outstanding as of July 1, 2014 and the Debtors intend to take the position that the 7% Notes Claims have not been significantly modified on or after July 1, 2014. Based on the foregoing position, payments of interest on the 7% Notes Claims in connection with the Plan should not be subject to the withholding rules under FATCA.
Holders should consult their tax advisors regarding the possible application of FATCA to payments received pursuant to the Plan.
7.
Backup Withholding and Information Reporting

Under the Tax Code, interest (including any OID), dividends and other reportable payments may, under certain circumstances, be subject to backup withholding. Backup withholding may apply to payments made pursuant to the Plan or in connection with the Merger, unless the holder provides the applicable withholding agent with its taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.
In addition, information reporting generally may apply to (i) exchanges or payments made pursuant to the Plan or in connection with the Merger, and (ii) future payments of interest on, dividends on and the proceeds of the sale or other disposition of a New Take Back Note or BCEI Common Stock.

THE PRECEDING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE IMPLEMENTATION OF THE PLAN AND THE MERGER AND THE OWNERSHIP AND DISPOSITION OF ANY NEW TAKE BACK OR BCEI COMMON STOCK ACQUIRED PURSUANT TO THE IMPLEMENTATION OF THE PLAN AND THE MERGER.
XII.
RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available in-court alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other in-court scenario. Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.
Dated:	HIGHPOINT RESOURCES CORPORATION, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES
/s/ DRAFT Name: William M. Crawford Title: Chief Financial Officer HighPoint Resources Corporation

Exhibit A
Plan of Reorganization

Exhibit B
Merger Agreement

Exhibit C
TSA

EXHIBIT D
COMBINED COMPANY’S FINANCIAL PROJECTIONS AND ASSUMPTIONS
I.
Introduction

For the purposes of demonstrating the feasibility of the Plan1 and compliance with Section 1129(a)(11) of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), BCEI 2 management and their advisors, with input from the Debtors’ 3 management and their advisors, have prepared the forecasted, post-effective date income statement and statement of cash flows (the “Financial Projections” or the “Projections”) for the ten-month period beginning March 1, 2021 and ending December 31, 2021, and for the annual periods ending December 31, 2022 through December 31, 2025 (the “Projection Period”). The Financial Projections incorporate assumptions made with respect to the pro forma performance of the combined BCEI and Debtor entities (together, the “Combined Company”) subsequent to the completion of the proposed Restructuring Transactions4, and reflect the judgement and expectations of BCEI and the Debtors regarding the Combined Company’s future operations and financial position. The Projections have been prepared on a consolidated basis, solely to assist each Holder of a Claim or Interest of the Debtors in determining whether to vote to accept or to reject the Plan. These consolidated Projections take into consideration the debt reduction resulting from the Debtors’ Plan of Reorganization, and expense and operational synergies resulting from the merged operations of the Combined Company.
The Financial Projections are subject to inherent risks and uncertainties, many of which are difficult to predict and are beyond management’s control, related to the exploration for, and development, production, and gathering of, oil, natural gas and natural gas liquids (“NGL”). Factors that may cause actual results to differ from expected results include, but are not limited to:
(i)
Fluctuations in oil, natural gas and NGL prices and the Combined Company’s ability to hedge against commodity pricing changes;

(ii)
The uncertainty inherent in estimating reserves, future net revenues and discounted future cash flows;

(iii)
The timing and amount of future production of oil and natural gas;

(iv)
Changes in the availability and cost of capital;

(v)
The capture of synergies related to LOE, capital expenditures, or overhead costs;

(vi)
Environmental, drilling and other operating risks, including liability claims as a result of oil and natural gas operations;

(vii)
Changes to the manner in which crude oil and natural gas are transported or delivered to market for sale, including those created by the operations of the Combined Company;

(viii)
Reduction in market demand driven by changes to global economic conditions;

(ix)
Proved and unproved drilling locations and future drilling plans;

(x)
The effects of existing and future laws and governmental regulations, including environmental, hydraulic fracturing, safety and climate change regulation;

1
The “Plan” means Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, attached as Exhibit A to the Disclosure Statement. Capitalized terms used but not defined herein have the meanings set forth in the Plan.

2
“BCEI” is Bonanza Creek Energy, Inc (0631) and subsidiaries.

3
The “Debtors”, listed with the last four digits of each entity’s federal tax identification number, are HighPoint Resources Corporation (0361), HighPoint Operating Corporation (0545), and Fifth Pocket Production, LLC (8360).

4
The “Restructuring Transactions” refer to the transactions described in Transaction Support Agreement, the Merger Agreement, the Plan, and such other Definitive Documents.

(xi)
General economic conditions and the effect of operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Combined Company’s control;

(xii)
Developments in crude oil-producing and natural gas-producing countries; and

(xiii)
Costs and other risks associated with perfecting title for mineral rights.

Should one or more of the risks or uncertainties referenced above occur, or should underlying assumptions prove incorrect, actual performance could differ materially from that expressed in the Financial Projections. Further, new factors could arise to cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors, or the extent to which any such factor or combination of factors may impact financial performance relative to the Financial Projections.
Neither BCEI nor the Debtors publish their projections, strategies, or forward-looking projections of their financial position, results of operations, and cash flows, as a matter of course. Accordingly, neither BCEI nor the Debtors anticipate that they will furnish updated projections to the holders of Claims or Interests after the date of this Disclosure Statement, or to include such information in documents required to be filed with the Securities and Exchange Commission (“SEC”) or to otherwise make such information public, and disclaim any obligation to do so. The assumptions disclosed herein are those that BCEI and the Debtors believe to be significant to the Projections and are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
II.
Accounting Policies and Disclaimer

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE FINANCIAL PROJECTIONS DO NOT REFLECT THE FORMAL IMPLEMENTATION OF REORGANIZATION ACCOUNTING PURSUANT TO FINANCIAL ACCOUNTING STANDARDS BOARD ACCOUNTING STANDARDS CODIFICATION TOPIC 852, REORGANIZATIONS (“ASC 852”) OR THE IMPACT SUCH IMPLEMENTATION MAY HAVE ON DIRECT OR PASS THROUGH TAX LIABILITIES. MANAGEMENT CONTINUES TO EVALUATE THE COMBINED COMPANY CARRYFORWARD TAX BASIS UPON EMERGENCE. OVERALL, THE IMPLEMENTATION OF ASC 852 IS NOT ANTICIPATED TO HAVE A MATERIAL IMPACT ON THE UNDERLYING ECONOMICS OF THE PLAN. THE FINANCIAL PROJECTIONS HAVE BEEN PREPARED USING METHODOLOGIES THAT ARE MATERIALLY CONSISTENT WITH THOSE APPLIED IN THE DEBTORS’ HISTORICAL FINANCIAL STATEMENTS. THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY A REGISTERED INDEPENDENT ACCOUNTING FIRM.
ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. THE FINANCIAL PROJECTIONS HEREIN ARE NOT, AND MUST NOT BE VIEWED AS, A REPRESENTATION OF FACT, PREDICTION, OR GUARANTY OF THE COMBINED COMPANY’S FUTURE PERFORMANCE. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE COMBINED COMPANY’S FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, ANY REVIEW OF THE PROJECTIONS SHOULD TAKE INTO ACCOUNT THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.
MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE

CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES AND SYNERGIES RELATED TO THE OPERATIONS OF THE COMBINED COMPANY, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS, INCLUDING WITHOUT LIMITATION THOSE SET FORTH HEREIN. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS ARE AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS. THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS AND THEIR MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMBINED COMPANY’S CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE COMBINED COMPANY’S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS REQUIRED BY LAW, THE DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISERS.
III.
General Assumptions

A. Overview
Following completion of the Restructuring Transactions, the Combined Company will be a publicly-traded exploration and production (“E&P”) enterprise focused on the acquisition, exploration, development and production of onshore liquids-rich oil and natural gas assets in the United States, with principal production and development activities in the Denver Julesburg Basin (“DJ Basin”) in Colorado. The Combined Company estimates that it will have a leasehold position of approximately 206,000 net acres and operate more than 700 net wells following the consummation of the Restructuring Transactions. The Financial Projections assume that the Combined Company will pursue further drilling and completions activity while continuing to utilize existing midstream partners to market and transport their oil and gas products to downstream customers.
The Combined Company will be led by the chief executive officer of BCEI, and will be headquartered in Denver, CO. With a footprint overlapping the Debtors in the DJ Basin, BCEI management has significant knowledge of the Debtors’ operations. The Projections capture the anticipated benefits associated with an expanded regional footprint and synergies resulting from the merging of the operations of BCEI and the Debtors. The Debtors’ management and advisors have reviewed the potential operational synergies and cost savings identified by BCEI and concluded that these assumptions are reasonable. The Projections account for the costs to implement the synergies and the timing of the anticipated benefits.

B. Methodology
The Projections present, to the best of the Debtors’ knowledge and belief, the projected financial position of the Combined Company, results of operations, and cash flows for the Projection Period. The pro forma consolidated income statement and statement of cash flows reflected herein, which includes a risk-adjusted perspective of operational and cost synergies, was developed by the BCEI management and their advisors with the assistance of the Debtors’ management and their advisors, and reflects the substance of strategic reviews conducted by both teams. The Projections acknowledge the regulatory and competitive environment faced by the Combined Company, incorporate management’s perspective regarding the current commodity price environment, and have been developed from a reasonable baseline, consistent with current operating and production performance and operating costs. The Projections were developed taking into consideration the Combined Company’s anticipated scope of operation and development of its acreage position based on projected commodity prices, capital investment and return requirements, cost to maintain and operate existing properties, and other operating and non-operating considerations at a granular level.
To demonstrate feasibility, projected net income, based on the key assumptions noted below, is adjusted for certain non-cash expenses to arrive at earnings before interest, taxes depreciation, amortization and exploration costs (“EBITDAX”). EBITDAX was further adjusted for certain cash adjustments, capital expenditures, and interest expense to arrive at net cash flow for each projection period to arrive at annual ending operating cash.
BCEI and the Debtors believe that combining their operations will create overlapping geographical coverage and provide enhanced business opportunities for the Combined Company, more so than could be achieved on a separate, standalone basis. BCEI and the Debtors also believe the Combined Company will be benefit from opportunities to reduce drilling and completion costs, utilization of complimentary infrastructure, and greater flexibility to third-party processing and takeaway. This combination also provides the opportunity to realize operational cost synergies through the elimination of duplicative roles, and to create a more streamlined and cost-effective go-to-market model.
BCEI and their advisors interacted substantively with the Debtors and their advisors during a due diligence process, obtaining a thorough understanding of the Debtors’ operating model to develop the Projections for the Combined Company and to gain insight into opportunities for cost and operational synergy realization. Furthermore, since BCEI operates in the same industry and geographic region as the Debtors, the BCEI management team has a significant baseline understanding of the Debtors’ business. These interactions and discussions resulted in an agreed-upon view with respect to risk-adjusted cost synergy opportunities. While the Combined Company may realize a higher amount of operational synergies than what is contemplated in the Projections, or identify alternative cost savings measures as compared to those currently being proposed, the Projections present a risk-adjusted view for purposes of conservatism. The Projections also account for the cash costs necessary to realize these synergies, including employee severance costs, accrued vacation payouts for terminated employees, and temporary redundancies associated with the retention of a transition team to facilitate a smooth transition of key business functions.
The Projections assume the Restructuring Transactions close on or around February 26, 2021 (the “Assumed Effective Date”) with a beginning cash balance of $10 million and total liquidity, including availability under the Exit RBL Facility of $122 million. Unless otherwise provided for in the Definitive Documentation, all expenses related to the Restructuring Transactions will be borne by the respective parties prior to the Assumed Effective Date.
The forecast is shown net of the non-operating working interests of the Combined Company’s partners and mineral rights owners. These partners are compensated net of differentials and other marketing costs paid to the Combined Company’s midstream partners. These non-operating working interest partners are also responsible for the LOE and development and maintenance costs for their wells. Non-operating working interest partners are paid monthly in arrears for their interests after the Combined Company has received payment for the commodities from its midstream partners.
C. Plan Consummation
The Financial Projections assume that the Plan will be consummated, and the Debtors will emerge from chapter 11, on or around February 26, 2021. The restructuring of the Debtors balance sheet will occur simultaneously with the merger with BCEI.

IV.
Assumptions with Respect to the Projected Income Statement

A. Production
Forecasted oil, natural gas and NGL volumes for operated production are based on production estimates by BCEI management and contemplate future commodity prices and normal declination curves for production. For new drilling and completion projects, BCEI management estimates the initial surge of production, or flush, and then forecasts the normal declination for a typical well of that type after completion. Production estimates by management are largely influenced by decline curve analyses and production charts that follow traditional reservoir engineering parameters. Forecasted volumes for non-operated production are derived from historical production and decline curve analysis, as well as anticipated plans of outside operators based on approved development plans and obtained through active dialogue with those operators.
Exhibit A: Combined Company’s production estimates presented in MBoe for 2021 – 2025.
B. Revenues
Revenues are derived from the sale of the Combined Company’s share of oil, natural gas and NGL production primarily from its owned working interests in DJ Basin, as well as the Combined Company’s respective ownership interest in non-operated wells. As a by-product of crude oil production, the Combined Company harvests natural gas and NGLs.
The Combined Company’s realized prices for crude will differ from New York Mercantile Exchange (“NYMEX”) pricing due to several factors including transportation costs, local supply and demand dynamics, marketing costs, oil quality and other ancillary costs. Assumptions regarding differentials are based on a combination of recent historical rates, terms of the Combined Company’s existing marketing, gathering and transportation contracts, and directional input from BCEI management based on the substance of recent contract renegotiations with key counterparties. The Projections contemplate reduced differentials over the course of the Projection Period, resulting from increased gathering scale and optionality achieved via increased connectivity of producing pads to oil gathering lines.
The Combined Company’s current hedges are reflected in the projections and Combined Company may choose to continue to hedge future production.

Exhibit B: Revenue distribution by product, represented in $USD millions.
Product	Mar – Dec 2021	FY 2022	FY 2023	FY 2024	FY 2025
Crude Oil	$317	$343	$320	$341	$328
Natural Gas	38	45	45	49	50
NGL	25	36	35	33	31
Hedges	29	0	—	—	—
Other	4	7	11	6	5
Total	$413	$431	$410	$429	$415
C. Commodity Pricing
Revenues are sensitive to changes in the net prices received for oil and natural gas production. Oil and natural gas production are sold at prevailing market prices, which may be volatile and subject to numerous factors, many of which are outside of the Combined Company’s control. The Projections assume NYMEX futures strip pricing for crude oil and natural gas as shown in Exhibit C.
Exhibit C: Wellhead (realized) pricing for crude oil and natural gas for the projection period based on settlement of trading futures as of 12/10/2020.
D. Production Taxes
Production taxes include severance and ad valorem taxes per the State of Colorado and county regulations. Severance and ad valorem tax expense is projected at 1% and 6% of net revenue, respectively, for the Combined Company. Severance taxes are typically paid monthly four months in arrears. Ad valorem taxes are typically paid once a year in April for production from two calendar years prior.
E. Production and Gathering Expenses
Production and Gathering Expenses consist of lease operating expenses (“LOE”), gathering, transportation, and processing expenses (“GTP”), and other costs incurred in the production of oil, natural gas and NGLs.
LOE costs are based on management estimates for projected production levels, adjusted for the impact of the savings anticipated in connection with the Restructuring Transactions. These include, among other items, lifting costs, produced water disposal costs, power and fuel, maintenance, repair, rentals and service rates provided by third-party vendors. The Projections contemplate realization of LOE synergies in areas including headcount, third party services, chemicals, and equipment.
GTP expenses represent post-production costs associated with the transportation of hydrocarbons from the wellhead to the marketplace prior to the transfer of control to the customer. GTP expenses are driven by production volumes, quality of hydrocarbons, distance to the marketplace, and agreements with pipeline providers. The Projections contemplate termination of the Debtors’ Ruby / WIC pipeline transportation agreement in August of 2021, driving a year-over-year reduction in GTP costs in 2022. The Projections reflect an improved GTP cost profile in 2024 and beyond attributable to enhanced NeWatt transportation economics, and further cost reductions in 2025 as minimum volume commitments (and associated contractual payments) relating to the Combined Company’s Hereford operations expire.
F. General and Administrative
General and Administrative Costs (“G&A”) are primarily comprised of labor, IT, office, legal and professional service, insurance costs, and other expenses associated with the Combined Company’s corporate overhead. Projected G&A is based largely on historical G&A costs, adjusted for the impact of cost savings that BCEI management expects to realize in connection with the merger. The Combined Company’s G&A costs fall within the range $1.8/BOE to $1.9/BOE during the Projection Period.
G. Interest Expense
While subject to ongoing negotiation, the Projections contemplate an Exit RBL Facility of $250 million, subject to drawn pricing of LIBOR + step-up margin of 3.00% to 4.00% based on utilization rate, and a 0.50% unused commitment fee. The drawn opening balance of the Exit RBL Facility is forecasted at $120 million.
The New Take Back Notes will have a principal value of $100 million and will accrue interest at a coupon rate of 7.5% paid semiannually. The Notes will be redeemable, at the Combined Company’s option, in whole or in part at a redemption price equal to 107.50% of the aggregate principal amount plus accrued and unpaid interest, if any, prior to March 1, 2022, and at a redemption price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, if any, on or after March 1, 2022. The Projections do not contemplate an optional redemption during the Projection Period.
H. Taxes
The Projections assume the Combined Company is not a taxpayer over Projection Period. During periods the Combined Company generates positive net operating income, the Combined Company utilizes Net Operating Loss carryforwards (“NOLs”) to offset taxable income.
V.
Assumptions with Respect to the Projected Statement of Cash Flows

A. Capital Expenditures
Projections for capital expenditures were prepared with consideration of the Debtors’ and BCEI’s current footprint in the DJ Basin in Colorado. The Combined Company intends to deploy expansionary capex to ensure stable production over Projection Period, focusing on development of higher present value wells first while preserving an inventory of undeveloped wells to drill as market conditions merit. A large portion of capital expenditures is associated with the development of French Lake inventories in 2023. The Projections of the Combined Company reflect the benefit of synergies related to infrastructure overlap that would lower investment requirements for gathering lines, water infrastructure and compression.
B. Working Capital
The Projections contemplate timing of forecasted receivables, payables, and royalty and other payments to non-operating working interest partners consistent with a 30-day assumption for the Combined Company’s receipts and a 60-day assumption for the Combined Company’s payments.
C. Capital Structure
While subject to ongoing negotiation, the Projections assume that, on the Effective Date, the Combined Company will have access to an Exit RBL Facility in the amount of $250 million, with an opening draw of $120 million.

The Combined Company will also have $100 million of New Take Back Notes, maturing in 2026. Interest on the Notes will accrue at the rate of 7.50% per annum, payable semiannually in cash in arrears. The Projections assume an initial interest payment date of September 1, 2021, with subsequent semiannual payments on each March 1 and September 1 thereafter until maturity.

Schedule 1 — Income Statement
Combined Company
Income Statement
$ in millions
	Mar – Dec 2021	FY 2022	FY 2023	FY 2024	FY 2025
Operating Revenues
Crude Oil	$317	$343	$320	$341	$328
Natural Gas	38	45	45	49	50
NGL	25	36	35	33	31
Hedges	29	0	—	—	—
Other	4	7	11	6	5
Total Operating Revenues	$413	$431	$410	$429	$415
Operating Expenses
Production & Gathering Expenses	(76)	(84)	(92)	(93)	(86)
Production Taxes	(27)	(30)	(28)	(29)	(28)
General & Administrative	(26)	(31)	(30)	(29)	(29)
Total Operating Expenses	$(128)	$(145)	$(149)	$(151)	$(142)
EBITDAX	$285	$287	$261	$278	$272

Schedule 2 — Cash Flow Statement
Combined Company
Cash Flow Statement
$ in millions
	Mar – Dec 2021	FY 2022	FY 2023	FY 2024	FY 2025
Beginning Cash	$10	$15	$157	$247	$367
EBITDAX	285	287	261	278	272
Cash Interest Expense	(10)	(9)	(9)	(9)	(9)
Taxes(1)	—	—	—	—	—
Changes in Working Capital	(27)	3	(15)	(27)	(1)
Cash Flow from Operating Activities	248	281	237	242	263
Capital Expenditures(2)	(124)	(139)	(146)	(121)	(174)
Cash Flow from Investing Activities	(124)	(139)	(146)	(121)	(174)
Revolver Draw / (Paydown)	(120)	—	—	—	—
Cash Flow from Financing Activities	(120)	—	—	—	—
Net Cash Flow	5	142	90	120	88
Ending Cash	$15	$157	$247	$367	$456

	Mar – Dec 2021	FY 2022	FY 2023	FY 2024	FY 2025
RBL Beginning Balance	$120	$—	$—	$—	$—
Draw (+)	—	—	—	—	—
Repayments (-)	(120)	—	—	—	—
RBL Ending Balance	$(120)	$—	$—	$—	$—
Letter of Credit	$8	$8	$8	$8	$8
RBL Availability	$242	$242	$242	$242	$242
Total Liquidity (Availability + Cash)	$257	$399	$489	$609	$698
Take Back Notes Beginning Balance	$100	$100	$100	$100	$100
Amortization Payments	—	—	—	—	—
Take Back Notes Ending Balance	$100	$100	$100	$100	$100

(1)
The Combined Company does not anticipate being a cash payer of income taxes over the Projection Period

(2)
Capital Expenditures shown include accrual timing adjustments

Schedule 3 — Sources & Uses at Emergence
Combined Company
Sources & Uses at Emergence (February 26, 2021)
$ in millions
Sources		Uses
Opening Draw on New RBL Facility	$120	Repayment of Debtors’ Existing RBL Borrowings	$140
BCEI Cash	40	BCEI Transaction Fees	13
Debtors’ Cash	30	Deal Fees and Accrued Professional Fees	11
		Employee Severance	6
		Exit Costs and Other Fees	3
		Potential Lease Rejection Damages	3
		Transition Team Costs(1)	3
		Accrued Interest on Existing RBL Borrowings	1
		Cash to Combined Company Balance Sheet	10
Total Sources	$190	Total Uses	$190

(1)
Estimate assumes temporary retention of ~50% of HighPoint staff for a period of ~3 months to assist with transition efforts

EXHIBIT E
Valuation Analysis Exhibit
January 26, 2021
Solely for the purposes of the Plan and this Disclosure Statement, Perella Weinberg Partners LP and Tudor Pickering Holt & Co Advisors LP (“TPH”), as investment bankers to the Debtors, have estimated a range of total enterprise value (the “Enterprise Value”) and implied equity value (the “Equity Value”) of the combined Reorganized Debtors and BCEI giving effect for the Merger (together, the “Combined Company”) on a going concern basis and pro forma for the transactions contemplated by the Plan.
For purposes of the Plan, the estimated range of the Enterprise Value of the Combined Company was determined to be approximately $900 million to $1,200 million, with a mathematical midpoint of $1,050 million, as of an assumed Effective Date of April 1, 2021. The estimated range of the Enterprise Value represents a valuation of the Combined Company based on the application of standard valuation techniques, including (a) risked net asset value (“Risked NAV”) analysis, (b) discounted cash flow (“DCF”) analysis, (c) public comparable company (“Comparable Company”) analysis, and (d) precedent transactions (“Precedent Transaction”) analysis. For purposes of this valuation, TPH has assumed that no material changes that would affect estimated value occur between the date of this Disclosure Statement and the assumed Effective Date. TPH’s estimated range of the Enterprise Value and the implied Equity Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan, the terms and provisions of the Plan or any other transaction. This valuation analysis is based on information as of January 26, 2021 and is based on reserve information, development schedules and financial information provided to TPH by the Debtors’ and BCEI’s management, as well as the Financial Projections discussed in this Disclosure Statement (with the Combined Company’ Business Plan Financial Projections based on NYMEX forward pricing as of January 22, 2021). This valuation analysis is based on a number of assumptions, including but not limited to a successful reorganization of the Debtors’ business in a timely manner, the achievement of the Financial Projections, access to adequate exit financing, continuity of a qualified management team, and capital market conditions consistent with those that exist as of January 26, 2021.
The following is a brief summary of certain financial analyses performed by TPH to arrive at its estimated range of the Enterprise Value. TPH did not consider any one analysis or factor to the exclusion of any other analyses or factors in determining the estimated range of the Enterprise Value and the implied Equity Value. TPH believes that its analysis and views must be considered as a whole and that selecting portions of its analysis and factors could create a misleading or incomplete view of the processes underlying the preparation of this valuation analysis. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion.
A.
Risked NAV Analysis

The value of the Combined Company’s proved oil and gas reserves and unproved reserves and unproved acreage was estimated using both pre-tax and post-tax risked NAV analyses. The risked NAV analysis calculates the value of the business by calculating the sum of the present value of future cash flows generated by the Combined Company’s reserves. For the pre-tax risked NAV, various risk-adjusted discount rates are applied to future cash flows from the Combined Company’s reserve report, determined by reserve category. For the post-tax risked NAV, various risk adjustment factors are applied to the present value (using the company’s estimated weighted average cost of capital) of future cash flows from the Combined Company’s reserve report, determined by reserve category. The risk adjustment factors and risk-adjusted discount rates utilized are based on oil and gas exploration and production (“E&P”) industry standard guidance from The Society of Petroleum Evaluation Engineers, 39th Annual Survey of Parameters Used in Property Evaluation dated June 2020. The Enterprise Value of the Combined Company is then calculated by adjusting the aggregate risk-adjusted cash flows for (i) the present value of future corporate costs and other expenditures, including general and administrative costs and, (ii) in the case of the post-tax risked NAV, the present value of future taxes.

B.
DCF Analysis

The DCF analysis estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. The DCF discounts the expected cash flows by the company’s estimated weighted average cost of capital. This approach has two components: (i) the present value of the projected unlevered after-tax cash flows for a determined period of time and (ii) the present value of the terminal value of the cash flows. The terminal value represents the portion of the Enterprise Value that lies beyond the time horizon of the available projections. TPH utilized the Combined Company’s Financial Projections for the DCF analysis. In performing the DCF analysis, TPH made assumptions for the (i) weighted average cost of capital and (ii) the terminal EBITDAX multiple.
C.
Comparable Company Analysis

The Comparable Company analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar geographic location, scale, reserve composition, operating and financial characteristics and/or other characteristics deemed relevant. Under this methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the outstanding net debt for such company. From such enterprise values, various measures of operating and financial metrics such as net production, proved reserves and EBITDAX can be calculated. TPH observed enterprise value as a multiple of each selected company’s publicly available consensus projected (i) 2021 and 2022 EBITDAX and (ii) 2021 and 2022 net production. The Enterprise Value of the Combined Company is calculating by applying a range of enterprise value / EBITDAX multiples and enterprise value / net production multiples to the Combined Company’s Financial Projections . Although the selected companies were compared to the Combined Company for purposes of this analysis, no entity used in this analysis is identical to the Combined Company. The selection of public entities for this purpose was based upon characteristics that were deemed relevant based on TPH’s professional judgment.
D.
Precedent Transactions Analysis

The Precedent Transactions analysis estimates the value of a company by examining public and private mergers and acquisitions transactions on an enterprise and asset-level basis. The selection of precedent transactions for this purpose was based on the geographic location, scale and/or other characteristics deemed relevant to the Combined Company, and included both enterprise and asset-level transactions. From the transaction values associated with the precedent transactions, various measures of operating and financial metrics such as production, proved reserves and EBITDAX can be calculated. TPH observed the transaction value as a multiple of each selected transaction’s publicly available projected forward year 1 and forward year 2 EBITDAX (for such transactions where EBITDAX estimates are available). The Enterprise Value of the Combined Company is calculating by applying a range of transaction value / EBITDAX multiples to the Combined Company’s’ Financial Projections. Although the selected transactions were compared to the Combined Company for purposes of this analysis, no transaction used in this analysis is identical to the Combined Company. The selection of transactions for this purpose was based upon characteristics that were deemed relevant based on TPH’s professional judgment.
The summary set forth above does not purport to be a complete description of the analysis performed by TPH. The preparation of an Enterprise Value estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects for such a business. As a result, the estimate of Enterprise Value and Equity Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set herein.
THE ASSUMED RANGE OF THE ENTERPRISE VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF APRIL 1, 2021 REFLECTS WORK PERFORMED BY TPH ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE COMBINED COMPANY AVAILABLE TO TPH AS OF January 26, 2021. IT SHOULD BE UNDERSTOOD THAT,

ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT TPH’S CONCLUSIONS, TPH DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.
Based upon the estimated range of the Enterprise Value of the Combined Company of between $900 million and $1,200 million and estimated net debt of $220 million as of the Effective Date, the imputed range of Equity Value for the Combined Company is between approximately $680 million and $980 million, with a mathematical midpoint of $830 million.
TPH DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH TPH’S ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF ESTIMATES OF THE COMBINED COMPANY WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE COMBINED COMPANY, THE ESTIMATES OF THE ENTERPRISE VALUE PREPARED BY TPH REPRESENT THE HYPOTHETICAL ENTERPRISE VALUE OF THE COMBINED COMPANY. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED ENTERPRISE VALUE OF THE COMBINED COMPANY THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.
THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE ENTERPRISE VALUE OF THE COMBINED COMPANY SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE COMBINED COMPANY, TPH, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.
TPH assumed that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ and BCEI’s most accurate currently available estimates and judgments as to the future operating and financial performance of the Combined Company. The estimated Enterprise Value and Equity Value ranges assume the actual performance of the Combined Company will correspond to the Financial Projections in all material respects. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, TPH: (a) reviewed certain historical financial information of the Debtors and BCEI for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and BCEI, including the Financial Projections; (c) discussed the Debtors’ and BCEI’s operations and future prospects with the Debtors’ and BCEI’s senior management team; (d) reviewed certain publicly available operational and financial data for, and considered the market value and transaction value of, public companies and precedent transactions that

TPH deemed generally relevant in analyzing the value of the Combined Company; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. TPH assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ and BCEI’s management as well as publicly available information. The estimated ranges of Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan. TPH has not been asked to and does not express any view as to what the trading value of the Combined Company’s’ securities would be on issuance or at any time.
THE ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DETERMINED BY TPH REPRESENT ESTIMATED ENTERPRISE VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF THE COMBINED COMPANY ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE COMBINED COMPANY ASSOCIATED WITH TPH’S VALUATION ANALYSIS. TPH IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

EXHIBIT F
LIQUIDATION ANALYSIS1
Introduction
Under the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of an allowed claim or interest that does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.
To demonstrate that the Plan satisfies the best interests of creditors test, the Debtors, with the assistance of their restructuring advisors, AlixPartners, LLP, have prepared the hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and accompanying notes to the Liquidation Analysis.
The Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests upon disposition of assets pursuant to a hypothetical chapter 7 liquidation. As illustrated by this Liquidation Analysis, holders of Claims or Interests in Impaired Classes and Holders of Claims in certain Unimpaired Classes that would receive a full recovery under the Plan would receive a lower recovery in a hypothetical liquidation than they would under the Plan. Further, no holder of a Claim or Interest would receive or retain property under the Plan of a value that is less than such holder would receive in a chapter 7 liquidation. Accordingly, and as set forth in greater detail below, the Debtors believe that the Plan satisfies the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code.
Statement of Limitations
The preparation of a liquidation analysis is an uncertain process involving the use of estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive risks, uncertainties and contingencies, most of which are difficult to predict and many of which are beyond the control of the Debtors, their management, and their advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis and values stated herein have not been subject to any review, compilation, or audit by any independent accounting firm. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. As a result, the actual amount of claims that would ultimately be Allowed against the Debtors’ estates could vary significantly from the estimates stated herein, depending on the nature and amount of claims asserted during the pendency of the chapter 7 case. Similarly, the value of the Debtors’ assets in a liquidation scenario is uncertain and could vary significantly from the values set forth in the Liquidation Analysis.
The Liquidation Analysis was prepared for the sole purpose of generating a reasonable and good faith estimate of the recoveries that would result if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code and is not intended and should not be used for any other purpose. The Liquidation Analysis does not include estimates for: (i) the tax consequences, either foreign or domestic, that may be triggered upon the liquidation and sale of assets, (ii) recoveries resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions, (iii) certain claims that may be entitled to priority under the Bankruptcy Code, including administrative priority claims under sections 503(b) and 507(b) of the Bankruptcy Code, (iv) environmental or other governmental claims arising from the shut-down or sale of the Debtors’ assets, or (v) additional unsecured and contract breakage claims arising from

1
Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (as altered, amended, modified, or supplemented from time to time, the “Plan”).

a chapter 7 liquidation. More specific assumptions are detailed in the notes below. ACCORDINGLY, NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT, IN WHOLE OR IN PART, APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM ESTIMATES PROVIDED HEREIN.
In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review the Debtors’ financial statements to account for other known liabilities, as necessary. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the chapter 11 cases, but which could be asserted and allowed in a chapter 7 liquidation, including unpaid chapter 11 Administrative Claims, and chapter 7 administrative claims such as wind down costs and trustee fees (together, the “Wind-Down Expenses”). To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT AND/OR RELATIVE PRIORITIES OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.
Basis of Presentation
The Liquidation Analysis has been prepared assuming that the Debtors converted their current chapter 11 cases to cases under chapter 7 of the Bankruptcy Code on or about March 31, 2021 (the “Liquidation Date”). Except as otherwise noted herein, the Liquidation Analysis is based upon the unaudited financial statements of the Debtors as of December 31, 2020 and those values, in total, are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. The Debtors’ management team believes that the December 31, 2020 book value of assets and certain liabilities are a proxy for such book values as of the Liquidation Date. It is assumed that on the Liquidation Date, the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtors’ estates, during which time all of the assets of the Debtors would be sold, in piecemeal or in whole, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with applicable law: (i) first, for payment of liquidation, wind down expenses, trustee fees and other chapter 7 administrative claims attributable to the Wind-Down Expenses; (ii) second, to pay the secured portions of all Allowed Secured Claims from the respective collateral; and (iii) third, to pay amounts on the Allowed Other Priority Claims. Any remaining net cash would be distributed to creditors holding Unsecured Claims, including Deficiency Claims that arise to the extent of the unsecured portion of the Allowed Secured Claims. An inability by the Debtors or the Trustee to maintain the Debtors’ operations during the marketing period, a seizure of collateral by secured creditors, and/or significant employee attrition would likely yield significantly lower recoveries than those estimated in this Liquidation Analysis. Accordingly, this Liquidation Analysis represents recoveries under a potentially optimistic-case chapter 7 liquidation scenario.
The Liquidation Analysis has been prepared assuming that the Debtors’ current chapter 11 cases convert to chapter 7 on the Liquidation Date. At the Liquidation Date, the operations of the Liquidating Entities will cease and the related individual assets will be sold in a sale under a three-month liquidation process (the “Liquidation Timeline”) under the direction of the Trustee, utilizing the Debtors’ employees, resources and third-party advisors, to allow for the orderly wind down of the Debtors’ estates. There can be no assurance that the liquidation would be completed in this limited time frame, nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Under section 704 of the Bankruptcy Code, a trustee must, among other duties, collect and convert the property of the estate as expeditiously (generally in a distressed process) as is compatible with the best interests of parties-in-interest. The Liquidation Analysis is also based on the assumptions that: (i) the Debtors have continued access to cash collateral or other funding during the course of the Liquidation Timeline to fund Wind Down Expenses and (ii) the Debtors would continue to employ operations, accounting, treasury, IT, and other management personnel needed to wind down the estates . The Liquidation Analysis was prepared on a by-entity basis for all Liquidating Entities, but is displayed below on a consolidated basis for convenience. Asset recoveries accrue first to satisfy creditor claims at the legal entity level. All or substantially all of the Debtors’ assets referenced as part of “Total Assets” below are owned by Debtor HighPoint Operating Corporation. To the extent any remaining value exists, it flows to each individual entity’s parent organization or appropriate shareholder. In addition, the Liquidation Analysis includes an analysis of the recovery of pre-petition Intercompany Claims.
DETAILED LIQUIDATION ANALYSIS
The liquidation analysis for the Liquidating Entities was analyzed on a by-entity basis. The following Liquidation Analysis for the Liquidating Entities should be reviewed in conjunction with the associated notes.
Liquidation Analysis — Summary of Debtors
			Recovery %		Recovery $	Recovery $
In $Thousands	Note:	Book Value	Low	High	Low	High
Cash and Cash Equivalents	[A]	$24,024	100%	100%	$24,024	$24,024
Accounts Receivable	[B]	34,373	75%	85%	25,780	29,217
Prepaid Expenses and Other Assets	[C]	8,053	7%	14%	572	1,144
Inventory	[D]	12,506	75%	85%	9,380	10,630
Oil and Gas Properties — Net	[E]	708,509	43%	48%	306,856	341,175
Other PP&E	[F]	18,518	23%	32%	4,192	5,912
Derivative Financial Instruments	[G]	7,720	97%	99%	7,488	7,643
Other Assets	[H]	16,793	0%	0%	—	—
Total Assets		$830,496	46%	51%	$378,292	$419,745
Wind-Down Expenses	[I]
Wind-Down Expenses					$88,226	$90,299
Wind-Down Expenses Recovery $					88,226	90,299
Priority Recovery %					100%	100%
Net Proceeds from Liquidation					$290,065	$329,446
Prepetition RBL Claims	[J]				$155,826	$155,826
Prepetition RBL Recovery					155,826	155,826
RBL Recovery %					100%	100%
Senior Unsecured Bonds Claims	[K]				$640,549	$640,549
Senior Unsecured Bonds Recovery					130,929	169,337
Senior Unsecured Bonds Recovery %					20%	26%
General Unsecured Claims	[L]				$16,242	$16,242
General Unsecured Recovery					3,311	4,283
General Unsecured Recovery %					20%	26%
Remaining Value to Equity Interests					$—	$—
Total Creditor Recovery					$290,065	$329,446
Notes to the Liquidation Analysis
[A]   Cash:   The cash balance represents the estimated balance as of the Liquidation Date. A 100% recovery on cash and equivalents has been estimated for the low and high cases.

[B]   Accounts Receivable:   The accounts receivable balance is estimated as of the Liquidation Date. A 75% to 85% recovery has been estimated for the Debtors’ receivables based on the likelihood of recoverability.
[C]    Prepaid Expenses and Other Assets:   These prepaid and other assets were evaluated by individual category for recoverability. On a blended basis, a recovery of 7% to 14% has been estimated.
[D]   Inventory:   A 75% to 85% recovery has been estimated for the Debtors’ inventory based on the high likelihood of recoverability.
[E]   Oil & Gas Properties — Net:   Oil and gas property recoveries have been estimated based on discounts to market-based indications of value for similar property and equipment, adjusted for the current price of oil and gas and based on the net asset value approach. The estimated recovery of $307 million to $341 million implies a recovery 43% to 48% of net book value.
[F]   Other PP&E:   Other property, plant and equipment consists of land and buildings, leasehold improvements, IT assets, vehicles and equipment. These assets were evaluated by category and a blended 23% to 32% recovery has been estimated for the Debtors’ other PP&E based on the likelihood of recoverability.
[G]   Derivative Financial Instruments:   The Derivative Financial Instruments balance has been estimated as of the Liquidation Date. A 97% to 99% recovery has been estimated for the Debtors’ inventory based on the high likelihood of recoverability.
[H]   Other Assets:   Other Assets are primarily comprised of accounting assets and capitalized expenses which are not expected to have economic value in a liquidation scenario.
[I]   Wind-Down Expenses:   Wind-Down Expenses represent balance sheet priorities and the expenses associated with administering the chapter 7 liquidation. A combined 5% trustee and related legal expense has been applied to the total non-cash recovery value, totaling $18 million to $20 million. Additionally, wind down expenses to administer the chapter 7 estate of approximately $7 million and certain administrative, other secured, and priority liabilities (e.g., taxes payable and certain employee claims) of approximately $63 million have been included in the estimated Wind-Down Expenses. A full recovery is estimated for Wind-Down Expenses.
[J]   Prepetition RBL Claims:   Based on the available proceeds after satisfying the total priority and Wind-Down Expenses, a 100% recovery has been estimated for the Prepetition RBL Claims. As described in Article IV of the Disclosure Statement, holders of Prepetition RBL Claims have Secured Claims against every Debtor entity.
[K]   Senior Unsecured Bonds Claims:   Recovery on the Senior Unsecured Bonds Claims is estimated to be 20% – 26%. As described in Article IV of the Disclosure Statement, holders of Senior Unsecured Bonds Claims have Unsecured Claims against every Debtor entity.
[L]   Balance Sheet General Unsecured Claims (Class 5):   General Unsecured Claims represent an estimate of pre-petition unsecured claims.2 Recovery on the General Unsecured Claims is estimated to be 20% – 26%.

2
The estimate of general unsecured claims includes an estimate for potential rejection damage claims subject to section 502(b)(6) of the Bankruptcy Code.

ANNEX I
PREPACKAGED PLAN
Chapter 11 Plan
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:		)	Chapter 11
)
HIGHPOINT RESOURCES CORP. et al.,1		)	Case No. 21-[ ] ( )
)
	Debtors.	)	(Joint Administration Requested)
)
DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Domenic E. Pacitti (DE Bar No. 3989)	Joshua A. Sussberg, P.C. (pro hac vice pending)
Michael W. Yurkewicz (DE Bar No. 4165)	KIRKLAND & ELLIS LLP
KLEHR HARRISON HARVEY BRANZBURG LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
919 North Market Street, Suite 1000	601 Lexington Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 426-1189	Telephone: (212) 446-4800
Facsimile: (302) 426-9193	Facsimile: (212) 446-4900
- and -	- and -
Morton R. Branzburg (pro hac vice pending)	W. Benjamin Winger (pro hac vice pending)
KLEHR HARRISON HARVEY BRANZBURG LLP	KIRKLAND & ELLIS LLP
1835 Market Street, Suite 1400	KIRKLAND & ELLIS INTERNATIONAL LLP
Philadelphia, Pennsylvania 19103	300 North LaSalle Street
Telephone: (215) 569-3007	Chicago, Illinois 60654
Facsimile: (215) 568-6603	Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Proposed Co-Counsel to the Debtors and Debtors in Possession
Dated: [•]

1
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: HighPoint Resources Corporation (0361); HighPoint Operating Corporation (0545); and Fifth Pocket Production, LLC (8360). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 80202.

INTRODUCTION
HighPoint Resources Corporation, HighPoint Operating Corporation, and Fifth Pocket Production LLC (each, a “Debtor” and, collectively, the “Debtors”) propose this joint prepackaged plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW
A.   Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
1.   “7% Notes” means the 7% senior notes, due 2022, issued by the Borrower pursuant to the 7% Notes Indenture.
2.   “7% Notes Claims” means any Claim on account of the 7% Notes and the 7% Notes Indenture.
3.   “7% Notes Indenture” means that certain Senior Indenture, dated as of July 8, 2009, among Borrower, as issuer, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto as supplemented by that certain Fourth Supplemental Indenture, dated as of March 12, 2012, by and among the Borrower, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors party thereto, as further amended, restated, supplemented or otherwise modified from time to time.
4.   “8.75% Notes” means the 8.75% senior notes, due 2025, issued by the Borrower pursuant to the 8.75% Notes Indenture.
5.   “8.75% Notes Claims” means any Claim on account of the 8.75% Notes and the 8.75% Notes Indenture.
6.   “8.75% Notes Indenture” means that certain Indenture, dated as of April 28, 2017, by and among Borrower, as issuer, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto, as amended, restated, or otherwise supplemented from time to time.
7.   “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Court); and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.
8.   “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the referenced Entity was a debtor in a case under the Bankruptcy Code.
9.   “Agents” means, collectively, any administrative agent, collateral agent, or similar Entity under the RBL Credit Agreement, the Notes, or the Exit RBL Facility (as the context requires), including any successors thereto.

10.   “Allowed” means, as to a Claim or an Interest (or any portion thereof), a Claim or an Interest (a) that is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Court or (b) that is allowed, compromised, settled or otherwise resolved pursuant to the terms of the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan, (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed in an asserted amount for purposes of the Plan, and (c) any Claim or Interest (or any portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim or Interest.
11.   “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.
12.   “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.
13.   “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court.
14.   “BCEI” means Bonanza Creek Energy, Inc. and Merger Sub.
15.   “BCEI Common Stock” means the issued and outstanding common stock of BCEI, on an aggregate basis, immediately after giving effect to consummation of the Restructuring Transactions, including the Merger.
16.   “Borrower” means HighPoint Operating Corporation.
17.   “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
18.   “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.
19.   “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.
20.   “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Court.
21.   “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
22.   “Claims and Noticing Agent” means Epic Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Court order.
23.   “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

24.   “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.
25.   “CM/ECF” means the Court’s Case Management and Electronic Case Filing system.
26.   “Combined Company” means the entity surviving the Merger with Merger Sub pursuant to the Merger Agreement.
27.   “Confirmation” means the Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.
28.   “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
29.   “Confirmation Hearing” means the hearing held by the Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
30.   “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and such order shall be consistent with the terms of the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).
31.   “Consenting 7% Noteholders” means the Holders of 7% Notes that are signatories to the TSA, and any subsequent Holder of 7% Notes that becomes party thereto in accordance with the terms of the TSA.
32.   “Consenting 8.75% Noteholders” means the Holders of 8.75% Notes that are signatories to the TSA, and any subsequent Holder of 8.75% Notes that becomes party thereto in accordance with the terms of the TSA.
33.   “Consenting Noteholders” means, together, the Consenting 7% Noteholders and the Consenting 8.75% Noteholders.
34.   “Consenting Noteholders’ Advisors” means, (a) Akin Gump Strauss Hauer & Feld LLP, (b) one (1) local counsel to the Consenting Noteholders, and (c) any other advisor that the Consenting Noteholders determine to hire in connection with the Restructuring Transactions with the consent of the Debtors (in consultation with BCEI), not to be unreasonably withheld or delayed.
35.   “Consenting Shareholders” means the Holders of Existing HPR Interests that are signatories to the TSA.
36.   “Court” means the United States Bankruptcy Court for the District of Delaware.
37.   “Cure” means all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.
38.   “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.
39.   “Debtor Release” means the releases given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.C of this Plan.
40.   “Definitive Documents” has the meaning set forth in the TSA.
41.   “Description of New Take Back Notes” means the Description of New Take Back Notes attached as Exhibit B to the TSA.
42.   “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan and the Merger Agreement, which Entity may include the Claims and Noticing Agent.

43.   “Disclosure Statement” has the meaning set forth in the TSA.
44.   “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that an objection to such Claim or Interest (or portion thereof) has been filed on or before the Effective Date; (b) that is not Allowed; (c) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (d) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Court.
45.   “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors, BCEI, and the Required Consenting Noteholders; provided that the Distribution Record Date shall not apply to the Debtors’ publicly-traded securities, including the Notes, the Holders of which shall receive their distribution pursuant to the customary practices and procedures of DTC in accordance with the Merger Agreement.
46.   “DTC” means The Depository Trust Company or any successor thereto.
47.   “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.
48.   “Employment Obligations” means any obligations to employees that are assumed in accordance with Article IV.E.11 of the Plan.
49.   “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.
50.   “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
51.   “Exculpated Parties” means, collectively, each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii)(a) the Consenting Noteholders; (b) each Trustee, (c) the Consenting Shareholders; (d) BCEI; (e) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(d), each of such Entity’s current and former Affiliates; and (f) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(e), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.
52.   “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
53.   “Existing HPR Interests” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date; provided that Existing HPR Interests do not include any Intercompany Interests.

54.   “Exit RBL Facility” means the exit RBL loan facility or amended and restated RBL loan facility of BCEI (or any combination of the foregoing), with aggregate commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount.
55.   “Exit RBL Documents” means any documentation necessary to effectuate the incurrence of the Exit RBL Facility, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).
56.   “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
57.   “File” means file, filed, or filing with the Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.
58.   “Final Order” means, as applicable, an order or judgment of the Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
59.   “General Administrative Claim” means any Administrative Claim, including a Cure, other than a Professional Fee Claim.
60.   “General Unsecured Claim” means any unsecured Claim against one or more of the Debtors that is not (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Notes Claim, (f) an Intercompany Claim; or (g) a Section 510(b) Claim.
61.   “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.
62.   “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.
63.   “Holder” means an Entity holding a Claim or Interest.
64.   “Holdings” means HighPoint Resources Corporation.
65.   “Impaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, a Claim, an Interest, or a Class of Claims or Interests that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.
66.   “Indemnification Provisions” means each of the Debtors’ indemnification obligations in place immediately prior to the Effective Date, whether in the respective Debtors’ bylaws, certificates of incorporation, limited partnership agreements, other formation documents, or contracts, to the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, other professionals, and respective agents of, or acting on behalf of, the Debtors.
67.   “Indentures” means, collectively, the 7% Notes Indenture and the 8.75% Notes Indentures.
68.   “Intercompany Claim” means any Claim against a Debtor held by another Debtor.
69.   “Intercompany Interest” means an equity interest in a Debtor held by another Debtor.
70.   “Interest” means, collectively, Existing HPR Interests and Intercompany Interests.
71.   “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001.
72.   “Lenders” means the lenders party to the RBL Credit Agreement and the Exit RBL Facility, from time to time.

73.   “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.
74.   “Merger” means the merger of Holdings with Merger Sub pursuant to the Merger Agreement.
75.   “Merger Agreement” means the agreement and plan of merger, dated November 9, 2020, by and among Holdings, BCEI, and Merger Sub, as may be amended from time to time, attached as Exhibit B to the Disclosure Statement.
76.   “Merger Sub” means Boron Merger Sub, Inc., a company incorporated under the laws of Delaware and a wholly owned subsidiary of BCEI.
77.   “New BCEI Board” means the new board of directors for BCEI upon consummation of the Restructuring Transactions.
78.   “New Take Back Notes” means the 7.5% senior notes due 2026, to be offered by BCEI to holders of Notes Claims and issued on the Effective Date, having the terms described in the Description of New Take Back Notes.
79.   “New Take Back Notes Indenture” means the indenture with respect to the New Take Back Notes, which indenture shall be consistent with the Description of New Take Back Notes.
80.   “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, upon consummation of the Restructuring Transactions, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable), which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), and with respect to the Combined Company, includes the charter set forth on Exhibit A of the Merger Agreement and the bylaws of Merger Sub, which, upon consummation of the Merger, will become the bylaws of the Combined Company.
81.   “Notes” means, collectively, the 7% Notes and the 8.75% Notes.
82.   “Notes Claims” means any and all outstanding Claims arising under, derived from, based on, or secured pursuant to the 7% Notes Indenture, the 8.75% Notes Indenture or any other agreement, instrument, or document executed at any time in connection therewith, including all obligations under and as defined in the 7% Notes Indenture or the 8.75% Notes Indenture, as applicable.
83.   “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
84.   “Other Secured Claim” means any Secured Claim against the Debtors, including any secured tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
85.   “Payment in Full” means with respect to the RBL Claims, (i) the then outstanding principal of and interest on each Loan (as defined in the RBL Credit Agreement) and all fees and other amounts payable under the RBL Credit Agreement or in connection therewith (other than contingent indemnity obligations) shall be indefeasibly paid in full, in cash, (ii) all letters of credit under the RBL Credit Agreement shall be Reinstated under the Exit RBL Documents (provided that such Reinstatement shall only be through: (x) assumption of such letter of credit reimbursement obligations by BCEI by way of deemed issuance under the Exit RBL Facility and the irrevocable termination of all participation interests of the lenders under the RBL Credit Agreement in such letter of credit, (y) cash collateralization in accordance with the terms of the RBL Credit Agreement, or (z) return and cancellation of undrawn letters of credit issued under the RBL Credit Agreement (with the treatment in clauses (x) and (y) subject to the satisfaction of the applicable issuing bank under the RBL Credit Agreement)), (iii) (A) all Secured Swap Agreements (as defined in the RBL Credit Agreement) shall be terminated and all net amounts due thereunder indefeasibly paid in full, in cash or, if amounts are due to the Debtors, netted against amounts due under clause (i), or (B) such Secured Swap Agreements shall be novated to a lender under the Exit RBL Facility pursuant to documentation in form and substance satisfactory to the counterparty of such Secured Swap Agreement, or otherwise become a Secured Swap Agreement under the Exit RBL Facility (subject to the consent of the counterparty of such Secured Swap Agreement) (it being understood that the Administrative Agent shall be entitled to deem that the foregoing clause (iii) (B) has occurred with respect to any Secured Swap Agreement if the counterparty to such Secured Swap Agreement does not respond to a written request from the Administrative Agent within two (2) Business Days of such request); and (iv) all Secured Cash Management Agreements (as defined in the RBL Credit Agreement) shall be terminated and all amounts due thereunder indefeasibly paid in full, in cash. For the avoidance of doubt, Payment in Full shall render the RBL Claims “unimpaired” in accordance with section 1124 of the Bankruptcy Code. “Paid in Full” shall have a correlative meaning.
86.   “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
87.   “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.
88.   “Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, Bankruptcy Rules, the TSA, the Merger Agreement, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.
89.   “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.
90.   “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each) and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than seven days prior to the deadline upon which parties in interest may vote upon the Plan or object to Confirmation, or such later date as may be approved by the Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identity and members of the New BCEI Board and any executive management for the Reorganized Debtors; (c) the Schedule of Retained Causes of Action; (d) the Exit RBL Documents; (e) the New Take Back Notes; (f) the New Take Back Notes Indenture: (g) the Registration Rights Agreement; and (h) any additional documents Filed with the Court prior to the Effective Date as amendments to the Plan Supplement.
91.   “Priority Tax Claim” means a Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
92.   “Pro Rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.
93.   “Professional” means an Entity: (a) employed pursuant to a Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Court pursuant to section 503(b)(4) of the Bankruptcy Code.
94.   “Professional Fee Amount” means the aggregate amount of Professional Fee Claims that Professionals estimate they have incurred or will incur through and including the Effective Date in rendering services to the Debtors as set forth in Article II.A.2 of the Plan.
95.   “Professional Fee Claim” means a Claim of a Professional seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

96.   “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.
97.   “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
98.   “Registration Rights Agreement” has the meaning set forth in the TSA.
99.   “RBL Agent” means JPMorgan Chase Bank, N.A., solely in its capacity as such pursuant to the RBL Credit Agreement.
100.   “RBL Claims” means any and all outstanding Claims arising under, derived from, based on, or secured pursuant to the RBL Credit Agreement or any other agreement, instrument, or document executed at any time in connection therewith, including Letter of Credit Agreements, Secured Swap Agreements, Secured Cash Management Agreements, and all obligations under and as defined in the RBL Credit Agreement.
101.   “RBL Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of September 14, 2018 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and among Borrower, Holdings, the other “Guarantors” as defined therein, the RBL Agent, as administrative agent, and the Lenders party thereto.
102.   “RBL Payoff Letter” means that certain payoff letter, dated as of the Effective Date, by and among Borrower, Holdings, the other “Guarantors” as defined under the RBL Credit Agreement, the RBL Agent, and the Lenders party thereto, with respect to the Payment in Full of the Allowed RBL Claims, termination of all commitments under the RBL Credit Agreement, and agreements to release all liens upon the assets of Borrower, Holdings, and the Guarantors thereto, in form and substance reasonably acceptable to the Required Consenting Noteholders.
103.   “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.
104.   “Released Party” means, collectively, and solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii) (a) each Holder of a RBL Claim; (b) each Consenting Noteholder; (c) the RBL Agent; (d) each Trustee; (e) the Consenting Shareholders; (f) BCEI; (g) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(f), each of such Entity’s current and former Affiliates; and (h) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(g), each of such party’s current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, managed accounts or funds, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals or advisors; provided that for purposes of this definition, in no event shall “Affiliate” include any entity that is not directly or indirectly, controlled by, or under common control with, the party of which such entity is an affiliate; provided, further, that any Holder of a Claim or Interest that opts out of, or objects to, the releases contained in the Plan shall not be a “Released Party”.
105.   “Releasing Party” means each of the following, solely in its capacity as such: (a) each Holder of a RBL Claim; (b) each Consenting Noteholder; (c) the RBL Agent; (d) each Trustee;

(e) each Consenting Shareholder; (f) all Holders of Claims or Interests who vote to accept or are deemed to accept the Plan; (g) all Holders of Claims or Interests who are eligible to vote, but abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (h) all Holders of Claims or Interests who vote to reject or are deemed to reject the Plan and who do not opt out of the releases provided by the Plan; (i) with respect to the foregoing clauses (a) through (h), each such Entity and its current and former Affiliates; and (j) with respect to the foregoing clauses (a) through (i), each such party’s current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, managed accounts or funds, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals or advisors; provided, that any Holder of a Claim or Interest that validly opts out of, or objects to, the releases contained in the Plan shall not be a “Releasing Party”.
106.   “Reorganized Debtors” means, collectively, a Debtor, the Combined Company, or any successor or assignee thereto, by merger, consolidation, or otherwise, on and after the Effective Date.
107.   “Required Consenting 7% Noteholders” means Consenting 7% Noteholders who hold, in the aggregate, greater than fifty (50) percent in principal amount outstanding of 7% Notes Claims held by Consenting 7% Noteholders.
108.   “Required Consenting 8.75% Noteholders” means Consenting 8.75% Noteholders who hold, in the aggregate, greater than fifty (50) percent in principal amount outstanding of 8.75% Notes Claims held by Consenting 8.75% Noteholders.
109.   “Required Consenting Noteholders” means collectively, the Required Consenting 7% Noteholders and the Required Consenting 8.75% Noteholders.
110.   “Required Consenting Shareholders” means the Consenting Shareholders who hold, in the aggregate, greater than fifty (50) percent of outstanding Existing HPR Interests held by Consenting Shareholders.
111.   “Required Consenting Stakeholders” means the Required Consenting Noteholders and the Required Consenting Shareholders.
112.   “Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Consenting Noteholders’ Advisors (in each case, in accordance with the terms of their respective engagement letters, if any), in each case, as payable pursuant to the TSA.
113.   “Restructuring Transactions” means the transactions, including the Merger, described in Article IV.B and Article IV.E of the Plan.
114.   “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.
115.   “Schedules” means, collectively, the schedules of assets and liabilities, Schedule of Retained Causes of Action, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.
116.   “Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.
117.   “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

118.   “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a – 77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.
119.   “Security” means any security, as defined in section 2(a)(1) of the Securities Act.
120.   “Third-Party Release” means the release set forth in Article VIII.D of this Plan.
121.   “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under each of the 7% Notes Indenture and the 8.75% Notes Indenture.
122.   “Trustee Fees” means all reasonable and documented compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements incurred by the Trustee to the extent provided for under the 7% Notes Indenture or the 8.75% Notes Indenture, whether before or after the Petition Date or before or after the Effective Date.
123.   “TSA” means that certain Transaction Support Agreement, dated as of November 9, 2020, by and among the Debtors and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.
124.   “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
125.   “Unimpaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, a Claim, an Interest, or a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
B.   Rules of Interpretation.
For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto (as set forth in the TSA or the Merger Agreement); (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan, the TSA, the Merger Agreement, or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (11) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (12) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (13) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (14) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy

Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (15) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Court’s CM/ECF system; (16) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (17) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Court or any other Entity; and (18) unless otherwise specified, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.
C.   Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.
D.   Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated and except as set forth in the Merger Agreement, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.
E.   Reference to Monetary Figures.
All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.
F.   Reference to the Debtors or the Reorganized Debtors.
Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.
G.   Controlling Document.
In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control. In the event of an inconsistency between the Plan, the Plan Supplement, and the Merger Agreement, the relevant provisions of the Merger Agreement shall control.
H.   Consent Rights.
Notwithstanding anything herein to the contrary, any and all consent rights of (1) the parties to the TSA set forth in the TSA (including the exhibits thereto) or (2) the parties to the Merger Agreement set forth in the Merger Agreement (including the exhibits thereto), as applicable, with respect to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.
Failure to reference the rights referred to in the immediately preceding paragraph as such rights related to any document referenced in the TSA or Merger Agreement shall not impair such rights and obligations.
ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.
A.   Administrative Claims.
1.   General Administrative Claims.
Unless otherwise agreed to by the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, in consultation with BCEI and the Required Consenting Noteholders, each Holder of an Allowed General Administrative Claim will receive in full and final satisfaction of its General Administrative Claim an amount of Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (1) if a General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such General Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed General Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claim without any further action by the Holders of such Allowed General Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.
2.   Professional Fee Claims.
(a)   Final Fee Applications and Payment of Professional Fee Claims.
All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five (45) days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.
(b)   Professional Fee Escrow Account.
On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account in any way. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.

(c)   Professional Fee Amount.
Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
(d)   Post-Confirmation Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and consummation. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.
B.   Priority Tax Claims.
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.
C.   Payment of Trustee Fees
No later than on or prior to the Effective Date, the Trustee shall submit to counsel to the Reorganized Debtors an invoice reflecting any outstanding Trustee Fees for which the Trustee seeks reimbursement from the Reorganized Debtors. The Reorganized Debtors shall pay in full in Cash all reasonable and documented Trustee Fees incurred by the Trustee without the requirement to file a fee application with the Court and without any requirement for review or approval by the Court or any other party. Thereafter, to the extent the Trustee provides services or incurs costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order, the 7% Notes Indenture or the 8.75% Notes Indenture after the Effective Date, the Trustee shall be entitled to receive from the Reorganized Debtors, without further Court approval, reimbursement of reasonable and documented Trustee Fees incurred in connection with such services.
ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
A.   Classification of Claims and Interests.
This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:
Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	RBL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 8	Existing HPR Interests	Impaired	Entitled to Vote
Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
B.   Treatment of Claims and Interests.
Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.
1.   Class 1 — Other Secured Claims
(a)
Classification:   Class 1 consists of all Other Secured Claims.

(b)
Treatment:   Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s) and in consultation with BCEI and the Required Consenting Noteholders:

(i)
payment in full in Cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable;

(ii)
the collateral securing its Allowed Other Secured Claim;

(iii)
Reinstatement of its Allowed Other Secured Claim; or

(iv)
such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting:   Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.   Class 2 — Other Priority Claims
(a)
Classification:   Class 2 consists of all Other Priority Claims.

(b)
Treatment:   Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (a) Cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim on the later of (i) the Effective Date (or as soon thereafter as reasonably practicable) or (ii) as soon as practicable after the date such Claim becomes due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Other Priority Claim; (b) such other treatment to render such Other Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; or (c) such other treatment as such Holder may agree to or otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.
(c)
Voting:   Class 2 is Unimpaired under the Plan. Holders of Class 2 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.   Class 3 — RBL Claims
(a)
Classification:   Class 3 consists of RBL Claims.

(b)
Treatment:   Except to the extent that a Holder of an Allowed RBL Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed RBL Claim, each Holder of an Allowed RBL Claim shall receive Payment in Full in accordance with the RBL Payoff Letter.

(c)
Voting:   Class 3 is Unimpaired under the Plan. Holders of Class 3 RBL Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 RBL Claims are not entitled to vote to accept or reject the Plan.

4.   Class 4 — Notes Claims
(a)
Classification:   Class 4 consists of Notes Claims.

(b)
Allowance:   On the Effective Date, Notes Claims shall be deemed Allowed in the full amount outstanding under the Indentures, including the aggregate outstanding principal amount of Notes of not less than $625,000,000 plus accrued and unpaid interest at the non-default contract rate as of the Petition Date.

(c)
Treatment:   Except to the extent that a Holder of an Allowed Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Notes Claim, on the Effective Date, each Holder of an Allowed Notes Claim shall receive, in full and final satisfaction of its Notes Claims, its Pro Rata share of the following:

(i)
9,314,214 shares of BCEI Common Stock, which will constitute approximately 30.4 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan; and

(ii)
$100 million in principal amount of the New Take Back Notes.

(d)
Voting:   Class 4 is Impaired under the Plan. Each Holder of an Allowed Notes Claim is entitled to vote to accept or reject the Plan.

5.   Class 5 — General Unsecured Claims
(a)
Classification:   Class 5 consists of all General Unsecured Claims.

(b)
Treatment:   Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each Holder of such General Unsecured Claim shall (i) be paid in Full in Cash in the ordinary course of business,

(ii) be Reinstated, or (iii) receive such other treatment as agreed to by the Debtors, BCEI, the Required Consenting Noteholders, and the Holder of an Allowed General Unsecured Claim.
(c)
Voting:   Class 5 is Unimpaired under the Plan. Holders of Class 5 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.   Class 6 — Intercompany Claims
(a)
Classification:   Class 6 consists of all Intercompany Claims.

(b)
Treatment:   On the Effective Date, each Intercompany Claim shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Claims.

(c)
Voting:   Holders of Claims in Class 6 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.   Class 7 — Intercompany Interests
(a)
Classification:   Class 7 consists of all Intercompany Interests.

(b)
Treatment:   On the Effective Date, Intercompany Interests shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Interests.

(c)
Voting:   Holders of Interests in Class 7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 7 Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.   Class 8 — Existing HPR Interests
(a)
Classification:   Class 8 consists of all Existing HPR Interests in the Debtors.

(b)
Treatment:   Except to the extent that a Holder of an Allowed Existing HPR Interest agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Existing HPR Interest, on the Effective Date, each Holder of an Allowed Existing HPR Interest will receive its Pro Rata share of 490,221 shares of BCEI Common Stock, which will constitute approximately 1.6 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan.

(c)
Voting:   Class 8 is Impaired under the Plan. Each Holder of Existing HPR Interests is entitled to vote to accept or reject the Plan.

9.   Class 9 — Section 510(b) Claims
(a)
Classification:   Class 9 consists of all Section 510(b) Claims.

(b)
Allowance:   Notwithstanding anything in the Plan to the contrary, a Class 9 Claim (if existing) may only become Allowed by Final Order of the Court. The Debtors are not aware of any asserted Class 9 Claim and believe no Class 9 Claim exists.

(c)
Treatment:   On the Effective Date, Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to Holders of such Claims.

(d)
Voting:   Class 9 is Impaired. Each Holder (if any) of Allowed Section 510(b) Claims is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders (if any) of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

C.   Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.
D.   Elimination of Vacant Classes.
Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
E.   Voting Classes; Presumed Acceptance by Non-Voting Classes.
If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.
F.   Intercompany Interests.
To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of BCEI Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.
G.   Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent rights in the TSA and the Merger Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.
H.   Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
I.   Subordinated Claims.
The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the

Bankruptcy Code, and subject to the TSA, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN
A.   General Settlement of Claims and Interests.
As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the RBL Claims, the Notes Claims, and the Existing HPR Interests and (2) any claim to avoid, subordinate, or disallow any of the RBL Claims, the Notes Claims, or the Existing HPR Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.
B.   Merger & Restructuring Transactions.
On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility, may take such actions, including as set forth below, as are necessary or appropriate to effect the Merger in accordance with the terms of the Merger Agreement, the TSA, and the Plan. Such actions shall include, among other things: (1) a subsidiary of BCEI will merge with and into Holdings, with the Combined Company surviving the Merger as a wholly owned subsidiary of BCEI; (2) holders of Allowed Notes Claims and Existing HPR Interests will receive BCEI Common Stock on the terms and conditions set forth in the Merger Agreement, the TSA, and the Plan, and in accordance with applicable law; and (3) the entry into, delivery of and effectiveness of the Exit RBL Facility, and the other Exit RBL Documents contemplated to be effective or delivered on the Effective Date.
On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions as contemplated in, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility. The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documents, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.
The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Merger Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Merger Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan, subject to the Merger Agreement, the TSA, and the Exit RBL Facility.
The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions by the Debtors and the Reorganized Debtors, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.
On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, are authorized to issue any securities, notes, instruments, certificates, and other documents required to be issued by the Debtors or the Reorganized Debtors pursuant to the Merger Agreement, the TSA, and the Restructuring Transactions. Also on the Effective Date, BCEI will issue the BCEI Common Stock and the New Take Back Notes pursuant to the Merger Agreement and under the plan.
C.   Cancellation of Existing Agreements and Interests.
On the Effective Date, except with respect to the Exit RBL Facility or to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agents or Trustees to indemnification under the RBL Credit Agreement, and the Indentures shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order.
If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.
Any credit agreement or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan.
D.   Section 1146 Exemption.
To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt or equity securities of the Debtors, the Reorganized Debtors, or BCEI, including BCEI Common Stock and New Take Back Notes; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit RBL Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan or the Merger Agreement, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sale or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
E.   The Restructuring.
1.   Reorganized Debtors.
On the Effective Date, the New BCEI Board shall be reconstituted, consistent with the Merger Agreement, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.
2.   Sources of Consideration for Plan Distributions.
(a)   Exit RBL Facility.
On the Effective Date, BCEI and the Reorganized Debtors party thereto as guarantors shall enter into the Exit RBL Facility, the terms of which will be set forth in the Exit RBL Documents and subject to the consent rights in the TSA and the Merger Agreement. Confirmation of the Plan shall be deemed approval of the Exit RBL Facility and the Exit RBL Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to, as applicable, enter into and execute the Exit RBL Documents, and such other documents as may be required to effectuate the treatment afforded by the Exit RBL Facility.
On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit RBL Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit RBL Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such senior Liens and security interests as may be permitted under the Exit RBL Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
On the Effective Date, Allowed RBL Claims shall receive Payment in Full using proceeds of the Exit RBL Facility and/or such other funds provided by BCEI, in either case as and to the extent set forth in the RBL Payoff Letter.
(b)   BCEI Common Stock.
On the Effective Date, the applicable Reorganized Debtor, BCEI, and/or their respective designee(s), which may include the Disbursing Agent, shall issue and distribute BCEI Common Stock to the Holders of Allowed Notes Claims in Class 4, and to Holders of Allowed Interests in Class 8 pursuant to the Plan and in accordance with the Merger Agreement. On the Effective Date, the Reorganized Debtor and/or BCEI, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan and the Merger Agreement.

All of the shares, units, or equity interests of BCEI Common Stock issued pursuant to the Plan and the Merger Agreement shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution, issuance, and conversion referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan and the Merger Agreement, applicable to such distribution, issuance, or conversion and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.
(c)   New Take Back Notes
On the Effective Date, BCEI and the Reorganized Debtors party thereto as guarantors will enter into the New Take Back Notes Indenture, pursuant to which BCEI will issue the New Take Back Notes in accordance with the Merger Agreement. Confirmation of the Plan shall be deemed approval of the New Take Back Notes Indenture and the New Take Back Notes, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by BCEI or the applicable Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of BCEI and the applicable Reorganized Debtors to enter into and execute the New Take Back Notes Indenture and issue and guarantee the New Take Back Notes, and such other documents as may be required to effectuate the treatment afforded by the New Take Back Notes Indenture. The obligations under the New Take Back Notes, and the guarantees thereof, will be senior unsecured obligations of BCEI and the applicable Reorganized Debtors.
3.   Corporate Existence.
Except as otherwise provided in the Plan and the Merger Agreement, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restriction of the Bankruptcy Code or Bankruptcy Rules.
4.   Vesting of Assets in the Reorganized Debtors.
Except as otherwise provided in the Plan, the Merger Agreement, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
5.   Corporate Action.
Upon the Effective Date, all actions of the Debtors and the Reorganized Debtors contemplated under the Plan and the Merger Agreement, and consistent with, but subject to all terms and conditions of the TSA and the Merger Agreement, shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors or New BCEI Board, as applicable; (3) the issuance and distribution of BCEI Common Stock; (4) the issuance and distribution of New Take Back Notes; (5) implementation of the Restructuring Transactions; (6) entry into the Exit RBL Documents and incurring indebtedness thereunder; (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan, the Merger Agreement and the Exit RBL Documents (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the BCEI Common Stock, the New Take Back Notes Indenture to guarantee the New Take Back Notes, the New Organizational Documents, the Exit RBL Facility, the Exit RBL Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.E.5 shall be effective notwithstanding any requirements under non-bankruptcy law; provided, however, nothing in this Article IV.E.5 shall be deemed to have satisfied or waived any terms and conditions of the Merger Agreement.
6.   New Organizational Documents.
On or immediately prior to the Effective Date, the New Organizational Documents shall be amended in a manner reasonably acceptable to the Debtors and acceptable to BCEI and the Required Consenting Noteholders and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of organization in accordance with the applicable laws of the respective state, province, or country of organization. The New Organizational Documents will prohibit the issuance of non-voting BCEI Common Stock, to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of organization and the New Organizational Documents.
7.   Directors and Officers of the Reorganized Debtors.
To the extent known, the identity of the members of the New BCEI Board and officers of the Reorganized Debtors and BCEI will be disclosed in the Plan Supplement to be filed prior to the Confirmation Hearing. Except as set forth in the Plan Supplement, as of the Effective Date and except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and officers of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor and may be replaced or removed in accordance with such New Organizational Documents.
8.   Director and Officer Liability Insurance.
Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the

Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.
In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date, all in accordance with the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.
9.   Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors and the New BCEI Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.
10.   Certain Securities Law Matters.
The offering, issuance, and distribution of BCEI Common Stock and New Take Back Notes, as contemplated by Article III of this Plan, is expected to be registered by BCEI pursuant to one or more registration statements on Form S-4, and to the extent otherwise not registered for any reason, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such BCEI Common Stock and New Take Back Notes will be freely tradable in the United States by the recipients thereof, subject to compliance with applicable securities laws and rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents or any agreement entered into by any such recipient and BCEI.
Should the Reorganized Debtors and BCEI elect on or after the Effective Date to reflect any ownership of BCEI Common Stock through the facilities of the DTC, the Reorganized Debtors and BCEI need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of BCEI Common Stock under applicable securities laws.
Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
11.   Employee Matters.
Unless otherwise provided herein, and in the Merger Agreement, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements providing for compensation and benefits with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and BCEI, and such person. Except as provided in the Merger Agreement, none of the consummation of the Plan, the Restructuring Transactions, or any assumption of compensation agreements under the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, or similar provisions for purposes herein.

Notwithstanding the foregoing, (i) pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law, and (ii) immediately prior to the Effective Date, the Debtors’ Executive Nonqualified Excess Plan (the “Excess Plan”) shall be terminated and the Debtors shall distribute to each participant in the Excess Plan, such participant’s account balance under the Excess Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (including Treasury Regulation Section 1.409A-3(j)(4)(ix)(A)).
12.   Preservation of Causes of Action.
In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.
The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation.
The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.
13.   Closing the Chapter 11 Cases.
Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.
F.   Restructuring Expenses.
The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, payable pursuant to the TSA shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the TSA, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A.   Assumption and Rejection of Executory Contracts and Unexpired Leases.
Each Executory Contract and Unexpired Lease shall be deemed assumed, unless it is the subject of a motion to reject that is pending on the Effective Date or has been rejected pursuant to an order of the Court, without the need for any further notice to or action, order, or approval of the Court, as of the Effective Date, under sections 365 and 1123 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Court approving the above-described assumptions and assignments.
Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.
To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.
B.   Indemnification Obligations.
On and as of the Effective Date, all Indemnification Provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be assumed, reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights. On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.
C.   Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized

Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, must be Filed with the Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.
If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.
D.   Insurance Policies.
Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.
E.   Reservation of Rights.
Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors or any other party in interest that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.
F.   Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
G.   Contracts and Leases Entered Into After the Petition Date.
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS
A.   Timing and Calculation of Amounts to Be Distributed.
Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest) or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.
B.   Disbursing Agent.
All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.
C.   Rights and Powers of Disbursing Agent.
1.   Powers of the Disbursing Agent.
The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
2.   Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.
D.   Delivery of Distributions and Undeliverable or Unclaimed Distributions.
1.   Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.
2.   Delivery of Distributions in General.
Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

With respect to any distributions on the RBL Claims, distributions are to be made to the RBL Claim Agent.
With respect to any distributions of BCEI Common Stock, to the extent the distribution procedures set forth herein conflict with those contemplated under the Merger Agreement, the procedures set forth under the Merger Agreement shall control unless BCEI and the Reorganized Debtors consent otherwise, such consent not to be unreasonably withheld or delayed, including after taking into account the advice provided by the Disbursing Agent.
3.   Minimum Distributions.
With respect to distributions of BCEI Common Stock on account of Allowed Interests, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such Holder shall receive, in lieu thereof, Cash (without interest) in an amount equal to the product of (i) such fractional part of a share of BCEI Common Stock multiplied by (ii) the volume weighted average price of BCEI’s presently issued and outstanding common stock for the five (5) consecutive trading days immediately prior to the Effective Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of Cash, if any, to be paid to such Holders, the Disbursing Agent shall so notify BCEI and the Reorganized Debtors, and they shall cause the Disbursing Agent to forward payments to such Holders subject to and in accordance with the terms hereof and the Merger Agreement. With respect to distributions of BCEI Common Stock on account of Allowed Claims, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such fractional part of a share of BCEI Common Stock will be rounded down to the nearest whole share and no fractional shares of BCEI Common Stock will be issued, and no other compensation will be paid in respect of such fractional shares.
With respect to distributions of New Take Back Notes, the principal amounts of such notes distributable to each Holder of Allowed Notes Claims will be rounded down the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of BCEI Common Stock will be issued or payment made in compensation for such adjustments; provided, however, that insofar as the application of the foregoing rule causes a Holder of Allowed Notes Claims to forfeit all of the New Take Back Notes that would otherwise be distributable to such Holder hereunder, the Reorganized Debtors reserve the right to pay such de minimis Holder Cash in lieu of New Take Back Notes.
4.   Undeliverable Distributions and Unclaimed Property.
In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.
E.   Manner of Payment.
At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.
F.   Compliance with Tax Requirements.
In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements, including tax withholding by BCEI pursuant to Article III of the Merger Agreement. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, the Disbursing Agent, and BCEI (to the extent set forth in the Merger Agreement) shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including (i) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate, and (ii) with respect to withholding by BCEI pursuant to the Merger Agreement, withholding of Taxes (as defined in the Merger Agreement) taken in BCEI Common Stock. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances. Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The distributing party may require a Holder of an Allowed Claim or Interest to complete and return an Internal Revenue Service Form W-8 and W-9, as applicable to each such Holder, and any other applicable tax forms.
G.   Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims for accrued but unpaid interest (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the amount of accrued but unpaid interest, to the principal amount of such Claims.
H.   No Postpetition Interest on Claims.
Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a prepetition Claim shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.
I.   Foreign Currency Exchange Rate.
Except as otherwise provided in a Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.
J.   Setoffs and Recoupment.
Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than any Allowed Notes Claim held by a Consenting Noteholder), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.
K.   Claims Paid or Payable by Third Parties.
1.   Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such

Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.
2.   Claims Payable by Third Parties.
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.
3.   Applicability of Insurance Policies.
Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS
A.   Disputed Claims Process.
Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable, and the Court shall retain jurisdiction to adjudicate Disputed Claim matters. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court, shall in all cases be determined by the Court.
For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.

B.   Allowance of Claims.
After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed.
C.   Claims Administration Responsibilities.
Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.
Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.
D.   Adjustment to Claims or Interests without Objection.
Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.
E.   Disallowance of Claims or Interests.
All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.
ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS
A.   Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Merger Agreement, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan including the Definitive Documents (as defined in the TSA), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and

Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.
B.   Release of Liens.
Except as otherwise provided in the Exit RBL Documents, the Plan, the Merger Agreement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.
C.   Releases by the Debtors.
Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Merger Agreement, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution, or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.
Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.
D.   Releases by Holders of Claims and Interests.
Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into or filing of, as applicable, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the TSA, the Merger Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.
Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

E.   Exculpation.
Effective as of the Effective Date, without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
F.   Injunction.
Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, and except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
G.   Protections against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11

Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
H.   Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.
I.   Reimbursement or Contribution.
If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
ARTICLE IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN
A.   Conditions Precedent to the Effective Date.
It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:
1.   the Court shall have entered the Confirmation Order, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);
2.   the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Court, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);
3.   the TSA shall not have been terminated and shall be in full force and effect;
4.   the Merger shall have been consummated or is anticipated to be consummated concurrent with the occurrence of the Effective Date;
5.   the Exit RBL Documents shall have been executed and delivered (which shall be in form and substance acceptable to the Debtors, BCEI, the Required Consenting Noteholders, and the Exit RBL Agent and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each)), and all conditions precedent to the consummation of such Exit RBL Documents, shall have been waived or satisfied in accordance with their terms;
6.   all Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;
7.   the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and each of the transactions contemplated by the Restructuring Transactions, including the Merger; and
8.   the Debtors shall have paid the Restructuring Expenses.
B.   Waiver of Conditions.
The conditions to Confirmation and consummation set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting Noteholders and BCEI, in each case not to be unreasonably withheld or delayed, and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.
C.   Effect of Failure of Conditions.
If consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity, provided, however, that such termination of the TSA and rendering of the Plan null and void shall not affect the validity or enforceability of any other order entered by the Court or of any agreement, instrument or other documents executed by any Debtor prior to such date of such termination, including, without limitation, the Merger Agreement (except as otherwise provided therein), and any other agreement, instrument or other document executed in connection therewith.
ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
A.   Modification and Amendments.
Except as otherwise specifically provided in the Plan and subject to the terms of the TSA and the Merger Agreement, (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).
B.   Effect of Confirmation on Modifications.
Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
C.   Revocation or Withdrawal of Plan.
Subject to the terms of the TSA and the Merger Agreement (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, BCEI, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, BCEI, or any other Entity.

ARTICLE XI.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the TSA, the Merger Agreement, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1.   allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2.   decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.   resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4.   ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;
5.   adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
6.   adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
7.   resolve any cases, controversies, suits, or disputes that may arise in connection with General Unsecured Claims, including establishment of a bar date, related notice, claim objections, allowance, disallowance, estimation, and distribution;
8.   enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement;
9.   enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
10.   resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
11.   issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with consummation or enforcement of the Plan;
12.   resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

13.   resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;
14.   enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
15.   determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;
16.   enter an order concluding or closing the Chapter 11 Cases;
17.   adjudicate any and all disputes arising from or relating to distributions under the Plan;
18.   consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order.
19.   determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
20.   hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
21.   hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
22.   hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;
23.   enforce all orders previously entered by the Court; and
24.   hear any other matter not inconsistent with the Bankruptcy Code.
As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit RBL Facility and any related documents thereto and the New Organizational Documents shall be governed by the jurisdictional provisions therein and the Court shall not retain any jurisdiction with respect thereto.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
A.   Immediate Binding Effect.
Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.
B.   Additional Documents.
On or before the Effective Date, and consistent in all respects with the terms of the TSA and the Merger Agreement, the Debtors may File with the Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan, the TSA, and the Merger Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
C.   Payment of Statutory Fees.
All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.
D.   Statutory Committee and Cessation of Fee and Expense Payment.
On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.
E.   Reservation of Rights.
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
F.   Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.
G.   Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
1.   if to the Debtors, to:
HighPoint Resources Corp
555 17th Street
Suite 3700
Denver, Colorado 80202
Attention: William M. Crawford, Chief Financial Officer, and Kenneth A. Wonstolen, Senior VP and General Counsel
Email address: bcrawford@hpres.com and kwonstolen@hpres.com
with copies to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-4900
Attention: Joshua A. Sussberg, P.C.
E-mail addresses: joshua.sussberg@kirkland.com
- and -

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Marc Kieselstein, P.C., W. Benjamin Winger
E-mail address: marc.kieselstein@kirkland.com and benjamin.winger@kirkland.com with copies to
Klehr Harrison Harvey Branzburg LLP
1835 Market Street
Suite 1400
Philadelphia, Pennsylvania 19103
Facsimile: (215) 568-6603
Attention: Morton R. Branzburg
E-mail addresses: mbranzburg@klehr.com
and
Klehr Harrison Harvey Branzburg LLP
919 North Market Street
Suite 1000
Wilmington, Delaware 19801
Facsimile: (302) 426-9193
Attention: Domenic E. Pacitti
E-mail addresses: dpacitti@klehr.com
2.   if to the Consenting Noteholders, to:
Akin Gump Strauss Hauer & Feld LLP
Bank of America Tower, 1 Bryant Park,
New York, NY 10036
Attention:
Michael S. Stamer; and Meredith A. Lahaie
mstamer@akingump.com; and mlahaie@akingump.com

3.   if to a Consenting Shareholder, to:
Fifth Creek Energy Company, LLC
c/o NGP
2850 N. Harwood Street, 19th Floor
Dallas, Texas 75201
Attention: Jeffrey A. Zlotky
E-mail address: jzlotky@ngptrs.com
4.   if to BCEI, to:
Bonanza Creek Energy Inc.
410 17th St,
Denver, CO 80202
Attention: Skip Marter, General Counsel
E-mail address: SMarter@bonanzacrk.com
with copy to:
Vinson & Elkins LLP
1001 Fannin St,
Houston, TX 77002
Attention: Paul E. Heath
E-mail address: pheath@velaw.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
H.   Term of Injunctions or Stays.
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
I.   Entire Agreement.
Except as otherwise indicated, and without limiting the effectiveness of the TSA, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan. For the avoidance of doubt, nothing in the Plan or the Plan Supplement shall modify, amend, waive or alter the Merger Agreement or increase the obligations of any Entity beyond what is set forth in the Merger Agreement.
J.   Exhibits.
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/HighPoint or the Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.
K.   Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding the foregoing, any such alteration or interpretation shall be reasonably acceptable in form and substance to the Debtors and the Required Consenting Stakeholders, as applicable. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the TSA and the Merger Agreement; and (3) nonseverable and mutually dependent.
L.   Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, BCEI, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.
M.   Closing of Chapter 11 Cases.
The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.
N.   Waiver or Estoppel.
Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court prior to the Confirmation Date.
[Remainder of page intentionally left blank.]

Dated: [•]	HIGHPOINT RESOURCES CORP., ON BEHALF OF ITSELF AND ITS SUBSIDIARIES
/s/ DRAFT Name: William M. Crawford Title: Chief Financial Officer

ANNEX J
HighPoint Resources Corporation
Class 4 — Notes Claims Master Ballot
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS ACCOMPANYING THIS MASTER BALLOT.
IMPORTANT: NO CHAPTER 11 CASES HAVE BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS BALLOT. IN THE EVENT THE MINIMUM PARTICIPATION CONDITION AND THE OTHER CONDITIONS FOR THE OUT-OF-COURT RESTRUCTURING ARE NOT SATISFIED OR WAIVED, OR AN IN-COURT RESTRUCTURING IS OTHERWISE NECESSARY OR APPROPRIATE, THE DEBTORS INTEND TO FILE CHAPTER 11 CASES AND SEEK CONFIRMATION OF THE PREPACKAGED PLAN BY THE BANKRUPTCY COURT SHORTLY THEREAFTER AS DESCRIBED IN GREATER DETAIL IN THE ACCOMPANYING PROSPECTUS AND THE DISCLOSURE STATEMENT.
CLASS 4 NOTES CLAIMS
MASTER BALLOT FOR ACCEPTING OR REJECTING THE
DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION1

This master ballot (this “Master Ballot”) accompanies the Prospectus of Bonanza Creek Energy, Inc., (“BCEI”) dated [•], as may be amended, modified or supplemented (collectively, the “Prospectus”, together with the Disclosure Statement is referred to herein as the “Registration Statement Documents”) sent to brokers, dealers, commercial banks, trust companies, or other agent nominees (each a “Nominee”) of Beneficial Holders2 of Class 4 Notes Claims as of February 1, 2021 (the “Voting Record Date”) in connection with the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (as may be amended, modified, or supplemented from time to time in accordance with its terms and including all exhibits or supplements thereto, the “Prepackaged Plan”).3 Nominees should use this Master Ballot to (a) cast votes to accept or reject the Prepackaged Plan and (b) make elections, each on behalf of and in accordance with the ballots cast by the Beneficial Holders holding Class 4 Notes Claims (the “Beneficial Holder Ballots”) through such Nominee.
[The CUSIP and/or ISIN information is included on Exhibit A hereto.]

1
The anticipated Debtors in these chapter 11 cases and the last four digits of each such Debtor’s taxpayer identification number are as follows: HighPoint Resources Corporation (0361); HighPoint Operating Corporation (0545); and Fifth Pocket Production, LLC (8360). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 80202.

2
A “Beneficial Holder” is a beneficial owner of Class 4 Notes Claims whose Claims have not been satisfied prior to the Voting Record Date pursuant to court order or otherwise, as reflected in the records maintained by the Nominees (as defined herein) holding through the Depository Trust Company or other relevant security depository and/or the applicable indenture trustee, as of the Voting Record Date.

3
Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement Documents, or the Prepackaged Plan, as applicable.

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IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT, THE VOTING PROCEDURES, OR ANY OF THE SOLICITATION MATERIALS YOU HAVE RECEIVED, OR YOU NEED TO OBTAIN ADDITIONAL SOLICITATION MATERIALS, PLEASE CONTACT THE DEBTORS’ PROPOSED NOTICE AND VOTING AGENT, EPIQ CORPORATE RESTRUCTURING LLC, (THE “VOTING AGENT”) BY (1) EMAILING TABULATION@EPIQGLOBAL.COM AND REFERENCE “HIGHPOINT MASTER BALLOT” IN THE SUBJECT LINE, (2) CALLING (646) 282-2500 AND ASK TO SPEAK WITH A MEMBER OF THE SOLICITATION TEAM, OR (3) WRITING TO THE FOLLOWING ADDRESS: EPIQ CORPORATE RESTRUCTURING LLC, 10300 SW ALLEN BOULEVARD, BEAVERTON, OR 97005.

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PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS MASTER BALLOT.

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THIS MASTER BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE 5:00 P.M. EASTERN TIME (3:00 P.M. MOUNTAIN TIME), ON     (THE “VOTING DEADLINE”). IF THE VOTING AGENT DOES NOT RECEIVE YOUR MASTER BALLOT BEFORE THE VOTING DEADLINE, AND UNLESS THE DEBTORS DETERMINE OTHERWISE OR AS PERMITTED BY THE BANKRUPTCY COURT, YOUR BENEFICIAL HOLDERS’ VOTES WILL NOT BE COUNTED.

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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE ACCOMPANYING REGISTRATION STATEMENT DOCUMENTS OR THE OTHER MATERIALS MAILED WITH THIS MASTER BALLOT.

You must IMMEDIATELY forward the solicitation materials to each Beneficial Holder, including (a) the Beneficial Holder Ballot, (b) the Prepackaged Plan and the Registration Statement Documents (c) a return envelope addressed to you, its Nominee, and (d) clear instructions stating that the Beneficial Holder must return its Beneficial Holder Ballot directly to you in sufficient time to allow you to execute this Master Ballot and return it to the Voting Agent before the Voting Deadline. Upon receipt of completed and executed Beneficial Holder Ballots returned to you by the Beneficial Holders, you must compile and validate each Beneficial Holder’s votes and other relevant information using the customer’s name or account number. You must then execute this Master Ballot and transmit it to the Voting Agent by the Voting Deadline. You must retain such Beneficial Holder Ballots in your files for a period of one (1) year after the Voting Deadline (as you may be ordered to produce the Beneficial Holder Ballots to the Debtors or the Bankruptcy Court). For the avoidance of doubt, you may collect votes from Beneficial Holders using a voter information form, e-mail, telephone or any other customary means used to collect such votes in addition to (or in lieu of the Beneficial Holder Ballot).
NO fees or commissions or other remuneration will be payable to you in your capacity as Nominee for soliciting votes on the proposals related to the Prepackaged Plan. The Debtors will, however, upon written request, reimburse you for customary mailing and handling expenses you incur in forwarding the Beneficial Holder Ballot and other enclosed materials to Beneficial Holders.
This Master Ballot may not be used for any purpose other than for submitting votes with respect to the Prepackaged Plan. Your rights and the rights of Beneficial Holders are described in the accompanying Registration Statement Documents. The Prepackaged Plan, the Registration Statement Documents, and the Beneficial Holder Ballot (collectively, the “Solicitation Package”) were sent to you as Nominee for the Beneficial Holders. If you believe you have received this Master Ballot in error, or if you believe you received the wrong Master Ballot, please contact the Voting Agent immediately at the email address or telephone number set forth above.

      THIS MASTER BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE 5:00 P.M. EASTERN TIME (3:00 P.M. MOUNTAIN TIME), ON     (THE “VOTING DEADLINE”).
      IF THE VOTING AGENT DOES NOT RECEIVE YOUR MASTER BALLOT BEFORE THE VOTING DEADLINE, AND UNLESS THE DEBTORS DETERMINE OTHERWISE OR AS PERMITTED BY THE BANKRUPTCY COURT, YOUR BENEFICIAL HOLDERS’ VOTES WILL NOT BE COUNTED.

Item 1. Certification of Authority to Vote.
The undersigned certifies that, as of the Voting Record Date, the undersigned (please check the applicable box):
☐
is a Nominee for Beneficial Holder(s) on account of the Class 4 Notes Claims listed in Item 2 below;

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is acting under a power of attorney and/or agency (a copy of which must be provided upon request) granted by the Beneficial Holder(s) or a Nominee that is the registered Holder of the Class 4 Notes Claims listed in Item 2 below; or

☐
has been granted a proxy from (a) a Nominee; or (b) the Beneficial Holder that is the registered Holder of the Class 4 Notes Claim listed in Item 2 below.

Accordingly, the undersigned certifies that it has full power and authority to vote to accept or reject the Prepackaged Plan on behalf of such Beneficial Holder(s) on account of such Class 4 Notes Claim.
Item 2. Vote of Class 4 Notes Claims.
The undersigned transmits the following vote(s) of the Beneficial Holder(s) in respect of their Class 4 Notes Claim(s) as set forth on Exhibit A hereto or otherwise noted herein, and certifies that the following Beneficial Holders, as identified by their respective customer account numbers set forth below, are a Beneficial Holder of the Notes as set forth on Exhibit A hereto as of the Voting Record Date and have delivered to the undersigned, as Nominee, properly executed Beneficial Holder Ballots or other customary means of casting such votes:4

4
Indicate in the appropriate column the aggregate principal amount in dollars ($) voted for each account, or attach such information to this Master Ballot in the form of the following table. Please note each Beneficial Holder must vote all of each such Beneficial Holder’s Class 4 Notes Claims to accept or to reject the Prepackaged Plan, and may not split such vote. Any Beneficial Holder Ballot executed by the Beneficial Holder that does not indicate an acceptance or rejection of the Prepackaged Plan, or which indicates both an acceptance and a rejection of the Prepackaged Plan, shall not be counted.

Vote on the Prepackaged Plan of Reorganization from Items 1 and 2 of Class 4 Beneficial Holder Ballot
Your Customer Account Number for Each Beneficial Holder of Class 4 Notes Claims that Voted	Aggregate Principal Amount Voted to Accept the Prepackaged Plan (indicate in $)	Aggregate Principal Amount Voted to Reject the Prepackaged Plan (indicate in $)	Indicate “Y” if Opt-Out from Item 3 of the Beneficial Holder Ballot Checked
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
TOTAL
Please be certain to check only one box on Exhibit A attached hereto to indicate the CUSIP and/or ISIN to which this Master Ballot pertains. If you check more than one CUSIP and/or ISIN, you risk having all votes conveyed through this Master Ballot deemed invalid.
IF YOU ARE ACTING AS A VOTING NOMINEE FOR MORE THAN TEN BENEFICIAL HOLDERS, PLEASE ATTACH ADDITIONAL SHEETS, AS NECESSARY.
Item 3. Releases.
Article VIII.C of the Prepackaged Plan provides for a release by the Debtors (the “Debtor Release”):
NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, ON AND AFTER THE EFFECTIVE DATE, EACH RELEASED PARTY IS DEEMED RELEASED AND DISCHARGED BY EACH AND ALL OF THE DEBTORS, THE REORGANIZED DEBTORS, AND THEIR ESTATES, IN EACH CASE ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF ANY OF THE DEBTORS, THAT THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR ESTATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY, OR THAT ANY HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY COULD HAVE ASSERTED ON BEHALF OF THE DEBTORS, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE MANAGEMENT, OWNERSHIP, OR OPERATION THEREOF), THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE MERGER AGREEMENT, THE DEBTORS’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, ANY AVOIDANCE ACTIONS (BUT EXCLUDING AVOIDANCE ACTIONS BROUGHT AS COUNTERCLAIMS OR DEFENSES TO CLAIMS ASSERTED AGAINST THE DEBTORS),

INTERCOMPANY TRANSACTIONS, THE CHAPTER 11 CASES, THE TSA, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, ENTRY INTO, OR FILING OF, AS APPLICABLE, THE MERGER AGREEMENT, THE TSA AND RELATED PREPETITION TRANSACTIONS, THE DEFINITIVE DOCUMENTS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, OR ANY RESTRUCTURING TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT, THE TSA, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE, DISTRIBUTION, OR CONVERSION OF SECURITIES PURSUANT TO THE MERGER AGREEMENT, THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, INCLUDING THE MERGER AGREEMENT, OR UPON ANY OTHER RELATED ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE MERGER AGREEMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, INCLUDING THE ASSUMPTION OF THE INDEMNIFICATION PROVISIONS AS SET FORTH IN THE PLAN.
ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE COURT’S FINDING THAT THE DEBTOR RELEASE IS: (A) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES, INCLUDING, WITHOUT LIMITATION, THE RELEASED PARTIES’ CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING AND IMPLEMENTING THE PLAN; (B) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (C) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (D) FAIR, EQUITABLE, AND REASONABLE; (E) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (F) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.
Important information regarding the Third-Party Release.
The Prepackaged Plan contains a series of releases that are part of the overall restructuring set forth in the Prepackaged Plan and described in greater detail in the Registration Statement Documents. In that respect, parties should be aware that, if the Prepackaged Plan is confirmed and the Effective Date occurs, certain parties will be getting releases and certain parties will be giving releases as set forth in Article VIII of the Prepackaged Plan. For your convenience, excerpts of the release provisions from the Prepackaged Plan are set forth below, however, you should carefully read the enclosed Registration Statement Documents and the Prepackaged Plan with respect to the releases.
If you do not consent to the releases contained in the Prepackaged Plan and the related Injunction, you may elect not to grant such releases but only if you affirmatively elect to “opt out” of being a Releasing Party by completing the “opt out” form below and timely returning this Ballot in advance of the Voting Deadline. AS A “RELEASING PARTY” UNDER THE PREPACKAGED PLAN, YOU ARE DEEMED TO PROVIDE THE RELEASES CONTAINED IN ARTICLE VIII.D OF THE PREPACKAGED PLAN, AS SET FORTH ABOVE. YOU MAY ELECT NOT TO GRANT THE RELEASE CONTAINED IN ARTICLE VIII.D OF THE PREPACKAGED PLAN ONLY IF YOU CHECK THE BOX BELOW AND SUBMIT THE BALLOT BY THE VOTING DEADLINE. IN ALL OTHER CASES, YOU WILL BE DEEMED TO CONSENT TO THE RELEASES SET FORTH IN ARTICLE VIII.D OF THE

PREPACKAGED PLAN. THE ELECTION TO WITHHOLD CONSENT TO GRANT SUCH RELEASE IS AT YOUR OPTION. BY OPTING OUT OF THE RELEASES SET FORTH IN ARTICLE VIII.D OF THE PREPACKAGED PLAN, YOU WILL FOREGO THE BENEFIT OF OBTAINING THE RELEASES SET FORTH IN ARTICLE VIII OF THE PREPACKAGED PLAN IF YOU ARE A RELEASED PARTY IN CONNECTION THEREWITH.
Article VIII.D of the Prepackaged Plan provides for the Third-Party Release:
NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, AS OF THE EFFECTIVE DATE, EACH RELEASING PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, OR BECAUSE OF THE FOREGOING ENTITIES, IS DEEMED TO HAVE RELEASED AND DISCHARGED EACH DEBTOR, REORGANIZED DEBTOR, AND RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF ANY OF THE DEBTORS, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE MANAGEMENT, OWNERSHIP OR OPERATION THEREOF), THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE DEBTORS’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, ANY AVOIDANCE ACTIONS (BUT EXCLUDING AVOIDANCE ACTIONS BROUGHT AS COUNTERCLAIMS OR DEFENSES TO CLAIMS ASSERTED AGAINST THE DEBTORS), INTERCOMPANY TRANSACTIONS, THE CHAPTER 11 CASES, THE TSA, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, ENTRY INTO OR FILING OF, AS APPLICABLE, THE TSA AND RELATED PREPETITION TRANSACTIONS, THE DEFINITIVE DOCUMENTS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, OR ANY RESTRUCTURING TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE TSA, THE MERGER AGREEMENT, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE, DISTRIBUTION OR CONVERSION OF SECURITIES PURSUANT TO THE MERGER AGREEMENT, THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, INCLUDING THE MERGER AGREEMENT, OR UPON ANY OTHER RELATED ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE MERGER AGREEMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, INCLUDING THE ASSUMPTION OF THE INDEMNIFICATION PROVISIONS AS SET FORTH IN THE PLAN.
ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND, FURTHER, SHALL CONSTITUTE THE COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS: (A) CONSENSUAL; (B) ESSENTIAL TO THE CONFIRMATION OF THE PLAN; (C) GIVEN IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (D) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD-PARTY RELEASE; (E) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (F) FAIR, EQUITABLE, AND

REASONABLE; (G) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (H) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE.
IMPORTANT INFORMATION REGARDING THE THIRD-PARTY RELEASE:
UNDER THE PREPACKAGED PLAN, “RELEASED PARTY” MEANS, COLLECTIVELY, AND SOLELY IN ITS CAPACITY AS SUCH: (I)(A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (I)(A) AND (I)(B), EACH OF SUCH ENTITY’S CURRENT AND FORMER AFFILIATES; AND (D) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (I)(A) THROUGH (I)(C), EACH OF SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, MANAGED ACCOUNTS OR FUNDS, FUND ADVISORS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS; AND (II) (A) EACH HOLDER OF A RBL CLAIM; (B) EACH CONSENTING NOTEHOLDER; (C) THE RBL AGENT; (D) EACH TRUSTEE; (E) THE CONSENTING SHAREHOLDERS; (F) BCEI; (G) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (II)(A) THROUGH (II)(F), EACH OF SUCH ENTITY’S CURRENT AND FORMER AFFILIATES; AND (H) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (II)(A) THROUGH (II)(G), EACH OF SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, INVESTMENT ADVISORS, INVESTMENT COMMITTEE MEMBERS, SPECIAL COMMITTEE MEMBERS, AFFILIATED INVESTMENT FUNDS OR INVESTMENT VEHICLES, MANAGED ACCOUNTS OR FUNDS, PARTICIPANTS, MANAGEMENT COMPANIES, FUND ADVISORS OR MANAGERS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS OR ADVISORS; PROVIDED THAT FOR PURPOSES OF THIS DEFINITION, IN NO EVENT SHALL “AFFILIATE” INCLUDE ANY ENTITY THAT IS NOT DIRECTLY OR INDIRECTLY, CONTROLLED BY, OR UNDER COMMON CONTROL WITH, THE PARTY OF WHICH SUCH ENTITY IS AN AFFILIATE; PROVIDED, FURTHER, THAT ANY HOLDER OF A CLAIM OR INTEREST THAT OPTS OUT OF, OR OBJECTS TO, THE RELEASES CONTAINED IN THE PLAN SHALL NOT BE A “RELEASED PARTY”. UNDER THE PREPACKAGED PLAN, “RELEASING PARTY” MEANS EACH OF THE FOLLOWING, SOLELY IN ITS CAPACITY AS SUCH: (A) EACH HOLDER OF A RBL CLAIM; (B) EACH CONSENTING NOTEHOLDER; (C) THE RBL AGENT; (D) EACH TRUSTEE; (E) EACH CONSENTING SHAREHOLDER; (F) ALL HOLDERS OF CLAIMS OR INTERESTS WHO VOTE TO ACCEPT OR ARE DEEMED TO ACCEPT THE PLAN; (G) ALL HOLDERS OF CLAIMS OR INTERESTS WHO ARE ELIGIBLE TO VOTE, BUT ABSTAIN FROM VOTING ON THE PLAN AND WHO DO NOT OPT OUT OF THE RELEASES PROVIDED BY THE PLAN; (H) ALL HOLDERS OF CLAIMS OR INTERESTS WHO VOTE TO REJECT OR ARE DEEMED TO REJECT THE PLAN AND WHO DO NOT OPT OUT OF THE RELEASES PROVIDED BY THE PLAN; (I) WITH RESPECT TO THE FOREGOING CLAUSES (A) THROUGH (H), EACH SUCH ENTITY AND ITS CURRENT AND FORMER AFFILIATES; AND (J) WITH RESPECT TO THE FOREGOING CLAUSES (A) THROUGH (I), EACH SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, INVESTMENT ADVISORS, INVESTMENT COMMITTEE MEMBERS, SPECIAL COMMITTEE MEMBERS, AFFILIATED INVESTMENT FUNDS OR INVESTMENT VEHICLES, MANAGED ACCOUNTS OR FUNDS, PARTICIPANTS, MANAGEMENT COMPANIES, FUND ADVISORS OR MANAGERS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS OR

ADVISORS; PROVIDED, THAT ANY HOLDER OF A CLAIM OR INTEREST THAT VALIDLY OPTS OUT OF, OR OBJECTS TO, THE RELEASES CONTAINED IN THE PLAN SHALL NOT BE A “RELEASING PARTY”.
Article VIII.E of the Prepackaged Plan provides for an exculpation of certain parties (the “Exculpation”):
EFFECTIVE AS OF THE EFFECTIVE DATE, WITHOUT AFFECTING OR LIMITING EITHER THE DEBTOR RELEASE OR THE THIRD-PARTY RELEASE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, NO EXCULPATED PARTY SHALL HAVE OR INCUR LIABILITY FOR, AND EACH EXCULPATED PARTY IS RELEASED AND EXCULPATED FROM, ANY CAUSE OF ACTION FOR ANY CLAIM RELATED TO ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, ENTRY INTO, OR FILING OF, AS APPLICABLE, THE MERGER AGREEMENT, THE TSA AND RELATED PREPETITION TRANSACTIONS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, OR ANY RESTRUCTURING TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT, THE TSA, THE DEFINITIVE DOCUMENTS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE, DISTRIBUTION OR CONVERSION OF SECURITIES PURSUANT TO THE MERGER AGREEMENT, THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR UPON ANY OTHER RELATED ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, EXCEPT FOR CLAIMS RELATED TO ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN.
THE EXCULPATED PARTIES AND OTHER PARTIES SET FORTH ABOVE HAVE, AND UPON CONFIRMATION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.
IMPORTANT INFORMATION REGARDING THE EXCULPATION:
UNDER THE PREPACKAGED PLAN, “EXCULPATED PARTIES” MEANS, COLLECTIVELY, EACH OF THE FOLLOWING, SOLELY IN ITS CAPACITY AS SUCH: (I)(A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (I)(A) AND (I)(B), EACH OF SUCH ENTITY’S CURRENT AND FORMER AFFILIATES; AND (D) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (I)(A) THROUGH (I)(C), EACH OF SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, MANAGED ACCOUNTS OR FUNDS, FUND ADVISORS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS; AND (II)(A) THE CONSENTING NOTEHOLDERS; (B) EACH TRUSTEE, (C) THE CONSENTING SHAREHOLDERS; (D) BCEI; (E) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (II)(A) THROUGH (II)(D), EACH OF SUCH ENTITY’S CURRENT AND FORMER AFFILIATES; AND (F) WITH RESPECT TO EACH OF THE FOREGOING

PARTIES IN CLAUSES (II)(A) THROUGH (II)(E), EACH OF SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, MANAGED ACCOUNTS OR FUNDS, FUND ADVISORS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, INVESTMENT ADVISORS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS.
Article VIII.F of the Prepackaged Plan establishes an injunction (the “Injunction”):
EFFECTIVE AS OF THE EFFECTIVE DATE, PURSUANT TO SECTION 524(A) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER OR FOR OBLIGATIONS ISSUED OR REQUIRED TO BE PAID PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED, DISCHARGED, OR ARE SUBJECT TO EXCULPATION ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, THE EXCULPATED PARTIES, OR THE RELEASED PARTIES: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE EFFECTIVE DATE, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.
[Remainder of page intentionally left blank.]

Item 4. Certification as to Transcription of Information from Item 4 of the Beneficial Holder Ballots as to Class 4 Notes Claims Voted Through Other Ballots. The undersigned certifies that it has transcribed in the following table the information, if any, that the Beneficial Holders have provided in Item 4 of the Beneficial Holder Ballot, identifying any Class 4 Notes Claims for which such Beneficial Holders have submitted other Ballots (other than to the undersigned):
Your Customer Account Number for Each Beneficial Holder That Completed Item 4 of the Beneficial Holder Ballot	TRANSCRIBE FROM ITEM 4 OF THE BENEFICIAL HOLDER BALLOTS:
	CUSIP of Class 4 Notes Claims Voted through Other Nominee	Beneficial Holder’s Customer Account Number at Other Nominee	Name of Other Nominee	Principal Amount of Class 4 Notes Voted Through Other Nominee (indicate in $)
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
Item 5. Certifications.
By signing this Master Ballot, the undersigned certifies that:
1.
(i) it has received a copy of the Registration Statement Documents, the Prepackaged Plan, the Beneficial Holder Ballot, and the Solicitation Package, and acknowledges that the solicitation, including the election with respect to the Third-Party Release, is being made pursuant to the terms and conditions set forth therein, and has delivered the same to the Beneficial Holders holding Class 4 Notes Claims through the undersigned; (ii) it has received a completed and signed Beneficial Holder Ballot (or other customary means of transmitting a vote) from each such Beneficial Holder; (iii) it is the registered Holder of the securities being voted, or is the agent thereof; and (iv) it has been authorized by each such Beneficial Holder to vote on the Prepackaged Plan and to make applicable elections;

2.
it has properly disclosed: (i) the number of Beneficial Holders holding Class 4 Notes Claims through the undersigned; (ii) the respective amounts of Class 4 Notes Claims owned by each Beneficial Holder; (iii) each such Beneficial Holder’s respective vote concerning the Prepackaged Plan; and (iv) the customer account or other identification number for each such Beneficial Holder;

3.
if it is a Beneficial Holder and uses this Master Ballot to vote the undersigned’s Class 4 Notes Claims, it confirms and attests to each of the certifications in Item 5 of the applicable Beneficial Holder Ballot;

4.
each such Beneficial Holder has certified to it, or an intermediary Nominee, as applicable, that the Beneficial Holder is eligible to vote on the Prepackaged Plan; and

5.
it will maintain the Beneficial Holder Ballots and evidence of separate transactions returned by the Beneficial Holders (whether properly completed or defective) for at least one year after the Voting Deadline, and disclose all such information to the Bankruptcy Court or the Debtors, as the case may be, if so ordered.

[Remainder of page intentionally left blank]

Item 6. Holder Information and Signature.
BALLOT COMPLETION INFORMATION — COMPLETE THIS SECTION
Nominee Name:

Participant Number:

Name of Agent for Nominee:

Signature:

Signatory Name (if other than Nominee):

Title:

Address:

Email Address:

Telephone:

Date Completed:

PLEASE COMPLETE, SIGN, AND DATE THIS MASTER BALLOT AND RETURN IT PROMPTLY!
THIS MASTER BALLOT MUST BE COMPLETED, EXECUTED, AND RETURNED BY ONE OF THE FOLLOWING RETURN METHODS SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT PRIOR TO THE VOTING DEADLINE:
(I)
VIA FIRST CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY TO THE ADDRESS SET FORTH BELOW

HIGHPOINT RESOURCES
C/O EPIQ CORPORATE RESTRUCTURING, LLC
10300 SW ALLEN BOULEVARD, BEAVERTON, OR 97005
OR
(II)
VIA EMAIL (ATTACHING A SCANNED PDF OF THE FULLY EXECUTED MASTER BALLOT) TO TABULATION@EPIQGLOBAL.COM AND REFERENCING “HIGHPOINT MASTER BALLOT”.

PLEASE CHOOSE ONLY ONE METHOD TO RETURN THIS MASTER BALLOT. IF YOU WOULD LIKE TO COORDINATE HAND DELIVERY OF YOUR MASTER BALLOT, PLEASE SEND AN EMAIL TO TABULATION@EPIQGLOBAL.COM AT LEAST 24 HOURS BEFORE YOUR ARRIVAL AT THE ADDRESS ABOVE AND PROVIDE THE ANTICIPATED DATE AND TIME OF YOUR DELIVERY OF THIS MASTER BALLOT MUST BE RECEIVED BEFORE THE VOTING DEADLINE.
EMAIL: TABULATION@EPIQGLOBAL.COM

MASTER BALLOT INSTRUCTIONS
1.
To have the votes of your Beneficial Holders count, you should deliver the Beneficial Holder Ballots and the Solicitation Package to each Beneficial Holder with clear instructions on when to return such Beneficial Holder Ballots to you to allow you to complete and return this Master Ballot so that the Voting Agent actually receives it prior to the Voting Deadline. Your Beneficial Holders’ votes will not be counted until you properly complete and timely deliver a corresponding Master Ballot to the Voting Agent.

2.
If it is your standard and accepted practice to collect votes from Beneficial Holders via voter information form, e-mail, telephone or other customary means, you are authorized to follow such customary practices to collect votes on the Prepackaged Plan from the Beneficial Holders in lieu of a Beneficial Holder Ballot.

3.
The Prepackaged Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by (i) the Holders of two-thirds of the aggregate principal amount and more than one-half in number of the Claims and (ii) the Holders of two-thirds of the aggregate Interests voted in each Class that votes on the Prepackaged Plan and if the Prepackaged Plan otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Prepackaged Plan if it finds that the Prepackaged Plan (a) provides fair and equitable treatment to, and does not discriminate unfairly against, the Class or Classes rejecting it and (b) otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

4.
With regard to any Beneficial Holder Ballots returned to you, to have the vote of your Beneficial Holders count, you must: (a) retain such Beneficial Holder Ballots in your files and transfer the requested information from each such Beneficial Holder Ballot onto this Master Ballot; (b) sign, date and otherwise execute this Master Ballot; and (c) deliver this Master Ballot to the Voting Agent prior to the Voting Deadline in accordance with the instructions on this Master Ballot.

5.
If this Master Ballot is received after the Voting Deadline, it will not be counted, unless the Debtors determine otherwise or as permitted by the Bankruptcy Court. The method of delivery of this Master Ballot to the Voting Agent is at your election and risk.

6.
If you deliver multiple Master Ballots to the Voting Agent with respect to the same accounts, as applicable, the last properly executed Master Ballot timely received will supersede and revoke any earlier received Master Ballot.

7.
Please keep any records of the Beneficial Holder Ballots received from Beneficial Holders for at least one year after the Voting Deadline (or such other date as is set by subsequent Bankruptcy Court order). You may be ordered to produce the Beneficial Holder Ballots to the Debtors or the Bankruptcy Court.

8.
If you are both the Nominee and Beneficial Holder (i.e., you hold your Notes through one of the securities clearinghouses in your own name), and you wish to vote such Class 4 Notes Claims for which you are a Beneficial Holder, please return a Master Ballot for such Class 4 Notes Claims.

9.
This Master Ballot is not a letter of transmittal for the Exchange Offers and may not be used for any purpose other than to vote to accept or reject the Prepackaged Plan. Accordingly, at this time, creditors and shareholders should not surrender certificates or instruments representing or evidencing their Claims or Interests, and neither the Debtors nor the Voting Agent will accept delivery of any such certificates or instruments surrendered together with this Master Ballot.

10.
This Master Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim.

11.
Please be sure to sign and date this Master Ballot. If you are signing this Master Ballot in your capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation, or otherwise acting in a fiduciary or representative capacity, you should indicate such capacity when signing and, if requested by the Voting Agent or the Debtors, must submit proper evidence of such capacity to the requesting party. In addition, please provide your name and mailing address if it is different from that set forth on the attached mailing label or if no such mailing label is attached to this Master Ballot.
12.
The following Master Ballots, as applicable, shall not be counted in determining the acceptance or rejection of the Prepackaged Plan: (a) Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (b) Master Ballot not actually received by the Voting Agent before the Voting Deadline, unless the Debtors determine otherwise or as permitted by the Bankruptcy Court; (c) any unsigned Master Ballot; (d) any individual vote that partially rejects and partially accepts the Prepackaged Plan; (e) any individual vote not marked to either accept or reject the Prepackaged Plan, or marked to both accept and reject the Prepackaged Plan; and (f) any Master Ballot superseded by a later, timely submitted valid Master Ballot.

PLEASE DELIVER YOUR MASTER BALLOT PROMPTLY!
IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR
THE PROCEDURE FOR VOTING ON THE PREPACKAGED PLAN, OR IF YOU HAVE RECEIVED A DAMAGED MASTER BALLOT OR HAVE LOST YOUR MASTER BALLOT, OR IF YOU NEED ADDITIONAL COPIES OF THE BENEFICIAL HOLDER BALLOTS AND/OR MASTER BALLOT, REGISTRATION STATEMENT DOCUMENTS,
PREPACKAGED PLAN, OR OTHER RELATED MATERIALS,
PLEASE CONTACT THE VOTING AGENT BY EMAILING TABULATION@EPIQGLOBAL.COM AND REFERENCE “HIGHPOINT MASTER BALLOT” IN THE SUBJECT LINE OR BY CALLING (646) 282-2500 AND ASK TO SPEAK WITH A MEMBER OF THE SOLICITATION TEAM.
PLEASE BE ADVISED THAT THE VOTING AGENT IS NOT AUTHORIZED TO PROVIDE, AND WILL NOT PROVIDE, LEGAL ADVICE
[Remainder of Page Intentionally Left Blank]

Exhibit A
Please be certain to check only one box below to indicate the CUSIP and/or ISIN to which this Master Ballot pertains. If you hold or are a Nominee for Beneficial Holders of 7% Notes and 8.75% Notes, you must submit a Master Ballot for each series of notes separately. If you check more than one CUSIP and/or ISIN, you risk having all votes conveyed through this Master Ballot deemed invalid.
Class 4 — Notes Claims
☐	7% Notes	CUSIP – 06846NAD6 ISIN – US06846NAD66
☐	8.75% Notes	CUSIP – 06846NAF1 ISIN – US06846NAF15

ANNEX K
HighPoint Resources Corporation
Class 4 — Notes Claims Beneficial Holder Ballot
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS ACCOMPANYING THIS BENEFICIAL HOLDER BALLOT.
IMPORTANT: NO CHAPTER 11 CASES HAVE BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS BALLOT. IN THE EVENT THE MINIMUM PARTICIPATION CONDITION AND THE OTHER CONDITIONS FOR THE OUT-OF-COURT RESTRUCTURING ARE NOT SATISFIED OR WAIVED, OR AN IN-COURT RESTRUCTURING IS OTHERWISE NECESSARY OR APPROPRIATE, THE DEBTORS INTEND TO FILE CHAPTER 11 CASES AND SEEK CONFIRMATION OF THE PREPACKAGED PLAN BY THE BANKRUPTCY COURT SHORTLY THEREAFTER AS DESCRIBED IN GREATER DETAIL IN THE ACCOMPANYING PROSPECTUS AND THE DISCLOSURE STATEMENT.
CLASS 4 NOTES CLAIMS
BENEFICIAL HOLDER BALLOT FOR ACCEPTING OR REJECTING
THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION1

This “Beneficial Holder Ballot” is for use by Beneficial Holders2 holding Notes in “street name” through brokers, dealers, commercial banks, trust companies, or other agent nominees (each, a “Nominee”) as of February 1, 2021 (the “Voting Record Date”).
Please use this Beneficial Holder Ballot to cast your vote to accept or reject the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (as may be amended, modified or supplemented in accordance with its terms, the Prepackaged Plan”),3 which is being proposed by HighPoint Resources Corporation (the “Company”) and its affiliates that also intend to commence Chapter 11 Cases (collectively, the “Debtors”) if the conditions to the HighPoint out-of-court proposal, as discussed in the Registration Statement Documents that accompany this Beneficial Holder Ballot, are not met. The Prepackaged Plan is included as Annex I to the accompanying Prospectus of Bonanza Creek Energy, Inc., (“BCEI”) dated [        ], 2021, as may be amended, modified or supplemented (collectively, the “Prospectus”, together with the Disclosure Statement is referred to herein as the “Registration Statement Documents”). The Prepackaged Plan contemplates the consummation of certain comprehensive restructuring and recapitalization transactions whereby, among other things, a subsidiary of BCEI, will merge with and into the Company pursuant to a Merger Agreement (the “Merger”). The Merger Agreement is included as Exhibit B to the Disclosure Statement. The Prepackaged Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if the Prepackaged Plan (a) is accepted by the holders of two-thirds in amount and more than one-half in number of Claims or Interests in each Class that votes on the Prepackaged Plan, and (b) otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Prepackaged Plan if the Prepackaged Plan (a) provides fair and equitable treatment to, and does not discriminate unfairly against, the class(es) of claims or interests that rejected the Prepackaged Plan, in accordance with

1
The anticipated Debtors in these chapter 11 cases and the last four digits of each such Debtor’s taxpayer identification number are as follows: HighPoint Resources Corporation (0361); HighPoint Operating Corporation (0545); and Fifth Pocket Production, LLC (8360). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 80202.

2
A “Beneficial Holder” is a beneficial owner of Class 4 Notes whose Claims have not been satisfied prior to the Voting Record Date pursuant to court order or otherwise, as reflected in the records maintained by the Nominees (as defined herein) holding through the Depository Trust Company or other relevant security depository and/or the applicable indenture trustee, as of the Voting Record Date.

3
Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement Documents, or the Prepackaged Plan, as applicable.

section 1129(b) of the Bankruptcy Code, and (b) otherwise satisfies the requirements of sections 1129(a) and 1129(b) of the Bankruptcy Code.
Please carefully read the accompanying Registration Statement Documents and Prepackaged Plan and follow the enclosed instructions for completing this Beneficial Holder Ballot included in the package (the “Solicitation Package”). If you believe you have received this Beneficial Holder Ballot in error, have any questions regarding this Beneficial Holder Ballot, the enclosed voting instructions, or the procedures for voting, including voting instructions received from your Nominee, please contact your Nominee. If you need to obtain additional solicitation materials or have general questions about the Debtors’ solicitation of Plan votes, please contact Epiq Corporate Restructuring LLC, (the “Voting Agent”) by (i) calling the Voting Agent at (855) 914-4726 (toll free) or (503) 520-4495 (international), (ii) emailing Tabulation@epiqglobal.com and referencing “HighPoint Resources” in the subject line, (iii) visiting the Debtors’ restructuring website at https://dm.epiq11.com/HighPoint; and/or (iv) writing to the Voting Agent at HighPoint Resources, c/o Epiq Corporate Restructuring LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005. After the Debtors file the Chapter 11 Cases, you may also obtain copies of any pleadings filed with the Court for free by visiting the Debtors’ restructuring website, https://dm.epiq11.com/HighPoint, or for a fee via PACER at https://www.pacer.gov. You may wish to seek legal or other professional advice concerning the proposals related to the Prepackaged Plan.

•
IF YOU HAVE ANY QUESTIONS REGARDING THIS BENEFICIAL HOLDER BALLOT OR THE VOTING PROCEDURES, INCLUDING VOTING INSTRUCTIONS RECEIVED FROM YOUR NOMINEE, PLEASE CONTACT YOUR NOMINEE. IF YOU HAVE GENERAL QUESTIONS ABOUT THE DEBTORS’ SOLICITATION OF PLAN VOTES OR THE SOLICITATION MATERIALS YOU HAVE RECEIVED, OR YOU NEED TO OBTAIN ADDITIONAL SOLICITATION MATERIALS, PLEASE CONTACT THE DEBTORS’ VOTING AGENT BY (I) CALLING THE VOTING AGENT AT (855) 914-4726 (TOLL FREE) OR (503) 520-4495 (INTERNATIONAL), (II) EMAILING TABULATION@EPIQGLOBAL.COM AND REFERENCING “HIGHPOINT RESOURCES” IN THE SUBJECT LINE, (III) VISITING THE DEBTORS’ RESTRUCTURING WEBSITE AT HTTPS://DM.EPIQ11.COM/HIGHPOINT; AND/OR (IV) WRITING TO THE VOTING AGENT AT HIGHPOINT RESOURCES, C/O EPIQ CORPORATE RESTRUCTURING LLC, 10300 SW ALLEN BOULEVARD, BEAVERTON, OR 97005. AFTER THE DEBTORS FILE THE CHAPTER 11 CASES, YOU MAY ALSO OBTAIN COPIES OF ANY PLEADINGS FILED WITH THE COURT FOR FREE BY VISITING THE DEBTORS’ RESTRUCTURING WEBSITE, HTTPS://DM.EPIQ11.COM/HIGHPOINT, OR FOR A FEE VIA PACER AT HTTPS://WWW.PACER.GOV.

• PLEASE READ AND FOLLOW THE ENCLOSED VOTING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS BENEFICIAL HOLDER BALLOT.

•
THE MASTER BALLOT CAST ON YOUR BEHALF INCORPORATING YOUR VOTE SUBMITTED THROUGH THIS BENEFICIAL HOLDER BALLOT OR OTHERWISE (THE “MASTER BALLOT”, TOGETHER WITH THE BENEFICIAL HOLDER BALLOT, A “BALLOT”) MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE 5:00 P.M., EASTERN TIME (3:00 P.M. MOUNTAIN TIME), ON            (THE “VOTING DEADLINE”). IF THE VOTING AGENT DOES NOT RECEIVE YOUR PRE-VALIDATED BENEFICIAL HOLDER BALLOT OR THE MASTER BALLOT CONTAINING YOUR VOTE BEFORE THE VOTING DEADLINE, AND UNLESS THE DEBTORS DETERMINE OTHERWISE OR AS PERMITTED BY THE BANKRUPTCY COURT, YOUR VOTE WILL NOT BE COUNTED.

•
CONFIRMATION OF THE PREPACKAGED PLAN IS EXPRESSLY CONDITIONED UPON BANKRUPTCY COURT APPROVAL OF THE RELEASES BY RELEASING PARTIES (AS DESCRIBED BELOW AND LOCATED IN ARTICLE VIII OF THE PREPACKAGED PLAN), WHICH, IF APPROVED BY THE BANKRUPTCY COURT, WOULD PERMANENTLY ENJOIN HOLDERS OF CERTAIN CLAIMS AGAINST THIRD PARTIES FROM ASSERTING SUCH CLAIMS AGAINST SUCH NON-DEBTOR THIRD PARTIES. THE RELEASES BY RELEASING PARTIES, IF APPROVED, WILL BIND AFFECTED HOLDERS OF CLAIMS IN THE MANNER DESCRIBED IN ITEM 3 OF THIS BENEFICIAL HOLDER BALLOT.

[The CUSIP/ISIN information is included on Exhibit A hereto.]

• IF THE CHAPTER 11 CASES ARE FILED AND THE BANKRUPTCY COURT CONFIRMS THE PREPACKAGED PLAN, IT WILL BIND YOU REGARDLESS OF WHETHER YOU HAVE VOTED.

•
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE ACCOMPANYING REGISTRATION STATEMENT DOCUMENTS OR THE OTHER MATERIALS ACCOMPANYING THIS BENEFICIAL HOLDER BALLOT.

All Holders of Class 4 Notes Claims should submit this Beneficial Holder Ballot in order to have their votes and elections counted in accordance with the Solicitation Procedures before the Voting Deadline.
HOW TO VOTE
1. COMPLETE ITEM 1, ITEM 2, AND ITEM 4.
2. REVIEW THE RELEASES CONTAINED IN ITEM 3 AND THE CERTIFICATIONS CONTAINED IN ITEM 5.
3. SIGN AND DATE YOUR BENEFICIAL HOLDER BALLOT. (PLEASE PROVIDE YOUR NAME AND MAILING ADDRESS IN THE SPACE PROVIDED ON THIS BENEFICIAL HOLDER BALLOT.4)
4. RETURN THE BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE5 IN ACCORDANCE WITH YOUR NOMINEE’S INSTRUCTIONS.

5.
IF YOU HOLD NOTES IN MULTIPLE ACCOUNTS, YOU MUST SUBMIT A BENEFICIAL HOLDER BALLOT FOR EACH SUCH ACCOUNT FOR WHICH YOUR CLAIMS ARE HELD. IF YOU HOLD 7% NOTES AND 8.75% NOTES, YOU MUST SUBMIT A BENEFICIAL HOLDER BALLOT FOR EACH SERIES OF NOTES SEPARATELY. SIMILARLY, IF YOU HOLD A CLAIM OR INTEREST IN MORE THAN ONE CLASS ENTITLED TO VOTE, YOU MUST SUBMIT A SEPARATE BENEFICIAL HOLDER BALLOT FOR EACH SUCH CLAIM OR INTEREST.

6. YOU MUST VOTE ALL OF YOUR CLASS 4 NOTES CLAIMS EITHER TO ACCEPT OR REJECT THE PREPACKAGED PLAN, AND MAY NOT SPLIT YOUR VOTE.
7. IF YOU HOLD NOTES IN YOUR OWN NAME THROUGH DTC (I.E., AS BOTH A BENEFICIAL HOLDER AND NOMINEE), PLEASE USE A MASTER BALLOT TO SUBMIT YOUR VOTE.
OTHER IMPORTANT INFORMATION

1.
Any Beneficial Holder Ballot submitted that is incomplete or illegible, indicates unclear or inconsistent votes with respect to the Prepackaged Plan or is improperly signed and returned will NOT be counted unless the Debtors determine otherwise.

4
If you are signing this Beneficial Holder Ballot in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, or officer of a corporation or otherwise acting in a fiduciary or representative capacity, you must indicate such capacity when signing and, if required or requested by the Voting Agent, the Debtors, the Debtors’ proposed counsel, or the Bankruptcy Court, you must submit proper evidence to the requesting party of authority to so act on behalf of such holder.

5
“Nominee” means the broker, dealer, commercial bank, trust company, savings, and loan, financial institution, or other such party whose name your beneficial ownership in Class 4 Notes Claims is registered or held of record on our behalf as of the Voting Record Date.

2.
To vote, you must submit your vote to your Nominee in accordance with your Nominee’s instructions by a date determined by your Nominee and in sufficient time for your Nominee to then forward a Master Ballot containing your vote to the Voting Agent so that it is ACTUALLY RECEIVED by the Voting Agent on or before the Voting Deadline by one of the methods described above. The “Voting Deadline” is 5:00 p.m., Eastern Time (3:00 p.m Mountain Time), on            . Your Nominee may collect your vote through this Beneficial Holder Ballot or through other customary means of collecting votes including (but not limited to) via voter information form “VIF”, e-mail, or telephone in lieu of this Beneficial Holder Ballot.

3.
Any vote received by the Voting Agent after the Voting Deadline will not be counted with respect to acceptance or rejection of the Prepackaged Plan, as applicable, unless the Debtors determine otherwise. Subject to the Transaction Support Agreement, no vote may be withdrawn or modified after the Voting Deadline without the Debtors’ prior consent and/or permission of the Bankruptcy Court.

4.
Except as otherwise provided herein, delivery to the Voting Agent of a Master Ballot reflecting your vote will be deemed to have occurred only when the Voting Agent actually receives the executed Master Ballot, as applicable. In all cases, you should allow sufficient time to assure timely delivery of your vote to your Nominee for purposes of incorporating your vote into a Master Ballot to be submitted to the Voting Agent by the Voting Deadline.

5.
If, as of the Voting Record Date, you held Claims or Interests in more than one voting Class under the Prepackaged Plan, you must submit a separate Ballot for each Class of Claims or Interests. You must also submit more than one Beneficial Holder Ballot if, as of the Voting Record Date, you held Notes Claims through one or more affiliated funds, in which case the vote cast by each such affiliated fund will be counted separately. Separate Claims or Interests held by affiliated funds in a particular Class shall not be aggregated, and the vote of each such affiliated fund related to its Claims or Interests shall be treated as a separate vote to accept or reject the Prepackaged Plan (as applicable).

6.
If you deliver multiple votes to your Nominee with respect to the same Notes, ONLY the last properly executed Beneficial Holder Ballot or other voting instruction timely received will be deemed to reflect your intent and will supersede and revoke any prior Beneficial Holder Ballot(s) and votes. For the avoidance of doubt, all prior Beneficial Holder Ballots submitted by you prior to the Beneficial Holder Ballot last received by your Nominee will be deemed null and void.

7. This Beneficial Holder Ballot does not constitute, and shall not be deemed to be, a Proof of Claim, or an assertion or admission of a Claim, in the Debtors’ Chapter 11 Cases.

8.
You should not rely on any information, representations, or inducements made to obtain an acceptance of the Prepackaged Plan that are other than as set forth in, or are inconsistent with, the information contained in the Registration Statement Documents, the documents attached to or incorporated in the Registration Statement Documents and the Prepackaged Plan.

YOU SHOULD SUBMIT YOUR VOTE
(WHETHER THROUGH BENEFICIAL HOLDER BALLOT OR OTHERWISE)
TO YOUR NOMINEE WITH SUFFICIENT TIME FOR YOUR NOMINEE
TO RECEIVE YOUR BALLOT, COMPLETE A MASTER BALLOT, AND
TRANSMIT THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS
ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

Item 1.   Principal Amount of Class 4 Notes Claims.
The undersigned hereby certifies that, as of the Voting Record Date, it was the Beneficial Holder, or authorized signatory for a Beneficial Holder, of Class 4 Notes with the CUSIP and/or ISIN number set forth in Exhibit A hereto in the following aggregate principal amount. (In the box below, please insert the applicable principal amount of Notes held in the CUSIP and/or ISIN selected on Exhibit A hereto. If your Class 4 Notes Claims are held on your behalf through a Nominee and you do not know the amount of your Class 4 Notes Claim, please contact your Nominee for this information without delay.)

Aggregate Principal Amount Held by Beneficial Holder
(indicate in dollars ($))
Please be certain to check only one box on Exhibit A attached to Beneficial Holder Ballot to indicate the CUSIP and/or ISIN to which this Beneficial Holder Ballot pertains. If you check more than one CUSIP and/or ISIN, you risk having your vote deemed invalid.
Item 2.   Vote of Class 4 Notes Claims.
The Beneficial Holder of the Class 4 Notes Claims set forth in Item 1 votes to
(please check only one):
Accept the Prepackaged Plan ☐	Reject the Prepackaged Plan ☐
Item 3.   Releases.
Article VIII.C of the Prepackaged Plan provides for a release by the Debtors (the “Debtor Release”):
NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, ON AND AFTER THE EFFECTIVE DATE, EACH RELEASED PARTY IS DEEMED RELEASED AND DISCHARGED BY EACH AND ALL OF THE DEBTORS, THE REORGANIZED DEBTORS, AND THEIR ESTATES, IN EACH CASE ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF ANY OF THE DEBTORS, THAT THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR ESTATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY, OR THAT ANY HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY COULD HAVE ASSERTED ON BEHALF OF THE DEBTORS, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE MANAGEMENT, OWNERSHIP, OR OPERATION THEREOF), THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE MERGER AGREEMENT, THE DEBTORS’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, ANY AVOIDANCE ACTIONS (BUT EXCLUDING AVOIDANCE ACTIONS BROUGHT AS COUNTERCLAIMS OR DEFENSES TO CLAIMS ASSERTED AGAINST THE DEBTORS), INTERCOMPANY TRANSACTIONS, THE CHAPTER 11 CASES, THE TSA, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, ENTRY INTO, OR FILING OF, AS APPLICABLE, THE MERGER AGREEMENT, THE TSA AND RELATED PREPETITION TRANSACTIONS, THE DEFINITIVE DOCUMENTS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, OR ANY RESTRUCTURING TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT, THE TSA, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE, DISTRIBUTION, OR CONVERSION OF SECURITIES PURSUANT

TO THE MERGER AGREEMENT, THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, INCLUDING THE MERGER AGREEMENT, OR UPON ANY OTHER RELATED ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE MERGER AGREEMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, INCLUDING THE ASSUMPTION OF THE INDEMNIFICATION PROVISIONS AS SET FORTH IN THE PLAN.
ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE COURT’S FINDING THAT THE DEBTOR RELEASE IS: (A) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES, INCLUDING, WITHOUT LIMITATION, THE RELEASED PARTIES’ CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING AND IMPLEMENTING THE PLAN; (B) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (C) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (D) FAIR, EQUITABLE, AND REASONABLE; (E) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (F) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.
Important information regarding the Third-Party Release.
The Prepackaged Plan contains a series of releases that are part of the overall restructuring set forth in the Prepackaged Plan and described in greater detail in the Registration Statement Documents. In that respect, parties should be aware that, if the Prepackaged Plan is confirmed and the Effective Date occurs, certain parties will be getting releases and certain parties will be giving releases as set forth in Article VIII of the Prepackaged Plan. For your convenience, excerpts of the release provisions from the Prepackaged Plan are set forth below, however, you should carefully read the Registration Statement Documents and the Prepackaged Plan this Ballot accompanies with respect to the releases.
If you do not consent to the releases contained in the Prepackaged Plan and the related injunction, you may elect not to grant such releases but only if you affirmatively elect to “opt out” of being a Releasing Party by completing the “opt out” form below and timely returning this Ballot in advance of the Voting Deadline. AS A “RELEASING PARTY” UNDER THE PREPACKAGED PLAN, YOU ARE DEEMED TO PROVIDE THE RELEASES CONTAINED IN ARTICLE VIII.D OF THE PREPACKAGED PLAN, AS SET FORTH ABOVE. YOU MAY ELECT NOT TO GRANT THE RELEASE CONTAINED IN ARTICLE VIII.D OF THE PREPACKAGED PLAN ONLY IF YOU CHECK THE BOX BELOW AND SUBMIT THE BALLOT BY THE VOTING DEADLINE. IN ALL OTHER CASES, YOU WILL BE DEEMED TO CONSENT TO THE RELEASES SET FORTH IN ARTICLE VIII.D OF THE PREPACKAGED PLAN. THE ELECTION TO WITHHOLD CONSENT TO GRANT SUCH RELEASE IS AT YOUR OPTION. BY OPTING OUT OF THE RELEASES SET FORTH IN ARTICLE VIII.D OF THE PREPACKAGED PLAN, YOU WILL FOREGO THE BENEFIT OF OBTAINING THE RELEASES SET FORTH IN ARTICLE VIII OF THE PREPACKAGED PLAN IF YOU ARE A RELEASED PARTY IN CONNECTION THEREWITH.
Article VIII.D of the Prepackaged Plan provides for a third-party release by the Releasing Parties (the “Third-Party Release”):
NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, AS OF THE EFFECTIVE DATE, EACH RELEASING PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL

OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, OR BECAUSE OF THE FOREGOING ENTITIES, IS DEEMED TO HAVE RELEASED AND DISCHARGED EACH DEBTOR, REORGANIZED DEBTOR, AND RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF ANY OF THE DEBTORS, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE MANAGEMENT, OWNERSHIP OR OPERATION THEREOF), THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE DEBTORS’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, ANY AVOIDANCE ACTIONS (BUT EXCLUDING AVOIDANCE ACTIONS BROUGHT AS COUNTERCLAIMS OR DEFENSES TO CLAIMS ASSERTED AGAINST THE DEBTORS), INTERCOMPANY TRANSACTIONS, THE CHAPTER 11 CASES, THE TSA, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, ENTRY INTO OR FILING OF, AS APPLICABLE, THE TSA AND RELATED PREPETITION TRANSACTIONS, THE DEFINITIVE DOCUMENTS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, OR ANY RESTRUCTURING TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE TSA, THE MERGER AGREEMENT, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE, DISTRIBUTION OR CONVERSION OF SECURITIES PURSUANT TO THE MERGER AGREEMENT, THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, INCLUDING THE MERGER AGREEMENT, OR UPON ANY OTHER RELATED ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE MERGER AGREEMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, INCLUDING THE ASSUMPTION OF THE INDEMNIFICATION PROVISIONS AS SET FORTH IN THE PLAN.
ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND, FURTHER, SHALL CONSTITUTE THE COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS: (A) CONSENSUAL; (B) ESSENTIAL TO THE CONFIRMATION OF THE PLAN; (C) GIVEN IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (D) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD-PARTY RELEASE; (E) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (F) FAIR, EQUITABLE, AND REASONABLE; (G) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (H) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE.
IMPORTANT INFORMATION REGARDING THE THIRD-PARTY RELEASE:
UNDER THE PREPACKAGED PLAN, “RELEASED PARTY” MEANS, COLLECTIVELY, AND SOLELY IN ITS CAPACITY AS SUCH: (I)(A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (I)(A) AND (I)(B), EACH OF SUCH ENTITY’S CURRENT AND FORMER AFFILIATES; AND (D) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (I)(A) THROUGH (I)(C), EACH OF SUCH

PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, MANAGED ACCOUNTS OR FUNDS, FUND ADVISORS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS; AND (II) (A) EACH HOLDER OF A RBL CLAIM; (B) EACH CONSENTING NOTEHOLDER; (C) THE RBL AGENT; (D) EACH TRUSTEE; (E) THE CONSENTING SHAREHOLDERS; (F) BCEI; (G) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (II)(A) THROUGH (II)(F), EACH OF SUCH ENTITY’S CURRENT AND FORMER AFFILIATES; AND (H) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (II)(A) THROUGH (II)(G), EACH OF SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, INVESTMENT ADVISORS, INVESTMENT COMMITTEE MEMBERS, SPECIAL COMMITTEE MEMBERS, AFFILIATED INVESTMENT FUNDS OR INVESTMENT VEHICLES, MANAGED ACCOUNTS OR FUNDS, PARTICIPANTS, MANAGEMENT COMPANIES, FUND ADVISORS OR MANAGERS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS OR ADVISORS; PROVIDED THAT FOR PURPOSES OF THIS DEFINITION, IN NO EVENT SHALL “AFFILIATE” INCLUDE ANY ENTITY THAT IS NOT DIRECTLY OR INDIRECTLY, CONTROLLED BY, OR UNDER COMMON CONTROL WITH, THE PARTY OF WHICH SUCH ENTITY IS AN AFFILIATE; PROVIDED, FURTHER, THAT ANY HOLDER OF A CLAIM OR INTEREST THAT OPTS OUT OF, OR OBJECTS TO, THE RELEASES CONTAINED IN THE PLAN SHALL NOT BE A “RELEASED PARTY”. UNDER THE PREPACKAGED PLAN, “RELEASING PARTY” MEANS EACH OF THE FOLLOWING, SOLELY IN ITS CAPACITY AS SUCH: (A) EACH HOLDER OF A RBL CLAIM; (B) EACH CONSENTING NOTEHOLDER; (C) THE RBL AGENT; (D) EACH TRUSTEE; (E) EACH CONSENTING SHAREHOLDER; (F) ALL HOLDERS OF CLAIMS OR INTERESTS WHO VOTE TO ACCEPT OR ARE DEEMED TO ACCEPT THE PLAN; (G) ALL HOLDERS OF CLAIMS OR INTERESTS WHO ARE ELIGIBLE TO VOTE, BUT ABSTAIN FROM VOTING ON THE PLAN AND WHO DO NOT OPT OUT OF THE RELEASES PROVIDED BY THE PLAN; (H) ALL HOLDERS OF CLAIMS OR INTERESTS WHO VOTE TO REJECT OR ARE DEEMED TO REJECT THE PLAN AND WHO DO NOT OPT OUT OF THE RELEASES PROVIDED BY THE PLAN; (I) WITH RESPECT TO THE FOREGOING CLAUSES (A) THROUGH (H), EACH SUCH ENTITY AND ITS CURRENT AND FORMER AFFILIATES; AND (J) WITH RESPECT TO THE FOREGOING CLAUSES (A) THROUGH (I), EACH SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, INVESTMENT ADVISORS, INVESTMENT COMMITTEE MEMBERS, SPECIAL COMMITTEE MEMBERS, AFFILIATED INVESTMENT FUNDS OR INVESTMENT VEHICLES, MANAGED ACCOUNTS OR FUNDS, PARTICIPANTS, MANAGEMENT COMPANIES, FUND ADVISORS OR MANAGERS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS OR ADVISORS; PROVIDED, THAT ANY HOLDER OF A CLAIM OR INTEREST THAT VALIDLY OPTS OUT OF, OR OBJECTS TO, THE RELEASES CONTAINED IN THE PLAN SHALL NOT BE A “RELEASING PARTY”.
By checking the box below, the undersigned holder of a Class 4 Notes set forth in Item 1 elects to (optional):
☐
Opt Out of the Third-Party Release

Article VIII.E of the Prepackaged Plan provides for an exculpation of certain parties (the “Exculpation”):
EFFECTIVE AS OF THE EFFECTIVE DATE, WITHOUT AFFECTING OR LIMITING EITHER THE DEBTOR RELEASE OR THE THIRD-PARTY RELEASE, AND EXCEPT AS OTHERWISE

SPECIFICALLY PROVIDED IN THE PLAN, NO EXCULPATED PARTY SHALL HAVE OR INCUR LIABILITY FOR, AND EACH EXCULPATED PARTY IS RELEASED AND EXCULPATED FROM, ANY CAUSE OF ACTION FOR ANY CLAIM RELATED TO ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, ENTRY INTO, OR FILING OF, AS APPLICABLE, THE MERGER AGREEMENT, THE TSA AND RELATED PREPETITION TRANSACTIONS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, OR ANY RESTRUCTURING TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT, THE TSA, THE DEFINITIVE DOCUMENTS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE, DISTRIBUTION OR CONVERSION OF SECURITIES PURSUANT TO THE MERGER AGREEMENT, THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR UPON ANY OTHER RELATED ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, EXCEPT FOR CLAIMS RELATED TO ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN.
THE EXCULPATED PARTIES AND OTHER PARTIES SET FORTH ABOVE HAVE, AND UPON CONFIRMATION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.
Definitions Related to the Exculpation:
UNDER THE PREPACKAGED PLAN, “EXCULPATED PARTIES” MEANS, COLLECTIVELY, EACH OF THE FOLLOWING, SOLELY IN ITS CAPACITY AS SUCH: (I)(A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (I)(A) AND (I)(B), EACH OF SUCH ENTITY’S CURRENT AND FORMER AFFILIATES; AND (D) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (I)(A) THROUGH (I)(C), EACH OF SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, MANAGED ACCOUNTS OR FUNDS, FUND ADVISORS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS; AND (II)(A) THE CONSENTING NOTEHOLDERS; (B) EACH TRUSTEE, (C) THE CONSENTING SHAREHOLDERS; (D) BCEI; (E) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (II)(A) THROUGH (II)(D), EACH OF SUCH ENTITY’S CURRENT AND FORMER AFFILIATES; AND (F) WITH RESPECT TO EACH OF THE FOREGOING PARTIES IN CLAUSES (II)(A) THROUGH (II)(E), EACH OF SUCH PARTY’S CURRENT AND FORMER DIRECTORS, MANAGERS, OFFICERS, PRINCIPALS, MEMBERS, MANAGED ACCOUNTS OR FUNDS, FUND ADVISORS, EMPLOYEES, EQUITY HOLDERS (REGARDLESS OF WHETHER SUCH INTERESTS ARE HELD DIRECTLY OR INDIRECTLY), PREDECESSORS, SUCCESSORS, ASSIGNS, SUBSIDIARIES, AGENTS, ADVISORY BOARD MEMBERS, FINANCIAL ADVISORS, INVESTMENT ADVISORS, PARTNERS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, CONSULTANTS, REPRESENTATIVES, AND OTHER PROFESSIONALS.

Article VIII.F of the Prepackaged Plan establishes an injunction (the “Injunction”):
EFFECTIVE AS OF THE EFFECTIVE DATE, PURSUANT TO SECTION 524(A) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER OR FOR OBLIGATIONS ISSUED OR REQUIRED TO BE PAID PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED, DISCHARGED, OR ARE SUBJECT TO EXCULPATION ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, THE EXCULPATED PARTIES, OR THE RELEASED PARTIES: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE EFFECTIVE DATE, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.
Item 4.   Class 4 Notes Claims held in Additional Accounts
By completing and returning this Beneficial Holder Ballot, the Beneficial Holder of the Notes Claims identified in Item 1 certifies that (a) this Beneficial Holder Ballot is the only Beneficial Holder Ballot submitted for the Class 4 Notes Claims owned by such Beneficial Holder as indicated in Item 1, except for the Notes Claims identified in the following table (please use additional sheets of paper if necessary); and (b) all Beneficial Holder Ballots for Notes Claims submitted by the Beneficial Holder indicate the same vote to accept or reject the Plan that the Beneficial Holder has indicated in Item 2 of this Ballot. To be clear, if any Beneficial Holder holds Notes Claims through one or more Nominees, such Beneficial Holder must identify all Notes Claims held through each Nominee in the following table, and must confirm the same vote to accept or reject the Prepackaged Plan on all Beneficial Holder Ballots submitted.
ONLY COMPLETE THIS ITEM 4 IF YOU HAVE SUBMITTED OTHER BENEFICIAL HOLDER BALLOTS
CUSIP of Other Class 4 Notes Claims Voted by Beneficial Holder	Beneficial Holder’s Account Number with Other Nominee	Name of Nominee through which the Beneficial Holder Holds Other Class 4 Notes Claims	Principal Amount of Other Class 4 Notes Claims Voted through Other Nominee (indicate in $)

Item 5.   Certifications.
Upon execution of this Beneficial Holder Ballot, the undersigned certifies that:

1.
as of the Voting Record Date, it was the Beneficial Holder (or an authorized signatory for a Beneficial Holder) of the Class 4 Notes Claims set forth in Item 1 and Exhibit A;

2.
it is eligible to be treated as the Holder of the Class 4 Notes Claims set forth in Item 1 and Exhibit A for the purposes of voting on the Prepackaged Plan;

3.
it has received a copy of the Solicitation Package this Ballot accompanies and acknowledges that the solicitation, including the election with respect to the Third-Party Release, is being made pursuant to the terms and conditions set forth therein;

4.
it has not relied on any statement made or other information received from any person with respect to the Prepackaged Plan other than the information contained in the Solicitation Package materials;

5.
it has cast the same vote with respect to each of the Holder’s Class 4 Notes Claims;

6.
it understands the treatment provided for its Class 4 Notes Claims under the Prepackaged Plan;

7.
it understands the recoveries provided for in the Prepackaged Plan are expressly conditioned upon confirmation and consummation of the Prepackaged Plan;

8.
it acknowledges and agrees that the Debtors may make conforming changes to the Prepackaged Plan as may be reasonably necessary, subject to section 1127 of the Bankruptcy Code and in accordance with the terms and conditions set forth in the Transaction Support Agreement and the Merger Agreement; provided that the Debtors will not resolicit acceptances or rejections of the Prepackaged Plan in the event of such conforming changes unless otherwise required to by the Bankruptcy Court;

9.
it understands and acknowledges that only the last properly executed Beneficial Holder Ballot cast prior to the Voting Deadline with respect to the Class 4 Notes Claims set forth in Item 1 and Exhibit A will be counted, and, if any other Beneficial Holder Ballot has been previously cast with respect to the Class 4 Notes Claims set forth in Item 1, such other Beneficial Holder Ballot shall be deemed revoked;

10.
it understands and acknowledges that the securities being distributed pursuant to the Prepackaged Plan are not being distributed pursuant to a registration statement filed with the United States Securities and Exchange Commission, and that such securities will be acquired for the Holder’s own account and not with a view to any distribution of such securities in violation of the United States Securities Act of 1933, 15 U.S.C. §§ 77a — 77aa;

11.
as of the Voting Record Date, it (a) has not transferred any Claim or related to the Class 4 Notes Claims set forth in Item 1 and (b) has not granted any lien or encumbrance in the Class 4 Notes Claims set forth in Item 1 that precludes it from voting on the Prepackaged Plan or submitting this Ballot;

12.
it has full and complete authority to execute and submit this Beneficial Holder Ballot; and

13.
it understands and acknowledges that all authority conferred or agreed to be conferred pursuant to this Beneficial Holder Ballot, and every obligation of the Holder hereunder, shall be binding upon the transferees, successors, assigns, heirs, executors, administrators, and legal representatives of the Holder and shall not be affected by, and shall survive, the death or incapacity of such Holder.

Item 6.   Holder Information and Signature.
BENEFICIAL HOLDER BALLOT COMPLETION INFORMATION — COMPLETE THIS SECTION
Name of the
Beneficial Holder:

Signature:

Signatory Name (if other
than the Beneficial Holder):

Title:

Address:

Email Address:

Telephone Number:

Date Completed:

PLEASE COMPLETE, SIGN, AND DATE THIS BENEFICIAL HOLDER BALLOT AND RETURN IT
PROMPTLY TO YOUR NOMINEE ACCORDING TO YOUR NOMINEE’S INSTRUCTIONS.
IF YOU HOLD YOUR NOTES ON YOUR OWN BEHALF
(I.E., YOU ARE BOTH A BENEFICIAL HOLDER AND A NOMINEE),
USE THE MASTER BALLOT TO CONVEY YOUR VOTE.
THE MASTER BALLOT CAST ON YOUR BEHALF BY YOUR NOMINEE INCORPORATING YOUR VOTE MUST BE COMPLETED, EXECUTED, AND RETURNED SO THAT SUCH MASTER BALLOT IS ACTUALLY RECEIVED BY THE VOTING AGENT PRIOR TO THE VOTING DEADLINE

INSTRUCTIONS FOR COMPLETING THIS BENEFICIAL HOLDER BALLOT
1.
The Debtors are soliciting the votes of Holders of Class 4 Notes Claims with respect to the Prepackaged Plan. The Registration Statement Documents and the Prepackaged Plan are included in the packet this Beneficial Holder Ballot accompanies. Capitalized terms used and not defined herein have the meaning given to such terms in the Prepackaged Plan and the Registration Statement Documents, as applicable.

2.
The Prepackaged Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by (i) the Holders of two-thirds of the aggregate principal amount and more than one-half in number of the Claims and (ii) the Holders of two-thirds of the aggregate Interests voted in each Class that votes on the Prepackaged Plan and if the Prepackaged Plan otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Prepackaged Plan if it finds that the Prepackaged Plan (a) provides fair and equitable treatment to, and does not discriminate unfairly against, the Class or Classes rejecting it and (b) otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

3.
To ensure that your vote is counted, you must complete the Beneficial Holder Ballot and return it (or otherwise submit your vote to your Nominee in accordance with your Nominee’s instructions) to your Nominee by a date determined by your Nominee and in sufficient time for your Nominee to then receive your vote, complete a Master Ballot, and transmit the Master Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline. Notwithstanding the foregoing, you should follow the instructions of your Nominee to return your Beneficial Holder Ballot or cast a vote in accordance with such Nominee’s customary procedures. Any Beneficial Holder Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Voting Agent.

4.
Any vote received by the Voting Agent (including via a Nominee’s Master Ballot) after the Voting Deadline will not be counted unless the Debtors determine otherwise or as permitted by the Bankruptcy Court. Except as otherwise provided herein, such delivery will be deemed made only when the Voting Agent actually receives the executed Ballot or Master Ballot, as applicable. In all cases, Holders should allow sufficient time to assure timely delivery. No Ballot should be sent to the Debtors or the Debtors’ financial or legal advisors.

5.
If you deliver multiple Beneficial Holder Ballots to your Nominee, as applicable, the last properly executed Beneficial Holder Ballot timely received will supersede and revoke any earlier received Beneficial Holder Ballot.

6.
This Beneficial Holder Ballot is not a letter of transmittal for the Exchange Offers and may not be used for any purpose other than to vote to accept or reject the Prepackaged Plan. Accordingly, at this time, creditors and shareholders should not surrender certificates or instruments representing or evidencing their Claims or Interests, and neither the Debtors nor the Voting Agent will accept delivery of any such certificates or instruments surrendered together with this Beneficial Holder Ballot.

7.
This Beneficial Holder Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim.

8.
You may not split your vote on any matter to be voted on herein (e.g., you must vote all of your Claims or Interests within a particular Class either to accept or reject the Prepackaged Plan).

9.
If you hold Claims or Interests in more than one Class under the Prepackaged Plan, or in multiple accounts, you must submit one Beneficial Holder for each different Class or account. Each Beneficial Holder votes only your Claims or Interests indicated on that Beneficial Holder.

10.
Please be sure to sign and date this Beneficial Holder Ballot. If you are signing this Beneficial Holder Ballot in your capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation, or otherwise acting in a fiduciary or representative capacity, you should indicate such capacity when signing and, if requested by the Voting Agent or the Debtors, must submit proper evidence of such capacity to the requesting party. In addition, please provide your name and mailing address.
11.
The following Beneficial Holder Ballots, shall not be counted in determining the acceptance or rejection of the Prepackaged Plan: (a) any Beneficial Holder Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (b) any Beneficial Holder Ballot or Master Ballot not actually received by the Voting Agent before the Voting Deadline, unless the Debtors determine otherwise or as permitted by the Bankruptcy Court; (c) any unsigned Beneficial Holder Ballot; (d) any Beneficial Holder Ballot that partially rejects and partially accepts the Prepackaged Plan; (e) any Beneficial Holder Ballot not marked to either accept or reject the Prepackaged Plan, or marked to both accept and reject the Prepackaged Plan; and (f) any Beneficial Holder Ballot superseded by a later, timely submitted valid Beneficial Holder Ballot.

PLEASE COMPLETE, SIGN, AND DATE THIS BENEFICIAL HOLDER BALLOT AND RETURN IT PROMPTLY. THIS BENEFICIAL HOLDER BALLOT MUST BE COMPLETED, EXECUTED, AND RETURNED TO YOUR NOMINEE WITH SUFFICIENT TIME FOR YOUR NOMINEE TO INCORPORATE YOUR VOTE ON A MASTER BALLOT THAT IS SUBMITTED BY YOUR NOMINEE SO THAT IT IS ACTUALLY RECEIVED BY THE VOTING AGENT PRIOR TO , AT 5:00 P.M. EASTERN TIME (3:00 P.M. MOUNTAIN TIME) OR YOUR VOTE WILL NOT BE COUNTED.
IF YOU HAVE ANY QUESTIONS REGARDING THIS BENEFICIAL HOLDER BALLOT OR THE VOTING PROCEDURES, INCLUDING VOTING INSTRUCTIONS RECEIVED FROM YOUR NOMINEE, PLEASE CONTACT YOUR NOMINEE. IF YOU HAVE GENERAL QUESTIONS ABOUT THE DEBTORS’ SOLICITATION OF PLAN VOTES OR NEED ADDITIONAL COPIES OF SOLICITATION MATERIALS, PLEASE CONTACT THE VOTING AGENT BY TABULATION@EPIQGLOBAL.COM AND REFERENCING “HIGHPOINT RESOURCES” IN THE SUBJECT LINE, OR BY CALLING (855) 914-4726 (TOLL FREE) OR (503) 520-4495 (INTERNATIONAL).
PLEASE BE ADVISED THAT THE VOTING AGENT IS NOT AUTHORIZED TO PROVIDE, AND WILL NOT PROVIDE, LEGAL ADVICE.

Exhibit A
Please indicate the CUSIP and/or ISIN to which this Beneficial Holder Ballot pertains by checking the appropriate box below. If you hold 7% Notes and 8.75% Notes, you must submit a Beneficial Holder Ballot for each series of notes separately. Please be certain to check only one box. If you check more than one CUSIP and/or ISIN, you risk having your vote deemed invalid.
Class 4 – Notes Claims
□	7% Notes	CUSIP – 06846NAD6 ISIN – US06846NAD66
□	8.75% Notes	CUSIP – 06846NAF1 ISIN – US06846NAF15

ANNEX L

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K*
(Mark One)
☒
ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2019
or
☐
TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from        to
Commission file number 001-38435
HighPoint Resources Corporation
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	82-3620361 (IRS Employer Identification No.)
555 17th Street, Suite 3700
Denver, Colorado 80202
(Address of principal executive office, including zip code)
(303) 293-9100
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $.001 par value	HPR	New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. ☐ Yes   ☒ No
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. ☐ Yes   ☒ No
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes   ☐ No
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). ☒ Yes   ☐ No
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes   ☒ No
The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant as of June 30, 2019 was $197,315,478 (based on the closing price of $91.00 per share as of the last business day of the fiscal quarter ended June 30, 2019).
As of February 4, 2020, the registrant had 4,273,391 outstanding shares of $0.001 per share par value common stock.

*
This annual report on Form 10-K for the year ended December 31, 2019 originally filed with the SEC on February 26, 2020 has been updated to reflect the 1-for-50 reverse stock split effected by HighPoint Resources Corporation on October 30, 2020. The updated information contained herein is not an amendment to, or restatement of, the the registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 and does not modify or update the disclosures therein in any way, other than to reflect the reverse stock split. See Note 16 to the Consolidated Financial Statements for additional information.

DOCUMENTS INCORPORATED BY REFERENCE
The information required in Part III of this Annual Report on Form 10-K is incorporated by reference from the registrant’s definitive proxy statement for the registrant’s Annual Meeting of Stockholders to be held in May 2020 to be filed pursuant to Regulation 14A no later than 120 days after the end of the registrant’s fiscal year ended December 31, 2019.

GLOSSARY OF OIL, NATURAL GAS AND NGL TERMS
The following are abbreviations and definitions of certain terms used in this document, which are commonly used in the oil and gas industry:
Bbl.   Stock tank barrel, or 42 U.S. gallons liquid volume.
Bcf.   Billion cubic feet of natural gas.
Boe.   Barrel of oil equivalent, determined by converting gas volumes to barrels of oil equivalent using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.
Boe/d.   Boe per day.
Btu or British thermal unit.   The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
Completion.   Refers to installation of permanent equipment for production of oil or gas, or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.
Condensate.   A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.
Developed acreage.   The number of acres that are allocated or assignable to productive wells or wells capable of production.
Development well.   A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.
Dry hole or Dry well.   An exploratory, development, or extension well that proves to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.
EBITDAX.   Earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses.
EHS.   Environmental, Health and Safety.
Environmental Impact Statement.   A more detailed study of the potential direct, indirect and cumulative impacts of a federal project that is subject to public review and potential litigation.
EPA.   The United States Environmental Protection Agency.
E&P waste.   Exploration and production waste, intrinsic to oil and gas drilling and production operations.
Exploratory well.   A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir.
Field.   An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.
Gross acres or gross wells.   The total acres or wells, as the case may be, in which a working interest is owned.
Henry Hub.   The Erath, LA settlement point price as quoted in Platt’s Gas Daily.
Horizontal drilling.   A drill rig operation of drilling vertically to a defined depth and then mechanically steering the drill bit to drill horizontally within a designated zone typically defined as the prospective pay zone to be completed for oil and or gas.
Hydraulic fracturing.   The injection of water, sand and additives under pressure, usually down casing that is cemented in the wellbore, into prospective rock formations at depth to stimulate natural gas and oil production.

Identified drilling locations.   Total gross locations specifically identified and scheduled by management as an estimation of our multi-year drilling activities on existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors.
MBbls.   Thousand barrels of crude oil or other liquid hydrocarbons.
MBoe.   Thousand barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.
Mcf.   Thousand cubic feet of natural gas.
MMBbls.   Million barrels of crude oil or other liquid hydrocarbons.
MMBoe.   Million barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.
MMBtu.   Million British thermal units.
MMcf.   Million cubic feet of natural gas.
Mt. Belvieu.   The Mt. Belvieu, TX settlement point price as quoted by Oil Price Information Service.
Net acres or net wells.   The sum of the fractional working interest owned in gross acres or gross wells, as the case may be.
Net revenue interest.   An owner’s interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.
NGLs.   Natural gas liquids.
NWPL.   Northwest Pipeline Corporation price as quoted in Platt’s Inside FERC.
Percentage of proceeds contracts.   Under percentage of proceeds (POP) contracts, processors receive an agreed upon percentage of the actual proceeds of the sale of the dry natural gas and NGLs.
Play.   A term used to describe an accumulation of oil and/or natural gas resources known to exist, or thought to exist based on geotechnical research, over a large area.
Plugging and abandonment.   Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.
Productive well.   Producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities.
Prospect.   A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.
Proved developed reserves.   Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
Proved reserves.   The quantities of oil, natural gas and natural gas liquids, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain.
Proved undeveloped reserves or PUD.   Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Proved undeveloped reserves on undrilled acreage are limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years of initial booking, unless the specific circumstances justify a longer time. No proved undeveloped reserves can be attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.
Recompletion.   The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.
Reservoir.   A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.
SEC.   U.S. Securities and Exchange Commission.
Standardized Measure.   The present value of estimated future cash inflows from proved oil, natural gas and NGL reserves, less future development and production costs and future income tax expenses, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization and discounted using an annual discount rate of 10% to reflect timing of future cash flows.
Undeveloped acreage.   Lease acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and natural gas regardless of whether such acreage contains proved reserves.
Working interest.   The operating interest that gives the owner of such interest the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner of such interest to pay a share of the costs of drilling and production operations.
WTI.   West Texas Intermediate price as quoted on the New York Mercantile Exchange.
WTI Cushing.   The West Texas Intermediate price at the Cushing, OK settlement point as quoted by Bloomberg, using crude oil price bulletins.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about our future strategy, plans, estimates, beliefs, timing and expected performance.
All statements in this report, other than statements of historical fact, are forward-looking statements. Forward-looking statements may be found in “Items 1 and 2. Business and Properties”, “Item 1A. Risk Factors”, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this Annual Report on Form 10-K. In some cases, you can identify forward-looking statements by terminology such as “expect”, “seek”, “believe”, “upside”, “will”, “may”, “expect”, “anticipate”, “plan”, “will be dependent on”, “project”, “potential”, “intend”, “could”, “should”, “estimate”, “predict”, “pursue”, “target”, “objective”, or “continue”, the negative of such terms or other comparable terminology.
Forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risks and uncertainties:
•
volatility of market prices received for oil, natural gas and NGLs;

•
actual production being less than estimated;

•
changes in the estimates of proved reserves;

•
availability of midstream and downstream markets to sell our products;

•
reductions in the borrowing base under our revolving bank credit facility (sometimes referred to as the “Amended Credit Facility”);

•
availability of capital at a reasonable cost;

•
legislative or regulatory changes that can affect our ability to permit wells and conduct operations, including ballot initiatives seeking excessive setbacks, drilling moratoria or bans on hydraulic fracturing;

•
availability of third party goods and services at reasonable rates;

•
liabilities resulting from litigation concerning alleged damages related to environmental issues, pollution, contamination, personal injury, royalties, marketing, title to properties, validity of leases, regulatory penalties or other matters that may not be covered by an effective indemnity or insurance; and

•
other uncertainties, including the factors discussed below and elsewhere in this Annual Report on Form 10-K, particularly in “Item 1A. Risk Factors”, all of which are difficult to predict.

In light of these and other risks, uncertainties and assumptions, anticipated events addressed in forward looking statements may not occur.
The forward-looking statements contained in this Annual Report on Form 10-K are largely based on our expectations, which reflect estimates and assumptions made by our management. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this Annual Report on Form 10-K are not guarantees of future performance, and we cannot assure any reader that our expectations will be realized or that future forward-looking events and circumstances will occur as anticipated. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to many factors including those listed above and in “Item 1A. Risk Factors” and elsewhere in this Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this Annual Report on Form 10-K. Readers should not place undue reliance on these forward-looking statements, which reflect management’s views only as of the date hereof. Other than as required under the securities laws, we do not intend, and do not undertake any obligation to, update or revise any forward-looking statements as a result of changes in internal estimates or expectations, new information, subsequent events or circumstances or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PART I
Items 1 and 2.   Business and Properties.
BUSINESS
General
HighPoint Resources Corporation, a Delaware corporation, together with its wholly-owned subsidiaries (collectively, the “Company”, “we”, “our” or “us”) is an independent oil and gas company engaged in the exploration, development and production of oil, natural gas and natural gas liquids (“NGLs”). We became the successor to Bill Barrett Corporation (“Bill Barrett”), on March 19, 2018, upon closing of the transactions contemplated by the Agreement and Plan of Merger, dated December 4, 2017 (the “Merger Agreement”), pursuant to which Bill Barrett combined with Fifth Creek Energy Operating Company, LLC (“Fifth Creek”) (the “Merger”). As a result of the Merger, Bill Barrett became a wholly-owned subsidiary of HighPoint Resources Corporation and subsequently Bill Barrett changed its name to HighPoint Operating Corporation. We currently conduct our activities principally in the Denver Julesburg Basin (“DJ Basin”) in Colorado. Except where the context indicates otherwise, references herein to the “Company” with respect to periods prior to the completion of the Merger refer to Bill Barrett and its subsidiaries.
We seek to build stockholder value by delivering profitable growth in cash flow, reserves and production through the development of oil and natural gas assets. In order to deliver profitable growth, we allocate capital to our highest return assets, concentrate expenditures on exploiting our core assets, maintain capital discipline and optimize operations while upholding high-level standards for health, safety and the environment. Substantially all of our revenues are generated through the sale of oil and natural gas production and NGL recovery at market prices.
We are committed to developing and producing oil and natural gas in a responsible and safe manner. Our employees work diligently with regulatory agencies, as well as environmental, wildlife and community organizations, to ensure that exploration and development activities meet stakeholders’ expectations and regulatory requirements.
We maintain a website at the address http://www.hpres.com. No information on our website is incorporated by reference herein or deemed to be part of this Annual Report on Form 10-K. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC via EDGAR and posted at http://www.sec.gov. Additionally, our Code of Business Conduct and Ethics, which includes our code of ethics for senior financial management, Corporate Governance Guidelines, Corporate Responsibility Report, and the charters of our Audit Committee, Compensation Committee, Reserves and EHS Committee and Nominating and Corporate Governance Committee are posted on our website and are available in print free of charge to any stockholder who requests them. Requests should be sent by mail to our corporate secretary at our principal office at 555 17th Street, Suite 3700, Denver, Colorado 80202. We intend to disclose on our website any amendments or waivers to our Code of Business Conduct and Ethics that are required to be disclosed pursuant to Item 5.05 of Form 8-K. Our website contains information provided by other sources that we believe are reliable. We cannot assure you that the information obtained from other sources is accurate or complete.
We operate in one industry segment, which is the exploration, development and production of oil and natural gas, and all operations are conducted in the United States. Consequently, we currently report a single reportable segment. See “Financial Statements” and the notes to our consolidated financial statements for financial information about this reportable segment.
PROPERTIES
Overview
As of December 31, 2019, we have one key area of production: the DJ Basin.

Our acreage positions in the DJ Basin are predominantly located in Colorado’s eastern plains and parts of southeastern Wyoming.
DJ Basin Key Statistics
•
Estimated proved reserves as of December 31, 2019 — 127.4 MMBoe.

•
Producing wells — We had interests in 568 gross (377.9 net) producing wells as of December 31, 2019, and we serve as operator of 423 gross wells.

•
2019 net production — 12,538 MBoe.

•
Acreage — We held 66,043 net undeveloped and 76,544 net developed acres as of December 31, 2019.

•
Capital expenditures — Our capital expenditures for 2019 were $355.0 million for participation in the drilling of 74 gross (62.3 net) wells, acquisition of leasehold acres and construction of gathering facilities.

•
As of December 31, 2019, we were drilling 1 gross (1 net) well, and we were waiting to complete 34 gross (22.9 net) wells.

•
Based on our proved reserves as of January 1, 2020, we have a 64% weighted average working interest in our producing wells in the DJ Basin.

The DJ Basin is a high growth oil development area where operators are targeting the Niobrara and Codell formations and employing new technologies to optimize oil recoveries and economic returns. We believe that the DJ Basin offers us significant growth opportunities with potential acreage additions to our current leasehold position, possible development of additional formations, increased utilization of extended reach (long lateral) horizontal wells, well completion optimization and ongoing cost reduction.
The DJ Basin is our core area of operation; we drilled 72 gross (62.1 net) operated wells and placed 69 gross (63.1 net) operated wells on initial flowback there in 2019. We had four rigs operating at the beginning of 2019 and decreased the rig count to two during the year. In 2019, we continued to drill extended reach horizontal wells in the Niobrara and Codell formations across the greater Northeast Wattenberg area of the DJ Basin, continuing to optimize our completion technology and establishing a scalable development program. In addition, we focused on the initial development of the Hereford field assets acquired in the Merger. The combination of this development along with nearby competitor activity continued to de-risk our acreage in the two areas.
Our oil production from the DJ Basin is sold at the lease and is either trucked or transported by pipelines to various markets. Our gas production from the DJ Basin is gathered and processed by third parties, and we receive residue gas and NGL revenue under percentage of proceeds or fee-based contracts.
Oil and Gas Data
Proved Reserves
The following table presents our estimated net proved oil, natural gas and NGL reserves at each of December 31, 2019, 2018 and 2017 based on reserve reports prepared by us and audited by independent third party petroleum engineers. While we are not required by the SEC or accounting regulations or pronouncements to have our reserve estimates independently audited, such an audit is required under our Amended Credit Facility. All of our proved reserves included in our reserve reports are located in North America. Netherland, Sewell & Associates, Inc. (“NSAI”) audited all of our reserves estimates at December 31, 2019, 2018 and 2017. NSAI is retained by and reports to the Reserves and EHS Committee of our Board of Directors. When compared on a well-by-well or lease-by-lease basis, some of our internal estimates of net proved reserves are greater and some are less than NSAI’s estimates. However, in the aggregate, NSAI’s estimates of total net proved reserves are within 10% of our internal estimates. In addition to a third party audit, our reserves are reviewed by our Reserves and EHS Committee. The Reserves and EHS Committee reviews the final reserves estimates in conjunction with NSAI’s audit letter and meets with the key representative of NSAI to discuss NSAI’s review process and findings.

	As of December 31,
Proved Reserves:(1)	2019	2018	2017
Proved Developed Reserves:
Oil (MMBbls)	25.7	24.5	17.4
Natural gas (Bcf)	89.4	84.0	74.5
NGLs (MMBbls)	11.2	12.9	11.7
Total proved developed reserves (MMBoe)	51.8	51.4	41.5
Proved Undeveloped Reserves:
Oil (MMBbls)	48.4	34.5	22.2
Natural gas (Bcf)	91.9	56.3	68.4
NGLs (MMBbls)	11.9	9.3	10.7
Total proved undeveloped reserves (MMBoe)(2)	75.6	53.2	44.3
Total Proved Reserves (MMBoe)(3)	127.4	104.6	85.8

(1)
Our proved reserves were determined in accordance with SEC guidelines, using the average of the prices on the first day of each month in 2019 for natural gas (Henry Hub price) and oil (WTI Cushing price), subject to certain adjustments, or $2.58 per MMBtu of natural gas and $55.85 per barrel of oil, respectively, without giving effect to hedging transactions. The average NGL price per barrel was based on a percentage of the average oil price, subject to certain adjustments. We currently do not include future reclamation costs net of salvage value in the calculation of our proved reserves.

(2)
Approximately 59%, 51% and 52% of our estimated proved reserves (by volume) were undeveloped for the years ended December 31, 2019, 2018 and 2017, respectively.

(3)
Total proved reserves have been reduced for the sale of non-core oil and gas properties in the amount of 11.2 MMBoe for the year ended December 31, 2017.

The data in the above table represent estimates only. Oil, natural gas and NGLs reserves are estimates of accumulations of oil, natural gas and NGLs that cannot be measured exactly. The accuracy of any reserves estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserves estimates may vary from the quantities of oil, natural gas and NGLs that are ultimately recovered. See “Item 1A. Risk Factors”.
The following tables illustrate the history of our proved undeveloped reserves from December 31, 2017 through December 31, 2019:
	As of December 31,
Proved Undeveloped Reserves:	2019	2018	2017
	(MMBoe)
Beginning balance	53.2	44.3	18.5
Additions from drilling program(1)(2)	32.2	41.3	31.7
Acquisitions	1.9	5.2	—
Engineering revisions(3)	0.8	(6.7)	10.8
Price revisions	(0.4)	0.2	0.2
Converted to proved developed	(12.1)	(21.1)	(13.0)
Sold/ expired/ other(4)	—	(10.0)	(3.9)
Total proved undeveloped reserves(5)	75.6	53.2	44.3

(1)
The increase in proved undeveloped reserves for the year ended December 31, 2019 was related to the expansion of our drilling program in the Hereford field and a successful extension test in our Northeast Wattenberg field.

(2)
The increase in proved undeveloped reserves for the year ended December 31, 2018 was primarily related to the addition of the Hereford field as a result of the Merger with Fifth Creek. The upward revisions include 41.0 MMboe related to the Hereford field that were added to the proved undeveloped reserve category as these locations are included in our near-term development plans.

(3)
Negative engineering revisions for the year ended December 31, 2018 of 6.7 MMBOE are composed of 2.9 MMBoe at Hereford due to results from nine drilled but not completed (“DUC”) wells acquired in the Merger which were testing tighter well spacing, and two of which experienced mechanical issues, and 3.8 MMBoe at Northeast Wattenberg due to well under performance in a new development.

(4)
For the year ended December 31, 2018, 10.0 MMboe of proved undeveloped reserves in our Northeast Wattenberg field were removed due to the Merger as a result of focusing our drilling plans to target the higher return locations in the Hereford field.

(5)
Our proved undeveloped locations as of December 31, 2019 represent approximately 7 rig-years of drilling inventory which we currently plan to develop over the next 2 to 3 years. This proved undeveloped inventory represents a conservative investment decision to drill these locations within the five-year development window allowed at the time the applicable proved undeveloped reserve is booked and is only a small portion of our large resource base, much of which meets the engineering definition for proved undeveloped reserves. However, the timing of such drilling is subject to change based on a number of factors, many of which are unpredictable and beyond our control, such as changes in commodity prices, anticipated cash flows and projected rate of return, access to capital, new opportunities with better returns on investment that were not known at the time of the reserve report, asset acquisitions and/or sales and actions or inactions of other co-owners or industry operators. As such, the relative proportion of total proved undeveloped locations that we develop may not necessarily be uniform from year to year, but could vary by year based upon the foregoing factors. We attempt to maximize the rate of return on capital deployed, which requires that we continually review all investment options available. As a result, at times we may delay or remove the drilling of certain projects, including scheduled proved undeveloped locations, in favor of projects with more attractive rates of return, leading us to deviate from our original development plan.

	Year Ended December 31,
	2019	2018	2017
Proved undeveloped locations converted to proved developed wells during year	64	69	51
Proved undeveloped drilling and completion capital invested (in millions)	$262.4	$269.1	$136.8
Proved undeveloped facilities capital invested (in millions)	$13.5	$28.5	$11.9
Percentage of proved undeveloped reserves converted to proved developed	23%	48%	70%
Prior year’s proved undeveloped reserves remaining undeveloped at current year end (MMBoe)	42.4	11.2	1.6
At December 31, 2019, our proved undeveloped reserves were 75.6 MMBoe. At December 31, 2018, our proved undeveloped reserves were 53.2 MMBoe. During 2019, 12.1 MMBoe, or 23% of our December 31, 2018 proved undeveloped reserves (64 wells), were converted into proved developed reserves and required $262.4 million of drilling and completion capital and $13.5 million of facilities capital. These wells produced 2.8 MMBoe in 2019. During 2019, we added 32.2 MMBoe of proved undeveloped reserves due to drilling programs in our core development area. Positive engineering revisions increased proved undeveloped reserves by 0.8 MMBoe. Negative pricing revisions decreased proved undeveloped reserves by 0.4 MMBoe. The proved undeveloped reserves from December 31, 2018 that remained in the proved undeveloped reserves category at December 31, 2019 were 42.4 MMBoe.
At December 31, 2018, our proved undeveloped reserves were 53.2 MMBoe. At December 31, 2017, our proved undeveloped reserves were 44.3 MMBoe. During 2018, 21.1 MMBoe, or 48% of our December 31, 2017 proved undeveloped reserves (69 wells), were converted into proved developed reserves and required $269.1 million of drilling and completion capital and $28.5 million of facilities capital. These wells produced 2.9 MMBoe in 2018. During 2018, we added 41.3 MMBoe of proved undeveloped reserves due to drilling programs in our core development area. Negative engineering revisions decreased proved undeveloped reserves by 6.7 MMBoe as discussed above. During 2018, 10.0 MMBoe were removed from the proved undeveloped reserves category as a result of being excluded from our near term development plans within the five year development window allowed at the time the applicable proved undeveloped reserves were booked. Positive pricing revisions increased proved undeveloped reserves by 0.2 MMBoe. The proved undeveloped reserves from December 31, 2017 that remained in the proved undeveloped reserves category at December 31, 2018 were 11.2 MMBoe.
At December 31, 2017, our proved undeveloped reserves were 44.3 MMBoe. At December 31, 2016, our proved undeveloped reserves were 18.5 MMBoe. During 2017, 13.0 MMBoe, or 70% of our December 31, 2016 proved undeveloped reserves (51 wells), were converted into proved developed reserves and required $136.8 million of drilling and completion capital and $11.9 million of facilities capital. These wells produced 2.2 MMBoe in 2017. During 2017, we added 31.7 MMBoe of proved undeveloped reserves due to drilling programs in our core development area. Positive engineering revisions increased proved undeveloped reserves by 10.8 MMBoe. During 2017, 3.9 MMBoe were removed from the proved undeveloped reserves category because they were not included in our near term development plans within the five year development window allowed at the time the applicable proved undeveloped reserves were booked. Positive pricing revisions increased proved undeveloped reserves by 0.2 MMBoe. The proved undeveloped reserves from December 31, 2016 that remained in the proved undeveloped reserves category at December 31, 2017 were 1.6 MMBoe.
We use our internal reserves estimates rather than the estimates of an independent third party engineering firm because we believe that our reservoir and operations engineers are more knowledgeable about the wells due to our continual analysis throughout the year as compared to the relatively short term analysis performed by third party engineers. We use our internal reserves estimates on all properties regardless of the positive or negative variance relative to the estimates of third party engineers. If a variance greater than 10% occurs at the field level, it may suggest that a difference in methodology or evaluation techniques exists between us and the third party engineers. We investigate any such differences and discuss the differences with the third party engineers to confirm that we used the proper methodologies and techniques in estimating reserves for the relevant field. These variances also are reviewed with our Reserves and EHS Committee. These differences are not resolved to a specified tolerance at the field or property level. In the aggregate, the third party petroleum engineer estimates of total net proved reserves are within 10% of our internal estimates.
The internal review process of our wells and the related reserves estimates, and the related internal controls we utilize, include but are not limited to the following:
•
A comparison is made and documented of actual and historical data from our production system to the data in the reserve database. This is intended to ensure the accuracy of the production data, which supplies the basis for forecasting.

•
A comparison is made and documented of land and lease records to interest data in the reserve database. This is intended to ensure that the costs and revenues will be properly determined in the reserves estimation.

•
A comparison is made of the historical costs (capital and expenses) to the capital and lease operating costs in the reserve database. Documentation lists reasons for deviation from direct use of historical data. This is intended to ensure that all costs are properly included in the reserve database.

•
A comparison is made of input data to data in the reserve database of all property acquisitions, disposals, retirements or transfers to verify that all are accounted for accurately.

•
Natural gas and oil prices based on the SEC pricing requirements are supplied by the third party independent engineering firm. Natural gas pricing for the first flow day of every month is collected from Henry Hub Gas Daily price and oil pricing is collected from Thomson Reuters WTI spot price. The average NGL price is based on a percentage of the WTI oil price per barrel.

•
A final check is made of all economic data inputs in the reserve database by comparing them to documentation provided by our internal marketing, land, accounting, production and operations groups. This provides a second check designed to ensure accuracy of input data in the reserve database.

•
Accurate classification of reserves is verified by comparing independent classification analyses by our internal reservoir engineers and the third party engineers. Discrepancies are discussed and differences are jointly resolved.

•
Internal reserves estimates are reviewed by well and by area by the Chief Operating Officer. A variance by well to the previous year-end reserve report is used in this process. This review is independent of the reserves estimation process.

•
Reserves variances are discussed among the internal reservoir engineers and the Chief Operating Officer. Our internal reserves estimates are reviewed by senior management and the Reserves and EHS Committee prior to publication.

Within our Company, the technical person primarily responsible for overseeing the preparation of the reserves estimates is Paul Geiger. Mr. Geiger is our Chief Operating Officer and became responsible for our reserves estimates starting in January 2019. Mr. Geiger earned a Bachelor of Science degree in Petroleum Engineering and an MBA from the University of Texas. Mr. Geiger has over 20 years of experience in reserves and economic evaluations, as well as broad experience in production, completions, reservoir analysis and planning and development.
The reserves estimates shown herein have been independently audited by NSAI, a worldwide leader of petroleum property analysis for industry and financial organizations and government agencies. NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. Within NSAI, the technical persons primarily responsible for auditing the estimates set forth in the NSAI audit letter incorporated herein are Mr. Benjamin W. Johnson and Mr. John G. Hattner. Mr. Johnson, a Licensed Professional Engineer in the State of Texas (No. 124738), has been practicing consulting petroleum engineering at NSAI since 2007 and has over 2 years of prior industry experience. He graduated from Texas Tech University in 2005 with a Bachelor of Science Degree in Petroleum Engineering. Mr. Hattner, a Licensed Professional Geoscientist in the State of Texas, Geophysics (No. 559), has been practicing consulting petroleum geoscience at NSAI since 1991, and has over 11 years of prior industry experience. He graduated from University of Miami, Florida, in 1976 with a Bachelor of Science Degree in Geology; from Florida State University in 1980 with a Master of Science Degree in Geological Oceanography; and from Saint Mary’s College of California in 1989 with a Master of Business Administration Degree. Both technical principals meet or exceed the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; both are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.
NSAI performed a well-by-well audit of all of our properties and of our estimates of proved reserves and then provided us with its audit report concerning our estimates. The audit completed by NSAI, at our request, is a collective application of a series of procedures performed by NSAI. These audit procedures may be the same as or different from audit procedures performed by other independent third party engineering firms for other oil and gas companies. NSAI’s audit report does not state the degree of its concurrence with the accuracy of our estimate of the proved reserves attributable to our interest in any specific basin, property or well.
The NSAI audit process is intended to determine the percentage difference, in the aggregate, of our internal net proved reserves estimate and future net revenue (discounted at 10%) and the reserves estimate and net revenue as determined by NSAI. The audit process includes the following:
•
The NSAI engineer performs an independent decline curve analysis on proved producing wells based on production and pressure data.

•
The NSAI engineer may verify the production data with public data.

•
The NSAI engineer uses his or her individual interpretation of the information and knowledge of the reservoir and area to make an independent analysis of proved producing reserves.

•
The NSAI technical staff may prepare independent maps and volumetric analyses on our properties and offsetting properties. They review our geologic maps, log data, core data, pertinent pressure data, test information and pertinent technical analyses, as well as data from offsetting producers.

•
For the reserves estimates of proved non-producing and proved undeveloped locations, the NSAI engineer will estimate the potential for depletion by analogy to other wells in the basin drilled on varying well spacing.

•
The NSAI engineer will estimate the hydrocarbon recovery of the remaining gas-in-place based upon his/her knowledge and experience.

•
The NSAI engineer does not verify our working and net revenue interests or product price deductions.

•
The NSAI engineer does not verify our capital costs although he/she may ask for confirming information and compare to basin analogs.

•
The NSAI engineer reviews 12 months of operating cost, revenue and pricing information that we provide.

•
The NSAI engineer confirms the oil and gas prices used for the SEC reserves estimate.

•
NSAI confirms that its reserves estimate is within a 10% variance of our internal net reserves estimate and estimated future net revenue (discounted at 10%), in the aggregate, before an audit letter is issued.

•
The audit by NSAI is not performed such that differences in reserves or revenue on a well level are resolved to any specific tolerance.

The reserves audit letter provided by NSAI states that “in our opinion the estimates shown herein of HighPoint’s reserves and future revenue are reasonable when aggregated at the proved level and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). Additionally, these estimates are within the recommended 10 percent tolerance threshold set forth in the SPE Standards.” The audit letter also includes a statement of dates pertaining to the NSAI work performed, the methodology used, the assumptions made and a discussion of uncertainties that they believe are inherent in reserves estimates.
Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The Standardized Measure shown in the Financial Statements should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is required by Financial Accounting Standards Board pronouncements (“FASB”), is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.
From time to time, we engage NSAI to review and/or evaluate the reserves of properties that we are considering purchasing and to provide technical consulting on well testing. NSAI and its employees have no interest in those properties, and the compensation for these engagements is not contingent on NSAI’s estimates of reserves and future cash inflows for the subject properties. During 2019 and 2018, we paid NSAI approximately $245,000 and $233,000, respectively, for auditing our reserves estimates.
Production and Cost History
The following table sets forth information regarding net production of oil, natural gas and NGLs and certain cost information for each of the periods indicated:

	Year Ended December 31,
	2019	2018	2017
Company Production Data:
Oil (MBbls)	7,668	6,330	4,203
Natural gas (MMcf)	16,614	12,864	8,952
NGLs (MBbls)	2,101	1,697	1,307
Combined volumes (MBoe)	12,538	10,171	7,002
Daily combined volumes (Boe/d)	34,351	27,866	19,184
DJ Basin – Production Data(1):
Oil (MBbls)	7,668	6,330	3,509
Natural gas (MMcf)	16,614	12,864	8,592
NGLs (MBbls)	2,101	1,697	1,294
Combined volumes (MBoe)	12,538	10,171	6,235
Daily combined volumes (Boe/d)	34,351	27,866	17,082
Uinta Oil Program – Production Data(1)(2):
Oil (MBbls)	—	—	689
Natural gas (MMcf)	—	—	348
NGLs (MBbls)	—	—	12
Combined volumes (MBoe)	—	—	759
Daily combined volumes (Boe/d)	—	—	2,079
Average Realized Prices before Hedging:
Oil (per Bbl)	$52.86	$62.04	$48.37
Natural gas (per Mcf)	1.56	1.75	2.43
NGLs (per Bbl)	10.00	22.18	20.01
Combined (per Boe)	36.07	44.53	35.88
Average Realized Prices with Hedging:
Oil (per Bbl)	$54.39	$54.51	$52.72
Natural gas (per Mcf)	1.50	1.76	2.52
NGLs (per Bbl)	10.00	22.18	20.01
Combined (per Boe)	36.92	39.85	38.60
Average Costs ($ per Boe):
Lease operating expense	$3.01	$2.74	$3.46
Gathering, transportation and processing expense	0.85	0.46	0.37
Total production costs excluding production taxes	$3.86	$3.20	$3.83
Production tax expense	1.88	3.61	2.07
Depreciation, depletion and amortization	25.62	22.46	22.85
General and administrative(3)	3.57	4.44	6.07

(1)
The DJ Basin was the only development area that contained 15% or more of our total proved reserves as of December 31, 2019, 2018 and 2017.

(2)
On December 29, 2017, we completed the sale of our remaining non-core assets in the Uinta Basin. As a result, the production and cost data related to the Uinta Basin as reported above includes values through the closing date of December 29, 2017. See Note 4 to the Consolidated Financial Statements for more information related to this divestiture.

(3)
Included in general and administrative expense is long-term cash and equity incentive compensation of

$8.6 million (or $0.69 per Boe), $7.2 million (or $0.71 per Boe) and $8.3 million (or $1.18 per Boe) for the years ended December 31, 2019, 2018 and 2017, respectively.
Productive Wells
The following table sets forth information at December 31, 2019 relating to the productive wells in which we owned a working interest as of that date.
	Oil		Gas
Basin/Area	Gross Wells	Net Wells	Gross Wells	Net Wells
DJ	558.0	371.4	10.0	6.5
Other	1.0	0.1	4.0	1.1
Total	559.0	371.5	14.0	7.6
Developed and Undeveloped Acreage
The following table sets forth information as of December 31, 2019 relating to our leasehold acreage.
	Developed Acreage		Undeveloped Acreage
Basin/Area	Gross	Net	Gross	Net
DJ	95,790	76,544	97,860	66,043
Other(1)	4,923	2,093	114,564	54,819
Total	100,713	78,637	212,424	120,862

(1)
Other includes 46,583, 4,184 and 2,353 net undeveloped acres in the Paradox, Piceance and Deseret Basins, respectively.

Substantially all of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of December 31, 2019, the expiration periods of the net undeveloped acres by area that are subject to leases summarized in the above table of undeveloped acreage.
	Net Undeveloped Acres Expiring
Basin/Area	2020	2021	2022	2023	Thereafter	Total
DJ	7,932	15,020	7,348	5,611	30,132	66,043
Other	2,012	—	—	288	52,519	54,819
Total	9,944	15,020	7,348	5,899	82,651	120,862
Drilling Results
The following table sets forth information with respect to wells completed during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled and quantities or value of reserves found.

	Year Ended December 31,
	2019		2018		2017
	Gross	Net	Gross	Net	Gross	Net
Development
Productive	106.0	67.2	95.0	76.1	59.0	44.8
Dry	—	—	—	—	—	—
Exploratory
Productive	—	—	—	—	—	—
Dry	—	—	—	—	—	—
Total
Productive	106.0	67.2	95.0	76.1	59.0	44.8
Dry	—	—	—	—	—	—
Operations
General
In general, we serve as operator of wells in which we have a greater than 50% working interest. In addition, we seek to be the operator of wells in which we have lesser interests. As operator, we obtain regulatory authorizations, design and manage the development of a well and supervise operation and maintenance activities on a day-to-day basis. We do not own drilling rigs or the majority of the other oil field service equipment used for drilling or maintaining wells on the properties we operate. Independent contractors engaged by us provide the majority of the equipment and personnel associated with these activities. In certain circumstances we construct, operate and maintain gas gathering and water facilities associated with our operations. We employ drilling, completion, facility, production and reservoir engineers and geologists and other specialists who work to improve production rates, increase reserves and lower the cost of operating our oil and natural gas properties. We strive to minimize our impact on the communities in which we operate.
Marketing and Customers
We market all of the oil production from our operated properties. Our oil production is sold to a variety of purchasers under contracts with daily, monthly, seasonal, annual or multi-year terms, all at market prices. Purchasers include pipelines, processors, refineries, marketing companies and end users. Our oil contracts are priced off of New York Mercantile Exchange (“NYMEX”) with quality, location or transportation differentials.
Our natural gas and related NGLs are generally marketed by third parties under percentage of proceeds (“POP”) or fee-based contracts. Based on where we operate and the availability of other purchasers and markets, we believe that our production could be sold in the market in the event that it is not sold to our existing customers. However, in some circumstances, a change in customers may entail significant transition costs.
We normally sell production to a relatively small number of customers, as is customary in the development and production business. During 2019, three customers individually accounted for over 10% of our oil, gas and NGL production revenues. During 2018, four customers individually accounted for over 10% of our oil, gas and NGL production revenues. During 2017, three customers individually accounted for over 10% of our oil, gas and NGL production revenues.
The following table sets forth information about a material long-term firm oil pipeline transportation contract, which entails a demand charge for reservation of capacity. This contract was initiated to mitigate rising transportation costs in our Hereford field in the DJ Basin. This firm transportation contract requires the pipeline to provide transportation capacity and requires us to pay monthly transportation charges regardless of the amount of pipeline capacity utilized and expire April 30, 2025. The costs of this transportation contract are included in oil, gas and NGL production in the Consolidated Statements of Operations.

Type of Arrangement	Pipeline System / Location	Deliverable Market	Range of Gross Deliveries (Bbl/d)	Term
Firm Transport	Tallgrass Pony Express	Cushing	6,250-12,500	05/20 – 04/25
The following table sets forth information about material long-term firm natural gas pipeline transportation contracts, which entail a demand charge for reservation of capacity. These contracts were initiated to provide a guaranteed outlet for company-marketed production from the West Tavaputs area of the Uinta Basin and the Gibson Gulch area of the Piceance Basin. Both firm transportation contracts require the pipeline to provide transportation capacity and require us to pay monthly transportation charges regardless of the amount of pipeline capacity utilized and expire July 31, 2021. These transportation costs are included in unused commitments expense in the Consolidated Statements of Operations.
Type of Arrangement	Pipeline System / Location	Deliverable Market	Gross Deliveries (MMBtu/d)	Term
Firm Transport	Questar Overthrust	Rocky Mountains	50,000	08/11 – 07/21
Firm Transport	Ruby Pipeline	West Coast	50,000	08/11 – 07/21
Hedging Activities
Our hedging program is intended to mitigate the risks of volatile prices of oil, natural gas, and NGLs. Our strategic objective is to hedge 50% to 70% of our anticipated production on a forward 12-month to 18-month basis. As of February 4, 2020, we have hedged 5,857,500 barrels of oil for our 2020 production and 1,912,500 barrels of oil for our 2021 production at price levels that provide some economic certainty to our cash flows. Currently, nine of our 11 lenders (or affiliates of lenders) under our credit facility are also hedging counterparties. We are not required to post collateral for these hedges other than the security for our credit facility. For additional information on our hedging activities, see “Item 7A. Quantitative and Qualitative Disclosures About Market Risk”.
Competition
The oil and gas industry is intensely competitive, and we compete with a large number of other companies, some of which have greater resources. See the risk discussed below in “Item 1A. Risk Factors” under the caption “Competition in the oil and gas industry is intense, which may adversely affect our ability to succeed”.
Title to Properties
As is customary in the oil and gas industry, we initially conduct only a cursory review of the title to our properties on which we do not have proved developed reserves. Prior to the commencement of drilling operations on those properties, we typically conduct a title examination and perform curative work for significant defects. To the extent title opinions or other investigations reflect title defects on those properties, we are typically responsible for curing such defects at our expense. We generally will not commence drilling operations on a property until we have cured any material title defects on such property. We have obtained title opinions on substantially all of our producing properties and believe that we utilize methods consistent with practices customary in the oil and gas industry and that our practices are adequately designed to enable us to acquire satisfactory title to our producing properties. Prior to completing an acquisition of producing oil and gas leases, we perform title reviews on the most significant leases and, depending on the materiality of the properties, we may obtain a title opinion or review previously obtained title opinions. However, our title review processes may not be successful in preventing disputes and losses related to actual or asserted title defects. Our oil, natural gas and NGL producing properties are subject to customary royalty and other interests, liens for current taxes, liens under our Amended Credit Facility and other burdens that we believe do not materially interfere with the use of our properties.
Environmental Matters and Regulation
General.   Our operations are subject to comprehensive federal, state and local laws and regulations governing the discharge of materials into the environment, management of E&P waste, or otherwise relating to environmental protection and minimization of aesthetic impacts. Our operations are generally subject to the same environmental laws and regulations as other companies in the oil and gas exploration and production industry in the areas where we operate. These laws and regulations:
•
require the acquisition of various permits before drilling commences;

•
require the installation of effective emission control equipment;

•
restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

•
limit or prohibit drilling activities on lands lying within environmentally sensitive areas, wilderness, wetlands and other protected areas, including areas proximate to residential areas and certain high-occupancy buildings;

•
require measures to prevent pollution from current operations, such as E&P waste management, transportation and disposal requirements;

•
require measures to prevent pollution from former operations, such as pit closure and plugging of abandoned wells;

•
impose substantial penalties for any non-compliance with federal, state and local laws and regulations;

•
impose substantial liabilities for any pollution resulting from our operations;

•
with respect to operations affecting federal lands or leases, require time consuming environmental analysis with uncertain outcomes;

•
expose us to litigation by environmental and other special interest groups; and

•
impose certain compliance and regulatory reporting requirements.

These laws, rules and regulations may also restrict the rate of oil, natural gas and NGLs production below the rate that would otherwise be possible, for example, by limiting the flaring of associated natural gas from an oil well while awaiting a pipeline connection. The regulatory burden on the oil and gas industry increases the cost and delays the timing of doing business and consequently affects profitability. Additionally, Congress, state legislatures, and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in delay or more stringent and costly permitting, waste handling, disposal and clean-up requirements for the oil and gas industry could have a significant impact on our operating costs.
We have made and will continue to make expenditures in our efforts to comply with all environmental regulations and requirements. We consider these a normal, recurring cost of our ongoing operations and not extraordinary. We believe that our compliance with existing requirements has been accounted for and will not have a material adverse impact on our financial condition and results of operations. However, we cannot predict the passage of or quantify the potential impact of more stringent future laws and regulations, including organized, well-funded “keep it in the ground” efforts to turn public opinion against the use of fossil fuels. For example, statewide ballot initiatives intended to impose further restrictions on oil and gas development have been pursued several times in recent years in Colorado. In particular, Proposition 112, which was included on the ballot for the November 2018 election in Colorado but was defeated at the polls, would have amended the Colorado Oil and Gas Conservation Act to, among other things, require all new oil and gas development not on federal land to be located at least 2,500 feet away from any occupied structure or broadly defined “vulnerable area”. If enacted, Proposition 112 would have effectively prohibited drilling activities across a substantial majority of the surface area of the State of Colorado, although we developed a plan to reconfigure drilling units and relocate most of our remote, rural well locations. Such reconfiguration and relocation would, however, have entailed substantial expense and delay, as well as reduced certain cost efficiencies built into our current plans. Similar proposals may be approved for the 2020 and subsequent elections. Because substantially all of our operations and reserves are located in Colorado, the passage and implementation of any such proposal could have a materially adverse effect on our operations, reserves, financial condition and business generally.
Similarly, although Proposition 112 failed at the ballot box, 44% of the electorate, representing over one million voters, cast ballots in favor. At the same time, a new Democratic Governor was elected, along with Democratic majorities in both chambers of the General Assembly. Following the November 2018 election, Colorado enacted Senate Bill 19-181 (“SB 19-181”), which, among other things, authorizes local governments to approve the siting of and regulate the surface impacts from oil and natural gas facilities, and empowers them to adopt requirements and impose conditions that are more stringent than state regulations. The statute changes the mission of the Colorado Oil and Gas Conservation Commission (the “COGCC”) from fostering responsible and balanced development to regulating development to protect public health and the environment as the primary goal. It requires the COGCC to undertake rulemaking on environmental protection, facility siting, cumulative impacts, flowline safety, orphan wells, financial assurance, wellbore integrity, and application fees. It also requires the Air Quality Control Commission to review its leak detection and repair regulations and adopt rules to further minimize emissions of hydrocarbons and nitrogen oxides. These rulemakings, some of which were completed in late 2019 and others that will be completed in 2020 and beyond, will impose new approval and operating requirements and may have an adverse effect on our development program, particularly in terms of costs and delays in the permitting process. However, we believe that the location of our assets in rural areas of Weld County, a jurisdiction generally supportive of oil and gas development, is likely to mitigate these impacts to a significant extent.
Other environmental laws and regulations that could have a material impact on the oil and natural gas exploration and production industry and our business include the following:
National Environmental Policy Act.   Oil, natural gas and NGLs exploration and production activities on federal lands and the development of federal mineral rights are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Departments of the Interior and Agriculture, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will have an environmental assessment prepared that assesses the potential direct, indirect and cumulative impacts of a proposed project and project alternatives. If impacts are considered significant, the agency will prepare a more detailed Environmental Impact Statement. These environmental analyses are made available for public review and comment. On January 10, 2020, the Council on Environmental Quality (“CEQ”) published a notice of proposed rulemaking that seeks comment on potential amendments that would “modernize and clarify” the current NEPA regulations and streamline environmental reviews. Potential amendments to the NEPA regulations could include setting time limits for completion of environmental reviews and no longer requiring federal agencies to consider the cumulative impacts of a project. The public comment period on the notice for proposed rulemaking ends on March 10, 2020. The proposed revisions to the NEPA regulations have not yet been finalized and will likely be subject to legal challenges. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands and/or involving federal mineral rights require governmental permits that trigger the requirements of NEPA. Certain federal permits on non-federal lands may also trigger NEPA requirements. This process has the potential to delay the development of oil and natural gas projects. Authorizations under NEPA also are subject to protest, appeal or litigation, which can delay or halt projects.
Waste Handling.   The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes affect oil and gas exploration and production activities by imposing regulations on the generation, transportation, treatment, storage, disposal and cleanup of “hazardous wastes” and on the disposal of non-hazardous wastes. Under the oversight of the Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Federal and state regulatory agencies can impose administrative penalties, civil and criminal judicial actions, as well as other enforcement mechanisms for non-compliance with RCRA or corresponding state programs. RCRA also imposes cleanup liability related to the mismanagement of regulated wastes. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil, natural gas, or geothermal energy are currently exempt from regulation under the hazardous waste provisions of RCRA, but there is no guarantee that the EPA or the individual states will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation, and legislation has been proposed from time to time in Congress to reverse the exemption. In addition, certain environmental groups petitioned and sued the EPA to reverse the exemption. The EPA entered into a consent decree with these environmental groups that committed the EPA to decide whether to revise its RCRA Subtitle D criteria regulations and state plan guidelines for the oil and natural gas sector. In April 2019 the EPA concluded that revisions to the federal regulations for the management of exploration, development and production wastes of crude oil, natural gas under Subtitle D of RCRA were not necessary. The EPA indicated that it will continue to work with states and other organizations to identify areas for continued improvement and to address emerging issues to ensure that exploration, development and production wastes continue to be managed in a manner that is protective of human health and the environment. Environmental groups, however, expressed dissatisfaction with the EPA’s decision and will likely continue to press the issue at the federal and state levels.
Although we believe that the current costs of managing our wastes as they are presently classified are reflected in our budget, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase our costs to manage and dispose of such wastes.
Comprehensive Environmental Response, Compensation and Liability Act.   The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, imposes strict, joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be potentially responsible for a release or threatened release of a “hazardous substance” (generally excluding petroleum) into the environment. These persons may include current and past owners or operators of a disposal site, or site where the release or threatened release of a “hazardous substance” occurred, and companies that disposed of, transported or arranged for the disposal of the hazardous substance at such sites. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims under CERCLA and/or state common law for cleanup costs, personal injury and property damage allegedly caused by the hazardous substances released into the environment. In the course of our operations, we use materials that, if released, could be subject to CERCLA. Governmental agencies or third parties may seek to hold us responsible under CERCLA for all or part of the costs to clean up sites at which such “hazardous substances” have been released.
Water Discharges.   The Federal Water Pollution Control Act, also known as the Clean Water Act (“CWA”), and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced water, storm water drainage and other oil and gas wastes, into Waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. These laws also prohibit the discharge of dredge and fill material in regulated waters, including jurisdictional wetlands, unless authorized under a permit issued by the U.S. Army Corps of Engineers (“Corps”). Federal and state regulatory agencies can impose administrative penalties, civil and criminal penalties, and take judicial action for non-compliance with discharge permits or other requirements of the federal CWA and analogous state laws and regulations. Obtaining permits has the potential to delay the development of oil and natural gas projects. These same regulatory programs may also limit the total volume of water or fill material that can be discharged, hence limiting the rate of development.
The EPA and the Corps finalized a federal rulemaking to revise the jurisdictional definition of “Waters of the United States” in June 2015. In February 2018, the EPA issued a rule that delays the applicability of the new definition of the waters of the United States, but this delay rule was struck following a court challenge. Other district courts, however, issued rulings temporarily enjoining the applicability of the 2015 definition of “Waters of the United States.” Taken together, the 2015 rule was in effect in 23 states, including Colorado, and temporarily stayed in the remaining states. On October 22, 2019, the EPA and the Corps published a final rule to repeal the 2015 rule defining Waters of the United States and re-codify the regulatory text that existed prior to the 2015 rule. This rule became effective on December 23, 2019. This was considered to be “Step One” by the EPA and the Corps. The “Step Two” rule is to implement a new definition of Waters of the United States. On January 23, 2020, the EPA and the Corps announced the final new rule, titled the Navigable Waters Protection Rule (“2020 Rule”). The 2020 Rule will go into effect sixty days after publication in the Federal Register. The 2020 Rule will generally regulate four categories of “jurisdictional” waters: (1) territorial seas and traditional navigable waters; (2) perennial and intermittent tributaries of these waters; (3) certain lakes, ponds, and impoundments; and (4) wetlands to jurisdictional waters. The 2020 Rule also includes 12 categories of exclusions, or “non-jurisdictional” waters, including groundwater, ephemeral features, and diffuse stormwater run-off over upland areas. In particular, the 2020 Rule will likely regulate fewer wetlands areas than were regulated under the prior definitions of “waters of the United States” because it does not regulate wetlands that are not adjacent to jurisdictional waters. Following publication, this new definition of “waters of the United States” will likely be challenged and sought to be enjoined in federal court. Obtaining Clean Water Act permits has the potential to delay the development of oil and natural gas projects. These same regulatory programs may also limit the total volume of water or fill material that can be discharged, thus limiting the rate of development.
Air Emissions.   The Federal Clean Air Act, and associated state laws and regulations, regulate emissions of various air pollutants through the issuance of permits, emission reporting, and the imposition of emission control requirements. Most of our facilities are now required to obtain permits before work can begin, and existing facilities are often required to incur additional capital costs in order to maintain compliance with new and evolving air quality laws and regulations. In 2012, the EPA issued new New Source Performance Standards (“NSPS”) and National Emission Standards for Hazardous Air Pollutants (“NESHAP”) specific to the oil and gas industry, including air standards for natural gas wells that are hydraulically fractured, and issued several amendments to the NSPS rules in 2013, 2014, 2015 and 2016, respectively. In addition, the EPA has deemed carbon dioxide (“CO2”) and other greenhouse gases, including methane, to be a danger to public health, which is leading to regulation of greenhouse gases in a manner similar to other pollutants. For example, the EPA finalized amendments to the NSPS rules in June 2016 that focused on methane emissions from the oil and gas industry in June 2016. The rules imposed, among other things, new requirements for leak detection and repair, control requirements for oil well completions, replacement of certain pneumatic pumps and controllers and additional control requirements for gathering, boosting and compressor stations. In September 2018, the EPA proposed revisions to the 2016 rules. The proposed amendments address certain technical issues raised in administrative petitions and include proposed changes to, among other things, the frequency of monitoring for fugitive emissions at well sites and compressor stations. On September 24, 2019 the EPA proposed reconsideration amendments to the NSPS that, among other things, would rescind the methane-specific requirements of the NSPS applicable to oil and gas production. The Bureau of Land Management (the “BLM”) also finalized similar methane and gas-capture rules for oil and gas operations on federal and tribal leases and certain committed state or private tracts in a federally approved unit or communitized agreement. In September 2018, the BLM published a final rule that revises the 2016 rules. The new rule, among other things, rescinds the 2016 rule requirements related to waste-minimization plans, gas-capture percentages, well drilling, well completion and related operations, pneumatic controllers, pneumatic diaphragm pumps, storage vessels, and leak detection and repair. The new rule also revised provisions related to venting and flaring. Environmental groups and the States of California and New Mexico have filed challenges to the 2018 rule in the United States District Court for the Northern District of California.
The EPA already requires reporting of greenhouse gases, such as CO2 and methane, from operations. In 2014, 2017 and 2019, Colorado expanded its oil and gas air regulations, including the adoption of new and additional fugitive methane emission control regulations. In addition, in 2019 Colorado announced it’s intention to implement state-level greenhouse gas reporting rules in 2020. The first phase of that initiative, a new rule requiring oil and gas operators to submit an annual emission inventory, was approved on December 19, 2019 and will go into effect in 2020. The EPA has lowered the national ambient air quality standard (“NAAQS”) for ozone pollution, which may require the oil and gas industry to further reduce emissions of volatile organic compounds and nitrogen oxides. Colorado’s ozone non-attainment status was bumped-up from “marginal” to “moderate,” in early 2016 which triggered significant additional obligations for the State under the Clean Air Act and resulted in additional regulatory requirements for the oil and gas industry. On December 26, 2019 the EPA filed notice in the Federal Register that effective January 27, 2020 the Denver Metro/North Front Range NAA will be reclassified again to from “moderate” to “serious”. A “serious” classification triggers significant additional obligations for the state under the CAA and will result in new and more stringent air quality control requirements becoming applicable to our operations. this in turn could result in significant costs and delays in obtaining necessary permits. These state and federal regulations may increase the costs of compliance for some facilities we own or operate, and federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Federal Clean Air Act and associated state laws and regulations.
Colorado SB 19-181 also requires, among other things, that the Air Quality Control Commission (“AQCC”) adopt additional rules to minimize emissions of methane and other hydrocarbons and nitrogen oxides from the entire oil and gas fuel cycle. The AQCC anticipates holding several rulemakings over the next several years to implement the requirements of SB 19-181, including a rulemaking to require continuous emission monitoring equipment at oil and gas facilities. In December 2019, the AQCC held the first of several rulemakings that are anticipated as a result of SB 19-181. As part of that rulemaking, the AQCC adopted significant additional and new emission control requirements applicable to oil and gas operations, including, for example, hydrocarbon liquids unloading control requirements and increased LDAR frequencies for facilities in certain proximity to occupied areas.
State-level rules applicable to our operations include regulations imposed by the AQCC, including stringent requirements relating to monitoring, recordkeeping and reporting matters. In October 2019, the Colorado Department of Public Health and Environment (“CDPHE”) published a human health risk assessment for oil and gas operations in Colorado, which used oil and gas emission data to model possible human exposure and found a possibility of negative health impacts at distances up to 2,000 feet away under worst case conditions. In response, the COGCC announced that it will more rigorously scrutinize permit applications for wells within 2,000 feet of a building unit, work with CDPHE to obtain better site-specific data on oil and gas emissions, and consider the resulting data for possible future rulemaking.
Hydraulic Fracturing.   Our completion operations are subject to regulation, which may increase in the short or long-term. The well completion technique known as hydraulic fracturing is used to stimulate production of natural gas and oil and has come under increased scrutiny by the environmental community, as well as local, state and federal jurisdictions. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into prospective rock formations at depth to stimulate oil and natural gas production. We use this completion technique on substantially all of our wells to obtain commercial production.
Under the direction of Congress, the EPA has undertaken a study of the effect, if any, of hydraulic fracturing on drinking water and groundwater and released its preliminary report in 2015, finding no systematic impact on groundwater resources. In its final report, issued in late 2016, EPA removed the conclusion of no systemic impact from the executive summary of the report, although it cited no new evidence to the contrary. In June 2016, the EPA finalized pretreatment standards for indirect discharges of wastewater from the oil and gas extraction industry. The regulation prohibits sending wastewater pollutants from onshore unconventional oil and gas extraction facilities to publicly-owned treatment works. In December 2016, the EPA released a report titled “Hydraulic Fracturing for Oil and Gas: Impacts from the Hydraulic Fracturing Water Cycle on Drinking Water Resources.” The report concluded that activities involved in hydraulic fracturing can have impacts on drinking water under certain circumstances. These and similar studies, depending on their degree of development and nature of results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms. Congress may consider legislation to amend the SDWA or the Toxic Substances Control Act to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Certain states, including Colorado, Utah and Wyoming, have already issued such disclosure rules. Several environmental groups have also petitioned the EPA to extend release reporting requirements under the Emergency Planning Community Right-to-Know Act to the oil and gas extraction industry and in 2015, EPA granted, in part, one of these petitions to add the oil and gas extraction industry to the list of industries required to report releases of certain “toxic chemicals” under the Toxic Release Inventory (“TRI”). On January 6, 2017, EPA issued a proposed rule to include natural gas processing facilities within the TRI program. In addition, the Department of the Interior finalized expanded or new regulations concerning the use of hydraulic fracturing on lands under its jurisdiction, which includes some of the lands on which we conduct or plan to conduct operations. The BLM rescinded the rule in December 2017; however, the BLM’s rescission has been challenged by several states in the United States District Court of the District of Northern California.
In Colorado, certain local jurisdictions imposed moratoria or bans on hydraulic fracturing, all of which have been invalidated, including on appeal to the Colorado Supreme Court. Senate Bill 19-181 subsequently authorized local jurisdictions to approve the siting of and regulate the surface impacts from oil and gas development and to adopt regulations and impose conditions more stringent than state requirements. It remains unclear whether local governments will attempt to use this new authority to restrict hydraulic fracturing or oil and gas development or whether such action would be lawful under SB 19-181 and Colorado Supreme Court precedent.

Climate Change.   In June 2014, the U.S. Supreme Court upheld a portion of the EPA’s greenhouse gas regulatory program for certain major sources in the Utility Air Regulatory Group v. EPA case. The EPA has finalized significant new rules to curb carbon emissions from power plants and other industrial activities, known as the Clean Power Plan, which in February 2016 was stayed by the U.S. Supreme Court. In March 2017, President Trump signed the Executive Order on Energy Independence which, among other things, called for a review of the Clean Power Plan. The EPA subsequently published a proposed rule to repeal the Clean Power Plan in October 2017. In August 2018, EPA proposed the Affordable Clean Energy (“ACE”) rule, which establishes emission guidelines for states to develop plans to address greenhouse gas emissions from existing coal-fired power plants. The ACE rule was finalized on June 19, 2019 and replaced the Clean Power Plan. Certain environmental groups are agitating for scaling back, or eliminating, fossil fuel extraction and use, including efforts to convince policy-makers that the majority of known oil and gas reserves must never leave the ground. These groups are mobilizing around a movement for global divestment from fossil fuel companies, which, if effective, could affect the market for our securities. In addition, in December 2015 the United States reached agreement during the United Nations climate change conference in Paris to make a 26-28% reduction in its greenhouse gas emissions by 2025 against a 2005 baseline. In June 2017, President Trump announced that the United States would initiate the formal process to withdraw from the Paris Agreement. Per the terms of the Paris Agreement, a country cannot give notice of withdrawal from the agreement before three years of its start date in the relevant country, which was on November 4, 2016 in the case of the United States. On November 4, 2019, President Trump’s administration gave a formal notice of intention to withdraw, which takes 12 months to take effect. Potential future laws, regulations or even litigation addressing greenhouse gas emissions could impact our business by limiting emissions of methane, restricting the flaring or venting of natural gas, or by reducing demand for oil or natural gas.
Homeland Security.   Legislation continues to be introduced in Congress, and development of regulations continues in the Department of Homeland Security and other agencies, concerning the security of industrial facilities, including oil and natural gas facilities. Our operations may be subject to such laws and regulations but cost of compliance cannot be accurately estimated at this time.
Cybersecurity.   Cybersecurity has been a topic of increased focus, and we have implemented several cybersecurity measures, including an emergency response plan, annual employee training, penetration tests, Supervisory Control and Data Acquisition (“SCADA”) protection and firewall upgrades. We have installed a comprehensive software package to track and document our cybersecurity initiatives which are reviewed by the Executive Committee and Board on a regular basis. Our cybersecurity initiatives are an increasingly important function of our Information Technology and Legal Departments. Presently, it is not possible to accurately estimate the costs we could incur to respond to a cyber attack, but such expenditures could be substantial.
Other Regulation of the Oil and Gas Industry
Our operations are subject to other types of regulation at federal, state and local levels. These types of regulation include requiring permits for the drilling of wells, bonds securing plugging, abandonment and reclamation obligations, and reports concerning our operations. Most states, and some counties and municipalities also regulate one or more of the following:
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the location of wells and surface facilities;

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the noise, traffic and light from the location;

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the method of drilling and casing wells;

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the rates of production or “allowables”;

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the surface use and restoration of properties upon which wells are drilled;

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wildlife management and protection;

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the protection of archaeological and paleontological resources;

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the plugging and abandoning of wells; and

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notice to, and consultation with, surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing well density and location, as well as the pooling of oil and natural gas properties. Some states provide statutory mechanisms for compulsory pooling or integration of tracts to facilitate exploration, while other states rely on voluntary pooling of lands and leases. In some instances, compulsory pooling or unitization may be implemented by third parties and subject our interest to third party operations. While not currently an issue in Colorado, other states establish maximum rates of production from oil and natural gas wells and impose requirements regarding ratable takes by purchasers of production. Such laws and regulations, if adopted in Colorado, might limit the amount of natural gas and oil we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, our production is generally subject to multiple layers of severance and/or ad valorem taxation by states, counties and special taxing districts.
Natural Gas Sales and Transportation.   Historically, federal legislation and regulatory controls have affected the price of the natural gas we produce and the manner in which we market our production. The Federal Energy Regulatory Commission (“FERC”) has jurisdiction over the transportation and sale or resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted that have resulted in the complete removal of all price and non-price controls for “first sales” of domestic natural gas, which include all sales of our own production.
FERC also regulates interstate natural gas transportation rates and service conditions pursuant to the Natural Gas Act, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Interstate gas pipeline companies are required to provide nondiscriminatory, non-preferential transportation services to producers, marketers and other shippers regardless of whether such shippers are affiliated with an interstate pipeline company, and pursuant to such orders, regulations, and rules, interstate gas pipeline companies are required to file the tariff rates and other terms and conditions of such services with FERC.
The Energy Policy Act of 2005 (the “EPAct 2005”) was signed into law in August 2005. The EPAct 2005 amends the Natural Gas Act to make it unlawful for “any entity”, including otherwise non-jurisdictional producers, to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of natural gas or the purchase or sale of transportation services subject to regulation by FERC, in contravention of rules prescribed by FERC. The EPAct 2005 also gives FERC authority to impose civil penalties for violations of the Natural Gas Act or Natural Gas Policy Act up to $1 million per day per violation. The anti-manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales, gathering or production, but does apply to activities of otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” natural gas sales, purchases or transportation subject to FERC jurisdiction, thus reflecting a significant expansion of FERC’s enforcement authority.
FERC’s initiatives have led to the development of a competitive, unregulated, open access market for gas purchases and sales that permits all purchasers of gas to buy gas directly from third-party sellers other than pipelines. However, the natural gas industry historically has been very heavily regulated; therefore, we cannot guarantee that the less stringent regulatory approach pursued by FERC and Congress over the past few decades will continue indefinitely into the future, nor can we determine what effect, if any, future regulatory changes may have on our natural gas-related activities.
Transportation and safety of natural gas is also subject to regulation by the U.S. Department of Transportation, through its Pipeline and Hazardous Materials Safety Administration, under the Natural Gas Pipeline Safety Act of 1968, as amended, which imposes safety requirements on the design, construction, operation, and maintenance of interstate natural gas transmission facilities, the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 and the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011. The failure to comply with these rules and regulations can result in substantial penalties.
Employees
As of February 4, 2020, we had 155 employees of whom 97 work in our Denver office and 58 work in our field offices. We also contract for the services of independent consultants involved in land, regulatory, accounting, financial and other disciplines as needed. None of our employees are represented by labor unions or covered by any collective bargaining agreement. We believe that our relations with our employees are good.
Offices
As of December 31, 2019, we leased 79,279 square feet of office space for our principal office in Denver, Colorado at 555 17th Street, which expires in April 2028. Due to the Merger, we acquired 23,363 square feet of leased office space from Fifth Creek in Greenwood Village, Colorado, which extends through July 2023. We also own a field office in Greeley, Colorado and a field office in Hereford, Colorado. We believe that our facilities are adequate for our current operations and that we can obtain additional leased space if needed.
Annual CEO Certification
As required by New York Stock Exchange rules, on May 6, 2019 we submitted an annual certification signed by our Chief Executive Officer certifying that he was not aware of any violation by us of New York Stock Exchange corporate governance listing standards as of the date of the certification.
Item 1A.   Risk Factors.
Our business involves a high degree of risk. If any of the following risks, or any risk described elsewhere in this Form 10-K, actually occurs, our business, financial condition or results of operations could suffer. The risks described below are not the only risks facing the Company. Additional risks not presently known to us or that we currently consider immaterial also may adversely affect our Company.
Risks Related to the Oil and Natural Gas Industry and Our Business
Oil and gas prices are volatile and changes in prices can significantly affect our financial results and estimated proved oil and gas reserves.
Our revenue, profitability and cash flow depend upon the prices for oil, natural gas and NGLs. The markets for these commodities are very volatile, based on supply and demand, and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Changes in oil, natural gas and NGL prices have a significant impact on the value of our reserves and on our cash flow. Prices for oil, natural gas and NGLs may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, such as:
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the global demand for oil, natural gas and NGLs;

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domestic and foreign governmental regulations;

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variations between product prices at sales points and applicable index prices;

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political and economic conditions in oil producing countries, including the Middle East and South America;

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the ability and willingness of members of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil-producing countries to agree to and maintain oil price and production controls;

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weather conditions;

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technological advances affecting energy consumption;

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national and global economic conditions;

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proximity and capacity of oil and gas pipelines, refineries and other transportation and processing facilities;

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the price and availability of alternative fuels; and

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the strength of the U.S. dollar compared to other currencies.

Lower oil, natural gas and NGL prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil, natural gas and NGLs that we can produce economically and therefore the quantity and the estimated present value of our reserves. If this occurs or if our estimates of development costs increase, production data factors change or our exploration or development results deteriorate, successful efforts accounting rules may require us to write down or impair, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties. We are required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carrying amount may not be recoverable or whenever management’s plans change with respect to those assets.
Oil prices declined significantly in a number of recent periods, including the fourth quarter of 2018. Natural gas and NGL prices have also fallen significantly in some recent periods. These decreases have increased the volatility and amplitude of the other risks facing us as described in this report and have impacted our business and financial condition. If oil prices decrease from current levels, our planned drilling projects may become uneconomic, which could affect future drilling plans and growth rates. Low commodity prices impact our revenue, which we partially mitigate with our hedging program. Continued low commodity prices make it more challenging to hedge production at higher price levels.
Our drilling efforts and our well operations may not be profitable or achieve our targeted returns.
Drilling for oil, natural gas and NGLs may result in unprofitable efforts from wells that are productive but do not produce sufficient commercial quantities to cover drilling, operating and other costs. In addition, even a commercial well may have production that is less, or costs that are greater, than we projected. The cost of drilling, completing and operating a well is often uncertain, and many factors can adversely affect the economics of a well or property. Drilling operations may be curtailed, delayed or canceled as a result of unexpected drilling conditions, equipment failures or accidents, shortages of equipment or personnel, environmental issues, midstream constraints and for other reasons. We rely to a significant extent on seismic data and other advanced technologies in identifying unproved property prospects. The seismic data and other technologies we use do not allow us to know conclusively, prior to acquisition of unproved property or drilling a well, whether oil, natural gas or NGLs are present or may be produced economically. The use of seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies. Drilling results in some of our plays may be more uncertain than in other plays that are more mature and have longer established drilling and production histories, and we can provide no assurance that drilling and completion techniques that have proven to be successful in other formations to maximize recoveries will be ultimately successful when used in our prospects. As a result, we may incur future dry hole costs and/or impairment charges due to any of these factors.
We have acquired significant amounts of proved and unproved property in order to attempt to further our exploration and development efforts. Drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. We acquire proved and unproved properties and lease undeveloped acreage that we believe will enhance our growth potential and increase our earnings over time. We cannot guarantee that all prospects will be economically viable or that we will not abandon our initial investments. Additionally, there can be no assurance that proved or unproved property acquired by us or undeveloped acreage leased by us will be profitably developed, that new wells drilled by us in prospects that we pursue will be productive, that we will recover all or any portion of our investment in such proved or unproved property or wells, or that we will succeed in bringing on additional partners.
Substantially all of our producing properties are located in the DJ Basin, making us vulnerable to risks associated with operating in one major geographic area.
Our operations are focused on the DJ Basin, which means our current producing properties and new drilling opportunities are geographically concentrated in that area. Because our operations are not as diversified geographically as many of our competitors, the success of our operations and our profitability may be disproportionately exposed to the effect of any regional events, including fluctuations in prices of oil, natural gas and NGLs produced from the wells in the region, natural disasters, restrictive governmental regulations, transportation capacity constraints, weather, curtailment of production or interruption of transportation and processing, and any resulting delays or interruptions of production from existing or planned new wells.
We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business and the recording of proved reserves. Changes in the regulatory environment could have a material adverse effect on our business.
Our exploration, development, production and marketing operations are subject to extensive environmental regulation at the federal, state and local levels including those governing emissions to air, wastewater discharges, hazardous and solid wastes, remediation of contaminated soil and groundwater, protection of surface and groundwater, land reclamation and preservation of natural resources. Under these laws and regulations, we could be held liable for personal injuries, property damage (including site clean-up and restoration costs) and other damages. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations and subject us to administrative, civil, and criminal penalties, including the assessment of natural resource damages. Environmental and other governmental laws and regulations also increase the costs to plan, permit, design, drill, install, operate and abandon oil and natural gas wells and related facilities. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects, leading to delays.
The regulatory environment in which we operate is subject to frequent changes, often in ways that increase our costs and make it more difficult for us to obtain necessary permits in a timely manner. See “Business and Properties-Operations-Environmental Matters and Regulation” for a summary of certain environmental regulations that affect our business and related developments, including potential future regulatory developments.
Our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel.
Our future success depends to a large extent on the services of our key employees. The loss of one or more of these individuals could have a material adverse effect on our business. Furthermore, competition for experienced technical and other professional personnel remains strong. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected. Also, the loss of experienced personnel could lead to a loss of technical expertise.
Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.
Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil, natural gas and NGL production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of our reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines, processing facilities and refineries owned and operated by third parties. We may be required to shut in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline, gathering system capacity or processing facilities. If that were to occur, we would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.
We may incur substantial losses and be subject to substantial liability claims as a result of our oil and gas operations. In addition, we may not be insured for, or our insurance may be inadequate to protect us against, these risks.
We are not insured against all risks. Losses and liabilities arising from uninsured or under-insured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities, including well stimulation and completion activities such as hydraulic fracturing, are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:
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environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

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abnormally pressured or structured formations;

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mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

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fires, explosions and ruptures of pipelines;

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personal injuries and death; and

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natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us as a result of:
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injury or loss of life;

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damage to and destruction of property and equipment;

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damage to natural resources due to underground migration of hydraulic fracturing fluids or other fluids or gases;

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pollution and other environmental damage, including spillage or mishandling of recovered hydrocarbons, hydraulic fracturing fluids and produced water;

•
regulatory investigations and penalties;

•
suspension of our operations; and

•
repair and remediation costs.

We have elected, and may in the future elect, not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. For example, we do not carry business interruption insurance for these reasons. In addition, pollution and environmental risks generally are not fully insurable. Further, we could be unaware of a pollution event when it occurs and therefore be unable to report the event within the time period required under the relevant policy. The occurrence of an event that is not covered or not fully covered by insurance could have a material adverse effect on our production, revenues and results of operations and overall financial condition.
Our operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in our oil, natural gas and NGL reserves.
The oil and gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the development, production and acquisition of oil, natural gas and NGL reserves. To date, we have financed capital expenditures primarily with cash generated by operations, sales of our equity and debt securities, proceeds from bank borrowings and sales of properties. Our cash flow from operations and access to capital is subject to a number of variables, including:
•
our proved reserves;

•
the level of oil, natural gas and NGLs we are able to produce from existing wells;

•
the prices at which oil, natural gas and NGLs are sold;

•
the costs required to operate production;

•
our ability to acquire, locate and produce new reserves;

•
global credit and securities markets;

•
the ability and willingness of lenders and investors to provide capital and the cost of that capital; and

•
the interest of buyers in our properties and the price they are willing to pay for properties.

If our revenues or the borrowing base under our Amended Credit Facility decreases as a result of lower oil, natural gas and NGLs prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current or planned levels. We may, from time to time, need to seek additional financing. Our Amended Credit Facility and senior note indentures place certain restrictions on our ability to obtain new financing. There can be no assurance as to the availability or terms of any additional financing. Recent commodity price decreases have made it substantially more difficult for us and other industry participants to raise capital, and will likely have an adverse effect on our borrowing base.
If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If the cash generated by operations or the amount available under our Amended Credit Facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil, natural gas and NGLs reserves as well as our revenues and results of operations.
Our identified drilling location inventories are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.
Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These identified drilling locations represent a significant part of our strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, seasonal conditions, regulatory approvals, oil, natural gas and NGLs prices, costs and drilling results. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce oil, natural gas and NGLs from these or any other potential drilling locations. As such, our actual drilling activities may differ materially from those presently identified, which could adversely affect our business.
Competition in the oil and gas industry is intense, which may adversely affect our ability to succeed.
The oil and gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for, develop and produce oil, natural gas and NGLs, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies are able to pay more for producing oil, natural gas and NGLs properties and exploration and development prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies have a greater ability to continue exploration activities during periods of low oil, natural gas and NGLs market prices. Our larger or integrated competitors are better able than we are to absorb the burden of existing and any changes to federal, state, local and Native American tribal laws and regulations, which could adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial resources than many companies in our industry, we may be at a disadvantage in bidding for producing properties and exploration and development prospects.
The willingness and ability of our lenders to fund their lending obligations under our revolving Amended Credit Facility may be limited, which would affect our ability to fund our operations.
Our Amended Credit Facility has commitments from 11 lenders. If credit markets become turbulent as a result of an economic downturn, increased regulatory oversight, lower commodity prices or other factors, our lenders may become more restrictive in their lending practices or may be unwilling or unable to fund their commitments, which would limit our access to capital to fund our capital expenditures, operations or meet other obligations. This would limit our ability to generate revenues as well as limit our projected production and reserves growth, leading to declining production and potentially losses.

A U.S. and global economic downturn could have a material adverse effect on our business and operations.
Any or all of the following may occur if, as a result of a crisis in the global financial and securities markets, a deterioration in national or global growth prospects or other factors, an economic downturn occurs:
•
The economic slowdown could lead to lower demand for oil and natural gas by individuals and industries, which in turn could result in lower prices for the oil and natural gas sold by us, lower revenues and possibly losses. Significant recent commodity price declines have been caused in part by concerns about future global economic growth. This factor has at times been exacerbated by increases in oil and gas supply resulting from increases in U.S. oil and gas production.

•
The lenders under our Amended Credit Facility may become more restrictive in their lending practices or unable or unwilling to fund their commitments, which would limit our access to capital to fund our capital expenditures and operations. This would limit our ability to generate revenues as well as limit our projected production and reserves growth, leading to declining production and possibly losses.

•
We may be unable to obtain additional debt or equity financing, which would require us to limit our capital expenditures and other spending. This would lead to lower production levels and reserves than if we were able to spend more than our cash flow. Financing costs may significantly increase as lenders may be reluctant to lend without receiving higher fees and spreads.

•
The losses incurred by financial institutions and the insolvency of some financial institutions heightens the risk that a counterparty to our hedge arrangements could default on its obligations. These losses and the possibility of a counterparty declaring bankruptcy or being placed in conservatorship or receivership may affect the ability of the counterparties to meet their obligations to us on hedge transactions, which could reduce our revenues from hedges at a time when we are also receiving a lower price for our natural gas and oil sales. As a result, our financial condition could be materially adversely affected.

•
Our credit facility bears floating interest rates based on the London Interbank Offer Rate (“LIBOR”). As banks were reluctant to lend to each other to avoid risk, LIBOR increased to unprecedented spread levels in 2008. Such increases caused and may in the future cause higher interest expense for unhedged levels of LIBOR-based borrowings. In addition, LIBOR may be eliminated in the near future as a reference index for determining interest rates under credit arrangements. The elimination of LIBOR may cause us to incur increased interest expense.

•
Our credit facility requires the lenders to redetermine our borrowing base semi-annually. The redeterminations are based on our proved reserves and hedge position based on price assumptions that our lenders require us to use to calculate reserves pursuant to the credit facility. The lenders could reduce their price assumptions used to determine reserves for calculating our borrowing base due to lower commodities and futures prices and our borrowing base could be reduced. This would reduce our funds available to borrow. In addition, the lenders can request an interim redetermination during each six month period which could reduce the funds available to borrow under our credit facility.

•
Bankruptcies of financial institutions or illiquidity of money market funds may limit or delay our access to our cash and cash equivalent deposits, causing us to lose some or all of those funds or to incur additional costs to borrow funds needed on a short-term basis that were previously funded from our money market deposits.

•
Bankruptcies of purchasers of our oil and natural gas could lead to the delay or failure of us to receive the revenues from those sales.

Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these assumptions will materially affect the quantities of our reserves.
Underground accumulations of oil, natural gas and NGLs cannot be measured in an exact way. Oil, natural gas and NGLs reserve engineering requires estimates of underground accumulations of oil, natural gas and NGLs and assumptions concerning future oil, natural gas and NGLs prices, production levels and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may be inaccurate.
Our estimates of proved reserves are based on prices and costs determined at the date of the estimate. Any significant variance from these prices and costs could greatly affect our estimates of reserves. We prepare our own estimates of proved reserves, which are audited by independent third party petroleum engineers. Over time, our internal engineers may make material changes to reserves estimates taking into account the results of actual drilling, testing and production. For additional information about these risks and their impact on our reserves, see “Items 1 and 2. Business and Properties-Oil and Gas Data-Proved Reserves” and “Supplementary Information to Consolidated Financial Statements-Supplementary Oil and Gas Information (unaudited)-Analysis of Changes in Proved Reserves” in this Annual Report on Form 10-K.
At December 31, 2019, approximately 59% of our estimated proved reserves (by volume) were undeveloped. These reserve estimates reflect our plans to make significant capital expenditures to convert our PUDs into proved developed reserves, including approximately $1.2 billion during the five years ending December 31, 2024. The estimated development costs may not be accurate, development may not occur as scheduled and results may not be as estimated. If we choose not to develop PUDs, or if we are not otherwise able to successfully develop them, we will be required to remove the associated volumes from our reported proved reserves. In addition, under the SEC’s reserve reporting rules, PUDs generally may be booked only if they relate to wells scheduled to be drilled within five years of the date of booking, and we may therefore be required to downgrade to probable or possible any PUDs that are not developed within this five-year time frame.
Unless we replace our oil, natural gas and NGLs reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.
Producing oil, natural gas and NGL reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The rate of decline may be different than we have estimated and may change over time. Our future oil, natural gas and NGL reserves and production, and therefore our cash flow and income, are highly dependent upon our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.
Properties that we buy may not produce as projected and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers.
One of our strategies is to capitalize on opportunistic acquisitions of oil, natural gas and NGLs reserves. Our reviews of acquired properties are inherently incomplete, because it generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher value properties and will sample the remaining properties for reserve potential. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties.
Our hedging activities could result in financial losses or could reduce our income.
To achieve a more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of commodities, we currently, and will likely in the future, enter into hedging arrangements for a portion of our production revenues. Hedging arrangements for a portion of our production revenues expose us to the risk of financial loss in some circumstances, including when:
•
there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;

•
our production is less than we expect;

•
there is a change in the mark to market value of our derivatives; or

•
the counterparty to the hedging contract defaults on its contractual obligations.

In addition, these types of hedging arrangements limit the benefit we would receive from increases in commodities prices and may expose us to cash margin requirements if we hedge with counterparties who are not parties to our credit facility.
Our counterparties are financial institutions that are lenders under our Amended Credit Facility or affiliates of such lenders. The risk that a counterparty may default on its obligations increases when overall economic conditions deteriorate. Losses resulting from adverse economic conditions or other factors may affect the ability of the counterparties to meet their obligations to us on hedge transactions, which could reduce our revenues from hedges at a time when we are also receiving lower prices for our production. As a result, our financial condition could be materially adversely affected.
Federal legislation may decrease our ability, and increase the cost, to enter into hedge transactions.
The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was signed into law in July 2010. Dodd-Frank regulates derivative transactions, including our commodity derivative swaps. We expect that Dodd-Frank and its implementing regulations will increase the cost to hedge as a result of fewer counterparties being in the market and the pass-through of increased capital costs of bank subsidiaries. The imposition of margin requirements or other restrictions on our hedging activities could make hedging more expensive or impracticable. A reduction in our ability to enter into hedging transactions would expose us to additional risks related to commodity price volatility and impair our ability to have certainty with respect to a portion of our cash flow, which could lead to decreases in capital spending and, therefore, decreases in future production and reserves.
The inability of one or more of our customers to meet their obligations may adversely affect our financial results.
Substantially all of our accounts receivable result from oil, natural gas and NGLs sales or joint interest billings to third parties in the energy industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. In addition, our oil, natural gas and NGLs hedging arrangements expose us to credit risk in the event of nonperformance by counterparties. An economic downturn and/or an extended period of low commodity prices would increase these risks.
We face risks related to rating agency downgrades.
If one or more rating agencies downgrades our outstanding debt, future debt issuance could become more difficult and costly. Also, we may be required to provide collateral or other credit support to certain counterparties, which would increase our costs and limit our liquidity.
Our business could be negatively impacted by security threats, including cyber-security threats, and other disruptions.
As an oil and natural gas producer, we face various security threats, including cyber-security threats to gain unauthorized access to sensitive information, acquire cash or other assets through theft or fraud or render data or systems unusable, threats to the safety of our employees, threats to the security of our facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines, and threats from terrorist acts. Cyber-security attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, corruption of data or misappropriation of assets. There can be no assurance that the procedures and controls we use to monitor and mitigate these risks will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, assets, critical infrastructure, personnel or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows.

Land owner demands associated with previously divested wells in Wyoming could have adverse effects on our business.
In December 2015, the Wyoming Supreme Court issued its “Pennaco” decision, the essence of which is that parties to a contract, such as a surface use agreement, remain liable for the obligations under that agreement — even when the agreement and the underlying assets have been sold and assigned to a third party — unless the agreement contains express language releasing and discharging the original party upon such subsequent assignment.
Landowners across Wyoming are making Pennaco claims against companies that sold assets to other oil and gas companies that are now in default. To date, our exposure relates to coalbed methane (“CBM”) leases and wells that we sold to entities which are now essentially defunct, if not in actual bankruptcy proceedings. These operators have defaulted on several annual surface use payments, as well as leaving more than 150 CBM wells acquired from us in non-producing (shut-in) status. We have been contacted by several large ranches or their attorneys demanding payment of amounts in arrears, and that we conduct the plugging of the wells and land reclamation. Each case entails determining what contractual obligations are imposed by the applicable surface use agreement, taking into account state and federal plugging and reclamation requirements.
We obtained orders from the Wyoming Oil & Gas Conservation Commission (“WOGCC”) requiring two of the defaulting operators to “show cause” as to why the WOGCC should not authorize us to take over the wells in order to conduct plugging and reclamation operations. In response to these orders, we reached contractual agreements that provide us with the authority to plug and abandon any or all of the wells sold to those operators. We have negotiated settlement and release agreements with several ranches that require payments and scheduled plugging and reclamation activities. In certain cases, ranch owners have expressed interest in conversion of CBM wells to water wells. We are under no current WOGCC compulsion to plug wells. A substantial number of wells are federally-permitted, and the Company and the BLM have recently negotiated a plugging and reclamation schedule for these wells. During 2019, the Company plugged 53 wells and 3 wells were converted to water wells by the landowner. In 2020, the Company plans to plug and abandon an additional 65 wells.
We do not believe that resolving this matter will have a material financial impact. We believe that, if necessary, the currently identified roster of shut-in wells can be plugged and reclaimed at cost of approximately $15,000 per well. There is no assurance, however, that this issue will not expand to wells sold to other purchasers of Wyoming assets previously owned by us.
Risks Related to Our Common Stock
If we cannot regain compliance with the NYSE’s continued listing standards, the NYSE may delist our common stock, which could have an adverse impact on the trading volume, liquidity and market price of our common stock.
On November 4, 2020, the Company received a notice from the NYSE that it is no longer in compliance with the NYSE continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual due to the fact that the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its stockholders’ equity was less than $50 million. In accordance with the NYSE listing requirements, we will submit a plan that demonstrates how we expect to return to compliance with NYSE listing standard 802.01B by the deadline of December 19, 2020. If the NYSE accepts the plan and we are unable to comply with the plan, or if we are unable to meet the continued listing standard within 18 months of receipt of the notice, we will be subject to the prompt initiation of NYSE suspension and delisting procedures. A delisting of our common stock from the NYSE could negatively impact us because it could reduce the liquidity and market price of our common stock and reduce the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing, and/or diminish the value of equity incentives available to provide to our employees.

Provisions in our certificate of incorporation and bylaws and Delaware law make it more difficult to effect a change in control of us, which could adversely affect the price of our common stock.
Delaware corporate law and our current certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of us or our management. These provisions include:
•
giving the board the exclusive right to fill all board vacancies;

•
requiring special meetings of stockholders to be called only by the board;

•
requiring advance notice for stockholder proposals and director nominations;

•
prohibiting stockholder action by written consent;

•
prohibiting cumulative voting in the election of directors; and

•
allowing for authorized but unissued common and preferred shares.

These provisions also could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions that are opposed by our board. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, and this may limit the price that investors are willing to pay in the future for shares of our common stock.
Risks Related to our Senior Notes and Amended Credit Facility
We may not be able to generate enough cash flow to meet our debt obligations, including our obligations and commitments under our senior notes and our Amended Credit Facility.
We expect that our earnings and cash flow could vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including our 7.0% Senior Notes due 2022 (“7.0% Senior Notes”), 8.75% Senior Notes due 2025 (“8.75% Senior Notes”) and our Amended Credit Facility. Any insufficiency could negatively impact our business. A range of economic, competitive, business, and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to repay our debt. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control. In particular, these risks have been significantly exacerbated by the sustained decline in commodity prices.
As of December 31, 2019, the total outstanding principal amount of our indebtedness was $765.0 million, and we had $334.0 million in additional borrowing capacity under our Amended Credit Facility, which, if borrowed, would be secured debt effectively senior to the Senior Notes to the extent of the value of the collateral securing that indebtedness. The borrowing base is dependent on our proved reserves and was, as of December 31, 2019, $500.0 million based on our proved reserves and hedge position. Our borrowing capacity is reduced by a $26.0 million letter of credit. As of December 31, 2019, we had $140.0 million outstanding under our Amended Credit Facility.
The borrowing base is set at the sole discretion of the lenders. Our next scheduled borrowing base redetermination is scheduled on or about April 1, 2020 based on proved reserves as of December 31, 2019 at updated bank price decks and hedge position. However, in the event of lower capital investment in our properties due to a sustained cycle of low commodity prices, we could see lower quantities of proved developed reserves which would, in combination with lower oil and gas commodity pricing, lead to lower borrowing bases.
If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake one or more alternative financing plans, such as:
•
refinancing or restructuring our debt;

•
selling assets;

•
reducing or delaying capital investments; or

•
seeking to raise additional capital.

However, any alternative financing plans that we undertake may not be completed in a timely manner or at all, and even if completed may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the senior notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.
Our debt could have important consequences. For example, it could:
•
increase our costs of doing business;

•
increase our vulnerability to general adverse economic and industry conditions;

•
limit our ability to fund future capital expenditures and working capital, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•
limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•
impair our ability to obtain additional financing in the future; and

•
place us at a competitive disadvantage compared to our competitors that have less debt.

We may be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indentures governing the senior notes and our Amended Credit Facility impose on us.
The Amended Credit Facility also contains certain financial covenants. We are currently in compliance with all financial covenants and have complied with all financial covenants since issuance. We expect to be in compliance with all financial covenants based on our 2020 budget at current commodity prices. However, if commodity prices significantly decline, EBITDAX will be significantly reduced, which is a critical underpinning of our required financial covenants. If this were to occur, it will make it necessary for us to negotiate an amendment to one or more of these financial covenants.
If we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders and holders of our notes may have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt or take other actions to pay the accelerated debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us. A breach of any covenant would also limit the funds available under our Amended Credit Facility. In September 2015, we obtained an amendment to the Amended Credit Facility that replaced our debt-to-EBITDAX covenant in the facility for a limited period of time. Through March 31, 2018, the covenants are secured debt-to-EBITDAX and EBITDAX-to-interest. There can be no assurance that we will be able to obtain similar amendments, or waivers of covenant breaches, in the future if needed.
Risks Related to Tax
We may incur more taxes as a result of new tax legislation.
The Tax Cut and Jobs Act (the “TCJA”) was passed in December 2017 and included provisions that could limit certain tax deductions:
•
interest expense is limited to 30% of our taxable income (with certain adjustments);

•
expanded Section 162(m) limitations on the deductibility of officers’ compensation; and

•
net operating losses (“NOL”) incurred after 2017 are limited to 80% of taxable income but can be carried forward indefinitely.

These changes may increase our future tax liability in some circumstances. In addition, proposals are made from time to time to amend U.S. federal and state income tax laws in ways that would be adverse to us, including by eliminating certain key U.S. federal income tax preferences currently available with respect to crude oil and natural gas exploration and production. The changes could include (i) the repeal of the percentage depletion deduction for crude oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs and (iii) an extension of the amortization period for certain geological and geophysical expenditures. Also, state severance taxes may increase in the states in which we operate. This could adversely affect our existing operations in the relevant state and the economic viability of future drilling.
Our future utilization of NOLs and tax credit carryforwards have been limited by the Merger and may be further limited based on current Internal Revenue Code restrictions.
We have significant deferred tax assets for Federal and state NOL carryforwards. Subject to certain limitations and applicable expiration dates, these tax attributes can be carried forward to reduce our federal income tax liability for future periods. Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), the ability to utilize NOL carryforwards to offset future taxable income is subject to limitation if a greater than 50% ownership change occurs (“Section 382 change of ownership”). A Section 382 change of ownership refers to an increase in ownership of more than 50% of our shares by certain groups of shareholders during any three-year period, as determined under certain conventions.
The Merger resulted in a Section 382 change of ownership, limiting our ability to use pre-change NOLs and credits against post-change taxable income to an annual limitation amount plus certain built-in gains recognized within five years of the ownership change (“RBIG”). The annual limitation amount of $11.7 million was computed by multiplying our fair market value on the date of the ownership change by a published long-term tax-exempt bond rate. Our RBIG is projected to be $176.9 million. We have reduced our federal and state NOLs by $276.1 million and $14.0 million, respectively, and eliminated our state tax credits by $8.2 million to reflect the expected impact of the Section 382 change of ownership. Deferred tax assets and the corresponding valuation allowance have been reduced by $65.0 million for the expected tax-effected impact of the Section 382 change of ownership.
Item 1B.   Unresolved Staff Comments.
None.
Item 3.   Legal Proceedings.
We are involved in various legal or governmental proceedings in the ordinary course of business. These proceeding are subject to the uncertainties inherent in any litigation. We review the status of these proceedings on an ongoing basis and, from time to time, may settle or otherwise resolve these matters on terms and conditions that management believes are in our best interests. While the ultimate outcome and impact of any proceeding cannot be predicted with certainty, our management does not believe that the resolution of any currently pending proceeding will have a material adverse effect on our financial condition or results of operations.
As previously disclosed, in our Annual Report on Form10-K for the year ended December 31, 2018, we received initial and supplemental EPA “Section 114” mandatory information directives, as well as parallel “compliance advisories” from the Colorado Department of Public Health and Environment (“CDPHE”). These directives led to settlement negotiations with EPA and CDPHE. In April 2019, we entered into a consent decree with the EPA and the CDPHE to resolve these matters. On June 24, 2019, the Court approved the consent decree, which required the Company to pay $275,000 to the United States and $55,000 to the State of Colorado, and fund a supplemental environmental project totaling $220,000, all of which have been fulfilled by the Company. Additionally, the Company has committed to undertake certain operational enhancements over the next three years.
Item 4.   Mine Safety Disclosures.
Not applicable.

PART II
Item 5.   Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.
Market for Registrant’s Common Equity
Our common stock is listed on the New York Stock Exchange under the symbol “HPR”.
Holders.   On February 4, 2020, there were 91 holders of record of our common stock.
Dividends.   We have not paid any cash dividends since our inception. Because we anticipate that all earnings will be retained for the development of our business and our debt agreements limit the payment of cash dividends, we do not expect that any cash dividends will be paid on our common stock for the foreseeable future.
Unregistered Sales of Securities.   There were no sales of unregistered equity securities during the year ended December 31, 2019.
Issuer Purchases of Equity Securities.   The following table contains information about our acquisitions of equity securities during the three months ended December 31, 2019 (as adjusted for the impact of the 1-for-50 reverse stock split effected on October 30, 2020):
Period	Total Number of Shares Purchased(1)	Weighted Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet be Purchased Under the Plans or Programs
October 1 – 31, 2019	22	$57.50	—	—
November 1 – 30, 2019	44	$64.00	—	—
December 1 – 31, 2019	—	$—	—	—
Total	66	$62.00	—	—

(1)
Represents shares withheld from employees to satisfy tax withholding obligations in connection with the vesting of shares of restricted common stock issued pursuant to our employee incentive plans.

Stockholder Return Performance Presentation
As required by applicable rules of the SEC, the performance graph shown below was prepared based upon the following assumptions:
1.
$100 was invested in our common stock on December 31, 2014, and $100 was invested in each of the Standard & Poors SmallCap 600 Index-Energy Sector and the Standard & Poors 500 Index at the closing price on December 31, 2014.

2.
Dividends are reinvested on the ex-dividend dates.

$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
December 31, 2014
December 31, 2015
December 31, 2016
December 31, 2017
December 31, 2018
December 31, 2019
HPR
S&P SmallCap 600- Energy
S&P 500

	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2018	December 31, 2019
HPR	$100	$35	$61	$45	$22	$15
S&P SmallCap 600- Energy	100	53	73	54	31	26
S&P 500	100	101	114	138	132	174
Item 6.   Selected Financial Data.
The following table presents our selected historical financial data for the years ended December 31, 2019, 2018, 2017, 2016 and 2015. Future results may differ substantially from historical results because of changes in oil and gas prices, production increases or declines, properties acquired or sold and other factors. This information should be read in conjunction with the consolidated financial statements and notes thereto and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this Annual Report on Form 10-K.
Selected Historical Financial Information
The consolidated statement of operations information for the years ended December 31, 2019, 2018 and 2017 and the balance sheet information as of December 31, 2019 and 2018 are derived from our audited consolidated financial statements included elsewhere in this report. The consolidated statement of operations information for the years ended December 31, 2016 and 2015 and the balance sheet information at December 31, 2017, 2016 and 2015 are derived from audited consolidated financial statements that are not included in this report. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data included herein.

	Year Ended December 31,
	2019	2018	2017	2016	2015
	(in thousands, except per share data)
Statement of Operations Data:
Operating Revenues
Oil, gas and NGL production	$452,274	$452,917	$251,215	$178,328	$204,537
Other operating revenues, net	385	100	1,624	491	3,355
Total operating revenues	452,659	453,017	252,839	178,819	207,892
Operating Expenses
Lease operating expense	37,796	27,850	24,223	27,886	42,753
Gathering, transportation and processing expense	10,685	4,644	2,615	2,365	3,482
Production tax expense	23,541	36,762	14,476	10,638	12,197
Exploration expense	143	70	83	83	153
Impairment and abandonment expense	9,642	719	49,553	4,249	575,310
(Gain) loss on sale of properties	2,901	1,046	(92)	1,078	1,745
Depreciation, depletion and amortization	321,276	228,480	159,964	171,641	205,275
Unused commitments	17,706	18,187	18,231	18,272	19,099
General and administrative expense(1)	44,759	45,130	42,476	42,169	53,890
Merger transaction expense	4,492	7,991	8,749	—	—
Other operating expenses, net	402	1,273	(1,514)	(316)	—
Total operating expenses	473,343	372,152	318,764	278,065	913,904
Operating Income (Loss)	(20,684)	80,865	(65,925)	(99,246)	(706,012)
Other Income and Expense:
Interest and other income	791	1,793	1,359	235	565
Interest expense	(58,100)	(52,703)	(57,710)	(59,373)	(65,305)
Commodity derivative gain (loss)	(98,953)	93,349	(9,112)	(20,720)	104,147
Gain (loss) on extinguishment of debt	—	(257)	(8,239)	8,726	1,749
Total other income (expense)	(156,262)	42,182	(73,702)	(71,132)	41,156
Income (Loss) before Income Taxes	(176,946)	123,047	(139,627)	(170,378)	(664,856)
(Provision for) Benefit from Income Taxes	42,116	(1,827)	1,402	—	177,085
Net Income (Loss)	$(134,830)	$121,220	$(138,225)	$(170,378)	$(487,771)
Income per common share:
Basic(2)	$(32.04)	$32.19	$(89.92)	$(153.77)	$(504.94)
Diluted(2)	$(32.04)	$32.03	$(89.92)	$(153.77)	$(504.94)
Weighted average common shares outstanding, basic(2)	4,208	3,766	1,537	1,108	966
Weighted average common shares outstanding, diluted(2)	4,208	3,785	1,537	1,108	966

(1)
Included in general and administrative expense is long-term cash and equity incentive compensation of $8.6 million, $7.2 million, $8.3 million, $11.9 million and $10.8 million for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

(2)
All share and per share amounts were retroactively adjusted for all periods presented to give effect to the 1-for-50 reverse stock split effective October 30, 2020. See Note 16 to the Consolidated Financial Statements for additional information.
	Year Ended December 31,
	2019	2018	2017	2016	2015
	(in thousands)
Selected Cash Flow and Other Financial Data:
Net income (loss)	$(134,830)	$121,220	$(138,225)	$(170,378)	$(487,771)
Depreciation, depletion, impairment and amortization	325,130	228,480	209,062	171,824	777,713
Other non-cash items	90,055	(126,385)	45,603	124,552	(83,760)
Change in assets and liabilities	(1,720)	8,126	5,550	(4,262)	(12,504)
Net cash provided by operating activities	$278,635	$231,441	$121,990	$121,736	$193,678
Capital expenditures(1)	$361,005	$508,908	$260,659	$98,292	$287,411

(1)
Includes exploration and abandonment expense, which are expensed under successful efforts accounting, of $5.9 million, $0.8 million, $0.5 million, $4.1 million and $3.0 million for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively. Also includes furniture, fixtures and equipment costs of $4.6 million, $0.7 million, $1.0 million, $1.1 million and $1.3 million for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

	As of December 31,
	2019	2018	2017	2016	2015
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,449	$32,774	$314,466	$275,841	$128,836
Other current assets	69,988	157,007	53,197	42,611	145,481
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairment	2,043,447	2,020,873	1,012,610	1,055,049	1,160,898
Other property and equipment, net of depreciation	20,727	8,650	6,270	7,100	9,786
Other assets(1)	5,441	33,156	4,163	4,740	61,519
Total assets	$2,156,052	$2,252,460	$1,390,706	$1,385,341	$1,506,520
Current liabilities	$175,478	$248,185	$148,934	$85,018	$145,231
Long-term debt, net of debt issuance costs(1)	758,911	617,387	617,744	711,808	794,652
Other long-term liabilities	138,345	174,790	25,474	16,972	17,221
Stockholders’ equity	1,083,318	1,212,098	598,554	571,543	549,416
Total liabilities and stockholders’ equity	$2,156,052	$2,252,460	$1,390,706	$1,385,341	$1,506,520

(1)
We adopted ASU 2015-03 and ASU 2015-15 effective January 1, 2016, which required that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability and as a result, $8.7 million of debt issuance costs related to our long-term debt were reclassified from deferred financing costs and other noncurrent assets to long-term debt in our consolidated balance sheet as of December 31, 2015.

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Introduction
The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Information” and the accompanying consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K. This section and other parts of this Annual Report on Form 10-K contain forward-looking statements that involve risks and uncertainties. See the “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this Annual Report on Form 10-K. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in “Items 1 and 2. Business and Properties - Business - Operations - Environmental Matters and Regulation;” “Items 1 and 2. Business and Properties - Business - Operations - Other Regulation of the Oil and Gas Industry;” and “Item 1A. Risk Factors” above, all of which are incorporated herein by reference. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.
Overview
We develop oil and natural gas in the Rocky Mountain region of the United States. We seek to build stockholder value by delivering profitable growth in cash flow, reserves and production through the development of oil and natural gas assets. In order to deliver profitable growth, we allocate capital to our highest return assets, concentrate expenditures on exploiting our core assets, maintain capital discipline and optimize operations while upholding high-level standards for health, safety and the environment. Substantially all of our revenues are generated through the sale of oil and natural gas production and NGL recovery at market prices.
We are committed to developing and producing oil and natural gas in a responsible and safe manner. Our employees work diligently with regulatory agencies, as well as environmental, wildlife and community organizations, to ensure that exploration and development activities meet stakeholders’ expectations and regulatory requirements.
Future acquisitions or dispositions could have a material impact on our financial condition and results of operations by increasing or decreasing our reserves, production and revenues as well as expenses and future capital expenditures. We currently anticipate that we would finance any future acquisitions with available borrowings under our Amended Credit Facility, sales of properties, and/or the issuance of debt, equity or equity-linked securities. Our prior acquisitions and capital expenditures were financed with a combination of cash on hand, funding from the sale of our equity securities, our Amended Credit Facility, other debt financing and cash flows from operations.
As a result of acquisitions and dispositions of properties, our historical results of operations and period-to-period comparisons of these results and certain financial data may not be meaningful. In addition, past results are not necessarily indicative of future results.
The following table summarizes the estimated net proved reserves and related Standardized Measure for the years indicated. The Standardized Measure is not intended to represent the current market value of our estimated oil and natural gas reserves.
	Year Ended December 31,
	2019	2018	2017
Estimated net proved reserves (MMBoe)	127.4	104.6	85.8
Standardized measure(1) (in millions)	$973.9	$1,276.0	$829.3

(1)
December 31, 2019 reserves were based on average prices of $55.85 WTI per Bbl of oil, $2.58 Henry Hub per Mcf of natural gas and a percentage of the of the average oil price per Bbl of NGL. December 31, 2018 reserves were based on average prices of $65.56 WTI for oil, $3.10 Henry Hub for natural gas and $32.71 for NGLs. December 31, 2017 reserves were based on average prices of $51.34 WTI for oil, $2.98 Henry Hub for natural gas and $27.40 for NGLs.
Commodity prices are inherently volatile and are influenced by many factors outside of our control. As of February 4, 2020, we have hedged 5,857,500 barrels of oil, or approximately 54% of our expected 2020 production, and 1,912,500 barrels of oil for our 2021 production at price levels that provide some economic certainty to our cash flows. We focus our efforts on increasing oil, natural gas and NGL reserves and production while controlling costs at a level that is appropriate for long-term operations. Our future earnings and cash flows are dependent on our ability to manage our revenues and overall cost structure to a level that allows for profitable production.
We operate in one industry segment, which is the development and production of crude oil, natural gas and NGLs, and all of our operations are conducted in the Rocky Mountain region of the United States. Consequently, we currently report a single reportable segment.
For the year ended December 31, 2018, as a result of the closing of the Merger on March 19, 2018, Fifth Creek’s revenues and expenses are included in the Audited Consolidated Statement of Operations beginning on March 19, 2018.

Results of Operations
Year Ended December 31, 2019 Compared with Year Ended December 31, 2018
The following table sets forth selected operating data for the periods indicated:
	Year Ended December 31,		Increase (Decrease)
	2019	2018	Amount	Percent
	($ in thousands, except per unit data)
Operating Results:
Operating Revenues
Oil, gas and NGL production	$452,274	$452,917	$(643)	—%
Other operating revenues, net	385	100	285	285%
Total operating revenues	$452,659	$453,017	$(358)	—%
Operating Expenses
Lease operating expense	$37,796	$27,850	$9,946	36%
Gathering, transportation and processing expense	10,685	4,644	6,041	130%
Production tax expense	23,541	36,762	(13,221)	(36)%
Exploration expense	143	70	73	104%
Impairment and abandonment expense	9,642	719	8,923	*nm
(Gain) loss on sale of properties	2,901	1,046	1,855	177%
Depreciation, depletion and amortization	321,276	228,480	92,796	41%
Unused commitments	17,706	18,187	(481)	(3)%
General and administrative expense(1)	44,759	45,130	(371)	(1)%
Merger transaction expense	4,492	7,991	(3,499)	(44)%
Other operating expenses, net	402	1,273	(871)	(68)%
Total operating expenses	$473,343	$372,152	$101,191	27%
Production Data:
Oil (MBbls)	7,668	6,330	1,338	21%
Natural gas (MMcf)	16,614	12,864	3,750	29%
NGLs (MBbls)	2,101	1,697	404	24%
Combined volumes (MBoe)	12,538	10,171	2,367	23%
Daily combined volumes (Boe/d)	34,351	27,866	6,485	23%
Average Realized Prices before Hedging:
Oil (per Bbl)	$52.86	$62.04	$(9.18)	(15)%
Natural gas (per Mcf)	1.56	1.75	(0.19)	(11)%
NGLs (per Bbl)	10.00	22.18	(12.18)	(55)%
Combined (per Boe)	36.07	44.53	(8.46)	(19)%
Average Realized Prices with Hedging:
Oil (per Bbl)	$54.39	$54.51	$(0.12)	—%
Natural gas (per Mcf)	1.50	1.76	(0.26)	(15)%
NGLs (per Bbl)	10.00	22.18	(12.18)	(55)%
Combined (per Boe)	36.92	39.85	(2.93)	(7)%
Average Costs (per Boe):
Lease operating expense	$3.01	$2.74	$0.27	10%
Gathering, transportation and processing expense	0.85	0.46	0.39	85%
Production tax expense	1.88	3.61	(1.73)	(48)%
Depreciation, depletion and amortization	25.62	22.46	3.16	14%
General and administrative expense(1)	3.57	4.44	(0.87)	(20)%

*
Not meaningful.

(1)
Included in general and administrative expense is long-term cash and equity incentive compensation of $8.6 million (or $0.69 per Boe) and $7.2 million (or $0.71 per Boe) for the years ended December 31, 2019 and 2018, respectively.

Production Revenues and Volumes.   Production revenues decreased to $452.3 million for the year ended December 31, 2019 from $452.9 million for the year ended December 31, 2018. The decrease in production revenues was due to a 19% decrease in the average realized prices per Boe before hedging, offset by a 23% increase in production volumes. The decrease in average realized prices per Boe before hedging decreased production revenues by approximately $86.0 million, while the increase in production volumes increased production revenues by approximately $85.4 million.
Total production volumes of 12.5 MMBoe for the year ended December 31, 2019 increased from 10.2 MMBoe for the year ended December 31, 2018 primarily as a result of new wells placed into production throughout 2019.
Lease Operating Expense (“LOE”).   LOE increased to $3.01 per Boe for the year ended December 31, 2019 from $2.74 per Boe for the year ended December 31, 2018. The increase per Boe for the year ended December 31, 2019 compared with the year ended December 31, 2018 is primarily related to higher initial LOE related to our early development program in the Hereford field.
Gathering, Transportation and Processing (“GTP”) Expense.   GTP expense increased to $0.85 per Boe for the year ended December 31, 2019 from $0.46 per Boe for the year ended December 31, 2018.
Costs incurred to gather, transport and/or process our oil, gas and NGLs prior to the transfer of control to the customer are included in GTP expense. Costs incurred to gather, transport and/or process our oil, gas and NGLs after control has transferred to the customer are considered components of the consideration received from the customer and thus recorded in oil, gas and NGL production revenues. In general, based on specific contract arrangements, costs incurred associated with gas and NGLs in the Hereford Field are included in GTP expense and costs incurred associated with gas and NGLs in the Northeast Wattenberg Field are included in production revenues. Costs incurred associated with oil are included in production revenues for both areas. See the “Revenue Recognition” section in Note 2 for additional information.
GTP expense for the year ended December 31, 2019 of $0.85 per Boe is primarily associated with the Hereford Field. We expect GTP expense per Boe to increase in the future as we further develop and increase our production from the Hereford Field under the existing contractual arrangement, which has a primary term through April 2027.
Production Tax Expense.   Total production taxes decreased to $23.5 million for the year ended December 31, 2019 from $36.8 million for the year ended December 31, 2018. Production taxes are primarily based on the wellhead values of production, which exclude gains and losses associated with hedging activities. Production taxes as a percentage of oil, natural gas and NGL sales before hedging adjustments were 5.2% and 8.1% for the years ended December 31, 2019 and 2018, respectively. The decrease in the rate for the year ended December 31, 2019 was due to a decrease in our projected 2019 Colorado severance tax effective rate.
Impairment and Abandonment Expense.   Impairment and abandonment expense increased to $9.6 million for the year ended December 31, 2019 from $0.7 million for the year ended December 31, 2018. Impairment and abandonment expense for the year ended December 31, 2019 included leases that have expired and certain leases that will expire subsequent to the balance sheet date that the Company does not plan to renew. Impairment and abandonment expense for the year ended December 31, 2018 included leases that have expired.
We review our oil and natural gas properties for impairment on a quarterly basis or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Whenever we conclude the carrying value may not be recoverable, we estimate the expected undiscounted future net cash flows of our oil and gas properties using proved and risked probable and possible reserves based on our development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. We compare such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, we will impair the carrying value to fair value based on an analysis of quantitative and qualitative factors existing as of the balance sheet date. The factors used to determine fair value may include, but are not limited to, recent sales prices of comparable properties, indications from marketing activities, the present value of future revenues, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows.
Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters. We generally expect impairments of unproved properties to be more likely to occur in periods of low commodity prices because we will be less likely to devote capital to exploration activities.
Given current and projected future commodity prices, we will continue to review our acreage position and future drilling plans. In addition, we will assess the carrying value of our properties relative to their estimated future net cash flows. Estimated future net cash flows from our properties are based on our aggregate best estimates of future production, commodity pricing, gathering and transportation deducts, production tax rates, lease operating expenses and future development costs as of the balance sheet date.
Depreciation, Depletion and Amortization (“DD&A”).   DD&A increased to $321.3 million for the year ended December 31, 2019 compared with $228.5 million for the year ended December 31, 2018. The increase of $92.8 million was the result of a 23% increase in production and a 14% increase in the DD&A rate for the year ended December 31, 2019 compared with the year ended December 31, 2018. The increase in production accounted for a $53.2 million increase in DD&A expense while the increase in the DD&A rate accounted for a $39.6 million increase in DD&A expense.
Under successful efforts accounting, depletion expense is calculated using the units-of-production method on the basis of some reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field. The capital expenditures for proved properties for each field compared to the proved reserves corresponding to each producing field determine a depletion rate for current production. For the year ended December 31, 2019, the relationship of capital expenditures, proved reserves and production from certain producing fields yielded a depletion rate of $25.62 per Boe compared with $22.46 per Boe for the year ended December 31, 2018. The increase in the depletion rate of 14% is the result of year end 2018 reserve adjustments.
Unused Commitments.   Unused commitments expense of $17.7 million and $18.2 million for the years ended December 31, 2019 and 2018, respectively, related to gas transportation contracts. During March 2010, we entered into two firm natural gas pipeline transportation contracts to provide a guaranteed outlet for production from the West Tavaputs area of the Uinta Basin and the Gibson Gulch area of the Piceance Basin. These transportation contracts were not included in the sales of these assets in December 2013 and September 2014, respectively. Both firm transportation contracts require the pipeline to provide transportation capacity and require us to pay monthly transportation charges regardless of the amount of pipeline capacity utilized. The agreements expire July 31, 2021.
General and Administrative Expense.   General and administrative expense decreased to $44.8 million for the year ended December 31, 2019 from $45.1 million for the year ended December 31, 2018. General and administrative expense on a per Boe basis decreased to $3.57 for the year ended December 31, 2019 from $4.44 for the year ended December 31, 2018.
Included in general and administrative expense is long-term cash and equity incentive compensation of $8.6 million and $7.2 million for the years ended December 31, 2019 and 2018, respectively. The components of long-term cash and equity incentive compensation for each of the years ended December 31, 2019 and 2018 are shown in the following table:

	Year Ended December 31,
	2019	2018
	(in thousands)
Nonvested common stock	$6,601	$6,036
Nonvested common stock units	1,177	1,138
Nonvested performance cash units(1)	844	52
Total	$8,622	$7,226

(1)
The nonvested performance cash units are accounted for as liability awards and will be settled in cash for the performance metrics that are met. The expense for the period will increase or decrease based on updated fair values of these awards at each reporting date.

Merger Transaction Expense.   Merger transaction expense was $4.5 million and $8.0 million for the years ended December 31, 2019 and December 31, 2018, respectively. Transaction expenses included severance, consulting, advisory, legal and other merger-related fees that were not capitalized as part of the Merger.
Interest Expense.   Interest expense increased to $58.1 million for the year ended December 31, 2019 from $52.7 million for the year ended December 31, 2018. The increase for the year ended December 31, 2019 was due to borrowings under the Amended Credit Facility. See Note 5 for additional information.
Commodity Derivative Gain (Loss).   Commodity derivative loss was $99.0 million for the year ended December 31, 2019 compared with a gain of $93.3 million for the year ended December 31, 2018. The gain or loss on commodity derivatives is related to fluctuations of oil and natural gas future pricing compared to actual pricing of commodity hedges in place as of December 31, 2019 and 2018 or during the periods then ended.
The fair value of our open but not yet settled derivative contracts is based on an income approach using various assumptions, such as quoted forward prices for commodities, risk-free discount rates, volatility factors and time value factors. The mark-to-market fair value of the open commodity derivative contracts will generally be inversely related to the price movement of the underlying commodity. If commodity price trends reverse from period to period, prior unrealized gains may become unrealized losses and vice versa. Higher underlying commodity price volatility will generally lead to higher volatility in our unrealized gains and losses and, by association, the fair value of our commodity derivative contracts. These unrealized gains and losses will impact our net income in the period reported. The mark-to-market fair value can create non-cash volatility in our reported earnings during periods of commodity price volatility. We have experienced such volatility in the past and are likely to experience it in the future. Gains on our derivatives generally indicate lower wellhead revenues in the future while losses indicate higher future wellhead revenues.
The table below summarizes our commodity derivative gains and losses that were recognized in the periods presented:
	Year Ended December 31,
	2019	2018
	(in thousands)
Realized gain (loss) on derivatives(1)	$10,667	$(47,587)
Prior year unrealized (gain) loss transferred to realized (gain) loss(1)	(81,166)	20,940
Unrealized gain (loss) on derivatives(1)	(28,454)	119,996
Total commodity derivative gain (loss)	$(98,953)	$93,349

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of our hedge position. We also believe that this disclosure allows for a more accurate comparison to our peers.
In 2019, approximately 88% of our oil volumes and 19% of our natural gas volumes were subject to financial hedges, which resulted in an increase in oil income of $11.7 million and a decrease in natural gas income of $1.0 million after settlements. In 2018, approximately 73% of our oil volumes and 14% of our natural gas volumes were covered by financial hedges, which resulted in a decrease in oil revenues of $47.7 million and an increase natural gas revenues of $0.1 million after settlements.
Income Tax (Expense) Benefit.   For the year ended December 31, 2019, we continue to believe that it is more likely than not that we will be able to realize a portion of our deferred tax assets. This determination was made by considering all available evidence in assessing the need for a valuation allowance. Such evidence includes the scheduled reversal of deferred tax liabilities, assets acquired in connection with the Merger and their classification as proved or unproved, current and projected future taxable income and tax planning strategies. In making this assessment, judgment is required in considering the relative weight of negative and positive evidence.
For the year ended December 31, 2018, we determined that it was more likely than not that we would be able to realize a portion of our deferred tax assets. This determination was made by considering all available evidence in assessing the need for a valuation allowance. Such evidence included the scheduled reversal of deferred tax liabilities, assets acquired in connection with the Merger and their classification as proved or unproved, current and projected future taxable income and tax planning strategies. In making this assessment, judgment is required in considering the relative weight of negative and positive evidence. As a result of the analysis conducted, we reversed the majority of the valuation allowance on certain deferred tax assets and recorded income tax expense of $1.8 million for the year ended December 31, 2018.
Year Ended December 31, 2018 Compared with Year Ended December 31, 2017
A discussion of our results of operations for the year ended December 31, 2018 compared with December 31, 2017 can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2018.
Capital Resources and Liquidity
Our primary sources of liquidity since our formation have been net cash provided by operating activities, sales and other issuances of equity and debt securities, bank credit facilities, proceeds from sale-leasebacks, joint exploration agreements and sales of interests in properties. Our primary use of capital has been for the development, exploration and acquisition of oil and natural gas properties. As we pursue profitable reserves and production growth, we continually monitor the capital resources available to us to meet our future financial obligations, fund planned capital expenditure activities and ensure adequate liquidity. Our future success in growing proved reserves and production will be highly dependent on capital resources being available to us. We believe that we have sufficient liquidity available to us from cash on hand, cash flows from operations and under our Amended Credit Facility for our planned uses of capital over the next twelve months.
The Amended Credit Facility provides for a maximum credit amount of $1.5 billion, an initial elected commitment amount of $500.0 million, and an initial borrowing base of $500.0 million. On October 1, 2019, the commitment and borrowing base amounts were reaffirmed at $500.0 million. At December 31, 2019, we had cash and cash equivalents of $16.4 million and a $140.0 million balance outstanding under our Amended Credit Facility. At December 31, 2018, we had cash and cash equivalents of $32.8 million and no amounts outstanding under our Amended Credit Facility. Our effective borrowing capacity as of December 31, 2019 was reduced by $26.0 million to $334.0 million due to an outstanding irrevocable letter of credit related to a firm transportation agreement. The letter of credit will begin reducing ratably per month beginning April 1, 2020 until it expires on August 31, 2021.
On March 19, 2018, we completed the Merger with Fifth Creek. The Merger was effected through the issuance of 2 million shares of our common stock (100 million shares on a pre-split basis, see Note 16 to the Consolidated Financial Statements), with a fair value of $484.0 million on the date of closing, and the repayment of $53.9 million of Fifth Creek debt. See “Items 1. and 2. Business and Properties — Business — Significant Business Developments — Merger with Fifth Creek Energy Operating Company, LLC” for additional information.
Cash Flow from Operating Activities
Net cash provided by operating activities was $278.6 million, $231.4 million and $122.0 million in 2019, 2018 and 2017, respectively. The changes in net cash provided by operating activities are discussed above in “Results of Operations”. The increase in cash provided by operating activities from 2017 to 2019 was primarily due to an increase in production revenues.
Commodity Hedging Activities
Our operating cash flow is sensitive to many variables, the most significant of which are the prices we receive for the oil, natural gas and NGLs we produce. Prices for these commodities are determined primarily by prevailing market conditions. National and worldwide economic activity and political stability, weather, infrastructure capacity to reach markets, supply levels and other variable factors influence market conditions for these products. These factors are beyond our control and are difficult to predict.
To mitigate some of the potential negative impact on cash flow caused by changes in oil, natural gas and NGL prices, we have entered into financial commodity swap contracts to receive fixed prices for a portion of our production. At December 31, 2019, we had in place crude oil swaps covering portions of our 2020 and 2021 production.
In addition to financial contracts, we may at times enter into various physical commodity contracts for the sale of oil and natural gas that cover varying periods of time and have varying pricing provisions. These physical commodity contracts qualify for the normal purchase and normal sales exception and, therefore, are not subject to hedge or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil, gas and NGL production revenues at the time of settlement.
All derivative instruments, other than those that meet the normal purchase and normal sales exception as mentioned above, are recorded at fair market value and are included in the Consolidated Balance Sheets as assets or liabilities. All fair values are adjusted for non-performance risk. All changes in the derivative’s fair value are recorded in earnings. These mark-to-market adjustments produce a degree of earnings volatility but have no cash flow impact relative to changes in market prices. Our cash flow is only impacted when the associated derivative instrument contract is settled by making a payment to or receiving a payment from the counterparty.
The following table includes all hedges entered into through February 4, 2020.
Contract	Total Hedged Volumes	Quantity Type	Weighted Average Fixed Price	Index Price(1)
Swap Contracts:
2020
Oil	5,857,500	Bbls	$58.32	WTI
2021
Oil	1,912,500	Bbls	$54.50	WTI

(1)
WTI refers to West Texas Intermediate price as quoted on the New York Mercantile Exchange.

By removing the price volatility from a portion of our oil revenue, we have mitigated, but not eliminated, the potential effects of changing prices on our operating cash flow for the relevant period. While mitigating negative effects of falling commodity prices, these derivative contracts also limit the benefits we would receive from increases in commodity prices.

It is our policy to enter into derivative contracts with counterparties that are lenders in the Amended Credit Facility, affiliates of lenders in the Amended Credit Facility or potential lenders in the Amended Credit Facility. Our derivative contracts are documented using an industry standard contract known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement or other contracts. Typical terms for these contracts include credit support requirements, cross default provisions, termination events and set-off provisions. We are not required to provide any credit support to our counterparties other than cross collateralization with the properties securing the Amended Credit Facility. We have set-off provisions in our derivative contracts with lenders under our Amended Credit Facility which, in the event of a counterparty default, allow us to set-off amounts owed to the defaulting counterparty under the Amended Credit Facility or other obligations against monies owed to us under the derivative contracts. Where the counterparty is not a lender under the Amended Credit Facility, we may not be able to set-off amounts owed by us under the Amended Credit Facility, even if such counterparty is an affiliate of a lender under such facility.
Capital Expenditures
Our capital expenditures are summarized in the following tables for the periods indicated:
	Year Ended December 31,
Basin/Area	2019	2018	2017
	(in millions)
DJ	$355.0	$508.2	$251.5
Other	6.0	0.7	9.2
Total(1)(2)	$361.0	$508.9	$260.7

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Acquisitions of proved and unproved properties and other real estate	$4.7	$19.9	$20.4
Drilling, development, exploration and exploitation of oil and natural gas properties	319.3	448.9	226.9
Gathering and compression facilities	20.4	37.1	11.9
Geologic and geophysical costs	12.0	2.3	0.5
Furniture, fixtures and equipment	4.6	0.7	1.0
Total(1)(2)	$361.0	$508.9	$260.7

(1)
Includes exploration and abandonement expense, which are expensed under successful efforts accounting, of $5.9 million, $0.8 million and $0.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.

(2)
Excludes $716.2 million related to the proved and unproved oil and gas properties and furniture, equipment and other assets acquired in the Merger for the year ended December 31, 2018.

Capital expenditures for acquisitions of proved and unproved properties and other real estate were $4.7 million for the year ended December 31, 2019. This was primarily related to acquisitions of proved and unproved properties in the DJ Basin. The decrease in drilling, development, exploration and exploitation of oil and natural gas properties to $319.3 million for the year ended December 31, 2019 from $448.9 million for the year ended December 31, 2018 was primarily related to a decrease in development drilling and completion activities within the DJ Basin. The increase in geologic and geophysical costs to $12.0 million for the year ended December 31, 2019 from $2.3 million for the year ended December 31, 2018 is related to activity in the Hereford field.
Capital expenditures for acquisitions of proved and unproved properties and other real estate were $19.9 million for the year ended December 31, 2018. This was primarily related to acquisitions of proved and unproved properties in the DJ Basin. The increase in drilling, development, exploration and exploitation of oil and natural gas properties to $448.9 million from $226.9 million for the year ended December 31, 2017 primarily related to an increase in development drilling and completion activities within the DJ Basin, including drilling and completion activities associated with properties acquired in the Merger. Capital expenditures for the year ended December 31, 2018 exclude any amounts associated with the purchase price of the Merger.
Our current estimated capital expenditure budget for 2020 is $200.0 million to $220.0 million. The budget includes facilities costs and excludes acquisitions. We may adjust capital expenditures as business conditions and operating results warrant. The amount, timing and allocation of capital expenditures is generally discretionary and within our control. If oil, natural gas and NGL prices decline to below acceptable levels or costs increase above acceptable levels, we could choose to defer a portion of our budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity. We would generally do this by prioritizing capital projects to first focus on those that we believe will have the highest expected financial returns and ability to generate near-term cash flow.
We believe that we have sufficient available liquidity with available cash on hand, cash under the Amended Credit Facility and cash flow from operations to fund our 2020 budgeted capital expenditures. Future cash flows are subject to a number of variables, including our level of oil and natural gas production, commodity prices and operating costs. There can be no assurance that operations and other capital resources will provide sufficient amounts of cash flow to maintain planned levels of capital expenditures.
Financing Activities
Merger Financing.   On March 19, 2018, we completed the Merger with Fifth Creek. The Merger was effected through the issuance of 2 million shares of our common stock (100 million shares on a pre-split basis, see Note 16 to the Consolidated Financial Statements), with a fair value of $484.0 million, and the repayment of $53.9 million of Fifth Creek debt.
Amended Credit Facility.   We had $140.0 million and zero outstanding borrowings under the Amended Credit Facility as of December 31, 2019 and 2018, respectively. The Amended Credit Facility provides for a maximum credit amount of $1.5 billion, an initial elected commitment amount of $500.0 million and an initial borrowing base of $500.0 million. On October 1, 2019, the commitment and borrowing base amounts were reaffirmed at $500.0 million. The current maturity date of the Amended Credit Facility is July 16, 2022. While the stated maturity date in the Amended Credit Facility is September 14, 2023, the maturity date is accelerated if the Company has more than $100 million of “Permitted Debt” or “Permitted Refinancing Debt” (as those terms are defined in the Amended Credit Facility) that matures prior to December 14, 2023. If that is the case, the accelerated maturity date is 91 days prior to the earliest maturity of such Permitted Debt or Permitted Refinancing Debt. Because the Company’s 7.0% Senior Notes will mature on October 15, 2022, the aggregate amount of those notes exceeds $100 million and the notes represent “Permitted Debt”, the maturity date specified in the Amended Credit Facility is accelerated to the date that is 91 days prior to the maturity date of those notes, or July 16, 2022.
Borrowing bases are computed based on proved oil, natural gas and NGL reserves, hedge positions and estimated future cash flows from those reserves calculated using future commodity pricing provided by our lenders, as well as any other outstanding debt. Lower commodity prices will generally result in a lower borrowing base.

We are in compliance with all financial covenants as of December 31, 2019 and have complied with all financial covenants since issuance. We expect to be in compliance with all financial covenants based on the 2020 budget at current commodity prices.
Our outstanding debt is summarized below:
		As of December 31, 2019			As of December 31, 2018
	Maturity Date	Principal	Debt Issuance Costs	Carrying Amount	Principal	Debt Issuance Costs	Carrying Amount
		(in thousands)
Amended Credit Facility	September 14, 2023	$140,000	$—	$140,000	$—	$—	$—
7.0% Senior Notes	October 15, 2022	350,000	(2,372)	347,628	350,000	(3,210)	346,790
8.75% Senior Notes	June 15, 2025	275,000	(3,717)	271,283	275,000	(4,403)	270,597
Lease Financing Obligation	August 10, 2020	—	—	—	1,859	—	1,859
Total Debt		$765,000	$(6,089)	$758,911	$626,859	$(7,613)	$619,246
Less: Current Portion of Long-Term Debt(1)		—	—	—	1,859	—	1,859
Total Long-Term Debt(2)		$765,000	$(6,089)	$758,911	$625,000	$(7,613)	$617,387

(1)
As of December 31, 2018, the current portion of long-term debt included the Lease Financing Obligation, which was settled on February 10, 2019.

(2)
See Note 5 for additional information.

Credit Ratings.   Our credit risk is evaluated by two independent rating agencies based on publicly available information and information obtained during our ongoing discussions with the rating agencies. Moody’s Investor Services and Standard & Poor’s Rating Services currently rate our 7.0% Senior Notes and 8.75% Senior Notes and have assigned a credit rating. We do not have any provisions that are linked to our credit ratings, nor do we have any credit rating triggers that would accelerate the maturity of amounts due under our Amended Credit Facility, the 7.0% Senior Notes or the 8.75% Senior Notes. However, our ability to raise funds and the costs of any financing activities will be affected by our credit rating at the time any such financing activities are conducted.
Contractual Obligations.   A summary of our contractual obligations as of and subsequent to December 31, 2019 is provided in the following table:
	Payments Due By Year
	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
	(in thousands)
Notes payable(1)	$41	$—	$—	$140,000	$—	$—	$140,041
7.0% Senior Notes(2)	24,500	24,500	374,500	—	—	—	423,500
8.75% Senior Notes(3)	24,063	24,063	24,063	24,063	24,063	287,028	407,343
Firm transportation agreements(4)	23,134	19,778	13,064	14,600	14,640	4,800	90,016
Gas gathering and processing agreements(5)(6)	4,569	1,997	—	—	—	—	6,566
Asset retirement obligations(7)	2,218	2,028	2,000	2,020	2,197	15,246	25,709
Derivative liability(8)	4,411	671	—	—	—	—	5,082
Operating leases(9)	2,056	2,355	2,044	2,024	2,078	7,577	18,134
Other(10)	3,448	805	805	745	—	—	5,803
Total	$88,440	$76,197	$416,476	$183,452	$42,978	$314,651	$1,122,194

(1)
Included in notes payable is the outstanding principal amount under our Amended Credit Facility due September 14, 2023. This table does not include future commitment fees, interest expense or other fees on our Amended Credit Facility because the Amended Credit Facility is a floating rate instrument, and we cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged. Also included in notes payable is interest on a $26.0 million letter of credit that accrues at 1.75% and 0.125% per annum for participation fees and fronting fees, respectively. The expected term for the letter of credit is January 31, 2020.
(2)
The aggregate principal amount of our 7.0% Senior Notes is $350.0 million. We are obligated to make semi-annual interest payments through maturity on October 15, 2022 equal to $12.3 million. See Note 5 to the accompanying financial statements for additional information.

(3)
On April 28, 2017, we issued $275.0 million aggregate principal amount of 8.75% Senior Notes. We are obligated to make semi-annual interest payments through maturity on June 15, 2025 equal to $12.0 million. See Note 5 to the accompanying financial statements for additional information.

(4)
We have entered into contracts that provide firm transportation capacity on oil and gas pipeline systems. The contracts require us to pay transportation demand charges regardless of the amount we deliver to the processing facility or pipeline.

(5)
Includes a gas gathering and processing contract which requires us to deliver a minimum volume of natural gas to a midstream entity for gathering and processing on a monthly basis. The contract requires us to pay a fee associated with the contracted volumes regardless of the amount delivered.

(6)
Includes reimbursement obligations of $2.4 million. The reimbursement obligations require us to pay a monthly gathering and processing fee per Mcf of production to reimburse midstream entities for costs to construct gas gathering and processing facilities. If the costs are not reimbursed by us via the monthly gathering and processing fees, we must pay the difference.

(7)
Neither the ultimate settlement amounts nor the timing of our asset retirement obligations can be precisely determined in advance. See “Critical Accounting Policies and Estimates” below for a more detailed discussion of the nature of the accounting estimates involved in estimating asset retirement obligations.

(8)
Derivative liability represents the net fair value for oil commodity derivatives presented as liabilities in our Consolidated Balance Sheets as of December 31, 2019. The ultimate settlement amounts of our derivative liabilities are unknown because they are subject to continuing market fluctuations. See “Critical Accounting Policies and Estimates” in Part II, Item 7 and in “Commodity Hedging Activities” above for a more detailed discussion of the nature of the accounting estimates involved in valuing derivative instruments.

(9)
Operating leases primarily includes office leases. Also included are leases of operations equipment which are shown as gross amounts that we are financially committed to pay. However, we will record in our financial statements our proportionate share based on our working interest, which will vary from property to property.

(10)
Primarily includes a fresh water commitment contract which requires us to purchase a minimum volume of fresh water from a supplier. The contract requires us to pay a fee associated with the contracted volumes regardless of the amount delivered.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as of December 31, 2019.
Trends and Uncertainties
Regulatory Trends
Our future Rockies operations and cost of doing business may be affected by changes in regulations and the ability to obtain drilling permits. The regulatory environment continues to become more restrictive, which limits our ability to, and increases the costs of, conducting our operations. Areas in which we operate are subject to federal, state and local regulations. Additional and more restrictive regulations have been seen at each of these governmental levels recently and there are initiatives underway to implement additional regulations and prohibitions on oil and gas activities. New rules may further impact our ability to obtain drilling permits and other required approvals in a timely manner and increase the costs of such permits or approvals. This may create substantial uncertainty about our production and capital expenditure targets. Efforts related to climate change organized around a “keep it in the ground” message have gained traction in New York and other coastal states, as well as internationally, notably in France and Germany. See “Business and Properties-Operations-Environmental Matters and Regulation” for a summary of certain environmental regulations that affect our business and related developments, including potential future regulatory developments.
Declining Commodity Prices.   The severe decline in oil prices that occurred in 2014 and 2015 increased the volatility and amplitude of the other risks facing us as described in this report and had an impact on our business and financial condition. The significant decrease in oil prices in late 2018 and 2019 had a similar effect. If oil prices decrease from current levels, our planned drilling projects may become uneconomic, which could affect future drilling plans and growth rates. Low commodity prices impact our revenue, which we partially mitigate with our hedging program.
The sustained decline in commodity prices may also expose us to unexpected liability for plugging and abandoning wells, and associated reclamation, including for assets that were sold to other industry parties in prior years. If such third parties become unable to fulfill their contract obligations to us as provided for in purchase and sale agreements, regulatory agencies and landowners may demand that we perform such activities. Recent case law in Wyoming has increased such exposure for companies that have divested assets to no longer viable entities, and we have received demands from the Bureau of Land Management and a several large ranches to plug and abandon wells, and conduct associated reclamation, on properties we no longer own. We recognized $0.3 million and $1.9 million associated with these obligations in other operating expenses in the Consolidated Statement of Operations for the years ended December 31, 2019 and 2018, respectively.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments below. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our consolidated financial statements. See Note 2 of the Notes to the Consolidated Financial Statements for a discussion of additional accounting policies and estimates made by management.
Oil and Gas Properties
Our oil, natural gas and NGL exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and remain within cash flows from investing activities in the Consolidated Statements of Cash Flows. If an exploratory well does find proved reserves, the costs remain capitalized, are included within additions to oil and gas properties and remain within cash flows from investing activities in the Consolidated Statements of Cash Flows. The costs of development wells are capitalized whether proved reserves are added or not. All exploratory wells are evaluated for economic viability within one year of well completion, and the related capitalized costs are reviewed quarterly. Exploratory wells that discover potentially economic reserves in areas where a major capital expenditure would be required before production could begin and where the economic viability of that major capital expenditure depends upon the successful completion of further exploratory work in the area remain capitalized if the well finds a sufficient quantity of reserves to justify its completion as a producing well, and we are making sufficient progress assessing the reserves and the economic and operating viability of the project. Oil and gas lease acquisition costs are also capitalized. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated DD&A are eliminated from the accounts and the resulting gain or loss is recognized. Interest cost is capitalized as a component of property cost for significant exploration and development projects that require greater than six months to be readied for their intended use.
The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. In addition to development on exploratory wells, we may drill scientific wells that are only used for data gathering purposes. The costs associated with these scientific wells are expensed as incurred as exploration expense. The results from a drilling operation can take considerable time to analyze, and the determination that commercial reserves have been discovered requires both judgment and industry experience.
Other exploration costs, including certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.
Unproved oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive or are assigned proved reserves. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters.
We review our oil and natural gas properties for impairment on a quarterly basis or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. We estimate the expected undiscounted future net cash flows of our oil and gas properties using proved and risked probable and possible reserves based on our development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. We compare such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, we will impair the carrying value to fair value based on an analysis of quantitative and qualitative factors existing as of the balance sheet date. The factors used to determine fair value may include, but are not limited to, recent sales prices of comparable properties, indications from marketing activities, the present value of future revenues, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows.
Oil and gas properties are assessed for impairment once they meet the criteria to be classified as held for sale. Assets held for sale are carried at the lower of carrying cost or fair value less costs to sell. The fair value of the assets is determined using a market approach, based on an estimated selling price, as evidenced by current marketing activities, if possible. If an estimated selling price is not available, we utilize the income valuation technique, which involves calculating the present value of future net cash flows, as discussed above. If the carrying amount of the assets exceeds the fair value less costs to sell, an impairment will result to reduce the value of the properties down to fair value less costs to sell. The estimated fair value of assets held for sale may be materially different from sales proceeds that we eventually realize due to a number of factors including but not limited to the differences in expected future commodity pricing, location and quality differentials, our relative desire to dispose of such properties based on facts and circumstances impacting our business at the time we agree to sell, such as our position in the field subsequent to the sale and plans for future acquisitions or development in core areas.

Our investment in producing oil and natural gas properties includes an estimate of the future costs associated with dismantlement, abandonment and restoration of our properties. The present value of the estimated future costs to dismantle, abandon and restore a well location are added to the capitalized costs of our oil and gas properties and recorded as a long-term liability. The capitalized cost is included in the oil and natural gas property costs that are depleted over the life of the assets.
The provision for depletion of oil and gas properties is calculated on a field-by-field basis using the units-of-production method. Natural gas and NGLs are converted to an oil equivalent, Boe, at the standard rate of six Mcf to one Boe and forty-two gallons to one Boe, respectively. Our rate of recording DD&A is dependent upon our estimates of total proved and proved developed reserves, which incorporate assumptions regarding future development and abandonment costs as well as our level of capital spending. If the estimates of total proved or proved developed reserves decline, the rate at which we record DD&A expense increases, reducing our net income. This decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields. We are unable to predict changes in reserve quantity estimates as such quantities are dependent on the success of our exploitation and development program, as well as future economic conditions.
Oil and Gas Reserve Quantities
Our estimate of proved reserves is based on the quantities of oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions. Our proved reserves estimates are audited on a well-by-well basis by an independent third party engineering firm. In the aggregate, the independent third party petroleum engineer estimates of total net proved reserves are within 10% of our internal estimates as of December 31, 2019.
Reserves and their relation to estimated future net cash flows impact our depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserves estimates. We prepare our reserves estimates, and the projected cash flows derived from these reserves estimates, in accordance with SEC guidelines. Our independent third party engineering firm adheres to the same guidelines when auditing our reserve reports. The accuracy of our reserves estimates is a function of many factors including the following: the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions and the judgments of the individuals preparing the reserves estimates.
The process of estimating oil and natural gas reserves is very complex, requiring significant decisions in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given field may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continued reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserves estimates may occur from time to time. Although every reasonable effort is made to ensure that the reported reserves estimates represent the most accurate assessments possible, the subjective decisions and variances in available data for various fields make these estimates generally less precise than other estimates included in our financial statements. As such, reserves estimates may materially vary from the ultimate quantities of oil and natural gas eventually recovered.
Please refer to the reserve disclosures in “Items 1 and 2 — Business and Properties” for further detail on reserves data.
Revenue Recognition
All of our sales of oil, gas and NGLs are made under contracts with customers, whereby revenues are recognized when we satisfy our performance obligations and the customer obtains control of the product. Performance obligations under our contracts with customers are typically satisfied at a point-in-time through monthly delivery of oil, gas and/or NGLs. Accordingly, at the end of the reporting period, we do not have any unsatisfied performance obligations. Our contracts with customers typically include variable consideration based on monthly pricing tied to local indices and volumes delivered in the current month. The nature of our contracts with customers do not require us to constrain variable consideration for accounting purposes. Our contracts with customers typically require payment within one month of delivery.
Under our contracts with customers, natural gas and its components, including NGLs, are either sold to a midstream entity (which processes the natural gas and subsequently sells the resulting residue gas and NGLs) or are sold to a gas or NGL purchaser after being processed by a third party for a fee. Regardless of the contract structure type, the terms of these contracts compensate us for the value of the residue gas and NGLs at current market prices for each product. Our oil is sold to multiple oil purchasers at specific delivery points at or near the wellhead. All costs incurred to gather, transport and/or process our oil, gas and NGLs after control has transferred to the customer are considered components of the consideration received from the customer and thus recorded in oil, gas and NGL production revenues in the Consolidated Statements of Operations. All costs incurred prior to the transfer of control to the customer are included in gathering, transportation and processing expense in the Consolidated Statements of Operations.
Gas imbalances from the sale of natural gas are recorded on the basis of gas actually sold by us. If our aggregate sales volumes for a well are greater (or less) than its proportionate share of production from the well, a liability (or receivable) is established to the extent there are insufficient proved reserves available to make-up the overproduced (or underproduced) imbalance. Imbalances have not been significant in the periods presented.
Income Taxes and Uncertain Tax Positions
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or liabilities are settled. Deferred income taxes are also recognized for net operating loss carry forwards and tax credits that are available to offset future income taxes. Deferred income taxes are measured by applying currently enacted tax rates to the differences between financial statement and income tax reporting. We routinely assess the realizability of our deferred tax assets. If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset would be reduced by a valuation allowance. We consider estimated future taxable income in making such assessments, including the future reversal of taxable temporary differences. Numerous judgments and assumptions are inherent in the determination of future taxable income, including factors such as future operating conditions (particularly as related to prevailing oil and natural gas prices). There can be no assurance that facts and circumstances will not materially change and require us to adjust deferred tax asset valuation allowances in the future.
Accounting guidance for recognizing and measuring uncertain tax positions prescribes a more likely than not recognition threshold that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification and disclosure of these uncertain tax positions. Based on this guidance, we regularly analyze tax positions taken or expected to be taken in a tax return based on the threshold prescribed. Tax positions that do not meet or exceed this threshold are considered uncertain tax positions. Penalties, if any, related to uncertain tax positions would be recorded in other expenses. We currently do not have any uncertain tax positions recorded as of December 31, 2019.
We are subject to taxation in many jurisdictions, and the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. If we ultimately determine that the payment of these liabilities will be unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine the liability no longer applies. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than we expect the ultimate assessment to be. See “Results of Operations- Income Tax (Expense) Benefit” above for a discussion of changes to the valuation allowance during 2018.
New Accounting Pronouncements
For further information on the effects of recently adopted accounting pronouncements and the potential effects of new accounting pronouncements, refer to the Summary of Significant Accounting Policies (in Note 2) of the Notes to Consolidated Financial Statements.

Item 7A.   Quantitative and Qualitative Disclosures about Market Risk.
The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil, natural gas and NGL prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.
Commodity Price Risk
Our primary market risk exposure is to the prices we receive for our production. Commodity pricing is primarily driven by the prevailing worldwide price for crude oil and spot regional market prices applicable to our U.S. natural gas production. Pricing for oil, natural gas and NGLs has been volatile and unpredictable for several years, and we expect this volatility to continue in the future. The prices we receive for future production depend on many factors outside of our control, including volatility in the differences between product prices at sales points and the applicable index price. Based on our average daily production and our derivative contracts in place for the year ended December 31, 2019, our income before taxes would have decreased by approximately $1.6 million for each $5.00 per barrel decrease in crude oil prices, $1.3 million for each $0.10 decrease per MMBtu in natural gas prices and $1.9 million for each $1.00 per barrel decrease in NGL prices.
We routinely enter into commodity hedges relating to a portion of our projected production revenue through various financial transactions that hedge future prices received. These transactions may include financial price swaps whereby we will receive a fixed price and pay a variable market price to the contract counterparty. These commodity hedging activities are intended to support oil, natural gas and NGL prices at targeted levels that provide an acceptable rate of return and to manage our exposure to oil, natural gas and NGL price fluctuations. We do not enter into any market risk sensitive instruments for trading purposes.
As of February 4, 2020, we have swap contracts related to oil volumes in place for the following periods indicated. Further detail of these hedges is summarized in the table presented under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Commodity Hedging Activities”.
	For the Year 2020		For the Year 2021
	Derivative Volumes	Weighted Average Price	Derivative Volumes	Weighted Average Price
Oil (Bbls)	5,857,500	$58.32	1,912,500	$54.50
Item 8.   Financial Statements and Supplementary Data.
The information required by this item is included below in “Item 15. Exhibits, Financial Statement Schedules”.
Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
None.
Item 9A.   Controls and Procedures.
Evaluation of Disclosure Controls and Procedures.   As of December 31, 2019, we carried out an evaluation, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rules 13a-15 and 15d-15 of the Exchange Act. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective as of December 31, 2019.

Management’s Report on Internal Control Over Financial Reporting.   Our management is responsible for establishing and maintaining internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our principal executive officer and principal financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
Management has assessed the effectiveness of our internal control over financial reporting. In making this assessment, it used the criteria set forth by the Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment we have concluded that, as of December 31, 2019, our internal control over financial reporting is effective.
Our independent registered public accounting firm has issued an attestation report on our internal control over financial reporting. That report is set forth below.
Changes in Internal Controls.   There was no change in our internal control over financial reporting during the fourth fiscal quarter of 2019 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and Board of Directors of
HighPoint Resources Corporation
Denver, Colorado
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of HighPoint Resources Corporation and subsidiaries (the “Company”) as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2019, of the Company and our report dated February 26, 2020, expressed an unqualified opinion on those consolidated financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Deloitte & Touche LLP
Denver, Colorado
February 26, 2020

Item 9B.
Other Information.

None.
PART III
Item 10.
Directors, Executive Officers and Corporate Governance.

The information required by this item will be included in an amendment to this Form 10-K or in the “Directors and Executive Officers” section, the “Section 16(a) Beneficial Ownership Reporting Compliance” section, the “Code of Business Conduct and Ethics” section and the “Corporate Governance” section of the proxy statement for the 2020 annual meeting of stockholders, in either case, to be filed within 120 days after December 31, 2019, and is incorporated by reference to this report.
Item 11.
Executive Compensation.

The information required by this item will be included in an amendment to this Form 10-K or in the “Executive Compensation” section and the “Director Compensation” section of the proxy statement for the 2020 annual meeting of stockholders, in either case, to be filed within 120 days after December 31, 2019, and is incorporated by reference to this report.
Item 12.
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Information regarding beneficial ownership will be included in an amendment to this Form 10-K or in the “Beneficial Owners of Securities” section of the proxy statement for the 2020 annual meeting of stockholders, in either case, to be filed within 120 days after December 31, 2019, and is incorporated by reference to this report.
Equity Compensation Plan Information
The following table provides aggregate information presented as of December 31, 2019 with respect to all compensation plans under which equity securities are authorized for issuance (as adjusted for the impact of the 1-for-50 reverse stock split effected on October 30, 2020).
	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Averaged Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	—	$—	46,345
Equity compensation plans not approved by shareholders	—	—	—
Total	—	$—	46,345

Item 13.
Certain Relationships and Related Transactions and Director Independence.

The information required by this item will be included in an amendment to this Form 10-K or in the “Approval of Related Party Transactions” section and the “Corporate Governance” section of the proxy statement for the 2020 annual meeting of stockholders, in either case, to be filed within 120 days after December 31, 2019, and is incorporated by reference to this report.
Item 14.
Principal Accounting Fees and Services.

The information required by this item will be included in an amendment to this Form 10-K or in the “Fees to Independent Auditors” section of the proxy statement for the 2020 annual meeting of stockholders, in either case, to be filed within 120 days after December 31, 2019, and is incorporated by reference to this report.

PART IV
Item 15.   Exhibits, Financial Statement Schedules.
(a)(1) and (a)(2) Financial Statements and Financial Statement Schedules.
All schedules are omitted because the required information is not applicable or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the Consolidated Financial Statements and Notes thereto.

(a)(3) Exhibits.
Exhibit Number	Description of Exhibits
2.1	Merger Agreement, dated December 4, 2017, by and among Fifth Creek Energy Operating Company, LLC, Bill Barrett Corporation, Red Rider Holdco, Inc., Rio Merger Sub, LLC, Rider Merger Sub, Inc., Fifth Creek Energy Company, LLC, and NGP Natural Resources XI, L.P. [Incorporated by reference to Exhibit 2.1 to Bill Barrett Corporation’s Current Report on Form 8-K filed with the Commission on December 5, 2017.]
3.1	Amended and Restated Certificate of Incorporation of HighPoint Resources Corporation. [Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed with the Commission on March 19, 2018.]
3.2	HighPoint Resources Corporation Amended and Restated Bylaws. [Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed with the Commission on March 19, 2018.]
4.1.1*	Description of Capital Stock.
4.1.2	Specimen Certificate of Common Stock. [Incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q filed with the Commission on May 8, 2018.]
4.2	Base Indenture, dated July 8, 2009, between Bill Barrett Corporation, certain subsidiary guarantors, and Deutsche Bank Trust Company Americas, as Trustee. [Incorporated by reference to Exhibit 4.1 to Bill Barrett Corporation’s Current Report on Form 8-K filed with the Commission on July 8, 2009.]
4.2.1	Fourth Supplemental Indenture for 7% Senior Notes due 2022, dated March 12, 2012, among Bill Barrett Corporation, certain subsidiary guarantors, and Deutsche Bank Trust Company Americas, as Trustee. [Incorporated by reference to Exhibit 4.2 to Bill Barrett Corporation’s Current Report on Form 8-K filed with the Commission on March 12, 2012.]
4.2.2	Supplemental Indenture to Fourth Supplemental Indenture for 7% Senior Notes due 2022, dated December 13, 2017, among Bill Barrett Corporation, certain subsidiary guarantors, and Deutsche Bank Trust Company Americas, as Trustee. [Incorporated by reference to Exhibit 4.1 to Bill Barrett Corporation’s Current Report on Form 8-K filed with the Commission on December 15, 2017.]
4.2.3	Second Supplemental Indenture to Fourth Supplemental Indenture for 7% Senior Notes due 2022, dated March 19, 2018, among Bill Barrett Corporation, the Company, and Deutsche Bank Trust Company Americas, as Trustee. [Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Commission on March 19, 2018.]
4.3	Indenture for 8.75% Senior Notes due 2025, dated April 28, 2017, among Bill Barrett Corporation, certain subsidiary guarantors, and Deutsche Bank Trust Company Americas, as Trustee. [Incorporated by reference to Exhibit 4.1 to Bill Barrett Corporation’s Current Report on Form 8-K filed with the Commission on April 28, 2017.]
4.3.1	First Supplemental Indenture for 8.75% Senior Notes due 2025, dated December 13, 2017, by and among Bill Barrett Corporation, certain subsidiary guarantors, and Deutsche Bank Trust Company. [Incorporated by reference to Exhibit 4.2 to Bill Barrett Corporation’s Current Report on Form 8-K filed with the Commission on December 15, 2017.]
4.3.2	Second Supplemental Indenture for 8.75% Senior Notes due 2025, dated March 19, 2018, among Bill Barrett Corporation, the Company, and Deutsche Bank Trust Company Americas, as Trustee. [Incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed with the Commission on March 19, 2018.]
10.1	Fourth Amended and Restated Credit Agreement, dated as of September 14, 2018, among HighPoint Resources Corporation as guarantor and its wholly owned subsidiary and the banks named therein. [Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Commission on September 17, 2018.]

Exhibit Number	Description of Exhibits
10.2+	Form of Indemnification Agreement, between HighPoint Resources Corporation and each of the directors and certain executive officers of the Company. [Incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q filed with the Commission on May 8, 2018.]
10.3(a)+	2012 Equity Incentive Plan. [Incorporated by reference to Appendix A to Bill Barrett Corporation’s Definitive Proxy Statement filed with the Commission on April 6, 2017.]
10.3(b)+	Amendment to the 2012 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.5(b) of our Annual Report on Form 10-K filed with the Commission on February 26, 2019.]
10.4+	Form of Restricted Common Stock Unit Award for 2012 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.2 to Bill Barrett Corporation’s Current Report on Form 8-K filed with the Commission on July 2, 2012.]
10.5+	Cash Incentive Plan. [Incorporated by reference to Appendix A to Bill Barrett Corporation’s Definitive Proxy Statement for the 2016 Annual Meeting of Stockholders filed with the Commission on April 7, 2016.]
10.6+	Form of Change in Control Severance Protection Agreement. [Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed with the Commission on May 8, 2018.]
10.7*	Form of Stockholders Agreement between Red Rider Holdco, Inc., Fifth Creek Energy Company, LLC, and NGP Natural Resources XI, L.P.
10.8	Waiver to Stockholders Agreement, dated as of December 4, 2018, by and among HighPoint Resources Corporation, Fifth Creek Energy Company, LLC and NGP Natural Resources XI, L.P. [Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Commission on December 6, 2018.]
10.8+	Deferred Compensation Plan. [Incorporated by reference to Exhibit 10.1 to Bill Barrett Corporation’s Quarterly Report on Form 10-Q filed with the Commission on May 5, 2016.]
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers.
31.1*	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer.
31.2*	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer.
32**	Section 1350 Certification of Chief Executive Officer and Chief Financial Officer.
99.1*	Report of Netherland, Sewell & Associates, Inc. dated January 21, 2020, concerning audit of oil and gas reserve estimates.
101.INS	XBRL Instance Document (The instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.)
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+
Indicates a management contract or compensatory plan or arrangement, as required by Item 15(a)(3).

*
Filed herewith.

**
Furnished herewith.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
HIGHPOINT RESOURCES CORPORATION
Date: February 26, 2020	By:	/s/ R. Scot Woodall R. Scot Woodall Chief Executive Officer and President
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Signature	Title	Date
/s/ R. Scot Woodall R. Scot Woodall	Chief Executive Officer, President and Director (Principal Executive Officer)	February 26, 2020
/s/ William M. Crawford William M. Crawford	Chief Financial Officer (Principal Financial Officer)	February 26, 2020
/s/ David R. Macosko David R. Macosko	Senior Vice President − Accounting (Principal Accounting Officer)	February 26, 2020
/s/ Jim W. Mogg Jim W. Mogg	Director	February 26, 2020
/s/ Mark S. Berg Mark S. Berg	Director	February 26, 2020
/s/ Scott A. Gieselman Scott A. Gieselman	Director	February 26, 2020
/s/ Craig S. Glick Craig S. Glick	Director	February 26, 2020
/s/ Andrew C. Kidd Andrew C. Kidd	Director	February 26, 2020
/s/ Lori A. Lancaster Lori A. Lancaster	Director	February 26, 2020
/s/ William F. Owens William F. Owens	Director	February 26, 2020
/s/ Edmund P. Segner, III Edmund P. Segner, III	Director	February 26, 2020

Signature	Title	Date
/s/ Michael R. Starzer Michael R. Starzer	Director	February 26, 2020
/s/ Randy I. Stein Randy I. Stein	Director	February 26, 2020
/s/ Michael E. Wiley Michael E. Wiley	Director	February 26, 2020

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and Board of Directors of
HighPoint Resources Corporation
Denver, Colorado
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of HighPoint Resources Corporation and subsidiaries (the Company) (formerly Bill Barrett Corporation) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on the criteria established in the Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2020, expressed an unqualified opinion on the Company’s internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Denver, Colorado
February 26, 2020 (December 16, 2020 as to the effects of the reverse stock split described in Note 16)
We have served as the Company’s auditor since 2003.

HIGHPOINT RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS
	As of December 31,
	2019	2018
	(in thousands, except share data)
Assets:
Current assets:
Cash and cash equivalents	$16,449	$32,774
Accounts receivable, net of allowance for doubtful accounts	62,120	72,943
Derivative assets	3,916	81,166
Prepayments and other current assets	3,952	2,898
Total current assets	86,437	189,781
Property and equipment – at cost, successful efforts method for oil and gas properties:
Proved oil and gas properties	2,644,129	2,195,310
Unproved oil and gas properties, excluded from amortization	357,793	468,208
Furniture, equipment and other	29,804	20,662
	3,031,726	2,684,180
Accumulated depreciation, depletion, amortization and impairment	(967,552)	(654,657)
Total property and equipment, net	2,064,174	2,029,523
Derivative assets	—	27,289
Other noncurrent assets	5,441	5,867
Total	$2,156,052	$2,252,460
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$71,638	$131,379
Amounts payable to oil and gas property owners	37,922	55,792
Production taxes payable	61,507	59,155
Derivative liabilities	4,411	—
Current portion of long-term debt	—	1,859
Total current liabilities	175,478	248,185
Long-term debt, net of debt issuance costs	758,911	617,387
Asset retirement obligations	23,491	27,330
Deferred income taxes	97,418	139,534
Other noncurrent liabilities	17,436	7,926
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $0.001 par value; authorized 8,000,000 shares; 4,273,391 and 4,249,543 shares issued and outstanding at December 31, 2019 and 2018, respectively, with 59,369 and 58,243 shares subject to restrictions, respectively	4	4
Additional paid-in capital	1,777,986	1,771,936
Retained earnings (accumulated deficit)	(694,672)	(559,842)
Treasury stock, at cost: zero shares at December 31, 2019 and 2018	—	—
Total stockholders’ equity	1,083,318	1,212,098
Total	$2,156,052	$2,252,460

See notes to Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2019	2018	2017
	(in thousands, except share and per share data)
Operating Revenues
Oil, gas and NGL production	$452,274	$452,917	$251,215
Other operating revenues, net	385	100	1,624
Total operating revenues	452,659	453,017	252,839
Operating Expenses
Lease operating expense	37,796	27,850	24,223
Gathering, transportation and processing expense	10,685	4,644	2,615
Production tax expense	23,541	36,762	14,476
Exploration expense	143	70	83
Impairment and abandonment expense	9,642	719	49,553
(Gain) loss on sale of properties	2,901	1,046	(92)
Depreciation, depletion and amortization	321,276	228,480	159,964
Unused commitments	17,706	18,187	18,231
General and administrative expense	44,759	45,130	42,476
Merger transaction expense	4,492	7,991	8,749
Other operating expenses, net	402	1,273	(1,514)
Total operating expenses	473,343	372,152	318,764
Operating Income (Loss)	(20,684)	80,865	(65,925)
Other Income and Expense:
Interest and other income	791	1,793	1,359
Interest expense	(58,100)	(52,703)	(57,710)
Commodity derivative gain (loss)	(98,953)	93,349	(9,112)
Gain (loss) on extinguishment of debt	—	(257)	(8,239)
Total other income (expense)	(156,262)	42,182	(73,702)
Income (Loss) before Income Taxes	(176,946)	123,047	(139,627)
(Provision for) Benefit from Income Taxes	42,116	(1,827)	1,402
Net Income (Loss)	$(134,830)	$121,220	$(138,225)
Net Income (Loss) Per Common Share, Basic	$(32.04)	$32.19	$(89.92)
Net Income (Loss) Per Common Share, Diluted	$(32.04)	$32.03	$(89.92)
Weighted Average Common Shares Outstanding, Basic	4,207,833	3,765,981	1,537,176
Weighted Average Common Shares Outstanding, Diluted	4,207,833	3,784,821	1,537,176
See notes to Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Operating Activities:
Net Income (Loss)	$(134,830)	$121,220	$(138,225)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	321,276	228,480	159,964
Deferred income taxes	(42,116)	1,827	—
Impairment and abandonment expense	9,642	719	49,553
Commodity derivative (gain) loss	98,953	(93,349)	9,112
Settlements of commodity derivatives	10,667	(47,587)	19,099
Stock compensation and other non-cash charges	11,306	8,337	6,596
Amortization of deferred financing costs	2,556	2,365	2,194
(Gain) loss on extinguishment of debt	—	257	8,239
(Gain) loss on sale of properties	2,901	1,046	(92)
Change in operating assets and liabilities:
Accounts receivable	10,795	(13,697)	(18,578)
Prepayments and other assets	(27)	(793)	(1,848)
Accounts payable, accrued and other liabilities	3,030	(40,324)	11,690
Amounts payable to oil and gas property owners	(17,870)	34,499	10,402
Production taxes payable	2,352	28,441	3,884
Net cash provided by (used in) operating activities	278,635	231,441	121,990
Investing Activities:
Additions to oil and gas properties, including acquisitions	(426,416)	(453,616)	(239,631)
Additions of furniture, equipment and other	(4,662)	(853)	(926)
Repayment of debt associated with merger, net of cash acquired	—	(53,357)	—
Proceeds from sale of properties	1,334	(221)	101,845
Other investing activities	(1,612)	364	(299)
Net cash provided by (used in) investing activities	(431,356)	(507,683)	(139,011)
Financing Activities:
Proceeds from debt	222,000	—	275,000
Principal and redemption premium payments on debt	(83,859)	(469)	(322,343)
Proceeds from sale of common stock, net of offering costs	1	1	110,710
Other financing activities	(1,746)	(4,982)	(7,721)
Net cash provided by (used in) financing activities	136,396	(5,450)	55,646
Increase (Decrease) in Cash and Cash Equivalents	(16,325)	(281,692)	38,625
Beginning Cash and Cash Equivalents	32,774	314,466	275,841
Ending Cash and Cash Equivalents	$16,449	$32,774	$314,466
See notes to Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)
	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Total Stockholders’ Equity
Balance at December 31, 2016	$1	$1,113,870	$(542,328)	$—	$571,543
Cumulative effect of accounting change	—	180	(509)	—	(329)
Restricted stock activity and shares exchanged for tax withholding	—	1	—	(1,253)	(1,252)
Stock-based compensation	—	7,099	—	—	7,099
Retirement of treasury stock	—	(1,253)	—	1,253	—
Exchange of senior notes for shares of common stock	—	48,992	—	—	48,992
Issuance of common stock, net of offering costs	1	110,725	—	—	110,726
Net income (loss)	—	—	(138,225)	—	(138,225)
Balance at December 31, 2017	2	1,279,614	(681,062)	—	598,554
Restricted stock activity and shares exchanged for tax withholding	—	1	—	(1,535)	(1,534)
Stock-based compensation (1)	—	9,858	—	—	9,858
Retirement of treasury stock	—	(1,535)	—	1,535	—
Issuance of common stock, merger	2	483,998	—	—	484,000
Net income (loss)	—	—	121,220	—	121,220
Balance at December 31, 2018	4	1,771,936	(559,842)	—	1,212,098
Restricted stock activity and shares exchanged for tax withholding	—	1	—	(1,729)	(1,728)
Stock-based compensation	—	7,778	—	—	7,778
Retirement of treasury stock	—	(1,729)	—	1,729	—
Net income (loss)	—	—	(134,830)	—	(134,830)
Balance at December 31, 2019	$4	$1,777,986	$(694,672)	$—	$1,083,318

(1)
As of December 31, 2018, includes the modification of the 2016 Program and 2017 Program from performance-based liability awards to service-based equity awards. See Note 11 for additional information.

See notes to Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019, 2018 and 2017
1. Organization
HighPoint Resources Corporation, a Delaware corporation, together with its wholly-owned subsidiaries (collectively, the “Company”), is an independent oil and gas company engaged in the exploration, development and production of oil, natural gas and natural gas liquids (“NGLs”). The Company became the successor to Bill Barrett Corporation (“Bill Barrett”), on March 19, 2018, upon closing of the transactions contemplated by the Agreement and Plan of Merger, dated December 4, 2017 (the “Merger Agreement”), pursuant to which Bill Barrett combined with Fifth Creek Energy Operating Company, LLC (“Fifth Creek”) (the “Merger”). As a result of the Merger, Bill Barrett became a wholly-owned subsidiary of HighPoint Resources Corporation and subsequently Bill Barrett changed its name to HighPoint Operating Corporation. The Company currently conducts its activities principally in the Denver Julesburg Basin (“DJ Basin”) in Colorado. Except where the context indicates otherwise, references herein to the “Company” with respect to periods prior to the completion of the Merger refer to Bill Barrett and its subsidiaries.
2. Summary of Significant Accounting Policies
Basis of Presentation.   The accompanying Consolidated Financial Statements include the accounts of the Company. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates.   In the course of preparing the Company’s financial statements in accordance with GAAP, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenues and expenses and in the disclosure of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.
Areas requiring the use of assumptions, judgments and estimates relate to volumes of oil, natural gas and NGL reserves used in calculating depreciation, depletion and amortization (“DD&A”), the amount of expected future cash flows used in determining possible impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining the fair values of assets acquired and liabilities assumed in business combinations, asset retirement obligations, the timing of dry hole costs, impairments of proved and unproved properties, valuing deferred tax assets and estimating fair values of derivative instruments and stock-based payment awards.
Accounts Receivable.   Accounts receivable is comprised of the following:
	As of December 31,
	2019	2018
	(in thousands)
Accrued oil, gas and NGL sales	$50,171	$44,860
Due from joint interest owners	9,551	27,435
Other	2,419	754
Allowance for doubtful accounts	(21)	(106)
Total accounts receivable	$62,120	$72,943
Oil and Gas Properties.   The Company’s oil, gas and NGL exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and remain within cash flows from investing activities in the Consolidated Statements of Cash Flows. If an exploratory well does find proved reserves, the costs remain capitalized and are included within additions to oil and gas properties and remain within cash flows from investing activities in the Consolidated Statements of Cash Flows. The costs of development wells are capitalized whether proved reserves are added or not. Oil and gas lease acquisition costs are also capitalized. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated DD&A are eliminated from the accounts and the resulting gain or loss is recognized.
Other exploration costs, including certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.
Unproved oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive or are assigned proved reserves. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters.
Materials and supplies consist primarily of tubular goods and well equipment to be used in future drilling operations or repair operations and are carried at the lower of cost or market value.
The following table sets forth the net capitalized costs and associated accumulated DD&A and non-cash impairments relating to the Company’s oil, natural gas and NGL producing activities:
	As of December 31,
	2019	2018
	(in thousands)
Proved properties	$725,964	$663,485
Wells and related equipment and facilities	1,805,136	1,438,092
Support equipment and facilities	99,540	75,392
Materials and supplies	13,489	18,341
Total proved oil and gas properties	$2,644,129	$2,195,310
Unproved properties	265,387	328,409
Wells and facilities in progress	92,406	139,799
Total unproved oil and gas properties, excluded from amortization	$357,793	$468,208
Accumulated depreciation, depletion, amortization and impairment	(958,475)	(642,645)
Total oil and gas properties, net	$2,043,447	$2,020,873
All exploratory wells are evaluated for economic viability within one year of well completion. Exploratory wells that discover potentially economic reserves in areas where a major capital expenditure would be required before production could begin, and where the economic viability of that major capital expenditure depends upon the successful completion of further exploratory work in the area, remain capitalized if the well finds a sufficient quantity of reserves to justify its completion as a producing well and the Company is making sufficient progress assessing the reserves and the economic and operating viability of the project. As of December 31, 2019 and 2018, there were no exploratory well costs that had been capitalized for a period greater than one year since the completion of drilling. In addition, the Company had no exploratory wells as of December 31, 2019.
The Company reviews proved oil and natural gas properties for impairment on a quarterly basis or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future net cash flows of its oil and gas properties using proved and risked probable and possible reserves based on the Company’s development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. The Company compares such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, the Company will impair the carrying value to fair value based on an analysis of quantitative and qualitative factors existing as of the balance sheet date. The Company does not believe that the undiscounted future net cash flows of its oil and gas properties represent the applicable market value. The factors used to determine fair value may include, but are not limited to, recent sales prices of comparable properties, indications from marketing activities, the present value of future revenues, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows.
Oil and gas properties are also assessed for impairment once they meet the criteria to be classified as held for sale. Assets held for sale are carried at the lower of carrying cost or fair value less costs to sell. The fair value of the assets is determined using a market approach, based on an estimated selling price, as evidenced by current marketing activities, if possible. If an estimated selling price is not available, the Company utilizes the income valuation technique which involves calculating the present value of future revenues, as discussed above. If the carrying amount of the assets exceeds the fair value less costs to sell, an impairment will result to reduce the value of the properties down to fair value less costs to sell. The estimated fair value of assets held for sale may be materially different from sales proceeds that the Company eventually realizes due to a number of factors including but not limited to the differences in expected future commodity pricing, location and quality differentials, the Company’s relative desire to dispose of such properties based on facts and circumstances impacting the Company’s business at the time the Company agrees to sell, such as the Company’s position in the field subsequent to the sale and plans for future acquisitions or development in core areas.
The Company recognized non-cash impairment and abandonment charges of $9.6 million, $0.7 million and $49.6 million for the years ended December 31, 2019, 2018 and 2017, respectively, which were included within impairment and abandonment expense in the Consolidated Statements of Operations. Impairment and abandonment expense for the year ended December 31, 2019 included leases that have expired and certain leases that will expire subsequent to the balance sheet date that the Company does not plan to renew. Impairment and abandonment expense for the year ended December 31, 2018 included leases that have expired. Impairment and abandonment expense for the year ended December 31, 2017 included a non-cash impairment charge of $37.9 million associated with the Company’s Uinta Oil Program proved properties. The properties were sold on December 29, 2017. In addition, the Company recognized non-cash impairment charges of $9.1 million associated with certain unproved properties in the Cottonwood Gulch area of the Piceance Basin and $2.1 million associated with certain non-core unproved properties in the DJ Basin for the year ended December 31, 2017.
Under successful efforts accounting, depletion expense is calculated using the units-of-production method on the basis of some reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field. Natural gas and NGLs are converted to an oil equivalent, Boe, at the standard rate of six Mcf to one Boe and forty-two gallons to one Boe, respectively. Estimated future dismantlement, restoration and abandonment costs are taken into consideration by this calculation.

Accounts Payable and Accrued Liabilities.   Accounts payable and accrued liabilities are comprised of the following:
	As of December 31,
	2019	2018
	(in thousands)
Accrued drilling, completion and facility costs	$25,667	$69,830
Accrued lease operating, gathering, transportation and processing expenses	8,046	6,970
Accrued general and administrative expenses	6,612	8,774
Accrued interest payable	6,832	6,758
Accrued merger transaction expenses	—	550
Trade payables	17,488	31,057
Operating lease liability	1,287	—
Other	5,706	7,440
Total accounts payable and accrued liabilities	$71,638	$131,379
Environmental Liabilities.   Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Environmental liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Recent case law in Wyoming has exposed the Company to potential obligations for plugging and abandoning wells, and associated reclamation, for assets that were sold to other industry parties in prior years. If such third parties become unable to fulfill their contractual obligations to the Company as provided for in purchase and sale agreements, regulatory agencies and landowners may demand that the Company perform such activities. The Company recognized $0.3 million and $1.9 million associated with these obligations in other operating expenses in the Consolidated Statement of Operations for the years ended December 31, 2019 and 2018, respectively.
Revenue Recognition.   All of the Company’s sales of oil, gas and NGLs are made under contracts with customers, whereby revenues are recognized when the Company satisfies its performance obligations and the customer obtains control of the product. Performance obligations under the Company’s contracts with customers are typically satisfied at a point-in-time through monthly delivery of oil, gas and/or NGLs. Accordingly, at the end of the reporting period, the Company does not have any unsatisfied performance obligations. The Company’s contracts with customers typically include variable consideration based on monthly pricing tied to local indices and volumes delivered in the current month. The nature of the Company’s contracts with customers does not require the Company to constrain variable consideration for accounting purposes. As of December 31, 2019, the Company had open contracts with customers with terms of 1 month to 18 years, as well as evergreen contracts that renew on a periodic basis if not canceled by the Company or the customer. The Company’s contracts with customers typically require payment within one month of delivery.
Under the Company’s contracts with customers, natural gas and its components, including NGLs, are either sold to a midstream entity (which processes the natural gas and subsequently sells the resulting residue gas and NGLs) or are sold to a gas or NGL purchaser after being processed by a third party for a fee. Regardless of the contract structure type, the terms of these contracts compensate the Company for the value of the residue gas and NGLs at current market prices for each product. The Company’s oil is sold to multiple oil purchasers at specific delivery points at or near the wellhead. All costs incurred to gather, transport and/or process the Company’s oil, gas and NGLs after control has transferred to the customer are considered components of the consideration received from the customer and thus recorded in oil, gas and NGL production revenues in the Consolidated Statements of Operations. All costs incurred prior to the transfer of control to the customer are included in gathering, transportation and processing expense in the Consolidated Statements of Operations.
Gas imbalances from the sale of natural gas are recorded on the basis of gas actually sold by the Company. If the Company’s aggregate sales volumes for a well are greater (or less) than its proportionate share of production from the well, a liability (or receivable) is established to the extent there are insufficient proved reserves available to make-up the overproduced (or underproduced) imbalance. Imbalances have not been significant in the periods presented.
Derivative Instruments and Hedging Activities.   The Company periodically uses derivative financial instruments to achieve a more predictable cash flow from its oil, natural gas and NGL sales by reducing its exposure to price fluctuations. Derivative instruments are recorded at fair market value and are included in the Consolidated Balance Sheets as assets or liabilities.
Income Taxes.   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or liabilities are settled. Deferred income taxes also include tax credits and net operating losses that are available to offset future income taxes. Deferred income taxes are measured by applying currently enacted tax rates. A valuation allowance is recorded if it is more likely than not that all or some portion of the Company’s deferred tax assets will not be realized. The Company regularly assesses the realizability of the deferred tax assets considering all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, planning strategies and results of recent operations. The assumptions about future taxable income require significant judgment to determine if a valuation allowance is required. Changes to the Company’s development plans, changes in market prices for hydrocarbons, changes in operating results, or other factors could change the valuation allowance in future periods, resulting in recognition of tax expense or benefit.
The Company accounts for uncertainty in income taxes for tax positions taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold are recognized. The Company does not have any uncertain tax positions recorded as of December 31, 2019 or 2018.
Comprehensive Income.   The Company has no elements of other comprehensive income, therefore, the Company’s net income (loss) on the Consolidated Statements of Operations represents comprehensive income.
Earnings/Loss Per Share.   Basic net income (loss) per common share is calculated by dividing net income (loss) attributable to common stock by the weighted average number of common shares outstanding during each period. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common stock by the weighted average number of common shares outstanding and other dilutive securities. Potentially dilutive securities for the diluted net income per common share calculations consist of nonvested shares of common stock. The dilutive net income per common share excludes the anti-dilutive effect of 8,159 nonvested shares of common stock for the year ended December 31, 2018. The Company was in a net loss position for the years ended December 31, 2019 and 2017, therefore, all potentially dilutive securities were anti-dilutive.
The following table sets forth the calculation of basic and diluted net income (loss) per share:
	Year Ended December 31,
	2019	2018	2017
	(in thousands, except per share amounts)
Net income (loss)	$(134,830)	$121,220	$(138,225)
Basic weighted-average common shares outstanding in period	4,208	3,766	1,537
Add dilutive effects of stock options and nonvested equity shares of common stock	—	19	—
Diluted weighted-average common shares outstanding in period	4,208	3,785	1,537
Basic net income (loss) per common share	$(32.04)	$32.19	$(89.92)
Diluted net income (loss) per common share	$(32.04)	$32.03	$(89.92)
Industry Segment and Geographic Information.   The Company operates in one industry segment, which is the development and production of crude oil, natural gas and NGLs, and all of the Company’s operations are conducted in the continental United States. Consequently, the Company currently reports as a single industry segment.
New Accounting Pronouncements.   In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The objective of this update is to improve the effectiveness of fair value measurement disclosures. ASU 2018-13 is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods. The standard will only impact the Company’s disclosures.
In June 2018, the FASB issued ASU 2018-07, Stock Compensation-Improvements to Non-employee Share-Based Payment Accounting. The objective of this update was to simplify several aspects of the accounting for non-employee share-based payment transactions resulting from expanding the scope of Topic 718, Compensation- Stock Compensation, to include share-based payment transactions for acquiring goods and services from non-employees. ASU 2018-07 is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods. The standard was adopted on January 1, 2019 and did not have a material impact on the Company’s disclosures and financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments, Credit Losses. The objective of this update is to amend current impairment guidance by adding an impairment model (known as the current expected credit loss model (“CECL”)) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses, which the FASB believes will result in more timely recognition of such losses. ASU 2016-13 is effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods. The Company does not believe the standard will have a material impact on the Company’s financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases, followed by additional accounting standards updates that provided additional practical expedients and policy election options (collectively, Accounting Standards Codification Topic 842, (“ASC 842”)). The objective of ASC 842 was to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASC 842 was effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods. The Company adopted ASC 842 effective January 1, 2019 using the modified retrospective method and elected the option to not apply ASC 842 to comparative periods. The Company also elected the following practical expedients:
•
not to recognize lease assets or liabilities on the balance sheet when lease terms are less than 12 months,

•
carry forward previous conclusions related to current lease classification under the previous lease accounting standard to lease classification for these existing leases under ASC 842,

•
exclude from evaluation under ASC 842 land easements that existed or expired before adoption of ASC 842, and

•
to combine lease and non-lease components for certain asset classes.

The adoption of ASC 842 resulted in the recognition of right-of-use assets of $8.6 million, and current and noncurrent lease liabilities of $0.3 million and $13.7 million, respectively, on the Consolidated Balance Sheet as of January 1, 2019. The difference between the right-of-use assets and the total lease liability was related to lease incentives and deferred rent balances of $5.4 million, which were required to be netted against the right-of-use assets as of the implementation date of January 1, 2019. The Company’s leases include office leases and other equipment, all classified as operating leases. The adoption of ASC 842 had no impact on the Company’s Consolidated Statements of Operations or Cash Flows. See Note 13 for additional information.

3. Supplemental Disclosures of Cash Flow Information
Supplemental cash flow information is as follows:
	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Cash paid for interest	$55,470	$50,063	$61,295
Cash paid for income taxes	—	—	—
Cash paid for amounts included in the measurements of lease liabilities:
Cash paid for operating leases	1,315
Non-cash operating activities:
Right-of-use assets obtained in exchange for lease obligations
Operating leases(1)	14,999
Supplemental disclosures of non-cash investing and financing activities:
Accrued liabilities – oil and gas properties	28,130	98,346	43,980
Change in asset retirement obligations, net of disposals	(5,538)	10,778	5,376
Fair value of debt exchanged for common stock	—	—	48,992
Retirement of treasury stock	(1,729)	(1,535)	(1,253)
Properties exchanged in non-cash transactions	4,561	—	13,323
Issuance of common stock for Merger	—	484,000	—

(1)
Excludes the reclassifications of lease incentives and deferred rent balances.

4. Mergers, Acquisitions, Exchanges and Divestitures
2019 Divestiture
On May 1, 2019, the Company completed the sale of certain non-core assets, primarily low producing or shut-in vertical wells, in the DJ Basin in exchange for the relief of $7.7 million of plugging liabilities associated with these properties. The sale resulted in a loss of $2.3 million, which was recognized in loss on sale of properties in the Company’s Consolidated Statements of Operations.
2018 Merger with Fifth Creek Energy Operating Company, LLC
On March 19, 2018, the Company completed the Merger with Fifth Creek. The Merger was effected through the issuance of 2 million shares of the Company’s common stock (100 million shares on a pre-split basis, see Note 16), with a fair value of $484.0 million on the date of closing, and the repayment of $53.9 million of Fifth Creek debt. In connection with the Merger, the Company incurred costs of $4.5 million, $8.0 million and $8.7 million of severance, consulting, advisory, legal and other merger-related fees, all of which were expensed and included in merger transaction expense in the Company’s Consolidated Statement of Operations for the years ended December 31, 2019, 2018 and 2017, respectively.
Purchase Price Allocation
The transaction was accounted for as a business combination, using the acquisition method, with the Company being the acquirer for accounting purposes. The following table represents the allocation of the total purchase price to the identifiable assets acquired and the liabilities assumed based on the estimated fair values at the acquisition date. The following table sets forth the Company’s purchase price allocation:

March 19, 2018
(in thousands)
Purchase Price:
Fair value of common stock issued	$484,000
Plus: Repayment of Fifth Creek debt	53,900
Total purchase price	537,900
Plus Liabilities Assumed:
Accounts payable and accrued liabilities	25,782
Current unfavorable contract	2,651
Other current liabilities	13,797
Asset retirement obligations	7,361
Long-term deferred tax liability	137,707
Long-term unfavorable contract	4,449
Other noncurrent liabilities	2,354
Total purchase price plus liabilities assumed	$732,001
Fair Value of Assets Acquired:
Cash	543
Accounts receivable	7,831
Oil and Gas Properties:
Proved oil and gas properties	105,702
Unproved oil and gas properties	609,568
Asset retirement obligations	7,361
Furniture, equipment and other	931
Other noncurrent assets	65
Total asset value	$732,001
The fair value measurements of oil and natural gas properties and asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair values of proved oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties included estimates of: (i) recoverable reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices; and (v) a market-based weighted average cost of capital rate. The fair value of unproved properties was determined using a market approach utilizing recent transactions of a similar nature in the same basin. These inputs required significant judgments and estimates by management at the time of the valuation and are the most sensitive to possible future changes.
The results of operations attributable to the merged companies are included in the Consolidated Statements of Operations beginning on March 19, 2018. The Company generated revenues of approximately $59.4 million from the Fifth Creek assets during the year ended December 31, 2018 and expenses of approximately $44.2 million during the year ended December 31, 2018.
Pro Forma Financial Information
The following pro forma condensed combined financial information was derived from the historical financial statements of the Company and Fifth Creek and gives effect to the acquisition as if it had occurred on January 1, 2017. The below information reflects pro forma adjustments based on available information and certain assumptions that the Company believes are reasonable, including (i) the repayment of Fifth Creek’s debt, (ii) depletion of Fifth Creek’s fair-valued proved crude oil and natural gas properties, and (iii) the estimated tax impacts of the pro forma adjustments.

Additionally, pro forma earnings for the years ended December 31, 2019, 2018 and 2017 were adjusted to exclude merger-related costs of $4.5 million, $8.0 million and $8.7 million incurred by the Company for the years ended December 31, 2019, 2018 and 2017, respectively, and $4.0 million and $2.2 million for the years ended December 31, 2018 and 2017, respectively, incurred by Fifth Creek. The pro forma results of operations do not include any cost savings or other synergies that may have occurred as a result of the acquisition or any estimated costs that have been incurred by the Company to integrate the Fifth Creek assets. The pro forma condensed combined financial information has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the acquisition taken place on January 1, 2017; furthermore, the financial information is not intended to be a projection of future results.
	Year Ended December 31,
	2019	2018	2017
	(in thousands, except per share data)
Revenues	$452,659	$468,949	$291,991
Net Income (Loss)	(131,407)	125,281	(143,530)
Net Income (Loss) per Common Share, Basic	(31.00)	30.00	(40.50)
Net Income (Loss) per Common Share, Diluted	(31.00)	30.00	(40.50)
2017 Acquisitions, Exchanges and Divestitures
On February 28, 2017, the Company acquired acreage in the DJ Basin for $11.6 million, after final closing adjustments. The transaction was considered an asset acquisition and therefore the properties were recorded based on the fair value of the total consideration transferred on the acquisition date and transaction costs were capitalized as a component of the cost of the assets acquired. The acquisition included $9.1 million and $11.2 million of proved and unevaluated properties, respectively, and asset retirement obligations of $8.7 million.
During the year ended December 31, 2017, the Company completed two acreage exchange transactions to consolidate certain acreage positions in the DJ Basin. Pursuant to the transactions, the Company exchanged leasehold interests in certain proved undeveloped acreage. The Company’s future cash flows are not expected to significantly change as a result of the exchange transactions, therefore, the non-monetary exchanges were measured based on the carrying values and not on the fair values of the assets exchanged.
On December 29, 2017, the Company completed the sale of its remaining non-core assets in the Uinta Basin. The Company received $101.3 million in cash proceeds, after final closing adjustments in 2018. In addition to the cash proceeds, the Company recognized non-cash proceeds of $4.8 million related to relief from the Company’s asset retirement obligation. During the year ended December 31, 2017, the Company recognized a proved property impairment of $37.9 million with respect to these properties in the Consolidated Statement of Operations. During the year ended December 31, 2018, the Company recognized an additional loss on sale of $1.0 million with respect to these properties in the Consolidated Statement of Operations. The carrying amounts by major asset class within the disposal group for the Uinta Basin are summarized below (in thousands):
Assets:
Proved oil and gas properties	$409,957
Unproved oil and gas properties, excluded from amortization	397
Furniture, equipment and other	1,593
Accumulated depreciation, depletion, amortization and impairment	(304,939)
Total assets	107,008
Liabilities:
Asset retirement obligations	4,773
Total liabilities	4,773
Net assets	$102,235

5. Long-Term Debt
The Company’s outstanding debt is summarized below:
		As of December 31, 2019			As of December 31, 2018
	Maturity Date	Principal	Debt Issuance Costs	Carrying Amount	Principal	Debt Issuance Costs	Carrying Amount
		(in thousands)
Amended Credit Facility(1)	September 14, 2023	$140,000	$—	$140,000	$—	$—	$—
7.0% Senior Notes(2)	October 15, 2022	350,000	(2,372)	347,628	350,000	(3,210)	346,790
8.75% Senior Notes(3)	June 15, 2025	275,000	(3,717)	271,283	275,000	(4,403)	270,597
Lease Financing Obligation(4)	August 10, 2020	—	—	—	1,859	—	1,859
Total Debt		$765,000	$(6,089)	$758,911	$626,859	$(7,613)	$619,246
Less: Current Portion of Long-Term Debt(5)		—	—	—	1,859	—	1,859
Total Long-Term Debt		$765,000	$(6,089)	$758,911	$625,000	$(7,613)	$617,387

(1)
The recorded value of the Amended Credit Facility approximates its fair value due to its floating rate structure and on financing terms currently available to the Company.

(2)
The aggregate estimated fair value of the 7.0% Senior Notes was approximately $335.0 million and $329.7 million as of December 31, 2019 and 2018, respectively, based on reported market trades of these instruments.

(3)
The aggregate estimated fair value of the 8.75% Senior Notes was approximately $251.2 million and $264.7 million as of December 31, 2019 and 2018, respectively, based on reported market trades of these instruments.

(4)
The aggregate estimated fair value of the Lease Financing Obligation was approximately $1.8 million as of December 31, 2018, based on market-based parameters of comparable term secured financing instruments. The Company exercised the early buyout option and purchased the equipment for $1.8 million on February 10, 2019.

(5)
As of December 31, 2018, the current portion of long-term debt included the Lease Financing Obligation, which was settled on February 10, 2019.

Amended Credit Facility
On September 14, 2018, the Company entered into a fourth amended and restated credit facility (the “Amended Credit Facility”), which, among other things, provides for a maximum credit amount of $1.5 billion, an initial elected commitment amount of $500.0 million and an initial borrowing base of $500.0 million. Due to the amendment, the Company recognized a loss on extinguishment of debt of $0.3 million on the Consolidated Statements of Operations for the year ended December 31, 2018. As credit support for future payment under a contractual obligation, a $26.0 million letter of credit has been issued under the Amended Credit Facility, which reduced the available borrowing capacity of the Amended Credit Facility as of December 31, 2019 to $334.0 million. The Company had $140.0 million and zero outstanding borrowings under the Amended Credit Facility as of December 31, 2019 and 2018, respectively. The current maturity date of the Amended Credit Facility is July 16, 2022. While the stated maturity date in the Amended Credit Facility is September 14, 2023, the maturity date is accelerated if the Company has more than $100.0 million of “Permitted Debt” or “Permitted Refinancing Debt” (as those terms are defined in the Amended Credit Facility) that matures prior to December 14, 2023. If that is the case, the accelerated maturity date is 91 days prior to the earliest maturity of such Permitted Debt or Permitted Refinancing Debt. Because the Company’s 7.0% Senior Notes will mature on October 15, 2022, the aggregate amount of those notes exceeds $100.0 million and the notes represent “Permitted Debt”, the maturity date specified in the Amended Credit Facility is accelerated to the date that is 91 days prior to the maturity date of those notes, or July 16, 2022.

Interest rates are either adjusted LIBOR plus applicable margins of 1.5% to 2.5% or an alternate base rate plus applicable margins of 0.5% to 1.5%, and the unused commitment fee is between 0.375% to 0.5%. The applicable margin and the unused commitment fee rate are determined based on borrowing base utilization. The weighted average annual interest rate incurred on the Amended Credit Facility was 4.0% for the year ended December 31, 2019.
The borrowing base under the Amended Credit Facility is determined at the discretion of the lenders, based on the collateral value of the Company’s proved reserves that have been mortgaged to the lenders, and is subject to regular re-determination on or about April 1 and October 1 of each year, as well as following any property sales. Borrowing bases are computed based on proved oil, natural gas and NGL reserves, hedge positions and estimated future cash flows from the reserves calculated using future commodity pricing provided by the Company’s lenders, as well as any other outstanding debt. Lower commodity prices could result in a decreased borrowing base.
The Amended Credit Facility contains certain financial covenants. The Company is currently in compliance with all financial covenants and has complied with all financial covenants since issuance. If the Company fails to comply with the covenants or other terms of any agreements governing the Company’s debt, the lenders under the Amended Credit Facility and holders of the Company’s senior notes may have the right to accelerate the maturity of the relevant debt and foreclose upon the collateral, if any, securing that debt. The occurrence of any such event would adversely affect the Company’s financial condition.
7.0% Senior Notes Due 2022
The Company’s $350.0 million aggregate principal amount 7.0% Senior Notes mature on October 15, 2022 at par, unless earlier redeemed or purchased by the Company. Interest is payable in arrears semi-annually on April 15 and October 15 of each year. The 7.0% Senior Notes are senior unsecured obligations and rank equal in right of payment with all of the Company’s other existing and future senior unsecured indebtedness, including the 8.75% Senior Notes.
The 7.0% Senior Notes are redeemable at the Company’s option at redemption prices of 101.167% and 100.000% of the principal amount on or after October 15, 2019 and 2020, respectively.
8.75% Senior Notes due 2025
The Company’s $275.0 million in aggregate principal amount 8.75% Senior Notes mature on June 15, 2025 at par, unless earlier redeemed or purchased by the Company. Interest is payable in arrears semi-annually on June 15 and December 15 of each year. The 8.75% Senior Notes are senior unsecured obligations and rank equal in right of payment with all of the Company’s other existing and future senior unsecured indebtedness, including the 7.0% Senior Notes.
The 8.75% Senior Notes will become redeemable at the Company’s option on or after June 15, 2020, 2021, 2022 and 2023 at redemption prices of 106.563%, 104.375%, 102.188% and 100.000% of the principal amount, respectively. Prior to June 15, 2020, the Company may use proceeds of an equity offering to redeem up to 35% of the principal amount at a redemption price of 108.750% of the principal amount. In addition, prior to June 15, 2020, the Company may redeem the notes at a redemption price equal to 100.000% of the principal amount plus a specified “make-whole” premium.
The issuer of the 7.0% Senior Notes and the 8.75% Senior Notes is HighPoint Operating Corporation (f/k/a Bill Barrett). Pursuant to supplemental indentures entered into in connection with the Merger, HighPoint Resources Corporation became a guarantor of the 7.0% Senior Notes and the 8.75% Senior Notes in March 2018. All covenants in the indentures governing the notes limit certain activities of HighPoint Operating Corporation, including limitations on the ability to pay dividends, incur additional indebtedness, make restricted payments, credit liens, sell assets or make loans to HighPoint Resources Corporation, but in most cases the covenants in the indentures are not applicable to HighPoint Resources Corporation. HighPoint Operating Corporation is currently in compliance with all covenants since issuance.
Nothing in the indentures governing the 7.0% Senior Notes or the 8.75% Senior Notes prohibits the Company from repurchasing any of the notes from time to time at any price in open market purchases, negotiated transactions or by tender offer or otherwise without any notice to or consent of the holders.

Lease Financing Obligation Due 2020
The Company had a lease financing obligation with a balance of $1.9 million as of December 31, 2018 resulting from the Company’s sale and subsequent lease back of certain compressors and related facilities owned by the Company (the “Lease Financing Obligation”). On February 10, 2019, the Company elected to purchase the equipment under the early buyout option for $1.8 million.
2017 Debt Transactions
Due to the redemption of the Company’s 5.0% Convertible Notes and 7.625% Senior Notes on May 30, 2017 with the proceeds from its 8.75% Senior Notes issued on April 28, 2017, the Company recognized a $7.9 million loss on extinguishment of debt on the Consolidated Statement of Operations for the year ended December 31, 2017.
6. Asset Retirement Obligations
A reconciliation of the Company’s asset retirement obligations for the year ended December 31, 2019, 2018 and 2017 is as follows:
	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Beginning of period	$29,655	$17,586	$11,238
Liabilities incurred(1)(2)	2,863	10,649	10,683
Liabilities settled	(1,682)	(1,630)	(1,063)
Disposition of properties	(7,668)	(351)	(5,138)
Accretion expense	1,592	1,291	972
Revisions to estimate	949	2,110	894
End of period	$25,709	$29,655	$17,586
Less: Current asset retirement obligations	2,218	2,325	1,489
Long-term asset retirement obligations	$23,491	$27,330	$16,097

(1)
The year ended December 31, 2018 includes $7.4 million associated with properties acquired in the Merger. See Note 4 for additional information regarding the Merger.

(2)
The year ended December 31, 2017 includes $8.7 million associated with properties acquired in the DJ Basin. See Note 4 for additional information regarding this acquisition.

7. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can be readily observable, market corroborated or generally unobservable. A fair value hierarchy was established that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Quoted prices are available in active markets for similar assets or liabilities and in non-active markets for identical or similar instruments. Model-derived valuations have inputs that are observable or whose significant value drivers are observable. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
Level 3 — Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At each balance sheet date, the Company performs an analysis of all applicable instruments and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Certain assets and liabilities are measured at fair value on a recurring basis in the Company’s consolidated balance sheet. The following methods and assumptions were used to estimate the fair values:
Cash equivalents — The highly liquid cash equivalents are recorded at fair value. Carrying value approximates fair value, which represents a Level 1 input.
Deferred compensation plan — The Company maintains a non-qualified deferred compensation plan which allows certain management employees to defer receipt of a portion of their compensation. The Company maintains assets for the deferred compensation plan in a rabbi trust. The assets of the rabbi trust are invested in publicly traded mutual funds and are recorded in other current and other long-term assets in the Consolidated Balance Sheets. The deferred compensation plan financial assets are reported at fair value based on active market quotes, which represent Level 1 inputs.
Commodity derivatives — The fair value of crude oil, natural gas and NGL swaps and costless collars are valued based on an income approach using various assumptions, such as quoted forward prices for commodities and time value factors. These assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and are, therefore, designated as Level 2 inputs. The Company utilizes its counterparties’ valuations to assess the reasonableness of its own valuation. At times, the Company utilizes an independent third party to perform the valuation.
The commodity derivatives have been adjusted for non-performance risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. In addition, the fair value measurement of a liability has been adjusted to reflect the nonperformance risk of the Company.
The following tables set forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were measured at fair value on a recurring basis in the Consolidated Balance Sheets.
	Level 1	Level 2	Level 3	Total
	(in thousands)
As of December 31, 2019
Financial Assets
Cash equivalents	$—	$—	$—	$—
Deferred compensation plan	2,033	—	—	2,033
Commodity derivatives	—	8,890	—	8,890
Financial Liabilities
Commodity derivatives	—	10,056	—	10,056
As of December 31, 2018
Financial Assets
Cash equivalents	12,188	—	—	12,188
Deferred compensation plan	1,392	—	—	1,392
Commodity derivatives	—	109,494	—	109,494
Financial Liabilities
Commodity derivatives	—	1,039	—	1,039

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis in the Company’s consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:
Oil and gas properties — Oil and gas property costs are evaluated for impairment and reduced to fair value when there is an indication that the carrying costs may not be recoverable. If an impairment is necessary, the fair value is estimated by using either a market approach based on recent sales prices of comparable properties and/or indications from marketing activities or by using the income valuation technique, which involves calculating the present value of future net revenues. The present value, net of estimated operating and development costs, is calculated using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows, predominantly all of which are designated as Level 3 inputs within the fair value hierarchy. The Company did not fair value any of its oil and gas properties as of December 31, 2019 and 2018.
Purchase price allocation — The Merger was accounted for as a business combination, using the acquisition method. The allocation of the total purchase price to the identifiable assets acquired and the liabilities assumed was based on the fair values at the acquisition date. See Note 4 for additional information regarding the fair value of the Merger.
Additional Fair Value Disclosures
Long-term Debt — Long-term debt is not presented at fair value on the Consolidated Balance Sheets, as it is recorded at carrying value, net of unamortized debt issuance costs. The fair values of the Company’s fixed rate 7.0% Senior Notes and 8.75% Senior Notes totaled $586.2 million and $594.4 million as of December 31, 2019 and 2018, respectively. The fair values of the Company’s fixed rate Senior Notes are based on active market quotes, which represent Level 1 inputs.
There is no active, public market for the Amended Credit Facility. The recorded value of the Amended Credit Facility approximates its fair value due to its floating rate structure based on the LIBOR spread, secured interest, and the Company’s borrowing base utilization. The Amended Credit Facility had a balance of $140.0 million and zero as of December 31, 2019 and 2018, respectively. The Lease Financing Obligation fair value of $1.8 million as of December 31, 2018 was measured based on market-based parameters of comparable term secured financing instruments. On February 10, 2019, the Company elected to purchase the equipment. See Note 5 for additional information. The fair value measurements for the Amended Credit Facility and Lease Financing Obligation represent Level 2 inputs.
8. Derivative Instruments
The Company uses financial derivative instruments as part of its price risk management program to achieve a more predictable cash flow from its production revenues by reducing its exposure to commodity price fluctuations. The Company has entered into financial commodity swap contracts and costless collars related to the sale of a portion of the Company’s production. The Company does not enter into derivative instruments for speculative or trading purposes.
In addition to financial contracts, the Company may at times be party to various physical commodity contracts for the sale of oil, natural gas and NGLs that have varying terms and pricing provisions. These physical commodity contracts qualify for the normal purchase and normal sale exception and, therefore, are not subject to hedge or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil, natural gas and NGL production revenues at the time of settlement.
All derivative instruments, other than those that meet the normal purchase and normal sale exception, as mentioned above, are recorded at fair value and included on the Consolidated Balance Sheets as assets or liabilities. The following table summarizes the location, as well as the gross and net fair value amounts, of all derivative instruments presented on the Consolidated Balance Sheets as of the dates indicated.

	As of December 31, 2019
Balance Sheet	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets Presented in the Balance Sheet
	(in thousands)
Derivative assets current	$8,477	$(4,561)(1)	$3,916
Derivative assets non-current	413	(413)(1)	—
Total derivative assets	$8,890	$(4,974)	$3,916

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Liabilities Presented in the Balance Sheet
	(in thousands)
Derivative liabilities	$(8,972)	$4,561(1)	$(4,411)
Other noncurrent liabilities	(1,084)	413(1)	(671)
Total derivative liabilities	$(10,056)	$4,974	$(5,082)

	As of December 31, 2018
Balance Sheet	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets Presented in the Balance Sheet
	(in thousands)
Derivative assets current	$82,205	$(1,039)(1)	$81,166
Derivative assets non-current	27,289	—	27,289
Total derivative assets	$109,494	$(1,039)	$108,455

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Liabilities Presented in the Balance Sheet
	(in thousands)
Derivative liabilities	$(1,039)	$1,039(1)	$—
Other noncurrent liabilities	—	—	—
Total derivative liabilities	$(1,039)	$1,039	$—

(1)
Asset and liability balances with the same counterparty are presented as a net asset or liability on the Consolidated Balance Sheets.

As of December 31, 2019, the Company had swap contracts in place to hedge the following volumes for the periods indicated:
	For the Year 2020		For the Year 2021
	Derivative Volumes	Weighted Average Price	Derivative Volumes	Weighted Average Price
Oil (Bbls)	5,857,500	$58.32	911,000	$53.42
The Company’s derivative financial instruments are generally executed with major financial or commodities trading institutions. The instruments expose the Company to market and credit risks and may, at times, be concentrated with certain counterparties or groups of counterparties. The Company had derivatives in place with nine different counterparties as of December 31, 2019. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk in the event of non-performance by the counterparties are substantially smaller. The creditworthiness of counterparties is subject to continual review by management, and the Company believes all of these institutions currently are acceptable credit risks. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties.

It is the Company’s policy to enter into derivative contracts with counterparties that are lenders in the Amended Credit Facility, affiliates of lenders in the Amended Credit Facility or potential lenders in the Amended Credit Facility. The Company’s derivative contracts are documented using an industry standard contract known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement or other contracts. Typical terms for these contracts include credit support requirements, cross default provisions, termination events and set-off provisions. The Company is not required to provide any credit support to its counterparties other than cross collateralization with the properties securing the Amended Credit Facility. The Company has set-off provisions in its derivative contracts with lenders under its Amended Credit Facility which, in the event of a counterparty default, allow the Company to set-off amounts owed to the defaulting counterparty under the Amended Credit Facility or other obligations against monies owed the Company under derivative contracts. Where the counterparty is not a lender under the Company’s Amended Credit Facility, the Company may not be able to set-off amounts owed by the Company under the Amended Credit Facility, even if such counterparty is an affiliate of a lender under such facility. The Company does not have any derivative balances that are offset by cash collateral.
9. Income Taxes
The (expense) benefit for income taxes consisted of the following for the periods indicated:
	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Current:
Federal	$—	$—	$1,402
State	—	—	—
Deferred:
Federal	35,806	(1,777)	—
State	6,310	(50)	—
Total	$42,116	$(1,827)	$1,402
Income tax (expense) benefit differed from the amounts computed by applying the U.S. federal income tax rate of 21% to pretax income for the years ended December 31, 2019 and 2018 and 35% to pretax income for the year ended December 31, 2017 from continuing operations as a result of the following:
	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Income tax (expense) benefit at the federal statutory rate	$37,159	$(25,840)	$48,869
State income tax (expense) benefit, net of federal tax effect	6,002	(5,144)	4,030
Change in federal tax rate	—	—	(64,949)
Refundable AMT credits	—	—	1,402
Nondeductible equity-based compensation	(1,895)	(3,101)	(13,655)
Nondeductible costs in connection with Merger	—	(2,545)	—
Other permanent items	(157)	(418)	(37)
Change in valuation allowance	628	36,321	(35,684)
Change in valuation allowance due to TCJA	—	—	64,949
Change in valuation allowance – Section 382	—	64,994	—
Change in apportioned state tax rates	275	(723)	(1,086)
Eliminate UT jurisdiction NOL’s and credits	—	—	(2,647)
Change in ownership – Section 382	—	(64,994)	—
Other, net	104	(377)	210
Income tax (expense) benefit	$42,116	$(1,827)	$1,402
On the date of the Merger, the Fifth Creek assets were acquired in a nontaxable transaction pursuant to Section 351 of the Internal Revenue Code. Accordingly, a deferred tax liability of $137.7 million was recorded to reflect the difference between the fair value recorded and the income tax basis of the assets acquired and liabilities assumed.
The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities as of December 31, 2019 and 2018 are presented below:
	As of December 31,
	2019	2018
	(in thousands)
Long-term:
Deferred tax assets:
Net operating loss carryforward	$112,409	$112,898
Stock-based compensation	1,368	1,962
Deferred rent	—	628
Financing obligation	2,163	1,174
Accrued expenses	38	250
Derivative instruments	287	—
Other assets	148	2,409
Capital loss carryforward	890	1,028
Less: Valuation allowance	(12,587)	(13,215)
Total long-term deferred tax assets	104,716	107,134
Deferred tax liabilities:
Oil and gas properties	(201,396)	(219,390)
Long-term derivative instruments	—	(26,700)
Prepaid expenses	(462)	(374)
Deferred compensation	(276)	(204)
Total long-term deferred tax assets (liabilities)	(202,134)	(246,668)
Net long-term deferred tax assets (liabilities)	$(97,418)	$(139,534)
In connection with the Merger, the Company had a greater than 50% ownership change pursuant to Section 382 of the Internal Revenue Code. As a result of the ownership change, the Company’s ability to use pre-change net operating losses (“NOLs”) and credits against post-change taxable income is limited to an annual amount plus any built-in gains recognized within five years of the ownership change. The Company’s annual limitation amount is approximately $11.7 million and the net unrealized built-in gain is projected to be $176.9 million. The Company has reduced its federal and state NOLs by $276.1 million and $14.0 million, respectively, and eliminated its state tax credits by $8.2 million to reflect the expected impact of the Section 382 limitation. Deferred tax assets and the corresponding valuation allowance have been reduced by $65.0 million for the expected tax effect of the Section 382 limitation. As of December 31, 2019, the Company projected approximately $455.8 million and $456.2 million of federal and state NOLs, respectively. The federal NOLs begin to expire in 2025 and the state NOLs begin to expire in 2029.
On December 22, 2017, Congress signed into law the Tax Cut and Jobs Act of 2017 (“TCJA”). The TCJA includes significant changes to the U.S. corporate tax systems including a rate reduction from 35% to 21% beginning in January of 2018. Accordingly, the 21% federal tax rate is utilized in computing the Company’s annualized effective tax rate. Other provisions of TCJA include the elimination of the corporate alternative minimum tax (“AMT”), the acceleration of depreciation for US tax purposes, limitations on deductibility of interest expense, expanded Section 162(m) limitations on the deductibility of officer’s compensation, the elimination of net operation loss carrybacks and indefinite carryforwards on losses generated after 2017, subject to restrictions on their utilization.
In assessing the ability to realize the benefit of the deferred tax assets, management must consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Management considers all available evidence (both positive and negative) in determining whether a valuation allowance is required. Such evidence includes the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment, and judgment is required in considering the relative weight of negative and positive evidence. In regard to the Company’s deferred tax assets, the Company considered all available evidence in assessing the need for a valuation allowance.
The Company accounts for uncertainty in income taxes for tax positions taken or expected to be taken in a tax return. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits. The Company did not have any additions, reductions or settlements of unrecognized tax benefits. In 2019, the Company generated no uncertain tax positions.
The Company’s policy is to classify accrued penalties and interest related to unrecognized tax benefits in the Company’s income tax provision. As of December 31, 2019, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the current year.
The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and in various states. With few exceptions, the Company is subject to U.S. federal tax examination for years 2016 through 2019 and is subject to state tax examination for years 2015 through 2019.
10. Stockholders’ Equity
Common and Preferred Stock.   The Company’s authorized capital structure consists of 75,000,000 shares of preferred stock, par value $0.001 per share, and 8,000,000 shares of common stock, par value $0.001 per share. There are no issued and outstanding shares of preferred stock.
In March 2018, the Company completed the Merger with Fifth Creek. Pursuant to the Merger Agreement, each share of Bill Barrett common stock, par value $0.001 per share (the “BBG Common Stock”), issued and outstanding immediately prior to the closing of the Merger was converted into one share of the Company’s common stock and all outstanding equity interests in Fifth Creek, in the aggregate, were converted into 2 million shares of the Company’s common stock (100 million shares on a pre-split basis, see Note 16). In addition, all options to purchase shares of BBG Common Stock and all common stock awards and performance-based cash unit awards relating to BBG Common Stock that were outstanding immediately prior to the closing of the Merger were generally converted into corresponding awards relating to shares of the Company’s common stock on the same terms and conditions (excluding performance conditions) as applied prior to the closing of the Merger (with 2016 and 2017 Program performance-based cash units converting into time-based common stock awards based on actual performance for the 2016 program and target performance for the 2017 program through the closing date). See Note 11 for additional information on equity compensation.
In March 2018, the Company terminated the Equity Distribution Agreement, dated as of June 2015, by and between the Company and Goldman, Sachs and Co., which established an “at-the-market” program for sales of common stock from time to time. The agreement was terminable at will upon written notification by the Company with no penalty. No shares had been sold pursuant to this Agreement.
In December 2017, the Company completed a public offering of its common stock, selling 464,111 shares at a price of $250.00 per share, par value $0.001 per share. The sale included the partial exercise of 44,111 shares of common stock by the underwriters from their option to purchase 63,000 shares of common stock. Net proceeds from the sale, after deducting fees and estimated expenses, were approximately $110.8 million.
In December 2017, the Company issued 217,260 shares of common stock pursuant to the a debt exchange with a holder of the Company’s 7.0% Senior Notes. The holder exchanged $50.0 million principal amount of the 7.0% Senior Notes for 217,260 newly issued shares of the Company’s common stock.
Treasury Stock.   The Company may occasionally acquire treasury stock, which is recorded at cost, in connection with the vesting and exercise of stock-based awards or for other reasons. As of December 31, 2019, all treasury stock held by the Company was retired.

The following table reflects the activity in the Company’s common and treasury stock for the periods indicated:
	Year Ended December 31,
	2019	2018	2017
Common Stock Outstanding:
Shares at beginning of period	4,249,543	2,207,272	1,514,427
Shares issued for directors’ fees	3,164	3,751	1,370
Shares issued for nonvested shares of common stock	36,954	46,642	16,032
Shares issued for debt exchange	—	—	217,260
Shares issued for equity offering	—	—	464,111
Shares issued for merger, common stock	—	2,000,000	—
Shares retired or forfeited	(16,270)	(8,122)	(5,928)
Shares at end of period	4,273,391	4,249,543	2,207,272
Treasury Stock:
Shares at beginning of period	—	—	—
Treasury stock acquired	14,380	5,716	4,868
Treasury stock retired	(14,380)	(5,716)	(4,868)
Shares at end of period	—	—	—
11. Equity Incentive Compensation Plans and Other Long-term Incentive Programs
The Company maintains various stock-based compensation plans and other employee benefit plans as discussed below. Stock-based compensation is measured at the grant date based on the value of the awards, and the fair value is recognized on a straight-line basis over the requisite service period (usually the vesting period). Nonvested shares of common stock generally vest ratably over a three year service period, and nonvested shares of common stock units vest over a one year service period. Cash-based compensation is measured at fair value at each reporting date and is recognized on a straight-line basis over the requisite service period (usually the vesting period). Cash-based awards generally have a cliff vest of three years.
The following table presents the long-term equity and cash incentive compensation related to awards for the periods indicated:
	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Nonvested common stock(1)	$6,601	$6,036	$5,852
Nonvested common stock units(1)	1,177	1,138	690
Nonvested performance-based shares	—	—	558
Nonvested performance cash units(2)(3)	844	52	1,189
Total	$8,622	$7,226	$8,289

(1)
Unrecognized compensation cost as of December 31, 2019 was $5.9 million related to grants of nonvested shares of common stock and common stock units that are expected to be recognized over a weighted-average period of 1.6 years.

(2)
The nonvested performance-based cash units are accounted for as liability awards with $1.4 million in accounts payable and accrued liabilities as of December 31, 2017, and $1.2 million, $0.3 million and $3.0 million in other noncurrent liabilities as of December 31, 2019, 2018 and 2017, respectively, in the Consolidated Balance Sheets.

(3)
Liability awards are fair valued at each reporting date. The expense for the period will increase or decrease based on updated fair values of these awards at each reporting date.

Nonvested Equity and Cash Awards.   In May 2012, the Company’s stockholders approved and adopted its 2012 Equity Incentive Plan (the “2012 Incentive Plan”). The purpose of the 2012 Incentive Plan is to enhance the Company’s ability to attract and retain officers, employees and directors and to provide such persons with an interest in the Company aligned with the interests of stockholders. The 2012 Incentive Plan provides for the grant of awards including performance units, performance shares, share awards, share units, restricted stock, cash incentive, stock appreciation rights or SARS, and stock options (including incentive stock options and non-qualified stock options).
In February 2018, the Company’s stockholders approved an amendment to the 2012 Incentive Plan (the “Amendment”). Pursuant to the Amendment, the Company is authorized to issue 130,000 shares, less any shares issued under the 2012 Incentive Plan on or after the Amendment adoption date, and plus any shares that again become available for grant. Shares underlying grants that expire without being exercised or are forfeited are available for grant under the 2012 Incentive Plan; however, shares withheld by the Company to satisfy any tax withholding obligation will not be available for future issuance. As of December 31, 2019, 46,345 shares remain available for grant under the 2012 Incentive Plan.
Currently, the Company’s practice is to issue new shares upon stock option exercise. The Company does not expect to repurchase any shares in the open market or issue treasury shares to settle any such exercises. For the years ended December 31, 2019, 2018 and 2017, the Company did not pay cash to repurchase any stock option exercises.
A summary of share-based option activity under all the Company’s plans as of December 31, 2019, and changes during the year then ended, is presented below:
Option Awards	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2019	2,537	$1,362.50
Granted(1)	—	—
Exercised	—	—
Forfeited or expired	(2,537)	1,362.50
Outstanding at December 31, 2019(2)	—	—

(1)
The Company has not granted any share-based option awards since 2012.

(2)
At December 31, 2019, there are no outstanding share-based option awards.

There have been no stock options exercised for the years ended December 31, 2019, 2018 and 2017.
The Company grants service-based shares of common stock to employees, which generally vest ratably over a three year service period. These awards are measured at fair value based on the closing price of the Company’s common stock on the date of grant. A summary of the Company’s nonvested common stock awards for the years ended December 31, 2019, 2018 and 2017 is presented below:
	Year Ended December 31,
	2019		2018		2017
Nonvested Common Stock Awards	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1,	58,243	$263.50	27,897	$348.48	23,382	$466.50
Granted	36,954	131.95	23,716	273.50	15,823	299.50
Modified(1)	—	—	22,926	242.00	—	—
Vested(2)	(33,939)	249.50	(13,890)	412.00	(10,268)	537.00
Forfeited or expired	(1,889)	245.50	(2,406)	296.50	(1,040)	395.50
Outstanding at December 31,	59,369	190.74	58,243	263.50	27,897	348.48

(1)
Due to the closing of the Merger, the 2016 and 2017 Performance Cash Programs were converted from nonvested performance-based cash units to nonvested common stock awards, resulting in an increase of nonvested common stock awards for the year ended December 31, 2018.

(2)
The fair value of common stock awards vested was $4.1 million, $3.7 million and $2.9 million for the years ended December 31, 2019, 2018 and 2017, respectively.

The Company grants service-based shares of common stock units to non-employee or outside directors, which generally vest over a one year service period. These awards are measured at fair value based on the closing price of the Company’s common stock on the date of grant. The common stock units are the directors’ annual compensation and are settled in common stock on a one-to-one basis. Common stock units have only been granted to outside directors. A summary of the Company’s nonvested common stock units for the years ended December 31, 2019, 2018 and 2017 is presented in the table below:
	Year Ended December 31,
	2019		2018		2017
Nonvested Common Stock Unit Awards	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Outstanding at January 1,	6,224	$362.97	5,451	$318.34	2,943	$504.50
Granted	12,862	93.78	4,525	291.50	3,878	178.00
Vested(1)	(3,164)	271.99	(3,752)	212.00	(1,370)	321.00
Forfeited or expired	—	—	—	—	—	—
Outstanding at December 31,	15,922	163.61	6,224	362.97	5,451	318.34

(1)
The fair value of common stock unit awards vested was $0.3 million, $1.1 million and $0.2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

For the years ended December 31, 2019, 2018 and 2017, the Company granted performance-based cash units that will settle in cash. These awards are accounted for as liability awards and are measured at fair value at each reporting date. A summary of the Company’s nonvested performance-based cash units for the years ended December 31, 2019, 2018 and 2017 is presented below:
	Year Ended December 31,
	2019		2018		2017
Nonvested Performance-Based Cash Unit Awards	Units	Weighted Average Fair Value	Units	Weighted Average Fair Value	Units	Weighted Average Fair Value
Outstanding at January 1,	18,191		30,962		18,847
Granted	40,530		18,706		13,381
Performance goal adjustment(1)	—		226		—
Modified(2)	—		(24,230)		—
Vested(3)	—		(5,733)		—
Forfeited or expired	(7,200)		(1,740)		(1,266)
Outstanding at December 31,	51,521	$79.50	18,191	$61.50	30,962	$255.00

(1)
The 2015 Program vested at 104.1% of the target level and resulted in additional units vesting in March 2018. These units are included in the vested line item for the year ended December 31, 2018.

(2)
Due to the closing of the Merger, the 2016 and 2017 Performance Cash Programs were converted from nonvested performance-based cash units to nonvested common stock awards, resulting in a decrease in nonvested performance-based cash units for the year ended December 31, 2018. The 2016 Program converted based on performance through March 19, 2018, which resulted in 89% of the units converting to nonvested common stock awards or a reduction of 1,303 units converting to nonvested common stock awards.

(3)
The fair value of performance-based cash unit awards vested was $1.5 million for the year ended December 31, 2018. No awards vested in 2019 or 2017.

For the year ended December 31, 2014 and prior, the Company granted performance-based shares that settled in common stock. These awards are accounted for as equity awards. The market-based goals or total shareholder return (“TSR”) goals associated with these awards are valued at each reporting date using a Monte Carlo simulation. The non-market-based goals are measured at fair value based on the closing price of the Company’s common stock on the date of grant. A summary of the Company’s vested performance-based shares of common stock for the years ended December 31, 2019, 2018 and 2017 is presented below:
	Year Ended December 31,
	2019		2018		2017
Nonvested Performance-Based Common Stock Awards	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1,	—	$—	—	$—	3,132	$977.00
Granted(1)	—	—	—	—	—	—
Performance goal adjustment(2)	—	—	—	—	209	1,222.50
Vested(3)	—	—	—	—	(3,320)	1,222.50
Forfeited or expired	—	—	—	—	(21)	1,231.00
Outstanding at December 31,	—	—	—	—	—	—

(1)
The Company has not granted any performance-based common stock awards since 2014.

(2)
The 2014 Program vested at 106.7% of target level and resulted in additional shares vesting in May 2017. These shares are included in the vested line item for the year ended December 31, 2017.

(3)
The fair value of performance-based common stock awards vested was $0.6 million for the year ended December 31, 2017. No awards vested in 2019 or 2018.

Performance Cash and Share Programs
2019 Program.   In February 2019, the Compensation Committee of the Board of Directors of the Company approved a performance cash program (the “2019 Program”) granting performance cash units that will settle in cash and are accounted for as liability awards. The performance-based awards contingently vest in February 2022, depending on the level at which the performance goal is achieved. The performance goal, which will be measured over the three-year period ending December 31, 2021, will be the Company’s total shareholder return (“TSR”) based on a matrix measurement of (1) the Company’s absolute performance and (2) the Company’s ranking relative to a defined peer group’s individual TSRs (“Relative TSR”). The Company’s absolute performance is measured against the December 31, 2018 closing share price of $124.50. For the portion of the program based on absolute performance (i) if the Company’s absolute performance is less than 50%, the payout is zero, (ii) if the Company’s absolute performance is 50%, the payout is 50% and (iii) if the Company’s absolute performance is 100%, the payout is 100%, which is the maximum payout for this portion. For the portion of the program based on relative performance (i) if the Company’s Relative TSR is less than 30%, the payout is zero and (ii) if the Company’s Relative TSR is 30% or greater, the payout is equal to the Company’s percentile rank up to 100% of the original grant. The Company’s combined absolute performance and Relative TSR have a maximum vest of up to 200% of the original grant.
2018 Program.   In February 2018, the Compensation Committee approved a performance cash program (the “2018 Program”) granting performance cash units that will settle in cash and are accounted for as liability awards. The performance-based awards contingently vest in February 2021, depending on the level at which the performance goal is achieved. The performance goal, which will be measured over the three-year period ending December 31, 2020, will be the Company’s total shareholder return (“TSR”) based on a matrix measurement of (1) the Company’s absolute performance and (2) the Company’s ranking relative to a defined peer group’s individual TSRs (“Relative TSR”). The Company’s absolute performance is measured against the December 29, 2017 closing share price of $256.50. If the Company’s absolute performance is lower than the $256.50 share price, the payout is zero for this portion. If the Company’s absolute performance is greater than the $256.50 share price, the performance cash units will vest 1% for each 1% in growth, up to 150% of the original grant. If the Company’s Relative TSR is less than the median, the payout is zero for this portion. If the Company’s Relative TSR is above the median, the payout is equal to the Company’s percentile rank above the median, up to 50% of the original grant. The Company’s combined absolute performance and Relative TSR have a maximum vest of up to 200% of the original grant.
2017 Program.   In February 2017, the Compensation Committee approved a performance cash program (the “2017 Program”) granting performance cash units that will settle in cash and are accounted for as liability awards. In March 2018, upon the Merger closing, each award under the 2017 Program was converted to a nonvested common stock award at 100% of the original award. At the time of the modification, 12,381 units were converted to 12,381 nonvested shares of the Company’s common stock affecting 34 employees. These awards no longer have a performance criterion, but continue to have a service-based criterion through the cliff vest in February 2020. The conversion of the performance-based liability award to a service-based equity award was accounted for as a modification in accordance with ASC 718, Compensation — Stock Compensation. The total incremental compensation cost resulting from the modification was an increase of $0.5 million. The Company recorded an increase to additional paid-in capital (“APIC”) and a decrease to derivative and other noncurrent liabilities of $0.9 million as of December 31, 2018 in the Consolidated Statement of Stockholders’ Equity and the Consolidated Balance Sheets, respectively.
2016 Program.   In March 2016, the Compensation Committee approved a performance cash program (the “2016 Program”) granting performance cash units that would settle in cash and were accounted for as liability awards. In March 2018, upon the Merger closing, each award under the 2016 Program was converted to a nonvested common stock award at 89% of the original award based on the Company’s performance through March 19, 2018. At the time of the modification, 11,849 units were converted to 10,546 nonvested shares of the Company’s common stock affecting 23 employees. These awards no longer have a performance criterion, but continued to have a service-based criterion through the cliff vest that occurred in February 2019. The conversion of the performance-based liability award to a service-based equity award was accounted for as a modification in accordance with ASC 718, Compensation — Stock Compensation. The total incremental compensation cost resulting from the modification was zero. The Company recorded an increase to APIC and a decrease to derivative and other noncurrent liabilities of $1.8 million as of December 31, 2018 in the Consolidated Statement of Stockholders’ Equity and the Consolidated Balance Sheets, respectively.
2015 Program.   In February 2015, the Compensation Committee approved a performance cash program (the “2015 Program”) granting performance cash units that will settle in cash and are accounted for as liability awards. The performance-based awards vested in May 2018, based on the level at which the performance goals were achieved. The performance goals, which were measured over the three year period ending December 31, 2017, consisted of the TSR compared to Relative TSR (weighted at 60%) and the percentage change in discretionary cash flow per debt adjusted share relative to a defined peer group’s percentage calculation (“DCF per Debt Adjusted Share”) (weighted at 40%). The Relative TSR and DCF per Debt Adjusted Share goals were to vest at 25% or 50%, respectively, of the total award for performance met at the threshold level, 100% at the target level and 200% at the stretch level. If the actual results for a metric were between the threshold and target levels or between the target and stretch levels, the vested number of units was to be prorated based on the actual results compared to the threshold, target and stretch goals. If the threshold metrics were not met, no units would vest. In any event, the total number of units that could vest would not exceed 200% of the original number of performance cash units granted. At the end of the three year vesting period, units that did not vest were forfeited. A total of 8,447 units were granted under this program during the year ended December 31, 2015. All compensation expense related to the TSR metric was recognized if the requisite service period is fulfilled, even if the market condition was not achieved. All compensation expense related to the DCF per Debt Adjusted Share metric was based on the number of shares expected to vest at the end of the three year period. The Company modified the vest date of these awards from May 2018 to March 2018. Based upon the Company’s performance through 2017, 104.1% or 5,733 units of the 2015 Program vested in March 2018.
2014 Program.   In February 2014, the Compensation Committee approved a performance share program (the “2014 Program”) pursuant to the 2012 Equity Incentive Plan. The awards in this program settled in shares of common stock. The performance-based awards vested in May 2017, based on the level at which the performance goals were achieved. The performance goals, which were measured over the three year period ending December 31, 2016, consisted of the TSR compared to Relative TSR (weighted at 60%) and the percentage change in DCF per Debt Adjusted Share (weighted at 40%). The Relative TSR and DCF per Debt Adjusted Share goals were to vest at 25% of the total award for performance met at the threshold level, 100% at the target level and 200% at the stretch level. If the actual results for a metric were between the threshold and target levels or between the target and stretch levels, the vested number of shares would be prorated based on the actual results compared to the threshold, target and stretch goals. If the threshold metrics were not met, no shares would vest. In any event, the total number of shares of common stock that could vest would not exceed 200% of the original number of performance shares granted. At the end of the three year vesting period, any shares that did not vest were forfeited. A total of 6,313 shares were granted under this program during the year ended December 31, 2014. All compensation expense related to the TSR metric was recognized if the requisite service period was fulfilled, even if the market condition was not achieved. All compensation expense related to the DCF per Debt Adjusted Share metric was based on the number of shares expected to vest at the end of the three year period. Based upon the Company’s performance through 2016, 106.7% or 3,320 shares of the 2014 Program vested in May 2017.
Other Employee Benefits-401(k) Savings Plan.   The Company has an employee-directed 401(k) savings plan (the “401(k) Plan”) for all eligible employees over the age of 21. Under the 401(k) Plan, employees may make voluntary contributions based on a percentage of their pretax income, subject to statutory limitations.
The Company matches 100% of each employee’s contribution, up to 6% of the employee’s pretax income in cash. The Company’s cash contributions are fully vested upon the date of match. The Company made matching cash contributions of $1.3 million, $1.2 million and $1.0 million for the years ended December 31, 2019, 2018 and 2017, respectively.
Deferred Compensation Plan.   In 2010, the Company adopted a non-qualified deferred compensation plan for certain employees and officers whose eligibility to participate in the plan was determined by the Compensation Committee. The Company makes matching cash contributions on behalf of eligible employees up to 6% of the employee’s cash compensation once the contribution limits are reached in the Company’s 401(k) Plan. All amounts deferred and matched under the plan vest immediately. Deferred compensation, including accumulated earnings on the participant-directed investment selections, is distributable in cash at participant-specified dates or upon retirement, death, disability, change in control or termination of employment.
The table below summarizes the activity in the plan as of December 31, 2019 and 2018, and the Company’s ending deferred compensation liability as of December 31, 2019 and 2018:
	As of December 31,
	2019	2018
	(in thousands)
Beginning deferred compensation liability balance	$1,392	$1,749
Employee contributions	276	370
Company matching contributions	150	198
Distributions	(193)	(806)
Participant earnings (losses)	408	(119)
Ending deferred compensation liability balance	$2,033	$1,392
Amount to be paid within one year	$844	$94
Remaining balance to be paid beyond one year	$1,189	$1,298
The Company has established a rabbi trust to offset the deferred compensation liability and protect the interests of the plan participants. The investments in the rabbi trust seek to offset the change in the value of the related liability. As a result, there is no expected impact on earnings or earnings per share from the changes in market value of the investment assets because the changes in market value of the trust assets are offset by changes in the value of the deferred compensation plan liability. The gains and losses from changes in fair value of the investments are included in interest and other income in the Consolidated Statements of Operations.
The following table represents the Company’s activity in the investment assets held in the rabbi trust as of December 31, 2019 and 2018:
	As of December 31,
	2019	2018
	(in thousands)
Beginning investment balance	$1,392	$1,749
Investment purchases	426	568
Distributions	(193)	(806)
Earnings (losses)	408	(119)
Ending investment balance	$2,033	$1,392
12. Significant Customers and Other Concentrations
Significant Customers.   During 2019, three customers individually accounted for over 10% of the Company’s oil, gas and NGL production revenues. During 2018, four customers individually accounted for over 10% of the Company’s oil, gas and NGL production revenues. During 2017, three customers individually accounted for over 10% of the Company’s oil, gas and NGL production revenues. Collectability is dependent upon the financial stability of each individual company and is influenced by the general economic conditions of the industry. The Company normally sells production to a relatively small number of customers, as is customary in the development and production business. Based on where the Company operates and the availability of other purchasers and markets, the Company believes that its production could be sold in the market in the event that it is not sold to its existing customers. However, in some circumstances, a change in customers may entail significant costs during the transition to a new customer.
Concentrations of Market Risk.   The future results of the Company’s oil and gas operations will be affected by the market prices of oil, natural gas and NGLs. A readily available market for oil, natural gas and NGLs in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and gas pipelines and other transportation facilities, any oversupply or undersupply of oil, gas and NGLs, the regulatory environment, the economic environment and other regional, national and international economic and political events, none of which can be predicted with certainty.
The Company operates in the exploration, development and production phase of the oil and gas industry. Its receivables include amounts due from purchasers of oil and gas production and amounts due from joint venture partners for their respective portions of operating expenses and exploration and development costs. The Company believes that no single customer or joint venture partner exposes the Company to significant credit risk. While certain of these customers and joint venture partners are affected by periodic downturns in the economy in general or in their specific segment of the natural gas or oil industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations in the long-term. Trade receivables are generally not collateralized. The Company analyzes customers’ and joint venture partners’ historical credit positions and payment histories prior to extending credit and continuously monitors all credit activities.
Concentrations of Credit Risk.   Derivative financial instruments that hedge the price of oil, natural gas and NGLs are generally executed with major financial or commodities trading institutions which expose the Company to market and credit risks and may, at times, be concentrated with certain counterparties or groups of counterparties. The Company’s policy is to execute financial derivatives only with major, creditworthy financial institutions. The Company has derivative instruments with nine different counterparties, of which all are lenders or affiliates of lenders in the Amended Credit Facility.

The creditworthiness of counterparties is subject to continuing review, and the Company believes all of these institutions currently are acceptable credit risks. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties. Where the counterparty is a lender under the Amended Credit Facility, the counterparty risk is mitigated to the extent that the Company is indebted to such lender under the Amended Credit Facility.
13. Leases
The Company adopted ASC 842 effective January 1, 2019 using the modified retrospective method and elected the option to not apply ASC 842 to comparative periods. See Note 2 — New Accounting Pronouncements for the impacts of adopting this new standard.
Under ASC 842, a contract is or contains a lease when, (1) the contract contains an explicitly or implicitly identified asset and (2) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract in exchange for consideration. The Company assesses whether an arrangement is or contains a lease at inception of the contract. For all leases, other than those that qualify for the short-term recognition exemption, the Company recognizes as of the lease commencement date on the balance sheet a liability for its obligation related to the lease and a corresponding asset representing the Company’s right to use the underlying asset over the period of use. The Company currently has leases for office space and other equipment, all of which are classified as operating leases.
The Company’s leases have remaining terms of up to eight years. Certain lease agreements contain options to extend or early terminate the agreement. These options are used to calculate right-of-use asset and lease liability balances when it is reasonably certain that the Company will exercise these options.
The discount rate used to calculate the present value of the future minimum lease payments is the rate implicit in the lease, when readily determinable. As the Company’s leases do not provide an implicit rate, the Company utilizes its incremental borrowing rate.
The Company has elected, for all classes of underlying assets, to not apply the balance sheet recognition requirements of ASC 842 to leases with a term of one year or less, and instead, the Company recognizes the lease payments in the income statement on a straight-line basis over the lease term. The Company has also made the election, for certain classes of underlying assets, to combine lease and non-lease components. Therefore, the Company made the election to combine lease and non-lease components for drilling rig and gathering system asset classes. These assets are not reported on the Consolidated Balance Sheets as the Company’s lease contracts for drilling rigs are currently classified as short-term and the Company’s lease contract for a gathering system includes variable payments.
For the year ended December 31, 2019, lease cost was as follows:
Year Ended December 31,
Lease Cost	2019
(in thousands)
Operating lease cost(1)(3)	$2,239
Short-term lease cost(2)(3)	15,928
Variable lease cost(4)	654
Total lease cost	$18,821

(1)
Operating lease cost was primarily included in general and administrative expense or lease operating expense on the Consolidated Statements of Operations.

(2)
Short-term lease cost primarily includes leases for drilling rigs, which were capitalized to property, plant and equipment on the Consolidated Balance Sheets.

(3)
A portion of the operating lease cost and a majority of the short-term lease cost represent gross amounts that the Company was financially committed to pay. However, the Company recorded in the financial statements its proportionate share based on the Company’s working interest, which varies from property to property.
(4)
Variable lease cost is related to a gathering agreement and is included in oil, gas, and NGL production revenue on the Consolidated Statements of Operations.

Supplemental balance sheet information related to leases as of December 31, 2019, was as follows:
As of December 31,
Operating Leases	2019
(in thousands)
Right-of-use assets(1)	$9,287
Accumulated amortization(2)	(1,142)
Total right-of-use assets(3)	$8,145
Current lease liabilities(4)	(1,287)
Noncurrent lease liabilities(5)	(13,195)
Total lease liabilities(3)	$(14,482)
Weighted average remaining lease term
Operating leases (in years)	7.8
Weighted average discount rate
Operating leases	5.6%

(1)
Included in furniture, equipment and other in the Consolidated Balance Sheets.

(2)
Included in accumulated depreciation, depletion, amortization and impairment in the Consolidated Balance Sheets.

(3)
The difference between the right-of-use assets and lease liabilities is primarily related to lease incentives and deferred rent balances, which were required to be netted against the right-of-use assets as of the implementation date of January 1, 2019.

(4)
Included in accounts payable and accrued liabilities in the Consolidated Balance Sheets.

(5)
Included in other noncurrent liabilities in the Consolidated Balance Sheets.

Maturities of lease liabilities as of December 31, 2019 were as follows:
As of December 31, 2019
(in thousands)
2020	$2,056
2021	2,355
2022	2,044
2023	2,024
2024	2,078
Thereafter	7,577
Total	$18,134
Less: Interest	(3,652)
Present value of lease liabilities	$14,482
Minimum future contractual payments for operating leases under the scope of ASC 840 as of December 31, 2018 were as follows:

As of December 31, 2018
(in thousands)
2019	$2,583
2020	3,032
2021	3,331
2022	3,263
2023	3,036
Thereafter	13,112
Total	$28,357
14. Commitments and Contingencies
Firm Transportation Agreements.   The Company is party to two firm transportation contracts to provide capacity on natural gas pipeline systems. The contracts require the Company to pay minimum volume transportation charges through July 2021 regardless of the amount of pipeline capacity utilized by the Company. These monthly transportation payments are included in unused commitments expense in the Consolidated Statements of Operations. As a result of previous divestitures in 2013 and 2014, the Company will likely not utilize the firm capacity on the natural gas pipelines.
The Company is party to one firm pipeline transportation contract to provide capacity on an oil pipeline system. The contract requires the Company to pay minimum volume transportation charges from May 2020 through April 2025 regardless of the amount of pipeline capacity utilized by the Company.
The amounts in the table below represent the Company’s future minimum transportation charges:
As of December 31, 2019
(in thousands)
2020	$23,134
2021	19,778
2022	13,064
2023	14,600
2024	14,640
Thereafter	4,800
Total	$90,016
Gas Gathering and Processing Agreements.   The Company is party to one minimum volume commitment and two reimbursement obligations. The minimum volume commitment requires the Company to deliver a minimum volume of natural gas to a midstream entity for gathering and processing. The contract requires the Company to pay a fee associated with the contracted volumes regardless of the amount delivered. The reimbursement obligations require the Company to pay a monthly gathering and processing fee per Mcf of production to reimburse midstream entities for the costs to construct gas gathering and processing facilities. If the costs are not reimbursed by the Company via the monthly gathering and processing fees, the Company must pay the difference. The amounts in the table below represent the Company’s future minimum charges under these agreements:

As of December 31, 2019
(in thousands)
2020(1)	$4,569
2021	1,997
Thereafter	—
Total	$6,566

(1)
Includes $2.4 million associated with the reimbursement obligations discussed above.

Other Commitments.   The Company is party to one minimum volume commitment for fresh water. The minimum volume commitment requires the Company to purchase a minimum volume of fresh water from a water supplier. The contract requires the Company to pay a fee associated with the contracted volumes regardless of the amount delivered. The Company also has non-cancellable agreements for information technology services. Future minimum annual payments under these agreements are as follows:
As of December 31, 2019
(in thousands)
2020	$3,448
2021	805
2022	805
2023	745
Thereafter	—
Total	$5,803
Litigation.   The Company is subject to litigation, claims and governmental and regulatory proceedings arising in the ordinary course of business. It is the opinion of the Company’s management that current claims and litigation involving the Company are not likely to have a material adverse effect on its Consolidated Balance Sheet, Cash Flows or Statements of Operations.
15. Parent and Subsidiary Guarantor
The condensed consolidating financial information as of and for the periods ended December 31, 2019 presents the results of operations, financial position and cash flows of HighPoint Resources Corporation, or parent guarantor, and HighPoint Operating Corporation (f/k/a Bill Barrett), or subsidiary issuer, and Fifth Pocket Production, LLC, a subsidiary guarantor (formed on August 1, 2019), as well as the consolidating adjustments necessary to present HighPoint Resources Corporation’s results on a consolidated basis. The parent guarantor and the subsidiary guarantor, on a joint and several basis, fully and unconditionally guarantee the debt securities of the subsidiary issuer. The indentures governing those securities limit the ability of the subsidiary issuer and the subsidiary guarantor to pay dividends or otherwise provide funding to the parent guarantor.
Prior periods are presented under the structure of the Company prior to the formation of Fifth Pocket Production, LLC.
In September 2018, Circle B Land Company LLC, a 100% owned subsidiary, merged into its parent company, HighPoint Operating Corporation. Prior periods are presented under the structure of the Company prior to the Merger and prior to the elimination of Circle B Land Company LLC. Circle B Land Company LLC and Aurora Gathering, LLC (both of which were 100% owned subsidiaries of the Company), on a joint and several basis, fully and unconditionally guaranteed the debt of Bill Barrett, the parent issuer. On December 29, 2017, the Company completed the sale of its remaining assets in the Uinta Basin, which included the equity of Aurora Gathering, LLC.

For the purpose of the following financial information, investments in subsidiaries are reflected in accordance with the equity method of accounting. The financial information may not necessarily be indicative of results of operations, cash flows, or financial position had the subsidiaries operated as independent entities.
Condensed Consolidating Balance Sheets
	As of December 31, 2019
	Parent Guarantor	Subsidiary Issuer	Subsidiary Guarantor	Intercompany Eliminations	Consolidated
	(in thousands)
Assets:
Cash and cash equivalents	$—	$16,449	$—	$—	$16,449
Accounts receivable, net of allowance for doubtful accounts	—	62,098	22	—	62,120
Other current assets	—	7,868	—	—	7,868
Property and equipment, net	—	2,063,798	376	—	2,064,174
Intercompany receivable	—	363	—	(363)	—
Investment in subsidiaries	1,083,318	34	—	(1,083,352)	—
Noncurrent assets	—	5,441	—	—	5,441
Total assets	$1,083,318	$2,156,051	$398	$(1,083,715)	$2,156,052
Liabilities and Stockholders’ Equity:
Accounts payable and accrued liabilities	$—	$71,638	$—	$—	$71,638
Other current liabilities	—	103,839	1	—	103,840
Intercompany payable	—	—	363	(363)	—
Long-term debt	—	758,911	—	—	758,911
Deferred income taxes	—	97,418	—	—	97,418
Other noncurrent liabilities	—	40,927	—	—	40,927
Stockholders’ equity	1,083,318	1,083,318	34	(1,083,352)	1,083,318
Total liabilities and stockholders’ equity	$1,083,318	$2,156,051	$398	$(1,083,715)	$2,156,052

	As of December 31, 2018
	Parent Guarantor	Subsidiary Issuer	Intercompany Eliminations	Consolidated
	(in thousands)
Assets:
Cash and cash equivalents	$—	$32,774	$—	$32,774
Accounts receivable, net of allowance for doubtful accounts	—	72,943	—	72,943
Other current assets	—	84,064	—	84,064
Property and equipment, net	—	2,029,523	—	2,029,523
Investment in subsidiaries	1,212,098	—	(1,212,098)	—
Noncurrent assets	—	33,156	—	33,156
Total assets	$1,212,098	$2,252,460	$(1,212,098)	$2,252,460
Liabilities and Stockholders’ Equity:
Accounts payable and accrued liabilities	$—	$131,379	$—	$131,379
Other current liabilities	—	116,806	—	116,806
Long-term debt	—	617,387	—	617,387
Deferred income taxes	—	139,534	—	139,534
Other noncurrent liabilities	—	35,256	—	35,256
Stockholders’ equity	1,212,098	1,212,098	(1,212,098)	1,212,098
Total liabilities and stockholders’ equity	$1,212,098	$2,252,460	$(1,212,098)	$2,252,460
Condensed Consolidating Statements of Operations
	Year Ended December 31, 2019
	Parent Guarantor	Subsidiary Issuer	Subsidiary Guarantor	Intercompany Eliminations	Consolidated
	(in thousands)
Operating and other revenues	$—	$452,623	$36	$—	$452,659
Operating expenses	—	(424,090)	(2)	—	(424,092)
General and administrative	—	(44,759)	—	—	(44,759)
Merger transaction expense	—	(4,492)	—	—	(4,492)
Interest expense	—	(58,100)	—	—	(58,100)
Interest income and other income (expense)	—	(98,162)	—	—	(98,162)
Income (loss) before income taxes and equity in earnings (loss) of subsidiaries	—	(176,980)	34	—	(176,946)
(Provision for) Benefit from income taxes	—	42,116	—	—	42,116
Equity in earnings (loss) of subsidiaries	(134,830)	34	—	134,796	—
Net income (loss)	$(134,830)	$(134,830)	$34	$134,796	$(134,830)

	Year Ended December 31, 2018
	Parent Guarantor	Subsidiary Issuer	Intercompany Eliminations	Consolidated
	(in thousands)
Operating and other revenues	$—	$453,017	$—	$453,017
Operating expenses	—	(319,031)	—	(319,031)
General and administrative	—	(45,130)	—	(45,130)
Merger transaction expense	—	(7,991)	—	(7,991)
Interest expense	—	(52,703)	—	(52,703)
Interest income and other income (expense)	—	94,885	—	94,885
Income (loss) before income taxes and equity in earnings (loss) of subsidiaries	—	123,047	—	123,047
(Provision for) Benefit from income taxes	—	(1,827)	—	(1,827)
Equity in earnings (loss) of subsidiaries	121,220	—	(121,220)	—
Net income (loss)	$121,220	$121,220	$(121,220)	$121,220

	Year Ended December 31, 2017
	Parent Issuer	Subsidiary Guarantor	Intercompany Eliminations	Consolidated
	(in thousands)
Operating and other revenues	$252,257	$582	$—	$252,839
Operating expenses	(266,119)	(1,420)	—	(267,539)
General and administrative	(42,476)	—	—	(42,476)
Merger transaction expense	(8,749)	—	—	(8,749)
Interest expense	(57,710)	—	—	(57,710)
Interest and other income (expense)	(15,992)	—	—	(15,992)
Income (loss) before income taxes and equity in earnings (loss) of subsidiaries	(138,789)	(838)	—	(139,627)
(Provision for) Benefit from income taxes	1,402	—	—	1,402
Equity in earnings (loss) of subsidiaries	(838)	—	838	—
Net income (loss)	$(138,225)	$(838)	$838	$(138,225)

Condensed Consolidating Statements of Cash Flows
	Year Ended December 31, 2019
	Parent Guarantor	Subsidiary Issuer	Subsidiary Guarantor	Intercompany Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$—	$278,622	$13	$—	$278,635
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	—	(426,416)	—	—	(426,416)
Additions to furniture, fixtures and other	—	(4,286)	(376)	—	(4,662)
Proceeds from sale of properties	—	1,334	—	—	1,334
Other investing activities	—	(1,612)	—	—	(1,612)
Intercompany transfers	—	(363)	—	363	—
Cash flows from financing activities:
Proceeds from debt	—	222,000	—	—	222,000
Principal payments on debt	—	(83,859)	—	—	(83,859)
Proceeds from sale of common stock, net of offering costs	—	1	—	—	1
Intercompany transfers	—	—	363	(363)	—
Other financing activities	—	(1,746)	—	—	(1,746)
Change in cash and cash equivalents	—	(16,325)	—	—	(16,325)
Beginning cash and cash equivalents	—	32,774	—	—	32,774
Ending cash and cash equivalents	$—	$16,449	$—	$—	$16,449

	Year Ended December 31, 2018
	Parent Guarantor	Subsidiary Issuer	Intercompany Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$—	$231,441	$—	$231,441
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	—	(453,616)	—	(453,616)
Additions to furniture, fixtures and other	—	(853)	—	(853)
Repayment of debt associated with merger, net of cash acquired	—	(53,357)	—	(53,357)
Proceeds from sale of properties	—	(221)	—	(221)
Other investing activities	—	364	—	364
Cash flows from financing activities:
Principal payments on debt	—	(469)	—	(469)
Proceeds from sale of common stock, net of offering costs	—	1	—	1
Other financing activities	—	(4,982)	—	(4,982)
Change in cash and cash equivalents	—	(281,692)	—	(281,692)
Beginning cash and cash equivalents	—	314,466	—	314,466
Ending cash and cash equivalents	$—	$32,774	$—	$32,774

	Year Ended December 31, 2017
	Parent Issuer	Subsidiary Guarantor	Intercompany Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$121,480	$510	$—	$121,990
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(239,631)	—	—	(239,631)
Additions to furniture, fixtures and other	(926)	—	—	(926)
Proceeds from sale of properties	99,315	2,530	—	101,845
Other investing activities	(299)	—	—	(299)
Intercompany transfers	3,040	—	(3,040)	—
Cash flows from financing activities:
Proceeds from debt	275,000	—	—	275,000
Principal payments on debt	(322,343)	—	—	(322,343)
Proceeds from sale of common stock, net of offering costs	110,710	—	—	110,710
Intercompany transfers	—	(3,040)	3,040	—
Other financing activities	(7,721)	—	—	(7,721)
Change in cash and cash equivalents	38,625	—	—	38,625
Beginning cash and cash equivalents	275,841	—	—	275,841
Ending cash and cash equivalents	$314,466	$—	$—	$314,466
16. Subsequent Event
Reverse Stock Split.   On October 20, 2020, the Company announced a reverse stock split of the Company’s outstanding shares of common stock at a ratio of 1-for-50 and a proportionate reduction of the total number of authorized shares of common stock, which was approved by the stockholders at the Company’s Annual Meeting of Stockholders on April 28, 2020. The reverse stock split became effective on October 30, 2020, and the Company’s common stock was traded on a split-adjusted basis on the New York Stock Exchange (“NYSE”) at the market open on that date. The par value of the common stock was not adjusted as a result of the reverse stock split.
The reverse stock split was effected to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum closing price requirement for continued listing on the NYSE. As a result of the reverse stock split, every 50 pre-split shares of common stock outstanding were automatically combined into one issued and outstanding share of common stock. The fractional shares that resulted from the reverse stock split were canceled and paid out in cash. The reverse stock split reduced the number of shares of the Company’s outstanding common stock from 215,255,925 shares as of October 30, 2020 to 4,305,119 shares. The total number of shares of common stock that the Company is authorized to issue was reduced from 400,000,000 to 8,000,000 shares.
All share and per share amounts were retroactively adjusted for all periods presented to give effect to this reverse stock split, including reclassifying an amount equal to the reduction in par value of the Company’s common stock to additional paid-in capital.

SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Data Unless Otherwise Indicated)
(Unaudited)
Oil and Gas Producing Activities
Costs Incurred. Costs incurred in oil and gas property acquisition, exploration and development activities and related depletion per equivalent units-of-production were as follows:
	Year Ended December 31,
	2019	2018	2017
	(in thousands, except per Boe data)
Acquisition costs:
Unproved properties	$2,784	$623,798	$17,875
Proved properties	1,575	108,323	2,458
Exploration costs	113	70	80
Development costs	351,545	491,226	239,236
Asset retirement obligation	3,812	12,759	11,577
Total costs incurred(1)	$359,829	$1,236,176	$271,226
Depletion per Boe of production	$25.62	$22.46	$22.85

(1)
Total costs incurred for the year ended December 31, 2018, includes $722.6 million related to the proved and unproved oil and gas properties and asset retirement obligations acquired in the Merger.

Supplemental Oil and Gas Reserve Information.   The reserve information presented below is based on estimates of net proved reserves as of December 31, 2019, 2018 and 2017 that were prepared by internal petroleum engineers in accordance with guidelines established by the SEC and were audited by the Company’s independent petroleum engineering firm NSAI in 2019, 2018 and 2017.
Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and NGLs which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Analysis of Changes in Proved Reserves.   The following table sets forth information regarding the Company’s estimated net total proved and proved developed oil and gas reserve quantities:
	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	Equivalent Units (MBoe)
Proved reserves:
Balance at December 31, 2016	31,010	76,203	11,142	54,853
Purchases of oil and gas reserves in place	1,891	7,865	1,244	4,446
Extension, discoveries and other additions	18,125	54,995	8,599	35,890
Revisions of previous estimates	2,990	17,710	2,855	8,797
Sales of reserves	(10,196)	(4,902)	(187)	(11,200)
Production	(4,203)	(8,952)	(1,307)	(7,002)
Balance at December 31, 2017	39,617	142,919	22,346	85,784
Purchases of oil and gas reserves in place	6,891	11,549	2,351	11,167
Extension, discoveries and other additions	31,231	44,712	7,649	46,332
Revisions of previous estimates	(12,417)	(46,024)	(8,425)	(28,513)
Sales of reserves	(16)	(17)	(2)	(21)
Production	(6,330)	(12,864)	(1,697)	(10,171)
Balance at December 31, 2018	58,976	140,275	22,222	104,578
Purchases of oil and gas reserves in place	1,226	2,123	343	1,923
Extension, discoveries and other additions	20,847	51,924	6,623	36,124
Revisions of previous estimates	738	3,923	(3,909)	(2,517)
Sales of reserves	(25)	(330)	(50)	(130)
Production	(7,668)	(16,614)	(2,101)	(12,538)
Balance at December 31, 2019	74,094	181,301	23,128	127,440
Proved developed reserves:
December 31, 2017	17,392	74,527	11,652	41,465
December 31, 2018	24,468	84,022	12,910	51,382
December 31, 2019	25,651	89,356	11,243	51,787
Proved undeveloped reserves:
December 31, 2017	22,225	68,392	10,694	44,318
December 31, 2018	34,508	56,253	9,312	53,197
December 31, 2019	48,443	91,945	11,885	75,653
At December 31, 2019, the Company’s proved reserves increased as a result of extensions, discoveries and other additions in the amount of 36.1 MMBoe and from the purchase of oil and gas reserves in place of 1.9 MMboe. The increase in proved reserves was offset by revisions of previous estimates of 2.5 MMboe primarily as a result of lower NGL yields. In addition, proved reserves declined 12.5 MMboe due to 2019 production.
At December 31, 2018, the Company’s proved reserves increased as a result of extensions, discoveries and other additions in the amount of 46.3 MMBoe and from the purchase of oil and gas reserves in place of 11.2 MMboe. The increase in proved reserves was offset by revisions of previous estimates of 28.5 MMboe and a decline related to 2018 production of 10.2 MMboe.
At December 31, 2017, the Company’s proved reserves increased by 8.8 MMBoe due to positive revisions of previous estimates and by 35.9 MMBoe through extensions, discoveries and other additions. These increases to proved reserves were the result of the 2017 drilling activity and the timing of development with 2 drilling rigs. The increase in proved reserves was offset by the sale of the Company’s non-core assets in the Uinta Basin.

The analysis of changes in proved reserves outlined above includes both proved developed and proved undeveloped reserve quantities. The following table illustrates the change in the Company’s proved undeveloped reserves:
	As of December 31,
Proved Undeveloped Reserves:	2019	2018	2017
	(MMBoe)
Beginning balance	2	44.3	18.5
Additions from drilling program(1)(2)	32.2	41.3	31.7
Acquisitions	1.9	5.2	—
Engineering revisions(3)	0.8	(6.7)	10.8
Price revisions	(0.4)	0.2	0.2
Converted to proved developed	(12.1)	(21.1)	(13.0)
Sold/ expired/ other(4)	—	(10.0)	(3.9)
Total proved undeveloped reserves(5)	75.6	53.2	44.3

(1)
The increase in proved undeveloped reserves for the year ended December 31, 2019 was related to the expansion of our drilling program in the Hereford field and a successful extension test in our Northeast Wattenberg field.

(2)
The increase in proved undeveloped reserves for the year ended December 31, 2018 was primarily related to the addition of the Hereford field as a result of the Merger with Fifth Creek. The upward revisions include 41.0 MMboe related to the Hereford field that were added to the proved undeveloped reserve category as these locations are included in our near-term development plans.

(3)
Negative engineering revisions for the year ended December 31, 2018 of 6.7 MMBOE are composed of 2.9 MMBoe at Hereford due to results from nine drilled but not completed (“DUC”) wells acquired in the Merger which were testing tighter well spacing, and two of which experienced mechanical issues, and 3.8 MMBoe at Northeast Wattenberg due to well under performance in a new development.

(4)
For the year ended December 31, 2018, 10.0 MMboe of proved undeveloped reserves in our Northeast Wattenberg field were removed due to the Merger as a result of focusing our drilling plans to target the higher return locations in the Hereford field.

(5)
Our proved undeveloped locations as of December 31, 2019 represent approximately 7 rig-years of drilling inventory which we currently plan to develop over the next 2 to 3 years. This proved undeveloped inventory represents a conservative investment decision to drill these locations within the five-year development window allowed at the time the applicable proved undeveloped reserve is booked and is only a small portion of our large resource base, much of which meets the engineering definition for proved undeveloped reserves. However, the timing of such drilling is subject to change based on a number of factors, many of which are unpredictable and beyond our control, such as changes in commodity prices, anticipated cash flows and projected rate of return, access to capital, new opportunities with better returns on investment that were not known at the time of the reserve report, asset acquisitions and/or sales and actions or inactions of other co-owners or industry operators. As such, the relative proportion of total proved undeveloped locations that we develop may not necessarily be uniform from year to year, but could vary by year based upon the foregoing factors. We attempt to maximize the rate of return on capital deployed, which requires that we continually review all investment options available. As a result, at times we may delay or remove the drilling of certain projects, including scheduled proved undeveloped locations, in favor of projects with more attractive rates of return, leading us to deviate from our original development plan.

Standardized Measure.   Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is important for a proper understanding and assessment of the data presented.
For the years ended December 31, 2019, 2018 and 2017, future cash inflows are calculated by applying the 12-month average pricing (as is required by the rules of the SEC) of oil and gas relating to the Company’s proved reserves to the year-end quantities of those reserves. For the year ended December 31, 2019, calculations were made using adjusted average prices of $52.01 per Bbl for oil, $17.84 per Bbl for NGLs and $0.60 per Mcf for gas, as compared to the average benchmark prices of $55.85 per Bbl for oil, a percentage of the benchmark oil price per Bbl for NGLs and $2.58 per MMBtu for gas. For the year ended December 31, 2018, calculations were made using adjusted average prices of $62.99 per Bbl for oil, $25.01 per Bbl for NGLs and $1.23 per Mcf for gas, as compared to the average benchmark prices of $65.56 per Bbl for oil, $32.71 per Bbl for NGLs and $3.10 per MMBtu for gas. For the year ended December 31, 2017, calculations were made using adjusted average prices of $48.87 per Bbl for oil, $17.21 per Bbl for NGLs and $2.29 per Mcf for gas, as compared to the average benchmark prices of $51.34 per Bbl for oil, $27.40 per Bbl for NGLs and $2.98 per MMBtu for gas. The differences between the average benchmark prices and the adjusted average prices used in the calculation of the standardized measure are attributable to adjustments made for transportation, quality and basis differentials. The Company also records an overhead charge against its future cash flows.
The assumptions used to calculate estimated future cash inflows do not necessarily reflect the Company’s expectations of actual revenues or costs, nor their present worth. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Company’s control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized.
Future development and production costs are calculated by estimating the expenditures to be incurred in developing and producing the proved oil, gas and NGL reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.
Future income tax expenses are calculated by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pre-tax net cash flows relating to the Company’s proved oil, gas and NGL reserves. Permanent differences in oil and gas related tax credits and allowances are recognized.
The following table presents the standardized measure of discounted future net cash flows related to proved oil, gas and NGL reserves:
	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Future cash inflows	$4,375,428	$4,442,618	$2,647,413
Future production costs	(1,313,032)	(1,178,350)	(718,752)
Future development costs	(1,219,452)	(877,752)	(431,723)
Future income taxes	(78,426)	(229,405)	—
Future net cash flows	1,764,518	2,157,111	1,496,938
10% annual discount	(790,648)	(881,110)	(667,627)
Standardized measure of discounted future net cash flows	$973,870	$1,276,001	$829,311
The “standardized measure” is the present value of estimated future cash inflows from proved oil, gas and NGL reserves, less future development and production costs and future income tax expenses, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization and discounted using an annual discount rate of 10% to reflect timing of future cash flows.
The present value (at a 10% annual discount) of future net cash flows from the Company’s proved reserves is not necessarily the same as the current market value of its estimated oil, gas and NGL reserves. The Company bases the estimated discounted future net cash flows from its proved reserves on prices and costs in effect on the day of estimate in accordance with the applicable accounting guidance. However, actual future net cash flows from its oil, gas and NGL properties will also be affected by factors such as actual prices the Company receives for oil, gas and NGLs, the amount and timing of actual production, supply of and demand for oil and natural gas and changes in governmental regulations or taxation.
The timing of both the Company’s production and incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% annual discount factor the Company uses when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and natural gas industry in general.
A summary of changes in the standardized measure of discounted future net cash flows is as follows:
	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Standardized measure of discounted future net cash flows, beginning of period	$1,276,001	$829,311	$329,309
Sales of oil and gas, net of production costs and taxes	(362,320)	(365,472)	(191,669)
Extensions, discoveries and improved recovery, less related costs	177,002	533,829	346,973
Quantity revisions	(73,427)	(535,618)	112,452
Price revisions	(450,944)	479,129	253,738
Previously estimated development costs incurred during the period	213,841	124,932	138,094
Changes in estimated future development costs	(23,976)	67,645	(118,967)
Accretion of discount	130,346	80,234	31,816
Purchases of reserves in place	15,055	145,010	42,979
Sales of reserves	(984)	—	(107,620)
Changes in production rates (timing) and other	(8,689)	(1,034)	(7,794)
Net changes in future income taxes	81,965	(81,965)	—
Standardized measure of discounted future net cash flows, end of period	$973,870	$1,276,001	$829,311

Quarterly Financial Data
The following is a summary of the unaudited quarterly financial data, including income (loss) before income taxes, net income (loss) and net income (loss) per common share for the years ended December 31, 2019 and 2018.
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Year Ended December 31, 2019
Total revenues	$101,980	$107,584	$121,281	$121,814
Less: Costs and expenses	109,364	114,701	121,812	127,466
Operating income (loss)	$(7,384)	$(7,117)	$(531)	$(5,652)
Income (loss) before income taxes	(125,940)	(1,800)	15,444	(64,650)
Net income (loss)	(96,229)	(1,910)	11,114	(47,805)
Net income (loss) per common share, basic(1)	(22.92)	(0.45)	2.64	(11.34)
Net income (loss) per common share, diluted(1)	(22.92)	(0.45)	2.63	(11.34)

(1)
All per share amounts were retroactively adjusted for all periods presented to give effect to the 1-for-50 reverse stock split effective October 30, 2020. See Note 16 to the Consolidated Financial Statements for additional information.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Year Ended December 31, 2018
Total revenues	$80,810	$110,398	$131,126	$130,683
Less: Costs and expenses	73,015	88,626	95,968	114,543
Operating income (loss)	$7,795	$21,772	$35,158	$16,140
Income (loss) before income taxes	(24,937)	(46,906)	(29,360)	224,250
Net income (loss)	(24,937)	(46,906)	(29,360)	222,423
Net income (loss) per common share, basic(1)	(10.09)	(11.20)	(7.01)	53.08
Net income (loss) per common share, diluted(1)	(10.09)	(11.20)	(7.01)	53.05

(1)
All per share amounts were retroactively adjusted for all periods presented to give effect to the 1-for-50 reverse stock split effective October 30, 2020. See Note 16 to the Consolidated Financial Statements for additional information.

ANNEX M
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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HIGHPOINT RESOURCES CORPORATION

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Explanatory Note
This proxy statement originally filed with the Securities and Exchange Commission (“SEC”) on March 18, 2020 has been updated to reflect the 1-for-50 reverse stock split effected by HighPoint Resources Corporation on October 30, 2020, except for Proposal No. 4, which solicits approval for an amendment to an equity plan and Proposal No. 5, which solicits approval for a reverse stock split.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held April 28, 2020
Dear Shareholder:
The annual meeting of shareholders of HighPoint Resources Corporation will be held on Tuesday, April 28, 2020, at 8:30 a.m., Mountain Time, at 555 17th Street, 38th Floor, Crystal Peak “A” Conference Room, Denver, Colorado 80202, for the following purposes:
1.
To elect the eight directors identified in the accompanying proxy statement;

2.
To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”);

3.
To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020;

4.
To consider and vote upon a proposal to amend the HighPoint Resources Corporation 2012 Equity Incentive Plan;

5.
To consider and vote upon a proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock, at a reverse stock split ratio ranging between 1-for-10 and 1-for-100, and a proportionate reduction in the number of authorized shares of our common stock, with an exact ratio as may be determined by our Board in its sole discretion at a later date (the “Reverse Stock Split”); and

6.
To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote if you were a shareholder of record at the close of business on the record date, March 2, 2020.
Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the Important Notice Regarding the Availability of Proxy Materials.
A copy of our 2019 annual report can be obtained by following the instructions on the Important Notice Regarding the Availability of Proxy Materials.
An Important Notice Regarding the Availability of Proxy Materials will be mailed to you on or about March 18, 2020. The Notice will provide instructions on how to access this proxy statement, any accompanying proxy card or voting instruction form and our 2019 annual report, as applicable, via the Internet and/or how to request a printed copy of these materials.
The Board of Directors recommends shareholders vote FOR each of the director nominees and FOR Proposals 2, 3, 4 and 5.
ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.
By Order of the Board of Directors
/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Secretary
Denver, Colorado
March 18, 2020

PROXY STATEMENT
For the Annual Meeting of Shareholders to be held April 28, 2020
This proxy statement is provided in connection with the solicitation of proxies on behalf of the Board of Directors (sometimes referred to as the “Board”) of HighPoint Resources Corporation, a Delaware corporation (“we”, “our”, “us”, “HighPoint” or the “Company”), to be voted at our annual meeting of shareholders to be held at 8:30 a.m. (Mountain Time) on April 28, 2020 at 555 17th Street, 38th Floor, Crystal Peak “A” Conference Room, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that the Important Notice Regarding the Availability of Proxy Materials will be first mailed or given to shareholders on or about March 18, 2020.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 28, 2020. This proxy statement is available at www.proxydocs.com/HPR.
ABOUT THE MEETING
What is the purpose of the meeting?
The purpose of the meeting is:
1.
To elect Mark S. Berg, Scott A. Gieselman, Craig S. Glick, Lori A. Lancaster, Jim W. Mogg, Edmund P. Segner, III, Randy I. Stein, and R. Scot Woodall as directors of the Company to hold office until the annual meeting of shareholders to be held in 2021 and thereafter until their successors are duly elected and qualified;

2.
To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”);

3.
To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020;

4.
To consider and vote upon a proposal to amend the HighPoint Resources Corporation 2012 Equity Incentive Plan;

5.
To consider and vote upon a proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock, at a reverse stock split ratio ranging between 1-for-10 and 1-for-100, and a proportionate reduction in the number of authorized shares of our common stock, with an exact ratio as may be determined by our Board in its sole discretion at a later date (the “Reverse Stock Split”); and

6.
To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Am I entitled to vote at the meeting?
Only shareholders of record on March 2, 2020, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on March 2, 2020, there were 4,301,553 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.
Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
Under rules adopted by the U.S. SEC, we furnish our proxy materials to our shareholders over the Internet, rather than mailing printed copies of those materials to each shareholder. Each shareholder who receives an Important Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”) has the right to vote on all matters presented at the meeting.

You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice provides instructions as to how you may access and review a copy of our proxy materials, including this proxy statement and our annual report, on the Internet. The Notice also includes instructions for requesting a printed copy of the proxy materials. If you share an address with another shareholder and have received only one Notice, follow the instructions on the Notice to request that a separate copy of these materials be sent to you at no cost. Beneficial owners (as described below) may contact their broker, bank or other nominee to request a separate copy of these materials.
Can I vote my shares by filling out and returning the Important Notice Regarding the Availability of Proxy Materials?
No. The Important Notice Regarding the Availability of Proxy Materials only identifies the items to be voted on at the meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, please see “What are the different methods that I can use to vote my shares of common stock?” below.
What is the difference between holding shares as a “shareholder of record” and holding shares as “beneficial owner” (or in “street name”)?
Most shareholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Shareholder of Record:   If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by telephone or via the Internet, or to vote in person at the meeting. For additional information, please see “What are the different methods that I can use to vote my shares of common stock?” below.
Beneficial Owner:   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and the Important Notice Regarding the Availability of Proxy Materials is being forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares by following the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting. If you are a beneficial owner of shares held in street name and do not provide your broker, bank or nominee with specific voting instructions, the broker, bank or nominee may generally vote on “routine” matters, but cannot vote on “non-routine” matters. If the broker, bank or nominee does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”
What are the different methods that I can use to vote my shares of common stock?
Shareholder of Record:   If you are a shareholder of record, there are several ways for you to vote your shares, as follows:
By Written Proxy:   Shareholders of record who have specifically requested and received printed proxy materials can vote their shares by marking, signing and timely returning the proxy card that is enclosed with the printed proxy materials.
By Telephone or Via the Internet:   Shareholders of record who received the Important Notice Regarding the Availability of Proxy Materials can vote their shares by telephone or via the Internet by following the instructions provided in the Notice. Shareholders of record who vote by telephone or via the Internet need not return a proxy card by mail.
In Person:   All shareholders of record may vote in person at the annual meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owner:   If you are a beneficial owner, you should have received voting instructions from your broker, bank or other nominee. Beneficial owners must follow the voting instructions provided by their broker, bank or nominee in order to direct such broker, bank or other nominee as to how to vote their shares. The availability of telephone and Internet voting depends on the voting process of such broker, bank or nominee. Street name or beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.
What are my voting rights as a shareholder?
Shareholders are entitled to one vote for each share of our common stock that they own as of the record date. There is no cumulative voting for directors.
Can I revoke or change my vote?
Yes. A shareholder of record may revoke or change a proxy vote before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person. Shareholders of record who vote by the Internet or by telephone may change their votes by re-voting by telephone or the Internet. Beneficial owners must follow instructions provided by their broker, bank or other nominee. A shareholder’s last timely vote, whether via the Internet, by telephone, by mail or in person, is the one that will be counted.
What constitutes a quorum?
Shareholders representing a majority of all the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 2, 2020, the record date for the meeting, there were 4,301,553 shares of our common stock outstanding.
What are the Board’s recommendations?
Our Board recommends a vote:
•
“FOR” each of the eight nominees for election as directors;

•
“FOR” the proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”);

•
“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•
“FOR” the proposal to amend the 2012 Equity Incentive Plan; and

•
“FOR” the proposal to approve the Reverse Stock Split.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
What vote is required to approve each proposal?
The affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. As a result, the eight nominees for election as directors who receive the greatest number of votes will be elected. Withheld votes, abstentions and broker non-votes will have no effect on the outcome of the election of directors.
Approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”) requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes and abstentions will have no effect on the outcome of the proposal.
Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Abstentions will have no effect on the outcome of the ratification. There will be no broker non-votes on this proposal because it is considered a routine matter.
Approval to amend the Company’s 2012 Equity Incentive Plan requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes and abstentions will have no effect on the outcome of the 2012 Equity Incentive Plan amendment proposal.
Approval of the Reverse Stock Split requires the affirmative vote of a majority of the shares outstanding and entitled to vote (in person or by proxy). Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal.
The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted “FOR” the election of the nominees named in this proxy statement for director, “FOR” approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers, “FOR” ratification of the appointment of Deloitte & Touche LLP, “FOR” approval of the amendment to the Company’s 2012 Equity Incentive Plan, and “FOR” approval of the Reverse Stock Split. Votes at the annual meeting will be counted by the inspector of election appointed by the chair of the meeting.
Other Information
A copy of our annual report for the year ended December 31, 2019 may be obtained by following the instructions on the Important Notice Regarding the Availability of Proxy Materials. None of the information contained in our annual report is proxy solicitation material.
We will bear the expense of soliciting proxies. Our officers, directors, and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in forwarding such solicitation materials. All expenses involved in preparing, assembling, and mailing this proxy statement and the enclosed material will be paid by us.
Unless the context indicates otherwise, the terms “us,” “we,” “our,” or the “Company” will be used in this proxy statement to include HighPoint Resources Corporation and all of its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our Board of Directors is not classified, and all directors serve annual terms until their successors are duly elected and qualified.
On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors has nominated incumbent directors Mark S. Berg, Scott A. Gieselman, Craig S. Glick, Lori A. Lancaster, Jim W. Mogg, Edmund P. Segner, III, Randy I. Stein, and R. Scot Woodall, for re-election to the Board at the annual meeting. The Board of Directors recommends that each of those nominees be re-elected to hold office until the annual meeting of shareholders to be held in 2021, and thereafter until his or her successor is elected and qualified or his or her earlier resignation or removal. Biographical information concerning each nominee and our executive officers is set forth below under “Directors and Executive Officers.”
Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each shareholder is entitled to one vote for each share of common stock held in the shareholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented by that proxy for Mark S. Berg, Scott A. Gieselman, Craig S. Glick, Lori A. Lancaster, Jim W. Mogg, Edmund P. Segner, III, Randy I. Stein, and R. Scot Woodall. For purposes of the election of directors, withheld votes, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.
Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or the Nominating and Corporate Governance Committee may recommend.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MARK S. BERG, SCOTT A. GIESELMAN, CRAIG S. GLICK, LORI A. LANCASTER, JIM W. MOGG, EDMUND P. SEGNER, III, RANDY I. STEIN, AND R. SCOT WOODALL AS DIRECTORS.

DIRECTORS AND EXECUTIVE OFFICERS
Directors
The following table sets forth, as of March 18, 2020, the names of our directors, their respective positions and ages, and the year in which each director was initially elected. All directors stand for election annually.
Non-Employee Directors	Age	Position	Year First Elected as Director
Jim W. Mogg(1)(2)(3)	71	Chair	2007
Mark S. Berg(1)(3)	61	Director	2018
Scott A. Gieselman	56	Director	2018
Craig S. Glick	60	Director	2018
Andrew C. Kidd(2)(4)	57	Director	2018
Lori A. Lancaster(2)(4)	50	Director	2018
William F. Owens(1)(2)	69	Director	2010
Edmund P. Segner, III(1)(3)(4)	66	Director	2009
Michael R. Starzer(3)	58	Director	2018
Randy I. Stein(2)(4)	66	Director	2004
Michael E. Wiley(1)(3)(4)	69	Director	2005

(1)
Member of the Compensation Committee.

(2)
Member of the Nominating Committee and Corporate Governance Committee.

(3)
Member of the Reserves and EHS Committee.

(4)
Member of the Audit Committee.

In connection with the 2020 annual meeting of shareholders, the Board decided to reduce its size by four members. The Board’s decision in this regard was taken in response to the current commodity price environment, and in light of other cost reductions undertaken by the Company, including lowering capital expenditures and reducing the officer ranks in 2019. Accordingly, Messrs. Kidd, Owens, Starzer and Wiley decided that they would not stand for re-election at the 2020 annual meeting of shareholders. It is the Board’s intent, immediately following the annual meeting of shareholders, to take action to formally reduce the size of the Board from twelve members to eight members. Five of the eight directors will be independent under New York Stock Exchange (“NYSE”) Rules.
Information regarding each director nominee’s principal occupation for the past five years, other directorships and additional information is set forth below.
Jim W. Mogg.   Mr. Mogg has served as a director of the Company since May 2007, as Lead Director from February 2010 until January 2013, and as Chair since January 2013. Mr. Mogg has served as a director of Matrix Service Company, a publicly traded engineering and construction company, since August 2013, and was elected as Chairman in October of 2018. Mr. Mogg has served as a director of ONEOK, Inc., a publicly traded diversified energy company, since July 2007. Mr. Mogg served as a director of ONEOK Partners, L.P. from August 2009 until it was merged into an affiliate in July 2017 and ceased to be publicly traded. From 2005 to 2007, Mr. Mogg served as Chairman of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., and from 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. Mr. Mogg is currently on the Audit Committee and Nominating and Corporate Governance Committee at ONEOK Inc. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream, LLC was the general partner of TEPPCO Partners, LP and Mr. Mogg was Vice Chairman of TEPPCO Partners from April 2000 to May 2002 and Chairman from May 2002 to February 2005. In addition, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27 year period. Mr. Mogg has a Bachelor of Science in Mathematics from Southwestern Oklahoma State University and completed the Advanced Management Program at Harvard University. The Board has concluded that Mr. Mogg is qualified to serve as a director due to his extensive oil and gas industry executive management experience, including serving as chief executive officer, in addition to extensive experience as a public company director.
Mark S. Berg.   Mark Berg currently serves as the Executive Vice President, Corporate Operations for Pioneer Natural Resources Company (“Pioneer”). Mr. Berg has over fourteen years of experience with Pioneer in various roles, including as Executive Vice President & General Counsel from April 2005 to January 2014, Executive Vice President, Corporate from January 2014 to August 2015, and as Executive Vice President, Corporate/Operations from August 2015 until assuming his current role. Mr. Berg has served as a director of ProPetro Holding Corp., an oilfield services company, since February 2019. He began his career in 1983 with the Houston-based law firm Vinson & Elkins L.L.P. and served as a partner from 1990 through 1997. He served as Executive Vice President, General Counsel and Secretary of American General Corporation, a Fortune 200 diversified financial services company, from 1997 through 2001. Subsequent to the sale of American General to American International Group, Mr. Berg was appointed Senior Vice President, General Counsel and Secretary of Hanover Compressor Company, a NYSE company specializing in natural gas compression and processing. Mr. Berg received his Juris Doctor, with honors, from the University of Texas School of Law, and graduated magna cum laude and Phi Beta Kappa with a Bachelor of Arts in Public Policy from Tulane University. The Board has concluded that Mr. Berg is qualified to serve as a director because of his current position as an executive officer of a public oil and gas company, in addition to his being an experienced oil and gas attorney.
Scott A. Gieselman.   Mr. Gieselman has served as a director of the Company since March 2018. Mr. Gieselman has served as a Partner at NGP Energy Capital Management, L.L.C. since April 2007. Prior to joining NGP, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman, Sachs & Co., where he became a partner in 2002. Since February 2017, Mr. Gieselman has served on the board of Vantage Energy Acquisition Corp. He served as a Director of WildHorse Resources II, LLC, a private independent energy company, and WildHorse Resource Development Corporation, a Houston-based independent oil and natural gas company, from September 2016 until its merger with Chesapeake Energy in February 2019. Mr. Gieselman served as a member of the board of directors of Rice Energy, Inc. from January 2014 until April 2017, and was a member of the board of directors of Memorial Resource Development Corp. from its formation until it was acquired by Range Resources Corporation in September 2016. In addition, Mr. Gieselman served as a member of the board of directors of Memorial Production Partners GP LLC from December 2011 until March 2016. Mr. Gieselman received a B.S. in 1985 and an M.B.A. in 1988 from Boston College. The Board has concluded that Mr. Gieselman is qualified to serve as a director due to his extensive banking and strategic advisory experience.
Craig S. Glick.   Mr. Glick has served as a director of the Company since March 2018. Mr. Glick has over 32 years of legal and financial experience. He joined NGP Energy Capital Management, L.L.C. in 2006, serves as Partner of the NGP Funds, and sits on the Firm’s Executive Committee. Previously, Mr. Glick served as Managing Director and General Counsel for NGP Midstream & Resources from 2006 to 2008. Mr. Glick has served as a director of Vantage Energy Acquisition Corp. since February 2017. He was a founding partner of Kosmos Energy Holdings and served as Senior Vice President, General Counsel and Corporate Secretary from 2003 to 2006. His previous tenures also include Hunt Resources and Hunt Oil Company (1999 to 2003), Gulf Canada Resources, Limited (1994 to 1999), and Torch Energy Advisors (1994). Mr. Glick was a Partner in the law firm Vinson & Elkins from 1985 to 1994, and has been a director of Northern Blizzard Resources, Inc., Parallel Energy Trust, Westside Energy, Inc. and Gulf Indonesia Resources. Mr. Glick received a B.A. in Political Science, cum laude, in 1982 from Tulane University and earned a J.D. in 1985 from the University of Texas School of Law, where he was a member of the Texas Law Review. The Board has concluded that Mr. Glick is qualified to serve as a director because he is an attorney with a strong oil and gas industry background, and has served as a director of numerous public and private oil and gas companies.
Lori A. Lancaster.   Ms. Lancaster has served as a director of the Company since December 2018. Ms. Lancaster has extensive experience in the oil and gas sector and is a former Managing Director of the

Global Energy Group at UBS Securities, a position she held from December 2013 to August 2016. Prior to UBS she was a Managing Director in the Global Natural Resources groups at Goldman, Sachs & Co. from July 1999 to July 2008 and Nomura Securities from June 2010 to September 2013. During her 18-year tenure in investment banking, she led or was a key member of the execution team on more than $60 billion of announced energy M&A deals and led the structuring and execution of numerous capital markets transactions. She also previously served as an independent director on Energen Corporation’s Board of Directors. Ms. Lancaster earned a bachelor’s degree from Texas Christian University and a Master of Business Administration degree from the University of Chicago’s Booth School of Business. The Board has concluded that Ms. Lancaster is qualified to serve as a director due to her extensive finance and investment banking experience, including capital markets and M&A experience focused on the oil and gas industry.
Edmund P. Segner, III.   Mr. Segner has served as a director of the Company since August 2009. Mr. Segner is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University in Houston, Texas, a position he has held since July 2006. In 2008, Mr. Segner retired from EOG Resources, Inc. (“EOG”), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG were President, Chief of Staff, and Director from 1999 to 2007. From March 2003 through June 2007, he also served as the principal financial officer of EOG. Mr. Segner has served as a director of Archrock, Inc., a natural gas contract compression services company, since July of 2018, and is currently Lead Director at Laredo Petroleum, Inc., an oil and gas exploration and development company focused on the Permian Basin, where he has been a director since August of 2011. He previously served as a director of Archrock GP LLC (formerly Exterran GP LLC) from May 2009 until April 2018, and Midcoast Energy Partners, L.P., a master limited partnership engaged in the natural gas and natural gas liquids midstream business primarily in Texas and Oklahoma, from February 2014 until April 2017. He also served as a director of Seahawk Drilling, Inc., an offshore oil and natural gas drilling company, from August 2009 until October 2011. Mr. Segner graduated from Rice University with a Bachelor of Science degree in civil engineering and received an M.A. degree in economics from the University of Houston. He is a certified public accountant. The Board has concluded that Mr. Segner is qualified to serve as a director because of his financial accounting expertise and many years of executive management experience in the oil and gas industry.
Randy I. Stein.   Mr. Stein has served as a director of the Company since July 2004. Mr. Stein is a self-employed tax, accounting, and general business consultant, having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000. Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver, Colorado tax practice. Since January 2005, Mr. Stein has served as a director and Chairman of the Audit Committee of Denbury Resources Inc., a publicly traded exploration and production company. Mr. Stein served as Audit Committee Chairman, Co-Chairman of the Nominating/Corporate Governance Committee, and a member of the Compensation Committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until it was acquired in 2004. Mr. Stein served from 2001 through 2005 as a director of Koala Corporation, a Denver-based public company engaged in the design, production, and marketing of family convenience products, where he served on the Audit and Compensation Committees. In February of 2020, Mr. Stein joined the board of Club Oil & Gas Inc., a private company that invests in oil and gas and real estate interests. The Board has concluded that Mr. Stein is qualified to serve as a director because of his expertise in financial accounting and taxation, and many years of service as a director, including for other publicly traded oil and gas companies.
Executive Officers
The following table sets forth the names of our executive officers, their respective positions and ages, and, with respect to Mr. Woodall, the year he was first elected as a director of the Company.

Executive Officers	Age	Position	Year First Elected as Director
R. Scot Woodall	58	Chief Executive Officer and President	2013
Paul W. Geiger, III	48	Chief Operating Officer	—
William M. Crawford	52	Chief Financial Officer	—
Kenneth A. Wonstolen	68	Senior Vice President, General Counsel; and Corporate Secretary	—
David R. Macosko	58	Senior Vice President, Accounting	—
Terry R. Barrett	60	Senior Vice President, Geosciences	—
Information regarding each executive officer’s principal occupation for the past five years and additional information is set forth below.
R. Scot Woodall.   Mr. Woodall has served as our Chief Executive Officer and President since January 2013, and became a director of the Company in May 2013. Mr. Woodall previously served as Chief Operating Officer from July 2010 until January 2013. He served as Executive Vice President-Operations from February 2010 until July 2010 and as our Senior Vice President-Operations from April 2007 until February 2010. Mr. Woodall has over 30 years of industry experience. Mr. Woodall received a Mechanical Engineering degree from Louisiana State University in 1984. He received much of his technical training and operations experience while employed at Amoco. He was exposed to a variety of basins and operating environments at multiple field, district, and regional Amoco offices. Mr. Woodall later worked at Snyder Oil and Forest Oil companies, holding a variety of operations and asset management positions.
William M. Crawford.   Mr. Crawford has served as Chief Financial Officer since May 2018, and previously served as Senior Vice President — Treasury and Finance from February 2016 until May 2018. He served as Vice President — Finance and Marketing from February 2009 until February 2016, and served as Director — Finance, Financial Analyst and in other functions in the finance department since joining the Company in 2004. From 1994 through 2003, Mr. Crawford held various domestic and international positions in accounting and finance with several subsidiaries of Schlumberger Limited, an international oilfield services company. Mr. Crawford has a Bachelor of Science in Accounting degree from Colorado State University.
Kenneth A. Wonstolen.   Mr. Wonstolen has served as Senior Vice President-General Counsel since August 2013. From 2009 through August 2013, Mr. Wonstolen served as Senior Counsel at the law firm Beatty & Wozniak, P.C.. Mr. Wonstolen has more than 30 years of experience in the oil and natural gas industry, including serving as corporate counsel and officer at Gerrity Oil & Gas Corporation and corporate counsel at Patina Oil & Gas Corporation, its successor. Mr. Wonstolen has special expertise in asset transactions and associated due diligence, environmental management and compliance, conservation matters such as spacing and pooling, complex surface use agreements, litigation and public affairs. He has testified before the U.S. Congress on a variety of subjects, is the author of numerous articles and has been named a “Best Lawyer in America” in the oil and gas category. Mr. Wonstolen has a Bachelor of Arts, magna cum laude, from the State University of New York and a Master of Environmental Policy and Management from the University of Denver. Mr. Wonstolen earned his J.D. from the University of Colorado School of Law.
Paul W. Geiger, III.   Mr. Geiger has served as Chief Operating Officer since July 2018. Mr. Geiger previously served as Senior Vice President — SWN Advance at Southwestern Energy Company from August 2017 until his resignation in May 2018. He served as Senior Vice President — Corporate Development at Southwestern Energy Company from March 2016 until August 2017, as Senior Vice President — West Virginia Division from December 2014 until March 2016, and as Senior Vice President — Fayetteville Shale Division from April 2014 to December 2014. Prior to his tenure at Southwestern Energy Company, Mr. Geiger worked at Quantum Resources Management, LLC as well as for Quantum’s public E&P MLP, QR Energy, LP, from April 2009 until April 2014, serving as Senior Vice President, Eastern Business Unit at the time of his resignation. Mr. Geiger has over 23 years of experience in the oil and gas industry. He has a Master of Business Administration, Finance, degree from the University of Texas and a Bachelor of Science, Petroleum Engineering, degree from the University of Texas.

David R. Macosko.   Mr. Macosko has served as Senior Vice President-Accounting since February 2010 and previously served as the Company’s Vice President-Accounting from May 2006 until February 2010. Mr. Macosko has served as our Controller since June 2005 and previously served as Manager-Operations Accounting from 2003 until May 2005. Prior to joining the Company, Mr. Macosko served in various accounting capacities at other oil and gas companies as well as Vice President at Patina Oil & Gas Corporation and Gerrity Oil & Gas Corporation. Mr. Macosko has an undergraduate degree from West Virginia University and over 30 years of oil and gas accounting experience.
Terry R. Barrett.   Mr. Barrett has served as Senior Vice President-Geosciences since January 2013 and previously served as Senior Vice President-Exploration from February 2010 until January 2013, and as Senior Vice President-Rockies Exploration from February 2009 until January 2010. He served as Senior Vice President-Exploration, Northern Division from March 2006 through February 2009, and in other functions in geosciences since the Company’s inception in January 2002. Prior to joining the Company, Mr. Barrett worked for other oil and gas companies, including Barrett Resources and its successor, The Williams Companies. Mr. Barrett has a Bachelor of Science in Geology degree from the University of Colorado, Boulder and a Master of Science in Geology degree from Kansas State University.

BENEFICIAL OWNERS OF SECURITIES
The following table and footnotes show information as of March 2, 2020, except as otherwise noted, regarding the beneficial ownership of our common stock by:
•
each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each member of our Board of Directors and each of our named executive officers; and

•
all members of our Board of Directors and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o HighPoint Resources Corporation, 555 17th Street, Suite 3700, Denver, Colorado 80202.
In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of stock awards within 60 days of March 2, 2020 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned does not include these shares for other persons.
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Outstanding Common Shares Beneficially Owned(1)
5% Shareholders:
Fifth Creek Energy Company, LLC 5753 South Prince Street Littleton, CO 80120	2,000,000(2)	46.5%
Russell Investments Group, Ltd. 1301 Second Avenue, Suite 1800 Seattle, WA 98101	390,545(3)	9.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	352,725(4)	8.2%
Named Executive Officers:
R. Scot Woodall	17,915(5)	*
Paul W. Geiger, III	3,439(6)	*
Troy L. Schindler	7,152(7)	*
William M. Crawford	4,539(8)	*
Kenneth A. Wonstolen	4,480(9)	*
Non-Employee Directors:
Jim W. Mogg	6,392(10)	*
Mark S. Berg	2,587(10)	*
Scott A. Gieselman	—(11)	*
Craig S. Glick	—(11)	*
Andrew C. Kidd	2,325(10)	*
Lori A. Lancaster	1,713(10)	*
William F. Owens	4,143(12)	*
Edmund P. Segner, III	3,566(13)	*
Michael R. Starzer	4,026(10)	*
Randy I. Stein	3,902(10)	*
Michael E. Wiley	4,524(10)	*
All named executive officers and directors as a group (16 persons)	70,703(14)	1.6%

*
Less than 1%.

(1)
Based on an aggregate of 4,301,553 shares of our common stock outstanding as of March 2, 2020.

(2)
Based solely on information as of February 13, 2019 included in a Schedule 13G filed with the SEC on February 13, 2019. Fifth Creek Energy Company, LLC (“FCEC”) holds shared voting power as to 2,000,000 shares and shared dispositive power as to 2,000,000 shares. The reported securities are owned directly by FCEC and indirectly by NGP XI US Holdings L.P., 5221 N. O’Connor Blvd., Suite 1100, Irving, Texas 75039 (“NGP XI US Holdings”), which owns a majority of the capital interests in FCEC. As a result, NGP XI US Holdings may be deemed to indirectly beneficially own the shares held by FCEC. NGP XI Holdings GP, L.L.C., 5221 N. O’Connor Blvd., Suite 1100, Irving, Texas 75039 (“NGP XI Holdings GP”) (the sole general partner of NGP XI US Holdings), NGP Natural Resources XI, L.P., 5221 N. O’Connor Blvd., Suite 1100, Irving, Texas 75039 (“NGP Natural Resources XI”) (the sole member of NGP XI Holdings GP), G.F.W. Energy XI, L.P., 5221 N. O’Connor Blvd., Suite 1100, Irving, Texas 75039 (“GFW Energy XI”) (the sole general partner of NGP Natural Resources XI) and GFW XI, L.L.C., 5221 N. O’Connor Blvd., Suite 1100, Irving, Texas 75039 (“GFW XI”) (the sole general partner of GFW Energy XI) may each also be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW XI has delegated full power and authority to manage NGP XI US Holdings to NGP Energy Capital Management, L.L.C., 5221 N. O’Connor Blvd., Suite 1100, Irving, Texas 75039 (“NGP ECM”) and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of FCEC, NGP XI Holdings GP, NGP Natural Resources XI, GFW Energy XI, GFW XI and NGP ECM disclaims beneficial ownership of the reported securities in excess of its pecuniary interest therein.

(3)
Based solely on information as of February 13, 2020 included in a Schedule 13G filed with the SEC on February 13, 2020, Russell Investments Group, Ltd. holds sole voting power as to 390,545 shares and shared dispositive power as to 390,545.

(4)
Based solely on information as of February 5, 2020 included in a Schedule 13G/A filed with the SEC on February 5, 2020, BlackRock, Inc. holds sole voting power as to 348,648 shares and sole dispositive power as to 352,725 shares.

(5)
Includes 44 shares in Mr. Woodall’s company 401(k) account.

(6)
Includes 400 shares in Mr. Geiger’s IRA account.

(7)
Includes 3,000 shares in Mr. Schindler’s IRA account and 42 shares in Mr. Schindler’s company 401(k) account.

(8)
Includes 60 shares in Mr. Crawford’s company 401(k) account.

(9)
Includes 600 shares in Mr. Wonstolen’s IRA account and 22 shares in Mr. Wonstolen’s company 401(k) account.

(10)
Includes 1,336 restricted stock units that could vest within 60 days of March 2, 2020.

(11)
Mr. Gieselman and Mr. Glick do not have beneficial ownership of any shares of our common stock.

(12)
Includes 1,886 vested restricted stock units for which Mr. Owens elected to defer settlement to a later date and 1,336 restricted common stock units that could vest within 60 days of March 2, 2020.

(13)
Includes 2,001 vested restricted stock units for which Mr. Segner elected to defer settlement to a later date and 1,336 restricted common stock units that could vest within 60 days of March 2, 2020.

(14)
Includes 12,024 restricted common stock units that could vest within 60 days of March 2, 2020 for all directors and executive officers as a group.

CORPORATE GOVERNANCE
Set forth below in question and answer format is a discussion about our corporate governance policies and practices and other matters relating to our Board of Directors and its committees.
General
Have you adopted corporate governance guidelines?
Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, Board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession, and performance evaluations of our Board.
Have you adopted a code of business conduct and ethics?
Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers, and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer, and controller or chief accounting officer.
How can I view or obtain copies of the corporate governance materials?
Current copies of the guidelines and codes mentioned above, as well as the charters for each standing committee of our Board and our bylaws (the “Bylaws”), are available on our website for viewing and printing. Go to www.hpres.com, then to the “About Us” tab and then to the “Corporate Governance” tab. We also will provide shareholders with a free copy of these materials upon request. Requests may be made by mail, telephone, or via the Internet as follows:
HighPoint Resources Corporation
Attention: Corporate Secretary
555 17th Street, Suite 3700
Denver, Colorado 80202
(303) 293-9100
via Internet: Go to www.hpres.com.com, then to the “About Us” tab and then to the “Contact Us” tab
Board of Directors
How many independent directors are on the Board? How do you determine whether a director is independent?
Our Board affirmatively determined that eight of the twelve directors serving at the end of fiscal year 2019 are “independent” as that term is defined by NYSE rules, i.e., Messrs. Berg, Kidd, Mogg, Owens, Segner, Stein, and Wiley, and Ms. Lancaster. Of the eight directors nominated for re-election at the annual meeting, the Board has determined that five are independent under NYSE rules: Messrs. Berg, Mogg, Segner, and Stein, and Ms. Lancaster. In making the independence determination, the Board of Directors considered the directors’ relationships with us, including commercial relationships with entities affiliated with the directors, and the specific provisions of the NYSE corporate governance standards that would make a director not independent. The purpose of this review was to determine whether any of these relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of these transactions and relationships, that the directors named above are independent under the standards set forth by the NYSE.
How many times did the Board meet last year?
Our Board met in person or by telephone conference nine times during 2019.
Did any of the directors attend fewer than 75% of the meetings of the Board and such director’s assigned committees during 2019?
No. All directors attended at least 75% of the meetings of our Board and assigned committees during 2019.

How many of the directors attended the 2019 annual meeting of shareholders?
All directors attended the 2019 annual meeting of shareholders. We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.
What is the Board leadership structure?
Our Board is headed by our Chair of the Board. Currently, our Chair is director Jim W. Mogg. As Chair, Mr. Mogg presides over meetings of the full Board of Directors and prepares the agendas for these meetings in consultation with the Chief Executive Officer.
We believe our Board leadership structure is appropriate because the Chair of the Board, through his consultation with the Chief Executive Officer, is able to prepare agendas that reflect the current needs of the Company due to the Chief Executive Officer’s day-to-day management of the Company and the Chair’s consideration of the strategic needs of the Company. The Chair is able to assist the full Board of Directors with oversight of management, strategic planning, and risk oversight and assessment through his interaction with the Chief Executive Officer, his collaboration with the Chief Executive Officer on Board meeting agendas, and his setting of agendas and presiding over executive sessions of the non-management directors.
Do the non-management directors and independent directors meet in executive session?
Yes, the independent directors (a group that includes all non-management directors) meet separately at least quarterly, usually at each regularly scheduled meeting of our Board. Our corporate governance guidelines provide that the presiding director position for executive sessions shall be the Chair (a non-management director elected by the Board). If there is no Chair or the Chair is absent, the presiding director position will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.
What is the Board’s role in risk oversight?
The Board administers its risk oversight function directly and through its committees. The Board has regular discussions with management regarding our major risk exposures, their potential operational and financial impact on the Company, and the steps we take to manage them. These discussions occur at least quarterly, usually during regular meetings of the Board of Directors. The Audit Committee is tasked with monitoring the Board’s processes concerning risk assessment and risk management, and each of the Board’s committees oversees risks associated with its respective areas of responsibility. For example, the Audit Committee also administers risk oversight through its oversight of our internal audit function and interaction with internal audit staff, other management, and our outside auditors. The Compensation Committee administers risk oversight through its oversight of compensation practices and its assessment of the potential impact of those practices on risk-taking. The Nominating and Corporate Governance Committee administers risk oversight through its oversight of our internal corporate governance processes and our management succession plan. The Reserves and Environmental Health & Safety (EHS) Committee administers risk oversight through its oversight of our independent engineering consultants and our reserves evaluation process and reporting system, and through its oversight of environmental, health and safety policies, practices and procedures.
How can interested parties communicate directly with the non-management directors?
Shareholders and other interested parties who are interested in communicating directly with the non-management directors may write to the non-management directors at the address of our corporate headquarters. Similarly, shareholders and other interested parties who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the Corporate Secretary at our headquarters. Our Corporate Secretary will forward all correspondence to the Board of Directors.
How are the directors compensated?
See “Executive Compensation-Director Compensation” for information about our director compensation.

Committees
Does the Board have any standing committees?
Yes, our Board presently has the following standing committees:
•
Audit Committee;

•
Compensation Committee;

•
Nominating and Corporate Governance Committee; and

•
Reserves and Environmental Health & Safety (EHS) Committee.

As required by the NYSE, each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is composed entirely of independent directors. From time to time, the Board may appoint other committees or subcommittees for specific purposes.
Has the Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?
Yes, our Board has adopted a charter for each of these committees. Current copies of the charters are available on our website for viewing and printing. Go to www.hpres.com, then to the “About Us” tab and then to the “Corporate Governance” tab. We also will provide shareholders with a free copy of the charters upon request. See “Corporate Governance-General- How can I view or obtain copies of the corporate governance materials?” for more information about requesting copies from us.
Audit Committee
What does the Audit Committee do?
The primary purposes of the Audit Committee are to assist the Board in monitoring:
•
The integrity of our financial statements;

•
Our independent public accounting firm’s qualifications and independence. In addition, the Audit Committee approves the appointment of our independent public accountants and their associated fees and terms of service;

•
The performance of our internal audit function and independent accountants;

•
Our compliance with legal and regulatory requirements applicable to financial reporting, including required disclosures for the Company’s financial statement filings with the SEC; and

•
The Board’s processes concerning risk assessment and risk management.

Who are the members of the Audit Committee?
The Audit Committee currently consists of Andrew C. Kidd, Lori A. Lancaster, Edmund P. Segner, III, Randy I. Stein, and Michael E. Wiley, with Mr. Stein serving as Chair. In connection with their decision not to stand for re-election, immediately after the 2020 annual meeting, Messrs. Kidd and Wiley will no longer be members of the Audit Committee.
Does the committee have an Audit Committee financial expert?
Yes, the Board has determined that both Mr. Stein and Mr. Segner meet the qualifications of an “audit committee financial expert” as defined by SEC rules. The Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE and SEC rules.
How many times did the Audit Committee meet last year?
The Audit Committee held four meetings in person or by telephone conference during 2019.

Compensation Committee
What does the Compensation Committee do?
The primary purposes of the Compensation Committee are to:
•
Annually review and approve, in coordination with the Chairman of the Board and the Nominating and Corporate Governance Committee, corporate goals and objectives relevant to the Chief Executive Officer, and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•
Review, evaluate and approve the compensation of all directors, officers and other key executives;

•
Review and discuss our compensation discussion and analysis with management and recommend its inclusion in our proxy statement; and

•
Produce a report on executive compensation each year for inclusion in our annual proxy statement.

The Compensation Committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate and in compliance with applicable law and regulations.
Who are the members of the Compensation Committee?
The Compensation Committee currently consists of Mark S. Berg, Jim W. Mogg, William F. Owens, Edmund P. Segner, III, and Michael E. Wiley, with Mr. Segner serving as Chair. In connection with their decision not to stand for re-election, immediately after the 2020 annual meeting, Messrs. Owens and Wiley will no longer be members of the Compensation Committee.
How many times did the Compensation Committee meet last year?
The Compensation Committee held seven meetings in person or by telephone conference during 2019.
What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?
The Compensation Committee reviews executive compensation at least annually. With limited exceptions, the Compensation Committee makes all decisions regarding the compensation of our executive officers in the first quarter of each year. These decisions include adjustments to base salary, grants of cash bonuses, and grants of equity awards. See “Executive Compensation-Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.
Does the Compensation Committee utilize the services of a compensation consultant?
Yes. The Compensation Committee retains an independent advisor who reports directly to the Committee. See “Compensation Discussion and Analysis-Annual Review of Executive Compensation-The Role of Compensation Consultants” for more information regarding the compensation consultant retained by the Compensation Committee.
Compensation Committee Interlocks and Insider Participation.
None of the members of the Compensation Committee is or has been an officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2019.

Nominating and Corporate Governance Committee
What does the Nominating and Corporate Governance Committee do?
The primary purposes of the Nominating and Corporate Governance Committee are to:
•
Identify, consider, and recommend qualified nominees to serve on our Board of Directors and each standing committee;

•
Oversee the annual evaluation of the Board and report to the Board with an assessment of the Board’s performance;

•
Annually review and approve, in coordination with the Compensation Committee, corporate goals and objectives relevant to the Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•
Maintain a management succession plan; and

•
Develop and oversee our internal corporate governance processes.

Who are the members of the Nominating and Corporate Governance Committee?
The Nominating and Corporate Governance Committee currently consists of Andrew C. Kidd, Lori A. Lancaster, Jim W. Mogg, William F. Owens, and Randy I. Stein, with Mr. Owens serving as Chair. In connection with their decision not to stand for re-election, immediately after the 2020 annual meeting, Messrs. Kidd and Owens will no longer be members of the Nominating and Corporate Governance Committee.
How many times did the committee meet last year?
The Nominating and Corporate Governance Committee held four meetings during 2019.
What guidelines does the Nominating and Corporate Governance Committee follow when considering a director nominee for a position on the Board?
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the Nominating and Corporate Governance Committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills, and experience in the context of the needs of our Board, taking into account diversity of gender and ethnic background. The Nominating and Corporate Governance Committee also considers whether a prospective nominee has relevant business or financial experience or a specialized expertise. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.
Does the Nominating and Corporate Governance Committee consider candidates for the Board who are recommended by shareholders and, if so, what are the procedures for submitting such recommendations?
Yes, the Nominating and Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Nominations from shareholders will be considered on the same basis as nominees from other sources. Any such suggestions, together with appropriate biographical information, should be submitted to the Chair of the Nominating and Corporate Governance Committee, c/o Kenneth A. Wonstolen, Secretary, HighPoint Resources Corporation, 555 17th Street, Suite 3700, Denver, Colorado 80202. See “What is the process a shareholder must follow to nominate a director?” below for a summary of applicable requirements if a shareholder seeks to nominate a candidate directly to the shareholders, i.e., without the approval of the Nominating and Corporate Governance Committee or the Board.

What is the process a shareholder must follow to nominate a director?
Our Bylaws provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any shareholder entitled to vote for the election of directors. The Bylaws set forth certain procedural requirements for a shareholder who seeks to nominate a candidate directly to the shareholders. To be considered, such a nomination generally must be made by notice in writing, delivered to our Corporate Secretary at our principal executive offices, not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no such meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a shareholder must set forth specified information, including:
•
The name, age, business address and, if known, residence address of each nominee proposed in the notice;

•
The principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•
The number of shares of our stock that are beneficially owned by each nominee and any derivative instruments convertible into or with a value derived from the value of our stock;

•
Any other information required by Regulation 14A under the Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•
Whether the shareholder making the nomination intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees;

•
The nominee’s written consent to serve as a director if elected; and

•
As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such shareholder and such beneficial owner, and (iii) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of our voting shares to elect such nominee or nominees.

The chairman of any meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.
How Does the Company’s Stockholders Agreement Affect the Director Nomination Process?
In connection with the merger of Bill Barrett Corporation and Fifth Creek Energy Operating Company, LLC (“FCEC”) on March 19, 2018 (the “Merger”), which resulted in the formation of the Company, the Company entered into a stockholders agreement with FCEC and NGP Natural Resources XI. Pursuant to an amendment to the stockholders agreement dated effective February 20, 2020, FCEC has the right to designate three directors as nominees for election to the Board. FCEC has designated Messrs. Berg, Gieselman, and Glick as nominees for re-election at the meeting.
Reserves and Environmental Health & Safety (EHS) Committee
What does the Reserves and Environmental Health & Safety Committee do?
The primary purposes of the Reserves and Environmental Health & Safety Committee are to:
•
Approve the appointment of, and any proposed change in, the independent engineering consultants retained to assist us in the annual review of our reserves;

•
Approve the scope of and oversee an annual review or audit of our reserves by the independent engineering consultants, having regard to industry practices and all applicable laws and regulations;

•
Review the qualifications and independence of our independent engineering consultants and monitor their performance;

•
Approve the independent engineering consultants’ engagement fees and terms of service;

•
Review the integrity of our reserves evaluation process and reporting system;

•
Review any material reserves adjustments;

•
Review variances between the Company’s and the independent engineering consultant’s estimates of reserves;

•
Review the Company’s environmental, health and safety policies, practices and procedures; and

•
Review EHS results, near misses, actions undertaken, and the Company’s efforts associated with the Company’s EHS culture.

Who are the members of the Reserves and Environmental Health & Safety Committee?
The Reserves and Environmental Health & Safety Committee currently consists of Mark S. Berg, Jim W. Mogg, Edmund P. Segner, III, Michael R. Starzer, and Michael E. Wiley, with Mr. Berg serving as Chair. In connection with their decision not to stand for re-election, immediately after the 2020 annual meeting, Messrs. Starzer and Wiley will no longer be members of the Reserves and Environmental Health & Safety Committee.
How many times did the Reserves and Environmental Health & Safety Committee meet last year?
The Reserves and Environmental Health & Safety Committee held five meetings during 2019.
ENVIRONMENTAL AND SOCIAL (E&S) POLICIES AND PRACTICES
We are committed to operating in an environmentally responsible manner and in compliance with all applicable federal, state and local environmental laws, including laws regulating emissions of greenhouse gases. We strive to meet the environmental expectations of key stakeholders, including regulatory agencies, the communities in which we operate, landowners, employees and investors. We understand the importance of conducting our business in the right manner and are dedicated to employing best practices with respect to our sustainability efforts. For example:
•
We reduced the number of environmental, health and safety related incidents by over 40% in 2019 versus 2018, while increasing gross production by 16%;

•
We recycled over 41 million gallons of produced water and this, in conjunction with our use of crude oil and produced water gathering systems, allowed us to eliminate over 27,000 truck trips in 2019 alone;

•
We conduct monthly leak detection surveys at all locations, which is six times the number of inspections required by the Environmental Protection Agency (EPA);

•
We believe in safety by design — our innovative facility designs have eliminated tank thief hatches, reducing emissions and eliminating worker exposure; and

•
We are an active member of many industry partnerships, including The Environmental Partnership, the Colorado Preparedness and Response Network, and the DJ Basin Safety Council.

In 2019, the Company formed a Sustainability Committee whose members currently include the Chief Operating Officer, Director of Environmental Health and Safety, Director of Internal Audit, Associate General Counsel, and key members of the operations team, including personnel from drilling, completions, and production. One of the Sustainability Committee’s objectives in 2020 is to benchmark the Company’s disclosures against the disclosure recommendations developed by the Sustainability Accounting Standards Board (SASB).

The safety of our employees, contractors, and anyone impacted by our operations is a core value of the Company, which is demonstrated by the following:
•
Our five year average employee injury rate is 75% below the industry average;

•
We employ two Certified Safety Professionals who manage our health and safety program and train our employees on over 25 different health and safety topics annually;

•
Our contractors have an average injury rate that is 15% below the industry average; and

•
Our employees drove over 1 million miles in 2019 while only experiencing a single preventable motor vehicle accident.

The Company encourages employees to take time off to volunteer for causes they believe in, and in support of this core value, the Company provides paid time off for employee volunteer activities. In 2019 we received the Small Company Community Impact Award presented by the Colorado Oil & Gas Association, and we were recognized by Civic 50 Colorado as one of the 50 most community-minded companies in Colorado. We are proud to support Children’s Hospital Colorado and in 2019 provided a brand-new, custom handicap accessible van that will be utilized to support the pediatric rehabilitation department.
We encourage you to visit the “Corporate Responsibility” tab on our website at www.hpres.com for additional information, where you can access our Corporate Responsibility Report and learn more about our commitment to safety, sustainability, and community.
EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee
Edmund P. Segner, III, Chair
Michael E. Wiley
Mark S. Berg
Jim W. Mogg
William F. Owens

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a description of the material elements of our executive compensation program, as well as perspective and context for decisions made regarding the 2019 compensation of our named executive officers (“NEOs”), who are identified below:
R. Scot Woodall	Chief Executive Officer and President
Paul W. Geiger, III	Chief Operating Officer
Troy L. Schindler(1)	Senior Vice President, Operations
William M. Crawford	Chief Financial Officer
Kenneth A. Wonstolen	Senior Vice President, General Counsel; and Corporate Secretary

(1)
Effective September 13, 2019, Troy L. Schindler separated from the Company. Mr. Schindler’s position at the Senior Vice President level was eliminated and there are no plans to replace it at this time, constituting separation without cause following a change-in-control. In compliance with SEC disclosure rules, information regarding Mr. Schindler’s compensation is being included in this proxy statement because he was a NEO within the fiscal year ending on December 31, 2019.

To assist our shareholders in locating important information, this CD&A is organized as follows:
EXECUTIVE SUMMARY
Our Engagement with Shareholders
In support of good governance, we engage in ongoing dialogue with our shareholders to understand their perspective on our compensation programs and other corporate governance topics. Our Compensation Committee considers shareholder feedback as part of its annual review of our executive compensation program. Our 2019 voting results reaffirmed the core structure of our executive compensation program, which reflects the changes implemented in prior years. We continue to engage with shareholders to ensure their feedback is incorporated into the compensation planning and decision-making process. In addition to the VP, Investor Relations and the Director, Human Resources, the Compensation Committee Chair is also involved in shareholder outreach. This proxy season, shareholders representing 80% of our shares outstanding were contacted to request a meeting. Feedback received from investors during these meetings was that the Company has the proper compensation metrics in place, and investors would like to continue to see management interests be aligned with shareholder interests. They would also like the Company to continue to implement best practices as it relates to environmental, social and governance efforts. The Compensation Committee will continue to consider and monitor shareholder feedback when making decisions on executive compensation.
2019 Business Highlights: A Year of Capital Discipline and Focus on Free Cash Flow
Following 2018, 2019 was also a challenging year for small-capitalization exploration and production (“E&P”) companies for many of the same reasons. The majority of small-cap E&P companies had a negative

TSR as generalist investors generally avoided investing in the sector. The following factors contributed to this tough sector. First, energy weighting as part of the S&P 500 and other similar indices has fallen to a decade’s low level of 4%. Second, crude prices generally were $55-$60 WTI in the prompt month, deferred pricing was lower (approximately $50-$55 WTI) as investors expected long term supply demand to balance with US share. Also, E&P companies with Colorado operations exhibited further stock price pressure due to the passage of Colorado Senate Bill 19-181, which allowed for more local control and other significant rulemakings. Investors are favoring larger capitalized companies with increased scale that provide a dividend. The chart below shows the 2019 TSR of the Company and its performance peers. The Company’s 2019 TSR performance was improved over 2018.

2019 Total Shareholder Return (TSR)
Ticker Symbol
CRK 82.0%
ESTE 40.0%
MTDR 16.0%
BCEI 13.0%
NOG 4.0%
JAG -7.0%
PDCE -12.0%
SRCI -12.0%
DNR -18.0%
LPI -21.0%
CPE -26.0%
HPR -32.0%
SD -44.0%
REI -48.0%
XOG -51.0%
GPOR -54.0%
SBOW -58.0%
AXAS -68.0%
AMR -100.0%
AREX -100.0%
HK -100.0%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%

Nonetheless, we achieved the following in 2019:
•
Effectively managed the capital expenditure budget, achieving capital expenditures at the lower end of our guidance range;

•
Increased our proved reserves by 22% year-over-year (as shown in the table below), including 288% reserve replacement;

•
Grew oil production by 21% annually (as shown in the table below), achieving the low end of production guidance despite midstream constraints, extreme weather and lower processing yields;

•
Delivered a basin-leading operating margin of $30.31/Boe;

•
In the Northeast Wattenberg drilling program, we achieved 48% rate of return wells, including two drilling and spacing units with extended reach lateral wells utilizing higher fluid intensity completions that have estimated ultimate recovery (EUR) projected to recover nearly 1 MMBoe;

•
Achieved a 5% reduction in Northeast Wattenberg XRL well costs while increasing completion intensity by 28%;

•
Implemented the Hereford Optimization Program, which undertook significant data capture to understand spacing and completion design for future development program;

•
Increased EBITDAX 21% year-over-year;

•
Generated $52 million of free cash flow during the third and fourth quarters of 2019 which strengthened the balance sheet by reducing long term debt;

•
Ended 2019 with $350 million of liquidity with a $500 million borrowing base under our credit facility;

•
Continued robust hedging strategy to protect future cash flows with 5.9 million barrels hedged for 2020, and 1.9 million barrels hedged for 2021, at prices that are significantly above current strip pricing;

•
Improved safety and environmental metrics 41% over 2018 to a level which also exceeded industry average; and

•
Increased our community involvement in 2019, including supporting Children’s Hospital with a brand-new, custom handicap accessible van that will be utilized to support the pediatric rehabilitation department. Further, the Company was recognized as one of the 50 most community-minded companies in Colorado by Points of Light, the world’s largest organization dedicated to volunteer service, and, for the past two years, has received the Small Company Community Impact Award presented by the Colorado Oil & Gas Association.

Reported Compensation vs. Realized Compensation
The following chart illustrates the alignment between the compensation realized by the Company’s CEO in relation to shareholders. As shown in the graph below, the CEO’s total realized compensation was 54% lower than the compensation reported in the Summary Compensation Table for the period 2015-2019. The lower realized compensation value demonstrates our programs’ responsiveness to changes in our share price, and is a result of a number of factors including: rigorous incentive plan design, high weighting of at-risk compensation, below-target performance driving reduced bonus payouts and minimal, if any, vesting of performance based equity.

2015-2019 Reported vs. Realized Compensation
$5,500,000
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
CEO Compensation
$12
$9
$6
$3
$0
Stock Price
2015
2016
2017
2018
2019
CEO Reported Comp
CEO Realized Comp
HPR Stock Price

Reported Compensation:   Salary, bonus earned, and target long-term incentive grants as disclosed in the Summary Compensation Table.
Realized Compensation:   Salary, bonus earned, value of long-term incentive performance cash units earned, and the value of long-term incentive equity awards vesting in each year as of December 31.
Stock Price:   Valued as of last trading day for each fiscal year.
OUR COMPENSATION PHILOSOPHY
Our executive compensation philosophy is to design compensation programs that:
•
Pay for Performance.   The majority of each NEO’s compensation is at risk and requires a commitment to performance because total compensation is not guaranteed. It is based on a combination of attainment of short-term goals in support of our long-term strategy, long-term stock performance relative to our peers, and actual total shareholder return. Our programs reward above-target compensation when performance is warranted and below-target compensation when performance does not meet expectations;

•
Align with Shareholder Value.   The major portion of our NEOs’ compensation is delivered in the form of long-term equity incentives that tie executive pay to stock price performance. In addition, we require each of our NEOs to meet our stock ownership guidelines; and

•
Attract and Retain Top Talent.   Support our ability to recruit and retain highly qualified executives.

COMPENSATION PRINCIPLES AND BEST PRACTICES
What We Do:
•
Pay for performance.   85% of CEO total target compensation is subject to performance risk.

•
Performance-based long-term incentives.   Half of the Company’s long-term incentive plan is performance-based.

•
Shareholder-aligned.   Annual and long-term incentive awards are based on relative and absolute shareholder return and other performance measures that are aligned with creation of shareholder value.

•
Double trigger severance provisions.   Our change-in-control agreements require both a change-in-control event and a qualifying termination of employment before applicable benefits become payable.

•
Incentive plan design.   Incentive plans are designed with caps on maximum payouts and awards.

•
Market-based compensation.   Our compensation program, reviewed annually, is benchmarked using current market data relevant to the energy industry and our benchmarking peer group.

•
Clawback policy.   Our Clawback Policy allows the Company to require repayment of incentive compensation in certain circumstances.

•
Mandatory stock ownership.   We require our executive officers and directors to maintain meaningful stock ownership in the Company.

•
Minimum vesting requirement.   We require a vesting period of at least one year for all equity award types issuable under our equity incentive plan.

•
Independent compensation consultant.   The Compensation Committee retains an independent advisor who reports directly to the Committee.

What We Do Not Do:
•
No excise tax gross-ups.   Our change-in-control agreements do not contain excise tax gross-ups.

•
No enhanced retirement benefits.   Our deferred compensation plan provides restorative, but not enhanced, retirement benefits for executives.

•
No executive perquisites.   We do not provide executives with perquisites or other personal benefits other than those offered to other employees.

•
No stock option repricing or backdating.   Our equity incentive plan prohibits the repricing or backdating of stock options.

•
No dividends paid on unvested equity awards.   Our equity incentive plan prohibits the payment of dividends on unvested awards for all equity award types.

•
No hedging or pledging of Company stock.   Our insider trading policies prohibit certain transactions involving our stock, including hedging and pledging without prior approval.

•
No employment agreements.   We do not have employment agreements with any of our NEOs.

EXECUTIVE COMPENSATION COMPONENTS, LEVELS AND MIX
Executive compensation is reviewed by the Compensation Committee annually. Compensation components include base salary, short-term incentive-based cash awards, long-term incentive-based equity and cash awards, retirement and other benefits. The Compensation Committee considers compensation data from an appropriate peer group and the industry in general in making all compensation decisions.
Base salaries are targeted around the median of a range established by peer and industry review, although adjustments are made for experience in the role. The combination of base salary, annual cash incentives and equity or equity-based awards comprise total direct compensation. Total direct compensation is also targeted near the median of the range, although the Compensation Committee may decide, as appropriate, to modify the size or mix of awards, as the performance of the individual dictates.
The primary elements of direct compensation for our NEOs are summarized below.

Compensation Elements	Role in Total Compensation
Base Salary	• To provide a market-based fixed level of cash compensation
Annual Incentives • Cash Bonus
•
To incentivize and reward annual Company performance against goals

•
To align individual compensation with the short-term financial, operational and strategic objectives specific to each calendar year

•
To recognize individual contributions to the organization’s overall results

Long-Term Incentives • Restricted Stock Units • Performance Cash Units
•
To reward long-term performance directly aligned with shareholder interests

•
To recognize and reward share price performance based on both absolute value appreciation and performance relative to industry peers

•
To align variable compensation with sustained long-term value creation

•
To create an executive ownership stake while managing dilution

•
To drive retention of key executives

Benefits • Health and Welfare • Retirement
•
To help attract and retain executives by offering a market competitive employee benefits package offered to employees at all levels in the organization

•
To provide financial security by allowing executives to save for retirement through the company’s 401(k) and Non-Qualified Deferred Compensation plans

Termination Benefits • Change in Control Agreement • Executive Severance Guideline
•
To ensure that executives act in the best interest of shareholders in times of heightened uncertainty and change

•
To lessen the distraction caused by an executive’s departure by establishing in advance the financial terms and conditions thereof

In determining the allocation between short-term and long-term incentive compensation for NEOs, the Compensation Committee does not follow a prescribed formula, but considers an analysis of each executive’s role and the competitive market. Factors affecting compensation decisions include:
•
The Company’s annual performance;

•
The executive’s impact on the Company’s results;

•
The alignment of the compensation delivered to executives and that realized by shareholders; and

•
Internal equity.

The relative mix of the direct elements of our 2019 executive compensation program is shown in the charts below (at target) for both our CEO and the other NEOs (in aggregate). Long-term incentive compensation, of which half is performance-based, represents a significantly larger proportion of total direct compensation than any other element. The charts below illustrate that the design of our executive compensation program is aligned with the interests of our shareholders. 85% of the CEO pay is at risk and 74% of NEO pay is at risk.

CEO Pay Mix
85% Variable/At-Risk
Base Salary 15%
Annual Bonus 15%
Long Term Incentives 70%

NEO Pay Mix
74% Variable/At-Risk

Base Salary 26%
Annual Bonus 19%
Long Term Incentives 55%

EXECUTIVE COMPENSATION PROCESS: ROLES
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation programs, including reviewing and approving the compensation arrangements for our NEOs. In the first quarter of each year, the Compensation Committee reviews the prior year’s compensation of the NEOs, determines annual cash bonus payouts for the prior year’s performance, and makes decisions regarding the current year’s salaries, annual cash bonus targets and incentive equity awards for each NEO. During these reviews, the Compensation Committee also approves the level at which performance shares are vested based on our three-year performance. After careful review of competitive benchmarking data provided by the Compensation Committee’s compensation consultant, performance evaluations, recommendations of our CEO, and current economic conditions, the Compensation Committee determines the levels and allocation of compensation among cash and equity-based incentives for our CEO and, with input from the CEO, for the other NEOs.
Role of the Compensation Consultant
Under the terms of its charter, the Compensation Committee is authorized to retain the services of a compensation consultant and is responsible for determining the scope of its services. Since 2016, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consultant on executive compensation matters.
Services performed by FW Cook for the Compensation Committee during 2019 included:
•
Analysis and recommendations of peer group companies for compensation benchmarking purposes;

•
Preparation of competitive benchmarking reviews regarding executive and director compensation;

•
Evaluation of proposed compensation programs and changes to existing programs;

•
Analysis of current trends in executive compensation, and updates regarding applicable legislative and governance activity; and

•
Input on design options for the 2019 annual cash bonus and LTI programs.

The Compensation Committee determined that the services provided by FW Cook to the Compensation Committee during 2019 did not give rise to any significant conflicts of interest. The Compensation Committee made this determination by assessing the independence of FW Cook under the applicable rules adopted by the SEC and incorporated into the NYSE Corporate Governance Listing Standards. In making this assessment, the Compensation Committee also considered FW Cook’s written correspondence to the Compensation Committee that affirmed the independence of FW Cook and the partners, consultants and employees who provide services to the Compensation Committee on executive and director compensation matters.

Role of Management
Our Chief Executive Officer and Vice President, Human Resources were involved in gathering data about our compensation practices, discussing peer companies, providing suggested performance metrics, and responding to questions from the Compensation Committee and FW Cook. In addition, our Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of the NEOs other than himself. The Compensation Committee considered these recommendations in making decisions regarding the NEOs’ 2019 compensation.
EXECUTIVE COMPENSATION PROCESS: PEER GROUP ANNUAL REVIEW
To assist in pay decisions for executive officers for 2019, the Compensation Committee considered a competitive benchmarking review prepared and presented to the Compensation Committee by FW Cook. The benchmarking review provided market data for each element of compensation, as well as information regarding the incentive plan designs and pay practices among a selected peer group of companies (the “Compensation Peer Group”). The companies that comprise the Compensation Peer Group are publicly-traded companies and direct competitors for executive talent in the Denver and broader energy market. Selection criteria utilized to evaluate the companies that comprise the Compensation Peer Group include: revenue, operation income, net income, asset size, employee count, market cap, and business strategy. The Compensation Committee reviews the composition of the Compensation Peer Group annually, and may consider modifications resulting from business combinations, changes in the company’s business strategy, asset sales or other circumstances that may cause peer companies to no longer be comparable. In choosing the Company’s 2019 compensation peers, the Compensation Committee decided to remove Jones Energy due to small relative size and high risk of bankruptcy. Approach Resources, Contango Oil & Gas and Sanchez Energy were removed based on their lower relative market capitalization at the time of the review (less than 0.25x HighPoint). The additions consisted of Bonanza Creek Energy, Montage Resources (formerly Eclipse Resources), Gulfport Energy, Laredo Petroleum and Northern Oil & Gas. These companies helped create a more statistically significant peer group and were appropriate based on their relative size compared to HighPoint. The Compensation Peer Group listed below was approved by the Compensation Committee for assessing the competitiveness of the compensation and making pay decisions for the NEOs in 2019.

Company	Revenue	Operating Income	Net Income	Assets	Employees	Market Cap
Abraxas Petroleum Corporation	$149	$66	$58	$426	100	$180
Bonanza Creek Energy, Inc.	$277	$143	$168	$1,062	144	$425
Callon Petroleum Company	$552	$313	$300	$3,979	218	$1,477
Carrizo Oil & Gas, Inc.	$1,015	$482	$404	$3,185	239	$1,034
Extraction Oil & Gas, Inc.	$970	$225	$115	$4,166	279	$754
Gulfport Energy Corporation	$1,445	$393	$431	$6,051	350	$1,135
Jagged Peak Energy, Inc.	$582	$251	$165	$1,767	94	$1,944
Laredo Petroleum, Inc.	$1,106	$391	$325	$2,420	340	$831
Matador Resources Company	$772	$363	$274	$3,456	264	$1,807
Montage Resources Corporation	$515	$75	$19	$1,434	159	$318
Northern Oil & Gas, Inc.	$449	$433	$144	$1,504	20	$853
PDC Energy, Inc.	$1,313	$78	$2	$4,544	600	$1,967
Resolute Energy Corporation(1)	$344	$2	$(32)	$898	128	$665
SRC Energy Inc.	$646	$338	$260	$2,755	147	$1,140
WildHorse Resource Development(2)	$947	$460	$147	$3,255	197	$1,403
75th Percentile	$993	$392	$287	$3,717	272	$1,440
50th Percentile	$646	$313	$165	$2,755	197	$1,034
25th Percentile	$482	$110	$86	$1,469	136	$709
HighPoint Resources	$416	$183	$121	$2,252	162	$566
Percentile Rank	19%	32%	30%	41%	43%	18%

Source: S&P Capital IQ; Financial data is standardized to allow for meaningful comparison across companies, data may differ from companies’ disclosed financials. All values are in millions (other than employees). Market Cap as of 12/31/2018 and all other data as of FYE2018.
*
Compensation Peer Group was approved in November 2018 for HighPoint Resources Corporation.

(1)
Data is trailing 4 quarters as of Q3 2018; Resolute Energy was acquired by Cimarex on March 1, 2019.

(2)
WildHorse Resource Development was acquired by Chesapeake Energy on February 1, 2019

EXECUTIVE COMPENSATION PROCESS: 2019 PAY ACTIONS
Base Salary
In February 2019, the Compensation Committee made the following base salary changes for the NEOs based on several factors including execution on strategic goals and the Company’s relative position to the market.
Name	2018Annual Salary	2019Annual Salary	% Increase
R. Scot Woodall	$593,000	$593,000	—%
Paul W. Geiger, III	$420,000	$426,300	1.5%
Troy L. Schindler	$336,341	$346,432	3.0%
William M. Crawford	$365,000	$375,950	3.0%
Kenneth A. Wonstolen	$341,970	$352,229	3.0%
In February 2020, management recommended and the Compensation Committee approved to maintain annual salaries at 2019 levels for the NEOs.

Name	February 2019 Annual Salary	February 2020 Annual Salary	% Increase
R. Scot Woodall	$593,000	$593,000	—%
Paul W. Geiger, III	$426,300	$426,300	—%
Troy L. Schindler	$346,432	$—	—%
William M. Crawford	$375,950	$375,950	—%
Kenneth A. Wonstolen	$352,229	$352,229	—%
Annual Cash Bonus
Annual Cash Bonus Target Award Levels
Based on competitive market practices for annual incentives and our compensation strategy, we set a target award for each of our NEOs as a percentage of their salary. The table below provides the target opportunities as a percentage of base salary for our NEOs.
Name	Bonus Target (% of Base Salary)
R. Scot Woodall	100%
Paul W. Geiger, III	90%
Troy L. Schindler	65%
William M. Crawford	80%
Kenneth A. Wonstolen	75%
Annual Cash Bonus Design
For each annual cash bonus award to be earned, we established the following quantitative and strategic performance metrics and weightings:
Metric	Metric Weight %
Operational Goals	20%
• Pro Forma Production
• Cost (Lease Operating Expense)
Financial Goals	50%
• EBITDAX
• Capital Expenditures
• Drilling Rate of Return
Strategic Goals	30%
• Portfolio Management
• Strategic Financial Management
The Compensation Committee may apply discretion and adjust results for unexpected business events such as portfolio changes and equity issuances. The Compensation Committee may further apply discretion in the final determination of the performance score to account for business conditions or other performance factors. Individual awards may be adjusted downward or upward at the Compensation Committee’s discretion based on specific individual performance for the period.
2019 Annual Cash Bonus Performance Metrics
The Company established rigorous targets for each of the following quantitative performance metrics based on 2019 public financial guidance: production, lease operating expense (“LOE”), EBITDAX, capital expenditure, and drilling rate of return. The drilling rate of return was given the highest weighting of all the metrics to show alignment with the Company’s business strategy. The targets are set forth in the table below under “2019 Annual Cash Bonus Performance Scoring.” For the financial metrics, a payout will not be earned unless the performance exceeds the threshold level, which was set above the prior year’s actuals. In addition to the quantitative metrics, the strategic metrics included portfolio and strategic financial management.
2019 Annual Cash Bonus Performance Scoring
The table below illustrates the performance achievement as of December 31, 2019:
			2019 Quantitative Metrics			2019
Measure	Corporate Weighting	2018 Actual	Threshold	Target	Maximum	Actual	Payout(3)
Operational Goals
Pro Forma Production (MMBoe)	15%	10.5	12.50	12.75	13.25	12.5	8%
Costs – LOE (millions)	5%	$28	$38.2	$36.2	$32.2	$38	3%
Subtotal – Operational Goals	20%
Financial Goals
EBITDAX (millions)(1)	15%	$285	$339	$347	$364	$343	12%
Capital Expenditures (millions)	10%		$380	$364	$350	$361	12%
Drilling Rate of Return (2)	25%	21%	28%	36%	59%	21%	—%
Subtotal – Financial Goals	50%
Strategic Goals	30%						20%
Total	100%						55%

(1)
Earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses.

(2)
Rate of return on investment of drilling and completion capital using a flat $55 WTI.

(3)
The payout levels were calculated using linear interpolation in between threshold, target and maximum levels.

In scoring the annual cash bonus awards for fiscal year 2019, the Compensation Committee considered the quantitative operational and financial results set forth in the table above, as well as the significant strategic business achievements described below.
Strategic Result Highlights:
Financial:
•
Completed two redetermination cycles for the revolving credit facility; the borrowing base was reaffirmed at $500 million to ensure that we have access to strategic financing to support long term development

•
Generated $52 million of free cash flow during 2019, which was used to repay $35 million on the revolving credit facility during the fourth quarter to end the year with a balance of $140 million; exited year with cash of $16 million and liquidity of $350 million

•
Continued strong hedging program with 5,857,500 barrels of 2020 oil production hedged at $58.32/Bbl and 1,912,500 barrels of 2021 oil production hedged at $54.50/Bbl to ensure near and medium term cash flow protection

•
Reduced G&A run-rate (excluding long-term cash and equity incentive compensation) to $3.0 million per month to align G&A metrics with those of our peers

Marketing:
•
Overcame significant midstream constraints by sourcing new processing outlets for Hereford volumes to ensure long term flow assurance;

•
Field operations managed infield gathering to access optional markets and reduce line pressures to compensate for constraints; and

•
Secured low oil differentials by piping crude to minimize air emissions as well as lock in long term price certainty.

Corporate Responsibility and Community Partnerships:
•
Created a Corporate Responsibility page on the Company’s website: https://www.hpres.com/corporate-responsibility/community to highlight our commitment to being a responsible corporate partner in our communities and to align with the ESG goals of the investment community

•
Supported Children’s Hospital Colorado by providing a brand-new, custom handicap accessible van

•
Selected by the Colorado Oil & Gas Association to receive the Small Company Community Impact Award for the second straight year

•
Named an honoree of The Civic 50 Colorado by CSR Solutions of Colorado and Points of Light, the world’s largest organization dedicated to volunteer service. The award recognized HighPoint as one of the 50 most community-minded companies in Colorado, as determined by an independently administered and scored survey.

Political:
•
Provided key leadership in trade association policy deliberations and expert witness for both COGCC Flowline and AQCC oil and gas emission rulemakings

Human Resources:
•
Right-sized the organization for current industry conditions and streamlined reporting structures.

In scoring the strategic component of the annual cash bonus awards for fiscal year 2019, the Compensation Committee focused on the Company’s management of its capital structure in order to grow the Company through strategic transactions, as well as managing the political and marketing constraints and other factors that contributed to a challenging year for small-capitalization E&P companies. The Compensation Committee, following consultation with FW Cook, scored the 2019 strategic component of the annual cash bonus awards below target. As a result, the overall average annual bonus payouts were approximately 55% of target for corporate employees, including our NEOs. Overall, the annual bonus payouts were below target and reflect relative under-performance in 2019.
2019 NEO Bonus Awards
In determining individual NEO annual cash bonus awards, the Compensation Committee took into consideration the impact each executive had on the achievement of operational and financial goals, and applied negative discretion in determining the annual cash bonus award value. The table below provides the target bonus opportunity and the actual annual cash bonus earned for each of our NEOs.
Name	Target Bonus Opportunity	Actual Bonus Earned	Actual Bonus Earned (% of Target)
R. Scot Woodall	$593,000	$326,150	55%
Paul W. Geiger, III	$383,670	$206,019	54%
Troy L. Schindler(1)	$225,181	$—	—%
William M. Crawford	$300,760	$165,418	55%
Kenneth A. Wonstolen	$264,172	$145,295	55%

(1)
Effective September 13, 2019, Mr. Schindler separated from the Company without cause following a change in control.

Long-Term Equity Incentive Compensation
In 2019, we continued to grant a combination of restricted stock awards and performance-based unit awards to align with market practices within our industry and to align executive pay with shareholder interests

(see the chart under the heading “Executive Summary — Reported vs. Realized Compensation” for more information). Restricted stock awards vest ratably over a three-year period and performance-based unit awards vest based on performance results measured over a three-year performance period. For 2019, we reviewed the performance measures for the long-term incentive plan and determined that relative and absolute TSR would be used to measure performance over the next three years. The Compensation Committee considered other alternative measures, but based on market uncertainty and crude oil price volatility, decided that these two measures were the most appropriate during this timeframe to align executive pay with the long-term interests of our shareholders. To ensure alignment with our shareholders, the performance-based unit awards granted in 2019 require positive absolute TSR to achieve an above target payout.
Restricted stock awards granted in February 2019 represented 50% of the target total long-term incentive for each NEO and performance-based units granted in February 2019 represented 50% of the target total long-term incentive for each NEO. The performance-based units will vest and be settled in cash or shares at the discretion of the Compensation Committee, based on the Company’s absolute and relative TSR over the three-year period of January 1, 2019 through December 31, 2021. Payouts of the 2019 performance-based units will range from 0% to 200% of the target number of units awarded based on the plan metrics.
Vesting will occur at the maximum level if the Company is the highest performer in the performance peer group while also having a cumulative TSR of at least 100% over the three-year performance period.
Metric	Weighting	Payout Opportunity
Absolute TSR	50%	Payout opportunity equal to positive TSR between 0-100%. Maximum payout (100%) earned if absolute TSR equals 100% over the performance period.
Relative TSR	50%	Payout opportunity equal to the excess, if any, of relative TSR ranking over the 30th percentile. Maximum payout (100%) earned if relative TSR ranking is at the 100th percentile.
Absolute Stock Price Growth	≤0%	25%	50%	75%	100%	125%
Payout (% of Target)	0%	25%	50%	75%	100%	100%
Relative TSR (Percentile Rank)	Payout (% of Target)
<30	0%
30 – 100	30 – 100%
An example payout with negative TSR growth assuming 10,000 units granted is as follows:
Absolute TSR	Absolute TSR Units Earned	Relative TSR	Relative TSR Units Earned	Total Units Earned	Total Units Earned as a % of Target
Negative	0	25th Percentile	0	0	0%
Negative	0	50th Percentile	5,000	5,000	50%
Negative	0	100th Percentile	10,000	10,000	100%
If absolute TSR is not greater than zero, the maximum payout opportunity is capped at 100% of target, which would only be earned if relative TSR exceeded every performance peer company. In addition, target payout will only be earned with median relative TSR performance if absolute TSR is equal to 50%.
2019 Long-Term Incentive Awards
In determining the 2019 long-term incentive awards, the Compensation Committee reviewed the NEOs’ target compensation compared to the peers, and determined that due to the CEO’s lower relative positioning, his target compensation for 2019 should be increased to the peer median. However, it was determined that his increase should be at-risk and aligned with long-term shareholders, and would be represented in his 2019 LTI grant value. The target amounts of our NEOs’ 2019 long-term incentive awards were as follows:
Name	Total Target Equity Award Value ($)(1)	Restricted Stock ($)	Performance Cash Units ($)
R. Scot Woodall	$3,800,000	$1,900,000	$1,900,000
Paul W. Geiger, III	$1,129,696	$564,848	$564,848
Troy L. Schindler(2)	$519,648	$259,824	$259,824
William M. Crawford	$996,268	$498,134	$498,134
Kenneth A. Wonstolen	$704,458	$352,229	$352,229

(1)
The target equity award value shown here differs from the value shown in the Summary Compensation Table in the “Compensation Tables” section, as the Summary Compensation Table reports the value of these awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation.” See footnote (1) to the Summary Compensation Table for additional information.

(2)
Pursuant to the terms of his change-in-control agreement, Troy L. Schindler’s restricted stock grant was accelerated and the performance cash units were forfeited.

Performance Cash Unit Awards
2016 Awards
The performance cash unit awards granted in 2016 originally vested based on the Company’s relative TSR over a three-year performance period beginning in January 2016. The awards were converted to time-based restricted stock awards upon the closing of the Merger. Based on our relative performance (actual place) and actual stock price performance at the close of the Merger, 89% of the performance cash units converted to restricted shares. Each performance cash unit award was converted at 89% of the original award based on the Company’s performance through March 19, 2018. These awards are no longer subject to performance vesting but continue to time-vest in accordance with the original schedule and were fully vested on February 16, 2019, subject to the recipient’s continued employment or service through such date.
2017 Awards
The performance cash unit awards granted in 2017 originally vested based on the Company’s relative TSR over a three-year performance period beginning in January 2017. The awards were converted to time-based restricted stock awards upon the closing of the Merger. Each performance cash unit award was converted at 100% of the original award given that less than one third of the performance period had lapsed. These awards are no longer subject to performance vesting but continue to time-vest in accordance with the original schedule and will become fully vested on February 16, 2020.
2018 Awards
Upon the closing of the Merger, each outstanding award of performance cash units granted in 2018 was converted into a performance-based unit award in HighPoint, with the same terms and conditions, including performance conditions, as applied to the corresponding Company performance unit award immediately prior to the closing of the Merger.
2019 Awards
Performance cash unit awards were granted in 2019. The performance-based awards contingently vest in February 2022, depending on the level at which the performance goal is achieved. For additional information, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

2020 Compensation Decisions
In February 2020, management recommended, and the Compensation Committee approved, maintaining base salaries at 2019 levels. The NEOs received reduced LTI grant values and an increase in performance-based weighting of LTI grants.
Due to the drop in share price, and in response to shareholder feedback, the company reduced 2020 LTI grant values by an average of 22% for all officers of the Company; the CEO award was reduced 25%. In addition, to ensure continued alignment with shareholders, the Company maintained the rigorous performance design and increased the weighting of performance-based award grants to 60% of total 2020 LTI grant values. The 2020 grant value was further reduced because of the higher average share price ($70.50) used to determine the grant, compared to the actual share price value on date of grant ($57.00).
COMPENSATION RELATED POLICIES AND OTHER INFORMATION
Executive and Director Stock Ownership Guidelines
The Board of Directors of the Company believes that certain executives and our non-employee directors should own and hold common stock of the Company to further align their interests and actions with the interests of the Company’s shareholders. Therefore, the Board of Directors adopted stock ownership guidelines in 2011. The stock ownership guidelines require certain executives (“Covered Executives”) to achieve ownership of a number of shares with a market value equal to a multiple of the Covered Executive’s base salary in effect on the effective date of the stock ownership guidelines, or the date the executive becomes a Covered Executive. In the case of directors, the ownership requirement is expressed as a multiple of the annual cash retainer, excluding additional committee chair retainers. The stock ownership requirement applicable to each Covered Executive and director is as follows:
Covered Executives/ Directors	Ownership Requirement
Chief Executive Officer	5 x base salary
Chief Operating Officer, Chief Financial Officer and Executive Vice Presidents	2 x base salary
Senior Vice Presidents	1 x base salary
Non-Employee Directors(1)	5 x annual cash retainer (excluding committee chair retainers)

(1)
Excludes Mr. Gieselman and Mr. Glick, who do not receive an equity grant as part of their annual compensation.

Stock that counts toward satisfaction of the stock ownership guidelines (“Qualifying Shares”) includes:
•
Stock purchased on the open market;

•
Stock obtained through stock option exercises;

•
Restricted stock;

•
Vested restricted stock units;

•
Vested deferred stock units; and

•
Stock beneficially owned in a trust, by a spouse and/or minor children.

Shares of stock that Covered Executives and directors have the right to acquire through the exercise of stock options (whether or not vested) are not included as Qualifying Shares for purposes of the stock ownership guidelines.
Covered Executives and directors have to comply with the guidelines within five years from the later to occur of the adoption of the stock ownership guidelines or the appointment of that individual to a position subject to the stock ownership guidelines. The number of shares of our common stock beneficially owned by our NEOs and our non-employee directors is shown in the “Beneficial Owners of Securities” section.

All NEOs and non-employee directors have met their ownership guideline, with the exception of three directors who were first elected in 2018. These directors are still within their five year window to comply with the guideline.
Tax and Accounting Treatment of the Elements of Executive Compensation
In designing our compensation programs, we take into account the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company’s business strategy and to increase stockholder value. We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for individual compensation paid to certain executive officers to the extent the compensation exceeds $1 million in any year. Prior to the tax reform legislation enacted in December 2017, an exception to the limit on deductibility applied with respect to “qualified performance-based compensation,” which generally included compensation paid pursuant to a stockholder-approved plan that was earned or became vested based on meeting pre-established, objective performance goals. Our Cash Incentive Plan, 2008 Stock Incentive Plan, and 2012 Equity Incentive Plan all have been approved by our shareholders. These plans were intended to enable the Company to make awards of “qualified performance-based compensation” and to therefore preserve, to the extent practicable, the tax deductibility of incentive awards under Section 162(m). Following the tax reform legislation, no new awards under these plans can be treated as “qualified performance-based compensation”; however, outstanding grants made prior to the tax reform legislation may continue to be treated as “qualified performance-based compensation” under certain transition rules in the tax reform legislation. As part of its role, the Compensation Committee reviews and considers the financial reporting and income tax deductibility of the compensation of our executive officers. Our policy is to utilize available tax deductions whenever appropriate (including availing ourselves of the 162(m) transition rules in the 2017 tax reform legislation) and consistent with our compensation philosophy and objectives. However, the Compensation Committee retains the discretion to provide compensation to our executive officers that may not be fully deductible. Changes in tax legislation will be considered as the Compensation Committee administers compensation arrangements in the future. Going forward, we intend to design compensation programs that recognize a range of performance criteria important to our success, even though compensation paid under such programs may not be deductible.
Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.
Section 409A of the Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any penalty taxes or interest that may be imposed under Section 409A of the Code.
Compensation Risk Assessment
The Compensation Committee believes that its approach to choosing performance metrics and threshold, target and maximum performance levels and evaluation of performance results mitigates the potential for excessive risk-taking that could harm our value or reward poor judgment by our executives. The Compensation Committee believes that our executive compensation program reflects sound risk management practices and provides a reasonable balance between short-term and long-term objectives. For example, with respect to our incentive compensation programs, the metrics that determine vesting for our performance shares and performance cash units are Company-wide metrics only. In addition, the performance criteria reviewed by our Compensation Committee in determining cash bonuses are Company-wide, and our Compensation Committee has authority to exercise negative discretion over annual cash bonus payments under our Cash Incentive Plan. The Compensation Committee believes that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and its shareholders. The multi-year vesting of our equity awards and our use of a combination of restricted stock and performance cash units for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk. Further, the Company’s Clawback Policy, as discussed below, mitigates excessive risk-taking, and the Company’s stock ownership guidelines for directors and Covered Executives, as discussed above, further aligns the interests of the directors and Covered Executives with those of our shareholders. In 2019, the Compensation Committee’s independent compensation consultant conducted a formal risk assessment of all executive compensation programs. The findings indicated that our compensation program mitigates the potential for excessive risk taking. There have been no significant changes since 2019 that would affect this risk assessment.
Clawback / Forfeiture Provisions
In 2014, the Company approved and implemented a formal Clawback Policy in accordance with the expected requirements of the Dodd-Frank Act. A copy of the Clawback Policy is posted on our website at www.hpres.com. Under our Clawback Policy, the Company will recover any annual cash bonus or other incentive-based or equity-based compensation received by our Covered Employees (as defined in the Clawback Policy), and any profits they realize from the sale of securities during the relevant periods in the event of an accounting restatement due to our material noncompliance as a result of misconduct with any financial reporting requirement under securities laws. Further, under our Clawback policy, the Company would also pursue other available remedies against them or other employees engaged in illegal activities. All awards granted under our 2012 Equity Incentive Plan since adoption of the Clawback Policy are subject to the policy.
Anti-Hedging and Anti-Pledging Provisions
Our insider trading policies applicable to the NEOs, other officers and directors prohibit transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market, as well as short sales of our securities.
In addition, the NEOs and others subject to this policy may not hold Company securities in a margin account, and may not, without prior approval, pledge Company securities as collateral for any other loan. An exception to this prohibition may be granted in the case of a non-margin loan where the person is able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. No exceptions have been granted, and we are not aware of any of our shares being pledged by the NEOs.
CONCLUSION
The Compensation Committee believes the design of our executive compensation program effectively aligns the interests of our executives with the interests of our shareholders. Further, our executive compensation program is subject to a comprehensive governance process involving only independent directors. The Committee will continue to review our executive compensation program, policies and processes and periodically make modifications to maintain alignment with Company performance, shareholder expectations and prevailing competitive and governance practices.
* * * * *

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the compensation paid or accrued to the NEOs for the fiscal years ended December 31, 2019, December 31, 2018, and December 31, 2017.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
R. Scot Woodall Chief Executive Officer and President	2019	$593,000	$3,877,028	$326,150	$74,390	$4,870,568
	2018	$590,923	$2,976,193	$744,750	$99,870	$4,411,736
	2017	$572,115	$2,464,891	$862,500	$78,509	$3,978,015
Paul W. Geiger, III Chief Operating Officer(4)	2019	$425,573	$1,152,595	$206,019	$26,891	$1,811,078
	2018	$198,289	$1,152,139	$250,150	$11,562	$1,612,140
Troy L. Schindler Senior Vice President, Operations(5)	2019	$245,335	$530,179	$—	$1,384,289	$2,159,803
	2018	$335,211	$556,126	$143,786	$48,049	$1,083,172
	2017	$325,817	$596,219	$372,261	$35,970	$1,330,267
William M. Crawford Chief Financial Officer	2019	$374,687	$1,016,459	$165,418	$41,727	$1,598,291
	2018	$341,717	$806,286	$351,384	$40,690	$1,540,077
	2017	$285,284	$523,211	$267,930	$30,734	$1,107,159
Kenneth A. Wonstolen Senior Vice President, General Counsel; and Corporate Secretary	2019	$351,046	$718,735	$145,295	$23,578	$1,238,654
	2018	$341,197	$659,666	$290,942	$22,732	$1,314,537
	2017	$333,423	$612,144	$271,022	$21,269	$1,237,858

(1)
The amounts reported in this column reflect the grant date fair value of restricted stock awards and performance cash unit awards, as calculated in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” For additional information concerning our application of FASB ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The amounts shown disregard the estimate of forfeitures related to service-based vesting conditions. The grant date fair value of restricted stock awards and performance cash unit awards granted to our NEOs is as follows for 2019:

Name	Shares of Restricted Stock ($)(a)	Performance Cash Units ($)(b)(c)	Total ($)
R. Scot Woodall	$1,694,595	$2,182,433	$3,877,028
Paul W. Geiger, III	$503,783	$648,812	$1,152,595
Troy L. Schindler	$231,734	$298,445	$530,179
William M. Crawford	$444,280	$572,179	$1,016,459
Kenneth A. Wonstolen	$314,149	$404,586	$718,735

(a)
These awards are measured at grant date fair value based on the closing price of the Company’s common stock on February 6, 2019 ($132.00 per share).

(b)
These awards are measured using a Monte Carlo valuation on the date of grant.

(c)
The maximum potential grant date fair values of the performance cash units, assuming that each individual ultimately earned 200% of the total number of units granted, are as follows: Mr. Woodall – $4,364,866; Mr. Geiger – $1,297,624; Mr. Schindler – $596,890; Mr. Crawford – $1,144,358; Mr. Wonstolen – $809,172. However, Mr. Schindler separated from the Company effective September 13, 2019 and forfeited this award.

(2)
The amounts reported in the “Non-Equity Incentive Plan Compensation” column consist of (i) amounts earned and awarded under the Performance Cash Bonus Plan in the year indicated, paid in the subsequent year.

(3)
The amounts reported in the “All Other Compensation” column consist of (i) reimbursements for wellness (maximum of $1,120 per year per NEO) and parking (maximum of $2,580 per year per NEO); (ii) the amounts listed below relating to our 401(k) matching contributions; (iii) the amounts listed below of our discretionary Company contributions made to our NEOs under the Bill Barrett Corporation Executive Nonqualified Excess Plan (the “2010 Deferred Compensation Plan”);(iv) the amounts listed below relating to long-term disability supplemental insurance for 2019; and (v) amounts paid to Mr. Schindler pursuant to an existing change in control severance protection agreement.

Name	401(k) Matching Contributions	NQDC Matching Contributions	Long-Term Disability Supplemental
R. Scot Woodall	$16,800	$45,465	$9,545
Paul W. Geiger, III	$16,800	$2,100	$5,411
Troy L. Schindler	$16,800	$7,656	$2,627
William M. Crawford	$16,800	$19,264	$3,083
Kenneth A. Wonstolen	$16,800	$—	$4,198

(4)
Mr. Geiger first became a named executive officer during the year ended December 31, 2018; however, he was mistakenly omitted from the disclosure for 2018 due to an error in calculation. Mr. Geiger’s compensation for 2018 is included here, and was disclosed in a Current Report on Form 8-K dated July 19, 2018.

(5)
Effective September 13, 2019, Mr. Schindler separated from the Company without cause following a change in control. In compliance with SEC disclosure rules, information regarding Mr. Schindler’s compensation is being included in this proxy statement because he was a NEO within the fiscal year ending on December 31, 2019.

Grants of Plan-Based Awards in 2019
During 2019, we granted non-equity and equity awards to the named executive officers as summarized below. For additional information regarding the compensation paid to our named executive officers, including grants of non-equity and equity awards, see the “Compensation Discussion and Analysis” section.
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Scot Woodall
2019 Cash Bonus Plan		$296,500	$593,000	$1,186,000
Restricted Stock Awards	2/6/2019							12,837	$1,694,595
Performance Cash Units	2/6/2019				3,851	12,837	25,674		$2,182,433
Paul W. Geiger, III
2019 Cash Bonus Plan		$191,835	$383,670	$767,340
Restricted Stock Awards	2/6/2019							3,816	$503,783
Performance Cash Units	2/6/2019				1,145	3,816	7,632		$648,812
Troy L. Schindler
2019 Cash Bonus Plan		$112,591	$225,181	$450,362
Restricted Stock Awards	2/6/2019							1,755	$231,734
Performance Cash Units	2/6/2019				527	1,755	3,510		$298,445
William M. Crawford
2019 Cash Bonus Plan		$150,380	$300,760	$601,520
Restricted Stock Awards	2/6/2019							3,365	$444,280
Performance Cash Units	2/6/2019				1,010	3,365	6,730		$572,179
Kenneth A. Wonstolen
2019 Cash Bonus Plan		$132,086	$264,172	$528,344
Restricted Stock Awards	2/6/2019							2,379	$314,149
Performance Cash Units	2/6/2019				714	2,379	4,758		$404,586

(1)
These awards represent performance cash units granted in 2019.

(2)
The amounts in the “Grant Date Fair Value of Stock Awards” column were determined in accordance with FASB ASC Topic 718. Restricted stock awards are measured at grant date fair value based on the closing price of the Company’s common stock on the date of grant. Performance cash units are measured using a Monte Carlo valuation on the date of grant. For additional information concerning our application of FASB ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Outstanding Equity Awards at December 31, 2019
The following table contains information with respect to outstanding equity awards for the named executive officers at December 31, 2019.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Scot Woodall
2012 Incentive Plan(1)	1,264	$106,811
2012 Incentive Plan(2)	3,441	$290,822
2012 Incentive Plan(3)	3,792	$320,436
2012 Incentive Plan(4)	12,837	$1,084,797
2012 Incentive Plan(5)			5,162	$436,233
2012 Incentive Plan(6)			12,837	$1,084,797
Paul W. Geiger, III
2012 Incentive Plan(7)	1,186	$100,315
2012 Incentive Plan(4)	3,816	$322,498
2012 Incentive Plan(8)			1,780	$150,473
2012 Incentive Plan(6)			3,816	$322,498
Troy L. Schindler(9)
William M. Crawford
2012 Incentive Plan(1)	268	$22,671
2012 Incentive Plan(2)	586	$49,539
2012 Incentive Plan(3)	804	$68,017
2012 Incentive Plan(10)	303	$25,683
2012 Incentive Plan(4)	3,365	$284,407
2012 Incentive Plan(5)			879	$74,309
2012 Incentive Plan(11)			455	$38,525
2012 Incentive Plan(6)			3,365	$284,407
Kenneth A. Wonstolen
2012 Incentive Plan(1)	313	$26,526
2012 Incentive Plan(2)	763	$64,460
2012 Incentive Plan(3)	941	$79,579
2012 Incentive Plan(4)	2,379	$201,103
2012 Incentive Plan(5)			1,144	$96,690
2012 Incentive Plan(6)			2,379	$201,103

(1)
These shares of restricted stock were granted on February 6, 2017 and vest 33.3% on February 16, 2018, 2019 and 2020.

(2)
These shares of restricted stock were granted on February 7, 2018 and vest 33.3% on February 16, 2019, 2020 and 2021.

(3)
These shares of restricted stock were originally granted on February 6, 2017 as performance cash units. In March 2018, upon the closing of the Merger, each award of the 2017 performance cash units was converted to a time-based restricted stock award at 100% of the original award. These awards are no longer subject to performance vesting and will become fully vested on February 16, 2020, subject to the holder’s continued employment through such date. For additional information concerning the modification, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(4)
These shares of restricted stock were granted on February 6, 2019 and vest 33.3% on February 16, 2020, 2021 and 2022.

(5)
These performance cash units were granted to the named executive officers on February 7, 2018. Vesting is contingent upon meeting certain market metrics that are selected by the Compensation Committee. The performance units contingently vest on February 16, 2021 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original units to vest based on meeting the performance goals. The performance conditions for the vesting of these units were established by the Compensation Committee in February 2018. For additional information concerning our performance goals, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(6)
These performance cash units were granted to the named executive officers on February 6, 2019. Vesting is contingent upon meeting certain market metrics that are selected by the Compensation Committee. The performance units contingently vest on February 16, 2022 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original units to vest based on meeting the performance goals. The performance conditions for the vesting of these units were established by the Compensation Committee in February 2019. For additional information concerning our performance goals, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(7)
These shares of restricted stock were granted on July 11, 2018 and vest 33.3% on July 15, 2019, 2020 and 2021.

(8)
These performance cash units were granted to Mr. Geiger on July 11, 2018. Vesting is contingent upon meeting certain market metrics that are selected by the Compensation Committee. The performance units contingently vest on February 16, 2021 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original units to vest based on meeting the performance goals. The performance conditions for the vesting of these units were established by the Compensation Committee in February 2018. For additional information concerning our performance goals, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(9)
Effective September 13, 2019, Mr. Schindler separated from the Company without cause following a change in control.

(10)
These shares of restricted stock were granted on May 10, 2018 and vest 33.3% on May 15, 2019, 2020 and 2021.

(11)
These performance cash units were granted to Mr. Crawford on May 10, 2018. Vesting is contingent upon meeting certain market metrics that are selected by the Compensation Committee. The performance cash units contingently vest on February 16, 2021 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original units to vest based on meeting the performance goals. The performance conditions for the vesting of these units were established by the Compensation Committee in February 2018. For additional information concerning our performance goals, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Stock Vested in 2019
The following table sets forth the aggregate dollar value realized by the NEOs upon the vesting of stock awards during the fiscal year ended December 31, 2019.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Scot Woodall	9,209	$1,243,253
Paul W. Geiger, III	594	$47,190
Troy L. Schindler(1)	5,284	$476,073
William M. Crawford	1,604	$213,186
Kenneth A. Wonstolen	1,918	$258,979

(1)
Pursuant to the terms of his change-in-control agreement, Mr. Schindler’s unvested restricted stock awards were vested immediately and his performance cash units were forfeited.

Non-Qualified Deferred Compensation for 2019
Pursuant to the 2010 Deferred Compensation Plan, a participant can contribute up to 90% of a participant’s combined base salary and actual bonus earned, and we will match the participant’s contribution dollar for dollar up to 6% of the amount of the participant’s cash salary and bonus that is in excess of the Annual Compensation Limit under IRC Section 401(a)(17). The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time preselected by the participants, which can include separation from service, death or disability, a change in control, or a set in-service date. The amount of the payouts will be tied to actual investment returns chosen by each participant from a group of investment options selected by the plan committee.
The following table summarizes the NEOs’ contributions, earnings, withdrawals and account balances for the fiscal year ended December 31, 2019 under the 2010 Deferred Compensation Plan:
Name	Executive Contributions in 2019 ($)(1)	Company Contributions in 2019 ($)(2)	Aggregate Earnings (Losses) in 2019 ($)(3)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at December 31, 2019 ($)
R. Scot Woodall	$62,265	$45,465	$227,990	$—	$1,047,705
Paul W. Geiger, III	$2,100	$2,100	$543	$—	$4,743
Troy L. Schindler	$24,456	$7,656	$6,792	$—	$71,298
William M. Crawford	$19,264	$19,264	$2,417	$—	$83,017
Kenneth A. Wonstolen	$—	$—	$—	$—	$—

(1)
The amounts reflected in the “Executive Contributions” column are included in the Summary Compensation Table under “Salary.” The amounts reflected in this column are based on the employee’s elected deferral percentage and eligibility for plan participation. The contributions come from salary and/or bonus and are deposited on a bi-weekly basis.

(2)
The amounts reflected in the “Company Contributions” column are included in the Summary Compensation Table under “All Other Compensation.”

(3)
The amounts reflected in this column are not included in the Summary Compensation Table.

Severance and Change-in-Control Arrangements
Change-in-Control Agreements
We have change-in-control agreements (the “CIC Agreements”) with our NEOs and certain other executives. Each of the CIC Agreements has a term of five years following the effective date of the agreement and provides for the same severance benefits as the previous change-in-control agreements. The following is a summary of the material terms of the CIC Agreements:
•
The CIC Agreements are “double trigger” and provide for certain severance benefits in the event that a a change in control of the Company occurs and an NEO’s employment is terminated within two years after the change in control other than by the Company for “cause” or by the NEO without “good reason.” We believe that providing severance benefits in this situation is appropriate in order to ensure that our NEOs are committed to completing a transaction that may be in the best interests of our shareholders without concerns for their job security.

•
The CIC Agreements provide for the following severance benefits for our NEOs:

•
A lump sum amount equal to three times (in case of Messrs. Woodall, Geiger, Crawford and Wonstolen), or two times (in case of Mr. Schindler), the sum of the NEO’s annualized base salary plus the greater of i) the NEO’s target annual bonus or ii) the average of the actual bonuses earned by the NEO over the three-year period preceding the year of termination;

•
A lump sum amount equal to the greater of i) a pro-rated portion of the NEO’s target annual bonus for the year of termination or ii) a pro-rated portion of the NEO’s annual bonus based on actual performance during the year of termination;

•
A a lump sum amount equivalent to the cost to the Company of the continuation of the NEO’s life, disability, accident, and health insurance, or reasonably equivalent benefits, for the period of 36 months after termination in case of Messrs. Woodall, Geiger, Crawford and Wonstolen and 24 months after termination in case of Mr. Schindler; and

•
A lump sum amount of $12,000 for outplacement services to assist the NEO in obtaining new employment.

•
The CIC Agreements do not include gross-ups for any excise tax under Sections 280G and 4999 of the Code, but include a Section 280G better-off cut-back which provides that in the event the potential payments under the CIC Agreements would constitute “excess parachute payments” within the meaning of Section 280G of the Code, then the amount of the payout would be either (i) a reduced amount equal to $1.00 less than three times the executive’s “base amount” as defined in Section 280G(3) of the Code, or (ii) paid in full, whichever results in the best after-tax amount to the executive.

•
The CIC Agreements also contain an employee non-solicitation covenant applicable for a period of two years following any termination of employment and a confidentiality covenant.

•
Any severance benefits under the CIC Agreement are subject to the NEO’s execution of a general release of claims.

Executive Severance Guidelines and Executive Retirement, Death and Disability Guidelines
In addition to the CIC Agreements, our NEOs are eligible to participate in the Company’s Executive Severance Guidelines and Executive Retirement, Death and Disability Guidelines (the “Severance Policy”), which provide the following guidelines for severance benefits upon termination by the Company without “cause” or by the NEO for “good reason”, payable in cash in equal quarterly installments over the severance period:
•
An amount equal to two times (in case of Mr. Woodall), one and one-half times (in case of Messrs. Geiger, Crawford and Wonstolen) and one times (in case of Mr. Schindler) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) a pro-rated portion of the annual bonus for the year of termination based on target, actual performance or other factors, as determined by the Compensation Committee in its discretion;

•
Continuation of health and welfare benefits for the period of 24 months in case of Mr. Woodall, 18 months in case of Messrs. Geiger, Crawford and Wonstolen and 12 months in case of Mr. Schindler; and

•
Outplacement services for up to three months.

Any payments under the Severance Policy are subject to the discretion of the Compensation Committee and the NEO’s execution of a general release of claims.
Treatment of Incentive Equity Awards
Pursuant to the applicable award agreements, in the event of an NEO’s termination without cause or resignation for good reason not related to a change-in-control:
•
All outstanding stock options and time-vesting restricted stock awards that would have otherwise vested within 12 months of the termination date will immediately vest; provided that any awards granted within 6 months prior to the date of such termination are forfeited upon the date of such termination; and

•
A pro-rated portion of any performance-based awards will immediately vest based on actual TSR through the termination date and at target for financial/operational metrics; provided that any awards granted within 12 months prior to such termination are forfeited upon the date of such termination.

In the event of an NEO’s death, disability or retirement:
•
All outstanding stock options and time-vesting restricted stock awards will immediately vest; and

•
A pro-rated portion of any performance-based awards will vest based on actual performance following the completion of the full performance period;

•
However, in the event of a retirement, any time-vesting restricted stock awards granted within 6 months prior to the date of such termination and any performance-based awards granted within 12 months prior to the date of such termination are forfeited upon the date of such termination.

Upon termination without cause or resignation for good reason following a change in control, all outstanding stock options and time-vesting restricted stock awards will immediately vest. Performance-based awards will vest based on actual performance for TSR through the termination date and at target for financial/operational metrics.
Potential Payments Upon Termination, Including Termination as a Result of a Change-in-Control, as of December 31, 2019
The table below summarizes the estimated payments that would potentially be payable to our NEOs pursuant to the Severance Policy assuming that they incurred a qualifying termination on December 31, 2019. Additionally, the table summarizes estimated payments that would be payable to our NEOs under the CIC Agreements, assuming that their employment terminated on December 31, 2019 within two years following a change in control. No payment would be required in the event of a voluntary termination (other than for good reason, in which event the payments summarized below would apply), a termination by us or our successor for cause, or a termination by us before a change in control (unless the termination was within 180 days prior to the change in control and the transaction that results in the change in control is initiated prior to such termination, in which event the payments summarized below would apply).

Executive	Payment Elements	Resignation for Good Reason or Termination Without Cause(1)	Retirement(1) (9)	Death or Disability(1)	Qualifying Termination in Connection with a Change in Control(2)
R. Scot Woodall
	Cash Severance(3)	$2,372,000	$—	$—	$3,558,000
	Termination Year Bonus(4)	$326,150	$—	$326,150	$593,000
	Equity Awards Acceleration(5)	$942,982	$—	$2,455,288	$2,271,569
	Health & Welfare(6)	$60,999	$—	$—	$102,262
	Outplacement Services(7)	$12,000	$—	$—	$12,000
	Total Benefit	$3,714,131	$—	$2,781,438	$6,536,831
Paul W. Geiger, III
	Cash Severance(3)	$1,214,955	$—	$—	$2,429,910
	Termination Year Bonus(4)	$206,019	$—	$206,019	$383,670
	Equity Awards Acceleration(5)	$160,666	$—	$630,627	$562,776
	Health & Welfare(6)	$45,749	$—	$—	$102,262
	Outplacement Services(7)	$12,000	$—	$—	$12,000
	Total Benefit	$1,639,389	$—	$836,646	$3,490,618
Troy L. Schindler(8)
	Cash Severance(8)	$—	$—	$—	$1,158,548
	Termination Year Bonus(8)	$—	$—	$—	$139,427
	Equity Awards Acceleration(8)	$—	$—	$—	$257,138
	Health & Welfare(8)	$—	$—	$—	$45,531
	Outplacement Services(8)	$—	$—	$—	$12,000
	Total Benefit	$—	$—	$—	$1,612,644
William M. Crawford
	Cash Severance(3)	$1,015,065	$—	$—	$2,030,130
	Termination Year Bonus(4)	$165,418	$—	$165,418	$300,760
	Equity Awards Acceleration(5)	$231,828	$—	$620,343	$571,998
	Health & Welfare(6)	$45,749	$—	$—	$102,262
	Outplacement Services(7)	$12,000	$—	$—	$12,000
	Total Benefit	$1,470,060	$—	$785,761	$3,017,150
Kenneth A. Wonstolen
	Cash Severance(3)	$924,602	$—	$—	$1,849,204
	Termination Year Bonus(4)	$145,295	$145,295	$145,295	$264,172
	Equity Awards Acceleration(5)	$207,304	$436,128	$503,163	$459,032
	Health & Welfare(6)	$34,148	$—	$—	$68,297
	Outplacement Services(7)	$12,000	$—	$—	$12,000
	Total Benefit	$1,323,349	$581,423	$648,458	$2,652,705

(1)
Reflects benefits payable upon a qualifying termination pursuant to the Severance Policy.

(2)
Reflects benefits payable upon a qualifying termination pursuant to the CIC Agreements.

(3)
Pursuant to the Severance Policy, upon termination without cause or resignation for good reason, Mr. Woodall is entitled to receive an amount equal to two times (2x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) an amount equal to the NEO’s target cash bonus in the year in which the termination occurs. Messrs. Geiger, Crawford and Wonstolen are entitled to receive an amount that is one and one-half times (1.5x) the above sum. Pursuant to the CIC Agreements, in the event of termination without cause or resignation for good reason within two years following a change in control, Messrs. Woodall, Geiger, Crawford and Wonstolen are entitled to receive an amount that is three times (3x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) the greater of (A) an amount equal to the NEO’s target cash bonus in the year in which the termination occurs or (B) the average of the actual cash bonus earned in the most recent three years preceding the calendar year of termination.
(4)
Pursuant to the Severance Policy, upon termination due to retirement, death or disability, termination without cause, or resignation for good reason, each NEO is entitled to receive a termination year bonus paid pro-rata at the Compensation Committee’s discretion. The Compensation Committee can choose to pay based on target, actual performance or other factors. The termination year bonus is shown at actual performance for the performance period ended on December 31, 2019. Pursuant to the CIC Agreements, upon termination without cause or a resignation for good reason following a change in control, each NEO is entitled to receive a termination year bonus pro-rata amount equal to the greater of (A) target or (B) actual bonus based on performance for the performance period ended on December 31, 2019. The termination year bonus is shown at target.

(5)
In the event of termination without cause or resignation for good reason, all unvested time-vesting restricted stock awards that would have otherwise vested within 12 months of the termination date will immediately vest unless the award was granted within the last 6 months, in which case they are forfeited. Performance-based awards will immediately vest pro-rata based on actual performance through the termination date, unless the awards were granted within the last 12 months, in which case they are forfeited. In the event of retirement, all unvested time-vesting restricted stock awards will immediately vest unless granted within the last 6 months, in which case they are forfeited. Performance-based awards will vest pro-rata based on actual performance following the completion of the full performance period unless the awards were granted within the last 12 months, in which case they are forfeited. In the event of death or disability, all unvested time-vesting restricted stock awards will immediately vest. Performance-based awards will vest pro-rata based on actual performance following the completion of the full performance period. Upon termination without cause or resignation for good reason following a change in control, all time-vesting restricted stock awards will immediately vest. Performance-based awards will vest based on actual performance through the termination date.

(6)
Pursuant to the Severance Policy, in the event of termination without cause or resignation for good reason, health and welfare benefits will continue for Mr. Woodall for 24 months and for Messrs. Geiger, Crawford and Wonstolen for 18 months. Pursuant to the CIC Agreements, in the event of termination without cause or a resignation for good reason following a change in control, health and welfare benefits will continue for Messrs. Woodall, Geiger, Crawford and Wonstolen for 36 months.

(7)
In the event of a termination without cause or resignation for good reason, whether or not following a change in control, each NEO is eligible to receive outplacement services valued at $12,000.

(8)
Effective September 13, 2019, Mr. Schindler separated from the Company without cause following a change in control. Amounts in the table represent the actual value awarded upon termination.

(9)
Mr. Wonstolen is the only NEO who is retirement eligible.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we have included a comparison of our CEO’s total annual compensation to that of our Median Employee, as defined below.
As of December 31, 2019, our total population consisted of 149 employees (including our CEO). Our CEO to Median Employee is a reasonable estimate calculated in accordance with Item 401(u) of Regulation S-K. We used a consistently applied compensation measure to determine earnings, which included regular pay, bonus, holidays, bereavement, jury duty, overtime, sick pay, vacation, and 401k match. Due to an even number of employees, we took the average of the compensation of the two employees nearest the median. The median annual total compensation for 2019 was $131,183. As disclosed in the Summary Compensation Table, our CEO had annual total compensation of $4,870,568. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 37.1 to 1.
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and applicable law.
Director Compensation
In 2019, our non-employee directors (“Outside Directors”), with the exception of Mr. Gieselman and Mr. Glick, received an annual retainer of $65,000, paid in quarterly installments. The Chair of the Audit Committee received an additional annual retainer of $25,000, the Chair of the Compensation Committee received an additional annual retainer of $15,000, and the chairs of the other standing committees received an additional annual retainer of $10,000. The Non-Executive Chair of the Board received an additional retainer of $75,000, paid in quarterly installments. Pursuant to the terms of the Stockholders Agreement dated March 19, 2018 among the Company, FCEC, and NGP Natural Resources XI, L.P., in lieu of equity compensation, each of Mr. Gieselman and Mr. Glick received cash compensation equal to twice the amount of the annual cash retainer payable to Outside Directors.
For the first two quarters of 2019, Outside Directors could elect to receive all or a portion of their cash compensation in the form of restricted stock units which are settled in shares of common stock after the end of each quarter based on the closing price of the Company’s common stock on the NYSE on the last trading day of the quarter. The Board suspended that option following the end of the second quarter of 2019 in order to preserve shares available for grant in the 2012 Equity Incentive Plan.
Outside Directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees and director education programs.
Outside Directors also receive annual compensation in the form of equity to better align their interests with the interests of our shareholders. The equity portion of the compensation for Outside Directors is paid in the form of restricted stock units having a grant date fair value of $125,000. The restricted stock units are granted to each Outside Director on June 1 of each calendar year (the “Date of Grant”). All restricted stock units are settled in shares of common stock. Unless prior to the Date of Grant the director has elected a later settlement date, the restricted stock units are settled on the earlier to occur of the first anniversary of the Date of Grant or the date that the Outside Director ceases to be a director other than as a result of removal from office. Outside Directors elected other than at an annual meeting of shareholders are eligible for a partial equity award.
Mr. Woodall does not receive any additional compensation for his service as a director.
2019 Director Compensation Table
The table below sets forth the compensation for our Outside Directors for the year ended December 31, 2019.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jim W. Mogg(2)	$107,500	$157,500	$265,000
Mark S. Berg(2)	$32,500	$157,500	$190,000
Scott A. Gieselman	$130,000	$—	$130,000
Craig S. Glick	$130,000	$—	$130,000
Andrew C. Kidd(2)	$48,750	$141,250	$190,000
Lori A. Lancaster(2)	$65,000	$125,000	$190,000
William F. Owens(2)	$75,000	$125,000	$200,000

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Edmund P. Segner, III(2)	$75,000	$125,000	$200,000
Michael R. Starzer(2)	$65,000	$125,000	$190,000
Randy I. Stein(2)	$90,000	$125,000	$215,000
Michael E. Wiley(2)	$80,000	$125,000	$205,000

(1)
This column includes $125,000 for each director other than Mr. Gieselman and Mr. Glick, which is the grant date fair value of the restricted stock unit awards as calculated in accordance with ASC Topic 718, of the portion of each director’s annual compensation paid in the form of restricted stock units. This amount disregards the estimate of forfeitures. For additional information about assumptions see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. This column also includes portions of quarterly director fees and/or committee chair fees for the year ended December 31, 2019 that certain directors elected to receive in the form of restricted stock units as follows: $32,500 for Mr. Mogg, $32,500 for Mr. Berg and $16,250 for Mr. Kidd.

(2)
As of December 31, 2019, each director held the following number of outstanding restricted stock units:

Name	Restricted Stock Units (#)
Jim W. Mogg	1,336
Mark S. Berg	1,336
Scott A. Gieselman	—
Craig S. Glick	—
Andrew C. Kidd	1,336
Lori A. Lancaster	1,336
William F. Owens	3,222(a)
Edmund P. Segner, III	3,337(a)
Michael R. Starzer	1,336
Randy I. Stein	1,336
Michael E. Wiley	1,336

(a)
Includes 1,886 restricted stock units for Mr. Owens and 2,001 restricted stock units for Mr. Segner that have vested, but both directors chose to defer the settlement until a later date.

Review and Approval of Related Party Transactions
Pursuant to the terms of its Charter, the Audit Committee shall review, and approve, deny or ratify all related party transactions. Related party transactions are strongly discouraged. All proposed related party transactions are disclosed to, and subject to approval by, the Audit Committee, and are considered on a case-by-case basis.
In connection with a crude oil gathering project initiated in the fourth quarter of 2018, the Company entered into discussions with Outrigger Energy (“Outrigger”) for in-field crude gathering services. Outrigger is majority owned by an affiliate of NGP, and the transaction was identified as a potential related party transaction as a result of NGP’s affiliation with FCEC, which owns more than five percent of the Company’s voting securities. The Audit Committee reviewed the terms of the transaction. Based on the fact that multiple bids from unaffiliated vendors were solicited, received, and reviewed, and the terms of the proposed transaction taken as a whole are fair and reasonable to the Company, the Audit Committee approved the transaction with Outrigger. The Company paid $753,858 to Outrigger during 2019 for crude gathering services.

Director Independence
The Board of Directors assesses directors’ independence each year, and periodically as circumstances change. A director cannot be considered independent unless the Board affirmatively determines that such director does not have any material relationship with the Company, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE. The Board affirmatively determined that eight of the twelve directors serving at the end of fiscal year 2019 are “independent” as that term is defined by NYSE rules, i.e., Messrs. Berg, Kidd, Mogg, Owens, Segner, Stein, and Wiley, and Ms. Lancaster. Of the eight directors nominated for re-election at the annual meeting, the Board has determined that five are independent under NYSE rules: Messrs. Berg, Mogg, Segner, and Stein, and Ms. Lancaster.
All members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are considered independent, and otherwise satisfy NYSE listing standards.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.
Based solely on our review of copies of the reports filed with the SEC and written representations from such reporting persons, we believe that during the fiscal year ended December 31, 2019, all officers, directors and shareholders owning more than 10% of the Company’s common stock filed the reports required by Section 16(a) on a timely basis.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics governing business conduct and relevant actions of our officers, directors, employees, and certain other persons who have relationships or dealings with us. The Code of Business Conduct and Ethics includes our code of ethics for senior financial management. The Code of Business Conduct and Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial, or other matters, and provides a mechanism for submitting any concerns or questions either to our General Counsel or to a third party monitored hotline service. A current copy of the Code of Business Conduct and Ethics is posted on our website at www.hpres.com and a printed copy may be obtained by sending a request to our Corporate Secretary at our corporate headquarters. Any waiver of a provision of the Code of Business Conduct and Ethics that applies to our directors or executive officers is required to be approved by the Board or the Nominating and Corporate Governance Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and the NYSE, and will be posted on our website.
Audit Committee Report
The primary purpose of the Audit Committee, which is discussed in detail in its Charter, is to (a) select, oversee and evaluate the Company’s independent registered public accounting firm, (b) oversee and evaluate the Company’s internal audit function, and (c) provide assistance to the Board in fulfilling its oversight responsibility with respect to:
•
the integrity of the Company’s financial statements;

•
the Company’s independent registered public accounting firm’s independence and qualifications;

•
the performance of the Company’s internal audit function and independent public accountants;

•
the Company’s compliance with legal and regulatory requirements related to financial reporting;

•
the preparation of required disclosures for the Company’s financial statement filings with the SEC; and

•
the evaluation as to whether the Company has effective processes for risk assessment and risk management.

Our Board has determined that both Mr. Stein and Mr. Segner meet the qualifications of an “audit committee financial expert” as defined by SEC rules. The Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE and SEC rules.
Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for: 1) performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon; and 2) performing an audit of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Audit Committee uses the Company’s internal audit department to assist with these responsibilities. The internal audit department has unrestricted access to the Audit Committee and regularly meets with the Audit Committee in executive sessions without management present.
The Audit Committee has reviewed and discussed the Company’s audited financial statements and related internal controls with management. It has also discussed with Deloitte & Touche LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board, including Auditing Standard No. 16 (Communication with Audit Committees). Additionally, Deloitte & Touche LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed Deloitte & Touche LLP’s independence with management and the independent registered public accounting firm. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2019.
Based on the Audit Committee’s discussions with management and Deloitte & Touche LLP and its review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended to the Board that the Company’s 2019 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.
The Audit Committee
Randy I. Stein, Chair
Andrew C. Kidd
Lori A. Lancaster
Edmund P. Segner, III
Michael E. Wiley

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement. This is sometimes referred to as “say-on-pay”. In accordance with the preferences of our shareholders as expressed at our 2017 annual meeting of shareholders, we are providing shareholders with the opportunity to approve the compensation of our named executive officers at each annual meeting of shareholders.
Approximately 98.6% of those shareholders casting votes at our 2019 annual meeting of shareholders (excluding abstentions and broker non-votes) voted to approve our executive compensation as described in the proxy statement for the 2019 annual meeting of shareholders.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to encourage growth in our oil and natural gas reserves, production, cash flow, and profitability while focusing on controlling costs and achieving attractive returns on capital in order to enhance long-term shareholder value.
This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our NEO compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.
The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively is required to approve this Proposal No. 2. Broker non-votes and abstentions will have no effect on the outcome of the proposal.
Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed the firm of Deloitte & Touche LLP, 1601 Wewatta Street, Suite 400, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the year ending December 31, 2020. Services provided to us by Deloitte & Touche LLP during 2019 are described under “Fees to Independent Auditors” below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.
Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in reviewing the integrity of financial controls and reporting. Notwithstanding its selection, the

Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of our shareholders and the Company. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of the votes cast affirmatively or negatively. Abstentions will have no effect on the outcome of the proposal. There will be no broker non-votes on this proposal because it is considered a routine matter.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. PROXIES WILL BE VOTED “FOR” THE PROPOSAL UNLESS OTHERWISE SPECIFIED.
Fees to Independent Auditors
The following table presents aggregate fees billed or expected to be billed by Deloitte & Touche LLP for the last two fiscal years (in thousands):
	2019	2018
Audit Fees (1)	$645,000	$740,000
Audit-Related Fees (2)	—	200,000
Tax Fees	—	—
All Other Fees (3)	1,977	2,793
Total Fees	$646,977	$942,793

(1)
Includes aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, and the audit of our internal controls as required under the Sarbanes-Oxley Act of 2002.

(2)
Includes reviews of registration statements and related consents and comfort letters as well as audit services related to mergers and acquisitions and oil and gas property acquisitions and divestitures.

(3)
Includes an annual subscription for certain research software.

Audit Committee Pre-Approval
Our Audit Committee Charter provides that either: (1) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimis exceptions for other than audit, review, or attest services that are approved by the Audit Committee prior to completion of the audit; or (2) the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for services in 2019 and 2018.
PROPOSAL NO. 4: APPROVAL OF THE SECOND AMENDMENT TO THE HIGHPOINT RESOURCES CORPORATION 2012 EQUITY INCENTIVE PLAN
Share and per share data within Proposal No. 4 have not been updated to reflect the 1-for-50 reverse stock split effected by the Company on October 30, 2020.
In February 2020, our Board of Directors voted unanimously to approve, and to recommend to our stockholders that they approve, the Second Amendment (the “Second Amendment”) to the HighPoint Resources Corporation 2012 Equity Incentive Plan (as amended from time to time, the “2012 Plan”).
Background and Previous Amendment
The 2012 Plan is an omnibus equity incentive plan that was originally adopted by Bill Barrett Corporation (the predecessor of the Company) and approved by stockholders effective as of May 10, 2012.

The 2012 Plan was formally amended in 2018 in connection with the Agreement and Plan of Merger, dated as of December 4, 2017, by and among Bill Barrett Corporation (the predecessor of the Company) and certain other parties, and that first amendment to the 2012 Plan was previously approved by the Company’s stockholders on March 16, 2018.
Rationale for the Second Amendment
The 2012 Plan is the only plan under which equity-based compensation may currently be awarded to our officers, employees, directors and consultants. The share reserve under the 2012 Plan is depleted and now needs to be replenished in order to enable the Compensation Committee to provide future grants of equity-based awards to our employees and non-employee directors. If the Second Amendment is approved by our stockholders, it will increase the shares available under the 2012 Plan by an additional 11,405,000 shares, extend the term of the Plan, and make certain other conforming changes to the Plan. The Second Amendment will become effective upon approval by our stockholders. If our stockholders do not approve the Second Amendment, the 2012 Plan, as previously amended by the first amendment, will remain in effect in its current form, subject to its expiration date. However, there will be insufficient shares available under the 2012 Plan to make annual awards in the coming years. In this event, the Compensation Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate key employees and non-employee directors.
The Board believes that the Second Amendment is necessary in order to allow the Company to continue to attract, retain and motivate employees, to utilize equity awards, including performance equity awards, and to further align the interests of our employees and non-employee directors with those of our stockholders.
The 2012 Plan contains key features to protect the interests of our stockholders, which include the following:
•
No Evergreen Share Increases.   There is no annual increase in the number of shares available for issuance under the 2012 Plan.

•
No Liberal Share Recycling.   The 2012 Plan does not allow the reuse of shares withheld or delivered to satisfy the exercise price or tax obligations with respect to any awards.

•
Dividend Restrictions on Unvested Awards.   Any dividends, distributions, or dividend equivalents payable with respect to the unvested portion of an award will be subject to the same restrictions applicable to the underlying shares, units, or share equivalents.

•
Minimum Vesting Requirements.   Awards under the 2012 Plan will be subject to a minimum vesting period of one year, subject to certain limited exceptions.

•
No Repricing.   The 2012 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•
No In-the-Money Option or Stock Appreciation Right Grants.   The 2012 Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of HighPoint common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•
Independent Administration.   The Compensation Committee, which consists of only independent directors, will have overall administrative authority over the 2012 Plan, and only this committee may make awards to executive officers and directors.

•
Compensation Recovery Policy.   Awards under the 2012 Plan to our executive officers are subject to the Company’s Executive Compensation Clawback Policy, which can be found at https://www.hpres.com/wp-content/uploads/2018/05/6_Clawback-Policy_May-2018.pdf.

Immediately following this proposal is a summary of the material provisions of the 2012 Plan. This description is qualified in its entirety by the full text of the 2012 Plan as modified by this Second Amendment, which is included as APPENDIX A to this Proxy Statement.

Summary of Key Stock Plan Data
•
Share Usage

The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years:
	2019	2018	2017
Stock Options/ Stock Appreciation Rights (SARs) Granted	—	—	—
Stock-Settled Time-Vested Restricted Shares/ Units Granted	2,490,784	1,412,053	985,007
Stock-Settled Performance-Based Shares/ Units Earned *	—	—	166,023
Weighted-Average Basic Common Shares Outstanding	210,391,669	188,299,074	76,858,815	3-Year Average
Share Usage Rate	1.2%	0.7%	1.5%	1.1%

*
With respect to performance-based shares/ units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based shares/units granted during the foregoing three-year period were as follows: zero shares in 2019, zero shares in 2018 and zero shares in 2017. The Company has not granted any performance-based share/ unit awards since 2014.

•
Overhang as of March 2, 2020

The following table sets forth certain information as of March 2, 2020, unless otherwise noted, with respect to the Company’s equity compensation plans:
Stock Options/ SARs Outstanding	—
Weighted-Average Exercise Price of Outstanding Stock Options/ SARs	—
Weighted-Average Remaining Term of Outstanding Stock Options/ SARs	—
Total Stock-Settled Full-Value Awards Outstanding	4,339,896
Shares Available for Grant under the 2012 Plan (prior to the Second Amendment)	267,750
Additional Shares Being Requested Under the Second Amendment	11,405,000
Proposed Share Reserve for New Grants under the 2012 Plan Assuming the Second Amendment is Approved by Stockholders*	11,672,750
Basic common shares outstanding as of the record date, March 2, 2020	211,530,663

*
The proposed share reserve is subject to reduction for any awards granted under the 2012 Plan after March 2, 2020.

•
Dilution and Expected Duration

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities. The total fully-diluted overhang as of March 2, 2020 would be 7.04%, assuming the Second Amendment is approved. In this context, fully-diluted overhang is calculated as the sum of grants outstanding plus shares available for grant prior to the Second Amendment and the proposed share reserve for future awards (numerator), divided by the sum of the numerator and basic common shares outstanding, with all data effective as of March 2, 2020. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.
We expect that the share reserve under the 2012 Plan, if this proposal is approved by our stockholders, will be sufficient for awards for approximately three years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the 2012 Plan’s share reserve due to forfeitures; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.
Implementing the Second Amendment to the 2012 Plan
If this proposal is approved at the 2020 Annual Meeting, the Second Amendment, as incorporated into the 2012 Plan attached hereto as APPENDIX A, will become effective. If the proposal is not approved at the 2020 Annual Meeting, then the 2012 Plan, as previously amended by the first amendment, will continue as currently in effect.
Summary of 2012 Plan (as amended by the proposed Second Amendment)
Introduction
The Second Amendment authorizes 11,405,000 of additional shares of HighPoint common stock for new grants under the 2012 Plan from and after the effective date of the Second Amendment, less any shares subject to awards granted under the 2012 Plan on or after March 2, 2020 and prior to the effective date of the Second Amendment. As of March 2, 2020, there were 267,750 shares of common stock remaining available for future grants under the 2012 Plan. Additionally, as of March 2, 2020, there were 4,339,896 shares of HighPoint common stock subject to outstanding awards under the 2012 Plan. The number of shares available for grant under the 2012 Plan will be increased by the number of shares subject to awards made under the 2012 Plan (and awards under prior plans) that expire, are forfeited, or are settled in cash.
Under the terms of the 2012 Plan, the pool of shares available for issuance may be used for all types of equity awards available under the 2012 Plan, which include stock options, stock appreciation rights (“SARs”), restricted stock awards, stock unit awards, and other stock-based awards, as described in more detail below.
Stockholder Approval Requirement; Second Amendment Effective Date
Stockholder approval of the amendment to the 2012 Plan is necessary in order for us to (i) meet the stockholder approval requirements of the NYSE, and (ii) grant incentive stock options under the 2012 Plan. The Second Amendment would become effective upon approval by our stockholders. If our stockholders do not approve the Second Amendment, the 2012 Plan, as previously amended by the first amendment, will remain in effect in its current form, subject to its expiration date.
Eligible Participants
Officers, employees, consultants, and advisors of HighPoint or any subsidiary, as well as all non-employee directors of HighPoint, are eligible to receive awards under the 2012 Plan. As of March 2, 2020, there were approximately 160 persons employed by HighPoint and its subsidiaries, no persons providing service to HighPoint and its subsidiaries as contractors and 11 non-employee members of the Board, all of whom, other than two non-employee directors, would be eligible to receive awards under the 2012 Plan. Although not necessarily indicative of future grants under the 2012 Plan, approximately 47% of the eligible recipients, all of whom were employees and directors of HighPoint, were granted awards under HighPoint’s existing equity plans in 2019.
Administration
The 2012 Plan will be administered by the Compensation Committee. To the extent consistent with applicable law, the Compensation Committee may delegate its duties, power, and authority under the 2012 Plan to any of its members, to officers of HighPoint with respect to awards to participants who are not directors or executive officers of HighPoint, or, in connection with non-discretionary administrative duties, to one or more agents or advisors.
The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares or amount of cash covered by each award, and the terms and conditions of the awards. The Compensation Committee may also establish and modify rules to administer the 2012 Plan, interpret the 2012 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2012 Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2012 Plan also prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR without prior approval of HighPoint’s stockholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, cancelling an underwater option or SAR and granting in exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR.
Subject to certain limits in the 2012 Plan, the Compensation Committee may also establish subplans or modify the terms of awards under the 2012 Plan with respect to participants resident outside of the U.S. or employed by a non-U.S. subsidiary to comply with local legal requirements or meet the objectives of the 2012 Plan.
Available Shares and Limitations on Awards
Upon the effectiveness of the Second Amendment, a maximum of 11,672,750 shares of common stock will be available for new grants under the 2012 Plan, less any shares subject to awards granted under the 2012 Plan on or after March 2, 2020 and prior to the effective date of the Second Amendment. Additionally, as of March 2, 2020, there were 4,339,896 shares of HighPoint common stock subject to outstanding awards under the 2012 Plan. The shares of common stock covered by the 2012 Plan are authorized but unissued shares or treasury shares.
Under the terms of the 2012 Plan, no participant may be granted awards covering in excess of 1,500,00 shares during any calendar year. In addition, the number of shares of common stock subject to options or SARs granted to any one participant during a calendar year may not exceed 500,000, and the number of shares subject to performance-based awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code other than options or SARs that may be granted to any one participant during any calendar year may not exceed 500,000 (as discussed below, however, in light of recent legislative changes, we do not expect to make future awards intended so to qualify). The share limitations described above are subject to adjustment for changes in the corporate structure or shares of HighPoint, as described below.
The maximum number of shares subject to awards granted during a single calendar year to any non-employee director, taken together with any cash fees paid during the year to the non-employee director in respect of such individual’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The independent members of the Board may make exceptions to the non-employee director limit for a non-executive chair of the Board; however, the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Payouts of performance-based awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code that are denominated in cash may not exceed $5,000,000 to any one participant during any calendar year (as discussed below, however, in light of recent legislative changes, we do not expect to make future awards intended so to qualify).
Shares of common stock that are issued under the 2012 Plan will reduce the maximum number of shares remaining available for issuance under the 2012 Plan by one share for each share issued or issuable pursuant to an award. Any shares of common stock subject to an award under the 2012 Plan that expires, is forfeited, or is settled or paid in cash will, to the extent of such expiration, forfeiture, or settlement, automatically become available for issuance under the 2012 Plan. However, shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by HighPoint using option exercise proceeds, or any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise may not be used again for new grants.
Awards granted under the 2012 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by HighPoint or any of its subsidiaries (referred to as “substitute awards”) will not reduce the number of shares of common stock authorized for issuance under the 2012 Plan. Additionally, if a company acquired by HighPoint or any of its subsidiaries has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2012 Plan and will not reduce the shares authorized for issuance under the 2012 Plan, but only if the awards are made to individuals who were not employed by or providing services to HighPoint or any of its subsidiaries immediately prior to such acquisition.
Share Adjustment Provisions
If certain transactions with HighPoint’s stockholders occur that cause the per share value of the common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Compensation Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2012 Plan, (ii) outstanding awards as to the class, number of shares, and price per share, and (iii) award limitations prescribed by the 2012 Plan. Other types of transactions may also affect the common stock, such as reorganizations, mergers, or consolidations. If there is such a transaction and the Compensation Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2012 Plan, the Compensation Committee will make such adjustments as it may deem equitable.
Types of Awards
The 2012 Plan allows HighPoint to award eligible recipients stock options, SARs, restricted stock awards, stock unit awards, other stock-based awards, and cash incentive awards. These types of awards are described in more detail below.
Stock Options.   Employees may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, which we refer to as “non-statutory options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2012 Plan as of any date means the closing sale price for a share of common stock on the NYSE (or other applicable stock exchange on which the common stock trades) on that date. As of March 2, 2020, the closing sale price of a share of HighPoint common stock on the NYSE was $0.73.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to HighPoint (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by HighPoint. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant.
The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-statutory options. Subject to the adjustment provisions of the 2012 Plan, the maximum number of shares that may be granted pursuant to options intended to be incentive stock options will be equal to the number of shares available for grant under the 2012 Plan of the date on which HighPoint stockholders approve the amendment to the 2012 Plan.
SARs.   A SAR is the right to receive a payment from HighPoint, in the form of shares of common stock, cash, or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2012 Plan, as may be determined by the Compensation Committee. The Compensation Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.
The exercise price per share of a SAR will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR will vest and become exercisable at such time, in such installments, and subject to such conditions as may be determined by the Compensation Committee, and no SAR may have a term greater than 10 years from its date of grant.
Restricted Stock Awards.   A restricted stock award is an award of common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, HighPoint or a subsidiary for a certain period or that the participant or HighPoint (or any subsidiary or business unit of HighPoint) satisfy specified performance criteria. Unless otherwise specified in the 2012 Plan or by the Compensation Committee, a participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote the shares of restricted stock.
Stock Unit Awards.   A stock unit award is a right to receive the fair market value of one or more shares of common stock, payable in cash, shares of common stock, or a combination of both, that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2012 Plan, as may be determined by the Compensation Committee.
Other Stock-Based Awards.   The Compensation Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in common stock under the 2012 Plan. The Compensation Committee has complete discretion in determining the terms and conditions of such awards.
Cash Incentive Awards.   The Compensation Committee may grant performance-based awards that are settled in cash or other forms of awards under the 2012 Plan or a combination thereof. The Compensation Committee has complete discretion in determining the amount and terms and conditions of such awards.
Dividends and Dividend Equivalents
Under the 2012 Plan, no dividends or dividend equivalents are payable with respect to options or SARs. In addition, with respect to any award under the 2012 Plan that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that such award is outstanding, such dividends (or dividend equivalents) will either (i) not be paid or credited with respect to the award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and will only be paid at the time or times such vesting requirement(s) are satisfied.
Minimum Vesting Requirement
The 2012 Plan provides that, subject to certain limited exceptions, equity-based awards granted under the 2012 Plan will have a minimum vesting period of at least one year measured from the date the award is granted. The Compensation Committee may, however, grant equity-based awards without regard to this minimum vesting period with respect to a maximum of 5% of the available share reserve authorized for issuance under the 2012 Plan.
Term and Amendment of the 2012 Plan
Unless terminated earlier, the 2012 Plan will terminate on the tenth anniversary of the effective date of the Second Amendment. Awards outstanding under the 2012 Plan at the time it is terminated may continue to be exercised, earned, or become free of restriction, according to their terms. The Board may suspend or terminate the 2012 Plan or any portion of it at any time. The Board may amend the 2012 Plan from time to time, but no amendments to the 2012 Plan will be effective without stockholder approval if such approval is required under applicable laws or regulations or under the rules of the NYSE (or other applicable stock exchange), including stockholder approval for any amendment that seeks to modify the prohibition on underwater option re-pricing discussed above.
Termination, suspension, or amendment of the 2012 Plan will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.
Transferability of Awards
In general, no right or interest in any award under the 2012 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a qualified domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.
Performance-Based Compensation under Section 162(m)
The 2012 Plan provided the Compensation Committee with the ability to grant restricted stock, stock unit, other stock-based awards, or cash incentive awards to employees who were or may have been “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, that were intended to be “performance-based compensation” within the meaning of Section 162(m). Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Compensation Committee for the performance period are satisfied. Options and SARs granted under the 2012 Plan did not need to be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes. These provisions remain intact in the 2012 Plan, although the Tax Reform and Jobs Act of 2017 generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Section 162(m) for tax years commencing after December 31, 2017, and we therefore do not expect to make future awards intended to qualify for this treatment. We expect that awards granted under the 2012 Plan prior to November 2, 2017 that were intended to qualify as “performance-based compensation” will generally remain eligible for deduction under that exception pursuant to a provision of the Tax Reform and Jobs Act providing relief for existing binding agreements, and the proposed 2012 Plan amendment is intended not to modify the rules applicable to such existing awards in a manner that would result in such deduction ceasing to be available.
The pre-established performance goals set by the Compensation Committee for performance-based awards intended to qualify as “performance-based compensation” for Section 162(m) must be based on one or more of the following performance criteria specified in the 2012 Plan: revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations; funds from operations per share; operating income; pre-or after-tax income; production levels; proved, probable and/or possible reserve levels and/or additions; discounted present value of proved, probable and/or possible reserves; cash available for distribution; cash available for distribution per share; net earnings; earnings per share; return on equity; return on assets; share price performance; improvements in HighPoint’s attainment of expense levels; implementation or completion of critical projects; return on capital employed; debt, credit or other leverage measures or ratios; capital expenditures; finding and development costs; property or mineral leasehold acquisitions or disposition; improvement in cash flow, either before or after tax; and any combination or derivation of any of the foregoing.
For compensation intended to qualify as “performance-based compensation” under Section 162(m), the Compensation Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon corporate, group, unit, division, subsidiary or individual performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures. For such compensation, the Compensation Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Compensation Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.
Change in Control
For purposes of the 2012 Plan, the following terms have the meanings indicated:
•
A “Change in Control” generally occurs if (i) subject to certain exceptions, a person or group acquires 30% or more of HighPoint’s outstanding voting power or outstanding shares, (ii) certain changes occur in the composition of the board of directors, or (iii) a Corporate Transaction (described below) is consummated (unless HighPoint’s voting securities immediately prior to the transaction continue to represent a majority of the voting power of HighPoint or the surviving entity immediately after the transaction).

•
A “Corporate Transaction” means (i) a reorganization, merger, statutory share exchange or consolidation of HighPoint, or (ii) a sale or disposition of all or substantially all of the assets of HighPoint in one or a series of transactions.

If a Change in Control that involves a Corporate Transaction occurs, then the consequences will be as described below unless the Compensation Committee provides otherwise in an applicable award agreement:
•
Unless the Compensation Committee elects to provide for the continuation, assumption, or replacement of any outstanding award or a cancellation in exchange for a payment, each as described below, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the Corporate Transaction and will then terminate at the effective time of the Corporate Transaction and (ii) all other awards will fully vest immediately prior to the effective time of the Corporate Transaction. In the case of performance-based awards, the number of shares that become fully exercisable or fully vested or the settlement amount of a cash incentive award, as the case may be, will be calculated by deeming all performance measures to have been satisfied at targeted performance, unless the Compensation Committee determines that vesting at a level in excess of the targeted performance is appropriate.

•
The Compensation Committee may instead provide that, if and to the extent that outstanding awards are not accelerated, the surviving or successor entity may continue, assume, or replace awards outstanding as of the date of the Corporate Transaction. The Compensation Committee may further provide that if any outstanding award is continued, assumed or replaced by the surviving or successor entity in connection with such Corporate Transaction, and if within a specified period of time after the Change in Control a participant’s employment or other service is involuntarily terminated without cause, then (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for a period of time determined by the Compensation Committee, and (ii) each of the participant’s unvested restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards will fully vest.

•
Alternatively, the Compensation Committee may elect to terminate awards upon a Corporate Transaction in exchange for a payment with respect to each equity award in an amount equal to the excess, if any, between the fair market value of the consideration to be received in the Corporate

Transaction for the shares subject to the award immediately prior to the effective date of such Corporate Transaction over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment). In the case of performance-based awards, the number of shares that are subject to an award or the settlement amount of a cash incentive award, as the case may be, will be calculated by deeming all performance measures to have been satisfied at targeted performance, unless the Compensation Committee determines that vesting at a level in excess of the targeted performance is appropriate.
If a Change in Control that does not involve a Corporate Transaction occurs, the Compensation Committee may provide that (i) any award will become fully vested and exercisable upon the Change in Control or upon the involuntary termination of the participant without cause within a specified amount of time following the Change in Control, (ii) any option or SAR will remain exercisable during all or some portion of its remaining term, or (iii) awards will be cancelled in exchange for payments in a similar manner as described above with respect to a Change in Control involving a Corporate Transaction.
Effect of Termination of Employment or Other Services
If a participant ceases to be employed by or provide other services to HighPoint and all subsidiaries, awards under the 2012 Plan then held by the participant will be treated as set forth below unless provided otherwise in the applicable award agreement:
•
Upon termination for cause, all unexercised options and SARs and all unvested portions of any other outstanding awards shall be immediately forfeited.

•
Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards shall be immediately forfeited.

•
Upon termination for any reason other than cause, death, or disability, the currently vested and exercisable portions of options and SARs may be exercised for three months after such termination (or, if earlier, until the original expiration date of the option or SAR); however, if a participant dies during such three-month period, the vested and exercisable portions of the options and SARs may be exercised for one year after the date of termination (or, if earlier, until the original expiration date of the option or SAR).

•
Upon termination due to death or disability, the currently vested and exercisable portions of options and SARs may be exercised for one year after such termination (or, if earlier, until the original expiration date of the option or SAR).

U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to HighPoint and to participants subject to U.S. taxation with respect to awards granted under the 2012 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.
Non-Statutory Options.   If a participant is granted a non-statutory option under the 2012 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. HighPoint will generally be entitled to a federal income tax deduction at the time (subject to other limitations imposed under the Internal Revenue Code, including under Section 162(m) of the Internal Revenue Code, discussed below) and for the same amount as the participant recognizes ordinary income.
Incentive Stock Options.   If a participant is granted an incentive stock option under the 2012 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and HighPoint will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Internal Revenue Code for incentive stock options and the tax consequences described for non-statutory options will apply.
Other Awards.   The current federal income tax consequences of other awards authorized under the 2012 Plan generally follow certain basic patterns. SARs are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Internal Revenue Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards and cash incentive awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to other limitations imposed under the Internal Revenue Code, including under Section 162(m) of the Internal Revenue Code, discussed below.
Section 162(m) of the Internal Revenue Code.   Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000. As noted above, the Tax Reform and Jobs Act of 2017 generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Section 162(m) for tax years commencing after December 31, 2017, and as such, we would not expect awards granted under the 2012 Plan following the effective date of the plan amendment to qualify for the “performance-based compensation” exception. The amendment to the 2012 Plan is not intended to affect the grandfathered status of awards previously granted under the 2012 Plan that were intended to qualify as “performance-based compensation” under Section 162(m).
Section 409A of the Internal Revenue Code.   The foregoing discussion of tax consequences of awards under the amended 2012 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral.
New Plan Awards
No awards will be made under the amended 2012 Plan until after it has been approved by our stockholders. Because all awards under the amended 2012 Plan are within the discretion of the Compensation Committee, neither the number nor the type of future awards under the amended 2012 Plan to be received by or allocated to particular participants or groups of participants is presently determinable.
Vote Required and the Board’s Recommendation
The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve the Second Amendment to the 2012 Equity Incentive Plan proposal. Broker non-votes and abstentions will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 2012 EQUITY INCENTIVE PLAN PURSUANT TO THE SECOND AMENDMENT.
PROPOSAL NO. 5: REVERSE STOCK SPLIT
Share and per share data within Proposal No. 5 have not been updated to reflect the 1-for-50 reverse stock split effected by the Company on October 30, 2020.
General
HighPoint is asking shareholders to adopt and approve a proposed amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split. Our Board has unanimously approved and declared advisable the proposed amendment, and recommends that our shareholders adopt and approve the proposed amendment. The foregoing description of the proposed amendment is a summary and is subject to the full text of the proposed amendment, which is substantially in the form attached to this proxy statement as APPENDIX B (the “Certificate of Amendment”).
If the shareholders approve the proposal, the Board may cause a Certificate of Amendment to be filed with the Delaware Secretary of State, and will effect the Reverse Stock Split only if the Board determines that the Reverse Stock Split would be in the best interests of HighPoint. The Board also may determine in its sole discretion not to effect the Reverse Stock Split and not to file the Certificate of Amendment. No further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split.
The proposed amendment, if effected, will effect a Reverse Stock Split of the outstanding shares of HighPoint’s common stock at a reverse stock split ratio of not less than 1-for-10 and not greater than 1-for-100, and a proportionate reduction in the number of authorized shares of our common stock, with an exact ratio as may be determined by our Board in its sole discretion at a later date. If the shareholders approve this Proposal No. 5, the Board will have the authority to decide, at any time prior to twelve (12) months after the approval at the annual meeting, whether to implement the Reverse Stock Split, and the precise ratio of the Reverse Stock Split within a range of 1-for-10 and 1-for-100. If the Board decides to implement the Reverse Stock Split, the Reverse Stock Split will become effective upon the filing of the Certificate of Amendment, and will be publicly announced by the Board prior to such filing.
As of March 2, 2020, the last practicable day before the printing of these proxy materials, 211,530,663 shares of our common stock were issued and outstanding. The closing price of our common stock on the NYSE on March 2, 2020 was $0.73 per share and over the prior 52 weeks the closing price of our common stock has ranged from $0.68 to $3.02 per share.
Based on the number of shares of our common stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split (and without giving any effect to the payment of cash in lieu of fractional shares), we will have, depending on the Reverse Stock Split ratio selected by our Board of Directors, issued and outstanding shares of stock, and authorized shares of common stock, as illustrated in the table under the caption “Effects of the Reverse Stock Split — Effect on Shares of Common Stock.”
All holders of HighPoint Resources’ common stock would be affected proportionately by the Reverse Stock Split.
No fractional shares of common stock would be issued as a result of the Reverse Stock Split. Instead, any shareholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split will receive cash payments in lieu of such fractional shares. Each shareholder of common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that shareholder did immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in shareholders receiving cash in lieu of fractional shares. The par value of our common stock will continue to be $0.001 per share (see “Effects of the Reverse Stock Split — Reduction in Stated Capital”).
Reasons for the Reverse Stock Split
Reverse Stock Split
The Board of Directors believes that it is in the best interests of the Company and its shareholders to reduce the number of issued and outstanding shares by a ratio within the proposed range of not less than

1-for-10 and not greater than 1-for-100, and a proportionate reduction in the number of authorized shares of our common stock, with an exact ratio as may be determined by our Board in its sole discretion at a later date. Immediately following the completion of the Reverse Stock Split, the number of shares of our common stock issued and outstanding or held in treasury would be reduced from 212,154,421 shares as of March 2, 2020 to a range of 21,215,442 (if a 1-for-10 ratio is chosen) to 2,121,544 (if a 1-for-100 ratio is chosen), depending on the exact exchange ratio chosen by the Board in its sole discretion.
The Board believes implementing the Reverse Stock Split is likely to increase the market price for our common stock as fewer shares will be outstanding. The Board further believes that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split may improve marketability and liquidity of our common stock and may encourage interest and trading in our common stock. The Board further believes that implementing the Reverse Stock Split may facilitate continued compliance with the listing standards of the NYSE, which generally require a listed company to maintain a minimum stock price per share of $1.00.
Further, brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors may also be dissuaded from purchasing lower-priced stocks. A higher stock price after the Reverse Stock Split may reduce this concern.
In evaluating whether or not to recommend that shareholders authorize the Reverse Stock Split, in addition to the considerations described above, the Board took into account various negative factors associated with a reverse stock split. These factors include: the negative perception of reverse stock splits held by some investors, analysts, and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined, with a corresponding decline in market capitalization; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.
Conversely, we believe the current low market price of our common stock impairs its acceptability to important segments of the institutional investor community and the investing public. Many investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. We believe that the low market price of our common stock has reduced the effective marketability of our shares because of the reluctance of many brokerage firms to recommend low-priced stock to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.
Reduction to Authorized Shares
As a matter of Delaware law, the implementation of a reverse stock split does not require a reduction in the total number of authorized shares of our common stock. However, if shareholders adopt and approve the amendment to the Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and the Reverse Stock Split is implemented by HighPoint, the authorized number of shares of our common stock would be proportionately reduced by the Reverse Stock Split ratio determined by the Board.
Criteria to be Used for Determining the Ratio
The ratio of the Reverse Stock Split, if approved and implemented, would be not less than 1-for-10 and not greater than 1-for-100, with an exact ratio as may be determined by our Board in its sole discretion at a later date. The Board believes that shareholder adoption of a range of Reverse Stock Split ratios (as opposed to adoption of a single Reverse Stock Split ratio or a set of fixed ratios) provides maximum flexibility to achieve the purposes of a Reverse Stock Split and, therefore, is in the best interests of the Company. In determining a ratio following the receipt of shareholder adoption, the Board may consider, among other things, factors such as:
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existing and expected marketability and liquidity of our common stock;

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the historical trading price and trading volume of our common stock;

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the number of shares of our common stock outstanding;

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the status of our common stock listing on the NYSE and the listing standards and rule-making process of NYSE and other stock exchanges;

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the then-prevailing market price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading price of and market for our common stock;

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the anticipated impact of the Reverse Stock Split on our ability to raise additional financing;

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the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

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the outlook for oil price volatility and other prevailing general market and economic conditions.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split
We cannot assure you that the proposed Reverse Stock Split will increase our stock price.
We expect that the Reverse Stock Split will increase the per share trading price of our common stock. However, the effect of the Reverse Stock Split on the per share trading price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share trading price of our common stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement the Reverse Stock Split, the per share trading price of our common stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance. If the Reverse Stock Split is consummated and the per share trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. In addition, the market price per share of our shares of common stock post-Reverse Stock Split may not remain in excess of the $1.00 minimum bid price per share as required by the NYSE, or the Company may fail to meet the other requirements for continued listing on the NYSE, including the minimum value of listed securities, resulting in the delisting of our common stock.
The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs.
The liquidity of our common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of our shareholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our common stock as described above.
Effective Time
The effective time of the Reverse Stock Split (the “Effective Time”), if approved by shareholders and implemented by HighPoint, would be the date and time set forth in the Certificate of Amendment that is filed with the Delaware Secretary of State. The exact timing of the filing of the amendment would be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our shareholders.

If, at any time prior to the filing of the Certificate of Amendment with the Delaware Secretary of State, notwithstanding shareholder approval and without further action by the shareholders, the Board, in its sole discretion, determines that it is in HighPoint’s best interests and the best interests of HighPoint’s shareholders to delay the filing of the Certificate of Amendment or abandon the Reverse Stock Split, the Reverse Stock Split may be delayed or abandoned.
Fractional Shares
Shareholders would not receive fractional shares of common stock in connection with the Reverse Stock Split. Instead, the transfer agent would aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those shareholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, shareholders who would have been entitled to a fractional share would instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total proceeds of that sale net of any brokerage costs incurred by the transfer agent to sell such stock.
Shareholders would not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheatment laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.
If you believe that you may not hold sufficient shares of our common stock at the Effective Time to receive at least one share in the Reverse Stock Split and you want to continue to hold HighPoint common stock after the Reverse Stock Split, you may do so by either, (1) purchasing a sufficient number of shares of HighPoint common stock, or, (2) if you have shares of HighPoint common stock in more than one account, consolidating your accounts; in each case, so that you hold a number of shares of our common stock in your account prior to the Effective Time that would entitle you to receive at least one share of common stock in the Reverse Stock Split. Shares of our common stock held in registered form and shares of our common stock held in “street name” (that is, through a broker, bank or other holder of record) for the same shareholder will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.
Effects of the Reverse Stock Split
General
After the Effective Time, each shareholder would own a reduced number of shares of common stock. The principal effect of the Reverse Stock Split would be to decrease the number of outstanding shares of our common stock and proportionately reduce the number of authorized shares of our common stock based on the Reverse Stock Split ratio of not less than 1-for-10 and not greater than 1-for-100, with an exact ratio as may be determined by our Board in its sole discretion at a later date.
Voting rights and other rights of the holders of our common stock would not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described above. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the Reverse Stock Split would generally continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our common stock after the Reverse Stock Split. The number of shareholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.
As discussed above, the Reverse Stock Split would result in a change to our authorized capitalization such that the number of authorized shares of common stock available for issuance would be proportionately reduced by the Reverse Stock Split ratio of not less than 1-for-10 and not greater than 1-for-100.
Effect on Shares of Common Stock
The following table contains approximate information, based on share information as of March 2, 2020, relating to our outstanding common stock issued and outstanding or held in treasury based on the proposed Reverse Stock Split ratios and information regarding our authorized shares assuming that the proposal is approved and the Reverse Stock Split is implemented:
Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding or Held in Treasury	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Not Outstanding or Reserved
Pre-Reverse Stock Split	400,000,000	212,154,421	4,607,646	183,237,933
Post-Reverse Stock Split 1:10	40,000,000	21,215,442	460,764	18,323,793
Post-Reverse Stock Split 1:100	4,000,000	2,121,544	46,076	1,832,379
After the Effective Time, our common stock will continue to be listed on the NYSE, under the symbol “HPR”, although it would receive a new CUSIP number.
Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE.
Effect on Preferred Stock
Pursuant to our Amended and Restated Certificate of Incorporation, our authorized capital stock consists of 75,000,000 shares of Preferred Stock, par value $0.001 per share, and 400,000,000 shares of common stock, par value $0.001 per share. The proposed amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split would not impact the total authorized number of shares of preferred stock or the par value of the preferred stock.
Accounting Matters
The Reverse Stock Split would not affect the common stock capital account on our balance sheet and the par value of our common stock will remain unchanged. The stated capital component, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be increased by the amount by which the stated capital is reduced. Our shareholders’ equity, in the aggregate, would remain unchanged. Immediately after the Reverse Stock Split, the per share net income or loss and net book value of our common stock will be increased, as compared to the per share amounts absent the Reverse Stock Split, because there will be fewer shares of common stock outstanding. All historic and per share amounts in our financial statements and related footnotes (for periods after the Reverse Stock Split and, on a pro forma basis, for periods prior to the Reverse Stock Split) will be restated to reflect the Reverse Stock Split.
Effect on HighPoint’s Stock Plans
As of March 2, 2020, the last practicable day before the printing of these proxy materials, we had no shares subject to stock options, 3,543,793 shares of unvested restricted stock, 194,507 shares of vested restricted stock for which settlement has been deferred, and 601,596 shares subject to unvested restricted stock units outstanding under our 2012 Equity Incentive Plan (each as amended and otherwise adjusted to cover HighPoint Resources common stock, the “Stock Plans”).
Under each of the Stock Plans, the Compensation Committee is authorized to determine the appropriate adjustment to the awards outstanding under our Stock Plans in the event of a reverse stock split. Accordingly, the Compensation Committee has provided that, if the Reverse Stock Split is effected, the number of shares available for issuance under the Stock Plans, as well as the number of shares subject to any outstanding award under the Stock Plans, and the exercise price, grant price or purchase price relating to any such award under the Stock Plans, will be equitably adjusted to reflect the Reverse Stock Split. In addition, pursuant to the authority provided under the Stock Plans, the Compensation Committee has authorized the Company to effect any other changes necessary, desirable or appropriate to give effect to the Reverse Stock Split, including any applicable technical or conforming changes to our Stock Plans.
For illustrative purposes only, if a 1-for-10 reverse stock split is effected, the 267,750 shares that remain available for issuance under the Stock Plans as of March 2, 2020, the last practicable date before the printing of these proxy materials, are expected to be adjusted to 26,775 shares, subject to increase as and when outstanding awards made under the Stock Plans expire or are forfeited or are otherwise again made available for issuance pursuant to the terms of the Stock Plans.
For illustrative purposes only, if a 1-for-100 reverse stock split is effected, the 267,750 shares that remain available for issuance under the Stock Plans as of March 2, 2020, the last practicable date before the printing of these proxy materials, are expected to be adjusted to 2,677 shares, subject to increase as and when outstanding awards made under the Stock Plans expire or are forfeited or are otherwise again made available for issuance pursuant to the terms of the Stock Plans.
No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Shares Held in Book-Entry and Through a Broker, Bank or Other Holder of Record
If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our common stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our common stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you warrant that you owned the shares of HighPoint’s common stock for which you received a cash payment.
At the Effective Time, we intend to treat shareholders holding shares of our common stock in “street name” (that is, through a broker, bank or other holder of record) in the same manner as registered shareholders whose shares of our common stock are registered in their names. Brokers, banks or other holders of record will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our common stock in “street name”; however, these brokers, banks or other holders of record may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our common stock with a broker, bank or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.
Exchange of Stock Certificates
As soon as practicable after filing the Certificate of Amendment to the Amended and Restated Certificate of Incorporation effecting the Reverse Stock Split with the Secretary of State of the State of Delaware, shareholders will receive instructions for the exchange of their common stock certificates for new certificates representing the appropriate number of shares of common stock after the Reverse Stock Split.

However, if permitted, we may elect to effect the exchange in the ordinary course of trading as certificates are returned for transfer. In either event, each current certificate representing shares of common stock will, until so exchanged, be deemed for all corporate purposes after the filing date to evidence ownership of our common stock in the proportionately reduced number. An exchange agent may be appointed to act for shareholders in effecting the exchange of their certificates.
SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES OR SUBMIT THEIR STOCK CERTIFICATES NOW. YOU SHOULD SUBMIT THEM ONLY AFTER YOU RECEIVE INSTRUCTIONS FROM US OR OUR EXCHANGE AGENT.
No service charges, brokerage commissions, or transfer taxes will be payable by any shareholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (i) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establishes to our satisfaction that such taxes have been paid or are not payable, (ii) the transfer complies with all applicable federal and state securities laws, and (iii) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date hereof and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.
Except as specifically described below, this summary is limited to holders of our common stock that are “U.S. Holders” as defined immediately below. For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:
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an individual who is a citizen or a resident of the U.S.;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S., any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all its substantial decisions, or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations for it to continue to be treated as a domestic trust.

This summary also does not discuss all tax considerations that may be relevant to holders of our common stock in light of their particular circumstances, nor does it address the consequences to holders of our common stock subject to special treatment under the U.S. federal income tax laws, such as:
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dealers or traders in securities or currencies;

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tax-exempt entities;

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cooperatives;

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banks, trusts, financial institutions, or insurance companies;

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persons who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation;

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shareholders who own, or are deemed to own, at least 10 percent or more, by voting power or value, of our equity;

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holders owning our common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

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certain former citizens or former long-term residents of the U.S.;

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holders who are subject to the alternative minimum tax; or

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persons that own our common stock through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to holders of our common stock who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this summary does not address any state, local, or foreign tax consequences or any estate, gift or other non-income tax consequences.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of the partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Reverse Stock Split.
We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.
EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN.
The Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes, and the remainder of this discussion assumes the Reverse Stock Split so qualifies. A U.S. Holder generally will not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the Reverse Stock Split will equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received will include the holding period in the shares of our common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the Reverse Stock Split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of capital losses may be subject to limitation.
No Appraisal Rights
Under the DGCL, our shareholders are not entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split described in this proposal and we will not independently provide our shareholders with any such rights.
Interest of Certain Persons in Matters to be Acted Upon
No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all of our other shareholders.

Vote Required
Under Delaware law, the affirmative vote of the holders of a majority of the shares entitled to vote at the annual meeting of shareholders is required to adopt and approve the amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split. Because adoption and approval of the amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split requires a majority of the outstanding shares, an abstention or any broker non-vote with respect to the reverse stock split proposal will have the same effect as a vote “AGAINST” the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.
Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the shareholders approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split of the Company’s outstanding Common Stock at a reverse stock split ratio of not less than 1-for-10 and not greater than 1-for-100, and a proportionate reduction in the number of authorized shares of our Common Stock, with an exact ratio as may be determined by the Board in its sole discretion at a later date (the “Reverse Stock Split”), provided that the Board, in its discretion, may elect not to effect the Reverse Stock Split.”

OTHER BUSINESS
The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment. See “Proposals By Individual Shareholders; Discretionary Authority To Vote Proxies” below.
PROPOSALS BY INDIVIDUAL SHAREHOLDERS
In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of shareholders following the end of our 2020 fiscal year, proposals by individual shareholders must be received by us no later than November 18, 2020. Shareholder proposals also must comply with certain SEC rules and regulations.
Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered timely, proposals by shareholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of shareholders, or between December 17, 2020 and January 18, 2021 for the 2021 annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A shareholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by shareholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1-Election of Directors.” A copy of our Bylaws is available on our website (go to www.hpres.com then to the “Corporate Responsibility” tab and then to the “Corporate Governance” tab) or contact our Corporate Secretary at 555 17th Street, Suite 3700, Denver, Colorado 80202.
HOUSEHOLDING
To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to shareholders who share the same address, unless otherwise requested. Any shareholder of record who shares an address with another shareholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, and/or request future delivery of separate materials upon writing our Corporate Secretary at 555 17 th Street, Suite 3700, Denver, Colorado 80202 or calling (303) 293-9100. Likewise, any shareholder of record who shares an address with another shareholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 555 17 th Street, Suite 3700, Denver, Colorado 80202 or calling (303) 293-9100.

AVAILABILITY OF REPORTS ON FORM 10-K
UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 TO ANY OF OUR SHAREHOLDERS OF RECORD, OR TO ANY SHAREHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 2, 2020. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR CORPORATE SECRETARY, HIGHPOINT RESOURCES CORPORATION, 555 17th STREET, SUITE 3700, DENVER, COLORADO 80202, OR YOU CAN CALL (303) 293-9100 TO REQUEST A COPY.
This notice and proxy statement are sent by order of the Board of Directors.
Dated March 18, 2020	/s/ Kenneth A. Wonstolen Kenneth A. Wonstolen Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 28, 2020. You are requested to cast your proxy as instructed in the Important Notice Regarding the Availability of Proxy Materials whether or not you expect to attend the meeting in person. You may request paper copies of the proxy materials free of charge by following the instructions on the Important Notice Regarding the Availability of Proxy Materials. If you request a paper proxy, please complete, date, and sign the enclosed form of proxy card and return it promptly in the envelope provided. By submitting your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. We encourage you to vote via the Internet.
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APPENDIX A
HIGHPOINT RESOURCES CORPORATION
2012 EQUITY INCENTIVE PLAN
(Conforming copy incorporating amendments through March 2, 2020)
Plan provisions incorporating the Second Amendment are redlined
1.   Purpose.   The purpose of the HighPoint Resources Corporation 2012 Equity Incentive Plan (the “Plan”) is to enhance the ability of HighPoint Resources Corporation (the “Company”) and its Subsidiaries to attract and retain officers, employees, directors and consultants of outstanding ability and to provide selected officers, employees, directors and consultants with an interest in the Company parallel to that of the Company’s stockholders to align the interests of those Participants with the Company’s stockholders, providing Participants with a strong incentive to put forth the maximum effort for the continued success and growth of the Company.
2.   Definitions.   In this Plan, the following definitions will apply.
(a)   “Affiliate” means any corporation that is a Subsidiary or Parent of the Company.
(b)   “Agreement” means the written or electronic agreement or notice evidencing an Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.
(c)   “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, an Other Stock-Based Award or a Cash Incentive Award.
(d)   “Board” means the Board of Directors of the Company.
(e)   “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means (i) the Participant’s failure to perform the duties reasonably assigned to him or her by the Company or Affiliate, (ii) a good faith finding by the Company or any Affiliate of the Participant’s dishonesty gross negligence or misconduct, (iii) a material breach by the Participant of any written company employment policies or rules or (iv) the Participant’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime that involves fraud, dishonesty or moral turpitude.
(f)   “Cash Incentive Award” means an Award described in Section 11(a) of the Plan.
(g)   “Change in Control” means one of the following:
(1)   An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities or 30% or more of the shares of Stock outstanding, except that the following will not constitute a Change in Control:
(A)   any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company ~~for the purpose of providing financing to the Company~~;
(B)   any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities or Stock as of the effective date of this Plan; or
(C)   any Exchange Act Person becomes the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding Voting Securities as the result of any repurchase or other acquisition by the Company of its Voting Securities;
If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding Voting Securities by one of the means described in those clauses, then a Change in Control shall be deemed to have occurred.

(2)   Individuals who are Continuing Directors cease for any reason to constitute at least ~~two-thirds~~ a majority of the members of the Board; or
(3)   The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the Persons who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, a majority of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.
Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(h)   “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.
(i)   “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the New York Stock Exchange, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m). If the Compensation Committee or a sub-committee of the Compensation Committee meets these criteria, the Compensation Committee or such sub-committee may serve as the Committee.
(j)   “Company” means HighPoint Resources Corporation, a Delaware corporation, or any successor thereto.
(k)   “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, or (B) who is elected as a director of the Company subsequent to the effective date of the Plan and whose initial election, or nomination for initial election by the Company’s stockholders, was approved by a vote of at least two-thirds of the then Continuing Directors; provided, however, that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (defined as any solicitation subject to Rules 14a-1 to 14a-10 promulgated under the Exchange Act by any person or Group for the purpose of opposing a solicitation subject to Rules 14a-1 to 14a-10 by any other person or Group with respect to the election or removal of directors at any annual or special meeting of stockholders of the Company) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or Group other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.
(l)   “Corporate Transaction” means a reorganization, merger or consolidation of the Company or a sale or disposition (in one or a series of transactions) of all or substantially all of the assets of the Company.
(m)   “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(n)   “Employee” means an employee of the Company or an Affiliate.
(o)   “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p)   “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Subsidiary; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
(q)   “Fair Market Value” means the fair market value of a Share determined as follows:
(1)   If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(2)   If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.
(r)   “Full Value Award” means an Award other than an Option Award, Stock Appreciation Right Award or Cash Incentive Award.
(s)   “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.
(t)   “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.
(u)   “Non-Employee Director” means a member of the Board who is not an Employee.
(v)   “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.
(w)   “Other Stock-Based Award” means an Award described in Section 11(b) of this Plan.
(x)   “Parent” means a “parent corporation,” as defined in Code Section 424(e).
(y)   “Participant” means a person to whom an Award is or has been made in accordance with the Plan.
(z)   “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.
(aa)   “Plan” means this HighPoint Resources Corporation 2012 Equity Incentive Plan, as amended and in effect from time to time.
(bb)   “Prior Plans” means, collectively, the Company’s 2008 Stock Incentive Plan, 2004 Stock Incentive Plan, 2003 Stock Option Plan and 2002 Stock Option Plan (each, a “Prior Plan”).
(cc)   “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(dd)   “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.
(ee)   “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(ff)   “Share” means a share of Stock.
(gg)   Stock” means the common stock, $0.001 par value, of the Company.
(hh)   “Stock Appreciation Right” or “SAR” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
(ii)   “Stock Unit” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(jj)   “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.
(kk)   “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.
(ll)   “Voting Securities” of an entity means the outstanding securities entitled to vote generally in the election of directors (or comparable equity interests) of such entity.
3.   Administration of the Plan.
(a)   Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)   Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:
(1)   determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;
(2)   cancelling or suspending an Award or the exercisability of an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);
(3)   establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan; and
(4)   taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.
(c)   Awards to Foreign Service Providers.   The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.
(d)   Acts of the Committee; Delegation.   A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.
(e)   Finality of Decisions.   The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.
(f)   Indemnification.   Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.
4.   Shares Available Under the Plan.
(a)   Maximum Shares Available.   Subject to Section 4(b) and to adjustment as provided in Section 12(a), from and after the Second Plan Amendment Effective Date (as defined below), the number of Shares that may be ~~issued~~ granted pursuant to new awards under the Plan ~~subsequent to the date on which the Amendment to the Plan, dated as of February 7, 2018 (the “Plan Amendment Adoption Date"), is approved by the Company's stockholders (such approval date, the ”~~ shall be 11,672,750, less any Shares subject to Awards granted under the Plan on or after March 2, 2020 and prior to the Second Plan Amendment Effective Date~~”) shall be 6,500,000, less any Shares issued under the Plan on or after Plan Amendment Adoption Date and prior to the Plan Amendment Effective Date, and plus any Shares that again become available for grant pursuant to Section 4(b) on or after the Plan Amendment Adoption Date and prior to the Plan Amendment Effective Date~~. After the effective date of the Plan, no additional awards may be granted under the Prior Plans. Shares issued under the Plan shall come from authorized and unissued Shares or treasury Shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year. The “Second Plan Amendment Effective Date” means the date on which the Second Amendment to the Plan, dated as of February 21, 2020, is approved by the Company’s stockholders.

(b)   Effect of Forfeitures and Other Actions; No Liberal Share Recycling.   Any Shares subject to an Award, or to an award granted under a Prior Plan that is outstanding on the effective date of the Plan (a “Prior Plan Award”), that is forfeited or expires or is settled for cash shall, to the extent of such forfeiture, expiration or cash settlement, again become available for Awards under the Plan. Notwithstanding anything to the contrary, ~~on or after the Plan Amendment Effective Date,~~ the following Shares shall not become available for Awards again or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under the Plan or a Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under the Plan or a Prior Plan, and (iv) Shares subject to a stock appreciation right issued under the Plan or a Prior Plan that are not issued in connection with the stock settlement of that stock appreciation right upon its exercise.
(c)   Effect of Plans Operated by Acquired Companies.   If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d)   No Fractional Shares.   Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, and in connection with any calculation under the Plan that would otherwise result in the issuance or withholding of a fractional Share, the number of Shares shall be rounded down to the nearest whole Share.
(e)   ISO Limit.   Subject to adjustment as provided in Section 12(a), from and after the Second Plan Amendment Effective Date, the maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be equal to the number of Shares available for grant as of the Second Plan Amendment Effective Date, as set forth in Section 4(a).
(f)   Limits on Director Awards.   The maximum number of Shares subject to Awards granted during a single calendar year to any Non-Employee Director, taken together with any cash fees paid during the year to the Non-Employee Director in respect of such individual’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board; provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
(g)   Limits on Individual Awards.   Subject to adjustment as provided in Section 12(a), no Participant may be granted Awards (excluding Cash Incentive Awards) covering in excess of 1,500,000 Shares during any calendar year.
5.   Eligibility.   Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.
6.   General Terms of Awards.
(a)   Award Agreement.   Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award

(and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b)   Term; Minimum Vesting Requirement.   Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), such vesting conditions as are determined by the Committee, and any applicable performance period. Notwithstanding any other provision of the Plan to the contrary, ~~equity based~~ Awards granted under the Plan (other than Cash Incentive Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted ~~(excluding, for this purpose, any~~; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards ~~and~~, (ii) Shares delivered in lieu of fully vested cash ~~Awards); provided that~~ obligations, (iii) Awards to Non-Employee Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant ~~equity based Awards without regard to the foregoing minimum vesting requirement with respect~~, up to a maximum of five percent (5%) of the available ~~Shares~~share reserve authorized for issuance under the Plan pursuant to Section 4(a) (subject to adjustment under Section 12(a)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide ~~in the terms of the Award or otherwise~~ for accelerated exercisability or vesting of any Award, including in cases of retirement, death, ~~disability~~Disability or a Change in Control, in the terms of the Award Agreement or otherwise.
(c)   Transferability.   Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d)   Designation of Beneficiary.   Each Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a written or electronic form approved by the Company and shall be effective upon its receipt by the Company or an agent selected by the Company.
(e)   Termination of Service.   Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):
(1)   Upon termination of Service for Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.
(2)   Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
(3)   Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period ending at 5:00 p.m. Mountain Time on the day that is three months after the date of such termination, regardless of whether such day is a business day, provided that if a Participant thereafter dies during such three month period, the vested and exercisable portions of the Options and SARs may be exercised for a period ending at 5:00 p.m. Mountain Time on the day that is one year after the date of such termination, regardless of whether such day is a business day.
(4)   Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period ending at 5:00 p.m. Mountain Time on the day that is one year after the date of such termination, regardless of whether such day is a business day.
(f)   Rights as Stockholder.   No Participant shall have any rights as a stockholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g)   Performance-Based Awards.   Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, group, unit, division, Affiliate or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan. Except as provided in Section 17 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Change of Control, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.
(h)   Treatment of Dividends and Dividend Equivalents on Unvested Awards.   In no event shall dividends, dividend equivalents or other distributions be paid with respect to Shares subject to an Option or SAR. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend equivalents paid with respect to units or Share equivalents that are subject to the unvested portion of a Stock Unit Award or an Other Stock-Based Award will be subject to the same restrictions as the units or Share equivalents to which such dividend equivalents relate. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h). Nothing in this paragraph shall be construed as a limitation on the applicability of Section 12(a) to a dividend or distribution that is governed by such Section.
7.   Stock Option Awards.
(a)   Type and Exercise Price.   The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)   Payment of Exercise Price.   The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including payment under a broker-assisted sale and remittance program acceptable to the Committee or by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c)   Exercisability and Expiration.   Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.
(d)   Incentive Stock Options.
(1)   An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount required pursuant to the Code. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option.
(2)   No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.
(3)   For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.
(4)   If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.
(5)   The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.
8.   Stock Appreciation Rights.
(a)   Nature of Award.   An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR of the number of Shares as to which the SAR is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)   Exercise of SAR.   Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR shall be exercisable at any time after its scheduled expiration. When a SAR is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.
9.   Restricted Stock Awards.
(a)   Vesting and Consideration.   Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award and may correspondingly provide for Company repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b)   Shares Subject to Restricted Stock Awards.   Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more stock certificates issued in the name of the Participant. Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to transfer restrictions and accompanied by a similar legend. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions and restrictive legend will be removed from the book-entry evidencing such Shares or the certificate evidencing such Shares, and any such certificate shall be delivered to the Participant. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c). Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a stockholder, including the right to vote the Shares of Restricted Stock.
10.   Stock Unit Awards.
(a)   Vesting and Consideration.   A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)   Payment of Award.   Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.
11.   Cash-Based and Other Stock-Based Awards.
(a)   Cash Incentive Awards.   A Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(g), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period. Cash Incentive Awards may be granted to any Participant in such amounts and upon such terms and at such times as shall be determined by the Committee, and may be denominated in units that have a dollar value established by the Committee as of the Grant Date. Following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash and other forms of Awards as determined by the Committee and specified in the applicable Agreement. If a Cash Incentive Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

(b)   The Committee may from time to time grant Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.
12.   Changes in Capitalization, Corporate Transactions, Other Change in Control.
(a)   Adjustments for Changes in Capitalization.   In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 — Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make equitable and appropriate adjustments to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.
(b)   Corporate Transactions.   Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.
(1)   Acceleration.   Unless the Committee provides for the continuation, assumption or replacement of some or all outstanding Awards pursuant to Section 12(b)(2) or for the cancellation of some or all outstanding Awards in exchange for payment pursuant to Section 12(b)(3), all outstanding Awards under the Plan will be accelerated in the event of a Change in Control that involves a Corporate Transaction as follows: (i) all outstanding Options and SARs shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards and Cash Incentive Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. In the case of performance-based Awards, the number of Shares that become fully exercisable or fully vested, as the case may be, or the settlement amount of a Cash Incentive Award will be calculated by deeming all performance measures to have been satisfied at targeted performance, unless the Committee determines that exercisability, vesting or settlement, as the case may be, at a level in excess of the targeted performance is appropriate. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The accelerated exercisability of any Option or SAR pursuant to this Section 12(b)(1) and the exercise of any Option or SAR whose exercisability is so accelerated shall be conditioned upon the consummation of the Corporate Transaction, and any such exercise shall be effective only immediately before such consummation.
(2)   Continuation, Assumption or Replacement of Awards.
(A)   In the event of a Change in Control that involves a Corporate Transaction, the Committee may provide that if and to the extent that outstanding Awards under the Plan are not accelerated, the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Sections 12(a) and 6(g)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to

Section 12(b)(2)(B). For purposes of this Section 12(b)(2)(A), an Award other than a Cash Incentive Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.
(B)   The Committee may provide in its discretion (in the applicable Agreement or otherwise) that if and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(2)(A) above, and if a Participant experiences an involuntary termination of Service for reasons other than Cause within a specified amount of time following the Change in Control, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for a period of time to be determined by the Committee following the Participant’s termination of Service, and (ii) any Full Value Awards or Cash Incentive Awards that are not yet fully vested shall immediately vest in full.
(3)   Payment for Awards.   In the event of a Change in Control that involves a Corporate Transaction, the Committee may provide that if and to the extent that outstanding Awards under the Plan are not accelerated, then such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as follows: the payment for any canceled Award that was denominated in Shares shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. In the case of performance-based Awards, the number of Shares subject to an Award or the settlement amount of a Cash Incentive Award shall be calculated by deeming all performance measures to have been satisfied at targeted performance, unless the Committee determines that exercisability, vesting or settlement, as the case may be, at a level in excess of the targeted performance is appropriate. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.
In the event of a Change in Control that involves a Corporate Transaction, any outstanding Award under this Plan that is not accelerated pursuant to Section 12(b)(1) must be continued, assumed or replaced pursuant to Section 12(b)(2) or canceled in exchange for payment pursuant to Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b).
(c)   Other Change in Control.   In connection with a Change in Control that does not involve a Corporate Transaction, the Committee may provide in its discretion (in the applicable Agreement or otherwise) for one or more of the following: (i) that any Award shall become fully vested and exercisable upon the occurrence of the Change in Control or upon the involuntary termination of the Participant without Cause within a specified amount of time following the Change in Control, (ii) that any Option or SAR shall remain exercisable during all or some specified portion of its remaining term, or (iii) that

Awards shall be canceled in exchange for payments in a manner similar to that provided in Section 12(b)(3). The Committee will not be required to treat all Awards similarly in such circumstances.
(d)   Dissolution or Liquidation.   Unless otherwise provided in an applicable Agreement, in the event the stockholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action. The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.
13.   Plan Participation and Service Provider Status.   Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.
14.   Tax Withholding.   The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of any tax withholdings (up to the maximum statutory tax rates in the Participant’s applicable jurisdictions) through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
15.   Effective Date, Duration, Amendment and Termination of the Plan.
(a)   Effective Date.   The Plan shall become effective on the date it is approved by the Company’s stockholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s stockholders fail to approve the Plan within 12 months of its approval by the Board, the Plan shall be of no further force or effect.
(b)   Duration of the Plan.   The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the Second Plan Amendment Effective Date, whichever occurs first (the “Termination Date”). Awards made before the Termination Date will continue to be outstanding in accordance with their terms unless limited in the applicable Agreement.
(c)   Amendment and Termination of the Plan.   The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.
(d)   Amendment of Awards.   Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2).
(e)   No Option or SAR Repricing.   Except as provided in Section 12(a), no Option or Stock Appreciation Right granted under the Plan may be amended to decrease the exercise price thereof, be cancelled in exchange for the grant of any new Option or Stock Appreciation Right with a lower exercise price or any new Full Value Award, be repurchased by the Company or any Affiliate, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or Stock Appreciation Right, unless such action is first approved by the Company’s stockholders.
16.   Substitute Awards.   The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
17.   Performance-Based Compensation.
(a)   Designation of Awards.   If the Committee determines at the time a Full Value Award or a Cash Incentive Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.
(b)   Compliance with Code Section 162(m).   If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(d). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).
(c)   Limitations.   Subject to adjustment as provided in Section 12(a), the maximum number of Shares that may be the subject of Full Value Awards of Performance-Based Compensation that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 500,000 Shares. The maximum amount payable with respect to any Cash Incentive Awards and Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $5,000,000.
(d)   Performance Measures.   For purposes of any Full Value Award or Cash Incentive Award considered Performance-Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following : revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations; funds from operations per share; operating income; pre- or after-tax income; production levels; proved, probable and/or possible reserve levels and/or additions; discounted present value of proved, probable and/or possible reserves; cash available for distribution; cash available for distribution per share; net earnings; earnings per share; return on equity; return on assets; share price performance; improvements in the Company’s attainment of expense levels; implementation or completion of critical projects; return on capital employed; debt, credit or other leverage measures or ratios; capital expenditures; finding and development costs; property or mineral leasehold acquisitions or disposition; improvement in cash flow, either before or after tax; and any combination or derivation of any of the foregoing. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance.
18.   Other Provisions.
(a)   Unfunded Plan.   The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. None of the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)   Limits of Liability.   Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)   Compliance with Applicable Legal Requirements.   No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan are not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any book-entry or stock certificate evidencing Shares issued under the Plan that are subject to such securities law restrictions shall be accompanied by or bear an appropriate restrictive legend.
(d)   Other Benefit and Compensation Programs.   Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)   Governing Law.   To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.
(f)   Severability.   If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)   Code Section 409A.   It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:
(1)   If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;
(2)   If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.
None of the Company, the Committee nor any other person involved with the administration of this Plan shall in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A. By accepting an Award under this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.
(h)   Rule 16b-3.   It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.
(i)   Forfeiture and Compensation Recovery.
(1)   The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.
(2)   Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

APPENDIX B
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HIGHPOINT RESOURCES CORPORATION

Pursuant to Section 242 of
the General Corporation Law of the
State of Delaware

HIGHPOINT RESOURCES CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [ ] shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below. No fractional shares shall be issued at the Effective Time and, in lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.
SECOND: Upon the Effective Time, paragraph (A) of the Fourth Article of the Corporation’s Amended and Restated Certificate of Incorporation, relating to the capital structure of the Corporation, is hereby amended to read in its entirety as set forth below:
Classes of Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is [ ], consisting of [ ] shares of Common Stock, par value of $0.001 per share (the “Common Stock”), and 75,000,000 shares of Preferred Stock, par value of $0.001 per share (the “Preferred Stock”).
THIRD: This Certificate of Amendment shall become effective as of [ ], 2020 at 12:02 a.m.
FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions at a meeting of the Board of Directors held on February 21, 2020, in accordance with the provisions of Section 141(b) of the DGCL, setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. The annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on April 28, 2020, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment.
HIGHPOINT RESOURCES CORPORATION
By:

Name: R. Scot Woodall
Title: Chief Executive Officer

ANNEX N

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2020
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from       to
Commission file number 001-38435
HighPoint Resources Corporation
(Exact name of registrant as specified in its charter)
Delaware	82-3620361
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
555 17th Street, Suite 3700
Denver, Colorado 80202
(Address of principal executive offices, including zip code)
(303) 293-9100
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of each class Common stock, $0.001 par value	Trading Symbol HPR	Name of each exchange on which registered New York Stock Exchange
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). ☒ Yes ☐ No
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes ☒ No
There were 4,305,119 shares of $0.001 par value common stock outstanding on October 30, 2020.

PART I. FINANCIAL INFORMATION
Item 1.
Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30, 2020	December 31, 2019
	(in thousands, except share data)
Assets:
Current Assets:
Cash and cash equivalents	$26,894	$16,449
Accounts receivable, net of allowance	44,076	62,120
Derivative assets	46,989	3,916
Prepayments and other current assets	5,566	3,952
Total current assets	123,525	86,437
Property and equipment – at cost, successful efforts method for oil and gas properties:
Proved oil and gas properties	2,758,484	2,644,129
Unproved oil and gas properties, excluded from amortization	231,883	357,793
Furniture, equipment and other	30,450	29,804
	3,020,817	3,031,726
Accumulated depreciation, depletion, amortization and impairment	(2,259,675)	(967,552)
Total property and equipment, net	761,142	2,064,174
Derivative assets	4,591	—
Other noncurrent assets	12,955	5,441
Total	$902,213	$2,156,052
Liabilities and Stockholders’ Equity (Deficit):
Current Liabilities:
Accounts payable and accrued liabilities	$47,245	$71,638
Amounts payable to oil and gas property owners	33,174	37,922
Production taxes payable	22,239	61,507
Derivative liabilities	—	4,411
Total current liabilities	102,658	175,478
Long-term debt, net of debt issuance costs	760,054	758,911
Asset retirement obligations	24,413	23,491
Deferred income taxes	1,556	97,418
Other noncurrent liabilities	26,147	17,436
Commitments and contingencies (Note 11)
Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; authorized 8,000,000 shares; 4,305,252 and 4,273,391 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively, with 58,956 and 59,369 shares subject to restrictions, respectively(1)	4	4
Additional paid-in capital(1)	1,781,125	1,777,986
Accumulated deficit	(1,793,744)	(694,672)
Treasury stock, at cost: zero shares at September 30, 2020 and December 31, 2019(1)	—	—
Total stockholders’ equity (deficit)	(12,615)	1,083,318
Total	$902,213	$2,156,052

(1)
Amounts and shares have been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 12 for additional information.

See notes to Unaudited Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except share and per share data)
Operating Revenues:
Oil, gas and NGL production	$67,305	$121,281	$190,171	$330,472
Other operating revenues, net	42	1	42	374
Total operating revenues	67,347	121,282	190,213	330,846
Operating Expenses:
Lease operating expense	5,305	8,385	25,460	30,434
Gathering, transportation and processing expense	5,317	1,611	13,983	5,076
Production tax expense	(1,074)	7,868	(2,133)	20,666
Exploration expense	74	56	126	93
Impairment and abandonment expense	2,813	1,170	1,269,049	2,487
(Gain) loss on sale of properties	18	—	4,797	2,901
Depreciation, depletion and amortization	25,522	84,948	125,355	230,170
Unused commitments	4,985	4,418	13,821	13,239
General and administrative expense	12,891	11,048	35,996	36,109
Merger transaction expense	—	2,078	—	4,492
Other operating expenses, net	(38)	230	(540)	210
Total operating expenses	55,813	121,812	1,485,914	345,877
Operating Income (Loss)	11,534	(530)	(1,295,701)	(15,031)
Other Income and Expense:
Interest and other income (expense)	171	94	235	562
Interest expense	(14,346)	(15,167)	(44,117)	(43,227)
Commodity derivative gain (loss)	(13,746)	31,047	144,649	(54,600)
Total other income and expense	(27,921)	15,974	100,767	(97,265)
Income (Loss) before Income Taxes	(16,387)	15,444	(1,194,934)	(112,296)
(Provision for) Benefit from Income Taxes	582	(4,330)	95,862	25,271
Net Income (Loss)	$(15,805)	$11,114	$(1,099,072)	$(87,025)
Net Income (Loss) Per Common Share, Basic(1)	$(3.72)	$2.64	$(259.52)	$(20.69)
Net Income (Loss) Per Common Share, Diluted(1)	$(3.72)	$2.63	$(259.52)	$(20.69)
Weighted Average Common Shares Outstanding, Basic(1)	4,246,047	4,210,993	4,235,432	4,205,768
Weighted Average Common Shares Outstanding, Diluted(1)	4,246,047	4,218,745	4,235,432	4,205,768

(1)
All share and per share information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 12 for additional information.

See notes to Unaudited Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Operating Activities:
Net Income (Loss)	$(1,099,072)	$(87,025)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	125,355	230,170
Deferred income taxes	(95,862)	(25,271)
Impairment and abandonment expense	1,269,049	2,487
Commodity derivative (gain) loss	(144,649)	54,600
Settlements of commodity derivatives	92,506	7,731
Stock compensation and other non-cash charges	3,947	9,501
Amortization of deferred financing costs	2,854	1,917
(Gain) loss on sale of properties	4,797	2,901
Change in operating assets and liabilities:
Accounts receivable	8,012	13,488
Prepayments and other assets	(1,609)	(1,109)
Accounts payable, accrued and other liabilities	(5,840)	3,867
Amounts payable to oil and gas property owners	(4,748)	(16,784)
Production taxes payable	(28,012)	(1,079)
Net cash provided by (used in) operating activities	126,728	195,394
Investing Activities:
Additions to oil and gas properties, including acquisitions	(118,281)	(375,976)
Additions of furniture, equipment and other	(855)	(3,958)
Other investing activities	3,602	(66)
Net cash provided by (used in) investing activities	(115,534)	(380,000)
Financing Activities:
Proceeds from debt	120,000	200,000
Principal payments on debt	(120,000)	(26,859)
Other financing activities	(749)	(1,741)
Net cash provided by (used in) financing activities	(749)	171,400
Increase (Decrease) in Cash and Cash Equivalents	10,445	(13,206)
Beginning Cash and Cash Equivalents	16,449	32,774
Ending Cash and Cash Equivalents	$26,894	$19,568
See notes to Unaudited Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
(In thousands)
	Three Months Ended September 30, 2020 and 2019
	Common Stock(1)	Additional Paid-In Capital(1)	Accumulated Deficit	Treasury Stock	Total Stockholders’ Equity (Deficit)
Balance at June 30, 2020	$4	$1,780,114	$(1,777,939)	$—	$2,179
Restricted stock activity and shares exchanged for tax withholding	—	—	—	(14)	(14)
Stock-based compensation	—	1,025	—	—	1,025
Retirement of treasury stock	—	(14)	—	14	—
Net income (loss)	—	—	(15,805)	—	(15,805)
Balance at September 30, 2020	$4	$1,781,125	$(1,793,744)	$—	$(12,615)
Balance at June 30, 2019	$4	$1,774,370	$(657,981)	$—	$1,116,393
Restricted stock activity and shares exchanged for tax withholding	—	1	—	(219)	(218)
Stock-based compensation	—	2,274	—	—	2,274
Retirement of treasury stock	—	(219)	—	219	—
Net income (loss)	—	—	11,114	—	11,114
Balance at September 30, 2019	$4	$1,776,426	$(646,867)	$—	$1,129,563

	Nine Months Ended September 30, 2020 and 2019
	Common Stock(1)	Additional Paid-In Capital(1)	Accumulated Deficit	Treasury Stock	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2019	$4	$1,777,986	$(694,672)	$—	$1,083,318
Restricted stock activity and shares exchanged for tax withholding	—	1	—	(668)	(667)
Stock-based compensation	—	3,806	—	—	3,806
Retirement of treasury stock	—	(668)	—	668	—
Net income (loss)	—	—	(1,099,072)	—	(1,099,072)
Balance at September 30, 2020	$4	$1,781,125	$(1,793,744)	$—	$(12,615)
Balance at December 31, 2018	$4	$1,771,936	$(559,842)	$—	$1,212,098
Restricted stock activity and shares exchanged for tax withholding	—	1	—	(1,725)	(1,724)
Stock-based compensation	—	6,214	—	—	6,214
Retirement of treasury stock	—	(1,725)	—	1,725	—
Net income (loss)	—	—	(87,025)	—	(87,025)
Balance at September 30, 2019	$4	$1,776,426	$(646,867)	$—	$1,129,563

(1)
Amounts have been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 12 for additional information.

See notes to Unaudited Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
September 30, 2020
1. Organization
HighPoint Resources Corporation, a Delaware corporation, together with its wholly-owned subsidiaries (collectively, the “Company” or “HighPoint”), is an independent oil and gas company engaged in the exploration, development and production of oil, natural gas and natural gas liquids (“NGLs”). The Company became the successor to Bill Barrett Corporation (“Bill Barrett”), on March 19, 2018, upon closing of the transactions contemplated by the Agreement and Plan of Merger, dated December 4, 2017 (the “2018 Merger Agreement”), pursuant to which Bill Barrett combined with Fifth Creek Energy Operating Company, LLC (“Fifth Creek”) (the “2018 Merger”). As a result of the 2018 Merger, Bill Barrett became a wholly-owned subsidiary of HighPoint Resources Corporation and subsequently Bill Barrett changed its name to HighPoint Operating Corporation. The Company currently conducts its activities principally in the Denver Julesburg Basin (“DJ Basin”) in Colorado. Except where the context indicates otherwise, references herein to the “Company” with respect to periods prior to the completion of the 2018 Merger refer to Bill Barrett and its subsidiaries.
2. Summary of Significant Accounting Policies
Basis of Presentation.   The accompanying Unaudited Consolidated Financial Statements include the accounts of the Company. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the accompanying consolidated financial statements include all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly, in all material respects, the Company’s interim results. However, operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year. The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this Quarterly Report on Form 10-Q. Except as disclosed herein, there have been no material changes to the information disclosed in the notes to the consolidated financial statements included in the Annual Report on Form 10-K.
On October 20, 2020, the Company announced a reverse stock split of the Company’s outstanding shares of common stock at a ratio of 1-for-50 and a proportionate reduction of the total number of authorized shares of common stock, which was approved by the stockholders at the Company’s Annual Meeting of Stockholders on April 28, 2020. The reverse stock split became effective on October 30, 2020, and the Company’s common stock was traded on a split-adjusted basis on the New York Stock Exchange (“NYSE”) at the market open on that date. The par value of the common stock was not adjusted as a result of the reverse stock split. All share and per share amounts were retroactively adjusted for all periods presented to give effect to this reverse stock split, including reclassifying an amount equal to the reduction in par value of the Company’s common stock to additional paid-in capital. See Note 12 for additional information.
Going Concern.   The accompanying consolidated financial statements are prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In accordance with the accounting guidance related to the presentation of financial statements, when preparing financial statements for each annual and interim reporting period, management evaluates whether there are conditions or events that, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. In making its assessment, management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows and conditional and unconditional obligations due over the next twelve months.

The Company has been impacted by the decreased demand for oil, natural gas and NGLs caused by the COVID-19 pandemic, along with other recent macro and microeconomic factors, which resulted in a significant decrease in market prices for oil, natural gas and NGLs beginning in March 2020. These events negatively impacted the Company’s ability to continue its development plan, which results in a decrease in future production, and led to a reduction in the Company’s borrowing base and elected commitment amounts under its revolving credit facility (“Credit Facility”).
The Company’s Credit Facility is subject to financial covenants. As of September 30, 2020, the Company is in compliance with all financial covenants under the Credit Facility. However, based on the Company’s forecasted cash flow analysis for the twelve month period subsequent to the date of this filing, which reflects its expectations of future market pricing, current open commodity hedge contracts, anticipated production volumes and estimates of operating, investing and financial cash flows, it is probable the Company will breach a financial covenant under the Company’s Credit Facility in the second quarter of 2021. Violation of any covenant under the Credit Facility provides the lenders with the option to accelerate the maturity of the Credit Facility, which carries a balance of $140.0 million as of September 30, 2020. This would, in turn, result in cross-default under the indentures to the Company’s senior notes, accelerating the maturity of the senior notes, which have a principal balance outstanding of $625.0 million as of September 30, 2020. Further, if the Company’s independent auditor includes an explanatory paragraph regarding the Company’s ability to continue as a “going concern” in its report on the Company’s financial statements for the year ending December 31, 2020, this would accelerate a default under the Company’s Credit Facility to the first quarter of 2021 at the time the Company’s financial statements for the year ending December 31, 2020 are filed and, in turn, result in cross-default under the indentures to the senior notes at that time as well. The Company does not have sufficient cash on hand or available liquidity that can be utilized to repay the outstanding debt in the event of default. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
In response to these conditions, the Company has taken various steps to preserve its liquidity including (1) deferring drilling and completion activity starting in May 2020 for the foreseeable future, (2) continuing to focus on reducing its operating and overhead costs, and (3) continuing to manage its hedge portfolio. The Company could remain in compliance with the financial covenant if it (1) negotiates a waiver of the covenant with the lenders, (2) negotiates more flexible financial covenants, or (3) refinances the Credit Facility or senior notes. However, the availability of capital funding that would allow the Company to refinance the debt on terms acceptable to the Company has substantially diminished. In addition, the Company has engaged advisors to assist with the evaluation of a range of strategic alternatives and is engaged in discussions with its lenders and bondholders regarding a potential comprehensive restructuring of the Company’s indebtedness. However, these plans have not been finalized, are subject to market conditions, are not within the Company’s control, and therefore cannot be deemed probable of being implemented. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Use of Estimates.   In the course of preparing the Company’s financial statements in accordance with GAAP, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenues and expenses and in the disclosure of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.
Areas requiring the use of assumptions, judgments and estimates relate to volumes of oil, natural gas and NGL reserves used in calculating depreciation, depletion and amortization (“DD&A”), the amount of expected future cash flows used in determining impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining the fair values of assets acquired and liabilities assumed in business combinations, asset retirement obligations, right-of-use assets and lease liabilities, deferred income taxes, the timing of dry hole costs, impairments of proved and unproved oil and gas properties and fair values of derivative instruments and stock-based payment awards. Further, these estimates and other factors, including those outside of the

Company’s control, such as the impact of lower commodity prices, may have a significant adverse impact to the Company’s business, financial condition, results of operations and cash flows.
Accounts Receivable. Accounts receivable is comprised of the following:
	As of September 30, 2020	As of December 31, 2019
	(in thousands)
Oil, gas and NGL sales	$31,743	$50,171
Due from joint interest owners (1)	10,596	9,551
Other	2,459	2,419
Allowance for doubtful accounts	(722)	(21)
Total accounts receivable	$44,076	$62,120

(1)
Includes $6.3 million of current accounts receivable associated with one joint interest partner. An additional $10.0 million due from this joint interest partner has been reclassed to long term and included in other noncurrent assets on the Unaudited Consolidated Balance Sheet. The Company will net the outstanding amounts against certain revenues payable to this joint interest partner.

Oil and Gas Properties.   The following table sets forth the net capitalized costs and associated accumulated DD&A and non-cash impairments relating to the Company’s oil, natural gas and NGL producing activities:
	As of September 30, 2020	As of December 31, 2019
	(in thousands)
Proved properties	$720,735	$725,964
Wells and related equipment and facilities	1,919,297	1,805,136
Support equipment and facilities	105,965	99,540
Materials and supplies	12,487	13,489
Total proved oil and gas properties	$2,758,484	$2,644,129
Unproved properties	179,492	265,387
Wells and facilities in progress	52,391	92,406
Total unproved oil and gas properties, excluded from amortization	$231,883	$357,793
Accumulated depreciation, depletion, amortization and impairment	(2,248,522)	(958,475)
Total oil and gas properties, net	$741,845	$2,043,447
The Company reviews proved oil and natural gas properties for impairment on a quarterly basis or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future net cash flows of its oil and gas properties using proved and risked probable and possible reserves based on an analysis of quantitative and qualitative factors existing as of the balance sheet date including the Company’s development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. The Company compares such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, the Company will impair the carrying value to fair value. The factors used to determine fair value may include, but are not limited to, recent sales prices of comparable properties, indications from marketing activities, the present value of future revenues, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures, income taxes and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows.
Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters.
In early 2020, global health care systems and economies began to experience strain from the spread of COVID-19, a highly transmissible and pathogenic coronavirus (the “COVID-19 pandemic”). As the virus spread, global economic activity began to slow and future economic activity was forecast to slow with a resulting decline in oil demand. In response, the Organization of Petroleum Exporting Countries (“OPEC”), along with non-OPEC oil-producing countries (collectively known as “OPEC+”), initiated discussions to lower production to support energy prices. With OPEC+ unable to agree on cuts, crude oil prices declined to an average of $30.45 per barrel for the month of March 2020, compared to an average of $59.80 per barrel for the month of December 2019. These events led to a decline in the recoverability of the carrying value of the Company’s oil and gas properties during the three months ended March 31, 2020. Since the carrying amount of the oil and gas properties was no longer recoverable, the Company impaired the carrying value to fair value. Therefore, the Company recognized non-cash impairment charges during the three months ended March 31, 2020 of $1.3 billion, which were included within impairment and abandonment expense in the Unaudited Consolidated Statements of Operations.
For the three months ended March 31, 2020, the Company contracted with an independent third party to assist the Company in the Company’s determination of fair value associated with the Company’s proved and unproved oil and gas properties. Through the use of the Company’s production and price forecast, the third party used the income valuation technique to assist the Company in the determination of fair value for the proved developed producing (“PDP”) and proved developed non-producing (“PDN”) reserves and a market approach utilizing sales prices of comparable properties to assist the Company in the determination of fair value of the proved undeveloped (“PUD”), probable (“PROB”) and possible (“POSS”) reserves.
The Company’s impairment and abandonment expense for the three and nine months ended September 30, 2020 and 2019 is summarized below:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Impairment of proved oil and gas properties(1)	$—	$—	$1,188,566	$—
Impairment of unproved oil and gas properties(1)(2)	2,537	—	78,835	—
Abandonment expense	276	1,170	1,648	2,487
Total impairment and abandonment expense	$2,813	$1,170	$1,269,049	$2,487

(1)
Due to a decline in the recoverability of the carrying value of the Company’s oil and gas properties during the nine months ended September 30, 2020, the Company recognized non-cash impairment charges of $1.2 billion associated with proved oil and gas properties and $76.3 million associated with unproved oil and gas properties.

(2)
As a result of the Company’s continuous review of its acreage position and future drilling plans, the Company recognized $2.5 million of non-cash impairment associated with unproved oil and gas properties during the three months ended September 30, 2020 associated with certain leases that will expire subsequent to the balance sheet date that the Company does not plan to renew.

Accounts Payable and Accrued Liabilities.   Accounts payable and accrued liabilities are comprised of the following:

	As of September 30, 2020	As of December 31, 2019
	(in thousands)
Accrued drilling, completion and facility costs	$6,700	$25,667
Accrued lease operating, gathering, transportation and processing expenses	6,113	8,046
Accrued general and administrative expenses	7,985	6,612
Accrued interest payable	18,739	6,832
Trade payables	3,366	17,488
Operating lease liability	1,955	1,287
Other	2,387	5,706
Total accounts payable and accrued liabilities	$47,245	$71,638
Environmental Liabilities.   Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Environmental liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Under Wyoming law, the Company is exposed to potential obligations for plugging and abandoning wells, and associated reclamation, for assets that were sold to other industry parties in prior years. When such third parties are unable to fulfill their contractual obligations to the Company as provided for in purchase and sale agreements, landowners, as well as the Bureau of Land Management, may demand that the Company perform such activities. As of September 30, 2020, the Company has completed the plugging and abandonment operations identified through such demands.
Revenue Recognition.   All of the Company’s sales of oil, gas and NGLs are made under contracts with customers, whereby revenues are recognized when the Company satisfies its performance obligations and the customer obtains control of the product. Performance obligations under the Company’s contracts with customers are typically satisfied at a point-in-time through monthly delivery of oil, gas and/or NGLs. Accordingly, at the end of the reporting period, the Company does not have any unsatisfied performance obligations. The Company’s contracts with customers typically include variable consideration based on monthly pricing tied to local indices and volumes delivered in the current month. The nature of the Company’s contracts with customers does not require the Company to constrain variable consideration for accounting purposes. As of September 30, 2020, the Company had open contracts with customers with terms of 1 month to 18 years, as well as evergreen contracts that renew on a periodic basis if not canceled by the Company or the customer. The Company’s contracts with customers typically require payment within one month of delivery.
Under the Company’s contracts with customers, natural gas and its components, including NGLs, are either sold to a midstream entity (which processes the natural gas and subsequently sells the resulting residue gas and NGLs) or are sold to a gas or NGL purchaser after being processed by a third party for a fee. Regardless of the contract structure type, the terms of these contracts compensate the Company for the value of the residue gas and NGLs at current market prices for each product. The Company’s oil is sold to multiple oil purchasers at specific delivery points at or near the wellhead. All costs incurred to gather, transport and/or process the Company’s oil, gas and NGLs after control has transferred to the customer are considered components of the consideration received from the customer and therefore are recorded in oil, gas and NGL production revenues in the Unaudited Consolidated Statements of Operations. All costs incurred prior to the transfer of control to the customer are included in gathering, transportation and processing expense in the Unaudited Consolidated Statements of Operations.
Gas imbalances from the sale of natural gas are recorded on the basis of gas actually sold by the Company. If the Company’s aggregate sales volumes for a well are greater (or less) than its proportionate share of production from the well, a liability (or receivable) is established to the extent there are insufficient proved reserves available to make-up the overproduced (or under produced) imbalance. Imbalances were not significant in the periods presented.

Derivative Instruments and Hedging Activities.   The Company periodically uses derivative financial instruments to achieve a more predictable cash flow from its oil, natural gas and NGL sales by reducing its exposure to price fluctuations. Derivative instruments are recorded at fair market value and are included in the Unaudited Consolidated Balance Sheets as assets or liabilities.
Income Taxes.   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or liabilities are settled. Deferred income taxes also include tax credits and net operating losses that are available to offset future income taxes. Deferred income taxes are measured by applying currently enacted tax rates. A valuation allowance is recorded if it is more likely than not that all or some portion of the Company’s deferred tax assets will not be realized. The Company regularly assesses the realizability of the deferred tax assets considering all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, planning strategies and results of recent operations. The assumptions about future taxable income require significant judgment to determine if a valuation allowance is required. Changes to the Company’s development plans, changes in market prices for hydrocarbons, changes in operating results, or other factors including changes in tax law could change the valuation allowance in future periods, resulting in recognition of a tax expense or benefit.
The Company accounts for uncertainty in income taxes for tax positions taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold are recognized. The Company does not have any uncertain tax positions recorded as of September 30, 2020.
Comprehensive Income.   The Company has no elements of other comprehensive income, therefore, the Company’s net income (loss) on the Unaudited Consolidated Statements of Operations represents comprehensive income.
Earnings/Loss Per Share.   Basic net income (loss) per common share is calculated by dividing net income (loss) attributable to common stock by the weighted average number of common shares outstanding during each period. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common stock by the weighted average number of common shares outstanding and other dilutive securities. Potentially dilutive securities for the diluted net income per common share calculations consist of nonvested shares of common stock. The diluted net income per common share excludes the anti-dilutive effect of 62,142 nonvested shares of common stock, retroactively adjusted to reflect a 1-for-50 reverse stock split, for the three months ended September 30, 2019. The Company was in a net loss position for the three and nine months ended September 30, 2020 and the nine months ended September 30, 2019; therefore, all potentially dilutive securities were anti-dilutive.
The following table sets forth the calculation of basic and diluted income (loss) per share:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except per share amounts)
Net income (loss)	$(15,805)	$11,114	$(1,099,072)	$(87,025)
Basic weighted-average common shares outstanding in period(1)	4,246	4,211	4,235	4,206
Add dilutive effects of stock options and nonvested equity shares of common stock(1)	—	8	—	—
Diluted weighted-average common shares outstanding in period(1)	4,246	4,219	4,235	4,206
Basic net income (loss) per common share(1)	$(3.72)	$2.64	$(259.52)	$(20.69)
Diluted net income (loss) per common share (1)	$(3.72)	$2.63	$(259.52)	$(20.69)

(1)
All share and per share information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 12 for additional information.

New Accounting Pronouncements.   In April 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04,Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In response to the cessation of the London Interbank Offered Rate (“LIBOR”) by December 31, 2022, the FASB issued this update to provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other affected transactions. The Company currently has only one contract, its credit facility, that may be impacted by this ASU. Modifications of debt contracts should be accounted for by prospectively adjusting the effective interest rate. This update has an effective period of March 12, 2020 through December 31, 2022 and allows for elections to be made by the Company in terms of how the ASU is adopted. Once elected for a Topic or Industry Subtopic, the update must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company does not believe the standard will have a material impact on the Company’s financial statements.
In August 2018, the FASB issued ASU 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The objective of this update is to improve the effectiveness of fair value measurement disclosures. ASU 2018-13 is effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods. The standard was adopted on January 1, 2020 and did not have a material impact on the Company’s disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments, Credit Losses. The objective of this update is to amend current impairment guidance by adding an impairment model (known as the current expected credit loss model (“CECL”)) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses, which the FASB believes will result in more timely recognition of such losses. ASU 2016-13 was effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods. The standard was adopted on January 1, 2020 and did not have a material impact on the Company’s disclosures and financial statements.
3. Supplemental Disclosures of Cash Flow Information
Supplemental cash flow information is as follows:
	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Cash paid for interest	$29,357	$29,168
Cash paid for income taxes	—	—
Cash paid for amounts included in the measurements of lease liabilities:
Cash paid for operating leases	1,555	970
Non-cash operating activities:
Right-of-use assets obtained in exchange for lease obligations
Operating leases (1)(2)	853	14,955
Non-cash investing and financing activities:
Accounts payable and accrued liabilities – oil and gas properties	5,907	44,970
Change in asset retirement obligations, net of disposals	(486)	(5,443)
Retirement of treasury stock	(668)	(1,725)
Properties exchanged in non-cash transactions	4,753	4,561

(1)
Excludes the reclassifications of lease incentives and deferred rent balances.

(2)
The nine months ended September 30, 2019 included $14.0 million of right-of-use assets established with the adoption of ASC 842, Leases, effective January 1, 2019.

4. Long-Term Debt
The Company’s outstanding debt is summarized below:
		As of September 30, 2020			As of December 31, 2019
	Maturity Date	Principal	Debt Issuance Costs	Carrying Amount	Principal	Debt Issuance Costs	Carrying Amount
		(in thousands)
Credit Facility(1)	September 14, 2023	$140,000	$—	$140,000	$140,000	$—	$140,000
7.0% Senior Notes	October 15, 2022	350,000	(1,744)	348,256	350,000	(2,372)	347,628
8.75% Senior Notes	June 15, 2025	275,000	(3,202)	271,798	275,000	(3,717)	271,283
Total Long-Term Debt		$765,000	$(4,946)	$760,054	$765,000	$(6,089)	$758,911

(1)
The maturity date of the Credit Facility could be accelerated to July 16, 2022. See discussion below.

Credit Facility
On May 21, 2020, the Company’s Credit Facility was amended, which decreased the aggregate elected commitment amount and the borrowing base from $500.0 million to $300.0 million, increased the applicable margins for interest and commitment fee rates and added provisions requiring the availability under the Credit Facility to be at least $50.0 million and the Company’s weekly cash balance (subject to certain exceptions) to not exceed $35.0 million. The Company had $140.0 million outstanding under the Credit Facility as of both September 30, 2020 and December 31, 2019. The Company’s available borrowing capacity under the Credit Facility as of September 30, 2020 was $87.7 million, after taking into account the $50.0 million minimum availability requirement and $22.3 million of outstanding irrevocable letters of credit, which were issued as credit support for future payments under contractual obligations. While the stated maturity date in the Credit Facility is September 14, 2023, the maturity date is accelerated if the Company has more than $100.0 million of “Permitted Debt” or “Permitted Refinancing Debt” (as those terms are defined in the Credit Facility) that matures prior to December 14, 2023. If that is the case, the accelerated maturity date is 91 days prior to the earliest maturity of such Permitted Debt or Permitted Refinancing Debt. Because the Company’s 7.0% Senior Notes will mature on October 15, 2022, the aggregate amount of those notes exceeds $100.0 million and the notes represent “Permitted Debt”, the maturity date specified in the Credit Facility is accelerated to the date that is 91 days prior to the maturity date of those notes, or July 16, 2022.
On November 2, 2020, as part of the Company’s regular semi-annual redetermination, the Credit Facility was amended, which, among other things, reduced the Company’s aggregate elected commitment amount to $185.0 million, reduced the borrowing base to $200.0 million and removed the provisions requiring availability under the Credit Facility to be at least $50.0 million. In addition, provisions were amended to disallow the Company from incurring any additional indebtedness.
As of May 21, 2020, interest rates on outstanding loans under the Credit Facility are either adjusted LIBOR plus applicable margins of 2.5% to 3.5% or an alternate base rate, which is generally the prime rate, plus applicable margins of 1.5% to 2.5%, and the unused commitment fee is 0.5%. The applicable margins and the unused commitment fee rate are determined based on borrowing base utilization. The weighted average annual interest rate incurred on the Credit Facility was 3.3% and 4.1% for the three months ended September 30, 2020 and 2019, respectively, and 3.2% and 4.1% for the nine months ended September 30, 2020 and 2019, respectively.
The borrowing base under the Credit Facility is determined at the discretion of the lenders and is subject to regular redetermination in April and October of each year, as well as following any property sales. The lenders can also request an interim redetermination during each six month period. The borrowing base is computed based on proved oil, natural gas and NGL reserves that have been mortgaged to the lenders, hedge positions and estimated future cash flows from the reserves calculated using future commodity pricing provided by the lenders, as well as any other outstanding debt.
The Company has financial covenants associated with its Credit Facility that are measured each fiscal quarter. The Company is currently in compliance with all financial covenants and has complied with all financial covenants since issuance. However, as discussed in the “Going Concern” section in Note 2, based on the Company’s financial projections for the twelve month period following the issuance date of these interim consolidated financial statements, it is probable the Company will breach a financial covenant in the Company’s Credit Facility in the second quarter of 2021. If this breach were to occur and the Company does not receive a waiver from the lenders, all of the amount borrowed under the Credit Facility will become due, and cross-defaults will occur under the indentures to the Company’s senior notes. Further, if the Company’s independent auditor includes an explanatory paragraph regarding the Company’s ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2020, this would accelerate a default under the Company’s Credit Facility to the first quarter of 2021 at the time the Company’s financial statements for the year ending December 31, 2020 are filed and, in turn, result in cross-default under the indentures to the senior notes at that time as well. The Company does not have sufficient cash on hand or available liquidity that can be utilized to repay the outstanding debt in the event of default.
Senior Notes
The issuer of the 7.0% Senior Notes and the 8.75% Senior Notes is HighPoint Operating Corporation (f/k/a Bill Barrett), or Subsidiary Issuer. Pursuant to supplemental indentures entered into in connection with the 2018 Merger, HighPoint Resources Corporation, or the Parent Guarantor, became a guarantor of the 7.0% Senior Notes and the 8.75% Senior Notes in March 2018. In addition, Fifth Pocket Production, LLC, or the Subsidiary Guarantor, became a subsidiary of the Subsidiary Issuer on August 1, 2019 and also guarantees the 7.0% Senior Notes and the 8.75% Senior Notes. The Parent Guarantor and the Subsidiary Guarantor, on a joint and several basis, fully and unconditionally guarantee the debt securities of the Subsidiary Issuer. The Company has no additional subsidiaries or non-guarantor subsidiaries. All covenants in the indentures governing the notes limit the activities of the Subsidiary Issuer and the Subsidiary Guarantor, including limitations on the ability to pay dividends, incur additional indebtedness, make restricted payments, create liens, sell assets or make loans to the Parent Guarantor, but in most cases the covenants in the indentures are not applicable to the Parent Guarantor. HighPoint Operating Corporation is currently in compliance with all covenants and has complied with all covenants since issuance.
Nothing in the indentures governing the 7.0% Senior Notes or the 8.75% Senior Notes prohibits the Company from repurchasing any of the notes from time to time at any price in open market purchases, negotiated transactions or by tender offer or otherwise without any notice to or consent of the holders. However, the Credit Facility restricts the Company’s ability to repurchase the notes in open market purchases.
5. Asset Retirement Obligations
A reconciliation of the Company’s asset retirement obligations for the nine months ended September 30, 2020 is as follows (in thousands):
As of December 31, 2019	$25,709
Liabilities incurred	519
Liabilities settled	(1,252)
Disposition of properties	(143)
Accretion expense	1,326
Revisions to estimate	390
As of September 30, 2020	$26,549
Less: Current asset retirement obligations	2,136
Long-term asset retirement obligations	$24,413

6. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can be readily observable, market corroborated or generally unobservable. A fair value hierarchy was established that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Quoted prices are available in active markets for similar assets or liabilities and in non-active markets for identical or similar instruments. Model-derived valuations have inputs that are observable or whose significant value drivers are observable. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
Level 3 — Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At each balance sheet date, the Company performs an analysis of all applicable instruments and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Certain assets and liabilities are measured at fair value on a recurring basis in the Company’s Unaudited Consolidated Balance Sheets. The following methods and assumptions were used to estimate the fair values:
Cash equivalents — The highly liquid cash equivalents are recorded at fair value. Carrying value approximates fair value, which represents a Level 1 input.
Deferred compensation plan — The Company maintains a non-qualified deferred compensation plan which allows certain management employees to defer receipt of a portion of their compensation. The Company maintains assets for the deferred compensation plan in a rabbi trust. The assets of the rabbi trust are invested in publicly traded mutual funds and are recorded in other current and other long-term assets in the Unaudited Consolidated Balance Sheets. The deferred compensation plan financial assets are reported at fair value based on active market quotes, which represent Level 1 inputs.
Commodity derivatives — The fair value of crude oil, natural gas and NGL swaps and cashless collars are valued based on an income approach using various assumptions, such as quoted forward prices for commodities and time value factors. These assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and are, therefore, designated as Level 2 inputs. The Company utilizes its counterparties’ valuations to assess the reasonableness of its own valuations. The Company currently utilizes an independent third party to perform the valuation.
The commodity derivatives have been adjusted for non-performance risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. In addition, the fair value measurement of a liability has been adjusted to reflect the nonperformance risk of the Company.
The following tables set forth by level within the fair value hierarchy the Company’s non-financial assets and liabilities that were measured at fair value on a recurring basis in the Unaudited Consolidated Balance Sheets.

	Level 1	Level 2	Level 3	Total
	(in thousands)
As of September 30, 2020
Financial Assets
Deferred compensation plan	$1,220	$—	$—	$1,220
Commodity derivatives	—	58,048	—	58,048
Financial Liabilities
Commodity derivatives	—	7,069	—	7,069
As of December 31, 2019
Financial Assets
Deferred compensation plan	$2,033	$—	$—	$2,033
Commodity derivatives	—	8,890	—	8,890
Financial Liabilities
Commodity derivatives	—	10,056	—	10,056
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis in the Company’s consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:
Oil and gas properties — Proved oil and natural gas properties are evaluated for impairment on a quarterly basis or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Whenever the Company concludes the carrying value may not be recoverable, the Company estimates the expected undiscounted future net cash flows of its oil and gas properties using proved and risked probable and possible reserves based on its development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. The Company compares such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, the Company will impair the carrying value to fair value. If an impairment is necessary, the fair value is estimated by using either a market approach based on recent sales prices of comparable properties and/or indications from marketing activities or by using the income valuation technique, which involves calculating the present value of future net revenues. The present value, net of estimated operating and development costs, is calculated using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows, predominantly all of which are designated as Level 3 inputs within the fair value hierarchy. During the three months ended March 31, 2020, the Company’s proved oil and gas properties with a carrying value of $1.7 billion were reduced to a fair value of $0.5 billion, resulting in an impairment of $1.2 billion which was included in impairment and abandonment expense on the Unaudited Statement of Operations for the three months ended March 31, 2020. For the three months ended March 31, 2020, the Company contracted with an independent third party to assist with the Company’s determination of fair value associated with its proved oil and gas properties. Through the use of the Company’s production and price forecast, the third party used the income valuation technique to assist the Company in the determination of fair value for the PDP and PDN reserves and a market approach utilizing sales prices of comparable properties to assist the Company in the determination of fair value of the PUD reserves. The following table includes quantitative information about the significant unobservable inputs, categorized within Level 3 of the fair value hierarchy, that were used in the fair value measurement.

Level 3 Unobservable Inputs	As of March 31, 2020
Price(1)
Oil (per Bbl)	$29 to $60
Gas (per MMbtu)	$2.03 to $2.52
NGL (percentage of oil price)	24% to 31%
Reserve adjustment factors
PDP	100%
PDN	95%
Discount rate	11%

(1)
These prices were adjusted for location and quality differentials.

Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters. During the three months ended March 31, 2020, due to substantial commodity price declines, certain unproved oil and gas properties with a carrying value of $256.0 million were reduced to a fair value of $179.7 million, resulting in an impairment of $76.3 million which was included in impairment and abandonment expense on the Unaudited Statement of Operations for the three months ended March 31, 2020. For the three months ended March 31, 2020, the Company contracted with an independent third party to assist the Company in the Company’s determination of fair value of the Company’s unproved oil and gas properties. The third party used the market approach utilizing sales prices of comparable properties to determine the fair value of the unproved oil and gas properties.
No properties were measured at fair value during the three months ended June 30, 2020 or September 30, 2020.
Additional Fair Value Disclosures
Long-term Debt — Long-term debt is not presented at fair value on the Unaudited Consolidated Balance Sheets, as it is recorded at carrying value, net of unamortized debt issuance costs. The estimated fair value of the 7.0% Senior Notes was approximately $85.3 million and $335.0 million as of September 30, 2020 and December 31, 2019, respectively. The estimated fair value of the 8.75% Senior Notes was approximately $68.1 million and $251.2 million as of September 30, 2020 and December 31, 2019, respectively. The fair values of the Company’s fixed rate Senior Notes are based on active market quotes, which represent Level 1 inputs.
There is no active, public market for the Credit Facility. The recorded value of the Credit Facility is not materially different from its fair value due to its floating rate structure based on the LIBOR spread, secured interest, and the Company’s borrowing base utilization. The Credit Facility had a balance of $140.0 million as of both September 30, 2020 and December 31, 2019. The fair value measurements for the Credit Facility represent Level 2 inputs.
7. Derivative Instruments
The Company uses financial derivative instruments as part of its price risk management program to achieve a more predictable cash flow from its production revenues by reducing its exposure to commodity price fluctuations. The Company has entered into financial commodity swap, swaption and cashless collar contracts related to the sale of a portion of the Company’s production. A swap allows the Company to receive a fixed price for its production and pay a variable market price to the counterparty. A swaption allows the counterparty, on a specific date, to extend an existing fixed-price swap for a certain period of time or to increase the notional volumes of an existing fixed-price swap. A cashless collar establishes a floor and a ceiling price, which allows the Company to receive the difference between the floor price and the variable market price if the variable market price is below the floor price. However, the Company will pay the difference between the ceiling price and the variable market price if the variable market price is above the ceiling. No amounts are paid or received if the variable market price is between the floor and ceiling prices. The Company has also entered into crude oil swaps to fix the differential in pricing between the NYMEX WTI calendar month average and the physical crude delivery month price (“oil roll swaps”). The Company does not enter into derivative instruments for speculative or trading purposes.
In addition to financial contracts, the Company may at times be party to various physical commodity contracts for the sale of oil, natural gas and NGLs that have varying terms and pricing provisions. These physical commodity contracts qualify for the normal purchase and normal sale exception and, therefore, are not subject to hedge or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil, natural gas and NGL production revenues at the time of settlement.
All derivative instruments, other than those that meet the normal purchase and normal sale exception, as mentioned above, are recorded at fair value and included on the Unaudited Consolidated Balance Sheets as assets or liabilities. The following table summarizes the location, as well as the gross and net fair value amounts, of all derivative instruments presented on the Unaudited Consolidated Balance Sheets as of the dates indicated.
	As of September 30, 2020
Balance Sheet	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet(1)	Net Amounts of Assets Presented in the Balance Sheet
	(in thousands)
Derivative assets (current)	$50,632	$(3,643)	$46,989
Derivative assets (noncurrent)	7,416	(2,825)	4,591
Total derivative assets	$58,048	$(6,468)	$51,580

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet(1)	Net Amounts of Liabilities Presented in the Balance Sheet
	(in thousands)
Accounts payable and accrued liabilities	$(3,643)	$3,643	$—
Other noncurrent liabilities	(3,426)	2,825	(601)
Total derivative liabilities	$(7,069)	$6,468	$(601)

	As of December 31, 2019
Balance Sheet	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet(1)	Net Amounts of Assets Presented in the Balance Sheet
	(in thousands)
Derivative assets (current)	$8,477	$(4,561)	$3,916
Derivative assets (noncurrent)	413	(413)	—
Total derivative assets	$8,890	$(4,974)	$3,916

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet(1)	Net Amounts of Liabilities Presented in the Balance Sheet
	(in thousands)
Accounts payable and accrued liabilities	$(8,972)	$4,561	$(4,411)
Other noncurrent liabilities	(1,084)	413	(671)
Total derivative liabilities	$(10,056)	$4,974	$(5,082)

(1)
Asset and liability balances with the same counterparty are presented as a net asset or liability on the Unaudited Consolidated Balance Sheets.

As of September 30, 2020, the Company had swap and swaption contracts in place to hedge the following volumes for the periods indicated:
	October – December 2020		For the year 2021		For the year 2022
	Derivative Volumes	Weighted Average Price	Derivative Volumes	Weighted Average Price	Derivative Volumes	Weighted Average Price
Swaps
Oil (Bbls)	1,311,000	$56.29	3,098,000	$54.30	—	$—
Natural Gas (MMbtu)	1,840,000	$1.83	5,790,000	$2.13	3,650,000	$2.13
Oil Roll Swaps(1)
Oil (Bbls)	138,000	$(1.47)	182,500	$(0.25)	—	$—
Swaptions
Oil (Bbls)	—	$—	—	$—	1,092,000	$55.08

(1)
These contracts establish a fixed amount for the differential between the NYMEX WTI calendar month average and the physical crude oil delivery month price. The weighted average differential represents the amount of reduction to NYMEX WTI prices for the notional volumes covered by the swap contracts.

As of September 30, 2020, the Company had cashless collars in place to hedge the following volumes for the periods indicated:
	October — December 2020			For the year 2021
	Derivative Volumes	Weighted Average Floor	Weighted Average Ceiling	Derivative Volumes	Weighted Average Floor	Weighted Average Ceiling
Cashless Collars
Natural Gas (MMbtu)	920,000	$2.00	$2.70	1,800,000	$2.00	$4.25
The Company’s derivative financial instruments are generally executed with major financial or commodities trading institutions. The instruments expose the Company to market and credit risks and may, at times, be concentrated with certain counterparties or groups of counterparties. The Company had derivatives in place with eight different counterparties as of September 30, 2020. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk in the event of non-performance by the counterparties are substantially smaller. The creditworthiness of counterparties is subject to continual review by management, and the Company believes all of these institutions currently are acceptable credit risks. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties.
It is the Company’s policy to enter into derivative contracts with counterparties that are lenders in the Credit Facility, affiliates of lenders in the Credit Facility or potential lenders in the Credit Facility. The Company’s derivative contracts are documented using an industry standard contract known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement or other contracts. Typical terms for these contracts include credit support requirements, cross default provisions, termination events and set-off provisions. The Company is not required to provide any credit support to its counterparties other than cross collateralization with the properties securing the Credit Facility. The Company has set-off provisions in its derivative contracts with lenders under its Credit Facility which, in the event of a counterparty default, allow the Company to set-off amounts owed to the defaulting counterparty under the Credit Facility or other obligations against monies owed to the Company under derivative contracts. Where the counterparty is not a lender under the Company’s Credit Facility, the Company may not be able to set-off amounts owed by the Company under the Credit Facility, even if such counterparty is an affiliate of a lender under such facility. The Company does not have any derivative balances that are offset by cash collateral.

8. Income Taxes
The Company accounts for uncertainty in income taxes for tax positions taken or expected to be taken in a tax return in accordance with the FASB’s rules on income taxes. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities. During the three and nine months ended September 30, 2020 and 2019, the Company had no uncertain tax positions.
The Company’s policy is to classify accrued penalties and interest related to unrecognized tax benefits in the Company’s income tax provision. The Company did not record any accrued interest or penalties associated with unrecognized tax benefits during the three and nine months ended September 30, 2020 and 2019.
Income tax benefit for the three and nine months ended September 30, 2020 and 2019 differs from the amounts that would be provided by applying the U.S. statutory income tax rates to pretax income or loss principally due to stock-based compensation, political lobbying expense, political contributions, nondeductible officer compensation, state income taxes, and for 2020, the effect of deferred tax asset valuation allowances. For the three and nine months ended September 30, 2020, the Company recognized $0.6 million and $95.9 million of income tax benefit, respectively. For the three and nine months ended September 30, 2019, the Company recognized $4.3 million of income tax expense and $25.3 million of income tax benefit, respectively. The Company considers all available evidence (both positive and negative) to estimate whether sufficient future taxable income will be generated to permit the use of the existing deferred tax assets. Such evidence includes the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment, and judgment is required in considering the relative weight of negative and positive evidence. For the three and nine months ended September 30, 2020, the Company determined that there would not be sufficient future taxable income to use existing deferred tax assets and has recorded a valuation allowance against the existing net deferred tax assets. For the nine months ended September 30, 2020, the Company has recorded a deferred tax liability of $1.6 million for projected taxable income in future periods in which only 80% of taxable income can be offset by net operating losses. The Company continues to monitor facts and circumstances in the reassessment of the likelihood that operating loss carryforwards, credits and other deferred tax assets will be utilized prior to their expiration.
In response to the COVID-19 pandemic, President Trump signed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) on March 27, 2020. Several of the provisions included in the CARES Act apply to the Company. The primary impact is the accelerated refundability of the Company’s $1.4 million income tax receivable related to minimum tax credit carryforwards to 2019. The depreciable lives related to 2018 and 2019 qualified improvement property will be adjusted and result in accelerated tax depreciation. In addition, the CARES Act temporarily suspends the 80% income limitation for net operating losses generated and utilized in years beginning prior to January 1, 2021.
9. Equity Incentive Compensation Plans and Other Long-term Incentive Programs
The Company maintains various stock-based compensation plans and other employee benefits as discussed below. Stock-based compensation is measured at the grant date based on the value of the awards, and the fair value is recognized on a straight-line basis over the requisite service period (usually the vesting period). Nonvested shares of common stock generally vest ratably over a three year service period, and nonvested shares of common stock units vest over a one year service period. Cash-based compensation is measured at fair value at each reporting date and is recognized on a straight-line basis over the requisite service period (usually the vesting period). Cash-based awards generally have a cliff vest of three years.

The following table presents the long-term equity and cash incentive compensation related to awards for the periods indicated:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Nonvested common stock(1)	$996	$1,992	$3,296	$5,321
Nonvested common stock units(1)	30	283	512	895
Nonvested performance cash units(2)(3)	(55)	(130)	(831)	947
Total	$971	$2,145	$2,977	$7,163

(1)
Unrecognized compensation expense as of September 30, 2020 was $4.0 million, which related to grants of nonvested shares of common stock that are expected to be recognized over a weighted-average period of 1.6 years.

(2)
The nonvested performance-based cash units are accounted for as liability awards with $0.3 million and $1.2 million in other noncurrent liabilities as of September 30, 2020 and December 31, 2019, respectively, in the Unaudited Consolidated Balance Sheets.

(3)
Liability awards are fair valued at each reporting date. The expense for the period will increase or decrease based on updated fair values of these awards at each reporting date.

Nonvested Equity and Cash Awards.   The following tables present the equity and cash awards granted pursuant to the Company’s various stock compensation plans. A summary of the Company’s nonvested common stock awards for the three and nine months ended September 30, 2020 and 2019 is presented below:
	Three Months Ended September 30, 2020		Three Months Ended September 30, 2019
Nonvested Common Stock Awards	Shares(1)	Weighted Average Grant Date Fair Value(1)	Shares(1)	Weighted Average Grant Date Fair Value(1)
Outstanding at July 1,	63,374	$103.45	68,122	$194.11
Granted	—	—	120	62.50
Vested	(2,384)	208.62	(7,120)	209.45
Forfeited or expired	(2,034)	61.09	(1,462)	239.81
Outstanding at September 30,	58,956	100.60	59,660	190.90

	Nine Months Ended September 30, 2020		Nine Months Ended September 30, 2019
Nonvested Common Stock Awards	Shares(1)	Weighted Average Grant Date Fair Value(1)	Shares(1)	Weighted Average Grant Date Fair Value(1)
Outstanding at January 1,	59,369	$190.74	58,243	$263.50
Granted	40,572	57.00	36,954	131.95
Vested	(33,754)	212.35	(33,711)	249.29
Forfeited or expired	(7,231)	74.39	(1,826)	241.44
Outstanding at September 30,	58,956	100.60	59,660	190.90

(1)
All share and per share information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 12 for additional information.

A summary of the Company’s nonvested common stock unit awards for the three and nine months ended September 30, 2020 and 2019 is presented below:
	Three Months Ended September 30, 2020		Three Months Ended September 30, 2019
Nonvested Common Stock Unit Awards	Units(1)	Weighted Average Grant Date Fair Value(1)	Units(1)	Weighted Average Grant Date Fair Value(1)
Outstanding at July 1,	12,185	$86.22	15,922	$163.61
Outstanding at September 30,	12,185	86.22	15,922	163.61

	Nine Months Ended September 30, 2020		Nine Months Ended September 30, 2019
Nonvested Common Stock Unit Awards	Units(1)	Weighted Average Grant Date Fair Value(1)	Units(1)	Weighted Average Grant Date Fair Value(1)
Outstanding at January 1,	15,922	$163.61	6,224	$362.97
Granted	10,618	13.48	12,862	93.78
Vested	(12,767)	131.38	(3,164)	271.99
Forfeited or expired	(1,588)	12.69	—	—
Outstanding at September 30,	12,185	86.22	15,922	163.61

(1)
All unit and per unit information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 12 for additional information.

A summary of the Company’s nonvested performance-based cash unit awards for the three and nine months ended September 30, 2020 and 2019 is presented below:
	Three Months Ended September 30, 2020		Three Months Ended September 30, 2019
Nonvested Performance-Based Cash Unit Awards	Units(1)	Weighted Average Fair Value(1)	Units(1)	Weighted Average Fair Value(1)
Outstanding at July 1,	108,796		57,372
Forfeited or expired	(7,714)		(5,851)
Outstanding at September 30,	101,082	$11.50	51,521	$79.50

	Nine Months Ended September 30, 2020		Nine Months Ended September 30, 2019
Nonvested Performance-Based Cash Unit Awards	Units(1)	Weighted Average Fair Value(1)	Units(1)	Weighted Average Fair Value(1)
Outstanding at January 1,	51,521		18,191
Granted	71,388		40,530
Forfeited or expired	(21,827)		(7,200)
Outstanding at September 30,	101,082	$11.50	51,521	$79.50

(1)
All unit and per unit information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 12 for additional information.

Performance Cash Program
2020 Program. In February 2020, the Compensation Committee of the Board of Directors of the Company approved a performance cash program (the “2020 Program”) granting performance cash units that will settle in cash and are accounted for as liability awards. The performance-based awards contingently vest in February 2023, depending on the level at which the performance goal is achieved. The performance goal, which will be measured over the three-year period ending December 31, 2022, will be the Company’s total shareholder return (“TSR”) based on a matrix measurement of (1) the Company’s absolute performance and (2) the Company’s ranking relative to a defined peer group’s individual TSRs (“Relative TSR”). The Company’s absolute performance is measured against the December 31, 2019 closing share price of $84.50, which has been retroactively adjusted to reflect a 1-for-50 reverse stock split. For the portion of the program based on absolute performance, the payout will be equal to the Company’s absolute TSR up to 100%, which is the maximum payout for this portion. For the portion of the program based on relative performance (i) if the Company’s Relative TSR is less than 30%, the payout is zero and (ii) if the Company’s Relative TSR is 30% or greater, the payout is equal to the Company’s percentile rank up to 100% of the original grant. The Company’s combined absolute performance and Relative TSR have a maximum vest of up to 200% of the original grant.
10. Leases
A contract is or contains a lease when, (1) the contract contains an explicitly or implicitly identified asset and (2) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract in exchange for consideration. The Company assesses whether an arrangement is or contains a lease at inception of the contract. For all leases, other than those that qualify for the short-term recognition exemption, the Company recognizes as of the lease commencement date on the balance sheet a liability for its obligation related to the lease and a corresponding asset representing the Company’s right to use the underlying asset over the period of use. The Company currently has leases for office space and other equipment, all of which are classified as operating leases.
The Company’s leases have remaining terms of up to eight years. Certain lease agreements contain options to extend or early terminate the agreement. These options are used to calculate right-of-use asset and lease liability balances when it is reasonably certain that the Company will exercise these options. The discount rate used to calculate the present value of the future minimum lease payments is the Company’s incremental borrowing rate.
The Company elected, for all classes of underlying assets, to not apply the balance sheet recognition requirements of ASC 842 to leases with a term of one year or less, and instead, recognize the lease payments in the income statement on a straight-line basis over the lease term. The Company also elected, for certain classes of underlying assets, to combine lease and non-lease components. Therefore, the Company elected to combine lease and non-lease components for drilling rig and gathering system asset classes. These assets are not reported on the Unaudited Consolidated Balance Sheets as the Company’s lease contracts for drilling rigs are currently classified as short-term and the Company’s lease contract for a gathering system includes variable payments.
For the three and nine months ended September 30, 2020 and 2019, lease cost were as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
Lease Cost	2020	2019	2020	2019
	(in thousands)
Operating lease cost(1)(3)	$531	$576	$1,570	$1,693
Short-term lease cost(2)(3)	367	2,678	3,419	13,064
Variable lease cost(4)	347	154	1,040	154
Total lease cost	$1,245	$3,408	$6,029	$14,911

(1)
Operating lease cost was primarily included in general and administrative expense or lease operating expense on the Unaudited Consolidated Statements of Operations.

(2)
Short-term lease cost primarily includes leases for drilling rigs, which were capitalized to property, plant and equipment on the Unaudited Consolidated Balance Sheets.

(3)
A portion of the operating lease cost and a majority of the short-term lease cost represent gross amounts that the Company was financially committed to pay. However, the Company recorded in the financial statements its proportionate share based on the Company’s working interest, which varies from property to property.

(4)
Variable lease cost is related to a gathering agreement and is included in oil, gas, and NGL production on the Unaudited Consolidated Statements of Operations.

Supplemental balance sheet information related to leases as of September 30, 2020 and December 31, 2019, were as follows:
Operating Leases	As of September 30, 2020	As of December 31, 2019
	(in thousands)
Right-of-use assets(1)	$9,821	$9,287
Accumulated amortization(2)	(1,794)	(1,142)
Total right-of-use assets, net(3)	$8,027	$8,145
Current lease liabilities(4)	(1,955)	(1,287)
Noncurrent lease liabilities(5)	(12,425)	(13,195)
Total lease liabilities(3)	$(14,380)	$(14,482)
Weighted average remaining lease term
Operating leases (in years)	7.0	7.8
Weighted average discount rate
Operating leases	5.6%	5.6%

(1)
Included in furniture, equipment and other in the Unaudited Consolidated Balance Sheets.

(2)
Included in accumulated depreciation, depletion, amortization and impairment in the Unaudited Consolidated Balance Sheets.

(3)
The difference between the right-of-use assets and total lease liabilities is primarily related to lease incentives and deferred rent balances, which were required to be netted against the right-of-use assets as of the ASC 842 implementation date of January 1, 2019.

(4)
Included in accounts payable and accrued liabilities in the Unaudited Consolidated Balance Sheets.

(5)
Included in other noncurrent liabilities in the Unaudited Consolidated Balance Sheets.

Maturities of lease liabilities as of September 30, 2020 and December 31, 2019 were as follows:
	As of September 30, 2020	As of December 31, 2019
	(in thousands)
2020	$678	$2,056
2021	2,664	2,355
2022	2,367	2,044
2023	2,130	2,024
2024	2,078	2,078
Thereafter	7,576	7,577
Total	$17,493	$18,134
Less: Interest	(3,113)	(3,652)
Present value of lease liabilities	$14,380	$14,482

11. Commitments and Contingencies
Firm Transportation Agreements. The Company is party to two firm transportation contracts to provide capacity on natural gas pipeline systems. The contracts require the Company to pay minimum volume transportation charges through July 2021 regardless of the amount of pipeline capacity utilized by the Company. These monthly transportation payments are included in unused commitments expense in the Unaudited Consolidated Statements of Operations. As a result of previous divestitures in 2013 and 2014, the Company will likely not utilize the firm capacity on the natural gas pipelines.
The Company is party to one firm pipeline transportation contract to provide capacity on an oil pipeline system. The contract requires the Company to pay minimum volume transportation charges through April 2025 regardless of the amount of pipeline capacity utilized by the Company.
The amounts in the table below represent the Company’s future minimum transportation charges:
As of September 30, 2020
(in thousands)
2020	$6,399
2021	19,777
2022	13,064
2023	14,600
2024	14,640
Thereafter	4,799
Total	$73,279
Gas Gathering and Processing Agreements.   The Company is party to one minimum volume commitment and two reimbursement obligations. The minimum volume commitment requires the Company to deliver a minimum volume of natural gas to a midstream entity for gathering and processing. The contract requires the Company to pay a fee associated with the contracted volumes regardless of the amount delivered. The reimbursement obligations require the Company to pay monthly gathering and processing fees per Mcf of production to reimburse midstream entities for their costs to construct gas gathering and processing facilities. If the costs are not reimbursed by the Company via the monthly gathering and processing fees, the Company must pay the difference. The amounts in the table below represent the Company’s future minimum charges under both types of agreements:
As of September 30, 2020
(in thousands)
2020	$544
2021	3,778
Thereafter	—
Total	$4,322
Other Commitments.   The Company has one drilling commitment with a joint interest partner that requires the Company to drill and complete two wells by July 2022 and three wells by July 2023. If the drilling commitment is not met, the Company must return the associated leases that are not held by production to the joint interest partner, which cover approximately 13,000 acres. The Company is party to two minimum volume commitments for fresh water. The minimum volume commitments require the Company to purchase a minimum volume of fresh water from a water supplier. The contracts require the Company pay a fee associated with the contracted volumes regardless of the amount delivered. Due to a decline in activity, the Company does not anticipate utilizing the minimum volume for the year 2020 for one of the commitments and, therefore, recognized $0.5 million in unused commitments in the Unaudited Consolidated

Statement of Operations during the three and nine months ended September 30, 2020. The Company also has non-cancellable agreements for information technology services. Future minimum annual payments under these agreements are as follows:
As of September 30, 2020
(in thousands)
2020	$579
2021	1,285
2022(1)	11,485
2023(1)	16,284
Thereafter	—
Total	$29,633

(1)
Includes $10.2 million in 2022 and $15.3 million in 2023 related to the drilling commitment discussed above.

Litigation.   The Company is subject to litigation, claims and governmental and regulatory proceedings arising in the ordinary course of business. It is the opinion of the Company’s management that current claims and litigation involving the Company are not likely to have a material adverse effect on its Unaudited Consolidated Balance Sheet, Cash Flows or Statements of Operations, other than the following.
Sterling Energy Investments LLC v. HighPoint Operating Corporation, 2020CV32034, District Court in Denver, Colorado. On June 15, 2020, Sterling Energy Investments LLC (“Sterling”) filed a complaint against HighPoint Operating Corporation, a subsidiary of the Company, for breach of contract related to a Gas Purchase Agreement dated effective November 1, 2017, by and between HighPoint Operating Corporation and Sterling. Sterling alleges that HighPoint Operating Corporation breached the contract by failing to use reasonable commercial efforts to deliver to Sterling at Sterling’s receipt points all quantities of gas not otherwise dedicated to other gas purchase agreements. The Company vigorously denies Sterling’s claims. Sterling seeks monetary damages in an amount not yet specified. On July 31, 2020, the Company filed a counterclaim against Sterling for breach of Sterling’s obligations under the Gas Purchase Agreement. The Company is seeking monetary damages in an amount not yet specified.
12. Subsequent Event
Reverse Stock Split.   On October 20, 2020, the Company announced a reverse stock split of the Company’s outstanding shares of common stock at a ratio of 1-for-50 and a proportionate reduction of the total number of authorized shares of common stock, which was approved by the stockholders at the Company’s Annual Meeting of Stockholders on April 28, 2020. The reverse stock split became effective on October 30, 2020, and the Company’s common stock was traded on a split-adjusted basis on the NYSE at the market open on that date. The par value of the common stock was not adjusted as a result of the reverse stock split.
The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum closing price requirement for continued listing on the NYSE. As a result of the reverse stock split, every 50 pre-split shares of common stock outstanding were automatically combined into one issued and outstanding share of common stock. The fractional shares that resulted from the reverse stock split were canceled and paid out in cash. The reverse stock split reduced the number of shares of the Company’s outstanding common stock from 215,255,925 shares as of October 30, 2020 to 4,305,119 shares, subject to adjustment of the rounding of fractional shares. The total number of shares of common stock that the Company is authorized to issue was reduced from 400,000,000 to 8,000,000 shares. All share and per share amounts in the consolidated financial statements and notes herein were retroactively adjusted for all periods presented to give effect to this reverse stock split, including reclassifying an amount equal to the reduction in par value of the Company’s common stock to additional paid-in capital.

Merger.   On November 8, 2020, the Company and Bonanza Creek Energy, Inc., a Delaware corporation (“Bonanza Creek”), entered into a definitive merger agreement (“Merger Agreement”) to effectuate the strategic combination of Bonanza Creek and HighPoint. The transaction has been unanimously approved by the board of directors of each company. Under the terms of the Merger Agreement, Bonanza Creek has agreed to commence a registered exchange offer (the “Exchange Offer”). The Exchange Offer will be conditioned on a minimum participation condition of not less than 95% of the aggregate outstanding principal amount of HighPoint senior unsecured notes (the “HighPoint Notes”) and not less than a majority of the outstanding holders of the HighPoint Notes (the “Minimum Participation Condition”).
If the Minimum Participation Condition is not met, HighPoint has agreed to solicit a prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the [District of Delaware] (the “Court,” and such plan, the “Prepackaged Plan”). HighPoint will file voluntary petitions under Chapter 11 with the Court to effectuate the Prepackaged Plan, under which the companies will seek to consummate the merger.
If the Minimum Participation Condition is met, and if certain customary closing conditions are satisfied (including approval by each company’s shareholders, provided that approval of HighPoint shareholders will not be required under the Prepackaged Plan), the companies will effect the Exchange Offer and Bonanza Creek will acquire HighPoint at closing through a merger outside of bankruptcy.
The transactions are expected to close in the first quarter of 2021 under the Exchange Offer or in the second quarter of 2021 under the Prepackaged Plan.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements as to future plans, estimates, beliefs and expected performance of HighPoint Resources Corporation. Forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to:
•
any failure to comply with the financial or other covenants under our revolving credit facility (the “Credit Facility”), and the related impact on our ability to continue as a going concern;

•
reductions in the borrowing base under our Credit Facility, and the related impact on our ability to continue as a going concern;

•
debt and equity market conditions and availability of capital, and the related impact on our ability to continue as a going concern;

•
ability to regain compliance with the average market capitalization and stockholders’ equity requirement under the New York Stock Exchange (the “NYSE”) continued listing requirements and avert the delisting of our common stock;

•
outbreaks of communicable diseases like COVID-19 and resulting regulatory and economic consequences;

•
the ability and willingness of members of the Organization of Petroleum Exporting Countries (“OPEC”) along with non-OPEC oil-producing countries (collectively known as “OPEC+”), to agree to and maintain oil price and production controls;

•
downstream shut-ins due to oversupply and shortage of storage capacity;

•
legislative, judicial or regulatory changes including initiatives to impose increased setbacks from occupied structures and other sensitive areas, initiatives to give local governmental authorities the ability to further regulate or to ban oil and gas development activities within their boundaries, and initiatives related to drilling and completion techniques such as hydraulic fracturing;

•
potential failure to achieve expected production from existing and future exploration or development projects or acquisitions;

•
volatility of market prices received for oil, natural gas and natural gas liquids (“NGLs”), and the risk of a prolonged period of depressed prices;

•
declines in the values of our oil and natural gas properties resulting in impairments;

•
reduction of proved undeveloped reserves due to failure to develop within the five-year development window defined by the Securities and Exchange Commission;

•
inability to hedge production at favorable prices;

•
the concentration of our properties in the Rocky Mountain region;

•
compliance with environmental and other regulations;

•
economic and competitive conditions;

•
occurrence of property divestitures or acquisitions;

•
costs and availability of third party facilities for gathering, processing, refining and transportation;

•
future processing volumes and pipeline throughput;

•
impact of health and safety issues on operations;

•
operational risks, including the risk of industrial accidents and natural disasters;

•
ability to receive drilling and other permits, regulatory approvals and required surface access and rights of way;

•
higher than expected costs and expenses including production, drilling and well equipment costs;

•
changes in estimates of proved reserves;

•
the potential for production decline rates from our wells, and/or drilling and related costs, to be greater than we expect;

•
ability to replace natural production declines with acquisitions, new drilling or recompletion activities;

•
exploration risks such as the risk of drilling unsuccessful wells;

•
capital expenditures and contractual obligations;

•
liabilities resulting from litigation concerning alleged damages related to environmental issues, pollution, contamination, personal injury, royalties, marketing, title to properties, validity of leases, or other matters that may not be covered by an effective indemnity or insurance;

•
midstream capacity issues;

•
changes in tax laws and statutory tax rates; and

•
other uncertainties, including those factors discussed below and in our Annual Report on Form 10-K for the year ended December 31, 2019 under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and in Part II, Item 1A, “Risk Factors” of this Quarterly Report on Form 10-Q, all of which are difficult to predict.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Readers should not place undue reliance on these forward-looking statements, which reflect management’s views only as of the date hereof. Other than as required under the securities laws, we do not undertake any obligation to update any forward-looking statements whether as a result of changes in internal estimates or expectations, new information, subsequent events or circumstances or otherwise.
Overview
We develop oil and natural gas in the Rocky Mountain region of the United States. We seek to build stockholder value by delivering profitable growth in cash flow, reserves and production through the development of oil and natural gas assets. In order to deliver profitable growth, we allocate capital to our highest return assets, concentrate expenditures on exploiting our core assets, maintain capital discipline and optimize operations while upholding high-level standards for health, safety and the environment. Substantially all of our revenues are generated through the sale of oil and natural gas production and NGL recovery at market prices.
We are committed to developing and producing oil and natural gas in a responsible and safe manner. Our employees work diligently with regulatory agencies, as well as environmental, wildlife and community organizations, to ensure that exploration and development activities meet stakeholders’ expectations and regulatory requirements.
In early 2020, global health care systems and economies began to experience strain from the spread of COVID-19, a highly transmissible and pathogenic coronavirus. As the virus spread, global economic activity began to slow and future economic activity was forecast to slow with a resulting decline in oil demand. In response, OPEC+ initiated discussions to lower production to support energy prices. With OPEC+ unable to agree on cuts, crude oil prices declined to an average of $30.45 per barrel for the month of March 2020 and $16.70 per barrel for the month of April 2020 before increasing to an average of $38.31 per barrel for the month of June 2020, compared to $59.80 for the month of December 2019. Crude prices averaged $40.93 per barrel for three months ended September 30, 2020. These declines in prices have adversely affected the economics of our existing wells and planned future development, which led to impairments of both proved and unproved oil and gas properties during the three months ended March 31, 2020.
Aside from the impairment of our proved and unproved oil and gas properties, impacts to our results of operations for the three and nine months ended September 30, 2020 from price declines were mitigated by hedges in place on 96% and 89%, respectively, of our oil production. As of October 30, 2020, we have hedged 1,150,000 barrels of our expected remaining 2020 oil production and 3,098,000 barrels of our expected 2021 oil production, at price levels that provide some economic certainty to our cash flows. In addition, we have hedged 2,760,000 MMbtu of our expected remaining 2020 natural gas production, and 7,590,000 MMbtu and 3,650,000 MMbtu of our expected 2021 and 2022 natural gas production, respectively. As the duration of the COVID-19 pandemic is uncertain, we may be unable to obtain additional hedges at favorable price levels in the near or foreseeable future.
The degree to which the COVID-19 pandemic will adversely impact our future operations and results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration of the spread of the outbreak, its severity, the actions to contain the virus and treat its impact, its impact on the economy and market conditions, and how quickly and to what extent normal economic and operating conditions can resume. The substantial decline in oil price has increased the volatility and amplitude of risks we face as described in this report and in our Annual Report on Form 10-K for the year ended December 31, 2019. If oil prices do not improve, capital availability, our liquidity and profitability will be adversely affected, particularly after our current hedges are realized in 2020 and 2021. There is uncertainty around the timing of recovery of the global economy from COVID-19 and its effects on the supply and demand for crude oil. Therefore, we expect continued volatility and uncertainty in the outlook for near to medium term oil prices.
We have financial covenants associated with our Credit Facility that are measured each fiscal quarter. We are currently in compliance with all financial covenants and have complied with all financial covenants since issuance. However, as discussed in the “Going Concern” section in Note 2, based on our financial projections for the twelve month period following the issuance date of these interim consolidated financial statements, it is probable we will breach a financial covenant in our Credit Facility in the second quarter of 2021. If this breach were to occur and we do not receive a waiver from the lenders, all of the amount borrowed under the Credit Facility will become due, and cross-defaults will occur under the indentures to our senior notes. Further, if our independent auditor includes an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2020, this would accelerate a default under our Credit Facility to the first quarter of 2021 at the time our financial statements for the year ending December 31, 2020 are filed and, in turn, result in cross-default under the indentures to the senior notes at that time as well. We do not have sufficient cash on hand or available liquidity that can be utilized to repay the outstanding debt in the event of default. These conditions and events raise substantial doubt about our ability to continue as a going concern.
We may from time to time seek to retire, purchase or otherwise refinance our outstanding debt securities through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, exchange offers or otherwise. Any such transactions will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
On October 20, 2020, we announced a reverse stock split of our outstanding shares of common stock at a ratio of 1-for-50 and a proportionate reduction of the total number of authorized shares of common stock, which was approved by the stockholders at our Annual Meeting of Stockholders on April 28, 2020. The reverse stock split became effective on October 30, 2020, and our common stock was traded on a split-adjusted basis on the NYSE at the market open on that date. The par value of the common stock was not adjusted as a result of the reverse stock split.
The reverse stock split is intended to increase the per share trading price of our common stock to satisfy the $1.00 minimum closing price requirement for continued listing on the NYSE. As a result of the reverse stock split, every 50 pre-split shares of common stock outstanding were automatically combined into one issued and outstanding share of common stock. The fractional shares that resulted from the reverse stock split were canceled and paid out in cash. The reverse stock split reduced the number of shares of our outstanding common stock from 215,255,925 shares as of October 30, 2020 to 4,305,119 shares, subject to adjustment of the rounding of fractional shares. The total number of shares of common stock that we are authorized to issue was reduced from 400,000,000 to 8,000,000 shares. All share and per share amounts were retroactively adjusted in the consolidated financial statements and notes herein for all periods presented to give effect to this reverse stock split, including reclassifying an amount equal to the reduction in par value of our common stock to additional paid-in capital.
We operate in one industry segment, which is the development and production of crude oil, natural gas and NGLs, and all of our operations are conducted in the Rocky Mountain region of the United States. Consequently, we currently report a single reportable segment.

Results of Operations
The following table sets forth selected operating data for the periods indicated:
Three Months Ended September 30, 2020 Compared with Three Months Ended September 30, 2019
	Three Months Ended September 30,		Increase (Decrease)
	2020	2019	Amount	Percent
	($ in thousands, except per unit data)
Operating Results:
Operating Revenues
Oil, gas and NGL production	$67,305	$121,281	$(53,976)	(45)%
Other operating revenues	42	1	41	4,100%
Total operating revenues	67,347	121,282	(53,935)	(44)%
Operating Expenses
Lease operating expense	5,305	8,385	(3,080)	(37)%
Gathering, transportation and processing expense	5,317	1,611	3,706	230%
Production tax expense	(1,074)	7,868	(8,942)	*nm
Exploration expense	74	56	18	32%
Impairment and abandonment expense	2,813	1,170	1,643	140%
(Gain) loss on sale of properties	18	—	18	*nm
Depreciation, depletion and amortization	25,522	84,948	(59,426)	(70)%
Unused commitments	4,985	4,418	567	13%
General and administrative expense(1)	12,891	11,048	1,843	17%
Merger transaction expense	—	2,078	(2,078)	(100)%
Other operating expense, net	(38)	230	(268)	*nm
Total operating expenses	$55,813	$121,812	$(65,999)	(54)%
Production Data:
Oil (MBbls)	1,507	2,180	(673)	(31)%
Natural gas (MMcf)	4,254	4,236	18	—%
NGLs (MBbls)	628	513	115	22%
Combined volumes (MBoe)	2,844	3,399	(555)	(16)%
Daily combined volumes (Boe/d)	30,913	36,946	(6,033)	(16)%
Average Realized Prices before Hedging:
Oil (per Bbl)	$36.64	$52.27	$(15.63)	(30)%
Natural gas (per Mcf)	1.36	1.03	0.33	32%
NGLs (per Bbl)	10.04	5.76	4.28	74%
Combined (per Boe)	23.66	35.68	(12.02)	(34)%
Average Realized Prices with Hedging:
Oil (per Bbl)	$51.84	$54.08	$(2.24)	(4)%
Natural gas (per Mcf)	1.39	1.06	0.33	31%
NGLs (per Bbl)	10.04	5.76	4.28	74%
Combined (per Boe)	31.77	36.88	(5.11)	(14)%
Average Costs (per Boe):
Lease operating expense	$1.87	$2.47	$(0.60)	(24)%
Gathering, transportation and processing expense	1.87	0.47	1.40	298%
Production tax expense	(0.38)	2.31	(2.69)	*nm
Depreciation, depletion and amortization	8.97	24.99	(16.02)	(64)%
General and administrative expense(1)	4.53	3.25	1.28	39%

*
Not meaningful.

(1)
Included in general and administrative expense is long-term cash and equity incentive compensation of $1.0 million (or $0.34 per Boe) and $2.1 million (or $0.63 per Boe) for the three months ended September 30, 2020 and 2019, respectively.

Production Revenues and Volumes.   Production revenues decreased to $67.3 million for the three months ended September 30, 2020 from $121.3 million for the three months ended September 30, 2019. The decrease in production revenues was due to a 34% decrease in average realized prices before hedging and a 16% decrease in production volumes. The decrease in average realized prices before hedging decreased production revenues by approximately $40.9 million, while the decrease in production volumes decreased production revenues by approximately $13.1 million. Without further development, we anticipate a decline in production for the remainder of the year.
Lease Operating Expense (“LOE”).   LOE was $5.3 million for the three months ended September 30, 2020 and $8.4 million for the three months ended September 30, 2019. LOE decreased to $1.87 per Boe for the three months ended September 30, 2020 from $2.47 per Boe for the three months ended September 30, 2019. We continued to see a decrease in service industry costs during the three months ended September 30, 2020 due to a downturn in the industry. We anticipate an increase in LOE for the remainder of the year due to colder temperatures and potential adverse weather in the winter months.
Gathering, Transportation and Processing Expense (“GTP”).   GTP expense increased to $1.87 per Boe for the three months ended September 30, 2020 from $0.47 per Boe for the three months ended September 30, 2019.
Costs incurred to gather, transport and/or process our oil, gas and NGLs prior to the transfer of control to the customer are included in GTP expense. Costs incurred to gather, transport and/or process our oil, gas and NGLs after control has transferred to the customer are considered components of the consideration received from the customer and thus recorded in oil, gas and NGL production revenues. In general, based on specific contract arrangements, costs incurred associated with gas and NGLs in the Hereford Field in the DJ Basin, which was acquired in the 2018 Merger, are included in GTP expense and costs incurred associated with gas and NGLs in the Northeast Wattenberg Field in the DJ Basin are included in production revenues. Costs incurred associated with oil are included in production revenues for both areas. See the “Revenue Recognition” section in Note 2 for additional information.
The increase in GTP per Boe for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 was primarily due to an increase in our Hereford Field based on minimum volume commitments under the existing contractual arrangement, which expires in December 2021.
Production Tax Expense.   Total production taxes decreased to a negative $1.1 million for the three months ended September 30, 2020 from $7.9 million for the three months ended September 30, 2019. Production taxes are primarily based on the wellhead values of production, which exclude gains and losses associated with hedging activities. Production tax expense for the three months ended September 30, 2020 included a reduction of $5.4 million to our estimated 2019 Colorado ad valorem tax that is due in 2021. Excluding the adjustment for the three months ended September 30, 2020, production taxes as a percentage of oil, natural gas and NGL sales were 6.4% and 6.5% for the three months ended September 30, 2020 and September 30, 2019, respectively.
Impairment and Abandonment Expense.   We review our oil and natural gas properties for impairment on a quarterly basis or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. We estimate the expected undiscounted future net cash flows of our oil and gas properties using proved and risked probable and possible reserves based on our development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. We compare such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, we will impair the carrying value to fair value based on an analysis of quantitative and qualitative factors existing as of the balance sheet date. We do not believe that the undiscounted future net cash flows of our oil and gas properties represent the applicable market value. The factors used to determine fair value may include, but are not limited to, recent sales prices of comparable properties, indications from marketing activities, the present value of future revenues, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows.
Unproved oil and gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters. We generally expect impairments of unproved properties to be more likely to occur in periods of low commodity prices because we will be less likely to devote capital to exploration activities.
As a result of our continuous review of our acreage position and future drilling plans, we recognized $2.5 million of non-cash impairment associated with unproved oil and gas properties during the three months ended September 30, 2020 associated with certain leases that will expire subsequent to the balance sheet date that we do not plan to renew. Our impairment, dry hole costs and abandonment expense for the three months ended September 30, 2020 and 2019 is summarized below:
	Three Months Ended September 30,
	2020	2019
	(in thousands)
Impairment of unproved oil and gas properties	$2,537	$—
Abandonment expense	276	1,170
Total impairment, dry hole costs and abandonment expense	$2,813	$1,170
Given current and projected future commodity prices, we will continue to review our acreage position and future drilling plans. In addition, we will assess the carrying value of our properties relative to their estimated future net cash flows. Estimated future net cash flows from our properties are based on our aggregate best estimates of future production, commodity pricing, gathering and transportation deducts, production tax rates, lease operating expenses and future development costs as of the balance sheet date.
Depreciation, Depletion and Amortization (“DD&A”).   DD&A decreased to $25.5 million for the three months ended September 30, 2020 compared with $84.9 million for the three months ended September 30, 2019. The decrease of $59.4 million was a result of a 16% decrease in production volumes and a 64% decrease in the DD&A rate for the three months ended September 30, 2020 compared with the three months ended September 30, 2019. The decrease in production accounted for a $13.9 million decrease in DD&A expense, while the decrease in the DD&A rate accounted for a $45.5 million decrease in DD&A expense.
Under successful efforts accounting, depletion expense is calculated on a field-by-field basis based on geologic and reservoir delineation using the unit-of-production method. The capital expenditures for proved properties for each field compared to the proved reserves corresponding to each producing field determine a depletion rate for current production. For the three months ended September 30, 2020, the relationship of capital expenditures, proved reserves and production from certain producing fields yielded a depletion rate of $8.97 per Boe compared with $24.99 per Boe for the three months ended September 30, 2019. The decrease in the depletion rate of 64% was a result of recognizing a $1.2 billion impairment associated with our proved oil and gas properties during the three months ended March 31, 2020.
Unused Commitments.   Unused commitments expense was $5.0 million and $4.4 million for the three months ended September 30, 2020 and September 30, 2019, respectively, primarily related to gas transportation contracts. During March 2010, we entered into two firm natural gas pipeline transportation contracts to provide a guaranteed outlet for production from the West Tavaputs area of the Uinta Basin and the Gibson Gulch area of the Piceance Basin. These transportation contracts were not included in the sales of these assets in December 2013 and September 2014, respectively. Both firm transportation contracts require the pipeline to provide transportation capacity and require us to pay transportation charges regardless of the amount of pipeline capacity utilized. The agreements expire July 31, 2021.
General and Administrative Expense (“G&A”).   G&A expense increased to $12.9 million for the three months ended September 30, 2020 from $11.0 million for the three months ended September 30, 2019.

G&A expense on a Boe basis increased to $4.53 for the three months ended September 30, 2020 from $3.25 for the three months ended September 30, 2019. The increase in G&A expense for the three months ended September 30, 2020 was a result of incurring legal and advisory fees for advisors to assist with a potential comprehensive restructuring of our indebtedness and an evaluation of a range of strategic alternatives, which resulted in the Merger Agreement discussed in Note 12. In addition to continued higher legal and advisory fees, we anticipate an increase in G&A for the remainder of the year due to officer compensation agreements, which were revised in October 2020.
Included in general and administrative expense is long-term cash and equity incentive compensation of $1.0 million and $2.1 million for the three months ended September 30, 2020 and 2019, respectively. The decrease for the three months ended September 30, 2020 was due to a reduction in overall equity awards granted during the three months ended September 30, 2020. The components of long-term cash and equity incentive compensation for the three months ended September 30, 2020 and 2019 are shown in the following table:
	Three Months Ended September 30,
	2020	2019
	(in thousands)
Nonvested common stock	$996	$1,992
Nonvested common stock units	30	283
Nonvested performance cash units(1)	(55)	(130)
Total	$971	$2,145

(1)
The nonvested performance cash units are accounted for as liability awards and will be settled in cash for the performance metrics that are met. The expense for the period will increase or decrease based on updated fair values of these awards at each reporting date.

Merger Transaction Expense.   Merger transaction expense was $2.1 million for the three months ended September 30, 2019. Transaction expenses included severance, consulting, advisory, legal and other merger-related fees that were not capitalized as part of the 2018 Merger.
Interest Expense.   Interest expense decreased to $14.3 million for the three months ended September 30, 2020 from $15.2 million for the three months ended September 30, 2019. The decrease for the three months ended September 30, 2020 was due to decreased borrowings under the Credit Facility during the three months ended September 30, 2020. See Note 4 for additional information.
Commodity Derivative Gain (Loss).   Commodity derivative loss was $13.7 million for the three months ended September 30, 2020 compared with a gain of $31.0 million for the three months ended September 30, 2019. The gain or loss on commodity derivatives is related to fluctuations of oil and natural gas future pricing compared to actual pricing of commodity hedges in place as of September 30, 2020 and 2019 or during the periods then ended.
The fair value of our open, but not yet settled derivative contracts is based on an income approach using various assumptions, such as quoted forward prices for commodities, risk-free discount rates, volatility factors and time value factors. The mark-to-market fair value of the open commodity derivative contracts will generally be inversely related to the price movement of the underlying commodity. If commodity price trends reverse from period to period, prior unrealized gains may become unrealized losses and vice versa. Higher underlying commodity price volatility will generally lead to higher volatility in our unrealized gains and losses and, by association, the fair value of our commodity derivative contracts. These unrealized gains and losses will impact our net income in the period reported. The mark-to-market fair value can create non-cash volatility in our reported earnings during periods of commodity price volatility. We have experienced such volatility during the three months ended September 30, 2020 due to the COVID-19 pandemic and are likely to experience it in the future. Gains on our derivatives generally indicate lower wellhead revenues in the future while losses indicate higher wellhead revenues in the future.

The table below summarizes our commodity derivative gains and losses that were recognized in the periods presented:
	Three Months Ended September 30,
	2020	2019
	(in thousands)
Realized gain (loss) on derivatives(1)	$23,059	$4,075
Prior year unrealized (gain) loss transferred to realized (gain) loss(1)	691	(20,739)
Unrealized gain (loss) on derivatives(1)	(37,496)	47,711
Total commodity derivative gain (loss)	$(13,746)	$31,047

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Unaudited Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of our hedge position. We also believe that this disclosure allows for a more meaningful comparison to our peers.

During the three months ended September 30, 2020, approximately 96% of our oil volumes and 41% of our natural gas volumes were subject to financial hedges, which resulted in an increase in oil income of $22.9 million and natural gas income of $0.2 million after settlements. During the three months ended September 30, 2019, approximately 83% of our oil volumes and 15% of our natural gas volumes were subject to financial hedges, which resulted in an increase in oil income of $4.0 million and an increase in natural gas income of $0.1 million after settlements.
The COVID-19 pandemic caused a severe decline in current and estimated future oil and gas prices during the three months ended September 30, 2020. As the duration of the COVID-19 pandemic is uncertain, we may be unable to obtain additional hedges at favorable price levels in the near or foreseeable future.
Income Tax (Expense) Benefit.   For the three months ended September 30, 2020 and 2019, income tax expense of $0.6 million and $0.1 million were recognized, respectively. During the three months ended March 31, 2020, we determined that it was more likely than not that we would not be able to realize a portion of our deferred tax assets. This determination was made by considering all available evidence in assessing the need for a valuation allowance. Such evidence included the scheduled reversal of deferred tax assets and liabilities, current and projected future taxable income and tax planning strategies. In making this assessment, judgment is required in considering the relative weight of positive and negative evidence. As a result of the analysis conducted, we recorded a valuation allowance on the net deferred tax asset in excess of deferred tax liabilities. During the three months ended September 30, 2020 additional analysis of the scheduled reversal of deferred tax assets and liabilities resulted in recognizing a benefit of $0.6 million. We continue to consider all available evidence in assessing the need for a valuation allowance on our deferred tax assets.

Nine Months Ended September 30, 2020 Compared with Nine Months Ended September 30, 2019
	Nine Months Ended September 30,		Increase (Decrease)
	2020	2019	Amount	Percent
	($ in thousands, except per unit data)
Operating Results:
Operating Revenues
Oil, gas and NGL production	$190,171	$330,472	$(140,301)	(42)%
Other operating revenues	42	374	(332)	(89)%
Total operating revenues	190,213	330,846	(140,633)	(43)%
Operating Expenses
Lease operating expense	25,460	30,434	(4,974)	(16)%
Gathering, transportation and processing expense	13,983	5,076	8,907	175%
Production tax expense	(2,133)	20,666	(22,799)	*nm
Exploration expense	126	93	33	35%
Impairment and abandonment expense	1,269,049	2,487	1,266,562	*nm
(Gain) loss on sale of properties	4,797	2,901	1,896	65%
Depreciation, depletion and amortization	125,355	230,170	(104,815)	(46)%
Unused commitment	13,821	13,239	582	4%
General and administrative expense(1)	35,996	36,109	(113)	—%
Merger transaction expense	—	4,492	(4,492)	(100)%
Other operating expense, net	(540)	210	(750)	*nm
Total operating expenses	$1,485,914	$345,877	$1,140,037	330%
Production Data:
Oil (MBbls)	4,731	5,648	(917)	(16)%
Natural gas (MMcf)	12,564	11,544	1,020	9%
NGLs (MBbls)	1,798	1,466	332	23%
Combined volumes (MBoe)	8,623	9,038	(415)	(5)%
Daily combined volumes (Boe/d)	31,471	33,106	(1,635)	(5)%
Average Realized Prices before Hedging:
Oil (per Bbl)	$33.86	$52.82	$(18.96)	(36)%
Natural gas (per Mcf)	1.16	1.58	(0.42)	(27)%
NGLs (per Bbl)	8.55	9.47	(0.92)	(10)%
Combined (per Boe)	22.05	36.57	(14.52)	(40)%
Average Realized Prices with Hedging:
Oil (per Bbl)	$53.31	$54.31	$(1.00)	(2)%
Natural gas (per Mcf)	1.20	1.52	(0.32)	(21)%
NGLs (per Bbl)	8.55	9.47	(0.92)	(10)%
Combined (per Boe)	32.78	37.42	(4.64)	(12)%
Average Costs (per Boe):
Lease operating expense	$2.95	$3.37	$(0.42)	(12)%
Gathering, transportation and processing expense	1.62	0.56	1.06	189%
Production tax expense	(0.25)	2.29	(2.54)	*nm
Depreciation, depletion and amortization	14.54	25.47	(10.93)	(43)%
General and administrative expense(1)	4.17	4.00	0.17	4%

*
Not meaningful.

(1)
Included in general and administrative expense is long-term cash and equity incentive compensation of $3.0 million (or $0.35 per Boe) and $7.2 million (or $0.79 per Boe) for the nine months ended September 30, 2020 and 2019, respectively.

Production Revenues and Volumes.   Production revenues decreased to $190.2 million for the nine months ended September 30, 2020 from $330.5 million for the nine months ended September 30, 2019. The decrease in production revenues was due to a 40% decrease in average realized prices before hedging and a 5% decrease in production volumes. The decrease in average realized prices before hedging decreased production revenues by approximately $131.1 million, while the decrease in production volumes decreased production revenues by approximately $9.2 million. Without further development, we anticipate a decline in production for the remainder of the year.
Lease Operating Expense.   LOE was $25.5 million for the nine months ended September 30, 2020 and $30.4 million for the nine months ended September 30, 2019. LOE decreased to $2.95 per Boe for the nine months ended September 30, 2020 from $3.37 per Boe for the nine months ended September 30, 2019. We started seeing a decrease in service industry costs during the nine months ended September 30, 2020 due to a downturn in the industry. We anticipate an increase in LOE for the remainder of the year due to colder temperatures and potential adverse weather in the winter months.
Gathering, Transportation and Processing Expense.   GTP expense increased to $1.62 per Boe for the nine months ended September 30, 2020 from $0.56 per Boe for the nine months ended September 30, 2019.
Costs incurred to gather, transport and/or process our oil, gas and NGLs prior to the transfer of control to the customer are included in GTP expense. Costs incurred to gather, transport and/or process our oil, gas and NGLs after control has transferred to the customer are considered components of the consideration received from the customer and thus recorded in oil, gas and NGL production revenues. In general, based on specific contract arrangements, costs incurred associated with gas and NGLs in the Hereford Field in the DJ Basin are included in GTP expense and costs incurred associated with gas and NGLs in the Northeast Wattenberg Field in the DJ Basin are included in production revenues. Costs incurred associated with oil are included in production revenues for both areas. See the “Revenue Recognition” section in Note 2 for additional information.
The increase in GTP per Boe for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 was primarily due to an increase from the Hereford Field based on minimum volume commitments under the existing contractual arrangement, which expires in December 2021.
Production Tax Expense.   Total production taxes decreased to negative $2.1 million for the nine months ended September 30, 2020 from $20.7 million for the nine months ended September 30, 2019. Production taxes are primarily based on the wellhead values of production, which exclude gains and losses associated with hedging activities. Production tax expense for both periods included an annual true up of Colorado ad valorem tax based on actual assessments. Production taxes for the nine months ended September 30, 2020 also included a reduction of $5.4 million to our estimated 2019 Colorado ad valorem tax that is due in 2021 and Colorado severance tax refunds of $1.8 million based on an audit of tax years 2015 to 2017. Excluding the ad valorem and severance tax adjustments and the severance tax refunds associated with tax years 2015 to 2017, production taxes as a percentage of oil, natural gas and NGL sales were 6.5% and 7.7% for the nine months ended September 30, 2020 and 2019, respectively. The decrease in the rate for the nine months ended September 30, 2020 was due to a decrease in our ad valorem effective tax rate.
Impairment and Abandonment Expense.   We review our proved oil and natural gas properties for impairment on a quarterly basis or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Whenever we conclude the carrying value may not be recoverable, we estimate the expected undiscounted future net cash flows of our oil and gas properties using proved and risked probable and possible reserves based on our development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. We compare such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, we will impair the carrying value to fair value based on an analysis of quantitative and qualitative factors existing as of the balance sheet date. The factors used to determine fair value may include, but are not limited to, recent sales prices of comparable properties, indications from marketing activities, the present value of future revenues, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows.
Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters. We generally expect impairments of unproved properties to be more likely to occur in periods of low commodity prices because we will be less likely to devote capital to exploration activities.
Market conditions led to a decline in the recoverability of the carrying value of our oil and gas properties during the nine months ended September 30, 2020. Since the carrying amount of our oil and gas properties was no longer recoverable, we impaired the carrying value to fair value. Therefore, we recognized non-cash impairment charges of $1.2 billion associated with proved oil and gas properties and $76.3 million associated with unproved oil and gas properties. In addition, we recognized non-cash impairment associated with unproved oil and gas properties of $2.5 million associated with certain leases that will expire subsequent to the balance sheet date that we do not plan to renew as the result of our continuous review of our acreage position and future drilling plans. Our impairment and abandonment expense for the nine months ended September 30, 2020 and 2019 is summarized below:
	Nine Months Ended September 30,
	2020	2019
Impairment of proved oil and gas properties	$1,188,566	$—
Impairment of unproved oil and gas properties	78,835	—
Abandonment expense	1,648	2,487
Total impairment and abandonment expense	$1,269,049	$2,487
Given the decline in current and estimated future commodity prices, we will continue to review our acreage position and future drilling plans as well as assess the carrying value of our properties relative to their estimated fair values. Lower sustained commodity prices or additional commodity price declines may lead to additional property impairment in future periods.
Depreciation, Depletion and Amortization.   DD&A decreased to $125.4 million for the nine months ended September 30, 2020 compared with $230.2 million for the nine months ended September 30, 2019. The decrease of $104.8 million was a result of a 5% decrease in production and a 43% decrease in the DD&A rate for the nine months ended September 30, 2020 compared with the nine months ended September 30, 2019. The decrease in production accounted for a $10.6 million decrease in DD&A expense while the decrease in the DD&A rate accounted for a $94.2 million decrease in DD&A expense.
Under successful efforts accounting, depletion expense is calculated using the units-of-production method on the basis of some reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field. The capital expenditures for proved properties for each field compared to the proved reserves corresponding to each producing field determine a depletion rate for current production. For the nine months ended September 30, 2020, the relationship of historical capital expenditures, proved reserves and production from certain producing fields yielded a depletion rate of $14.54 per Boe compared with $25.47 per Boe for the nine months ended September 30, 2019. The decrease in the depletion rate of 43% was a result of recognizing a $1.2 billion impairment associated with our proved oil and gas properties during the nine months ended September 30, 2020.
Unused Commitments.   Unused commitments expense was $13.8 million and $13.2 million for the three and nine months ended September 30, 2020 and September 30, 2019, respectively, primarily related to gas transportation contracts. During March 2010, we entered into two firm natural gas pipeline transportation contracts to provide a guaranteed outlet for production from the West Tavaputs area of the Uinta Basin and the Gibson Gulch area of the Piceance Basin. These transportation contracts were not included in the sales of these assets in December 2013 and September 2014, respectively. Both firm transportation contracts require the pipeline to provide transportation capacity and require us to pay monthly transportation charges regardless of the amount of pipeline capacity utilized. The agreements expire July 31, 2021.
General and Administrative Expense.   General and administrative expense decreased to $36.0 million for the nine months ended September 30, 2020 from $36.1 million for the nine months ended September 30, 2019. General and administrative expense on a Boe basis increased to $4.17 for the nine months ended September 30, 2020 from $4.00 for the nine months ended September 30, 2019. The decrease in general and administrative expense for the nine months ended September 30, 2020 was due to a decrease in long-term cash and equity incentive compensation discussed below, offset by an increase in legal and advisory fees incurred for advisors to assist with a potential comprehensive restructuring of our indebtedness and an evaluation of a range of strategic alternatives, which resulted in the Merger Agreement discussed in Note 12. In addition to continued higher legal and advisory fees, we anticipate an increase in G&A for the remainder of the year due to officer compensation agreements, which were revised in October 2020.
Included in general and administrative expense is long-term cash and equity incentive compensation of $3.0 million and $7.2 million for the nine months ended September 30, 2020 and 2019, respectively. The decrease for the nine months ended September 30, 2020 was due to a reduction in overall equity awards granted during the nine months ended September 30, 2020. The components of long-term cash and equity incentive compensation for the nine months ended September 30, 2020 and 2019 are shown in the following table:
	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Nonvested common stock	$3,296	$5,321
Nonvested common stock units	512	895
Nonvested performance cash units(1)	(831)	947
Total	$2,977	$7,163

(1)
The nonvested performance cash units are accounted for as liability awards and will be settled in cash for the performance metrics that are met. The expense for the period will increase or decrease based on updated fair values of these awards at each reporting date.

Merger Transaction Expense.   Merger transaction expense of $4.5 million for the nine months ended September 30, 2019 included severance, consulting, advisory, legal and other merger-related fees that were not capitalized as part of the 2018 Merger.
Interest Expense.   Interest expense increased to $44.1 million for the nine months ended September 30, 2020 from $43.2 million for the nine months ended September 30, 2019. The increase for the nine months ended September 30, 2020 was due to accelerating the expense of $1.0 million of deferred financing costs associated with the amendment of our Credit Facility in May 2020. See Note 4 for additional information.
Commodity Derivative Gain (Loss).   Commodity derivative gain was $144.6 million for the nine months ended September 30, 2020 compared with a loss of $54.6 million for the nine months ended September 30, 2019. The gain for the nine months ended September 30, 2020 compared to the loss for the nine months ended September 30, 2019 was related to fluctuations of oil and natural gas future pricing compared to actual pricing of commodity hedges in place as of September 30, 2020 and 2019 or during the periods then ended.
The fair value of our open, but not yet settled derivative contracts is based on an income approach using various assumptions, such as quoted forward prices for commodities, risk-free discount rates, volatility factors and time value factors. The mark-to-market fair value of the open commodity derivative contracts will generally be inversely related to the price movement of the underlying commodity. If commodity price trends reverse from period to period, prior unrealized gains may become unrealized losses and vice versa. Higher underlying commodity price volatility will generally lead to higher volatility in our unrealized gains and losses and, by association, the fair value of our commodity derivative contracts. These unrealized gains and losses will impact our net income in the period reported. The mark-to-market fair value can create non-cash volatility in our reported earnings during periods of commodity price volatility. We have experienced such volatility during the nine months ended September 30, 2020 due to the COVID-19 pandemic and are likely to experience it in the future. Gains on our derivatives generally indicate lower wellhead revenues in the future while losses indicate higher wellhead revenues in the future.
The table below summarizes our commodity derivative gains and losses that were recognized in the periods presented:
	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Realized gain (loss) on derivatives(1)	$92,506	$7,731
Prior year unrealized (gain) loss transferred to realized (gain) loss(1)	1,795	(61,430)
Unrealized gain (loss) on derivatives(1)	50,348	(901)
Total commodity derivative gain (loss)	$144,649	$(54,600)

(1)
Realized and unrealized gains and losses on commodity derivatives are presented in the table as separate line items but are combined for a total commodity derivative gain (loss) in the Unaudited Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of our hedge position. We also believe that this disclosure allows for a more meaningful comparison to our peers.

During the nine months ended September 30, 2020, approximately 89% of our oil volumes and 22% of our natural gas volumes were subject to financial hedges, which resulted in an increase in oil income of $83.7 million and natural gas income of $0.5 million. We also amended certain oil hedge contracts to terminate future hedged volumes, which resulted in additional oil income of $8.3 million during the nine months ended September 30, 2020. During the nine months ended September 30, 2019, approximately 87% of our oil volumes and 22% of our natural gas volumes were subject to financial hedges, which resulted in an increase in oil income of $8.4 million and a decrease in natural gas income of $0.7 million after settlements.
The COVID-19 pandemic caused a severe decline in current and estimated future oil and gas prices during the nine months ended September 30, 2020. As the duration of the COVID-19 pandemic is uncertain, we may be unable to obtain additional hedges at favorable price levels in the near or foreseeable future.
Income Tax (Expense) Benefit.   For the nine months ended September 30, 2020 and 2019, income tax benefits of $95.9 million and $25.3 million were recognized, respectively. For the nine months ended September 30, 2020, we determined that it was more likely than not that we would not be able to realize a portion of our deferred tax assets. This determination was made by considering all available evidence in assessing the need for a valuation allowance. Such evidence included the scheduled reversal of deferred tax assets and liabilities, current and projected future taxable income and tax planning strategies. In making this assessment, judgment is required in considering the relative weight of positive and negative evidence. As a result of the analysis conducted, we recorded a valuation allowance on the net deferred tax asset in excess of deferred tax liabilities. For the nine months ended September 30, 2020, we recorded a deferred tax liability of $1.6 million for projected taxable income in future periods in which only 80% of taxable income can be offset by net operating losses. We continue to consider all available evidence in assessing the need for a valuation allowance on our deferred tax assets.
Capital Resources and Liquidity
Current Financial Condition and Liquidity
We have financial covenants associated with our Credit Facility that are measured each fiscal quarter. We are currently in compliance with all financial covenants and have complied with all financial covenants since issuance. However, as discussed in the “Going Concern” section in Note 2, based on our financial projections for the twelve month period following the issuance date of these interim consolidated financial statements, it is probable we will breach a financial covenant in our Credit Facility in the second quarter of 2021. If this breach were to occur and we do not receive a waiver from the lenders, all of the amount borrowed under the Credit Facility will become due, and cross-defaults will occur under the indentures to our senior notes. Further, if our independent auditor includes an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2020, this would accelerate a default under our Credit Facility to the first quarter of 2021 at the time our financial statements for the year ending December 31, 2020 are filed and, in turn, result in cross-default under the indentures to our senior notes at that time as well. We do not have sufficient cash on hand or available liquidity that can be utilized to repay the outstanding debt in the event of default. These conditions and events raise substantial doubt about our ability to continue as a going concern.
At December 31, 2019, we had cash and cash equivalents of $16.4 million and $140.0 million outstanding under the Credit Facility. At September 30, 2020, we had cash and cash equivalents of $26.9 million and $140.0 million outstanding under the Credit Facility. On November 2, 2020, as part of our regular semi-annual redetermination, the Credit Facility was amended, which, among other things, reduced the aggregate elected commitment amount to $185.0 million, reduced our borrowing base to $200.0 million and removed the provisions requiring availability under the Credit Facility to be at least $50.0 million. In addition, provisions were amended to disallow us from incurring any additional indebtedness. Our available borrowing capacity as of the date of this filing, November 9, 2020, was $25.6 million, after taking into account outstanding irrevocable letters of credit of $19.4 million.
Sources of Liquidity and Capital Resources
Our primary sources of liquidity since our formation have been net cash provided by operating activities, including commodity hedges, sales and other issuances of equity and debt securities, bank credit facilities and sales of interests in properties. Our primary use of capital has been for the development, exploration and acquisition of oil and natural gas properties. As we pursue profitable reserves and production growth, we continually monitor the capital resources available to us to meet our future financial obligations, fund planned capital expenditure activities and ensure adequate liquidity.
We may from time to time seek to retire, purchase or otherwise refinance our outstanding debt securities through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, exchange offers or otherwise. Any such transactions will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
Our future success in growing proved reserves and production will be highly dependent on capital resources being available to us. Given the levels of market volatility and disruption due to the COVID-19 pandemic and other recent macro and microeconomic factors, the availability of funds from those markets has diminished substantially. Further, arising from concerns about the stability of financial markets generally and the solvency of borrowers specifically, the cost of accessing the credit markets has increased as many lenders have raised interest rates, enacted tighter lending standards, or altogether ceased to provide funding to borrowers.
Cash Flow from Operating Activities
Net cash provided by operating activities for the nine months ended September 30, 2020 and 2019 was $126.7 million and $195.4 million, respectively. The decrease in net cash provided by operating activities was due to a decrease in production revenues and a decrease in working capital changes due to the timing of cash receipts and disbursements. These were partially offset by an increase in cash settlements of derivatives.
Commodity Hedging Activities
Our operating cash flow is sensitive to many variables, the most significant of which are the prices we receive for the oil, natural gas and NGLs we produce. Prices for these commodities are determined primarily by prevailing market conditions. National and worldwide economic activity and political stability, weather, infrastructure capacity to reach markets, supply levels and other variable factors influence market conditions for these products. These factors, which include the COVID-19 pandemic, are beyond our control and are difficult to predict.
To mitigate some of the potential negative impact on cash flow caused by changes in oil, natural gas and NGL prices, we have entered into financial commodity swap, swaption and cashless collar contracts to receive fixed prices for a portion of our production. At September 30, 2020, we had in place crude oil swaps covering portions of our 2020 and 2021 production, natural gas swaps covering portions of our 2020, 2021 and 2022 production, oil roll swaps covering portions of our 2020 and 2021 production, crude oil swaptions covering portions of our 2022 production and natural gas cashless collars covering portions of our 2020 and 2021 production. Due to the uncertainty surrounding the COVID-19 pandemic, we may be unable to obtain additional hedges at favorable price levels in the near or foreseeable future. The following table includes all hedges entered into through October 30, 2020.
Contract	Total Hedged Volumes	Quantity Type	Weighted Average Fixed Price	Weighted Average Floor Price	Weighted Average Ceiling Price	Index Price(1)
Swaps
2020
Oil(2)	1,150,000	Bbls	$56.90			WTI
Natural gas	1,840,000	MMBtu	$1.83			NWPL
2021
Oil	3,098,000	Bbls	$54.30			WTI
Natural gas	5,790,000	MMBtu	$2.13			NWPL
2022
Natural gas	3,650,000	MMBtu	$2.13			NWPL
Oil Roll Swaps(3)
2020
Oil	138,000	Bbls	$(1.47)			WTI
2021
Oil	182,500	Bbls	$(0.25)			WTI
Swaptions
2022
Oil	1,092,000	Bbls	$55.08			WTI
Cashless Collars:
2020
Natural gas	920,000	MMBtu		$2.00	$2.70	NWPL
2021
Natural gas	1,800,000	MMBtu		$2.00	$4.25	NWPL

(1)
WTI refers to West Texas Intermediate price as quoted on the New York Mercantile Exchange. NWPL refers to the Northwest Pipeline Corporation price as quoted in Platt’s Inside FERC on the first business day of each month.

(2)
We amended certain oil hedge contracts to terminate 161,000 barrels at a weighted average fixed price of $51.91 on October 15, 2020 for cash proceeds of $1.8 million. These volumes are excluded from the table above, but included in the hedge table in Note 7, as they were terminated subsequent to the balance sheet date.

(3)
These contracts establish a fixed amount for the differential between the NYMEX WTI calendar month average and the physical crude oil delivery month price. The weighted average differential represents the amount of reduction to NYMEX WTI prices for the notional volumes covered by the swap contracts.
By removing the price volatility from a portion of our oil and natural gas revenue, we have mitigated, but not eliminated, the potential effects of changing prices on our operating cash flow for the relevant period. While mitigating negative effects of falling commodity prices, these derivative contracts also limit the benefits we would receive from increases in commodity prices.
It is our policy to enter into derivative contracts with counterparties that are lenders in the Credit Facility, affiliates of lenders in the Credit Facility or potential lenders in the Credit Facility. Our derivative contracts are documented using an industry standard contract known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement or other contracts. Typical terms for these contracts include credit support requirements, cross default provisions, termination events and set-off provisions. We are not required to provide any credit support to our counterparties other than cross collateralization with the properties securing the Credit Facility. We have set-off provisions in our derivative contracts with lenders under our Credit Facility which, in the event of a counterparty default, allow us to set-off amounts owed to the defaulting counterparty under the Credit Facility or other obligations against monies owed to us under the derivative contracts. Where the counterparty is not a lender under the Credit Facility, we may not be able to set-off amounts owed by us under the Credit Facility, even if such counterparty is an affiliate of a lender under such facility.
Capital Expenditures
Our capital expenditures are summarized in the following tables for the periods indicated:
	Nine Months Ended September 30,
Basin/Area	2020	2019
	(in millions)
DJ Basin	$94.9	$321.9
Other	2.1	4.8
Total	$97.0	$326.7

	Nine Months Ended September 30,
	2020	2019
	(in millions)
Acquisitions of proved and unproved properties and other real estate	$—	$4.3
Drilling, development, exploration and exploitation of oil and natural gas properties	93.3	294.9
Gathering and compression facilities	2.7	11.5
Geologic and geophysical costs	0.5	11.8
Furniture, fixtures and equipment	0.5	4.2
Total	$97.0	$326.7
For the three months ending December 31, 2020, we anticipate minimal capital expenditures. As oil prices declined significantly due to the COVID-19 pandemic, we deferred drilling and completion activity starting in May 2020 and will continue deferring until oil prices improve to a level that allows us to meet our target return threshold. We may continue to adjust capital expenditures as business conditions and operating results warrant. The amount, timing and allocation of capital expenditures is generally discretionary and within our control.

Financing Activities
Our outstanding debt is summarized below:
		As of September 30, 2020			As of December 31, 2019
	Maturity Date	Principal	Unamortized Discount	Carrying Amount	Principal	Unamortized Discount	Carrying Amount
		(in thousands)
Credit Facility	September 14, 2023	$140,000	$—	$140,000	$140,000	$—	$140,000
7.0% Senior Notes	October 15, 2022	350,000	(1,744)	348,256	350,000	(2,372)	347,628
8.75% Senior Notes	June 15, 2025	275,000	(3,202)	271,798	275,000	(3,717)	271,283
Total Long-Term Debt(1)		$765,000	$(4,946)	$760,054	$765,000	$(6,089)	$758,911

(1)
See Note 4 for additional information.

Credit Facility.   On May 21, 2020, the Credit Facility aggregate elected commitment amount and borrowing base were reduced from $500.0 million to $300.0 million and the applicable margins for interest and commitment fee rates were increased. In addition, provisions were added requiring the availability under the Credit Facility to be at least $50.0 million and our weekly cash balance (subject to certain exceptions) to not exceed $35.0 million. We had $140.0 million outstanding under the Credit Facility as of both September 30, 2020 and December 31, 2019. Our available borrowing capacity was $87.7 million as of September 30, 2020 after taking into account the $50.0 million minimum availability requirement as well as letters of credit totaling $22.3 million, which were issued as credit support for future payments under contractual obligations.
On November 2, 2020, as part of our regular semi-annual redetermination, the Credit Facility was amended, which, among other things, reduced the aggregate elected commitment amount to $185.0 million, reduced our borrowing base to $200.0 million and removed the provisions requiring availability under the Credit Facility to be at least $50.0 million. In addition, provisions were amended to disallow us from incurring any additional indebtedness. Our available borrowing capacity as of the date of this filing, November 9, 2020, was $25.6 million, after taking into account outstanding irrevocable letters of credit of $19.4 million.
The current maturity date of the Credit Facility is July 16, 2022. While the stated maturity date in the Credit Facility is September 14, 2023, the maturity date is accelerated if we have more than $100.0 million of “Permitted Debt” or “Permitted Refinancing Debt” (as those terms are defined in the Credit Facility) that matures prior to December 14, 2023. If that is the case, the accelerated maturity date is 91 days prior to the earliest maturity of such Permitted Debt or Permitted Refinancing Debt. Because our 7.0% Senior Notes will mature on October 15, 2022, the aggregate amount of those notes exceeds $100.0 million and the notes represent “Permitted Debt”, the maturity date specified in the Credit Facility is accelerated to the date that is 91 days prior to the maturity date of those notes, or July 16, 2022.
The borrowing base is determined at the discretion of the lenders and is subject to regular redetermination on or about April and October of each year, as well as following any property sales. The lenders can also request an interim redetermination during each six month period. If the borrowing base is reduced below the then-outstanding amount under the Credit Facility, we will be required to repay the excess of the outstanding amount over the borrowing base over a period of four months. The borrowing base is computed based on proved oil, natural gas and NGL reserves that have been mortgaged to the lenders, hedge positions and estimated future cash flows from those reserves calculated using future commodity pricing provided by the lenders, as well as any other outstanding debt.
Going Concern.   We are currently in compliance with all financial covenants under our Credit Facility. However, as discussed in the “Going Concern” section in Note 2, based on our financial projections for the twelve month period following the issuance date of these interim consolidated financial statements, it is probable we will breach a financial covenant in our Credit Facility in the second quarter of 2021. If this breach were to occur and we do not receive a waiver from the lenders, all of the amount borrowed under the Credit Facility will become due, and cross-defaults will occur under the indentures to our senior notes. Further, if our independent auditor includes an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2020, this would accelerate a default under our Credit Facility to the first quarter of 2021 at the time our financial statements for the year ending December 31, 2020 are filed and, in turn, result in cross-default under the indentures to our senior notes at that time as well. We do not have sufficient cash on hand or available liquidity that can be utilized to repay the outstanding debt in the event of default. These conditions and events raise substantial doubt about our ability to continue as a going concern.
Guarantor Structure.   The issuer of our 7.0% Senior Notes and 8.75% Senior Notes is HighPoint Operating Corporation (f/k/a Bill Barrett), or Subsidiary Issuer. Pursuant to supplemental indentures entered into in connection with the 2018 Merger, HighPoint Resources Corporation, or the Parent Guarantor, became a guarantor of the 7.0% Senior Notes and the 8.75% Senior Notes in March 2018. In addition, Fifth Pocket Production, LLC, or the Subsidiary Guarantor, became a subsidiary of Subsidiary Issuer on August 1, 2019 and also guarantees the 7.0% Senior Notes and the 8.75% Senior Notes. The Parent Guarantor and the Subsidiary Guarantor, on a joint and several basis, fully and unconditionally guarantee the debt securities of the Subsidiary Issuer. We have no other subsidiaries. All covenants in the indentures governing the notes limit the activities of the Subsidiary Issuer and the Subsidiary Guarantor, including limitations on the ability to pay dividends, incur additional indebtedness, make restricted payments, create liens, sell assets or make loans to the Parent Guarantor, but in most cases the covenants in the indentures are not applicable to the Parent Guarantor.
In March 2020, the Securities and Exchange Commission (“SEC”) issued a final rule, Financial Disclosures About Guarantors and Issuers of Guaranteed Securities and Affiliates Whose Securities Collateralize a Registrant’s Securities, which amends the disclosure requirements related to certain registered securities which currently require separate financial statements for subsidiary issuers and guarantors of registered debt securities unless certain exceptions are met. Alternative disclosures are available for each subsidiary issuer/guarantor when they are consolidated and the parent company either issues or guarantees, on a full and unconditional basis, the guaranteed securities. If a registrant qualifies for alternative disclosure, the registrant may omit summarized financial information when not material and instead provide narrative disclosure of the guarantor structure, including terms and conditions of the guarantees.
We qualify for alternative disclosure, and therefore, as of March 2020, we are no longer presenting condensed consolidating financial information for our parent guarantor, subsidiary issuer, or subsidiary guarantor of our debt securities. The assets, liabilities and results of operations of the issuer and guarantors of the guaranteed securities on a combined basis are not materially different than corresponding amounts presented in the consolidated financial statements of the parent company as all of the material operating assets and liabilities, and all of our material operations reside within the subsidiary issuer.
Credit Ratings.   Our credit risk is evaluated by two independent rating agencies based on publicly available information and information obtained during our ongoing discussions with the rating agencies. Moody’s Investor Services and Standard & Poor’s Rating Services currently rate our 7.0% Senior Notes and 8.75% Senior Notes and have assigned a credit rating. We do not have any credit rating triggers that would accelerate the maturity of amounts due under our Credit Facility, 7.0% Senior Notes or 8.75% Senior Notes. However, our ability to raise funds and the costs of any financing activities could be affected by our credit rating at the time any such financing activities are conducted.

Contractual Obligations.   A summary of our contractual obligations as of September 30, 2020 is provided in the following table:
	Payments Due by Year
	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
	Twelve Months Ended September 30, 2021	Twelve Months Ended September 30, 2022	Twelve Months Ended September 30, 2023	Twelve Months Ended September 30, 2024	Twelve Months Ended September 30, 2025	After September 30, 2025
	(in thousands)
Notes payable(1)(2)	$252	$—	$140,000	$—	$—	$—	$140,252
7.0% Senior Notes (2)(3)	24,500	24,500	362,250	—	—	—	411,250
8.75% Senior Notes(2)(4)	24,063	24,063	24,063	24,063	299,061	—	395,313
Firm transportation agreements(5)	23,673	11,886	14,600	14,640	8,480	—	73,279
Gas gathering and processing agreements(6)(7)	2,380	1,942	—	—	—	—	4,322
Asset retirement obligations(8)	2,136	2,000	2,006	2,125	2,128	16,154	26,549
Derivative liability(9)	—	601	—	—	—	—	601
Operating leases(10)	2,688	2,442	2,199	2,065	2,166	5,933	17,493
Other(11)	1,378	1,285	11,245	15,725	—	—	29,633
Total	$81,070	$68,719	$556,363	$58,618	$311,835	$22,087	$1,098,692

(1)
Included in notes payable is the outstanding principal amount under our Credit Facility due September 14, 2023. This table does not include future commitment fees, interest expense or other fees on our Credit Facility because the Credit Facility is a floating rate instrument, and we cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged. The current maturity date of the Credit Facility is July 16, 2022. While the stated maturity date in the Credit Facility is September 14, 2023, the maturity date is accelerated if we have more than $100.0 million of “Permitted Debt” or “Permitted Refinancing Debt” (as those terms are defined in the Credit Facility) that matures prior to December 14, 2023. If that is the case, the accelerated maturity date is 91 days prior to the earliest maturity of such Permitted Debt or Permitted Refinancing Debt. Because our 7.0% Senior Notes will mature on October 15, 2022, the aggregate amount of those notes exceeds $100.0 million and the notes represent “Permitted Debt”, the maturity date specified in the Credit Facility is accelerated to the date that is 91 days prior to the maturity date of those notes, or July 16, 2022. Also included in notes payable is interest on a $17.3 million letter of credit, which will continue to decrease ratably per month until it expires on August 31, 2021. Interest accrues at 3.0% and 0.125% per annum for participation fees and fronting fees, respectively.

(2)
The payment dates could be accelerated. See the “Going Concern” section in Note 2.

(3)
On March 25, 2012, we issued $400.0 million aggregate principal amount of 7.0% Senior Notes. We are obligated to make semi-annual interest payments through maturity on October 15, 2022 equal to $12.3 million.

(4)
On April 28, 2017, we issued $275.0 million aggregate principal amount of 8.75% Senior Notes. We are obligated to make semi-annual interest payments through maturity on June 15, 2025 equal to $12.0 million.

(5)
We have entered into contracts that provide firm transportation capacity on oil and gas pipeline systems. The contracts require us to pay transportation demand charges regardless of the amount we deliver to the processing facility or pipeline.

(6)
Includes a gas gathering and processing contract which requires us to deliver a minimum volume of natural gas to a midstream entity for gathering and processing on a monthly basis. The contract requires us to pay a fee associated with the contracted volumes regardless of the amount delivered.

(7)
Includes reimbursement obligations of $1.8 million. The reimbursement obligations require us to pay a monthly gathering and processing fee per Mcf of production to reimburse midstream entities for costs to construct gas gathering and processing facilities. If the costs are not reimbursed by us via the monthly gathering and processing fees, we must pay the difference.

(8)
Neither the ultimate settlement amounts nor the timing of our asset retirement obligations can be precisely determined in advance. See “Critical Accounting Policies and Estimates” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019 for a more detailed discussion of the nature of the accounting estimates involved in estimating asset retirement obligations.

(9)
Derivative liability represents the net fair value for oil, gas and NGL commodity derivatives presented as liabilities in our Unaudited Consolidated Balance Sheets as of September 30, 2020. The ultimate settlement amounts of our derivative liabilities are unknown because they are subject to continuing market fluctuations. See “Critical Accounting Policies and Estimates” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 and in “Commodity Hedging Activities” above in this Quarterly Report on Form 10-Q for a more detailed discussion of the nature of the accounting estimates involved in valuing derivative instruments.

(10)
Operating leases primarily includes office leases. Also included are leases of operations equipment which are shown as gross amounts that we are financially committed to pay. However, we will record in our financial statements our proportionate share based on our working interest, which will vary from property to property.

(11)
Includes $10.2 million for the twelve months ended June 30, 2023 and $15.3 million for the twelve months ended June 30, 2024 related to a drilling commitment with a joint interest partner which requires us to drill and complete two wells by July 2022 and three wells by 2023. If the drilling commitment is not met, we must return the associated leases that are not held by production to the joint interest partner, which cover approximately 13,000 acres. Also includes fresh water commitment contracts which require us to purchase a minimum volume of fresh water from a supplier. The contracts require us to pay a fee associated with the contracted volumes regardless of the amount delivered.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as of September 30, 2020.
Trends and Uncertainties
We refer you to the corresponding section in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of trends and uncertainties that may affect our financial condition or liquidity. Also see “Risk Factors” in Part II of this report. The following trends and uncertainties are related to the COVID-19 pandemic.
Declining Commodity Prices.   The severe decline in oil prices that occurred in the first quarter of 2020 due to the COVID-19 pandemic has adversely affected the economics of our existing wells and planned future wells, which led to impairments of both proved and unproved oil and gas properties during the three months ended March 31, 2020. In addition, we deferred drilling and completion activity starting in May 2020 for the foreseeable future. Our results of operations for the three and nine months ended September 30, 2020 were mitigated from price declines by hedges in place on 96% and 89%, respectively, of our oil production. We currently have hedged 1,150,000 barrels of our expected remaining 2020 oil production and 3,098,000 barrels of our expected 2021 oil production, at price levels that provide some economic certainty to our cash flows. In addition, we have hedged 2,760,000 MMbtu of our expected remaining 2020 natural gas production and 7,590,000 MMbtu and 3,650,000 of our expected 2021 and 2022 natural gas production, respectively. As the duration of the COVID-19 pandemic is uncertain, we may be unable to obtain additional hedges at favorable price levels in the near or foreseeable future. The degree to which the COVID-19 pandemic will adversely impact our future operations and results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration of the spread of the outbreak, its severity, the actions to contain the virus and treat its impact, its impact on the economy and market conditions, and how quickly and to what extent normal economic and operating conditions can resume. Lower sustained commodity prices or additional commodity price declines may lead to additional property impairment in future periods.

Employee Health and Safety.   The health and safety of our employees and the community is our highest priority. We are also cognizant that supplying reliable energy to our communities and the nation is an essential function. The federal government, through the Cybersecurity and Infrastructure Security Administration, as well as Colorado state and local “stay-at-home” orders, have provided exemptions for oil and gas workers.
Under our business continuity plan, we were rapidly able to switch to remote operations in response to the COVID-19 pandemic in early March. Beginning March 16th, we successfully transitioned to full remote access and operations, in both the Denver headquarters office and at the field level. The successful transition to remote operations was virtually seamless. In late May, we began to transition back to increased office presence on a staggered schedule so that approximately 50% of the work force is in the office on a daily basis.
Supply Chain Issues.   We have not experienced any recent challenges with respect to obtaining oil field goods and services. However, as oil service and supply companies cut work force and stack rigs and frac fleets, there is the potential for challenges on this front when activity begins to ramp up, although the related timing is highly uncertain.
Critical Accounting Policies and Estimates
We refer you to the corresponding section in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019 and the notes to the Unaudited Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q for a description of critical accounting policies and estimates.
Item 3. Quantitative and Qualitative Disclosures about Market Risk.
The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil, natural gas and NGL prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.
Commodity Price Risk
Our primary market risk exposure is to the prices we receive for our production. Commodity pricing is primarily driven by the prevailing worldwide price for crude oil and spot regional market prices applicable to our U.S. oil and natural gas production. Pricing for oil, natural gas and NGLs has been volatile and unpredictable for several years, and was especially volatile during the nine months ended September 30, 2020, and we expect this volatility to continue in the future. The prices we receive for future production depend on many factors outside of our control, including volatility in the differences between product prices at sales points and the applicable index price. Based on our average daily production and our derivative contracts in place for the nine months ended September 30, 2020, our income before income taxes would have decreased by approximately $0.6 million for each $5.00 per barrel decrease in crude oil prices, approximately $1.0 million for each $0.10 decrease per MMBtu in natural gas prices and approximately $1.7 million for each $1.00 per barrel decrease in NGL prices.
We routinely enter into commodity hedges relating to a portion of our projected production revenue through various financial transactions that hedge future prices received. These transactions may include financial price swaps whereby we will receive a fixed price and pay a variable market price to the contract counterparty or swaptions whereby the counterparty, on a specific date, may extend an existing fixed-price swap for a certain period of time or increase the notional volumes of an existing fixed-price swap. We may also enter into oil roll swaps, which fix the differential in pricing between the NYMEX WTI calendar month average and the physical crude delivery month price (“oil roll swaps”). These commodity hedging activities are intended to support oil, natural gas and NGL prices at targeted levels that provide an acceptable rate of return and to manage our exposure to oil, natural gas and NGL price fluctuations. We do not enter into any market risk sensitive instruments for trading purposes.
Due to the uncertainty surrounding the COVID-19 pandemic, we may be unable to obtain additional hedges at favorable price levels in the near or foreseeable future. As of October 30, 2020, we have swap and swaption contracts related to oil and natural gas volumes in place for the following periods indicated:
	October – December 2020		For the year 2021		For the year 2022
	Derivative Volumes	Weighted Average Price	Derivative Volumes	Weighted Average Price	Derivative Volumes	Weighted Average Price
Swaps
Oil (Bbls)(1)	1,150,000	$56.90	3,098,000	$54.30	—	$—
Natural Gas (MMbtu)	1,840,000	$1.83	5,790,000	$2.13	3,650,000	$2.13
Oil Roll Swaps(2)
Oil (Bbls)	138,000	$(1.47)	182,500	$(0.25)	—	$—
Swaptions
Oil (Bbls)	—	$—	—	$—	1,092,000	$55.08

(1)
We amended certain oil hedge contracts to terminate 161,000 barrels for October – December 2020 at a weighted average fixed price of $51.91 on October 15, 2020 for cash proceeds of $1.8 million. These volumes are excluded from the table above, but included in the hedge table in Note 7, as they were terminated subsequent to the balance sheet date.

(2)
These contracts establish a fixed amount for the differential between the oil roll and the physical crude oil delivery month price. The weighted average differential represents the amount of reduction to NYMEX WTI prices for the notional volumes covered by the swap contracts.

As of October 30, 2020, we have cashless collar contracts for natural gas volumes in place for the following periods indicated:
	October – December 2020			For the year 2021
	Derivative Volumes	Weighted Average Floor	Weighted Average Ceiling	Derivative Volumes	Weighted Average Floor	Weighted Average Ceiling
Cashless Collars
Natural Gas (MMbtu)	920,000	$2.00	$2.70	1,800,000	$2.00	$4.25
Further detail of these hedges is summarized in the table presented under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Commodity Hedging Activities.”
Interest Rate Risk
At September 30, 2020, we had $140.0 million outstanding under our Credit Facility, which bears interest at floating rates. The weighted average annual interest rate incurred on this debt for the nine months ended September 30, 2020 was 3.2%. A 1.0% increase in each of the average LIBOR rate and federal funds rate for the nine months ended September 30, 2020 would have resulted in an estimated $1.2 million increase in interest expense assuming a similar average debt level to the nine months ended September 30, 2020. We also had $350.0 million principal amount of 7.0% Senior Notes and $275.0 million principal amount of 8.75% Senior Notes outstanding at September 30, 2020.
Item 4. Controls and Procedures.
Evaluation of Disclosure Controls and Procedures.   As of September 30, 2020, we carried out an evaluation, under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rules 13a-15 and 15d-15 of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective as of September 30, 2020.
Changes in Internal Controls.   There was no change in our internal control over financial reporting during the third quarter of 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION
Item 1. Legal Proceedings.
We are involved in various legal or governmental proceedings in the ordinary course of business. These proceedings are subject to the uncertainties inherent in any litigation. We review the status of these proceedings on an ongoing basis and, from time to time, may settle or otherwise resolve these matters on terms and conditions that management believes are in our best interests. While the ultimate outcome and impact of any proceeding cannot be predicted with certainty, our management does not believe that the resolution of any currently pending proceeding will have a material adverse effect on our financial condition or results of operations, other than the following.
Sterling Energy Investments LLC v. HighPoint Operating Corporation, 2020CV32034, District Court in Denver, Colorado. On June 15, 2020, Sterling Energy Investments LLC (“Sterling”) filed a complaint against HighPoint Operating Corporation, a subsidiary of ours, for breach of contract related to a Gas Purchase Agreement dated effective November 1, 2017, by and between HighPoint Operating Corporation and Sterling. Sterling alleges that HighPoint Operating Corporation breached the contract by failing to use reasonable commercial efforts to deliver to Sterling at Sterling’s receipt points all quantities of gas not otherwise dedicated to other gas purchase agreements. We vigorously deny Sterling’s claims. Sterling seeks monetary damages in an amount not yet specified. On July 31, 2020, we filed a counterclaim against Sterling for breach of Sterling’s obligations under the Gas Purchase Agreement. We are seeking monetary damages in an amount not yet specified.
Disclosure of certain environmental matters is required when a governmental authority is a party to the proceedings and the proceedings involve potential monetary sanctions that we reasonably believe could exceed $100,000. We have received some Notices of Alleged Violations (“NOAV”) from the Colorado Oil and Gas Conservation Commission (“COGCC”) alleging violations of various Colorado statutes and COGCC regulations governing oil and gas operations. We are engaged in discussions regarding resolution of the alleged violations. We have recognized a liability of $1.1 million associated with the NOAVs, as they are probable and reasonably estimable.
Item 1A. Risk Factors.
Please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019. An investment in our securities involves various risks. When considering an investment in our Company, you should carefully consider all of the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports filed with the SEC. These risks and uncertainties are not the only ones facing us, and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, the value of an investment in our Company. There have been no material changes to the risk factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019 other than as detailed below.
Our potential inability to comply with the financial covenants in our Credit Facility have raised substantial doubt about our ability to continue as a going concern.
We have financial covenants associated with our Credit Facility that are measured each fiscal quarter. We are currently in compliance with all financial covenants and have complied with all financial covenants since issuance. However, as discussed in the “Going Concern” section in Note 2, based on our financial projections for the twelve month period following the issuance date of these interim consolidated financial statements, it is probable we will breach a financial covenant in our Credit Facility in the second quarter of 2021. If this breach were to occur and we do not receive a waiver from the lenders, all of the amount borrowed under the Credit Facility will become due, and cross-defaults will occur under the indentures to our senior notes. Further, if our independent auditor includes an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2020, this would accelerate a default under our Credit Facility to the first quarter of 2021 at the time our financial statements for the year ending December 31, 2020 are filed and, in turn, result in cross-default under the indentures to our senior notes at that time as well. We do not have sufficient cash on hand or available liquidity that can be utilized to repay the outstanding debt in the event of default.
The COVID-19 pandemic and recent developments in the oil and gas industry have and could continue to materially adversely affect our operations during 2020 and possibly beyond.
In early 2020, global health care systems and economies began to experience strain from the spread of COVID-19, a highly transmissible and pathogenic coronavirus. As the virus spread, global economic activity began to slow and future economic activity was forecast to slow with a resulting decline in oil and gas demand. In response, the Organization of Petroleum Exporting Countries (“OPEC”), along with non-OPEC oil-producing countries (collectively known as “OPEC+”), initiated discussions to lower production to support energy prices. With OPEC+ unable to agree on cuts, crude oil prices declined to an average of $30.45 per barrel for the month of March 2020 and $16.70 per barrel for the month of April 2020 before increasing to an average of $38.31 per barrel for the month of June 2020, compared to $59.80 for the month of December 2019. Crude prices averaged $40.93 per barrel for three months ended September 30, 2020. These declines in prices have adversely affected the economics of our existing wells and planned future development, which led to impairments of both proved and unproved oil and gas properties during the three months ended March 31, 2020. Additional impacts to our results of operations for the three and nine months ended September 30, 2020 were mitigated by hedges in place on 96% and 89%, respectively, of our oil production, however, we may be unable to obtain additional hedges at favorable price levels in the near or foreseeable future. The degree to which the COVID-19 pandemic will adversely impact our future operations and results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration of the spread of the outbreak, its severity, the actions to contain the virus and treat its impact, its impact on the economy and market conditions, and how quickly and to what extent normal economic and operating conditions can resume. The substantial decline in oil price has increased the volatility and amplitude of risks we face as described in this report and in our Annual Report on Form 10-K for the year ended December 31, 2019. If oil prices do not improve, capital availability, our liquidity and profitability will be adversely affected, particularly after our current hedges are realized in 2020 and 2021. In addition, our ability to comply with financial covenants will be adversely affected and impact our ability to continue as a going concern. There is uncertainty around the timing and recovery of the global economy from COVID-19 and its effects on the supply and demand for crude oil. Therefore, we expect continued volatility and uncertainty in the outlook for near to medium term oil prices.
If commodity prices decrease to a level such that our future undiscounted cash flows from our properties are less than their carrying value for a significant period of time or cause us to change drilling plans and/or forego lease renewals or cause significant decreases in property market values, we may be required to take an impairment against the carrying values of our proved and/or unproved properties.
Accounting rules require that we periodically review the carrying value of our properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors such as lease expirations, changes in drilling plans and adverse drilling results, we may be required to take an impairment against the carrying value of our properties. An impairment constitutes a non-cash charge to earnings. For the nine months ended September 30, 2020, we recorded non-cash impairment charges of approximately $1.3 billion on proved and unproved oil and gas properties, and if market or other economic conditions deteriorate further or if oil and gas prices continue to decline, we may incur additional impairment charges, which may have a material adverse effect on our results of operations.
If we cannot meet the financial compliance standards for continued listing on the New York Stock Exchange (the “NYSE”), the NYSE may delist our common stock, which could have an adverse impact on the trading volume, liquidity and market price of our common stock.
A delisting of our common stock from the NYSE could negatively impact us because it could reduce the liquidity and market price of our common stock and reduce the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing, and/or diminish the value of equity incentives available to provide to our employees. The NYSE Listed Company

Manual has a set of financial compliance standards we must meet to avoid being delisted from the NYSE. The financial compliance standards are defined below:
•
average market capitalization of not less than $50 million over a 30 trading day period and stockholders’ equity of not less than $50 million;

•
average closing share price of $1.00 over a 30 trading day period; and

•
average market capitalization of not less than $15 million over a 30 day trading period, which is a minimum threshold for continued listing with no cure period.

On March 10, 2020, we were notified by the NYSE that the average closing price of our common stock over the prior 30- consecutive trading day period was below that level. On October 30, 2020, we completed a 1-for-50 reverse stock split of our common stock to satisfy this requirement. The reverse stock split reduced the number of shares of our outstanding common stock from 215,255,925 shares as of October 30, 2020 to 4,305,119 shares, subject to adjustment of the rounding of fractional shares.
On November 4, 2020, we were notified by the NYSE that our average market capitalization was less than $50 million over the prior 30-consecutive trading day period along with a stockholders’ equity balance of less than $50 million. As set forth in the notice, as of November 3, 2020, our prior 30-consecutive trading day average market capitalization was $42.5 million and our last reported shareholders’ equity as of June 30, 2020 was $2.2 million. In accordance with NYSE listing requirements, we will submit a plan within 45 days advising the NYSE of definitive action we have taken, or are taking, to bring us into conformity within 18 months. The NYSE will review our plan and, within 45 days, make a determination as to whether we have made a reasonable demonstration of our ability to come into conformity within 18 months. If our plan is not submitted on a timely basis or is not accepted, the NYSE will initiate delisting proceedings. If the NYSE accepts our plan, our common stock will continue to be listed and traded on the NYSE during the cure period, subject to our compliance with the plan and other continued listing standards. The NYSE will review our compliance with the plan on a quarterly basis. If we fail to comply with the plan or do not meet continued listing standards at the end of the 18-month cure period, we will be subject to the prompt initiation of NYSE suspension and delisting procedures. Further, if our average market capitalization goes below $15 million over a 30-consecutive trading day period, there is no cure period for continued listing on the NYSE.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.
Unregistered Sales of Securities
There were no sales of unregistered equity securities during the period covered by this report.
Issuer Purchases of Equity Securities
The following table contains information about our acquisitions of equity securities during the three months ended September 30, 2020:
Period	Total Number of Shares(1)(2)	Weighted Average Price Paid Per Share(2)	Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet Be Purchased Under the Plans or Programs
July 1 – 31, 2020	884	$16.00	—	—
August 1 – 31, 2020	26	20.00	—	—
September 1 – 30, 2020	5	16.50	—	—
Total	915	16.00	—	—

(1)
Represents shares delivered by employees to satisfy tax withholding obligations resulting from the vesting of restricted shares of common stock issued pursuant to our employee incentive plans.

(2)
All share and per share information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 12 for additional information.

Item 3. Defaults upon Senior Securities.
Not applicable.
Item 4. Mine Safety Disclosures.
Not applicable.
Item 5. Other Information.
Not applicable.
Item 6. Exhibits.
Exhibit Number	Description of Exhibits
10.1+	Form of Director’s Restricted Common Stock Unit Award Agreement.
10.2+	Form of Performance Unit Grant Agreement.
10.3+	Form of Restricted Common Stock Award Agreement.
22	Subsidiary Guarantors and Issuers of Guaranteed Securities.
31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer.
31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer.
32.1	Section 1350 Certification of Chief Executive Officer.
32.2	Section 1350 Certification of Chief Financial Officer.
101.INS	Instance Document (The instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.)
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+
Indicates a management contract or compensatory plan or arrangement, as required by Item 15(a)(3).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
HIGHPOINT RESOURCES CORPORATION
Date: November 9, 2020	By: /s/ R. Scot Woodall R. Scot Woodall Chief Executive Officer and President (Principal Executive Officer)
Date: November 9, 2020	By: /s/ William M. Crawford William M. Crawford Chief Financial Officer (Principal Accounting Officer)

ANNEX O
January 21, 2020
Reserves Committee of HighPoint Resources Corporation
c/o HighPoint Resources Corporation
555 17th Street, Suite 3700
Denver, Colorado 80202
Ladies and Gentlemen:
In accordance with your request, we have audited the estimates prepared by HighPoint Resources Corporation (HighPoint), as of December 31, 2019, of the proved reserves and future revenue to the HighPoint interest in certain oil and gas properties located in Colorado, New Mexico, Oklahoma, and Wyoming. It is our understanding that the proved reserves estimates shown herein constitute all of the proved reserves owned by HighPoint. We have examined the estimates with respect to reserves quantities, reserves categorization, future producing rates, future net revenue, and the present value of such future net revenue, using the definitions set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Rule 4-10(a). The estimates of reserves and future revenue have been prepared in accordance with the definitions and regulations of the SEC and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities-Oil and Gas. We completed our audit on or about the date of this letter. This report has been prepared for HighPoint for the purpose of fulfilling a requirement of HighPoint’s revolving credit facility. This report has also been prepared for HighPoint’s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.
The following table sets forth HighPoint’s estimates of the net reserves and future net revenue, as of December 31, 2019, for the audited properties:
	Net Reserves			Future Net Revenue (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total	Present Worth at 10%
Proved Developed Producing	25,649.3	11,245.0	89,357.8	947,608.1	628,199.0
Proved Undeveloped	48,443.0	11,885.3	91,945.0	895,336.7	334,475.6
Total Proved	74,092.3	23,130.3	181,302.7	1,842,944.9	962,674.6
Totals may not add because of rounding.
The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.
When compared on a lease-by-lease basis, some of the estimates of HighPoint are greater and some are less than the estimates of Netherland, Sewell & Associates, Inc. (NSAI). However, in our opinion the estimates shown herein of HighPoint’s reserves and future revenue are reasonable when aggregated at the proved level and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). Additionally, these estimates are within the recommended 10 percent tolerance threshold set forth in the SPE Standards. We are satisfied with the methods and procedures used by HighPoint in preparing the December 31, 2019, estimates of reserves and future revenue, and we saw nothing of an unusual nature that would cause us to take exception with the estimates, in the aggregate, as prepared by HighPoint.

Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk. HighPoint’s estimates do not include proved developed non-producing, probable, or possible reserves that may exist for these properties, nor do they include any value for undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.
Prices used by HighPoint are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2019. For oil and NGL volumes, the average West Texas Intermediate spot price of $55.85 per barrel is adjusted for quality, transportation fees, and market differentials. For gas volumes, the average Henry Hub spot price of $2.578 per MMBTU is adjusted for energy content, transportation fees, and market differentials. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are $52.02 per barrel of oil, $17.84 per barrel of NGL, and $0.600 per MCF of gas.
Operating costs used by HighPoint are based on historical operating expense records. For the nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Operating costs for the operated properties are limited to direct lease- and field-level costs and HighPoint’s estimate of the portion of its headquarters general and administrative overhead expenses necessary to operate the properties. Operating costs have been divided into field-level costs, per-well costs, and per-unit-of-production costs. Capital costs used by HighPoint are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for new development wells and production equipment. Operating costs and capital costs are not escalated for inflation. Estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.
The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, estimates of HighPoint and NSAI are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by HighPoint, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing these estimates.
It should be understood that our audit does not constitute a complete reserves study of the audited oil and gas properties. Our audit consisted primarily of substantive testing, wherein we conducted a detailed review of all properties. In the conduct of our audit, we have not independently verified the accuracy and completeness of information and data furnished by HighPoint with respect to ownership interests, oil and gas production, well test data, historical costs of operation and development, product prices, or any agreements relating to current and future operations of the properties and sales of production. However, if in the course of our examination something came to our attention that brought into question the validity or sufficiency of any such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or had independently verified such information or data. Our audit did not include a review of HighPoint’s overall reserves management processes and practices.

We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.
Supporting data documenting this audit, along with data provided by HighPoint, are on file in our office. The technical persons primarily responsible for conducting this audit meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. Benjamin W. Johnson, a Licensed Professional Engineer in the State of Texas, has been practicing consulting petroleum engineering at NSAI since 2007 and has over 2 years of prior industry experience. John G. Hattner, a Licensed Professional Geoscientist in the State of Texas, has been practicing consulting petroleum geoscience at NSAI since 1991 and has over 11 years of prior industry experience. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.
Sincerely,
NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699
By:
/s/ C.H. (Scott) Rees III

C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
By: /s/ Benjamin W. Johnson Benjamin W. Johnson, P.E. 124738 Vice President	By: /s/ John G. Hattner John G. Hattner, P.G. 559 Senior Vice President
Date Signed: January 21, 2020	Date Signed: January 21, 2020
BWJ:AHA

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

Offer to exchange any and all of the 7.0% Senior Notes due 2022 and the 8.75% Senior Notes due 2025
of HighPoint Operating Corporation
Solicitation of Consents to Proposed Amendments to Related Indentures
and
Solicitation of Votes on a Prepackaged Plan of Reorganization

PROSPECTUS

The Exchange Agent and Information Agent for the Exchange Offers and Consent Solicitations
for the HighPoint Senior Notes
and the Voting Agent for the Plan Solicitation is:
HighPoint Resources Corporation
c/o Epiq Corporate Restructuring LLC
By Mail or Hand:
10300 SW Allen Boulevard
Beaverton, OR 97005
Call (Toll-Free): (855) 914-4726
Call (International): (503) 520-4495
By E-mail:
tabulation@epiqglobal.com
Referencing “HighPoint Resources” in the subject line
All correspondence in connection with the Exchange Offers and Consent Solicitations should be sent or delivered to the Exchange Agent, and questions concerning tender procedures and requests for additional copies of this Prospectus should be directed to the Information Agent, in each case, at the address and telephone numbers above. Holders of HighPoint Senior Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offers and Consent Solicitations. All correspondence in connection with the Plan Solicitation should be sent or delivered to the Voting Agent at the address and telephone numbers above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Bonanza Creek is organized under the laws of Delaware. Bonanza Creek’s third amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in Bonanza Creek’s amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Bonanza Creek’s fourth amended and restated bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Bonanza Creek’s third amended and restated certificate of incorporation also contains indemnification rights for its directors and officers. Specifically, Bonanza Creek’s fourth amended and restated bylaws provides that it shall indemnify its officers and directors to the fullest extent authorized by the DGCL. Further, Bonanza Creek may maintain insurance on behalf of its officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.
Bonanza Creek has obtained directors’ and officers’ insurance to cover its directors, officers and some of its other employees for certain liabilities.
Bonanza Creek has entered into written indemnification agreements with its directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to Bonanza Creek, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) Bonanza Creek to indemnify the officer or director.
The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.
In connection with the merger, Bonanza Creek and the surviving company have agreed to, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by HighPoint immediately prior to November 9, 2020, each person who is now, or has been at any time prior to November 9, 2020 or who becomes, prior to the effective time, an officer, director of HighPoint or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by HighPoint, in each case, when acting in such capacity (whom are referred to herein as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was an officer, director of HighPoint or any of its subsidiaries, a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by HighPoint or is or was serving at the request of HighPoint or any of its subsidiaries as an officer, director, employee or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the effective time and whether asserted or claimed prior to, but not after, the effective time (which liabilities are referred to herein as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions, in each case to the fullest extent permitted under applicable law (and Bonanza Creek and the surviving company will, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of HighPoint’s regularly engaged legal counsel or other counsel satisfactory to Bonanza Creek and the surviving company, in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law).
Until the six-year anniversary date of the effective time, neither Bonanza Creek nor the surviving company will amend, repeal or otherwise modify any provision in the organizational documents of the surviving company or its subsidiaries in any manner that would affect (or manage the surviving company or its subsidiaries, with the intent to or in a manner that would affect) adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Bonanza Creek and the surviving company and its subsidiaries will fulfill and honor any indemnification, expense advancement, or exculpation agreements between HighPoint or any of its subsidiaries and any of its officers, directors existing and in effect immediately prior to the effective time.
Bonanza Creek and the surviving company will cause to be put in place, and Bonanza Creek will fully prepay immediately prior to the effective time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the effective time (which is referred to herein as the “tail period”) from an insurance carrier with the same or better credit rating as HighPoint’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as HighPoint’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at, prior to, or after the effective time.
Item 21.
Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which is hereby incorporated by reference.
Item 22.
Undertakings.

Each undersigned Registrant hereby undertakes as follows:
(a)
Each undersigned Registrant hereby undertakes:

1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective time of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)
If such undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

5)
That, for the purpose of determining liability of such undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by such undersigned Registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material in-formation about such undersigned Registrant or its securities provided by or on behalf of such undersigned Registrant; and

(iv)
any other communication that is an offer in the offering made by such undersigned Registrant to the purchaser.

(b)
That, for the purpose of determining liability under the Securities Act, each filing of each undersigned Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Each undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(d)
Each undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each undersigned Registrant pursuant to the foregoing provisions, or otherwise, such undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of such undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective time of this registration statement through the date of responding to the request.

(g)
Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1±	Agreement and Plan of Merger, dated as of November 9, 2020, by and between Bonanza Creek Energy, Inc., Boron Merger Sub, Inc. and HighPoint Resources Corporation (included as Annex A to the Prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).
2.2	First Amendment to Agreement and Plan and Merger, dated as of January 29, 2021, by and between Bonanza Creek Energy, Inc., Boron Merger Sub, Inc. and HighPoint Resources Corporation (included in Annex A to the Prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).
3.1	Third Amended and Restated Certificate of Incorporation of Bonanza Creek Energy, Inc., dated as of April 28, 2017 (incorporated by reference to Exhibit 3.1 to Bonanza Creek Energy, Inc.’s Registration Statement on Form 8-A, File No. 001-35371, filed with the SEC on April 28, 2017).
3.2	Fourth Amended and Restated Bylaws of Bonanza Creek Energy, Inc., dated as of April 28, 2017 (incorporated by reference to Exhibit 3.2 to Bonanza Creek Energy, Inc.’s Registration Statement on Form 8-A, File No. 001-35371, filed with the SEC on April 28, 2017).

Exhibit No.	Description
3.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Bonanza Creek Energy, Inc. (incorporated by reference to Exhibit 3.1 to Bonanza Creek Energy, Inc.’s Current Report on Form 8-K, File No. 001-35371, filed with the SEC on November 9, 2020).
4.1	Form of Registration Rights Agreement, by and among Bonanza Creek Energy, Inc. and Franklin Advisers, Inc. (included as Annex B to the Prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).
4.2	Tax Benefits Preservation Plan, dated as of November 9, 2020, by and between Bonanza Creek Energy, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 of Bonanza Creek’s Current Report on Form 8-K filed November 9, 2020).
4.3**	Form of Indenture for Bonanza Creek 7.5% Senior Notes due 2026
4.4**	Form of Note for Bonanza Creek 7.5% Senior Notes due 2026 (included in Exhibit 4.3)
5.1	Opinion of Vinson & Elkins LLP regarding the validity of the securities being registered.
8.1	Opinion of Vinson & Elkins LLP regarding certain U.S. federal income tax matters.
8.2	Opinion of Kirkland & Ellis LLP regarding certain U.S. federal income tax matters.
10.1	Voting and Support Agreement, dated as of November 9, 2020, by and between Bonanza Creek Energy, Inc., Boron Merger Sub, Inc., Fifth Creek Energy Company, LLC and HighPoint Resources Corporation (incorporated by reference to Exhibit 10.1 of Bonanza Creek’s Current Report on Form 8-K filed November 9, 2020).
10.2	Transaction Support Agreement, dated as of November 9, 2020, by and among HighPoint Resources Corporation, HighPoint Operating Corporation, Fifth Pocket Production, LLC, HPR Consenting 7% Noteholders, HPR Consenting 8.75% Noteholders, and HPR Consenting Shareholders (as such terms are defined therein) (included as Annex G to the Prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).
22.1**	Subsidiary Guarantors
23.1	Consent of Deloitte & Touche LLP relating to Bonanza Creek Energy, Inc.
23.2	Consent of Grant Thornton LLP relating to Bonanza Creek Energy, Inc.
23.3	Consent of Deloitte & Touche LLP relating to HighPoint Resources Corporation.
23.4	Consent of Vinson & Elkins LLP (included in Exhibits 5.1 and 8.1).
23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 8.2).
23.6	Consent of Netherland, Sewell & Associates, Inc. relating to Bonanza Creek Energy, Inc.
23.7	Consent of Netherland, Sewell & Associates, Inc. relating to HighPoint Resources Corporation.
24.1**	Powers of Attorney (included on the signature pages to this Registration Statement on Form S-4).
25.1**	Statement of Eligibility of U.S. Bank National Association on Form T-1.

±
Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Bonanza Creek agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

**
Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 5, 2021.
BONANZA CREEK ENERGY, INC.
By: /s/ Eric T. Greager Name: Eric T. Greager Title: President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on February 5, 2021.
Name	Title
* Eric T. Greager	President and Chief Executive Officer; Director (Principal Executive Officer)
* Brant DeMuth	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Sandi K. Garbiso	Vice President and Chief Accounting Officer (Principal Accounting Officer)
* Brian Steck	Chairman of the Board
* Carrie Hudak	Director
* Paul Keglevic	Director
* Jack E. Vaughn	Director
* Scott D. Vogel	Director
* Jeffrey E. Wojahn	Director

*
The undersigned, by signing his name hereto, signs and executes this Amendment No. 2 to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on December 17, 2020.

/s/ Eric T. Greager

Eric T. Greager
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 5, 2021.
BONANZA CREEK ENERGY OPERATING COMPANY, LLC
By: BONANZA CREEK ENERGY, INC., as sole member
By: /s/ Eric T. Greager Name: Eric T. Greager Title: President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on February 5, 2021.
Name	Title
* Cyrus D. Marter IV	President and Secretary (Principal Executive Officer and Manager)
* Brant H. DeMuth	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Manager)

*
The undersigned, by signing his name hereto, signs and executes this Amendment No. 2 to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on December 17, 2020.

/s/ Cyrus D. Marter IV

Cyrus D. Marter IV
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 5, 2021.
HOLMES EASTERN COMPANY, LLC
By: BONANZA CREEK ENERGY OPERATING COMPANY, LLC, as sole member
By: BONANZA CREEK ENERGY, INC., as sole member
By: /s/ Eric T. Greager Name: Eric T. Greager Title: President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on February 5, 2021.
Name	Title
* Cyrus D. Marter IV	President and Secretary (Principal Executive Officer and Manager)
* Brant H. DeMuth	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Manager)

*
The undersigned, by signing his name hereto, signs and executes this Amendment No. 2 to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on December 17, 2020.

/s/ Cyrus D. Marter IV

Cyrus D. Marter IV
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 5, 2021.
ROCKY MOUNTAIN INFRASTRUCTURE, LLC
By: BONANZA CREEK ENERGY OPERATING COMPANY, LLC, as sole member
By: BONANZA CREEK ENERGY, INC., as sole member
By: /s/ Eric T. Greager Name: Eric T. Greager Title: President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on February 5, 2021.
Name	Title
* Cyrus D. Marter IV	President and Secretary (Principal Executive Officer and Manager)
* Brant H. DeMuth	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Manager)

*
The undersigned, by signing his name hereto, signs and executes this Amendment No. 2 to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on December 17, 2020.

/s/ Cyrus D. Marter IV

Cyrus D. Marter IV
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 5, 2021.
BORON MERGER SUB, INC.
By: /s/ Cyrus D. Marter IV Name: Cyrus D. Marter IV Title: President and Secretary
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on February 5, 2021.
Name	Title
* Cyrus D. Marter IV	President and Secretary (Principal Executive Officer and Director)
* Brant H. DeMuth	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Director)

*
The undersigned, by signing his name hereto, signs and executes this Amendment No. 2 to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on December 17, 2020.

/s/ Cyrus D. Marter IV

Cyrus D. Marter IV
Attorney-in-Fact